Form 10-K405, Exhibit 13
BRYN MAWR BANK CORP
filed 1995-03-31
CIK 802681

Bryn Mawr
Bank Corporation


Annual Report      1994

[LOGO OF BRYN MAWR BANK CORPORATION APPEARS HERE]

Contents

Consolidated Financial Highlights                        1

President's Letter                                       2

Selected Financial Data                                  9

Management's Discussion and Analysis
  of Financial Condition and Results of Operations      10

Consolidated Balance Sheets                             22

Consolidated Statements of Income                       23

Consolidated Statements of Cash Flows                   24

Consolidated Statements of Changes
  in Shareholders' Equity                               25

Notes to Consolidated Financial Statements              26

Report of Independent Accountants                       35

Corporate Information                                   36

Consolidated Financial Highlights

                                                                               Five-Year
                                                                               Compound
                                            1994          1993       Change   Growth Rate
                                       --------------------------------------------------
For the year (dollars in thousands)
   Net interest income                   $ 15,301      $ 13,672        12%        (2)%
   Other income                             8,383         9,786       (14)        12
   Other expenses                          17,535        17,670        (1)         2
   Net income                               4,049         3,712         9         --


At year-end (dollars in thousands)
   Total assets                          $333,180      $320,942         4%         2%
   Total net loans                        225,120       188,116        20          2
   Total deposits                         301,337       291,074         4          2
   Shareholders' equity                    27,146        24,627        10          2


Per common share
   Net income                            $   3.71      $   3.41         9%        --%
   Dividends declared                         .65           .40        63        (15)
   Book value                               24.82         22.62        10          2
   Closing price                            31.75        32.625        (3)        (1)


Selected ratios
   Return on average assets                  1.26%         1.23%
   Return on average shareholders' equity   15.70         16.37

                                 annual report
                                    ------
                                      94


                                             Bryn Mawr Bank Corporation        1

Dear Shareholder:

1994 was a fine year for Bryn Mawr Bank Corporation. Earnings improved, though our mortgage origination business slumped because of the rise in interest rates. Consumer and commercial loans expanded handsomely, not simply because of the improved economy, but a reflection of attention paid to prospects and customers by our lenders.

     Higher interest rates also moved some interest-sensitive deposit dollars out of the Bank to higher yielding investments. Nonetheless, deposits increased. Our transaction-based core deposits, those related more to service than to interest rates, were up nicely.

     So, in spite of a 96c per share decrease in before-tax income from the Bank's mortgage origination business, 1994 net income was $3.71 per share, up 4% from $3.57, the comparable, before-the-negative-effect-of-an-accounting-change, net income in 1993.

                      [PHOTO OF PAT CARSON APPEARS HERE]

Lines of Business Performance

     We think about our business in three segments: traditional banking, trust and investment management services, and the mortgage origination business. In 1994, the traditional banking business, gathering deposits and making loans, provided 59% of our operating profit, while our trust and investment business provided 31%, and the mortgage origination 10%. In 1993, the banking business contributed 39%, the trust and investment business 30%, and the mortgage business 31% of the Corporation's before-tax income.

     So, as interest rates rose, our mortgage origination business, which is highly interest rate sensitive, dropped off sharply. However, the banking business picked up remarkably as the economy strengthened, and our trust and investment management business improved.

     The Trust Division increased its contribution to net income even though the


Inset: Pat Carson of Member Banking. Right: Bob Stevens (right) with Peter Havens, who will join the Bank in May to head the Trust Division.

2    Bryn Mawr Bank Corporation
                                 annual report
                                    ------
                                      94

                             [PHOTO APPEARS HERE]

                   We offer easy access, a great name, and
                     full banking service, all on a very
                personal, confidential, and professional basis.

investment environment was unsettled. The bond market experienced its worst year since the Great Depression, while the stock market averages ended the year at about the same levels they began the year.

     Basic banking is our foundation, but expanding revenue from less capital-intensive services than gathering deposits and making loans has been a Bank goal for years. Let's look at how we're doing.

     In 1994, we originated and sold $39 million in residential mortgage loans, and we service $189 million in mortgage loans for others, which together produced $1.3 million in fees and gains from sales for the year.

     Our Trust Division holds $800 million in assets, which generated $4.7 million in fee income in 1994.

     In all, we're not just a $300 million bank. Including the Bank's assets, we service over $1.3 billion in mortgage, trust, and bank resources.

                             [PHOTO APPEARS HERE]


Other Highlights

     . We produced and aired new television ads which increased the awareness of the Bank in its marketplace and beyond. They helped enormously in creating a receptive audience for the Bank's services.

     . We introduced a Bank-wide Excellence Through Training program. This program was designed to familiarize everyone in the Bank with all of our services and with all departments within the Bank.

     . We've completed an exhaustive analysis of our data processing and, in November 1995, will convert to an "in-house" system which will be built upon our AS/400 IBM computer and an extensive network of microcomputers throughout the Bank.

     . The stock price remained virtually the same all year long, though bank and bank holding company stock averages slipped in the fourth quarter.

     . The dividend was increased 5c per share in December 1994, and was increased 5c per share, again, in March 1995. The


Inset: Harold Thompson manages the Bryn Mawr branch, with the help of Cathie Putnam. Right: Steve Collar of Consumer Credit Services (left) visits Kevin MacCausland at MacCausland Jeep-Eagle.


4    Bryn Mawr Bank Corporation
                                 annual report
                                    ------
                                      94


                      Consumer and commercial loans
                                expanded handsomely...
              a reflection of attention paid to prospects and customers by our lenders.

regular quarterly dividend is now 25c per share. Total dividends received by shareholders in 1994 were 65c; three at 15c per share, and one at 20c, up 63% from 40c per share paid in 1993.

     . A Bryn Mawr Trust credit card was introduced. The card is marketed through First USA, a Wilmington, Delaware credit card bank.

     . We installed a drive-up automated teller machine (ATM) in the Bryn Mawr drive-up banking facility.

     . Our dealer-originated automobile loan portfolio increased 50%.

     . Our loan delinquencies are better than they've been in memory-and better by a long way. Overall loan delinquency, loans past due 30 days or more, was less than 1% at year end.

     . We made progress, too, with nonperforming assets, which totalled $4,251,000, or 1.28% of assets at year end, down from $5,682,000 or 1.77% at year-end 1993, a 25% decrease.

                             [PHOTO APPEARS HERE]

Service Quality

     Our fundamental strength has been, and is, quality, personal service. This is not limited to just our customer-contact personnel, but extends to our "back-room" staff as well. Here's an illustration of what I mean by quality.

     In November of 1994, we encoded 378,000 checks and deposit tickets, which required about 2.5 million keystrokes by our staff. There were no encoding errors. As a matter of course, we average one-tenth the encoding error rate of banks of similar size.

Community Outreach

     We pay attention to the well-being of our neighborhoods and support financially, as well as through the service of our staff, many activities which knit with others to form our community's fabric. A fine example of the commitment of our staff is William F. Mannion, Jr., who leads our residential mortgage business. He conducts a Community Home Buyer's Program for prospective homeowners to help them prepare for homeownership. Since its inception in November of 1990, 300 men


Inset: Jim Egan, commercial loan officer (right), with Archie Allan of Archibald Allan associates, inc. Right: Carol Colden, mortgage originator, meets with Craig Whitney, realtor.


6    Bryn Mawr Bank Corporation
                                 annual report
                                    ------
                                      94


                     We're mindful of our obligation
                             to put back some of the good
                we enjoy from serving this wonderful community.

 and women have attended, and 211 have completed the program. Graduates are eligible for low-rate financing and, in some cases, for additional loans to cover closing costs. So far, 35 graduates have become homeowners.

     We're mindful of our obligation to put back some of the good we enjoy from serving this wonderful community.

What's Ahead?

     In all, 1994 was a fine year, and 1995 looks even better. Peter H. Havens will join the Bank as executive vice president in May to head our Trust Division and to develop a Family Office business. We'll provide to families-as we do now for individuals-investment management, tax, and administrative services. In addition, we offer easy access, a great name, and full banking service, all on a very personal, confidential, and professional basis.

     Peter served as my executive assistant at the Bank from March 1981 until March 1982. He has served as a director of the Bank since 1986, and has been a member of the Board of Directors of Bryn Mawr Bank Corporation since its inception in 1987. Peter has been responsible for a Family Office business for the last 12 years.

                             [PHOTO APPEARS HERE]

     Richard I. Sichel, senior vice president and chief investment officer, will concentrate his efforts on accelerating the growth in our investment management business. And, we've developed an incentive program similar to what exists in the investment management world-basically a gains-sharing arrangement. I believe that we'll see good results from the Family Office business.

     We've wonderful men and women working here, and showing up is a joy. I'm constantly encouraged by the results they achieve, and I'm very proud to have the opportunity to lead this remarkable organization.

     I hope that, if you do not, you will do business with us. I'd be glad to talk to you about our services, this report, your financial needs, or, simply, just to say hello, and hope that you'll call me at (610)526-2300.

     And, finally, I'll say a warm and heart-felt "thank you" to our shareholders for their investment, their interest, and their support. We'll keep on doing our best to earn each.

Sincerely,

/s/ Robert L. Stevens
Robert L. Stevens
President and Chief Executive Officer
March 2, 1995


8    Bryn Mawr Bank Corporation

SELECTED FINANCIAL DATA


                                                                   (in thousands, except for per share data)
                                                   ----------------------------------------------------------------------
For the years ended December 31                         1994           1993           1992           1991           1990
                                                   ----------------------------------------------------------------------
Interest income.................................   $   20,378     $   19,495     $   21,316     $   23,785     $   26,448
Interest expense................................        5,077          5,823          7,683         11,527         11,552
                                                   ----------------------------------------------------------------------
Net interest income.............................       15,301         13,672         13,633         12,258         14,896
Loan loss provision.............................          500            500            725          7,459          3,184
                                                   ----------------------------------------------------------------------
Net interest income after loan loss provision...       14,801         13,172         12,908          4,799         11,712
Other income....................................        8,383          9,786          7,979          6,430          5,514
Other expenses..................................       17,535         17,670         17,101         19,367         16,856
                                                   ----------------------------------------------------------------------
Income (loss) before income taxes,
 extraordinary credit, and
 cumulative effect of accounting change.........        5,649          5,288          3,786         (8,138)           370
Applicable income taxes (benefit)...............        1,600          1,401            813         (2,695)          (230)
                                                   ----------------------------------------------------------------------
Income (loss) before extraordinary credit and
 cumulative effect of accounting change.........        4,049          3,887          2,973         (5,443)           600
Extraordinary credit............................           --             --            250             --             --
Cumulative effect of accounting change..........           --           (175)            --             --             --
                                                   ----------------------------------------------------------------------
Net income (loss)...............................   $    4,049     $    3,712     $    3,223     $   (5,443)    $      600
                                                   ======================================================================
Per share data:
  Earnings (loss)...............................   $     3.71     $     3.41     $     2.97     $    (5.02)    $      .55
  Dividends declared............................   $      .65     $      .40     $       --     $      .30     $     1.29
  Weighted average shares outstanding...........    1,091,950      1,088,223      1,085,294      1,085,110      1,084,677

                                                                                 (in thousands)
                                                   ----------------------------------------------------------------------
At December 31                                          1994           1993           1992           1991           1990
                                                   ----------------------------------------------------------------------
Total assets....................................       $  333,180     $  320,942     $  302,939     $  292,929     $  302,010
Earning assets..................................          298,385        287,945        263,215        248,386        259,355
Deposits........................................          301,337        291,074        276,185        269,828        273,636
Shareholders' equity............................           27,146         24,627         21,320         18,065         23,833


                                                       ----------------------------------------------------------------------
For the years ended December 31.................            1994           1993           1992           1991           1990
                                                       ----------------------------------------------------------------------
   .............................................
Selected financial ratios:
Net income (loss) to:
  Average total assets..........................             1.26%          1.23%          1.13%         (1.86)%          .21%
  Average shareholders'
   equity.......................................            15.70          16.37          16.41         (24.74)          2.39
Average shareholders' equity
   to average total assets......................             8.06           7.51           6.91           7.52           8.92
Dividends declared per share to
   net income per share.........................            17.52          11.73             --             --         234.55

                                            Bryn Mawr Bank Corporation         9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation (the "Corporation") for each of the three years in the period ended December 31, 1994, as well as the financial condition of the Corporation as of December 31, 1994 and 1993. The Bryn Mawr Trust Company (the "Bank") is a wholly-owned subsidiary of the Corporation. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 22.

RESULTS OF OPERATIONS

Overview

The Corporation reported net income of $4,049,000, or $3.71 per share, for the year ended December 31, 1994, which was the second highest earnings year in the Corporation's history, behind $4,077,000 reported in 1989. The earnings for 1994 represented a 4% increase over net income before the cumulative effect of an accounting change of $3,887,000, or $3.57 per share, for the year ended December 31, 1993. Net income for 1994 represented a 9% increase over net income for 1993 of $3,712,000, or $3.41 per share.

     The 1994 financial performance reflects a 12% increase in net interest income and a 1% reduction in other expenses from 1993 to 1994. These improvements more than offset a 14% decrease in other income from 1993 to 1994. These results are due to an improvement in asset quality, growth in earning assets, and excellent control of operating expenses.

     Return on average assets for the year increased to 1.26% from 1.23% in 1993. Return on average equity for 1994 was 15.70% compared to 16.37% in 1993.

     After suspending the payment of a dividend in 1991, the Corporation reinstated the dividend in 1993, declaring a dividend of $0.40 per share. Based on increased earnings in 1994, the Corporation increased its dividend by 63% to $0.65 per share.

                             [GRAPH APPEARS HERE]

EARNINGS PERFORMANCE

Lines of Business

The Corporation has three significant business lines from which it derives its earnings. Its core business, that is the banking business, has been the keystone of the Corporation's success over the years. Additional streams of earnings result from its trust line of business and, in more recent years, its mortgage banking line of business, the origination, sale, and servicing of mortgage loans to the secondary mortgage market. Following is a segmentation analysis of the results of operations for those lines of business for 1994 and 1993:

Table 1 -- Lines of Business Analysis

                                                   1994
                                  --------------------------------------------
                                                       Mortgage
(dollars in thousands)            Banking     Trust     Banking   Consolidated
                                  --------------------------------------------
Net interest income after         $14,557    $   --      $  244     $14,801
  loan loss provision..........
Fee & other income.............     2,627     4,719       1,037       8,383
Other expenses.................    13,763     2,917         685      17,365
                                  --------------------------------------------
Operating profit...............   $ 3,421    $1,802      $  596     $ 5,819
                                  ================================
General corporate expenses.....        --        --          --         170
                                                                  ------------
Income before income taxes.....        --        --          --     $ 5,649
                                                                  ============
  % of operating profit........        59%       31%         10%        100%

                                                   1993
                                  --------------------------------------------
                                                       Mortgage
(dollars in thousands)            Banking     Trust     Banking   Consolidated
                                  --------------------------------------------
   ............................
Net interest income after
  loan loss provision..........   $12,582    $   --      $  590     $13,172
Fee & other income.............     3,083     4,419       2,284       9,786
Other expenses.................    13,521     2,824       1,225      17,570
                                  --------------------------------------------
Operating profit...............   $ 2,144    $1,595      $1,649     $ 5,388
                                  ================================
General corporate expenses.....        --        --          --         100
                                                                  ------------
Income before income taxes
  and cumulative effect of
  accounting change............        --        --          --     $ 5,288
                                                                  ============
  % of operating profit........        39%       30%         31%        100%

     The table reflects operating profits of each line of business before income taxes and the cumulative effect of an accounting change.

     For 1993, the profit contribution of each line of business was relatively even. The banking line produced 39% of the operating profit, while the trust line and mortgage banking line contributed 30% and 31%, respectively. As interest rates rose in 1994, the mortgage banking line of business, which is highly interest rate sensitive, slowed significantly. However, the banking line of business offset this decrease with significant growth in its operating profit. The result was an increase in consolidated operating profits of 8%. However, for 1994, the banking line of business was responsible for 59% of the operating profit, while the mortgage banking line decreased its percentage of the total operating profit to 10%. The trust line of business accounted for 31% of the 1994 operating profit, up slightly from 30% in 1993.

10        Bryn Mawr Bank Corporation

Banking Line of Business

The upward movement of interest rates in 1994 proved beneficial to the Corporation's banking line of business. Net interest income after the loan loss provision rose 16%, a counter-cyclical effect to the decline in mortgage banking profits related to rising interest rates. An expanded discussion of net interest income follows under the section entitled "Net Interest Income."

     Fee and other income decreased by 15% in 1994 compared to 1993. This was due to a decrease in gains on the sale of other real estate owned ("OREO"), as the amount of OREO has decreased in recent years. During 1993, the Corporation disposed of $4,234,000 in OREO, realizing related gains of $889,000 compared to $681,000 sold in 1994, generating gains of $294,000. Exclusive of the $595,000 decrease in OREO gains from 1993 levels, other income in the banking line of business increased 6%. This increase was primarily due to revenues earned from the operation of OREO properties, which amounted to $319,000 in 1994, whereas there were no similar revenues generated in 1993.

     Total other expenses of the banking line of business increased 2% in 1994 compared to 1993 levels. Overall, the operating profits of the banking line of business increased 60% in 1994 compared to 1993.


Trust Line of Business

The Bank's Trust Division reported a 13% increase in operating profit for 1994 compared to 1993 levels. Total trust fee income rose 7% in 1994. This was due partially to an increase in the market value of assets managed, from $764,571,000 at December 31, 1993, to $799,846,000 as of December 31, 1994,
as well as increased other revenue streams such as tax preparation fees and financial planning services offered by the Trust Division. While trust revenues rose 7%, other expenses were held to a 3% increase in 1994 over 1993 levels.

Mortgage Banking Line of Business

Low interest rates in 1993 caused an increase in mortgage loan refinancing. This refinancing activity remained strong through the first quarter of 1994. As interest rates began to rise in 1994, mortgage refinancing became less attractive to borrowers. The sharp rise in interest rates in 1994 was the prime catalyst for the significant decrease in the volume of mortgage loans originated and sold in the secondary mortgage market during 1994 compared to 1993. Following is a table showing the volume of mortgage loans originated and sold in the secondary mortgage market, the total loan fees and net gains realized, and the yield on these loan sales:

Table 2 -- Summary of Mortgage Banking Activity

(dollars in thousands)                         1994        1993
                                             --------------------
Outstanding balance of loans sold.......     $39,109     $108,685
Loan fees and net gains on sales........     $   591     $  1,990
Yield on sales..........................        1.51%        1.83%

     As outlined in the table, a 64% decline in mortgage loans sold was primarily responsible for a 70% drop in profits from loan sale activity. In response to this decrease in loan sale volumes, expenses in the mortgage banking line of business were reduced by 44% from 1993 expense levels. In addition to the ability to reduce staff during a downturn in mortgage banking activity, incentive compensation related to overall mortgage banking activity was sharply curtailed. The result was that the 1994 operating profit of this line of business, while down 64% from 1993 operating profit levels, did contribute $596,000 to the consolidated operating profit of the Corporation.


       [CHART APPEARS HERE]                         [CHART APPEARS HERE]

                                            Bryn Mawr Bank Corporation        11

Net Interest Income

Net interest income increased 12% from $13,672,000 in 1993 to $15,301,000 in 1994. A 5%, or $883,000, increase in interest income and a 13%, or $746,000, decrease in interest expense from year to year resulted in the overall increase in net interest income. The Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, increased to 5.21% in 1994 from 4.85% in 1993.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $564,000, $927,000, and $2,012,000 in 1994, 1993, and 1992,
respectively. The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

Table 3 -- Analyses of Interest Rates and Interest Differential

                                                             1994                       1993                        1992
                                                 ----------------------------------------------------------------------------------
                                                                     Average                    Average                      Average
                                                           Interest   Rates           Interest   Rates            Interest    Rates
                                                 Average    Income/  Earned/ Average   Income/  Earned/ Average    Income/   Earned/
(dollars in thousands)                           Balance    Expense   Paid   Balance   Expense   Paid   Balance    Expense    Paid
                                                 ----------------------------------------------------------------------------------
Assets:
Cash and due from banks........................  $ 22,474   $   --     --%  $ 21,784   $   --     --%   $ 18,392   $   ---     --%
Interest-bearing deposits with other banks*....       422       12    2.8        532       15    2.8         479         4    0.8
Federal funds sold*............................     6,839      261    3.8     11,305      343    3.0      12,447       431    3.5
Investment securities:
  Taxable*.....................................    59,717    2,899    4.9     53,799    2,647    4.9      36,853     2,295    6.2
  Tax-exempt*..................................    13,498      708    5.2     13,593      749    5.5      10,578       624    5.9
                                                 -------------------        -------------------         --------------------
  Total investment securities..................    73,215    3,607    4.9     67,392    3,396    5.0      47,431     2,919    6.2
                                                 -------------------        -------------------         --------------------
Loans*.........................................   202,177   16,498    8.2    183,792   15,741    8.6     184,533    17,962    9.7
Less: Allowance for possible loan losses.......    (3,734)      --     --     (3,699)      --     --      (5,237)       --     --
                                                 -------------------        -------------------         --------------------
  Net loans....................................   198,443   16,498    8.3    180,093   15,741    8.7     179,296    17,962   10.0
Other assets...................................    18,694       --     --     20,690       --     --      25,936        --     --
                                                 -------------------        -------------------         --------------------
  Total assets.................................  $320,087  $20,378     --   $301,796  $19,495     --    $283,981   $21,316     --
                                                 ===================        ===================         ====================

Liabilities:
Demand deposits, noninterest-bearing...........  $ 65,976  $    --     --   $ 60,390  $    --     --    $ 57,961   $    --     --
Savings deposits...............................   179,900    3,540    2.0    168,066    4,126    2.5     144,785     4,932    3.4
Time deposits..................................    42,925    1,512    3.5     44,767    1,697    3.8      55,335     2,751    5.0
Federal funds purchased........................       469       25    5.3         --       --     --          --        --     --
Accrued interest, taxes, and other liabilities.     5,022       --     --      5,894       --     --       6,265        --     --
                                                 -------------------        -------------------         --------------------
  Total liabilities............................   294,292    5,077     --    279,117    5,823     --     264,346     7,683     --
                                                 -------------------        -------------------         --------------------

Shareholders' equity...........................    25,795       --     --     22,679       --     --      19,635        --     --
                                                 -------------------        -------------------         --------------------
  Total liabilities and shareholders' equity...  $320,087  $ 5,077     --   $301,796  $ 5,823     --    $283,981   $ 7,683     --
                                                 ===================        ===================         ====================
  Total earning assets*........................  $282,653       --     --   $263,021       --     --    $244,890        --     --
Interest income to earning assets..............        --       --    7.2         --       --    7.4          --        --    8.7
Interest expense to earning assets.............        --       --    1.8         --       --    2.2          --        --    3.1
                                                                    ------                     ------                       ------
  Net yield on interest-earning assets.........        --       --    5.4         --       --    5.2          --        --    5.6
Average effective rate paid on interest-
  bearing liabilities..........................        --       --    2.3         --       --    2.7          --        --    3.8

*Indicates earning assets


12        Bryn Mawr Bank Corporation

     The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of ($363,000) in 1994, ($1,085,000) in 1993, and $958,000 in 1992.

Table 4 -- Rate/Volume Analyses

(in thousands)                 1994 vs. 1993            1993 vs. 1992
                          --------------------------------------------------
Increase/(decrease)       Volume   Rate    Total   Volume    Rate    Total
                          --------------------------------------------------
Interest income:
 Interest-bearing
  deposits with
  other banks............ $   (3) $  --   $   (3)  $    2   $    9  $    11
 Federal funds sold......   (157)     75     (82)     (33)     (55)     (88)
 Investment securities:
  Taxable interest
    income...............    290     (38)    252      941     (589)     352
  Tax-exempt interest
    income...............     (5)    (36)    (41)     179      (54)     125
 Loans...................  1,518    (761)*   757      (68)  (2,153)* (2,221)
                          --------------------------------------------------
  Total interest income..  1,643    (760)    883    1,021   (2,842)  (1,821)
                          --------------------------------------------------

Interest expense:
 Savings deposits........    272    (858)   (586)     515   (1,321)    (806)
 Time deposits...........    (68)   (117)   (185)    (450)    (604)  (1,054)
 Federal funds purchased.     25      --      25       --       --       --
                          --------------------------------------------------
  Total interest expense.    229    (975)   (746)      65   (1,925)  (1,860)
                          --------------------------------------------------
Interest differential.... $1,414   $ 215  $1,629   $  956  $  (917) $    39
                          ==================================================

* Included in the loan rate variance was an increase in interest income related to non-performing loans of $110,000 and $57,000 in 1994 and 1993, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

     The 5% growth in interest income for 1994 was attributable primarily to a 7% increase in average earning assets over the prior year. Average earning assets for 1994 were $282,653,000 compared to $263,021,000 for 1993. This growth was a direct result of an increase in the Bank's lending activities as the average balance of the loan portfolio increased 10% from 1993.

     All lending areas within the Bank, except construction loans, experienced loan growth during 1994. The most significant growth came in the consumer loan portfolio, particularly indirect automobile loans. The increase in these fixed rate, short-term indirect automobile loans, which are purchased from automobile dealerships and are market rate sensitive, reduced the average yield on the loan portfolio from 8.6% in 1993 to 8.2% for 1994. The overall yield on earning assets decreased from 7.4% in 1993 to 7.2% in 1994, even though the Bank's prime rate increased from 6% as of December 31, 1993, to 8.5% at year-end 1994. The majority of the Bank's earning assets are fixed rate assets, therefore, the impact of increases in the prime rate are not recognized immediately.

     Loan growth in 1994 was partially funded through deposit growth. Average deposits increased $15,578,000 during 1994. While the average deposit balances increased in 1994, interest expense decreased 13% from year to year. This decrease is a result of average interest rates paid on deposits being higher in 1993 than 1994. The cost of funds for the Bank averaged 2.2% in 1993 compared to 1.8% in 1994. Deposit rates decreased throughout 1993 and remained stable during 1994 until the end of the year, when they began to increase. In addition to the declining deposit rates in 1993, a shift in deposit mix from higher yielding time deposits to lower yielding savings and demand deposits in 1994 also contributed to a decrease in interest expense.

Loan Loss Provision

The Bank provided a loan loss provision of $500,000 in 1994, the same amount that was provided in 1993. The allowance for possible loan losses was $3,618,000 and $3,601,000 as of December 31, 1994 and 1993, respectively. The ratio of the loan loss reserve to nonperforming loans was 466% and 168% as of December 31, 1994 and 1993, respectively. The significant increase in this ratio was due to the decrease in nonperforming loans from $2,143,000 at year-end 1993 to $776,000 at year-end 1994. The allowance as a percentage of outstanding loans was 1.58% as of December 31, 1994, compared to 1.88% as of December 31, 1993; the decrease being due to the increase in outstanding loans in 1994 over 1993 levels. Bank management determined that the 1994 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1994.

     A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

Table 5 -- Allowance for Possible Loan Losses

                                                   December 31
                                 --------------------------------------------------
(dollars in thousands)            1994       1993       1992       1991       1990
                                 --------------------------------------------------
Allowance for
 possible loan losses:
Balance, January 1.............  $3,601     $3,848     $6,012     $3,894     $2,835
                                 --------------------------------------------------
Charge-offs:
 Commercial and industrial.....      --       (462)      (145)      (538)      (898)
 Real estate--construction.....    (229)       (37)    (2,094)    (3,778)      (992)
 Real estate--mortgage.........     (69)       (11)       (92)      (674)        --
 Consumer......................    (365)      (388)      (658)      (536)      (320)
                                 --------------------------------------------------
  Total charge-offs............    (663)      (898)    (2,989)    (5,526)    (2,210)
                                 --------------------------------------------------

Recoveries:
 Commercial and industrial.....     115         94         25        101          5
 Real estate--construction.....      --         --         --         28         --
 Real estate--mortgage.........      20         --         --          1          4
 Consumer......................      45         57         75         55         76
                                 --------------------------------------------------
  Total recoveries.............     180        151        100        185         85
                                 --------------------------------------------------
    Net charge-offs............    (483)      (747)    (2,889)    (5,341)    (2,125)
Provision for loan losses......     500        500        725      7,459      3,184
                                 --------------------------------------------------
Balance, December 31...........  $3,618     $3,601     $3,848     $6,012     $3,894
                                 ==================================================
Net charge-offs to average
  loans........................      .2%        .4%       1.6%       2.7%       1.0%

                                            Bryn Mawr Bank Corporation        13

     The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

Table 6 -- Allocation of the Allowance for Possible Loan Losses

                                                                           December 31
                              ----------------------------------------------------------------------------------------------------
(dollars in thousands)              1994                  1993                1992                  1991                1990
                              ----------------------------------------------------------------------------------------------------
                                       % Loans               % Loans             % Loans               % Loans             % Loans
                                       to Total              to Total            to Total              to Total            to Total
                                        Loans                 Loans               Loans                 Loans               Loans
                              ----------------------------------------------------------------------------------------------------
Balance at end of period
 applicable to:
Commercial and industrial...  $1,289     23.9%     $1,144     26.0%     $1,335     26.5%     $1,667     21.7%     $  818     20.6%
Real estate--construction...     273      2.1         411      4.9         924      7.4       2,273     17.0       2,002     26.5
Real estate--mortgage.......     332     40.4         297     41.0         120     36.4         146     34.2         145     27.0
Consumer....................     680     33.6         552     28.1         460     29.7         372     27.1         322     25.9
Unallocated.................   1,044       --       1,197       --       1,009       --       1,554       --         607       --
                              ----------------------------------------------------------------------------------------------------
  Total.....................  $3,618    100.0%     $3,601    100.0%     $3,848    100.0%     $6,012    100.0%     $3,894    100.0%
                              ====================================================================================================

The loan loss reserve allocation reflects a reserve based on specific loan loss reserve allocations on loans reviewed individually as well as an average historical loan write-off percentage for loans in each specific loan category not individually reviewed and is also increased by an additional percentage to reflect current market conditions.

Refer to page 19 for further discussion of the Corporation's loan review process.


Other Income

The following table details other income for the years ended December 31, 1994 and 1993, and the percent change from year to year:

Table 7 -- Other Income

(dollars in thousands)                     1994       1993  % Change
                                          --------------------------
Fees for trust services.................  $4,719     $4,419     7%
Service charges on deposit accounts.....   1,068      1,266   (16)
Other fees and service charges..........   1,192      1,394   (14)
Net gain on sale of loans...............     386      1,442   (73)
Gain on sale of other real estate owned.     294        889   (67)
Other real estate owned revenues........     319         --    --
Other operating income..................     405        376     8
                                          --------------------------
  Total other income....................  $8,383     $9,786   (14)%
                                          ==========================

     In addition to net interest income, the Bank's three operating segments generate various fee-based income, including trust income and service charges on deposit accounts as well as loan servicing income and gains/losses on loan sales.

     As discussed in the "Lines of Business" section on pages 10 and 11, the decrease in other income in 1994 from 1993 levels was primarily a result of a decrease of $1,056,000, or 73%, in net gains on the sale of loans and a decrease of $595,000, or 67%, in gains on the sale of OREO.

     Trust income grew 7% from year to year as the market value of trust assets approached the $800,000,000 level at the end of 1994, up from $764,571,000 as of December 31, 1993.

     As interest rates rose during 1994, so did the earnings credit rate which is used to offset certain service charges on deposit accounts. This was the primary reason for the 16% decrease in service charges on checking accounts.

     Other fees and service charges decreased 14% in 1994 from 1993 levels due to a reduction in documentation preparation fees related to the mortgage banking line of business.

     The 1993 results of operations did not include any revenues earned from the operation of OREO properties.

Other Expenses

The following table details other expenses for the years ended December 31, 1994 and 1993, and the percent change from year to year:

Table 8 -- Other Expenses

(dollars in thousands)                      1994        1993   % Change
                                          ---------------------------------
Salaries-regular........................  $ 6,705     $ 6,253       7%
Salaries-other..........................      817       1,061     (23)
Employee benefits.......................    1,789       1,488      20
Occupancy expense.......................    1,389       1,333       4
Furniture, fixtures, and equipment......      851         811       5
Advertising.............................      839         716      17
Computer processing.....................    1,085       1,051       3
Stationery and supplies.................      258         260      (1)
Professional fees.......................      683         937     (27)
Insurance...............................      807         867      (7)
Merchant credit card processing.........      299         279       7
Net cost of operation of other
 real estate owned and in-substance
 foreclosed properties..................       39         594     (93)
Other operating expenses................    1,974       2,020      (2)
                                          ---------------------------------
  Total other expenses..................  $17,535     $17,670      (1)%
                                          =================================

     Other expenses decreased for the year ended December 31, 1994, by 1% compared to 1993. Regular salaries, the largest component of other expenses, rose 7%, due to a combination of merit increases and the impact of some staffing additions necessary to continue to provide personalized service to our customers as we continue to grow.

14         Bryn Mawr Bank Corporation

     However, other salaries decreased 23% from 1993 to 1994. Included in other salaries is incentive compensation related to mortgage banking profitability and overall Bank profitability. These incentive costs decreased $203,000 and $132,000, respectively, from 1993 due to the reduced profit of the mortgage banking line of business.

     Employee benefit costs increased 20% due to escalating premiums on medical benefits and workers' compensation insurance, as well as increased social security taxes and unemployment taxes.

     Advertising expense increased 17% over 1993 levels as the Bank continued its commitment to a television, radio, and print media advertising campaign to promote various segments of the Bank.

     Professional fees, which encompass legal, accounting, and consulting expenses, decreased $254,000, or 27%, in 1994. These fees decreased as the legal matters related to problem loans and OREO continue to be resolved.

     The most significant decline in expenses from year to year was a $555,000 decrease in the cost of operating OREO. Similar to the decrease in gains on sales of OREO, the cost of operating OREO by the Bank has continued to decrease as the average amount of OREO has decreased from $5,533,000 in 1993 to $3,383,000 in 1994.

     Other operating expenses were reduced by 2% from 1993 to 1994 due to effective cost control by management of the Bank.

     The Bank's efficiency ratio, which is defined as the ratio of operating expenses to total revenues, measures the efficiency with which the Bank spends its revenue. The ratio has improved to 73.5% in 1994 from 75.0% in 1993. It is management's goal, over time, to further improve the ratio to below 70%.

Income Taxes

The Corporation's provision for federal income taxes is based on the Corporation's statutory tax rate of 34%. Federal income taxes for 1994 were $1,600,000, compared to $1,401,000 for 1993. This represents an effective tax rate of 28.3% and 26.5% for 1994 and 1993, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes due primarily to tax-exempt income from certain loans and investment securities. See Note 8 to the consolidated financial statements.

     The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), during the first quarter of 1993. The cumulative effect of adopting SFAS No. 109 was a charge of $175,000.

FINANCIAL CONDITION

Investment Securities

The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of January 1, 1994. Upon the adoption of SFAS No. 115, management elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $58,563,000 as of December 31, 1994, in accordance with SFAS No. 115. The amortized cost of the portfolio as of December 31, 1994, was $59,995,000, resulting in net unrealized losses of $1,432,000.

     As of December 31, 1993, the investments were carried at the lower of amortized cost or market value. The portfolio had a carrying amount of $80,114,000, an estimated market value of $81,421,000, and net unrealized gains of $1,307,000.

     The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1994, are as follows:

Table 9 -- Investment Portfolio

                                           Maturing   Maturing
                                             from       from
                               Maturing      1996       2000      Maturing
                                during      through    through      after
(dollars in thousands)           1995        1999       2004        2004      Total
                                ------------------------------------------------------
Obligations of the U.S.
 Government and
 agencies:
  Book value.................   $16,754     $28,083     $   --     $   --     $44,837
  Weighted average
    yield....................       4.3%        5.2%        --%        --%        4.8%

State and political
 subdivisions:
  Book value.................   $ 2,238     $ 9,083     $1,401     $   --     $12,722
  Weighted average
    yield....................       9.1%        7.7%       7.0%        --%        7.8%

Other investment
 securities:
  Book value.................   $    --     $    --     $   --     $1,004     $ 1,004
  Weighted average
    yield....................        --%         --%        --%       5.8%        5.8%
                                ------------------------------------------------------
Total book value.............   $18,992     $37,166     $1,401     $1,004     $58,563
Weighted average
 yield.......................       4.9%        5.8%       7.0%       5.8%        5.5%

     The fluctuation in the unrealized gain/loss from year to year was primarily a result of the increase in interest rates during 1994. Approximately 75% of the investment portfolio consists of fixed rate U. S. Government securities and, therefore, the increase in interest rates reduced the market value of these securities. 32% of the Corporation's portfolio matures during 1995. The Corporation does not own any derivative investments and does not plan to purchase any of these investments in the foreseeable future.


                                            Bryn Mawr Bank Corporation        15

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in permanent mortgage loans. Floating rate Personal CreditLine loans are included in consumer loans.

     A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

Table 10 -- Loan Portfolio

                                                 December 31
                        -----------------------------------------------------------
(in thousands)             1994         1993         1992         1991        1990
                        -----------------------------------------------------------
Real estate loans:
 Permanent
   mortgage loans.....  $ 92,395     $ 78,553     $ 65,362     $ 63,244    $ 56,010
 Construction loans...     4,884        9,482       13,376       31,506      55,046
Commercial and
   industrial loans...    54,631       49,800       47,541       40,241      42,784
Consumer loans........    76,828       53,882       53,302       50,287      53,766
                        -----------------------------------------------------------
 Total................  $228,738     $191,717     $179,581     $185,278    $207,606
                        ===========================================================

     The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1994, is shown below.

                                      Maturing
                                        from
                         Maturing       1996      Maturing
                          during      through       after
(in thousands)             1995         1999         1999         Total
                         ----------------------------------------------
Commercial, financial,
 and agricultural....... $27,425      $19,920      $ 7,286      $54,631
Real estate-
 construction...........   3,162        1,722           --        4,884
Real estate-
 other..................      92        3,869       26,595       30,556
                         ----------------------------------------------
   Total................ $30,679      $25,511      $33,881      $90,071
                         ==============================================
Interest sensitivity
 on the above loans:
  Loans with
   predetermined rates.. $ 1,237      $10,979      $ 3,351      $15,567
  Loans with adjustable
   or floating rates....  29,442       14,532       30,530       74,504
                         ----------------------------------------------
   Total................ $30,679      $25,511      $33,881      $90,071
                         ==============================================

    There are no scheduled pre-payment on the loans included in the maturity distribution.

     The Bank's lending function is the principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. As such, based on increased credit needs due to the growing economy, total loans at December 31, 1994, increased 19% to $228,738,000 from $191,717,000 as of December 31, 1993. Outstanding balances in all lending areas, except construction, increased during the year. However, even as the Bank's loan portfolio has expanded, the amount of delinquencies and classified loans have decreased from 1993 as the Bank's lending philosophy focuses on excellent asset quality.

     The most significant increase was in the consumer loan area, particularly in indirect consumer loans. Indirect consumer loans, which are mainly automobile loans issued through automobile dealerships and purchased by the Bank, increased by more than 50% in 1994 over 1993 as the economy grew and the Bank expanded its dealership network. These loans are fixed rate, short-term loans collateralized by the vehicle purchased.

     Real estate loans, which are comprised of construction loans and permanent mortgage loans, grew 11% during 1994 despite a decrease of $4,598,000 in construction loans. After several years of low construction lending activity in the early 1990's, the Bank is seeing increased demand from local residential builders. Due to the risk involved in construction loans, the Bank reviews each project individually, applying conservative underwriting policies. Permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans, increased $13,842,000 as the Bank continues to identify businesses in its market area that are seeking to expand and consumers that also have needs for loans that are collateralized by real estate.

     Commercial loans grew 10% in 1994, as the Bank continues to develop relationships with small- and medium-sized businesses that have credit needs and are looking for the responsive, personalized service that has become a trademark of the Bank.

                             [CHART APPEARS HERE]

16        Bryn Mawr Bank Corporation

A detailed breakdown of the loan portfolio, nonperforming assets, and the loan loss reserve allocation at December 31, 1994, is as follows:

Table 11 -- Loan Portfolio and Nonperforming Asset Analysis

                                                                                                                        Loan Loss
                                                            Loan Portfolio                   Nonperforming Assets         Reserve
                                               -------------------------------------------------------------------------------------
                                                                                                      Other     Total
                                                           Past Due Past Due                Non-       Real      Non-    Reserve for
                                                           30 to 89 90 Days       Total  Performing   Estate  Performing Loan Loss
(in thousands)                                 Current       Days   or More       Loans     Loans*    Owned**  Assets    Allocation
                                               -------------------------------------------------------------------------------------
Real estate loans:
 Permanent mortgage loans:
  Residential...............................   $ 20,500      $ 33     $ 72      $ 20,605     $ 72    $  431    $  503    $   --
  Commercial................................     30,184        97      275        30,556      299       982     1,281        --
  Home equity...............................     40,959       227       48        41,234       48        75       123        --
------------------------------------------------------------------------------------------------------------------------------------
   Total permanent mortgage loans...........     91,643       357      395        92,395      419     1,488     1,907       332
 Construction mortgage loans:
  Residential construction..................      4,609        --      275         4,884      275       202       477        --
  Commercial construction...................         --        --       --            --       --     1,785     1,785        --
------------------------------------------------------------------------------------------------------------------------------------
   Total construction mortgage loans........      4,609        --      275         4,884      275     1,987     2,262       273
------------------------------------------------------------------------------------------------------------------------------------
   Total real estate loans..................     96,252       357      670        97,279      694     3,475     4,169       605
------------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial loans.............     54,443       188       --        54,631       --        --        --        --
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial and industrial loans....     54,443       188       --        54,631       --        --        --     1,289
------------------------------------------------------------------------------------------------------------------------------------
Consumer loans:
 Direct.....................................     11,356        29       33        11,418       33        --        33        --
 Indirect...................................     62,925       220       37        63,182       37        --        37        --
 CreditLine.................................      2,189        27       12         2,228       12        --        12        --
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans.....................     76,470       276       82        76,828       82        --        82       680
Unallocated reserve for loan loss...........         --        --       --            --       --        --        --     1,044
------------------------------------------------------------------------------------------------------------------------------------
   Total....................................   $227,165      $821     $752      $228,738     $776    $3,475    $4,251    $3,618
====================================================================================================================================

* Nonperforming loans are loans on which scheduled principal and/or interest was past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $776,000 include the $752,000 in loans past due 90 days or more, plus $24,000 in loans less than 90 days delinquent on which certain borrowers have paid interest regularly.
** Other real estate owned was written down to current market values at the time of reclassification to this category. These amounts are not included in the total loan amounts.


Deposits

The Bank attracts deposits from within its primary market area by offering various deposit instruments, including savings accounts, NOW accounts, market rate accounts, and certificates of deposit.

     Total deposits increased 4% to $301,337,000 at December 31, 1994, from $291,074,000 at year-end 1993. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average deposit balances increased 6%. In 1994, the deposit mix continued a three-year trend of shifting from higher costing certificates of deposit to lower costing savings and demand deposits. This trend is due to the low interest rate environment and customer preference for shorter maturities.

     Table 12 presents the average balances of deposits and the percentage change for the years indicated:

                             [CHART APPEARS HERE]

                                            Bryn Mawr Bank Corporation        17

Table 12 -- Average Daily Balances of Deposits

                                              % Change           % Change
                                              1994 vs.            1993 vs.
(dollars in thousands)     1994       1993      1993      1992      1992
                        -------------------------------------------------
Demand deposits,
 noninterest-
 bearing............    $ 65,976   $ 60,390      9.2%  $ 57,961      4.2%
                        -------------------------------------------------
Market rate
  accounts..........      56,694     51,163     10.8     52,270     (2.1)
NOW accounts........      67,195     59,758     12.4     47,763     25.1
Regular savings.....      56,011     57,145     (2.0)    44,752     27.7
                        -------------------------------------------------
                         179,900    168,066      7.0    144,785     16.1
                        -------------------------------------------------
Time deposits.......      42,925     44,767     (4.1)    55,335    (19.1)
                        -------------------------------------------------
  Total.............    $288,801   $273,223      5.7%  $258,081      5.9%
                        =================================================

     The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1994:

Table 13 -- Maturity of Certificates of Deposit of $100,000 or Greater

(in thousands)
Three months or less...........    $3,230
Three to six months............     1,669
Six to twelve months...........       559
Greater than twelve months.....       316
                                   ------
  Total                            $5,774
                                   ======


Capital Adequacy

At December 31, 1994, total shareholders' equity was $27,146,000 compared to $24,627,000 at December 31, 1993; an increase of 10%. In addition to earnings and dividends for the year, the impact of SFAS No. 115 resulted in a significant change in shareholders' equity in 1994. As of December 31, 1994, shareholders' equity included unrealized losses on investment securities, net of deferred taxes, of $945,000. Fluctuations in prevailing interest rates could cause volatility in this component of capital in future periods.

     The Bank is required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets.

                             [CHART APPEARS HERE]

Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

     The Bank's risk-based capital ratios at December 31, 1994 and 1993, are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.


Table 14 -- Risk-Based Capital Ratios


                                         1994               1993
                                    -----------------------------------
                                            Minimum            Minimum
                                    Actual  Required   Actual  Required
                                    -----------------------------------
Tier I capital ratio.............   10.82%    4.00%    10.84%    4.00%
Total capital ratio..............   12.08     8.00     12.10     8.00

     The Federal Deposit Insurance Corporation ("FDIC") has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under-capitalized." As of December 31, 1994 and 1993, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Bank will continue to be in compliance with all capital requirements.

     The Corporation's continued declaration of dividends in the future is dependent on future earnings.

RISK ELEMENTS

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1994. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. This table presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1994.

Asset Quality

The Bank is committed to maintaining and developing quality assets. Loan growth is generated primarily within the Bank's market area, which includes Montgomery, Delaware, and Chester Counties, as well as portions of Bucks and Philadelphia Counties. The development of quality loan growth is controlled through a uniform lending policy that defines the lending functions and goals, loan approval process, lending limits, and loan review.

     The Bank has consistently been reducing the amount of nonperforming assets from a year-end high of $18,346,000 in 1990 to $4,251,000 as of December 31, 1994. Nonperforming assets are down 25% from December 31, 1993, when they were

18        Bryn Mawr Bank Corporation

$5,682,000. This decrease in nonperforming assets was achieved while the loan portfolio grew 19%. The ratio of nonperforming assets as a percentage of total assets was 1.28% as of December 31, 1994, compared to 1.77% as of December 31, 1993. The decrease in nonperforming assets is due to the disposition of OREO properties as well as the improved real estate market and the general economic environment. In addition to a decrease in nonperforming assets, loans that are past due 30 days or more, shown in Table 11, have also decreased over 50% from $3,467,000 to $1,573,000 as of December 31, 1993 and 1994, respectively.

     Total nonperforming assets, which include nonaccruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 1994.

Table 15 -- Nonperforming Assets

                                                    December 31
                                  ------------------------------------------------
(in thousands)                     1994       1993      1992      1991       1990
                                  ------------------------------------------------
Loans past due 90 days
 or more not on non-
 accrual status:
   Real estate-mortgage........   $   48     $ 139     $ 240     $  232     $  253
   Consumer....................       82        59       121        182        245
Loans on which the
 accrual of interest has
 been discontinued:
   Commercial and
    industrial.................       --       205     1,023      1,356      1,885
   Real estate-mortgage........      371     1,032       862        115         35
   Real estate-construction....      275       708       407      1,803     10,502
                                  ------------------------------------------------
      Total nonperforming
        loans..................      776     2,143     2,653      3,688     12,920
Other real estate owned
 and in-substance foreclosed
 properties*...................    3,475     3,539     6,524      9,654      5,426
                                  ------------------------------------------------
      Total nonperforming
        assets.................   $4,251    $5,682    $9,177    $13,342    $18,346
                                  ================================================

All loans past due 90 days or more, except consumer and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $128,000 for the year ended December 31, 1994. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $7,000 in 1994.

*Refer to Note 2 to the consolidated financial statements.

The Bank maintains an Officer Loan Review Committee (the "Committee") that periodically reviews the status of all nonaccrual loans, loans criticized by both the Bank's regulators and an independent consultant retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. During the review of the loan loss reserve, the Committee considers specific loans on a loan-by-loan basis, pools of similar loans, prior historical writeoff activity, and a supplemental reserve allocation as a measure of conservatism for any unforeseen loan loss reserve requirements. The sum of these components is compared to the loan loss reserve balance, and any additions deemed necessary to the loan loss reserve balance are charged to operating expenses on a timely basis.

     The Corporation is regulated and periodically inspected by the Federal Reserve Board. The Bank is regulated and periodically examined by the FDIC and the Pennsylvania Department of Banking. There are no recommendations by the regulators which would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

     In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), was issued. Under the requirements of SFAS No. 114, recognition of an impairment in the performance of a loan will be required when it is probable that all amounts will not be collected in accordance with the loan agreement. SFAS No. 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" ("SFAS No. 118"), to allow a creditor to use existing methods for recognizing interest income on an impaired loan. It is anticipated that the adoption of SFAS No. 114 and No. 118, required in the first quarter of 1995, will not have a material impact on the financial position or results of operations of the Corporation.

Asset and Liability Management

Through its Asset/Liability Committee ("ALCO") and the application of Risk Management Policies and Procedures, the Bank seeks to minimize its exposure to interest rate risk as well as to maintain sufficient liquidity and capital compliance.

Interest Rate Sensitivity

The difference between interest sensitive assets and interest sensitive deposits, stated in dollars, is referred to as the interest rate sensitivity gap. A positive gap is created when interest rate sensitive assets exceed interest rate sensitive deposits. A positive interest rate sensitive gap will result in a greater portion of assets compared to deposits repricing with changes in interest rates within specified time periods. The opposite effect results from a negative gap. In practice, however, there may be a lag in repricing some products in comparison to others. A positive gap


                                              Bryn Mawr Bank Corporation      19

Table 16 -- Interest Rate Sensitivity Analysis as of December 31, 1994

                                                                             Repricing Periods
                                                -----------------------------------------------------------------------------
                                                 0 to 30   31 to 90   91 to 180 181 to 365     Over     Non-Rate
(dollars in thousands)                            Days       Days       Days       Days       1 Year    Sensitive      Total
                                                -----------------------------------------------------------------------------
Assets:
 Interest-bearing deposits with other banks...  $ 1,584    $    --    $    --    $    --    $     --    $     --     $  1,584
 Federal funds sold...........................    9,500         --         --         --          --          --        9,500
 Investment securities........................      310         --      6,564     12,118      39,571          --       58,563
 Loans........................................   77,085      4,893      7,207     16,179     123,374      (3,618)     225,120
 Cash and due from banks......................       --         --         --         --          --      19,353       19,353
 Other assets.................................       --         --         --         --          --      19,060       19,060
                                                -----------------------------------------------------------------------------
  Total assets................................  $88,479    $ 4,893    $13,771    $28,297    $162,945    $ 34,795     $333,180

Liabilities and shareholders' equity:
 Demand, noninterest-bearing..................  $    --    $    --    $    --    $    --    $     --    $ 83,142     $ 83,142
 Savings deposits.............................   66,141         --         --         --     110,234          --      176,375
 Time deposits................................    5,544      7,711     11,395      7,944       9,226          --       41,820
 Other liabilities............................       --         --         --         --          --       4,697        4,697
 Shareholders' equity.........................       --         --         --         --          --      27,146       27,146
                                                -----------------------------------------------------------------------------
  Total liabilities and shareholders' equity..  $71,685    $ 7,711    $11,395    $ 7,944    $119,460    $114,985     $333,180
Gap...........................................  $16,794    $(2,818)   $ 2,376    $20,353    $ 43,485    $(80,190)          --
Cumulative gap................................  $16,794    $13,976    $16,352    $36,705    $ 80,190          --           --
Cumulative earning assets as a ratio
 of costing liabilities.......................      123%       118%       118%       137%        137%         --           --

The interest rate sensitivity of savings deposits are reflected based on management's experience and assumptions regarding the impact of product pricing, interest rate spread relationships, and customer behavior. These assumptions are subjective and will vary over time with changes in market conditions and customer preferences.


in the short term, 30 days or less, in an increasing rate environment should produce an increase in net interest income. The converse is true of a negative gap in a rising interest rate environment.

     As shown in the table above, the Bank is presently asset interest rate sensitive in the short term, 30 days or less category.

     The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 1994, based on results from the simulation models, the amount of the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

     While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation's management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation's liquidity, capital resources, or results of operations in the future.

Liquidity

The Bank's liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans in the secondary market, and borrowing from the Federal Home Loan Bank of Pittsburgh. The Bank had available a $32,000,000 line of credit with the Federal Home Loan Bank of Pittsburgh as of December 31, 1994.

     The Bank's liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Periodically, ALCO reviews the Bank's liquidity ratio, which is essentially the relationship of liquid assets to certain deposits. This ratio as of December 31, 1994, was 24% compared to 34% as of December 31, 1993. The primary reason for the decline in the liquidity ratio was the decrease in investments, necessary to fund loan growth, along with an increase in total deposits. It is the Bank's policy to maintain a liquidity ratio in excess of 20%.

     During 1994, the Corporation's financing activities provided $9,635,000 as a result of the increase in deposits. These cash flows, along with net reductions in investments of $20,119,000, and cash equivalents of $3,919,000, provided the majority of the funding for the $37,021,000 increase in outstanding loans during 1994.

     In 1993, financing activities provided $14,449,000 of funding for increased loan and investment portfolios, which grew by $12,136,000 and $13,272,000, respectively. In addition to the financing activity, funding for loan and investment growth came from the sale of OREO and the retention of operating profits.

20      Bryn Mawr Bank Corporation

1993 VS. 1992 RESULTS OF OPERATIONS

Net Income

Net income for the year ended December 31, 1993, was $3,712,000, a 15% increase over net income of $3,223,000 for the year ended December 31, 1992. Income, before the cumulative effect of an accounting change in 1993, was $3,887,000, a 31% increase over income before an extraordinary credit for the year ended December 31, 1992, of $2,973,000.

     On a per share basis, net income rose from $2.97 in 1992 to $3.41 in 1993. In 1993, the Corporation paid dividends of $0.40 per share after paying no dividends in 1992.

     Return on average assets was 1.23% for 1993 compared to 1.13% in 1992. Return on average equity was 16.37% in 1993 versus 16.41% in 1992.

Net Interest Income

From year to year, net interest income was stable at just over $13,600,000.

     Overall, interest income decreased $1,821,000 from 1992 to 1993. Growth in the average investment portfolio in 1993 of $19,961,000 partially offset the effect on interest income of the decreased yields on earnings assets, which fell from 8.7% in 1992 to 7.4% in 1993.

     Interest expense declined $1,860,000 from 1992 to 1993 due to a decline in interest rates paid on deposits, from 3.8% in 1992 to 2.7% in 1993, as well as a shift in the mix of deposits from higher yielding certificates of deposit to lower yielding savings and demand deposits.

Loan Loss Provision

The provision for loan losses amounted to $500,000 in 1993, down $225,000 from the $725,000 provided in 1992. The allowance for possible loan losses as a percentage of nonperforming loans amounted to 168% and 145% as of December 31, 1993 and 1992, respectively.

Other Income

Other income grew 23% in 1993 primarily as a result of a $1,644,000 increase in net gains on sales of loans. Trust income grew 10% in 1993 over 1992. The remaining components of other income decreased 6% in 1993.

Other Expenses

Other expenses were limited to a 3% increase in 1993 over 1992. Salaries and benefits rose $835,000 in 1993 primarily as a result of a $417,000 bonus for employees directly related to the overall profitability of the Corporation. A similar bonus was not paid in 1992.

     Advertising costs increased by $375,000 in 1993 over 1992 levels as a result of the beginning of the Corporation's television, radio, and print media advertising campaign.

     Professional fees and the cost of operating OREO decreased $397,000 and $349,000, respectively, in 1993 as the amount of nonperforming assets were reduced by 38%, or $3,495,000, from year-end 1992 to 1993.

Income Taxes

The income tax provision for 1993 was $1,401,000, or a 26.5% effective rate, compared to $813,000, or a 21.5% effective rate, for 1992.

PRICE RANGE OF SHARES

                                1994                            1993
                        High-Low Quotations             High-Low Quotations
                 --------------------------------  -------------------------------
                   High         Low     Dividend     High       Low     Dividend
   Quarter         Bid          Bid     Declared     Bid        Bid     Declared
----------------------------------------------------------------------------------
     1st........  $33 1/2     $31 3/4     $.15     $29 1/4     $22        $.10

     2nd........   33 1/4      31 3/4      .15      29 1/2      26 1/2     .10

     3rd........   33 1/4      31 3/4      .15      32 5/8      26 1/2     .10

     4th........   33 1/4      31 3/4      .20      33 1/2      31 1/2     .10

The approximate number of holders of record of common stock as of December 31, 1994, was 574.

The shares are traded on the over-the-counter market, and the price information was obtained from The National Association of Securities Dealers (NASD).


                                            Bryn Mawr Bank Corporation        21

CONSOLIDATED BALANCE SHEETS

                                                                      (in thousands)
                                                                   --------------------
As of December 31                                                    1994        1993
                                                                   --------------------
Assets
Cash and due from banks..........................................  $ 19,353    $ 18,242
Interest-bearing deposits with other banks.......................     1,584       2,899
Federal funds sold...............................................     9,500      13,215
Investment securities available for sale, at market value
  (amortized cost of $59,995,000 at December 31, 1994)..........    58,563          --
Investment securities available for sale, at lower of amortized cost or market value (market value of $81,421,000
  at December 31, 1993)..........................................        --      80,114
Loans............................................................   228,738     191,717
      Less: Allowance for possible loan losses...................    (3,618)     (3,601)
                                                                   --------------------
          Net loans..............................................   225,120     188,116
                                                                   --------------------
Premises and equipment, net......................................    11,383      11,098
Accrued interest receivable......................................     1,999       1,890
Refundable federal income taxes..................................       160         105
Deferred federal income taxes....................................     1,730       1,309
Other real estate owned and in-substance
  foreclosed properties..........................................     3,475       3,539
Other assets.....................................................       313         415
                                                                   --------------------
      Total assets...............................................  $333,180    $320,942
                                                                   ====================

Liabilities
Deposits:
  Demand, noninterest-bearing....................................  $ 83,142    $ 68,959
  Savings........................................................   176,375     178,279
  Time...........................................................    41,820      43,836
                                                                   --------------------
          Total deposits.........................................   301,337     291,074
Other liabilities................................................     4,697       5,241
                                                                   --------------------
      Total liabilities..........................................   306,034     296,315
                                                                   --------------------
Commitments and contingencies (Note 12)

Shareholders' equity

Common stock, par value $1, authorized, 5,000,000 shares,
  issued 1,245,100 shares and 1,240,020 shares as of
  December 31, 1994 and 1993, respectively, and
  outstanding 1,093,690 shares and 1,088,610 shares
  as of December 31, 1994 and 1993, respectively.................     1,245       1,240
Paid-in capital in excess of par value...........................     5,559       5,439
Unrealized investment depreciation, net of deferred
  income taxes...................................................      (945)         --
Retained earnings................................................    22,826      19,487
                                                                   --------------------
                                                                     28,685      26,166
Less common stock in treasury, at cost -- 151,410 shares
  as of December 31, 1994 and 1993...............................    (1,539)     (1,539)
                                                                   --------------------
      Total shareholders' equity.................................    27,146      24,627
                                                                   --------------------
      Total liabilities and shareholders' equity.................  $333,180    $320,942
                                                                   ====================

The accompanying notes are an integral part of the consolidated financial statements.


22        Bryn Mawr Bank Corporation

CONSOLIDATED STATEMENTS OF INCOME

                                                  (in thousands, except for share and per share data)
                                                         ------------------------------------
For the years ended December 31                              1994        1993        1992
                                                         ------------------------------------
Interest income:
   Interest and fees on loans..........................    $16,498     $15,741     $17,962
   Interest on federal funds sold......................        261         343         431
   Interest and dividends on investment securities:
       Taxable interest income.........................      2,853       2,594       2,207
       Tax-exempt interest income......................        708         749         624
       Dividend income.................................         58          68          92
                                                         ------------------------------------
         Total interest income.........................     20,378      19,495      21,316
Interest expense on deposits...........................      5,077       5,823       7,683
                                                         ------------------------------------
Net interest income....................................     15,301      13,672      13,633
Loan loss provision....................................        500         500         725
                                                         ------------------------------------
Net interest income after loan loss provision..........     14,801      13,172      12,908
                                                         ------------------------------------

Other income:
   Fees for trust services.............................      4,719       4,419       4,016
   Service charges on deposit accounts.................      1,068       1,266       1,208
   Other fees and service charges......................      1,192       1,394       1,405
   Net gain (loss) on sale of loans....................        386       1,442        (202)
   Gain on sale of other real estate owned.............        294         889         845
   Other real estate owned revenue.....................        319          --          --
   Other operating income..............................        405         376         707
                                                         ------------------------------------
        Total other income.............................      8,383       9,786       7,979
                                                         ------------------------------------

Other expenses:
   Salaries--regular...................................      6,705       6,253       5,932
   Salaries--other.....................................        817       1,061         423
   Employee benefits...................................      1,789       1,488       1,612
   Occupancy expense...................................      1,389       1,333       1,323
   Furniture, fixtures, and equipment..................        851         811         924
   Advertising.........................................        839         716         341
   Computer processing.................................      1,085       1,051       1,006
   Stationery and supplies.............................        258         260         226
   Professional fees...................................        683         937       1,334
   Insurance...........................................        807         867         792
   Merchant credit card processing.....................        299         279         264
   Net cost of operation of other real estate owned
     and in-substance foreclosed properties............         39         594         943
   Other operating expenses............................      1,974       2,020       1,981
                                                         ------------------------------------
        Total other expenses...........................     17,535      17,670      17,101
                                                         ------------------------------------

Income before income taxes, extraordinary credit, and
   cumulative effect of accounting change..............      5,649       5,288       3,786
Applicable income taxes................................      1,600       1,401         813
                                                         ------------------------------------
Income before extraordinary credit and cumulative
   effect of accounting change.........................      4,049       3,887       2,973
Extraordinary credit...................................         --          --         250
Cumulative effect of accounting change.................         --        (175)         --
                                                         ------------------------------------
Net income.............................................    $ 4,049     $ 3,712     $ 3,223
                                                         ====================================
Earnings per average common share before extraordinary
   credit and cumulative effect of accounting change...    $  3.71     $  3.57     $  2.74
Extraordinary credit...................................    $    --     $    --     $   .23
Cumulative effect of accounting change.................    $    --     $  (.16)    $    --
Earnings per average common share from net income......    $  3.71     $  3.41     $  2.97
Number of average shares outstanding...................  1,091,950   1,088,223   1,085,294


The accompanying notes are an integral part of the consolidated financial statements.

                                            Bryn Mawr Bank Corporation        23

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         (in thousands)
                                                                --------------------------------
For the years ended December 31                                   1994        1993        1992
                                                                --------------------------------
Operating activities:
Net income.................................................     $ 4,049     $ 3,712     $ 3,223
Adjustments to reconcile net income to
     net cash provided by operating activities:
     Provision for loan losses.............................         500         500         725
     Provision for depreciation and amortization...........         891         873         953
     Provisions for writedowns of other real estate owned..          --         504         943
     Cumulative effect of accounting change................          --         175          --
     Extraordinary credit..................................          --          --        (250)
     Loans originated for resale...........................     (41,260)   (115,092)    (91,809)
     Proceeds from sale of loans...........................      40,986     111,194      95,599
     (Gain) loss on sale of loans..........................        (386)     (1,442)        202
     Gain on sale of investment securities.................          (2)         --          --
     Net gain on disposal of other real estate owned.......        (294)       (889)       (845)
     Provision for deferred income taxes...................          66         290         644
     Change in income taxes payable (refundable)...........         (55)        676       1,145
     Change in interest receivable.........................        (109)       (215)        250
     Change in interest payable............................         (11)        (27)       (418)
     Other.................................................         (97)      1,059         399
                                                              ----------------------------------
       Net cash provided by operating activities...........       4,278       1,318      10,761
                                                              ----------------------------------
Investing activities:
     Purchases of investment securities....................     (10,261)    (47,832)    (44,646)
     Proceeds from maturities of investment securities.....      23,254      34,437      19,888
     Proceeds from sales of investment securities
      available for sale...................................       7,009          --          --
     Proceeds from sales of equity investments.............          --          --       1,091
     Proceeds on disposition of other real estate owned....         975       5,123       7,090
     Purchase of other real estate owned...................          --      (1,319)         --
     Loan repayments, net of originations..................       8,125      16,049       5,290
     Purchase of automobile retail installment contracts...     (45,877)    (22,061)    (10,818)
     Loan originations to facilitate the sale of other
      real estate owned....................................          --      (1,532)         --
     Purchases of premises and equipment...................      (1,057)       (869)        (75)
                                                              ----------------------------------
       Net cash used by investing activities...............     (17,832)    (18,004)    (22,180)
                                                              ----------------------------------
Financing activities:
     Net increase in demand and savings deposits...........      12,279      18,657      28,090
     Net decrease in time deposits.........................      (2,016)     (3,768)    (21,733)
     Dividends paid........................................        (710)       (435)         --
     Repayment of mortgage debt............................         (43)        (35)        (32)
     Proceeds from issuance of common stock................         125          30          32
                                                              ----------------------------------
       Net cash provided by financing activities...........       9,635      14,449       6,357
                                                              ----------------------------------
Change in cash and cash equivalents........................      (3,919)     (2,237)     (5,062)
Cash and cash equivalents at beginning of year.............      34,356      36,593      41,655
                                                              ----------------------------------
Cash and cash equivalents at end of year...................     $30,437     $34,356     $36,593
                                                              ==================================
Supplemental cash flow information:
   Cash paid during the year for:
     Income taxes paid.....................................     $ 1,513     $ 1,220     $   950
     Interest paid.........................................       5,088       5,850       8,101
   Noncash investing transactions:
     Loans converted into other real estate owned..........         908         318       3,300

The accompanying notes are an integral part of the consolidated financial statements.


24        Bryn Mawr Bank Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                    (in thousands, except for shares of common stock)
                                                       ----------------------------------------------------------------------------
                                                          Shares of                                       Unrealized
                                                           Common       Common     Paid-in     Retained     Gains       Treasury
For the years ended 1994, 1993, and 1992                Stock issued     Stock     Capital     Earnings     (Losses)      Stock
                                                       ----------------------------------------------------------------------------
Balance, December 31, 1991...........................     1,236,520     $1,237     $5,380      $12,987      $  --        $(1,539)
Net income...........................................            --         --         --        3,223         --             --
Common stock issued..................................         1,800          1         31           --         --             --
                                                       ----------------------------------------------------------------------------
Balance, December 31, 1992...........................     1,238,320      1,238      5,411       16,210         --         (1,539)
Net income...........................................            --         --         --        3,712         --             --
Dividends declared, $0.40 per share..................            --         --         --         (435)        --             --
Common stock issued..................................         1,700          2         28           --         --             --
                                                       ----------------------------------------------------------------------------
Balance, December 31, 1993...........................     1,240,020      1,240      5,439       19,487         --         (1,539)
Cumulative effect of change
   in accounting principle, net of deferred
   income taxes of $444,000..........................            --         --         --           --        863             --
Net income...........................................            --         --         --        4,049         --             --
Dividends declared, $0.65  per share.................            --         --         --         (710)        --             --
Change in unrealized gains (losses), net of deferred
   income taxes of ($931,000)........................            --         --         --           --     (1,808)            --
Common stock issued..................................         5,080          5        120           --         --             --
                                                       ----------------------------------------------------------------------------
Balance, December 31, 1994...........................     1,245,100     $1,245     $5,559      $22,826      $(945)       $(1,539)
                                                       ============================================================================

The accompanying notes are an integral part of the consolidated financial statements.
                                           Bryn Mawr Bank Corporation         25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation, The Bryn Mawr Trust Company (the "Bank"), Bryn Mawr Financial Services, Inc., and Profit Research Consulting, Inc. (collectively, the "Corporation"). Primarily due to recurring losses, the operations of both non-bank subsidiaries were discontinued effective December 31, 1992. The operations of the non-bank subsidiaries did not have a material effect on the Corporation's consolidated financial statements for any of the years presented.

     All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies of the Corporation conform to generally accepted accounting principles and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $8,257,000 and $7,547,000 at December 31, 1994 and 1993, respectively.

Investment securities:

On January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires all entities to allocate their investments among three categories as applicable:
(1) trading, (2) available for sale, and (3) held to maturity. Management categorized all of its investment securities as available for sale as part of the asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet.

     In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting SFAS No. 115 as of January 1, 1994, was an increase in the balance of shareholders' equity of $863,000 to reflect the net unrealized gain of $1,307,000 on investment securities classified as available for sale. As of December 31, 1994, shareholders' equity was decreased by $945,000 due to unrealized losses of $1,432,000 in the investment portfolio.

     Prior to the adoption of SFAS No. 115, investments in fixed maturity securities classified as available for sale were carried at the lower of aggregate amortized cost or market value.

Loans:

Interest income on loans performing satisfactorily is recognized on the accrual method of accounting. Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more or loans less than 90 days past due which are deemed to be problem loans by management. All nonperforming loans, except consumer loans, are placed on nonaccrual status, and any outstanding interest receivable at the time the loan is deemed nonperforming is deducted from interest income. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans.

     In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), was issued. Under the requirements of SFAS No. 114, recognition of an impairment in the performance of a loan will be required when it is probable that all amounts will not be collected in accordance with the loan agreement. SFAS No. 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS No. 118"), to allow a creditor to use existing methods for recognizing interest income on an impaired loan. It is anticipated that the adoption of SFAS No. 114 and No. 118, required in the first quarter of 1995, will not have a material impact on the financial position or results of operations of the Corporation.

Loan loss provision:

The loan loss provision charged to operating expenses is based on those factors which, in management's judgement, deserve current recognition in estimating possible loan losses including the continuing evaluation of the loan portfolio and the Bank's past loan loss experience. The allowance for possible loan losses is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit.

Premises and equipment:

Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed on a straight-line basis over the estimated useful lives, as follows: premises--10 to 50 years, and equipment--3 to 20 years. Leasehold improvements are being amortized over the shorter of the estimated useful life or the term of the lease.

     Maintenance and repairs are charged to expense; major renewals and betterments are capitalized. Gains and losses on dispositions are reflected in current operations.

26         Bryn Mawr Bank Corporation

Income taxes:

In February 1992, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), was issued. It changed the method of computing deferred income taxes from the deferred to a liability approach. The Corporation adopted SFAS No. 109 during the first quarter of 1993. The Corporation did not restate its prior years' consolidated financial statements in conjunction with the adoption of SFAS No. 109, but rather, reported a charge against 1993's earnings as the cumulative effect of the accounting change, in the amount of $175,000. Since deferred taxes are adjusted for any enacted change in tax rates under SFAS No. 109, the Corporation's results of operations may be subject to volatility. Approximately $1,304,000 in federal income tax carryforwards were utilized in 1992, thereby generating the $250,000 extraordinary credit recorded in 1992.

Trust income:

Trust Division income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Other real estate owned and in-substance foreclosed properties:

Other real estate owned ("OREO") is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Prior to 1993, real estate considered to be in-substance foreclosed consisted of loans accounted for as foreclosed property even though foreclosure had not actually occurred. When there is indication that a borrower no longer has the equity in the property collateralizing a loan and it is doubtful that equity will be rebuilt in the foreseeable future, the property is considered to be in-substance foreclosed. Both OREO and in-substance foreclosed properties are recorded at the lower of the carrying value of the loan at the time of foreclosure or in-substance foreclosure, or the market value of the property actually or constructively received. Market values are estimated through performing a detailed discounted cash flow analysis of each property. Should the market value of the property underlying the loan be below the current book value of the loan, the loan is written down to the current market value through a charge to the loan loss reserve. In addition, a reserve is maintained for estimated losses to cover potential risk of loss that may exist in the portfolio of real estate acquired by foreclosure. The balance of this reserve amounted to $177,000 and $470,000 as of December 31, 1994 and 1993, respectively. Revenues relating to the operation of these properties are recognized on a cash basis. Subsequent costs directly related to the completion of properties under construction are capitalized to the extent they are considered to be realizable. Operating expenses and any writedowns of the carrying value subsequent to foreclosure are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

3. INVESTMENT SECURITIES:

The amortized cost and estimated market value of investments, one hundred percent of which were classified as available for sale, as of December 31 are as follows:


(in thousands)                                      1994
                        --------------------------------------------------------
                                       Gross        Gross    Estimated
                         Amortized   Unrealized   Unrealized  Market   Carrying
                            Cost       Gains       Losses      Value    Value
                        --------------------------------------------------------
Obligations of
   the U.S.
   Government
   and agencies.......     $46,134      $--         $1,297     $44,837   $44,837

State & political
   subdivisions.......      12,861       66            205      12,722    12,722

Other
   securities.........       1,000        4             --       1,004     1,004
                        --------------------------------------------------------
     Total............     $59,995      $70         $1,502     $58,563   $58,563
                        ========================================================

(in thousands)                                      1993
                        --------------------------------------------------------
                                       Gross        Gross    Estimated
                         Amortized   Unrealized   Unrealized  Market   Carrying
                            Cost       Gains       Losses      Value    Value
                        --------------------------------------------------------
Obligations of
   the U.S.
   Government
   and agencies.......     $65,080    $ 858         $49       $65,889   $65,080

State & political
   subdivisions.......      14,090      494          --        14,584    14,090

Other
   securities.........         944        4          --           948       944
                        --------------------------------------------------------
     Total............     $80,114   $1,356         $49       $81,421   $80,114
                        ========================================================

     At December 31, 1994, securities having a book value of $10,160,000 were pledged as collateral for public funds, trust deposits, and other purposes.

     The amortized cost and estimated market value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



(in thousands)                                          1994
                                         ---------------------------------
                                                               Estimated
                                           Amortized            Market
                                             Cost               Value
                                         ---------------------------------
Due in one year or less                     $19,222             $18,992


Due after one year through five years..      38,298              37,166
Due after five years through ten years.       1,475               1,401
Due after ten years....................       1,000               1,004
                                         ---------------------------------
     Total.............................     $59,995             $58,563
                                         =================================

Proceeds from sales of debt securities are as follows:


(in thousands)                             1994       1993       1992
                                         ------------------------------
Proceeds...............................  $7,009      $  --     $1,248
Gross gains............................       2         --         27
Gross losses...........................      --         --         --

                                          Bryn Mawr Bank Corporation          27

4. LOANS:

Loans outstanding at December 31 are detailed by category as follows:


(in thousands)                             1994       1993
                                         -------------------
Real estate loans:
  Permanent
    mortgage loans...................    $ 92,395   $ 78,553
  Construction loans.................       4,884      9,482
Commercial and
  industrial loans...................      54,631     49,800
Loans to individuals for
  household, family, and other
  consumer expenditures..............      76,828     53,882
                                         -------------------
      Total..........................    $228,738   $191,717
                                         ===================

     All loans past due 90 days or more, except consumer and home equity mortgage loans, are placed on nonaccrual status. Nonperforming loans amounted to $776,000 and $2,143,000 at December 31, 1994 and 1993, respectively.
Forgone interest on nonaccrual loans was $128,000, $238,000, and $295,000 in 1994, 1993, and 1992, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:
The summary of the changes in the allowance for possible loan losses is as follows:


(in thousands)                             1994     1993     1992
                                         --------------------------
Balance, January 1...................     $3,601   $3,848   $6,012
Charge-offs..........................       (663)    (898)  (2,989)
Recoveries...........................        180      151      100
                                         --------------------------
  Net charge-offs....................       (483)    (747)  (2,889)
Loan loss provision..................        500      500      725
                                         --------------------------
Balance, December 31.................     $3,618   $3,601   $3,848
                                         ==========================

6. PREMISES AND EQUIPMENT:
A summary of premises and equipment at December 31 is as follows:


(in thousands)                             1994       1993
                                         -------------------
Land.................................    $ 2,974    $ 2,974
Buildings............................     10,425     10,239
Furniture and equipment..............      6,646      5,824
Leasehold improvements...............         89         46
                                         -------------------
                                          20,134     19,083
Less accumulated depreciation........      8,751      7,985
                                         -------------------
   Total.............................    $11,383    $11,098
                                         ===================

     The Corporation has borrowings outstanding of $2,605,000 at December 31, 1994. The borrowings are collateralized by properties with a book value of $4,450,000 at December 31, 1994. The weighted average interest rate on the borrowings was 9.75% in 1994 and 1993.

7. DISCLOSURE ABOUT FAIR VALUE OF
FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of the fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other market value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:

Estimated fair values for investment securities are based on quoted market price, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans:

For variable rate loans that reprice frequently and which have no significant change in credit risk, estimated fair values are based on carrying values. Fair values of certain mortgage loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The estimated fair value of nonperforming loans is based on discounted estimated cash flows as determined by the internal loan review of the Bank or the appraised market value of the underlying collateral, as determined by independent third party appraisers.

Deposits:

The estimated fair values disclosed for noninterest-bearing demand deposits, NOW accounts, and Market Rate and Market Rate Checking accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest

28        Bryn Mawr Bank Corporation
rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

Other liabilities:

Estimated fair values of long-term mortgages, collateralized by two properties included in premises and equipment, are based on discounted cash flow analyses, using interest rates currently being offered for similar types of loans and amortizing the loan under existing amortization tables for each loan.

Off-balance sheet instruments:

Estimated fair values of the Corporation's off-balance sheet instruments (standby letters of credit and loan commitments) are based on fees currently charged to enter into similar loan agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Since fees and rates charged for off-balance sheet items are at market levels when set, there is no material difference between the stated amount and estimated fair values of off-balance sheet instruments.

     The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:


(in thousands)                         1994                       1993
                               -------------------------------------------------
                               Carrying     Estimated     Carrying    Estimated
                               Amount       Fair Value    Amount      Fair Value
                               -------------------------------------------------
Financial assets:
  Cash and due from banks....  $ 19,353     $ 19,353      $ 18,242    $ 18,242
  Interest-bearing deposits
   with other banks..........     1,584        1,584         2,889       2,889
  Federal funds sold.........     9,500        9,500        13,215      13,215
  Investment securities......    58,563       58,563        80,114      81,421
  Net loans..................   225,120      222,247       188,116     192,632
                               -------------------------------------------------
    Total financial assets...  $314,120     $311,247     $302,576     $308,399
                               =================================================
Financial liabilities:
  Deposits...................  $301,337     $300,548     $291,074     $292,474
  Other liabilities..........     2,605        2,713        2,648        3,041
                               -------------------------------------------------
    Total financial
     liabilities.............  $303,942     $303,261     $293,722     $295,515
                               =================================================
Off-balance sheet
 instruments.................  $ 53,505     $ 53,505     $ 43,331     $ 43,331


8. APPLICABLE FEDERAL INCOME TAXES:

The Corporation adopted SFAS No. 109 as of January 1, 1993.

The cumulative effect of this change in accounting for income taxes as of January 1, 1993, decreased net income by $175,000 ($0.16 per share) and is reported separately in the statement of income for the year ended December 31, 1993.

     The components of the net deferred tax asset as of December 31 are as follows:


(in thousands)                             1994       1993
                                       ---------------------
Deferred tax assets:
   Other real estate owned.........      $  366     $  267
   Loan loss reserve...............         519        627
   Unrealized depreciation on
     investments securities........         487         --
   Deferred loan fees..............          99        174
   Other reserves..................         412        425
                                       ---------------------
                                          1,883      1,493

Deferred tax liabilities:
   Depreciation....................        (153)      (184)
                                       ---------------------
Total deferred tax assets..........      $1,730     $1,309
                                       =====================

     No valuation allowance was recorded upon the adoption of SFAS No. 109 in the first quarter of 1993 or as of December 31, 1994 and 1993.

     The provisions for federal income taxes consist of the following:


(in thousands)                             1994     1993     1992
                                       ----------------------------
Applicable to income:
  Currently payable................      $1,534   $1,111     $169
  Deferred.........................          66      290      644
                                       ----------------------------
     Total.........................      $1,600   $1,401     $813
                                       ============================

     The sources of timing differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:


(in thousands)                             1994       1993       1992
                                         ------------------------------
Other real estate owned............        $(99)     $(122)      $286
Loan loss provision................         108        122        843
Other reserves.....................          --         --       (167)
Depreciation.......................         (31)       (16)       (26)
Pension expense....................          15         34         (6)
Deferred loan fees.................          75        (23)        46
Other..............................          (2)       295       (332)
                                         ------------------------------
     Total.........................        $ 66      $ 290       $644
                                         ==============================

     Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:


(dollars in thousands)                     1994       1993       1992
                                        --------------------------------
Statutory federal tax rate.........           34%        34%        34%
                                        --------------------------------
Computed "expected" tax expense....       $1,921     $1,798     $1,287
Reductions in taxes resulting
from tax-exempt income.............         (333)      (326)      (297)
Other, net.........................           12        (71)      (177)
                                        --------------------------------
Actual tax expense.................       $1,600     $1,401     $  813
                                        ================================

                                           Bryn Mawr Bank Corporation         29

9. EMPLOYEE BENEFIT PLANS:

Pension plan:

The Bank sponsors a noncontributory, defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides for normal retirement at age 65 and, under certain conditions, also permits early retirement and payment of spouse's benefits. Total pension expense (income) under the Plan amounted to ($45,000), ($106,000), and $18,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

     Pension expense (income) for the years ended December 31 is comprised of the following:


(in thousands)                             1994       1993       1992
                                       ----------------------------------
Service cost--benefits earned
   during the period................     $  407     $  301       $354
Interest cost on projected
   benefit obligation...............        611        585        583
Actual return on Plan assets........        (35)    (1,303)      (723)
Unrecognized gain...................         --         --        (65)
Net amortization and deferral.......     (1,028)       311       (131)
                                       ----------------------------------
Net periodic pension cost (income)..     $  (45)    $ (106)      $ 18
                                       ==================================

     The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1994 and 1993. The accrued pension liability is included in "Other liabilities" on the accompanying consolidated balance sheets.


(in thousands)                             1994       1993
                                         -------------------
Actuarial present value of benefit
   obligation:

   Accumulated benefit obligation
     (including vested benefits of
     $7,224,000 and $7,282,000 as
     of December 31, 1994 and 1993,
     respectively).....................  $  7,319    $ 7,387
                                         -------------------
Projected benefit obligation for
   service rendered to date............     8,382      8,528
Plan assets at fair value (invested
   primarily in the Bank's
   temporary, income, and equity
   common trust funds).................    10,081     10,453
                                         -------------------
Plan assets in excess of projected
   benefit obligation..................     1,699      1,925
Unrecognized net gain..................    (1,716)    (1,856)
Unrecognized prior service cost........       141        211
Unrecognized transition asset at
   January 1, 1994 and 1993, being
   amortized over a remaining period
   of one year.........................      (201)      (402)
                                         -------------------
Accrued pension liability included
   in consolidated balance sheets......  $    (77)   $  (122)
                                         ===================

     Significant assumptions used in determining the accrued pension obligation were as follows:

                                           1994       1993       1992
                                         ------------------------------
Discount rate..........................    7.5%       7.5%       8.0%
Projected compensation increase........    5.0        5.0        5.0
Expected long-term rate
  of return on Plan assets.............    8.0        8.0        8.0


Thrift plan:

The Corporation sponsors a thrift and savings plan (the "Thrift Plan") covering substantially all employees. The Thrift Plan provides for the Corporation to make incentive contributions equal to the participant's basic contribution up to a maximum of 3% of compensation and provides for voluntary employee contributions.

     All contributions and interest earned thereon are vested immediately. The Thrift Plan expense was approximately $170,000, $149,000, and $142,000 in 1994, 1993, and 1992, respectively.

Post-retirement benefits:

In addition to providing pension and thrift plan benefits, the Corporation provides certain healthcare and life insurance benefits for certain retired employees. The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits other than Pensions" ("SFAS No. 106"), in the first quarter of 1993. SFAS No. 106 requires that the expected cost of such benefits be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The Corporation elected to amortize the net obligation existing as of the date of adoption (transition obligation) over the remaining service periods of active plan participants.

     The net periodic post-retirement benefit cost for 1994 and 1993 was $339,000 and $321,000, respectively. The increase in annual post-retirement benefit cost for 1993 due to the adoption of SFAS No. 106 was $143,000. The related charge to expense for 1992 was $117,000.

     The net periodic post-retirement benefit cost for the years ended December 31 is comprised of the following:


(in thousands)                                       1994       1993
                                                   -------------------
Service cost--benefits
   attributed to service during the period......     $ 11       $ 11
Interest cost on accumulated
   benefit obligation...........................      201        188
Amortization of transition obligation...........      127        122
                                                   -------------------
Net periodic post-retirement benefit cost.......     $339       $321
                                                   ===================

     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation was 7.5% for 1994 and 1993. The assumed healthcare cost trend rate for 1995 was 10% and was graded down in 1% increments per year to an ultimate rate of 6% per year.

30        Bryn Mawr Bank Corporation

     The following table summarizes the amounts recognized in the Corporation's balance sheet as of December 31, 1994 and 1993:

(in thousands)                                1994      1993
                                          ----------------------
Accumulated post-retirement
  benefit obligation...................     $(2,638)  $(2,555)
Unrecognized variance of experience
  different from that assumed and
  unamortized transition obligation....       2,365     2,412
                                          ----------------------
Accrued post-retirement benefit cost...     $  (273)  $  (143)
                                          ======================


     The impact of 1% increase in the assumed healthcare cost trend rate for each future year would be as follows:


(in thousands)                        1994
                                    --------
Accumulated post-retirement
  benefit obligation
  as of December 31..............    $2,824
Service cost.....................        11
Interest cost....................       215


Post-employment benefits:

In November 1992, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-Employment Benefits" ("SFAS No. 112") was issued. SFAS No. 112 requires employers to recognize any obligation to provide post-employment (as differentiated from post-retirement) benefits by accruing the estimated liability. During the first quarter of 1994, the Corporation adopted SFAS No. 112, which did not have a material impact on the results of operations.

10. STOCK OPTION PLAN:

The Corporation maintains a stock option and stock appreciation rights plan (the "Plan") whereby, prior to 1994, up to 54,000 authorized and unissued or Treasury shares of the Corporation's common stock were reserved for issuance under the Plan.

     During 1994, the shareholders' approved an additional 54,430 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock may be issued to key officers. Options granted may either be "incentive stock options" within the meaning of the Internal Revenue Service Code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation's common stock. The following is a summary of transactions under the Plan:


                                         Shares     Available     Price
                                         Under         for         per
                                         Option      Option       Share
                                    ----------------------------------------
Balance at December 31, 1991.....        44,890       7,110    $18.00-$33.00
  Options exercised..............        (1,800)         --       $18.00
  Options expired................        (4,380)         --    $27.00-$33.00
                                    -------------------------
Balance at December 31, 1992.....        38,710       7,110    $18.00-$33.00
  Options granted................         7,000      (7,000)      $29.50
  Options exercised..............        (1,700)         --       $18.00
                                    -------------------------
Balance at December 31, 1993.....        44,010         110    $18.00-$33.00
  Options canceled...............            --        (110)       --
  Options authorized.............            --      54,430        --
  Options granted................        53,800     (53,800)   $31.00-$37.20
  Options exercised..............        (5,080)         --    $18.00-$29.50
  Options expired................        (1,900)         --    $29.50-$33.00
                                    -------------------------
Balance at December 31, 1994.....        90,830         630    $18.00-$37.20
                                    =========================
Exercisable at December 31, 1994.        39,390                $18.00-$37.20
                                    ===============

     Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options would not have had a material dilutive impact on earnings per share for the years ended December 31, 1994, 1993, and 1992 had they been exercised.

11. RELATED PARTY TRANSACTIONS:

The Corporation had loans outstanding directly to executive officers, directors, and certain other related parties of $2,405,000 and $2,326,000 at December 31, 1994 and 1993, respectively.

     Following is a summary of these transactions:


(in thousands)                             1994       1993
                                        ---------------------
Balance, beginning of year..........      $2,326     $1,896
Additions...........................         275      1,279
Amounts collected...................        (196)      (849)
                                        ---------------------
Balance, end of year................      $2,405     $2,326
                                        =====================

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK:

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

                                            Bryn Mawr Bank Corporation        31

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1994, are $50,845,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Corporation to a customer for a third party. Such standby letters of credit are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1994, amounted to $2,660,000.

     As of December 31, 1994, the Corporation had no loans sold with recourse outstanding.

     The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

13.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):


                                          Quarters ending 1994
                                  ------------------------------------
(In thousands, except
per share data)                     3/31     6/30     9/30     12/31
                                  ------------------------------------
Interest income................    $4,772   $4,955   $5,160    $5,491
Interest expense...............     1,257    1,241    1,258     1,321
Net interest income............     3,515    3,714    3,902     4,170
Provision for loan losses......       125      125      125       125
Income before income taxes.....     1,323    1,342    1,378     1,606
Net income.....................       945      990    1,003     1,111
Net income per share of
   common stock................       .87      .91      .92      1.01



                                          Quarters ending 1993
                                  ------------------------------------
(In thousands, except
per share data)                     3/31     6/30     9/30     12/31
                                  ------------------------------------
Interest income.................   $4,764   $4,780   $4,975    $4,976
Interest expense................    1,570    1,463    1,436     1,354
Net interest income.............    3,194    3,317    3,539     3,622
Provision for loan losses.......      125      125      125       125
Income before income taxes and
  cumulative effect of
  accounting change.............    1,106    1,249    1,480     1,453
Net income......................      656      963    1,056     1,037
Net income per share of
  common stock..................      .60      .88      .97       .95


14. CONDENSED FINANCIAL STATEMENTS:

The condensed financial statements of the Corporation (parent company only) as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, are as follows:

Condensed balance sheets


(in thousands)                                           1994        1993
                                                      ---------------------
Assets:
  Cash...........................................      $   182     $    95
  Investments in subsidiaries,
    at equity in net assets......................       25,117      22,634
  Premises and equipment, net....................        4,450       4,548
  Other assets...................................            2           3
                                                      ---------------------
      Total assets...............................      $29,751     $27,280
                                                      =====================

Liabilities and shareholders' equity:
  Mortgages payable..............................      $ 2,605     $ 2,648
  Other liabilities..............................           --           5
                                                      ---------------------
      Total liabilities..........................        2,605       2,653
                                                      ---------------------

  Common stock, par value $1, authorized
    5,000,000 shares, issued 1,245,100 shares
    and 1,240,020 shares as of December 31, 1994
    and 1993, respectively, and outstanding
    1,093,690 shares and 1,088,610 shares as of
    December 31, 1994 and 1993, respectively.....        1,245       1,240
  Paid-in capital in excess of par value.........        5,559       5,439
  Unrealized investment depreciation, net of
    deferred income taxes........................         (945)         --
  Retained earnings..............................       22,826      19,487
  Less common stock in treasury, at cost--151,410
    shares as of December 31, 1994 and 1993......       (1,539)     (1,539)
                                                      ---------------------
      Total shareholders' equity.................       27,146      24,627
                                                      ---------------------

      Total liabilities and shareholders' equity.      $29,751     $27,280
                                                      =====================

32        Bryn Mawr Bank Corporation

Condensed statements of income


(in thousands)                                 1994         1993         1992
                                             ----------------------------------
Dividends from The Bryn Mawr
  Trust Company............................   $  710        $ 435        $  --
Interest and other income..................      389          389          389
                                             ----------------------------------
  Total operating income...................    1,099          824          389
Expenses...................................      524          459          455
                                             ----------------------------------
Income (loss) before equity in
  undistributed income (loss) of
  subsidiaries before extraordinary
  credit and cumulative effect of
  accounting change........................      575          365          (66)
Equity in undistributed income
  (losses) of subsidiaries before
  extraordinary credit and cumulative
  effect of accounting change:
  The Bryn Mawr Trust Company..............    3,428        3,498        3,080
  Bryn Mawr Financial
    Services, Inc..........................       --           --          (27)
  Profit Research Consulting, Inc..........       --           --          (47)
                                             ----------------------------------
Income before income taxes,
  extraordinary credit, and cumulative
  effect of accounting change..............    4,003        3,863        2,940
Federal income tax benefit.................       46           24           33
                                             ----------------------------------
Income before extraordinary credit
  and cumulative effect of accounting
  change...................................    4,049        3,887        2,973
Extraordinary credit.......................       --           --          250
Cumulative effect of accounting change.....       --         (175)          --
                                             ----------------------------------
Net income.................................   $4,049       $3,712       $3,223
                                             ==================================


Condensed statements of cash flows


(in thousands)                                 1994         1993         1992
                                             ----------------------------------
Operating activities:
  Net income...............................   $4,049       $3,712       $3,223
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
  Equity in undistributed (earnings)
   losses of subsidiaries:
   The Bryn Mawr Trust Company.............   (3,428)      (3,323)      (3,330)
   Bryn Mawr Financial Services, Inc.......       --           --           47
   Profit Research Consulting, Inc.........       --           --           27
  Depreciation expense.....................       98           98           92
  Other....................................      (47)         (28)         (11)
                                             ----------------------------------
      Net cash provided by
      operating activities.................      672          459           48
                                             ----------------------------------
Investing activities:
  Purchase of premises and equipment.......       --           --          (31)
                                             ----------------------------------
    Net cash used by investing activities..       --           --          (31)
                                             ----------------------------------
Financing activities:
    Dividends paid.........................     (710)        (435)          --
    (Investment in) return from Bryn Mawr
     Financial Services, Inc...............       --           10          (19)
    Return from Profit Research
     Consulting, Inc.......................       --           --            1
    Proceeds from issuance of stock........      125           30           32
                                             ----------------------------------
      Net cash provided (used) by
       financing activities................     (585)        (395)          14
                                             ----------------------------------
Increase in cash and cash
  equivalents..............................       87           64           31
Cash and cash equivalents
  at beginning of year.....................       95           31           --
                                             ----------------------------------
Cash and cash equivalents
  at end of year...........................    $ 182        $  95        $  31
                                             ==================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965, as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 1994, the Bank's retained earnings amounted to $19,472,000. Therefore, as of December 31, 1994, dividends available for payment to the Corporation are limited to $19,472,000. Since the sole source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.


                                            Bryn Mawr Bank Corporation        33

15. SEGMENT INFORMATION:

As a part of its operating segments, the Bank generates significant operating profits from its banking, trust, and mortgage banking activities. The Bank's Trust Division provides both corporate and individual trust products and services to its customers. Assets under management were $799,846,000, $764,571,000, and $685,905,000 at December 31, 1994, 1993, and 1992,
respectively. The Bank also originates and sells residential mortgage loans in the secondary mortgage loan market, generating significant operating profits for the Bank. The Bank originated and sold mortgage loans in the secondary mortgage loan market amounting to $39,109,000, $108,865,000, and $93,215,000 in 1994, 1993, and 1992, respectively.

     Segment information for the years ended December 31, 1994, 1993, and 1992 is as follows:


                                                         1994
                                    --------------------------------------------
                                                           Mortgage    Consoli-
(in thousands)                        Banking     Trust     Banking     dated
                                    --------------------------------------------
Interest and fee income...........   $ 20,134     $   --     $  244    $ 20,378
                                    --------------------------------------------
Other operating income:
  Fees for trust services.........         --      4,719         --       4,719
  Service charges on checking
    accounts......................      1,068         --         --       1,068
  Other fees and service charges..        502         --        690       1,192
  Gains on loan sales.............         39         --        347         386
  Gains on sale of other real
    estate owned..................        294         --         --         294
  Other real estate owned revenue.        319         --         --         319
  Other...........................        405         --         --         405
                                    --------------------------------------------
Total other operating income......      2,627      4,719      1,037       8,383
                                    --------------------------------------------
Total gross revenues..............   $ 22,761     $4,719     $1,281    $ 28,761
                                    --------------------------------------------
Operating profit..................   $  3,421     $1,802     $  596    $  5,819
                                    --------------------------------------------
General corporate expenses........         --         --         --         170
                                    --------------------------------------------
Income before income taxes,
  extraordinary credit, and
  cumulative effect of
  accounting change...............         --         --         --       5,649
                                    --------------------------------------------
Identifiable assets at
  December 31.....................    332,909        236         35     333,180
                                    --------------------------------------------
Capital expenditures..............        841        208          8       1,057
                                    --------------------------------------------
Depreciation and amortization.....   $    806     $   66     $   19    $    891
                                    --------------------------------------------

                                                         1993
                                    --------------------------------------------
                                                           Mortgage    Consoli-
(in thousands)                        Banking     Trust     Banking     dated
                                    --------------------------------------------
Interest and fee income...........   $ 18,905     $   --     $  590    $ 19,495
                                    --------------------------------------------
Other operating income:
  Fees for trust services.........         --      4,419         --       4,419
  Service charges on checking
    accounts......................      1,266         --         --       1,266
  Other fees and service charges..        517         --        877       1,394
  Gains on loan sales.............         42         --      1,400       1,442
  Gains on sale of other real
    estate owned..................        889         --         --         889
  Other real estate owned revenue.         --         --         --          --
  Other...........................        369         --          7         376
                                    --------------------------------------------
Total other operating income......      3,083      4,419      2,284       9,786
                                    --------------------------------------------
Total gross revenues..............   $ 21,988     $4,419     $2,874    $ 29,281
                                    --------------------------------------------
Operating profit..................   $  2,144     $1,595     $1,649    $  5,388
                                    --------------------------------------------
General corporate expenses........         --         --         --         100
                                    --------------------------------------------
Income before income taxes,
  extraordinary credit, and
  cumulative effect of
  accounting change...............         --         --         --       5,288
                                    --------------------------------------------
Identifiable assets at
  December 31.....................    320,816         94         32     320,942
                                    --------------------------------------------
Capital expenditures..............        840          3         26         869
                                    --------------------------------------------
Depreciation and amortization.....   $    821     $   41     $   11    $    873
                                    --------------------------------------------

                                                         1992
                                    --------------------------------------------
                                                           Mortgage    Consoli-
(in thousands)                        Banking     Trust     Banking     dated
                                    --------------------------------------------
Interest and fee income...........   $ 19,762     $   --     $1,554    $ 21,316
                                    --------------------------------------------
Other operating income:
  Fees for trust services.........         --      4,016         --       4,016
  Service charges on checking
    accounts......................      1,208         --         --       1,208
  Other fees and service charges..        728         --        677       1,405
  Gains (losses) on loan sales....         50         --       (252)       (202)
  Gains on sale of other real
    estate owned..................        845         --         --         845
  Other real estate owned revenue.         --         --         --          --
  Other...........................        639         68         --         707
                                    --------------------------------------------
Total other operating income......      3,470      4,084        425       7,979
                                    --------------------------------------------
Total gross revenues..............   $ 23,232     $4,084     $1,979    $ 29,295
                                    --------------------------------------------
Operating profit..................   $  1,370     $1,349     $1,168    $  3,887
                                    --------------------------------------------
General corporate expenses........         --         --         --         101
                                    --------------------------------------------
Income before income taxes,
  extraordinary credit, and
  cumulative effect of
  accounting change...............         --         --         --       3,786
                                    --------------------------------------------
Identifiable assets at
  December 31.....................    302,790        136         13     302,939
                                    --------------------------------------------
Capital expenditures..............         43         17         15          75
                                    --------------------------------------------
Depreciation and amortization.....   $    805     $   57     $   91    $    953
                                    --------------------------------------------


34        Bryn Mawr Bank Corporation

Report of Independent Accountants





To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:


We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its method of accounting for investment securities in 1994 and, as discussed in Notes 8 and 9, changed its method of accounting for income taxes and post-retirement benefits other than pensions, respectively, in 1993.


/s/ Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 19, 1995

                                              Bryn Mawr Bank Corporation    35

CORPORATE INFORMATION
as of February 1, 1995

DIRECTORS
Darrell J. Bell
Consultant, Main Line Health Systems

Richard B. Cuff
President, Cuffco. Inc.

Warren W. Deakins
Self-Employed, Insurance Sales

Eleanor Carson Donato
President and Owner,
C.N. Agnew, Realtor, Inc.

Thomas J. Farrell, Jr.
Managing Partner, Renvyle Realty Company

Peter H. Havens
Manger, Kewanee Enterprises

Sherman R. Reed, 3rd
Builder and Developer

Phyllis M. Shea
Attorney-at-Law, Shea and Shea

Robert L. Stevens
President and Chief Executor Officer of
Bryn Mawr Bank Corporation and
The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts, Inc.

Samuel C. Wasson, Jr.
Secretary of Bryn Mawr Bank Corporation
and Executive Vice President and Secretary of
The Bryn Mawr Trust Company

Thomas A. Williams
Vice President, Secretary/Treasurer,
E.F. Houghton & Co.

ANNUAL MEETING
The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at The American College, 270 Bryn Mawr Avenue, Bryn Mawr, Pennsylvania, on Tuesday, April 18, 1995, at 2:00 p.m.

CORPORATE HEADQUARTERS
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610) 526-2302

AUDITORS
Coopers & Lybrand, L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962


LEGAL COUNSEL
Monterverde & Hemphill
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard,
Suite 1500
Philadelphia, Pennsylvania 19103-1815

STOCK LISTING
Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

TRANSFER AGENT
The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

REGISTRAR
Mellon Bank N.A.
P.O. Box 444
Pittsburgh, Pennsylvania 15230-0929

FORM 10-K
A copy of the Corporation's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Samuel C. Wasson, Jr., Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3396.

SHAREHOLDER RELATIONS
Samuel C. Wasson, Jr.
Secretary
(610) 526-2343

MARKET MAKERS
F.J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania

Herzog, Heine, Geduld, Inc.
New York, New York

Janney Montgomery Scott, Inc.
Philadelphia, Pennsylvania

Legg Mason Wood Walker, Inc.
Philadelphia, Pennsylvania

McConnell Budd & Downes
Morristown, New Jersey


36       Bryn Mawr Bank Corporation

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610) 525-1700


SENIOR MANAGEMENT:

Robert L. Stevens*
President

Robert J. Ricciardi*
Executive Vice President,
Community Banking

Samuel C. Wasson, Jr.*
Executive Vice President and
Secretary, Loans

Joseph G. Keefer
Senior Vice President, Commercial
& Real Estate Lending Services

Paul M. Kistler, Jr.
Senior Vice President, Human Resources,
Facilities, and Marketing

Donald B. Krieble
Senior Vice President, Consumer Credit Services

Thomas M. Petro
Senior Vice President, Information
Management

Joseph W. Rebl*
Senior Vice President and Treasurer, Finance

Richard I. Sichel
Senior Vice President, Trust

Joseph H. Bachtiger
Group Vice President, Trust

William J. Fink
Group Vice President, Commercial
& Real Estate Lending Services

Geoffrey L. Halberstadt, Sr.
Group Vice President, Commercial
& Real Estate Lending Services

William R. Mixon
Group Vice President, Information Systems

* Also officer of the Corporation.


BRANCH OFFICES:

801 Lancaster Avenue
Bryn Mawr, Pennsylvania
19010-3396
(610)525-1700

18 West Eagle Road
Havertown, Pennsylvania 19083
(610)789-1840

39 West Lancaster Avenue
Paoli, Pennsylvania 19301
(610)640-9920

330 East Lancaster Avenue
Wayne, Pennsylvania 19087
(610)341-1400

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096
(610)896-6435


LIMITED SERVICE OFFICES:

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Radnor Corporate Center
Radnor, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania

[RECYCLED PAPER LOGO APPEARS HERE] Printed on Recycled Paper

                          BRYN MAWR BANK CORPORATION
                             801 Lancaster Avenue
                      Bryn Mawr, Pennsylvania 19010-3396
                                (610) 526-2302