Form 10-K, Exhibit 13
period 1995-12-31
BRYN MAWR BANK CORP
filed 1996-04-01
CIK 802681

                                                                      EXHIBIT 13

                           BRYN MAWR BANK CORPORATION

                               ANNUAL REPORT 1995

Contents

Consolidated Financial Highlights .  1

Chairman's Letter .................  3

Selected Financial Data ...........  9

Management's Discussion
and Analysis ...................... 10

Consolidated Balance Sheets ....... 22

Consolidated Statements
of Income ......................... 23

Consolidated Statements
of Cash Flows ..................... 24

Consolidated Statements of
Changes in Shareholders' Equity ... 25

Notes to Consolidated
Financial Statements .............. 26

Report of Independent
Accountants ....................... 35

Corporate Information ............. 36

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                                        FIVE-YEAR
                                                                                                         COMPOUND
For the year                                                      1995          1994         CHANGE   GROWTH RATE
- ------------                                                      ----          ----         ------   -----------
(dollars in thousands)

Net interest income........................................    $16,371       $15,301              7%           2%

   Other income............................................      9,197         8,383             10           11

   Other expenses..........................................     18,325        17,535              5            2

   Net income..............................................      4,643         4,049             15           51


At year-end

(dollars in thousands)

Total assets...............................................   $354,956      $333,180              7%           3%

   Total net loans.........................................    231,701       225,120              3            3

   Total deposits..........................................    317,601       301,337              5            3

   Shareholders' equity....................................     31,903        27,146             18            6


Per common share

Net income.................................................    $  2.08       $ 1.85              12%          49%

   Dividends declared......................................       0.50         0.325             54           -5

   Book value..............................................      14.57        12.41              17            6

   Closing price...........................................      26.00        15.875             64           29



Selected ratios

   Return on average assets................................       1.39%        1.26%

   Return on average shareholders' equity..................      15.79        15.70

Our foundation is
service quality...
clearly distinguished
service to all we encounter.

                             [PHOTO APPEARS HERE]

1995

                                LEFT: Bill Mannion of
                                BMT Mortgage Company with
                                Walter Smedley (standing)
                                and Vicki Quinn of Member
                                Banking Credit Services



Dear Shareholder:

The Company, at year-end 1991 -- four years ago -- had been severely battered by bad loans. Our delinquent loan levels had approached the size of our net worth. According to Bill Issac, then head of the FDIC, the single, most reliable measure of bank failure was that of delinquencies exceeding net worth.

That year, we wrote down one quarter of our net worth. By year end, we had reduced our staff to 200 from 254 two years earlier. About one in four employees in the Bank -- excluding the Trust Division -- had lost their jobs.

During the fourth quarter of 1991, our stock hit a low of $3.25 a share, based on today's split-adjusted shares. Our existence as an independent institution was in danger.

As I write this, a little over four years later, the Bank has more than recovered from the dark days. The bedrock of its well-being is better understood, and the ways to build upon that well-being much more clearly seen.

Our foundation is service quality:the capture within our souls of a passion everyday to provide satisfying, clearly distinguished service to all we encounter, inside the Bank and out.

We've developed our information processing capabilities -- a process which has no end in sight -- as we work to stay abreast, in appropriate ways, with technological change.

We're improving the ways we find, correctly underwrite, and properly service borrowers. Our commercial cash management program is first-rate.

And we've devoted important attention and resource to developing our critical revenue sources -- our investment management and fiduciary services -- which distinguish us from all but a few in the banking business.

The satisfaction in our recovery comes, though, not from what we are today, but from the knowledge that we're well-equipped to continue our journey.

                                        LEFT: Peter Havens, Head
                                        of our Trust Division.

                [PHOTO APPEARS HERE]    RIGHT: Commercial
                                        Lender Bill Fink and
                                        June Falcone of Banking
                                        Operations call on
                                        Pete Riley (left) and Bill
                                        Riley of Joseph W. Riley
                                        Company




I'm proud indeed of just how far we've come from the difficult days of 1991, and I know that we're moving solidly ahead. Though we'll never reach a summit because there really isn't one, it's the quality of the journey we're on that counts. All that now said, here's how we did last year.

Net income in 1995 -- $4.6 million or $2.08 per share -- was up 15%, from $4.0 million or $1.85 per share. The per share amounts for 1995 included the effect of adding common stock equivalents to the weighted average outstanding common shares for the year. When their effect is dilutive to earnings per share, common stock equivalents, consisting of certain shares subject to options, are added to the weighted average outstanding common shares.

Lending revenues improved -- total interest income increased $3.2 million, from $20.4 million in 1994 to $23.6 million in 1995. We also enjoyed greater fees for services -- other income increased $800,000. Partially offsetting these gains were a $2.2 million increase in interest expense, $800,000 more in noninterest operating expenses, and a $500,000 jump in income taxes.

So, net income grew $600,000 in 1995. All in all, net interest income gained 7% and fee-based other income was up 10%, while noninterest expense, excluding the loan loss provision and income taxes, increased 5%.

Nonperforming assets stood at $4.4 million, up 4% from the levels at year-end 1994. Although nonperforming loans decreased, other real estate owned (OREO) balances increased more than enough to offset that decline. We took two steps which increased OREO. Capitalizable costs of $193,000 were added to an OREO property which has been for sale -- we hold a pending agreement -- and we acquired a participant's share in another OREO property for $404,000.

The quality of the loan portfolio is excellent. Delinquencies, 30 days or longer, overall, were .9% of loans outstanding at year end.

In recognition of the good year and based on solid capital levels, the March 1, 1996, regular quarterly dividend was increased 20%. Though the dividend increase outpaced the earnings gain, our payout ratio (dividend paid to net income) was 24% in 1995. We can, therefore, stand some modest increase in the dividend payout beyond the gain in net income.

                                                         We're improving the
                                                         ways we find, correctly
                                                         underwrite, and
                                                         properly service
                                                         borrowers

                             [PHOTO APPEARS HERE]

Our investment
management andfiduciary
services . . . distinguish
us from all but a few in the
banking business.

                             [PHOTO APPEARS HERE]

LEFT: Rich Sichel,
Forrest Mervine and Betty           [PHOTO APPEARS HERE]
Taylor of Investment
Counselors of Bryn Mawr.

RIGHT: Amanda Bedford
at the trading desk in Trust
 Investments


Now, let's review 1995 and look over a list of some of the year's highlights:

* In January, we signed an agreement to modernize our information processing system. After considerable effort by many, we converted to the new system in February of this year.

* We joined several other local banks in the Suburban Community Bank Council, which helps low income men and women acquire first homes.

*    I hosted a retiree luncheon, a personal highlight for me!

* Member Bankers visited the Barnes Foundation exhibit at the Philadelphia Museum of Art.

* We opened a limited-service office at Beaumont, a retirement community in Bryn Mawr.

*    We acquired two new IBM AS/400 computers.

* Peter Havens joined the Bank to head the Trust Division, and we initiated our Family Office service.

* We held our first Family Office Forum, a series of seminars and workshops designed to help families with wealth better deal with interpersonal issues, charitable giving, and wealth transfer. The forums continue.

* We held two free open air concerts on Ludington Library's lawn. It was our 15th year of sponsoring these concerts.

* Walter Smedley and Vicki Quinn joined the Bank as Member Banking lenders. They specialize in lending to high net worth individuals and families.

* At One Tower Bridge in West Conshohocken, we opened a facility featuring an automated teller machine and a part-time representative.

* Joe Bachtiger was installed as president of the National Association of Estate Planning Councils, a high honor well-deserved.

* We introduced Tel-A-Loan, a state-of-the-art loan system that makes applying for a car loan, line of credit, or home equity loan as close as your phone.

*    We split the stock, two-for-one, in December.

* We established Investment Counselors of Bryn Mawr, a department of our Trust Division, in offices at Two Tower Bridge, Conshohocken, to provide investment management services to high net worth individuals and employee benefit plans. Rich Sichel, chief investment officer, and two "new-to-us" professionals, Forrest Mervine and Betty Taylor, are its managing directors.

* We were delighted that Bill Harral, president and chief executive officer of Bell Atlantic-Pennsylvania, joined the boards. Bill has already proved to be a wonderful addition and a real boost to the Corporation's well-being.

* The Investment Department's record of superior performance was highlighted during 1995 with its Qualified Equity Fund's total return of 40.0% (compared to a return of 37.6% for the Standard and Poor's 500). For the last three years, The Bryn Mawr Trust has ranked in the First Quartile of six hundred investment managers according to Indata, a nationally recognized monitor of investment manager performance.

[PHOTO APPEARS HERE]


As time passes -- I've been at the Bank now for 35 years, the last 16 as its CEO
- -- I become ever more aware of the importance of quality talent. I feel, every day, blessed to have so many extraordinary men and women in our midst. Every job around here demands perfection in its execution. We all must be constantly stretched, challenged, and charged to move along effectively, keeping our service levels truly exceptional while managing costs well. Uninspired folks don't do those things very well, if at all.

I'm enormously grateful to those here who, together, make us the exceptional business we really are. They are the ones who create the goodness we so enjoy. And, we continue to be fully committed to the concept and practice of equal opportunity in all aspects of employment, and our resolve to provide a workplace free of discrimination remains steadfast.

We'll keep on working to exceed service expectations of prospects and customers, keeping in mind that all we do, in the end, is for the benefit of our shareholders.

I hope that you'll call if ever you have a question about what we're doing here, or if we could be of service to you or any of your family. We'll provide "simply the best service you'll ever find in a bank."

Sincerely,

/s/ Robert L. Stevens

Robert L. Stevens

Chairman
March 1, 1996


SELECTED FINANCIAL DATA

                                                         (in thousands, except for share and per share data)

For the years ended December 31                      1995          1994           1993          1992         1991
                                                ------------------------------------------------------------------

Interest income...............................  $  23,617      $ 20,378      $ 19,495      $  21,316     $ 23,785
Interest Expense..............................      7,246         5,077         5,823          7,683       11,527

Net interest income...........................     16,371        15,301        13,672         13,633       12,258
Loan loss provision...........................        500           500           500            725        7,459
                                                ------------------------------------------------------------------
Net interest income after loan loss provision.     15,871        14,801        13,172         12,908        4,799
Other income..................................      9,197         8,383         9,786          7,979        6,430
Other expenses................................     18,325        17,535        17,670         17,101       19,367
                                                ------------------------------------------------------------------
Income (loss) before income taxes,
   extraordinary credit and
   cumulative effect of accounting change.....      6,743         5,649         5,288          3,786       (8,138)
Applicable income taxes (benefit).............      2,100         1,600         1,401            813       (2,695)
                                                ------------------------------------------------------------------
Income (loss) before extraordinary credit and
   cumulative effect of accounting change.....      4,643         4,049         3,887          2,973       (5,443)
Extraordinary credit..........................         --            --            --            250           --
Cumulative effect of accounting change........         --            --          (175)            --           --
                                                ------------------------------------------------------------------

Net income (loss).............................  $   4,643      $  4,049      $  3,712      $   3,223     $ (5,443)
                                                ==================================================================

Per share data:
   Earnings (loss)............................  $    2.08     $    1.85      $   1.71       $   1.48     $  (2.51)
   Dividends declared.........................  $    0.50     $   0.325      $   0.20             --     $   0.30
   Weighted average shares outstanding,.......  2,233,898     2,183,900     2,176,446      2,170,588    2,170,220
    (including common stock equivalents
    in 1995)

                                                                        (in thousands)
At December 31                                       1995          1994           1993          1992          1991
                                                ------------------------------------------------------------------
Total assets..................................  $ 354,956      $333,180      $320,942      $ 302,939    $ 292,929
Earning assets................................    314,089       298,385       287,945        263,215      248,386
DEPOSITS......................................    317,601       301,337       291,074        276,185      269,828
Shareholders' equity..........................     31,903        27,146        24,627         21,320       18,065

For the years ended December 31                      1995          1994          1993           1992         1991
                                                ==================================================================
Selected financial ratios:
Net income (loss) to:
   Average total assets.......................      1.39%         1.26%         1.23%          1.13%       (1.86)%
   Average shareholders' equity...............     15.79%        15.70%        16.37%         16.41%      (24.74)%
Average shareholders' equity
   to average total assets....................      8.79%         8.06%         7.51%          6.91%         7.52%
Dividends declared per share to
   net income per share.......................     24.04%        17.52%        11.73%             --            --


Per share data and weighted average shares outstanding have been restated to reflect the 2-for-1 stock split, effective on December 29, 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation (the "Corporation") for each of the three years in the period ended December 31, 1995, as well as the financial condition of the Corporation as of December 31, 1995 and 1994. The Bryn Mawr Trust Company (the "Bank") is a wholly-owned subsidiary of the Corporation. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 22.

RESULTS OF OPERATIONS

OVERVIEW

The Corporation declared a 2-for-1 stock split, effective December 29, 1995. All share and per share data have been restated to reflect the effect of the 2-for-1 stock split. The Corporation reported net income of $4,643,000, or $2.08 per share, including the dilutive effect of common stock equivalents, for the year ended December 31, 1995. The year 1995 was a record year for Corporation earnings, surpassing 1989's record earnings of $4,077,000. Net income for 1995 represented a 15% increase over net income for 1994 of $4,049,000, or $1.85 per share.

These record results for 1995 are primarily due to a 7% increase in net interest income in 1995, a 10% increase in other income, while other expenses were held to a 5% increase over 1994 levels. Continued improvement in asset quality and growth in earning assets, along with the establishment of the Trust division's family office operation in 1995 played a significant role in the growth of both net interest income and non-interest revenue streams in 1995 compared to 1994 levels.

Both return on average assets and return on average equity increased over those reported for 1994. Return on average assets for the year increased to 1.39% from 1.26% in 1994, while return on average equity for 1995 was 15.79% compared to 15.70% in 1994.


[GRAPHIC APPEARS HERE]


During 1995, the Corporation declared and paid a $0.50 per share dividend, a 54% increase over the $0.325 per share dividend declared and paid in 1994. The dividend payout ratio for 1995 amounted to 24.04% of earnings per share, an increase from the dividend payout ratio of 17.52% for 1994.

EARNINGS PERFORMANCE

Lines of Business

The Corporation continues to have three significant business lines from which it derives its earnings. Its core business, that is the banking business, has been the keystone of the Corporation's success over the years. Additional earnings streams are received from its trust line of business and, in more recent years, its mortgage banking line of business, the origination, sale and servicing of mortgage loans to the secondary mortgage market. Following is a segmentation analysis of the results of operations for those lines of business for 1995 and 1994:

TABLE 1 - Lines of Business Analysis

                                                        1995
                                     -------------------------------------------
                                                      MORTGAGE
(dollars in thousands)               BANKING      TRUST     BANKING CONSOLIDATED
                                     -------------------------------------------
Net interest income after
    loan loss provision ........     $15,391     $    --   $   480     $15,871
Other income ...................       2,514       5,496     1,187       9,197
Other expenses .................      14,056       3,413       728      18,197
                                     -------------------------------------------
Operating profit ...............     $ 3,849     $ 2,083   $   939     $ 6,871
                                                                       -------
General corporate expenses .....          --          --        --         128
                                                                       -------
Income before income taxes .....          --          --        --     $ 6,743
                                                                       --------

 % of consolidated operating profit       56%         30%       14%       100%

                                                        1994
                                     -------------------------------------------
                                                      MORTGAGE
(dollars in thousands)               BANKING      TRUST     BANKING CONSOLIDATED
                                     -------------------------------------------

Net interest income after
    loan loss provision ........     $14,557     $    --   $   244     $14,801
Other income ...................       2,627       4,719     1,037       8,383
Other expenses .................      13,763       2,917       685      17,365
                                     -------------------------------------------

Operating profit ...............     $ 3,421     $ 1,802   $   596     $ 5,819
                                     -------------------------------------------
General corporate expenses .....          --          --        --         170
Income before income taxes
  and cumulative effect of
  accounting change ............          --          --        --     $ 5,649
                                     -------------------------------------------
% of consolidated operating profit        59%         31%       10%        100%

The table reflects operating profits of each line of business before income taxes and, in 1993, the cumulative effect of an accounting change.

Compared to 1994, all three segments of the Bank's lines of business showed healthy increases in operating profits. A significant increase in the amount of residential mortgage loans sold in the secondary mortgage market in 1995, compared to 1994, is the main reason for the increase in the mortgage banking percentage of operating profits to 14% from 10% in 1994. This increase in the mortgage banking segment's percentage of operating profits is also responsible for the declines in both the banking and trust segments' percentages of consolidated operating profits in 1995, compared to 1994, from 59% to 56% and 31% to 30%, respectively.

BANKING LINE OF BUSINESS

For most of 1995, the Bank's prime rate of interest increased over the prime rate as of December 31, 1994. The prime rate did decrease 50 basis points, 25 basis points in July 1995 and again late in the fourth quarter of 1995, ending the year at 8.5%. Much of the Bank's earning assets have rates of interest that are directly related to the prime rate. Therefore, a 6% increase in the Corporation's earning assets, along with an increase in the related rates of interest, tied to the prime rate, partially offset by a 59% increase in the Bank's higher costing certificates of deposit were the main reasons for a 6% increase in net interest income after loan loss provision in 1995, compared to 1994.

An expanded discussion of net interest income follows under the section entitled "Net Interest Income."

Other income decreased by 4% in 1995 compared to 1994. This was due primarily to a decrease in gains on the sale of other real estate owned ("OREO") in 1995 compared to 1994. During 1994, the Corporation disposed of $681,000 in OREO, realizing related gains of $294,000 compared to $278,000 sold in 1995, generating gains of $137,000. Exclusive of the $157,000 decrease in OREO gains from 1994 levels, other income in the banking line of business increased 2%.

Total other expenses of the banking line of business increased 3% in 1995 compared to 1994 levels. Overall, the operating profits of the banking line of business increased 12% in 1995 compared to 1994.

TRUST LINE OF BUSINESS

The Bank's Trust Division reported a 16% increase in operating profit for 1995 compared to 1994 levels. Total trust fee income rose 16% in 1995. This was partially due to a 30% increase in the market value of assets managed, from $799,846,000 at December 31, 1994, to $1,039,804,000 as of December 31, 1995, as
well as new revenue streams generated by the establishment of the family office operation in May 1995.


                            [GRAPHIC APPEARS HERE]


Other expenses of the Trust segment increased 17% in 1995 over 1994 levels. During 1995, in conjunction with the establishment of the family office operation, a Trust division incentive bonus, directly related to the overall profitability of the Trust division, was implemented. Based on the parameters established in this plan, a Trust division incentive bonus of $173,000 was included in other expenses for 1995. Also included in the Trust divisions other expenses for 1995 was the cost of administering the family office operation. Exclusive of the Trust incentive expense and the cost of the family office operation, Trust other expenses rose 9% in 1995 over 1994 levels.

MORTGAGE BANKING LINE OF BUSINESS

The operating profit of the Bank's mortgage banking segment increased 58% in 1995 compared to 1994. Mortgage interest rates increased sharply during 1994, making refinancing less attractive to borrowers. In 1995, mortgage banking rates began to decrease and the Bank was able to take advantage of the renewed interest in refinancing, thereby increasing both the volume of loans sold in the secondary mortgage market by 73% as well as the related loan fee and net gains on sales by 55%. As a result of this loan sale activity, as of December 31, 1995, the Bank serviced $203,934,000 in mortgage loans for others, an 18% increase over $172,108,000 in loans serviced for others at year end 1994. Following is a table showing the volume of mortgage loans originated and sold in the secondary mortgage market, the total loan fees and net gains realized, and the yield on these loan sales:

TABLE 2: Summary of Loan Sale Activity

(dollars in thousands)               1995          1994
                                   ---------------------
Volume of loans sold ............  $ 67,826     $ 39,109
Loan fees and net gains on sales   $    918     $    591
Yield on sales ..................      1.35%        1.51%

Other expenses of the Bank's mortgage banking segment increased 6% in 1995 compared to 1994 levels.

                            [GRAPHIC APPEARS HERE]

NET INTEREST INCOME

A 16%, or $3,239,000, increase in interest income, partially offset by a 43%, or $2,169,000 increase in interest expense from year to year resulted in an overall increase in net interest income of 7% or $1,070,000. Growth in both average earning assets and the overall yield on earning assets in 1995, compared to 1994, contributed to the growth in interest income. A 59% increase in average outstanding certificates of deposit, primarily higher rate Premier CDs, offered during the first quarter of 1995, was responsible for the related increase in interest expense for 1995 compared to 1994 levels of interest expense. The Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, remained level at 5.21% for both 1995 and 1994.

TABLE  3 - Analyses of Interest Rates and Interest Differential

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $798,000, $564,000 and $927,000 in 1995, 1994 and 1993, respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

                                      1995                       1994                         1993
- ---------------------------------------------------------------------------------------------------------------------------

                                                      AVERAGE              AVERAGE AVERAGE                      AVERAGE
                                             INTEREST   RATES             INTEREST   RATES             INTEREST   RATES
                                    AVERAGE   INCOME/ EARNED/    AVERAGE   INCOME/ EARNED/    AVERAGE   INCOME/ EARNED/
(dollars in thousands)              BALANCE   EXPENSE    PAID    BALANCE   EXPENSE    PAID    BALANCE   EXPENSE    PAID
- ---------------------------------------------------------------------------------------------------------------------------


Assets:

Cash and due from banks .........  $ 19,275   $    --      --%  $ 22,474   $    --      --%  $ 21,784   $    --     --%
Interest-bearing deposits
 with other banks* ..............       108         8     7.4        422        12     2.8        532        15    2.8
Federal funds sold* .............    13,658       813     6.0      6,839       261     3.8     11,305       343    3.0
Investment securities
  available for sale:

  Taxable* ......................    48,502     2,562     5.3     59,717     2,899     4.9     53,799     2,647    4.9
  Tax-exempt* ...................    11,905       607     5.1     13,498       708     5.2     13,593       749    5.5
                                   -----------------------------------------------------------------------------------

  Total investment securities ...    60,407     3,169     5.2     73,215     3,607     4.9     67,392     3,396    5.0
                                   -----------------------------------------------------------------------------------

Loans* ..........................   225,656    19,627     8.7    202,177    16,498     8.2    183,792    15,741    8.6
Less allowance for loan losses ..    (3,897)       --      --     (3,734)       --      --     (3,699)       --     --
                                   -----------------------------------------------------------------------------------

Net loans .......................   221,759    19,627     8.9    198,443    16,498     8.3    180,093   $15,741    8.7
Other assets ....................    19,184        --     --      18,694        --      --     20,690        --     --
                                   -----------------------------------------------------------------------------------

Total assets ....................  $334,391   $23,617     --    $320,087   $20,378      --   $301,796   $19,495     --
                                   ===================================================================================

Liabilities:

Demand deposits,
  noninterest-bearing ...........  $ 68,654   $   --      --%  $ 65,976    $    --      -- % $ 60,390   $    --     --%
Savings deposits ................   161,744    3,487     2.2    179,900      3,540     2.0    168,066     4,126    2.5
Time deposits ...................    68,328    3,754     5.5     42,925      1,512     3.5     44,767     1,697    3.8
FEDERAL FUNDS PURCHASED .........        89        5     5.6        469         25     5.3         --        --     --
Other liabilities ...............     6,175       --      --       5,022        --      --      5,894        --     --
                                   -----------------------------------------------------------------------------------

Total liabilities ...............   304,990    7,246      --     294,292     5,077      --    279,117     5,823     --

Shareholders' equity ............    29,401       --      --      25,795        --      --     22,679        --     --
                                   -----------------------------------------------------------------------------------

Total liabilities and

shareholders' equity ............ $ 334,391   $7,246      --   $ 320,087   $ 5,077      --   $301,796   $ 5,823     --
                                   ===================================================================================

  Total earning assets* ......... $ 299,829       --      --   $ 282,653        --      --   $263,021        --     --
Interest income
  to earning assets ..                   --       --     7.9          --        --     7.2         --        --    7.4

Interest expense to
  earning assets .                       --       --     2.4          --        --     1.8         --        --    2.2

Net yield on interest-earning

 assets .........................        --       --     5.5          --        --     5.4         --        --    5.2
Average effective rate paid on
 interest-bearing liabilities ...        --       --     3.1          --        --     2.3         --        --    2.7



   *Indicates earning assets.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $234,000 in 1995, ($363,000) in 1994, and ($1,085,000) in 1993.

Table 4 - Rate/Volume Analyses

(in thousands)                  1995 vs. 1994               1994 vs. 1993
- --------------------------------------------------------------------------------------
INCREASE/(DECREASE)             VOLUME    RATE      TOTAL   VOLUME      RATE    TOTAL
- --------------------------------------------------------------------------------------

Interest Income:
Interest-bearing deposits
with other banks ............    $(13)    $  9     $   (4)   $ (3)    $    --    $ (3)
Federal funds sold ......         354      198        552    (157)         75     (82)
Investment securities
 available for sale:

  Taxable ...............        (577)     240       (337)    290       (38)      252
  Tax-exempt ............         (82)     (19)      (101)     (5)      (36)      (41)
  Loans .................       1,996    1,133      3,129   1,518      (761)*     757
                               ------------------------------------------------------
 Total interest
  income ................       1,678    1,561      3,129   1,643      (760)      883

Interest expense:

 Savings deposits .......        (375)     322        (53)    272      (858)     (586)
 Time deposits ..........       1,152     1,09        (68)   (117)
 Federal funds
  purchased .............         (21)       1        (20)     25        --        25
                               ------------------------------------------------------
 Total interest expense .         756    1,413      2,169     229      (975)     (746)
                               ------------------------------------------------------
 Interest differential ..       $ 922     $148     $1,070  $1,414      $215    $1,629
                               ------------------------------------------------------

* Included in the loan rate variance was an increase in interest income related to non performing loans of $69,000 and $110,000 in 1995 and 1994, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 16% growth in interest income for 1995 was attributable to both a 6% increase in average earning assets over the prior year as well as an increase in the yield on average earning assets from 7.2% for 1994 to 7.9% for 1995, a 10% increase. Average earning assets for 1995 were $299,829,000 compared to $282,653,000 for 1994. The Bank's average outstanding balances in the loan portfolio increased 12%, average federal funds sold grew 100%, reflecting the investment of the proceeds derived from the Premier CD promotion discussed above. The average balance of the investment portfolio decreased 17%.

As of December 31, 1995, outstanding loans increased 3%. The most significant loan growth came in commercial and industrial loans, up 24% over December 31, 1994 levels. Construction lending, which has had little activity in recent years grew 82% during 1995. Partially offsetting these increases were 7% and 5% decreases in the respective year end 1995 balances of residential permanent mortgage loans and consumer loans. Residential loan balances decreased due to the increase in the sale of residential loans in the secondary mortgage market referred to above. The decrease in consumer lending was due primarily to a reduction in short-term indirect automobile loan balances at year-end 1995 compared to 1994.

Average deposits increased $9,925,000 or 3% during 1995. However, a change in the mix of average daily balances of deposits has caused a 43% increase in interest expense. As interest rates paid on the Bank's savings deposits, including market rate, NOW and savings accounts, remained relatively unchanged during 1995, depositors sought alternative investment opportunities. Average savings deposits decreased 10% in 1995, compared to similar 1994 average balances. During the first quarter of 1995, the Bank offered a Premier certificate of deposit at highly competitive rates of interest. The Bank's average certificate of deposit balances grew 59% over similar balances for 1994. This change in the mix of average deposit balances, away from lower costing savings deposits into higher costing CDs was responsible for the 43% increase in interest expense for 1995. The cost of funds for the Bank averaged 2.4% in 1995 compared to 1.8% in 1994.

LOAN LOSS PROVISION

The Bank provided a loan loss provision of $500,000 in both 1995 and 1994. The allowance for possible loan losses was $3,652,000 and $3,618,000 as of December 31, 1995 and 1994, respectively. The ratio of the loan loss reserve to nonperforming loans was 598% and 466% as of December 31, 1995 and 1994, respectively. Nonperforming loans amounted to $611,000 at December 31, 1995, a 21% decrease from $776,000 at December 31, 1994. The allowance for possible loan losses, as a percentage of outstanding loans, was 1.55% as of December 31, 1995, compared to 1.58% as of December 31, 1994. Bank management determined that the 1995 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1995.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 -  Allowance for Possible Loan Losses
                                   December 31

(dollars in thousands)       1995      1994       1993       1992       1991
                           ----------------------------------------------------
Allowance for possible
 loan losses:
Balance, January 1 .......  $3,618    $3,601     $3,848     $6,012     $3,894
                           ----------------------------------------------------
Charge-offs:
  Commercial and industrial   (527)       --       (462)      (145)      (538)
  Real estate--construction     --      (229)       (37)    (2,094)    (3,778)
  Real estate--mortgage ..      (8)      (69)       (11)       (92)      (674)
  Consumer ...............    (234)     (365)      (388)      (658)      (536)
- -------------------------------------------------------------------------------
   Total charge-offs .....    (769)      (663)     (898)    (2,989)    (5,526)
- -------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial    236        115        94         25        101
  Real estate--construction     --         --        --         --         28
  Real estate--mortgage ..      13         20        --         --          1
  Consumer ...............      54         45        57         75         55
- -------------------------------------------------------------------------------
   Total recoveries ......     303        180       151        100        185
- -------------------------------------------------------------------------------

    Net charge-offs ......    (466)      (483)     (747)    (2,889)    (5,341)
Provision for loan losses      500        500       500        725      7,459
- -------------------------------------------------------------------------------
Balance, December 31 ....   $3,652     $3,618    $3,601     $3,848     $6,012
- -------------------------------------------------------------------------------
Net charge-offs to
 average loans ..........      0.2%       0.2%      0.4%       1.6%       2.7%
- --------------------------------------------------------------------------------

TABLE 6 - Allocation of the Allowance for Possible Loan Losses

The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

                                                          December 31
                                1995              1994               1993                1992                 1991
- ---------------------------------------------------------------------------------------------------------------------------
                                      % LOANS             % LOANS             % LOANS           % LOANS             % LOANS
                                     TO TOTAL            TO TOTAL             TO TOTAL          TO TOTAL            TO TOTAL
(dollars in thousands)                 LOANS               LOANS                LOANS             LOANS               LOANS
- ---------------------------------------------------------------------------------------------------------------------------

Balance at end of
  period applicable to:
Commercial and industrial ... $1,295    28.7%    $1,289     23.9%    $1,144      26.0%   $1,335     26.5%   $1,667     21.7%
Real estate--construction ...    648     3.8        273      2.1        411       4.9       924      7.4     2,273     17.0
Real estate--mortgage .......    259    36.4        332     40.4        297      41.0       120     36.4       146     34.2
Consumer ....................    619    31.1        680     33.6        552      28.1       460     29.7       372     27.1
Unallocated .................    831      --      1,044       --      1,197        --     1,009       --     1,554       --
- ----------------------------------------------------------------------------------------------------------------------------
   Total .................... $3,652   100.0%    $3,618    100.0 %   $3,601     100.0%   $3,848    100.0%   $6,012    100.0%
============================================================================================================================

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

OTHER INCOME

The following table details other income for the years ended December 31, 1995 and 1994, and the percent change from year to year:

TABLE 7 - Other Income

                                       1995        1994       % CHANGE
- -------------------------------------------------------------------------
Fees for trust services               $5,496      $4,719           16%
Service charges on deposit accounts    1,049       1,068           (2)
Other fees and service charges         1,240       1,192            4
Net gain on sale of loans                479         386           24
Gain on sale of other real
  estate owned                           137         294          (53)
OREO revenues                            353         319           11
Other operating income                   443         405            9
- -------------------------------------------------------------------------
  Total other income                  $9,197      $8,383           10%
- -------------------------------------------------------------------------

In addition to net interest income, the Bank's three operating segments generate various fee-based income, including Trust income, service charges on deposit accounts, as well as loan servicing income and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 10 and 11, the increase in other income in 1995 from 1994 levels is primarily a result of an increase in Trust revenues and net gains on the sale of loans.

Trust income grew 16% from year to year, a combination of the establishment of a new Trust product, the family office, and the increase in the market value of trust assets by 30%, to $1,039,804,000 at the year end 1995, up from $799,846,000 as of December 31, 1994.

As interest rates rose during most of 1995, so did the earnings credit rate which is used to offset certain service charges on deposit accounts. This was the primary reason for the 2% decrease in service charges on checking accounts.

As discussed in the banking line of business discussion, the 53% decline in gains on the sale of OREO was directly attributable to a decline in the disposition of OREO in 1995 compared to 1994 levels of OREO sales.

Other fees and service charges increased 4% in 1995 from 1994 levels primarily due to an increase in documentation preparation fees related to the mortgage banking line of business discussed above.

OTHER EXPENSES

The following table details other expenses for the years ended December 31, 1995 and 1994, and the percent change from year to year:

TABLE 8- Other Expenses

                                           1995       1994        % CHANGE
- --------------------------------------------------------------------------
Salaries-regular ......................  $ 6,906     $6,705          3%
Salaries-other ........................    1,112        817         36
Employee benefits .....................    1,890      1,789          6
Occupancy expense .....................    1,441      1,389          4
Furniture, fixtures and equipment .....      877        851          3
Advertising ...........................      868        839          3
Computer processing ...................    1,174      1,085          8
Stationery and supplies ...............      279        258          8
Professional fees .....................      701        683          3
Insurance .............................      486        807        (40)
Merchant credit card processing .......      314        299          5
Net cost of operation of
  other real estate owned                     52         39         33
Other operating expenses ..............    2,225      1,974         13
- --------------------------------------------------------------------------

Total other expenses ..................  $18,325    $17,535          5%
- --------------------------------------------------------------------------

Other expenses increased for the year ended December 31, 1995 by 5% compared to 1994. Regular salaries, the largest component of other expenses, rose 3%, due primarily to merit increases and staffing additions related to the establishment of the family office operation in the Trust division and a Member Banking Credit department, to service the credit needs of the Bank's Member Bankers. Both of these new ventures were established near mid-year 1995. These staffing additions were partially offset by staffing reductions at year end 1994, when the Bank eliminated 4 full time positions associated with its business development efforts. As of December 31, 1995, the Bank's full time equivalent staffing level was 197.5 compared to 194.0 as of December 31, 1994.

Other salaries increased 36% from 1994 to 1995. These increases were primarily related to incentive based compensation, tied to the overall profitability of the Bank or specific lines of business. Included in other salaries is incentive compensation related to mortgage banking, Trust and overall Bank profitability. Based on the increased profitability of each segment, these incentive costs increased by $63,000, $173,000 and $164,000, respectively, from 1994.

Employee benefit costs increased 6% due to escalating costs associated with the maintenance of a competitive employee benefits package.

Computer processing fees increased 8% in 1995 compared to 1994. The Bank is in the process of converting from a remote job entry data processing system to an in-house system. In addition to an increase in computer processing fees related to the volume of transactions processed, additional data processing time was required as a part of the conversion process, thereby increasing computer processing fees. It is anticipated that the computer conversion will be accomplished sometime during the first quarter of 1996.

Insurance expense decreased 40%. Insurance expense is composed of the premiums paid to the Federal Deposit Insurance Corporation ("the FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverages. During 1995, the FDIC announced that the bank insurance fund was sufficiently funded to provide necessary coverage for insured bank deposits. Therefore, to those banks considered "well capitalized" by FDIC criteria, the FDIC refunded premiums paid from May 1995 through September 1995 and eliminated any further premium for the 4th quarter of 1995. The Bank is considered "well capitalized" by FDIC criteria. Therefore, for 1995, the Bank's FDIC deposit insurance premiums decreased by $295,000 or 46% from those paid in 1994. As of December 31, 1995, the FDIC anticipates no deposit insurance premiums for those banks classified as "well capitalized" during 1996. Due to reductions in overall insurance premiums related to the Corporation's business related coverages, the Corporation's business insurance premiums decreased $26,000 or 15% in 1995 from 1994 levels. This reduction in premiums was accomplished with no reductions in the related coverages for the Corporation.

Other operating expenses increased $251,000 or 13% from 1994 to 1995 due to a number of factors. Of the $251,000 increase in other operating expenses in 1995, $137,000 of this increase was because of expenses related to two claims against the Bank. The Bank's hiring and extra help costs increased $53,000 as the Bank continually expands its search for qualified staff. Telephone costs were up $37,000, due primarily to increased costs associated with the expansion of the Bank's local area network and wide area network of computers. Travel and entertainment related expenses also rose $35,000, reflecting continued efforts to increase the Bank's market share of business, especially in the lending areas.

The Bank's efficiency ratio, which is defined as the ratio of operating expenses to total revenues, measures the efficiency with which the Bank spends its revenue. The ratio has improved to 70.7% for 1995 compared to 73.5% in 1994 and 75.0% in 1993. It has been management's goal, over time, to improve this ratio to below 70%.

INCOME TAXES

The Corporation's provision for federal income taxes is based on the Corporation's statutory tax rate of 34%. Federal income taxes for 1995 were $2,100,000, compared to $1,600,000 for 1994. This represents an effective tax rate of 31.1% and 28.3% for 1995 and 1994, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 8 to the consolidated financial statements.

The Corporation adopted Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), during the first quarter of 1993. The cumulative effect of adopting SFAS No. 109 was a charge of $175,000.

FINANCIAL CONDITION

INVESTMENT SECURITIES

The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of January 1, 1994. Upon the adoption of SFAS No. 115, management elected to classify 100% of the investment portfolio as available for sale. Therefore, in accordance with SFAS No. 115, the investment portfolio was carried at its estimated market value of $59,211,000 and $58,563,000 as of December 31, 1995 and 1994, respectively. The amortized cost of the portfolio as of December 31, 1995 was $58,890,000, resulting in net unrealized gains of $321,000. The amortized cost of the portfolio at December 31, 1994 was $59,995,000, resulting in net unrealized losses of $1,432,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1995, are as follows:

TABLE 9 - Investment Portfolio

                                       MATURING     MATURING
                                         FROM         FROM
                            MATURING     1997         2001 MATURING
                             DURING    THROUGH      THROUGH   AFTER
(dollars in thousands         1996       2000        2005     2005        TOTAL
- --------------------------------------------------------------------------------

Obligations of the
 U.S. Government
 and agencies:
  Book value ............. $24,607     $22,685      $  --    $  --      $47,292
  Weighted average yield .     5.2%        6.0%        --       --          5.6%

State and political
 subdivisions:
  Book value ............. $ 2,707     $ 7,930         --       --       $10,637
  Weighted average yield       5.4%        4.9%        --       --          5.0%
Other investment securities:
  Book value .............    $ 40          --         --   $1,242       $ 1,282
  Weighted average yield .    5.0%          --         --      6.4%         6.4%
- --------------------------------------------------------------------------------

Total book value          $27,354      $30,615         --   $1,242      $59,211
  Weighted average yield      5.2%         5.7%        --      6.4%         5.5%

The positive fluctuation in the unrealized gain/loss from year to year was primarily a result of a decrease in market rates of interest during 1995. Approximately 80% of the investment portfolio consists of fixed rate U. S. Government and U. S. Government Agency securities and, therefore, the related decrease in market rates of interest during 1995 caused an increase in the market value of these securities during 1995, causing a net unrealized gain on the investment portfolio at December 31, 1995, compared to a net unrealized loss on the investment portfolio at December 31, 1994. The Corporation does not own any derivative investments and does not plan to purchase any of these investments in the foreseeable future.

LOANS

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate Personal CreditLine loans are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - Loan Portfolio

                                 December 31

(in thousands)                 1995       1994        1993       1992       1991
- --------------------------------------------------------------------------------

Real estate loans:
 Permanent
  mortgage loans             $85,752    $92,395     $78,553    $65,362   $63,244
 Construction loans            8,905      4,884       9,482     13,376    31,506
Commercial and
 industrial loans             67,507     54,631      49,800     47,541    40,241
Consumer loans                73,189     76,828      53,882     53,302    50,287
- --------------------------------------------------------------------------------
  Total                     $235,353   $228,738    $191,717   $179,581  $185,278
- --------------------------------------------------------------------------------


The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1995, is shown below.

                                      MATURING
                                          FROM
                            MATURING        1997     MATURING
                              DURING     THROUGH        AFTER
(in thousands)                  1996        2000         2000           TOTAL
- --------------------------------------------------------------------------------

COMMERCIAL, FINANCIAL,
  AND AGRICULTURAL           $37,189     $21,937     $  8,381        $ 67,507
Real estate--construction      5,594       3,311           --           8,905
Real estate--other               395       5,143       25,334          30,872
- --------------------------------------------------------------------------------
  Total                      $43,178     $30,391      $33,715        $107,284
- --------------------------------------------------------------------------------

Interest sensitivity on
   the above loans:
    Loans with
       predetermined rates    $1,754     $14,468      $  6,905       $ 23,127
    Loans with adjustable
      or floating rates       41,424      15,923        26,810         84,157
- --------------------------------------------------------------------------------
  Total                      $43,178     $30,391       $33,715       $107,284
- --------------------------------------------------------------------------------


There are no scheduled prepayments on the loans included in the maturity distributions.



The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 1995, increased 3% to $235,353,000 from $228,738,000 as of December 31, 1994.

The most significant increase was in the commercial lending area. Commercial loan balances grew by 24% in 1995 compared to year end 1994 outstanding balances. During 1995, the Bank added a new commercial lender and created a Member Banking Credit department, by employing two experienced lenders who concentrate their efforts on meeting the loan requirements of the Bank's Member Bankers.

The other area of loan growth was in the Bank's construction loan area. In recent years the Bank has made a conscious decision to reduce its construction loan balances, to lower its exposure to higher risk loans. As of December 31, 1995, the construction lending portfolio had no nonperforming loans nor any loans delinquent 30 days or more. The Bank has chosen to selectively return to the construction lending market. As of December 31, 1995, the construction loan portfolio has grown 82% over December 31, 1994 balances.

Consumer loans, consisting of loans to individuals for household, automobile, family and other consumer needs, as well purchased indirect automobile paper from automobile dealers in the Bank's market area, decreased 5%. This was due primarily to a decrease in the outstanding balances of the indirect automobile paper. These installment contracts, typically, are shorter term in nature. The maturity of existing indirect automobile contracts was not able to be overcome by the addition of new contracts, due to a slowdown in consumer automobile purchasing in 1995.

 Permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans, decreased 7% during 1995, primarily the result of the sale of $67,626,000 in residential mortgage loans in the secondary mortgage market. The Bank continues to actively pursue the mortgage banking line of business.

                            [GRAPHIC APPEARS HERE]

TABLE 11 - Loan Portfolio and Nonperforming Asset Analysis

                                                                                                 LOAN LOSS
                                                  LOAN PORTFOLIO                            NONPERFORMING ASSETS          RESERVE
                                          ------------------------------------------------------------------------------------------
                                                     Past Due    Past Due               Non-      Other      Total Non- Reserve for
                                                     30 to 89    90 Days    Total    Performing Real Estate Performing   Loan Loss
(in thousands)                             Current     Days      or More    Loans      Loans*     Owned**     assets**   Allocation
                                          ------------------------------------------------------------------------------------------
Real estate loans:
 Permanent mortgage loans:
  Residential ..........................  $ 12,380   $    222   $     55   $ 12,657   $     55   $    431      $  486           $--
  Commercial ...........................    30,715         96         61     30,872         61      1,386       1,447            --
  Home equity ..........................    41,947        179         97     42,223         97         --          97            --
                                          ------------------------------------------------------------------------------------------

  Total permanent mortgage loans .......    85,042        497        213     85,752        213      1,817       2,030            259

Construction mortgage loans:
 Residential ...........................     7,655         --         --      7,655         --         --          --            --
 Commercial ............................     1,250         --         --      1,250         --      1,977       1,977            --
                                          ------------------------------------------------------------------------------------------

  Total construction mortgage loans ....     8,905         --         --      8,905         --      1,977       1,977            648
                                          ------------------------------------------------------------------------------------------

  Total real estate loans ..............    93,947        497        213     94,657        213      3,794       4,007            907

Commercial and industrial loans ........    66,437        919        151     67,507        339         --         339            --
                                          ------------------------------------------------------------------------------------------

  Total commercial and
  industrial loans .....................    66,437        919        151     67,507        339         --         339          1,295

                                          ------------------------------------------------------------------------------------------

Consumer loans:
 Direct ................................    12,578         77         10     12,665         10         --          10            --
 Indirect ..............................    58,047        296         44     58,387         44         --          44            --
 CreditLine ............................     2,112         20          5      2,137          5         --           5            --
                                          -----------------------------------------------------------------------------------------
  Total consumer loans .................    72,737        393         59     73,189         59         --          59            619


 Unallocated reserve for loan loss .....        --         --         --         --         --         --          --            831

                                          ------------------------------------------------------------------------------------------

     Total .............................  $233,121   $  1,809   $    423   $235,353    $   611   $  3,794      $4,405      $   3,652
                                          ------------------------------------------------------------------------------------------


* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $611,000 includes the $423,000 in loans past due 90 days or more plus $188,000 in loans less than 90 days delinquent, on which certain borrowers have paid interest regularly.

**Other real estate owned was written down to current market values at the time of reclassification to this category. These amounts are not included in the total loan amounts.



DEPOSITS

The Bank attracts deposits from within its primary market area by offering various deposit instruments, including savings accounts, NOW accounts, market rate accounts, and certificates of deposits.

Total deposits increased 5% to $317,601,000 at December 31, 1995, from $301,337,000 at year-end 1994. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average deposit balances increased 3%. In an effort to increase its deposit base in 1995, the Bank offered one and two year Premier certificates of deposit, at interest rates of 6.50% and 7.00%, respectively. As a result, the Bank increased its average daily certificate of deposit balances by 59%. Partially offsetting this increase in average CD balances, was a 10% decrease in average daily balances of savings deposits, specifically, market rate, NOW and savings account deposits. The Bank's average daily non-interest bearing demand deposits grew 4% over similar balances for 1994.

                            [GRAPHIC APPEARS HERE]

The following table presents the average balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

                                                    % CHANGE            % CHANGE
                                                    1995 VS.            1994 VS.
(dollars in thousands)         1995         1994      1994      1993       1993
                             ---------------------------------------------------

Demand deposits, non-
  interest-bearing ......    $ 68,654    $ 65,976      4.1    $ 60,390      9.2%
                             ---------------------------------------------------

Market rate accounts ....      50,720      56,694    (10.5)     51,163     10.8
NOW accounts ............      65,999      67,195     (1.8)     59,758     12.4
Regular savings .........      45,025      56,011    (19.6)     57,145     (2.0)
                             ---------------------------------------------------

                              161,744     179,900    (10.1)    168,066      7.0
                             ---------------------------------------------------

Time deposits ...........      68,328      42,925     59.2      44,767     (4.1)
                             ---------------------------------------------------

  Total .................    $298,726    $288,801      3.4%   $273,223      5.7%
                             ---------------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1995:

TABLE 13 - Maturity of Certificates of Deposit of $100,000 or Greater

(in thousands)

Three months or less ......... $ 7,578
Three to six months ..........   2,549
Six to twelve months .........   1,040
Greater than twelve months ...     851
                               -------
 Total ....................... $12,018
                               =======

CAPITAL ADEQUACY

At December 31, 1995, total shareholders' equity of the Corporation was $31,903,000, a $4,757,000 or 18% increase over $27,146,000 at December 31, 1994.
In addition to earnings and dividends for the year, the impact of SFAS No. 115 resulted in a significant increase in shareholders' equity in 1995. As of December 31, 1995, shareholders' equity included unrealized gains on investment securities, net of deferred taxes, of $212,000 compared to unrealized losses on investment securities, net of taxes, of $945,000 at December 31, 1994. This change accounts for a $1,157,000 increase in total shareholders' equity from December 31, 1994, to year end 1995.


                            [GRAPHIC APPEARS HERE]



The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 1995 and 1994, are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-Based Capital Ratios

                               1995                1994
                             -------------------------------------------
                                        Minimum              Minimum
                              Actual   Required    Actual    Required
                             -------------------------------------------
Tier I capital ratio          11.42%     4.00%     10.82%     4.00%
Total capital ratio           12.67      8.00      12.08      8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under capitalized." As of December 31, 1995 and 1994, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's continued declaration of dividends in the future is dependent on future earnings.

RISK ELEMENTS

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1995. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. This table presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1995.

ASSET QUALITY

The Bank is committed to maintaining and developing quality assets. Loan growth is generated primarily within the Bank's market area, which includes Montgomery, Delaware and Chester Counties, as well as portions of Bucks and Philadelphia Counties. The development of quality loan growth is controlled through a uniform lending policy that defines the lending functions and goals, loan approval process, lending limits, and loan review.

Nonperforming assets amounted to $4,405,000 at December 31, 1995, a 4% increase from $4,251,000 at December 31, 1994, because of an increase in OREO balances. Nonperforming loans were $611,000 at December 31, 1995, a 21% decrease from $776,000 at December 31, 1994. OREO increased $319,000 or 9% to $3,794,000 at
December 31, 1995, from $3,475,000 at December 31, 1994, because of $193,000 in capitalizable costs being added to an existing OREO property and a $404,000 purchase of a participant's share of an OREO property. Both of these OREO properties are being offered for sale and are appraised for more than the Bank's new carrying value. These two increases in OREO balances were partially offset by a $278,000 reduction in OREO balances related to the disposition of three OREO properties during 1995. As of December 31, 1995, there were three properties remaining in OREO. The ratio of nonperforming assets as a percentage of total assets was 1.24% as of December 31, 1995, compared to 1.28% as of December 31, 1994.

TABLE 15 - Nonperforming Assets

                                                     December 31
(in thousands)                         1995    1994      1993     1992     1991
                                      ------------------------------------------

Loans past due 90 days or
 more not on nonaccrual status:
 Real estate--mortgage                 $ --   $   48    $ 139     $240  $    232
 Consumer                               155       82       59      121       182
Loans on which the accrual
 of interest has been discontinued:
 Commercial and industrial              339       --      205    1,023     1,356
 Real estate--mortgage                  117      371    1,032      862       115
 Real estate--construction               --      275      708      407     1,803
                                      ------------------------------------------

  Total nonperforming loans             611      776    2,143    2,653     3,688

Other real estate owned*              3,794    3,475    3,539    6,524     9,654
                                      ------------------------------------------

  Total nonperforming assets         $4,405   $4,251   $5,682   $9,177   $13,342
                                      ------------------------------------------

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $59,000 for the year ended December 31, 1995. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $50,000 in 1995.

* Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the "Committee") that periodically reviews the status of all nonaccrual loans, loans criticized by both the Bank's regulators and an independent consultant retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. During the review of the loan loss reserve, the Committee considers specific loans on a loan-by-loan basis, pools of similar loans, prior historical writeoff activity, and a supplemental reserve allocation as a measure of conservatism for any unforeseen loan loss reserve requirements. The sum of these components is compared to the loan loss reserve balance, and any additions deemed necessary to the loan loss reserve balance are charged to operating expenses on a timely basis.

The Corporation is regulated and periodically inspected by The Federal Reserve Board. During 1995, the Bank became a state member bank of the Federal Reserve System. The Bank is regulated and periodically examined by the Federal Reserve Board and the Pennsylvania Department of Banking. There are no recommendations by the regulators which would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), was issued. Under the requirements of SFAS No. 114, recognition of an impairment in the performance of a loan is required when it is probable that all amounts will not be collected in accordance with the loan agreement. SFAS No. 114 was subsequently amended by Statement of Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" ("SFAS No. 118"), to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The Corporation adopted SFAS No. 114 and No. 118 during the first quarter of 1995. The adoption of SFAS No. 114 and No. 118 has not had a material impact on the financial position or results of operations of the Corporation.

ASSET AND LIABILITY MANAGEMENT

Through its Asset/Liability Committee ("ALCO") and the application of Risk Management Policies and Procedures, the Bank seeks to minimize its exposure to interest rate risk as well as to maintain sufficient liquidity and capital.



                            [GRAPHIC APPEARS HERE]

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 1995

                                                                               REPRICING PERIODS
                                            ----------------------------------------------------------------------------------------

                                              0 TO 30     31 TO 90     91 TO 180  181 TO 365         OVER    NON-RATE
(dollars in thousands)                           DAYS         DAYS          DAYS        DAYS       1 YEAR     SENSITIVE        TOTAL

                                            ----------------------------------------------------------------------------------------


Assets:
Interest-bearing deposits
  with other banks ......................   $     115    $      --     $      --    $      --    $      --    $      --    $     115

Federal funds sold ......................      19,410           --            --           --           --           --       19,410

Investment securities ...................       7,930        5,191         5,876       21,215       18,999           --       59,211

Loans ...................................      70,897        7,387        13,132       19,648      124,289    $  (3,652)     231,701

  Cash and due from banks ...............          --           --            --           --           --       25,128       25,128

   Other assets .........................          --           --            --           --           --       19,391       19,391

                                            ----------------------------------------------------------------------------------------

   Total assets .........................   $  98,352    $  12,578     $  19,008    $  40,863    $ 143,288    $  40,867    $ 354,956

                                            ----------------------------------------------------------------------------------------


Liabilities and shareholders' equity:
  Demand, noninterest-bearing ...........   $      --    $      --     $      --    $      --    $      --    $  81,128    $  81,128

  Savings deposits ......................      60,503           --            --           --      100,838           --      161,340

  Time deposits .........................      15,683       13,897        14,100       10,330       21,123           --       75,133

  Other liabilities .....................          --           --            --           --           --        5,452        5,452

   Shareholders' equity .................          --           --            --           --           --       31,903       31,903

                                            ----------------------------------------------------------------------------------------

   Total liabilities and
   shareholders' equity .................   $  76,186    $  13,897     $  14,100    $  10,330    $ 121,961    $ 118,483    $ 354,956

                                            ----------------------------------------------------------------------------------------


Gap .....................................   $  22,167    $  (1,319)    $   4,908    $  30,533    $  21,328    $ (77,616)          --


Cumulative gap ..........................   $  22,167    $  20,848     $  25,756    $  56,289    $  77,616           --           --


Cumulative earning assets as a ratio
  of costing liabilities ................         129%         123%          125%         149%         133%          --           --


INTEREST RATE SENSITIVITY

The difference between interest sensitive assets and interest sensitive deposits, stated in dollars, is referred to as the interest rate sensitivity gap. A positive gap is created when interest rate sensitive assets exceed interest rate sensitive deposits. A positive interest rate sensitive gap will result in a greater portion of assets compared to deposits repricing with changes in interest rates within specified time periods. The opposite effect results from a negative gap. In practice, however, there may be a lag in repricing some products in comparison to others. A positive gap in the short-term, 30 days or less, in an increasing rate environment should produce an increase in net interest income.

The converse is true of a negative gap in a rising interest rate environment.

As shown in Table 16, the Bank is presently asset interest rate sensitive in the short term, 30 days or less category.

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments and deposit withdrawals. As of year-end 1995, based on an analysis of the results from the simulation model, the amount of the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation's management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation's liquidity, capital resources, or results of operations in the future.

LIQUIDITY

The Bank's liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans in the secondary market, and borrowing from the Federal Home Loan Bank of Pittsburgh. The Bank had available a $33,000,000 line of credit with the Federal Home Loan Bank of Pittsburgh as of December 31, 1995.

The Bank's liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Periodically, ALCO reviews the Bank's liquidity ratio, which is basically the relationship of liquid assets to certain deposits. This ratio, as of December 31, 1995, was 28% compared to 24% as of December 31, 1994. The primary reason for the increase in the liquidity ratio was an increase in federal funds sold. It is the Bank's policy to maintain a liquidity ratio in excess of 20%.

During 1995, the Corporation's financing activities provided $15,172,000 in net cash, primarily the result of a $33,313,000 increase in outstanding certificate of deposit balances, partially offset by decreases of $17,049,000 in demand and savings deposits. This net increase in cash provided by financing activities, along with a $12,827,000 increase in net cash provided from operations, primarily due to a $6,721,000 net increase in cash from the origination and sale of residential mortgage loans in the secondary mortgage market, were used to fund the net cash used in investing activities of $13,783,000, primarily a $26,088,000 increase in purchased automobile paper, partially offset by loan repayments, net of new loan originations of $12,765,000. Loan repayments, net of originations, are exclusive of residential mortgage loans originated for resale and loans sold in the secondary residential mortgage market as well as the increase in loan balances resulting from the purchased automobile paper from automobile dealerships during 1995, as discussed above. The balance of the increase in net cash available was used to increase the Corporation's cash and cash equivalents by $14,216,000 from December 31, 1994 to December 31, 1995.

1994 VS. 1993 RESULTS OF OPERATIONS

Net Income

Net income for the year ended December 31, 1994 was $4,049,000, a 9% increase over net income of $3,712,000 for the year ended December 31, 1993. Exclusive of the cumulative effect of an accounting change in 1993, the result of adopting SFAS No. 109 in 1993, net income of $4,049,000 in 1994, increased 4% over income before the cumulative effect of an accounting change of $3,887,000 for 1993.

On a per share basis, net income rose from $1.71 in 1993 to $1.85 in 1994. In 1994, the Corporation paid dividends of $0.325 per share, a 63% increase over $.20 per share, paid in 1993.

Return on average assets was 1.26% for 1994 compared to 1.23% in 1993. Return on average equity was 15.70% in 1994 versus 16.37% in 1993.

Net Interest Income

Net interest income increased 12% in 1994 from 1993 levels. Interest income increased 5% and interest expense decreased 13%.

The 5% rise in interest income was due to a 7% increase in daily average earning asset balances, partially offset by a decline in the average yield on earning assets, from 7.4% in 1993 to 7.2% in 1994.

Interest expense declined 13% or $883,000 from 1993 to 1994 due to a decline in interest rates paid on deposits, from 2.7% in 1993 to 2.3% in 1994. The result was an increase in the net interest margin from 4.85% in 1993 to 5.21% in 1994.

Loan Loss Provision

The provision for loan losses amounted to $500,000 in 1994 and 1993. The allowance for possible loan losses as a percentage of nonperforming loans amounted to 466% and 168% as of December 31, 1994 and 1993, respectively. The significant decline in outstanding nonperforming loans at December 31, 1994 from year end 1993, $2,143,000 at December 31, 1993 to $776,000 at December 31, 1994,
is primarily responsible for the increase in the ratio of loan loss reserves to nonperforming loans at year end 1994.


Other Income

Other income decreased 14% in 1994 from 1993 levels. Primarily responsible for this $1,403,000 decrease in other income was a $1,056,000 decrease in net gains on the sale of mortgage loans. The Bank sold $108,685,000 in mortgage loans during 1993 compared to only $39,109,000 in 1994. Increasing mortgage interest rates during 1994 were primarily responsible for this decline in income. The Bank also had a $595,000 reduction in gains on the sale of OREO in 1994 compared to 1993 gains. During 1993 the Bank disposed of $4,234,000 in OREO properties, realizing related gains of $889,000 compared to OREO sales of $681,000 in 1994 realizing gains of $294,000. Trust fees increased by $300,000 or 7% in 1994 over 1993 levels.

Other Expenses

Other expenses decreased by $135,000 or 1% in 1994 from 1993. While regular salaries increased $452,000 or 7%, salaries- other, primarily incentive based, decreased $244,000 or 23%. Decreases in incentives based on mortgage banking profitability and overall bank profitability are primarily responsible for the decreases.

Advertising costs increased $123,000 or 17% in 1994 from 1993 levels, the result of continuing the Corporation's television, radio, and print media advertising campaign.

Professional fees, primarily associated with the administration of nonperforming assets and the cost of operating OREO decreased $254,000 and $555,000, respectively, in 1994 as the amount of nonperforming assets were reduced by 25%, or $1,431,000, from year-end 1993 to 1994.

Income Taxes

The income tax provision for 1994 was $1,600,000, or a 28.3% effective rate, compared to $1,401,000, or a 26.5% effective rate, for 1993.

CONSOLIDATED BALANCE SHEETS

                                                                                                                 (in thousands)
As of December 31                                                                                            1995              1994
                                                                                                        ---------------------------
ASSETS

Cash and due from banks ........................................................................        $  25,128         $  19,353
Interest-bearing deposits with other banks .....................................................              115             1,584
Federal funds sold .............................................................................           19,410             9,500
Investment securities available for sale, at market value
   (amortized cost of $58,890,000 and $59,995,000
   at December 31, 1995 and 1994, respectively) ................................................           59,211            58,563
                                                                                                        ---------------------------
Loans ..........................................................................................          235,353           228,738
   Less: Allowance for possible loan losses ....................................................           (3,652)           (3,618)

                                                                                                        ---------------------------
        Net loans ..............................................................................          231,701           225,120
Premises and equipment, net ....................................................................           11,820            11,383
Accrued interest receivable ....................................................................            2,463             1,999
Deferred federal income taxes ..................................................................            1,042             1,730
Other real estate owned ........................................................................            3,794             3,475
Other assets ...................................................................................              272               473
                                                                                                        ---------------------------
   Total assets ................................................................................        $ 354,956         $ 333,180
                                                                                                        ---------------------------

LIABILITIES
Deposits:

   Demand, noninterest-bearing .................................................................        $  81,128         $  83,142
   Savings .....................................................................................          161,340           176,375
   Time ........................................................................................           75,133            41,820
                                                                                                        ---------------------------
   Total deposits ..............................................................................          317,601           301,337
Other liabilities ..............................................................................            5,452             4,697
                                                                                                        ---------------------------
   Total liabilities ...........................................................................          323,053           306,034

Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY
Common stock, par value $1,
   authorized, 5,000,000 shares, issued 2,493,200 shares and 1,245,100 shares as of December 31, 1995 and 1994, respectively, and outstanding 2,190,380 shares and 1,093,690 shares as of December 31, 1995
   and 1994, respectively ......................................................................            2,493             1,245
Paid-in capital in excess of par value .........................................................            4,363             5,559
Unrealized investment appreciation (depreciation), net of deferred income taxes ................              212              (945)

Retained earnings ..............................................................................           26,374            22,826
                                                                                                        ---------------------------
                                                                                                           33,442            28,685
Less: Common stock in treasury, at cost -- 302,820 and 151,410
  shares of December 31, 1995 and 1994, respectively ...........................................           (1,539)           (1,539)

                                                                                                        ---------------------------

     Total shareholders' equity ................................................................           31,903            27,146
                                                                                                        ---------------------------

     Total liabilities and shareholders' equity ................................................        $ 354,956         $ 333,180
                                                                                                        ---------------------------


The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
                                                                        (in thousands, except for share and per share data)

For the years ended December 31                                                           1995          1994          1993
                                                                                   ---------------------------------------

Net interest income:
Interest income:
  Interest and fees on loans ...................................................   $    19,627   $    16,498   $    15,741
  Interest on federal funds sold ...............................................           813           261           343
  Interest and dividends on investment securities:
   Taxable interest income .....................................................         2,491         2,853         2,594
   Tax-exempt interest income ..................................................           607           708           749
   Dividend income .............................................................            79            58            68
                                                                                   ---------------------------------------

     Total interest income .....................................................        23,617        20,378        19,495
Interest expense on deposits ...................................................         7,246         5,077         5,823
                                                                                   ---------------------------------------

Net interest income ............................................................        16,371        15,301        13,672
Loan loss provision ............................................................           500           500           500

Net interest income after loan loss provision ..................................        15,871        14,801        13,172
                                                                                   ---------------------------------------

Other income:
  Fees for trust services ......................................................         5,496         4,719         4,419
  Service charges on deposit accounts ..........................................         1,049         1,068         1,266
  Other fees and service charges ...............................................         1,240         1,192         1,394
  Net gain on sale of loans ....................................................           479           386         1,442
  Gain on sale of other real estate owned ......................................           137           294           889
  Other real estate owned revenue ..............................................           353           319            --
  Other operating income ......................................................            443           405           376
                                                                                   ---------------------------------------

   Total other income ..........................................................         9,197         8,383         9,786
                                                                                   ---------------------------------------

Other expenses:
  Salaries-regular .............................................................         6,906         6,705         6,253
  Salaries-other ...............................................................         1,112           817         1,061
  Employee benefits ............................................................         1,890         1,789         1,488
  Occupancy expense ............................................................         1,441         1,389         1,333
  Furniture, fixtures, and equipment ...........................................           877           851           811
  Advertising ..................................................................           868           839           716
  Computer processing ..........................................................         1,174         1,085         1,051
  Stationery and supplies ......................................................           279           258           260
  Professional fees ............................................................           701           683           937
  Insurance ....................................................................           486           807           867
  Merchant credit card processing ..............................................           314           299           279
  Net cost of operation of other real estate owned .............................            52            39           594
  Other operating expenses .....................................................         2,225         1,974         2,020
                                                                                   ---------------------------------------

        Total other expenses ...................................................        18,325        17,535        17,670
                                                                                   ---------------------------------------

Income before income taxes and
   cumulative effect of accounting change ......................................         6,743         5,649         5,288
Applicable income taxes ........................................................         2,100         1,600         1,401
                                                                                   ---------------------------------------

Income before cumulative effect of accounting change ...........................         4,643         4,049         3,887
Cumulative effect of accounting change .........................................            --            --          (175)
                                                                                   ---------------------------------------

Net income .....................................................................   $     4,643   $     4,049   $     3,712
                                                                                   ---------------------------------------

Earnings per average common share before
  cumulative effect of accounting change* ......................................   $      2.08   $      1.85   $      1.79
Cumulative effect of accounting change* ........................................   $        --   $        --   $     (0.08)
Earnings per average common share from net income* .............................   $      2.08   $      1.85   $      1.71
Average number of shares outstanding, including common stock
  equivalents* .................................................................     2,233,898     2,183,900     2,176,446

*Restated to reflect the 2-for-1 stock split, effective December 29, 1995.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                       (in thousands)
For the years ended December 31                                                            1995             1994             1993
                                                                                        -------------------------------------------

OPERATING ACTIVITIES:
Net income ......................................................................       $   4,643        $   4,049        $   3,712
Adjustments to reconcile net income to
   net cash provided by operating activities:
   Provision for loan losses ....................................................             500              500              500
   Provision for depreciation and amortization ..................................             986              891              873
   Provisions for writedowns of other real estate owned .........................              --               --              504
   Cumulative effect of accounting change .......................................              --               --              175
   Loans originated for resale ..................................................         (61,105)         (41,260)        (115,092)

   Proceeds from sale of loans ..................................................          67,826           40,986          111,194
   Net Gain on sale of loans ....................................................            (479)            (386)          (1,442)

   Gain on sale of investment securities ........................................              --               (2)              --
   Net gain on disposal of other real estate owned ..............................            (137)            (294           ) (889
   Provision for deferred income taxes ..........................................            (148)              66              290
   Change in income taxes payable/refundable ....................................             160              (55)             676
   Change in interest receivable ................................................            (464)            (109)            (215)

   Change in interest payable ...................................................             101              (11)             (27)

   Other ........................................................................             944              (97)           1,059
                                                                                      ----------------------------------------------


   Net cash provided by operating activities ....................................          12,827            4,278            1,318
                                                                                      ----------------------------------------------


INVESTING ACTIVITIES:
  Purchases of investment securities ............................................         (21,289)         (10,261)         (47,832)

  Proceeds from maturities of investment securities .............................          22,320           23,254           34,437
  Proceeds from sales of investment securities available for sale ...............              --            7,009               --
  Proceeds on disposition of other real estate owned ............................             415              975            5,123
  Purchase of other real estate owned ...........................................            (404)              --           (1,319)

  Capitalization of costs of other real estate owned ............................            (193)              --               --
  Loan repayments, net of originations ..........................................          12,765            8,125           16,049
  Purchase of automobile retail installment contracts ...........................         (26,088)         (45,877)         (22,061)

  Loan originations to facilitate the sale of other real estate owned ...........              --               --           (1,532)

  Purchases of premises and equipment ...........................................          (1,309)          (1,057)            (869)

                                                                                      ----------------------------------------------


   Net cash used by investing activities ........................................         (13,783)         (17,832)         (18,004)

                                                                                      ----------------------------------------------


FINANCING ACTIVITIES:
  Change in demand and savings deposits .........................................         (17,049)          12,279           18,657
  Change in time deposits .......................................................          33,313           (2,016)          (3,768)

  Dividends paid ................................................................          (1,095)            (710)            (435)

  Repayment of mortgage debt ....................................................             (49)             (43)             (35)

  Proceeds from issuance of common stock ........................................              52              125               30
                                                                                      ----------------------------------------------


   Net cash provided by financing activities ....................................          15,172            9,635           14,449
                                                                                      ----------------------------------------------


Change in cash and cash equivalents .............................................          14,216           (3,919)          (2,237)

Cash and cash equivalents at beginning of year ..................................          30,437           34,356           36,593
                                                                                      ----------------------------------------------


Cash and cash equivalents at end of year ........................................       $  44,653        $  30,437        $  34,356
                                                                                      ----------------------------------------------


SUPPLEMENTAL CASH FLOW INFORMATION: Cash paid during the year for:
   Income taxes .................................................................       $   1,414        $   1,513        $   1,220
   Interest .....................................................................           7,145            5,088            5,850
  Noncash investing transactions:
   Loans converted into other real estate owned .................................              --              908              318


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                (in thousands, except for shares of common stock)
                                                           SHARES OF                                        UNREALIZED
                                                              COMMON      COMMON     PAID-IN     RETAINED        GAINS     TREASURY
For the years ended 1995, 1994, and 1993                STOCK ISSUED       STOCK     CAPITAL     EARNINGS      (LOSSES)       STOCK
                                                        ----------------------------------------------------------------------------


Balance, December 31, 1992 .............................   1,238,320   $   1,238   $   5,411    $  16,210          $--    $  (1,539)

Net income .............................................          --          --          --        3,712           --           --
Dividends declared, $0.40 per share ....................          --          --          --         (435)          --
Common stock issued ....................................       1,700           2          28           --           --           --
                                                        ----------------------------------------------------------------------------


Balance, December 31, 1993 .............................   1,240,020       1,240       5,439       19,487           --       (1,539)

Cumulative effect of change
  in accounting principle, net of deferred
  income taxes of $444,000 .............................          --          --          --           --          863           --
Net income .............................................          --          --          --        4,049           --           --
Dividends declared, $0.65 per share ....................          --          --          --         (710)          --           --
Change in unrealized gains (losses), net of income
  taxes of $931,000 ....................................          --          --          --           --       (1,808)          --
Common stock issued ....................................       5,080           5         120
                                                        ----------------------------------------------------------------------------


Balance, December 31, 1994 .............................   1,245,100       1,245       5,559       22,826         (945)      (1,539)

Net income .............................................          --          --          --        4,643           --           --
Dividends declared, $0.50 per share ....................          --          --          --       (1,095)          --           --
Change in unrealized gains (losses), net of income
  taxes of $596,000 ....................................          --          --          --           --        1,157           --
Common stock issued ....................................       1,500           1          51           --           --           --
Common stock issued in conjunction with the
  2-for-1 stock split, effective
  December 29, 1995 ....................................   1,246,600       1,247      (1,247)          --           --           --
                                                        ----------------------------------------------------------------------------


Balance, December 31, 1995 .............................   2,493,200   $   2,493   $   4,363    $  26,374    $     212    $  (1,539)

                                                        ----------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation") and The Bryn Mawr Trust Company (the "Bank").

All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies of the Corporation conform to generally accepted accounting principles and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $9,674,000 and $8,257,000 at December 31, 1995 and 1994, respectively.

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

In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting SFAS No. 115 as of January 1, 1994 was an increase in the balance of shareholders' equity of $863,000 to reflect the net unrealized gain (net of $444,000 in deferred income taxes) of $1,307,000 on investment securities classified as available for sale. As of December 31, 1994, shareholders' equity was decreased by $945,000 due to unrealized losses (net of $487,000 in deferred income tax benefits) of $1,432,000 in the investment securities portfolio. As of December 31, 1995, shareholders' equity was increased by $212,000 due to unrealized gains (net of $109,000 in deferred income taxes) of $321,000 in the investment securities portfolio.

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

In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), was issued. Under the requirements of SFAS No. 114, recognition of an impairment in the performance of a loan will be required when it is probable that all amounts will not be collected in accordance with the loan agreement. SFAS No. 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS No. 118"), to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The adoption of SFAS No. 114 and No. 118 was required in the first quarter of 1995. As of December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $565,000. All impaired loans had a related allowance for loan loss. The total related allowance for loan loss at December 31, 1995 was $233,000. The adoption of SFAS No. 114 and No. 118 did not have a material impact on the financial position or results of operations of the Corporation.

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

Income taxes:

In February 1992, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), was issued. It changes the method of computing deferred income taxes from the deferred to a liability approach. The Corporation adopted SFAS No. 109 on January 1, 1993. The Corporation did not restate its prior years' consolidated financial statements in conjunction with the adoption of SFAS No. 109, but rather, reported a charge against 1993's earnings as the cumulative effect of the accounting change, in the amount of $175,000. Since deferred taxes are adjusted for any enacted change in tax rates under SFAS No. 109, the Corporation's results of operations may be subject to volatility.

Trust income:

Trust Division income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Other real estate owned:

Other real estate owned ("OREO") is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. OREO is recorded at the lower of the carrying value of the loan at the time of foreclosure or the market value of the property actually received. Should the resulting current market value of the property underlying the loan be below the current book value of the loan, the loan is written down to the current market value through a charge to the loan loss reserve. Market values are estimated through performing a detailed discounted cash flow analysis of each property, taking into consideration a number of factors, including the projected time period to complete the sale of the property, the projected selling price and costs of administration of the property. This stream of both positive and negative cash flows is discounted back to a present value using a current rate of interest. In addition, a reserve is maintained for estimated losses to cover potential risk of loss that may exist in the portfolio of real estate acquired by foreclosure. The balance of this reserve amounted to $149,000 and $177,000 as of December 31, 1995 and 1994, respectively. Revenues relating to the operation of these properties are recognized on a cash basis. Subsequent costs directly related to the completion of properties under construction are capitalized to the extent they are considered to be realizable. Operating expenses and any writedowns subsequent to foreclosure of the carrying value are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

Earnings per share:

Earnings per average common share is based on the weighted average of common shares outstanding during the year and, when their effect is dilutive, common equivalent shares consisting of certain shares subject to options.

Recently issued accounting standards:

In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122 "Accounting for Mortgage Servicing Rights" which is effective for the Corporation beginning January 1, 1996. The statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate the value. The statement applies prospectively to transactions entered into in 1996, therefore there will be no cumulative effect upon adoption of this statement. In addition, this statement is not expected to have a significant effect on the financial position or the results of operations of the Corporation.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation", which is effective for the Corporation beginning January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and the Corporation's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB 25, proforma disclosure of the effect, if adopted, of SFAS 123 on net income and earnings per share would be required in the 1996 financial statements. The Corporation will continue to apply APB 25 and therefore, there will be no impact on the financial position and results of operations.

3. INVESTMENT SECURITIES

The amortized cost and estimated market value of investments, one hundred percent of which were classified as available for sale, are as follows:

(in thousands)                                       1995
                            ----------------------------------------------------
                                         GROSS      GROSS   ESTIMATED
                             Amortized Unrealized Unrealized  Market    Carrying
                               COST      GAINS      LOSSES    VALUE       VALUE
                            ----------------------------------------------------

Obligations of the
 U.S. Government
  and agencies ...........   $47,100     $261        $69     $47,292     $47,292
State & political
  subdivisions ...........    10,515      122         --      10,637      10,637
Other securities .........     1,275        7         --       1,282       1,282

   Total .................   $58,890     $390        $69     $59,211     $59,211
                            ----------------------------------------------------

(in thousands)                                       1994
                            ----------------------------------------------------
                                         GROSS      GROSS   ESTIMATED
                             Amortized Unrealized Unrealized  Market    Carrying
                               COST      GAINS      LOSSES    VALUE       VALUE
                            ----------------------------------------------------

Obligations of the
 U.S. Government
  and agencies ..........    $46,134      $--     $1,297     $44,837    $44,837
State & political
  subdivisions ..........     12,861       66        205      12,722     12,722
Other securities ........      1,000        4         --       1,004      1,004

   Total ................    $59,995      $70     $1,502     $58,563    $58,563
                            ----------------------------------------------------

At December 31, 1995, securities having a book value of $10,745,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                                           1995
                                              -----------------------
                                                            ESTIMATED
                                              AMORTIZED      MARKET
                                                  Cost        Value
                                              -----------------------

Due in one year or less .....................   $27,283      $27,354
Due after one year through five years .......    30,372       30,615
Due after five years through ten years ......        --           --
Due after ten years .........................     1,235        1,242
                                              -----------------------

   Total ....................................   $58,890      $59,211
                                              -----------------------


Proceeds from sales of debt securities are as follows:

(in thousands)              1995       1994         1993
                            ----------------------------

Proceeds .................  $--       $7,009         $--
Gross gains ..............   --            2          --
Gross losses .............   --           --          --


4. LOANS:

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)                                                1995         1994
                                                          ---------------------

Real estate loans:
  Permanent mortgage loans ..............................  $85,752      $92,395
  Construction loans ....................................    8,905        4,884
Commercial and industrial loans .........................   67,507       54,631
Loans to individuals for household, family,
  and other consumer expenditures .......................   73,189       76,828
                                                          ---------------------

      Total ............................................. $235,353     $228,738
                                                          ---------------------

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status.

Nonperforming loans amounted to $611,000 and $776,000 at December 31, 1995 and 1994, respectively. Forgone interest on nonaccrual loans was $59,000, $128,000, and $238,000 in 1995, 1994, and 1993, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:

The summary of the changes in the allowance for possible loan losses is as follows:

(in thousands)                    1995           1994         1993
                                -------------------------------------

Balance, January 1              $3,618         $3,601        $3,848
Charge-offs                       (769)          (663)         (898)
Recoveries                         303            180           151
                                -------------------------------------
   Net charge-offs                (466)          (483)         (747)
Loan loss provision                500            500           500
                                -------------------------------------
Balance, December 31            $3,652         $3,618        $3,601
                                -------------------------------------


6. PREMISES AND EQUIPMENT:

A summary of premises and equipment at December 31 is as follows:

(in thousands)                                               1995          1994
                                                           ---------------------

LAND                                                       $ 2,974       $2,974
                                                           ---------------------
Buildings ..........................................        10,472       10,425
Furniture and equipment ............................         7,821        6,646
Leasehold improvements .............................           169           89
                                                           ---------------------
                                                            21,436       20,134
Less accumulated depreciation ......................         9,616        8,751
                                                           ---------------------
   Total ...........................................       $11,820      $11,383
                                                           ---------------------

The Corporation has borrowings outstanding of $2,557,000 at December 31, 1995. The borrowings are collateralized by properties with a book value of $4,351,000 at December 31, 1995. The weighted average interest rate on the borrowings was 9.75% in 1995 and 1994.

7. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments"("SFAS No. 107"), requires disclosure of the fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other market value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No.107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it practicable to estimate that value:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:

Estimated fair values for investment securities are based on quoted market price, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans:

For variable rate loans that reprice frequently and which have no significant change in credit risk, estimated fair values are based on carrying values. Fair values of certain mortgage loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The estimated fair value of nonperforming loans is based on discounted flows as determined by the internal loan review of the Bank or the value of the underlying collateral, as determined by independent party appraisers.

Deposits:

The estimated fair values disclosed for noninterest-bearing demand deposits, NOW accounts, and Market Rate and Market Rate Checking accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

Other liabilities:

Estimated fair values of long term mortgages, collateralized by two properties included in premises and equipment, are based on discounted cash flow analyses, using interest rates currently being offered for similar types of loans and amortizing the loan under existing amortization tables for each loan.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:

(IN THOUSANDS)                         1995                     1994
- --------------------------------------------------------------------------------
                              CARRYING    ESTIMATED     CARRYING      ESTIMATED
                                AMOUNT   FAIR VALUE       AMOUNT     FAIR VALUE
                              --------------------------------------------------
Financial assets:
  Cash and due from banks ...  $25,128      $25,128      $19,353        $19,353
Interest-bearing deposits
  with other banks ..........      115          115        1,584          1,584
Federal funds sold .........    19,410       19,410        9,500          9,500
Investment securities ......    59,211       59,211       58,563         58,563
Net loans ..................   231,701      233,645      225,120        222,247
                              --------------------------------------------------
Total financial assets ....   $335,565     $337,509     $314,120       $311,247
                              --------------------------------------------------
Financial liabilities:
  Deposits ...............    $317,601     $317,422     $301,337       $300,548
  Other liabilities .......      2,557        2,944        2,605          2,713
                              --------------------------------------------------
  Total financial liabilities $320,158     $320,336     $303,942       $303,261
Off-balance sheet instruments  $65,788      $65,788      $53,505       $ 53,505
                              --------------------------------------------------


8. APPLICABLE FEDERAL INCOME TAXES:

The Corporation adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes as of January 1, 1993, decreased net income by $175,000 ($0.08 per share) and is reported separately in the statement of income for the year ended December 31, 1993.

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)                                              1995          1994
                                                         -----------------------
Deferred tax assets:
  Other real estate owned ...........................     $  356        $ 366
  Loan loss reserve .................................        472          519
  Unrealized depreciation on investment
    securities ......................................         --          487
  Deferred loan fees ................................         73           99
  Other reserves ....................................        370          412
                                                         -----------------------
                                                           1,271        1,883
Deferred tax liabilities:
  Depreciation ......................................       (120)        (153)
  Unrealized appreciation on investment
    securities ......................................       (109)          --
                                                         -----------------------
Total deferred tax assets ...........................     $1,042       $1,730
                                                         -----------------------


No valuation allowance was recorded upon the adoption of SFAS No. 109 in the first quarter of 1993 or as of December 31, 1995, 1994 or 1993.

The provisions for federal income taxes consist of the following:

(in thousands)                                     1995       1994        1993
                                                  ------------------------------

Currently payable ............................    $2,008     $1,534      $1,111
Deferred .....................................        92         66         290
                                                  ------------------------------
  Total ......................................    $2,100     $1,600      $1,401
                                                  ------------------------------



The sources of timing differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:

(in thousands)                                      1995       1994        1993
                                                   -----------------------------

Other real estate owned .........................    $10       $(99)      $(122)
Loan loss provision .............................     47        108         122
Depreciation ....................................    (33)       (31)        (16)
Pension expense .................................    (67)        15          34
Deferred loan fees ..............................     26         75         (23)
Other ...........................................    109         (2)        295
- --------------------------------------------------------------------------------
 Total ..........................................    $92         $66       $290
- --------------------------------------------------------------------------------

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(Dollars in thousands)                               1995     1994        1993
                                                   -----------------------------
Statutory federal tax rate ......................      34%        34%        34%
                                                   -----------------------------

Computed
  "expected" tax expense ........................   $2,201    $1,921     $1,798
Benefit reductions in taxes
  resulting from
  tax-exempt income .............................    (285)      (333)      (326)
Other, net ......................................     184         12        (71)
                                                   -----------------------------
Actual tax expense ..............................  $2,100     $1,600     $1,401
                                                   -----------------------------

9. EMPLOYEE BENEFIT PLANS:

Pension Plan

The Bank sponsors a noncontributory, defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides for normal retirement at age 65 and, under certain conditions, also permits early retirement and payment of spouse's benefits. Total pension expense (income) under the Plan amounted to $122,000, ($45,000) and ($106,000) for the years ended December 31, 1995, 1994, and 1993, respectively.

Pension expense (income) for the years ended December 31 is comprised of the following:

(in thousands)                                     1995       1994        1993
                                                 -------------------------------
Service cost--benefits earned
  during the period ...........................    $428       $407        $301
Interest cost on projected
  benefit obligation ..........................     669        611         585
Actual return on Plan assets ..................  (3,009)       (35)     (1,303)
Unrecognized gain .............................      --         --          --
Net amortization and deferral .................   2,034     (1,028)        311
                                                 -------------------------------
Net periodic pension cost (income) ............    $122       $(45)      $(106)
                                                 -------------------------------

The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1995 and 1994. The accrued pension liability is included in Other liabilities on the accompanying consolidated balance sheets.

(in thousands)                                            1995           1994
                                                         -----------------------
Actuarial present value of benefit
  obligation:
  Accumulated benefit obligation
    (including vested benefits of
    $8,420,000 and $7,224,000 as
    of December 31, 1995 and 1994)                        $(8,570)     $(7,319)
                                                         -----------------------
Projected benefit obligation for
  service rendered to date                                (10,510)      (8,382)
Plan assets at fair value
  (invested primarily in the Bank's
  temporary, income, and equity
  common trust funds)                                      12,691       10,081
                                                         -----------------------
Plan assets in excess of projected
  benefit obligation                                        2,181        1,699
Unrecognized net gain                                      (2,450)      (1,716)
Unrecognized prior service cost                                70          141
Unrecognized transition asset at January 1, 1994,
  being amortized over a remaining
  period of one year                                             --       (201)
                                                         -----------------------
Accrued pension liability included
  in consolidated balance sheets                           $ (199)      $  (77)
                                                         -----------------------

Significant assumptions used in determining the accrued pension obligation were as follows:

                                                    1995       1994        1993
                                                   -----------------------------
Discount rate ..................................    7.0%       8.0%         7.5%
Projected compensation increase ................    5.0        5.0          5.0
Expected long-term rate
  of return on plan assets .....................    8.0        8.0          8.0


Supplemental Employee Retirement Plan

The Bank sponsors a noncontributory Supplemental Employee Retirement Plan (the "SERP") covering one employee. The SERP provides for supplemental retirement benefits, in an amount that is equal to the difference between what would have been payable under the Plan and the maximum amount payable under current regulations. SERP expense was first recognized in 1995 and amounted to $71,000. SERP expense for the year ended December 31 is comprised of the following:

(in thousands)                                                            1995
                                                                          ------
Service cost--benefits earned during the period ........................   $ 9
Interest cost on projected benefit obligation ..........................    24
Actual return on Plan assets ...........................................    --
Unrecognized gain ......................................................    --
Net amortization and deferral ..........................................    38
                                                                          ------
Net periodic SERP cost .................................................   $71
                                                                          ------

The following table presents a reconciliation of the accrued liability for the SERP as of December 31, 1995.

The accrued SERP liability is included in Other liabilities on the accompanying consolidated balance sheets.

(in thousands)                                                            1995
                                                                        --------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation
    (including vested benefits of
    $65,000 as of December 31, 1995) ................................   $  (65)
Projected benefit obligation for
  service rendered to date ..........................................     (370)
Unrecognized net loss ...............................................       35
Unrecognized prior service cost .....................................      264
Accrued SERP liability included
  in consolidated balance sheets ....................................   $  (71)


Significant assumptions used in determining the accrued pension obligation were as follows:

                                                                           1995
                                                                           -----
Discount rate ..........................................................    7.0%
Projected compensation increase ........................................    5.0
Expected long-term rate
  of return on plan assets .............................................     --

Thrift Plan

The Corporation sponsors a thrift and savings plan (the "Thrift Plan") covering substantially all employees. The Thrift Plan provides for the Corporation to make incentive contributions equal to the participant's basic contribution up to a maximum of 3% of compensation and provides for voluntary employee contributions.

All contributions and interest earned thereon are vested immediately. The Thrift Plan expense was approximately $165,000, $170,000, and $149,000 in 1995, 1994,
and 1993, respectively.

Post-Retirement Benefits

In addition to providing pension and thrift plan benefits, the Corporation provides certain health care and life insurance benefits for certain retired employees. The Corporation adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Post-Retirement Benefits other than

Pensions ("SFAS No. 106"), in the first quarter of 1993. SFAS No. 106 requires that the expected cost of such benefits be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The Corporation elected to amortize the net obligation existing as of the date of adoption (transition obligation) over the remaining service periods of active plan participants.

The net periodic post-retirement benefit cost for 1995 and 1994 was $335,000 and $339,000, respectively.

The net periodic post-retirement benefit cost for the years ended December 31 is comprised of the following:

(in thousands)                                                1995          1994
                                                             -------------------
Service cost-- benefits attributed to
  service during the period ...............................   $ 12         $ 11
Interest cost on accumulated Postretirement
  benefit obligation ......................................    204          201

Amortization of transition obligation .....................    119          127
Amortization of unrecognized gain .........................     --           --
                                                             -------------------
Net periodic post-retirement benefit cost .................   $335         $339
                                                             -------------------

The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation was 7.0% and 8.0% for 1995 and 1994, respectively.

The assumed health care cost trend rate for 1996 was 9% and was graded down in 1% increments per year to an ultimate rate of 6% per year.

The following table summarizes the amounts recognized in the Corporation's balance sheet as of December 31, 1995 and 1994:

(in thousands)                                               1995          1994
                                                           ---------------------
Accumulated post-retirement benefit obligation ..........  $(2,830)     $(2,638)
Unrecognized variance of experience different
  from that assumed and unamortized
  transition obligation .................................    2,428        2,365

Accrued post-retirement benefit cost ....................    $(402)     $  (273)
                                                           ---------------------


The impact of a 1% increase in the assumed health care cost trend rate for each future year would be as follows:

(in thousands)                                                            1995
                                                                         -------
Accumulated post-retirement benefit obligation
  as of December 31 ..................................................   $3,015
Service cost .........................................................       12
Interest cost ........................................................      217
Net amortization and deferral ........................................      129

Post-Employment Benefits

In November 1992, Statement of Financial Accounting Standards No. 112, Employers' Accounting for Post-Employment Benefits ("SFAS No. 112"), was issued. SFAS No. 112 requires employers to recognize any obligation to provide post-employment (as differentiated from post-retirement) benefits by accruing the estimated liability. During the first quarter of 1994, the Corporation adopted SFAS No. 112, which did not have a material impact on the results of operations.

10. STOCK OPTION PLAN:

The Corporation maintains a stock option and stock appreciation rights plan (the "Plan") whereby, prior to 1994, up to 108,000 authorized and unissued or Treasury shares of the Corporation's common stock were reserved for issuance under the Plan.

During 1994, the shareholders' approved an additional 108,860 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock may be issued to key officers. During 1995, the shareholder's approved the issuance of 40,000 shares, 10,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price will be set at the last sale price for the stock on the 3rd business day following the Corporation's Annual Meeting.

Options granted may either be incentive stock options within the meaning of the Internal Revenue Service code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation's common stock. The following is a summary of transactions under the Plan:

                                   SHARES     AVAILABLE             PRICE
                                    UNDER            FOR             PER
                                   OPTION         OPTION            SHARE
                                  ----------------------------------------------

Balance at December 31, 1992 ....  77,420         14,220        $ 9.00 - $16.50
  Options granted ...............  14,000        (14,000)           $14.75
  Options exercised .............  (3,400)            --            $ 9.00
                                  ----------------------------------------------
Balance at December 31, 1993 ....  88,020            220        $ 9.00 - $16.50
  Options canceled ..............      --           (220)
  Options authorized ............      --        108,860

  Options granted ............... 107,600       (107,600)       $15.50 - $18.60
  Options exercised ............. (10,160)            --        $ 9.00 - $14.75
  Options expired ...............  (3,800)            --         $14.75 - $16.5
                                  ----------------------------------------------

Balance at December 31, 1994 .... 181,660          1,260        $ 9.00 - $18.60
  Options authorized ............      --         40,000
  Options granted ...............  10,000        (10,000)           $17.375
  Options exercised .............  (3,000)            --            $17.375
  Options expired ...............  (3,200)            --        $15.50 - $18.60
                                  ----------------------------------------------
Balance at December 31, 1995 .... 185,460         31,260
                                  ----------------------------------------------

Exercisable at December 31, 1995  105,420                       $ 9.00 - $18.60
                                  ----------------------------------------------

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan.

The options had a $.04 per share dilutive effect on earnings per share for the year ended December 31, 1995 and would not have had a dilutive impact on earnings per share for the years ended December 31, 1994 and 1993 had they been exercised.

11. RELATED PARTY TRANSACTIONS:

The Corporation had loans outstanding directly to executive officers, directors and certain other related parties of $2,898,000 and $2,405,000 at December 31, 1995 and 1994, respectively. Following is a summary of these transactions:

(in thousands)                                               1995          1994
                                                           ---------------------
Balance, beginning of year .............................    $2,405       $2,326
Additions ..............................................     1,340          275
Amounts collected ......................................      (847)        (196)
                                                           ---------------------
Balance, end of year ...................................    $2,898       $2,405
                                                           ---------------------

12. FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK:

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition.The contractual amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1995, are $62,054,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credit are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1995, amounted to $3,734,000.

As of December 31, 1995, the Corporation had no loans sold with recourse outstanding.

The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

13. RISKS AND UNCERTAINTIES

The earnings of the corporation depend on the earnings of the Bank. The Bank's earnings are dependent upon both the level of net interest income and non-interest revenue streams, primarily fees for trust services, that are earned annually. Accordingly, the earnings of the Corporation are subject to risks and uncertainties surrounding both its exposure to changes in the interest rate environment and movements in financial markets.

Most of the Bank's lending activity is with customers located in southeastern Pennsylvania. Lending is spread between commercial, consumer and real estate related loans, including construction lending. While these loan concentrations represent a potential concentration of credit risk, the Bank's credit loss experience compares favorably to the Bank's peer group credit loss experience.

The financial statements of the Corporation are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Significant estimates are made by management in determining the allowance for possible loan losses and the carrying value of other real estate owned. Consideration is given to a variety of factors in establishing these estimates , including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent , or the present value of future cash flows. Since the allowance for possible loan losses and carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                   QUARTERS ENDING 1995
(In thousands, except per share data)        3/31     6/30     9/30       12/31
                                            ------------------------------------
Interest income ..........................  $5,516   $5,867   $6,071     $6,163
Interest expense .........................   1,594    1,826    1,910      1,916
Net interest income ......................   3,922    4,041    4,161      4,247
Provision for loan losses ................     125      125      125        125
Income before income taxes ...............   1,540    1,634    1,858      1,711
Net income ...............................   1,090    1,144    1,299      1,110
Net income per share of common stock .....    0.50     0.52     0.59       0.49

                                                   QUARTERS ENDING 1994
(In thousands, except per share data)        3/31     6/30      9/30      12/31
                                            ------------------------------------
Interest income ..........................  $4,772   $4,955   $5,160     $5,491
Interest expense .........................   1,257    1,241    1,258      1,321
Net interest income ......................   3,515    3,714    3,902      4,170
Provision for loan losses ................     125      125      125        125
Income before income taxes ...............   1,323    1,342    1,378      1,606
Net income ...............................     945      990    1,003      1,111
Net income per share of common stock .....    0.43     0.45     0.46       0.51


15. CONDENSED FINANCIAL STATEMENTS:

The condensed financial statements of the Corporation (parent company only) as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, are as follows:

Condensed Balance Sheets

(in thousands)                                                1995         1994
                                                            --------------------
Assets:
  Cash ...................................................  $   130      $  182
  Investments in subsidiaries, at
    equity in net assets .................................   29,982      25,117
  Premises and equipment, net ............................    4,351       4,450
  Other assets ...........................................        5           2
                                                            --------------------
    Total assets .........................................  $34,468     $29,751
                                                            --------------------

Liabilities and shareholders' equity:
  Mortgages payable ......................................  $2,557       $2,605
  Other liabilities ......................................       8           --
                                                            --------------------
  Total liabilities ......................................   2,565        2,605

Common stock, par value $1, authorized
  5,000,000 shares, issued 2,493,200 shares
  and 1,245,100 shares as of
  December 31, 1995 and 1994,
  respectively, and outstanding 2,190,380
  shares and 1,093,690 shares as of
  December 31, 1995 and 1994, respectively ...............   2,493        1,245
Paid-in capital in excess of par value ...................   4,363        5,559
Unrealized investment appreciation (depreciation),
  net of deferred income taxes ...........................     212         (945)
Retained earnings ........................................  26,374       22,826

Less common stock in treasury,
   at cost- 302,820 and 151,410 shares as of
  December 31, 1995 and 1994, respectively. ..............  (1,539)      (1,539)
                                                            --------------------
    Total shareholders' equity ...........................  31,903       27,146
                                                            --------------------
    Total liabilities and shareholders' equity ........... $34,468      $29,751
                                                            --------------------



Condensed Statements of Income

(in thousands)                                      1995       1994        1993
                                                  ------------------------------
Dividends from The Bryn
  Mawr Trust Company                              $1,095      $ 710       $ 435
Interest and other income                            236        389         389
Total operating income                             1,331      1,099         824
Expenses                                             478        524         459
                                                  ------------------------------
Income before equity in
  undistributed income of
  subsidiary and cumulative
  effect of accounting change                        853        575         365
Equity in undistributed income
  of subsidiary before cumulative
  effect of accounting change:
The Bryn Mawr Trust Company                        3,708      3,428       3,498
                                                  ------------------------------
Income before income taxes
  and cumulative effect of
  accounting change                                4,561      4,003       3,863
Federal income tax benefit                            82         46          24
                                                  ------------------------------
Income before cumulative effect
  of accounting change                             4,643      4,049       3,887
Cumulative effect of
  accounting change                                   --         --        (175)
                                                  ------------------------------
Net income                                        $4,643     $4,049      $3,712
                                                  ------------------------------


Condensed Statements of Cash Flows

(in thousands)                                      1995       1994        1993
                                                   -----------------------------
Operating activities
  Net income ....................................  $4,643    $4,049      $3,712
Adjustments to reconcile net income
  to net cash provided
  by operating activities:
Equity in undistributed earnings of subsidiary:

The Bryn Mawr Trust Company .....................  (3,708)   (3,428)     (3,323)
Depreciation expense ............................      98        98          98
Other ...........................................     (42)      (47)        (28)
                                                   -----------------------------
  Net cash provided by
    operating activities ........................     991       672         459
                                                   -----------------------------

Financing activities:
  Dividends paid ................................  (1,095)     (710)       (435)
  Return from Bryn Mawr
  Financial Services, Inc. ......................      --        --          10
  Proceeds from issuance of stock ...............      52       125          30
                                                   -----------------------------
  Net cash used by financing
    activities ..................................  (1,043)     (585)       (395)
                                                   -----------------------------

(Decrease) increase in cash and cash
equivalents .....................................     (52)       87          64
Cash and cash equivalents at
beginning of year ...............................     182        95          31
Cash and cash equivalents at
  end of year ...................................   $ 130     $ 182       $  95
                                                   -----------------------------


These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 1995, the Bank's retained earnings amounted to $29,982,000. Therefore, as of December 31, 1995, dividends available for payment to the Corporation are limited to $29,982,000. Since the sole source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

16. SEGMENT INFORMATION

As a part of its operating segments, the Bank generates significant operating profits from its banking, its trust and mortgage banking activities. The Bank's Trust Division provides both corporate and individual trust products and services to its customers. Assets under management were $1,040,000,000, $799,846,000, and $764,571,000 at December 31, 1995, 1994, and 1993,
respectively. The Bank also sells residential mortgage loans in the secondary mortgage loan market, generating significant operating profits for the Bank. The Bank originated and sold mortgage loans in the secondary mortgage loan market amounting to $67,826,000, $39,109,000, and $108,865,000 in 1995, 1994, and 1993,
respectively.

Segment information for the years ended December 31, 1995, 1994, and 1993 is as follows:


                                                          1995
                                        ----------------------------------------
                                                        MORTGAGE
                                         BANKING  TRUST    BANKING  CONSOLIDATED
                                        ----------------------------------------
Interest and fee income ..............  $23,137     $--    $ 480     $ 23,617
                                        ----------------------------------------

Other operating income:
   Fees for trust services ...........       --   5,496       --        5,496
   Service charges on
    checking accounts ................    1,049      --       --        1,049
   Other fees and service charges ....      487      --      753        1,240
   Net gains on loan sales ...........       45      --      434          479
   Gains on sale of other real
    estate owned .....................      137      --       --          137
   Other real estate owned revenue ...      353      --       --          353
   Other .............................      443      --       --          443
Total other operating income .........    2,514   5,496    1,187        9,197
                                        ----------------------------------------
Total gross revenues .................  $25,651  $5,496   $1,667     $ 32,814
Operating profit .....................  $ 3,849  $2,083   $  939     $  6,871
                                        ----------------------------------------
General corporate expenses ...........       --      --       --     $    128
                                        ----------------------------------------
Income before income taxes,
  extraordinary credit and
  cumulative effect of an
  accounting change ..................       --      --       --     $  6,743
                                        ----------------------------------------
Identifiable assets at
  December  31 ....................... $354,774  $  170     $ 12     $354,956
                                        ----------------------------------------
Capital expenditures .................  $ 1,269  $   34       --     $  1,303
                                        ----------------------------------------
Depreciation and amortization ........  $   873  $   99    $  14     $    986
                                        ----------------------------------------

                                                          1994
                                        ----------------------------------------
                                                        MORTGAGE
                                         BANKING  TRUST    BANKING  CONSOLIDATED
                                        ----------------------------------------
Interest and fee income ..............   $20,134  $  --    $ 244      $20,378
                                        ----------------------------------------
Other operating income:
   Fees for trust services ...........       --   4,719       --        4,719
   Service charges on
    checking accounts ................    1,068      --       --        1,068
   Other fees and service charges ....      502      --      690        1,192
  Net gains on loan sales ............       39      --      347          386
   Gains on sale of other real
    estate owned .....................      294      --       --          294
   Other real estate owned revenue ...      319      --       --          319
   Other .............................      405      --       --          405
                                        ----------------------------------------
Total other operating income .........    2,627   4,719    1,037        8,383
                                        ----------------------------------------
Total gross revenues .................  $22,761  $4,719   $1,281      $28,761
                                        ----------------------------------------
Operating profit .....................  $ 3,421  $1,802   $  596      $ 5,819

General corporate expenses ...........       --      --       --      $   170
                                        ----------------------------------------
Income before income taxes,
   extraordinary credit and
  cumulative effect of  an
  accounting change ..................     --        --       --      $ 5,649
Identifiable assets at
  December  31 ....................... $332,909   $ 236    $  35     $333,180
                                        ----------------------------------------
Capital expenditures .................  $   841   $ 208    $   8     $  1,057
Depreciation and amortization ........  $   806   $  66    $  19     $    891
                                        ----------------------------------------

                                                          1993
                                        ----------------------------------------
                                                        MORTGAGE
                                         BANKING  TRUST    BANKING  CONSOLIDATED
                                        ----------------------------------------
Interest and fee income ..............  $18,905   $  --    $ 590       $19,495
                                        ----------------------------------------
Other operating income:
   Fees for trust services ...........    4,419      --                  4,419
   Service charges on
    checking accounts ................    1,266      --       --         1,266
   Other fees and service charges ....      517      --      877         1,394
   Net gains on loan sales ...........       42      --    1,400         1,442
   Gains on sale of other real
    estate owned .....................      889      --       --           889
  Other ..............................      369      --        7           376
Total other operating income .........    3,083   4,419    2,284         9,786
                                        ----------------------------------------
Total gross revenues .................  $21,988  $4,419   $2,874       $29,281
                                        ----------------------------------------
Operating profit .....................  $ 2,144  $1,595   $1,649       $ 5,388
General corporate expenses ...........       --      --       --       $   100
                                        ----------------------------------------
Income before income taxes,
    extraordinary credit and cumulative
    effect of  an accounting change ..       --      --       --       $ 5,288
                                        ----------------------------------------
Identifiable assets at December  31 ..  $320,816  $  94   $   32      $320,942
Capital expenditures .................   $   840  $   3   $   26       $   869
                                        ----------------------------------------
Depreciation and amortization ........  $    821  $  41   $   11       $   873
                                        ----------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors  and Shareholders of Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its method of accounting for investment securities in 1994 and, as discussed in Notes 8 and 9, changed its method of accounting for income taxes and postretirement benefits other than pensions, respectively, in 1993.

/s/ Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 18, 1996

CORPORATE INFORMATION
as of February 1, 1996

DIRECTORS
Darrell J. Bell
Consultant, Main Line Health, Inc.

Richard B. Cuff
President, Cuffco, Inc.

Warren W. Deakins
Self-Employed, Insurance Sales

Eleanor Carson Donato
President and Owner, C.N. Agnew, Realtor, Inc.

William Harral, III
President and Chief Executive Officer,
Bell Atlantic-Pennsylvania, Inc.

Peter H. Havens
Executive Vice President, The Bryn Mawr Trust Company

Sherman R. Reed, 3rd
Builder and Developer

Phyllis M. Shea
Attorney-at-Law, Shea and Shea

Robert L. Stevens
Chairman, Chief Executive Officer, and President of Bryn Mawr
Bank Corporation and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts, Inc.

Samuel C. Wasson, Jr.
Secretary of Bryn Mawr Bank Corporation and Executive Vice
President and Secretary of The Bryn Mawr Trust Company

Thomas A. Williams
Vice President, Secretary/Treasurer, Houghton International, Inc.

ANNUAL MEETING
The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at The American College, 270 Bryn Mawr Avenue, Bryn Mawr, Pennsylvania, on Tuesday, April 16, 1996, at 2:00 p.m.

CORPORATE HEADQUARTERS
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610)526-2300



AUDITORS
Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962

LEGAL COUNSEL
Monteverde, McALee, FitzPatrick, Tanker & Hurd, P.C.
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard, Suite 1500
Philadelphia, Pennsylvania 19103-1815

STOCK LISTING
Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

TRANSFER AGENT
The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

REGISTRAR
Mellon Bank N.A.
P.O. Box 444
Pittsburgh, Pennsylvania 15230-0929

FORM 10-K
A copy of the Corporation's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Samuel C. Wasson, Jr., Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue,Bryn Mawr, Pennsylvania 19010-3396.

SHAREHOLDER RELATIONS
Samuel C. Wasson, Jr.
Secretary
(610)526-2343

MARKET MAKERS
F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania

Herzog, Heine, Geduld, Inc.
New York, New York

Janney Montgomery Scott, Inc.
Philadelphia, Pennsylvania

Legg Mason Wood Walker, Inc.
Philadelphia, Pennsylvania

McConnell Budd & Downes
Morristown, New Jersey

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610)525-1700

SENIOR MANAGEMENT:

Robert L. Stevens *
Chairman, Chief Executive Officer, and President

Peter H. Havens
Executive Vice President, Trust

Robert J. Ricciardi *
Executive Vice President, Community Banking

Samuel C. Wasson, Jr. *
Executive Vice President and Secretary, Loans

Joseph H. Bachtiger
Senior Vice President, Trust Administration

Joseph G. Keefer
Senior Vice President, Commercial &
Real Estate Lending Services

Paul M. Kistler, Jr.
Senior Vice President, Human Resources,
Facilities, & Marketing

Donald B. Krieble
Senior Vice President, Consumer Credit Services

Thomas M. Petro
Senior Vice President, Information Management

Joseph W. Rebl*
Senior Vice President and Treasurer, Finance

Walter Smedley, III
Senior Vice President, Member Banking Credit Services

William J. Fink
Group Vice President, Commercial &
Real Estate Lending Services

Geoffrey L. Halberstadt, Sr.
Group Vice President, Commercial &
Real Estate Lending Services

William R. Mixon
Group Vice President, Information Systems

Leo M. Stenson
Vice President and Auditor

William F. Mannion, Jr.
Managing Director, BMT Mortgage Company

Richard I. Sichel
Managing Director and Chief Investment Officer,
Investment Counselors of Bryn Mawr

* Also officer of the Corporation.



BRANCH OFFICES:

801 Lancaster Avenue
Bryn Mawr, Pennsylvania
19010-3396
(610)525-1700

18 West Eagle Road
Havertown, Pennsylvania 19083
(610)789-1840

39 West Lancaster Avenue
Paoli, Pennsylvania 19301
(610)640-9920

330 East Lancaster Avenue
Wayne, Pennsylvania 19087
(610)341-1400

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096
(610)896-6435

LIMITED SERVICE OFFICES:

Beaumont at Bryn Mawr Retirement Community
Bryn Mawr, Pennsylvania

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

One Tower Bridge
West Conshohocken, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Radnor Corporate Center
Radnor, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania