Form 10-K405, Exhibit 13
period 1996-12-31
BRYN MAWR BANK CORP
filed 1997-03-31
CIK 802681

[LOGO] Bryn Mawr Bank Corporation            1996 ANNUAL REPORT

                                                                      Exhibit 13

Consolidated Financial Highlights
                                                                     Five-Year
                                                                     Compound
                                      1996         1995      Change  Growth Rate
                                   ---------------------------------------------
For the year
(dollars in thousands)
Net interest income                $ 17,847      $ 16,371       9%       8%
Other income                         10,423         9,197      13       12
Other expenses                       18,978        18,325       4        0
Net income                            6,042         4,643      30      N/A

At year-end
(dollars in thousands)
Total assets                       $345,747      $354,956     (3)%       3%
Total net loans                     255,245       231,701      10        7
Total deposits                      303,183       317,601      (5)       2
Shareholders' equity                 35,808        31,903      12       15

Per common share
Net income                         $   2.67      $   2.08      28%     N/A
Dividends declared                     0.92          0.50      84       44
Book value                            16.27         14.57      12       14
Closing price                         27.25         26.00       5       45

Selected ratios
Return on average assets               1.79%         1.39%
Return on average
 shareholders' equity                 18.16%        15.79%



Contents

Chairman's Letter                       2

The Year in Review                      4

Selected Financial Data                10

Management's Discussion
and Analysis of
Financial Condition and
Results of Operations                  11

Consolidated Balance Sheets            25

Consolidated Statements
of Income                              26

Consolidated Statements
of Cash Flows                          27

Consolidated Statements
of Changes in
Shareholders' Equity                   28

Notes to Consolidated
Financial Statements                   29

Report of Independent
Accountants                            38

Corporate Information                  39

Dear Shareholder:

We've built our Bank on the bedrock of thoughtful, personal service provided by competent and happy men and women. Thanks largely to their effort, this year's results were excellent, though we're mindful of the strong economic underpinning that low inflation has provided.

The good year resulted from the strength of our basic banking business, increased fees for investment management and fiduciary services, and reasonably controlled expenses.

Net income was $2.67 per share, up 28% from $2.08 in 1995. But after "apples-to-apples" adjusting for the gain from the sale of a property held in other real estate owned (OREO), unrelated nonrecurring expenses, and related federal income taxes, net income per share was $2.43, up 17% from $2.08 last year. Using these adjusted earnings, return on beginning-of-the-year equity was 17.2%. Excluding the onetime 32c dividend paid on May 1, 1996, from the after-tax proceeds of the OREO property sale, regular quarterly dividends were up 20%. All in, a solid year of growth.

The regular quarterly dividend was again increased 20%, from 15c to 18c per share, beginning with the dividend payable March 1, 1997.

We're committed to becoming the very best there is in what we do, and here's some measure of how we're doing:
-- Our investment managers, once again, topped the Standard and Poor's market advance, this last year by 410 basis points.

-- Our commercial lenders continue to be "as good as it gets" in terms of satisfied clients.

-- Our dealer-originated automobile loan program expanded again. There's no one better at making these indirect loans.

-- Our mortgage origination business was good in 1996; we can finance our customers' homes just about anywhere in the U.S.

-- We spearheaded a successful effort to provide a time-tested education program to low income and minority children within our community. The program was developed by The Franklin Institute and is being offered through facilities provided by the Zion Baptist Church in Ardmore. Some 20 students are participating.

2 Bryn Mawr Bank Corporation

Looking back is fun, and we are thankful for the fine year. However, our relentless challenge is to look ahead, to learn more about the needs of our customers and prospects, and to equip ourselves to meet these needs. There's no question in my mind that earnings growth is the key to our independent existence, so building streams of revenue while effectively managing expenses is our goal. We're looking to continue to strengthen our traditional banking business -- gathering deposits, particularly checking account deposits, and making loans -- while we expand our capacity to produce fees from asset management and fiduciary services, and from originating and underwriting loans for sale in the secondary market.

There's a sincere dedication to expanding the high quality, fee-based advice and service that we intend to provide to customers. In line with this goal, we've arranged with The American College -- the life insurance industry's premier educational institution -- to prepare more than 50 of our employees for the examination required for attainment of the professional designation of Certified Financial Planner (CFP).

My heartfelt thanks, as always, to the men and women who comprise this great institution and who have made it all that it's becoming, and to you, our owners, for investing in our collective future. We'll work hard to improve our earnings, the best underpinning we can give our stockholders, customers, and community.

If you bank with us, thanks, and if you do not, let's get started. You'll find banking here a remarkable, unusually refreshing experience. I'm at (610)526-2300.

Sincerely,

/s/ Robert L. Stevens

Robert L. Stevens
Chairman
February 3, 1997

                                                            1996 Annual Report 3

[PHOTO]

THE YEAR IN REVIEW

The men and women, who are the Bank, delivered quality financial services again this year, with integrity, care, candor, and respect. These values have been the hallmark and distinguishing characteristic of The Bryn Mawr Trust
Company throughout its 107 year history. We treat people well, but what we do is more than simply being nice. Our staff is competent, capable, and equipped with the technology, products, and services that customers demand. And to meet the future, the Bank embarked on many key initiatives, while continuing its stewardship within the communities it serves, to build a better tomorrow.

Technology Advances
-------------------

Bank customers expect more than 9-to-5 banking these days. Last year, Bryn Mawr Trust made significant advancements in technology designed to provide customers access to us anytime from anywhere.

The TELEPHONE BANKER service was upgraded for both personal and business accounts. It's now easier for customers to get account information, and obtain loan balances and other helpful information. Expanded features now enable customers to transfer funds using a touch-tone phone.

The PC BANKER software was expanded. This software competes well with the best cash management software available anywhere. It provides business customers 24-hour, on-line access to account information for Bryn Mawr Trust accounts and accounts they might maintain with other financial institutions. Powerful transaction features allow customers to send wire transfers, concentrate funds from around the country, and originate automated clearinghouse transactions -- all from the convenience of their office.

The BUSINESS SWEEP product is yet another demonstration of the Bank's customer-driven technology advances. It is an automated investment system that sweeps excess cash from a business checking account to an overnight investment and is an effective way to manage working capital. Unlike most sweeps, which delay investing for one day, the Bank's Business Sweep invests on a same-day basis. So Bryn Mawr Trust customers' funds are invested faster.

Bryn Mawr Trust also converted to a new technology platform in February of 1996, including changes in the Bank's computer software, which resulted in greater control over technology resources. Thanks to the dedication of a team of Bank employees, the adverse impact on customers was remarkably small.

4 Bryn Mawr Bank Corporation

The new technology platform has enabled the Bank to develop a number of exciting new technology-driven services that will be launched in 1997. These will provide additional convenience to our customers. Of course, technology, no matter how convenient, is never a substitute for capable, caring service, and it is the quality of care that continues to distinguish Bryn Mawr Trust from our competitors.

Outstanding Investment Management Results
-----------------------------------------

Bryn Mawr Trust ranks among the top investment managers in the United States according to Indata, a nationally recognized monitor of investment fund performance. For the last four years, Bryn Mawr Trust has ranked in the first quartile of 600 equity funds in the Indata universe. The Bryn Mawr Trust Qualified Equity Fund outperformed the S&P 500 again in 1996, gaining 26.9% compared to the S&P 500's 22.8% advance. Over the past five years, the investment team at Bryn Mawr Trust has outperformed the S&P 500.

In January of 1996, Investment Counsellors of Bryn Mawr was established as a separate department of the Trust Division. The group is dedicated to managing portfolios for high net-worth individuals, as well as large group employee benefit plans. Richard I. Sichel, Betty K. Taylor, and Forrest J. Mervine, Jr., are the managing directors. This team of seasoned investment professionals has a broader investment charter than typically found in the administration of trusts and estates. This means that they are experienced, not only with well-known large-cap stocks and trust investment grade bonds, but are adept with lesser known equities and non-traditional investment options. Their expertise complements the broad spectrum of trust and investment services available through the Trust Division. They are headquartered at Two Tower Bridge in Conshohocken.

Our investment leadership was demonstrated by the launch of an innovative group 401(k) plan. Among the first of its kind anywhere, this program offers plan participants the ability to allocate assets among several of the world's top performing mutual fund families, including Fidelity Advisor, Federated, Delaware, AIM Family of Funds, and Nicholas Applegate, as well as the Bryn Mawr Trust Qualified Funds. The Bank's Trust Employee Benefits Department continues to bring market leading solutions such as this to its clients. This group not only works with small businesses, but handles pension funds for larger corporations.

The Bryn Mawr Trust Family Office conducted a series of seminars and workshops on issues associated with the unique problems experienced by families with substantial assets. The Family Office brought in leading experts from around the country to address topics such as succession planning, the effect of gender in professional relationships, wealth and social responsibility, and other issues.

[PHOTO]

                                                            1996 Annual Report 5

[PHOTO]

[PHOTO OF BMT MORTGAGE COMPANY]


Substantial resource has been put into investment research capability. We've developed and are continually updating our proprietary investment research models. These computer programs organize and assimilate thousands of facts about publicly traded companies and help guide our world class investment team.

Serving the Business Community
------------------------------

The Commercial Loan Department expanded in 1996 and continued to meet the credit, working capital, cash management, and investment needs of business owners. The combination of seasoned credit professionals and the Bank's technology capabilities is enabling it to serve an expanded market including ever larger business concerns.

Expanding Fee-Based Revenues
----------------------------

In January, the Board of Directors approved the formation of BMT Mortgage Company, a division of The Bryn Mawr Trust Company, headed up by Managing Directors William F. Mannion, Jr., and Patrick J. Keenan, and Vice President Regina Hurley. The division was formed to better compete in the very aggressive market for originating and refinancing residential mortgage loans. This is one example of how management is expanding revenue streams that are not tied to balance sheet assets. Most of the Bank's mortgage loans are sold in the secondary market to buyers like Fannie Mae and Freddie Mac. The Bank then earns fee revenues for servicing the sold loans.

Bryn Mawr Trust is also developing markets for commercial and consumer loans. Last year, the Bank played a leadership role with a consortium of local bankers, who banded together with the express purpose of creating a local secondary market for certain types of loans. And the Bank continues to explore other outlets for loan sales.

Targeting Medical Professionals
-------------------------------

Healthcare delivery is changing rapidly, and Bryn Mawr Trust renewed its commitment to serve this market in 1996. The Bank sponsored a physicians' forum in December, and featured as guest speaker a nationally recognized authority in group practice formation, medical practice mergers and acquisitions, and formation of managed care networks.

Community Leadership
--------------------

At a special news conference called by Mayor Ed Rendell in Philadelphia's City Hall, Bob Fishman, director of Resources for Human Development, Inc. (RHD), announced the granting of a $1.5 million line of credit from Bryn Mawr Trust. This

6 Bryn Mawr Bank Corporation
line of credit is to be used to finance the acquisition of abandoned vacant houses for subsequent rehabilitation and sale to first-time, low-income homebuyers in Philadelphia. Mayor Rendell praised Bryn Mawr Trust for its unique commitment as a suburban bank to the revitalization of city neighborhoods. The Bank's Chairman Robert L. Stevens pointed out that the well-being of Bryn Mawr Trust and the vitality of the city of Philadelphia are interdependent, and that the Bank is proud to be working with RHD, a not-for-profit agency, to make home ownership affordable to Philadelphians.

Bryn Mawr Trust provided 40% of the funding for a science and cultural enrichment program designed to give students, from the suburban Philadelphia area, an opportunity to enhance their personal and professional goals by exploring hands-on science activities and career opportunities with African-American professionals in science-related fields. This program, Partnerships for Achieving Careers in Technology and Science (PACTS), was established at The Franklin Institute Science Museum in 1989, and is offered this year at the Zion Baptist Church in Ardmore to students in grades eight through eleven. BMT Mortgage Company's William F. Mannion, Jr., has championed this effort in the local business community and is monitoring the success of the program while continuing his efforts in developing additional corporate sponsorship.

Under the leadership of Senior Vice President Paul M. Kistler, Jr., the Bank has developed a forum for the purpose of discussing and resolving issues pertaining to Bryn Mawr Commercial District revitalization and other community concerns. A group of business, civic, and government leaders convene quarterly to develop healthy and constructive discussion pertaining to projects and activities of the various interest groups.

Another leader in the Bryn Mawr community is Community Banking's Vice President Richard J. Fuchs, who has assumed the presidency of the Bryn Mawr Business Association.

The Bank, in cooperation with The Main Line Chamber of Commerce, presented a three-part series of forums entitled "Building a Regional Workforce for National and International Competition." These conferences have been extremely well received by both the business and education community. Speakers at the conferences have included U.S. Congressman Curt Weldon, Philadelphia Mayor Ed Rendell, and Philadelphia Superintendent of Schools Dr. David Hornbeck. Also participating in the conferences have been Dr. Ted Hershberg, director of the Center of Greater Philadelphia at the University of Pennsylvania, and William Hankowsky, president of the Philadelphia Industrial Development Corporation.

[PHOTO]

                                                            1996 Annual Report 7

[PHOTO]

Many charitable organizations benefitted from Bank sponsorship. And the employee and corporate United Way Campaign, led by Vice President James J. Egan, was the most successful in our history, setting records in both total amount and, even more importantly, in the number of employee participants.

Leadership in Cultural Activities
---------------------------------

-- The Bank continued its underwriting for the Main Line Art Center's series of art lectures at various locations throughout the Main Line, including the retirement communities of Beaumont, Quadrangle, and Waverly Heights.

-- Residents of these retirement communities were also beneficiaries of delightful musical programs by members of The Savoy Company, a renowned musical society dedicated to the preservation and performance of music and operettas of Gilbert and Sullivan. These performances were courtesy of BMT's Trust Division. Trust also sponsored the 1996 Antique Show at Historic Yellow Springs in Chester County.

-- The Bank presented its 16th consecutive summer series of free open air concerts on the lawn of Ludington Library in Bryn Mawr. Over 500 people attended each performance in the 1996 program.

-- More than 300 Member Bankers were guests of the Bank at a private tour of The Cezanne Retrospective at the Philadelphia Museum of Art. A reception on the terrace of the museum followed the tour.

Attracting Professionals
------------------------

In a continued effort to strengthen our professional resources, the Bank welcomed the following staff members in 1996:

-- Doris P. Theune, CFP, with over 25 years experience in the personal financial services industry, joined BMT as vice president of sales and business development for the Trust Division and Investment Counsellors of Bryn Mawr.

-- Ann Marie Young, who has over 15 years of banking experience, joined the Member Banking Credit Services Department as vice president specializing in personal real estate investment financing.

--  George H. Banks, III, with over 24 years of banking experience, and Carmen
    L. Fiorentino, with over 26 years of banking experience, both joined the Commercial & Real Estate Lending Division as vice presidents.

8 Bryn Mawr Bank Corporation

-- Walter J. Beckman, Jr., with over 13 years of audit experience, joined the Audit Department as audit officer, while John Metz, a certified internal auditor with over 20 years of bank auditing experience, joined the Audit Department as assistant auditor.

Continuing Education
--------------------

The Bank initiated a special program in order to better equip its staff to provide advice to customers and prospects. Some 50 employees, approximately 20% of the Bank staff, have begun coursework offered through The American College, an independent, accredited institution that provides graduate level and professional education to those seeking career advancement in the fields of financial services and insurance. Their studies will prepare them for the examination required for attainment of the professional designation of Certified Financial Planner (CFP).

Classes are being conducted in The Centennial Wing of the Bank's main office in Bryn Mawr. The on-site program is structured as a 21/2 year process. Five courses are required before sitting for the CFP examination. They are: Insurance and Financial Planning, Income Taxation, Planning for Retirement Needs, Investments, and Fundamentals of Estate Planning. The goal of the program is to have 40 CFP-certified staff members by July of 1999.

Positioning for the Future
--------------------------

The Bank also reorganized the responsibility of its senior management team. Senior Vice President Thomas M. Petro, who oversaw the highly successful computer conversion -- a remarkable team effort from a group of dedicated individuals representing all disciplines within the Bank -- was charged with the responsibility for the new effort to refocus the Bank's marketing direction. The Banking Operations and Information Services functions previously reporting to Tom now report to Senior Vice President Paul M. Kistler, Jr., who also retains responsibility for Human Resources and Facilities.

Commitment to Equal Employment Opportunity
------------------------------------------

It is now and has been the policy of the Bank not to discriminate against minorities or women with respect to recruitment, hiring, training, promotion, and other terms and conditions of employment, provided the individual is qualified to perform the work available. Further, it is the policy of the Bank to comply voluntarily with the concepts and practices of affirmative action.

[PHOTO]

                                                            1996 Annual Report 9

Selected Financial Data

                                                                (in thousands, except for share and per share data)
For the years ended December 31                                   1996         1995            1994       1993       1992
                                                            -------------------------------------------------------------
Interest income..........................................   $   24,337   $   23,617        $ 20,378   $ 19,495   $ 21,316
Interest expense.........................................        6,490        7,246           5,077      5,823      7,683
                                                            -------------------------------------------------------------
Net interest income......................................       17,847       16,371          15,301     13,672     13,633
Loan loss provision......................................          350          500             500        500        725
                                                            -------------------------------------------------------------
Net interest income after loan loss provision............       17,497       15,871          14,801     13,172     12,908
Other income.............................................       10,423        9,197           8,383      9,786      7,979
Other expenses...........................................       18,978       18,325          17,535     17,670     17,101
                                                            -------------------------------------------------------------
Income before income taxes, extraordinary credit,
     and cumulative effect of accounting change..........        8,942        6,743           5,649      5,288      3,786
Applicable income taxes..................................        2,900        2,100           1,600      1,401        813
                                                            -------------------------------------------------------------
Income before extraordinary credit and
     cumulative effect of accounting change..............        6,042        4,643           4,049      3,887      2,973
Extraordinary credit.....................................           --           --              --         --        250
Cumulative effect of accounting change...................           --           --              --       (175)        --
                                                            -------------------------------------------------------------
Net income...............................................   $    6,042   $    4,643        $  4,049   $  3,712   $  3,223
                                                            =============================================================
Per share data:
     Earnings............................................   $     2.67   $     2.08        $   1.85   $   1.71   $   1.48
     Dividends declared..................................   $     0.92   $     0.50        $  0.325   $   0.20   $     --
     Weighted average shares outstanding, including
     common stock equivalents in 1996 and 1995...........    2,262,904    2,233,898       2,183,900  2,176,446  2,170,588

                                                                                      (in thousands)

At December 31...........................................         1996         1995            1994       1993       1992
                                                            -------------------------------------------------------------
Total assets.............................................   $  345,747   $  354,956        $333,180   $320,942   $302,939
Earning assets...........................................      305,911      314,089         298,385    287,945    263,215
Deposits.................................................      303,183      317,601         301,337    291,074    276,185
Shareholders' equity.....................................       35,808       31,903          27,146     24,627     21,320


For the years ended December 31                                   1996         1995            1994       1993       1992
                                                            -------------------------------------------------------------
Selected financial ratios:
Net income to:
     Average total assets......................................   1.79%        1.39%           1.26%      1.23%      1.13%
     Average shareholders' equity..............................  18.16        15.79           15.70      16.37      16.41
Average shareholders' equity
     to average total assets...................................   9.88         8.79            8.06       7.51       6.91
Dividends declared per share to
     net income per share......................................  34.46        24.04           17.52      11.73         --

Price Range of Shares

                                   1996                           1995
                        ------------------------------------------------------------
                        High       Low       Dividend  High       Low       Dividend
Quarter                  Bid       Bid       Declared   Bid       Bid       Declared
                        ------------------------------------------------------------
1st.....................  $27 1/2   $25         $0.47*   $17 1/4   $15 3/8    $0.125
2nd.....................   26 1/4   $22 3/4      0.15     18 1/2    17         0.125
3rd.....................   26 1/4   $23 1/4      0.15     22 3/4    18         0.125
4th.....................   28       $25 1/4      0.15     27 1/2    22 3/8     0.125

The approximate number of holders of record of common stock as of December 31, 1996, was 525.

The shares are traded on the over-the-counter market, and price information was obtained from the National Association of Securities Dealers (NASD).

*First quarter 1996 dividend included a nonrecurring dividend of $0.32 per share, paid to shareholders from the after-tax proceeds from the sale of a commercial property held in the Bank's other real esate owned. The sale occured during the first quarter of 1996.



                      10      Bryn Wawr Bank Corporation

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiary (the "Corporation") for each of the three years in the period ended December 31, 1996, as well as the financial condition of the Corporation as of December 31, 1996 and 1995. The Bryn Mawr Trust Company (the "Bank") is a wholly-owned subsidiary of the Corporation. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 25.

Significant Items for 1996
--------------------------

Sale of a Commercial Property in the Bank's Other Real Estate Owned ("OREO")

During the first quarter of 1996, the Bank sold a commercial property (the "OREO Property") it had acquired in connection with its workout of a defaulted loan. The Bank recognized a nonrecurring gain on the sale of the OREO Property of $1,073,000 which was in part offset by increases in its OREO and contingency reserves, totaling $155,000, and the payment of a onetime bonus of $92,000 to certain Bank officers and employees. The after-tax effect of these transactions added $545,000 to 1996 net income or $0.24 per share.

Dividend Increase

Based on strong earnings performance in 1995, the Corporation increased its quarterly dividend payment for 1996 by 20%, from $0.125 per share to $0.15 per share. In addition, during the first quarter of 1996, the Corporation's Board of Directors approved a special onetime dividend of $0.32 per share to return to shareholders the after-tax gain on the sale of the OREO Property. The addition of the onetime dividend increased the Corporation's payout ratio to 34.46% of earnings per share, an increase from 24.04% for 1995.

Conversion to an In-house Data Processing System

During the first quarter of 1996, the Bank converted from a remote job entry data processing system to an in-house system (the "Conversion"). This new system has and will continue to provide additional reporting flexibility and more control over the Bank's data processing in future periods. For 1996, the Conversion resulted in an increase in depreciation and amortization of electronic data processing ("EDP") conversion expenses over 1995 levels of $256,000, offset by lower related computer processing fees of $274,000, for 1996 compared to 1995.

Results of Operations
---------------------

Overview

The Corporation reported net income of $6,042,000 for the year ended December 31, 1996, a record year for Corporation earnings, surpassing 1995's record earnings of $4,643,000 by 30%. Earnings per common share amounted to $2.67 for 1996, a 28% increase over $2.08 reported for 1995. Exclusive of the net gain on the sale of the OREO Property, the nonrecurring expenses referred to above and the income tax effect on the transaction, which produced a net gain of $545,000 in 1996, net income would have been $5,497,000, an 18% increase over 1995 net income. Earnings per common share would have been $2.43, a 17% increase over $2.08 for 1995.

These record results for 1996 were primarily due to a 9% increase in net interest income in 1996 and, exclusive of OREO gains and related OREO revenues, a 6% increase in other income, while other expenses were held to a 4% increase over 1995 levels. A change in the mix of earning assets, increasing higher yielding loans and decreasing investments and balances in federal funds sold, along with a decrease in higher costing certificates of deposit ("CDs") in the Bank's deposits were the primary reasons for the increase in net interest income. All noninterest revenue streams increased in 1996 over 1995 levels, except for net gains on loan sales, which was directly attributable to a lower volume of loan sales in 1996 and OREO revenues, directly related to the disposition of the OREO Property. A reduction in actuarially computed pension and post-retirement benefits expenses and the elimination of the Federal Deposit Insurance Corporation's (the "FDIC") deposit insurance premiums for 1996 were the primary reasons that other expenses increased only 4% in 1996, compared to 1995.

Both return on average assets and return on average equity increased over those reported for 1995. Return on average assets for the year increased to 1.79% from 1.39% in 1995, while return on

[GRAPHIC APPEARS HERE]

Net Income
(in thousands of dollars)

1992  - 2,973
1993  - 3,712
1994  - 4,049
1995  - 4,643
1996  - 5,497

1996 net income is exclusive of a nonrecurring gain on the sale of OREO, and nonrecurring expenses and income taxes.

                          1996 Annual Report      11
average equity for 1996 was 18.16% compared to 15.79% in 1995. Exclusive of the nonrecurring items referred to above, which increased net income by $545,000, the return on average assets and the return on average equity for 1996 would have been 1.63% and 16.52%, respectively.

Earnings Performance
--------------------

Lines of Business

The Corporation continues to have three significant business lines from which it derives its earnings. Its core business, that is the banking business, has been the keystone of the Corporation's success over the years. Additional earnings streams are received from its trust line of business and its mortgage banking line of business the origination, servicing, and sale of mortgage loans to the secondary mortgage market. Following is a segmentation analysis of the results of operations for those lines of business for 1996 and 1995:

TABLE 1 - LINES OF BUSINESS ANALYSIS

                                                   1996
                                -------------------------------------------
                                                    Mortgage
(dollars in thousands)          Banking     Trust    Banking   Consolidated
                                -------------------------------------------
Net interest income after
  loan loss provision.........  $17,241   $    --    $   256        $17,497
Other income..................    3,249     5,936      1,238         10,423
Other expenses................   14,346     3,817        715         18,878
                                -------------------------------------------

Operating profit..............  $ 6,144    $2,119     $  779        $ 9,042
                                ---------------------------------
General corporate expenses....       --        --         --            100
                                                                    -------
Income before income taxes....       --        --         --        $ 8,942
                                                                    -------
% of consolidated
  operating profit............       68%       23%         9%           100%

                                                   1995
                                -------------------------------------------
                                                    Mortgage
(dollars in thousands)          Banking     Trust    Banking   Consolidated
                                -------------------------------------------
Net interest income after
  loan loss provision.........  $15,391   $    --    $   480        $15,871
Other income..................    2,514     5,496      1,187          9,197
Other expenses................   14,056     3,413        728         18,197
                                -------------------------------------------

Operating profit..............  $ 3,849    $2,083    $   939        $ 6,871
                                ---------------------------------
General corporate expenses....       --        --         --            128
                                                                    -------
Income before income taxes....       --        --         --        $ 6,743
                                                                    -------
 % of consolidated
  operating profit............       56%       30%        14%           100%

The table reflects operating profits of each line of business before income taxes.

A strong increase in the Bank's net interest income in 1996, compared to 1995, and the gain on the sale of OREO in 1996, net of nonrecurring expenses, were primarily responsible for the increase in the percentage of consolidated profits for the banking segment in 1996, to 68% from 56% in 1995, and the corresponding decrease in the percentage of trust and mortgage banking segments. While operating profits for the trust business segment increased 2% in 1996, the trust percentage of consolidated profits decreased to 23% in 1996 compared to 30% in 1995. A decrease in the volume of loans sold in the secondary mortgage market was responsible for the decrease in the mortgage banking segment's percentage of consolidated operating profit to 9% in 1996 from 14% in 1995.

Banking Line of Business

During 1996, the Bank's prime rate decreased once. The prime rated decreased by 25 basis points during the first quarter of 1996 and ended the year at 8.25%. While the Bank's average earning assets of $301,255,000 remained relatively unchanged from $299,829,000 for 1995, the mix changed significantly. Higher yielding average outstanding loans grew by 12%, while lower yielding investments and federal funds sold decreased by 26% and 66%, respectively. Average outstanding deposits decreased 1% in 1996 compared to 1995. However, the largest decrease occurred in the Bank's higher costing CDs, down 11%, partially offset by a 6% increase in noninterest-bearing demand deposits, both of which led to the decrease in interest expense and an increase in the net interest margin to 5.67% in 1996 compared to 5.21% in 1995. An expanded discussion of net interest income follows under the section entitled "Net Interest Income."

Other income increased by 29% in 1996 compared to 1995. This was due primarily to an increase in gains on the sale of OREO in 1996 compared to 1995, the result of the disposition of OREO referred to above. Exclusive of OREO gains and OREO revenues, other income in the banking line of business increased 3%.

Total other expenses of the banking line of business increased 2% in 1996 compared to 1995 levels. Overall, the operating profits of the banking line of business increased 60% in 1996 compared to 1995. Exclusive of OREO related gains and revenues in both periods and the nonrecurring expenses incurred in 1996, operating profits of the banking line of business would have increased by 56% in 1996, compared to 1995.

                      12      Bryn Mawr Bank Corporation

Trust Line of Business

The Bank's Trust Division reported a 2% increase in operating profit for 1996 compared to 1995 levels. Total trust fee income rose 8% in 1996. This was primarily due to an 18% increase in the market value of assets managed, from $1,039,804,000 at December 31, 1995, to $1,229,926,000 as of December 31, 1996.

Other expenses of the Trust segment increased 12% in 1996 over 1995 levels. In January of 1996, the Trust Division established a new business line, Investment Counsellors of Bryn Mawr ("ICBM"), to provide investment advisory services to both existing and new clients of the Trust Division. During 1995, a Trust Division incentive bonus, directly related to the overall profitability of the Trust Division, was implemented. Based on the parameters established in this plan, a Trust Division incentive bonus of $96,000 was included in other expenses for 1996, compared to $173,000 for 1995. Exclusive of the Trust incentive bonus and the cost of administering ICBM in 1996, Trust other expenses decreased 4% in 1996 compared to 1995 levels.

[GRAPHIC APPEARS HERE]

Trust Fees
(in thousands of dollars)

1992 - 4,016
1993 - 4,419
1994 - 4,719
1995 - 5,496
1996 - 5,936

[GRAPHIC APPEARS HERE]

Trust Assets
(in millions of dollars)

         Discretionary    Non-Discretionary
         -------------    -----------------
1992 -      417,946             267,959
1993 -      448,328             316,243
1994 -      456,302             343,544
1995 -      573,990             465,804
1996 -      719,384             510,542

[GRAPHIC APPEARS HERE]

Trust Revenues
(as a percentage of total revenues)

1992 - 14%
1993 - 15%
1994 - 16%
1995 - 17%
1996 - 18%


Mortgage Banking Line of Business

The operating profit of the Bank's mortgage banking segment decreased 17% in 1996 compared to 1995. During 1996, mortgage interest rates did not decrease enough to make refinancing attractive to borrowers. In 1996, the mortgage banking line of business had a 19% decrease in the volume of loans sold in the secondary mortgage market as well as a 24 basis point decrease in the yield on sales, compared to 1995 levels and yields. The result was a 33% decrease in loan fees and net gains on sales. This was the reason for the 47% decrease in net interest income for the mortgage banking line of business. As of December 31, 1996, the Bank serviced $205,137,000 in mortgage loans for others, compared to $203,934,000 in loans serviced for others at year-end 1995. Partially offsetting the reduction in net gains on the sale of loans was a 12% increase in loan servicing revenues and late fees as well as a $55,000 fee for brokering a loan transaction for two other financial institutions. These were the primary reasons for the 4% increase in other income in 1996, compared to 1995, for the mortgage banking line of business. Following is a table showing the volume of mortgage loans originated and sold in the secondary mortgage market, the total loan fees and net gains realized, and the yield on these loan sales:

TABLE 2 - SUMMARY OF LOAN SALE ACTIVITY

(dollars in thousands)                           1996      1995
                                               -----------------
Volume of loans sold                           $55,276   $67,826
Loan fees and net gains on sales               $   615   $   918
Yield on sales                                    1.11%     1.35%

Other expenses of the Bank's mortgage banking segment decreased 2% in 1996 compared to 1995 levels.

Net Interest Income

A 3% or $720,000 increase in interest income and a 10% or $756,000 decrease in interest expense from year to year resulted in an overall increase in net interest income of 9% or $1,476,000. While average earning assets remained practically unchanged in 1996, compared to 1995 levels, the mix of average earning asset balances changed. Higher yielding average outstanding loan balances grew by 12%, being partially funded by decreases of 26% and 66% in average outstanding balances of investments and federal funds sold, respectively. A decrease in the Bank's higher costing average outstanding CD balances, by 11%, partially offset by a 6% increase in noninterest-bearing demand deposits, was the primary reason for the 10% decrease in interest expense for 1996, compared to 1995 levels. The Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, increased by 9% over the net interest margin in 1995, to 5.67% in 1996, compared to 5.21% in 1995.

                          1996 Annual Report      13

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $789,000, $798,000, and $564,000 in 1996, 1995, and 1994, respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - ANALYSES OF INTEREST RATES AND INTEREST DIFFERENTIAL

                                                1996                        1995                                   1994
                                --------------------------------------------------------------------------------------------------

                                                    Average                            Average                             Average
                                         Interest   Rates                   Interest   Rates                    Interest   Rates
                                Average  Income/    Earned/        Average  Income/    Earned/     Average      Income/    Earned/
(dollars in thousands)          Balance  Expense    Paid           Balance  Expense    Paid        Balance      Expense    Paid
                                --------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks........ $ 21,942 $       --        -- %   $ 19,275 $     --         -- %    $ 22,474    $    --       -- %
Interest-bearing deposits
 with other banks..............       94          4       4.3          108        8        7.4           422         12      2.8
Federal funds sold*............    4,660        257       5.5       13,658      813        6.0         6,839        261      3.8
Investment securities
 available for sale:
       Taxable*................   36,680      2,157       5.9       48,502    2,562        5.3        59,717      2,899      4.9
       Tax-exempt*.............    8,142        406       5.0       11,905      607        5.1        13,498        708      5.2
                                -------------------               -----------------                --------------------
       Total investment
        securities.............   44,822      2,563       5.7       60,407    3,169        5.2        73,215      3,607      4.9
                                -------------------               -----------------                --------------------
Loans*.........................  251,679     21,513       8.5      225,656   19,627        8.7       202,177     16,498      8.2
Less allowance for loan
 losses........................   (4,017)        --        --       (3,897)      --         --        (3,734)        --       --
                                -------------------               -----------------                --------------------
       Net loans...............  247,662     21,513       8.7      221,759   19,627        8.9       198,443     16,498      8.3
Other assets...................   17,539         --        --       19,184       --         --        18,694         --       --
                                -------------------               -----------------                --------------------
       Total assets............ $336,719   $ 24,337        --     $334,391  $23,617         --      $320,087   $ 20,378       --
Liabilities:
Demand deposits,
 noninterest-bearing........... $ 73,034   $     --        -- %   $ 68,654  $    --         -- %    $ 65,976   $     --       -- %
Savings deposits...............  161,577      3,187       2.0      161,744    3,487        2.2       179,900      3,540      2.0
Time deposits..................   60,930      3,203       5.3       68,328    3,754        5.5        42,925      1,512      3.5
Federal funds purchased........    1,824        100       5.5           89        5        5.6           469         25      5.3
Other liabilities..............    6,085         --        --        6,175       --         --         5,022         --       --
                                -------------------               -----------------                --------------------
       Total liabilities.......  303,450      6,490        --      304,990    7,246         --       294,292      5,077       --

Shareholders' equity...........   33,269         --        --       29,401       --         --        25,795         --       --
                                -------------------               -----------------                --------------------
       Total liabilities
        and shareholders'
        equity................. $336,719   $  6,490        --     $334,391  $ 7,246         --      $320,087   $  5,077       --
                                -------------------               -----------------                --------------------
Total earning assets*.......... $301,255         --        --     $299,829       --         --      $282,653         --       --
Interest income to earning
 assets........................       --         --       8.1           --       --        7.9            --         --      7.2
Interest expense to earning
 assets........................       --         --       2.2           --       --        2.4            --         --      1.8
                                                          ---                              ---                               ---
Net yield on
 interest-earning
 assets........................       --         --       5.9           --       --        5.5            --         --      5.4
Average effective rate paid on
 interest-bearing liabilities..       --         --       2.9           --       --        3.1            --         --      2.3

*Indicates earning assets.

                      14      Bryn Mawr Bank Corporation

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of ($9,000) in 1996, $234,000 in 1995, and ($363,000) in 1994.

TABLE 4 - RATE/VOLUME ANALYSES

(in thousands)                                     1996 vs. 1995                       1995 vs. 1994
                                         --------------------------------------------------------------------
Increase/(decrease)                       Volume        Rate       Total       Volume       Rate       Total
                                         --------------------------------------------------------------------
Interest income:
Interest-bearing deposits
 with other banks......................   $   (1)      $   (3)    $   (4)     $  (13)     $     9     $   (4)
Federal funds sold.....................     (494)         (62)      (556)        354          198        552
Investment securities
 available for sale:
  Taxable..............................     (674)         269       (405)       (577)         240       (337)
  Tax-exempt...........................     (189)         (12)      (201)        (82)         (19)      (101)
  Loans................................    2,325         (439)*    1,886       1,996        1,133*     3,129
                                         --------------------------------------------------------------------

 Total interest income.................      967         (247)       720       1,678        1,561      3,239
                                         --------------------------------------------------------------------
Interest expense:
  Savings deposits.....................       (3)        (297)      (300)       (375)         322        (53)
  Time deposits........................     (412)        (139)      (551)      1,152        1,090      2,242
  Federal funds purchased..............       95           --         95         (21)           1        (20)
                                         --------------------------------------------------------------------

  Total interest expense...............     (320)        (436)      (756)        756        1,413      2,169
                                         --------------------------------------------------------------------
Interest differential..................   $1,287        $ 189     $1,476      $  922       $  148     $1,070
                                         --------------------------------------------------------------------


* Included in the loan rate variance was a decrease in interest income related to nonperforming loans of $85,000 in 1996 and an increase of $69,000 in 1995. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 3% growth in interest income for 1996 was attributable to an increase in the yield on average earning assets from 7.9% for 1995 to 8.1% for 1996. Average earning assets for 1996 were $301,255,000 compared to $299,829,000 for 1995. While the average yield on loans and federal funds sold decreased in 1996, compared to similar yields in 1995, due to the reduction in the prime rate during the first quarter of 1996, the yield on the investment portfolio increased by 50 basis points from 5.2% in 1995 to 5.7% in 1996. This is due to the maturity of older, lower yielding investments in the portfolio. The majority of maturing investments was used to fund new loan growth. The growth in interest income attributable to volume was the result of strong loan growth, offset by lower volumes of all other earning assets. Offsetting this was a reduction in interest income related to the rate variance, with the exception of an increase in the rate variance for investments. The mixture of both variances was attributable to the 3% increase in interest income in 1996 over 1995 levels.

As of December 31, 1996, outstanding loans increased 10%. The most significant loan growth came in permanent mortgage loans, which includes residential mortgage loans, commercial mortgage loans, and home equity loans. Permanent mortgage loans grew by 10%, primarily due to a 17% growth in outstanding home equity loans, a 7% increase in outstanding residential mortgage loan balances, and a 10% growth in outstanding commercial mortgage loans. An 11% increase in outstanding consumer loans was due primarily to a 9% increase in short-term indirect automobile loan balances at year-end 1996 compared to 1995. Commercial and industrial loans were up 11% over December 31, 1995 levels, reflecting increased lending effort in this line of business, including Member Banking Credit Services, which commenced operation in July 1995. Construction lending decreased 14% during 1996.

Average deposits decreased $3,185,000 or 1% during 1996. However, a change in the mix of average daily balances of deposits caused a 10% decrease in interest expense. During the first quarter of 1996, the first of the Premier CDs, issued during the first quarter of 1995 at highly competitive rates of interest, matured. During 1996, the Bank's average CD balances decreased by $7,398,000 or 11% compared to similar balances for 1995. As interest rates paid on the Bank's savings deposits, including market rate, NOW, and savings accounts, remained relatively unchanged during 1996, some depositors sought alternative investment opportunities. Average savings deposits decreased by $3,448,000 or 8% in 1996, compared to similar 1995 average balances. Offsetting this decrease was a 7% or $4,550,000 increase in the average outstanding balances of transaction-based NOW accounts. Average outstanding noninterest-bearing demand deposits also grew by $4,380,000 or 6%, contributing to a lower cost of funds. This change in the mix of average deposit balances, away from higher costing CDs, was primarily responsible for the 10% decrease in interest expense for 1996. The cost of funds for the Bank averaged 2.2% in 1996 compared to 2.4% in 1995.

Loan Loss Provision

The Bank provided a loan loss provision of $350,000 for 1996, compared to $500,000 for 1995. The allowance for possible loan losses was $4,182,000 and $3,652,000 as of December 31, 1996 and 1995, respectively. Due to the low level of delinquencies at December 31, 1996, 0.74% of outstanding loans, and the level of the loan loss reserve, management deemed it appropriate to lower the provision for loan losses during 1996. The ratio of the loan loss reserve to nonperforming loans was 461% and 598% as of December 31, 1996 and 1995, respectively. Nonperforming loans amounted to $907,000 at December 31, 1996, a 48% increase from $611,000 at December 31, 1995. The allowance for possible

                          1996 Annual Report      15
loan losses, as a percentage of outstanding loans, was 1.61% as of December 31, 1996, compared to 1.55% as of December 31, 1995. Bank management determined that the 1996 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1996.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                December 31
                                ---------------------------------------------
(dollars in thousands)            1996      1995      1994    1993       1992
                                ---------------------------------------------
Allowance for possible
  loan losses:
Balance, January 1              $3,652    $3,618    $3,601  $3,848    $ 6,012
                                ---------------------------------------------
Charge-offs:
  Commercial and industrial        (84)    (527)        --   (462)      (145)
  Real estate--construction         --        --     (229)    (37)    (2,094)
  Real estate--mortgage             (4)      (8)      (69)    (11)       (92)
  Consumer                        (180)    (234)     (365)   (388)      (658)
                                ---------------------------------------------

   Total charge-offs              (268)    (769)     (663)   (898)    (2,989)
                                ---------------------------------------------
Recoveries:
  Commercial and industrial        404       236       115      94         25
  Real estate--construction         --        --        --      --         --
  Real estate--mortgage              8        13        20      --         --
  Consumer                          36        54        45      57         75
                                ---------------------------------------------

   Total recoveries                448       303       180     151        100
                                ---------------------------------------------
    Net recoveries/
      (charge-offs)                180     (466)     (483)   (747)    (2,889)

Provision for loan losses          350       500       500     500        725
                                ---------------------------------------------

Balance, December 31            $4,182    $3,652    $3,618  $3,601    $ 3,848
                                ---------------------------------------------
Net recoveries/
  (charge-offs) to
   average loans                   0.1%   (0.2)%    (0.2)%  (0.4)%     (1.6)%


The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

TABLE 6 -- ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

December 31                                          1996            1995           1994             1993          1992
                                               ----------------------------------------------------------------------------------
                                                       % Loans          % Loans        % Loans         % Loans        % Loans
(dollars in thousands)                                to Total         to Total       to Total        to Total       to Total
                                                         Loans            Loans          Loans           Loans          Loans
                                               ----------------------------------------------------------------------------------
Balance at end of period
 applicable to:
Commercial and
 industrial................................... $   483    28.8%  $ 1,295   28.7%  $ 1,289    23.9%  $ 1,144  26.0%  $1,335  26.5%
Real estate--construction.....................     751     2.9       648    3.8       273     2.1       411   4.9      924   7.4
Real estate--mortgage.........................     289    36.9       259   36.4       332    40.4       297  41.0      120  36.4
Consumer......................................     609    31.4       619   31.1       680    33.6       552  28.1      460  29.7
Unallocated...................................   2,050      --       831     --     1,044      --     1,197    --    1,009    --
                                               ----------------------------------------------------------------------------------
 Total.......................................  $ 4,182   100.0%  $ 3,652  100.0%  $ 3,618   100.0%  $ 3,601 100.0%  $3,848 100.0%
                                               ----------------------------------------------------------------------------------

The loan loss reserve allocation reflects a reserve based on specific loan loss reserve allocations on loans reviewed individually as well as an average historical loan write-off percentage for loans in each specific loan category not individually reviewed and is also increased by an additional percentage to reflect current market conditions. As a part of the internal loan review process, loans considered impaired under SFAS NO. 114 are individually reviewed and, when deemed appropriate, a specific portion of the loan loss reserve is allocated to the respective impaired loans. Refer to page 22 for further discussion of the Corporation's loan review process.


Other Income

The following table details other income for the years ended December 31, 1996 and 1995, and the percent change from year to year:

TABLE 7 - OTHER INCOME

(dollars in thousands)                        1996         1995    % Change
                                         -------------------------------------
Fees for trust services                    $ 5,936       $5,496           8%
Service charges on deposit accounts.....     1,081        1,049           3
Other fees and service charges..........     1,280        1,240           3
Net gain on sale of loans...............       398          479         (17)
Gain on sale of other real estate owned.     1,081          137         689
OREO revenues...........................        74          353         (79)
Other operating income..................       573          443          29
                                         -------------------------------------
   Total other income...................   $10,423      $9,197          13%
                                         -------------------------------------

In addition to net interest income, the Bank's three operating segments generate various fee-based income, including Trust income, service charges on deposit accounts, as well as loan servicing income and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 12 and 13, the increase in other income in 1996 from 1995 levels was primarily a result of an increase in gains on the sale of OREO.

Trust income grew 8% from year to year, due primarily to an increase in the market value of trust assets by 18%, to $1,229,926,000 at year-end 1996, up from $1,039,804,000 as of December 31, 1995.

                      16      Bryn Wawr Bank Corporation

As discussed in the "Mortgage Banking Line of Business" section, the 17% decline in gains on the sale of loans was directly attributable to both a decline in the volume of loans sold in 1996 compared to 1995, as well as the yield realized on the sale of loans in 1996 compared to 1995.

As discussed in the "Significant Items for 1996" section, during the first quarter of 1996, the Bank sold the OREO Property, generating a gain of $1,073,000 on the transaction. This was the primary reason for the 689% increase in the gain on sale of OREO, from $137,000 in 1995 to $1,081,000 in 1996.

The sale of the OREO Property from the Bank's OREO eliminated the OREO revenue stream in March 1996, compared to a full year's revenue being earned in 1995.

Other operating income increased 29% in 1996 from 1995 levels, primarily due to an increase of $35,000 or 9% in revenues from merchant credit card processing and, as discussed in the "Mortgage Banking Line of Business" paragraph, a $55,000 fee for brokering a loan transaction between two other financial institutions. Exclusive of these items, other operating income increased by 9% in 1996 over 1995 levels.

Other Expenses

The following table details other expenses for the years ended December 31, 1996 and 1995, and the percent change from year to year:

TABLE 8 - OTHER EXPENSES

                                      1996            1995           % Change
                                  ---------------------------------------------

Salaries-regular.................  $ 7,594         $ 6,906                 10 %
Salaries-other...................    1,045           1,112                 (6)
Employee benefits................    1,585           1,890                (16)
Occupancy expense................    1,537           1,441                  7
Furniture, fixtures,
       and equipment.............    1,246             877                 42
Advertising......................      991             868                 14
Computer processing..............      836           1,174                (29)
Stationery and supplies..........      355             279                 27
Professional fees................      677             701                 (3)
Insurance........................      159             486                (67)
Merchant credit
       card processing...........      376             314                 20
Net cost of operation of
       other real estate owned...       97              52                 87
Other operating expenses.........    2,480           2,225                 11
                                  ---------------------------------------------
Total other expenses.............  $18,978         $18,325                  4 %
                                  ---------------------------------------------

Other expenses increased for the year ended December 31, 1996, by 4% compared to 1995. Regular salaries, consisting of regular, part-time, and overtime salary expense, and the largest component of other expenses, rose 10%, due primarily to merit increases and staffing additions related to the establishment of ICBM in the Trust Division. Exclusive of the addition of ICBM salaries for 1996, regular salary expense increased 4% in 1996 over 1995 regular salary levels. As of December 31, 1996, the Bank's full-time equivalent staffing level was 205.5 compared to 197.5 as of December 31, 1995.

Other salaries, which primarily consist of incentive compensation, decreased 6% from 1995 to 1996. The $67,000 decrease was primarily related to incentive based compensation, tied to the overall profitability of the Bank, specific lines of business, or the Conversion. Incentive compensation related to overall Bank profitability increased $95,000 in 1996, and a onetime bonus of $92,000, related to the nonrecurring gain on the sale of the OREO Property, was paid in 1996. Offsetting these increases in incentive compensation were decreases in Trust and mortgage banking incentive compensation of $122,000 and $16,000, respectively. Nonrecurring conversion related incentive and severance costs of $107,000 were incurred in 1995. This accounted for $58,000 of the $67,000 decrease in other salary expense from 1995 to 1996.

Employee benefit costs decreased 16% due to reductions in actuarially computed pension and post-retirement benefits costs for 1996 compared to 1995. Pension expense and post-retirement benefits costs decreased from year to year by $85,000 and $173,000, respectively.

The primary reason for the increase in occupancy expenses from 1995 to 1996 was the cost of snow removal associated with the "Blizzard of 1996."

As outlined in the "Significant Items for 1996" section, the 42% increase in furniture, fixtures, and equipment expense was primarily due to the additional depreciation and amortization of EDP conversion costs associated with the Conversion. Partially offsetting this increase of $369,000 was a $338,000 or 29% decrease in the cost of computer processing fees in 1996, compared to 1995, directly related to the discontinuance of the remote job-entry EDP system earlier in 1996.

Advertising increased $123,000 or 14%, reflecting the continued commitment to both print and electronic media as a means of increasing the public's awareness of the Bank's array of products and services.

Stationery and supplies increased $76,000 or 27% in 1996, compared to 1995, due primarily to additional costs associated with the Conversion.


                          1996 Annual Report      17

Insurance expense decreased 67%. Insurance expense is composed of the premiums paid to the FDIC for deposit insurance, as well as the cost of the Corporation's business insurance coverage. During 1995, the FDIC announced that the bank insurance fund was sufficiently funded to provide necessary coverage for insured bank deposits. Therefore, to those banks considered "well- capitalized" by FDIC criteria, the FDIC refunded premiums paid from May 1995 through September 1995 and eliminated any further premium for the 4th quarter of 1995. The Bank is considered "well- capitalized" by FDIC criteria. Therefore, for 1996, the Bank's FDIC deposit insurance premiums, which amounted to $2,000, decreased by $334,000 or 99% from those paid in 1995. The Bank's business insurance premiums increased $9,000 or 5% during 1996, compared to similar premiums in 1995.

Other operating expenses increased $255,000 or 11% from 1995 to 1996 due to a number of factors. Of the $255,000 increase in other operating expenses in 1996, $42,000 of this increase was due to employee tuition expenses related to the introduction of a Certified Financial Planning program being offered to a number of staff having customer contact. The cost of corporate wear, career clothing for tellers and customer service representatives, increased by $31,000 as the Bank outfitted those employees. Postage increased by $30,000, partially related to mailings dealing with the Conversion. Travel and entertainment related expenses also rose $47,000, reflecting continued efforts to increase the Bank's market share of business, especially in the lending areas.

Income Taxes

The Corporation's provision for federal income taxes is based on the Corporation's statutory tax rate of 34%. Federal income taxes for 1996 were $2,900,000, compared to $2,100,000 for 1995. This represents an effective tax rate of 32.4% and 31.1% for 1996 and 1995, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 8 to the consolidated financial statements.

Financial Condition
-------------------
Investment Securities

The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of January 1, 1994. Upon the adoption of SFAS No. 115, management elected to classify 100% of the investment portfolio as available for sale. Therefore, in accordance with SFAS No. 115, the investment portfolio was carried at its estimated market value of $34,747,000 and $59,211,000 as of December 31, 1996 and 1995, respectively. The amortized cost of the portfolio as of December 31, 1996, was $34,748,000, resulting in net unrealized losses of $1,000. The amortized cost of the portfolio at December 31, 1995, was $58,890,000, resulting in net unrealized gains of $321,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1996, are as follows.

TABLE 9 - INVESTMENT PORTFOLIO


                                             Maturing           Maturing
                                                 from               from
                             Maturing            1998               2002            Maturing
                               during         through            through               after
(DOLLARS IN THOUSANDS)           1997            2001               2006                2006            Total
                             --------------------------------------------------------------------------------
Obligations of the
 U.S. Government
 and agencies:
  Book value................$ 11,514       $ 14,942            $     --             $    --          $ 26,456
  Weighted average
   yield....................    5.8%           5.8%                  --                  --              5.8%

State and political
 subdivisions:
  Book value................   1,024          5,958                  --                  --             6,982
  Weighted average
   yield....................     6.0%           4.7%                 --                  --              5.0%

Other investment
 securities:
  Book value................      --             --                  --               1,309             1,309
  Weighted average
   yield....................      --             --                  --                6.0%              6.0%
                             --------------------------------------------------------------------------------
Total book value............ $12,538       $ 20,900            $     --             $ 1,309          $ 34,747
  Weighted average
    yield...................    5.8%           5.5%                  --%               6.0%              5.5%

The majority of maturing investments were used to fund growth in the loan portfolio. In addition to maturities, during 1996, $9,905,000 in municipal bonds were called and, to provide additional liquidity, an additional $9,500,000 in shorter term maturities were sold, with a gain of $2,000. Those transactions were primarily responsible for the $24,464,000 or 41% decrease in the investment portfolio from December 31, 1995, to December 31, 1996. At December 31, 1996, approximately 76% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal CreditLine loans are included in consumer loans.

                      18      Bryn Mawr Bank Corporation

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - LOAN PORTFOLIO

(in thousands)                                   December 31
                             ----------------------------------------------------------
                                 1996        1995       1994         1993         1992
                             ----------------------------------------------------------
Real estate loans:
 Permanent
 mortgage loans...........   $ 95,588    $ 85,752   $ 92,395     $ 78,553     $ 65,362
 Construction loans.......      7,639       8,905      4,884        9,482       13,376
Commercial and
 industrial loans.........     74,688      67,507     54,631       49,800       47,541
Consumer loans............     81,512      73,189     76,828       53,882       53,302
                             ----------------------------------------------------------
  Total...................   $259,427    $235,353   $228,738     $191,717     $179,581
                             ----------------------------------------------------------

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1996, is shown below.

                                                                               Maturing
                                                                   Maturing   from 1998
                                                                     during     through    Maturing
(in thousands)                                                         1997        2007  after 2001      Total
                                                            ------------------------------------------------------
Commercial, financial,
  and agricultural..........................................        $43,687   $  24,474    $  6,527    $74,688
Real estate--construction...................................          7,217         422          --      7,639
Real estate--other..........................................            314       7,484      23,260     31,058
                                                            ------------------------------------------------------
  Total....................................................         $51,218     $32,380     $29,787   $113,385
                                                            ------------------------------------------------------

Interest sensitivity on the above loans:
  Loans with predetermined
    rates.................................................          $ 2,627     $19,895     $ 5,313   $ 27,835
  Loans with adjustable
    or floating rates.....................................           48,591      12,485      24,474     85,550
                                                           ------------------------------------------------------
  Total..................................................           $51,218     $32,380     $29,787   $113,385
                                                           ------------------------------------------------------

There are no scheduled prepayments on the loans included in the maturity distributions.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 1996, increased 10% to $259,427,000 from $235,353,000 as of December 31, 1995.

The largest increase was in permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans. Outstanding permanent mortgage loan balances increased by 11% or $9,836,000 during 1996, from $85,752,000 at December 31, 1995, to $95,588,000 at December 31, 1996. This
growth was due primarily to a $5,903,000 or 17% increase in home equity loans. Commercial mortgage loans grew $2,794,000 or 10%, and residential mortgage loans increased $1,139,000 or 7%.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, increased $8,323,000 or 11%, from $73,189,000 at December 31, 1995, to $81,512,000 at December 31, 1996. This
was due primarily to an increase in the outstanding balances of the indirect automobile paper. Outstanding indirect automobile paper increased $5,002,000 or 9% from $58,387,000 at December 31, 1995, to $63,389,000 at December 31, 1996.

The other area of loan growth was in the Bank's commercial and industrial lending area. Commercial loans grew $7,181,000 or 11%, from $67,507,000 at December 31, 1995, to $74,688,000 at December 31, 1996. In addition to its standard commercial lending practice, in July 1995, the Bank created a Member Banking Credit Services Department, by employing two experienced lenders who concentrate their efforts on meeting the loan requirements of the Bank's Member Banking clients. During 1996, an additional lender was added to the Member Banking Credit Services staff. This department's loans increased $8,031,000 or 103% from $7,792,000 at December 31, 1995, to $15,823,000 at December 31, 1996.

In recent years, the Bank had made a decision to reduce its construction loan balances, to lower its exposure to higher risk loans. As of December 31, 1995 and 1996, the construction lending portfolio had no nonperforming loans nor any loans delinquent 30 days or more. The Bank has chosen to selectively return to the construction lending market. As of December 31, 1996, the construction loan portfolio decreased $1,266,000 or 14%, from $8,905,000 at December 31, 1995, to $7,639,000 at December 31, 1996.

Deposits

The Bank attracts deposits from within its primary market area by offering various deposit instruments, including savings accounts, NOW accounts, market rate accounts, and certificates of deposit.

                           Loans Serviced for Others
                           (in millions of dollars)

                                [GRAPHIC HERE]
1992 - 152,582
1993 - 185,875
1994 - 192,113
1995 - 224,430
1996 - 224,336

                          1996 Annual Report      19

TABLE 11 - LOAN PORTFOLIO  AND NONPERFORMING ASSET ANALYSIS

                                                                                                                         Loan Loss
                                           Loan Portfolio                              Nonperforming Assets               Reserve
                               ----------------------------------------------------------------------------------------------------
                                         Past Due      Past Due                       Non         Other    Total Non       Reserve
                                         30 to 89       90 Days     Total      Performing   Real Estate   Performing     Loan Loss
                              Current        Days       or More     Loans           Loans*        Owned**     Assets    Allocation
                              ----------------------------------------------------------------------------------------------------
Real estate loans:
 Permanent mortgage loans:
  Residential................ $ 16,295   $     61      $     47   $ 16,403     $       47   $        --   $       47    $       --
  Commercial.................   30,205        188           665     31,058            665         1,411        2,076            --
  Home equity................   47,860        199            68     48,127             68            --           68            --
                             -----------------------------------------------------------------------------------------------------
   Total permanent mortgage
    loans....................   94,360        448           780     95,588            780         1,411        2,191           289

Construction mortgage loans:
  Residential................    6,389         --            --      6,389             --           112          112            --
  Commercial.................    1,250         --            --      1,250             --            --           --            --
                             -----------------------------------------------------------------------------------------------------
   Total construction
    mortgage loans...........    7,639         --            --      7,639             --           112          112           751
                             -----------------------------------------------------------------------------------------------------
   Total real estate loans...  101,999        448            780   103,227            780         1,523        2,303         1,040
                             -----------------------------------------------------------------------------------------------------
Commercial and industrial
  loans......................   74,530        156              2    74,688             76            --           76           --
                             -----------------------------------------------------------------------------------------------------
  Total commercial and
   industrial................   74,530        156              2    74,688             76            --           76           483
                             -----------------------------------------------------------------------------------------------------
Consumer loans:
 Direct......................   10,542         74             12    10,628             12            --           12            --
 Indirect....................   68,461        376             13    68,850             13            --           13            --
 CreditLine..................    1,969         39             26     2,034             26            --           26            --
                             -----------------------------------------------------------------------------------------------------
 Total consumer loans........   80,972        489             51    81,512             51            --           51            609

Unallocated reserve for
 loan loss...................       --         --             --        --             --            --           --          2,050
                             -----------------------------------------------------------------------------------------------------
     Total                    $257,501      $1,093        $  833  $259,427            $907      $ 1,523      $  2,430        $4,182
                             -----------------------------------------------------------------------------------------------------

* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more, and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $907,000 includes $833,000 in loans past due 90 days or more plus $74,000 in loans less than 90 days delinquent, on which certain borrowers have paid interest regularly.

** Other real estate owned was written down to current market values at the time of reclassification to this category. These amounts are not included in the total loan amounts.

Total deposits decreased 5% to $303,183,000 at December 31, 1996, from $317,601,000 at year-end 1995. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average daily deposit balances decreased 1%. In an effort to increase its deposit base in 1995, the Bank offered one and two year Premier CDs, at interest rates of 6.50% and 7.00%, respectively. During the first quarter of 1996, the one year Premier CDs matured. This was the primary reason for the 11% decrease in average outstanding CD balances from 1995 to 1996. In a reaction to continued low market rates of interest on savings-related balances, average daily outstanding balances of regular savings and market rate accounts decreased by 8% and 3%, respectively. Partially offsetting these decreases were increases in the average daily balances of NOW accounts and noninterest-bearing demand deposits, which grew 7% and 6%, respectively over similar balances for 1995.

During 1996, in an effort to balance its liquidity needs, the Bank purchased federal funds. The average daily outstanding balance of federal funds purchased was $1,824,000 for 1996, compared to $89,000 in 1995. The Bank maintains credit lines with various correspondent banks as well as the ability to borrow from the Federal Home Loan Bank of Pittsburgh (the "FHLB").

Deposits
(in millions of dollars)

[GRAPHIC APPEARS HERE]

1992 - 276,185
1993 - 291,074
1994 - 301,337
1995 - 317,601
1996 - 303,183


Common Stock
(dollars per share)

[GRAPHIC APPEARS HERE]

        Market Value    Book Value

1992      $11.38         $ 9.81
1993      $16.31         $11.31
1994      $15.88         $12.41
1995      $26.00         $14.57
1996      $27.75         $16.27



                       20      Bryn Mawr Bank Corporation

The following table presents the average balances of deposits and the percentage change for the years indicated.

TABLE 12 - AVERAGE DAILY BALANCES OF DEPOSITS

                                                               % Change                     % Change
                                                               1996 vs.                     1995 vs.
(dollars in thousands)                   1996       1995           1995           1994          1994
                                    --------------------------------------------------------------------
Demand deposits, non-
interest-bearing................... $ 73,034    $ 68,654           6.4%       $ 65,976           4.1%
                                    --------------------------------------------------------------------
Market rate accounts...............   49,451      50,720          (2.5)         56,694         (10.5)
NOW accounts.......................   70,549      65,999           6.9          67,195          (1.8)
Regular savings....................   41,577      45,025          (7.7)         56,011         (19.6)
                                    --------------------------------------------------------------------
                                     161,577     161,744          (0.1)        179,900         (10.1)
                                    --------------------------------------------------------------------
Time deposits......................   60,930      68,328         (10.8)         42,925          59.2
                                    --------------------------------------------------------------------
 Total............................. $295,541    $298,726          (1.1)%      $288,801           3.4%
                                    --------------------------------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1996.

TABLE 13 - MATURITY OF CERTIFICATES OF DEPOSIT OF $100,000 OR GREATER

(in thousands)

Three months or less............. $  4,345
Three to six months..............    1,512
Six to twelve months.............    1,300
Greater than twelve months.......      283
                                  --------
 Total........................... $  7,440
                                  --------

Capital Adequacy

At December 31, 1996, total shareholders' equity of the Corporation was $35,808,000, a $3,905,000 or 12% increase over $31,903,000 at December 31, 1995.
In addition to earnings and dividends for the year, the impact of SFAS No. 115 resulted in a decrease in shareholders' equity in 1996. As of December 31, 1996, shareholders' equity included unrealized losses on investment securities, net of deferred taxes, of $1,000 compared to unrealized gains on investment securities, net of taxes, of $212,000 at December 31, 1995. This change accounted for a $213,000 decrease in total shareholders' equity from December 31, 1995, to year-end 1996.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 1996 and 1995, are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - RISK-BASED CAPITAL RATIOS

                                            1996               1995
                                 ------------------------------------------
                                                Minimum             Minimum
                                      Actual   Required   Actual   Required
                                 ------------------------------------------
Tier I capital ratio..............    12.27%   4.00%      11.42%   4.00%
Total capital ratio...............    13.53    8.00       12.67    8.00


The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under-capitalized." As of December 31, 1996 and 1995, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's continued declaration of dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1996. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. This table presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1996.

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

                          1996 Annual Report      21

Nonperforming assets amounted to $2,430,000 at December 31, 1996, a 45% decrease from $4,405,000 at December 31, 1995, because of a decrease in OREO balances. Nonperforming loans were $907,000 at December 31, 1996, a 48% increase from $611,000 at December 31, 1995. OREO decreased $2,271,000 or 60% to $1,523,000 at
December 31, 1996, from $3,794,000 at December 31, 1995, primarily because of the sale of the OREO Property, included in OREO, as discussed in the "Significant Items for 1996" section. As of December 31, 1996, there were three properties remaining in OREO. The largest is a commercial building located in King of Prussia and is presently being offered for sale. The ratio of nonperforming assets as a percentage of total assets was 0.70% as of December 31, 1996, compared to 1.24% as of December 31, 1995.

Total nonperforming assets, which include nonaccruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31,1996.

TABLE 15 - NONPERFORMING ASSETS

                                                           December  31
                                 -------------------------------------------------------------------
(in thousands)                     1996         1995            1994           1993             1992
                                 -------------------------------------------------------------------
Loans past due 90 days
 or more not on
 nonaccrual status:
   Real estate--
    mortgage..................     $ 68       $   --            $ 48          $ 139           $  240
   Consumer...................       51          155              82             59              121
Loans on which the
 accrual of interest
 has been discontinued:
   Commercial and
    industrial................       76          339              --            205            1,023
   Real estate--
    mortgage..................      712          117             371          1,032              862
   Real estate--
    construction..............       --           --             275            708              407
                                 -------------------------------------------------------------------
 Total nonperforming
  loans.......................       907          611            776          2,143            2,653

Other real estate
 owned*.......................     1,523        3,794          3,475          3,539            6,524
                                 -------------------------------------------------------------------
 Total nonperforming
  assets......................    $2,430       $4,405         $4,251         $5,682           $9,177
                                 -------------------------------------------------------------------

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $144,000 for the year ended December 31, 1996. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $40,000 in 1996.

* Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the "Committee") that periodically reviews the status of all nonaccrual and impaired loans, loans criticized by both the Bank's regulators and an independent consultant retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. During the review of the loan loss reserve, the Committee considers specific loans on a loan-by-loan basis, pools of similar loans, prior historical write-off activity, and a supplemental reserve allocation as a measure of conservatism for any unforeseen loan loss reserve requirements. The sum of these components is compared to the loan loss reserve balance, and any additions deemed necessary to the loan loss reserve balance are charged to operating expenses on a timely basis.

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

Interest Rate Sensitivity

The difference between interest sensitive assets and interest sensitive deposits, stated in dollars, is referred to as the interest rate sensitivity gap. A positive gap is created when interest rate sensitive assets exceed interest rate sensitive deposits. A positive interest rate sensitive gap will result in a greater portion of assets compared to deposits repricing with changes in interest rates within specified time periods. The opposite effect results from a negative gap. In practice, however, there may be a lag in repricing some products in comparison to others. A positive gap in the short-term, 30 days or less, in an increasing interest rate environment should produce an increase in net interest income. The converse is true of a negative gap in a rising interest rate environment.

                      22      Bryn Mawr Bank Corporation

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 1996, based on an analysis of the results from the simulation model, the amount of the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation's management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation's liquidity, capital resources, or results of operations in the future.

Liquidity

The Bank's liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans in the secondary market, and borrowing from the FHLB. The Bank had available a $44,240,000 line of credit with the FHLB as of December 31, 1996.

The Bank's liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Bank management is presently developing a revised liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Periodically, ALCO reviews the Bank's liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank's Board of Directors.

During 1996, cash provided by operations amounted to $5,284,000 and was primarily provided from net income of $6,042,000 for 1996. Cash provided from investing activities amounted to $4,913,000 and was primarily due to $3,462,000 in proceeds from the sale of OREO in 1996. Investment activity provided $24,006,000 in cash, providing funding for an increased loan portfolio. Loan activity, including the purchase of $40,831,000 in indirect automobile paper, used $21,857,000 in funds during 1996. Offsetting the increases in funds from operating and investing activities was a decrease in funds from the Corporation's financing activities, which used $16,396,000 in net cash, primarily the result of a $16,255,000 decrease in outstanding CD balances, due primarily to the maturity of Premier CDs during the first quarter of 1996. The Corporation's cash and cash equivalents decreased from December 31, 1995, to December 31, 1996, by $6,199,000, from $44,653,000 at December 31, 1995, to
$38,454,000 at December 31, 1996.

As shown in the following table, the Bank is presently asset interest rate sensitive in the short-term, 30 days or less category.

TABLE 16 -- INTEREST RATE SENSITIVITY ANALYSIS

as of December 31, 1996

                                                                        Repricing Periods
                                           -------------------------------------------------------------------------------
                                           0 to 30        31 to 90   91 to 181  180 to 365     Over       Non-Rate
(dollars in thousands)                      Days            Days        Days       Days       1 Year     Sensitive   Total
                                           -------------------------------------------------------------------------------
Assets:
     Interest-bearing
      deposits with other banks.........   $    121     $       --    $     --    $    --   $     --     $    --   $    121
     Federal funds sold.................     11,616             --          --         --         --          --     11,616
     Investment securities..............      7,400          7,956       4,012      4,664     10,715          --     34,747
     Loans..............................     80,383          9,137      18,211     32,417    119,279      (4,182)   255,245
     Cash and due from banks............         --             --          --         --         --      26,717     26,717
     Other assets.......................         --             --          --         --         --      17,301     17,301
                                           --------     ----------    --------    -------   --------     -------   --------
     Total assets.......................   $ 99,520     $   17,093    $ 22,223    $37,081   $129,994     $39,836   $345,747
                                           --------     ----------    --------    -------   --------     -------   --------
Liabilities and shareholders' equity:
     Demand, noninterest-bearing........   $     --     $     --      $     --    $    --   $     --     $81,865   $ 81,865
     Savings deposits...................     60,915           --            --         --    101,525          --    162,440
     Time deposits......................     15,696       12,719        11,109     10,894      8,460          --     58,878
     Other liabilities..................         --           --            --         --         --       6,756      6,756
     Shareholders' equity...............         --           --            --         --         --      35,808     35,808
                                           --------     ----------    --------    -------   --------     -------   --------
     Total liabilities and
      shareholders' equity..............     76,611     $ 12,719      $ 11,109    $10,894   $109,985    $124,429   $345,747
                                           --------     ----------    --------    -------   --------     -------   --------

Gap.....................................   $ 22,909     $  4,374      $ 11,114    $26,187   $ 20,009    $(84,593)        --

Cumulative gap..........................   $ 22,909     $ 27,283      $ 38,397    $64,584   $ 84,593          --         --

Cumulative earning assets as a ratio
     of interest-bearing liabilities....        130%         131%          138%       158%       138%         --         --

                          1996 Annual Report      23

1995 vs. 1994 Results of Operations

Net Income

Net income for the year ended December 31, 1995, was $4,643,000, a 15% increase over net income of $4,049,000 for the year ended December 31, 1994.

On a per share basis, net income rose from $1.85 in 1994 to $2.08 in 1995. In 1995, the Corporation paid dividends of $0.50 per share, a 54% increase over $0.325 per share, paid in 1994.

Return on average assets was 1.39% for 1995 compared to 1.26% in 1994. Return on average equity was 15.79% in 1995 versus 15.70% in 1994.

Net Interest Income

A 16% rise in interest income was due to a 6% increase in daily average earning asset balances, and a 70 basis point increase in the average yield on earning assets, from 7.2% in 1994 to 7.9% in 1995.

Interest expense increased 43% or $2,169,000 from 1994 to 1995. All of this increase was due to the addition, during the first quarter of 1995, of one and two-year Premier CDs, with average yields of 6.50% and 7.00%, respectively. Interest expense on CDs rose $2,242,000 for the year ended 1995 compared to the same period in 1994. The average effective rate paid on interest-bearing liabilities rose from 2.3% in 1994 to 3.1% in 1995.

Net interest income increased 7%, while the net interest margin remained level at 5.21% for both 1994 and 1995.

Loan Loss Provision

The provision for loan losses amounted to $500,000 in 1995 and 1994. The allowance for possible loan losses as a percentage of nonperforming loans amounted to 598% and 466% as of December 31, 1995 and 1994, respectively.

Other Income

Other income increased 10% in 1995 from 1994 levels. Primarily responsible for this $814,000 increase in other income was a $777,000 or 16% increase in fees for Trust services. Net gains on the sale of mortgage loans increased $93,000 or 24%, due primarily to the sale of $67,826,000 in mortgage loans in the secondary mortgage market in 1995, compared to only $39,109,000 in 1994. The Bank also had a $157,000 or 53% reduction in gains on the sale of OREO in 1995 compared to similar gains in 1994.

Other Expenses

Other expenses increased by $790,000 or 5% in 1995 over 1994. While regular salaries increased $201,000 or 3%, other salaries, primarily incentive based, increased $295,000 or 36%. Increases in incentive-based compensation, tied to overall profitability of the Bank as well as to specific lines of business, was the reason for this increase.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, decreased by $321,000 or 40% in 1995 compared to 1994 levels. During 1995, the FDIC announced that the bank insurance fund was sufficiently funded to provide necessary coverage for insured bank deposits. Therefore, for those banks considered "well-capitalized" by FDIC criteria, which the Bank is considered, the FDIC refunded premiums paid from May through September 1995 and eliminated any further premiums for the fourth quarter of 1995. This was the main reason for a $295,000 decrease in FDIC deposit insurance premiums from 1994 to 1995.

Income Taxes

The income tax provision for 1995 was $2,100,000, or a 31.1% effective rate, compared to $1,600,000, or a 28.3% effective rate, for 1994. All of the increase in income before income taxes from 1994 to 1995 occurred in taxable income, thereby increasing the effective tax rate for 1995, compared to 1994.

                      24      Bryn Mawr Bank Corporation

Consolidated Balance Sheets


                                                                                                             (in thousands)
As of December 31                                                                                          1996        1995
                                                                                                      -----------------------
Assets
------
Cash and due from banks.............................................................................     $ 26,717    $ 25,128
Interest-bearing deposits with other banks..........................................................          121         115
Federal funds sold..................................................................................       11,616      19,410
Investment securities available for sale, at market value
     (amortized cost of $34,748,000 and $58,890,000
     at December 31, 1996 and 1995, respectively)...................................................       34,747      59,211
Loans...............................................................................................      259,427     235,353
     Less: Allowance for possible loan losses.......................................................       (4,182)     (3,652)
                                                                                                      -----------------------
           Net loans................................................................................      255,245     231,701
                                                                                                      -----------------------
Premises and equipment, net.........................................................................       11,334      11,820
Accrued interest receivable.........................................................................        2,164       2,463
Deferred federal income taxes.......................................................................        1,312       1,042
Other real estate owned.............................................................................        1,523       3,794
Other assets........................................................................................          968         272
                                                                                                      -----------------------
     Total assets...................................................................................     $345,747    $354,956
                                                                                                      =======================

Liabilities
-----------
Deposits:
     Demand, noninterest-bearing....................................................................     $ 81,865    $ 81,128
     Savings........................................................................................      162,440     161,340
     Time...........................................................................................       58,878      75,133
                                                                                                      -----------------------
     Total deposits.................................................................................      303,183     317,601
Other liabilities...................................................................................        6,756       5,452
                                                                                                      -----------------------

     Total liabilities..............................................................................      309,939     323,053
                                                                                                      -----------------------

Commitments and contingencies (Note 12)

Shareholders' equity
-------------------
Common stock, par value $1,
     authorized, 5,000,000 shares,
     issued 2,503,885 shares and 2,493,200 shares
     as of December 31, 1996 and 1995, respectively,
     and outstanding 2,201,065 shares and
     2,190,380 shares as of December 31, 1996
     and 1995, respectively.........................................................................        2,504       2,493
Paid-in capital in excess of par value..............................................................        4,445       4,363
Unrealized investment (depreciation) appreciation, net of deferred income taxes.....................           (1)        212
Retained earnings...................................................................................       30,399      26,374
                                                                                                      -----------------------

                                                                                                           37,347      33,442
Less: Common stock in treasury, at cost -- 302,820 shares
     at December 31, 1996 and 1995..................................................................       (1,539)     (1,539)
                                                                                                      -----------------------

     Total shareholders' equity.....................................................................       35,808      31,903
                                                                                                      -----------------------

     Total liabilities and shareholders' equity.....................................................     $345,747    $354,956
                                                                                                      =======================

The accompanying notes are an integral part of the consolidated financial statements.

                              1996 Annual Report          25

Consolidated Statements of Income

                                                                              (in thousands, except for share and per share data)
For the years ended December 31                                                      1996              1995              1994
                                                                              --------------------------------------------------
Net interest income:
Interest income:
  Interest and fees on loans.................................................   $   21,513            $ 19,627          $ 16,498
  Interest on federal funds sold.............................................          257                 813               261
  Interest and dividends on investment securities:
    Taxable interest income..................................................        2,082               2,491             2,853
    Tax-exempt interest income...............................................          406                 607               708
  Dividend income............................................................           79                  79                58
                                                                              --------------------------------------------------

    Total interest income....................................................       24,337              23,617            20,378
Interest expense on deposits.................................................        6,490               7,246             5,077
                                                                              --------------------------------------------------

Net interest income..........................................................       17,847              16,371            15,301
Loan loss provision..........................................................          350                 500               500
                                                                              --------------------------------------------------

Net interest income after loan loss provision................................       17,497              15,871            14,801
                                                                              --------------------------------------------------

Other income:
  Fees for trust services....................................................        5,936               5,496             4,719
  Service charges on deposit accounts........................................        1,081               1,049             1,068
  Other fees and service charges.............................................        1,280               1,240             1,192
  Net gain on sale of loans..................................................          398                 479               386
  Gain on sale of other real estate owned....................................        1,081                 137               294
  Other real estate owned income.............................................           74                 353               319
  Other operating income.....................................................          573                 443               405
                                                                              --------------------------------------------------

       Total other income....................................................       10,423               9,197             8,383
                                                                              --------------------------------------------------

Other expenses:
  Salaries-regular...........................................................        7,594               6,906             6,705
  Salaries-other.............................................................        1,045               1,112               817
  Employee benefits..........................................................        1,585               1,890             1,789
  Occupancy expense..........................................................        1,537               1,441             1,389
  Furniture, fixtures, and equipment.........................................        1,246                 877               851
  Advertising................................................................          991                 868               839
  Computer processing........................................................          836               1,174             1,085
  Stationery and supplies....................................................          355                 279               258
  Professional fees..........................................................          677                 701               683
  Insurance..................................................................          159                 486               807
  Merchant credit card processing............................................          376                 314               299
  Net cost of operation of other real estate owned...........................           97                  52                39
  Other operating expenses...................................................        2,480               2,225             1,974
                                                                              --------------------------------------------------

       Total other expenses..................................................       18,978              18,325            17,535
                                                                              --------------------------------------------------

Income before income taxes...................................................        8,942               6,743             5,649
Applicable income taxes......................................................        2,900               2,100             1,600
                                                                              --------------------------------------------------
Net income...................................................................     $  6,042            $  4,643           $ 4,049
                                                                              ==================================================

Earnings per average common share............................................        $2.67               $2.08             $1.85
Average number of shares outstanding, including common stock equivalents.....    2,262,904           2,233,898         2,183,900

The accompanying notes are an integral part of the consolidated financial statements.


               26         Bryn Mawr Bank Corporation

Consolidated Statements of Cash Flows

                                                                                               (in thousands)
For the years ended December 31                                                     1996             1995              1994
                                                                                ---------------------------------------------
Operating activities:
--------------------

Net income.....................................................................   $  6,042          $  4,643         $  4,049
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Provision for loan losses....................................................        350               500              500
  Provision for depreciation and amortization..................................      1,142               986              891
  Loans originated for resale..................................................    (56,915)          (61,105)         (41,260)
  Proceeds from sale of loans..................................................     55,276            67,826           40,986
  Net gain on sale of loans....................................................       (398)             (479)            (386)
  Net gain on disposal of other real estate owned..............................     (1,081)             (137)            (294)
  Provision for deferred income taxes..........................................       (161)             (148)              66
  Change in income taxes payable/refundable....................................         --               160              (55)
  Change in interest receivable................................................        299              (464)            (109)
  Change in interest payable...................................................      1,443               101              (11)
  Other........................................................................       (713)              944              (99)
                                                                                ---------------------------------------------

       Net cash provided by operating activities...............................      5,284            12,827            4,278
                                                                                ---------------------------------------------

Investing activities:
--------------------

  Purchases of investment securities...........................................    (12,086)          (21,289)         (10,261)
  Proceeds from maturities of investment securities............................     16,685            22,320           23,254
  Proceeds from sales of investment securities available for sale..............      9,502                --            7,009
  Proceeds from calls of investment securities.................................      9,905                --               --
  Proceeds on disposition of other real estate owned...........................      3,462               415              975
  Purchase of other real estate owned..........................................       (141)             (404)              --
  Capitalization of costs of other real estate owned...........................         --              (193)              --
  Loan repayments, net of originations.........................................     18,974            12,765            8,125
  Purchase of automobile retail installment contracts..........................    (40,831)          (26,088)         (45,877)
  Purchases of premises and equipment..........................................       (557)           (1,309)          (1,057)
                                                                                ---------------------------------------------

       Net cash provided (used) by investing activities........................      4,913           (13,783)         (17,832)
                                                                                ---------------------------------------------

Financing activities:
--------------------

  Change in demand and savings deposits........................................      1,837           (17,049)          12,279
  Change in time deposits......................................................    (16,255)           33,313           (2,016)
  Dividends paid...............................................................     (2,017)           (1,095)            (710)
  Repayment of mortgage debt...................................................        (54)              (49)             (43)
  Proceeds from issuance of common stock.......................................         93                52              125
                                                                                ---------------------------------------------

       Net cash (used) provided by financing activities........................    (16,396)           15,172            9,635
                                                                                ---------------------------------------------

Change in cash and cash equivalents............................................     (6,199)           14,216           (3,919)
Cash and cash equivalents at beginning of year.................................     44,653            30,437           34,356
                                                                                ---------------------------------------------

Cash and cash equivalents at end of year.......................................  $  38,454         $  44,653        $  30,437
                                                                                =============================================

Supplemental cash flow information:
----------------------------------

  Cash paid during the year for:
    Income taxes...............................................................  $   3,340         $   1,414        $   1,513
    Interest...................................................................      5,047             7,145            5,088
  Noncash investing transactions:
    Loans converted into other real estate owned...............................         --                --              908

The accompanying notes are an integral part of the consolidated financial statements.

                              1996 Annual Report          27

Consolidated Statements of Changes in Shareholders' Equity

                                                                      (in thousands, except for shares of common stock)

                                                            Shares of                                          Unrealized
                                                              Common       Common      Paid-in      Retained        Gains  Treasury
   For the years ended 1996, 1995, and 1994             Stock issued        Stock      Capital      Earnings     (Losses)     Stock
                                                        ---------------------------------------------------------------------------

Balance, December 31, 1993............................     1,240,020       $1,240      $5,439       $19,487     $    --     $(1,539)

Cumulative effect of change
  in accounting principle, net of deferred
  income taxes of $444,000............................            --           --          --           --          863          --
Net income............................................            --           --          --        4,049           --          --
Dividends declared, $0.65 per share...................            --           --          --         (710)          --          --
Change in unrealized gains (losses), net of
  income taxes of $931,000............................            --           --          --           --       (1,808)         --
Common stock issued...................................         5,080            5         120
                                                        ---------------------------------------------------------------------------
Balance, December 31, 1994............................     1,245,100        1,245       5,559       22,826         (945)     (1,539)

Net income............................................            --           --          --        4,643           --          --
Dividends declared, $0.50 per share...................            --           --          --       (1,095)          --          --
Change in unrealized gains (losses), net of
  income taxes of $596,000............................            --           --          --           --        1,157          --
Common stock issued...................................         1,500            1          51           --           --          --
Common stock issued in conjunction with the
  2-for-1 stock split, effective
  December 29, 1995...................................     1,246,600        1,247      (1,247)          --           --          --
                                                        ---------------------------------------------------------------------------
Balance, December 31, 1995............................     2,493,200        2,493       4,363       26,374          212      (1,539)

Net income............................................            --           --          --        6,042           --          --
Dividends declared, $0.92 per share...................            --           --          --       (2,017)          --          --
Change in unrealized gains (losses), net of
  income taxes of $109,000............................            --           --          --           --         (213)         --
Purchase of treasury stock............................            --           --          --           --           --         138
Retirement of treasury stock..........................        (4,975)          (5)       (133)          --           --        (138)

Common stock issued...................................        15,660           16         215           --           --          --
                                                        ---------------------------------------------------------------------------
Balance, December 31, 1996............................     2,503,885      $ 2,504      $4,445     $ 30,399      $ (1)       $(1,539)
                                                        ===========================================================================

The accompanying notes are an integral part of the consolidated financial statements.

               28         Bryn Mawr Bank Corporation

Notes to Consolidated Financial Statements

1. Basis of Presentation:
------------------------

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation") and The Bryn Mawr Trust Company (the "Bank").

The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates. For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:
---------------------------------------------

The accounting policies of the Corporation conform to GAAP and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $10,487,000 and $9,674,000 at December 31, 1996 and 1995, respectively.

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

In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. As of December 31, 1995, shareholders' equity was increased by $212,000 due to unrealized gains (net of $109,000 in deferred income tax benefits) of $321,000 in the investment securities portfolio. As of December 31, 1996, shareholders' equity was decreased by $1,000 due to unrealized losses of $1,000 in the investment securities portfolio.

Loans:

Interest income on loans performing satisfactorily is recognized on the accrual method of accounting. Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more or loans less than 90 days past due which are deemed to be problem loans by management. All nonperforming loans, except consumer loans, are placed on nonaccrual status, and any outstanding interest receivable at the time the loan is deemed nonperforming is deducted from interest income. The charge-off policy for all loans, including nonperforming and impaired loans, considers such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower in management's assessment of the collectibility of such loans.

In May 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), was issued. Under the requirements of SFAS No. 114, a loan is considered to be impaired when it is probable that all amounts will not be collected in accordance with the terms of the loan agreement. SFAS No. 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS No. 118"), to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The adoption of SFAS No. 114 and No. 118 was required in the first quarter of 1995.

As a part of its internal loan review process, management, when considering making a loan an impaired loan, considers a number of factors, such as a borrower's current financial strength, the value of related collateral and the ability to continue to meet the original contractual terms of a loan. Major risk classifications, used to aggregate loans for application of SFAS No. 114 include both credit risk or the risk of failure to repay a loan and concentration risk. A loan is not considered impaired if there is merely an insignificant delay or shortfall in the amounts of payments. An insignificant delay or shortfall is a temporary delay in the payment process of a loan. However, under these circumstances, the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of the delay.

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a nonperforming and impaired loan. All of the Corporation's impaired loans, which amounted to $2,069,000 and $565,000 at December 31, 1996 and 1995, respectively, were put on a nonaccrual status and any outstanding accrued interest receivable on such loans, at the time they were put on a nonaccrual status, was reversed from income.

Under SFAS No. 114, impaired loans subject to the statement are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate or at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 1996 and 1995, impaired loans measured using the present value of expected future cash flows amounted to $165,000 and $210,000, respectively. Impaired loans measured by the fair value of the loan's collateral amounted to $1,904,000 and $355,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference. The impairment reserve is established by either an allocation of the reserve for loan losses or by a provision for loan losses, depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 1996 or 1995 were allocated from the existing reserve for loan losses. As of December 31, 1996 and 1995, there were $1,381,000 and $414,000, respectively of

                              1996 Annual Report          29
impaired loans for which there is a related allowance for loan losses. The total related allowance for loan loss at December 31, 1996 and 1995 was $191,000 and $232,000, respectively. Impaired loans for which no loan loss allowance was allocated amounted to $688,000 and $151,000 at December 31, 1996 and 1995. Average impaired loans during both 1996 and 1995 amounted to $2,237,000 and $1,082,000, respectively.

While SFAS No. 118 permits existing income recognition practices to continue, when a loan is classified as impaired, it is put on a nonaccrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 1996 or 1995. No loans considered impaired since the adoption of SFAS No. 114 and SFAS No. 118 have been removed from the impaired loan status. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in nonperforming loans, for practical consideration, are not put on a nonaccrual status nor is the current accrued interest receivable reversed from income. The adoption of SFAS No. 114 and No. 118 did not have a material impact on the financial position or results of operations of the Corporation nor do they materially impact the comparability of the credit risk tables under Industry Guide 3.

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

Income taxes:

The Corporation files a consolidated Federal income tax return with its subsidiary, the Bank. Certain items of income and expense (primarily loan origination fees, allowance for possible loan losses, and other real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting, subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

Trust income:

Trust Division income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Other real estate owned:

Other real estate owned ("OREO") is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. OREO is recorded at the lower of the carrying value of the loan at the time of foreclosure or the market value of the property actually received. Should the resulting current market value of the property underlying the loan be below the current book value of the loan, the loan is written down to the current market value through a charge to the loan loss reserve. Market values are estimated through performing a detailed discounted cash flow analysis of each property, taking into consideration a number of factors, including the projected time period to complete the sale of the property, the projected selling price and costs of administration of the property. This stream of both positive and negative cash flows is discounted back to a present value using a current rate of interest. In addition, a reserve is maintained for estimated losses to cover potential risk of loss that may exist in the portfolio of real estate acquired by foreclosure. The balance of this reserve amounted to $172,000 and $149,000 as of December 31, 1996 and 1995, respectively. Revenues relating to the operation of these properties are recognized on a cash basis. Subsequent costs directly related to the completion of properties under construction are capitalized to the extent they are considered to be realizable. Operating expenses and any writedowns subsequent to foreclosure of the carrying value are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

Earnings per share:

Earnings per average common share is based on the weighted average of common shares outstanding during the year and, when their effect is dilutive, common equivalent shares consisting of certain shares subject to options.

Recently issued accounting standards:

In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") which was effective for the Corporation beginning January 1, 1996. The statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate the value. The statement applies prospectively to transactions entered into in 1996. The adoption of SFAS No. 122 did not have a significant effect on the financial position or the results of operation of the Corporation.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which was effective for the Corporation beginning January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and the Corporation's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. The Corporation will continue to apply APB 25 and therefore, there was no impact on the financial position and results of

               30         Bryn Mawr Bank Corporation
operation. The proforma effect of applying SFAS No. 123 on net income and earnings per share is included on Note No. 10 of Corporation's financial statements.

In June, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125") which is effective for the Corporation beginning January 1, 1997. SFAS No. 125, which is to be applied prospectively, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. It is anticipated that the adoption of SFAS No. 125 will not have a material effect on the financial position or the results of operation of the Corporation.

3. Investment Securities:
------------------------

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:


(in thousands)                                  1996
                      ----------------------------------------------------------------
                                         Gross         Gross    Estimated
                      Amortized     Unrealized    Unrealized       Market     Carrying
                           Cost          Gains        Losses        Value        Value
                      ----------------------------------------------------------------
Obligations of
  the U.S.
   Government
    and agencies.....   $26,524          $ 16        $  84        $26,456      $26,456
State & political
 subdivisions........     6,924            58           --          6,982        6,982
Other securities.....     1,300             9           --          1,309        1,309
                        --------------------------------------------------------------
 Total...............   $34,748          $ 83        $  84        $34,747      $34,747
                        ==============================================================

(in thousands)                                  1995
                      ----------------------------------------------------------------
                                         Gross         Gross    Estimated
                      Amortized     Unrealized    Unrealized       Market     Carrying
                           Cost          Gains        Losses        Value        Value
                      ----------------------------------------------------------------
Obligations of
 the U.S.
  Government
   and agencies......  $47,100          $261         $  69       $47,292      $47,292
State & political
 subdivisions........   10,515           122            --        10,637       10,637
Other securities.....    1,275             7            --         1,282        1,282
                      ----------------------------------------------------------------
 Total...............  $58,890          $390         $  69       $59,211      $59,211
                      ================================================================

At December 31, 1996, securities having a book value of $10,518,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                                      1996
                                          ----------------------
                                          Amortized    Estimated
                                               Cost       Market
                                                           Value
                                          ----------------------
Due in one year or less...................  $12,525     $12,537
Due after one year through five years.....   20,923      20,901
Due after five years through ten years....       --          --
Due after ten years.......................       --          --
Other securities..........................    1,300       1,309
                                           --------------------
     Total................................  $34,748     $34,747
                                           --------------------



Proceeds from sales of debt securities are as follows:

(in thousands)                         1996         1995          1994
                                    ----------------------------------
Proceeds..........................  $ 9,502         $ --      $  7,009
Gross gains.......................        2           --             2
Gross losses......................       --           --            --

4. Loans:
---------
Loans outstanding at December 31 are detailed by category as follows:

(in thousands)                                   1996               1995
                                               ---------------------------
Real estate loans:
     Permanent mortgage loans................  $ 95,588           $ 85,752
Construction loans...........................     7,639              8,905
Commercial an industrial loans...............    74,688             67,507
Loans to individuals for household,
 family, and other consumer
 expenditures................................    81,512             73,189
                                              ----------------------------
   Total.....................................  $259,427           $235,353
                                              ============================

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $907,000 and $611,000 at December 31, 1996 and 1995, respectively. Forgone interest on nonaccrual loans was $144,000, $59,000, and $128,000 in 1996, 1995, and 1994, respectively.

5. Allowance for Possible Loan Losses:
-------------------------------------
The summary of the changes in the allowance for possible loan losses is as follows:


(in thousands)                                 1996       1995       1994
                                             ----------------------------

Balance, January 1.......................... $ 3,652    $ 3,618   $ 3,601
Charge-offs.................................    (268)      (769)     (663)
Recoveries..................................     448        303       180
                                             ----------------------------
Net recoveries / (charge-offs)..............     180       (466)     (483)
Loan loss provision.........................     350        500       500
                                             ----------------------------
Balance, December 31........................ $ 4,182    $ 3,652   $ 3,618
                                             ============================

6. Premises and Equipment:
--------------------------

A summary of premises and equipment at December 31 is as follows:

(in thousands)                                          1996       1995
                                                    -------------------
Land...............................................  $ 2,973    $ 2,974
Buildings..........................................   10,479     10,472
Furniture and equipment............................    8,350      7,821
Leasehold improvements.............................      169        169
                                                    -------------------
                                                      21,971     21,436
Less accumulated depreciation......................  (10,637)    (9,616)
                                                    -------------------
     Total.........................................  $11,334    $11,820
                                                    ===================

The Corporation has borrowings outstanding of $2,503,000 at December 31, 1996.


The borrowings are collateralized by properties with a book value of $4,253,000 at December 31, 1996. The weighted average interest rate on the borrowings was 9.75% in 1996 and 1995.

7. Disclosure about Fair Value of Financial Instruments:
-------------------------------------------------------

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

                              1996 Annual Report          31
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

Investment securities:

Estimated fair values for investment securities are based on quote market price, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans:

For variable rate loans that reprice frequently and which have no significant change in credit risk, estimated fair values are based on carrying values. Fair values of certain mortgage loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The estimated fair value of nonperforming loans is based on discounted estimated cash flows as determined by the internal loan review of the Bank or the appraised value of the underlying collateral, as determined by independent third party appraisers.

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

Off-balance sheet instruments:

Estimated fair values of the Corporation's off-balance sheet instruments (standby letters of credit and loan commitments) are based on fees currently charged to enter into similar loan agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Since fees and rates charged for off-balance sheet items are at market levels when set, there is no material difference between the stated amount and estimated fair values of off-balance sheet instruments.The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:


(in thousands)                                                 1996                            1995
                                                     ----------------------------------------------------------
                                                      Carrying        Estimated       Carrying        Estimated
                                                        Amount       Fair Value         Amount        Fair Value
                                                     ----------------------------------------------------------
Financial assets:
  Cash and due from banks..........................  $ 26,717         $ 26,717        $ 25,128         $ 25,128
  Interest-bearing deposits with
   other banks.....................................       121              121             115              115
  Federal funds sold...............................    11,616           11,616          19,410           19,410
  Investment securities............................    34,747           34,747          59,211           59,211
  Net loans........................................   255,245          255,417         231,701          233,645
                                                    -----------------------------------------------------------
Total financial assets.............................  $328,446         $328,618        $335,565         $337,509
                                                    ===========================================================

Financial liabilities:
  Deposits.........................................  $303,183         $303,131        $317,601         $317,422
  Other liabilities................................     2,503            2,811           2,557            2,944
                                                    -----------------------------------------------------------
Total financial liabilities........................  $305,686         $305,942        $320,158         $320,366
                                                    ===========================================================
Off-balance sheet
  instruments......................................  $ 69,653         $ 69,653        $ 65,788         $ 65,788
                                                    ===========================================================

8. Applicable Federal Income Taxes:
----------------------------------

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)                             1996             1995
                                          -----------------------
Deferred tax assets:
     Other real estate owned.........  $    364         $    356
     Loan loss reserve...............       591              472
     Deferred loan fees..............        46               73
     Other reserves..................       348              370
                                       -------------------------
                                          1,349            1,271
Deferred tax liabilities:
     Depreciation....................       (37)            (120)
     Unrealized depreciation
       on investments
       securities....................        --             (109)

                                       -------------------------
 Total deferred tax assets...........  $  1,312         $  1,042
                                       =========================

No valuation allowance has been recorded for these gross deferred tax assets as of December 31, 1996 and 1995, as full realization of these costs is expected. The provisions for federal income taxes consist of the following:

(in thousands)          1996     1995     1994
                      --------------------------
Currently payable.... $3,061    $2,008   $1,534
Deferred.............   (161)       92       66
                      -------------------------
Total................ $2,900    $2,100   $1,600
                      =========================

The sources of temporary differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:



(in thousands)              1996    1995    1994
                           ----------------------
Other real estate owned...   ($8)  $  10    ($99)
Loan loss provision.......  (119)     47     108
Depreciation..............   (83)    (33)    (31)
Pension expense...........   (37)    (67)     15
Deferred loan fees........    27      26      75
Other.....................    59     109      (2)
                           ---------------------
     Total................ ($161)  $  92   $  66
                           =====================

               32         Bryn Mawr Bank Corporation

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:


(dollars in thousands)             1996      1995      1994
                                -----------------------------
Statutory federal tax rate.....     34%       34%       34%
Computed
     "expected" tax expense.... $3,040    $2,201    $1,921
Benefit reductions in taxes
     resulting from
     tax-exempt income.........   (181)     (285)     (333)
Other, net.....................     41       184        12
                                --------------------------
     Actual tax expense........ $2,900    $2,100    $1,600
                                ==========================

9. Employee Benefit Plans:
-------------------------

Pension Plan

The Bank sponsors a noncontributory, defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides for normal retirement at age 65 and, under certain conditions, also permits early retirement and payment of spouse's benefits. Total pension expense (income) under the Plan amounted to $37,000, $122,000 and ($45,000) for the years ended December 31, 1996, 1995, and 1994, respectively.

Pension expense (income) for the years ended December 31 is comprised of the following:

(in thousands)                           1996            1995         1994
                                       -----------------------------------
Service cost--benefits earned
 during the period.................... $   480        $   428       $  407
Interest cost on projected
 benefit obligation...................     668            669          611
Actual return on Plan assets..........  (2,196)        (3,009)         (35)
Unrecognized gain.....................      --             --           --
Net amortization and deferral.........   1,085          2,034       (1,028)
                                       ------------------------------------
Net periodic pension
 cost (income)........................ $    37        $   122       $  (45)
                                       ====================================

The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1995 and 1994. The accrued pension liability is included in "Other liabilities" on the accompanying consolidated balance sheets.

(in thousands)                                     1996       1995
                                                 -------------------
Actuarial present value of benefit
 obligation:
 Accumulated benefit obligation
  (including vested benefits of
  $7,867,000 and $8,420,000 as
  of December 31, 1996 and 1995)................ $(7,955)    $(8,570)
                                                 -------     -------
Projected benefit obligation for
 service rendered to date.......................  (9,811)    (10,510)
Plan assets at fair value
 (invested primarily in the Bank's
 temporary, income, and equity
 common trust funds)............................  14,508      12,691
                                                 -------     -------
Plan assets in excess of projected
 benefit obligation.............................   4,697       2,181
Unrecognized net gain...........................  (4,932)     (2,450)
Unrecognized prior service cost.................      --          70
                                                 -------     -------
Accrued pension liability included
 in consolidated balance sheets................. $  (235)    $  (199)
                                                 =======     =======

Significant assumptions used in determining the accrued pension obligation were as follows:

                                                1995       1994      1993
                                             ------------------------------
Discount rate................................   7.5%       7.0%      8.0%
Projected compensation increase..............   5.0        5.0       5.0
Expected long-term rate
     of return on plan assets................   8.0        8.0       8.0

Supplemental Employee Retirement Plan

The Bank sponsors a noncontributory Supplemental Employee Retirement Plan (the "SERP") covering one employee. The SERP provides for supplemental retirement benefits, in an amount that is equal to the difference between what would have been payable under the Plan and the maximum amount payable under current regulations. SERP expense was first recognized in 1995. SERP expense was $72,000 and $71,000 for 1996 and 1995, respectively.

SERP expense for the year ended December 31 is comprised of the following:

(in thousands)                                         1996         1995
                                                -------------------------
Service cost--benefits earned
   during the period...........................        $   9        $   9
Interest cost on projected benefit obligation..           25           24
Actual return on Plan assets...................           --           --
Unrecognized gain..............................           --           --
Net amortization and deferral..................           38           38
                                                       -----        -----
Net periodic SERP cost.........................        $  72        $  71
                                                       =====        =====


The following table presents a reconciliation of the accrued liability for the SERP as of December 31, 1996 and 1995.

The accrued SERP liability is included in "Other liabilities" on the accompanying consolidated balance sheets.

(in thousands)                                            1996          1995
                                                    ---------------------------
Actuarial present value of benefit
  obligation:
   Accumulated benefit obligation
       (including vested benefits of
       $71,000 and $65,000 as of
       December 31, 1996 and 1995,
       respectively)...................................  $ (71)         $ (65)
                                                         -----          -----
Projected benefit obligation for
   service rendered to date............................   (363)          (370)
Unrecognized net (gain) loss...........................     (6)            35
Unrecognized prior service cost........................    226            264
                                                         -----          -----
Accrued SERP liability included
 in consolidated balance sheets........................  $(143)         $ (71)
                                                         =====          =====

Significant assumptions used in determining the accrued pension obligation were as follows:

(in thousands)                                            1996          1995
                                                    ---------------------------
Discount rate........................................      7.5%          7.0%
Projected compensation increase......................      5.0           5.0
Expected long-term rate of return
 on plan assets......................................      8.0           8.0

Thrift Plan

The Corporation sponsors a thrift and savings plan (the "Thrift Plan") covering substantially all employees. The Thrift Plan provides for the Corporation to make incentive contributions equal to the participant's basic contribution up to a maximum of 3% of compensation and provides for voluntary employee contributions.

All contributions and interest earned thereon are vested immediately. The Thrift Plan expense was approximately $180,000, $165,000, and $170,000 in 1996, 1995,
and 1994, respectively.

Post-Retirement Benefits

In addition to providing pension and thrift plan benefits, the Corporation provides certain health care and life insurance benefits for certain retired employees. The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits other than Pensions" ("SFAS No. 106"), in the

                              1996 Annual Report          33
first quarter of 1993. SFAS No. 106 requires that the expected cost of such benefits be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The Corporation elected to amortize the net obligation existing as of the date of adoption (transition obligation) over the remaining service periods of active plan participants. The net periodic post-retirement benefit cost for 1996, 1995 and 1994 was $162,000, $335,000 and $339,000, respectively.

The net periodic post-retirement benefit cost for the years ended December 31 is comprised of the following:

(in thousands)                       1996    1995    1994
                                    ------  ------  ------
Service cost -- benefits
 attributed to service
 during the period................. $  11   $  12    $  11
Interest cost on accumulated
  Postretirement
  benefit obligation...............   106     204      201
Amortization of transition
 obligation........................   122     119      127
Amortization of
 unrecognized gain.................   (77)     --       --
                                    -----   -----    -----
Net periodic post-retirement
 benefit cost...................... $ 162   $ 335    $ 339
                                    =====   =====    =====

The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation was 7.5% and 7.0% for 1996 and 1995, respectively. The assumed health care cost trend rate for 1997 was 8% and was graded down in 1% increments per year to an ultimate rate of 6% per year.

The following table summarizes the amounts recognized in the Corporation's balance sheet as of December 31, 1996 and 1995:

(in thousands)                                 1996         1995
                                             --------------------
Accumulated post-retirement benefit
 obligation................................. $(1,573)     $(2,830)
Unrecognized variance of experience
 different from that assumed
 and unamortized transition.................   1,223        2,428
                                             -------      -------
Accrued post-retirement benefit cost........ $  (350)     $  (402)
                                             -------      -------


The impact of a 1% increase in the assumed health care cost trend rate for each future year would be as follows:


(in thousands)                                           1996
                                                       ------
Accumulated post-retirement benefit obligation
 as of December 31.....................................$1,669
Service cost...........................................    11
Interest cost..........................................   113

10. Stock Option Plan:

At December 31, 1996, the Corporation maintains a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 1996 and 1995, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the proforma amounts indicated below:


                                      1996     1995
                                   -----------------
Net income - as reported...........  $6,042   $4,643
Net Income pro forma...............  $5,946   $4,568
Earnings per share - as reported...  $ 2.67   $ 2.08
Earnings per share - proforma......  $ 2.63   $ 2.04

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: dividend yield of 3.09% for both years, expected volatility of 43.1% for both years, expected life of nine years for both years and risk-free interest rates of 7.1% and 6.6% respectively.

The Plan had, prior to 1994, up to 108,000 authorized and unissued or Treasury shares of the Corporation's common stock reserved for issuance under the Plan.

During 1994, the shareholders approved an additional 108,860 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock may be issued to key officers. During 1995, the shareholder's approved the issuance of 40,000 shares, 10,000 to be granted to outside directors, for four years after each Annual Meeting. The option price will be set at the last sale price for the stock on the third business day following the Corporation's Annual Meeting. Options granted may either be "incentive stock options" within the meaning of the Internal Revenue Service code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation's common stock. The following is a summary of transactions under the Plan:

                                                                                  Weighted
                                   Shares        Available                         Average
                                   Under               for         Price Per      Exercise
                                   Option         Issuance           Share           Price
                                 ---------------------------------------------------------
Balance at December 31, 1993.....   88,020             220     $  9.00 - $ 16.50    $13.41
     Options canceled............       --            (220)
     Options authorized..........       --         108,860
     Options granted.............  107,600        (107,600)    $ 15.50 - $ 18.60    $16.18
     Options exercised...........  (10,160)             --     $  9.00 - $ 14.75    $12.28
     Options expired.............   (3,800)             --     $ 14.75 - $ 16.50    $15.76
                                   -------        --------

Balance at December 31, 1994.....  181,660           1,260     $  9.00 - $ 18.60    $15.08
     Options authorized..........       --          40,000
     Options granted.............   10,000         (10,000)              $ 17.375   $17.38
     Options exercised...........   (3,000)             --               $ 17.375   $17.38
     Options expired.............   (3,200)             --     $ 15.50 - $ 18.60    $17.15
                                   -------        --------

Balance at December 31, 1995.....  185,460          31,260     $  9.00 - $ 18.60    $15.12
     Options granted.............    9,000          (9,000)              $ 25.00    $25.00
     Options exercised...........  (15,660)             --     $ 13.50 - $ 16.50    $14.72
                                   -------        --------

Balance at December 31, 1996.....  178,800          22,260     $  9.00 - $ 25.00    $15.65
                                   -------        --------

Weighted-average remaining
contractual life of options
outstanding at December 31, 1996............... 6.32 years


The weighted-average fair value of options granted during 1995 and 1996 were $7.52 and $10.64, respectively.

               34         Bryn Mawr Bank Corporation

The number of exercisable shares at December 31, 1994, 1995, and 1996 were 78,780, 105,420, and 119,840, respectively, with respective weighted average exercise prices of $13.65, $14.42, and $15.42.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $0.09 per share and $0.04 per share dilutive effect on earnings per share for the years ended December 31, 1996 and 1995, respectively. The options would not have had a dilutive impact on earnings per share for the year ended December 31, 1994.

11. Related Party Transactions:

The Corporation had loans outstanding directly to executive officers, directors and certain other related parties of $3,465,000 and $2,898,000 at December 31, 1996 and 1995, respectively.

Following is a summary of these transactions:


(in thousands)                  1996      1995
                            --------------------
Balance, beginning of year...  $2,898    $2,405
Additions....................     871     1,340
Amounts collected............    (304)     (847)
                               ------    ------
Balance, end of year.........  $3,465    $2,898
                               ------    ------

12. Financial Instruments with Off-Balance

Sheet Risk and Concentration of Credit Risk:
-------------------------------------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirement. Total commitments to extend credit at December 31, 1996 are $66,808,000.The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credit are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1996 amounted to $2,845,000.

As of December 31, 1996, the Corporation had no loans sold with recourse outstanding. The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

13. Risks and Uncertainties:
---------------------------

The earnings of the Corporation depend on the earnings of the Bank. The Bank's earnings are dependent upon both the level of net interest income and noninterest revenue streams, primarily fees for trust services, that are earned annually. Accordingly, the earnings of the Corporation are subject to risks and uncertainties surrounding both its exposure to changes in the interest rate environment and movements in financial markets.

Most of the Bank's lending activity is with customers located in southeastern Pennsylvania. Lending is spread between commercial, consumer, and real estate related loans, including construction lending. While these loan concentrations represent a potential concentration of credit risk, the Bank's credit loss experience compares favorably to the Bank's peer group credit loss experience.

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

Significant estimates are made by management in determining the allowance for possible loan losses and the carrying value of other real estate owned. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

                              1996 Annual Report          35

14. Selected Quarterly Financial Data (Unaudited):
------------------------------------------------

                                                    Quarters ending 1996
                                          -------------------------------------
(in thousands, except per share data)       3/31     6/30       9/30      12/31
                                          -------------------------------------
Interest income.......................... $5,959   $6,053     $6,203     $6,122
Interest expense.........................  1,679    1,592      1,624      1,595
Net interest income......................  4,280    4,461      4,579      4,527
Provision for loan losses................    125       75         75         75
Income before income taxes...............  2,597    1,915      2,245      2,185
Net income...............................  1,757    1,275      1,499      1,511
Net income per share of
  common stock...........................   0.77     0.56       0.66       0.66

                                                    Quarters ending 1995
                                          -------------------------------------
(in thousands, except per share data)       3/31     6/30       9/30      12/31
                                          -------------------------------------
Interest income.......................... $5,516   $5,867     $6,071     $6,163
Interest expense.........................  1,594    1,826      1,910      1,916
Net interest income......................  3,922    4,041      4,161      4,247
Provision for loan losses................    125      125        125        125
Income before income taxes...............  1,540    1,634      1,858      1,711
Net income...............................  1,090    1,144      1,299      1,110
Net income per share of
  common stock...........................   0.50     0.52       0.59       0.49

15. Condensed Financial Statements:
-----------------------------------

The condensed financial statements of the Corporation (parent company only) as of December 31, 1996 and 1995, and for each of the three years in the ended December 31, 1996, are as follows:

Condensed Balance Sheets

(in thousands)                                1996        1995
                                         ---------------------
Assets:
     Cash...............................   $   128     $   130
     Investments in subsidiaries, at
       equity in net assets.............    33,932      29,982
     Premises and equipment, net........     4,253       4,351
     Other assets.......................        14           5
                                        ----------------------
       Total assets.....................   $38,327     $34,468
                                        ----------------------
Liabilities and shareholders' equity:
     Mortgages payable..................   $ 2,503     $ 2,557
     Other liabilities..................        16           8
                                        ----------------------
     Total liabilities..................     2,519       2,565

Common stock, par value $1, authorized
  5,000,000 shares, issued 2,503,885 shares
  and 2,493,200 shares as of
  December 31, 1996 and 1995,
  respectively, and outstanding 2,201,065
  shares and 2,190,380 shares as of
  December 31, 1996 and 1995, respectively   2,504       2,493
Paid-in capital in excess of par value..     4,445       4,363
Unrealized investment appreciation
  (depreciation), net of deferred
  income taxes..........................        (1)        212
Retained earnings.......................    30,399      26,374
Less common stock in treasury,
  at cost- 302,820 shares as of
  December 31, 1996 and 1995,
  respectively.                             (1,539)     (1,539)
                                        ----------------------
     Total shareholders' equity.........    35,808      31,903
                                        ----------------------
     Total liabilities and shareholders'
      equity............................   $38,327     $34,468
                                        ----------------------

Condensed Statements of Income

(in thousands)                                 1996      1995      1996
                                        -------------------------------
Dividends from The Bryn
  Mawr Trust Company....................    $ 2,017   $ 1,095   $   710
  Interest and other income.............        237       236       389
                                        -------------------------------
  Total operating income................      2,254     1,331     1,099
  Expenses..............................        445       478       524
                                        -------------------------------
  Income before equity in
  undistributed income of
   subsidiary...........................      1,809       853       575
  Equity in undistributed income
   of subsidiary:
  The Bryn Mawr Trust
   Company..............................      4,162     3,708     3,428
                                        -------------------------------
Income before income taxes..............      5,971     4,561     4,003
Federal income tax benefit..............         71        82        46
                                        -------------------------------
Net income..............................    $ 6,042   $ 4,643   $ 4,049
                                        -------------------------------

Condensed Statements of Cash Flows

(in thousands)                                 1996      1995      1996
                                        -------------------------------
Operating activities:
     Net income.........................    $ 6,042   $ 4,643   $ 4,049
     Adjustments to reconcile
       net income to net
       cash provided
     by operating activities:
     Equity in undistributed
       earnings of subsidiary:
     The Bryn Mawr
       Trust Company....................     (4,162)   (3,708)   (3,428)
     Depreciation expense...............         98        98        98
     Other..............................        (56)      (42)      (47)
                                        -------------------------------
       Net cash provided by
       operating activities.............      1,922       991       672

Financing activities:
    Dividends paid......................     (2,017)   (1,095)     (710)
    Proceeds from issuance
      of stock..........................         93        52       125
                                        -------------------------------
    Net cash used by financing
      activities........................     (1,924)   (1,043)     (585)
                                        -------------------------------
(Decrease) increase in cash
  and cash equivelents..................         (2)      (52)       87

Cash and cash equivalents
  at beginning of year..................        130       182        95
                                        -------------------------------
Cash and cash equivalents at
  end of year...........................    $   128   $   130   $   182
                                        -------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31,1996, the Bank's retained earnings amounted to $27,343,000. Therefore, as of December 31,1996, dividends available for payment to the Corporation are limited to $27,343,000. Since the sole source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to limits placed on the Bank, as discussed above.

               36         Bryn Mawr Bank Corporation

16. Segment Information:
-----------------------

As a part of its operating segments, the Bank generates significant operating profits from its banking, its trust and mortgage banking activities. The Bank's Trust Division provides both corporate and individual trust products and services to its customers. Assets under management were $1,229,926,000 $1,039,804,000, and $799,846,000 at December 31, 1996, 1995, and 1994,
respectively. The Bank also originates and sells residential mortgage loans in the secondary mortgage loan market. The Bank originated and sold mortgage loans in the secondary mortgage loan market amounting to $55,276,000, $67,826,000, and $39,109,000 in 1996, 1995, and 1994, respectively.

Segment information for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                     1996
                                    ------------------------------------------
                                                       Mortgage
                                    Banking    Trust    Banking   Consolidated
                                    ------------------------------------------
Interest and fee income............ $ 24,081   $   --   $   256      $ 24,337
                                    ------------------------------------------
Other operating income:
  Fees for trust services..........       --    5,936        --         5,936
  Service charges on
   checking accounts...............    1,081       --        --         1,081
  Other fees and service charges...      458       --       822         1,280
  Net gain on sale of loans........       35       --       363           398
  Gains on sale of other real
   estate owned....................    1,081       --        --         1,081
  Other real estate owned
    revenue........................       74       --        --            74
  Other............................      520       --        53           573
                                    ------------------------------------------
Total other operating income.......    3,249    5,936     1,238        10,423
                                    ------------------------------------------
Total gross revenues............... $ 27,330  $ 5,936   $ 1,494      $ 34,760
                                    ------------------------------------------
Operating profit................... $  6,144  $ 2,119   $   779      $  9,042
                                    ------------------------------------------
General corporate expenses.........       --       --        --      $    100
                                    ------------------------------------------
Income before income taxes.........       --       --        --      $  8,942
                                    ------------------------------------------
Identifiable assets at
  December 31...................... $345,551  $   189   $     7      $345,747
                                    ------------------------------------------
Capital expenditures............... $    409  $   143   $     5      $    557
                                    ------------------------------------------
Depreciation and amortization...... $  1,007  $   125   $    10      $  1,142
                                    ------------------------------------------

                                                     1995
                                    ------------------------------------------
                                                       Mortgage
                                    Banking    Trust    Banking   Consolidated
                                    ------------------------------------------
Interest and fee income............ $ 23,137  $    --  $    480      $ 23,617
                                    ------------------------------------------
Other operating income:
   Fees for trust services.........       --    5,496        --         5,496
   Service charges on
     checking accounts.............    1,049       --        --         1,049
   Other fees and service charges..      487       --       753         1,240
   Net gain on sale of loans.......       45       --       434           479
   Gains on sale of other real
     estate owned..................      137       --        --           137
   Other real estate owned
    revenue........................      353       --        --           353
   Other...........................      443       --        --           443
                                    ------------------------------------------
Total other operating income.......    2,514    5,496     1,187         9,197
                                    ------------------------------------------
Total gross revenues............... $ 25,651  $ 5,496  $  1,667      $ 32,814
                                    ------------------------------------------
Operating profit................... $  3,849  $ 2,083  $    939      $  6,871
                                    ------------------------------------------
General corporate expenses.........       --       --        --      $    128
                                    ------------------------------------------
Income before income taxes.........       --       --        --      $  6,743
                                    ------------------------------------------
Identifiable assets at
  December 31...................... $354,774  $   170  $     12      $354,956
                                    ------------------------------------------
Capital expenditures............... $  1,269  $    34  $     --      $  1,303
                                    ------------------------------------------
Depreciation and amortization...... $    873  $    99  $     14      $    986
                                    ------------------------------------------

                                                     1994
                                    -----------------------------------------
                                                       Mortgage
                                    Banking    Trust    Banking   Consolidated
                                    ------------------------------------------
Interest and fee income............ $ 20,134  $    --  $   244       $ 20,378
                                    ------------------------------------------
Other operating income:
   Fees for trust services.........       --    4,719       --          4,719
   Service charges on
    checking accounts..............    1,068       --       --          1,068
   Other fees and service charges..      502       --      690          1,192
   Net gain on sale of loans.......       39       --      347            386
   Gains on sale of other real
    estate owned...................      294       --       --            294
   Other real estate owned
   revenue.........................      319       --       --            319
   Other...........................      405       --       --            405
                                    ------------------------------------------
Total other operating income.......    2,627    4,719    1,037          8,383
                                    ------------------------------------------
Total gross revenues............... $ 22,761  $ 4,719   $1,281        $28,761
                                    ------------------------------------------
Operating profit................... $  3,421  $ 1,802   $  596        $ 5,819
                                    ------------------------------------------
General corporate expenses.........       --       --       --        $   170
                                    ------------------------------------------
Income before income taxes.........       --       --       --        $ 5,649
                                    ------------------------------------------
Identifiable assets at
 December 31....................... $332,909  $   236   $   35       $333,180
                                    ------------------------------------------
Capital expenditures............... $    841  $   208   $    8       $  1,057
                                    ------------------------------------------
Depreciation and amortization...... $    806  $    66   $   19       $    891
                                    ------------------------------------------

                              1996 Annual Report          37

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bryn Mawr Bank Corporation and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand, LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 16, 1997

               38         Bryn Mawr Bank Corporation

Corporate Information

as of December 31, 1996

Directors
---------

Darrell J. Bell
Retired Senior Vice President,
Main Line Health, Inc.

Richard B. Cuff
Chairman, Cuffco, Inc.

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

Robert L. Stevens
Chairman, Chief Executive Officer, and President of Bryn Mawr
Bank Corporation and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts, Inc.

Samuel C. Wasson, Jr.
Secretary of Bryn Mawr Bank Corporation and Executive Vice
President and Secretary of The Bryn Mawr Trust Company

Thomas A. Williams
Vice President, Secretary/Treasurer, Houghton International, Inc.

Annual Meeting
--------------

The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held in The Centennial Wing of The Bryn Mawr Trust Company, located at the corner of Lancaster Avenue and Morton Road in Bryn Mawr, Pennsylvania, on Tuesday, April 15, 1997, at 2:00 p.m.

Corporate Headquarters
----------------------

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610)526-2302

Auditors
--------

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962

Legal Counsel
-------------

Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C.
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard, Suite 1500
Philadelphia, Pennsylvania 19103-1815

Stock Listing
-------------

Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

Registrar & Transfer Agent
--------------------------

ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660

Form 10-K
---------

A copy of the Corporation's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Samuel C. Wasson, Jr., Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3396.

                                                                    Continued...

                              1996 Annual Report          39

The Bryn Mawr Trust Company
---------------------------

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610)525-1700

Senior Management:
as of February 3, 1997

Robert L. Stevens *
Chairman, Chief Executive Officer,
and President

Peter H. Havens
Executive Vice President, Trust

Robert J. Ricciardi *
Executive Vice President,
Community Banking

Samuel C. Wasson, Jr. *
Executive Vice President, Loans,
and Secretary

Joseph H. Bachtiger
Senior Vice President,
Trust Administration

Joseph G. Keefer
Senior Vice President, Commercial
& Real Estate Lending Services

Paul M. Kistler, Jr.
Senior Vice President, Banking Operations,
Facilities, Human Resources, &
Information Systems

Donald B. Krieble
Senior Vice President,
Consumer Credit Services

Herbert T. McDevitt
Senior Vice President, Family Office

Thomas M. Petro
Senior Vice President, Marketing

Joseph W. Rebl *
Senior Vice President, Finance,
and Treasurer

Walter Smedley, III
Senior Vice President, Member Banking
Credit Services

Leo M. Stenson
Senior Vice President & Auditor,
Audit & Security

June M. Falcone
Group Vice President, Banking Operations

William J. Fink
Group Vice President, Commercial &
Real Estate Lending Services

Geoffrey L. Halberstadt, Sr.
Group Vice President, Commercial &
Real Estate Lending Services

William R. Mixon
Group Vice President, Information Systems

Patrick J. Keenan
Managing Director, BMT Mortgage Company

William F. Mannion, Jr.
Managing Director, BMT Mortgage Company

Richard I. Sichel
Managing Director and Chief Investment
Officer, Investment Counsellors of
Bryn Mawr

Branch Offices:

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

18 West Eagle Road
Havertown, Pennsylvania 19083

39 West Lancaster Avenue
Paoli, Pennsylvania 19301

330 East Lancaster Avenue
Wayne, Pennsylvania 19087

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096

Trust Division:
No. 10 South Bryn Mawr Avenue
Bryn Mawr, Pennsylvania 19010

Investment Counsellors of Bryn Mawr
Two Tower Bridge
One Fayette Street, Suite 150
Conshohocken, Pennsylvania 19428

Limited Service Offices:

Beaumont at Bryn Mawr Retirement
Community
Bryn Mawr, Pennsylvania

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

One Tower Bridge
West Conshohocken, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Radnor Corporate Center
Radnor, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania

Shareholder Relations
---------------------

Samuel C. Wasson, Jr.
Secretary
(610)526-2343

Market Makers
-------------

F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania

Herzog, Heine, Geduld, Inc.
New York, New York

Janney Montgomery Scott, Inc.
Philadelphia, Pennsylvania

Legg Mason Wood Walker, Inc.
Philadelphia, Pennsylvania

McConnell Budd & Downes
Morristown, New Jersey

* Also officer of the Corporation.

               40         Bryn Mawr Bank Corporation