Form 10-K, Exhibit 13
period 1997-12-31
BRYN MAWR BANK CORP
filed 1998-03-25
CIK 802681

                                  EXHIBIT 13

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------
1 9 9 7  A N N U A L  R E P O R T

                                              [BRYN MAWR BANK LOGO APPEARS HERE]


                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                                   Five-Year
                                                                                                    Compound
                                                              1997           1996       Change   Growth Rate
-------------------------------------------------------------------------------------------------------------
For the year               Net interest income             $  18,368     $  17,847         3%         6%
(dollars in thousands)     Other income                       11,749        10,423        13         10
                           Other expenses                     20,837        18,978        10          5
                           Net income                          6,130         6,042         1         14

-------------------------------------------------------------------------------------------------------------
At year-end                Total assets                    $ 374,210     $ 345,747         8%         4%
(dollars in thousands)     Total net loans                   264,484       255,245         4          9
                           Total deposits                    328,806       303,183         8          4
                           Shareholders' equity               39,349        35,808        10         13

-------------------------------------------------------------------------------------------------------------
Per common share           Earnings per common share       $    2.79     $    2.76         1%        14%
                           Earnings per common share -
                              assuming dilution                 2.67          2.66         -         13
                           Dividends declared                   0.72          0.92       (22)       N/A
                           Book value                          18.00         16.27        11         13
                           Closing price                       51.00         27.25        87         35

-------------------------------------------------------------------------------------------------------------
Selected ratios            Return on average assets             1.74%         1.79%
                           Return on average
                              shareholders' equity             16.45%        18.16%


C O N T E N T S        2       CHAIRMAN'S LETTER

                       4       THE YEAR IN REVIEW

                      11       BANK INFORMATION

                      12       CORPORATE INFORMATION

                                               1 9 9 7  A N N U A L  R E P O R T

DEAR SHAREHOLDER:

    As change envelopes the business of banking, we're trying hard to preserve our core -- the best service you'll ever find in a bank. And with service as our keystone, we're establishing growing streams of revenue from lines of business related to the financial needs and wants of our customers.

    1997 was a watershed for your Corporation in that regard. We established two new and powerful business lines -- Insurance Counsellors of Bryn Mawr and Tax Counsellors of Bryn Mawr -- which, when augmented by the natural expansion of our investment management and trust services, round out our service menu to be competitive in most ways with the big banks.

    We are equipped to do traditional banking -- checking accounts, CDs, business loans, home mortgages (anywhere in the continental U.S.) -- in addition to investment management, wealth transfer counsel, foundation management, employee benefits, fiduciary, and full family office services. And, all that with truly fine personal attention and professionalism.

    Now, let's look at how we performed in 1997 as we moved along.

    Net income per share was $2.79 in 1997 compared to $2.76 in 1996, $2.51 when adjusted for the 25 cents nonrecurring gain, an 11% increase. 1996 results included a nonrecurring gain from the sale of real estate acquired by the Bank some years ago in settlement of a defaulted loan, which was partially offset by unrelated and also nonrecurring expenses. The after-tax effect of these gains and expenses increased per share earnings by 25 cents in 1996, so, exclusive of these nonrecurring amounts, comparable per share net income was up 11% in 1997.

    The dividend paid in 1997 was 72 c, a 20% increase from regular quarterly dividends of 60 c in 1996. In January 1998, the quarterly dividend was increased 28%, from 18 c to 23 c per share.

    The operating gains came from the investment management and trust business and from the residential mortgage origination, sale, and servicing business, not from traditional banking. No surprise though, for it's the industry's traditional banking business that's struggling to become "right sized." The consolidation in the banking industry comes from the need to reduce the number of banks, branches, and people offering traditional banking.

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------

  Investment management and trust activity produced 30% of consolidated operating profit in 1997, up from 23% in 1996. Mortgage banking produced 10%, up from 9% in the previous year, and our traditional banking business produced 60% of consolidated operating profit, down from 68% the year before.

  We continued to provide programs to assist low and moderate income families in our community in obtaining their first home and educating their children. We're mindful of the benefit that diversity provides everyone in our community.

  We've stepped up our ongoing effort to assist our employees, in every way possible, in increasing their technical proficiency and professional skills.

  So, what's ahead for Bryn Mawr Bank Corporation? Well, our banking business feels better to me as we begin 1998. We've realigned the Bank's leadership to meet the challenges we face, which, indeed, are abundant, and we've expanded our service lines remarkably. And the concern caused by mergers in our marketplace produces business here.

  Though the future cannot be readily seen, I've never felt more strongly that our great little institution will successfully meet the needs of its customers and find ways to do so profitably. I'm enormously grateful that so many shareholders have chosen to do business with the Bank, and for the wonderful men and women I'm privileged to work with.

  And, finally, if there's ever a question about the Bank, or what it's doing, I urge you to simply call me (610-526-2300) to find out, if you haven't, just what I mean by, "Simply the best service you'll ever find in a bank."

Sincerely,

/s/ Robert L. Stevens

Robert L. Stevens
Chairman

February 24, 1998

--------------------------------------------------------------------------------
                                               1 9 9 7  A N N U A L  R E P O R T

THE YEAR IN REVIEW

In 1997, Bryn Mawr Bank Corporation made great strides in strengthening its position to meet the challenges resulting from the dramatic changes taking place in the financial services industry. New services were added. Technological capabilities continued to be upgraded. Programs were instituted to increase the proficiency and knowledge of all employees. Outstanding professionals were added to the staff. Even the physical facilities were enhanced.

TAX ADVISORY UNIT ESTABLISHED

In July, Bryn Mawr Bank Corporation announced the formation of a wholly-owned subsidiary, Tax Counsellors of Bryn Mawr, to provide a broad range of tax services for corporations, family-owned businesses, entrepreneurs, professionals, and wealthy individuals. Tax Counsellors offers tax planning and consulting to clients in a variety of situations, such as selling a business, advising on IRA assets, investing in closely held companies, administering family limited partnerships, counseling on real estate decisions, and helping executives with stock option issues.

  Principals of the new subsidiary are President and Chief Executive Officer William H. Giese, CPA, a former "big six" tax partner with 29 years of tax consulting experience; and Vice President R. Ross Collins, Jr., CPA, who has over 23 years of accounting, tax, and business experience.


[PHOTO OF JOHN G. "JACK" DANIEL, LORRAINE T. "JANE" GARDNER, AND THOMAS M. PETRO APPEARS HERE]


JOHN G. "JACK" DANIEL (SEATED) AND
LORRAINE T. "JANE" GARDNER,
INSURANCE COUNSELLORS OF BRYN
MAWR, WITH THOMAS M. PETRO,
COMMUNITY BANKING DIVISION.

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------

[PHOTO OF WILLIAM H. GIESE AND R. ROSS COLLINS, JR. APPEARS HERE]

WILLIAM H. GIESE AND R. ROSS COLLINS, JR.,
TAX COUNSELLORS OF BRYN MAWR.

INSURANCE PRODUCTS OFFERED

Taking advantage of new state legislation which allows banks to sell insurance, the Bank formed Insurance Counsellors of Bryn Mawr with John G. Daniel as president and chief executive officer, and Lorraine T. "Jane" Gardner as vice president. Jack has more than 30 years of experience in the insurance industry. Jane, a chartered financial planner, has over 20 years of experience in both the banking and insurance industries. To assist in this new venture, the Bank has established a business relationship with The Simkiss Agency, Inc., a full service brokerage firm that has been doing business for over 36 years and is ranked among the top 100 insurance brokers in the country.

  Insurance Counsellors provides a complete array of personal insurance programs, including: insurance for both primary and secondary homes, automobile, watercraft and aircraft insurance, personal excess and umbrella liability insurance, as well as insurance for valuable personal property such as fine art, furs and jewelry. Through its association with Simkiss, Insurance Counsellors has the ability to design, implement, and maintain commercial insurance programs, such as: workers compensation, property insurance, professional liability, directors and officers liability, environmental practices, and employment practice liability.

                           [LINE GRAPH APPEARS HERE]

FOUNDATION EXPERT HEADS UP FAMILY OFFICE

Early in 1997, Herbert T. McDevitt, who has over 30 years of foundation, legal, and federal government experience, joined the Bank as senior vice president to head The Family Office, which provides an intergenerational approach to wealth management for families, individuals, and foundations. Services include investment management, estate and trust planning, special loans, tax planning, real estate management, and other general administrative services.

SUPERIOR INVESTMENT PERFORMANCE

The performance record of our investment managers continued to be impressive. This was demonstrated by the results achieved by The Bryn Mawr Trust Qualified Equity Fund, which, as of December 31, 1997, showed an average annual total return of 30.1% for

--------------------------------------------------------------------------------
                                               1 9 9 7  A N N U A L  R E P O R T

1997; 32.2% for the three-year period ending December 31, 1997; and 21.8% for the five-year period ending December 31, 1997.

  The expertise of our investment professionals has become even more apparent to the investment community, as such respected publications as The Wall Street Journal, The New York Times, and The Philadelphia Inquirer have quoted Investment Counsellors' Managing Directors Richard I. Sichel and Betty K. Taylor.

EMPLOYEE BENEFIT PLANS ENHANCED

In 1997, Bryn Mawr Trust increased the flexibility of its Group 401(k) program with the introduction of its three level plan. The Platinum 401(k), "Manager of Managers," is designed for plans with 100 to 25,000 participants with $2 million and above in plan assets. The Gold 401(k), "Multiple Fund Families," is designed for plans with 100 to 5,000 participants with $1 million and above in plan assets. The Silver 401(k), "Multiple Funds," is designed for plans of 25 to 250 participants and $250,000 and above in plan assets.

TECHNOLOGY UPGRADES

In July, the Bank launched a new windows-based version of its PC Banker product for business, which improves management of business cashflows. The Bank also enhanced its Cash Management Sweep Account, which now automatically links a business checking account with a Fidelity Investments' money market mutual fund.

  In late November, after many months of intensive training, the Investment Management & Trust Division converted its accounting system to a new user-friendly, state-of-the-art product called "TrustDesk," provided by Marshall & Isley of Brown Deer, Wisconsin. The new system allows clients to access their accounts via Internet and will allow for the increasing automation of more functions.

  The Bank entered an agreement with Centrax Services, Inc., of Dallas, Texas, for a marketing central information file system called "Marquis." This software will enable the Bank to determine the most profitable customers, capitalize on cross-selling opportunities, understand marketing potential through demographics, and generate targeted mailings or calling campaigns.

  In April, Bryn Mawr Trust officially became part of the "net" with each employee obtaining an Internet e-mail address.

  The Bank's first ATM machine, installed at the Bryn Mawr office in 1981, has been replaced by a state-of-the-art machine, capable of cashing checks, including coin, and dispensing coupons and postage stamps. These exciting new features are planned to be made available in 1998. New machines will be installed in Paoli and Wynnewood, and the ATM at Havertown has been upgraded to dispense stamps. The additional expenses generated by these upgrades have been partially offset by fee income resulting from the institution, in February, of a surcharge of $1.00 for each cash withdrawal made by non-Bryn Mawr Trust ATM cardholders.


[LINE GRAPH APPEARS HERE]

[LINE GRAPH APPEARS HERE]

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------

[PHOTO OF RICHARD I. SICHEL, MICHELE M. FRITZ, PETER H. HAVENS, AND HERBERT
T. MCDEVITT APPEARS HERE]


RICHARD I. SICHEL, MICHELE M. FRITZ,
PETER H. HAVENS, AND HERBERT T. MCDEVITT,
INVESTMENT MANAGEMENT & TRUST DIVISION.

  Telephone Banker, the Bank's electronic voice response system, has been modified to allow both personal and business customers to transfer money from a Bryn Mawr Trust checking or savings account to make a regular payment on a Bryn Mawr Trust loan.

COMMERCIAL LOAN AREA RENOVATED

After almost three months of major construction, the completely renovated commercial loan area was ready for occupancy in late August. The handsomely appointed area features 19 open, interconnected work modules, and two conference rooms. Barbara Gisel Design, of Haverford, was responsible for the interior design, and Wm. Powell Dilworth & Sons, of Bryn Mawr, served as general contractor. The open design allows for greater interaction among staff members, while providing areas of complete privacy for conferences with clients.

PROFESSIONAL DEVELOPMENT

Some 50 staff members are participating in a special program preparing them for attainment of the professional designation of Certified Financial Planner (CFP). This unique program, conducted through The American College, is part of an ongoing effort to set Bryn Mawr Trust apart from its competition by sharpening the skills of our staff in providing advice to clients and prospects. The successful completion of five courses is required before candidates may sit for the CFP examination. The first course, Fundamentals of Estate Planning, ended in May, while the second course, Planning for Retirement Needs, concluded in December. The three remaining courses are: Insurance and Financial Planning, Income Taxation, and Investments.



[LINE GRAPH APPEARS HERE]

-------------------------------------------------------------------------------
                                              1 9 9 7  A N N U A L  R E P O R T

[PHOTO OF WILLIAM B. SHIRDAN, DONALD B. KRIEBLE, AND STEPHEN J. COLLAR APPEARS HERE]

WILLIAM B. SHIRDAN, DONALD B. KRIEBLE,
AND STEPHEN J. COLLAR, CONSUMER CREDIT
SERVICES.

BANK-SPONSORED SEMINARS

In conjunction with the Physicians Initiative Program instituted in 1996, the Bank sponsored a seminar at The American College for lawyers and accountants providing services for medical professionals. The topic was "Valuation and Planning for Physician Practices," conducted by Kirk A. Rebane, ASA, CFA, of Haverford Capital Advisors, Inc., Thomas P. Langdon, JD, LLM, ChFC, CFA, CFP, and Richard I. Sichel, managing director of Investment Counsellors of Bryn Mawr and chief investment officer of The Bryn Mawr Trust Company.

  Attorneys and accountants were invited to a seminar entitled "Qualified Retirement Plans," with speakers: John M. Bernard, Esq., partner at Ballard, Spahr, Andrews & Ingersoll; David A. Littel, JD, associate professor of taxation at The American College; Henry J. Donner, Esq., senior member and partner of Jacoby Donner, PC, and Vice President Michele M. Fritz, Employee Benefits, The Bryn Mawr Trust Company.

  Richard W. Lang, PhD, senior vice president and director of economic research at the Federal Reserve Bank of Philadelphia, gave a presentation entitled "Economic Update & 1998 Forecast" in the Bank's Centennial Wing to invited business professionals.

  The Financial Life Cycle Planning Series was initiated with a well-attended program entitled "How to Preserve Your Estate and Protect Your Wealth." Keynote speaker was Frank B. Weisz, JD, LLM, president of Frank B. Weisz and Associates. Also participat-ing in the panel discussion were William H. Giese, CPA, and

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
-------------------------------------------------------------------------------

[LINE GRAPH APPEARS HERE]

R. Ross Collins, Jr., CPA, both of Tax Counsellors of Bryn Mawr, as well as Vice President Randy G. Thomas, CPA, of Bryn Mawr Trust's Tax Department.

  The Bank sponsored, along with The Boettner Center of Financial Gerontology, Main Life Health/Jefferson Health System, and The American College, the 1997-1998 Seminar Series: "Charting the Course," a support program guiding professionals, caregivers, and families through the challenges of Alzheimer's disease.

PROVIDING LEADERSHIP AND SUPPORT IN THE COMMUNITY
In the rapidly changing healthcare environment, Bryn Mawr Trust recognized the importance of providing its resources, financial expertise, and experienced personnel to help ensure the proper balance of power among physicians, hospitals, and insurers. The Bank has supported the Millennium Physicians Organization and the Chester County Physicians Organization. Through the efforts of Group Vice President William J. Fink, CPA, who has acted as a financial consultant, the two organizations are pooling their resources to form a greater regional umbrella group known as the

[PHOTO OF JUNE M. FALCONE, WALTER SMEDLEY, III, ROBERT J. RICCIARDI, AND JOSEPH
G. KEEFER APPEARS HERE]

JUNE M. FALCONE, BANKING OPERATIONS,
WITH WALTER SMEDLEY, III,
ROBERT J. RICCIARDI, AND JOSEPH G. KEEFER,
COMMERCIAL & REAL ESTATE LENDING
SERVICES.

--------------------------------------------------------------------------------
                                               1 9 9 7  A N N U A L  R E P O R T

Renaissance Medical Alliance. Senior Vice President Thomas M.
Petro is co-chair of the Renaissance Infrastructure Committee.

  It was announced in November that Chairman Robert L. Stevens had been appointed chairman of The Main Line Chamber of Commerce for 1998. He also serves as chairman of the Bryn Mawr Hospital Foundation, is a trustee of the Boettner Institute of The University of Pennsylvania, sits on the Community Advisory Council of Eldernet, and is a board member of The Devon Horse Show and Community Fair which supports The Bryn Mawr Hospital.

  As an outgrowth of the development of the Bryn Mawr "Stake Holders" initiative spearheaded by Senior Vice President Paul J. Kistler, Bryn Mawr has become part of a Lower Merion Township-funded market study and consulting firm analysis to resolve issues pertaining to the Bryn Mawr commercial district revitalization plan and other community concerns. This has involved focus groups, phone surveys, and a "Community Vision Session," an open forum attended by about 80 concerned community members.

PROFESSIONAL LEADERSHIP

Senior Vice President & Auditor, Leo M. Stenson, CIA, CPA, served as general chairman of The Institute of Internal Auditors' 56th International Conference held from July 6 through July 9 at The Philadelphia Marriott Hotel. The purpose of the program was to provide a forum for the exchange of ideas and the sharing of initiatives. The conference attracted 1,500 internal auditors and executives from around the world.

POSITIONING FOR THE FUTURE

In November, several internal management changes were made to enable the Bank to reposition itself for future growth as we approach the dawn of the new millennium. Robert L. Stevens remains chairman, president, and chief executive officer of the Bank and Corporation, but will devote more of his time to developing new revenue streams for the Corporation. Samuel C. Wasson, Jr., has assumed the role of vice chairman of the Bank and is responsible for most of the day-to-day business. He remains secretary of the Corporation.

  Executive Vice President Robert J. Ricciardi now heads the Loan
Committee and is chief credit policy officer responsible for the Bank's lending policy. Senior Vice President Joseph G. Keefer has been designated chief lending officer.

  Senior Vice President Thomas M. Petro has taken over Community Banking and oversees the complete branch office network. Executive Vice President Peter H. Havens continues to lead the initiative to increase net revenues from the investment management, fiduciary, wealth transfer, foundation, family office, and employee benefits business.


[LINE GRAPH APPEARS HERE]


[LINE GRAPH APPEARS HERE]

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------

THE BRYN MAWR TRUST COMPANY
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610.525.1700

--------------------------------------------------------------------------------
Senior Management:
--------------------------------------------------------------------------------
Robert L. Stevens*
Chairman, Chief Executive Officer,
and President

Samuel C. Wasson, Jr.*
Vice Chairman and Secretary

Peter H. Havens
Executive Vice President,
Investment Management & Trust

Robert J. Ricciardi*
Executive Vice President and
Chief Credit Policy Officer

Joseph H. Bachtiger
Senior Vice President, Trust Administration

June M. Falcone
Senior Vice President, Banking Operations

Joseph G. Keefer
Senior Vice President and
Chief Lending Officer

Paul M. Kistler, Jr.
Senior Vice President,
Banking Operations, Facilities, Human
Resources, and Information Systems

Donald M. Krieble
Senior Vice President,
Consumer Credit Services

Herbert T. McDevitt
Senior Vice President, Family Office

William R. Mixon
Senior Vice President,
Information Systems

Thomas M. Petro
Senior Vice President, Community Banking

Joseph W. Rebl*
Senior Vice President, Finance, and Treasurer

Walter Smedley, III
Senior Vice President, Commercial & Real
Estate Lending Services

Leo M. Stenson
Senior Vice President and Auditor,
Audit and Security

William J. Fink
Group Vice President, Commercial & Real
Estate Lending Services

Carmen L. Fiorentino
Group Vice President, Commercial & Real
Estate Lending Services

Richard M. Fuchs
Group Vice President, Branch Operations

Geoffrey L. Halberstadt
Group Vice President, Commercial & Real
Estate Lending Services

*Also officer of the Corporation.

--------------------------------------------------------------------------------
Branch Offices:
--------------------------------------------------------------------------------
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

18 West Eagle Road
Havertown, Pennsylvania 19083

39 West Lancaster Avenue
Paoli, Pennsylvania 19301

330 East Lancaster Avenue
Wayne, Pennsylvania 19087

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096

--------------------------------------------------------------------------------
Investment Management & Trust Division:
--------------------------------------------------------------------------------
No. 10 South Bryn Mawr Avenue
Bryn Mawr, Pennsylvania 19010

--------------------------------------------------------------------------------
Limited Service Offices:
--------------------------------------------------------------------------------
Beaumont at Bryn Mawr Retirement
Community
Bryn Mawr, Pennsylvania

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

One Tower Bridge
West Conshohocken, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Radnor Corporate Center
Radnor, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania

--------------------------------------------------------------------------------
Other Financial Services:
--------------------------------------------------------------------------------
BMT Mortgage Company
a division of The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
William F. Mannion, Jr., Managing Director
Patrick J. Keenan, Managing Director

Insurance Counsellors of Bryn Mawr, Inc.
a subsidiary of The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
John G. Daniel, President and Chief Executive Officer

Investment Counsellors of Bryn Mawr
a department of the Investment Management & Trust Division
Two Tower Bridge
One Fayette Street, Suite 150
Conshohocken, Pennsylvania 19428
Richard I. Sichel, Managing Director and Chief Investment Officer

Tax Counsellors of Bryn Mawr, Inc.
a subsidiary of Bryn Mawr Bank Corporation
90 Cricket Avenue
Ardmore, Pennsylvania 19003
William H. Giese, President and Chief Executive Officer

                                B R Y N  M A W R  B A N K  C O R P O R A T I O N
--------------------------------------------------------------------------------

1 9 9 7  A N N U A L  R E P O R T

CORPORATE  INFORMATION

--------------------------------------------------------------------------------
Directors:
--------------------------------------------------------------------------------
Darrell J. Bell
Retired Senior Vice President,
Main Line Health, Inc.

Richard B. Cuff
Chairman, Cuffco, Inc.

Warren W. Deakins
Self-Employed, Insurance Sales

William Harral, III
Senior Counselor, The Tierney Group

Peter H. Havens
Executive Vice President,
The Bryn Mawr Trust Company

Wendell F. Holland, Esq.
Vice President, American Water Works
Service Company, Inc.

Sherman R. Reed, 3rd
Builder and Developer

Phyllis M. Shea
Attorney-at-Law, Shea and Shea

Robert L. Stevens
Chairman, Chief Executive Officer, and
President of Bryn Mawr Bank Corporation
and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts, Inc.

Samuel C. Wasson, Jr.
Secretary of Bryn Mawr Bank Corporation
and Vice Chairman and Secretary of
The Bryn Mawr Trust Company

Thomas A. Williams
Vice President, Secretary/Treasurer,
Houghton International, Inc.

--------------------------------------------------------------------------------
Annual Meeting
--------------------------------------------------------------------------------
The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held in The Centennial Wing of The Bryn Mawr Trust Company, located at the corner of Lancaster Avenue and Morton Road in Bryn Mawr, Pennsylvania, on Tuesday, April 21, 1998, at 2:00 p.m.

--------------------------------------------------------------------------------
Market Makers:
--------------------------------------------------------------------------------
Janney Montgomery Scott, Inc.
Philadelphia, Pennsylvania

F.J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania

McConnell Budd & Downes
Morristown, New Jersey

Herzog, Heine, Geduld, Inc.
New York, New York

--------------------------------------------------------------------------------
Corporate Headquarters
--------------------------------------------------------------------------------
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
(610)526-2302

--------------------------------------------------------------------------------
Auditors
--------------------------------------------------------------------------------
Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962

--------------------------------------------------------------------------------
Legal Counsel
--------------------------------------------------------------------------------

Monteverde, McAlee, FitzPatrick,
Tanker & Hurd, P.C.
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard
Suite 1500
Philadelphia, Pennsylvania 19103-1815

--------------------------------------------------------------------------------
Stock Listing
--------------------------------------------------------------------------------
Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

--------------------------------------------------------------------------------
Registrar & Transfer Agent
--------------------------------------------------------------------------------
ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660

--------------------------------------------------------------------------------
Form 10-K
--------------------------------------------------------------------------------
A copy of the Corporation's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Samuel C. Wasson, Jr., Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3396, or via e-mail to swasson@bmtc.com.

--------------------------------------------------------------------------------
Equal Employment Opportunity
--------------------------------------------------------------------------------
The Corporation continues its commitment to equal opportunity employment and does not discriminate against minorities or women with respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices of affirmative action.

                                                      BRYN MAWR BANK CORPORATION
--------------------------------------------------------------------------------
1997 ANNUAL REPORT
FINANCIAL SECTION


                                  [LOGO OF BRYN MAWR TRUST COMPANY APPEARS HERE]






                             CONTENTS

                             1   Selected Financial Data

                             2   Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations

                             17  Consolidated Balance Sheets

                             18  Consolidated Statements of Income

                             19  Consolidated Statements of Cash Flows

                             20  Consolidated Statements of Changes in
                                 Shareholders' Equity

                             21  Notes to Consolidated Financial Statements

                             31  Report of Independent Accountants

Selected Financial Data

                                                                     (in thousands, except for share and per share data)

For the years ended December 31                                  1997           1996           1995           1994           1993
                                                            ---------------------------------------------------------------------
Interest income...........................................  $  25,297      $  24,337      $  23,617      $  20,378      $  19,495
Interest expense..........................................      6,929          6,490          7,246          5,077          5,823
                                                            ---------------------------------------------------------------------
Net interest income.......................................     18,368         17,847         16,371         15,301         13,672
Loan loss provision.......................................        200            350            500            500            500
                                                            ---------------------------------------------------------------------
Net interest income after loan loss provision.............     18,168         17,497         15,871         14,801         13,172
Other income..............................................     11,749         10,423          9,197          8,383          9,786
Other expenses............................................     20,837         18,978         18,325         17,535         17,670
                                                            ---------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change.......................................      9,080          8,942          6,743          5,649          5,288
Applicable income taxes...................................      2,950          2,900          2,100          1,600          1,401
                                                            ---------------------------------------------------------------------
Income before cumulative effect of accounting change......      6,130          6,042          4,643          4,049          3,887
Cumulative effect of accounting change....................         --             --             --             --           (175)
                                                            ---------------------------------------------------------------------
Net income................................................  $   6,130      $   6,042      $   4,643      $   4,049      $   3,712
                                                            ---------------------------------------------------------------------
Per share data*:
  Earnings per common share:
    Basic.................................................  $    2.79      $    2.76      $    2.12      $    1.85      $    1.71
    Diluted...............................................  $    2.67      $    2.66      $    2.08      $    1.84      $    1.68
  Dividends declared......................................  $    0.72      $    0.92      $    0.50      $   0.325      $    0.20
  Weighted average shares outstanding.....................  2,196,081      2,192,547      2,188,528      2,183,900      2,176,446
  Dilutive potential common shares........................    101,830         75,849         45,370         13,176         29,234
                                                            ---------------------------------------------------------------------
  Adjusted weighted average shares........................  2,297,911      2,268,396      2,233,898      2,197,076      2,205,680


                                                                                       (in thousands)

At December 31                                                   1997           1996           1995           1994           1993
                                                            ---------------------------------------------------------------------
Total assets..............................................  $ 374,210      $ 345,747      $ 354,956      $ 333,180      $ 320,942
Earning assets............................................    327,942        305,911        314,089        298,385        287,945
Deposits..................................................    328,806        303,183        317,601        301,337        291,074
Shareholders' equity......................................     39,349         35,808         31,903         27,146         24,627

For the years ended December 31                                  1997           1996           1995           1994           1993
                                                            ---------------------------------------------------------------------
Selected financial ratios:
Net income to:
  Average total assets....................................       1.74%          1.79%          1.39%          1.26%          1.23%
  Average shareholders' equity............................      16.45          18.16          15.79          15.70          16.37
Average shareholders' equity to average total assets......      10.60           9.88           8.79           8.06           7.51
Dividends declared per share to net income per basic
  common share*...........................................      25.81          33.33          23.58          17.57          11.70

* Share and per share data have been adjusted to reflect the adoption of Statement of Financial Accounting Standard No. 128, "Earnings per Share".

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the "Corporation") for each of the three years in the period ended December 31, 1997, as well as the financial condition of the Corporation as of December 31, 1997 and 1996. The Bryn Mawr Trust Company (the "Bank") and Tax Counsellors of Bryn Mawr, Inc. ("TCBM") are wholly-owned subsidiaries of the Corporation. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 17.

SIGNIFICANT ITEMS FOR 1997
--------------------------

GROWTH OF NON-INTEREST REVENUE STREAMS

A strategic goal of the Corporation is to seek new sources of non-interest revenue. In July 1997, the Corporation established TCBM to provide tax planning services to its customer base, thereby increasing its non-interest revenue streams. The Bank's Trust line of business also expanded it's business base, growing assets under management by 35%, from $1,229,926,000 at December 31, 1996 to $1,666,472,000 at December 31, 1997.

The Corporation's other non-interest related line of business, BMT Mortgage Company, a division of the Bank, dedicated to the origination and sale of residential mortgage loans to the secondary mortgage market, also showed significant growth in revenue streams for 1997, compared to 1996. BMT Mortgage Company sold $75,874,000 in residential mortgage loans in 1977, a 37% increase over $55,276,000 sold in 1996. This increase in loan sale activity, increased the related net gains and fees earned on these sales by $143,000 or 23% over similar revenues for 1996.

Exclusive of other real estate owned ("OREO") gains and revenues, the growth in non-interest revenues resulted in an increase in the percentage of non-interest revenues earned in 1997, compared to total revenues, to 38% in 1997 from 35% for 1996.

REDUCTION IN NONPERFORMING ASSETS

During the fourth quarter of 1997, the Bank sold its final large commercial property, held in its OREO portfolio. This transaction was primarily responsible for reducing the Bank's OREO balance by $1,498,000 or 98% from $1,523,000 at December 31, 1996 to $25,000 at December 31, 1997. Nonperforming loans increased 29% from $907,000 at December 31, 1996 to $1,169,000 at December 31, 1997. Total
nonperforming assets decreased $1,236,000 or 51%, from $2,430,000 at December 31, 1996 to $1,194,000 at December 31, 1997.

DIVIDEND INCREASE

Based on consecutive years of record earnings, the Corporation increased its quarterly dividend payment for 1997 by 20%, from $0.15 per share to $0.18 per share. During the first quarter of 1996, the Corporation's Board of Directors approved a special onetime dividend of $0.32 per share to return to shareholders the after-tax gain on the sale of a commercial property which was included in the Bank's OREO portfolio. The addition of the onetime dividend caused the Corporation's dividend payout ratio to be 33.33% of basic earnings per share for 1996, compared to 25.81% for 1997. Exclusive of the onetime dividend, the 1996 payout ratio was 21.74%.

RESULTS OF OPERATIONS
---------------------

OVERVIEW

The Corporation reported net income of $6,130,000 for the year ended December 31, 1997, a record year for Corporation earnings. During the first quarter of 1996, the Bank sold a commercial property it had acquired in connection with its workout of a defaulted loan. The Bank recognized a nonrecurring gain on the sale of this OREO property of $1,073,000 which was in part offset by increases in its OREO and contingency reserves, totaling $155,000 and the payment of a onetime bonus of $92,000 to certain Bank officers and employees. Exclusive of the net gain on the sale of the OREO property, the nonrecurring expenses referred to above and the income tax effect on the transaction, which produced a net gain of $545,000 in 1996, adding $0.25 to basic earnings per common share, net income would have been $5,497,000. Net income for 1997 was 12% ahead of that amount. Net income for 1996, including the above referenced $545,000, amounted to $6,042,000.

During 1997, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standard No. 128 -- "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 requires the computation of both basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing the Corporation's net income (numerator) by the weighted-average number of common shares outstanding for the period (denominator). Dilutive earnings per share adds to the weighted-average outstanding number of shares the number of additional common shares that would have been outstanding if the dilutive common shares had been issued. The dilutive potential common shares added to the weighted-average shares outstanding were 101,830 and 75,849 for 1997 and 1996, respectively. Earnings per common share amounted to $2.79 in 1997, a 1% increase over $2.76 for 1996. Exclusive of the $0.25 per basic common share, related to the nonrecurring transactions in the previous paragraph, earnings per common share increased 11% in 1997 compared to 1996. Earnings per common share, assuming dilution were $2.67 and $2.66 for 1997 and 1996, respectively.

These record earnings results for 1997 were due primarily to a 30% increase in Trust revenues over 1996 Trust revenues, a 5% increase in average outstanding earning assets, increasing net interest income and, with the exception of OREO related revenues, all non-interest revenue streams increased over their respective levels for 1996. Net interest income grew $521,000 or 3% over 1996 levels. Exclusive of OREO related revenues, total other income increased by $2,102,000 or 23% over similar revenues for 1996. Other expenses increased $1,859,000 or 10% in 1997, compared to 1996.

Due to the large gain on the disposition of OREO in 1996, the return on average assets and return on average equity decreased in 1997, over those reported for 1996. Return on average assets for the year decreased to 1.74% from 1.79% in 1996, while return on average equity for 1997 was 16.45% compared to 18.16% in 1996. Exclusive of the nonrecurring items referred to above, which increased net income by $545,000, the return on average assets and the return on average equity for 1996 would have been 1.63% and 16.52%, respectively.

EARNINGS PERFORMANCE
--------------------

LINES OF BUSINESS

The Corporation continues to have three significant business lines from which it derives its earnings. Its core business line is the Banking line of business. Additional earnings streams are received from its Trust line of business and its Mortgage Banking line of business -- the origination, servicing and sale of mortgage loans to the secondary mortgage market.

Following is a segmentation analysis of the results of operations for those lines of business for 1997 and 1996:

TABLE 1 - LINE OF BUSINESS ANALYSIS
                                                  1997
                                ------------------------------------------
                                                    MORTGAGE
(DOLLARS IN THOUSANDS)          BANKING    TRUST    BANKING   CONSOLIDATED
                                ------------------------------------------
NET INTEREST INCOME AFTER LOAN
 LOSS PROVISION...............  $17,831   $   --    $  337      $18,168
OTHER INCOME..................    2,706    7,698     1,345       11,749
OTHER EXPENSES................   15,048    4,888       761       20,697
                                ------------------------------------------
OPERATING PROFIT..............  $ 5,489   $2,810    $  921      $ 9,220
                                --------------------------
GENERAL CORPORATE EXPENSES....       --       --        --          140
                                                                ----------
INCOME BEFORE INCOME TAXES....       --       --        --      $ 9,080
                                                                ----------
% OF CONSOLIDATED OPERATING
 PROFIT.......................       60%      30%       10%         100%


                                                   1996
                                ------------------------------------------
                                                   Mortgage
(dollars in thousands)          Banking    Trust    Banking   Consolidated
                                ------------------------------------------
Net interest income after loan
 loss provision...............  $17,241   $   --    $  256      $17,497
Other income..................    3,249    5,936     1,238       10,423
Other expenses................   14,346    3,817       715       18,878
                                ------------------------------------------
Operating profit..............  $ 6,144   $2,119    $  779      $ 9,042
                                --------------------------
General corporate expenses....       --       --        --          100
Income before income taxes....       --       --        --      $ 8,942
                                                                ----------
% of consolidated operating
 profit.......................       68%      23%        9%         100%

The tables reflect operating profits of each line of business before income taxes.

A strong increase in Trust operating profit in 1997, compared to 1996, offset by a reduction in the banking segment's operating profit, due primarily to the onetime gain on the sale of OREO in 1996, net of non-recurring expenses, were primarily responsible for the decrease in the percentage of consolidated profits for the banking segment in 1997, to 60% from 68% in 1996 and the corresponding increase in the percentage of the Trust segment's operating profit, from 23% in 1996 to 30% in 1997. The Mortgage Banking segment reported an 18% increase in operating profit, increasing its share of operating profit from 9% in 1996 to 10% in 1997.

Banking Line of Business

The Bank's prime rate increased once, by 25 basis points during the first quarter of 1997 and ended the year at 8.5%. The Bank's average outstanding earning assets of $315,548,000 increased 5% from $301,255,000 for 1996. Average outstanding loans grew by 3% in 1997. Lower loan demand, caused by a combination of increased competition for new commercial loan business, unplanned prepayments of some loans and increased competition from automobile makers for new automobile loans were primarily responsible for the reduction in the percentage of loan growth in 1997, compared to the growth in 1996 over 1995 average outstanding loans. Excess available funding was invested in short term, liquid federal funds sold. The average outstanding balances of federal funds sold increased by 264% in 1997 compared to 1996 levels. Average outstanding investments decreased by 14% for 1997, compared to 1996. Average outstanding deposits increased 4% in 1997 compared to 1996. The largest increase occurred in the Bank's higher costing CDs, which grew 21%. The other increase in deposits occurred in noninterest-bearing demand deposits, which increased 4%. Average outstanding savings deposits, in a reaction to lower market rates of interest, decreased 2%. The larger increase in average outstanding higher costing time deposits led to an increase in interest expense and a decrease in the net interest margin to 5.59% in 1997 from 5.67% for 1996. However, the 5% growth in average outstanding earning assets was primarily responsible for a 3% increase in net interest income in 1997, compared to 1996. An expanded discussion of net interest income follows under the section entitled "Net Interest Income."

Other income decreased by 17% in 1997 compared to 1996. This was due primarily to a decrease in gains on the sale of OREO in 1997 compared to 1996, the result of the disposition of OREO referred to above. Exclusive of OREO gains and OREO revenues in each period, other income in the Banking line of business increased 11%.

Total other expenses of the Banking line of business increased 5% in 1997 compared to 1996 levels. Overall, the operating profits of the Banking line of business decreased 11% in 1997 compared to 1996. Exclusive of OREO related gains and revenues in both periods and the non-recurring expenses incurred in 1996, operating profits of the banking line of business would have decreased by 2% in 1997, compared to 1996.

Trust Line of Business

The Bank's Trust Division reported a 33% increase in operating profit for 1997 compared to 1996 levels. Total Trust fee income rose 30% in 1997. This was primarily due to a 35% increase in the market value of assets managed, from $1,229,926,000 at December 31, 1996, to $1,666,472,000 as of December 31, 1997
and an increase in fees charged for Trust services, implemented during the first quarter of 1997.

Other expenses of the Trust line of business increased 28% in 1997 over 1996 levels. The primary reasons for this increase in expenses were required staffing additions during 1997 and an increase in the Trust Division's incentive compensation, directly related to the Division's overall profitability. The Trust incentive compensation amounted to $663,000 for 1997, compared to $94,000 for 1996. Exclusive of the cost of the Trust incentive in each period, Trust Division expenses increased 13% in 1997, compared to 1996.

Mortgage Banking Line of Business

The operating profit of the Bank's Mortgage Banking line of business increased 18% in 1997 compared to 1996. During 1997, mortgage interest rates decreased enough to make refinancing attractive to borrowers. In 1997, the Mortgage Banking line of business had a 37% increase in the volume of loans sold in the secondary mortgage market, partially offset by an 11 basis point decrease in the yield on sales, compared to 1996 levels and yields. The result was a 23% increase in loan fees and net gains on sales. This is the reason for the 32% increase in net interest income for the Mortgage Banking line of business. As of December 31, 1997, the Bank serviced $234,061,000 in residential mortgage loans for others, compared to $205,137,000 in loans serviced for others at year-end 1996. Following is a table showing the volume of residential mortgage loans originated and sold in the secondary mortgage market, the total loan fees and net gains realized, and the yield on these loan sales:

TABLE 2 - SUMMARY OF LOAN SALE ACTIVITY

(DOLLARS IN THOUSANDS)                              1997         1996
                                                 --------------------
Volume of loans sold...........................  $75,874      $55,276
Loan fees and net gains on sales...............  $   758      $   615
Yield on sales.................................     1.00%        1.11%

Tax Counsellors of Bryn Mawr, Inc.

In July 1997, the Corporation established a new wholly-owned subsidiary, TCBM, in order to add professional tax planning to its array of financial products and services offered to its customers. TCBM employs two CPAs (the "Tax Professionals"), having significant tax planning and preparation background and formerly employed by a "Big Six" accounting firm. As a part of the formation of TCBM, a profit sharing agreement was developed that allows the Tax Professionals to retain the net revenues generated by existing clients brought to TCBM. For the 1/2 year of its operation, TCBM did not exceed the revenue goals established in the profit sharing agreement. Therefore, TCBM neither had a net profit nor a net loss for the period.

NET INTEREST INCOME

A 4% or $960,000 increase in interest income, partially offset by a 7% or $439,000 increase in interest expense from year to year resulted in an overall increase in net interest income of 3% or $521,000. Average earning assets grew 5% in 1997, compared to 1996 levels. Higher yielding average outstanding loan balances grew by 3%, being partially funded by a 14% decrease in average outstanding balances of investments. Average outstanding federal funds sold, absorbed the balance of growth in deposits and increased 264%. Total average deposits increased 4%. The largest increase occurred in the Bank's higher costing average outstanding CD balances, up by 21%. This growth in average outstanding CD balances is the primary reason for the 7% increase in interest expense for 1997, compared to 1996 levels. Average outstanding noninterest-bearing demand deposits also increased by 4%. Primarily a result of continued lower market rates of interest, average outstanding savings deposits decreased by 2% in 1997, compared to 1996 levels. Due primarily to a 10 basis point increase in the average effective rate paid on interest bearing liabilities, from 2.9% to 3.0%, the Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, decreased from 5.67% for 1996 to 5.59% for 1997.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $742,000, $789,000 and $798,000 in 1997, 1996 and 1995 respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - ANALYSES OF INTEREST RATES AND INTEREST DIFFERENTIAL

                                              1997                             1996                            1995
                                 ----------------------------------------------------------------------------------------------
                                                       AVERAGE                          Average                         Average
                                             INTEREST    RATES                Interest    Rates               Interest    Rates
                                   AVERAGE   INCOME/   EARNED/      Average    Income/  Earned/      Average   Income/  Earned/
(DOLLARS IN THOUSANDS)             BALANCE   EXPENSE      PAID      Balance    Expense     Paid      Balance   Expense     Paid
                                 ----------------------------------------------------------------------------------------------

ASSETS:
Cash and due from banks........  $  23,329   $    --      --%      $ 21,942   $   --       --%      $ 19,275   $   --       --%
Interest-bearing deposits with
  other banks*.................        176         8     4.5             94        4      4.3            108        8      7.4
Federal funds sold*............     16,964       935     5.5          4,660      257      5.5         13,658      813      6.0
Investment securities available
  for sale:
  Taxable*.....................     32,693     1,988     6.1         36,680    2,157      5.9         48,502    2,562      5.3
  Tax-exempt*..................      5,868       283     4.8          8,142      406      5.0         11,905      607      5.1
                                 -------------------               -----------------                -----------------
  Total investment
    securities.................     38,561     2,271     5.9         44,822    2,563      5.7         60,407    3,169      5.2
                                 -------------------               -----------------                -----------------
Loans*.........................    259,847    22,083     8.5        251,679   21,513      8.5        225,656   19,627      8.7
Less allowance for loan
  losses.......................     (4,247)       --      --         (4,017)      --       --         (3,897)      --       --
                                 -------------------               -----------------                -----------------
  Net loans....................    255,600    22,083     8.6        247,662   21,513      8.7        221,759   19,627      8.9
Other assets...................     16,807        --      --         17,539       --       --         19,184       --       --
                                 -------------------               -----------------                -----------------
  Total assets.................  $ 351,437   $25,297      --       $336,719  $24,337       --       $334,391  $23,617       --
                                 -------------------               -----------------                -----------------

LIABILITIES:
Demand deposits,
  noninterest-bearing..........  $  76,076   $    --      --%      $ 73,034   $   --       --%      $ 68,654   $   --       --%
Savings deposits...............    158,752     3,058     1.9        161,577    3,187      2.0        161,744    3,487      2.2
Time deposits..................     73,792     3,871     5.2         60,930    3,203      5.3         68,328    3,754      5.5
Federal funds purchased........          5        --      --          1,824      100      5.5             89        5      5.6
Other liabilities..............      5,550        --      --          6,085       --       --          6,175       --       --
                                 -------------------               -----------------                -----------------
  Total liabilities............    314,175     6,929      --        303,450    6,490       --        304,990    7,246       --

Shareholders' equity...........     37,262        --      --         33,269       --       --         29,401       --       --
                                 -------------------               -----------------                -----------------
  Total liabilities and
    shareholders' equity.......  $ 351,437   $ 6,929      --       $336,719   $6,490       --       $334,391   $7,246       --
                                 -------------------               -----------------                -----------------
Total earning assets*..........  $ 315,548        --      --       $301,255       --       --       $299,829       --       --
Interest income to earning
  assets.......................         --        --     8.0             --       --      8.1             --       --      7.9
Interest expense to earning
  assets.......................         --        --     2.2             --       --      2.2             --       --      2.4
                                                         ---                              ---                              ---
Net yield on interest-earning
  assets.......................         --        --     5.8             --       --      5.9             --       --      5.5
Average effective rate paid on
  interest-bearing
  liabilities..................         --        --     3.0             --       --      2.9             --       --      3.1

*Indicates earning assets.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included (decreases) increases in fees on loans of ($47,000) in 1997, ($9,000) in 1996, and $234,000 in 1995.


TABLE 4 - RATE/VOLUME ANALYSES

(IN THOUSANDS)                 1997 VS. 1996                 1996 VS. 1995
                          ----------------------------------------------------
INCREASE/(DECREASE)        VOLUME    RATE    TOTAL     VOLUME   RATE    TOTAL
                          ----------------------------------------------------
Interest Income:
Interest-bearing
  deposits with other
  banks.................  $      4   $  --   $   4     $  (1)   $  (3)  $   (4)
Federal funds sold......       678      --     678      (494)     (62)    (556)
Investment securities
  available for sale:
 Taxable................      (241)     72    (169)     (674)     269     (405)
 Tax-exempt.............      (108)    (15)   (123)     (189)     (12)    (201)
Loans...................       830    (260)*   570     2,325     (439)*  1,886
                          ----------------------------------------------------
Total interest income...     1,163    (203)    960       967     (247)     720
                          ----------------------------------------------------

Interest expense:
 Savings deposits.......       (33)    (96)   (129)       (3)    (297)    (300)
 Time deposits..........       725     (57)    668      (412)    (139)    (551)
 Federal funds
   purchased . .........      (100)     --    (100)       95       --       95
                          ----------------------------------------------------
 Total interest
   expense..............       592    (153)    439      (320)    (436)    (756)
                          ----------------------------------------------------

 Interest
   differential.........  $    571   $ (50)  $ 521     $1,287   $ 189   $1,476
                          ----------------------------------------------------

* Included in the loan rate variance was a decrease in interest income related to nonperforming loans of $85,000 in 1996 and an increase of $69,000 in 1995. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 4% growth in interest income for 1997 was attributable to a 5% increase in average earning assets from $301,255,000 for 1996 to $315,548,000 for 1997. The yield on average outstanding earning assets decreased 10 basis points for 1997, to 8.0% from 8.1% for 1996. The average yield on loans and federal funds sold remained level in 1997, when compared to 1996, at 8.5% and 5.5%, respectively. The yield on the investment portfolio increased by 20 basis points from 5.7% in 1996 to 5.9% in 1997. This is due to the maturity of older, lower yielding investments in the portfolio. The growth in interest income attributable to volume was the result of a 3% increase in average outstanding loans and significant growth in average outstanding federal funds sold, offset in part by lower volumes of average outstanding investments. Partially offsetting this increase in the volume variance was a reduction in interest income related to the rate variance. The mixture of both variances is attributable to the 4% increase in interest income in 1997 over 1996 levels.

As of December 31, 1997, outstanding loans increased 4%. The most significant loan growth came in permanent mortgage loans, which includes residential mortgage loans, commercial mortgage loans and home equity loans. Commercial mortgage loans grew by 25%, fixed rate home equity loans by 1%, while residential mortgage loan balances decreased by 5%, primarily due to increased loan sale activity in the Bank's Mortgage Banking line of business. Construction lending outstanding balances increased 79%, as an additional $6,008,000 in outstanding balances were added to this portfolio. Commercial and industrial loans were up only 1% over December 31, 1996 levels, reflecting increased competition for new commercial business in the Bank's market area. A 6% decrease in outstanding consumer loans is due primarily to a 3% decrease in short-term indirect automobile loan balances at year-end 1997 compared to 1996. Increased competition from automobile manufacturers' financing facilities and incentives was the primary reason for this decrease.

Average deposits increased $13,079,000 or 4% during 1997. During the first quarter of 1997, the remainder of the Premier CDs, first issued during the first quarter of 1995 at highly competitive rates of interest, matured. In an effort to retain some of these CD balances, during the first quarter of 1997, the Bank offered a nine month CD at a premium rate of interest. This CD promotion was primarily responsible for the Bank's average CD balances increasing by $12,862,000 or 21% compared to similar balances for 1996. As interest rates paid on the Bank's savings deposits, including market rate, NOW and savings accounts, remained relatively unchanged during 1997, some depositors sought alternative investment opportunities. Average savings deposits, including market rate, NOW and savings accounts, decreased by $2,825,000 or 2% in 1997, compared to similar 1996 average balances. Average outstanding noninterest-bearing demand deposits grew by $3,042,000 or 4%. The growth of average outstanding deposits, primarily higher costing CDs, was primarily responsible for the 7% increase in interest expense for 1997. The cost of funds for the Bank averaged 2.2% for both 1997 and 1996.

LOAN LOSS PROVISION

The Bank provided a loan loss provision of $200,000 for 1997, compared to $350,000 for 1996. The allowance for possible loan losses was $4,074,000 and $4,182,000 as of December 31, 1997 and 1996, respectively. Due to the low level of delinquencies during 1997, amounting to 0.65% of outstanding loans as of December 31, 1997, and the level of the loan loss reserve, management deemed it appropriate to lower the provision for loan losses during 1997. The ratio of the loan loss reserve to nonperforming loans was 349% and 461% as of December 31, 1997 and 1996, respectively. Nonperforming loans amounted to $1,169,000 at December 31, 1997, a 29% increase from $907,000 at December 31, 1996. The allowance for possible loan losses, as a percentage of outstanding loans, was 1.52% as of December 31, 1997, compared to 1.61% as of December 31,

1996. Bank management determined that the 1997 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1997.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                         DECEMBER 31
                          -------------------------------------------
(DOLLARS IN THOUSANDS)     1997     1996     1995     1994     1993
                          -------------------------------------------
Allowance for possible
  loan losses:
Balance, January 1......  $4,182   $3,652   $3,618   $3,601   $3,848

Charge-offs:
 Commercial and
   industrial...........    (196)     (84)    (527)      --     (462)
 Real estate--
   construction.........      --       --       --     (229)     (37)
 Real estate--
   mortgage.............      --       (4)      (8)     (69)     (11)
 Consumer...............    (237)    (180)    (234)    (365)    (388)
                          -------------------------------------------
 Total charge-offs......    (433)    (268)    (769)    (663)    (898)
                          -------------------------------------------

Recoveries:
 Commercial and
   industrial...........     102      404      236      115       94
 Real estate--
   construction.........      --       --       --       --       --
 Real estate--
   mortgage.............      --        8       13       20       --
 Consumer...............      23       36       54       45       57
                          -------------------------------------------

 Total recoveries.......     125      448      303      180      151
                          -------------------------------------------

 Net (charge-offs)/
   recoveries...........    (308)     180     (466)    (483)    (747)

Provision for loan
  losses................     200      350      500      500      500
                          -------------------------------------------

Balance, December 31....  $4,074   $4,182   $3,652   $3,618   $3,601
                          -------------------------------------------

Net (charge-offs)/
  recoveries to average
  loans.................    (0.1)%    0.1%    (0.2)%   (0.2)%   (0.4)%

The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

TABLE 6 - ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES


December 31                                    1997               1996               1995               1994          1993
                                         -----------------------------------------------------------------------------------------
                                                  % LOANS           % LOANS           % LOANS           % LOANS          % LOANS
                                                 TO TOTAL          TO TOTAL          TO TOTAL          TO TOTAL         TO TOTAL
(DOLLARS IN THOUSANDS)                              LOANS             LOANS             LOANS             LOANS            LOANS
                                         -----------------------------------------------------------------------------------------
Balance at end of period applicable to:
Commercial and industrial............... $  316     28.1%  $  483     28.8%  $1,295     28.7%  $1,289     23.9%  $1,144    26.0%
Real estate--construction...............  1,111      5.1      751      2.9      648      3.8      273      2.1      411     4.9
Real estate--mortgage...................    184     38.2      289     36.9      259     36.4      332     40.4      297    41.0
Consumer................................    465     28.6      609     31.4      619     31.1      680     33.6      552    28.1
Unallocated.............................  1,998       --    2,050       --      831       --    1,044       --    1,197      --
                                         -----------------------------------------------------------------------------------------
  Total................................. $4,074    100.0%  $4,182    100.0%  $3,652    100.0%  $3,618    100.0%  $3,601   100.0%
                                         -----------------------------------------------------------------------------------------

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

Refer to page 13 for further discussion of the Corporation's loan review process.

OTHER INCOME

The following table details other income for the years ended December 31, 1997 and 1996, and the percent change from year to year:

TABLE 7 - OTHER INCOME

(DOLLARS IN THOUSANDS)                   1997      1996   % Change
                                      ----------------------------
Fees for Trust services.............  $ 7,698   $ 5,936        30%
Service charges on deposit
  accounts..........................    1,124     1,081         4
Other fees and service charges......    1,378     1,280         8
Net gain on sale of loans...........      509       398        28
Gain on sale of other real estate
  owned.............................      379     1,081       (65)
OREO revenues.......................       --        74       N/A
Other operating income..............      661       573        15
                                      ----------------------------
Total other income..................  $11,749   $10,423        13%
                                      ----------------------------

In addition to net interest income, the Bank's three operating segments and TCBM generate various fee-based income, including Trust income, service charges on deposit accounts, as well as loan servicing income and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 3 and 4, the increase in other income in 1997 from 1996 levels was primarily a result of an increase in fees for Trust services, partially offset by lower gains on the sale of OREO.

Trust income grew 30% from year to year, due primarily to a first quarter 1997 increase in the fee schedule of Trust services provided to Trust clients, the acquisition of new Trust accounts during 1997 and an increase in the market value of Trust assets under management, by 35%, to $1,666,472,000 at year-end 1997, up from $1,229,926,000 as of December 31, 1996.

As discussed in the "Mortgage Banking Line of Business" section, the 28% increase in gains on the sale of loans was directly attributable to an 37% increase in the volume of loans sold in 1997 compared to 1996, partially offset by an 11 basis point decrease in the yield realized on the sale of loans in 1997 compared to 1996.

During the first quarter of 1996, the Bank sold a commercial OREO property, generating a gain of $1,073,000 on the transaction. This is the primary reason for the 65% decrease in the gain on sale of OREO, from $1,081,000 in 1996 to $379,000 in 1997.

The sale of the OREO property in 1996 eliminated the OREO revenue stream in March 1996. No OREO revenues were earned in 1997, compared to one quarter's revenue being earned in 1996.

Other operating income increased 15% in 1997 from 1996 levels, primarily due to fee income of $134,000 earned by TCBM from July 1997 to December 1997. No such fees were earned in 1996. Partially offsetting these fees was a decrease of $55,000 representing a non-recurring fee for brokering a loan transaction between two other financial institutions, earned in 1996.


OTHER EXPENSES

The following table details other expenses for the years ended December 31, 1997 and 1996, and the percent change from year to year:

TABLE 8 - OTHER EXPENSES

                                          1997      1996   % Change
                                      -----------------------------
Salaries-regular....................  $  8,604   $ 7,594        13%
Salaries-other......................     1,655     1,045        58
Employee benefits...................     1,791     1,585        13
Occupancy expense...................     1,365     1,537       (11)
Furniture, fixtures and equipment...     1,565     1,246        26
Advertising.........................     1,069       991         8
Computer processing.................       584       836       (30)
Stationery and supplies.............       322       355        (9)
Professional fees...................       822       677        21
Insurance...........................       188       159        18
Merchant credit card processing.....       390       376         4
Net cost of operation of other real
 estate owned.......................         9        97       (91)
Other operating expenses............     2,473     2,480        --
                                      -----------------------------
Total other expenses................  $ 20,837   $18,978        10%
                                      -----------------------------

Other expenses increased for the year ended December 31, 1997, by 10% compared to 1996. Regular salaries, consisting of regular, part time and overtime salary expense and the largest component of other expenses, rose 13%, due primarily to merit increases and staffing additions, including the establishment of TCBM in July 1997. As of December 31, 1997, the Corporation's consolidated full-time equivalent staffing level was 220.0 compared to 205.5 as of December 31, 1996.

Other salaries, which primarily consist of incentive compensation, increased 58% from 1996 to 1997. The $610,000 increase was primarily related to incentive based compensation, tied to the overall profitability of the Corporation and specific lines of business. Trust incentive compensation related to the Trust division's profitability increased $569,000 or 605% in 1997. The Bank's overall incentive salaries increased $34,000 or 7% and the mortgage banking incentive pool grew by $39,000 or 25%, due to increased profitability in the mortgage banking line of business. A Trust incentive related to acquisition of new Trust business increased by $96,000 or 81%, as Trust new business referrals grew during 1997. Offsetting these increases was a decrease of $92,000 for a onetime bonus, related to the nonrecurring gain on the sale of the OREO property, incurred in 1996. Commissions paid to mortgage originators decreased $36,000 or 54% in 1997. The Mortgage Banking line of business relied more heavily on mortgage originations through its own employees or from refinances of existing mortgages, not specifically requiring the services of a mortgage originator. These changes from 1996 accounted for all of the $610,000 increase in other salary expense from 1996 to 1997.

Employee benefit costs increased $206,000 or 13% in 1997 over 1996 levels, due to increases of $160,000 in actuarially computed post-retirement benefits costs for 1997 compared to 1996, social security expenses increasing $73,000, the cost of medical and life insurance increasing $87,000 and the cost of the Corporation's Supplemental Employee Retirement Plan increasing $22,000. These increases were partially offset by a $150,000 reduction in the cost of the Corporation's pension expense.

The primary reason for the decrease in occupancy expenses, down $172,000 or 11% from 1996 to 1997, was a reduction in interest expense on mortgage debt of the Corporation. The Corporation prepaid a mortgage loan on one of its properties, thereby reducing interest on mortgage loans by $126,000 from 1996 to 1997. The Corporation also did not incur the expense of snow removal in 1997, associated with costs incurred for the "Blizzard of 1996".

Furniture, fixtures and equipment expense increased by $319,000 of 26% in 1997, compared to 1996. Depreciation expense increased $46,000, reflecting the effect of capital improvements made during 1997. The amortization of EDP conversion costs, capitalized during the first quarter of 1996, increased by $58,000, reflecting a full year's amortization for 1997, compared to a partial year's amortization in 1996. The cost of maintenance agreements on an expanded volume of computer related and other equipment increased by $133,000 in 1997 and the cost of non-capitalized small equipment expense rose by $42,000.

Advertising increased $78,000 or 8%, reflecting the continued commitment to both print and electronic media as a means of increasing the public's awareness of the Bank's array of products and services.

Computer processing expense decreased $252,000 or 30% in 1997, compared to 1996. During the first quarter of 1996, the Corporation converted to an in-house data processing system. The expenses for 1997 reflect a full year's benefit of lower computer processing fees, compared to a partial year's benefit in 1996.

Stationery and supplies decreased $33,000 or 9% in 1997, compared to 1996, due primarily to additional costs, in 1996, associated with the in-house data processing conversion.

The cost of professional fees increased by $145,000 or 21% in 1997, compared to 1996. The largest increase came in legal fees, up $117,000 or 32%. During 1997, the Corporation incurred $97,000 in legal fees, of a non-recurring nature, in connection with the workout of two problem loans.

Insurance expense increased by $29,000 or 18%. Insurance expense is composed of the premiums paid to The Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverage. During 1996, the FDIC announced that while the bank insurance fund ("BIF") was sufficiently funded to provide necessary coverage for insured bank deposits, there was a deficiency in funding to pay interest on the savings associations' insurance fund ("SAIF") debt. Therefore, the FDIC, starting in 1997, charged commercial banks a premium to assist in the coverage of the deficiency. In 1996, the Bank paid $2,000 in deposit insurance premiums, compared to $36,000 in 1997, a $34,000 increase over 1996 premiums. The Bank's business insurance premiums decreased $5,000 or 3% during 1997, compared to similar premiums in 1996.

Other operating expenses increased $7,000 from 1996 to 1997. Included in 1996's expense was $155,000 of nonrecurring expenses related to the sale of the OREO property, discussed previously. Exclusive of these nonrecurring expenses, other operating expense increased $162,000 or 6% over 1996's similar expenses.


INCOME TAXES

The Corporation's provision for federal income taxes is based on the statutory tax rate of 34%. Federal income taxes for 1997 were $2,950,000, compared to $2,900,000 for 1996. This represents an effective tax rate of 32.5% and 32.4% for 1997 and 1996, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 8 to the consolidated financial statements.


FINANCIAL CONDITION
-------------------

INVESTMENT SECURITIES

Management has elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $40,666,000 and $34,747,000 as of December 31, 1997 and 1996,
respectively. The amortized cost of the portfolio as of December 31, 1997, was $40,573,000, resulting in net unrealized gains of $93,000. The amortized cost of the portfolio at December 31, 1996, was $34,748,000, resulting in net unrealized losses of $1,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1997, are as follows:

TABLE 9 - INVESTMENT PORTFOLIO

                                   MATURING    MATURING
                                       FROM        FROM
                        MATURING       1999        2003   MATURING
                          DURING    THROUGH     THROUGH      AFTER
(DOLLARS IN THOUSANDS)      1998       2002        2007       2007     TOTAL
                         ---------------------------------------------------
Obligations of the
 U.S. Government and
 agencies:
 Book value..........    $8,018    $27,054     $    --     $   --    $35,072
 Weighted average
   yield.............       5.7%       6.2%         --         --        6.2%
State and political
 subdivisions:
 Book value..........       979      3,329          --         --      4,308
 Weighted average
   yield.............       7.3%       7.1%         --         --        7.1%
Other investment
 securities:
 Book value..........        --         --          --      1,286      1,286
 Weighted average
   yield.............        --         --          --        6.3%       6.3%
                         ---------------------------------------------------
Total book value.....    $8,997    $30,383          --     $1,286    $40,666
Weighted average
 yield...............       5.9%       6.3%         --        6.3%       6.2%

In addition to $15,200,000 in maturities, during 1997, $8,955,000 in municipal bonds were called and $27,000 of Federal Home Loan Bank of Pittsburgh (the "FHLB") stock was sold back to the FHLB with no gain or loss on the transaction. With a decline in overall loan demand in 1997, Bank management purchased $30,013,000 in U.S. Government or U.S. Government Agency securities. Those transactions were primarily responsible for the $5,919,000 or 17% increase in the investment portfolio from December 31, 1996, to December 31, 1997. At December 31, 1997, approximately 86% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

LOANS

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal CreditLine loans are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:


TABLE 10 - LOAN PORTFOLIO
                                            DECEMBER 31
                       -----------------------------------------------------
(IN THOUSANDS)              1997       1996       1995       1994       1993
                       -----------------------------------------------------
Real estate loans:
 Permanent mortgage
   loans.............  $ 102,474   $ 95,588   $ 85,752   $ 92,395   $ 78,553
 Construction
   loans.............     13,647      7,639      8,905      4,884      9,482
Commercial and
 industrial loans....     75,474     74,688     67,507     54,631     49,800
Consumer loans.......     76,963     81,512     73,189     76,828     53,882
                       -----------------------------------------------------
   Total.............  $ 268,558   $259,427   $235,353   $228,738   $191,717
                       -----------------------------------------------------

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1997, is shown below.

                                           MATURING
                                               FROM
                                MATURING       1999   MATURING
                                  DURING    THROUGH      AFTER
(IN THOUSANDS)                      1998       2002       2002      TOTAL
                                -----------------------------------------
Commercial, financial, and
 agricultural.................  $46,193    $20,542    $ 8,739    $ 75,474
Real estate--construction.....    8,250      5,397         --      13,647
Real estate--other............    1,898      8,274     28,802      38,974
                                -----------------------------------------
   Total......................  $56,341    $34,213    $37,541    $128,095
                                -----------------------------------------

Interest sensitivity on the
 above loans:
 Loans with predetermined
   rates......................  $ 8,161    $22,623    $ 6,438    $ 37,222
 Loans with adjustable or
   floating rates.............   48,180     11,590     31,103      90,873
                                -----------------------------------------
   Total......................  $56,341    $34,213    $37,541    $128,095
                                -----------------------------------------

There are no scheduled prepayments on the loans included in the maturity distributions.

TABLE 11 - LOAN PORTFOLIO AND NON-PERFORMING ASSET ANALYSIS

                                                                                                                         LOAN LOSS
                                                 LOAN PORTFOLIO                           NONPERFORMING ASSETS            RESERVE
                                    ------------------------------------------------------------------------------------------------

                                               Past Due   Past Due                     Non-         Other   Total Non-  Reserve for
                                               30 to 89    90 Days      Total    Performing   Real Estate   Performing    Loan Loss
(IN THOUSANDS)                       Current       Days    or More      Loans        Loans*       Owned**       Assets   Allocation
                                    ------------------------------------------------------------------------------------------------

REAL ESTATE LOANS:
  Permanent mortgage loans:
    Residential...................  $ 15,619      $  2      $  --    $ 15,621        $  35           $--        $  35        $  --
    Commercial....................    38,286        --        688      38,974          688            25          713           --
    Home equity...................    47,687       120         72      47,879           72            --           72           --
                                    ------------------------------------------------------------------------------------------------
      Total permanent mortgage
        loans.....................   101,592       122        760     102,474          795            25          820          184

  Construction mortgage loans:
    Residential...................    11,400        --         --      11,400           --            --           --           --
    Commercial....................     2,247        --         --       2,247           --            --           --           --
                                    ------------------------------------------------------------------------------------------------
      Total construction mortgage
        loans.....................    13,647        --         --      13,647           --            --           --        1,111
                                    ------------------------------------------------------------------------------------------------
      Total real estate loans.....   115,239       122        760     116,121          795            25          820        1,295

COMMERCIAL AND INDUSTRIAL LOANS...    75,006       121        347      75,474          347            --          347           --
                                    ------------------------------------------------------------------------------------------------
      Total commercial and
        industrial loans..........    75,006       121        347      75,474          347            --          347          316
                                    ------------------------------------------------------------------------------------------------
CONSUMER LOANS:
  Direct..........................     9,079        32          6       9,117            6            --            6           --
  Indirect........................    65,557       274         17      65,848           17            --           17           --
  CreditLine......................     1,971        23          4       1,998            4            --            4           --
                                    ------------------------------------------------------------------------------------------------

      Total consumer loans........    76,607       329         27      76,963           27            --           27          465

Unallocated reserve for loan
  loss............................        --        --         --          --           --            --           --        1,998
                                    ------------------------------------------------------------------------------------------------

  Total...........................  $266,852      $572     $1,134    $268,558       $1,169           $25       $1,194       $4,074
                                    ------------------------------------------------------------------------------------------------


 * Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $1,169,000 includes the $1,134,000 in loans past due 90 days or more plus $35,000 in loans less than 90 days delinquent, on which certain borrowers have paid interest regularly.

** Other real estate owned was written down to current market values at the time of reclassification to this category.

   These amounts are not included in the total loan amounts.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 1997, increased 4% to $268,558,000 from $259,427,000 as of December 31, 1996.

The largest increase was in permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans. Outstanding permanent mortgage loan balances increased by 7% or $6,886,000 during 1997, from $95,588,000 at December 31, 1996, to $102,474,000 at December 31, 1997. This
growth was due primarily to a $7,916,000 or 25% increase in commercial mortgage loans. Home equity loans decreased by $248,000 or 4%, and residential mortgage loans decreased by $782,000 or 5%, primarily due to increased sales of residential mortgage loans to the secondary mortgage market.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, decreased $4,549,000 or 6%, from $81,512,000 at December 31, 1996, to $76,963,000 at December 31, 1997. The
largest decrease occurred in the outstanding balances of the indirect automobile paper. Outstanding indirect automobile paper decreased $2,327,000 or 3% from $67,396,000 at December 31, 1996, to $65,069,000 at December 31, 1997.
Competition from automobile manufacturers' credit facilities and lower costing financing from home equity loans are the primary reasons for this decrease.

The Bank's commercial and industrial lending grew $786,000 or 1%, from $74,688,000 at December 31, 1996 to $75,474,000 at December 31, 1997. Increased
competition in the Bank's commercial lending market area and prepayments of loans during 1997 are the primary reasons for the 1% growth of this portfolio.

In recent years, the Bank had made a decision to reduce its construction loan balances, to lower its exposure to higher risk loans. As of December 31, 1995, 1996 and 1997, the construction lending portfolio had no nonperforming loans nor any loans delinquent 30 days or more. The Bank has chosen to selectively return to the construction lending market. As of December 31, 1997, the construction loan portfolio increased by $6,008,000 or 79%, from $7,639,000 at December 31, 1996, to $13,647,000 at December 31, 1997.


DEPOSITS

The Bank attracts deposits from within its primary market area by offering various deposit instruments, including savings accounts, NOW accounts, market rate accounts, and certificates of deposit.

Total deposits increased 8% to $328,806,000 at December 31, 1997, from $303,183,000 at year end 1996. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average daily deposit balances increased 4%. In an effort to increase its deposit base in 1995, the Bank offered one and two year Premier CDs, at interest rates of 6.50% and 7.00%, respectively. During the first quarter of 1997, the remaining two year Premier CDs matured. In an effort to retain some of the maturing CDs, the Bank offered a nine month CD at a premium rate. This is the primary reason for the 21% increase in average outstanding CD balances from 1996 to 1997. In a reaction to continued low market rates of interest on savings related balances, average daily outstanding balances of regular savings and market rate accounts both decreased by 7%. Partially offsetting these decreases were increases in the average daily balances of NOW accounts and noninterest-bearing demand deposits, which grew 5% and 4%, respectively, over similar balances for 1996.

During 1997, with strong growth in CDs and a decline in loan demand, the Bank only occasionally had to purchase federal funds. The average daily outstanding balance of federal funds purchased was $5,000 for 1997, compared to $1,824,000 in 1996. The Bank maintains federal funds credit lines with various correspondent banks as well as the ability to borrow from the FHLB.

The following table presents the average balances of deposits and the percentage change for the years indicated:


TABLE 12 - AVERAGE DAILY BALANCES OF DEPOSITS

                                              % Change              % Change
                                              1997 vs.              1996 vs.
(IN THOUSANDS)              1997       1996       1996       1995       1995
                       -----------------------------------------------------
Demand deposits,
  non-interest-
  bearing............  $  76,076   $ 73,034       4.2    $ 68,654        6.4
                       -----------------------------------------------------
Market rate
  accounts...........     45,903     49,451      (7.2)     50,720       (2.5)
NOW accounts.........     73,958     70,549       4.8      65,999        6.9
Regular savings......     38,891     41,577      (6.5)     45,025       (7.7)
                       -----------------------------------------------------
                         158,752    161,577      (1.7)    161,744       (0.1)
                       -----------------------------------------------------

Time deposits........     73,792     60,930      21.1      68,328      (10.8)
                       -----------------------------------------------------

 Total...............  $ 308,620   $295,541       4.4    $298,726       (1.1)
                       -----------------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1997:

TABLE 13 - MATURITY OF CERTIFICATES OF DEPOSITS OF $100,000 OR GREATER

(in thousands)
Three months or less.............   $11,332
Three to six months..............       985
Six to twelve months.............     1,602
Greater than twelve months.......       305
                                    -------

 Total...........................   $14,224
                                    =======

CAPITAL ADEQUACY

At December 31, 1997, total shareholders' equity of the Corporation was $39,349,000, a $3,541,000 or 10% increase over $35,808,000 at December 31, 1996.
In addition to earnings and dividends for the year, the impact of SFAS No. 115 resulted in an increase in shareholders' equity in 1997. As of December 31, 1997, shareholders' equity included unrealized gains on investment securities, net of deferred taxes, of $62,000 compared to unrealized losses on investment securities, net of taxes, of $1,000 at December 31, 1996. This change accounted for a $63,000 increase in total shareholders' equity from December 31, 1996, to year-end 1997.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 1997 and 1996, are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - RISK-BASED CAPITAL RATIOS

                                  1997               1996
                            -----------------------------------
                                       Minimum         Minimum
                            Actual    Required  Actual Required
                            -----------------------------------
Tier I capital ratio......   12.21%     4.00%   12.27%    4.00%
Total capital ratio.......   13.47      8.00    13.53     8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under capitalized". As of December 31, 1997 and 1996, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's ability to declare dividends in the future is dependent on future earnings.

RISK ELEMENTS

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1997. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1997.

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

Nonperforming assets amounted to $1,194,000 at December 31, 1997, a 51% decrease from $2,430,000 at December 31, 1996, because of a decrease in OREO balances. Nonperforming loans were $1,169,000 at December 31, 1997, a 29% increase from $907,000 at December 31, 1996. OREO decreased $1,498,000 or 98% to $25,000 at
December 31, 1997, from $1,523,000 at December 31, 1996, primarily because of the sale of a commercial office building, included in OREO. As of December 31, 1997, there was one property remaining in OREO. The ratio of nonperforming assets as a percentage of total assets was 0.32% as of December 31, 1997, compared to 0.70% as of December 31, 1996.

Total nonperforming assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 1997.

TABLE 15 - NONPERFORMING ASSETS

                                                       December 31
                                        ------------------------------------------
(in thousands)                            1997     1996     1995     1994    1993
                                        ------------------------------------------
Loans past due 90 days or more not
  on nonaccrual status:
 Real estate--mortgage............      $   72   $   68   $   --   $   48   $  139
 Consumer.........................          27       51      155       82       59
Loans on which the accrual of
  interest has been discontinued:
 Commercial and industrial........         347       76      339       --      205
 Real estate--mortgage............         723      712      117      371    1,032
 Real estate--construction........          --       --       --      275      708
                                        ------------------------------------------
   Total nonperforming loans......       1,169      907      611      776    2,143

Other real estate owned*..........          25    1,523    3,794    3,475    3,539
                                        ------------------------------------------
   Total nonperforming assets.....      $1,194   $2,430   $4,405   $4,251   $5,682
                                        ==========================================

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $298,000 for the year ended December 31, 1997. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $1,000 in 1997.

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

INTEREST RATE SENSITIVITY

The difference between interest sensitive assets and interest sensitive deposits, stated in dollars, is referred to as the interest rate sensitivity gap. A positive gap is created when interest rate sensitive assets exceed interest rate sensitive deposits. A positive interest rate sensitive gap will result in a greater portion of assets compared to deposits repricing with changes in interest rates within specified time periods. The opposite effect results from a negative gap. In practice, however, there may be a lag in repricing some products in comparison to others. A positive gap in the short-term, 30 days or less, in a rising interest rate environment should produce an increase in net interest income. The converse is true of a negative gap in a rising interest rate environment.

As shown in the following table, the Bank is presently asset interest rate sensitive in the short-term, 30 days or less category.

TABLE 16 - INTEREST RATE SENSITIVITY ANALYSIS as of December 31, 1997

                                                                                 REPRICING PERIODS
                                                   ------------------------------------------------------------------------------
                                                    0 TO 30   31 TO 90   91 TO 180   181 TO 365     OVER 1    NON-RATE
(DOLLARS IN THOUSANDS)                                 DAYS       DAYS        DAYS         DAYS       YEAR   SENSITIVE      TOTAL
                                                   ------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits with other banks.....  $  2,118   $    --     $    --     $    --     $     --   $      --   $  2,118
  Federal funds sold.............................    16,600        --          --          --           --          --     16,600
  Investment securities..........................     2,001     3,980       8,463      12,503       13,719          --     40,666
  Loans..........................................    79,473    11,061      13,973      28,742      135,309      (4,074)   264,484
  Cash and due from banks........................        --        --          --          --           --      34,464     34,464
  Other assets...................................        --        --          --          --           --      11,687     11,687
                                                   ------------------------------------------------------------------------------
    Total assets.................................  $100,192   $15,041     $22,436     $41,245     $149,028   $  42,077   $370,019
                                                   ------------------------------------------------------------------------------
Liabilities and shareholders' equity:
  Demand, noninterest-bearing....................  $     --   $    --     $    --     $    --     $     --   $ 102,210   $102,210
  Savings deposits...............................    62,152        --          --          --      103,587          --    165,739
  Time deposits..................................    12,461     9,550      11,912      17,782       10,174          --     61,879
  Other liabilities..............................        --        --          --          --           --       5,344      5,344
  Shareholders' equity...........................        --        --          --          --           --      34,847     34,847
                                                   ------------------------------------------------------------------------------
    Total liabilities and shareholders' equity...  $ 74,613   $ 9,550     $11,912     $17,782     $113,761   $ 142,401   $370,019
                                                   ------------------------------------------------------------------------------
Gap..............................................  $ 25,579   $ 5,491     $10,524     $23,463     $ 35,267   $(100,324)        --
Cumulative gap...................................  $ 25,579   $31,070     $41,594     $65,057     $100,324          --         --
Cumulative earning assets as a ratio
  of interest bearing liabilities................       134%      137%        143%        157%         144%         --         --

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 1997, based on an analysis of the results from the simulation models, the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

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

The Bank's liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Bank management has developed a revised liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Periodically, ALCO reviews the Bank's liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank's Board of Directors.

During 1997, cash provided by operations amounted to $5,459,000 and was primarily from net income of $6,130,000 for 1997. Cash used for investing activities amounted to $11,893,000. Investment activity used $5,831,000 in cash, as the balance in the investment portfolio increased by 17% at December 31, 1997, compared to December 31, 1996. Loan activity, including the purchase of $32,859,000 in indirect automobile paper, used $6,397,000 in funds during 1997. The sale of OREO properties in 1997 provided $1,879,000 in cash while the purchase of capital additions used $1,542,000. Offsetting the decrease in funds from investing activities was an increase in funds from the Corporation's financing activities, which provided $21,162,000 in net cash, primarily the result of a $22,622,000 net increase in outstanding noninterest-bearing demand and savings related deposits. The Corporation used $1,809,000 in repayment of its mortgage debt. Specifically, the Corporation paid off a mortgage loan during the first quarter of 1997. The Corporation also used $1,228,000 to repurchase 30,950 shares of treasury stock. The Corporation's cash and cash equivalents increased from December 31, 1996, to December 31, 1997, by $14,728,000, from $38,454,000 at December 31, 1996 to $53,182,000 at December 31, 1997.

OTHER
-----

YEAR 2000

The Corporation began the process of preparing its computer systems and applications for the year 2000 in November 1996. The process involves modifying or replacing certain hardware and software as well as communicating with external service providers to ensure they are taking the appropriate action to remedy their year 2000 issues. Management expects to have substantially all essential systems, hardware and software reviewed and upgraded, as necessary, for compliance, by year-end 1998. Management believes that its level of preparedness is appropriate.

The Corporation estimates cumulative costs of the process to approximate $250,000, which includes costs of replacing or modifying hardware and software. Purchased hardware and software will be capitalized in accordance with Corporation policy. Other costs related to the project are being expensed as incurred.

The Bank is also assessing the impact, if any, the century date change may have on its credit risk and loan underwriting. In connection with potential credit risk related to the year 2000 issue, the Bank is contacting its large commercial loan customers regarding their level of preparedness for year 2000.

The costs of the project and expected completion dates are based on management's best estimates.

1996 vs. 1995 Results of Operations

NET INCOME

Net income for the year ended December 31, 1996, was $6,042,000, a 30% increase over net income of $4,643,000 for the year ended December 31, 1995. During the first quarter of 1996, the Bank sold a commercial property it had acquired in connection with its workout of a defaulted loan. The Bank recognized a non-recurring gain on the sale of $1,073,000 which was in part offset by increases in its OREO and contingency reserves, totaling $155,000, and the payment of a onetime bonus of $92,000 to certain Bank officers and employees. The after-tax effect of these transactions added $545,000 to 1996 net income. Exclusive of these transactions, 1996 net income would have been $5,497,000, an 18% increase over 1995's net income. Basic earnings per share rose from $2.12 in 1995 to $2.76 in 1996. The addition of $545,000 to net income discussed in the previous paragraph added $.25 per basic common share to earnings per share. Earnings per share-assuming dilution was $2.66 for 1996, compared to $2.08 in 1995. In 1996, the Corporation paid dividends of $0.92 per share, including a onetime special dividend of $0.32 per share to pay the after-tax gain on the sale of an OREO property to the Corporation's shareholders. Exclusive of this onetime dividend, dividends per share amounted to $0.60 per share, a 20% increase over $0.50 per share, declared in 1995.

Return on average assets was 1.79% for 1996 compared to 1.39% in 1995. Return on average equity was 18.16% in 1996 versus 15.79% in 1995.

NET INTEREST INCOME

While average earning assets remained relatively level from 1995 to 1996, a 3% rise in interest income was due to a 20 basis point increase in the average yield on earning assets, from 7.9% in 1995 to 8.1% in 1996 and a change in the mix of earning assets, increasing higher yielding average loan volumes and decreasing lower yielding investment and federal fund sold average balances.

Interest expense decreased 10% or $756,000 from 1995 to 1996. The primary reason for this decrease was an 11% decrease in higher costing CDs and a decrease in the average effective rate paid on interest bearing liabilities from 3.1% in 1995 to 2.9% in 1996.

Net interest income increased 9%, while the net interest margin increased from 5.21% for 1995 to 5.67% for 1996.

LOAN LOSS PROVISION

The provision for loan losses amounted to $500,000 for 1995 and was decreased to $350,000 for 1996. The allowance for possible loan losses as a percentage of nonperforming loans amounted to 461% and 598% as of December 31, 1996 and 1995, respectively.

OTHER INCOME

Other income increased 13% in 1996 from 1995 levels. Primarily responsible for this $1,226,000 increase in other income was a $944,000 or 689% increase in gains on the sale of OREO. Fees for Trust services increased $440,000 or 8%. Net gains on the sale of mortgage loans decreased $81,000 or 17%, due primarily to a reduction in the sale of residential mortgage loans to the secondary mortgage market, from $67,826,000 in 1995 compared to $55,276,000 in 1996. The sale of a commercial OREO property, during the first quarter of 1996, caused the elimination of the OREO revenue stream and is the reason for the $279,000 or 79% decrease in OREO revenues in 1996, compared to 1995. Other operating income increased $130,000 or 29%, primarily due to a $35,000 increase in revenues from merchant credit card processing and a $55,000 fee for brokering a loan transaction between two other financial institutions.

OTHER EXPENSES

Other expenses increased by $653,000 or 4% in 1996 over 1995. Regular salaries increased $688,000 or 10%, primarily due to merit increases and staffing additions for Investment Counsellors of Bryn Mawr in the Trust Division. Salaries, other, primarily incentive based, decreased $67,000 or 6%. Increases in incentive based compensation, tied to overall profitability of the Bank of $95,000, as well as a onetime bonus of $92,000 related to the non-recurring gain on the sale of OREO were offset by a $122,000 and $16,000 reduction in the respective Trust and Mortgage Banking incentive pools.

Employee benefit costs decreased by $305,000 or 16%, due to reductions in the actuarially computed pension and post-retirement benefit costs. The expense reductions, from 1995 to 1996, amounted to $85,000 and $173,000, respectively.

The $369,000 or 42% increase in furniture, fixtures and equipment expense was primarily due to the additional depreciation on fixed assets and amortization of EDP conversion costs associated with a first quarter 1996 conversion to an in-house EDP system. Partially offsetting this increase was a $338,000 or 29% decrease in computer processing fees.

The $76,000 or 27% increase in stationery and supplies in 1996, compared to 1995, is due primarily to additional costs associated with the in-house EDP conversion.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, decreased by $327,000 or 67% in 1996 compared to 1995 levels. During 1995, the FDIC announced that the bank insurance fund was sufficiently funded to provide necessary coverage for insured bank deposits. Therefore, for those banks considered "well-capitalized" by FDIC criteria, which the Bank is considered, the FDIC refunded premiums paid from May through September 1995 and eliminated any further premiums for the 4th quarter of 1995. During 1996, the Bank paid a minimum deposit insurance premium of $2,000, which was a $332,000 decrease in FDIC deposit insurance premiums from 1995 to 1996.

Other operating expenses increased $255,000 or 11% from 1995 to 1996. The larger increases were in employee tuition expense, up $42,000, related to a Certified Financial Planning program run by the Bank; the cost of corporate wear for tellers and customer service representatives, up $31,000; postage expense, up $30,000 related to the in-house EDP conversion and travel and entertainment, up $47,000.

INCOME TAXES

The income tax provision for 1996 was $2,900,000, or a 32.4% effective rate, compared to $2,100,000, or a 31.1% effective rate, for 1995. All of the increase in income before income taxes from 1995 to 1996 occurred in taxable income, thereby increasing the effective tax rate for 1996, compared to 1995.

Consolidated Balance Sheets

                                                                       (in thousands)

As of December 31                                                  1997              1996
                                                              ---------------------------
ASSETS
------
Cash and due from banks.....................................  $  34,464         $  26,717
Interest-bearing deposits with other banks..................      2,118               121
Federal funds sold..........................................     16,600            11,616
Investment securities available for sale, at market value
  (amortized cost of $40,573,000 and $34,748,000
  at December 31, 1997 and 1996, respectively)..............     40,666            34,747
Loans.......................................................    268,558           259,427
  Less: Allowance for possible loan losses..................     (4,074)           (4,182)
                                                              ---------------------------
      Net loans.............................................    264,484           255,245
                                                              ---------------------------
Premises and equipment, net.................................     11,790            11,334
Accrued interest receivable.................................      2,039             2,164
Deferred federal income taxes...............................      1,086             1,312
Other real estate owned.....................................         25             1,523
Other assets................................................        938               968
                                                              ---------------------------
      Total assets..........................................  $ 374,210         $ 345,747
                                                              ---------------------------

LIABILITIES
-----------
Deposits:
  Demand, noninterest-bearing...............................  $ 101,188         $  81,865
  Savings...................................................    165,739           162,440
  Time......................................................     61,879            58,878
                                                              ---------------------------
      Total deposits........................................    328,806           303,183
Other liabilities...........................................      6,055             6,756
                                                              ---------------------------
      Total liabilities.....................................    334,861           309,939
                                                              ---------------------------
Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY
--------------------
Common stock, par value $1,
  authorized, 5,000,000 shares,
  issued 2,519,379 shares and 2,503,885 shares
  as of December 31, 1997 and 1996, respectively,
  and outstanding 2,185,609 shares and
  2,201,065 shares as of December 31, 1997
  and 1996, respectively....................................      2,519             2,504
Paid-in capital in excess of par value......................      4,589             4,445
Unrealized investment appreciation/(depreciation), net of
  deferred income taxes.....................................         62                (1)
Retained earnings...........................................     34,946            30,399
                                                              ---------------------------
                                                                 42,116            37,347
Less: Common stock in treasury, at cost -- 333,770 and
  302,820 shares at December 31, 1997 and 1996,
  respectively..............................................     (2,767)           (1,539)
                                                              ---------------------------
  Total shareholders' equity................................     39,349            35,808
                                                              ---------------------------
  Total liabilities and shareholders' equity................  $ 374,210         $ 345,747
                                                              ---------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                                              (in thousands, except for share and per share data)

For the years ended December 31                                     1997                1996                1995
                                                              --------------------------------------------------
Net interest income:
Interest income:
  Interest and fees on loans................................  $   22,083          $   21,513          $   19,627
  Interest on federal funds sold............................         935                 257                 813
  Interest and dividends on investment securities:
    Taxable interest income.................................       1,916               2,082               2,491
    Tax-exempt interest income..............................         283                 406                 607
  Dividend income...........................................          80                  79                  79
                                                              --------------------------------------------------

      Total interest income.................................      25,297              24,337              23,617
Interest expense on deposits................................       6,929               6,490               7,246
                                                              --------------------------------------------------

Net interest income.........................................      18,368              17,847              16,371
Loan loss provision.........................................         200                 350                 500
                                                              --------------------------------------------------

Net interest income after loan loss provision...............      18,168              17,497              15,871
                                                              --------------------------------------------------
Other income:
  Fees for trust services...................................       7,698               5,936               5,496
  Service charges on deposit accounts.......................       1,124               1,081               1,049
  Other fees and service charges............................       1,378               1,280               1,240
  Net gain on sale of loans.................................         509                 398                 479
  Gain on sale of other real estate owned...................         379               1,081                 137
  Other real estate owned income............................           0                  74                 353
  Other operating income....................................         661                 573                 443
                                                              --------------------------------------------------

      Total other income....................................      11,749              10,423               9,197
                                                              --------------------------------------------------

Other expenses:
  Salaries-regular..........................................       8,604               7,594               6,906
  Salaries-other............................................       1,655               1,045               1,112
  Employee benefits.........................................       1,791               1,585               1,890
  Occupancy expense.........................................       1,365               1,537               1,441
  Furniture, fixtures, and equipment........................       1,565               1,246                 877
  Advertising...............................................       1,069                 991                 868
  Professional fees.........................................         822                 677                 701
  Computer processing.......................................         584                 836               1,174
  Merchant credit card processing...........................         390                 376                 314
  Stationery and supplies...................................         322                 355                 279
  Insurance.................................................         188                 159                 486
  Net cost of operation of other real estate owned..........           9                  97                  52
  Other operating expenses..................................       2,473               2,480               2,225
                                                              --------------------------------------------------

      Total other expenses..................................      20,837              18,978              18,325
                                                              --------------------------------------------------

Income before income taxes..................................       9,080               8,942               6,743
Applicable income taxes.....................................       2,950               2,900               2,100
                                                              --------------------------------------------------

Net income..................................................  $    6,130          $    6,042          $    4,643
                                                              --------------------------------------------------

Earnings per common share...................................  $     2.79          $     2.76          $     2.12
Earnings per common share-assuming dilution.................  $     2.67          $     2.66          $     2.08

Weighted-average shares outstanding.........................   2,196,081           2,192,547           2,188,528
Dilutive potential common shares............................     101,830              75,849              45,370
                                                              --------------------------------------------------
Adjusted weighted-average shares............................   2,297,911           2,268,396           2,233,898

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                            (in thousands)

For the years ended December 31                                   1997             1996             1995
                                                              ------------------------------------------
OPERATING ACTIVITIES:
--------------------
Net income..................................................  $  6,130         $  6,042         $  4,643
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses.................................       200              350              500
  Provision for depreciation and amortization...............     1,091            1,142              986
  Loans originated for resale...............................   (78,407)         (56,915)         (61,105)
  Proceeds from sale of loans...............................    75,874           55,276           67,826
  Net Gain on sale of loans.................................      (509)            (398)            (479)
  Net gain on disposal of other real estate owned...........      (379)          (1,081)            (137)
  Provision for deferred income taxes.......................       194             (161)            (148)
  Change in income taxes payable/refundable.................        --               --              160
  Change in accrued interest receivable.....................       125              299             (464)
  Change in accrued interest payable........................      (345)           1,443              101
  Other.....................................................     1,485             (713)             944
                                                              ------------------------------------------

    Net cash provided by operating activities...............     5,459            5,284           12,827
                                                              ------------------------------------------

INVESTING ACTIVITIES:
--------------------
  Purchases of investment securities........................   (30,013)         (12,086)         (21,289)
  Proceeds from maturities of investment securities.........    15,200           16,685           22,320
  Proceeds from sales of investment securities available for
    sale....................................................        27            9,502               --
  Proceeds from calls of investment securities..............     8,955            9,905               --
  Proceeds on disposition of other real estate owned........     1,879            3,462              415
  Purchase of other real estate owned.......................        --             (141)            (404)
  Capitalization of costs of other real estate owned........        (2)              --             (193)
  Loan repayments, net of originations......................    26,462           18,974           12,765
  Purchase of automobile retail installment contracts.......   (32,859)         (40,831)         (26,088)
  Purchases of premises and equipment.......................    (1,542)            (557)          (1,309)
                                                              ------------------------------------------

    Net cash (used)/provided by investing activities........   (11,893)           4,913          (13,783)
                                                              ------------------------------------------

FINANCING ACTIVITIES:
--------------------
  Change in demand and savings deposits.....................    22,622            1,837          (17,049)
  Change in time deposits...................................     3,001          (16,255)          33,313
  Dividends paid............................................    (1,583)          (2,017)          (1,095)
  Repayment of mortgage debt................................    (1,809)             (54)             (49)
  Proceeds from issuance of common stock....................       260               93               52
  Purchase of Treasury Stock................................    (1,329)              --               --
                                                              ------------------------------------------
    Net cash provided/(used) by financing activities........    21,162          (16,396)          15,172
                                                              ------------------------------------------
Change in cash and cash equivalents.........................    14,728           (6,199)          14,216
Cash and cash equivalents at beginning of year..............    38,454           44,653           30,437
                                                              ------------------------------------------

Cash and cash equivalents at end of year....................  $ 53,182         $ 38,454         $ 44,653
                                                              ------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION:
----------------------------------
  Cash paid during the year for:
    Income taxes............................................  $  2,153         $  3,340         $  1,414
    Interest................................................     6,835            5,047            7,145

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

                                                                (in thousands, except for shares of common stock)

                                                   Shares of                                             Unrealized
                                                      Common      Common      Paid-in      Retained           Gains      Treasury
For the years ended 1997, 1996, and 1995        Stock issued       Stock      Capital      Earnings        (Losses)         Stock
                                                ---------------------------------------------------------------------------------
Balance, December 31, 1994....................   1,245,100        $1,245      $5,559       $22,826         $(945)        $(1,539)
Net income....................................          --            --          --         4,643            --              --
Dividends declared, $0.50 per share...........          --            --          --        (1,095)           --              --
Change in unrealized gains (losses), net of
  income taxes of $596,000....................          --            --          --            --         1,157              --
Common stock issued...........................       1,500             1          51            --            --              --
Common stock issued in conjunction with the
  2-for-1 stock split, effective December 29,
  1995........................................   1,246,600         1,247      (1,247)           --            --              --
                                                ---------------------------------------------------------------------------------
Balance, December 31, 1995....................   2,493,200         2,493       4,363        26,374           212          (1,539)
Net income....................................          --            --          --         6,042            --              --
Dividends declared, $0.92 per share...........          --            --          --        (2,017)           --              --
Change in unrealized gains (losses), net of
  income taxes of $109,000....................          --            --          --            --          (213)             --
Purchase of treasury stock....................          --            --          --            --            --            (138)
Retirement of treasury stock..................      (4,975)           (5)       (133)           --            --             138
Common stock issued...........................      15,660            16         215            --            --              --
                                                ---------------------------------------------------------------------------------
Balance, December 31, 1996....................   2,503,885         2,504       4,445        30,399            (1)         (1,539)
Net income....................................          --            --          --         6,130            --              --
Dividends declared, $0.72 per share...........          --            --          --        (1,583)           --              --
Change in unrealized gains (losses), net of
  income taxes of $32,000.....................          --            --          --            --            63              --
Purchase of treasury stock....................          --            --          --            --            --          (1,329)
Retirement of treasury stock..................      (2,006)           (2)        (99)           --            --             101
Common stock issued...........................      17,500            17         243            --            --              --
                                                ---------------------------------------------------------------------------------
Balance, December 31, 1997....................   2,519,379        $2,519      $4,589       $34,946         $  62         $(2,767)
                                                ---------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION:
-------------------------

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation"), The Bryn Mawr Trust Company (the "Bank"), and Tax Counsellors of Bryn Mawr Inc. ("TCBM").

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------

The accounting policies of the Corporation conform to GAAP and to general practices of the banking industry. The significant accounting policies are as follows:

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $10,601,000 and $10,487,000 at December 31, 1997 and 1996, respectively.

INVESTMENT SECURITIES:

As required by the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), all entities must allocate their investments among three categories as applicable: (1) trading, (2) available for sale, and (3) held to maturity. Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet. As of December 31, 1996, shareholders' equity was decreased by $1,000 due to unrealized losses of $1,000 in the investment portfolio. As of December 31, 1997, shareholders' equity was increased by $62,000 due to unrealized gains (net of $32,000 in deferred income taxes)of $94,000 in the investment securities portfolio.

LOANS:

Interest income on loans performing satisfactorily is recognized on the accrual method of accounting. Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more or loans less than 90 days past due which are deemed to be problem loans by management. All nonperforming loans, except consumer loans, are placed on nonaccrual status, and any outstanding interest receivable at the time the loan is deemed nonperforming is deducted from interest income. The charge-off policy for all loans, including nonperforming and impaired loans, considers such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower.

As a part of its internal loan review process, management, when considering making a loan an impaired loan, considers a number of factors, such as a borrower's current financial strength, the value of related collateral and the ability to continue to meet the original contractual terms of a loan. Major risk classifications, used to aggregate loans include both credit risk or the risk of failure to repay a loan and concentration risk. A loan is not considered impaired if there is merely an insignificant delay or shortfall in the amounts of payments. An insignificant delay or shortfall is a temporary delay in the payment process of a loan. However, under these circumstances, the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of the delay.

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a nonperforming and impaired loan. All of the Corporation's impaired loans, which amounted to $3,524,000 and $2,069,000 at December 31, 1997 and 1996, respectively, were put on a nonaccrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a nonaccrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate or at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 1997, no impaired loans were measured using the present value of expected future cash flows. As of December 31, 1996, impaired loans measured using the present value of expected future cash flows amounted to $165,000. Impaired loans measured by the fair value of the loan's collateral amounted to $3,524,000 and $1,904,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for loan losses or by a provision for loan losses, depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 1997 or 1996 were allocated from the existing reserve for loan losses. As of December 31, 1997 and 1996, there were $791,000 and $1,381,000, respectively, of impaired loans for which there is a related allowance for loan losses. The total related allowance for loan loss on impaired loans at December 31, 1997 and 1996 was $226,000 and $191,000, respectively. Impaired loans for which no loan loss allowance was allocated amounted to $2,733,000 and $688,000 at December 31, 1997 and 1996. Average impaired loans during both 1997 and 1996 amounted to $2,927,000 and $2,237,000, respectively.

When a loan is classified as impaired, it is put on a nonaccrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 1997 or 1996. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, during 1997, $409,000 in loan balances were removed from impaired status and returned to accrual status. No loans considered impaired during 1996 were removed from the impaired loan status.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in nonperforming loans, for practical consideration, are not put on a nonaccrual status nor is the current accrued interest receivable reversed from income.

LOAN LOSS PROVISION:

The loan loss provision charged to operating expenses is based on those factors which, in management's judgement, deserve current recognition in estimating possible loan losses including the continuing evaluation of the loan portfolio and the Bank's past loan loss experience. The allowance for possible loan losses is an amount that management believes will be adequate to absorb losses inherent in existing loans.

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

INCOME TAXES:

The Corporation files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily loan origination fees, provision for loan loss and other real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting, subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

TRUST INCOME:

Trust Division income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

RECENTLY ISSUED ACCOUNTING STANDARDS:

In January 1997, the Corporation adopted Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", ("SFAS No. 125"). SFAS No. 125, which was adopted prospectively, provides accounting and reporting standards for the transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. The adoption of SFAS No. 125 did not have a material impact on the financial position or results of operation of the Corporation.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings per Share", ("SFAS No. 128"). SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. SFAS No. 128 requires the presentation of both basic earnings per share and, when not antidilutive, diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Dilutive earnings per share is computed in a manner similar to basic earnings per share; the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the dilutive common stock equivalents had been issued.

SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15- Earnings per Share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. All prior periods have been restated.

3. INVESTMENT SECURITIES:
-------------------------

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

(IN THOUSANDS)                                  1997
                       ------------------------------------------------------
                                       GROSS       GROSS  ESTIMATED
                       AMORTIZED  UNREALIZED  UNREALIZED     MARKET  CARRYING
                            COST       GAINS      LOSSES      VALUE     VALUE
                       ------------------------------------------------------
Obligations of the
  U.S. Government and
  agencies...........    $35,030        $ 71         $29    $35,072   $35,072
State & political
  subdivisions.......      4,270          38          --      4,308     4,308
Other securities.....      1,273          13          --      1,286     1,286
                       ------------------------------------------------------
 Total...............    $40,573        $122         $29    $40,666   $40,666
                       ------------------------------------------------------

(in thousands)                                  1996
                       ------------------------------------------------------
                                       Gross       Gross  Estimated
                       Amortized  Unrealized  Unrealized     Market  Carrying
                            Cost       Gains      Losses      Value     Value
                       ------------------------------------------------------
Obligations of the
  U.S. Government and
  agencies...........    $26,524         $16         $84    $26,456   $26,456
State & political
  subdivisions.......      6,924          58          --      6,982     6,982
Other securities.....      1,300           9          --      1,309     1,309
                       ------------------------------------------------------
 Total...............    $34,748         $83         $84    $34,747   $34,747
                       ------------------------------------------------------

At December 31, 1997, securities having a book value of $12,540,595 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(IN THOUSANDS)                                                      1997
                                                            --------------------
                                                                       ESTIMATED
                                                            AMORTIZED     MARKET
                                                                 COST      VALUE
                                                            --------------------
Due in one year or less...................................    $ 8,983    $ 8,997
Due after one year through five years.....................     30,317     30,383
Due after five years through ten years....................         --         --
Due after ten years.......................................         --         --
Other securities..........................................      1,273      1,286
                                                            --------------------
 Total....................................................    $40,573    $40,666
                                                            --------------------

Proceeds from sales of debt securities are as follows:

(IN THOUSANDS)                                            1997     1996     1995
                                                          ----------------------
Proceeds................................................  $ --   $9,502   $   --
Gross gains.............................................    --        2       --
Gross losses............................................    --       --       --

4. LOANS:
---------

Loans outstanding at December 31 are detailed by category as follows:

(IN THOUSANDS)                                                    1997      1996
                                                              ------------------
Real estate loans:
 Permanent mortgage loans...................................  $102,474  $ 95,588
 Construction loans.........................................    13,647     7,639
Commercial and industrial loans.............................    75,474    74,688
Loans to individuals for household, family, and other
  consumer expenditures.....................................    76,963    81,512
                                                              ------------------
   Total....................................................  $268,558  $259,427
                                                              ------------------

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $1,169,000 and $907,000 at December 31, 1997 and 1996, respectively. Forgone interest on nonaccrual loans was $298,000, $144,000, and $59,000 in 1997, 1996, and 1995, respectively.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:
--------------------------------------

The summary of the changes in the allowance for possible loan losses is as follows:

(IN THOUSANDS)                                           1997     1996     1995
                                                       ------------------------
Balance, January 1...................................  $4,182   $3,652   $3,618
Charge-offs..........................................    (433)    (268)    (769)
Recoveries...........................................     125      448      303
                                                       ------------------------
 Net charge-offs/(recoveries)........................    (308)     180     (466)
Loan loss provision..................................     200      350      500
                                                       ------------------------
Balance, December 31.................................  $4,074   $4,182   $3,652
                                                       ------------------------

6. PREMISES AND EQUIPMENT:
--------------------------

A summary of premises and equipment at December 31 is as follows:

(IN THOUSANDS)                                                     1997     1996
                                                                ----------------
Land..........................................................  $ 2,973  $ 2,973
Buildings.....................................................   10,484   10,479
Furniture and equipment.......................................    9,785    8,350
Leasehold improvements........................................      184      169
                                                                ----------------
                                                                 23,426   21,971
Less accumulated depreciation.................................   11,636   10,637
                                                                ----------------
 Total........................................................  $11,790  $11,334
                                                                ----------------

During 1997, the Corporation paid off a mortgage loan on its property located at 10 Bryn Mawr Avenue. As of December 31, 1997, the Corporation has borrowings outstanding of $694,000. The borrowings are collateralized by a property with a book value of $1,714,000. The weighted average interest rate on the borrowings was 9.54% and 9.75% in 1997 and 1996, respectively.

7. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:
--------------------------------------------------------

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

OTHER LIABILITIES:

Estimated fair values of long term mortgages, collateralized by one property included in premises and equipment, are based on discounted cash flow analyses, using interest rates currently being offered for similar types of loans and amortizing the loan under existing amortization tables for each loan.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:

(IN THOUSANDS)                                 1997                 1996
                                                  Estimated            Estimated
                                        Carrying       Fair  Carrying       Fair
                                          Amount      Value    Amount      Value
                                        ----------------------------------------
Financial assets:
 Cash and due from banks..............  $ 34,464   $ 34,464  $ 26,717   $ 26,717
 Interest-bearing deposits
   with other banks...................     2,118      2,118       121        121
 Federal funds sold...................    16,600     16,600    11,616     11,616
 Investment securities................    40,666     40,666    34,747     34,747
 Net loans............................   264,484    269,656   255,245    255,417
                                        ----------------------------------------
   Total financial assets.............  $358,332   $363,504  $328,446   $328,618
                                        ----------------------------------------
Financial liabilities:
 Deposits.............................  $328,806   $328,644  $303,183   $303,131
 Other liabilities....................       694        719     2,503      2,811
                                        ----------------------------------------
   Total financial liabilities........  $329,500   $329,363  $305,686   $305,942
                                        ----------------------------------------
Off-balance sheet instruments.........  $ 80,607   $ 80,607  $ 69,653   $ 69,653
                                        ----------------------------------------

8. APPLICABLE FEDERAL INCOME TAXES:
-----------------------------------

The components of the net deferred tax asset as of December 31 are as follows:

(IN THOUSANDS)                                                  1997       1996
                                                            -------------------
Deferred tax assets:
 Other real estate owned..................................    $   --     $  364
 Loan loss reserve........................................       659        591
 Deferred loan fees.......................................        34         46
 Depreciation.............................................        15         --
 Other reserves...........................................       410        348
                                                            -------------------
                                                               1,118      1,349
Deferred tax liabilities:
 Depreciation.............................................        --        (37)
 Unrealized appreciation on investment securities.........       (32)        --
                                                            -------------------
Total deferred tax assets.................................    $1,086     $1,312
                                                            -------------------

No valuation allowance was recorded as of December 31, 1997 and 1996.

The provisions for federal income taxes consist of the following:

(IN THOUSANDS)                                            1997     1996     1995
                                                        ------------------------
Currently payable.....................................  $2,756   $3,061   $2,008
Deferred..............................................     194     (161)      92
                                                        ------------------------
Total.................................................  $2,950   $2,900   $2,100
                                                        ------------------------

The sources of temporary differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:

(IN THOUSANDS)                                           1997     1996     1995
                                                       ------------------------
Other real estate owned..............................    $364   $   (8)  $   10
Loan loss provision..................................     (68)    (119)      47
Depreciation.........................................     (52)     (83)     (33)
Pension expense......................................       9      (37)     (67)
Deferred loan fees...................................      12       27       26
Other................................................     (71)      59      109
                                                       ------------------------
Total................................................    $194   $ (161)  $   92
                                                       ------------------------

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(IN THOUSANDS)                                           1997     1996     1995
                                                       ------------------------
Statutory federal tax rate...........................      34%      34%      34%
                                                       ------------------------
Computed "expected" tax expense......................  $3,087   $3,040   $2,201
Benefit reductions in taxes resulting from tax-exempt
  income.............................................    (113)    (181)    (285)
Other, net...........................................     (24)      41      184
                                                       ------------------------
Actual tax expense...................................  $2,950   $2,900   $2,100
                                                       ------------------------

9. EMPLOYEE BENEFIT PLANS:
--------------------------

PENSION PLAN:

The Bank sponsors a noncontributory, defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides for normal retirement at age 65 and, under certain conditions, also permits early retirement and payment of spouse's benefits. Total pension (income) expense under the Plan amounted to ($122,000), $37,000 and $122,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

Pension (income) expense for the years ended December 31 is comprised of the following:

(IN THOUSANDS)                                           1997     1996     1995
                                                       ------------------------
Service cost--benefits earned during the period......  $  543   $  480   $  428
Interest cost on projected benefit obligation........     754      668      669
Actual return on Plan assets.........................  (3,469)  (2,196)  (3,009)
Unrecognized gain....................................      --       --       --
Net amortization and deferral........................   2,050    1,085    2,034
                                                       ------------------------
Net periodic pension (income) cost...................  $ (122)  $   37   $  122
                                                       ------------------------

The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1997 and 1996. The accrued pension liability is included in "Other liabilities" on the accompanying consolidated balance sheets.

(IN THOUSANDS)                                                  1997       1996
                                                            -------------------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation (including vested benefits
   of $9,793,000 and $7,867,000 as of December 31, 1997
   and 1996)..............................................  $ (9,554)  $ (7,955)
                                                            -------------------
Projected benefit obligation for service rendered to
  date....................................................   (11,886)    (9,811)
Plan assets at fair value (invested primarily in the
  Bank's temporary, income, and equity common trust
  funds)..................................................    17,527     14,508
                                                            -------------------
Plan assets in excess of projected benefit obligation.....     5,641      4,697
Unrecognized net gain.....................................    (5,754)    (4,932)
Unrecognized prior service cost...........................        --         --
                                                            -------------------
Accrued pension liability included in consolidated
  balance sheets..........................................  $   (113)  $   (235)
                                                            -------------------

Significant assumptions used in determining the accrued pension obligation were as follows:

(IN THOUSANDS)                                           1997     1996     1995
                                                       ------------------------
Discount rate........................................     7.0%     7.5%     7.0%
Projected compensation increase......................     5.0      5.0      5.0
Expected long-term rate of return on plan assets.....     8.0      8.0      8.0

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN:

The Bank sponsors a noncontributory Supplemental Employee Retirement Plan (the "SERP") covering three employees. The SERP provides for supplemental retirement benefits, in an amount that is equal to the difference between what would have been payable under the Plan and the maximum amount payable under current regulations. SERP expense was first recognized in 1995. SERP expense was $94,000, $72,000 and $71,000 for 1997, 1996 and 1995, respectively.

SERP expense for the year ended December 31 is comprised of the following:

(IN THOUSANDS)                    1997     1996    1995
                                -------------------------
Service cost--benefits earned
  during the period...........     $12     $ 9     $ 9
Interest cost on projected
  benefit obligation..........      35      25      24
Actual return on Plan
  assets......................      --      --      --
Unrecognized gain.............      --      --      --
Net amortization and
  deferral....................      47      38      38
                                -------------------------
Net periodic SERP cost........     $94     $72     $71
                                -------------------------

The following table presents a reconciliation of the accrued liability for the SERP as of December 31, 1997 and 1996. The accrued SERP liability is included in "Other liabilities" on the accompanying consolidated balance sheets.

(IN THOUSANDS)                                1997    1996
                                             -------------
Actuarial present value of benefit
  obligation:
 Accumulated benefit obligation (including
   vested benefits of $266,000 and $71,000
   as of December 31, 1997 and 1996,
   respectively)...........................  $(266)  $ (71)
                                             -------------
Projected benefit obligation for service
  rendered to date.........................   (736)   (363)
Unrecognized net (gain) loss...............    174      (6)
Unrecognized prior service cost............    325     226
Adjustment to recognize minimum
  liability................................    (29)     --
                                             -------------
Accrued SERP liability included in
  consolidated balance sheets..............  $(266)  $(143)
                                             -------------

Significant assumptions used in determining the accrued pension obligation were as follows:

                                            1997       1996
                                        -------------------
Discount rate.........................       7.0%       7.5%
Projected compensation increase.......       5.0        5.0
Expected long-term rate of return on
  plan assets.........................       8.0        8.0

THRIFT PLAN:

The Corporation sponsors a thrift and savings plan (the "Thrift Plan") covering substantially all employees. The Thrift Plan provides for the Corporation to make incentive contributions equal to the participant's basic contribution up to a maximum of 3% of compensation and provides for voluntary employee contributions.

All contributions and interest earned thereon are vested immediately. The Thrift Plan expense was approximately $208,000, $180,000, and $165,000 in 1997, 1996,
and 1995, respectively.

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

The net periodic post-retirement benefit cost for 1997, 1996 and 1995 was $298,000, $162,000 and $335,000, respectively.

The net periodic post-retirement benefit cost for the years ended December 31 is comprised of the following:

(IN THOUSANDS)                        1997   1996   1995
                                      ------------------
Service cost -- benefits attributed
  to service during the period......  $ 11   $ 11   $ 12
Interest cost on accumulated
  postretirement benefit
  obligation........................   165    106    204
Amortization of transition
  obligation........................   122    122    119
Amortization of unrecognized gain...    --    (77)    --
                                       -----------------
Net periodic post-retirement benefit
  cost..............................  $298   $162   $335
                                       -----------------

The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation was 7.0% for 1997 and 7.5% for 1996. The assumed health care cost trend rate for 1998 was 7% and was graded down in 1% increments per year to an ultimate rate of 6% per year.

The following table summarizes the amounts recognized in the Corporation's balance sheet as of December 31, 1997 and 1996:

(IN THOUSANDS)                                  1997      1996
                                             -----------------
Accumulated post-retirement benefit
  obligation...............................  $(2,366)  $(1,573)
Unrecognized variance of experience
  different from that assumed and
  unamortized transition obligation........    1,910     1,223
                                             -----------------
Accrued post-retirement benefit cost.......  $  (456)  $  (350)
                                             -----------------

The impact of a 1% increase in the assumed health care cost trend rate for each future year would be as follows:

(IN THOUSANDS)                                                 1997
                                                             -------
Accumulated post-retirement benefit obligation
  as of December 31.......................................    $2,532
Service cost..............................................        11
Interest cost.............................................       177

10. STOCK OPTION PLAN:
----------------------

At December 31, 1997, the Corporation maintains a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                 1997    1996    1995
                                ----------------------
Net income -- as reported.....  $6,130  $6,042  $4,643
Net income pro forma..........  $6,003  $5,946  $4,568
Basic earnings per share -- as
  reported....................   $2.79   $2.67   $2.08
Basic earnings per share --
  pro forma...................   $2.73   $2.63   $2.04

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997: dividend yield of 3.09 percent, expected volatility of 43.2 percent, expected life of nine years and risk-free interest rates of 7.1, 6.5 and 6.3 percent, respectively.

The Plan had, prior to 1994, up to 108,000 authorized and unissued or Treasury shares of the Corporation's common stock reserved for issuance under the Plan. During 1994, the shareholders approved an additional 108,860 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock may be issued to key officers. During 1995, the shareholders approved the issuance of 40,000 shares, 10,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price will be set at the last sale price for the stock on the 3rd business day following the Corporation's Annual Meeting.

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

                                                                 WEIGHTED
                           SHARES   AVAILABLE                     AVERAGE
                            UNDER         FOR      PRICE PER     EXERCISE
                           OPTION      OPTION        SHARE          PRICE
                          -----------------------------------------------
Balance at December 31,
  1994..................  181,660       1,260  $ 9.00 -  $18.60    $15.08
 Options authorized.....               40,000
 Options granted........   10,000     (10,000)           $17.375   $17.38
 Options exercised......   (3,000)                       $17.375   $17.38
 Options expired........   (3,200)             $15.50 -  $18.60    $17.15
                          -------------------
Balance at December 31,
  1995..................  185,460      31,260  $ 9.00 -  $18.60    $15.12
 Options granted........    9,000      (9,000)           $25.00    $25.00
 Options exercised......  (15,660)             $13.50 -  $16.50    $14.72
                          -------------------
Balance at December 31,
  1996..................  178,800      22,260  $ 9.00 -  $25.00    $15.65
 Options granted........    9,000      (9,000)           $33.19    $33.19
 Options exercised......  (17,500)             $14.00 -  $25.00    $14.86
                          -------------------
Balance at December 31,
  1997..................  170,300      13,260  $ 9.00 -  $33.19    $16.52
                          -------------------
Weighted-average
  remaining contractual
  life of options
  outstanding at
  December 31, 1997.....           6.25 years

The weighted-average fair value of options granted during 1995, 1996 and 1997 were $7.52, $10.64 and $13.99, respectively.

The number of exercisable shares at December 31, 1995, 1996 and 1997 were 105,420, 119,840 and 139,980, respectively, with respective weighted average exercise prices of $14.42, $15.42 and $16.77.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.12 per share, $.10 per share and $.04 per share dilutive effect on earnings per share for the years ended December 31, 1997, 1996 and 1995, respectively.

11. RELATED PARTY TRANSACTIONS:
-------------------------------

The Corporation had loans outstanding directly to executive officers, directors and certain other related parties of $3,506,000 and $3,465,000 at December 31, 1997 and 1996, respectively.

Following is a summary of these transactions:

(IN THOUSANDS)                             1997       1996
                                        -------------------
Balance, beginning of year............    $3,465     $2,898
Additions.............................       549        871
Amounts collected.....................      (508)      (304)
                                        -------------------
Balance, end of year..................    $3,506     $3,465
                                        -------------------

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK:
    ------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1997 are $76,940,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1997 amounted to $3,667,000.

As of December 31, 1997, the Corporation had no loans sold with recourse outstanding.

The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

13. RISKS AND UNCERTAINTIES:
----------------------------

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

Significant estimates are made by management in determining the allowance for possible loan losses, the carrying value of other real estate owned and employee benefit plan expense. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):
--------------------------------------------------

                             QUARTERS ENDING 1997
(IN THOUSANDS, EXCEPT   ------------------------------
PER SHARE DATA)           3/31    6/30    9/30   12/31
                        ------------------------------
Interest income.......  $6,125  $6,255  $6,482  $6,435
Interest expense......   1,682   1,776   1,826   1,645
Net interest income...   4,443   4,479   4,656   4,790
Provision for loan
  losses..............      50      50      50      50
Income before income
  taxes...............   2,178   2,075   2,311   2,516
Net income............   1,458   1,390   1,540   1,742
Earnings per common
  share...............    0.66    0.63    0.70    0.80
Earnings per common
  share -- assuming
  dilution............    0.63    0.60    0.67    0.76


                             Quarters ending 1996
(IN THOUSANDS, EXCEPT   ------------------------------
PER SHARE DATA)           3/31    6/30    9/30   12/31
                        ------------------------------
Interest income.......  $5,959  $6,053  $6,203  $6,122
Interest expense......   1,679   1,592   1,624   1,595
Net interest income...   4,280   4,461   4,579   4,527
Provision for loan
  losses..............     125      75      75      75
Income before income
  taxes...............   2,597   1,915   2,245   2,185
Net income............   1,757   1,275   1,499   1,511
Earnings per common
  share...............    0.80    0.58    0.68    0.69
Earnings per common
  share -- assuming
  dilution............    0.77    0.56    0.66    0.66

15. CONDENSED FINANCIAL STATEMENTS:
-----------------------------------

The condensed financial statements of the Corporation (parent company only) as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, are as follows:

CONDENSED BALANCE SHEETS

(IN THOUSANDS)                                 1997      1996
                                            -----------------
Assets:
 Cash.....................................  $   967   $   128
 Investments in subsidiaries, at equity in
   net assets.............................   34,922    33,932
 Premises and equipment, net..............    4,155     4,253
 Other assets.............................       --        14
                                            -----------------
   Total assets...........................  $40,044   $38,327
                                            -----------------
Liabilities and shareholders' equity:
 Mortgages payable........................  $   694   $ 2,503
 Other liabilities........................        1        16
                                            -----------------
   Total liabilities......................      695     2,519
Common stock, par value $1, authorized
  5,000,000 shares, issued 2,519,379
  shares and 2,503,885 shares as of
  December 31, 1997 and 1996,
  respectively, and outstanding 2,185,609
  shares and 2,201,065 shares as of
  December 31, 1997 and 1996,
  respectively............................    2,519     2,504
Paid-in capital in excess of par value....    4,589     4,445
Unrealized investment appreciation
  (depreciation), net of deferred income
  taxes...................................       62        (1)
Retained earnings.........................   34,946    30,399
Less common stock in treasury, at cost --
  333,770 shares and 302,820 shares as of
  December 31, 1997 and 1996..............   (2,767)   (1,539)
                                            -----------------
   Total shareholders' equity.............   39,349    35,808
                                            -----------------
   Total liabilities and shareholders'
     equity...............................  $40,044   $38,327
                                            -----------------

CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS)                    1997    1996    1995
                                ----------------------
Dividends from The Bryn Mawr
  Trust Company...............  $5,359  $2,017  $1,095
Interest and other income.....     237     237     236
                                ----------------------
 Total operating income.......   5,596   2,254   1,331
Expenses......................     360     445     478
                                ----------------------
Income before equity in
  undistributed income of
  subsidiaries................   5,236   1,809     853
Equity in undistributed income
  of subsidiaries.............     852   4,162   3,708
                                ----------------------
Income before income taxes....   6,088   5,971   4,561
Federal income tax benefit....      42      71      82
                                ----------------------
Net income....................  $6,130  $6,042  $4,643
                                ----------------------

CONDENSED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)                    1997     1996     1995
                                ------------------------
Operating activities:
 Net income...................  $6,130   $6,042   $4,643
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
Equity in undistributed
  earnings of subsidiaries....    (852)  (4,162)  (3,708)
Depreciation expense..........      98       98       98
Other.........................      (1)     (56)     (42)
                                ------------------------
   Net cash provided by
     operating activities.....   5,375    1,922      991
Investing Activities:
 Investment in Tax Counsellors
   of Bryn Mawr...............     (75)      --       --
                                ------------------------
   Net cash used by investing
     activities...............     (75)      --       --
Financing activities:
 Dividends paid...............  (1,583)  (2,017)  (1,095)
 Repayment of mortgage debt...  (1,809)      --       --
 Repurchase of treasury
   stock......................  (1,329)      --       --
 Proceeds from issuance of
   stock......................     260       93       52
                                ------------------------
   Net cash used by financing
     activities...............  (4,461)  (1,924)  (1,043)
                                ------------------------
(Increase) decrease in cash
  and cash equivalents........     839       (2)     (52)
Cash and cash equivalents at
  beginning of year...........     128      130      182
                                ------------------------
Cash and cash equivalents at
  end of year.................  $  967   $  128   $  130
                                ------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 1997, the Bank's retained earnings amounted to $28,196,000. Therefore, as of December 31, 1997, dividends available for payment to the Corporation are limited to $28,196,000. Since the sole source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

16. SEGMENT INFORMATION:
------------------------

As a part of its operating segments, the Bank generates significant operating profits from its banking, its trust and mortgage banking activities. The Bank's Trust Division provides both corporate and individual trust products and services to its customers. Assets under management were $1,666,472,000, $1,229,926,000, and $1,039,804,000 at December 31, 1997, 1996, and 1995,
respectively. The Bank also originates and sells residential mortgage loans in the secondary mortgage loan market. The Bank originated and sold mortgage loans in the secondary mortgage loan market amounting to $75,874,000, $55,276,000, and $67,826,000 in 1997, 1996, and 1995, respectively.

Segment information for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                            1997
                        --------------------------------------------
                                              MORTGAGE
(IN THOUSANDS)            BANKING    TRUST    BANKING   CONSOLIDATED
                        --------------------------------------------
Interest income.......  $  24,960   $   --    $  337      $ 25,297
                        --------------------------------------------
Other operating
  income--
 Fees for trust
   services...........               7,698        --         7,698
 Service charges on
   checking accounts..      1,124       --        --         1,124
 Other fees and
   service charges....        503       --       875         1,378
 Net gains on sale of
   loans..............         43       --       466           509
 Gains on sale of
   other real estate
   owned..............        379       --        --           379
 Other................        657       --         4           661
                        --------------------------------------------
Total other operating
  income..............      2,706    7,698     1,345        11,749
                        --------------------------------------------
Total gross
  revenues............  $  27,666   $7,698    $1,682      $ 37,046
                        --------------------------------------------
Operating profit......  $   5,489   $2,810    $  921      $  9,220
                        --------------------------------------------
General corporate
  expenses............         --       --        --      $    140
                        --------------------------------------------
Income before income
  taxes...............         --       --        --      $  9,080
                        --------------------------------------------
Identifiable assets at
  December 31.........  $ 374,048   $  158    $    4      $374,210
                        --------------------------------------------
Capital
  expenditures........  $   1,462   $   80        --      $  1,542
                        --------------------------------------------
Depreciation and
  amortization........  $     983   $  105    $    3      $  1,091
                        --------------------------------------------


                                           1996
                        --------------------------------------------
                                            Mortgage
(IN THOUSANDS)           Banking    Trust    Banking   Consolidated
                        --------------------------------------------
Interest income.......  $ 24,081   $  --     $  256      $ 24,337
                        --------------------------------------------
Other operating
  income--
 Fees for trust
   services...........             5,936         --         5,936
 Service charges on
   checking accounts..     1,081      --         --         1,081
 Other fees and
   service charges....       458      --        822         1,280
 Net gains on sale of
   loans..............        35      --        363           398
 Gains on sale of
   other real estate
   owned..............     1,081      --         --         1,081
 Other real estate
   owned revenue......        74      --         --            74
 Other................       520      --         53           573
                        --------------------------------------------
Total other operating
  income..............     3,249   5,936      1,238        10,423
                        --------------------------------------------
Total gross
  revenues............  $ 27,330   $5,936    $1,494      $ 34,760
                        --------------------------------------------
Operating profit......  $  6,144   $2,119    $  779      $  9,042
                        --------------------------------------------
General corporate
  expenses............        --      --         --      $    100
                        --------------------------------------------
Income before income
  taxes...............        --      --         --      $  8,942
                        --------------------------------------------
Identifiable assets at
  December 31.........  $345,551   $ 189     $    7      $345,747
                        --------------------------------------------
Capital
  expenditures........  $    409   $ 143          5      $    557
                        --------------------------------------------
Depreciation and
  amortization........  $  1,007   $ 125     $   10      $  1,142
                        --------------------------------------------


                                           1995
                        --------------------------------------------
                                            Mortgage
(IN THOUSANDS)           Banking    Trust    Banking   Consolidated
                        --------------------------------------------
Interest income.......  $ 23,137   $  --     $  480      $ 23,617
                        --------------------------------------------
Other operating
  income--
 Fees for trust
   services...........        --   5,496         --         5,496
 Service charges on
   checking accounts..     1,049      --         --         1,049
 Other fees and
   service charges....       487      --        753         1,240
 Net gains on sale of
   loans..............        45      --        434           479
 Gains on sale of
   other real estate
   owned..............       137      --         --           137
 Other real estate
   owned revenue......       353      --         --           353
 Other................       443      --         --           443
                        --------------------------------------------
Total other operating
  income..............     2,514    5,496     1,187         9,197
                        --------------------------------------------
Total gross
  revenues............  $ 25,651   $5,496    $1,667      $ 32,814
                        --------------------------------------------
Operating profit......  $  3,849   $2,083    $  939      $  6,871
                        --------------------------------------------
General corporate
  expenses............        --      --         --      $    128
                        --------------------------------------------
Income before income
  taxes...............        --      --         --      $  6,743
                        --------------------------------------------
Identifiable assets at
  December 31.........  $354,774   $ 170     $   12      $354,956
                        --------------------------------------------
Capital
  expenditures........  $  1,269   $  34         --      $  1,303
                        --------------------------------------------
Depreciation and
  amortization........  $    873   $  99     $   14      $    986
                        --------------------------------------------

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 15, 1998

Price Range of Shares

                                                          1997                                                1996
                                                   High-Low Quotations                                 High-Low Quotations
                                            -------------------------------------------------------------------------------------
                                              HIGH        LOW        DIVIDEND                    High         Low        Dividend
QUARTER                                       BID         BID        DECLARED                     Bid         Bid        Declared
                                            -------------------------------------------------------------------------------------
1st.......................................  $36 3/4     $26 1/2       $0.18                     $27 1/2     $25           $0.47*
2nd.......................................   35 3/4      33            0.18                      26 1/4      22 3/4        0.15
3rd.......................................   45 7/8      35 1/4        0.18                      26 1/4      23 1/4        0.15
4th.......................................   54          44            0.18                      28          25 1/4        0.15

The approximate number of holders of record of common stock as of December 31, 1997 was 503.

The shares are traded on the over-the-counter market, and the price information was obtained from The National Association of Securities Dealers (NASD).

* First quarter 1996 dividend includes a nonrecurring dividend of $.32 per share, paid to shareholders from the after tax proceeds of the sale of a commercial property held in the Bank's other real estate owned portfolio. The sale occured during the first quarter of 1996.

                [LOGO OF BRYN MAWR BANK CORPORATION APPEARS HERE]