Form 10-K, Exhibit 13
period 1998-12-31
BRYN MAWR BANK CORP
filed 1999-03-29
CIK 802681

                                           [LOGO OF BRYN MAWR BANK APPEARS HERE]

                                                       98

                                                          [GRAPHIC APPEARS HERE]


BRYN MAWR BANK CORPORATION


                                                     1998       Annual Report

Bryn Mawr Bank Corporation

Consolidated Financial
Highlights

[LOGO OF BMT APPEARS HERE]

CONTENTS:
----------------------------------------

 2.     Chairman's Letter
 4.     The Year in Review
11.     Bank Information
12.     Corporate Information

                                                                                                               Five-Year
                                                                                                                Compound
FOR THE YEAR                                    1998                 1997                 Change             Growth Rate
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Net interest income                         $ 20,462             $ 18,368                   11%                   8%
Other income                                  14,720               11,749                   25                   11
Other expenses                                24,695               20,837                   19                    8
Net income                                     6,857                6,130                   12                   13


AT YEAR-END
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Total assets                                $391,840             $374,210                    5%                   4%
Total net loans                              277,085              264,484                    5                    8
Total deposits                               342,357              328,806                    4                    3
Shareholders' equity                          42,221               39,349                    7                   11


PER COMMON SHARE
------------------------------------------------------------------------------------------------------------------------
Earnings per common share                   $   1.58             $   1.40                   13%                  13
Earnings per common
        share-assuming dilution             $   1.51             $   1.34                   13                   12
Dividends declared                             0.465                 0.36                   29                   36
Book value                                      9.81                 9.00                    9                   12
Closing price                                  27.25                25.50                    7                   27


SELECTED RATIOS
------------------------------------------------------------------------------------------------------------------------
Return on average assets                        1.91%                1.74%
Return on average
        shareholders' equity                   17.06%               16.45%

* Per share data restated to reflect the effect of the 2-for-1 stock split, effective September 1, 1998

Bryn Mawr Bank Corporation
--------------------------------------------------------------------------------


Dear Shareholder:

[PHOTO APPEARS HERE]

We enjoyed another year of improved earnings, expanded services, and the recent acquisition of two fine businesses and the start-up of another. These new companies importantly expand our capacity to provide financial services to families.

Net income per share, on a fully diluted basis, was up 13% this year, and when all the non-operating related elements are taken from both years' results, we made a 14% gain in net income. So though we've been building in new financial services--insurance, tax counsel, expanded investment management, and financial planning--we've still been able to increase our earnings nicely.

What We Are

For a long while, our belief has been that there's a place for a small financial institution which can provide its clients--businesses, institutions, and families--a full range of first-quality financial services in a thoughtful, warm, and personal way. Every effort is centered, not on our needs, but on the needs of the client and the client's family. Our interest is that our clients' goals are fully met. If by us, excellent; if better by someone else, we'll help make that connection. Our clients' needs carry the day.

This Year

This year was an exciting one. Insurance Counsellors of Bryn Mawr started its operations in January. We sold both property/casualty and life insurance, and learned a lot about how different the commissioned based insurance business is compared to our traditional banking business. We wound up the year with a $25,000 loss, though we saved more than that in our own employee and corporate coverages. Insurance is a business we like, because it plays a vital part in the well-being of our clients' financial lives, especially with respect to estate planning.

As the year ended, three new additions were made to the range of financial services we provide our clients. Bryn Mawr Brokerage Co., Inc. was established at year end. We can now meet family financial needs which do not require the investment management skills housed

                                                              1998 ANNUAL REPORT
-------------------------------------------------------------------------------



in Investment Counsellors of Bryn Mawr. We also acquired CDC Capital Management, Inc., an organization appropriately categorized as a "manager of managers." A manager of managers does not pick individual securities, but assembles information about various investment managers' styles and performances. With CDC Capital Management, we've acquired the expertise to choose from a pool of top performing managers from around the world. Bryn Mawr's "large cap growth" management style has produced excellent results--over the last five years, our benchmark results have exceeded the Standard and Poor 500 record--the CDC addition allows us in-house capacity to better diversify clients' investments.

And, Joseph W. Roskos & Co. agreed to join the Corporation's family, effective January 1, 1999. This accounting firm traces its beginnings to the early 1900's, and provides individuals and families full financial accounting and tax preparation, and other family financial services. The Roskos firm is the premier family office accounting firm in our marketplace.

So, we're on the move with a full range of family financial services: insurance, tax counsel, fiduciary services, investment management, brokerage, family office services, and our traditional personal and business banking services.

A Look Ahead

We're fully aware that our independent existence depends upon our capacity to increase earnings. We shoot for a 15% net income growth as we plan the year ahead, but recognize that doubling our net income every five years or so is an aggressive target.

There are challenges on our path. Challenges that could become either stepping stones or stumbling blocks. Technology, office space, staff capacities and competence, and probably the most challenging, actually getting the Corporation to fully function, be fully alive, and perfectly meet the needs of the clients we're privileged to serve. We've engaged professional help and are committing serious time to reshaping ourselves to better communicate, function, grow, and perform as individuals and as teams.

A World of Difference

We are all but unique in the world of banking--a world of difference for those we serve.

As the years pass, I grow more and more proud of what we have become, and feel deeply indebted to our entire staff, for the good they do, and the part they play in making us what we are. We have 25 men and women now attending their fifth class in an advanced financial planning course started two years ago, and presented by The American College here in Bryn Mawr. These people have given up much to meet the rigor of the program, and have learned a lot about how to help clients and their families improve their financial lives. Also, we've twelve men and women who have achieved their Series 6 and 63-NASD licenses to sell securities.

Y2K looms, and has, and will continue to, cost us money. But I'm fully confident of the safety of your money here when the year-end change comes.

We've signed a 29 year lease on buildings 2 and 6 South Bryn Mawr Avenue, two office buildings which lie between the Bank building and the Investment Management and Trust building at 10 South Bryn Mawr Avenue. We need to do extensive renewal of the second floor of our corporate headquarters building, and will start that work this year. This will be expensive and disruptive, but essential.

I hope you will call me if ever you have a question. I'm at 610-526-2300. Thank you for your support, your interest, and, if appropriate, your business. If you don't bank with us, come in! See what it feels like to bank where people really care about you and your family's financial well being. There is a world of difference, right here in Bryn Mawr.


Sincerely,

/s/ Robert L. Stevens

Robert L. Stevens
Chairman
February 24, 1999

Bryn Mawr Bank Corporation
--------------------------------------------------------------------------------
[PHOTO OF JOSEPH W. ROSKOS APPEARS HERE]

[PHOTO OF J. MICHEAL DEVINE APPEARS HERE]

--------------------------------------------------------------------------------
Above: Joseph W. Roskos, Joseph W. Roskos & Co.
Below: J. Micheal Devine, CDC Capital Management, Inc.

The Year in Review

In 1998, Bryn Mawr Bank Corporation continued to enhance its ability to provide businesses, individuals, families and foundations with a complete spectrum of financial services including loans, checking accounts, cash management, investment management, estate planning, fiduciary services, tax planning advice and tax preparation. The Corporation's capabilities were enhanced by the addition of highly qualified staff members, the upgrading of the skills of our existing staff, the introduction of new services, and the addition of new and supporting initiatives.

                                                              1998 ANNUAL REPORT
--------------------------------------------------------------------------------


New Acquisitions

In November, Bryn Mawr Bank Corporation announced its intention to acquire Joseph W. Roskos & Co., a well-known accounting firm that provides family business office services including accounting, consulting, tax services, and fiduciary support for high-net-worth individuals and families. The organization, which has a staff of twenty-five, traces its roots back to the earliest part of the twentieth century. Joseph W. Roskos, CPA, has served as its president since 1991. He holds a BS in accounting from Syracuse University, a JD from Temple University Law School, and a Master of Laws in Taxation, from Villanova Law School. In January of 1999, in the Bank's Centennial Wing, Mr. Roskos presented, for a select group of Bryn Mawr Trust customers, a program that outlined the scope of the specialized services available through the Roskos organization.

Early in 1999, Bryn Mawr Bank Corporation announced the successful completion of the acquisition of CDC Capital Management, Inc., an investment advisory firm registered with the United States Securities and Exchange Commission. CDC has in excess of $200 million under advisement and maintains strategic business alliances with Callan Associates Independent Advisor Group and the SEI Investment Select Advisor Council. Callan Associates of San Francisco, is one of the world's preeminent investment consulting firms. SEI, with headquarters in Oaks, PA, offers a variety of services for the investment management and trust industry. With CDC, the Corporation has acquired the expertise to bring our clients the same investment processes and global specialist money management as used by the nation's largest pools of assets. Founded in 1993, CDC is headed up by J. Michael Devine. Norman S. MacQueen, III, heads up CDC's client services.

                           [BAR GRAPH APPEARS HERE]

[PHOTO OF PETER H. HAVENS  APPEARS HERE]

[PHOTO OF F. CHRISTOPHER CAMPBELL, III, APPEARS HERE]

Above: Peter H. Havens, Investment Management & Trust

Below: F. Christopher Campbell, III, Bryn Mawr Brokerage Company, Inc.

Offshore Trust Company Established

As a result of an initiative spearheaded by Peter H.Havens, executive vice president, Investment Management & Trust, The Bryn Mawr Trust Company (Jersey), Ltd. was established in September 1998, to provide Bryn Mawr Trust clients with the opportunity to participate in offshore trusts. Offshore trusts are established for a variety of reasons, such as the preservation of family wealth, investing in foreign securities, and protecting confidentiality. Bryn Mawr Trust (Jersey), Ltd., is located on the Island of Jersey in the Channel Islands near the United Kingdom.

Bank Enters Securities Brokerage Business

Bryn Mawr Brokerage Company, Inc., was formed in December of 1998. The new subsidiary was created to offer securities products, including mutual funds, annuities, individual stocks and bonds, and retirement plans through the Bank's branch system. Twenty branch service representatives became licensed by the National Association of Securities Dealers to sell and service investment products. Thomas M. Petro, senior vice president of Community Banking assumed the additional role of president of the new company. He was joined by F. Christopher Campbell, vice president, who has considerable experience in securities brokerage and retirement services. An extensive training program has been developed to prepare the newly licensed bankers to effectively sell and support their clients' investment needs. The new company has partnered with UVEST Financial Services, Inc., a broker-dealer headquartered in Charlotte, North Carolina.

Superior Investment Performance

The performance record of our investment managers continued to be impressive. Indata, a nationally recognized monitor of investment fund performance, has again ranked the Bryn Mawr Trust Qualified Equity Fund in the first quartile of funds analyzed.

                                                              1998 ANNUAL REPORT
--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

From Left to Right:

Carmen L. Fiorentino, James J. Egan, J. David Peterson, Commercial & Real Estate Lending Services

Leadership In Commercial Real Estate Lending

Due to the efforts of a team of our commercial lending professionals, Bryn Mawr Trust has become the lead bank in a co-operative financing venture for a new multi-sports center in Downingtown, Pennsylvania, that provides complete indoor and outdoor facilities for a variety of sports for instruction, leagues, camps, clinics and tournaments. The center includes four private meeting rooms, a viewing mezzanine, a full-service restaurant, a retail specialty sporting goods store, and a sports medicine center. Sharing the client's vision, our lending officers obtained the necessary support from three other banks which participated in the financing of this project.

TRUST ASSETS

In millions of dollars

[BAR CHART APPEARS HERE]

LOANS SERVICED FOR OTHERS

In millions of dollars

[BAR CHART APPEARS HERE]

Bryn Mawr Bank Corporation
--------------------------------------------------------------------------------

[GROUP PHOTO APPEARS HERE]

From Left to Right:

Robert M. Fedoris, Joseph W. Roskos & Co.
Lorraine T. "Jane" Gardner, Insurance Counsellors of Bryn Mawr
June M. Falcone, Banking Operations
John M. Grib, Investment Counsellors of Bryn Mawr
R. Ross Collins, Jr., Tax Counsellors of Bryn Mawr
Doris P. Theune, Investment Management & Trust

                                                              1998 Annual report
--------------------------------------------------------------------------------


Improving The Workplace In order

In order to create a working environment where people are more creative, effective, interactive and satisfied, the Bank has employed the services of a professional consulting firm. In September, 233 employees completed a working environment questionnaire. Twenty-five employees were personally interviewed, and senior management participated in a special training session. The results of these fact-gathering efforts were carefully analyzed by the outside experts. The process was designed to provide a baseline from which Bryn Mawr Trust can improve performance, become more competitive, and provide a more meaningful work life for all employees. A pilot program, "Working Together to Build a Better BMT," kicked off in February 1999, to focus on organizational development. This process will continue throughout the year.

Facilities Upgrades

In October, Investment Counsellors of Bryn Mawr moved from its rather cramped quarters at Two Tower Bridge in Conshohocken to offices in the newly constructed Four Tower Bridge in West Conshohocken. The new office space features nine private offices, two handsome conference rooms, a file room, well-appointed reception area, and efficient open office area for support staff.

During 1998, our West Conshohocken service office, at One Tower Bridge, was closed down temporarily, expanded, refurbished, and reopened as a full service branch office with teller and banking services available five days a week.

New ATM's were installed at the Paoli and Wynnewood branches. The machines will eventually have the capability to cash checks, dispense coins, coupons and postage stamps. The entire drive-up facility at the Wynnewood branch was upgraded.

The third floor of the headquarters building at Bryn Mawr, which formerly housed the old boardroom, an additional conference room, and ladies lounge, was completely renovated. The handsomely appointed area features five private offices, a conference room, and a reception area. Tax Counsellors of Bryn Mawr moved into these quarters in August.

TOTAL REVENUE STREAMS

In millions of dollars

[BAR GRAPH APPEARS HERE]


TOTAL ASSETS MANAGED

In millions of dollars

[BAR GRAPH APPEARS HERE]

Bryn Mawr Bank Corporation
--------------------------------------------------------------------------------


COMMON STOCK

In millions of dollars

[BAR CHART APPEARS HERE]

Telecommunications Upgraded

In late spring, a new telephone system was installed to provide technologically improved service for the Bryn Mawr headquarters building, the investment and trust center in Bryn Mawr, and the corporate operations center and branch office housed in our Wayne Building. The new system replaced equipment which was at maximum capacity and was not Year 2000 compliant.

Eye On The Future

From every possible aspect--staff expertise, technology, variety and quality of services offered--management is taking the necessary steps to provide the capacity to meet the challenges to be faced in the future. The guiding principle as we go forward will be to serve the best interest of our clients throughout the various stages of their lives.

                              1998 ANNUAL REPORT
------------------------------------------------

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610-525-1700

Senior Management:

Robert L. Stevens*
-------------------------------------------------------
Chairman, Chief Executive Officer,
and President

Samuel C. Wasson, Jr.*
-------------------------------------------------------
Vice Chairman and Secretary

Peter H. Havens
-------------------------------------------------------
Executive Vice President,
Investment Management & Trust

Robert J. Ricciardi*
-------------------------------------------------------
Executive Vice President and Chief
Credit Policy Officer

Joseph H. Bachtiger
-------------------------------------------------------
Senior Vice President, Trust
Administration

June M. Falcone
-------------------------------------------------------
Senior Vice President, Banking
Operations

Alison E. Gers
-------------------------------------------------------
Senior Vice President, Marketing

Joseph G. Keefer
-------------------------------------------------------
Senior Vice President and Chief
Lending Officer

Paul M. Kistler, Jr.
-------------------------------------------------------
Senior Vice President, Facilities,
Human Resources, Security and
Compliance

Donald B. Krieble
-------------------------------------------------------
Senior Vice President, Consumer
Credit Services

Herbert T. McDevitt
-------------------------------------------------------
Senior Vice President, Family Office

William R. Mixon
-------------------------------------------------------
Senior Vice President,
Information Systems and
Chief Technology Officer

Thomas M. Petro
-------------------------------------------------------
Senior Vice President,
Community Banking

Joseph W. Rebl*
-------------------------------------------------------
Senior Vice President, Treasurer,
and Chief Financial Officer

Walter Smedley, III
-------------------------------------------------------
Senior Vice President, Commercial
& Real Estate Lending Services

Leo M. Stenson
-------------------------------------------------------
Senior Vice President and Auditor

Carmen L. Fiorentino
-------------------------------------------------------
Group Vice President, Commercial &
Real Estate Lending Services

Richard J. Fuchs
-------------------------------------------------------
Group Vice President, Branch
Operations

Geoffrey L. Halberstadt
-------------------------------------------------------
Group Vice President, Commercial &
Real Estate Lending Services

*Also officer of the Corporation


Branch Offices:

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

18 West Eagle Road
Havertown, Pennsylvania 19083

39 West Lancaster Avenue
Paoli, Pennsylvania 19301

330 East Lancaster Avenue
Wayne, Pennsylvania 19087

One Tower Bridge
West Conshohocken, Pennsylvania 19428

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096


Investment Management & Trust Division:

10 South Bryn Mawr Avenue
Bryn Mawr, PA 19010


Limited Service Offices:

Beaumont at Bryn Mawr Retirement Community
Bryn Mawr, Pennsylvania

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania


Other Financial Services:

BMT Mortgage Company
-------------------------------------------------------
A DIVISION OF THE BRYN MAWR TRUST COMPANY
BRYN MAWR, PENNSYLVANIA

William F. Mannion, Jr., Managing Director

Patrick J. Keenan, Managing Director

Bryn Mawr Brokerage Company, Inc.
-------------------------------------------------------
A SUBSIDIARY OF BRYN MAWR BANK CORPORATION
BRYN MAWR, PENNSYLVANIA

Thomas M. Petro, President and Chief Executive Officer

CDC Capital Management, Inc.
-------------------------------------------------------
A SUBSIDIARY OF BRYN MAWR BANK CORPORATION
450 Sentry Parkway
Suite 105, P.O. Box 1212
Blue Bell, Pennsylvania 19422

J. Michael Devine, President and Chief Executive Officer

Insurance Counsellors of Bryn Mawr, Inc.
-------------------------------------------------------
A SUBSIDIARY OF THE BRYN MAWR TRUST COMPANY
BRYN MAWR, PENNSYLVANIA

John G. Daniel, President and Chief Executive Officer

Investment Counsellors of Bryn Mawr
-------------------------------------------------------
A DEPARTMENT OF THE INVESTMENT
MANAGEMENT & TRUST DIVISION

Four Tower Bridge
200 Barr Harbor Drive, Suite 225
West Conshohocken, Pennsylvania 19428

Richard I. Sichel, Senior Managing Director and
Chief Investment Officer

Betty K. Taylor, Senior Managing Director

Joseph W. Roskos & Co.
-------------------------------------------------------

A SUBSIDIARY OF BRYN MAWR BANK CORPORATION

2011 Renaissance Boulevard, Suite 200
King of Prussia, Pennsylvania 19406

Joseph W. Roskos, President and Chief Executive Officer

Tax Counsellors of Bryn Mawr, Inc.
-------------------------------------------------------

A SUBSIDIARY OF BRYN MAWR BANK CORPORATION
BRYN MAWR, PENNSYLVANIA

William H. Giese, President and Chief Executive Officer

                        Bryn Mawr Bank Corporation
                        --------------------------------------------------------

Corporate Information

Directors:

Richard B. Cuff
-------------------------------------------------------
Chairman, Cuffco, Inc.

Warren W. Deakins
-------------------------------------------------------
Self-Employed, Insurance Sales

John D. Firestone
-------------------------------------------------------
Partner, Secor Group;
Director, Allied Capital Corporation;
Director, Security Storage Company of
Washington, DC; and
Director, Business Mortgage Investors, Inc.

William Harral, III
-------------------------------------------------------
Chairman, C&D Technologies, INC.*
Senior Counselor, The Tierney Group

Peter H. Havens
-------------------------------------------------------
Executive Vice President, The Bryn Mawr Trust
Company

Wendell F. Holland, Esq.
-------------------------------------------------------
Vice President, American Water Works Service
Company, Inc.

Sherman R. Reed, 3rd
-------------------------------------------------------
Builder and Developer

Phyllis M. Shea
-------------------------------------------------------
Attorney-at-Law, Shea and Shea

Robert L. Stevens
-------------------------------------------------------
Chairman, Chief Executive Officer, and
President of Bryn Mawr Bank Corporation and
The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
-------------------------------------------------------
President, Taylor Gifts, Inc.

Nancy J. Vickers
-------------------------------------------------------
President, Bryn Mawr College

Samuel C. Wasson, Jr.
-------------------------------------------------------
Secretary of Bryn Mawr Bank Corporation and
Vice Chairman and Secretary of The Bryn Mawr
Trust Company

Thomas A. Williams
-------------------------------------------------------
Vice President, Secretary/Treasurer
Houghton International, Inc.

* Commencing April 1, 1999


Annual Meeting:

The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held in the Gregg Conference Center, at The American College, located at 270 South Bryn Mawr Avenue, in Bryn Mawr, Pennsylvania, on Tuesday, April 20, 1999, at 2:00 p.m.

Market Makers:

Herzog, Heine, Geduld, Inc.
-------------------------------------------------------
New York, New York

Knight Securities, Inc.
-------------------------------------------------------
New York, New York

Ryan Beck and Company, Inc.
-------------------------------------------------------
West Orange, New Jersey

F.J. Morrissey & Co., Inc.
-------------------------------------------------------
Philadelphia, Pennsylvania

McConnell Budd & Downes
-------------------------------------------------------
Morristown, New Jersey

Janney Montgomery Scott, Inc.
-------------------------------------------------------
Philadelphia, Pennsylvania


Corporate Headquarters

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610-526-2302


Auditors

PricewaterhouseCoopers LLP
-------------------------------------------------------
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962


Legal Counsel

Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C.
-------------------------------------------------------
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard
Suite 1500
Philadelphia, Pennsylvania 19103-1815


Stock Listing

Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

Registrar & Transfer Agent

ChaseMellon Shareholder Services, L.L.C.
-------------------------------------------------------
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660


Form 10-K

A copy of the Corporation's Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Samuel C. Wasson, Jr., Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3396, or via e-mail to swasson@bmtc.com.


Equal Employment Opportunity

The Corporation continues its commitment to equal opportunity employment and does not discriminate against minorities or women with respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices of Affirmative Action.

Financial Section


Bryn Mawr Bank Corporation


1998 Annual Report

Contents

1  Selected Financial Data
2  Management's Discussion and Analysis
18 Consolidated Balance Sheets
19 Consolidated Statements of Income
20 Consolidated Statements of Cash Flows
21 Consolidated Statements of Changes in Shareholders' Equity
23 Notes to Consolidated Financial Statements
35 Report of Independent Accountants

Selected Financial Data

                                                                       (in thousands, except for share and per share data)

For the years ended December 31,                                 1998           1997           1996           1995           1994
                                                           -------------------------------------------------------------------------

Interest income .........................................    $   26,438     $   25,297     $   24,337     $   23,617     $   20,378
Interest expense ........................................         5,976          6,929          6,490          7,246          5,077
                                                           -------------------------------------------------------------------------

Net interest income .....................................        20,462         18,368         17,847         16,371         15,301
Loan loss provision .....................................           150            200            350            500            500
                                                           -------------------------------------------------------------------------

Net interest income after loan loss provision ...........        20,312         18,168         17,497         15,871         14,801
Other income ............................................        14,720         11,749         10,423          9,197          8,383
Other expenses ..........................................        24,695         20,837         18,978         18,325         17,535
                                                           -------------------------------------------------------------------------

Income before income taxes ..............................        10,337          9,080          8,942          6,743          5,649
Applicable income taxes .................................         3,480          2,950          2,900          2,100          1,600
                                                           -------------------------------------------------------------------------

Net income ..............................................    $    6,857     $    6,130     $    6,042     $    4,643     $    4,049
                                                           -------------------------------------------------------------------------

Per share data*:
   Earnings per common share:
        Basic ...........................................    $     1.58     $     1.40     $     1.38     $     1.06     $     0.93
        Diluted .........................................    $     1.51     $     1.34     $     1.33     $     1.04     $     0.92
   Dividends declared ...................................    $    0.465     $     0.36     $     0.46     $     0.25     $     0.16
   Weighted-average shares outstanding ..................     4,327,297      4,392,162      4,385,094      4,377,056      4,367,800
   Dilutive potential common shares .....................       225,708        203,660        151,698         90,740         26,352
                                                           -------------------------------------------------------------------------

   Adjusted weighted-average shares .....................     4,553,005      4,595,822      4,536,792      4,467,796      4,394,152

                                                                                          (in thousands)

At December 31                                                   1998           1997           1996           1995           1994
                                                           -------------------------------------------------------------------------

Total assets ............................................    $  391,840     $  374,210     $  345,747     $  354,956     $  333,180
Earning assets ..........................................       357,683        327,942        305,911        314,089        298,385
Deposits ................................................       342,357        328,806        303,183        317,601        301,337
Shareholders' equity ....................................        42,221         39,349         35,808         31,903         27,146


For the years ended December 31                                   1998           1997           1996          1995           1994
                                                           -------------------------------------------------------------------------

Selected financial ratios:
Net income to:
   Average total assets .................................          1.91%          1.74%          1.79%          1.39%          1.26%
   Average shareholders' equity .........................         17.06%         16.45%         18.16%         15.79%         15.70%
Average shareholders' equity to average total assets ....         11.17%         10.60%          9.88%          8.79%          8.06%
Dividends declared per share to
   net income per basic common share ....................         29.43%         25.71%         33.33%         23.58%         17.57%


* Share and per share data have been reclassified to reflect the effect of the 2-for-1 stock split, effective September 1, 1998.

Management's Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the "Corporation") for each of the three years in the period ended December 31, 1998, as well as the financial condition of the Corporation as of December 31, 1998 and 1997. The Bryn Mawr Trust Company (the "Bank"), Tax Counsellors of Bryn Mawr, Inc. ("TCBM") and The Bryn Mawr Trust Company (Jersey), Ltd. ("BMTC (Jersey)") are wholly-owned subsidiaries of the Corporation. Insurance Counsellors of Bryn Mawr, Inc. ("ICBM") is a wholly-owned subsidiary of the Bank. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 18.

Significant Items For 1998
--------------------------

Stock Repurchase Program Offsets Potential Dilution of EPS

During 1997, the Corporation established a stock repurchase program, authorizing management to repurchase up to 5% of the then outstanding common shares of the Corporation, not to exceed $4,000,000 (the "Stock Repurchase Program"). During 1998, the Corporation repurchased 99,900 shares of the Corporation's common stock, at a cost of $2,519,000. The acquisition of these shares more than offset the dilutive effect of the issuance of 32,500 new common shares either through the Corporation's stock option plan or the issuance of stock in payment of the Corporation's directors' retainer for 1998. While net income grew by 12% over 1997's net income, both basic and diluted earnings per share were up 13% over 1997.

Growth of Non-interest Revenue Streams

A strategic goal of the Corporation continues to be providing its customer base with financial services and products that are designed to meet the ever evolving needs of the Corporation's customers. The addition of new financial services and products creates new sources of non-interest revenue. In July 1997, the Corporation established TCBM to provide tax planning services to its customer base, thereby increasing its non-interest revenue streams. In January 1998, the Bank established ICBM to provide insurance services and products to its customers. During the fourth quarter of 1998, the Corporation established BMTC (Jersey), providing offshore trust services to the Bank's Investment Management and Trust customers. The Bank's Investment Management and Trust line of business also expanded it's business base, growing assets under management by 26%, from $1,666,472,000 at December 31, 1997 to $2,101,251,000 at December 31, 1998.

The Corporation's other non-interest related line of business, BMT Mortgage Company, a division of the Bank, dedicated to the origination and sale of residential mortgage loans to the secondary mortgage market, also showed significant growth in revenue streams for 1998, compared to 1997. As residential mortgage interest rates decreased during 1998, BMT Mortgage Company generated significant refinancing opportunities in residential mortgage lending, originating and selling $134,676,000 in residential mortgage loans in 1998, a 77% increase over $75,874,000 sold in 1997. This increase in loan sale activity increased the related net gains and fees earned on these sales by $429,000 or 57% over similar revenues for 1997.

Exclusive of gains on the sale of other real estate owned ("OREO"), reported in both periods, the growth in non-interest revenues resulted in an increase in the percentage of non-interest revenues earned in 1998, compared to total revenues, to 41% from 38% for 1997.

Dividend Increase

Based on a continued growth in record earnings, the Corporation increased its quarterly dividend payment for 1998 by 33%, from $0.09 per share in 1997 to $0.12 per share in 1998. These per share amounts have been restated to reflect the effect of a 2-for-1 stock split, effective on September 1, 1998. The Corporation's dividend payout ratio was 29.43% of basic earnings per share for 1998, compared to 25.71% for 1997.

Results Of Operations
---------------------

Overview

The Corporation reported a 12% increase in net income of $6,857,000 for the year ended December 31, 1998, a record year for Corporation earnings. Net income for 1997 amounted to $6,130,000.

During 1997, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 requires the computation of both basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing the Corporation's net income (numerator) by the weighted-average number of common shares outstanding for the period (denominator). Dilutive earnings per share adds to the weighted-average outstanding number of shares the number of additional common shares that would have been outstanding if the dilutive common shares had been issued. The dilutive common shares added to the weighted-average shares outstanding were 225,708 and 203,660 for 1998 and 1997, respectively. Earnings per common share amounted to $1.58 in 1998, a 13% increase over $1.40 for 1997. Earnings per common share, assuming dilution were $1.51 and $1.34 for 1998 and 1997, respectively.

These record earnings results for 1998 were due primarily to a 20% increase in Investment Management and Trust revenues over similar revenues for 1997, an 11% increase in net interest income and, with the exception of OREO related revenues, all non-interest revenue streams increased over their respective levels for 1997. Net interest income grew $2,094,000 over 1997 levels. Exclusive of OREO related revenues, total other income increased by $3,126,000 or 27% over similar revenues for 1997. Other expenses increased $3,858,000 or 19% in 1998, compared to 1997. This increase in other expense is partially due to the addition of both TCBM and ICBM. TCBM operated for the last six months of 1997 and ICBM was not in operation during 1997.

Return on average assets for the year increased to 1.91% from 1.74% in 1997, while return on average equity for 1998 was 17.06% compared to 16.45% in 1997.

Earnings Performance
--------------------

Lines of Business

The Corporation continues to have three significant business lines from which it derives its earnings. Its core business line is the Banking line of business. Additional earnings streams are received from its Investment Management and Trust line of business and its Mortgage Banking line of business.

Following is a segmentation analysis of the results of operations for those lines of business for 1998 and 1997:

TABLE 1 - Lines Of Business Analysis

                                                                                 1998
                                                 ---------------------------------------------------------------------
                                                                               Mortgage            All
(dollars in thousands)                            Banking          Trust        Banking         Others  Consolidated
                                                 ---------------------------------------------------------------------
Net interest income .......................       $20,103         $   --        $   356        $     3       $20,462
Less loan loss provision ..................           150             --              0              0           150
                                                 ---------------------------------------------------------------------
Net interest after
 loan loss provision ......................        19,953              0            356              3        20,312
Other income:
 Fees for investment management
  and trust services ......................             0          9,272             --             --         9,272
 Service charges on
  deposit accounts ........................         1,169             --             --             --         1,169
 Other fees and
  service charges .........................           571             --          1,209             --         1,780
 Net gain on sale of loans ................            35             --            783             --           818
 Gain on sale of other
  real estate owned .......................           224             --             --             --           224
 Other operating income ...................           631             --             --          1,079         1,710
                                                 ---------------------------------------------------------------------
Total other income ........................         2,630          9,272          1,992          1,079        14,973
Other expenses:
 Salaries--regular ........................         6,489          2,863            417            520        10,289
 Salaries--other ..........................         1,692            386            117            180         2,375
 Fringe benefits ..........................         1,232            549             74             53         1,908
 Occupancy ................................         2,793            422             62            180         3,457
 Other operating expenses .................         5,003            898            400            618         6,919
                                                 ---------------------------------------------------------------------
Total other expenses ......................        17,209          5,118          1,070          1,551        24,948
                                                 ---------------------------------------------------------------------
Segment profit (loss) .....................       $ 5,374        $ 4,154        $ 1,278          ($469)      $10,337
                                                 =====================================================================
% of segment profit .......................            52%            40%            12%            -4%          100%

                                                                                  1997*
                                                 ---------------------------------------------------------------------
                                                                               Mortgage            All
(dollars in thousands)                            Banking          Trust        Banking         Others  Consolidated
                                                 ---------------------------------------------------------------------
Net interest income .......................       $18,031        $    --        $   337          $  --       $18,368
Less loan loss provision ..................           200             --             --             --           200
                                                 ---------------------------------------------------------------------
Net interest after
 loan loss provision ......................        17,831              0            337              0        18,168
Other income:
 Fees for investment management
  and trust services ......................            --          7,698             --             --         7,698
 Service charges on
  deposit accounts ........................         1,124             --             --             --         1,124
 Other fees and
  service charges .........................           503             --            875             --         1,378
 Net gain on sale of loans ................            43             --            466             --           509
 Gain on sale of other
  real estate owned .......................           379             --             --             --           379
 Other operating income ...................           528             --              4            370           902
                                                 ---------------------------------------------------------------------
Total other income ........................         2,577          7,698          1,345            370        11,990
Other expenses:
 Salaries--regular ........................         5,858          2,415            235             96         8,604
 Salaries--other ..........................         1,347            215             93             --         1,655
 Fringe benefits ..........................         1,237            501             45              8         1,791
 Occupancy ................................         2,543            361             39            223         3,166
 Other operating expenses .................         4,730            733            233            166         5,862
                                                 ---------------------------------------------------------------------
Total other expenses ......................        15,715          4,225            645            493        21,078
                                                 ---------------------------------------------------------------------
Segment profit (loss) .....................       $ 4,693        $ 3,473        $ 1,037          ($123)      $ 9,080
                                                 =====================================================================
% of segment profit .......................            52%            38%            11%            -1%          100%

Bryn Mawr Bank Corporation, Tax Counsellors of Bryn Mawr, Inc., Insurance Counsellors of Bryn Mawr, Inc. and The Bryn Mawr Trust Company (Jersey), Ltd. have been aggregated in All Other.

*Reclassified for comparative purposes.

The table reflects operating profits of each line of business before income taxes.

Each significant business segment reported growth in segment profits for 1998, compared to 1997. There was a strong increase in both Investment Management and Trust segment profits and the Mortgage Banking line's segment profits in 1998, compared to 1997, up 20% and 23%, respectively. The Banking line's segment profits grew by 15% from 1997 levels. The Banking segment's percentage of segment profits remained level at 52% for both 1998 and 1997. Investment Management and Trust's percentage of segment profit increased from 38% in 1997 to 40% in 1998. The Mortgage Banking segment's share of segment profits increased from 11% in 1997 to 12% in 1998.

Banking Line of Business

The Bank's average outstanding earning assets of $328,605,000 increased 4% from $315,548,000 for 1997. Average outstanding loans grew by 6% in 1998. The largest increase in average outstanding loans occurred in commercial and industrial loans, up $13,713,000 or 19% over 1997 average balances. Commercial mortgage loans grew by $10,589,000 or 32% over 1997 average balances and average outstanding construction loans rose by $4,725,000 or 54% over similar average outstanding balances for 1997. Offsetting these increases were decreases in the average outstanding balances of the Bank's consumer loan portfolio, down $9,326,000 or 8% from 1997's average outstanding balances and residential mortgage loans, down by $4,179,000 or 24%. Lower consumer loan demand, caused by increased competition from automobile manufacturers for new automobile loans was primarily responsible for the reduction in average outstanding loans in the consumer loan portfolio in 1998, while increased sales of residential mortgage loans to the secondary mortgage loan market was responsible for the decrease in average outstanding residential mortgage loans. The average outstanding balances of federal funds sold decreased by 8% in 1998 compared to 1997 levels. Average outstanding investments decreased by 5% for 1998, compared to 1997. Average outstanding total deposits increased 2% in 1998 compared to 1997. The largest increase occurred in the Bank's low costing NOW account balances and non-interest bearing demand deposits, up $10,968,000 or 15% and $6,697,000 or 9%, respectively. Partially offsetting these increases was a $12,289,000 or 17% decrease in the average outstanding balances of higher costing certificates of deposit ("CDs"). Average outstanding savings deposits increased 3% or $1,252,000. The change in the mix of average outstanding deposits, away from higher costing CDs into low costing NOW and savings deposits and non-interest bearing demand deposits, led to a decrease in interest expense and an increase in the net interest margin to 5.99% in 1998 from 5.59% for 1997. An expanded discussion of net interest income follows under the section entitled "Net Interest Income."

Other income increased by 2% in 1998 compared to 1997. Exclusive of OREO gains, reported in each period, total other income for the Banking segment increased by 9%.

Total other expenses of the Banking line of business increased 10% in 1998 compared to 1997 levels. Overall, the operating profits of the Banking line of business increased 15% in 1998 compared to 1997.

Investment Management and Trust Line of Business

The Bank's Investment Management and Trust Division reported a 20% increase in segment profit for 1998 compared to 1997 levels. Total Investment Management and Trust fee income rose 20% in 1998. This was primarily due to an 26% increase in the market value of assets managed, from $1,666,472,000 at December 31, 1997, to $2,101,251,000 as of December 31, 1998.

Other expenses of the Investment Management and Trust line of business increased 21% in 1998 over 1997 levels. The primary reasons for this increase in expenses were required staffing additions during 1998 and an increase in the Investment Management and Trust Division's incentive compensation, associated with the acquisition of new business and directly related to the Division's overall profitability. The Trust incentive compensation amounted to $386,000 for 1998, compared to $215,000 for 1997. Exclusive of the cost of the Trust incentive in each period, Investment Management and Trust Division expenses increased 18% in 1998, compared to 1997.

Mortgage Banking Line of Business

The segment profit of the Bank's Mortgage Banking line of business increased 23% in 1998 compared to 1997. During 1998, mortgage interest rates decreased enough to make refinancing attractive to borrowers. In 1998, the Mortgage Banking line of business had a 77% increase in the volume of loans sold in the secondary mortgage market, partially offset by a 12 basis point decrease in the yield on sales, compared to 1997 levels and yields. The result was a 57% increase in loan fees and net gains on sales. This is the reason for the 23% increase in operating profit for the Mortgage Banking line of business. As of December 31, 1998, the Bank serviced $290,675,000 in residential mortgage loans for others, compared to $234,061,000 in loans serviced for others at year-end 1997. Following is a table showing the volume of residential mortgage loans originated and sold in the secondary mortgage market, the total loan fees and net gains realized, and the yield on these loan sales:

TABLE 2 - Summary of Loan Sale Activity

(dollars in thousands)                                 1998           1997
                                                     -----------------------
Volume of loans sold ....................            $134,676       $ 75,874
Loan fees and net gains on sales ........            $  1,187       $    758
Yield on sales ..........................                 .88%          1.00%

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. Expenses are primarily of an administrative nature. In 1998, the Corporation incurred expenses directly related to the start up or acquisition of new subsidiaries, both in 1998 and planned for 1999. These additional costs are the primary reason for the Corporation's loss of $291,000 for 1999 compared to $81,000 for 1997.

Tax Counsellors of Bryn Mawr, Inc.

In July 1997, the Corporation established a new wholly-owned subsidiary, TCBM, in order to add professional tax planning to its array of financial products and services offered to its customers. TCBM employs CPAs (the "Tax Professionals"), having significant tax planning and preparation background and formerly employed by a "Big Five" accounting firm. As a part of the formation of TCBM, a profit sharing agreement was developed that allows the Tax Professionals to retain the net revenues generated by existing clients brought to TCBM. For the first full year of operation, TCBM exceeded the revenue goals established in the profit sharing agreement, adding $10,000 to the Corporation's net income for 1998, compared to a break even for 1997.

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a new wholly-owned subsidiary, ICBM, to enable the Bank to offer insurance related products and services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. For its first year of operation, ICBM had a loss of $26,000.

The Bryn Mawr Trust Company (Jersey), Ltd.

In September 1998, the Corporation established a new wholly-owned subsidiary, BMTC (Jersey), to enable the Corporation to offer alternative off-shore investing opportunities through the Bank's Investment Management and Trust Division. BMTC (Jersey) had a loss of $8,000 for 1998.

Net Interest Income

A 5% or $1,141,000 increase in interest income, combined with a 14% or $953,000 decrease in interest expense from year to year resulted in an overall increase in net interest income of 11% or $2,094,000. Average earning assets grew 4% in 1998, compared to 1997 levels. Higher yielding average outstanding loan balances grew by 6%. The average outstanding balances of investments and federal funds sold decreased by 5% and 8%, respectively. Total average deposits increased 2%. The largest increase occurred in the Bank's lower costing average outstanding NOW balances, up by 15%. Non-interest bearing demand deposits increased by 9%, while average savings deposits increased by 3%. This growth in average low cost and non-interest bearing deposits was partially offset by a 17% decrease in outstanding CD balances for 1998, compared to 1997 levels. This change in the mix of average deposit balances, away from higher costing CDs into lower costing NOW and demand deposits is primarily responsible for a 30 basis point decrease in the average cost of funds for 1998, compared to 1997. This decrease in the cost of funds was directly responsible for the Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, increasing from 5.59% for 1997 to 5.99% for 1998.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $769,000, $742,000 and $789,000 in 1998, 1997 and 1996 respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - Analyses Of Interest Rates and Interest Differential

                                                                     1998                                       1997
                                                 ---------------------------------------------------------------------------------
                                                                               Average                                    Average
                                                                   Interest      Rates                        Interest      Rates
                                                   Average         Income/     Earned/        Average         Income/     Earned/
(dollars in thousands)                             Balance         Expense       Paid         Balance         Expense       Paid
                                                 ---------------------------------------------------------------------------------
Assets:
Cash and due from banks ...................      $  19,065        $     --         --%      $  23,329       $      --         --%
Interest-bearing deposits with other banks*          1,345              68        5.1             176               8        4.5
Federal funds sold* .......................         15,665             824        5.3          16,964             935        5.5
Investment securities available for sale:
    Taxable* ..............................         31,760           1,880        5.9          32,693           1,988        6.1
    Tax-exempt* ...........................          4,953             224        4.5           5,868             283        4.8
                                                 -------------------------                  -------------------------
 Total investment securities ..............         36,713           2,104        5.7          38,561           2,271        5.9
                                                 -------------------------                  -------------------------
Loans* ....................................        274,882          23,441        8.5         259,847          22,083        8.5
Less allowance for loan losses ............         (4,088)             --         --          (4,247)             --         --
                                                 -------------------------                  -------------------------
 Net loans ................................        270,794          23,441        8.7         255,600          22,083        8.6
Other assets ..............................         16,278              --         --          16,807              --         --
                                                 -------------------------                  -------------------------
 Total assets .............................      $ 359,860       $  26,437         --       $ 351,437       $  25,297         --
                                                 -------------------------                  -------------------------
Liabilities:
Demand deposits, noninterest-bearing ......      $  82,773       $      --         --%      $  76,076       $      --         --%
Savings deposits ..........................        169,785           2,924        1.7         158,752           3,058        1.9
Time deposits .............................         61,503           3,052        5.0          73,792           3,871        5.2
Federal funds purchased ...................             18              --         --               5              --         --
Other liabilities .........................          5,595              --         --           5,550              --         --
                                                 -------------------------                  -------------------------
 Total liabilities ........................        319,674           5,976         --         314,175           6,929         --
Shareholders' equity ......................         40,186              --         --          37,262              --         --
                                                 -------------------------                  -------------------------
 Total liabilities and shareholders' equity      $ 359,860       $   5,976         --       $ 351,437       $   6,929         --
                                                 -------------------------                  -------------------------
 Total earning assets* ....................      $ 328,605              --         --       $ 315,548              --         --
Interest income to earning assets .........             --              --        8.0              --              --        8.0
Interest expense to earning assets ........             --              --        1.8              --              --        2.2
 Net yield on interest-earning assets .....             --              --        6.2              --              --        5.8
Average effective rate paid on interest-
 bearing liabilities ......................             --              --        2.6              --              --        3.0

                                                                                1996
                                                     --------------------------------------------------------
                                                                                                      Average
                                                                               Interest                Rates
                                                      Average                  Income/                Earned/
                                                      Balance                  Expense                 Paid
                                                    ---------------------------------------------------------
Assets:
Cash and due from banks ...................         $  21,942                 $     --                  --%
Interest-bearing deposits with other banks*                94                        4                 4.3
Federal funds sold* .......................             4,660                      257                 5.5
Investment securities available for sale:
    Taxable* ..............................            36,680                    2,157                 5.9
    Tax-exempt* ...........................             8,142                      406                 5.0
                                                    ----------------------------------
 Total investment securities ..............            44,822                    2,563                 5.7
                                                    ----------------------------------
Loans* ....................................           251,679                   21,513                 8.5
Less allowance for loan losses ............            (4,017)                      --                  --
                                                    ----------------------------------
 Net loans ................................           247,662                   21,513                 8.7
Other assets ..............................            17,539                       --                  --
                                                    ----------------------------------
 Total assets .............................         $ 336,719                $  24,337                  --
                                                    ----------------------------------
Liabilities:
Demand deposits, noninterest-bearing ......         $  73,034                 $     --                  --%
Savings deposits ..........................           161,577                    3,187                 2.0
Time deposits .............................            60,930                    3,203                 5.3
Federal funds purchased ...................             1,824                      100                 5.5
Other liabilities .........................             6,085                       --                  --
                                                    ----------------------------------
 Total liabilities ........................           303,450                    6,490                  --
Shareholders' equity ......................            33,269                       --                  --
                                                    ----------------------------------
 Total liabilities and shareholders' equity         $ 336,719                  $ 6,490                  --
                                                    ----------------------------------
 Total earning assets* ....................         $ 301,255                       --                  --
Interest income to earning assets .........                --                       --                 8.1
Interest expense to earning assets ........                --                       --                 2.2
 Net yield on interest-earning assets .....                --                       --                 5.9
Average effective rate paid on interest-
 bearing liabilities ......................                --                       --                 2.9

*Indicates earning assets

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $27,000 in 1998, ($47,000) in 1997, and ($9,000) in 1996.

TABLE 4 - Rate/Volume Analyses

(in thousands)                                         1998 vs. 1997                                  1997 vs. 1996
                                          ---------------------------------------------------------------------------------------
Increase / (decrease)                      Volume           Rate            Total        Volume            Rate            Total
                                          ---------------------------------------------------------------------------------------
Interest Income:
 Interest-bearing deposits
  with other banks ...............        $    59         $     1          $    60      $     4           $  --          $     4
 Federal funds sold ..............            (75)            (36)            (111)         678              --              678
 Investment securities
   available for sale:
    Taxable ......................            (50)            (58)            (108)        (241)             72             (169)
    Tax-exempt ...................            (42)            (17)             (59)        (108)            (15)            (123)
 Loans ...........................          1,358               0*           1,358          830            (260)*            570
                                          ---------------------------------------------------------------------------------------
 Total interest income ...........          1,250            (110)           1,140        1,163            (203)             960
                                          ---------------------------------------------------------------------------------------

Interest expense:
 Savings deposits ................            199            (333)            (134)         (33)            (96)            (129)
 Time deposits ...................           (665)           (154)            (819)         725             (57)             668
 Federal funds purchased .........             --              --               --         (100)             --             (100)
                                          ---------------------------------------------------------------------------------------
 Total interest expense ..........           (466)           (487)            (953)         592            (153)             439
                                          ---------------------------------------------------------------------------------------

Interest differential ............        $ 1,716         $   377          $ 2,093      $   571         $   (50)         $   521
                                          =======================================================================================

* Included in the loan rate variance was a decrease in interest income related to non-performing loans of $230,000 and $154,000 in 1998 and 1997, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 5% growth in interest income for 1998 was attributable to a 4% increase in average earning assets from $315,548,000 for 1997 to $328,605,000 for 1998. The yield on average outstanding earning assets remained level for 1998, compared to 1997, at 8.0% for both periods. The average yield on loans also remained level in 1998, when compared to 1997, at 8.5%. The average yield on federal funds sold decreased 20 basis points, to 5.3% for 1998, compared to 5.5% for 1997. The yield on the investment portfolio decreased by 20 basis points from 5.9% in 1997 to 5.7% in 1998. This is due to the maturity of older, higher yielding investments in the portfolio.

The growth in interest income attributable to volume was the result of a 6% increase in average outstanding loans. Partially offsetting this increase in the volume variance was a reduction in interest income related to the rate variance. An increase in commission and fee income, directly related to increased residential loan sale activity in 1998, also contributed to a 5% increase in total interest income in 1998 over 1997 levels.

As of December 31, 1998, outstanding loans increased 5%. The most significant loan growth came in commercial and industrial loans, which grew by 18% year-end to year-end. Permanent mortgage loans, including both commercial mortgage loans and residential mortgage loans increased by 8%. Commercial mortgage loans grew by 29%, while residential mortgage loan balances increased by 2%. Construction loan outstanding balances decreased 3%. A 12% decrease in outstanding consumer loans is due primarily to a 12% decrease in short-term indirect automobile loan balances at year-end 1998 compared to year-end 1997. Increased competition from automobile manufacturers' financing facilities and incentives was the primary reason for this decrease.

Average deposits increased $5,441,000 or 2% during 1998. During the first quarter of 1998, the remainder of the Premier CDs, first issued during the first quarter of 1996 at highly competitive rates of interest, matured. The Bank did not offer a premium rate for renewal of these CDs which contributed to a 17% decrease in average outstanding CD balances in 1998, compared to 1997 average outstanding CD balances. Partially a reaction to banking consolidations in the Bank's market area and the acquisition of new commercial and trust accounts, the Bank's average NOW accounts grew by 15%, while non-interest bearing demand deposits and average outstanding savings deposits increased by 9% and 3%, respectively. The change in the mix of average outstanding deposits, decreasing higher costing CD balances and increasing lower and no cost balances was primarily responsible for the 14% decrease in interest expense for 1998. The cost of funds for the Bank averaged 1.9% for 1998 compared to 2.2% for 1997.

Loan Loss Provision

The Bank provided a loan loss provision of $150,000 for 1998, compared to $200,000 for 1997. The allowance for possible loan losses was $4,100,000 and $4,074,000 as of December 31, 1998 and 1997, respectively. Due to the low level of delinquencies during 1998, amounting to 0.46% of outstanding loans as of December 31, 1998, and the level of the loan loss reserve, management deemed it appropriate to lower the provision for loan losses during 1998. The ratio of the loan loss reserve to nonperforming loans was 832% and 349% as of December 31, 1998 and 1997, respectively. Nonperforming loans amounted to $493,000 at December 31, 1998, a 58% decrease from $1,169,000 at December 31, 1997. The allowance for possible loan losses, as a percentage of outstanding loans, was 1.46% as of December 31, 1998, compared to 1.52% as of December 31, 1997. Bank management determined that the 1998 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1998.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - Allowance for Possible Loan Losses

                                                                                    December 31,
                                                -------------------------------------------------------------------------------
(dollars in thousands)                             1998              1997              1996              1995              1994
                                                -------------------------------------------------------------------------------
Allowance for possible loan losses:
Balance, January 1 .......................      $ 4,074           $ 4,182           $ 3,652           $ 3,618           $ 3,601
                                                -------------------------------------------------------------------------------
Charge-offs:
 Commercial and industrial ...............          (64)             (196)              (84)             (527)               --
 Real estate--construction ...............           --                --                --                --              (229)
 Real estate--mortgage ...................           --                --                (4)               (8)              (69)
 Consumer ................................         (179)             (237)             (180)             (234)             (365)
                                                -------------------------------------------------------------------------------
 Total charge-offs .......................         (243)             (433)             (268)             (769)             (663)
                                                -------------------------------------------------------------------------------
Recoveries:
 Commercial and industrial ...............          100               102               404               236               115
 Real estate--construction ...............           --                --                --                --                --
 Real estate--mortgage ...................           --                --                 8                13                20
 Consumer ................................           19                23                36                54                45
                                                -------------------------------------------------------------------------------
  Total recoveries .......................          119               125               448               303               180
                                                -------------------------------------------------------------------------------
   Net recoveries / (charge-offs) ........         (124)             (308)              180              (466)             (483)
Provision for loan losses ................          150               200               350               500               500
                                                -------------------------------------------------------------------------------
Balance, December 31 .....................      $ 4,100           $ 4,074           $ 4,182           $ 3,652           $ 3,618
                                                ===============================================================================
Net recoveries / (charge-offs) to
 average loans ...........................        (0.05)%           (0.12)%           (0.07)%           (0.21)%           (0.24)%

The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

TABLE 6 - Allocation of Allowance for Possible Loan Losses

                                                                                  December 31,
                                                   1998                  1997                   1996                    1995
                                          ----------------------------------------------------------------------------------------
                                                     % Loans                % Loans                % Loans                % Loans
                                                    to Total               to Total               to Total               to Total
(dollars in thousands)                                 Loans                  Loans                  Loans                  Loans
                                          ----------------------------------------------------------------------------------------
Balance at end of period applicable to:
Commercial and industrial ..........      $  427        31.8%    $  316        28.1%    $  483        28.8%    $1,295        28.7%
Real estate -- construction ........          81         4.7      1,111         5.1        751         2.9        648         3.8
Real estate -- mortgage ............         161        39.3        184        38.2        289        36.9        259        36.4
Consumer ...........................         301        24.2        465        28.6        609        31.4        619        31.1
Unallocated ........................       3,130          --      1,998          --      2,050          --        831          --
                                          ----------------------------------------------------------------------------------------
      Total ........................      $4,100       100.0%    $4,074       100.0%    $4,182       100.0%    $3,652       100.0%
                                          ========================================================================================
                                                                1994
                                                -----------------------------
                                                                     % Loans
                                                                    to Total
(dollars in thousands)                                                 Loans
                                                -----------------------------
Balance at end of period applicable to:
Commercial and industrial .................     $1,289                  23.9%
Real estate -- construction ...............        273                   2.1
Real estate -- mortgage ...................        332                  40.4
Consumer ..................................        680                  33.6
Unallocated ...............................      1,044                    --
                                                -----------------------------
      Total ...............................     $3,618                 100.0%
                                                =============================

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

Refer to page 12 for further discussion of the Corporation's loan review process.

Other Income

The following table details other income for the years ended December 31, 1998 and 1997, and the percent change from year to year:

TABLE 7 - Other Income

(dollars in thousands)                            1998       1997    % Change
                                               ------------------------------
Fees for Trust services ..................     $ 9,272    $ 7,698        20%
Service charges on deposit accounts ......       1,169      1,124         4
Other fees and service charges ...........       1,780      1,378        29
Net gain on sale of loans ................         818        509        61
Gain on sale of other real estate owned ..         224        379       (41)
Other operating income ...................       1,457        661       120
                                               ------------------------------
Total other income .......................     $14,720    $11,749        25%

In addition to net interest income, the Bank's three operating segments, as well as TCBM and ICBM, generate various streams of fee-based income, including Investment Management and Trust income, service charges on deposit accounts, loan servicing income and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 3, 4 and 5, the increase in other income in 1998 from 1997 levels was primarily a result of an increase in fees for Investment Management and Trust services, as well as increased other fees and service charges and gains on sale of loans, partially offset by lower gains on the sale of OREO.

Trust income grew 20% from year to year, primarily due to the acquisition of new Trust accounts during 1998 and an increase in the market value of Trust assets under management, which grew by 26%, to $2,101,251,000 at year-end 1998, up from $1,666,472,000 as of December 31, 1997.

As discussed in the "Mortgage Banking Line of Business" section, the 61% increase in gains on the sale of loans was directly attributable to an 77% increase in the volume of loans sold in 1998 compared to 1997, partially offset by an 12 basis point decrease in the yield realized on the sale of loans in 1998 compared to 1997. This residential loan sale activity is also primarily responsible for a 29% increase in other fees and service charges in 1998, compared to 1997.

Gains on the sale of OREO decreased by 41%. This is a direct result of the Bank disposing of the majority of its OREO prior to 1998.

Other operating income increased 120% in 1998 from 1997 levels, primarily due to new sources of fee income from TCBM and ICBM. The net increase in revenues from these new ventures amounted to $709,000 from 1997 to 1998. Exclusive of these new revenue streams, other operating income increased by 17% for 1998, compared to 1997.

Other Expenses

The following table details other expenses for the years ended December 31, 1998 and 1997, and the percent change from year to year:

TABLE 8 - Other Expenses

                                           1998            1997       % Change
                                        --------------------------------------
Salaries-regular ..................     $10,289         $ 8,604           20%
Salaries-other ....................       2,375           1,655           44
Employee benefits .................       1,908           1,791            7
Occupancy expense .................       1,392           1,365            2
Furniture, fixtures and equipment..       1,817           1,565           16
Advertising .......................       1,283           1,069           20
Computer processing ...............         569             584           (3)
Stationery and supplies ...........         354             322           10
Professional fees .................         811             822           (1)
Insurance .........................         213             188           13
Merchant credit card processing ...         466             390           19
Net cost of operation of
 other real estate owned ..........           7               9          (22)
Other operating expenses ..........       3,211           2,473           30
                                        --------------------------------------
Total other expenses .............      $24,695         $20,837           19%
                                        ======================================

Other expenses increased for the year ended December 31, 1998, by 19% compared to 1997. Regular salaries, consisting of regular, part time and overtime salary expense, and the largest component of other expenses, rose 20%, due primarily to merit increases and staffing additions, including the establishment of TCBM in July 1997 and ICBM in January 1998. As of December 31, 1998, the Corporation's consolidated full-time equivalent staffing level was 239.5 compared to 220.0 as of December 31, 1997.

Other salaries, which primarily consist of incentive compensation, increased 44% from 1997 to 1998. The $720,000 increase was primarily related to incentive based compensation, tied to the overall profitability of the Corporation and specific lines of business. The Bank's overall incentive salaries increased $388,000 or 27%. A Trust incentive related to acquisition of new Trust business increased by $171,000 or 80%, as Trust new business referrals grew during 1998. Other incentive payments, primarily to TCBM under the revenue sharing agreement between BMBC and TCBM, increased $180,000. Commissions paid to mortgage originators decreased $21,000 or 98% in 1998. The Mortgage Banking line of business relied more heavily on mortgage originations through its own employees or from refinances of existing mortgages, not specifically requiring the services of a mortgage originator. These changes accounted for $718,000 of the $720,000 increase in other salary expense from 1997 to 1998.

Employee benefit costs increased $117,000 or 7% in 1998 over 1997 levels. Decreases of $242,000 in actuarially computed post-retirement benefits costs for 1998 compared to 1997 and $170,000 in the cost of the Corporation's pension expense were offset by increases in social security taxes expense of $398,000, the cost of medical and life insurance increasing $111,000 and the cost of the Corporation's Supplemental Employee Retirement Plan increasing $66,000. An amendment to the Bank's post-retirement benefit plan, utilizing alternative resources for providing medical benefits to retirees, was the reason for the reduction in post-retirement benefits expense in 1998. Strong performance of the pension plan's assets was primarily responsible for the reduction in pension expense for 1998, compared to 1997.

Occupancy expenses increased $27,000 or 2% from 1997 to 1998. During 1997, the Corporation prepaid a mortgage loan on one of its properties, thereby reducing interest on mortgage loans by $60,000 from 1997 to 1998. There were no other significant changes in occupancy expense from 1997 to 1998.

Furniture, fixtures and equipment expense increased by $252,000 or 16% in 1998, compared to 1997. Depreciation expense for the Bank accounted for the largest increase, up $167,000, reflecting the effect of capital improvements made during 1998. Exclusive of the increase in depreciation expense, the cost of furniture, fixtures and equipment expense increased 10% from 1997 to 1998.

Advertising increased $214,000 or 20%, reflecting both the establishment of new marketing initiatives and the continued commitment to both print and electronic media as a means of increasing the public's awareness of the Bank's array of products and services.

The cost of merchant credit card processing increased $76,000 or 19% as the volume of merchant processing increased. These fees are more that offset by related revenues, included in other operating income.

Stationery and supplies expense increased $32,000 or 10% in 1998, compared to 1997, due primarily to additional costs in 1998, associated with the production of new product brochures as well as letterhead for the new subsidiary companies, TCBM and ICBM.

Insurance expense increased by $25,000 or 13%. Insurance expense is composed of the premiums paid to The Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverage. FDIC insurance premiums remained level from 1997 to 1998, while the Bank's business insurance premiums increased $24,000 during 1998, compared to similar premiums in 1997. Expanded policy limits and the addition of TCBM and ICBM are responsible for this increase.

Other operating expenses increased $738,000 or 30% from 1997 to 1998. Included in 1998's expense were expenses related to the acquisition of new subsidiaries, amounting to $161,000, which were not incurred during 1997. Other increases are as follows. Appraisal fees, directly related to the increase in mortgage banking activity, discussed previously, increased $130,000 over 1997 levels. The cost of programming and related services increased by $79,000, as projects related to the Corporation's Year 2000 ("Y2K") initiative were implemented. Travel and entertainment costs grew by $70,000, in a continued effort to acquire new business relationships and to support both the community and existing business relationships. Telephone expense increased $64,000 over similar expenses for 1997. During 1998, the Bank converted to a new telephone system, incurring additional expense in the process. The cost of hiring temporary help also rose by $45,000.

Income Taxes

The Corporation's provision for federal income taxes is based on the statutory tax rate of 34%. Federal income taxes for 1998 were $3,480,000, compared to $2,950,000 for 1997. This represents an effective tax rate of 33.7% and 32.5% for 1998 and 1997, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 8 to the consolidated financial statements.

FINANCIAL CONDITION
-------------------

Investment Securities

The entire investment portfolio is classified as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $50,976,000 and $40,666,000 as of December 31, 1998 and 1997, respectively. The amortized cost of the portfolio as of December 31, 1998, was $50,824,000, resulting in net unrealized gains of $152,000. The amortized cost of the portfolio at December 31, 1997, was $40,573,000, resulting in net unrealized gains of $93,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1998, are as follows:

TABLE 9 - Investment Portfolio

                                                       Maturing          Maturing       Maturing
                                                         during         from 2000      from 2004        Maturing
(dollars in thousands)                                     1999      through 2003   through 2008      after 2008         Total
                                                      -------------------------------------------------------------------------
Obligations of the U.S. Government
 and agencies:
   Book value ................................        $  25,810         $  19,101         $   --        $     --     $  44,911
   Weighted average yield ....................              5.5%              5.7%            --              --           5.7%
State and political subdivisions:
   Book value ................................            1,391             2,834         $  449              --         4,674
   Weighted average yield ....................              7.2%              6.6%           6.5%             --           6.6%
Other investment securities:
   Book value ................................               --                --             --           1,391         1,391
   Weighted average yield ....................               --                --             --             6.2%          6.2%
                                                      -------------------------------------------------------------------------
Total book value .............................        $  27,201         $  21,935         $  449        $  1,391     $  50,976
Weighted average yield .......................              5.8%              5.8%           6.5%            6.2%          5.8%

In addition to $11,415,000 in maturities, during 1998, $15,002,000 in municipal bonds were called. These increases in available funds, combined with an increase in total deposits for 1998 of $13,551,000, prompted Bank management to purchase $36,683,000 in U.S. Government or U.S. Government Agency securities. Those transactions were primarily responsible for the $10,310,000 or 25% increase in the investment portfolio from December 31, 1997, to December 31, 1998. At December 31, 1998, approximately 88% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal CreditLine loans are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - Loan Portfolio

                                                                                  December 31
                                              --------------------------------------------------------------------------------
(in thousands)                                    1998              1997              1996              1995              1994
                                              --------------------------------------------------------------------------------
Real estate loans:
   Permanent mortgage loans ........          $110,535          $102,474          $ 95,588          $ 85,752          $ 92,395
   Construction loans ..............            13,204            13,647             7,639             8,905             4,884
Commercial and industrial loans ....            89,368            75,474            74,688            67,507            54,631
Consumer loans .....................            68,078            76,963            81,512            73,189            76,828
                                              --------------------------------------------------------------------------------
     Total .........................          $281,185          $268,558          $259,427          $235,353          $228,738
                                              ================================================================================

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1998, is shown below.

                                                          Maturing           Maturing
                                                            during          from 2000           Maturing
(in thousands)                                                1999       through 2003         after 2003              Total
                                                       --------------------------------------------------------------------
Commercial, financial, and agricultural .......           $ 52,979           $ 19,693           $ 16,696           $ 89,368
Real estate--construction .....................              8,564              4,117                523             13,204
Real estate--other ............................              1,374             12,780             36,002             50,156
                                                       --------------------------------------------------------------------
 Total ........................................           $ 62,917           $ 36,590           $ 53,221           $152,728
                                                       ====================================================================
Interest sensitivity on the above loans:
 Loans with predetermined rates ...............           $  7,480           $ 28,815           $ 13,231           $ 49,526
 Loans with adjustable or floating rates ......             55,437              7,775             39,990            103,202
                                                       --------------------------------------------------------------------
 Total ........................................           $ 62,917           $ 36,590           $ 53,221           $152,728
                                                       ====================================================================

There are no scheduled prepayments on the loans included in the maturity distributions.

TABLE 11 - Loan Portfolio and Non-Performing Asset Analysis

                                                           Loan Portfolio                              Nonperforming Assets
                                           -----------------------------------------------------------------------------------------
                                                        Past Due    Past Due                        Non-         Other    Total Non-
                                                        30 to 89     90 Days         Total    Performing   Real Estate    Performing
(in thousands)                               Current        Days     or More         Loans       Loans *      Owned **        Assets
                                           -----------------------------------------------------------------------------------------
Real estate loans:
  Permanent mortgage loans:
    Residential .......................... $  15,786    $    122    $     --      $ 15,908      $     --      $     50      $     50
    Commercial ...........................    49,772          31         353        50,156           353           221           574
    Home equity ..........................    44,329          58          84        44,471            84            --            84
                                           -----------------------------------------------------------------------------------------
      Total permanent mortgage loans .....   109,887         211         437       110,535           437           271           708
  Construction mortgage loans:
    Residential ..........................    10,774          --          --        10,774            --            --            --
    Commercial ...........................     2,430          --          --         2,430            --            --            --
      Total construction mortgage loans ..    13,204          --          --        13,204            --            --            --
                                           -----------------------------------------------------------------------------------------
      Total real estate loans ............   123,091         211         437       123,739           437           271           708
Commercial and industrial loans ..........    89,098         270          --        89,368            --            --            --
                                           -----------------------------------------------------------------------------------------
     Total commercial and industrial
       loans .............................    89,098         270          --        89,368            --            --            --
                                           -----------------------------------------------------------------------------------------

Consumer loans:
    Direct ...............................     8,296          36          10         8,342            10            --            10
    Indirect .............................    57,641         260          46        57,947            46            --            46
    CreditLine ...........................     1,771          18          --         1,789            --            --            --
                                           -----------------------------------------------------------------------------------------
      Total consumer loans ...............    67,708         314          56        68,078            56            --            56
Unallocated reserve for loan loss ........        --          --          --            --            --            --            --
                                           =========================================================================================
      Total .............................. $ 279,897    $    795    $    493      $281,185      $    493      $    271      $    764

                                               Loan Loss
                                                Reserve
                                             -------------
                                              Reserve for
                                                Loan Loss
                                               Allocation
                                             -------------
Real estate loans:
  Permanent mortgage loans:
    Residential ..........................         $   --
    Commercial ...........................             --
    Home equity ..........................             --
                                             -------------
      Total permanent mortgage loans .....            161
  Construction mortgage loans:
    Residential ..........................             --
    Commercial ...........................             --
      Total construction mortgage loans ..             81
                                             -------------
      Total real estate loans ............            242
Commercial and industrial loans ..........             --
                                             -------------
     Total commercial and industrial
       loans .............................            427
                                             -------------
Consumer loans:
    Direct ...............................             --
    Indirect .............................             --
    CreditLine ...........................             --
                                             -------------
      Total consumer loans ...............            301
Unallocated reserve for loan loss ........          3,130
                                             =============
      Total ..............................        $ 4,100

* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $493,000 includes the $493,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 1998 increased 5% to $281,185,000 from $268,558,000 as of December 31, 1997.

The Bank's commercial and industrial lending had the largest growth in outstanding loan balances from year to year. Commercial and industrial loan balances grew $13,894,000 or 18% from $75,474,000 at December 31, 1997 to
$89,368,000 at December 31, 1998. Increased business development in the Bank's commercial lending market area, the addition of new, experienced commercial lenders and the emergence of new commercial lending relationships, partially the result of recent banking mergers in the Bank's market area, are the reasons for this strong growth.

Permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans, increased by 8% or $8,061,000 during 1998, from $102,474,000 at December 31, 1997, to $110,535,000 at December 31, 1998. This
growth was due primarily to an $11,182,000 or 29% increase in commercial mortgage loans. Home equity loans decreased by $3,408,000 or 7%, and residential mortgage loans increased by $287,000 or 2%.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, decreased $8,885,000 or 12%, from $76,963,000 at December 31, 1997, to $68,078,000 at December 31, 1998. The
largest decrease occurred in the outstanding balances of the indirect automobile paper. Outstanding indirect automobile paper balances decreased $8,037,000 or 12% from $65,069,000 at December 31, 1997, to $57,032,000 at December 31, 1998.
Competition from automobile manufacturers' credit facilities and lower costing financing from home equity loans are the primary reasons for this decrease.

In recent years, the Bank had made a decision to reduce its construction loan balances, to lower its exposure to higher risk loans. As of December 31, 1996, 1997 and 1998, the construction lending portfolio had no nonperforming loans nor any loans delinquent 30 days or more. The Bank has chosen to selectively return to the construction lending market. As of December 31, 1998, the construction loan portfolio decreased by $443,000 or 3%, from $13,647,000 at December 31, 1997, to $13,204,000 at December 31, 1998.

Deposits

The Bank attracts deposits from within its primary market area by offering various deposit instruments, including savings accounts, NOW accounts, market rate accounts, and certificates of deposit.

Total deposits increased 4% to $342,357,000 at December 31, 1998, from $328,806,000 at year end 1997. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average daily deposit balances increased 2%. During 1997, the Bank renewed its Premier CD program for an additional year, maturing during the first quarter of 1998. As a part of its liquidity plan for 1998, the Bank chose not to offer a premium rate of interest for the renewal of the Premier CDs.

Average CD balances decreased by 17% from 1997 to 1998. Offsetting this decrease were 15% and 9% increases in the respective average outstanding balances of low costing NOW accounts and non-interest bearing demand deposit accounts. It is believed that bank consolidation within the Bank's market area, as well as the acquisition of new deposit accounts through the growth of new lending and Investment Management and Trust relationships, are primarily responsible for this growth in low costing deposits. As previously discussed, this change in the mix of deposits, away from higher costing CDs, into lower costing NOW accounts and demand deposit accounts is primarily responsible for a 30 basis point decrease in the Bank's overall cost of funds and a 40 basis point increase in the Bank's net interest margin for 1998, compared to 1997.

The following table presents the average balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

                                                      % Change                   % Change
                                                      1998 vs.                   1997 vs.
(dollars in thousands)         1998           1997        1997          1996         1996
                          ---------------------------------------------------------------
Demand deposits, non-
   interest-bearing       $  82,773      $  76,076         8.8     $  73,034          4.2
                          ---------------------------------------------------------------
Market rate accounts         44,325         45,903        (3.4)       49,451         (7.2)
NOW accounts .......         85,317         73,958        15.4        70,549          4.8
Regular savings ....         40,143         38,891         3.2        41,577         (6.5)
                          ---------------------------------------------------------------
                            169,785        158,752         6.9       161,577         (1.7)
                          ---------------------------------------------------------------
Time deposits ......         61,503         73,792       (16.7)       60,930         21.1
                          ---------------------------------------------------------------
   Total ...........      $ 314,061      $ 308,620         1.8     $ 295,541          4.4
                          ===============================================================

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1998:

TABLE 13 - Maturity of Certificates of Deposits of $100,000 or Greater

(in thousands)
Three months or less .....      $12,604
Three to six months ......        2,207
Six to twelve months .....        1,303
Greater than twelve months          410
                                -------

   Total .................      $16,524
                                =======

Capital Adequacy

At December 31, 1998, total shareholders' equity of the Corporation was $42,221,000, a $2,872,000 or 7% increase over $39,349,000 at December 31, 1997.
In addition to earnings and dividends for the year, the impact of SFAS No. 115 resulted in an increase in shareholders' equity in 1998. As of December 31, 1998, shareholders' equity included unrealized gains on investment securities, net of deferred taxes, of $100,000 compared to unrealized gains on investment securities, net of taxes, of $62,000 at December 31, 1997. This change accounted for a $38,000 increase in total shareholders' equity from December 31, 1997, to December 31, 1998.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 1998 and 1997, are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-Based Capital Ratios

                                           1998                                       1997
                                -----------------------------------------------------------------------
                                                    Minimum                                    Minimum
                                 Actual             Required                Actual             Required
                                -----------------------------------------------------------------------
Tier I capital ratio ..........  12.42%                4.00%                12.21%                4.00%
Total capital ratio ...........  13.67                 8.00                 13.47                 8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under capitalized". As of December 31, 1998 and 1997, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1998. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1998.

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

Nonperforming assets amounted to $764,000 at December 31, 1998, a 36% decrease from $1,194,000 at December 31, 1997. Nonperforming loans were $493,000 at December 31, 1998, a 58% decrease from $1,169,000 at December 31, 1997. OREO increased $246,000 to $271,000 at December 31, 1998, from $25,000 at December 31, 1997. Both amounts consist of OREO collateralizing single loans. The property reported as of December 31, 1997 was disposed of during 1998 and new properties, collateralizing a single loan were added to the Bank's OREO account during the fourth quarter of 1998.

Total nonperforming assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 1998.

TABLE 15 - Nonperforming Assets

                                                                                      December 31,
                                                       -----------------------------------------------------------------------
(in thousands)                                           1998            1997            1996            1995            1994
                                                       -----------------------------------------------------------------------
Loans past due 90 days or more not
    on nonaccrual status:
   Real estate--mortgage ....................          $   84          $   72          $   68          $   --          $   48
                                                       -----------------------------------------------------------------------
   Consumer .................................              56              27              51             155              82
Loans on which the accrual of interest
   has been discontinued:
   Commercial and industrial ................              --             347              76             339              --
    Real estate--mortgage ...................              --             723             712             117             371
    Real estate--construction ...............             353              --              --              --             275
                                                       -----------------------------------------------------------------------
     Total nonperforming loans ..............             493           1,169             907             611             776
Other real estate owned and in-substance
    foreclosed properties * .................             271              25           1,523           3,794           3,475
                                                       -----------------------------------------------------------------------
     Total nonperforming assets .............          $  764          $1,194          $2,430          $4,405          $4,251
                                                       =======================================================================

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $274,000 for the year ended December 31, 1998. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $44,000 in 1998.

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

The Corporation is regulated and periodically inspected by The Federal Reserve Board. During 1996, the Bank became a state member bank of the Federal Reserve System. The Bank is regulated and periodically examined by the Federal Reserve Board and the Pennsylvania Department of Banking. There are no recommendations by the regulators which would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

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

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 1998

                                                                                  Repricing Periods
                                                 ---------------------------------------------------------------------------------
(dollars in thousands)                             0 to 30    31 to 90   91 to 180  181 to 365        Over    Non-Rate
                                                      Days        Days        Days        Days      1 Year   Sensitive       Total
                                                 ---------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits with other banks .   $   5,105   $      --   $      46   $      --   $      --   $      --   $   5,151
  Federal funds sold .........................      20,372          --          --          --          --          --      20,372
  Investment securities ......................      17,766       2,004       4,286       3,145      23,759          --      50,960
  Loans ......................................      82,672      11,609      19,209      28,296     139,399      (4,100)    277,085
  Cash and due from banks ....................          --          --          --          --          --      19,807      19,807
  Other assets ...............................          --          --          --          --          --      14,262      14,262
                                                 ---------------------------------------------------------------------------------
    Total assets .............................   $ 125,915   $  13,613   $  23,541   $  31,441   $ 163,158   $  29,969   $ 387,637
                                                 ---------------------------------------------------------------------------------
Liabilities and shareholders' equity:
  Demand, noninterest-bearing ................   $      --   $      --   $      --   $      --   $      --   $  89,872   $  89,872
  Savings deposits ...........................      71,135          --          --          --     118,560          --     189,695
  Time deposits ..............................      14,781      10,605      16,025      13,044       9,270          --      63,725
  Other liabilities ..........................          --          --          --          --          --       6,152       6,152
  Shareholders' equity .......................          --          --          --          --          --      38,193      38,193
                                                 ---------------------------------------------------------------------------------
    Total liabilities and shareholders' equity   $  85,916   $  10,605   $  16,025   $  13,044   $ 127,830   $ 134,217   $ 387,637
                                                 ---------------------------------------------------------------------------------
Gap ..........................................   $  39,999   $   3,008   $   7,516   $  18,397   $  35,328   ($104,248)         --
Cumulative gap ...............................   $  39,999   $  43,007   $  50,523   $  68,920   $ 104,248          --          --
Cumulative earning assets as a ratio
  of interest bearing liabilities ............         147%        145%        145%        155%        141%         --          --

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 1998, based on an analysis of the results from the simulation models, the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation's management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation's liquidity, capital resources, or results of operations in the future.

Liquidity

The Bank's liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans in the secondary market, and borrowing from the Federal Home Loan Bank of Pittsburgh (the "FHLB").

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

During 1998, cash provided by operations amounted to $10,001,000 and was primarily from net income of $6,857,000 for 1998. Cash used for investing activities amounted to $27,277,000. Investment activity used $10,266,000 in cash, as the balance in the investment portfolio increased by 25% at December 31, 1998, compared to December 31, 1997. Loan activity, including the purchase of $26,206,000 in indirect automobile paper, used $15,252,000 in funds during 1998. The sale and acquisition of OREO properties in 1998 used a net amount of $22,000 in cash, while the purchase of capital additions used $1,737,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Corporation's financing activities, which provided $9,426,000 in net cash, primarily the result of a $13,551,000 net increase in outstanding noninterest-bearing demand and savings related deposits. The Corporation used $26,000 in repayment of its mortgage debt. The Corporation also used $2,519,000 to repurchase treasury stock. The Corporation's cash and cash equivalents decreased from December 31, 1997, to December 31, 1998, by $7,850,000, from $53,182,000 at December 31, 1997 to $45,332,000 at December 31, 1998.

Other
-----

Year 2000

The Year 2000 Problem

The Y2K problem is the result of potential difficulty with software and computer systems or any equipment with computer chips (collectively the "Systems") that store the year portion of the date as just two digits, rather than four digits (e.g. 98 for 1998). Systems using the two digit approach will not be able to determine whether "00" represents the year 2000 or 1900. The problem, if not corrected, may make those systems fail altogether or, even worse, allow them to generate incorrect calculations causing a disruption of the operations of the computer and related systems.

Readiness Efforts

The Corporation began its process of assuring that all its Systems and applications are Y2K compliant in November 1996. In 1997, a comprehensive project plan (the "Plan") to address the Y2K problem and issues, relating to the Bank's and its affiliated operations, was developed, approved by the Board of Directors and implemented. The Bank, as the primary operating subsidiary of the Corporation is addressing the Y2K problem and related issues for the Corporation and all of its subsidiaries. The scope of the Plan includes five phases. They are as follows: Awareness, Assessment, Renovation, Validation and Implementation, as defined by the Federal Financial Institutions Examination Council and the banking regulatory agencies which regulate the Corporation and its affiliates.

A project team, consisting of key members of the Bank's technology staff, representatives of functional business units and senior management (the "Team") was created. Additionally, the duties of the Senior Vice President and Chief Technology Officer were realigned to serve primarily as the Y2K project manager.

The assessment of the impact of the Y2K issues on the Bank's computer systems has been completed. The scope of the project also includes other operational and environmental systems, since they may be impacted if embedded computer chips control the functionality of those Systems. Based on the assessment, the Bank has identified and prioritized those Systems deemed to be mission critical or those that have a significant impact on normal operations.

The Bank relies on third party vendors and service providers (the "Groups") for its data processing capabilities and to maintain its computer systems. Formal communications with those Groups and other external counterparties were initiated in 1997, continued through 1998 and into 1999, to assess the Y2K readiness of their products and services. Their progress in meeting their targeted schedules to attain Y2K readiness is being monitored for any indication that they may not be able to address their Y2K problems in a timely fashion. Thus far, responses indicate that most of the significant providers in the Group currently have compliant versions available or are well into the renovation and testing phases with completion scheduled for not later than March 31, 1999. However, the Bank can give no guarantee that the systems of the Group on which the Bank's Systems rely will be timely renovated and be Y2K compliant. The Team will continue to monitor the progress of the Group in their efforts to become Y2K compliant.

Additionally, the Bank has designed and completed implementation of a plan to identify the potential risks posed by the impact of Y2K issues on its significant deposit customers. The Bank has also designed and substantially implemented a plan to identify the potential risk posed by the impact of Y2K issues on its significant borrowing customers. Formal communications have been initiated and initial findings were reported to the Board of Directors during the fourth quarter of 1998. At each quarterly Bank Board of Directors meeting, the Board is presented with an update of the status of the Y2K initiative. On those months that the Board of Directors does not meet, an update of the Y2K initiative is presented to the Board's Risk Management Committee.

In the fourth quarter of 1998, the Bank formed a Y2K Communications Committee, consisting of Bank marketing officers and members of the Y2K Team. This Committee is developing and implementing plans to educate and inform its employees, customers and community about the Y2K readiness of the Bank, as well as the Y2K issues facing the financial services industry and the public at large.

The Bank employed an outside consultant to review its Y2K project. The report is being reviewed and the findings are being considered by management.

Current Status

The Team estimates that the Bank's Y2K readiness project is 92% complete and that the activities involved in assessing external risks and operational issues are 90% complete overall.

The following table provides a summary of the current status of the five phases involved and a projected timetable for completion.

Project Phase    % Completed    Projected Completion         Comments
--------------------------------------------------------------------------------
Awareness            100%                                    Completed
Assessment           100%                                    Completed
Renovation           100%                                Refer to Note (1)
Validation            80%         March 31, 1999           On Schedule
Implementation        80%         June 30, 1999            On Schedule
Overall Completion    92%

Note (1) While the Bank's mission critical Systems are 100% completed in the Renovation phase, the Bank has determined that its third party vendors and service providers are substantially complete in the Renovation phase. It is anticipated that the mission critical Group members will have completed the Renovation phase by March 31, 1999.

Costs

The Bank has thus far primarily used and expects to continue to use internal resources to implement its readiness plan and to upgrade or replace the Systems affected by the Y2K issue. The total cost to the Bank of these Y2K compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. The Bank anticipates funding the costs of becoming Y2K compliant out of its earnings streams. Purchased hardware and software is being capitalized and depreciated in accordance with Bank policy. Other costs related to the project will be expensed as incurred. The Bank does not anticipate having to reduce or eliminate any of its existing hardware / software budgeted Systems spending because of the projected increase in Y2K Systems spending.

There are no significant liabilities that have arisen because of the Y2K process. To management's knowledge, all Y2K related liabilities have been recorded on the Bank's books in an appropriate and timely manner.

The Bank is evaluating the adequacy of its loan loss reserve, as it relates to potential risk posed by the lack of Y2K readiness of its significant borrowing customers. Bank management currently believes that the loan loss reserve is sufficient to cover the potential needs of both Y2K and non-Y2K loan loss activity. Bank management is monitoring the loan loss reserve, as it relates to Y2K matters on an ongoing basis.

A detailed analysis of costs incurred from both 1997 and 1998 in conjunction with Y2K is being maintained in the Bank's information services area. Based on a review of this analysis and a discussion with the appropriate Bank officers, it was determined that the following are the most significant Y2K cumulative expenditures to date, along with a projection of potential expenditures, necessary to complete the Y2K compliance requirements.

New Hardware / Software replacement .........................         $270,000
AS/400 for Y2K testing ......................................           33,000
Modifications to existing systems ...........................           29,000
Other Y2K costs to date .....................................          103,000
                                                                      --------
Total expended to date ......................................          435,000
Anticipated additional costs (1) ............................          130,000
                                                                      --------
Total projected Y2K costs ...................................         $565,000
                                                                      ========

(1) Primarily associated with contingency and communications related expenses and an additional staff person to assist in the Y2K project.

The costs and the timetable in which the Bank plans to complete the Y2K readiness activities are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party readiness plans and other factors. The Bank can make no guarantee that these estimates will be achieved, and actual results could differ from such plans.

Risk Assessment

Based upon current information related to the Group, management has determined that the Y2K issues will not pose significant operational problems for its Systems. This determination is based on the ability of those Group members to renovate, in a timely manner, the products and services on which the Bank's Systems rely. However, the Bank can give no guarantee that the systems of the Group members will be timely renovated and become Y2K compliant.

The potential reasonable worst case scenario, relating to Y2K compliance, would be if either the Bank's or the separate Investment Management and Trust Division's mission critical vendors supporting both data processing Systems were to fail due to a Y2K problem.

Bank management believes, based on information and testing results obtained from both mission critical vendors, that both are and it is anticipated will remain Y2K compliant. The Bank will continue to monitor the Y2K compliance of these two mission critical vendors.

Contingency Plan -- Y2K

Realizing that some disruption may occur despite its best efforts, because of the Y2K issue, the Bank is in the process of updating contingency plans for each critical system, in the event one of those systems fails. The Bank's mission critical vendors have developed contingency plans to provide resources during the weekend of December 31, 1999 and for a period of time afterward to help their clients overcome any unforeseen problems, associated with the millennium change. The Bank's mission critical vendors anticipate the ability to resolve any potential Y2K related problem in a timely manner. The status of the contingency planning process was presented to the Executive Committee of the Bank's Board of Directors in December 1998 and the contingency plan will be substantially completed by March 31, 1999.

1997 vs. 1996 Results of Operations


Net Income

Net income for the year ended December 31, 1997, was $6,130,000, a 1% increase over net income of $6,042,000 for the year ended December 31, 1996. During the first quarter of 1996, the Bank sold a commercial property it had acquired in connection with its workout of a defaulted loan. The Bank recognized a non-recurring gain on the sale of $1,073,000 which was in part offset by increases in its OREO and contingency reserves, totaling $155,000, and the payment of a onetime bonus of $92,000 to certain Bank officers and employees. The after-tax effect of these transactions added $545,000 to 1996 net income. Exclusive of these transactions, 1996 net income would have been $5,497,000. Net income for 1997 was 12% ahead of that amount. Basic earnings per share rose from $1.38 in 1996 to $1.40 in 1997. The addition of $545,000 to net income, discussed previously, added $.12 per basic common share to 1996's earnings per share. Earnings per share - assuming dilution was $1.34 for 1997, compared to $1.33 in 1996. In 1997, the Corporation paid dividends of $0.36 per share. In 1996, the Corporation paid dividends of $0.46 per share, including a onetime special dividend of $0.16 per share to pay the after-tax gain on the sale of an OREO property to the Corporation's shareholders. Exclusive of this onetime dividend, dividends per share increased 20% for 1997, compared to 1996.

Return on average assets was 1.74% for 1997 compared to 1.79% in 1996. Return on average equity was 16.45% in 1997 versus 18.16% in 1996, reflecting the effect of the nonrecurring transaction in 1996, discussed previously.

Net Interest Income

A 5% increase in average earning assets, from 1996 to 1997, combined with a 10 basis point decrease in the average yield on earning assets, was primarily responsible of a $960,000 or a 4% rise in interest income.

Interest expense increased 7% or $439,000 from 1996 to 1997. The primary reason for this increase was a 21% increase in the average outstanding balance of higher costing CDs.

Net interest income increased 3%, while the net interest margin decreased from 5.67% for 1996 to 5.59% for 1997.

Loan Loss Provision

The provision for loan losses amounted to $350,000 for 1996 and was decreased to $200,000 for 1997. The allowance for possible loan losses as a percentage of nonperforming loans amounted to 349% and 461% as of December 31, 1997 and 1996, respectively. The ratio of the allowance for possible loan losses to total outstanding loans was 1.52% and 1.61% at December 31, 1997 and 1996, respectively.

Other Income

Other income increased 13% in 1997 from 1996 levels. Fees for Investment Management and Trust services increased $1,762,000 or 30%. Net gains on the sale of mortgage loans increased $111,000 or 28%, due primarily to an increase in the sale of residential mortgage loans to the secondary mortgage market, from $55,276,000 in 1996 compared to $75,874,000 in 1997. The sale of a commercial OREO property, during the first quarter of 1997,caused the elimination of the OREO revenue stream and is the reason for the $702,000 or 65% decrease in OREO gains in 1997, compared to 1996. Other operating income increased $88,000 or 15%, primarily due to fee income of $134,000 earned by TCBM from July 1997 to December 1997. No such fees were earned in 1996. Partially offsetting these fees was a decrease of $55,000 representing a non-recurring fee for brokering a loan transaction between two other financial institutions, earned in 1996.

Other Expenses

Other expenses increased by $1,859,000 or 10% in 1997 over 1996. Regular salaries increased $1,010,000 or 13%, primarily due to merit increases and staffing additions, including the establishment of TCBM in July 1997. Salaries-other, primarily incentive based, increased $610,000 or 58%. Increases in incentive based compensation, tied to overall profitability of the Bank's lines of business amounted to $642,000. An Investment Management and Trust incentive, directly related to the acquisition of new business, increased by $96,000. Offsetting these increases were decreases of $92,000 for a onetime bonus related to the non-recurring gain on the sale of OREO in 1996 and a decrease of $36,000 in commissions paid to commissioned residential mortgage loan originators.

Employee benefit costs increased by $206,000 or 13%, due to a $160,000 increase in actuarially computed post-retirement benefit costs and a $73,000 and $87,000 increase in the respective costs of social security taxes and medical benefits. A $150,000 reduction in the cost of the Corporations pension expense partially offset these increases.

The $319,000 or 26% increase in furniture, fixtures and equipment expense was primarily due to the additional depreciation on fixed assets and amortization of EDP conversion costs associated with a first quarter 1996 conversion to an in-house EDP system. Partially offsetting this increase was a $252,000 or 30% decrease in computer processing fees. During the first quarter of 1996, the Bank converted to an in-house data processing system. The expense for 1997 reflects a full year's benefit from this conversion, compared to a partial year's in 1996.

The cost of professional fees increased by $145,000 or 21% in 1997, compared to 1996. The largest increase was in legal fees, up $117,000 during 1997. The Corporation incurred $97,000 in legal fees, of a non-recurring nature, in connection with the workout of two problem loans.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, increased by $29,000 or 18% in 1997 compared to 1996 levels. During 1995, the FDIC announced that the bank insurance fund was sufficiently funded to provide necessary coverage for insured bank deposits and for a period of time eliminated further deposit premiums. Beginning in 1997, the FDIC reinstated deposit premiums at a lower rate than previously charged. During 1997, the Bank paid a deposit insurance premium of $36,000, which was a $34,000 increase in FDIC deposit insurance premiums from the minimum premium of $2,000, paid in 1996.

Other operating expenses decreased $7,000 from 1996 to 1997. Included in 1996's expense was $155,000 of non-recurring expenses related to the sale of the OREO property, discussed previously. Exclusive of these non-recurring expenses, other operating expense increased $162,000 or 6% over 1996's similar expenses.

Income Taxes

The income tax provision for 1997 was $2,950,000, or a 32.5% effective rate, compared to $2,900,000, or a 32.4% effective rate, for 1996.

Consolidated Balance Sheets


                                                                         (in thousands)
As of December 31,                                                      1998         1997
                                                                   ----------------------
Assets
------
Cash and due from banks ........................................   $  19,810    $  34,464
Interest-bearing deposits with other banks .....................       5,150        2,118
Federal funds sold .............................................      20,372       16,600
Investment securities available for sale, at market value
  (amortized cost of $50,824,000 and $40,573,000 at
  December 31, 1998 and 1997, respectively) ....................      50,976       40,666
Loans ..........................................................     281,185      268,558
    Less: Allowance for possible loan losses ...................      (4,100)      (4,074)
                                                                   ----------------------
      Net loans ................................................     277,085      264,484
                                                                   ----------------------
Premises and equipment, net ....................................      12,209       11,790
Accrued interest receivable ....................................       2,069        2,039
Deferred federal income taxes ..................................       1,086        1,086
Other real estate owned ........................................         271           25
Other assets ...................................................       2,812          938
                                                                   ----------------------
    Total assets ...............................................   $ 391,840    $ 374,210
                                                                   ======================
Liabilities
-----------
Deposits:
  Demand, noninterest-bearing ..................................   $  88,937    $ 101,188
  Savings ......................................................     189,695      165,739
  Time .........................................................      63,725       61,879
                                                                   ----------------------
    Total deposits .............................................     342,357      328,806
Other liabilities ..............................................       7,262        6,055
                                                                   ----------------------
    Total liabilities ..........................................     349,619      334,861
                                                                   ----------------------
Commitments and contingencies (Note 13)

Shareholders' equity
--------------------
Common stock, par value $1, authorized, 25,000,000 shares
  and 5,000,000 shares as of December 31, 1998 and 1997,
  issued 5,067,078 shares and 2,519,379 shares as of
  December 31, 1998 and 1997, respectively, and
  outstanding 4,303,818 shares and 2,185,609 shares as of
  December 31, 1998 and 1997, respectively .....................       5,067        2,519
Paid-in capital in excess of par value .........................       2,478        4,589
Unrealized investment appreciation, net of deferred income taxes         100           62
Retained earnings ..............................................      39,791       34,946
                                                                   ----------------------
                                                                      47,436       42,116
Less: Common stock in treasury, at cost-- 763,260 and 333,770
  shares at December 31, 1998 and 1997, respectively ...........      (5,215)      (2,767)
                                                                   ----------------------
    Total shareholders' equity .................................      42,221       39,349
                                                                   ----------------------
    Total liabilities and shareholders' equity .................   $ 391,840    $ 374,210
                                                                   ======================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income


                                         (in thousands, except for share and per share data)

For the years ended December 31,                             1998         1997         1996
                                                       ------------------------------------
Net interest income:
Interest income:
 Interest and fees on loans ........................   $   23,441   $   22,083   $   21,513
 Interest on federal funds sold ....................          824          935          257
 Interest and dividends on investment securities:
  Taxable interest income ..........................        1,864        1,916        2,082
  Tax-exempt interest income .......................          224          283          406
  Dividend income ..................................           85           80           79
                                                       ------------------------------------
   Total interest income ...........................       26,438       25,297       24,337
Interest expense on deposits .......................        5,976        6,929        6,490
                                                       ------------------------------------
Net interest income ................................       20,462       18,368       17,847
Loan loss provision ................................          150          200          350
                                                       ------------------------------------
Net interest income after loan loss provision ......       20,312       18,168       17,497
                                                       ------------------------------------
Other income:
   Fees for investment management and trust services        9,272        7,698        5,936
   Service charges on deposit accounts .............        1,169        1,124        1,081
   Other fees and service charges ..................        1,780        1,378        1,280
   Net gain on sale of loans .......................          818          509          398
   Gain on sale of other real estate owned .........          224          379        1,081
   Other real estate owned income ..................            0            0           74
   Other operating income ..........................        1,457          661          573
                                                       ------------------------------------
        Total other income .........................       14,720       11,749       10,423
                                                       ------------------------------------
Other expenses:
   Salaries-regular ................................       10,289        8,604        7,594
   Salaries-other ..................................        2,375        1,655        1,045
   Employee benefits ...............................        1,908        1,791        1,585
   Occupancy expense ...............................        1,392        1,365        1,537
   Furniture, fixtures, and equipment ..............        1,817        1,565        1,246
   Advertising .....................................        1,283        1,069          991
   Professional fees ...............................          811          822          677
   Computer processing .............................          569          584          836
   Merchant credit card processing .................          466          390          376
   Stationery and supplies .........................          354          322          355
   Insurance .......................................          213          188          159
   Net cost of operation of other real estate owned             7            9           97
   Other operating expenses ........................        3,211        2,473        2,480
                                                       ------------------------------------
        Total other expenses .......................       24,695       20,837       18,978
                                                       ------------------------------------
Income before income taxes .........................       10,337        9,080        8,942
Applicable income taxes ............................        3,480        2,950        2,900
                                                       ------------------------------------
Net income .........................................   $    6,857   $    6,130   $    6,042
                                                       ====================================
Earnings per common share* .........................   $     1.58   $     1.40   $     1.38
Earnings per common share - assuming dilution* .....   $     1.51   $     1.33   $     1.33

Weighted-average shares outstanding* ...............    4,327,297    4,392,162    4,385,094
Dilutive potential common shares* ..................      225,708      203,660      151,698
                                                       ------------------------------------
Adjusted weighted-average shares* ..................    4,553,005    4,595,822    4,536,792

The accompanying notes are an integral part of the consolidated financial statements.

*Restated to reflect the effect of the 2-for-1 stock split, effective September 1, 1998.

Consolidated Statements of Cash Flows

                                                                              (in thousands)

For the years ended December 31,                                       1998         1997         1996
                                                                  -----------------------------------
Operating activities:
---------------------
Net income ....................................................   $   6,857    $   6,130    $   6,042
Adjustments to reconcile net income to
  Net cash provided by operating activities:
  Provision for loan losses ...................................         150          200          350
  Provision for depreciation and amortization .................       1,333        1,091        1,142
  Loans originated for resale .................................    (132,175)     (78,407)     (56,915)
  Proceeds from sale of loans .................................     135,494       75,874       55,276
  Net gain on sale of loans ...................................        (818)        (509)        (398)
  Net gain on disposal of other real estate owned .............        (224)        (379)      (1,081)
  Provision for deferred income taxes .........................         (20)         194         (161)
  Change in income taxes payable/refundable ...................        (405)          --           --
  Change in accrued interest receivable .......................         (30)         125          299
  Change in accrued interest payable ..........................         207         (345)       1,443
  Other .......................................................        (368)       1,485         (713)
                                                                  -----------------------------------
  Net cash provided by operating activities ...................      10,001        5,459        5,284
                                                                  -----------------------------------
Investing activities:
---------------------
Purchases of investment securities ............................     (36,683)     (30,013)     (12,086)
Proceeds from maturities of investment securities .............      11,415       15,200       16,685
Proceeds from sales of investment securities available for sale          --           27        9,502
Proceeds from calls of investment securities ..................      15,002        8,955        9,905
Proceeds on disposition of other real estate owned ............         249        1,879        3,462
Purchase of other real estate owned ...........................        (271)          --         (141)
Captialization of costs of other real estate owned ............          --           (2)          --
Loan repayments, net of originations ..........................      10,954       26,462       18,974
Purchase of automobile retail installment contracts ...........     (26,206)     (32,859)     (40,831)
Purchases of premises and equipment ...........................      (1,737)      (1,542)        (557)
                                                                  -----------------------------------
  Net cash (used) / provided by investing activities ..........     (27,277)     (11,893)       4,913
                                                                  -----------------------------------
Financing activities:
---------------------
Change in demand and savings deposits .........................      11,705       22,622        1,837
Change in time deposits .......................................       1,846        3,001      (16,255)
Dividends paid ................................................      (2,012)      (1,583)      (2,017)
Repayment of mortgage debt ....................................         (26)      (1,809)         (54)
Proceeds from issuance of common stock ........................         432          260           93
Purchase of Treasury Stock ....................................      (2,519)      (1,329)          --
                                                                  -----------------------------------
  Net cash provided / (used) by financing activities ..........       9,426       21,162      (16,396)
                                                                  -----------------------------------
Change in cash and cash equivalents ...........................      (7,850)      14,728       (6,199)
Cash and cash equivalents at beginning of year ................      53,182       38,454       44,653
                                                                  -----------------------------------
Cash and cash equivalents at end of year ......................   $  45,332    $  53,182    $  38,454
                                                                  ===================================
Supplemental cash flow information:
-----------------------------------
Cash paid during the year for:
  Income taxes ................................................   $   3,861    $   2,153    $   3,340
  Interest ....................................................       5,769        6,835        5,047

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

                                                          (in thousands)
For the years ended December 31,                   1998       1997       1996
                                                -----------------------------
Net Income ..................................   $ 6,857    $ 6,130    $ 6,042
Other comprehensive income:
    Unrealized holding gains (losses)
      arising during the period .............        59         94       (320)
    Reclassification adjustment for
      gains included in net income ..........        --         --         (2)
    Deferred income tax (benefit) expense  on
      unrealized holding gains (losses)
      arising during the period .............       (21)       (31)       109
                                                -----------------------------
Comprehensive net income ....................   $ 6,895    $ 6,193    $ 5,829
                                                =============================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

                                                                     (in thousands, except for shares of common stock)

                                                         Shares of                                          Unrealized
For the years ended December 31, 1998,                      Common      Common      Paid-in      Retained        Gains     Treasury
 1997 and 1996                                        Stock issued       Stock      Capital      Earnings     (Losses)        Stock
                                                      ------------------------------------------------------------------------------

Balance, December 31, 1995 .......................       2,493,200    $  2,493    $   4,363    $   26,374    $    212    $  (1,539)
Net income .......................................              --          --           --         6,042          --           --
Dividends declared, $0.92  per share .............              --          --           --        (2,017)         --           --
Change in unrealized gains (losses), net of income              --          --           --            --          --           --
   taxes of $109,000 .............................              --          --           --            --        (213)          --
Purchase of treasury stock .......................              --          --           --            --          --         (138)
Retirement of treasury stock .....................          (4,975)         (5)        (133)           --          --          138
Common stock issued ..............................          15,660          16          215            --          --           --
                                                      ------------------------------------------------------------------------------

Balance, December 31, 1996 .......................       2,503,885       2,504        4,445        30,399          (1)      (1,539)
Net income .......................................              --          --           --         6,130          --           --
Dividends declared, $0.72  per share .............              --          --           --        (1,583)         --           --
Change in unrealized gains (losses), net of income              --          --           --            --          --           --
   taxes of $32,000 ..............................              --          --           --            --          63           --
Purchase of treasury stock .......................              --          --           --            --          --       (1,329)
Retirement of treasury stock .....................          (2,006)         (2)         (99)           --          --          101
Common stock issued ..............................          17,500          17          243            --          --           --
                                                      ------------------------------------------------------------------------------

Balance, December 31, 1997 .......................       2,519,379       2,519        4,589        34,946          62       (2,767)
Net income .......................................              --          --           --         6,857          --           --
Dividends declared, $0.465  per share ............              --          --           --        (2,012)         --           --
Change in unrealized gains (losses), net of income              --          --           --            --          --           --
   taxes of $52,000 ..............................              --          --           --            --          38           --
2-for-1 stock split ..............................       2,525,339       2,525       (2,525)           --          --           --
Tax benefit from gains on stock option exercise ..              --          --          173            --          --           --
Purchase of treasury stock .......................              --          --           --            --          --       (2,519)
Retirement of treasury stock .....................          (5,740)         (5)        (163)           --          --           71
Common stock issued ..............................          28,100          28          404            --          --           --
                                                      ------------------------------------------------------------------------------

Balance, December 31, 1998 .......................       5,067,078    $  5,067    $   2,478    $   39,791    $    100    $  (5,215)
                                                      ==============================================================================


The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Basis of Presentation:
-------------------------

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation"), The Bryn Mawr Trust Company (the "Bank"), Tax Counsellors of Bryn Mawr Inc. ("TCBM"), Insurance Counsellors of Bryn Mawr, Inc. ("ICBM") and The Bryn Mawr Trust Company (Jersey), Ltd ("BMTC (Jersey)").

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

2. Summary of Significant Accounting Policies:
----------------------------------------------

The accounting policies of the Corporation conform to GAAP and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $4,909,000 and $10,601,000 at December 31, 1998 and 1997, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet. As of December 31, 1998, shareholders' equity was increased by $100,000 due to unrealized gains (net of $52,000 in deferred income taxes) of $152,000 in the investment securities portfolio. As of December 31, 1997, shareholders' equity was increased by $62,000 due to unrealized gains (net of $32,000 in deferred income taxes)of $94,000 in the investment securities portfolio.

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

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a nonperforming and impaired loan. All of the Corporation's impaired loans, which amounted to $1,718,000 and $3,524,000 at December 31, 1998 and 1997, respectively, were put on a nonaccrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a nonaccrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate or at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 1998 and 1997, no impaired loans were measured using the present value of expected future cash flows or at the loan's market price. Impaired loans measured by the fair value of the loan's collateral amounted to $1,718,000 and $3,524,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for loan losses or by a provision for loan losses, depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 1998 or 1997 were allocated from the existing reserve for loan losses. As of December 31, 1998 and 1997, there were $935,000 and $791,000, respectively, of impaired loans for which there is a related allowance for loan losses. The total related allowance for loan loss on impaired loans at December 31, 1998 and 1997 was $300,000 and $226,000, respectively. Impaired loans for which no loan loss allowance was allocated amounted to $783,000 and $2,733,000 at December 31, 1998 and 1997. Average impaired loans during both 1998 and 1997 amounted to $2,820,000 and $2,927,000, respectively.

When a loan is classified as impaired, it is put on nonaccrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 1998 or 1997. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, no loans considered impaired during 1998 were removed from the impaired loan status and $409,000 in loan balances were removed from impaired status and returned to accrual status during 1997.

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

Other real estate owned:

Other real estate owned ("OREO") consists of properties acquired by foreclosure. These assets are carried at the lower of cost or estimated fair value at the time the loan is foreclosed less estimated cost to sell. The amounts recoverable from OREO could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the control of the Bank. Costs to improve the property are capitalized, whereas costs of holding the property are charged to expense.

Deferred loan fees:

The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are generally capitalized and amortized as yield adjustment over the life of the loan using the interest method.

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

Recently issued accounting standards:

In September 1997, Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") was issued. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, such as unrealized holding gains and losses on available-for-sale investment securities in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Corporation adopted SFAS No. 130 on January 1, 1998. When first applying SFAS No. 130, financial statements for earlier periods that are provided for comparative purposes are required to be restated to reflect application of the provisions of SFAS No. 130. SFAS No. 130 must be adopted at the beginning of a business enterprise's fiscal year.

In September 1997, Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") was issued. SFAS 131 replaces Statement of Financial Accounting Standard No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 requires public business enterprises to report certain information about their operating segments in a complete set of financial statements to shareholders. Such financial information is required to be reported on the basis that it is used internally by the enterprise's chief operating decision maker in making decisions related to resource allocation and segment performance. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Corporation adopted SFAS No. 131 on January 1, 1998. Comparative year information is required to be restated in accordance with SFAS No. 131, if practicable. In 1998, the first year of implementation, SFAS No. 131 was not required to be applied to interim period financial statements and the Corporation did not do so.

In February 1998, Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132") was issued. This statement supersedes disclosure requirements of Statements of Financial Standards No. 87, "Employers' Accounting for Pensions"; Statement of Financial Accounting Standard No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (the "Superseded Statements"). SFAS No. 132 addresses the disclosure aspects of the Superseded Statements and does not address measurement or recognition, as required under the Superseded Statements. SFAS No. 132, requires employers to disclose some information not required previously, while eliminating other requirements that were not considered useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Corporation adopted SFAS No. 132 on January 1, 1998. Disclosures required by SFAS No. 132 should be provided for earlier periods presented for comparative purposes, unless that information in not readily available.

3. Investment Securities:
-------------------------

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

(in thousands)                                       1998
                          -----------------------------------------------------
                              Gross      Gross  Estimated
                          Amortized Unrealized Unrealized     Market   Carrying
                               Cost      Gains     Losses      Value      Value
                          -----------------------------------------------------
Obligations of the
  U.S. Government
  and agencies ..........   $44,838    $    99    $    26    $44,911    $44,911
State & political
  subdivisions ..........     4,612         62         --      4,674      4,674
Other securities ........     1,374         17         --      1,391      1,391
                          -----------------------------------------------------
  Total .................   $50,824    $   178    $    26    $50,976    $50,976
                          =====================================================

(in thousands)                                       1997
                          -----------------------------------------------------
                              Gross      Gross  Estimated
                          Amortized Unrealized Unrealized     Market   Carrying
                               Cost      Gains     Losses      Value      Value
                          -----------------------------------------------------
Obligations of the
  U.S. Government
  and agencies ..........   $35,030    $    71    $    29    $35,072    $35,072
State & political
  subdivisions ..........     4,270         38         --      4,308      4,308
Other securities ........     1,273         13         --      1,286      1,286
                          -----------------------------------------------------
  Total .................   $40,573    $   122    $    29    $40,666    $40,666
                          =====================================================

At December 31, 1998, securities having a book value of $10,500,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                                                  1998
                                                       -----------------------
                                                                     Estimated
                                                       Amortized        Market
                                                            Cost         Value
                                                       -----------------------
Due in one year or less ...........................      $27,168       $27,201
Due after one year through five years .............       21,860        21,935
Due after five years through ten years ............          438           449
Due after ten years ...............................           --            --
Other securities ..................................        1,358         1,391
                                                       -----------------------
     Total ........................................      $50,824       $50,976
                                                       =======================

Proceeds from sales of debt securities are as follows:

(in thousands)                            1998           1997            1996
                                       --------------------------------------
Proceeds .........................       $  --          $  --          $9,502
Gross gains ......................          --             --               2
Gross losses .....................          --             --              --

4. Loans:
---------

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)                                              1998          1997
                                                       -----------------------
Real estate loans:
Permanent mortgage loans ...........................    $110,535      $102,474
Construction loans .................................      13,204        13,647
Commercial and industrial loans ....................      89,368        75,474
Loans to individuals for household,
  family, and other consumer expenditures ..........      68,078        76,963
                                                       -----------------------
    Total ..........................................    $281,185      $268,558
                                                       =======================

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $493,000 and $1,169,000 at December 31, 1998 and 1997, respectively. Forgone interest on nonaccrual loans was $230,000, $298,000, and $144,000 in 1998, 1997, and 1996, respectively.

5. Allowance for Possible Loan Losses:
--------------------------------------

The summary of the changes in the allowance for possible loan losses is as follows:

(in thousands) ..........................      1998         1997         1996
                                            ----------------------------------
Balance, January 1, .....................   $ 4,074      $ 4,182      $ 3,652
Charge-offs .............................      (243)        (433)        (268)
Recoveries ..............................       119          125          448
                                            ----------------------------------
   Net recoveries / (charge-offs) .......      (124)        (308)         180
Loan loss provision .....................       150          200          350
                                            ----------------------------------
Balance, December 31, ...................   $ 4,100      $ 4,074      $ 4,182
                                            ==================================

6. Premises and Equipment:
--------------------------

A summary of premises and equipment at December 31 is as follows:

(in thousands) .................................          1998            1997
                                                      ------------------------
Land ...........................................       $ 3,003         $ 2,973
Buildings ......................................        11,649          10,484
Furniture and equipment ........................        10,090           9,785
Leasehold improvements .........................           389             184
                                                      ------------------------
                                                        25,131          23,426
Less accumulated depreciation ..................        12,922          11,636
                                                      ------------------------
   Total .......................................       $12,209         $11,790
                                                      ========================

During 1997, the Corporation paid off a mortgage loan on its property located at 10 Bryn Mawr Avenue. As of December 31, 1998, the Corporation has borrowings outstanding of $668,000. The borrowings are collateralized by a property with a book value of $1,682,000. The weighted average interest rate on the borrowings was 8.50% and 9.54% in 1998 and 1997, respectively.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:


(in thousands)                                   1998                     1997
                                        Carrying    Estimated     Carrying    Estimated
                                          Amount   Fair Value       Amount   Fair Value
                                        -----------------------------------------------
Financial assets:
  Cash and due from banks ...........    $ 19,810     $ 19,810     $ 34,464     $ 34,464
  Interest-bearing deposits with
    other banks .....................       5,150        5,150        2,118        2,118
  Federal funds sold ................      20,372       20,372       16,600       16,600
  Investment securities .............      50,976       50,976       40,666       40,666
  Net loans .........................     277,085      283,265      264,484      269,656
                                         -----------------------------------------------
     Total financial assets .........    $373,393     $379,573     $358,332     $363,504
                                         ===============================================
  Financial liabilities:
  Deposits ..........................    $342,357     $342,465     $328,806     $328,644
  Other liabilities .................         668          708          694          719
                                         -----------------------------------------------
     Total financial
      liabilities ...................    $343,025     $343,173     $329,500     $329,363
Off-balance sheet instruments            $ 92,920     $ 92,920     $ 80,607     $ 80,607

8. Applicable Federal Income Taxes:
-----------------------------------

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)                                          1998             1997
                                                   --------------------------
Deferred tax assets:
  Loan loss reserve ..........................       $   710          $   659
  Deferred loan fees .........................            22               34
  Depreciation ...............................            53               15
  Other reserves .............................           353              410
                                                   --------------------------
                                                       1,138            1,118
Deferred tax liabilities:
  Unrealized appreciation on
  investment securities ......................           (52)             (32)
                                                   --------------------------
  Total deferred tax assets ..................       $ 1,086          $ 1,086
                                                   ==========================

No valuation allowance was recorded as of December 31, 1998 and 1997.

The provisions for federal income taxes consist of the following:

(in thousands)                            1998            1997           1996
                                     -----------------------------------------
Currently payable ...............      $ 3,500         $ 2,756        $ 3,061
Deferred ........................          (20)            194           (161)
                                     -----------------------------------------
Total ...........................      $ 3,480         $ 2,950        $ 2,900
                                     =========================================

The sources of temporary differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:

(in thousands)                               1998          1997          1996
                                         -------------------------------------
Other real estate owned ..............      $   0         $ 364         $  (8)
Loan loss provision ..................        (51)          (68)         (119)
Depreciation .........................         12           (52)          (83)
Pension expense ......................        (38)            9           (37)
Deferred loan fees ...................         57            12            27
Other ................................          0           (71)           59
                                         -------------------------------------
     Total ...........................      $ (20)        $ 194         $(161)
                                         =====================================

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

                                          1998           1997           1996
                                      ---------------------------------------
Statutory federal tax rate ........         34%            34%            34%
                                      ---------------------------------------
(in thousands)
Computed "expected"
  tax expense .....................    $ 3,515        $ 3,087        $ 3,040
Benefit reductions in taxes
  resulting from tax-exempt
  income ..........................       (334)          (113)          (181)
Other, net ........................        299            (24)            41
                                      ---------------------------------------
Actual tax expense ................    $ 3,480        $ 2,950        $ 2,900
                                      =======================================

9. Pension and Other Postretirement Benefits
--------------------------------------------

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets over the two-year period ending December 31, 1998, and a reconciliation of funded status as of December 31 of both years:

                                                              Pension Benefits   Postretirement Benefits
                                                          --------------------   -----------------------
(Dollars in thousands)                                      1998        1997        1998        1997
                                                          --------    --------    --------    --------
Reconciliation of Benefit Obligation and Plan Assets
----------------------------------------------------
Change in benefit obligation
Benefit obligation at January 1 .......................   $ 12,623    $ 10,174    $  2,366    $  1,503
Service cost ..........................................        701         555           9          11
Interest cost .........................................        900         790         141         165
Amendments ............................................         50         137      (1,390)         --
Actuarial (gain) loss .................................        881       1,417         390         876
Benefits paid .........................................       (409)       (450)       (189)       (189)
                                                          --------    --------    --------    --------
Benefit obligation at December 31 .....................   $ 14,746    $ 12,623    $  1,327    $  2,366
                                                          --------    --------    --------    --------
Change in plan assets
Fair value of plan assets at January 1 ................   $ 17,527    $ 14,508    $     --    $     --
Actual return on plan assets ..........................      3,580       3,469          --          --
Employer contribution .................................         --          --         189         189
Benefits paid .........................................       (409)       (450)       (189)       (189)
                                                          --------    --------    --------    --------
Fair value of plan assets at December 31 ..............   $ 20,698    $ 17,527    $     --    $     --
                                                          --------    --------    --------    --------

Funded Status Reconciliation and Key Assumptions
------------------------------------------------
                                                              Pension Benefits    Postretirement Benefits
                                                          --------------------    -----------------------
(Dollars in thousands)                                      1998        1997        1998        1997
                                                          --------    --------    --------    --------
Reconciliation of funded status
Funded Status .........................................   $  5,952    $  4,904    $ (1,327)   $ (2,365)
Unrecognized net actuarial (gain) loss ................     (6,476)     (5,579)        452          78
Unrecognized prior service cost .......................        324         325          --          --
Unrecognized transition obligation (asset) ............         --          --         363       1,831
                                                          --------    --------    --------    --------
Prepaid (accrued) benefit cost ........................   $   (200)   $   (350)   $   (512)   $   (456)
                                                          --------    --------    --------    --------
Amounts recognized in financial statements consists of:
Prepaid benefit cost/(Accrued benefit liability) ......   $   (200)   $   (350)   $   (512)   $   (456)
Intangible asset ......................................         --          29          --          --
                                                          --------    --------    --------    --------
Net amount recognized .................................   $   (200)   $   (321)   $   (512)   $   (456)
                                                          --------    --------    --------    --------

The Bank's Supplemental Employee Retirement Plan (the "SERP") was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP's accumulated benefit obligation was $897,197 as of December 31, 1998 and $736,719 as of December 31, 1997. There are no plan assets in the SERP due to the nature of the SERP. The Corporation's plan for postretirement benefits other than pensions also has no plan assets. The aggregate benefit obligation for that plan was $1,326,728 as of December 31, 1998 and $2,365,556 as of December 31, 1997.

The assumptions used in the measurement of the Corporation's benefit obligation are shown on the following table:

                                                      Pension Benefits      Postretirement Benefits
                                                   ----------------------  ------------------------
                                                    1998    1997    1996    1998   1997   1996
                                                   ------  ------  ------  ------ ------ ------
Weighted-average assumptions as of end of year
Discount rate ................................      6.75%   7.00%   7.50%   6.75%  7.00%  7.50%
Expected return on plan assets ...............      8.25%   8.00%   8.00%   N/A    N/A    N/A
Rate of compensation increase ................      5.00%   5.00%   5.00%   N/A    N/A    N/A
Medical Trend Rate ...........................       N/A     N/A     N/A    N/A    N/A    N/A

The assumed health care cost trend rate used was 7% and was graded down in 1% increments per year to an ultimate rate of 6% per year.

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 1998 and 1997:

                                                         Pension Benefits           Postretirement Benefits
                                                -------------------------------  -----------------------------
                                                   1998       1997       1996       1998      1997      1996
                                                --------   --------   ---------  --------  --------  ---------
Service cost ................................   $   701    $   555    $   489    $     9   $    11   $    11
Interest cost ...............................       900        790        693        141       165       106
Expected return on plan assets ..............    (1,428)    (1,144)    (1,003)        --        --        --
Amortization of prior service cost ..........        52         38        108         --        --        --
Amortization of transition obligation (asset)        --         --         --         78       122       122
Amortization of net actuarial (gain) loss ...      (375)      (266)      (179)        17        --       (77)
                                                --------   --------   ---------  --------  --------  ---------
Net periodic benefit cost ...................   $  (150)   $   (27)   $   108    $   245   $   298   $   162
                                                --------   --------   ---------  --------  --------  ---------

The prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

                                                           1-Percentage        1-Percentage
Sensitivity Analysis, Postretirement Benefits             Point Increase      Point Decrease
Effect on total of service and interest cost components ..... $10,154            $ (9,425)
Effect on accumulated postretirement benefit obligation .....  80,602             (74,774)

Thrift Plan

The Corporation sponsors a thrift and savings plan (the "Thrift Plan") covering substantially all employees. The Thrift Plan provides for the Corporation to make incentive contributions equal to the participant's basic contribution, up to a maximum of 3% of compensation and provides for voluntary employee contributions.

All contributions and interest earned thereon are vested immediately. The Thrift Plan expense was approximately $245,000, 208,000 and $180,000 in 1998, 1997 and 1996, respectively.

10. Stock Option Plan:
---------------------

At December 31, 1998, the Corporation maintains a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                  1998        1997        1996
                           -------------------------------------
Net income - as reported     $   6,857   $   6,130   $   6,042
Net Income pro forma         $   6,373   $   6,003   $   5,946
Basic earnings per share -
  as reported                $    1.58   $    1.40   $    1.38
Basic earnings per share -
  proforma                   $    1.47   $    1.37   $    1.32

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: dividend yield of 1.81 percent, expected volatility of 22.5 percent , expected life of seven years and risk-free interest rates of 5.6, 7.1 and 6.5 percent, respectively.

All option amounts have been restated to reflect the 2-for-1 stock split, effective September 1, 1998.

The Plan had, prior to 1994, up to 216,000 authorized and unissued or Treasury shares of the Corporation's common stock reserved for issuance under the Plan. During 1994, the shareholders' approved an additional 217,720 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock was issued to key officers. During 1995, the shareholder's approved the issuance of 80,000 shares, 20,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price will be set at the last sale price for the stock on the 3rd business day following the Corporation's Annual Meeting. During 1998, the shareholders approved the issuance of up to 217,606 shares available for issuance to both employees and directors. The price will be determined by the Corporation's Compensation Committee of the Board of Directors at the time the option is granted. Options granted may either be "incentive stock options" within the meaning of the Internal Revenue Service code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation's common stock. The following is a summary of transactions under the Plan:

                         Shares      Available       Price          Weighted
                         Under          for           per           Average
                         Option       Option         Share       Exercise Price
                      ----------------------------------------------------------
Balance at
  December 31, 1995     370,920       62,520     $4.50 - $9.30        $7.56
  Options granted        18,000      (18,000)       $12.50           $12.50
  Options exercised     (31,320)                 $6.75 - $8.25        $7.36
                      -------------------------

Balance at
  December 31, 1996     357,600       44,520     $4.50 - $12.50       $7.83
  Options granted        18,000      (18,000)       $16.60           $16.60
  Options exercised     (35,000)                 $7.00 - $12.50       $7.43
                      -------------------------

Balance at
  December 31, 1997     340,600       26,520     $4.50 - $16.94       $8.26
  Options authorized                 217,606
  Options granted        97,400      (97,400)       $24.50           $24.50
  Options exercised     (31,920)                 $6.75 - $24.50      $10.28
                      -------------------------

Balance at
  December 31, 1998     406,080      146,726     $4.50 - $24.50      $12.06
                      -------------------------

Weighted-average remaining
contractual life of
options outstanding at
December 31, 1998 ..............  5.14 years

The weighted-average fair value of options granted during 1996, 1997 and 1998 were $10.64, $13.99 and $7.39, respectively.

The number of exercisable shares at December 31, 1998, 1997 and 1996 were 388,480, 279,960 and 239,680, respectively, with respective weighted average exercise prices of $12.25, $8.39 and $7.71.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.11 per share, $.03 per share and $.02 per share dilutive effect on earnings per share for the years ended December 31, 1998, 1997 and 1996, respectively.

11. Related Party Transactions:
-------------------------------

The Corporation had loans outstanding directly to executive officers, directors and certain other related parties of $3,836,000 and $3,506,000 at December 31, 1998 and 1997, respectively.

Following is a summary of these transactions:

(in thousands)                                 1998          1997
                                         ---------------------------
Balance, beginning of year                  $ 3,506       $ 3,465
Additions                                     1,173           549
Amounts collected                              (843)         (508)
                                         ---------------------------
Balance, end of year                        $ 3,836       $ 3,506
                                         ---------------------------

12. Instruments with Off-Balance Sheet Risk
    and Concentration of Credit Risk:
-------------------------------------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1998 are $85,775,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit and bankers acceptances as of December 31, 1998 amounted to $6,651,000 and $494,000, respectively.

As of December 31, 1998, the Corporation had no loans sold with recourse outstanding.

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

Significant estimates are made by management in determining the allowance for possible loan losses, the carrying value of other real estate owned and employee benefit plan expense. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible the the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

14. Selected Quarterly Financial Data (Unaudited):
-------------------------------------------------
                                                Quarters ending 1998
(In thousands, except                  ---------------------------------------
per share data)                          3/31       6/30       9/30      12/31
                                       ---------------------------------------
Interest income ....................   $6,510     $6,570     $6,686     $6,672
Interest expense ...................    1,528      1,514      1,507      1,427
Net interest income ................    4,982      5,056      5,179      5,245
Provision for loan losses ..........       25         25         37         63
Income before income taxes .........    2,616      2,498      2,657      2,566
Net income .........................    1,746      1,628      1,732      1,751
Earnings per common share ..........     0.40       0.38       0.40       0.41
Earnings per common share -
   assuming dilution ..................  0.38       0.36       0.38       0.39


                                                Quarters ending 1997
(In thousands, except                  ---------------------------------------
per share data)                          3/31       6/30       9/30      12/31
                                       ---------------------------------------
Interest income ....................   $6,125     $6,255     $6,482     $6,435
Interest expense ...................    1,682      1,776      1,826      1,645
Net interest income ................    4,443      4,479      4,656      4,790
Provision for loan losses ..........       50         50         50         50
Income before income taxes .........    2,178      2,075      2,311      2,516
Net income .........................    1,458      1,390      1,540      1,742
Earnings per common share ..........     0.33       0.32       0.35       0.40
Earnings per common share -
   assuming dilution ...............     0.32       0.30       0.34       0.38

15. Condensed Financial Statements:
----------------------------------

The condensed financial statements of the Corporation (parent company only) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, are as follows:

Condensed Balance Sheets

(in thousands)                                             1998          1997
                                                      -------------------------
Assets:
  Cash .............................................   $    221      $    967
  Investments in subsidiaries,
    at equity in net assets ........................     38,710        34,922
  Premises and equipment, net ......................      4,056         4,155
  Other assets .....................................         72            --
                                                      -------------------------
    Total assets ...................................   $ 43,059      $ 40,044
                                                      =========================
Liabilities and shareholders' equity:
  Mortgages payable ................................   $    668      $    694
  Other liabilities ................................        170             1
                                                      -------------------------
    Total liabilities ..............................        838           695

Common stock, par value $1, authorized
  25,000,000 shares and 5,000,000 shares
  as of December 31, 1998 and 1997,
  respectively, issued 5,067,078 shares
  and 2,519,379 shares as of December
  31, 1998 and 1997, respectively, and
  outstanding 4,303,818 shares and
  2,185,609 shares as of December 31,
  1998 and 1997, respectively ......................      5,067         2,519
Paid-in capital in excess of par value .............      2,478         4,589
Unrealized investment appreciation
  (depreciation), net of deferred income taxes .....        100            62
Retained earnings ..................................     39,791        34,946
  Less common stock in treasury, at cost -
    763,260 shares and 333,770 shares
    as of December 31, 1998 and 1997  ..............     (5,215)       (2,767)
                                                      -------------------------
  Total shareholders' equity .......................     42,221        39,349
                                                      -------------------------
  Total liabilities and
    shareholders' equity ...........................   $ 43,059      $ 40,044
                                                      =========================
Condensed Statements of Income

(in thousands)                                    1998        1997        1996
                                             -----------------------------------
Dividends from The Bryn
  Mawr Trust Company .......................    $4,012      $5,359      $2,017
Interest and other income ..................       236         237         237
                                             -----------------------------------
  Total operating income ...................     4,248       5,596       2,254
Expenses ...................................       677         360         445
                                             -----------------------------------
Income before equity in
  undistributed income of
  subsidiaries .............................     3,571       5,236       1,809
Equity in undistributed income
  of subsidiaries ..........................     3,136         852       4,162
                                             -----------------------------------
Income before income taxes .................     6,707       6,088       5,971
Federal income tax benefit .................       150          42          71
                                             -----------------------------------
Net income .................................    $6,857      $6,130      $6,042
                                             -----------------------------------

Condensed Statements of Cash Flows

(in thousands)                                    1998        1997        1996
                                             -----------------------------------
Operating activities:
  Net income ...............................   $ 6,857     $ 6,130     $ 6,042
  Adjustments to reconcile net income
    to net cash provided
    by operating activities:
Equity in undistributed (earnings)
    losses of subsidiaries:
    The Bryn Mawr Trust Company ............    (3,135)       (852)     (4,162)
    Tax Counsellors of Bryn Mawr ...........        (9)         --          --
    The Bryn Mawr Trust Company
      (Jersey), Ltd.                                 8          --          --
  Depreciation expense .....................        99          98          98
  Other ....................................        (1)         (1)        (56)
                                               ---------------------------------
    Net cash provided by
      operating activities .................     3,819       5,375       1,922

Investing Activities:
  Investment in subsidiaries ...............      (440)        (75)         --
                                               ---------------------------------
    Net cash provided by
      investing activities .................      (440)        (75)         --
Financing activities:
  Dividends paid ...........................    (2,012)     (1,583)     (2,017)
  Repayment of mortgage debt ...............       (26)     (1,809)         --
  Repurchase of treasury stock .............    (2,519)     (1,329)         --
  Proceeds from issuance of stock ..........       432         260          93
                                               ---------------------------------
    Net cash used by financing
      activities ...........................    (4,125)     (4,461)     (1,924)
                                               ---------------------------------
(Decrease) increase in cash  and
  cash equivalents .........................      (746)        839          (2)
Cash and cash equivalents at
  beginning  of year .......................       967         128         130
                                               ---------------------------------
Cash and cash equivalents at
  end of year ..............................   $   221     $   967     $   128
                                               =================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31,1998, the Bank's retained earnings amounted to $31,330,000. Therefore, as of December 31,1998, dividends available for payment to the Corporation are limited to $31,330,000. Since the sole source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

16. Segment Information:
------------------------

The Corporation's principal operating segments are structured around the financial services provided its customers. The banking segment gathers deposits and makes funds available for loans to its customers. The Bank's Investment Management and Trust segment provides both corporate and individual investment management and trust products and services. The Bank's mortgage banking segment originates and sells residential mortgage loans to the secondary mortgage market.

Segment information for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                        1998                                             1997*

                                                Mortgage      All                                   Mortgage       All
(in thousands)                Banking    Trust   Banking    Other  Consolidated   Banking    Trust   Banking     Other Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
Net interest  income ...... $ 20,103   $    --   $   356  $     3     $  20,462  $ 18,031  $    --   $   337   $    --     $ 18,368
Less loan loss provision ..      150        --        --       --           150       200       --        --        --          200
                            --------   -------   -------  --------    ---------  --------  -------   -------   -------     --------
Net interest income after
 loan loss provision ......   19,953        --       356        3        20,312    17,831       --       337        --       18,168
Other income:
Fees for investment
 management and
   trust services .........       --     9,272        --       --         9,272         0    7,698        --        --        7,698
 Service charges on
   deposit accounts .......    1,169        --        --       --         1,169     1,124       --        --        --        1,124
Other fees and service
   charges ................      571        --     1,209       --         1,780       503       --       875        --        1,378
 Net gain on sale of
   loans ..................       35        --       783       --           818        43       --       466        --          509
 Gain on sale of other
   real estate owned ......      224        --        --       --           224       379       --        --        --          379
 Other real estate
   owned income ...........       --        --        --       --            --        --       --        --        --           74
Other operating
   income .................      631        --        --    1,079         1,710       528       --         4       370          902
                            --------   -------   -------  --------    ---------  --------  -------   -------   -------     --------
Total other income ........    2,630     9,272     1,992    1,079        14,973     2,577    7,698     1,345       370       11,990

Other expenses:
  Salaries- regular .......    6,489     2,863       417      520        10,289     5,858    2,415       235        96        8,604
  Salaries- other .........    1,692       386       117      180         2,375     1,347      215        93        --        1,655
  Fringe benefits .........    1,232       549        74       53         1,908     1,237      501        45         8        1,791
  Occupancy ...............    2,793       422        62      180         3,457     2,543      361        39       223        3,166
  Other operating expenses     5,003       898       400      618         6,919     4,730      733       233       166        5,862
                            --------   -------   -------  --------    ---------  --------  -------   -------   -------     --------
Total other expenses ......   17,209     5,118     1,070    1,551        24,948    15,715    4,225       645       493       21,078
                            --------   -------   -------  --------    ---------  --------  -------   -------   -------     --------
Segment profit (loss) .....    5,374     4,154     1,278     (469)       10,337     4,693    3,473     1,037      (123)       9,080
Intersegment (revenues)
 expenses .................      (17)      236        --     (219)           --        (5)     236        --      (231)          --
                            --------   -------   -------  --------    ---------  --------  -------   -------   -------     --------
Segment profit after
 eliminations ............. $  5,357   $ 4,390   $ 1,278  $  (688)    $  10,337  $  4,688  $ 3,709   $ 1,037   $  (354)    $  9,080
                            ========   =======   =======  ========    =========  ========  =======   =======   =======     ========
 % of segment profit (loss)       52%       40%       12%      -4%          100%       52%      38%       11%       -1%         100%

Toal assets at December 31. $369,556   $   455   $16,532  $ 5,297     $ 391,840  $368,839  $   158   $    --   $ 5,213     $374,210

Capital expenditures ...... $  2,108   $   370   $    93  $    30     $   2,601  $  1,462  $    80   $    --   $    --     $  1,542

Depreciation and
 amortization ..............$  1,146   $   139   $    16  $   106     $   1,407  $    885  $   105   $     3   $    98     $  1,091


                                                              1996*
                                                           Mortgage      All
(in thousands)                 Banking       Trust         Banking     Other        Consolidated
                               -----------------------------------------------------------------
Net interest  income ......    $  17,591     $      --    $     256    $      --    $  17,847
Less loan loss provision ..          350            --           --           --          350
                               ---------     ---------    ---------    ----------    --------
Net interest income after
 loan loss provision ......       17,241            --          256           --       17,497
Other income:
Fees for investment
 management and
   trust services .........            0         5,936           --           --        5,936
 Service charges on
   deposit accounts .......        1,081            --           --           --        1,081
Other fees and service
   charges ................          458            --          822           --        1,280
 Net gain on sale of
   loans ..................           35            --          363           --          398
 Gain on sale of other
   real estate owned ......        1,081            --           --           --        1,081
 Other real estate
   owned income ...........           74            --           --           --           74
Other operating
   income .................          524            --           53          237          814
                               ---------     ---------    ---------    ----------    --------
Total other income ........        3,253         5,936        1,238          237       10,664

Other expenses:
  Salaries- regular .......        5,324         2,066          204           --        7,594
  Salaries- other .........          809           118          118           --        1,045
  Fringe benefits .........        1,066           479           40           --        1,585
  Occupancy ...............        2,259           371           44          345        3,019
  Other operating expenses         4,971           688          217          100        5,976
                               ---------     ---------    ---------    ----------    --------
Total other expenses ......       14,429         3,722          623          445       19,219
                               ---------     ---------    ---------    ----------    --------
Segment profit (loss) .....        6,065         2,214          871         (208)       8,942
Intersegment (revenues)
 expenses .................           (5)          236           --         (231)          --
                               ---------     ---------    ---------    ----------    --------
Segment profit after
 eliminations .............    $   6,060     $   2,450    $     871    $    (439)   $   8,942
                               =========     =========    =========    ==========    ========
 % of segment profit (loss)           68%           25%          10%         -3%          100%

Toal assets at December 31     $ 341,156     $     189    $       7    $   4,395    $ 345,747

Capital expenditures ......    $     409     $     143    $       5    $      --    $     557

Depreciation and
 amortization ..............    $   1,007     $     125    $      10    $      --    $   1,142

Bryn Mawr Bank Corporation, Tax Counsellors of Bryn Mawr, Inc., and Insurance Counsellors of Bryn Mawr, Inc. have been aggregated in All Other.

Intersegment (revenues) expenses consist of intersegment rent payments to Bryn Mawr Bank Corporation from other segments and a $5,000 management fee, paid by Bryn Mawr Bank Corporation to the Bank.

*-Reclassified for comparative purposes.

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and of cash flows present fairly, in all material respects the financial position of Bryn Mawr Bank Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Pricewater Coopers L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 21, 1999

PRICE RANGE OF SHARES

                        1998                               1997*
                High-Low Quotations                 High-Low Quotations
          ------------------------------------------------------------------
            High      Low     Dividend           High       Low     Dividend
Quarter     Bid       Bid     Declared           Bid        Bid     Declared
          ------------------------------------------------------------------
1st       $27       $22 7/8    $0.115         $18 3/8     $13 1/4    $0.09
2nd       $28       $24 3/4     0.115         $17 7/8     $16 1/2     0.09
3rd       $27 7/8   $24         0.115         $22 15/16   $17 5/8     0.09
4th       $27 1/2   $23 1/4     0.12          $27         $22         0.09


The approximate number of holders of record of common stock as of December 31, 1998 was 480.

The shares are traded on the over-the-counter market, and the price information was obtained from The National Association of Securities Dealers (NASD).

* The 1997 high-low quotations and the dividend declarations have been restated to reflect the effect of the 2-for-1 stock split, effective September 1, 1998.

Bryn Mawr Bank Corpoaration
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396