Form 10-K, Exhibit 13
period 1999-12-31
BRYN MAWR BANK CORP
filed 2000-03-29
CIK 802681

Bryn Mawr Bank Corporation

CONSOLIDATED FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------------------------------
                                                                                  Five-Year
                                                                                   Compound
For the year                                  1999        1998*      Change     Growth Rate
----------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS

Net interest income ...................   $ 22,460    $ 20,106          12%              8%
Other income ..........................     18,610      15,076          23              17
Other expenses ........................     28,980      24,695          17              11
Net income ............................      7,961       6,857          16              14

At year end
----------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS

Total assets ..........................   $436,820    $391,840          11%              6%
Total net loans .......................    334,539     277,085          21               8
Total deposits ........................    371,068     342,357           8               4
Shareholders' equity ..................     46,719      42,221          11              11


Per common share
----------------------------------------------------------------------------------------------
Earnings per common share .............   $   1.83    $   1.58          16%             15%
Earnings per common
   share-assuming dilution ............   $   1.75    $   1.51          16              14

Dividends declared ....................       0.60       0.465          29              30
Book value ............................      10.74        9.81           9              12
Closing price .........................      23.88       27.25         (12)             25


Selected ratios
----------------------------------------------------------------------------------------------
Return on average assets ..............       1.99%       1.91%         --              --
Return on average
   shareholders' equity ...............      17.97%      17.06%         --              --

*Reclassified for comparitive purposes.

                                                            1999 Annual Report 1


Dear Shareholders:

The Corporation's financial performance this year was solid; net income increased 16%. Our results show very well, especially against traditional banks. What we have accomplished in the way of expanding our revenue streams separates us from all but a few banking institutions. Revenue from non-interest related banking services, a key indicator of our Bank's development as a diverse financial service operation, amounted to $18.6 million this past year. Net interest income, traditional banking profit, was $22.5 million. So, 45% of our revenue is now fee-based. We've grown revenues from these fees at a 15% average annual rate over the last ten years.

And, though we've grown, we continue to possess a unique combination of three elements which separate us from every other banking institution I know of: our people, our size, and the breadth of our services lines.

From left:
Robert L. Stevens
Diane C. McDonald
Samuel C. Wasson, Jr.
[PHOTO]

We've a wide range of financial services in place: financial planning, investment management, personal financial accounting, insurance, tax advice, and foundation management, all in addition to traditional banking. Assembling the services has not been difficult; meshing them into cohesive offerings, understandable to our customers, has proved more challenging than I imagined. We've still much to do to bring the service offerings we have to our clients in a seamless, thoughtful way.

The year's activities were dominated by two controlling factors. First, was the addition of two new subsidiaries: Joseph W. Roskos & Co., a personal financial accounting and tax firm which is the area's premier Family Office service provider; and CDC Capital Management, Inc., a registered investment advisory firm. The second factor was the departure of several in our Investment Management and Trust Division.

The departure of these employees, and the loss of business that resulted, coincided with the shift in culture which I initiated in the fall of 1998, and the commitment I've asked from everyone. I intend to create an organization fully aligned with client-oriented service and professional excellence, one which encourages open, candid communication, and trustworthy relationships, both within the Corporation and with clients.

2 Bryn Mawr Bank Corporation

To accomplish our organizational development, I have engaged a professional consulting firm, which we have been working with for over a year, to create a "Learning Organization." Happily, I can see results, both within me, and in those around me, but a bumpy road it is!

Joseph W. Roskos, who joined the Corporation in January as CEO of Joseph W. Roskos & Co., our Family Office, has responsibility for our Trust Division and has added five seasoned professionals to our Trust Administration staff, the backbone of the division. Three investment professionals have been hired in 1999. And to strengthen the Investment Management services we offer--through Investment Counsellors of Bryn Mawr, the Trust Division, CDC Capital Management, Inc., and Bryn Mawr Brokerage Company, Inc.--at year end, I appointed Thomas M. Petro to lead that effort. Tom came to the Bank ten years ago and has proven to be an excellent manager.

The quality of our investment management services has remained consistent. We have been a large-cap growth style manager since 1988, and have continued to provide a fine investment performance, as measured by our flagship fund offering which advanced 25% this year, exceeding the Standard & Poor 500 average. We have, over many years, delivered consistently fine investment performance.

So, we had an excellent year, and, more importantly, we're making headway despite our growing pains. I'll keep on pressing to have us develop, learn, and grow. I've been CEO for twenty years, and an employee for forty. My goal is to see that Bryn Mawr Bank Corporation becomes one of the country's premier providers of personal financial service to wealthy families. Members of the Board and I are working on my succession to insure a smooth transition when the time is right.

Finally, let me attempt, now, to put what we do for clients in understandable order for you. We help create, manage, protect, and transfer wealth for our clients.


    Creation
-   investment advice
-   savings
-   loans (business/personal)
-   401(k) management

    Management
-   investment management
-   family office (bill paying/tax returns)
-   cash management (personal/business)
-   Member Banking (highly personalized routine banking service)
-   business banking

    Protection
-   tax advice/preparation
-   insurance (property/casualty and life)
-   annuities
-   custody services

    Transfer
-   planning
-   estate administration
-   trust administration
-   foundation management

There's much in the financial section to show the year's results, so please read on to know more about our financial performance.

I welcome your inquiry, am happy to respond to any question you have, and will do my very best to continue to keep Bryn Mawr Bank Corporation worthy of your support.

Sincerely,

/s/Robert L. Stevens

Robert L. Stevens
Chairman
February 25, 2000

                                                            1999 ANNUAL REPORT 3

The Year in Review


As we begin the new millennium, The Bryn Mawr Trust Company is a very different institution from the neighborhood bank that was established over a century ago. Now, the principal subsidiary of Bryn Mawr Bank Corporation, it has evolved from a traditional bank into a diversified financial service provider. While continuing to maintain the high quality of our traditional competencies, we recognize that to compete successfully, we must respond fully to the more sophisticated and complex financial needs of our constituency.

                                                               [PHOTO]
From left:
Radclyffe F. Thompson
Joseph H. Bachtiger
Randy G. Thomas
Lisa M. Brinton
Joseph W. Roskos

4 Bryn Mawr Bank Corporation

Beginning in 1996, the Corporation began to expand upon its traditional banking and trust business by offering diverse financial services including: individual investment management, investment advisory services, brokerage, tax counseling, insurance, financial planning, and expanded family office, or personal accounting services.

A number of factors accelerated the shift in direction from remaining a community bank to becoming a full financial service provider. The major motivating factor was, however, the inherently slow growth of traditional banking business, which demanded that we expand revenue streams to include more fee-based products and services.



OUR FRANCHISE
--------------------------------------------------------------------------------

We are fortunate to be located in the heart of the fifth largest wealth market in the nation. We have an established franchise concentrated in the affluent Philadelphia suburban area known as the "Main Line." We are in a prime market to take advantage of the opportunity that is being created by dramatic demographic changes, such as the aging of the baby boomers, the new wealth created by a strong stock market, and the transfer of wealth from generation to generation.

                                    [GRAPH]

                                           1999        1998        1997        1996        1995

BASIC E P S                               $1.83         $1.58       $1.40       $1.38       $1.06
-----------

TRUST ASSETS
------------
Discretionary                          1,128,000    1,270,000     949,753     719,384     573,990
Non-Discretionary                        759,000      831,000     716,719     510,542     465,804
                                       ---------    ---------   ---------   ---------   ---------
Total                                  1,887,000    2,101,000   1,666,472   1,229,926   1,039,794

TOTAL REVENUE STREAMS
---------------------
Trust Fees                                 9,784        9,272       7,698       5,936       5,496
Net Interest Income                       22,460       20,106      18,031      17,847      16,371
Other Non-Interest Income                  8,826        5,804       4,388       4,487       3,701
                                       ---------    ---------   ---------   ---------   ---------
Total                                     41,070       35,182      30,117      28,270      25,568

LOANS SERVICED FOR OTHERS                306,147      290,675     255,571     224,366     255,571
-------------------------

TOTAL ASSETS MANAGED
--------------------
Corporation' Balance Sheet               436,820      391,840     374,210     345,747     354,956
Loans Sold, Serviced for Others          306,147      290,675     255,571     244,366     224,430
Fidelity Funds                           100,372       43,007      23,826      13,217       3,933
Trust Assets                           1,887,000    2,101,000   1,666,472   1,229,926   1,039,794
C D C Assets                             295,466            0           0           0           0
                                       ---------    ---------   ---------   ---------   ---------
Total                                  3,025,805    2,826,522   2,320,079   1,813,256   1,623,113

COMMON STOCK
------------
Market Value                              $23.88       $27.25      $25.50      $13.63      $13.00
Book Value                                $10.74       $ 9.81      $ 9.00      $ 8.14      $ 7.29

SELECTED AVERAGE BALANCES
-------------------------
Total Corporation Assets                 399,061      359,860     351,437     336,719     334,391
Total Average Deposits                   341,603      314,061     308,620     295,541     298,726
Transaction Accounts                     185,867      168,090     150,034     143,583     134,653


                                                            1999 ANNUAL REPORT 5

We find that "bigger is better" is no longer the popular perception when it comes to the financial service industry. There is a place for a small financial institution that can provide first quality financial products and services in a warm personal way. Our ability to connect clients to related services, and our "client first" approach has been well received. And while we continue to focus on personal attention, we have added convenient services that enable our clients to do business with us on their own terms--in person, by phone, or on-line.


WEALTH MANAGEMENT
--------------------------------------------------------------------------------

Through the acquisition of the Joseph W. Roskos Co., we now have the pre-eminent family business office in the Mid-Atlantic region. Our Family Office defines our approach to delivering high quality, personalized financial services to wealthy individuals and their families. We simplify the complexities associated with wealth by serving as an outsourced accounting department for a family - doing for them the work that would typically be performed by the accounting department of a small business. This includes functions like collecting income from various sources, paying bills, keeping payroll records, preparing monthly income and expense summaries, tax planning and return preparation, insurance reviews, will and estate reviews and other functions.

                   [PHOTO]
                                                  From left:
                                                  Norman S. MacQueen,III
                                                  Nancy L. Gross
                                                  J. Michael Devine
                                                  Jere E. Estes
                                                  William A McNeal
                                                  Thomas M. Petro
                                                  F. Cristopher Campbell, III
                                                  William A. Keefe
                                                  John M. Grib
                                                  Andrea Pilch
                                                  Eric D. Thorne
                                                  Peter T. Maher, Jr.

6 Bryn Mawr Bank Corporation

Family Office services can stand alone, or can be used by clients in concert with our well-established trust and investment services. In 1999, we acquired CDC Capital Management to expand our investment capabilities. Through CDC our clients have access to investment talent from a global network of institutional money managers representing a broad range of investment styles. This complements our large cap growth style of investing client assets that has returned strong, consistent, reliable investment performance. Our Qualified Equity Fund (QEF) outperformed the S&P 500 again in 1999 with a total return of 24.93%. We use the same large cap investment discipline in selecting equities for individual client portfolios as we do for our QEF.

We have expanded our services for individuals to include securities brokerage, tax planning, estate planning, foundation management and insurance. Insurance is a key product offering in helping clients transfer wealth and protect their assets.

Business Advisory

[PHOTO]

                                                            1999 ANNUAL REPORT 7

FOCUS ON BUSINESS
--------------------------------------------------------------------------------

In the past decade, we increased the depth of our commercial banking activities by adding strong cash management capabilities and employee benefits services, such as 401k plan administration and pension plan management. We have built upon this core group of commercial services to include new services: employee group health and welfare plan administration, executive compensation and benefit plan design consulting services, tax planning services and specialty insurance services like key-man insurance, error and omission and director and officer liability insurance. Our approach is to help business clients measure and manage insurable risks.

Despite the industry-wide slow growth rate experienced in the commercial line of business, our business banking continues to grow. Our commercial loan portfolio grew 34% in 1999. As we look ahead, we expect to see more capital markets activity by helping business clients use such well established risk management techniques as interest rate swaps and other hedging products.

--------------------------------------------------------------------------------

                                    [GRAPH]

          Total Assets
IN MILLIONS OF DOLLARS    1999  [PLOT POINTS TO COME]    Corporation's
                          1998                           Balance Sheet
                          1997                           Loans Sold
                          1996                           Fidelity Funds
                          1995                           Trust Assets
                                                         CDC Assets

          Trust Assets
IN MILLIONS OF DOLLARS    1999  [PLOT POINTS TO COME]
                          1998
                          1997
                          1996                           Discretionary
                          1995                           Non-Discretionary

8 Bryn Mawr Bank Corporation


CONSUMER BANKING
--------------------------------------------------------------------------------

Our banking business continues to grow. During 1999, we experienced strong growth in demand and NOW accounts. We maintain six full-service branches. At the start of the year 2000, we opened our sixth limited service office in affluent retirement communities. This one is at White Horse Village in Newtown Square. The retirement community offices continue to be a good source for banking, trust, and investment management business.


UPGRADING FACILITIES
--------------------------------------------------------------------------------

Our goal is to create facilities dedicated solely to our work and interaction with our clients. We want to simplify the interaction of clients with our experts, providing them easy access to all of our products, services and professional staff. Major renovations are planned for the main building, which currently houses a mix of client contact, and staff support personnel. Our staff support personnel will be relocated to Buildings Two and Six South Bryn Mawr Avenue, just across the street from our main office in Bryn Mawr. The renovations to create a center for our customer-focused activities are expected to take two years and begin in June of 2000.

Community Banking

[PHOTO]                                 From left:
                                        Susan J. Healy
                                        Susan B. George
                                        Richard J. Fuchs
                                        Thomas J. Giamoni
                                        Joseph M. Tyson, Jr.
                                        Sandra H. Evans

                                                            1999 ANNUAL REPORT 9

FINANCIAL REFORM BILL
--------------------------------------------------------------------------------

In November the Gramm-Leach-Bliley Act was officially signed. Breaking down the Depression-era legal barriers, banks, investment firms and insurance companies can now merge, creating greater choice and convenience for the consumer.

Customer confidentiality in this new de-regulated era raises privacy issues. Under the new law, financial companies must disclose to their clients, their procedures for protecting client privacy. We have drafted privacy policies for all of our entities, with a special policy drafted to specifically address the insurance business. We remain committed to the highest standards of protecting client confidentiality.



COMMUNITY INVOLVEMENT
--------------------------------------------------------------------------------

Ever since its establishment in 1889, Bryn Mawr Trust has played a leading role in support of community activities including: education, health, senior citizen concerns, cultural events, civic duties, business organizations, and the general well being of the individuals and businesses within those areas where it transacts business. The Bank intends to continue its commitment to the community both financially, and by providing leadership to maximize the effectiveness of these efforts.

--------------------------------------------------------------------------------

                                    [GRAPH]

 Total Revenue Streams
IN MILLIONS OF DOLLARS   1999
                         1998
                         1997  [PLOT POINTS TO COME]
                         1996                             Trust Fees
                         1995                             Net Interest Income
                                                          Other Non-Interest
                                                          Income
     Total Corporation
        Average Assets
IN MILLIONS OF DOLLARS   1999
                         1998
                         1997   [PLOT POINTS TO COME]
                         1996
                         1995

10 Bryn Mawr Bank Corporation

What's Ahead?

In the ever-changing financial landscape, a myriad of financial service providers stand ready to satisfy almost any financial need a client could face. Yet, we firmly believe that there is a significant place for Bryn Mawr Bank Corporation in the crowded financial service marketplace. We believe that personal care, delivered warmly by competent and trustworthy experts will be in demand well into this new century. So, based on that premise, we continue to strive to be the place for personal financial service attention and trusted advice.

                                    [GRAPH]

Total Average Deposits
IN MILLIONS OF DOLLARS   1999
                         1998
                         1997   [PLOT POINTS TOCOME]
                         1996
                         1995

  Transaction Accounts
      Average Balances
IN MILLIONS OF DOLLARS   1999
                         1998
                         1997   [PLOT POINTS TOCOME]
                         1996
                         1995

                                                           1999 ANNUAL REPORT 11

The Bryn Mawr Trust Company

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610-525-1700


Senior Management

Robert L. Stevens*
Chairman, Chief Executive Officer, and President

Samuel C. Wasson, Jr.*
Vice Chairman and Secretary

Joseph H. Bachtiger
Executive Vice President, Trust Administration

Robert J. Ricciardi*
Executive Vice President and Chief Credit Policy Officer

Joseph W. Roskos*
Executive Vice President, Trust

Lisa M. Brinton
Senior Vice President, Estate Planning

June M. Falcone
Senior Vice President, Banking Operations

Lester E. Gallagher, III
Senior Vice President, Trust

Alison E. Gers
Senior Vice President, Marketing

Joseph G. Keefer
Senior Vice President and Chief Lending Officer

Paul M. Kistler, Jr.
Senior Vice President, Facilities, Human Resources,
Security and Compliance

Donald B. Krieble
Senior Vice President, Consumer Credit Services

William F. Mannion, Jr.
Senior Vice President, Corporate Sales

William R. Mixon
Senior Vice President, Information Systems, and Chief Technology Officer

Thomas M. Petro
Senior Vice President, Investment Management

Joseph W. Rebl*
Senior Vice President, Treasurer, and
Chief Financial Officer

Walter Smedley, III
Senior Vice President, Corporate Sales

Leo M. Stenson
Senior Vice President and Auditor

Stephen J. Collar
Group Vice President, Consumer Credit Services

Carmen L. Fiorentino
Group Vice President, Commercial &
Real Estate Lending Services

Richard J. Fuchs
Group Vice President, Community Banking

Geoffrey L. Halberstadt
Group Vice President, Commercial & Real Estate Lending
Services, and Risk Management Officer

Joseph S. Saraceno
Group Vice President, Loan Accounting

Mame O. Skelly
Group Vice President and Comptroller

*Also officer of the Corporation

                         Tax, Family Office, Insurance
                                    [PHOTO]
From left:
William H. Giese
Robert M. Fedoris
John G. Daniel

12 Bryn Mawr Bank Corporation

Other Financial Services:

BMT Mortgage Company
A division of The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania
Patrick J. Keenan, Managing Director

Bryn Mawr Brokerage Company, Inc.
A subsidiary of Bryn Mawr Bank Corporation
Bryn Mawr, Pennsylvania
Thomas M. Petro, President and Chief Executive Officer

CDC Capital Management, Inc.
A subsidiary of Bryn Mawr Bank Corporation
2 South Bryn Mawr Avenue
Bryn Mawr, Pennsylvania 19010
J. Michael Devine, President and Chief Executive Officer

Insurance Counsellors of Bryn Mawr, Inc.
A subsidiary of The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania
John G. Daniel, President and Chief Executive Officer

Investment Counsellors of Bryn Mawr
A department of the Investment Management Division
Four Tower Bridge
200 Barr Harbor Drive, Suite 225
West Conshohocken, Pennsylvania 19428
Jere E. Estes, Senior Vice President

Joseph W. Roskos & Co.
A subsidiary of Bryn Mawr Bank Corporation
2011 Renaissance Boulevard, Suite 200
King of Prussia, Pennsylvania 19406
Joseph W. Roskos, Chairman
Robert M. Fedoris, President and
Chief Executive Officer

Tax Counsellors of
Bryn Mawr, Inc.
A subsidiary of Bryn Mawr Bank Corporation
Bryn Mawr, Pennsylvania
William H. Giese, President and
Chief Executive Officer

Directors:

Richard B. Cuff
Chairman, Cuffco, Inc.

Warren W. Deakins
Self-employed, Insurance Sales

John D. Firestone
Partner, Secor Group

William Harral, III
Chairman, C&D Technologies, Inc.

Wendell F. Holland, Esq.
Counsel to Obermayer, Rebmann, Maxwell & Hippel, LLP

Phyllis M. Shea
Attorney-at-Law, Shea and Shea, LLP

Robert L. Stevens
Chairman, Chief Executive Officer, and President of
Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts, Inc.

Nancy J. Vickers
President, Bryn Mawr College

Samuel C. Wasson, Jr.
Secretary of Bryn Mawr Bank Corporation and Vice
Chairman and Secretary of The Bryn Mawr Trust Company

Thomas A. Williams
Vice President, Secretary/Treasurer Houghton International, Inc.

Annual Meeting:

The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held in Wyndham Alumnae House, Bryn Mawr College, Bryn Mawr, Pennsylvania, on Tuesday, April 18, 2000, at 2:00 p.m.

Market Makers:

F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania


McConnell Budd & Downes
Morristown, New Jersey

Ryan Beck and Company, Inc.
West Orange, New Jersey

Janney Montgomery L.L.C.
Philadelphia, Pennsylvania

Spear, Leeds & Kellogg
New York, New York

Knight Securities, L.P.
New York, New York

Herzog, Heine, Geduld, Inc.
New York, New York


Corporate Headquarters

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610-526-2302

Auditors

PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103-2962

Legal Counsel

Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C.
One Penn Center at Suburban Station
1617 John F. Kennedy Boulevard
Suite 1500
Philadelphia, Pennsylvania 19103-1815

Stock Listing

Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

Registrar & Transfer Agent

ChaseMellon Shareholder Services, L.L.C.
P.O. Box 3315,
South Hackensack, NJ 07606-1915
www.chasemellon.com

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

Selected Financial Data

                                                                     (in thousands, except for share and per share data)

For the years ended December 31,                            1999            1998*           1997*           1996*           1995*
                                                         ---------------------------------------------------------------------------
Interest income ....................................     $   28,317      $   26,082      $   24,960      $   24,337      $   23,617
Interest expense ...................................          5,857           5,976           6,929           6,490           7,246
                                                         ---------------------------------------------------------------------------
Net interest income ................................         22,460          20,106          18,031          17,847          16,371
Loan loss provision ................................            250             150             200             350             500
                                                         ---------------------------------------------------------------------------
Net interest income after loan loss provision ......         22,210          19,956          17,831          17,497          15,871
Other income .......................................         18,610          15,076          12,086          10,423           9,197
Other expenses .....................................         28,980          24,695          20,837          18,978          18,325
                                                         ---------------------------------------------------------------------------
Income before income taxes .........................         11,840          10,337           9,080           8,942           6,743
Applicable income taxes ............................          3,879           3,480           2,950           2,900           2,100
                                                         ---------------------------------------------------------------------------
Net income .........................................     $    7,961      $    6,857      $    6,130      $    6,042      $    4,643
                                                         ---------------------------------------------------------------------------
Per share data:
  Earnings per common share:
    Basic ..........................................     $     1.83      $     1.58      $     1.40      $     1.38      $     1.06
    Diluted ........................................     $     1.75      $     1.51      $     1.33      $     1.33      $     1.04
  Dividends declared ...............................     $     0.60      $    0.465      $     0.36      $     0.46      $     0.25
  Weighted-average shares outstanding ..............      4,349,403       4,327,297       4,392,162       4,385,094       4,377,056
  Dilutive potential common shares .................        193,915         225,708         203,660         151,698          90,740
                                                         ---------------------------------------------------------------------------
  Adjusted weighted-average shares .................      4,543,318       4,553,005       4,595,822       4,536,792       4,467,796

                                                                                       (in thousands)

At December 31,                                             1999            1998            1997            1996            1995
                                                         ---------------------------------------------------------------------------
Total assets .......................................     $  436,820      $  391,840      $  374,210      $  345,747      $  354,956
Earning assets .....................................        395,952         357,683         327,942         305,911         314,089
Deposits ...........................................        371,068         342,357         328,806         303,183         317,601
Shareholders' equity ...............................         46,719          42,221          39,349          35,808          31,903
For the years ended December 31, ...................           1999            1998            1997            1996            1995

                                                            1999            1998            1997            1996            1995
                                                         ---------------------------------------------------------------------------
Selected financial ratios:
Net interest margin ................................           6.12%           5.99%           5.59%           5.67%           5.21%
Net income to:
  Average total assets .............................           1.99%           1.91%           1.74%           1.79%           1.39%
  Average shareholders' equity .....................          17.97%          17.06%          16.45%          18.16%          15.79%
Average shareholders' equity to average total
  assets ...........................................          11.10%          11.17%          10.60%           9.88%           8.79%
Dividends declared per share to net income per
  basic common share ...............................          32.79%          29.43%          25.71%          33.33%          23.58%

*Reclassified for comparative purposes.

Management's Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the "Corporation") for each of the three years in the period ended December 31, 1999, as well as the financial condition of the Corporation as of December 31, 1999 and 1998. The Bryn Mawr Trust Company (the "Bank"), Tax Counsellors of Bryn Mawr, Inc. ("TCBM"), Bryn Mawr Brokerage Company, Inc. ("BM Brokerage"), CDC Capital Management, Inc. ("CDC") and Joseph W. Roskos & Co. ("JWR&Co") are wholly-owned subsidiaries of the Corporation. Insurance Counsellors of Bryn Mawr, Inc. ("ICBM") is a wholly-owned subsidiary of the Bank. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 18.

From time to time, the Corporation has and will continue to make statements that may include forward-looking information. Any forward-looking statements contained herein are subject to certain risks and uncertainties, many of which are out of management's direct control, that could cause actual results to differ materially from those projected in the forward-looking statements. Examples include, but are not limited to, the effect of prevailing economic conditions and the current interest rate environment, as well as the overall direction of government policies and the actions and policy directives of the Federal Reserve Board, competitive factors in the Corporation's market area and risks associated with the management of the credit function and fiduciary activities.

SIGNIFICANT ITEMS FOR 1999
--------------------------------------------------------------------------------

Growth of Non-interest Revenue Streams Through New Corporation Acquisitions

A strategic goal of the Corporation continues to be providing its customer base with financial services and products that are designed to meet the ever-evolving needs of customers. The addition of new financial services and products creates new sources of non-interest revenue. In January 1999, the Corporation acquired CDC in order to offer investment advisory services to its customer base, thereby providing a means of increasing its non-interest revenue streams. Also established in January 1999 was BM Brokerage, to enable the Corporation's customer base to have access to brokerage services through the Corporation. In April 1999, the Bank acquired JWR&Co. to provide family business office services and products to its customers. This transaction was effective as of January 1, 1999. Both acquisitions reported profits for the year, while BM Brokerage reported a nominal loss. The three companies were primarily responsible for a 23% increase in total other income for 1999, compared to the same period in 1998.

The Corporation's other non-interest related lines of business, ICBM and TCBM, also produced profits for the year, while increasing their non-interest revenue streams over 1998 levels.

The Bank's business lines which provide non-interest revenue streams, the Investment Management and Trust Division, and BMT Mortgage Company, divisions of the Bank, were profitable in 1999. The segment profit of the Investment Management and Trust Division grew by 13%, from $4,154,000 for 1998 to $4,713,000 for 1999. Due primarily to an increase in interest rates on residential mortgage loans in 1999, making financing less attractive for borrowers, BMT Mortgage Company, dedicated to the origination and sale of residential mortgage loans to the secondary mortgage market, showed a 39% decline in its segment profit from $1,329,000 in 1998 to $805,000 in 1999. The effect of changing interest rates on BMT Mortgage Company's profitability runs counter cyclical to the Bank's Banking segment. As interest rates moved upward during 1999 and BMT Mortgage Company's loan origination and sale activity declined, the Bank's net interest margin and related net interest income generally increased. While net interest income increased by $2,354,000 or 12%, $393,000 or 17% of the increase was attributable to rate changes in 1999.

Exclusive of gains on the sale of other real estate owned ("OREO"), reported in both periods, the growth in non-interest revenues resulted in an increase in the percentage of non-interest revenues earned in 1999, compared to total revenues, to 40% from 36% for 1998.

Dividend Increase

Based on a continued growth in record earnings, the Corporation increased its quarterly dividend payment for 1999 by 25%, from $0.12 per share in 1998 to $0.15 per share in 1999. The Corporation's dividend payout ratio was 32.79% of basic earnings per share for 1999, compared to 29.43% for 1998.

Stock Repurchase Program

During 1997, the Corporation established a stock repurchase program, authorizing management to repurchase up to 5% of the then outstanding common shares of the Corporation. This program was renewed again in 1999, authorizing management to repurchase up to 5% of the outstanding shares as of March 1999, while not spending more than $6,500,000 (the "Stock Repurchase Program"). During 1999, the Corporation repurchased 96,500 shares of the Corporation's common stock, at a cost of $2,530,000.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Overview

The Corporation reported a 16% increase in net income of $7,961,000 for the year ended December 31, 1999, another record year for Corporation earnings. Net income for 1998 amounted to $6,857,000.

Earnings per common share amounted to $1.83 in 1999, a 16% increase over $1.58 for 1998. Earnings per common share-assuming dilution were $1.75 and $1.51 for 1999 and 1998, respectively. The dilutive potential common shares added to the weighted-average shares outstanding were 193,915 and 225,708 for 1999 and 1998, respectively.

These record earnings results for 1999 were due to a number of factors. Net interest income, spurred on by a 13% increase in average outstanding loans, increased by $2,354,000 or 12%. Non-interest revenue streams grew by $3,534,000 or 23%. This growth is due primarily to the addition of new revenue streams from CDC and JWR&Co., acquired in early 1999 ("the New Acquisitions"). Fees from Investment Management and Trust revenues increased by $512,000 or 6% over similar revenues for 1998. During 1999, five Trust officers resigned from the Bank (the "Resignations"), taking some trust accounts with them. The Resignations and related loss of these accounts caused a $298,000 decrease in related trust fees in 1999. However, after accounting for the related decrease in salary and fringe benefit expenses, combined with the timing of the transfer of the trust accounts attributable to the Resignations, pre-tax income increased by $116,000.

Exclusive of OREO related revenues, total other income increased by $3,713,000 or 25% over similar revenues for 1998. Other expenses increased $4,285,000 or 17% in 1999, compared to 1998. This increase in other expense is partially due to the New Acquisitions.

Return on average assets for the year increased to 1.99% from 1.91% in 1998, while return on average equity for 1999 was 17.97% compared to 17.06% in 1998.

EARNINGS PERFORMANCE
--------------------------------------------------------------------------------

Lines of Business

The Corporation continues to have four significant business lines from which it derives its earnings. Its core business line is the Banking line of business. Additional earnings streams are obtained from its Investment Management and Trust line of business and its Mortgage Banking line of business--the origination, servicing and sale of mortgage loans to the secondary mortgage market. The fourth segment, included in "All Other" in the following segmentation analysis, has net revenues from financial services and products, offered through its subsidiaries, as well as the Bank's subsidiary, ICBM.

Following is a segmentation analysis of the results of operations for those lines of business for 1999 and 1998:

TABLE 1 - Line of Business Analysis

                                                                                         1999
                                                      ------------------------------------------------------------------------------
                                                                                       Mortgage            All
(dollars in thousands)                                Banking           Trust           Banking           Other         Consolidated
                                                      ------------------------------------------------------------------------------
Net interest income ..........................        $22,310          $    --          $   145          $     5           $22,460
Less loan loss provision .....................            250               --               --               --               250
                                                      ------------------------------------------------------------------------------
Net interest income after
  loan loss provision ........................         22,060               --              145                5            22,210
Other income:
  Fees for investment
     management and trust
     services ................................             --            9,784               --               --             9,784
  Service charges on deposit
     accounts ................................          1,156               --               --               --             1,156
  Other fees and service
     charges .................................            571               --              762               --             1,333
  Net gain on sale of
     loans ...................................             44               --              984               --             1,028
  Gain on sale of other real
     estate owned ............................             45               --               --               --                45
  Other operating income .....................          1,115               --               --            4,568             5,683
                                                      ------------------------------------------------------------------------------
Total other income ...........................          2,931            9,784            1,746            4,568            19,029
Other expenses:
  Salaries-regular ...........................          7,251            2,852              469            1,874            12,446
  Salaries-other .............................          1,754              230               78              184             2,246
  Fringe benefits ............................          1,474              565               80              215             2,334
  Occupancy ..................................          3,090              476              149              456             4,171
  Other operating expenses ...................          5,218              948              310            1,726             8,202
                                                      ------------------------------------------------------------------------------
Total other expenses .........................         18,787            5,071            1,086            4,455            29,399
                                                      ------------------------------------------------------------------------------
Segment profit ...............................        $ 6,204          $ 4,713          $   805          $   118           $11,840
                                                      ------------------------------------------------------------------------------
% of segment profit ..........................             52%              40%               7%               1%              100%


                                                                                        1998*
                                                      ------------------------------------------------------------------------------
                                                                                       Mortgage            All
(dollars in thousands)                                Banking           Trust           Banking           Other         Consolidated

                                                      ------------------------------------------------------------------------------
Net interest income ..........................        $20,052          $    --          $    51          $     3           $20,106
Less loan loss provision .....................            150               --               --               --               150
                                                      ------------------------------------------------------------------------------
Net interest income after
  loan loss provision ........................         19,902               --               51                3            19,956
Other income:
  Fees for investment
     management and trust
     services ................................             --            9,272               --               --             9,272
  Service charges on deposit
     accounts ................................          1,169               --               --               --             1,169
  Other fees and service
     charges .................................            571               --              701               --             1,272
  Net gain on sale of
     loans ...................................             35               --            1,647               --             1,682
  Gain on sale of other real
     estate owned ............................            224               --               --               --               224
  Other operating income .....................            631               --               --            1,079             1,710
                                                      ------------------------------------------------------------------------------
Total other income ...........................          2,630            9,272            2,348            1,079            15,329
Other expenses:
  Salaries-regular ...........................          6,489            2,863              417              520            10,289
  Salaries-other .............................          1,692              386              117              180             2,375
  Fringe benefits ............................          1,232              549               74               53             1,908
  Occupancy ..................................          2,793              422               62              180             3,457
  Other operating expenses ...................          5,003              898              400              618             6,919
                                                      ------------------------------------------------------------------------------
Total other expenses .........................         17,209            5,118            1,070            1,551            24,948
                                                      ------------------------------------------------------------------------------
Segment profit (loss) ........................        $ 5,323          $ 4,154          $ 1,329          $  (469)          $10,337
                                                      ------------------------------------------------------------------------------
% of segment profit
  (loss) .....................................             51%              40%              13%             -4%               100%

Bryn Mawr Bank Corporation, Tax Counsellors of Bryn Mawr, Inc., Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., CDC Capital Management, Inc. and Joseph W. Roskos & Company have all been aggregated in All Other.

* Reclassified for comparative purposes.

The table reflects operating profits (losses) of each line of business before income taxes.

There was an increase in Investment Management and Trust operating profits, up 13%, while the Mortgage

Banking segment's operating profits decreased 39% in 1999, compared to 1998. The Banking segment's operating profits grew by 17% from 1998 levels. The Banking segment's percentage of operating profits stood at 52% for 1999, compared to 51% for 1998. Investment Management and Trust's percentage of operating profit was 40% for both years. The Mortgage Banking segment's share of operating profits decreased from 13% in 1998 to 7% in 1999, while the "All Other" segment, including the New Acquisitions, increased from (4%) in 1998 to 1% in 1999.

Banking Line of Business

The Bank's average outstanding earning assets of $359,261,000 increased 9% from $328,605,000 for 1998. Average outstanding loans grew by 13% in 1999. The largest dollar increase in average outstanding loans occurred in commercial and industrial loans, up $17,601,000 or 21% over 1998 average balances. Commercial mortgage loans grew by $9,995,000 or 23% over 1998 average balances, and average outstanding construction loans rose by $1,833,000 or 14% over similar average outstanding balances for 1998. Average outstanding residential mortgage loans grew by $6,695,000 or 51% in 1999, compared to similar average outstanding balances in 1998. BMT Mortgage Company chose to hold some of the originated residential mortgage loans in its loan portfolio. Offsetting these increases, were decreases in the average outstanding balances of the Bank's consumer loan portfolio, down $4,491,000 or 4% from 1998's average outstanding balances. Lower consumer loan demand, caused by increased competition from automobile manufacturers for new automobile loans, was primarily responsible for the reduction in the percentage of loan growth in the average outstanding consumer loan portfolio in 1999. The average outstanding balances of federal funds sold decreased by 22% in 1999 compared to 1998 levels, partially funding the growth in the loan portfolio. Average outstanding investments decreased by 6% for 1999, compared to 1998.

Average outstanding total deposits increased 9% in 1999, compared to 1998. The largest dollar increase occurred in the Bank's non-interest bearing demand deposits and low costing NOW account balances, up $9,325,000 or 11% and $8,452,000 or 10%, respectively. Average money market account balances increased by $5,546,000 or 13%. Average outstanding balances of higher costing certificates of deposit ("CDs") grew by $3,497,000 or 6%. Average outstanding savings deposits increased 2% or $722,000. The change in the mix of average outstanding deposits, increasing non-interest bearing and lower costing NOW and money market account balances, at a greater percentage of increase than higher costing CDs, led to a $119,000 or 2% decrease in interest expense and an increase in the net interest margin to 6.12% in 1999 from 5.99% for 1998. An expanded discussion of net interest income follows under the section entitled "Net Interest Income".

Exclusive of OREO gains in each period, other income from the banking segment increased by 20% in 1999 compared to 1998. This was due primarily to a 77% increase in other operating income. During the first quarter of 1999, the Bank leased two buildings in Bryn Mawr (the "Buildings"). The Buildings are located directly across Lancaster Avenue from the Bank's main office and are to be used for future expansion. Existing tenants generated $250,000 in rental income, included in other operating income, accounting for more than one-half of the increase in other operating income, over 1998 levels.

Total other expenses of the Banking line of business increased 9% in 1999 compared to 1998 levels. Overall, the operating profits of the Banking line of business increased 17% in 1999 compared to 1998.

Investment Management and Trust Line of Business

The Bank's Investment Management and Trust Division reported a 13% increase in operating profit for 1999 compared to 1998 levels. As previously stated, the Resignations were directly responsible for a $298,000 decrease in fees from Investment Management and Trust services. Total Investment Management and Trust fee income rose 6% in 1999. The market value of assets under administration decreased from $2,101,215,000 at December 31, 1998, to $1,887,295,000 as of
December 31, 1999. Trust assets under management, included in above, decreased from $1,270,323,000 at December 31, 1998 to $1,127,715,000 as of December 31,
1999. The movement of accounts, caused by the Resignations is primarily responsible for this decrease. CDC had assets under advisement of $295,466,000 as of December 31, 1999, bringing total investment assets under administration or advisement at December 31, 1999 to $2,182,761,000.

Reflecting the effect of the Resignations, other expenses of the Investment Management and Trust line of business decreased 1% in 1999 over 1998 levels. Salary expense was down compared to 1998 levels.

Mortgage Banking Line of Business

The operating profit of the Bank's Mortgage Banking line of business decreased 39% in 1999 compared to 1998. During 1999, mortgage interest rates rose enough to make refinancing less attractive to borrowers. In 1999, the Mortgage Banking line of business had a 45% decrease in the volume of loans sold in the secondary mortgage market, partially offset by an 11 basis point increase in the yield on sales, compared to 1998 levels. Following is a table showing the volume of residential mortgage loans originated and sold in the secondary mortgage market, the total net gains realized, and the yield on these loan sales:

TABLE 2 - Summary of Loan Sale Activity

(dollars in thousands)                                  1999          1998*
                                                      ------------------------
Volume of loans sold ............................     $ 73,921       $134,676
Loan fees and net gains on
    sales .......................................          984          1,647
Yield on sales ..................................        1.33%          1.22%

* Restated for comparative purposes.

As of December 31, 1999, the Bank serviced $283,124,000 in residential mortgage loans for others, compared to $271,836,000 in loans serviced for others at year-end 1998.

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. Expenses are primarily of an administrative nature.

Tax Counsellors of Bryn Mawr, Inc.

In July 1997, the Corporation established a new wholly-owned subsidiary, TCBM, in order to add professional tax planning to its array of financial products and services offered to its customers. TCBM employs CPAs and an attorney (the "Tax Professionals"), having significant tax planning, preparation and financial planning capabilities. As a part of the formation of TCBM, a profit sharing agreement was developed that allows the Tax Professionals to retain the net revenues generated by existing clients brought to TCBM. For the second full year of operation, TCBM exceeded the revenue goals established in the profit sharing agreement, adding $5,000 to the Corporation's net income for 1999, compared to $10,000 for 1998.

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a new wholly-owned subsidiary, ICBM (a full-service insurance agency), to enable the Bank to offer insurance related products and services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. For 1999, ICBM reported net income of $65,000 compared to a loss of $26,000 for 1998.

Bryn Mawr Brokerage Company, Inc.

The Corporation established BM Brokerage in January 1999, in order to make brokerage services available to its client base through an affiliation with an independent broker-dealer. During its first year of operation, BM Brokerage reported a net loss of $6,000.

CDC Capital Management, Inc.

In January 1999, the Corporation acquired CDC for $281,000 in Corporation stock, a portion of which was issued at the time of the acquisition. The balance of the shares will be issued at the first and second anniversary of the acquisition. Goodwill, in the amount of $177,000, was recorded on the Corporation's books, to be amortized over a 10-year life. CDC was acquired to enable the Corporation to enhance its array of financial services and products by offering investment advisory services to its clients. CDC reported a net profit of $6,000 for 1999.

Joseph W. Roskos & Co.

On April 1, 1999, the Corporation acquired JWR&Co., effective January 1, 1999, for $4,195,000, through a combination of Corporation stock and cash. Goodwill in the amount of $3,300,000 was recorded on the Corporation's books, to be amortized over a 20-year life. JWR&Co. was acquired to expand the products and services being offered by the Corporation. JWR&Co. provides family business office services to high-net-worth individuals, including accounting and tax preparation services, consulting and fiduciary support services. JWR&Co. reported a net profit of $344,000 in 1999, before the amortization of $164,000 of goodwill.

Net Interest Income

A 9% or $2,235,000 increase in interest income, combined with a 2% or $119,000 decrease in interest expense, from year to year, resulted in an overall increase in net interest income of 12% or $2,354,000. Average earning assets grew 9% in 1999, compared to 1998 levels. Higher yielding average outstanding loan balances grew by 13%. The average outstanding balances of investments and federal funds sold decreased by 6% and 22%, respectively. Total average deposits increased 9%. The largest increase occurred in the Bank's lower costing average outstanding money market checking accounts, up by 13%, followed by non-interest bearing demand deposits, up by 11%, while NOW account balances grew by 10%. Average outstanding savings deposits increased by 2%. Average outstanding CDs increased by 6% over 1998 levels. This growth in average low cost and non-interest bearing deposits, compared to a lower growth rate of higher costing CDs, is primarily responsible for a 22 basis point decrease in the average cost of funds for 1999, compared to 1998. This decrease in the cost of funds was directly responsible for the Bank's net interest margin, defined as net interest income, exclusive of loan fees, as a percentage of average earning assets, increasing from 5.99% for 1998 to 6.12% for 1999.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $465,000, $413,000 and $405,000 in 1999, 1998 and 1997 respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - ANALYSES OF INTEREST RATES AND INTEREST DIFFERENTIAL

                                                  1999                            1998**                          1997**
                                    ------------------------------------------------------------------------------------------------
                                                           Average                          Average                          Average
                                                Interest    Rates               Interest     Rates               Interest     Rates
                                    Average     Income/    Earned/   Average     Income/    Earned/  Average      Income/    Earned/
(dollars in thousands)              Balance     Expense     Paid     Balance     Expense     Paid    Balance      Expense     Paid
                                    ------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks ..........  $ 22,060   $     --      --%    $ 19,065    $     --      --%    $ 23,329    $     --      --%
Interest-bearing deposits with
  other banks* ...................     2,173        103     4.7        1,345          68     5.1          176           8     4.5
Federal funds sold* ..............    12,272        609     5.0       15,665         824     5.3       16,964         935     5.5
Investment securities
  available for sale:
  Taxable* .......................    30,440      1,698     5.6       31,760       1,880     5.9       32,693       1,988     6.1
  Tax-exempt* ....................     4,162        183     4.4        4,953         224     4.5        5,868         283     4.8
                                    ------------------------------------------------------------------------------------------------
  Total investment securities ....    34,602      1,881     5.4       36,713       2,104     5.7       38,561       2,271     5.9
                                    ------------------------------------------------------------------------------------------------
Loans* ...........................   310,214     25,724     8.3      274,882      23,085     8.4      259,847      21,746     8.4
Less allowance for loan
  losses .........................    (4,257)        --      --       (4,088)         --      --       (4,247)         --      --
                                    ------------------------------------------------------------------------------------------------
  Net loans ......................   305,957     25,724     8.4      270,794      23,085     8.5      255,600      21,746     8.5
Other assets .....................    21,997         --      --       16,278          --      --       16,807          --      --
                                    ------------------------------------------------------------------------------------------------
  Total assets ...................  $399,061   $ 28,317      --     $359,860    $ 26,081      --     $351,437    $ 24,960      --
                                    ------------------------------------------------------------------------------------------------

Liabilities:
Demand deposits, noninterest-
  bearing ........................  $ 92,098   $     --      --%    $ 82,773    $     --      --%    $ 76,076    $     --      --%
Savings deposits .................   184,505      2,533     1.4      169,785       2,923     1.7      158,752       3,058     1.9
Time deposits ....................    65,000      3,008     4.6       61,503       3,052     5.0       73,792       3,871     5.2
Short term borrowings ............     4,658        266     5.7            0           0     0.0            0           0     0.0
Federal funds purchased ..........       954         50     5.2           18           1     5.6            5           0     6.0
Other liabilities ................     7,554         --      --        5,595          --      --        5,550          --      --
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities ..............   354,769      5,857      --      319,674       5,976      --      314,175       6,929      --
Shareholders' equity .............    44,292         --      --       40,186          --      --       37,262          --      --
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
     shareholders' equity ........  $399,061   $  5,857      --     $359,860    $  5,976      --     $351,437    $  6,929      --
------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets* ..........  $359,261         --      --     $328,605          --      --     $315,548          --      --
Interest income to earning
  assets .........................        --         --     7.9           --          --     7.9           --          --     7.9
Interest expense to earning
  assets .........................        --         --     1.6           --          --     1.8           --          --     2.2
  Net yield on
     interest-earning assets .....        --         --     6.3           --          --     6.1           --          --     5.7
Average effective rate paid on
  interest-bearing liabilities ...        --         --     2.3           --          --     2.6           --          --     3.0
Net interest margin ..............        --         --     6.12          --          --     5.99          --          --     5.59

 * Indicates earning assets.
** Reclassified for comparative purposes.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $52,000 in 1999, $8,000 in 1998, and ($47,000) in 1997.

TABLE 4 - Rate/volume Analyses

(in thousands)                                          1999 vs. 1998                    1998 vs. 1997
                                               ------------------------------    ------------------------------
Increase/(decrease)                             Volume      Rate       Total      Volume     Rate        Total
                                               ------------------------------    ------------------------------
Interest Income:
  Interest-bearing
     deposits with other
     banks .............................       $   41     ($   6)     $   35     $   59     $   1       $   60
  Federal funds sold ...................         (170)       (45)       (215)       (75)      (36)        (111)
  Investment securities
     available for sale:
     Taxable ...........................          (82)      (100)       (182)       (50)      (58)        (108)
     Tax-exempt ........................          (36)        (5)        (41)       (42)      (17)         (59)
Loans ..................................        2,918       (279)*     2,639      1,339         0*       1,339
                                               ----------------------------------------------------------------
Total interest income ..................        2,671       (435)      2,236      1,231      (110)       1,121
                                               ----------------------------------------------------------------
Interest expense:
  Savings deposits .....................          208       (596)       (390)       198      (333)        (135)
  Time deposits ........................          186       (230)        (44)      (665)     (154)        (819)
  Short term
     borrowings ........................          266          0         266          0         0            0
  Fed funds purchased ..................           49          0          49          1         0            1
                                               ----------------------------------------------------------------
  Total interest expense ...............          709       (826)       (119)      (466)     (487)        (953)
                                               ----------------------------------------------------------------
Interest differential ..................       $1,962     $  393      $2,355     $1,697     $ 377       $2,074
                                               ================================================================

* Included in the loan rate variance was an increase (decrease) in interest income related to non-performing loans of $327,000 and ($230,000) in 1999 and 1998, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 9% growth in interest income for 1999 was attributable to a 9% increase in average earning assets from $328,605,000 for 1998 to $359,261,000 for 1999. The yield on average outstanding earning assets remained level for 1999, compared to 1998, at 7.9% for both periods. The average yield on loans decreased 10 basis points, from 8.4% in 1998 to 8.3% in 1999. The average yield on federal funds sold decreased 30 basis points, to 5.0% for 1999, compared to 5.3% for 1998. The yield on the investment portfolio decreased by 30 basis points from 5.7% in 1998 to 5.4% in 1999. This was due to the maturity of older, higher yielding investments in the portfolio.

The growth in interest income attributable to volume was the result of a 13% increase in average outstanding loans. Partially offsetting this increase in the volume variance was a reduction in interest income related to the rate variance, due primarily to the 10 basis point decrease on the average yield on the loan portfolio.

As of December 31, 1999, outstanding loans increased 21% over December 31, 1998 loan balances. The most significant loan growth came in commercial and industrial loans, which grew by 34% year end to year end. Permanent mortgage loans, including both commercial mortgage loans and residential mortgage loans increased by 22%. Commercial mortgage loans grew by 8%, while residential mortgage loan balances increased by 66%. Construction loan outstanding balances increased 9%. A 3% increase in outstanding consumer loans is due primarily to a 3% increase in short-term indirect automobile loan balances at year-end 1999 compared to year-end 1998.

Average deposits increased $27,542,000 or 9% during 1999. This was due to a continued reaction to banking consolidations in the Bank's market area and the acquisition of new commercial and trust accounts. The Bank's average money market rate accounts grew by 13%, while NOW accounts grew by 10% and non-interest bearing demand deposits and average outstanding savings deposits increased by 11% and 2%, respectively. CD balances increased by 6%. Increasing lower and no cost balances were primarily responsible for the 2% decrease in interest expense for 1999. The cost of funds for the Bank averaged 1.7% for 1999 compared to 1.9% for 1998.

Loan Loss Provision

The Bank provided a loan loss provision of $250,000 for 1999, compared to $150,000 for 1998. The allowance for possible loan losses was $4,400,000 and $4,100,000 as of December 31, 1999 and 1998, respectively. Delinquencies, as a percentage of outstanding loans, amounted to 57 basis points and 46 basis points as of December 31, 1999 and 1998, respectively. The ratio of the loan loss reserve to non-performing loans was 556% and 832% as of December 31, 1999 and 1998, respectively. Non-performing loans amounted to $792,000 at December 31, 1999, a 61% increase from $493,000 at December 31, 1998. The primary cause of this increase was the reinstatement of a loan to non-performing status that had been included in the Bank's OREO at December 31, 1998. Total non-performing assets, including OREO, increased by 4% from $764,000 at December 31, 1998, to $792,000 at December 31, 1999. The allowance for possible loan losses, as a percentage of outstanding loans, was 1.30% as of December 31, 1999, compared to 1.46% as of December 31, 1998. Bank management has determined that the 1999 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 1999.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - Allowance for Possible Loan Losses

                                                                        December 31,
                                                  ---------------------------------------------------------
(dollars in thousands)                              1999        1998        1997        1996        1995
                                                  ---------------------------------------------------------
Allowance for possible loan losses:
Balance, January 1 ............................   $ 4,100     $ 4,074     $ 4,182     $ 3,652     $ 3,618
                                                  ---------------------------------------------------------
Charge-offs:
  Commercial and industrial ...................       (10)        (42)       (196)        (84)       (527)
  Real estate--construction ...................        --          --          --          --          --
  Real estate--mortgage .......................        22         (22)         --          (4)         (8)
  Consumer ....................................      (209)       (179)       (237)       (180)       (234)
                                                  ---------------------------------------------------------
  Total charge-offs ...........................      (197)       (243)       (433)       (268)       (769)
                                                  ---------------------------------------------------------
Recoveries:
  Commercial and industrial ...................        87         100         102         404         236
  Real estate--construction ...................       116          --          --          --          --
  Real estate--mortgage .......................        --          --          --           8          13
  Consumer ....................................        44          19          23          36          54
                                                  ---------------------------------------------------------
     Total recoveries .........................       247         119         125         448         303
                                                  ---------------------------------------------------------
     Net recoveries/
        (charge-offs) .........................        50        (124)       (308)        180        (466)
Provision for loan losses .....................       250         150         200         350         500
                                                  ---------------------------------------------------------
Balance, December 31 ..........................   $ 4,400     $ 4,100     $ 4,074     $ 4,182     $ 3,652
                                                  ---------------------------------------------------------
Net recoveries/(charge-offs)
  to average loans ............................      0.02%      (0.05%)     (0.12%)      0.07%      (0.21%)

The negative charge-off of $22,000 in real estate - mortgage loans reflects the adding back to the loan loss reserve of an amount previously charged off, in conjunction with the acquisition of other real estate owned.

TABLE 6 - Allocation of Allowance For Possible Loan Losses

The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

                                                                                  December 31,
                                             ---------------------------------------------------------------------------------------
                                                   1999              1998             1997               1996             1995
                                             ---------------------------------------------------------------------------------------
                                                         %                %                  %                 %                %
                                                       Loans            Loans              Loans             Loans            Loans
                                                        To               To                 To                To               To
                                                       Total            Total              Total             Total            Total
(dollars in thousands)                                 Loans            Loans              Loans             Loans            Loans

                                             ---------------------------------------------------------------------------------------
Balance at end of period applicable to: ..
Commercial and industrial ................   $  151    39.7%   $  427    31.8%   $  316    28.1%   $  483    28.8%   $1,295    28.7%
Real estate--construction ................       33     4.2        81     4.7     1,111     5.1       751     2.9       648     3.8
Real estate--mortgage ....................      228    35.4       161    39.3       184    38.2       289    36.9       259    36.4
Consumer .................................      279    20.7       301    24.2       465    28.6       609    31.4       619    31.1
                                             ---------------------------------------------------------------------------------------
Unallocated ..............................    3,709      --     3,130      --     1,998      --     2,050      --       831      --
                                             ---------------------------------------------------------------------------------------
  Total ..................................   $4,400   100.0%   $4,100   100.0%   $4,074   100.0%   $4,182   100.0%   $3,652   100.0%
                                             ---------------------------------------------------------------------------------------

The loan loss reserve allocation reflects a reserve based on specific loan loss reserve allocations on loans reviewed individually as well as an average historical loan write-off percentage for loans in each specific loan category not individually reviewed and is also increased by an additional percentage to reflect current market conditions. As a part of the internal loan review process, loans considered impaired under SFAS NO. 114 are individually reviewed and, when deemed appropriate, a specific portion of the loan loss reserve is allocated to the respective impaired loans. Refer to page 14 for further discussion of the Corporation's loan review process.

Other Income

The following table details other income for the years ended December 31, 1999 and 1998, and the percent change from year to year:

TABLE 7 - Other Income

                                                1999       1998      % Change
                                              ----------------------------------

Fees for trust services ..................    $ 9,784    $ 9,272         6%
Service charges on deposit
    accounts .............................      1,156      1,169        (1%)
Other fees and service
    charges ..............................      1,333      1,272         5%
Net gain on sale of loans ................      1,028      1,682       (39%)
Gain on sale of other real
    estate owned .........................         45        224       (80%)
Fees earned from family
    business office services .............      1,947         --        --
Investment advisory and
    brokerage fees .......................      1,218         --        --
Tax consulting fees ......................        702        655         7%
Insurance commission income ..............        326        188        73%
Other operating income ...................      1,071        614        74%
                                              ----------------------------------
                                              $18,610    $15,076        23%
                                              ----------------------------------

In addition to net interest income, the Bank's three operating segments, as well as TCBM, ICBM, BM Brokerage, CDC and JWR&Co. generate various streams of fee-based income, including Investment Management and Trust income, service charges on deposit accounts, loan servicing income, consulting fees and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 3, 4 and 5, the increase in other income in 1999 from 1998 levels was primarily a result of revenues from newly established or acquired lines of business in 1999, an increase in Investment Management and Trust fees and rental income received from the tenants in the Buildings. These increases were partially offset by decreases in gains on the sale of residential mortgage loans and a decrease in OREO gains, compared to 1998.

Fees from the family office business and investment advisory and brokerage fees amounted to $3,165,000. No such fees were earned in 1998.

Trust income grew $512,000 or 6% from year to year. Refer to the discussion under the heading "Investment Management and Trust Line of Business on page 4 of this report.

As discussed in the "Mortgage Banking Line of Business" section, the $654,000 or 39% decrease in gains on the sale of loans was directly attributable to an 45% decrease in the volume of loans sold in 1999 compared to 1998, partially offset by an 11 basis point increase in the yield realized on the sale of loans in 1999 compared to 1998.

Gains on the sale of OREO decreased by $179,000 or 80%. This is a direct result of the Bank disposing of the majority of its OREO prior to 1999.

Tax consulting and insurance commission income increased $47,000 or 7% and $138,000 or 73%, respectively.

Other operating income increased $457,000 or 74% in 1999 from 1998 levels, primarily due to new sources of rental income from the Buildings, adding $250,000 in new other operating income, not present in 1998. Fees from merchant credit card processing increased by $92,000 over 1998 levels and cash management related fee income grew by $65,000. This growth is directly attributable to growth in the banks off-balance sheet mutual fund balances, which increased from $43,007,000 at December 31, 1998 to $100,372,000 at December 31, 1999. Exclusive
of these increased revenue streams, other operating income increased by $50,000 for 1999, compared to 1998.

Other Expenses

The following table details other expenses for the years ended December 31, 1999 and 1998, and the percent change from year to year:

TABLE 8 - Other Expenses

                                             1999         1998        % Change
                                           -------------------------------------

Salaries-regular ......................    $12,446      $10,289          21%
Salaries-other ........................      2,226        2,375          (6%)
Employee benefits .....................      2,334        1,908          22%
Occupancy expense .....................      1,928        1,392          39%
Furniture, fixtures, and
    equipment .........................      1,968        1,817           8%
Advertising ...........................      1,290        1,283           1%
Professional fees .....................      1,148          811          42%
Computer processing ...................        560          569          (2%)
Merchant credit card
    processing ........................        524          466          12%
Stationery and supplies ...............        408          354          15%
Insurance .............................        373          213          75%
Amortization of goodwill ..............        183           --          --
Net cost of operation of other
    real estate owned .................          8            7          14%
Other operating expenses ..............      3,584        3,211          12%
                                           -------------------------------------
Total other expenses ..................    $28,980      $24,695         17%
                                           -------------------------------------

Other expenses increased for the year ended December 31, 1999, by 17% compared to 1998. Regular salaries, consisting of regular, part time and overtime salary expense and the largest component of other expenses, rose 21%, due primarily to the New Acquisitions in 1999. Exclusive of regular salary expense from Brokerage, CDC and JWR&Co., which produced no expense in 1998, total regular salaries increased by 10%. Merit increases and staffing additions, during 1999, are primarily responsible for this increase. As of December 31, 1999, the Corporation's consolidated full-time equivalent staffing level was 266.5 compared to 239.5 as of December 31, 1998.

Other salaries, which primarily consist of incentive compensation, decreased 6% from 1998 to 1999. The $149,000 decrease was primarily related to Investment Management and Trust incentive-based compensation.

Employee benefit costs increased $426,000 or 22% in 1999 over 1998 levels. Of this increase, $119,000 relates to the newly acquired or started companies in 1999. A $158,000 increase in the cost of the Corporation's pension expense, along with $76,000 and $45,000 respective increases in the cost of the Bank's social security taxes and medical insurance premiums account for $398,000 of the $426,000 increase. Additional participants in the pension plan, as well as an increased staff are the primary reasons for these increased expense categories.

Occupancy expenses increased $536,000 or 39% from 1998 to 1999. The largest increase relates to occupancy costs associated with the Buildings, which amounted to $294,000 for 1999. No such expenses were incurred during 1998. The cost to the Bank for use of the Buildings in 1999, net of the respective rental income was $61,000. Increased office rent expense for Investment Counsellors of Bryn Mawr, a division of the Investment Management and Trust Division, amounted to $38,000, compared to similar rent expense for 1998, and occupancy expense associated with the New Acquisitions amounted to $182,000, accounting for $514,000 of the $536,000 increase.

Furniture, fixtures and equipment expense increased by $151,000 or 8% in 1999, compared to 1998. The rental of office equipment increased $46,000, as some Bank departments were relocated, in anticipation of renovations within the main Bank building.

Depreciation expense for the Bank was also up by $51,000, reflecting the effect of capital improvements made during 1999. Expenses associated with the New Acquisitions in 1999 amounted to $69,000.

Advertising remained relatively level for 1999, compared to 1998, at $1,290,000 and $1,283,000 for the respective periods.

The cost of merchant credit card processing increased $68,000 or 15% as the volume of merchant processing increased. These fees were more that offset by related revenues, included in other operating income.

The cost of professional fees increased by $337,000 or 42%. The primary reason for this increase was solicitation fees paid for business referrals to CDC in the routine operation of CDC's investment advisory business. CDC incurred $565,000 in solicitation fees in 1999. No such fees were incurred during 1998. Exclusive of these solicitation fees, professional fees decreased by $228,000 or 28% for the twelve months ended December 31, 1999, compared to the same period in 1998. A recovery of legal fees in 1999, related to a previously charged-off loan, was primarily responsible for this decrease in professional fees.

Stationery and supplies expense increased $54,000 or 15% in 1999, compared to 1998, due primarily to additional costs in 1999, associated with the production of new product brochures as well as letterhead for the new subsidiary companies, acquired or established during 1999.

Insurance expense increased by $160,000 or 75%. Insurance expense is composed of the premiums paid to The Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverage. FDIC insurance premiums remained level from 1998 to 1999, while the Corporation's business insurance premiums accounted for the $160,000 increase during 1999, compared to similar premiums in 1998. Expanded policy limits and the addition of the New Acquisitions were responsible for this increase.

Goodwill amounting to $3,477,000 was recorded on the Corporation's books as a result of the acquisition of CDC and JWR&Co. Their respective amortization periods are 10 and 20 years. The goodwill is being amortized on a straight-line method at a cost of $183,000 for 1999. No such cost was incurred for 1998.

Other operating expenses increased $373,000 or 12% from 1998 to 1999. Included in 1999's expense were expenses of the New Acquisitions of $238,000. Exclusive of these expenses, other operating expenses increased by 4% over 1998 levels.

Income Taxes

Federal income taxes for 1999 were $3,879,000, compared to $3,480,000 for 1998. This represents an effective tax rate of 32.8% and 33.7% for 1999 and 1998, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See
Note 10 to the consolidated financial statements.

FINANCIAL CONDITION
--------------------------------------------------------------------------------

Investment Securities

Management has elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $29,611,000 and $50,960,000 as of December 31, 1999 and 1998,
respectively. The amortized cost of the portfolio as of December 31, 1999 was $30,201,000, resulting in net unrealized losses of $590,000. The amortized cost of the portfolio at December 31, 1998 was $50,808,000, resulting in net unrealized gains of $152,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 1999, are as follows:

TABLE 9 - Investment Portfolio

                                                      Maturing     Maturing
                                       Maturing      From 2001     From 2005
                                        During        Through       Through      Maturing
(dollars in thousands)                   2000           2004          2009      After 2009        Total
                                       ---------------------------------------------------------------------
Obligations of the
  U.S. Government and
  agencies:
  Book value .....................     $  1,993       $  22,432       $  --      $     --       $  24,425
  Weighted average
     yield .......................          6.0%            5.5%         --            --             5.6%
State and political
  subdivisions:
  Book value .....................        1,478           1,740          --            --           3,218
  Weighted average
     yield .......................          7.0%            6.3%         --            --             6.6%
Other investment
  securities:
  Book value .....................           --              --          --         1,968           1,968
  Weighted average
     yield .......................           --              --          --           6.2%            6.2%
                                       ---------------------------------------------------------------------

Total book value .................     $  3,471       $  24,172       $  --      $  1,968       $  29,611
Weighted average
  yield ..........................          6.3%            5.6%         --           6.2%            5.8%

In addition to $57,180,000 in maturities, during 1999, $6,000,000 in municipal bonds were called. These increases in available funds, combined with an increase in total deposits for 1999 of $28,711,000, partially offset by net originations of the loan portfolio of $21,728,000 prompted Bank management to purchase $42,553,000 in U.S. Government or U.S. Government Agency securities. Those transactions were primarily responsible for the $21,262,000 or 42% decrease in the investment portfolio from December 31, 1998, to December 31, 1999. At December 31, 1999, approximately 82% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative instruments and does not plan to purchase any of those instruments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal lines of credit loans (the Bank's "CreditLine" product) are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - Loan Portfolio
                                                 December 31
                               -------------------------------------------------
(in thousands)                   1999      1998      1997      1996      1995
                               -------------------------------------------------
Real estate loans:
  Permanent mortgage
     loans ................    $134,495  $110,535  $102,474  $ 95,588  $ 85,752
  Construction loans ......      14,398    13,204    13,647     7,639     8,905
Commercial and
  industrial loans ........     119,835    89,368    75,474    74,688    67,507
Consumer loans ............      70,211    68,078    76,963    81,512    73,189
                               -------------------------------------------------
  Total ...................    $338,939  $281,185  $268,558  $259,427  $235,353
                               -------------------------------------------------

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 1999, is shown below.

                                              Maturing
                                 Maturing    From 2001
                                  During      Through     Maturing
(in thousands)                     2000         2004     After 2004     Total
                                ------------------------------------------------
Commercial, financial,
  and agricultural ........     $ 65,367     $ 27,308     $ 27,160     $119,835
Real estate--construction .        7,858        6,538            2       14,398
Real estate--other ........        1,817       12,135       40,176       54,128
                                ------------------------------------------------
     Total ................     $ 75,042     $ 45,981     $ 67,338     $188,361
                                ------------------------------------------------
Interest sensitivity on the
  above loans:
  Loans with
     predetermined rates ..     $  8,817     $ 28,765     $ 20,767     $ 58,349
  Loans with adjustable or
     floating rates .......       66,225       17,216       46,571      130,012
                                ------------------------------------------------
     Total ................     $ 75,042     $ 45,981     $ 67,338     $188,361
                                ------------------------------------------------

There are no scheduled prepayments on the loans included in the maturity distributions.

TABLE 11 - LOAN PORTFOLIO AND NON-PERFORMING ASSET ANALYSIS
                                  ---------------------------------------------------------------------------------------------
                                                                                                                    Loan Loss
                                                Loan Portfolio                 Nonperforming Assets                  Reserve
                                  ---------------------------------------------------------------------------------------------
                                             Past Due   Past Due               Non-         Other     Total Non-  Reserve for
                                             30 to 89   90 Days     Total    Performing  Real Estate  Performing   Loan Loss
(in thousands)                     Current     Days     or More     Loans      Loans*        Owned      Assets     Allocation
                                  ---------------------------------------------------------------------------------------------
Real estate loans:
   Permanent mortgage loans:
     Residential ............     $ 26,035   $    258   $     41   $ 26,334   $     41      $   --     $     41     $   --
     Commercial .............       53,402         47        679     54,128        679          --          679         --
     Home equity ............       53,797        217         19     54,033         19          --           19         --
                                  ---------------------------------------------------------------------------------------------
     Total permanent mortgage
       loans ................      133,234        522        739    134,495        739          --          739        228
   Construction mortgage
     loans:
     Residential ............       14,396         --         --     14,396         --          --           --         --
     Commercial .............            2         --         --          2         --          --           --         --
                                  ---------------------------------------------------------------------------------------------
       Total construction
          mortgage loans ....       14,398         --         --     14,398         --          --           --         33
                                  ---------------------------------------------------------------------------------------------
       Total real estate
          loans .............      147,632        522        739    148,893        739          --          739        261
Commercial and Industrial
   loans ....................      119,523        312         --    119,835         --          --           --         --
                                  ---------------------------------------------------------------------------------------------
       Total commercial and
          industrial loans ..      119,523        312         --    119,835         --          --           --        151
                                  ---------------------------------------------------------------------------------------------
Consumer loans:
   Direct ...................        9,162         17          4      9,183          4          --            4         --
   Indirect .................       58,438        272         49     58,759         49          --           49         --
   CreditLine ...............        2,253         16         --      2,269         --          --           --         --
                                  ---------------------------------------------------------------------------------------------
       Total consumer loans .       69,853        305         53     70,211         53          --           53        279
Unallocated reserve for loan
   loss .....................           --         --         --         --         --          --           --      3,709
                                  ---------------------------------------------------------------------------------------------
       Total ................     $337,008   $  1,139   $    792   $338,939   $    792      $   --     $    792     $4,400
                                  ---------------------------------------------------------------------------------------------

* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $792,000 includes the $792,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent included in nonperforming loans.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 1999 increased 21% to $338,939,000 from $281,185,000 as of December 31, 1998.

The Bank's commercial and industrial lending had the largest growth in outstanding loan balances from year to year. Commercial and industrial loan balances grew $30,467,000 or 34% from $89,368,000 at December 31, 1998 to
$119,835,000 at December 31, 1999. Increased business development in the Bank's commercial lending market area, the addition of experienced commercial lenders, and the emergence of new commercial lending relationships, partially the result of recent banking mergers in the Bank's market area, are the reasons for this strong growth.

Permanent mortgage loans, which consist of commercial and residential mortgages as well as home equity loans, increased by 22% or $23,960,000 during 1999, from $110,535,000 at December 31, 1998, to $134,495,000 at December 31, 1999. This
growth was due primarily to a $10,427,000 or 66% increase in residential mortgage loans, as the Bank decided to increase its outstanding balances of residential mortgage loans. Home equity loans increased by $9,561,000 or 21%, commercial mortgage loans increased by $3,972,000 or 8%.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, increased $2,133,000 or 3%, from $68,078,000 at December 31, 1998, to $70,211,000 at December 31, 1999.
While average outstanding consumer loan balances decreased by 4% during 1999, during the later half of 1999, outstanding indirect automobile paper accounted for the largest increase, growing $1,726,000 or 3% to $58,758,000 for December 31, 1999 compared to $57,032,000 at December 31, 1998. Competition from automobile manufacturers' credit facilities and lower costing financing from home equity loans continues to be a source of major competition for this product.

As of December 31, 1999, the construction loan portfolio increased by $1,194,000 or 9%, from $13,204,000 at December 31, 1998, to $14,398,000 at December 31,
1999. As of December 31, 1998 and 1999, the construction lending portfolio had neither non-performing loans nor any loans delinquent 30 days or more.

Deposits

The Bank attracts deposits from within its market area by offering various deposit instruments, including savings accounts, NOW accounts, money market accounts, and certificates of deposit.

Total deposits increased 8% to $371,068,000 at December 31, 1999, from $342,357,000 at year-end 1998. A more meaningful measure of deposit change is average daily balances. As illustrated in Table 12, average daily deposit balances increased 9%. It is believed that bank consolidation within the Bank's market area, as well as the acquisition of new deposit accounts through the growth of new lending and Investment Management and Trust relationships, are primarily responsible for this growth in deposits. As previously discussed, this change in the mix of deposits, growing lower costing and non-interest bearing deposits is primarily responsible for a 22 basis point decrease in the Bank's overall cost of funds and a 13 basis point increase in the Bank's net interest margin for 1999, compared to 1998.

The following table presents the average balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

                                                              % Change                      % Change
(dollars in thousands)               1999          1998     1999 vs. 1998       1997      1998 vs. 1997
                                   ----------------------------------------------------------------------
Demand deposits, non-
  interest-bearing ...........     $ 92,098      $ 82,773        11.3%         $ 76,076         8.8%
                                   ----------------------------------------------------------------------
Market rate accounts .........       49,871        44,325        12.5            45,903        (3.4)
NOW accounts .................       93,769        85,317         9.9            73,958        15.4
Regular savings ..............       40,865        40,143         1.8            38,891         3.2
                                   ----------------------------------------------------------------------
                                    184,505       169,785         8.7           158,752         6.9
                                   ----------------------------------------------------------------------
Time deposits ................       65,000        61,503         5.7            73,792       (16.7)
                                   ----------------------------------------------------------------------
  Total ......................     $341,603      $314,061         8.8          $308,620         1.8
                                   ----------------------------------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 1999:

Table 13 - Maturity of Certificates of Deposits of $100,000 or Greater

(in thousands)
Three months or less.................................................    $15,751
Three to six months..................................................      2,689
Six to twelve months.................................................      3,833
Greater than twelve months...........................................         --
                                                                         -------
    Total............................................................    $22,273
                                                                         -------

Capital Adequacy

At December 31, 1999, total shareholders' equity of the Corporation was $46,719,000, a $4,498,000 or 11% increase over $42,221,000 at December 31, 1998.
Decreasing the addition to capital from earnings, less dividends for the year, was the impact of SFAS No. 115. As of December 31, 1999, shareholders' equity included unrealized losses on investment securities, net of deferred taxes, of $389,000 compared to unrealized gains on investment securities, net of taxes, of $100,000 at December 31, 1998. This change caused a $489,000 decrease to shareholders' equity from December 31, 1998 to December 31, 1999.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 1999 and 1998 are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-based Capital Ratios

                                         1999                      1998
                                             Minimum                   Minimum
                                   ACTUAL    Required        Actual    Required
                                   ------    --------        ------    --------
Tier I capital
    ratio.......................   10.34%      4.00%         12.42%      4.00%
Total capital ratio.............   11.54       8.00          13.67       8.00

An increase in risk weighted assets at December 31, 1999, compared to last year-end, combined with the effect of dividends paid to the Corporation during 1999 to fund both the Corporation's Stock Repurchase Program and the purchase of JWR&Co. are the primary reasons for the decreases in both the Bank's Tier I and Total Capital ratios from December 31, 1998 to December 31, 1999.

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under capitalized." As of December 31, 1999 and 1998, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 1999. It is the Bank's policy to promptly place non-performing loans on non-accrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 1999.

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

Non-performing assets amounted to $792,000 at December 31, 1999, a 4% increase from $764,000 at December 31, 1998. Non-performing loans were $792,000 at December 31, 1999, a 61% increase from $493,000 at December 31, 1998. The primary cause of this increase was the reinstatement of a loan to non-performing status that had been included in the Bank's OREO at December 31, 1998. There were no OREO properties on the Bank's books as of December 31, 1999, causing a $271,000 decrease in OREO balances from December 31, 1998.

Total nonperforming assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 1999.

TABLE 15 - Nonperforming Assets

                                                  December 31
                                   -------------------------------------------
                                    1999     1998     1997     1996     1995
                                   -------------------------------------------
(in thousands)
Loans past due 90 days
    or more not on
    nonaccrual status:
    Real estate--mortgage ......   $   19   $   84   $   72   $   68   $   --
    Consumer ...................       53       56       27       51      155
Loans on which the
    accrual of interest
    has been discontinued:
    Commercial and
       industrial ..............       --       --      347       76      339
    Real estate--mortgage ......      720      353      723      712      117
    Real estate--
       construction ............       --       --       --       --       --
                                   -------------------------------------------
       Total nonperforming
          loans ................      792      493    1,169      907      611
Other real estate owned
    and in-substance
    foreclosed
    properties* ................       --      271       25    1,523    3,794
                                   -------------------------------------------
       Total nonperforming
          assets ...............   $  792   $  764   $1,194   $2,430   $4,405
                                   ===========================================

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $121,000 for the year ended December 31,

1999. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $448,000 in 1999.

* Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the "Committee") that periodically reviews the status of all non-accrual and impaired loans, loans criticized by both the Bank's regulators and an independent consultant retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. The methodology used to arrive at an appropriate allowance for loan loss involves a high degree of management judgement and results in a range of estimated losses. It is the goal of this loan loss reserve adequacy process to provide a loan loss reserve sufficient to address the Bank's potential risk of loan losses, in the existing loan portfolio, during various economic cycles. During the review of the loan loss reserve, the Committee considers allocations of the loan loss reserve on specific loans on a loan-by-loan basis, as well as considering inherent loan losses in specific pools of similar loans, based on prior historical write-off activity, geographic concentrations, industry concentrations and economic factors. The sum of all analyzed loan components is compared to the loan loss reserve balance, and any adjustments deemed necessary to the loan loss reserve balance are made on a timely basis.

The Corporation is regulated and periodically inspected by The Federal Reserve Board. In 1996, the Bank became a state member bank of the Federal Reserve System. The Bank is regulated and periodically examined by the Federal Reserve Board and the Pennsylvania Department of Banking. There are no recommendations by the regulators, which would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

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

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 1999

                                                                               REPRICING PERIODS
                                           -----------------------------------------------------------------------------------------

                                            0 to 30     31 to 90      91 to 180    181 to 365     Over       Non-rate
(dollars in thousands)                        Days        Days          Days          Days       1 Year      Sensitive     Total
                                           -----------------------------------------------------------------------------------------
Assets:
   Interest-bearing deposits with other
     banks .............................   $  13,643    $      47    $      --    $      --    $      --    $      --    $  13,690
   Federal funds sold ..................      17,609           --           --           --           --           --       17,609
   Investment securities ...............          --          500           --        2,971       24,172        1,968       29,611
   Loans ...............................     109,206       13,365       18,723       33,826      163,819       (4,400)     334,539
   Cash and due from banks .............          --           --           --           --           --       17,914       17,914
   Other assets ........................          --           --           --           --           --       14,771       14,771
                                           -----------------------------------------------------------------------------------------
     Total assets ......................   $ 140,458    $  13,912    $  18,723    $  36,797    $ 187,991    $  30,253    $ 428,134
                                           -----------------------------------------------------------------------------------------
Liabilities and shareholders' equity:
   Demand, noninterest-bearing .........   $      --    $      --    $      --    $      --    $      --    $ 100,485    $ 100,485
   Savings deposits ....................      72,772           --           --           --      121,286           --      194,058
   Time deposits .......................      17,443        9,222       12,065       23,303       16,187           --       78,220
   Other liabilities ...................      10,000           --           --           --           --        7,884       17,884
   Shareholders' equity ................          --           --           --           --           --       37,487       37,487
                                           -----------------------------------------------------------------------------------------
     Total liabilities and shareholders'
       equity ..........................   $ 100,215    $   9,222    $  12,065    $  23,303    $ 137,473    $ 145,856    $ 428,134
                                           -----------------------------------------------------------------------------------------

Gap ....................................   $  40,243    $   4,690    $   6,658    $  13,494    $  50,518    ($115,603)          --
Cumulative gap .........................   $  40,243    $  44,933    $  51,591    $  65,085    $ 115,603           --           --
Cumulative earning assets as a ratio of
   interest bearing liabilities ........         140%         141%         142%         145%         141%          --           --

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 1999, based on an analysis of the results from the simulation models, the Bank's interest rate risk was within the acceptable range as established by the Bank's Risk Management Policies and Procedures.

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

The Bank's liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Bank management has developed a liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Periodically, ALCO reviews the Bank's liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank's Board of Directors.

During 1999, cash provided by operations amounted to $8,157,000 and was primarily derived from net income of $7,961,000 for 1999. Cash used for investing activities amounted to $38,127,000. Investment activity provided $20,627,000 in cash, as the balance in the investment portfolio decreased by 42% at December 31, 1999, compared to December 31, 1998. Loan activity, including the purchase of $33,951,000 in indirect automobile paper, used $55,679,000 in funds during 1999. The cash portion of the cost of acquiring the New Acquisitions amounted to $1,975,000. The cost of premises' improvements and the purchase of equipment used $1,104,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Bank's financing activities, which provided $33,851,000 in net cash, primarily the result of a $14,216,000 net increase in outstanding non-interest-bearing demand and savings related deposits, along with a $14,465,000 increase in time deposits. The Bank also borrowed $10,000,000, primarily for liquidity purposes, from the FHLB.

The Corporation used $30,000 in repayment of its mortgage debt. The Corporation received $303,000 in proceeds from the issuance of common stock, related to stock option exercises and used $2,530,000 to repurchase, pursuant to the Stock Repurchase Program, common stock and $2,603,000 to pay the dividend in 1999. The Corporation's cash and cash equivalents increased from December 31, 1998, to December 31, 1999, by $3,881,000, from $45,332,000 at December 31, 1998 to
$49,213,000 at December 31, 1999.

OTHER
--------------------------------------------------------------------------------

Year 2000

During the past two years, the Corporation organized a Year 2000 ("Y2K") team (the "Team") to implement a plan assuring that all internal systems, borrowers and vendors were Y2K compliant. The Team successfully met its goals. The conversion from 1999 to the year 2000 was an uneventful one for the Corporation, its subsidiaries, as well as its borrowers and vendors. With minor exceptions, all systems were properly working at the commencement of business on January 3, 2000.

The cost of Y2K compliance for the Corporation amounted to $585,000.

1998 vs. 1997 Results of Operations

Net Income

Net income for the year ended December 31, 1998, was $6,857,000, a 12% increase over net income of $6,130,000 for the year ended December 31, 1997. Basic earnings per share rose from $1.38 in 1997 to $1.58 in 1998. Earnings per share-assuming dilution was $1.33 for 1997 compared to $1.51 in 1998. In 1997, the Corporation paid dividends of $0.36 per share. In 1998, the Corporation paid dividends of $0.465 per share.

Return on average assets was 1.74% for 1997 compared to 1.91% in 1998. Return on average equity was 16.45% in 1997 versus 17.06% in 1998.

Net Interest Income

A 4% increase in average earning assets, from 1997 to 1998, was primarily responsible of a $1,122,000 or a 4% rise in interest income.

Interest expense decreased 14% or $953,000 from 1997 to 1998. The primary reason for this decrease was a 17% decrease in average outstanding higher costing CDs.

Net interest income increased 12%, while the net interest margin increased from 5.59% for 1997 to 5.99% for 1998.

Loan Loss Provision

The provision for loan losses amounted to $200,000 for 1997 and was decreased to $150,000 for 1998. The allowance for possible loan losses as a percentage of non-performing loans amounted to 349% and 832% as of December 31, 1997 and 1998, respectively. The ratio of the allowance for possible loan losses to total outstanding loans was 1.52% and 1.46% at December 31, 1997 and 1998, respectively.

Other Income

Other income increased 25% in 1998 from 1997 levels. Fees for Investment Management and Trust services increased $1,574,000 or 20%. Net gains on the sale of mortgage loans increased $548,000 or 48%, due primarily to an increase in the sale of residential mortgage loans to the secondary mortgage market, from $75,874,000 in 1997 compared to $134,676,000 in 1998.

Other Expenses

Other expenses increased by $3,858,000 or 19% in 1998 over 1997. Regular salaries increased $1,685,000 or 20%, due primarily to merit increases and staffing additions, including the establishment of TCBM in July 1997 and ICBM in January 1998. Salaries-other, primarily incentive based, increased $720,000 or 44%. Increases in incentive based compensation, tied to overall profitability of the Bank's lines of business accounted for this increase.

Employee benefit costs increased by $117,000 or 7%. Decreases in the cost of post-retirement benefits of $242,000 and $170,000 in pension costs were offset by increases of $398,000, $111,000 and $66,000 in social security tax expense, medical and life insurance premiums and the Corporation's supplemental employee retirement plan, respectively.

The $252,000 or 16% increase in furniture, fixtures and equipment expense was primarily due to the additional depreciation on fixed assets.

Advertising increased $214,000 or 20%, reflecting the establishment of new marketing initiatives.

The cost of merchant credit card processing increased $76,000 or 19%, as the volume of merchant processing increased.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, increased by $25,000 or 13% in 1998 compared to 1997 levels. FDIC insurance premiums remained level from 1997 levels. The cost of the Corporation's insurance coverage increased, partially reflecting the addition of TCBM and ICBM in 1998 for a full year.

Other operating expenses increased $738,000 or 30% from 1997 to 1998. Appraisal fees, directly related to the growth in mortgage banking activity, increased by $130,000 over 1997 levels. The cost of Y2K compliance increased by $79,000 over 1997 and travel and entertainment expense grew by $70,000.

Income Taxes

The income tax provision for 1998 was $3,480,000, or a 33.7% effective rate, compared to $2,950,000, or a 32.5% effective rate, for 1997.

Consolidated Balance Sheets

                                                                                              (in thousands)
As of December 31,                                                                        1999            1998*
                                                                                        --------------------------
Assets
------
Cash and due from banks ........................................................        $ 17,914         $ 19,810
Interest-bearing deposits with other banks .....................................          13,793            5,166
Federal funds sold .............................................................          17,609           20,372
Investment securities available for sale, at market value
  (amortized cost of $30,201,000 and $50,808,000 at December 31, 1999 and 1998,
  respectively) ................................................................          29,611           50,960
Loans ..........................................................................         338,939          281,185
    Less: Allowance for possible loan losses ...................................          (4,400)          (4,100)
                                                                                        --------------------------
       Net loans ...............................................................         334,539          277,085
                                                                                        --------------------------
Premises and equipment, net ....................................................          11,880           12,209
Accrued interest receivable ....................................................           2,411            2,069
Goodwill .......................................................................           3,294               --
Deferred federal income taxes ..................................................           1,440            1,086
Other real estate owned ........................................................              --              271
Other assets ...................................................................           4,329            2,812
                                                                                        --------------------------
    Total assets ...............................................................        $436,820         $391,840
                                                                                        --------------------------
Liabilities
-----------
Deposits:
  Demand, noninterest-bearing ..................................................        $ 98,790         $ 88,937
  Savings ......................................................................         194,057          189,695
  Time .........................................................................          78,221           63,725
                                                                                        --------------------------
       Total deposits ..........................................................         371,068          342,357
Short term borrowings ..........................................................          10,000               --
Other liabilities ..............................................................           9,033            7,262
                                                                                        --------------------------
    Total liabilities ..........................................................         390,101          349,619
                                                                                        --------------------------
Commitments and contingencies (Note 14)

Shareholders' Equity
--------------------
Common stock, par value $1,
  authorized, 25,000,000 shares, issued 5,179,608 shares and 5,067,078 shares as of December 31, 1999 and 1998, respectively, and outstanding 4,323,250 shares and 4,303,818 shares as of December 31, 1999
  and 1998, respectively .......................................................           5,180            5,067
Paid-in capital in excess of par value .........................................           4,467            2,478
Unrealized investment (depreciation) appreciation, net of deferred income taxes             (389)             100
Retained earnings ..............................................................          45,149           39,791
                                                                                        --------------------------
                                                                                          54,407           47,436
Less: Common stock in treasury, at cost -- 856,358 and 763,260
  shares at December 31, 1999 and 1998, respectively ...........................          (7,688)          (5,215)
                                                                                        --------------------------
       Total shareholders' equity ..............................................          46,719           42,221
                                                                                        --------------------------
       Total liabilities and shareholders' equity ..............................        $436,820         $391,840
                                                                                        --------------------------

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements of Income

                                                         (in thousands, except for share and per share data)
For the years ended December 31,                              1999              1998*             1997*
                                                           ----------------------------------------------
Net interest income:
Interest income:
  Interest and fees on loans ......................        $   25,724        $   23,085        $   21,746
  Interest on federal funds sold ..................               609               824               935
  Interest and dividends on investment securities:
    Taxable interest income .......................             1,702             1,864             1,916
    Tax-exempt interest income ....................               183               224               283
    Dividend income ...............................                99                85                80
                                                           ----------------------------------------------
       Total interest income ......................            28,317            26,082            24,960
Interest expense ..................................             5,857             5,976             6,929
                                                           ----------------------------------------------
Net interest income ...............................            22,460            20,106            18,031
Loan loss provision ...............................               250               150               200
                                                           ----------------------------------------------
Net interest income after loan loss provision .....            22,210            19,956            17,831
                                                           ----------------------------------------------
Other income:
  Fees for investment management and trust services             9,784             9,272             7,698
  Service charges on deposit accounts .............             1,156             1,169             1,124
  Other fees and service charges ..................             1,333             1,272             1,090
  Net gain on sale of loans .......................             1,028             1,682             1,134
  Gain on sale of other real estate owned .........                45               224               379
  Fees earned from family business office services              1,947                --                --
  Investment advisory and brokerage fees ..........             1,218                --                --
  Tax consulting fees .............................               702               655               134
  Insurance commission income .....................               326               188                --
  Other operating income ..........................             1,071               614               527
                                                           ----------------------------------------------
    Total other income ............................            18,610            15,076            12,086
                                                           ----------------------------------------------
Other expenses:
  Salaries-regular ................................            12,446            10,289             8,604
  Salaries-other ..................................             2,226             2,375             1,655
  Employee benefits ...............................             2,334             1,908             1,791
  Occupancy expense ...............................             1,928             1,392             1,365
  Furniture, fixtures, and equipment ..............             1,968             1,817             1,565
  Advertising .....................................             1,290             1,283             1,069
  Professional fees ...............................             1,148               811               822
  Computer processing .............................               560               569               584
  Merchant credit card processing .................               524               466               390
  Stationery and supplies .........................               408               354               322
  Insurance .......................................               373               213               188
  Goodwill amortization ...........................               183                --                --
  Net cost of operation of other real estate owned                  8                 7                 9
  Other operating expenses ........................             3,584             3,211             2,473
                                                           ----------------------------------------------
    Total other expenses ..........................            28,980            24,695            20,837
                                                           ----------------------------------------------
Income before income taxes ........................            11,840            10,337             9,080
Applicable income taxes ...........................             3,879             3,480             2,950
                                                           ----------------------------------------------
Net income ........................................        $    7,961        $    6,857        $    6,130
                                                           ----------------------------------------------
Earnings per common share .........................        $     1.83        $     1.58        $     1.40
Earnings per common share-assuming dilution .......        $     1.75        $     1.51        $     1.33

Weighted-average shares outstanding ...............         4,349,403         4,327,297         4,392,162
Dilutive potential common shares ..................           193,915           225,708           203,660
                                                           ----------------------------------------------
Adjusted weighted-average shares ..................         4,543,318         4,553,005         4,595,822

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements of Cash Flows

                                                                                                  (in thousands)
For the years ended DECEMBER 31,                                                       1999           1998*         1997*
                                                                                      -------------------------------------
Operating activities:
---------------------
Net income ......................................................................     $  7,961      $   6,857      $  6,130
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses .....................................................          250            150           200
  Provision for depreciation and amortization ...................................        1,319          1,333         1,091
  Loans originated for resale ...................................................      (75,502)      (132,175)      (78,407)
  Proceeds from sale of loans ...................................................       74,505        135,494        75,874
  Net gain on sale of loans .....................................................       (1,028)        (1,682)         (509)
  Net gain on disposal of other real estate owned ...............................          (45)          (224)         (379)
  Provision for deferred income taxes ...........................................         (197)           (20)          194
  Change in income taxes payable/refundable .....................................        1,624           (405)           --
  Change in accrued interest receivable .........................................         (342)           (30)          125
  Change in accrued interest payable ............................................          179            207          (345)
  Other .........................................................................         (567)           496         1,485
                                                                                      -------------------------------------
  Net cash provided by operating activities .....................................        8,157         10,001         5,459
                                                                                      -------------------------------------

Investing activities:
---------------------
Purchases of investment securities ..............................................      (42,553)       (36,683)      (30,013)
Proceeds from maturities of investment securities ...............................       57,180         11,415        15,200
Proceeds from sales of investment securities available for sale .................           --             --            27
Proceeds from calls of investment securities ....................................        6,000         15,002         8,955
Proceeds on disposition of other real estate owned ..............................           45            249         1,879
Purchase of other real estate owned .............................................           --           (271)           --
Capitalization of costs of other real estate owned ..............................          (41)            --            (2)
Net loan (originations) repayments ..............................................      (21,728)        10,954        26,462
Purchase of automobile retail installment contracts .............................      (33,951)       (26,206)      (32,859)
Cost of acquiring new subsidiaries ..............................................       (1,975)            --            --
Purchases of premises and equipment .............................................       (1,104)        (1,737)       (1,542)
                                                                                      -------------------------------------
  Net cash used in investing activities .........................................      (38,127)       (27,277)      (11,893)
                                                                                      -------------------------------------
Financing activities:
---------------------
Change in demand and savings deposits ...........................................       14,216         11,705        22,622
Change in time deposits .........................................................       14,495          1,846         3,001
Dividends paid ..................................................................       (2,603)        (2,012)       (1,583)
Repayment of mortgage debt ......................................................          (30)           (26)       (1,809)
Proceeds from issuance of common stock ..........................................          303            432           260
Proceeds from borrowed funds ....................................................       10,000             --            --
Purchase of treasury stock ......................................................       (2,530)        (2,519)       (1,329)
                                                                                      -------------------------------------
  Net cash provided by financing activities .....................................       33,851          9,426        21,162
                                                                                      -------------------------------------
Change in cash and cash equivalents .............................................        3,881         (7,850)       14,728
Cash and cash equivalents at beginning of year ..................................       45,332         53,182        38,454
                                                                                      -------------------------------------
Cash and cash equivalents at end of year ........................................     $ 49,213      $  45,332      $ 53,182
                                                                                      -------------------------------------
Supplemental cash flow information:
-----------------------------------
Cash paid during the year for:
  Income taxes ..................................................................     $  2,300      $   3,861      $  2,153
  Interest ......................................................................        5,734          5,827         6,955

Non-cash investing activities:
------------------------------
Common stock issued for business acquisition:
  Joseph W. Roskos & Company ....................................................     $  2,000             --            --
  CDC Capital Management, Inc. ..................................................          281             --            --

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements of Changes in Shareholders' Equity

                                                                   (in thousands, except for shares of common stock)
                                                            Shares of                                       Unrealized
                                                               Common      Common     Paid-in    Retained        Gains     Treasury
For the years ended December 31, 1999, 1998 and 1997     Stock issued       Stock     Capital    Earnings     (Losses)        Stock
                                                         ---------------------------------------------------------------------------
Balance, December 31, 1996 ...............................  2,503,885      $2,504      $4,445     $30,399      ($   1)     ($ 1,539)
Net income ...............................................         --          --          --       6,130          --            --
Dividends declared, $0.72 per share ......................         --          --          --      (1,583)         --            --
Change in unrealized gains (losses), net of income taxes
  of $32,000 .............................................         --          --          --          --          63            --
Purchase of treasury stock ...............................         --          --          --          --          --        (1,329)
Retirement of treasury stock .............................     (2,006)         (2)        (99)         --          --           101
Common stock issued ......................................     17,500          17         243          --          --            --
                                                           -------------------------------------------------------------------------

Balance, December 31, 1997 ...............................  2,519,379       2,519       4,589      34,946          62        (2,767)
Net income ...............................................         --          --          --       6,857          --            --
Dividends declared, $0.465 per share .....................         --          --          --      (2,012)         --            --
Change in unrealized gains (losses), net of income taxes
  of $52,000 .............................................         --          --          --          --          38            --
2-for-1 stock split ......................................  2,525,339       2,525       2,525)         --          --            --
Tax benefit from gains on stock option exercise ..........         --          --         173          --          --            --
Purchase of treasury stock ...............................         --          --          --          --          --        (2,519)
Retirement of treasury stock .............................     (5,740)         (5)       (163)         --          --            71
Common stock issued ......................................     28,100          28         404          --          --            --
                                                           -------------------------------------------------------------------------

Balance, December 31, 1998 ...............................  5,067,078       5,067       2,478      39,791         100        (5,215)
Net income ...............................................         --          --          --       7,961          --            --
Dividends declared, $0.60 per share ......................         --          --          --      (2,603)         --            --
Change in unrealized gains (losses), net of income taxes
  of ($252,000) ..........................................         --          --          --          --        (489)           --
Tax benefit from gains on stock option exercise ..........         --          --         213          --          --            --
Purchase of treasury stock ...............................         --          --          --          --          --        (2,530)
Retirement of treasury stock .............................    (11,059)        (11)       (241)         --          --            57
Common stock issued ......................................    123,589         124       2,017          --          --            --
                                                           -------------------------------------------------------------------------
Balance, December 31, 1999 ...............................  5,179,608      $5,180      $4,467     $45,149      ($ 389)     ($ 7,688)
                                                           -------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

                                                                                         (in thousands)
FOR THE YEARS ENDED DECEMBER 31,                                                  1999        1998        1997
                                                                                -------------------------------
Net income .................................................................    $ 7,961     $ 6,857     $ 6,130
Other comprehensive income:
  Unrealized holding (losses) gains arising during the period ..............       (741)         59          94
  Deferred income tax benefit (expense) on unrealized holding gains (losses)
     arising during the period .............................................        252         (21)        (31)
                                                                                -------------------------------
COMPREHENSIVE NET INCOME ...................................................    $ 7,472     $ 6,895     $ 6,193
                                                                                -------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Basis of Presentation:
-------------------------

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation"), The Bryn Mawr Trust Company (the "Bank"), Tax Counselors of Bryn Mawr Inc. ("TCBM"), Insurance Counselors of Bryn Mawr, Inc. ("ICBM"), Bryn Mawr Brokerage Company, Inc. ("BM Brokerage"), CDC Capital Management, Inc. ("CDC") and Joseph W. Roskos & Co. ("JWR&Co."). For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:
----------------------------------------------

The accounting policies of the Corporation conform to GAAP and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $3,106,000 and $4,909,000 at December 31, 1999 and 1998, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet. As of December 31, 1999, shareholders' equity was decreased by $389,000 due to unrealized losses (net of $201,000 in deferred income tax benefits) of $590,000 in the investment securities portfolio. As of December 31, 1998, shareholders' equity was increased by $100,000 due to unrealized gains (net of $52,000 in deferred income taxes) of $152,000 in the investment securities portfolio.

Loans:

Interest income on loans performing satisfactorily is recognized on the accrual method of accounting. Non-performing loans are loans on which scheduled principal and/or interest is past due 90 days or more or loans less than 90 days past due which are deemed to be problem loans by management. All non-performing loans, except consumer loans, are placed on non-accrual status, and any outstanding interest receivable at the time the loan is deemed non-performing is deducted from interest income. Consumer loan principal and interest balances deemed uncollectable are charged off on a timely basis against the loan loss reserve. The charge-off policy for all loans, including non-performing and impaired loans, considers such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower.

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

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a non-performing and impaired loan. All of the Corporation's impaired loans, which amounted to $720,000 and $1,718,000 at December 31, 1999 and 1998, respectively, were put on a non-accrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a non-accrual status, was reversed from income. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate or at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 1999 and 1998, no impaired loans were measured using the present value of expected future cash flows or at the loan's market price. Impaired loans measured by the fair value of the loan's collateral amounted to $720,000 and $1,718,000, respectively. If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. As of December 31, 1999 and 1998, there were $679,000 and $935,000, respectively, of impaired loans for which there is a related allowance for loan losses. The total related allowance for loan loss on impaired loans at December 31, 1999 and 1998 was $110,000 and $300,000, respectively. Impaired loans for which no loan loss allowance was allocated amounted to $41,000 and $783,000 at December 31, 1999 and 1998. Average impaired loans during both 1999 and 1998 amounted to $1,088,000 and $2,820,000, respectively.

When a loan is classified as impaired, it is put on non-accrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 1999 or 1998. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, $1,283,000 in loan balances were removed from impaired status and returned to accrual status during 1999, while no loans considered impaired were removed from impaired status during 1998.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in non-performing loans, for practical consideration, are not put on a non-accrual status nor is the current accrued interest receivable reversed from income. Once deemed uncollectable, these outstanding loan and accumulated interest balances are charged off through the loan loss reserve, on a timely basis.

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

Premises and equipment:

Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed on a straight-line basis over the estimated useful lives, as follows: premises--10 to 50 years, and equipment--3 to 20 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. Maintenance and repairs are charged to expense; major renewals and betterments are capitalized. Gains and losses on dispositions are reflected in current operations.

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

Goodwill:

The excess of cost over fair market value of net assets acquired through the purchase method of accounting (Goodwill) is being amortized on a straight-line basis over the period of the expected benefit, which ranges from 10 to 20 years. It is Corporation policy that, if any expected benefit from an acquisition becomes impaired, the respective goodwill amount will be charged-off in the period of impairment.

Recently issued accounting standards:

In June 1998, Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) was issued and subsequently amended by Statement of Financial Accounting Standard No. 137 "Accounting of Derivative Instruments and Hedging Activities--Deferral of the effective date of FASB statement No. 133" ("SFAS No. 137").

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 as amended by SEAS No. 137 is effective for all fiscal quarters beginning after June 15, 2000. The Corporation does not own any derivative instruments and does not engage in hedging activities. These statements will not have a material impact on the financial condition or results of operations of the Corporation.

3. Investment Securities:
-------------------------

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

                                            As of December 31, 1999:
                                  ---------------------------------------------
                                               Gross        Gross    Estimated
                                  Amortized  Unrealized   Unrealized  Market
    (in thousands)                  Cost       Gains        Losses     Value
                                  ---------------------------------------------
Obligations of the U.S.
    Government and
    agencies .................    $25,017     $   --       $   593    $24,424
State and political
    subdivisions .............      3,230          4            15      3,219
Other securities .............      1,954         14            --      1,968
                                  ---------------------------------------------
    Total ....................    $30,201    $    18       $   608    $29,611
                                  =============================================

                                            As of December 31, 1998:
                                  ---------------------------------------------
                                               Gross        Gross    Estimated
                                  Amortized  Unrealized   Unrealized  Market
    (in thousands)                  Cost       Gains        Losses     Value
                                  ---------------------------------------------
Obligations of the U.S.
    Government and
    agencies .................    $44,838    $    99       $    26    $44,911
State and political
    subdivisions .............      4,612         62            --      4,674
Other securities .............      1,358         17            --      1,375
                                  ---------------------------------------------
    Total ....................    $50,808    $   178       $    26    $50,960
                                  =============================================

At December 31, 1999, securities having a book value of $10,525,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                1999
                                                      --------------------------
                                                                      Estimated
                                                       Amortized        Market
    (in thousands)                                       Cost           Value
                                                      --------------------------

Due in one year or less ..........................    $   3,475       $   3,471
Due after one year through five years ............       24,772          24,172
Due after five years through ten years ...........           --              --
Due after ten years ..............................           --              --
Other securities .................................        1,954           1,968
                                                      --------------------------
    Total ........................................    $  30,201       $  29,611
                                                      ==========================

There were no sales of debt securities during 1999, 1998 or 1997.

4. Loans:
---------

Loans outstanding at December 31 are detailed by category as follows:

    (in thousands)                                       1999            1998
                                                      --------------------------
Real estate loans:
    Permanent mortgage loans .....................    $ 134,960       $ 110,963
    Construction loans ...........................       14,496          13,295
Commercial and industrial loans ..................      119,835          89,368
Loans to individuals for household,
    family, and other consumer
    expenditures .................................       70,211          68,078
                                                      --------------------------
Subtotal .........................................      339,502         281,704
Less: Allowance for loan losses ..................       (4,400)         (4,100)
      Net deferred loan fees .....................         (563)           (519)
                                                      --------------------------
    Loans, net ...................................    $ 334,539       $ 277,085
                                                      --------------------------
Unadvanced loan funds ............................    $ 113,682       $  85,775
Loans with predetermined rates ...................      187,413         165,468
Loans with adjustable or floating
    rates ........................................      151,526         115,717
                                                      --------------------------
    Total ........................................    $ 338,939       $ 281,185
                                                      ==========================

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $792,000 and $493,000 at December 31, 1999 and 1998, respectively. Forgone interest on nonaccrual loans was $121,000, $230,000, and $298,000 in 1999, 1998, and 1997, respectively.
During 1999, four loans, previously classified as impaired, were returned to performing status, adding $448,000 in interest income in 1999.

5. Allowance For Possible Loan Losses:
--------------------------------------

The summary of the changes in the allowance for possible loan losses is as follows:

    (in thousands)                                1999        1998        1997
                                                -------------------------------

Balance, January 1 .........................    $ 4,100     $ 4,074     $ 4,182
Charge-offs ................................       (197)       (243)       (433)
Recoveries .................................        247         119         125
                                                -------------------------------
    Net recoveries / (charge-offs) .........         50        (124)       (308)
Loan loss provision ........................        250         150         200
                                                -------------------------------
Balance, December 31 .......................    $ 4,400     $ 4,100     $ 4,074
                                                ===============================

6. Premises and Equipment:
--------------------------

A summary of premises and equipment at December 31, is as follows:

    (in thousands)                                           1999        1998*
                                                           --------------------

Land .................................................     $ 2,973      $ 2,973
Buildings ............................................      11,439       11,407
Furniture and equipment ..............................      11,484       10,362
Leasehold improvements ...............................         494          389
                                                           --------------------
                                                            26,390       25,131
Less accumulated depreciation ........................      14,510       12,922
                                                           --------------------
    Total ............................................     $11,880      $12,209
                                                           ====================

*Reclassified for comparative purposes.

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 amounted to $1,285,000, $1,221,000 and $988,000, respectively. Future minimum rent commitments (in thousands) under the operating lease is as follows:

    2000...........................................                 $223,200
    2001...........................................                  223,200
    2002...........................................                  223,200
    2003...........................................                  223,200
    2004...........................................                  247,872
    Thereafter.....................................                6,215,693

The lease contains options to extend for one 10 year period. The cost of such rentals is not included in the above. Total rent expense for the year ended December 31, 1999, amounted to $186,000. There was no such rental expense in 1998 and 1997.

As of December 31, 1999, the Corporation has borrowings outstanding of $638,000. The borrowings are collateralized by a property with a book value of $1,651,000. The weighted average interest rate on the borrowings was 8.50% and 8.50% in 1999 and 1998, respectively.

7. Deposits:
------------

Following is a summary of deposits as of December 31:

                                                             1999         1998
                                                          ---------------------
Regular savings ......................................    $ 43,186     $ 40,307
NOW accounts .........................................      98,834      101,226
Money market accounts ................................      52,037       48,162
Time deposits (less than $100,000) ...................      55,947       47,201
Time deposits, $100,000 or more ......................      22,274       16,524
                                                          ---------------------
    Total interest-bearing deposits ..................     272,278      253,420
Non-interest-bearing deposits ........................      98,790       88,937
                                                          ---------------------
    Total deposits ...................................    $371,068     $342,357
                                                          =====================

The aggregate amount of deposit overdrafts included as loans as of December 31, 1999 and 1998 were $37,000 and $161,000, respectively.

Maturity of certificates of deposit:

                                                        $100,000     Less than
Maturing during:                                         or more      $100,000
                                                        ----------------------

    2000 .............................................   $20,560       $41,473
    2001 .............................................     1,714        12,842
    2002 .............................................        --         1,058
    2003 .............................................        --           334
    2004 and thereafter ..............................        --           240
                                                         ---------------------
        Total ........................................   $22,274       $55,947
                                                         =====================

8. Short Term Borrowings:
-------------------------

The Bank had outstanding short term borrowings from the Federal Home Loan Bank of Pittsburgh of $10,000,000 as of December 31, 1999 with an interest rate of 5.86%, maturing in January, 2000. No such borrowings were outstanding as of December 31, 1998.

9. Disclosure About Fair Value of Financial Instruments:
--------------------------------------------------------

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

Investment securities:

Estimated fair values for investment securities are based on quoted market prices, where available.

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

Short Term Borrowings:

Due to the short term nature of the maturities the carrying amount of the borrowings approximates the fair value.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                          1999                     1998
                                              Estimated                Estimated
                                  Carrying       Fair      Carrying       Fair
    (in thousands)                 Amount       Value       Amount       Value
                                  ----------------------------------------------
Financial assets:
    Cash and due from
       banks ................     $ 17,914    $ 17,914     $ 19,810    $ 19,810
    Interest-bearing
       deposits with
       other banks ..........       13,690      13,690        5,151       5,151
    Federal funds
       sold .................       17,609      17,609       20,372      20,372
    Investment
       securities ...........       29,714      29,714       50,976      50,976
    Net loans ...............      334,539     337,071      277,085     283,265
                                  ----------------------------------------------
       Total financial
          assets ............     $413,466    $415,998     $373,394    $379,574
                                  ----------------------------------------------
Financial liabilities:
    Deposits ................     $371,068    $370,704     $342,357    $342,465
    Short term
       borrowings ...........       10,000      10,000           --          --
    Other
       liabilities ..........          638         638          668         708
                                  ----------------------------------------------
       Total financial
          liabilities .......     $381,706    $381,342     $343,025    $343,173
                                  ==============================================
Off-balance sheet
    instruments .............     $121,564    $121,564     $ 92,920    $ 92,920
                                  ==============================================

10. Applicable Federal Income Taxes:
------------------------------------

The components of the net deferred tax asset as of December 31 are as follows:

    (in thousands)                                          1999        1998
                                                          -------------------

Deferred tax assets:
    Loan loss reserve ................................    $   790     $   722
    Pension and other postretirement
       benefits ......................................        307         281
    Deferred compensation ............................        257         273
    Other reserves ...................................        138         251
    Unrealized depreciation on investment
       securities ....................................        201          --
                                                          -------------------
                                                            1,693       1,527
Deferred tax liabilities:
    Depreciation .....................................       (253)       (389)
    Unrealized appreciation on investment
       securities ....................................         --         (52)
                                                          -------------------
Total net deferred tax assets ........................    $ 1,440     $ 1,086
                                                          ===================

No valuation allowance was recorded as of December 31, 1999 and 1998.

The provisions for federal income taxes consist of the following:

    (in thousands)                             1999         1998         1997
                                             ---------------------------------
Currently payable ......................     $ 4,076      $ 3,286      $ 2,756
Deferred ...............................        (197)         194          194
                                             ---------------------------------
    Total ..............................     $ 3,879      $ 3,480      $ 2,950
                                             ---------------------------------

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

    (in thousands)                             1999         1998         1997
                                             ---------------------------------
Tax expense at statutory rate ..........     $ 4,026      $ 3,515      $ 3,087
Benefit reductions in taxes
    resulting from tax-exempt
    income .............................        (164)        (334)        (113)
Other, net .............................          17          299          (24)
                                             ---------------------------------
Actual tax expense .....................     $ 3,879      $ 3,480      $ 2,950
                                             ---------------------------------

11. Pension And Other Postretirement Benefits
---------------------------------------------

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees.

The following tables provide a reconciliation of the changes in the plans' benefits obligation and fair value of assets over the two-year period ending December 31, 1999, and a statement of funded status as of December 31 of both years:

                                                                                                        Postretirement
                                                                           Pension Benefits                Benefits
                                                                        --------------------------------------------------
(Dollars in thousands)                                                    1999          1998          1999          1998
                                                                        --------------------------------------------------
Reconciliation of Benefit Obligation and Plan Assets
----------------------------------------------------
Change in benefit obligation
  Benefit obligation at January 1 ..............................        $ 14,746      $ 12,623      $  1,327      $  2,366
  Service cost .................................................             927           701             7             9
  Interest cost ................................................           1,078           900            83           141
  Amendments ...................................................             232            50             0        (1,390)
  Actuarial (gain) loss ........................................            (924)          881          (180)          390
  Benefits paid ................................................            (468)         (409)         (105)         (189)
                                                                        --------------------------------------------------
  Benefit obligation at December 31 ............................        $ 15,591      $ 14,746      $  1,132      $  1,327
                                                                        --------------------------------------------------
Change in plan assets
  Fair value of plan assets at January 1 .......................        $ 20,698      $ 17,527      $      0      $      0
  Actual return on plan assets .................................           3,146         3,580             0             0
  Employer contribution ........................................               0             0           105           189
  Benefits paid ................................................            (468)         (409)         (105)         (189)
                                                                        --------------------------------------------------
  Fair value of plan assets at December 31 .....................        $ 23,376      $ 20,698      $      0      $      0
                                                                        --------------------------------------------------

Funded Status Reconciliation and Key Assumptions
------------------------------------------------
                                                                                                        Postretirement
                                                                           Pension Benefits                Benefits
                                                                        --------------------------------------------------
(Dollars in thousands)                                                    1999          1998          1999          1998
                                                                        --------------------------------------------------
Reconciliation of funded status
  Funded Status ................................................        $  7,785      $  5,952      $ (1,132)     $ (1,327)
  Unrecognized net actuarial (gain) loss .......................          (9,117)       (6,476)          247           452
  Unrecognized prior service cost ..............................           1,127           324             0             0
  Unrecognized transition obligation (asset) ...................               0             0           337           363
                                                                        --------------------------------------------------
  Prepaid (accrued) benefit cost ...............................        $   (205)     $   (200)     $   (548)     $   (512)
                                                                        --------------------------------------------------
Amounts recognized in financial statements consists of:
  Prepaid benefit cost/(Accrued benefit liability) .............        $   (205)     $   (200)     $   (548)     $   (512)
  Intangible asset .............................................               9             0             0             0
                                                                        --------------------------------------------------
  Net amount recognized ........................................        $   (214)     $   (200)     $   (548)     $   (512)
                                                                        --------------------------------------------------

The Bank's Supplemental Employee Retirement Plan (the "SERP") was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP's accumulated benefit obligation was $1,383,952 as of December 31, 1999 and $897,197 as of December 31, 1998. There are no plan assets in the SERP due to the nature of the SERP. The Corporation's plan for postretirement benefits other than pensions also has no plan assets. The aggregate benefit obligation for that plan was $1,132,282 as of December 31, 1999 and $1,326,728 as of December 31, 1998.

The assumptions used in the measurement of the Corporation's benefit obligation are shown on the following table:

Weighted-average assumptions as of end of year
  Discount rate ......................     8.00%      6.75%     8.00%      6.75%
  Expected return on plan assets .....     8.50%      8.25%      N/A        N/A
  Rate of compensation increase ......     5.00%      5.00%      N/A        N/A

The assumed health care cost trend rate for 1999 and thereafter is 6%.

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 1999, 1998 and 1997:

                                                             Pension Benefits            Postretirement Benefits
                                                      ------------------------------------------------------------
                                                        1999       1998       1997       1999      1998      1997
                                                      ------------------------------------------------------------
Service cost ....................................     $   927    $   701    $   555    $     7   $     9   $    11
Interest cost ...................................       1,078        900        790         83       141       165
Expected return on plan assets ..................      (1,739)    (1,428)    (1,144)         0         0         0
Amortization of prior service cost ..............         158         52         38          0         0         0
Amortization of transition obligation (asset) ...           0          0          0         25        78       122
Amortization of net actuarial (gain) loss .......        (418)      (375)      (266)        25        17         0
                                                      ------------------------------------------------------------
Net periodic benefit cost .......................     $     6    $  (150)       (27)   $   140   $   245   $   298
                                                      ============================================================

Sensitivity Analysis, Postretirement Benefits
---------------------------------------------

                                                                  1-percentage      1-percentage
                                                                 Point Increase    Point Decrease
                                                                 --------------------------------
Effect on total of service and interest cost components.......        $5,902          $(5,403)
Effect on accumulated postretirement benefit obligation.......        73,598          (67,937)

12. Stock Option Plan:
----------------------

The Corporation maintains a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                1999         1998         1997
                                               ---------------------------------
Net income - as reported ..................    $7,961       $6,857       $6,130
Net Income pro forma ......................     7,636        6,373        6,003
Basic earnings per share - as
    reported ..............................    $ 1.83       $ 1.58       $ 1.40
Basic earnings per share - pro
    forma .................................    $ 1.76       $ 1.47       $ 1.37

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999: dividend yield of 2.50 percent, expected volatility of 21.7 percent, expected life of seven years and risk-free interest rates of 7.1, 6.5 and 6.7 percent, respectively.

The Plan had, prior to 1994, up to 216,000 authorized and unissued or treasury shares of the Corporation's common stock reserved for issuance under the Plan. During 1994, the shareholders' approved an additional 217,720 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock was issued to key officers. During 1995, the shareholders approved the issuance of 80,000 shares, 20,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price was set at the last sale price for the stock on the third business day following the Corporation's Annual Meeting. Options totaling 76,000 shares of Corporation stock were issued under the outside directors' plan. During 1998, the shareholders approved the issuance of up to 217,606 shares available for issuance to both employees and directors. The price will be determined by the Corporation's Compensation Committee of the Board of Directors at the time the option is granted.

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

                                       Shares    Available          Price           Weighted
                                        Under       for              per            Average
                                       Option      Option           Share        Exercise Price
                                      ---------------------------------------------------------
Balance at December 31, 1996 .....     357,600      44,520      $4.50 - $12.50      $    7.83
   Options granted ...............      18,000     (18,000)     $   16.60           $   16.60
   Options exercised .............     (35,000)         --      $7.00 - $12.50      $    7.43
                                      ---------------------------------------------------------
Balance at December 31, 1997 .....     340,600      26,520      $4.50 - $16.94      $    8.26
   Options authorized ............          --     217,606           --                    --
   Options granted ...............      97,400     (97,400)     $   24.50           $   24.50
   Options exercised .............     (31,920)         --      $6.75 - $24.50      $   10.28
                                      ---------------------------------------------------------
Balance at December 31, 1998 .....     406,080     146,726      $4.50 - $24.50      $   12.06
   Options granted ...............      73,400     (73,400)     $   26.44           $   26.44
   Options exercised .............     (40,200)         --           --                    --
   Options cancelled .............     (10,000)     10,000           --                    --
                                      ---------------------------------------------------------
Balance at December 31, 1999 .....     429,280      83,326      $4.50 - $26.44      $   14.08
                                      ---------------------------------------------------------

Information pertaining to options outstanding at December 31, 1999 is as follows:

Price range of shares under option at December 31, 1999:

                          Shares         Price         Weighted Average   Weighted Average                  Weighted Average
                           Under          per             Remaining           Exercise         Number           Exercise
                          Option         Share         Contractual Life        Price         Exercisable         Price
                          --------------------------------------------------------------------------------------------------
                          147,640     $ 4.50 - $7.94        2.38              $ 7.17           147,640           $ 7.17
                          114,440     $ 8.00 - $12.50       3.35              $ 8.83           114,440           $ 8.83
                          100,200     $16.91 - $24.50       8.17              $23.29           100,200           $23.29
                           67,000     $    26.44            9.33              $24.50               --                --
                          --------------------------------------------------------------------------------------------------
Balance at December 31,
  1999................... 429,280     $ 4.50 - $26.44       5.08              $14.08

The weighted-average fair value of options granted during 1997, 1998 and 1999 were $13.99, $7.39 and $6.71, respectively.

The number of exercisable shares at December 31, 1997, 1998 and 1999 were 279,960, 388,480 and, 362,280, respectively, with respective weighted average exercise prices of $8.39, $12.25 and $12.15.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.07 per share, $.11 per share and $.03 per share dilutive effect on earnings per share for the years ended December 31, 1999, 1998 and 1997, respectively.

13. Related Party Transactions:
-------------------------------

The Corporation had loans outstanding directly to executive officers, directors and certain other related parties of $3,937,000 and $3,836,000 at December 31, 1999 and 1998, respectively.

Following is a summary of these transactions:

(in thousands)                                                1999      1998
                                                             -----------------
Balance, beginning of year..............................     $3,836    $3,506
Additions...............................................        627     1,173
Amounts collected.......................................       (526)    (843)
                                                             -----------------
Balance, end of year....................................     $3,937    $3,836
                                                             -----------------

Related party deposits amounted to $765,000 and $823,000 at December 31, 1999 and 1998, respectively.

14. Financial Instruments with Off-balance Sheet Risk and Concentration of
--------------------------------------------------------------------------
    Credit Risk:
    ------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 1999 are $113,682,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credit are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1999 amounted to $7,882,000. There were no outstanding bankers acceptances as of December 31, 1999.

As of December 31, 1999, the Corporation had no loans sold with recourse outstanding.

The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

15. Risks and Uncertainties:
----------------------------

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

The financial statements of the Corporation are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Significant estimates are made by management in determining the allowance for possible loan losses and the carrying value of other real estate owned. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths, and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

16. Acquisitions:
-----------------

The following acquisitions were accounted for under the purchase method of accounting during 1999. Goodwill arising from these transactions has been recorded on the balance sheet and is being amortized on a straight line basis over a 10 to 20 year life. These acquisitions resulted in both the issuance of common stock (non-cash investing) as well as the payment of cash. Following is a description of each transaction.

                                                                                                       Number
                                                                 Total                    Shares of   of Shares
                                     Method of     Date of      Purchase                   Common     Issued or
Name of Company Acquired:           Accounting   Acquisition     Price         Cash         Stock     Issuable       Goodwill
                                    ------------------------------------------------------------------------------------------
  CDC Capital Management,             Purchase     1/06/99      $  281,000   $       --     281,000      10,375     $  177,000
    (Shares to be issued in
    payment for the acquisition
    are to be issued over a two
    year time period.)

Joseph W. Roskos & Co.                Purchase     1/01/99      $4,195,000   $2,195,000   2,000,000      74,697     $3,300,000

                                   Amortization   Amortized
Name Of Company Acquired:             Period       In 1999
                                   ------------------------
  CDC Capital Management,            10 Years       $18,000
    (Shares to be issued in
    payment for the acquisition
    are to be issued over a two
    year time period.)

Joseph W. Roskos & Co.               20 Years      $165,000

Both companies were acquired to enhance the number of financial products and services already offered by the Corporation. CDC Capital Management is an investment advisory management firm, allowing the Corporation to better diversify its clients' investments. Joseph W. Roskos & Co. is a firm with family business office services, including accounting, consulting, tax services and fiduciary support to high-net-worth individuals and families.

17. Minimum Regulatory Capital Requirements:
--------------------------------------------

Both the Corporation and the Bank are subject to various regulatory capital requirements, administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if taken, could have a direct material effect on the Corporations and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank, specifically to define the minimum respective capital ratios as follows: total capital to total assets (the leverage ratio) of 4%; Tier I capital to risk weighted assets of 4% and Tier II capital to risk weighted assets of 8%. Both the Corporation's and the Bank's Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 1999 and 1998 that the Corporation and the Bank have met all capital adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, based on an institution's capital ratios. The categories range for a best of "well capitalized" to a worst of "critically under capitalized." To be considered "well capitalized", an institution must have a total (Tier II) capital ratio of 10% or better. Both the Corporation and the Bank have been classified as "well capitalized" for both periods ending December 31, 1999 and 1998.

The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are presented in the following table:

                                                                                                Minimum Capital       Minimum to
                                                                           Actual                 Requirement          be Well
                                                                     ------------------       ------------------     Capitalized
                                                                     Amount       Ratio       Amount       Ratio        Amount
                                                                     ------       -----       ------       -----        ------
DECEMBER 31, 1999
Total (Tier II) Capital to Risk
  Weighted Assets:
    Consolidated .................................................   $48,214      12.19%                    8.0%           N/A
    The Bank .....................................................    42,277      11.54%      $  29,298     8.0%       $36,623
Tier I Capital to Risk
  Weighted Assets:
    Consolidated .................................................    43,814      11.08%                    4.0%           N/A
    The Bank .....................................................    37,877      10.34%         14,649     4.0%        21,974
Total Capital to Total
  Assets (Leverage Ratio):
    Consolidated .................................................    46,719      10.70%                    4.0%           N/A
    The Bank .....................................................    37,487       8.76%         17,126     4.0%        21,408
DECEMBER 31, 1998
Total (Tier II) Capital to Risk
  Weighted Assets:
    Consolidated .................................................    46,010      14.80%                    8.0%           N/A
    The Bank .....................................................    41,929      13.68%         24,877     8.0%        30,661
Tier I Capital to Risk
  Weighted Assets:
    Consolidated .................................................    42,121      13.55%                    4.0%           N/A
    The Bank .....................................................    38,093      13.68%         12,439     4.0%        18,396
Total Capital to Total
  Assets (Leverage Ratio):
    Consolidated .................................................    42,221       9.86%                    4.0%           N/A
    The Bank .....................................................    38,193      10.78%         15,502     4.0%        15,202

18. Selected Quarterly Financial Data (Unaudited):
--------------------------------------------------

                                                                                               Quarters ending 1999
                                                                               -------------------------------------------------
(in thousands, except per share data)                                            3/31          6/30           9/30         12/31
                                                                               -------------------------------------------------
Interest income ..................................................             $6,632        $7,197         $7,046        $7,442
Interest expense .................................................              1,344         1,336          1,467         1,710
Net interest income ..............................................              5,288         5,861          5,579         5,732
Provision for loan losses ........................................                 63            62             62            63
Income before income taxes .......................................              2,842         2,892          2,952         3,154
Net income .......................................................              1,842         2,002          2,026         2,091
Earnings per common share ........................................             $ 0.42        $ 0.46         $ 0.47        $ 0.48
Earnings per common share - assuming dilution ....................             $ 0.40        $ 0.44         $ 0.45        $ 0.46

                                                                                             Quarters ending 1998*
                                                                               -------------------------------------------------
(In thousands, except per share data)                                            3/31          6/30           9/30         12/31
                                                                               -------------------------------------------------
Interest income ..................................................             $6,400        $6,494         $6,569        $6,619
Interest expense .................................................              1,528         1,514          1,507         1,427
Net interest income ..............................................              4,872         4,980          5,062         5,192
Provision for loan losses ........................................                 25            25             37            63
Income before income taxes .......................................              2,616         2,498          2,657         2,566
Net income .......................................................              1,746         1,628          1,732         1,751
Earnings per common share ........................................               0.40          0.38           0.40          0.41
Earnings per common share - assuming dilution ....................               0.38          0.36           0.38          0.39

*Reclassified for comparative purposes.

19. Condensed Financial Statements:
-----------------------------------

The condensed financial statements of the Corporation (parent company only) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, are as follows:

Condensed Balance Sheets

(in thousands)                                                                                               1999         1998
                                                                                                           ---------------------
Assets:
    Cash .............................................................................................     $   701       $   221
    Investments in subsidiaries, at equity in net assets .............................................      39,381        38,710
    Premises and equipment, net ......................................................................       3,958         4,056
    Goodwill .........................................................................................       3,294            --
    Other assets .....................................................................................          65            72
                                                                                                                --            --
                                                                                                           ---------------------
       Total assets ..................................................................................     $47,399       $43,059
                                                                                                           ---------------------
Liabilities and shareholders' equity:
    Mortgages payable ................................................................................     $   638       $   668
    Other liabilities ................................................................................          42           170
                                                                                                                --           ---
                                                                                                           ---------------------
       Total liabilities .............................................................................         680           838
Common stock, par value $1, authorized 25,000,000 shares as of December 31, 1999 and 1998, respectively, issued 5,179,608 shares and 5,067,078 shares as of December 31, 1999 and 1998, respectively, and outstanding 4,323,250 shares and 4,303,818 shares as of December 31, 1999 and
    1998, respectively ...............................................................................       5,180         5,067
Paid-in capital in excess of par value ...............................................................       4,467         2,478
Unrealized investment (depreciation), appreciation net of deferred income taxes ......................        (389)          100
Retained earnings ....................................................................................      45,149        39,791
Less common stock in treasury, at cost - 856,358 shares and 763,260 shares as of
    December 31, 1999 and 1998 .......................................................................      (7,688)       (5,215)
                                                                                                           ---------------------
       Total shareholders' equity ....................................................................      46,719        42,221
                                                                                                           ---------------------
       Total liabilities and shareholders' equity ....................................................     $47,399       $43,059
                                                                                                           ---------------------

Condensed Statements of Income

(in thousands)                                                                               1999           1998           1997
                                                                                            ------------------------------------
Dividends from the Bryn Mawr Trust
    Company ............................................................................    $8,052         $4,012         $5,359
Interest and other income ..............................................................       241            236            237
                                                                                            ------------------------------------
    Total operating income .............................................................     8,293          4,248          5,596
Expenses ...............................................................................       730            677            360
                                                                                            ------------------------------------
Income before equity in undistributed income of subsidiaries ...........................     7,563          3,571          5,236
Equity in undistributed income of subsidiaries .........................................       294          3,136            852
                                                                                            ------------------------------------
Income before income taxes .............................................................     7,857          6,707          6,088
Federal income tax benefit .............................................................       104            150             42
                                                                                            ------------------------------------
Net income .............................................................................    $7,961         $6,857         $6,130
                                                                                            ------------------------------------

Condensed Statements of Cash Flows

(in thousands)                                                                               1999           1998           1997
                                                                                            ------------------------------------
Operating activities:
    Net income ........................................................................     $7,961         $6,857         $6,130
    Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed losses of subsidiaries ....................................       (294)        (3,134)          (852)
    Depreciation expense ..............................................................         98             99             98
    Amortization of goodwill ..........................................................        183             --             --
    Other .............................................................................        629             (3)            (1)
                                                                                            ------------------------------------
       Net cash provided by operating activities ......................................      8,577          3,819          5,375
Investing Activities:
    Cost of acquiring subsidiaries ....................................................     (2,195)            --             --
    Investment in Subsidiaries ........................................................     (1,041)          (440)           (75)
                                                                                            ------------------------------------
       Net cash used by investing activities ..........................................     (3,236)          (440)           (75)
Financing activities:
    Dividends paid ....................................................................     (2,603)        (2,012)        (1,583)
    Repayment of mortgage debt ........................................................        (30)           (26)        (1,809)
    Repurchase of treasury stock ......................................................     (2,531)        (2,519)        (1,329)
    Proceeds from issuance of stock ...................................................        303            432            260
                                                                                            ------------------------------------
       Net cash used by financing activities ..........................................     (4,861)        (4,125)        (4,461)
                                                                                            ------------------------------------
Change in cash and cash equivalents ...................................................        480           (746)           839
Cash and cash equivalents at beginning of year ........................................        221            967            128
                                                                                            ------------------------------------
Cash and cash equivalents at end of year ..............................................     $  701         $  221         $  967
                                                                                            ------------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code ("the Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 1999, the Bank's retained earnings amounted to $31,286,000. Therefore, as of December 31, 1999, dividends available for payment to the Corporation are limited to $31,286,000. Since the primary source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount to the limits placed on the Bank, as discussed above.

20. Segment Information:
------------------------

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

Segment information for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                             1999                                                  1998*
                      ------------------------------------------------------------------------------------------------------------
                                           Mortgage     All                                      Mortgage    All
(in thousands)         Banking    Trust    Banking     Other   Consolidated  Banking    Trust    Banking     Other   Consolidated
                      ------------------------------------------------------------------------------------------------------------
Net interest
 income ............  $ 22,310    $   --   $   145    $     5    $ 22,460   $ 20,052    $   --   $    51    $     3    $ 20,106
Less loan loss
 provision .........       250        --        --         --         250        150        --        --         --         150
                      ------------------------------------------------------------------------------------------------------------
Net interest
 income
 after loan loss
 provision .........    22,060        --       145          5      22,210     19,902        --        51          3      19,956
Other income:
 Fees for
   investment
   management and
   trust
   services ........        --     9,784        --         --       9,784         --     9,272        --         --       9,272
 Service charges
   on deposit
   accounts ........     1,156        --        --         --       1,156      1,169        --        --         --       1,169
 Other fees and
   service
   charges .........       571        --       762         --       1,333        571        --       701         --       1,272
 Net gain on sale
   of loans ........        44        --       984         --       1,028         35        --     1,647         --       1,682
 Gain on sale of
   other real
   estate owned ....        45        --        --         --          45        224        --        --         --         224
 Other operating
   income ..........     1,115        --        --      4,568       5,683        631        --        --       1079       1,710
                      ------------------------------------------------------------------------------------------------------------
Total other
 income ............     2,931     9,784     1,746      4,568      19,029      2,630     9,272     2,348      1,079      15,329

Other expenses:
 Salaries-regular ..     7,251     2,852       469      1,874      12,446      6,489     2,863       417        520      10,289
 Salaries-other ....     1,754       230        78        184       2,246      1,692       386       117        180       2,375
 Fringe
   benefits ........     1,474       565        80        215       2,334      1,232       549        74         53       1,908
 Occupancy .........     3,090       476       149        456       4,171      2,793       422        62        180       3,457
 Other operating
   expenses ........     5,218       948       310      1,726       8,202      5,003       898       400        618       6,919
                      ------------------------------------------------------------------------------------------------------------
Total other
 expenses ..........    18,787     5,071     1,086      4,455      29,399     17,209     5,118     1,070      1,551      24,948
                      ------------------------------------------------------------------------------------------------------------
Segment profit
 (loss) ............     6,204     4,713       805        118      11,840      5,323     4,154     1,329       (469)     10,337
Intersegment
 (revenues)
 expenses ..........       176       181        --       (357)         --         38       181        --       (219)         --
                      ------------------------------------------------------------------------------------------------------------
Segment profit
 after
 eliminations ......  $  6,380    $4,894   $   805   ($   239)   $ 11,840   $  5,361    $4,335   $ 1,329   ($   688)   $ 10,337
                      ------------------------------------------------------------------------------------------------------------
 % of segment
   profit
   (loss) ..........        52%       40%        7%         1%        100%        51%       40%       13%        (4%)       100%
Total assets at
 December 31 .......  $398,546    $  413   $27,337    $10,524    $436,820   $369,556    $  455   $16,532    $ 5,297    $391,840
Capital
 expenditures ......  $    759    $   95   $    14    $   236    $  1,104   $  2,108    $  370   $    93    $    30    $  2,601
Depreciation and
 amortization ......  $    693    $  162   $    29    $   435    $  1,319   $  1,146    $  139   $    16    $   106    $  1,407

                                             1997*
                       ----------------------------------------------------
                                           Mortgage     All
(in thousands)         Banking    Trust    Banking     Other   Consolidated
                       ----------------------------------------------------
Net interest
 income ............  $ 18,368    $   --   $    --    $    --    $ 18,368
Less loan loss
 provision .........       200        --        --         --         200
                       ----------------------------------------------------
Net interest
 income
 after loan loss
 provision .........    18,168        --        --         --      18,168
Other income:
 Fees for
   investment
   management and
   trust
   services ........        --     7,698        --         --       7,698
 Service charges
   on deposit
   accounts ........     1,124        --        --         --       1,124
 Other fees and
   service
   charges .........       791        --       587         --       1,378
 Net gain on sale
   of loans ........      (582)       --     1,091         --         509
 Gain on sale of
   other real
   estate owned ....       379        --        --         --         379
 Other operating
   income ..........       528        --         4        370         902
                       ----------------------------------------------------
Total other
 income ............     2,240     7,698     1,682        370      11,990
Other expenses:
 Salaries-regular        5,858     2,415       235         96       8,604
 Salaries-other ....     1,347       215        93         --       1,655
 Fringe
   benefits ........     1,237       501        45          8       1,791
 Occupancy .........     2,543       361        39        223       3,166
 Other operating
   expenses ........     4,730       733       233        166       5,862
                       ----------------------------------------------------
Total other
 expenses ..........    15,715     4,225       645        493      21,078
                       ----------------------------------------------------
Segment profit
 (loss) ............     4,693     3,473     1,037       (123)      9,080
Intersegment
 (revenues)
 expenses ..........        50       181        --       (231)         --
                       ----------------------------------------------------
Segment profit
 after
 eliminations ......  $  4,743    $3,654   $ 1,037   ($   354)   $  9,080
                       ----------------------------------------------------
 % of segment
   profit
   (loss) ..........        52%       38%       11%        (1%)       100%
Total assets at
 December 31 .......  $368,839    $  158   $    --    $ 5,213    $374,210
Capital
 expenditures ......  $  1,462    $   80   $    --    $    --    $  1,542
Depreciation and
 amortization ......  $    885    $  105   $     3    $    98    $  1,091

Bryn Mawr Bank Corporation, Tax Counselors of Bryn Mawr, Inc., Insurance Counselors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., CDC Capital Management, Inc. and Joseph W. Roskos & Company have all been aggregated in All Others.

*-Reclassified for comparative purposes.

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 20, 2000

                                      37