Form 10-K, Exhibit 13
period 2000-12-31
BRYN MAWR BANK CORP
filed 2001-03-29
CIK 802681

BRYN MAWR BANK CORPORATION 2000 ANNUAL REPORT

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                                        Five-Year
                                                                                                        Compound
                                                        2000           1999*           Change          Growth Rate
------------------------------------------------------------------------------------------------------------------------------------

For the year (dollars in thousands)
   Net interest income ....................        $      24,913   $      22,460         11%                9%
   Other income ...........................               17,727          18,086         -2%               14%
   Other expenses .........................               29,696          28,456          4%               10%
   Net income .............................                8,261           7,961          4%               12%
------------------------------------------------------------------------------------------------------------------------------------

At year-end (dollars in thousands)
   Total assets ...........................        $     444,425   $     436,820          2%                5%
   Total net loans ........................              350,686         334,539          5%                9%
   Total deposits .........................              386,966         371,068          4%                4%
   Shareholders' equity ...................               50,970          46,719          9%               10%
------------------------------------------------------------------------------------------------------------------------------------

Per common share
   Basic earnings per share ...............        $        1.92   $        1.83          5%               13%
   Diluted earnings per share .............        $        1.85   $        1.75          6%               12%
   Dividends declared .....................        $        0.68   $        0.60         13%               22%
   Book value .............................        $       11.93   $       10.81         10%               10%
   Closing price ..........................        $       21.13   $       23.88        -11%               10%
------------------------------------------------------------------------------------------------------------------------------------

Selected ratios
   Return on average assets                                 1.94%           1.99%
   Return on average shareholders' equity                  17.20%          17.97%

*Reclassified for comparative purposes.

[PHOTO]

A MESSAGE FROM THE CHAIRMAN

Dear Shareholders:

This is my last message to shareholders as CEO. On January 22, Ted Peters replaced me as CEO of the Corporation and Bank. Ted demonstrates the qualities I believe our leader must possess to move the Bank along: character, experience, openness to fresh ideas, integrity, toughness, and a "winning way" as a person. We're in fine hands!

Ted's willingness to continue to learn and develop is, in my belief, the key to real success, and I'm confident that Ted will learn and, as he does, build upon his solid experience. His leadership will take our company to ever greater heights.

For the last 32 years I have worked from the "corner office" of the Bank building on Lancaster Avenue in Bryn Mawr; eleven years as Clyde Hart's associate, and for the last twenty-one years as CEO.

I feel deeply privileged to have served as Bryn Mawr Trust's CEO for these 21 years. What memories! Takeover attempts, real estate lending losses, industry change, people, and expectations, all in their turn, and often enough, all at once.

I leave that office with deep feelings for the many men and women I've been blessed to work with. Sam Wasson, who retired as Vice Chairman in January 2001, was the best! His contributions to the Bank's and Corporation's well-being were deep and wide, and his depth of character, integrity, devotion, and loyalty are second to none--just plain first-class in every measure. Sam was integral to the success we've enjoyed.

I pay tribute to my predecessor, Clyde Hart, always a thoughtful, gentle man, who taught me to worry most about our customers. I'm grateful, too, to his predecessor, DeHaven Develin, who hired me and gave me my chance here at the Bank.

The Corporation, now, is a far different institution than it was when I was first employed here--1960. We provide today a wide range of financial services for our clients: Family Office accounting, insurance, tax advice and preparation, investment advisory and management services, traditional banking, full fiduciary services, and foundation management.

So, the key service offerings are in place. But knitting the organization into a truly client-centered, relationship-oriented group of men and women, is the challenge. A challenge I believe we can meet through our commitment to work on organizational development in meaningful ways. We're in the vortex of huge changes in our business. Developing ourselves holds the key. Learning, not simply doing as we always have, by really understanding, listening to, and fully responding to our clients--and to one another inside the organization--will, I believe, bring us to remarkable heights.

So, if I leave any legacy here, it is, I hope, a continuing commitment to using the tried, true, and even emerging "business" methods in a culture of "learning"--ever deepening relationships and self development.

And, finally, I honor and thank the men and women in the Bank--the ones who labor daily with care, diligence, and skill--who really "get the work done" around here. Without what they accomplish every day, the Bank would be a hollow shell. My heartfelt "thank you" to each of you.

Sincerely,

/s/ Robert L. Stevens

Robert L. Stevens
Chairman
February 23, 2001

BRYN MAWR BANK CORPORATION 2000 ANNUAL REPORT

A MESSAGE FROM THE PRESIDENT

Dear Fellow Shareholders:

It is a tremendous honor for me to serve as the eighth president in the 112-year history of The Bryn Mawr Trust Company and as the second president of its parent holding company, Bryn Mawr Bank Corporation. I consider my charge to be one of stewardship and a continuation of the legacy that has made our institution one of the most esteemed community banking organizations in the country.

[PHOTO]

Bryn Mawr Trust is extremely fortunate to have been led by Bob Stevens for these past 21 years. Not only has Bob maintained an enviable record of growth and profitability, but he has also led the aggressive movement of the Corporation into the wealth management area long before our competitors saw the wisdom in this strategy.

My vision for the future is very simple--that we will remain an independent, high-performing financial institution serving the needs of businesses, individuals, and affluent clients in our community and the region. By doing so, we will provide a superior return to our shareholders, all of whom are very important to us.

With my arrival, we have made a number of changes in our management structure. Bob Ricciardi, Alison Gers, and Joe Rebl have agreed to head up, respectively, the Traditional Bank, the Support Bank, and the Finance Division. We are presently engaged in a national search to find the leader for our Wealth Bank. These individuals and I will comprise the Executive Management Committee and are charged with developing and executing the strategies, as approved by the Board of Directors, which will keep the Corporation moving forward.

In my past experiences, I have always welcomed a close relationship with shareholders. It will be no different here. If you have any thoughts, comments or suggestions, I would ask that you call me at 610-581-4800, which is my direct line. If you are in the main branch in Bryn Mawr, my office is just off the lobby. Please stop by and spend some time.

Sincerely,

/s/ Ted Peters

Ted Peters
President and Chief Executive Officer
February 23, 2001

[PHOTO]

From left seated:
Carmen L. Fiorentino and Joseph G. Keefer.
From left standing:
James J. Egan, J. David Peterson, and Martin F. Gallagher, Jr., all of Commercial and Real Estate Lending.

THE YEAR IN REVIEW

Financial Milestones

The Corporation registered its sixth consecutive year of record earnings. The quality of the loan portfolio continues to be enhanced. Non-performing loans stood at only $81,000 at year-end 2000, and other real estate owned (OREO), which amounted to $2.4 million at year-end 1996 has been totally eliminated. Average outstanding commercial and industrial loan balances increased by 23% over average balances for 1999. This outstanding performance attests to the success of our relationship approach that provides a value-added service to commercial clients.



Earnings Per Share

                                    [GRAPH]

                                 1996     1.38
                                 1997      1.4
                                 1998     1.58
                                 1999     1.83
                                 2000     1.92


Common Stock
Dollars Per Share

                                    [GRAPH]

                                  Book Value   Market Value

                       1996           8.14         13.63
                       1997              9          25.5
                       1998           9.81         27.25
                       1999          10.74         23.88
                       2000          11.87         21.13

Technological Advances

Great strides were made in our electronic communication capabilities. We have greatly improved our communications with our many audiences: professionals, clients, staff and the public at large.


     . In mid-December, we launched our new web site (www.bmtc.com). The site provides detailed information about our organization and services. It is a gateway for clients to access their account information; Internet PC Banking Service and electronic bill payment for both individuals and businesses; our TrustWeb(TM), a secure Internet client access to trust, investment management, and custody accounts; and the new AdvisorWeb(TM). The site also affords visitors the opportunity to apply for a mortgage online.


     . The introduction of the sophisticated new product, AdvisorWeb, proved to be a great benefit to our Custody Services Department. By taking advantage of this service, professional investment advisors can use the Internet for real-time access to portfolio and data activity. This service virtually eliminates the need for telephone calls, faxes, manual handling of data, and statement delivery. It provides significant increases in efficiency and convenience for both the advisor and custodian.


     . A major effort was undertaken by Information Services to upgrade the internal communication capabilities for all employees. The internal system was converted from two separate systems to Lotus Notes, which incorporates both e-mail and scheduling capabilities into one program. The implementation program started in mid-March and was completed by the end of August.

Total Assets
In Millions of Dollars

                                    [GRAPH]

       Corporation's  Loans Sold,
          Balance     Service for    Fidelity       Trust          CDC
           Sheet        Others         Funds        Assets        Assets

1996       345.7         224.4          13.2        1229.9
1997       374.2         255.6          23.8        1666.5
1998       391.8         290.7            43          2101
1999       436.8         306.1         100.4          1887         295.5
2000       444.4           325         126.6          1760           101



Trust Assets
In Millions of Dollars

                                    [GRAPH]

                              Discretionary  Non-Discretionary

                      1996         719.4            510.5
                      1997         949.8            716.7
                      1998          1270              831
                      1999          1128              759
                      2000          1012              748

[PHOTO]

From left:
Joseph W. Rebl, Finance; Robert J. Ricciardi, Banking Services; and Alison E. Gers, Administration and Operations

Privacy Program Instituted

The Corporation is currently in the process of developing and implementing a more comprehensive privacy program to comply with privacy provisions of the Gram-Leach-Bliley Act of 1999 and the Federal Reserve's Regulation P. In November, Geoffrey L. Halberstadt was appointed the Corporation's Privacy Officer, with overall responsibility for development, the enhancement, and maintenance of our privacy program. A Privacy Task Force was formed to direct the specific activities required to be undertaken by each area of the Corporation.

Tax Counselors
Becomes a Separate Entity

Effective December 31, 2000, Tax Counselors of Bryn Mawr business was transferred to its principals so that the Corporation may concentrate its focus on its core businesses. This subsidiary was established in July 1997 to provide tax planning preparation and services to high- net-worth individuals and corporate employee benefit plans. The Corporation is still committed to supplying to its clients the professional tax services offered by Joseph W. Roskos & Co. and the Bank's Trust Tax Department. Where appropriate, we will refer or share clients with Tax Counselors.

Total Revenue Streams
In Millions of Dollars

                                    [GRAPH]

                             Net          Other
                           Interest    Non-Interst      Trust
                            Income        Income         Fees

                  1996       17.8           4.1           5.9
                  1997         18             4           7.7
                  1998       20.1           5.3           9.3
                  1999       22.5           8.3           9.8
                  2000       24.9           8.8           8.8


Total Corporation Average Assets
In Millions of Dollars

                                    [GRAPH]

                                1996     336.7
                                1997     351.4
                                1998     359.9
                                1999     399.1
                                2000     425.6

Leadership Change

Early in 2001, organizational changes were announced. Frederick C. "Ted"
Peters II was named President and Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company. Mr. Peters was founder, President and Chief Executive Officer of the Main Line Bank, and, before that, the founding President and Chief Executive Officer of the National Bank of the Main Line. Mr. Peters has 25 years of banking experience, and is a graduate of The Haverford School and Amherst College.

Robert L. Stevens, who plans to retire in August 2002, remains as Chairman for both Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company. A graduate of Northwestern University, Mr. Stevens started his career at Bryn Mawr Trust in 1960, became resident in 1980, and Chairman in 1995. Throughout the years, Mr. Stevens has been an influential member of the banking community and deeply committed to community service. He currently serves on the Board of Overseers of the School of Social Work at the University of Pennsylvania and is a Board Member of The Philadelphia Orchestra. During his 21 years at the helm, Bank assets have risen from $74.7 million at year-end 1979 to $444.4 million as of December 31, 2000.

     From left: Randy G. Thomas, Trust Tax; Michele M. Fritz, Employee Benefits; Joseph W. Roskos, Family Business Office; and Lisa M. Brinton, Trust Administration

                                                                         [PHOTO]

Transition

Samuel C. Wasson, Jr., who has been with Bryn Mawr Trust since 1966, and served as its Vice Chairman and Secretary since 1997, retired effective January 31, 2001. In his capacity as Vice Chairman, Mr. Wasson has overseen the activities of the Loan Division, Community Banking, Banking Operations, Information Services, Human Resources, Facilities, and Risk Management. He was a member of the Bank's Board of Directors, as well as serving as a board member and Secretary of Bryn Mawr Bank Corporation. He has been a prime force throughout his years of service in ensuring that the Bank retained its commitment to integrity and quality service to the community.

Joseph H. Bachtiger, Executive Vice President, head of Trust Administration, and a 31-year Bryn Mawr Trust veteran also retired on January 31, 2001. Mr. Bachtiger is well respected as one of the leading experts in the fiduciary community, having served as the President of the National Association of Estate Planners and Councils (NAEPC), the Philadelphia Estate Planning Council and the Corporate Fiduciaries Association of Philadelphia. He now serves the Bank in a new capacity as a consultant with the responsibility to develop new business as well as serving the needs of existing clients.

A LOOK AHEAD

We have embarked upon the process of positioning the Corporation for long-term sustainable growth. Our commitment is to become the preferred provider of financial services to affluent individuals, wealthy families, foundations, and businesses. Our goal is to help our clients accumulate, manage, protect, and transfer wealth. Our belief is that there is a place for a small financial institution that provides clients a full-range of financial services in a thoughtful, warm and personal way.

                          From left: John M. Grib, Andrea Pilch, Thomas M. Petro, Jere E. Estes, Mark A. Rioboli and William A. Keefe, all of Investment Management

[PHOTO]

Reorganization

Along with the appointment of the new CEO and the retirement of the Vice-Chairman, it became necessary to create a more integrated organization structure to allow our leadership to more effectively manage the institution. There are four major divisions, each reporting to Mr. Peters:


     . The Wealth Bank: Robert L. Stevens is acting as the interim head of this group that includes Investment Management, Trust Administration, Custody, Trust Tax, Employee Benefits, Insurance, and Family Office. Much attention will be paid to creating a new framework for our business development efforts to retain business, to expand relationships, and to acquire new business among the affluent segment of our market area.

     . The Traditional Bank: Robert J. Ricciardi heads up this unit which brings together the deposit and loan side of the business for both individual and business customers. It includes all lending activities--business loans, personal loans and residential mortgages--as well as Community Banking, Bryn Mawr Brokerage, Risk Management and Compliance.

     . The Support Bank: Alison E. Gers leads this group that includes Human Resources, Facilities, Information Systems, Banking Operations, and Marketing. This alliance includes all support activities relating to people, plant, technology and communication.

     . The Finance Division: This unit is headed-up by Joseph W. Rebl, CPA. The division is currently installing a structured planning, monitoring and management process intended to keep the Corporation on track in reaching its target goals and assisting in our decision making process.

Total Average Deposits
In Millions of Dollars

                                    [GRAPH]

                                1996     295.5
                                1997     308.6
                                1998     314.1
                                1999     341.6
                                2000     359.2

Transaction Accounts Average Balance
In Millions of Dollars

                                    [GRAPH]

                                1996     143.6
                                1997     150
                                1998     168.1
                                1999     185.9
                                2000     196.4

Investment Management

Early in 2001, all of the Corporation's Investment Management activities were relocated and consolidated into the newly renovated first floor of 6 South Bryn Mawr Avenue. The relocation has improved efficiency and facilitates timely exchange of market news and investment ideas among all of our investment professionals. Thomas M. Petro heads up our entire investment management group. Several new professionals were added to the investment team during the year. The equity research capabilities were enhanced. A key initiative for the year was expanding the range of investment styles to complement our large-cap equity style and offer clients greater choice.

CDC Capital Management, Inc., the registered investment advisor subsidiary, changed its name to Bryn Mawr Asset Management. In addition to the new name, this unit has greatly expanded its global network of leading institutional money managers representing a broad range of investment styles and expertise. CDC became one of about thirty investment advisors in the country to join Callan Associates Independent Advisor Group. Based in San Francisco, Callan is a leader in investment manager evaluation and provides independent objective research on 321 organizations representing $1.2 trillion in assets.

Community Service

Bryn Mawr Trust has long played a leading role in the support of community activities including: health, senior citizens' concerns, cultural events, civic affairs, business organizations, and the general well being of the people and institutions where it transacts business. This tradition of community service will be sustained as we go forward.

PRICE RANGE OF SHARES

=====================================================================================================================
                                               2000                                           1999
                                       High-Low Quotations                             High-Low Quotations
---------------------------------------------------------------------------------------------------------------------
                                  High         Low        Dividend                 High        Low      Dividend
                                  Bid          Bid        Declared                 Bid         Bid      Declared
---------------------------------------------------------------------------------------------------------------------
1st Quarter                     $23 7/8      $21 1/2       $0.17                 $28          $26 3/4     $0.15
---------------------------------------------------------------------------------------------------------------------
2nd Quarter                     $22 1/8      $19 3/4       $0.17                 $26 11/16    $25 1/4     $0.15
---------------------------------------------------------------------------------------------------------------------
3rd Quarter                     $21 9/16     $19 1/2       $0.17                 $27 3/8      $24 3/4     $0.15
---------------------------------------------------------------------------------------------------------------------
4th Quarter                     $21 1/2      $20 1/2       $0.17                 $25 1/2      $23 7/8     $0.15
=====================================================================================================================

The approximate number of holders of record of common stock as of December 31, 2000 was 443.

The shares are traded on the over-the-counter market, and the price information was obtained from The National Association of Securities Dealers (NASD).

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396
610-525-1700
www.bmtc.com

Senior Management

Robert L. Stevens*
Chairman

Frederick C. "Ted" Peters II*
President and Chief Executive Officer

Alison E. Gers
Executive Vice President, Administration and Operations

Joseph G. Keefer
Executive Vice President and Chief Lending Officer

Thomas M. Petro
Executive Vice President, Investment Management

Joseph W. Rebl*
Executive Vice President, Treasurer, and Chief Financial Officer

Robert J. Ricciardi*
Executive Vice President, Chief Credit Policy Officer and Secretary

Lisa M. Brinton
Senior Vice President, Trust Administration

Jere E. Estes
Senior Vice President, Investment Management

June M. Falcone
Senior Vice President, Banking Operations

Carmen L. Fiorentino
Senior Vice President, Commercial & Real Estate Lending Services

Richard J. Fuchs
Senior Vice President, Community Banking

John M. Grib
Senior Vice President, Investment Management

Geoffrey L. Halberstadt*
Senior Vice President and Risk Management Officer

William A. Keefe
Senior Vice President, Investment Management

Paul M. Kistler, Jr.
Senior Vice President, Facilities and Human Resources

Donald B. Krieble
Senior Vice President, Consumer Credit Services

William R. Mixon
Senior Vice President, Information Systems and
Chief Technology Officer

Walter Smedley, III
Senior Vice President, Corporate Sales

Leo M. Stenson
Senior Vice President and Auditor

Paul C. Benedict
Group Vice President, Trust Administration

Stephen J. Collar
Group Vice President, Consumer Credit Services

Martin F. Gallagher, Jr.
Group Vice President, Commercial & Real Estate Lending Services

Joseph S. Saraceno
Group Vice President, Loan Accounting

Mame O. Skelly
Group Vice President and Comptroller

*Also officer of the Corporation

Branch Offices

801 Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3396

18 West Eagle Road
Havertown, Pennsylvania 19083

39 West Lancaster Avenue
Paoli, Pennsylvania 19301

330 East Lancaster Avenue
Wayne, Pennsylvania 19087

One Tower Bridge
West Conshohocken, Pennsylvania 19428

312 East Lancaster Avenue
Wynnewood, Pennsylvania 19096

Investment Management Division

6 South Bryn Mawr Avenue
Bryn Mawr, Pennsylvania

Trust Division

10 South Bryn Mawr Avenue
Bryn Mawr, Pennsylvania

Limited Service Offices

Beaumont at Bryn Mawr Retirement Community
Bryn Mawr, Pennsylvania

Bellingham Retirement Living
West Chester, Pennsylvania

Martins Run Life Care Community
Media, Pennsylvania

The Quadrangle
Haverford, Pennsylvania

Waverly Heights
Gladwyne, Pennsylvania

White Horse Village
Newtown Square, Pennsylvania

Other Financial Services

BMT Mortgage Company
A division of The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania
Patrick J. Keenan, Senior Vice President
William F. Mannion, Jr., Senior Vice President

Bryn Mawr Asset Management, Inc.*
A subsidiary of Bryn Mawr Bank Corporation
Bryn Mawr, Pennsylvania
Mark A. Rioboli, President and Chief Executive Officer

Bryn Mawr Brokerage Company, Inc.
A subsidiary of Bryn Mawr Bank Corporation
Bryn Mawr, Pennsylvania
Richard J. Fuchs, President and Chief Executive Officer

Bryn Mawr Finance, Inc.
A subsidiary of Joseph W. Roskos & Co.
Wilmington, Delaware
Joseph W. Rebl, President

Insurance Counselors of Bryn Mawr, Inc.
A subsidiary of The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania
John G. Daniel, President and Chief Executive Officer

Joseph W. Roskos & Co.
A subsidiary of Bryn Mawr Bank Corporation
2011 Renaissance Boulevard, Suite 200
King of Russia, Pennsylvania 19406
Joseph W. Roskos, Chairman
Robert M. Fedoris, President and Chief Executive Officer

*Formerly CDC Capital Management, Inc.

CORPORATE INFORMATION

Directors

Richard B. Cuff
Chairman, Cuffco, Inc.

Warren W. Deakins
Self-employed, Insurance Sales

John D. Firestone
Partner, Secor Group

William Harral, III
Interim Dean,
Bennett S. LeBow College of Business,
Drexel University;
Chairman, C&D Technologies, Inc.

Wendell F. Holland, Esq.
Counsel to Obermayer, Rebmann,
Maxwell& Hippel, LLP

Frederick C. "Ted" Peters II
President and Chief Executive Officer of
Bryn Mawr Bank Corporation and
The Bryn Mawr Trust Company

Phyllis M. Shea
Attorney-at-Law, Shea and Shea, LLP

Robert L. Stevens
Chairman of
Bryn Mawr Bank Corporation and
The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.
President, Taylor Gifts,Inc.

Nancy J. Vickers
President, Bryn Mawr College

Thomas A. Williams
Retired, formerly Vice President,
Secretary/Treasurer,
Houghton International, Inc.

Annual Meeting

The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held Wyndham Alumnae in House, Bryn Mawr College, Bryn Mawr, Pennsylvania, on Tuesday, April 17, 2001, at 2:00 p.m.

Market Participants

F.J. Morrissey& Co., Inc.
Philadelphia, Pennsylvania

Spear, Leeds& Kellogg
New York, New York

McConnell Budd & Downes
Morristown, New Jersey

Ryan Beck and Company, Inc.
West Orange, New Jersey

Sandler O'Neill& Partners
New York, New York

Janney Montgomery LLC
Philadelphia, Pennsylvania

Corporate Headquarters

801 Lancaster venue A
Bryn Mawr, Pennsylvania 19010-3396
610-526-2302

Auditors

PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia, Pennsylvania 19103-7042

Legal Counsel

Monteverde, McAlee & Purd, P.C.
One Penn Center Suburban at Station
1617 John F. Kennedy Boulevard
Suite 1500
Philadelphia, Pennsylvania 19103-1815

Stock Listing
Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol BMTC.

Registrar & Transfer Agent

Mellon Investor Services LLC
PO Box 3315
South Hackensack, NJ 07606
www.mellon-investor.com

Form 10-K

A copy of the Corporation's Form 10-K, including financial statement schedules with the Securities and Exchange Commission, is available without charge to shareholders upon written request to Robert J. Ricciardi, Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3396, or via e-mail to bricciardi@bmtc.com.

Equal Employment Opportunity

The Corporation continues its commitment equal opportunity employment and does not discriminate against minorities or home respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices Affirmative Action.

Selected Financial Data

                           (in thousands, except for share and per share data)
For the years ended
December 31,                 2000       1999*       1998*       1997*       1996*
                          ----------------------------------------------------------
Interest income.........  $   31,985  $   28,317  $   26,082  $   24,960  $   24,337
Interest expense........       7,072       5,857       5,976       6,929       6,490
                          ----------------------------------------------------------
Net interest income.....      24,913      22,460      20,106      18,031      17,847
Loan loss provision.....         250         250         150         200         350
                          ----------------------------------------------------------
Net interest income
 after loan loss
 provision..............      24,663      22,210      19,956      17,831      17,497
Other income............      17,727      18,086      14,610      12,086      10,423
Other expenses..........      29,696      28,456      24,229      20,837      18,978
                          ----------------------------------------------------------
Income before income
 taxes..................      12,694      11,840      10,337       9,080       8,942
Applicable income
 taxes..................       4,433       3,879       3,480       2,950       2,900
                          ----------------------------------------------------------
Net income..............  $    8,261  $    7,961  $    6,857  $    6,130  $    6,042
                          ----------------------------------------------------------
Per share data:
 Earnings per common
  share:
  Basic.................  $     1.92  $     1.83  $     1.58  $     1.40  $     1.38
  Diluted...............  $     1.85  $     1.75  $     1.51  $     1.33  $     1.33
 Dividends declared.....  $     0.68  $     0.60  $    0.465  $     0.36  $     0.46
 Weighted-average shares
  outstanding...........   4,292,838   4,349,403   4,327,297   4,392,162   4,385,094
 Dilutive potential
  common shares.........     161,408     193,915     225,708     203,660     151,698
                          ----------------------------------------------------------
 Adjusted weighted-
  average shares........   4,454,246   4,543,318   4,553,005   4,595,822   4,536,792
                                              (in thousands)
At December 31,              2000        1999        1998        1997        1996
                          ----------------------------------------------------------
Total assets............  $  444,425  $  436,820  $  391,840  $  374,210  $  345,747
Earning assets..........     389,053     395,952     357,683     327,942     305,911
Deposits................     386,966     371,068     342,357     328,806     303,183
Shareholders' equity....      50,970      46,719      42,221      39,349      35,808
Ratio of equity to
 assets.................       11.47%      10.70%      10.78%      10.52%      10.36%
Loans serviced for
 others.................     325,040     306,147     290,675     255,571     224,366
For the years ended
December 31,                 2000        1999        1998        1997        1996
                          ----------------------------------------------------------
Selected financial
 ratios:
Net interest margin.....        6.33%       6.12%       5.99%       5.59%       5.67%
Net income to:
 Average total assets...        1.94%       1.99%       1.91%       1.74%       1.79%
 Average shareholders'
  equity................       17.20%      17.97%      17.06%      16.45%      18.16%
Average shareholders'
 equity to average total
 assets.................       11.28%      11.10%      11.17%      10.60%       9.88%
Dividends declared per
 share to net income per
 basic common share.....       35.42%      32.79%      29.43%      25.71%      33.33%

*Reclassified for comparative purposes.

Management's Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the "Corporation") for each of the three years in the period ended December 31, 2000, as well as the financial condition of the Corporation as of December 31, 2000 and 1999. The Bryn Mawr Trust Company (the "Bank"), Tax Counsellors of Bryn Mawr, Inc. ("TCBM"), Bryn Mawr Brokerage Company, Inc. ("B M Brokerage"), CDC Capital Management, Inc. ("CDC") and Joseph W. Roskos & Co. ("JWR&Co") are wholly-owned subsidiaries of the Corporation. Bryn Mawr Finance, Inc. ("B M Finance") is a wholly-owned subsidiary of JWR&Co. Insurance Counsellors of Bryn Mawr, Inc. ("ICBM") is a wholly-owned subsidiary of the Bank. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 30.

Significant Items for 2000
-------------------------------------------------------------------------------

Dividend Increase

Based on a continued growth in record earnings, the Corporation increased its quarterly dividend payment for 2000 by 13%, from $0.15 per share in 1999 to $0.17 per share in 2000. The Corporation's dividend payout ratio was 35.42% of basic earnings per share for 2000, compared to 32.79% for 1999.

Stock Repurchase Program

During 1997, the Corporation established a stock repurchase program (the "Stock Repurchase Program"), authorizing management to repurchase up to 5% of the then outstanding common shares of the Corporation. This program was renewed in 1999, authorizing management to repurchase up to 5% of the outstanding shares as of March 1999, while not spending more than $6,500,000. The Stock Repurchase Program was continued through 2000. During 2000, the Corporation repurchased 81,500 shares of the Corporation's common stock, at a cost of $1,677,000 or an average purchase price of $20.58 per share. The Corporation's stock repurchasing activity, beginning in 1997 through December 31, 2000, repurchased a total of 337,800 shares of the Corporation's common stock, at a cost of $7,955,000 for an average purchase price of $23.55 per share. The use of the Corporation's capital to repurchase stock is a mitigant to the dilution of earnings per share caused by unexercised stock options, as well as a catalyst to increasing the Corporation's return on equity.

Strong Asset Quality

The Corporation has consistently enhanced the quality of its loan portfolio. Since 1996, non-performing assets have decreased from $2,430,000 to $81,000 at year-end 2000. Other real estate owned ("OREO") balances amounting to $1,523,000 at year-end 1996 had been totally eliminated by year-end 1999 and there were no such balances at December 31, 2000. Non-performing loans have decreased 91% over the prior four years to $81,000 at year-end 2000. Non-performing loans as a percentage of total loans amounted to 2 basis points at December 31, 2000 and delinquencies, past due 30 days or more, amounted to 20 basis points of total outstanding loans at December 31, 2000. At December 31, 1999 non-performing loans, as a percentage of total loans amounted to 2 basis points and delinquencies amounted to 56 basis points.

Results of Operations
-------------------------------------------------------------------------------

Overview

The Corporation reported a 4% increase in net income of $8,261,000 for the year ended December 31, 2000, the sixth consecutive year of record earnings for the Corporation. Net income for 1999 amounted to $7,961,000. There were a number of nonrecurring items, included in both 1999 and 2000 results. In 1999, recoveries of both interest income earned on a previously impaired loan and legal fees recovered on a prior problem loan added to net income. During 2000, nonrecurring costs associated with the departure of CDC's management, primarily the write-off of CDC's goodwill, caused a decrease in net income. Exclusive of these nonrecurring items, in each year, (the "Nonrecurring Items") net income grew by 10% in 2000 over 1999.

Basic earnings per share amounted to $1.92 in 2000, a 5% increase over $1.83 for 1999. Diluted earnings per share were $1.85 and $1.75 for 2000 and 1999, respectively. The dilutive potential common shares added to the weighted-average shares outstanding were 161,408 and 193,915 for 2000 and 1999, respectively.

These record earnings results for 2000 were due to a number of factors. As presented on Table 1, profits from the banking segment grew by 37%. Net interest income increased by $2,457,000 or 11% as a result of a 12% increase in average outstanding loans. Also contributing to the increase in the banking segment's profits was a reduction in the expense of the Corporation's incentive bonus plan, which is based on overall corporate profitability. The mortgage banking segment increased its profit by 32%, compared to 1999's profit. The mortgage loan sales for 2000 were under 1999's amount by 3%, but the fees earned grew by $248,000. Offsetting this income was a 23% decrease in profits for the Trust segment. Fees from Investment Management and Trust decreased by $811,000 or 8% over similar revenues for 1999. During 1999, five Trust officers resigned from the Bank (the "Resignations"), taking some trust accounts with them. Both the Resignations and a decrease in trust asset values in 2000, because of the decline in overall market values, are primarily responsible for the fee decrease.

Return on average assets for the year was 1.94%, compared to 1.99% in 1999, while return on average equity for 2000 was 17.20% compared to 17.97% in 1999.

Earnings Performance
--------------------------------------------------------------------------------

Lines of Business

The Corporation continues to have four significant business segments or lines from which it derives its earnings. Its core business line is the Banking line of business. Additional earnings streams are obtained from its Investment Management and Trust line of business and its Mortgage Banking line of business - the origination, servicing and sale of mortgage loans to the secondary mortgage market. The fourth segment, included in "All Other" in the following segmentation analysis, derives net revenues from financial services and products, offered through the Corporations subsidiaries, as well as the Bank's subsidiary, ICBM and JWR&Co's subsidiary B M Finance.

The Banking segment's percentage of operating profits stood at 67% for 2000, compared to 52% for 1999. Investment Management and Trust's percentage of operating profit was 29%, down from 40% for 1999. The Mortgage Banking segment's share of operating profits increased from 7% in 1999 to 8% in 2000, while the "All Other" segment, including the Corporation and all non-banking subsidiaries, went from 1% in 1999 to (4%) in 2000.


Following is a segmentation analysis of the results of operations for those lines of business for 2000 and 1999:

TABLE 1 - Lines of Business Segment Analysis

                                                   2000
                                ------------------------------------------
                                                 Mortgage  All
 (dollars in thousands)         Banking  Trust   Banking  Other    Consolidated
                                ------------------------------------------
 Net interest income..........  $24,684  $   --   $  216  $   17     $24,917
 Less loan loss provision.....      250      --       --      --         250
                                ------------------------------------------
 Net interest income after
  loan loss provision.........   24,434      --      216      17      24,667
 Other income:
 Fees for investment
  management and trust
  services....................       --   8,973       --      --       8,973
 Service charges on deposit
  accounts....................    1,144      --       --      --       1,144
 Other fees and service
  charges.....................      295      --      729      --       1,024
 Net gain on sale of loans....        8      --    1,232      --       1,240
 Gain on sale of other real
  estate owned................       14      --       --      --          14
 Other operating income.......      925      --       --   4,789       5,714
                                ------------------------------------------
 Total other income...........    2,386   8,973    1,961   4,789      18,109
 Other expenses:
 Salaries-regular.............    7,826   3,175      538   2,320      13,859
 Salaries-other...............      750     211       30      52       1,043
 Fringe benefits..............      850     616       70     313       1,849
 Occupancy....................    3,401     472      142     502       4,517
 Other operating expenses.....    5,505     880      334   2,095       8,814
                                ------------------------------------------
 Total other expenses.........   18,332   5,354    1,114   5,282      30,082
                                ------------------------------------------
 Segment profit (loss)........  $ 8,488  $3,619   $1,063  $ (476)    $12,694
                                ------------------------------------------
 % of segment profit (loss)...       67%     29%       8%     (4%)       100%
                                                   1999*
                                ------------------------------------------
                                                 Mortgage  All
 (dollars in thousands)         Banking  Trust   Banking  Other    Consolidated
                                ------------------------------------------
 Net interest income..........  $22,310  $   --   $  145  $    5     $22,460
 Less loan loss provision.....      250      --       --      --         250
                                ------------------------------------------
 Net interest income after
  loan loss provision.........   22,060      --      145       5      22,210
 Other income:
 Fees for investment
  management and trust
  services....................       --   9,784       --      --       9,784
 Service charges on deposit
  accounts....................    1,156      --       --      --       1,156
 Other fees and service
  charges.....................      254      --      762      --       1,016
 Net gain on sale of loans....       44      --      984      --       1,028
 Gain on sale of other real
  estate owned................       45      --       --      --          45
 Other operating income.......      908      --       --   4,568       5,476
                                ------------------------------------------
 Total other income...........    2,407   9,784    1,746   4,568      18,505
 Other expenses:
 Salaries-regular.............    7,251   2,852      469   1,874      12,446
 Salaries-other...............    1,754     230       78     184       2,246
 Fringe benefits..............    1,474     565       80     215       2,334
 Occupancy....................    3,090     476      149     456       4,171
 Other operating expenses.....    4,694     948      310   1,726       7,678
                                ------------------------------------------
 Total other expenses.........   18,263   5,071    1,086   4,455      28,875
                                ------------------------------------------
 Segment profit...............  $ 6,204  $4,713   $  805  $  118     $11,840
                                ------------------------------------------
 % of segment profit..........       52%     40%       7%      1%        100%

Bryn Mawr Bank Corporation, Tax Counsellors of Bryn Mawr, Inc., Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., CDC Capital Management, Inc. and Joseph W. Roskos & Co have all been aggregated in All Other.

* Reclassified for comparative purposes.

The table reflects operating profits or losses of each Corporate line of business before income taxes.

Banking Line of Business

The Bank's average outstanding earning assets of $383,695,000 increased 7% from $359,261,000 for 1999. Average outstanding loans grew by 12% in 2000. The largest dollar increase in average outstanding loans occurred in commercial and industrial loans, up $23,728,000 or 23% over 1999 average balances. Average residential mortgage loans grew by $8,142,000 or 41% in 2000, compared to similar average outstanding balances in 1999. BMT Mortgage Company chose to hold some of the originated residential mortgage loans in its loan portfolio until the opportunity to sell loans was more favorable. Commercial mortgage loans decreased by $1,089,000 or 2% from 1999 average balances and average construction loans decreased by $743,000 or 5% from similar average balances for 1999. The average outstanding balances of the Bank's consumer loan portfolio increased by $5,226,000 or 8% from 1999's average outstanding balances. Strong growth in the Bank's consumer credit line, partially offset by lower demand for indirect automobile loans due to increased competition from automobile manufacturers for new automobile loans, was primarily responsible for the increase in average consumer loan balances in 2000. The average outstanding balances of federal funds sold decreased by 50% in 2000 compared to 1999 levels. Average outstanding investments decreased by 16% for 2000 compared to 1999. The decrease in federal funds sold and investments partially funded the growth in the loan portfolio.

Average outstanding total deposits increased 5% in 2000 compared to 1999. The largest dollar increase occurred in the Bank's low cost NOW account balances, up $6,389,000 or 7%. Average outstanding non-interest demand deposit balances increased by $4,117,000 or 5%, while average market rate account balances increased by $762,000 or 2%. Average outstanding balances of higher cost certificates of deposit ("CDs") grew by $5,819,000 or 9%. Average outstanding savings deposits increased 1% or $485,000. In order to meet loan funding and liquidity requirements, the Bank increased its reliance on short-term borrowings, increasing the combined average outstanding borrowings of short-term borrowings and federal funds purchased by $6,013,000 or 107%. The increases in the average balances of higher cost CDs and short-term borrowings are the primary reason for the cost of funds increasing 22 basis points. However, increases in the prime rate during 2000 and significant increases in earning assets, specifically in higher yielding loans, are primarily responsible for an increase in the net interest margin to 6.33% in 2000 from 6.12% for 1999. An expanded discussion of net interest income follows under the section entitled "Net Interest Income".

Other income from the Banking segment decreased by 1% in 2000 compared to 1999. Service charges on deposit accounts decreased 1%, due primarily to an increase in the earnings credit applied to deposit accounts, thereby providing banking customers additional credit to offset actual charges for deposit services to their respective accounts.

Total other expenses of the Banking line of business increased by less than 1% in 2000 compared to 1999 levels. This was due to an increase in regular salaries, occupancy and other expenses of 8%, 10% and 17%, respectively. Offsetting these increases was a decrease in the incentive bonus in 2000 compared to 1999's incentive bonus, and an increase in the net revenues earned by the Bank's pension plan. Overall, the operating profits of the Banking line of business increased 37% in 2000 compared to 1999.

Investment Management and Trust Line of Business

The Bank's Investment Management and Trust Division reported a 23% decrease in operating profit for 2000 compared to 1999 levels. An $811,000 or 8% decrease in total Investment Management and Trust fee income was primarily responsible for this decline in profitability. The market value of assets managed decreased from $1,887,000,000 at December 31, 1999, to $1,760,000,000 as of December 31,
2000. The movement of client accounts due to resignations and an overall decline in asset values related to a decline in the values of the stock market, were the primary causes for this decrease. CDC had assets under advisement of $101,000,000 as of December 31, 2000, compared to $295,000,000 at December 31,
1999, bringing total investment assets under management or advisement at December 31, 2000, to $1,861,000,000, compared to $2,182,000,000 at December
31, 1999.

Other expenses of the Investment Management and Trust line of business increased by $283,000 or 6% in 2000 over 1999 levels. The primary reason for this increase was a rebuilding of the Trust and Investment Management staff to increase the client base.

Mortgage Banking Line of Business

The operating profit of the Bank's Mortgage Banking line of business increased 32% in 2000 compared to 1999. During 2000, mortgage interest rates rose enough to make refinancing less attractive to borrowers, although mortgage lending for home sale activity remained strong. In 2000, the Mortgage Banking line of business had a 3% decrease in the volume of loans sold in the secondary mortgage market and a 39 basis point increase in the yield on sales, compared to 1999 levels. The increase in the yield on the sale of loans is the main reason for the increase in the mortgage banking segment's profitability. Following is a table showing the volume of residential mortgage loans originated and sold in the secondary mortgage market, the total net gains realized, and the yield on these loan sales:

TABLE 2 - Summary of Loan Sale Activity

(dollars in thousands)                                           2000    1999
                                                                ---------------
Volume of loans sold........................................... $71,737 $73,921
Loan fees and net gains on sales...............................   1,232     984
Yield on sales.................................................   1.72%   1.33%

As of December 31, 2000, the Bank serviced $291,903,000 in residential mortgage loans for others, compared to $283,124,000 in loans serviced for others at year-end 1999.

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. The Corporations expenses are primarily of an administrative nature. During 2000, the Corporation wrote-off $155,000 in goodwill due to changes in the management of CDC. No such write-off was included in 1999 or 1998.

Tax Counsellors of Bryn Mawr, Inc.

In July 1997, the Corporation established a new wholly-owned subsidiary, TCBM, in order to add professional tax planning to its array of financial products and services offered to its customers. TCBM employed CPAs and an attorney (the "Tax Professionals"), having significant tax planning, preparation and financial planning capabilities. In connection with the formation of TCBM, a profit sharing agreement (the "Agreement") was developed that allowed the Tax Professionals to retain the net revenues generated by the clients brought to TCBM. The Agreement set revenue goals as a threshold to determine profitability. During 2000, TCBM did not exceed its revenue goals and reported a net profit of $0, compared to a $5,000 net profit reported of 1999. During 2000, an arrangement was reached between Corporation management and the Tax Professionals terminating the Agreement. Pursuant to the arrangement, the net assets of TCBM, (all assets, excluding cash less all liabilities) as of December 31, 2000, were sold to the Tax Professionals in exchange for a note in favor of TCBM. The face value of the note is $422,000 with a rate of 9% and a due date of September 1, 2004.

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a new wholly-owned subsidiary, ICBM (a full-service insurance agency), to enable the Bank to offer insurance products and related services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. During 1999, ICBM earned commissions from traditional business and the sale of large premium life insurance policies resulting in a net profit of $65,000. No such large premium life insurance policies were sold in 2000. Therefore, in 2000, ICBM reported a net loss of $65,000.

Bryn Mawr Brokerage Company, Inc.

The Corporation established B M Brokerage in January 1999, in order to make brokerage services available to its client base through an affiliation with an independent broker-dealer. Commissions earned in each year of operation were insufficient to cover related costs, therefore, during 2000, B M Brokerage reported a loss of $40,000, compared to a loss of $6,000 for 1999.

CDC Capital Management, Inc. (now Bryn Mawr Asset Management, Inc.)

On January 6, 1999, the Corporation acquired CDC for $281,000 in Corporation stock, a portion of which was issued at the time of the acquisition. One-half of the remaining shares were distributed on the first anniversary of the acquisition, January 6, 2000, and the remainder will be distributed on the second anniversary, January 6, 2001. CDC was acquired to enable the Corporation to enhance its array of financial services and products by offering investment advisory services to its clients. Goodwill of $177,000 was recorded on the corporation's books, to be amortized over a 10-year life. During 2000, there were changes in CDC's management. Based on the foregoing events, in June 2000 the balance of the remaining goodwill of $155,000 was written-off of the Corporation's books. CDC reported a net loss of $65,000 for 2000, compared to a net profit of $6,000 for 1999. In November 2000, an amendment was made to the Articles of Incorporation to change the name of the corporation to Bryn Mawr Asset Management, Inc. and registered CDC Capital Management, Inc. as a fictitious name.

Joseph W. Roskos & Co.

On April 1, 1999, the Corporation acquired JWR&Co, effective January 1, 1999, for $4,195,000, through a combination of Corporation stock and cash. Goodwill in the amount of $3,300,000 was recorded on the Corporation's books, to be amortized over a 20-year life. JWR&Co was acquired to expand the products and services being offered by the Corporation through its subsidiaries. JWR&Co provides family business office services to high-net-worth individuals, including accounting and tax preparation services, consulting, and fiduciary support services. During 2000, JWR&Co reported a net profit of $292,000, compared to $344,000 in 1999, before the amortization of $164,000 of goodwill in each period. The primary reason for the 15% decrease in net income in 2000, compared to 1999, was a non-recurring item of $108,000, which was not incurred in 1999. Exclusive of this non-recurring item in 2000, net income for JWR&Co would have increased 16% in 2000 compared to 1999.

Bryn Mawr Finance, Inc.

B M Finance was incorporated on December 20, 2000, as a wholly-owned subsidiary of JWR&Co. Its primary purpose is to provide financing opportunities to the Corporation and its subsidiaries.

Net Interest Income

A 13% or $3,668,000 increase in interest income, partially offset by a 21% or $1,215,000 increase in interest expense for the year ended December 31, 2000, resulted in an overall increase in net interest income of 11% or $2,453,000 over the year ended December 31, 1999. Average earning assets grew 7% in 2000, compared to 1999 levels. Higher yielding commercial loan balances grew by 12%. The average outstanding balances of investments and federal funds sold decreased by 16% and 50%, respectively. The yield on earning assets increased by 40 basis points. Total average deposits increased 5%. The largest increase occurred in the Bank's CDs, which increased 9%. Average outstanding NOW accounts were up by 7%, followed by non-interest bearing demand deposits, up by 5%. Average outstanding money market and savings deposits increased by 2% and 1%, respectively. In an effort to increase liquidity, average outstanding short-term borrowings grew by 107% over similar balances for 1999. Average outstanding CDs increased by 9% over 1999 levels. This growth in average higher costing short-term borrowings and CDs is primarily responsible for a 22 basis point increase in the average cost of funds for 2000, compared to 1999. The increase in the yield on earning assets, partially offset by the increased cost of funds was directly responsible for the Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, increasing from 6.12% for 1999 to 6.33% for 2000.
The 13% growth in interest income for 2000 was partially attributable to a 7% increase in average earning assets from $359,261,000 for 1999 to $383,695,000 for 2000. Partially due to an increase in the prime rate during 2000, the yield on average outstanding earning assets grew by 40 basis points to 8.3% for 2000, compared to 7.9% for 1999. The average yield on loans increased 30 basis points from 8.3% in 1999 to 8.6% in 2000. The average yield on federal funds sold increased 100 basis points to 6.0% for 2000, compared to 5.0% for 1999. The yield on the investment portfolio increased by 30 basis points from 5.4% in 1999 to 5.7% in 2000.

The $2,808,000 growth in interest income attributable to volume was the result of a 12% increase in average outstanding loans. Partially due to the increase in the prime rate, interest income related to the rate variance increased by $860,000.

As of December 31, 2000, outstanding loans balances increased 5% over December 31, 1999. In December 2000, the Bank participated out a combination of commercial mortgage loans and consumer home equity loans amounting to $12,153,000 (the "Loan Sale"). Excluding the Loan Sale, loans at year-end 2000 would have increased 8% over 1999 year-end levels. The most significant loan growth came in commercial and industrial loans, which grew by 23% year-end to year-end. Permanent mortgage loans, including both commercial mortgage loans and residential mortgage loans increased by 1%. Commercial mortgage loans decreased by 14%, primarily due to the Loan Sale, reducing loan balances by $5,577,000, while residential mortgage loan balances increased by 38%. Construction loan outstanding balances decreased 26%. A 13% decrease in outstanding consumer loans is due primarily to the Loan Sale and a continued run-off of indirect automobile loans, which was planned by the Bank. The yield on average earning assets grew by 40 basis points from 7.9% in 1999 to 8.3% in 2000.

Average deposits increased $17,572,000 or 5% during 2000. Average outstanding CD balances increased by 9%. Average outstanding NOW account balances grew by 7% and non-interest bearing demand deposits were up by 5%. Average outstanding market rate and savings account balances grew by 2% and 1%, respectively. Average outstanding short-term borrowings increased 107%. The cost of funds for the Bank averaged 1.91% for 2000 compared to 1.69% for 1999, a 22 basis point increase.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $625,000, $465,000 and $413,000 in 2000, 1999 and 1998 respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - Analyses of Interest Rates and Interest Differential

                                    2000                      1999**                     1998**
                          ----------------------------------------------------------------------------
                                             Average                    Average                    Average
                                    Interest  Rates            Interest  Rates            Interest  Rates
                          Average   Income/  Earned/ Average   Income/  Earned/ Average   Income/  Earned/
(dollars in thousands)    Balance   Expense   Paid   Balance   Expense   Paid   Balance   Expense   Paid
                          ----------------------------------------------------------------------------
Assets:
Cash and due from banks.  $ 22,345  $    --     --%  $ 22,060  $    --     --%  $ 19,065  $    --     --%
Interest-bearing
 deposits with other
 banks*.................     1,623       90    5.5      2,173      103    4.7      1,345       68    5.1
Federal funds sold*.....     6,174      373    6.0     12,272      609    5.0     15,665      824    5.3
Investment securities
 available for sale:
 Taxable*...............    26,482    1,558    5.9     30,440    1,698    5.6     31,760    1,880    5.9
 Tax-exempt*............     2,495      108    4.3      4,162      183    4.4      4,953      224    4.5
                          ----------------------------------------------------------------------------
 Total investment
  securities............    28,977    1,666    5.7     34,602    1,881    5.4     36,713    2,104    5.7
                          ----------------------------------------------------------------------------
Loans*..................   346,921   29,856    8.5    310,214   25,724    8.3    274,882   23,085    8.4
Less allowance for loan
 losses.................    (4,352)      --     --     (4,257)      --     --     (4,088)      --     --
                          ----------------------------------------------------------------------------
 Net loans..............   342,569   29,856    8.7    305,957   25,724    8.4    270,794   23,085    8.5
Other assets............    23,897       --     --     21,997       --     --     16,278       --     --
                          ----------------------------------------------------------------------------
 Total assets...........  $425,585  $31,985     --   $399,061  $28,317     --   $359,860  $26,081     --
                          ----------------------------------------------------------------------------
Liabilities:
Demand deposits,
 noninterest-bearing....  $ 96,215  $    --     --%  $ 92,098  $    --     --%  $ 82,773  $    --     --%
Savings deposits........   192,141    2,697    1.4    184,505    2,533    1.4    169,785    2,923    1.7
Time deposits...........    70,819    3,596    5.1     65,000    3,008    4.6     61,503    3,052    5.0
Short term borrowings...    10,342      693    6.7      4,658      266    5.7         --       --     --
Federal funds purchased.     1,283       86    6.7        954       50    5.2         18        1    5.6
Other liabilities.......     6,765       --     --      7,554       --     --      5,595       --     --
                          ----------------------------------------------------------------------------
 Total liabilities......   377,565    7,072     --    354,769    5,857     --    319,674    5,976     --
Shareholders' equity....    48,020       --     --     44,292       --     --     40,186       --     --
                          ----------------------------------------------------------------------------
 Total liabilities and
  shareholders' equity..  $425,585  $ 7,072     --   $399,061  $ 5,857     --   $359,860  $ 5,976     --
                          ----------------------------------------------------------------------------
 Total earning assets*..  $383,695       --     --   $359,261       --     --   $328,605       --     --
Interest income to
 earning assets.........        --       --    8.3%        --       --    7.9%        --       --    7.9%
Interest expense to
 earning assets.........        --       --    1.8         --       --    1.6         --       --    1.8
 Net yield on interest-
  earning assets........        --       --    6.5         --       --    6.3         --       --    6.1
Average effective rate
 paid on interest-
 bearing liabilities....        --       --    2.6         --       --    2.3         --       --    2.6
Average effective cost
 on total deposits......        --       --    1.9         --       --    1.7         --       --    1.9
Net interest margin.....        --       --    6.33        --       --    6.12        --       --    5.99
Earning assets to
 interest-bearing
 liabilities............                       1.40                       1.41                       1.42

 * Indicates earning assets.
** Reclassified for comparative purposes.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $160,000 in 2000, $52,000 in 1999, and $8,000 in 1998.

TABLE 4 - Rate/Volume Analyses

 (in thousands)                                                                     2000 vs. 1999           1999 vs. 1998
                                                                                 ---------------------------------------------
 Increase/(decrease)                                                             Volume   Rate   Total   Volume  Rate   Total
                                                                                 ---------------------------------------------
 Interest income:
 Interest-bearing deposits with other banks..................................... $   (29) $ 16  $   (13) $   41  $  (6) $   35
 Federal funds sold.............................................................    (343)  107     (236)   (170)   (45)   (215)
 Investment securities available for sale:
  Taxable.......................................................................    (228)   88     (140)    (82)  (100)   (182)
  Tax-exempt....................................................................     (71)   (4)     (75)    (36)    (5)    (41)
 Loans..........................................................................   3,479   653*   4,132   2,918   (279)  2,639
                                                                                 ---------------------------------------------
 Total interest income..........................................................   2,808   860    3,398   2,671   (435)  2,236
                                                                                 ---------------------------------------------
 Interest expense:
 Savings deposits...............................................................     164    --      164     208   (598)   (390)
 Time deposits..................................................................     265   323      588     186   (230)    (44)
 Short term borrowings..........................................................     373    54      427     266     --     266
 Fed funds purchased............................................................      20    16       36      49     --      49
                                                                                 ---------------------------------------------
 Total interest expense.........................................................     823   392    1,215     709   (828)   (119)
                                                                                 ---------------------------------------------
 Interest differential..........................................................  $1,985  $468   $2,453  $1,962  $ 393  $2,355
 --------------------------------------------------
                                                                                 ---------------------------------------------

* Included in the loan rate variance was a (decrease) increase in interest income related to non-performing loans of ($25,000) and $327,000 in 2000 and 1999, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.


Loan Loss Provision

The Bank provided a loan loss provision of $250,000 for both 2000 and 1999. The allowance for possible loan losses was $4,320,000 and $4,400,000 as of December 31, 2000 and 1999, respectively. Delinquencies, as a percentage of outstanding loans, amounted to 20 basis points and 54 basis points as of December 31, 2000 and 1999, respectively. The ratios of the loan loss reserve to non-performing loans were 5333% and 556% as of December 31, 2000 and 1999, respectively. Non-performing loans amounted to $81,000 at December 31, 2000, a 90% decrease from $792,000 at December 31, 1999. There was no OREO recorded on the Corporation's books at either year-end. The allowance for possible loan losses, as a percentage of outstanding loans, was 1.22% as of December 31, 2000, compared to 1.30% as of December 31, 1999. Bank management has determined that the 2000 loan loss provision was sufficient to maintain an adequate level of the allowance for possible loan losses during 2000.

A summary of the changes in the allowance for possible loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - Allowance for Possible Loan Losses


                                                   December 31,
                                        --------------------------------------
 (dollars in thousands)                  2000    1999    1998    1997    1996
                                        --------------------------------------
 Allowance for possible loan losses:
 Balance, January 1...................  $4,400  $4,100  $4,074  $4,182  $3,652
                                        --------------------------------------
 Charge-offs:
 Commercial and industrial............     (32)    (10)    (42)   (196)    (84)
 Real estate--construction............      --      --      --      --      --
 Real estate--mortgage................     (12)     22*    (22)     --      (4)
 Consumer.............................    (355)   (209)   (179)   (237)   (180)
                                        --------------------------------------
 Total charge-offs....................    (399)   (197)   (243)   (433)   (268)
                                        --------------------------------------
 Recoveries:
 Commercial and industrial............       3      87     100     102     404
 Real estate--construction............      --     116      --      --      --
 Real estate--mortgage................      --      --      --      --       8
 Consumer.............................      66      44      19      23      36
                                        --------------------------------------
 Total recoveries.....................      69     247     119     125     448
                                        --------------------------------------
 Net recoveries/ (charge-offs)........    (330)     50    (124)   (308)    180
 Provision for loan losses............     250     250     150     200     350
                                        --------------------------------------
 Balance, December 31.................  $4,320  $4,400  $4,100  $4,074  $4,182
                                        --------------------------------------
 Net recoveries/(charge-offs) to
  average loans.......................    0.02%   0.02%   0.05%   0.12%   0.07%

* The negative charge-off of $22,000 in real estate--mortgage loans reflects the adding back to the loan loss reserve of an amount previously charged off, in conjunction with the acquisition of other real estate owned.

TABLE 6 - Allocation of the Allowance for Possible Loan Losses

The table below allocates the balance of the allowance for possible loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

                                                    December 31,
                          --------------------------------------------------------------------
                              2000          1999          1998          1997          1996
                          --------------------------------------------------------------------
                                   %             %             %             %             %
                                 Loans         Loans         Loans         Loans         Loans
                                  to            to            to            to            to
                                 Total         Total         Total         Total         Total
(dollars in thousands)           Loans         Loans         Loans         Loans         Loans
                          --------------------------------------------------------------------
Balance at end of period
 applicable to:
Commercial and
 industrial.............  $1,193  41.5% $  151  39.7% $  427  31.8% $  316  28.1% $  483  28.8%
Real estate--
 construction...........       7   3.0      33   4.2      81   4.7   1,111   5.1     751   2.9
Real estate--mortgage...      56  38.3     228  35.4     161  39.3     184  38.2     289  36.9
Consumer................     248  17.2     279  20.7     301  24.2     465  28.6     609  31.4
Unallocated.............   2,816    --   3,709    --   3,130    --   1,998    --   2,050    --
                          --------------------------------------------------------------------
 Total..................  $4,320 100.0% $4,400 100.0% $4,100 100.0% $4,074 100.0% $4,182 100.0%
                          --------------------------------------------------------------------

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

Refer to page 26 for further discussion of the Corporation's loan review process.

Other Income

The following table details other income for the years ended December 31, 2000 and 1999, and the percent change from year to year:

TABLE 7 - Other Income

                                                         2000    1999*  % Change
                                                        -------------------
Fees for trust services................................ $ 8,973 $ 9,784    (8%)
Service charges on deposit accounts....................   1,144   1,156    (1%)
Other fees and service charges.........................   1,024   1,016     1%
Net gain on sale of loans..............................   1,240   1,028    21%
Gain on the sale of other real estate owned............      14      45   (69%)
Fees earned from family business office services.......   2,429   1,947    25%
Investment advisory and brokerage fees.................     957   1,218   (21%)
Tax consulting fees....................................     793     702    13%
Insurance commission income............................     191     326   (41%)
Other operating income.................................     962     864    11%
                                                        -------------------
                                                        $17,727 $18,086    (2%)
                                                        -------------------

* Reclassified for comparative purposes

In addition to net interest income, the Bank's three operating segments, as well as TCBM, ICBM, B M Brokerage, CDC and JWR&Co, generate various streams of fee-based income, including Investment Management and Trust income, service charges on deposit accounts, loan servicing income, consulting fees and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 15, 16, 17 and 18, the decrease in other income in 2000 from 1999 levels was primarily a result of a decrease in revenues from investment management and trust services.

Fees for investment management and trust services declined $811,000 or 8% from year to year. Refer to the discussion under the heading "Investment Management and Trust Line of Business" on page 16 of this report.

As discussed in the "Mortgage Banking Line of Business" section, the $212,000 or 21% increase in gains on the sale of loans was directly attributable to a 39 basis point increase in the yield on the sale of residential mortgage loans to the secondary mortgage market.

Fees from the JWR&Co family office business amounted to $2,429,000 for 2000, a $482,000 or 25% increase of fees earned in 1999. This increase is directly attributable to increased client activity during 2000 compared to 1999.

Investment advisory and brokerage fees declined $261,000 or 21% from $1,218,000 for 1999 to $957,000 for 2000. The primary reason for this decline was a reduction in fees earned by CDC in 2000, directly related to the change in CDC's management, as previously discussed.

Insurance commission income decreased $135,000 or 41%, from $326,000 for 1999 to $191,000 for 2000. During 1999, ICBM earned commissions on some large life insurance premiums. No such commissions were earned during 2000. This is the primary reason for the decrease in insurance commission income.

Other operating income increased $98,000 or 11% in 2000 from 1999 levels, primarily due to sweep fees paid on the commercial and personal accounts, which grew by $187,000. This fee growth is directly attributable to growth in the Bank's off-balance sheet mutual fund balances, which increased from $100,372,000 at

December 31, 1999 to $126,752,000 at December 31, 2000. Partially offsetting this increase in other operating income was a decrease of $89,000 in rental income earned by the Bank from the buildings leased at #2 & #6 Bryn Mawr Avenue. During 2000, the Bank occupied a larger portion of the buildings, thereby eliminating the rental revenue stream that was generated by outside tenants in 1999. It is the Corporation's intention to utilize this space for future expansion.

Other Expenses

The following table details other expenses for the years ended December 31, 2000 and 1999, and the percent change from year to year:

TABLE 8 - Other Expenses

                                                        2000     1999*  % Change
                                                       ---------------------
Salaries-regular...................................... $13,859  $12,446     11%
Salaries-other........................................   1,043    2,226    (53%)
Employee benefits.....................................   1,849    2,334    (21%)
Occupancy expense.....................................   2,100    1,928      9%
Furniture, fixtures and equipment.....................   2,140    1,968      9%
Advertising...........................................   1,235    1,290     (4%)
Professional fees.....................................   1,667    1,148     45%
Computer processing...................................     556      560     (1%)
Stationery and supplies...............................     391      408     (4%)
Insurance.............................................     526      373     41%
Goodwill..............................................     324      183     77%
Net cost of operation of other real estate owned......      (1)       8   (113%)
Other operating expenses..............................   4,007    3,584     12%
                                                       ---------------------
                                                       $29,696  $28,456      4%
                                                       ---------------------

* Reclassified for comparative purposes

Other expenses increased for the year ended December 31, 2000, by $1,240,000 or 4% compared to 1999. Regular salaries, consisting of regular, part time and overtime salary expense, the largest component of other expenses, rose 11%. Merit increases and staffing additions, during 2000, are primarily responsible for this increase. As of December 31, 2000, the Corporation's consolidated full-time equivalent staffing level was 269.0 compared to 266.5 as of December 31, 1999.

Other salaries decreased 53% from 1999 to 2000. The decrease of $1,183,000 from $1,609,000 in 1999 to $500,000 in 2000 was the incentive-based compensation. The incentive-based compensation is directly related to corporate profitability.

Employee benefit costs decreased $485,000 or 21% in 2000 from 1999 levels. Of this decrease, $849,000 relates to the Corporation's pension plan, which produced a net income of $843,000 in 2000 compared to an expense of $6,000 in 1999. The two factors that contributed to the reduction in the cost of the pension plan were the growth in the value of the pension plan's assets and strong investment performance by the pension plan assets. Partially offsetting this income was an increase in the cost of the Bank's medical insurance, which rose by $173,000.

Occupancy expense and furniture, fixtures and equipment expenses increased by $172,000 or 9% from 1999 to 2000.

Advertising remained relatively level for 2000, compared to 1999, at $1,235,000 and $1,290,000 for the respective periods.

The cost of professional fees was up by $519,000 or 45%. The primary reason for this difference was an increase of $493,000 in legal fees. This was the result of the combined effect of a refund in 1999 of $278,000 in legal fees related to a prior problem loan and an increase in legal fees in 2000 related to litigation and other legal matters.

Insurance expense increased by $153,000 or 41%. Insurance expense is composed of the premiums paid to The Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverage. FDIC insurance premiums increased $34,000 or 92% from 1999 to 2000. This increase is due both to increased deposit levels and an increase in the rate paid to the FDIC for deposit insurance compared to prior years. The Corporation's business insurance premiums accounted for the remainder of this increase in 2000 compared to 1999 premium levels.

During 2000, because of the changes in management, the remaining balance of goodwill related to the acquisition of CDC was written-off of the Corporation's books. This is the reason for the $141,000 increase in goodwill expense in 2000, compared to 1999. The remaining goodwill relates to the acquisition of JWR&Co, which has an amortization period of 20 years. The goodwill is being amortized on a straight-line method.

Other operating expenses increased $423,000 or 12% from 1999 to 2000. The largest increase was in hiring fees paid for staffing additions. Hiring fees increased by $198,000 in 2000 compared to 1999. The most significant cost in this category was $135,000 incurred in the search for the Corporation's new chief executive officer. Exclusive of these expenses, other operating expenses increased by 6% over 1999 levels.

Income Taxes

Federal income taxes for 2000 were $4,325,000, compared to $3,879,000 for 1999. This represents an effective tax rate of 34.0% and 32.8% for 2000 and 1999, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 10 to the consolidated financial statements.

Financial Condition
--------------------------------------------------------------------------------

Investment Securities

Management has elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $26,907,000 and $29,611,000 as of December 31, 2000 and 1999, respectively. The amortized cost of the portfolio as of December 31, 2000 was $26,971,000, resulting in net unrealized losses of $64,000. The amortized cost of the portfolio at December 31, 1999 was $30,201,000, resulting in net unrealized losses of $590,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 2000, are as follows:

TABLE 9 - Investment Portfolio

                                             Maturing Maturing
                                               from     from
                                    Maturing   2002     2006   Maturing
                                     during  through  through   after
(dollars in thousands)                2001     2005     2010     2010    Total
                                    -------------------------------------------
Obligations of the U.S. Government
 and agencies:
Book value........................   $3,994  $18,918    $--     $   --  $22,912
Weighted average yield............     5.7%     5.7%     --         --     5.7%
State and political subdivisions:
Book value........................      365    1,392     --         --    1,757
Weighted average yield............     5.9%     6.4%     --         --     6.3%
Other investment securities:
Book value........................       --      150     --      2,088    2,238
Weighted average yield............       --     7.7%     --       6.5%     6.6%
                                    -------------------------------------------
Total book value..................   $4,359  $20,460    $--     $2,088  $26,907
Weighted average yield............     5.7%     5.8%     --       6.5%     6.2%

In addition to $3,509,000 in maturities during 2000, $252,000 in investments were sold. During 2000, purchases of investment securities amounted to $445,000. Those transactions were primarily responsible for the $2,704,000 or 9% decrease in the investment portfolio from December 31, 1999, to December 31, 2000. At December 31, 2000, approximately 85% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal lines of credit loans (the Bank's "CreditLine" product) are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - Loan Portfolio

                                                    December 31
                                    --------------------------------------------
 (in thousands)                       2000     1999     1998     1997     1996
                                    --------------------------------------------
 Real estate loans:
 Permanent mortgage loans.........  $135,777 $134,495 $110,535 $102,474 $ 95,588
 Construction loans...............    10,642   14,398   13,204   13,647    7,639
 Commercial and industrial loans..   147,398  119,835   89,368   75,474   74,688
 Consumer loans...................    61,189   70,211   68,078   76,963   81,512
                                    --------------------------------------------
 Total............................  $355,006 $338,939 $281,185 $268,558 $259,427
                                    --------------------------------------------

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 2000, is shown below.

                                                      Maturing
                                                        from
                                             Maturing   2002   Maturing
                                              during  through   after
 (in thousands)                                2001     2005     2005    Total
                                             -----------------------------------
 Commercial, financial, and agricultural...  $78,767  $34,423  $34,208  $147,398
 Real estate-construction..................    8,268    2,374       --    10,642
 Real estate-other.........................    2,667    8,182   35,620    46,469
                                             -----------------------------------
 Total.....................................  $89,702  $44,979  $69,828  $204,509
                                             -----------------------------------
 Interest sensitivity on the above loans:
 Loans with predetermined rates............  $ 6,724  $29,916  $27,892  $ 64,532
 Loans with adjustable or floating rates...   82,978   15,063   41,936   139,977
                                             -----------------------------------
 Total.....................................  $89,702  $44,979  $69,828  $204,509
                                             -----------------------------------

There are no scheduled prepayments on the loans included in the maturity distributions.

TABLE 11 - Loan Portfolio and Non-performing Asset Analysis

                                                                                                 Loan Loss
                                    Loan Portfolio                  Nonperforming Assets          Reserve
                          -------------------------------------------------------------------------------------
                                   Past Due Past Due             Non-       Other    Total Non- Reserve for
                                   30 to 89 90 Days   Total   Performing Real Estate Performing  Loan Loss
(in thousands)            Current    Days   or More   Loans    Loans *      Owned      Assets   Allocation
                          -------------------------------------------------------------------------------------
Real estate loans:
Permanent mortgage
 loans:
 Residential............  $ 36,083 $    177       -- $ 36,260 $       -- $        -- $       -- $        --
 Commercial.............    46,453       16       --   46,469         --          --         --          --
 Home equity............    52,982       48       18   53,048         18          --         18          --
                          -------------------------------------------------------------------------------------
Total permanent mortgage
 loans..................   135,518      241       18  135,777         18          --         18          56
Construction mortgage
 loans:
 Residential............    10,635       --       --   10,635         --          --         --          --
 Commercial.............         7       --       --        7         --          --         --          --
                          -------------------------------------------------------------------------------------
Total construction
 mortgage loans.........    10,642       --       --   10,642         --          --         --           7
                          -------------------------------------------------------------------------------------
Total real estate loans.   146,160      241       18  146,419         18          --         18          63
Commercial and
 industrial loans.......   147,366       32       --  147,398         --          --         --
                          -------------------------------------------------------------------------------------
Total commercial and
 industrial loans.......   147,366       32       --  147,398         --          --         --       1,193
                          -------------------------------------------------------------------------------------
Consumer loans:
 Direct.................     8,377       33        7    8,417          7          --          7          --
 Indirect...............    45,680      302       53   46,035         53          --         53          --
 CreditLine.............     6,724       10        3    6,737          3          --         --          --
                          -------------------------------------------------------------------------------------
Total consumer loans....    60,781      345       63   61,189         63          --         63         248
Unallocated reserve for
 loan loss..............        --       --       --       --         --          --         --       2,816
                          -------------------------------------------------------------------------------------
Total...................  $354,307 $    618 $     81 $355,006 $       81 $        -- $       81 $     4,320
                          -------------------------------------------------------------------------------------

* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $81,000 includes the $81,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent included in nonperforming loans.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 2000 increased 5% to $355,006,000 from $338,939,000 as of December 31, 1999. In December 2000, the Bank participated in the Loan Sale, amounting to $12,153,000. This Loan Sale reduced the outstanding loan balance at year-end 2000 and is primarily responsible for the lower increase in loan growth as of December 31, 2000 compared to previous years. Exclusive of the Loan Sale, outstanding loans grew by 8% year-end to year-end.

The Bank's commercial and industrial lending had the largest growth in outstanding loan balances from year to year. Commercial and industrial loan balances grew $27,563,000 or 23% from $119,835,000 at December 31, 1999 to
$147,398,000 at December 31, 2000. Continued increased business development in the Bank's commercial lending market area is the primary reason for this strong growth.

Permanent mortgage loans, which consist of commercial and residential mortgages, as well as home equity loans, increased by 1% or $1,282,000 during 2000, from $134,495,000 at December 31, 1999, to $135,777,000 at December 31,
2000. This growth was due primarily to a $9,925,000 or 38% increase in residential mortgage loans, as the Bank decided to hold the outstanding balances of residential mortgage loans until the opportunities to sell the mortgages were more favorable. Commercial mortgage loans decreased by $7,659,000, due primarily to a decrease in outstanding balances of $5,577,000 resulting from the Loan Sale. Home equity loans increased by $5,592,000 or 10%. The Loan Sale also accounted for a $6,576,000 decrease in home equity loan balances at December 31, 2000, compared to year-end 1999.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, decreased $9,022,000 or 13%, from $70,211,000 at December 31, 1999, to $61,189,000 at December 31,
2000. A

$13,662,000 or 23% decrease in outstanding indirect automobile paper, from $58,758,000 at December 31, 1999 to $45,096,000 at December 31, 2000, is
primarily responsible for this decrease. Competition from automobile manufacturers' credit facilities and lower costing financing from home equity loans continues to be a source of major competition for this product.

As of December 31, 2000, the construction loan portfolio decreased by $3,756,000 or 26%, from $14,398,000 at December 31, 1999, to $10,642,000 at
December 31, 2000. As of December 31, 1999 and 2000, the construction lending portfolio had neither any non-performing loans nor any loans delinquent 30 days or more.

Deposits

The Bank attracts deposits from within its market area by offering various deposit instruments, including savings accounts, NOW accounts, money market accounts, and certificates of deposit.

Total deposits increased 4% to $386,966,000 at December 31, 2000, from $371,068,000 at year-end 1999. Short-term borrowings decreased by $10,000,000 from December 31, 1999 to December 31, 2000. A more meaningful measure of the change in deposits and short-term borrowings is average daily balances. As illustrated in Table 12, average daily deposit balances increased 5%. A change in the mix of deposits, growing higher cost CD balances by 9% on average and growth in average outstanding short-term borrowings, is primarily responsible for a 22 basis point increase in the Bank's overall cost of funds, from 1.69% for 1999 to 1.91% for 2000. However, strong growth in the Corporation's earning assets, combined with three increases in the prime rate during 2000, increasing the prime rate 100 basis points, are primarily responsible for a 21 basis point increase in the Corporation's net interest margin, from 6.12% for 1999 to 6.33% for 2000.

The following table presents the average balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

                                             % Change               % Change
(dollars in thousands)     2000     1999   2000 vs. 1999   1998   1999 vs. 1998
                         ---------------------------------------------
Demand deposits, non-
 interest-bearing....... $ 96,215 $ 92,098      4.5%     $ 82,773     11.3%
                         ---------------------------------------------
Market rate accounts....   50,633   49,871      1.5        44,325     12.5
NOW accounts............  100,158   93,769      6.8        85,317      9.9
Regular savings.........   41,350   40,865      1.2        40,143      1.8
                         ---------------------------------------------
                          192,141  184,505      4.1       169,785      8.7
                         ---------------------------------------------
Time deposits...........   70,819   65,000      9.0        61,503      5.7
                         ---------------------------------------------
Total................... $359,175 $341,603      5.1%     $314,061      8.8%
                         ---------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 2000:

TABLE 13 - Maturity of Certificates of Deposit of $100,000 or Greater

(in thousands)
Three months or less................................................... $12,926
Three to six months....................................................   1,379
Six to twelve months...................................................   3,319
Greater than twelve months.............................................   2,488
                                                                        -------
Total.................................................................. $20,112
                                                                        -------

Capital Adequacy

At December 31, 2000, total shareholders' equity of the Corporation was $50,970,000, a $4,251,000 or 9% increase over $46,719,000 at December 31, 1999.
Increasing the capital was the addition of earnings, less dividends for the year, as well as the increase in the market value of the investment securities year to year. As of December 31, 2000, shareholders' equity included unrealized losses on investment securities, net of deferred taxes, of $42,000 compared to unrealized losses on investment securities, net of taxes, of $389,000 at December 31, 1999. This change caused a $347,000 increase to shareholders' equity from December 31, 1999 to December 31, 2000.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 2000 and 1999 are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-Based Capital Ratios

                                                      2000             1999
                                                         Minimum          Minimum
                                                 Actual  Required Actual  Required
                                                 -----------------------------
Tier I capital ratio............................  9.77%    4.00%  10.34%    4.00%
Total capital ratio............................. 10.91     8.00   11.54     8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under capitalized". As of December 31, 2000 and 1999, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank. Management anticipates that the Corporation and the

Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The change in the Bank's risk based capital ratios from December 31, 1999 to December 31, 2000 is due to dividends from the Bank to the Corporation to fund additional treasury stock repurchases and other capital needs.

The Corporation's ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) potential problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 2000. It is the Bank's policy to promptly place non-performing loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the potential problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 2000.

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

Non-performing loans were $81,000 at December 31, 2000, a 90% decrease from $792,000 at December 31, 1999. There were no OREO properties on the Bank's books as of December 31, 2000 or 1999.

Total non-performing assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 2000.

TABLE 15 - Nonperforming Assets

                                                           December 31,
                                                   ----------------------------
(in thousands)                                     2000 1999 1998  1997   1996
                                                   ----------------------------
Loans past due 90 days or more not on nonaccrual
 status:
 Real estate-mortgage............................. $18  $ 19 $ 84 $   72 $   68
 Consumer.........................................  63    53   56     27     51
Loans on which the accrual of interest has been
 discontinued:
 Commercial and industrial........................  --    --   --    347     76
 Real estate-mortgage.............................  --   720  353    723    712
 Real estate-construction.........................  --    --   --     --     --
                                                   ----------------------------
Total nonperforming loans.........................  81   792  493  1,169    907
Other real estate owned and in-substance
 foreclosed properties *..........................  --    --  271     25  1,523
                                                   ----------------------------
Total nonperforming assets........................ $81  $792 $764 $1,194 $2,430
                                                   ----------------------------

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $29,000 for the year ended December 31, 2000. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $4,000 in 2000.

*   Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the "Committee") that periodically reviews the status of all non-accrual, impaired loans, and loans criticized by the Bank's regulators. An independent consultant is retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. The methodology used to arrive at an appropriate allowance for loan loss involves a high degree of management judgement and results in a range of estimated losses. It is the goal of this loan loss reserve adequacy process to provide a loan loss reserve sufficient to address the Bank's potential risk of loan losses, in the existing loan portfolio, during various economic cycles. During the review of the loan loss reserve, the Committee considers allocations of the loan loss reserve on specific loans on a loan-by-loan basis, as well as considering inherent loan losses in specific pools of similar loans, based on prior historical write-off activity. The sum of all analyzed loan components is compared to the loan loss reserve balance, and any adjustments deemed necessary to the loan loss reserve balance are made on a timely basis.

The Corporation is regulated and periodically inspected by The Federal Reserve Board. The Bank, a state member bank of the Federal Reserve System and the Pennsylvania Department of Banking, is also regulated and periodically examined by both these entities. There are no recommendations by the regulators, which would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

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

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 2000

                                                 Repricing Periods
                         -----------------------------------------------------------------------
                         0 to 30   31 to 90  91 to 180  181 to 365   Over    Non-Rate
(dollars in thousands)     Days      Days      Days        Days     1 Year   Sensitive   Total
                         -----------------------------------------------------------------------
Assets:
 Interest-bearing
  deposits with other
  banks................. $    262  $     --  $     48    $     --  $     --  $     12   $    322
 Federal funds sold.....    6,395        --        --          --        --        --      6,395
 Investment securities..       69        --     1,000       7,365    16,538     1,935     26,907
 Loans..................  109,597     9,358    15,522      29,508   191,021    (4,320)   350,686
 Cash and due from
  banks.................       --        --        --          --        --    34,656     34,656
 Other assets...........       --        --        --          --        --    25,459     25,459
                         -----------------------------------------------------------------------
  Total assets.......... $116,323  $  9,358  $ 16,570    $ 36,873  $207,559  $ 57,742   $444,425
                         -----------------------------------------------------------------------
Liabilities and
 shareholders' equity:
 Demand, noninterest-
  bearing............... $ 32,946  $     --  $     --    $     --  $     --  $ 82,684   $115,630
 Savings deposits.......    7,032    14,064    21,096      42,194   117,048        --    201,434
 Time deposits..........   17,901    10,718    10,076      20,163    11,044        --     69,902
 Other liabilities......       --        --        --          --        --     6,489      6,489
 Shareholders' equity...       --        --        --          --        --    50,970     50,970
                         -----------------------------------------------------------------------
  Total liabilities and
   shareholders' equity. $ 57,879  $ 24,782  $ 31,172    $ 62,357  $128,092  $140,143   $444,425
                         -----------------------------------------------------------------------
Gap..................... $ 58,444  $(15,424) $(14,602)   $(25,484) $ 79,467  $(82,401)  $     --
Cumulative gap.......... $ 58,444  $ 43,020  $ 28,418    $  2,934  $ 82,401  $     --   $     --
Cumulative earning
 assets as a ratio of
 interest bearing
 liabilities............      201%      152%      125%        102%      127%       --         --

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, possible loan prepayments, and deposit withdrawals. As of year-end 2000, based on an analysis of the results from the simulation models, the Bank's interest rate risk was within the acceptable range as established by the Bank's Asset/Liability Policies and Procedures.

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

During 2000, cash used by operations amounted to $2,569,000. This use was primarily due to the net use of funds related to loan sale activity, which used $8,884,000 of net funding in 2000, offsetting net income earned of $8,261,000 for 2000. Cash used for investing activities amounted to $6,609,000. Investment activity provided $3,316,000 in cash, as the balance in the investment portfolio decreased by 9% at December 31, 2000, compared to December 31, 1999. The purchase of $15,556,000 in indirect automobile paper, partially offset by net loan repayments of $7,621,000, of which indirect automobile repayments exceeded the purchased amount, used $7,935,000 in funds during 2000. The cost of premises' improvements and the purchase of equipment used $2,004,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Bank's financing activities, which provided $1,338,000 in net cash, primarily the result of a $24,216,000 net increase in outstanding non-interest-bearing demand and savings related deposits, partially offset by a $8,318,000 decrease in time deposits. The Bank also repaid $10,000,000, in short-term borrowings to the FHLB.

The Corporation used $37,000 in repayment of its mortgage debt. The Corporation received $76,000 in proceeds from the issuance of common stock, related to stock option exercises and used $1,677,000 to repurchase common stock, pursuant to the Stock Repurchase Program, and $2,922,000 to pay the dividends in 2000. The Corporation's cash and cash equivalents decreased from December 31, 1999, to December 31, 2000, by $7,840,000, from $49,213,000 at December 31, 1999 to
$41,373,000 at December 31, 2000.

1999 vs. 1998 Results of Operations
--------------------------------------------------------------------------------

Net Income

Net income for the year ended December 31, 1999, was $7,961,000, a 16% increase over net income of $6,857,000 for the year ended December 31, 1998. Basic earnings per share rose from $1.58 in 1998 to $1.83 in 1999. Diluted earnings per share were $1.51 for 1998 compared to $1.75 in 1999. In 1998, the Corporation paid dividends of $0.465 per share. In 1999, the Corporation paid dividends of $0.60 per share.

Return on average assets was 1.91% for 1998 compared to 1.99% in 1999. Return on average equity was 17.06% in 1998 versus 17.97% in 1999.

Net Interest Income

Average earning assets grew 9%, primarily in higher yielding loans, which grew by 13%. The growth in higher yielding earning assets was primarily responsible for a $2,235,000 or a 9% rise in interest income.

Average outstanding deposits also increased by 9%, with low cost transaction deposits and non-interest bearing checking accounts growing by 13% and 11%, respectively. NOW accounts grew by 10%. This growth in low cost and non-interest bearing demand deposits is the primary reason for a 2% or $119,000 decrease in interest expense from 1998 to 1999.

Net interest income increased 12% and the net interest margin increased from 5.99% for 1998 to 6.12% for 1999.

Loan Loss Provision

The provision for loan losses amounted to $150,000 for 1998 and was increased to $250,000 for 1999. The allowance for possible loan losses as a percentage of non-performing loans amounted to 832% and 556% as of

December 31, 1998 and 1999, respectively. The ratio of the allowance for possible loan losses to total outstanding loans was 1.46% and 1.30% at December 31, 1998 and 1999, respectively.

Other Income

Other income increased $3,476,000 or 24% in 1999 from 1998 levels. The Corporation acquired JWR&Co and CDC in January 1999 and established B M Brokerage at year-end 1998 (the "New Companies"). Fees earned by the New Companies amounted to $3,165,000 for 1999. No such fees were earned in 1998. Fees for Investment Management and Trust services increased $512,000 or 6%. Net gains on the sale of mortgage loans decreased $654,000 or 39%, due primarily to a 45% decrease in the sale of residential mortgage loans to the secondary mortgage market, from $134,676,000 in 1998 compared to $73,921,000 in 1999.

Other Expenses

Other expenses increased by $4,227,000 or 17% in 1999 over 1998. Regular salaries increased $2,157,000 or 21%, due primarily to the addition of the New Companies' staffs. Exclusive of these companies, regular salary expense increased 10% in 1999, due primarily to merit increases and staffing additions during 1999. Salaries-other, primarily incentive based, decreased $149,000 or 6%. The decrease was primarily related to Investment Management and Trust incentive-based compensation.

Employee benefit costs increased by $426,000 or 22%. Of this increase, $119,000 relates to employee benefits costs associated with the New Companies. The cost of the Corporation's pension plan increased $158,000, while social security and medical insurance premiums grew by $76,000 and $45,000, respectively.

Occupancy expenses increased $536,000 or 39% in 1999, compared to 1998. The largest increase relates to occupancy costs associated with two buildings leased during 1999 by the Bank. These costs amounted to $294,000. The Bank also received rental income from these buildings during 1999. The net cost of the buildings for 1999 was $61,000. Occupancy costs associated with the New Companies amounted to $182,000. No such expenses were incurred in 1998.

The $151,000 or 8% increase in furniture, fixtures and equipment expense was primarily due to $46,000 in rental expense for office equipment, as some Bank departments were relocated in anticipation of renovations within the main Bank building.

The cost of professional fees increased by $337,000 or 42%. The primary reason for this increase was solicitation fees paid for business referrals to CDC in the routine operation of CDC's investment advisory business. CDC incurred $565,000 of solicitation fees in 1999. No such fees were incurred in 1998. Exclusive of these fees, professional fees decreased by $228,000 due to a recovery of legal fees in 1999, related to a previously charged-off loan.

Stationery and supplies expense increased $54,000 or 15%, due primarily to additional costs in 1999 for the production of new product brochures and letterhead for the New Companies.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, increased by $160,000 or 75% in 1999 compared to 1998. FDIC insurance premiums remained level to 1998. The cost of the Corporation's insurance coverage increased, partially reflecting the addition of the New Companies, as well as expanded policy limits.

In January 1999, goodwill amounting to $3,477,000 was recorded on the Corporation's books as a result of the acquisition of CDC and JWR&Co. Amortization of $183,000 of goodwill was incurred during 1999. No such amortization was incurred during 1998.

Other operating expenses increased $373,000 or 12% from 1998 to 1999. Included in 1999's expense were expenses of the New Companies of $238,000. Exclusive of these expenses, other operating expenses increased by 4% over 1998 levels.

Income Taxes

The income tax provision for 1999 was $3,879,000, or a 32.8% effective rate, compared to $3,480,000, or a 33.7% effective rate, for 1998.

Consolidated Balance Sheets

                                                             (In thousands)
As of December 31                                             2000     1999*
                                                            ------------------
Assets
Cash and due from banks...................................  $ 34,656  $ 17,914
Interest-bearing deposits with other banks................       322    13,793
Federal funds sold........................................     6,395    17,609
Investment securities available for sale, at market value
 (amortized cost of $26,971,000 and $30,201,000 at
 December 31, 2000 and 1999, respectively)................    26,907    29,611
Loans.....................................................   355,006   338,939
 Less: Allowance for possible loan losses.................    (4,320)   (4,400)
                                                            ------------------
  Net loans...............................................   350,686   334,539
                                                            ------------------
Premises and equipment, net...............................    12,394    11,880
Accrued interest receivable...............................     2,980     2,411
Goodwill..................................................     2,970     3,294
Deferred federal income taxes.............................       772     1,441
Other assets..............................................     6,343     4,328
                                                            ------------------
  Total assets............................................  $444,425  $436,820
                                                            ------------------
Liabilities
Deposits:
 Demand, noninterest-bearing..............................  $115,630  $ 98,790
 Savings..................................................   201,434   194,057
 Time.....................................................    69,902    78,221
                                                            ------------------
  Total deposits..........................................   386,966   371,068
                                                            ------------------
Short term borrowings.....................................        --    10,000
Other liabilities.........................................     6,489     9,033
                                                            ------------------
  Total liabilities.......................................   393,455   390,101
                                                            ------------------
Commitments and contingencies (Note 14)
Shareholders' equity
Common stock, par value $1, authorized, 25,000,000 shares,
 issued 5,203,719 shares and 5,179,608 shares as of
 December 31, 2000 and 1999, respectively, and outstanding
 4,272,046 shares and 4,323,250 shares as of December 31,
 2000 and 1999, respectively..............................     5,204     5,180
Paid-in capital in excess of par value....................     4,604     4,467
Accumulated other comprehensive loss net of deferred
 income taxes.............................................       (42)     (389)
Retained earnings.........................................    50,488    45,149
                                                            ------------------
                                                              60,254    54,407
                                                            ------------------
Less: Common stock in treasury, at cost -- 931,673 and
 856,358 shares at December 31, 2000 and 1999,
 respectively.............................................    (9,284)   (7,688)
                                                            ------------------
  Total shareholders' equity..............................    50,970    46,719
                                                            ------------------
  Total liabilities and shareholders' equity..............  $444,425  $436,820
                                                            ------------------

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements Of Income

                           (in thousands, except for share and per share data)

For the years ended
December 31                     2000               1999*             1998*
                          ------------------------------------------------------
Net interest income:
Interest income:
 Interest and fees on
  loans.................  $          29,856  $          25,724 $          23,085
 Interest on federal
  funds sold............                373                609               824
 Interest and dividends
  on investment
  securities:
 Taxable interest
  income................              1,512              1,702             1,864
 Tax-exempt interest
  income................                108                183               224
 Dividend income........                136                 99                85
                          ------------------------------------------------------
  Total interest income.             31,985             28,317            26,082
 Interest expense on
  deposits..............              6,300              5,542             5,975
 Interest expense on
  federal funds
  purchased.............                 86                 50                 1
 Interest expense on
  other borrowings......                686                265                --
                          ------------------------------------------------------
  Total interest
   expense..............              7,072              5,857             5,976
                          ------------------------------------------------------
Net interest income.....             24,913             22,460            20,106
Loan loss provision.....                250                250               150
                          ------------------------------------------------------
Net interest income
 after loan loss
 provision..............             24,663             22,210            19,956
                          ------------------------------------------------------
Other income:
 Fees for investment
  management and trust
  services..............              8,973              9,784             9,272
 Service charges on
  deposit accounts......              1,144              1,156             1,169
 Other fees and service
  charges...............              1,024              1,016               950
 Net gain on sale of
  loans.................              1,240              1,028             1,682
 Gain on sale of other
  real estate owned.....                 14                 45               224
 Fees earned from family
  business office
  services..............              2,429              1,947                --
 Investment advisory and
  brokerage fees........                957              1,218                --
 Tax consulting fees....                793                702               655
 Insurance commission
  income................                191                326               188
 Other operating income.                962                864               470
                          ------------------------------------------------------
  Total other income....             17,727             18,086            14,610
                          ------------------------------------------------------
Other expenses:
 Salaries-regular.......             13,859             12,446            10,289
 Salaries-other.........              1,043              2,226             2,375
 Employee benefits......              1,849              2,334             1,908
 Occupancy expense......              2,100              1,928             1,392
 Furniture, fixtures,
  and equipment.........              2,140              1,968             1,817
 Advertising............              1,235              1,290             1,283
 Professional fees......              1,667              1,148               811
 Computer processing....                556                560               569
 Stationery and
  supplies..............                391                408               354
 Insurance..............                526                373               213
 Goodwill amortization..                324                183                --
 Net (profit) cost of
  operation of other
  real estate owned.....                 (1)                 8                 7
 Other operating
  expenses..............              4,007              3,584             3,211
                          ------------------------------------------------------
  Total other expenses..             29,696             28,456            24,229
                          ------------------------------------------------------
Income before income
 taxes..................             12,694             11,840            10,337
Applicable income taxes.              4,433              3,879             3,480
                          ------------------------------------------------------
Net income..............  $           8,261  $           7,961 $           6,857
                          ------------------------------------------------------
Basic earnings per
 share..................  $            1.92  $            1.83 $            1.58
Diluted earnings per
 share..................  $            1.85  $            1.75 $            1.51
Weighted-average shares
 outstanding............          4,292,838          4,349,403         4,327,297
Dilutive potential
 common shares..........            161,408            193,915           225,708
                          ------------------------------------------------------
Adjusted weighted-
 average shares.........          4,454,246          4,543,318         4,553,005

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements Of Cash Flows

For the years ended December 31                    2000     1999*      1998*
                                                 -----------------------------
Operating activities:
Net income.....................................  $  8,261  $  7,961  $   6,857
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Provision for loan losses.....................       250       250        150
 Provision for depreciation and amortization...     1,624     1,319      1,333
 Loans originated for resale...................   (80,621)  (75,502)  (132,175)
 Proceeds from sale of loans...................    72,978    74,505    135,494
 Net gain on sale of loans.....................    (1,241)   (1,028)    (1,682)
 Net gain on disposal of other real estate
  owned........................................       (14)      (45)      (224)
 Provision for deferred income taxes...........      (490)     (197)       (20)
 Change in income taxes payable/refundable.....      (299)       --       (405)
 Change in accrued interest receivable.........      (569)     (342)       (30)
 Change in accrued interest payable............       (43)      179        207
 Other.........................................    (2,405)    1,057        496
                                                 -----------------------------
  Net cash (used) provided by operating
   activities..................................    (2,569)    8,157     10,001
                                                 -----------------------------
Investing activities:
Purchases of investment securities.............      (445)  (42,553)   (36,683)
Proceeds from maturities of investment
 securities....................................     3,509    57,180     11,415
Proceeds from sales of investment securities
 available for sale............................       252        --         --
Proceeds from calls of investment securities...        --     6,000     15,002
Proceeds on disposition of other real estate
 owned.........................................        14        45        249
Purchase of other real estate owned............        --        --       (271)
Captialization of costs of other real estate
 owned.........................................        --       (41)        --
Net loan repayments (originations).............     7,621   (21,728)    10,954
Purchase of automobile retail installment
 contracts.....................................   (15,556)  (33,951)   (26,206)
Cost of acquiring new subsidiaries.............        --    (1,975)        --
Purchases of premises and equipment............    (2,004)   (1,104)    (1,737)
                                                 -----------------------------
  Net cash used in investing activities........    (6,609)  (38,127)   (27,277)
                                                 -----------------------------
Financing activities:
Change in demand and savings deposits..........    24,216    14,216     11,705
Change in time deposits........................    (8,318)   14,495      1,846
Dividends paid.................................    (2,922)   (2,603)    (2,012)
Repayment of mortgage debt.....................       (37)      (30)       (26)
Proceeds from issuance of common stock.........        76       303        432
Proceeds from borrowed funds...................   (10,000)   10,000         --
Purchase of treasury stock.....................    (1,677)   (2,530)    (2,519)
                                                 -----------------------------
  Net cash provided by financing activities....     1,338    33,851      9,426
                                                 -----------------------------
Change in cash and cash equivalents............    (7,840)    3,881     (7,850)
Cash and cash equivalents at beginning of year.    49,213    45,332     53,182
                                                 -----------------------------
Cash and cash equivalents at end of year.......  $ 41,373  $ 49,213  $  45,332
                                                 -----------------------------
Supplemental cash flow information:
 Cash paid during the year for:
  Income taxes.................................  $  5,790  $  2,300  $   3,861
  Interest.....................................     7,115     5,734      5,827
Non-cash investing activities:
 Common stock issued for business acquisition:
  Joseph W Roskos..............................        --  $  2,000         --
  CDC..........................................        --       281         --

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements Of Changes In Shareholders' Equity


                            (in thousands, except for shares of common stock)
For the years ended       Shares of                              Unrealized
December 31, 2000, 1999     Common    Common  Paid-in  Retained    Gains    Treasury
and 1998                 Stock issued Stock   Capital  Earnings   (Losses)   Stock
                         ---------------------------------------------------------
Balance, December 31,
 1997...................  2,519,379   $2,519  $ 4,589  $34,946     $  62     (2,767)
Net income..............         --       --       --    6,857        --         --
Dividends declared,
 $0.465 per share.......         --       --       --   (2,012)       --         --
Change in unrealized
 gains (losses), net of
 income taxes of
 $21,000................         --       --       --       --        38         --
2-for-1 stock split.....  2,525,339    2,525   (2,525)      --        --         --
Tax benefit from gains
 on stock option
 exercise...............         --       --      173       --        --         --
Purchase of treasury
 stock..................         --       --       --       --        --     (2,519)
Retirement of treasury
 stock..................     (5,740)      (5)    (163)      --        --         71
Common stock issued.....     28,100       28      404       --        --         --
                         ---------------------------------------------------------
Balance, December 31,
 1998...................  5,067,078    5,067    2,478   39,791       100     (5,215)
Net income..............         --       --       --    7,961        --         --
Dividends declared,
 $0.60 per share........         --       --       --   (2,603)       --         --
Change in unrealized
 gains (losses), net of
 income taxes of
 ($252,000).............         --       --       --       --      (489)        --
Tax benefit from gains
 on stock option
 exercise...............         --       --      213       --        --         --
Purchase of treasury
 stock..................         --       --       --       --        --     (2,530)
Retirement of treasury
 stock..................    (11,059)     (11)    (241)      --        --         57
Common stock issued.....    123,589      124    2,017       --        --         --
                         ---------------------------------------------------------
Balance, December 31,
 1999...................  5,179,608    5,180    4,467   45,149      (389)    (7,688)
Net income..............         --       --       --    8,261        --         --
Dividends declared,
 $0.68 per share........         --       --       --   (2,922)       --         --
Change in unrealized
 gains (losses), net of
 income taxes of
 $179,000...............         --       --       --       --       347         --
Tax benefit from gains
 on stock option
 exercise...............         --       --      196       --        --         --
Purchase of treasury
 stock..................         --       --       --       --        --     (1,677)
Retirement of treasury
 stock..................    (21,083)     (21)    (415)      --        --         --
Common stock issued.....     45,194       45      356       --        --         --
                         ---------------------------------------------------------
Balance, December 31,
 2000...................  5,203,719   $5,204  $ 4,604  $50,488     $ (42)    (9,284)
                         ---------------------------------------------------------


Consolidated Statements Of Comprehensive Income

For the years ended December 31,                         2000    1999    1998
                                                        ----------------------
Net income............................................. $8,261  $7,961  $6,857
Other comprehensive income:
 Unrealized holding gain (losses) arising during the
  period...............................................    526    (741)     59
 Deferred income tax benefit (expense) on unrealized
  holding (losses) gains arising during the period.....   (179)    252     (21)
                                                        ----------------------
Comprehensive net income............................... $8,608  $7,472  $6,895
                                                        ----------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Basis of Presentation:

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation"), The Bryn Mawr Trust Company (the "Bank"), Tax Counsellors of Bryn Mawr Inc. ("TCBM"), Insurance Counsellors of Bryn Mawr, Inc. ("ICBM"), Bryn Mawr Brokerage Company, Inc. ("B M Brokerage"), CDC Capital Management, Inc. ("CDC") Bryn Mawr Finance, Inc. ("B M Finance") and Joseph W. Roskos & Co. ("JWR&Co."). For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:

The accounting policies of the Corporation conform to generally accepted accounting principles and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $5,460,000 and $3,106,000 at December 31, 2000 and 1999, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet. As of December 31, 2000, shareholders' equity was decreased by $42,000 due to unrealized losses (net of $22,000 in deferred income tax benefits) of $64,000 in the investment securities portfolio. As of December 31, 1999, shareholders' equity was decreased by $389,000 due to unrealized gains (net of $201,000 in deferred income taxes) of $590,000 in the investment securities portfolio.

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

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a non-performing and impaired loan. All of the Corporation's impaired loans, which amounted to $10,000 and $720,000 at December 31, 2000 and 1999, respectively, were put on a non-accrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a non-accrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate or at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 2000 and 1999, no impaired loans were measured using the present value of expected future cash flows or at the loan's market price. Impaired loans measured by the fair value of the loan's collateral amounted to $10,000 and $720,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for loan losses or by a provision for loan losses, depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 2000 or 1999 were allocated from the existing reserve for loan losses. As of December 31, 2000 there were no impaired loans for which there is a related allowance for loan losses. As of December 31, 1999 there were $679,000 of impaired loans for which there is a related allowance for loan losses. There was no related allowance for loan loss on impaired as of December 31, 2000. The total related allowance for loan loss on impaired loans at December 31, 1999 was $110,000. Impaired loans for which no loan loss allowance was allocated amounted to $10,000 and $41,000 at December 31, 2000 and 1999. Average impaired loans during both 2000 and 1999 amounted to $337,000 and $1,088,000, respectively.

When a loan is classified as impaired, it is put on non-accrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 2000 or 1999. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, $41,000 in loan balances considered impaired was removed from impaired status during 2000 and $1,283,000 in loan balances were removed from impaired status and returned to accrual status during 1999.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in non-performing loans, for practical consideration, are not put on a non-accrual status nor is the current accrued interest receivable reversed from income. Once deemed uncollectable, the outstanding loan and accumulated interest balances are charged off through the loan loss reserve on a timely basis.

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

Mortgage Servicing Rights:

An asset is recognized for mortgage servicing rights acquired through purchase or origination. Capitalized amounts are amortized in proportion to and over the period of estimated net servicing rights. When mortgage loans are sold with servicing retained, the total cost of the mortgage loan is allocated to the loans and the servicing rights, based on their fair values. The Bank performs a periodic review for impairment of the fair value of outstanding mortgage servicing rights.

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

Trust income:

Trust income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Goodwill:

The excess of cost over fair market value of net assets acquired through the purchase method of accounting (Goodwill) is being amortized on a straight-line basis over the period of the expected benefit, which is 20 years. It is Corporation policy that, if any expected benefit from an acquisition becomes impaired, the respective goodwill amount will be charged-off in the period of impairment.

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

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 as amended by SFAS No. 137 is effective for all fiscal quarters beginning after June 15,2000. The Corporation does not own any derivative instruments and does not engage in hedging activities.

These statements will not have a material impact on the financial condition or results of operations of the Corporation.

3. Investment Securities

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2000:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized  Market
(in thousands)                          Cost      Gains      Losses     Value
                                      ---------------------------------------
Obligations of the U.S. Government
 and agencies........................  $23,000       2        $90      $22,912
State & political subdivisions.......    1,753       5          1        1,757
Other securities.....................    2,218      20         --        2,238
                                      ---------------------------------------
Total................................  $26,971     $27        $91      $26,907
                                      ---------------------------------------

As of December 31, 1999:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized  Market
(in thousands)                          Cost      Gains      Losses     Value
                                      ---------------------------------------
Obligations of the U.S. Government
 and agencies........................  $25,017     $--        $593     $24,424
State & political subdivisions.......    3,230       4          15       3,219
Other securities.....................    1,954      14          --       1,968
                                      ---------------------------------------
Total................................  $30,201     $18        $608     $29,611
                                      ---------------------------------------

At December 31, 2000, securities having a book value of $10,525,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    2000
                                                             -------------------
                                                                       Estimated
                                                             Amortized  Market
(in thousands)                                                 Cost      Value
                                                             -------------------
Due in one year or less.....................................  $ 8,434   $ 8,430
Due after one year through five years.......................   16,538    16,458
Due after five years through ten years......................       --        --
Due after ten years.........................................       --        --
Other securities............................................    1,999     2,019
                                                             -------------------
Total.......................................................  $26,971   $26,907
                                                             -------------------

There were sales of debt securities during 2000 of $252,478, there were no sales in 1999 or 1998.

4. Loans:

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)                                                2000      1999
                                                            ------------------
Real estate loans:
 Permanent mortgage loans.................................. $136,113  $134,960
 Construction loans........................................   10,717    14,496
Commercial and industrial loans............................  147,398   119,835
Loans to individuals for household, family, and other
 consumer expenditures.....................................   61,189    70,211
                                                            ------------------
 Subtotal..................................................  355,417   339,502
                                                            ------------------
Less: Allowance for loan losses............................   (4,320)   (4,400)
  Net deferred loan fees...................................     (411)     (563)
                                                            ------------------
 Loans, net................................................ $350,686  $334,539
                                                            ==================
Unadvanced loan funds...................................... $126,522  $113,682
Loans with predetermined rates.............................  189,810   187,413
Loans with adjustable or floating rates....................  165,196   151,526
                                                            ------------------
 Total..................................................... $355,006  $338,939
                                                            ------------------

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $81,000 and $792,000 at December 31, 2000 and 1999, respectively. Forgone interest on nonaccrual loans was $29,000, $121,000, and $230,000 in 2000, 1999, and 1998, respectively.
There was one impaired loan at December 31, 2000 in the amount of $10,000. There were three impaired loans at December 31, 1999, amounting to $720,000. During 2000, one loan amounting to $646,000 was paid off and no interest was recorded on this loan. A loan amounting to $33,000 was charged off and a loan amounting to $41,000 was returned to performing status, adding $4,000 to interest income in 2000.

5. Allowance For Possible Loan Losses:

The summary of the changes in the allowance for possible loan losses is as follows:

(in thousands)                                            2000    1999    1998
                                                         ----------------------
Balance, January 1...................................... $4,400  $4,100  $4,074
Charge-offs.............................................   (399)   (197)   (243)
Recoveries..............................................     69     247     119
                                                         ----------------------
Net charge-offs / recoveries............................   (330)     50    (124)
Loan loss provision.....................................    250     250     150
                                                         ----------------------
Balance, December 31.................................... $4,320  $4,400  $4,100
                                                         ----------------------

6. Premises and Equipment:

A summary of premises and equipment at December 31 is as follows:

(in thousands)                                                   2000    1999
                                                                ---------------
Land........................................................... $ 2,973 $ 2,973
Buildings......................................................  12,703  11,439
Furniture and equipment........................................  12,117  11,484
Leasehold improvements.........................................     529     494
                                                                ---------------
                                                                 28,322  26,390
Less accumulated depreciation..................................  15,928  14,510
                                                                ---------------
Total.......................................................... $12,394 $11,880
                                                                ---------------

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 amounted to $1,489,000, $1,285,000 and $1,221,000, respectively. Future minimum rent commitments under various operating leases are as follows:

2001................................................................. $  223,000
2002................................................................. $  223,000
2003................................................................. $  223,000
2004................................................................. $  248,000
2005................................................................. $  248,000
Thereafter........................................................... $5,968,000

The leases contain options to extend for one 10 year period. The cost of such rentals is not included in the above. Total rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $273,000, $186,000,and $0, respectively.

As of December 31, 2000, the Corporation has borrowings outstanding of $638,000. The borrowings are collateralized by a property with a book value of $1,651,000. The weighted average interest rate on the borrowings was 8.50% in 2000 and 1999.

7. Deposits:

Following is a summary of deposits as of December 31,

                                                                2000     1999
                                                              -----------------
Regular savings.............................................. $ 40,171 $ 43,186
NOW accounts.................................................  111,087   98,834
Market rate accounts.........................................   50,176   52,037
Time deposits (less than $100,000)...........................   49,790   55,947
Time deposits, $100,000 or more..............................   20,112   22,274
                                                              -----------------
Total interest bearing deposits..............................  271,336  272,278
Non-interest bearing deposits................................  115,630   98,790
                                                              -----------------
Total deposits............................................... $386,966 $371,068
                                                              -----------------

The aggregate amount of deposit overdrafts included as loans as of December 31, 2000 and 1999 were $3,369,040 and $160,787, respectively.

Maturity of certificates of deposit:

                                                                          Less
                                                               $100,000   than
                                                               or more  $100,000
                                                               ----------------
Maturing during:
2001.......................................................... $17,624  $41,232
2002..........................................................   2,488    7,210
2003..........................................................      --      953
2004..........................................................      --      242
2005 and thereafter...........................................      --      153
                                                               ----------------
Total......................................................... $20,112  $49,790
                                                               ----------------

8. Short Term Borrowings:

The Bank had outstanding short term borrowings from the Federal Home Loan Bank of Pittsburgh of $10,000,000 as of December 31, 1999 with an interest rate of 5.86%, that matured in January, 2000. No such borrowings were outstanding as of December 31, 2000. The lines of credit available at December 31, 2000 for the purchase of Fed Funds totaled $26,500,000.

9. Disclosure About Fair Value of Financial Instruments:

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

Deposits:

The estimated fair values disclosed for noninterest-bearing demand deposits, NOW accounts, and Market Rate Checking accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                                 2000               1999
                                          --------------------------------------
                                                   Estimated
                                          Carrying   Fair    Carrying Estimated
(in thousands)                             Amount    Value    Amount  Fair Value
                                          --------------------------------------
Financial assets:
 Cash and due from banks................  $ 34,656 $  34,656 $ 17,914 $   17,914
 Interest-bearing deposits with other
  banks.................................       322       322   13,690     13,690
 Federal funds sold.....................     6,395     6,395   17,609     17,609
 Investment securities..................    26,907    26,907   29,714     29,714
 Net loans..............................   351,108   353,184  334,539    337,071
                                          --------------------------------------
 Total financial assets.................  $419,388 $ 421,464 $413,466 $  415,998
                                          --------------------------------------
Financial liabilities:
 Deposits...............................  $386,966 $ 387,049 $371,068 $  370,704
 Short term borrowings..................        --        --   10,000     10,000
 Other liabilities......................       601       601      638        638
                                          --------------------------------------
 Total financial liabilities............  $387,567 $ 387,650 $381,706 $  381,342
                                          --------------------------------------
Off-balance sheet instruments...........  $137,221 $ 137,221 $121,564 $  121,564
                                          --------------------------------------

10. Applicable Federal Income Taxes:

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)                                                    2000    1999
                                                                  -------------
Deferred tax assets:
 Loan loss reserve............................................... $ 892  $  790
 Pension and other postretirement benefits.......................    --     307
 Deferred compensation...........................................    22     257
 Other reserves..................................................   108     138
 Unrealized depreciation on investment securities................    22     201
                                                                  -------------
                                                                  1,044   1,693
Deferred tax liabilities:
 Depreciation....................................................  (260)   (252)
 Pension and other postretirement benefits.......................   (12)     --
                                                                  -------------
Total net deferred tax assets.................................... $ 772  $1,441
                                                                  -------------

No valuation allowance was recorded as of December 31, 2000 and 1999.

The provisions for federal income taxes consist of the following:

(in thousands)                                             2000    1999    1998
                                                          ----------------------
Currently payable........................................ $4,923  $4,076  $3,286
Deferred.................................................   (490)   (197)    194
                                                          ----------------------
 Total................................................... $4,433  $3,879  $3,480
                                                          ----------------------

The sources of temporary differences resulting in deferred federal income taxes and the approximate tax effect of each are as follows:

(in thousands)                                              2000   1999   1998
                                                            ------------------
Other real estate owned.................................... $  --  $  --  $ --
Loan loss provision........................................    --     --   (51)
Depreciation...............................................    --     --   (12)
Pension expense............................................    --     11   (38)
Deferred loan fees.........................................    --     --    57
Other......................................................    --   (107)   --
Change in deferred balance.................................  (669)  (354)   --
Change in unrealized gain on investment securities.........   179    253    --
                                                            ------------------
 Total..................................................... $(490) $(197) $(20)
                                                            ------------------

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(in thousands)                                           2000    1999    1998
                                                        ----------------------
Computed tax expense @ stated rate..................... $4,316  $4,026  $3,515
Benefit reductions in taxes resulting from tax-exempt
 income................................................   (121)   (164)   (334)
Income resulting from non-deductible goodwill..........    110      62
Other, net.............................................    128     (45)    299
                                                        ----------------------
Actual tax expense..................................... $4,433  $3,879  $3,480
                                                        ----------------------

11. Pension and Other Postretirement Benefits

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees.

The following tables provide a reconcilation of the changes in the plans' benefits obligation and fair value of assets over the two-year period ending December 31, 2000, and a statement of funded status as of December 31 of both years:

                                                 Pension       Postretirement
                                                Benefits          Benefits
                                             ----------------------------------
(in thousands)                                    2000              1999
                                             ----------------------------------
Reconciliation of Benefit Obligation and Plan Assets
----------------------------------------------------
Change in benefit obligation
 Benefit obligation at January 1............ $15,592  $14,746  $ 1,132  $ 1,327
 Service cost...............................     733      927        7        7
 Interest cost..............................   1,123    1,078      108       83
 Amendments                                       --      232       --       --
 Actuarial (gain) loss......................    (553)    (924)     320     (180)
 Benefits paid..............................    (594)    (468)    (123)    (105)
                                             ----------------------------------
 Benefit obligation at December 31.......... $16,301  $15,591  $ 1,444  $ 1,132
                                             ----------------------------------
Change in plan assets
---------------------
 Fair value of plan assets at January 1..... $23,376  $20,698  $    --  $    --
 Actual return on plan assets...............  (1,216)   3,146       --       --
 Employer contribution......................      --       --      123      105
 Benefits paid..............................    (594)    (468)    (123)    (105)
                                             ----------------------------------
 Fair value of plan assets at December 31... $21,566  $23,376  $    --  $    --
                                             ----------------------------------


Funded Status Reconciliation and Key Assumptions

                                                Pension       Postretirement
                                               Benefits          Benefits
                                            ----------------------------------
                                             2000     1999     2000     1999
                                            ----------------------------------
Reconciliation of funded status
 Funded Status............................  $ 5,266  $ 7,785  $(1,444) $(1,132)
 Unrecognized net actuarial (gain) loss...   (5,598)  (9,117)     533      247
 Unrecognized prior service cost..........      968    1,127       --       --
 Unrecognized transition obligation
  (asset).................................       --       --      311      337
                                            ----------------------------------
 Prepaid (accrued) benefit cost...........  $   636  $  (205) $  (600) $  (548)
                                            ----------------------------------
Amounts recognized in financial statements
 consists of:
 Prepaid benefit cost/(Accrued benefit
  liability)..............................  $   636  $  (205) $  (600) $  (548)
 Intangible asset.........................       17        9       --       --
                                            ----------------------------------
 Net amount recognized....................  $   619  $  (214) $  (600) $  (548)
                                            ----------------------------------

The Bank's Supplemental Employee Retirement Plan (the "SERP") was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP's accumulated benefit obligation was $1,028,667 as of December 31, 2000 and $1,383,952 as of December 31, 1999. There are no plan assets in the SERP due to the nature of the SERP. The Corporation's plan for postretirement benefits other than pensions also has no plan assets. The aggregate benefit obligation for that plan was $1,444,133 as of December 31, 2000 and $1,132,282 as of December 31, 1999.

The assumptions used in the measurement of the Corporation's benefit obligation are shown on the following table:

                                                   Pension    Postretirement
                                                  Benefits       Benefits
                                                  ----------------------------
                                                  2000  1999   2000     1999
                                                  ----------------------------
Weighted-average assumptions as of end of year
 Discount rate................................... 7.65% 8.00%    7.50%    8.00%
 Expected return on plan assets.................. 8.50% 8.50%     N/A      N/A
 Rate of compensation increase................... 5.00% 5.00%     N/A      N/A
 Medical trend rate..............................  N/A   N/A      N/A      N/A

The assumed health care cost trend rate for 2000 and thereafter is 6%.

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 2000, 1999 and 1998:

                                                                  Postretirement
                                          Pension Benefits           Benefits
                                       -----------------------------------------
                                        2000     1999     1998    2000 1999 1998
                                       -----------------------------------------
Service cost.........................  $   733  $   927  $   701  $  7 $  7 $  9
Interest cost........................    1,123    1,078      900   107   83  141
Expected return on plan assets.......   (1,962)  (1,739)  (1,428)    0    0    0
Amortization of prior service cost...      158      158       52     0    0    0
Amortization of transition obligation
 (asset).............................        0        0        0    26   25   78
Amortization of net actuarial (gain)
 loss................................     (895)    (418)    (375)   34   25   17
                                       -----------------------------------------
Net periodic (benefit) cost..........  $  (843) $     6  $  (150) $174 $140 $245
                                       -----------------------------------------


                                                   1-Percentage   1-Percentage
Sensitivity Analysis, Postretirement Benefits     Point Increase Point Decrease
                                                  -----------------------
Effect on total of service and interest cost
 components......................................    $ 7,544        $ (6,906)
Effect on accumulated postretirement benefit
 obligation......................................     93,868         (86,648)

12. Stock Option Plan:

Since December 31, 1988, the Corporation has maintained a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                            2000   1999   1998
                                                           --------------------
Net income--as reported................................... $8,261 $7,961 $6,857
Net income pro forma...................................... $8,037 $7,636 $6,373
Basic earnings per share--as reported..................... $ 1.92 $ 1.83 $ 1.58
Basic earnings per share--pro forma....................... $ 1.87 $ 1.76 $ 1.47

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000: dividend yield of
3.25 percent, expected volatility of 17.5 percent, expected life of six years and risk-free interest rates of 6.7, 7.1 and 6.5 percent, respectively.

The Plan had, prior to 1994, up to 216,000 authorized and unissued or Treasury shares of the Corporation's common stock reserved for issuance under the Plan. During 1994, the shareholders' approved an additional 217,720 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock was issued to key officers. During 1995, the shareholder's approved the issuance of 80,000 shares, 20,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price was set at the last sale price for the stock on the 3rd business day following the Corporation's Annual Meeting. Options totaling 76,000 shares of Corporation stock were issued under the outside directors' plan. During 1998, the shareholders approved the issuance of up to 217,606 shares available for issuance to both employees and directors. The price will be determined by the Corporation's Compensation Committee of the Board of Directors at the time the option is granted.

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

                                                                        Weighted
                                      Shares   Available                Average
                                       Under      for      Price per    Exercise
                                      Option    Option       Share       Price
                                      ----------------------------------------
Balance at December 31, 1997......... 340,600    26,520  $  4.50-$16.94  $ 8.26
  Options authorized.................       0   217,606        --            --
  Options granted....................  97,400   (97,400) $      24.50    $24.50
  Options exercised.................. (31,920)       --  $  6.75-$24.50  $10.28
                                      ----------------------------------------
Balance at December 31, 1998......... 406,080   146,726  $  4.50-$24.50  $12.06
  Options granted....................  73,400   (73,400) $      26.44    $26.44
  Options exercised.................. (40,200)       --  $  4.50-$24.50  $10.14
  Options cancelled.................. (10,000)   10,000  $ 24.50-$26.44      --
                                      ----------------------------------------
Balance at December 31, 1999......... 429,280    83,326  $  4.50-$26.44  $14.08
  Options granted....................  83,300   (83,300) $21.00-$ 21.50  $21.05
  Options exercised.................. (38,000)       --  $  4.50-$16.91  $ 6.04
  Options cancelled..................  (2,100)    2,100  $21.00-$ 21.50      --
                                      ----------------------------------------
Balance at December 31, 2000......... 472,480     2,126  $  4.50-$26.44  $16.22
                                      ----------------------------------------

Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                     Weighted
                                                      Average   Weighted             Weighted
                               Shares                Remaining  Average              Average
Price range of shares under     Under   Price per   Contractual Exercise   Number    Exercise
option at December 31, 2000:   Option     Share        Life      Price   Exercisable  Price
                               ------------------------------------------------------------
                               115,640 $ 4.50-$7.94    1.69      $ 7.83    115,640    $ 7.83
                               110,440 $8.00-$12.50    2.26      $ 8.77    110,440    $ 8.77
                               179,400 16.91-$24.50    8.17      $22.33     96,100    $22.33
                                67,000 $    26.44      8.33      $26.44     67,000    $26.44
                               ------------------------------------------------------------
Balance at December 31, 2000.  472,480 $4.50-$26.44    5.24      $16.22         --        --

The weighted-average fair value of options granted during 1998, 1999 and 2000 were $7.39, $6.31 and $4.51, respectively.

The number of exercisable shares at December 31, 1998, 1999 and 2000 were 388,480, 362,280 and 389,180, respectively, with respective weighted average exercise prices of $12.25, $12.15 and $15.19.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.05 per share, $.07 per share and $.11 per share dilutive effect on earnings per share for the years ended December 31, 2000, 1999 and 1998, respectively.

13. Related Party Transactions:

In the ordinary course of business, the Bank has granted loans to principal officers, directors and their affiliates. Loan activity during 2000 and 1999 was as follows:

(in thousands)                                                    2000    1999
                                                                 --------------
Balance, beginning of year...................................... $3,937  $3,836
Additions.......................................................    683     627
Amounts collected...............................................   (183)   (526)
                                                                 --------------
Balance, end of year............................................ $4,437  $3,937
                                                                 --------------

Related party deposits amounted to $319,000 and $765,000 at December 31, 2000 and 1999, respectively.

14. Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk:

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recoginzed in the consolidated statements of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2000 are $126,522,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 1999 amounted to $10,699,000. There were no outstanding bankers acceptances as of December 31, 2000.

As of December 31, 2000, the Corporation had no loans sold with recourse outstanding.

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

Significant estimates are made by management in determining the allowance for possible loan losses and the carrying value of other real estate owned. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses could differ materially from currently reported values in the near term.

16. Acqusitions:

Joseph W. Roskos & Co was acquired as of January 1, 1999. The transaction was accomplished on April 1, 1999 under the purchase method of accounting. Goodwill arising from this transaction was recorded on the balance sheet and is presently being amortized on a straight line basis over a 20 year life. Following is a description of the transaction.

                                                        Amount Paid
                                                   ---------------------
                                                                          Number
                                          Total                          of Shares
Name of Company   Method of   Date of    Purchase               Common   Issued or            Amortization Amortized Amortized
Acquired:         Accounting Acqusition   Price       Cash      Stock    Issuable   Goodwill     Period     in 2000   in 1999
                  -----------------------------------------------------------------------------------------------------------
Joseph W. Roskos
 & Co...........   Purchase   01/01/99  $4,195,000 $2,195,000 $2,000,000  74,697   $3,300,000   20 Years   $165,000  $165,000

CDC Capital Management, Inc. was acquired on January 6, 1999 for $281,000 in Corporation stock. Goodwill of $177,000 was recorded on the Corporation's books to be amortized over 10 years. Due to changes in the management of CDC Captial Management, Inc. and the effect of lowering revenues, the remaining balance of goodwill was written off in 2000.

Both companies were acquired to enhance the number of financial products and services already offered by the Corporation. CDC Capital Management, Inc. is an investment advisory management firm, allowing the Corporation to better diversify its clients investments. Joseph W. Roskos & Co. is a firm which family business office services, including accounting, consulting, tax services and fiduciary support to high-net-worth individuals and families.

17. Minimum Regulatory Capital Requirements:

Both the Corporation and the Bank are subject to various regulatory capital rerquirements, administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if taken, could have a direct material effect on the Corporations and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

As set forth in the following table, quantitative measures have been established to ensure captial adequacy ratios required of both the Corporation and Bank, specifically to define the minimum respective capital ratios as follows: total capital to total assets (the leverage ratio) of 4%; Tier I captial to risk weighted assets of 4% and Tier II capital to risk weighted assets of 8% Both the Corporation's and the Bank's Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 2000 and 1999 that the Corporation and the Bank have met all captial adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, based on an insitiution's capital ratios. The categories range for a best of "well capitalized " to a worst of "critically under capitalized". To be considered "well capitalized", an institution must have a total (Tier II) captial ratio of 10% or better. Both the Corporation and the Bank have been classified as "well capitalized" for both periods ending December 31, 2000 and 1999.

The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are presented in the following table:

                                                                 Minimum
                                              Minimum Capital  to be Well
                                  Actual        Requirement    Capitalized
                                                                 Amount
                               ------------------------------
                               Amount  Ratio   Amount  Ratio
                               ---------------------------------------
December 31, 2000
Total (Tier II) Capital to
 Risk Weighted Assets:
 Consolidated................. $52,363 13.61%             8.0%       N/A
 The Bank.....................  41,240 10.91% $ 30,231    8.0%   $37,789
Tier I Captial to Risk
 Weighted Assets:
 Consolidated.................  48,043 12.49%             4.0%       N/A
 The Bank.....................  36,920  9.77%   15,116    4.0%    22,674
Total Capital to Total Assets
 (Leverage Ratio):
 Consolidated.................  48,043 11.29%             4.0%       N/A
 The Bank.....................  36,920  8.86%   16,675    4.0%    20,844

December 31, 1999
Total (Tier II) Capital to
 Risk Weighted Assets:
 Consolidated................. $48,214 12.19%             8.0%       N/A
 The Bank.....................  42,277 11.54% $ 29,298    8.0%   $36,623
Tier I Captial to Risk
 Weighted Assets:
 Consolidated.................  43,814 11.08%             4.0%       N/A
 The Bank.....................  37,877 10.34%   14,649    4.0%    21,974
Total Capital to Total Assets
 (Leverage Ratio):
 Consolidated.................  46,719 10.70%             4.0%       N/A
 The Bank.....................  37,487  8.76%   17,126    4.0%    21,408

18. Selected Quarterly Financial Data (unaudited):

                                                       Quarters ending 2000
                                                    ---------------------------
(In thousands, except per share data)                3/31   6/30   9/30  12/31
                                                    ---------------------------
Interest income.................................... $7,619 $7,897 $8,084 $8,385
Interest expense...................................  1,599  1,677  1,835  1,961
Net interest income................................  6,020  6,220  6,249  6,424
Provision for loan losses..........................     63     62     63     62
Income before income taxes.........................  2,945  2,851  3,445  3,453
Net income.........................................  1,960  1,707  2,303  2,291
Basic earnings per share...........................   0.45   0.40   0.54   0.54
Diluted earnings per share.........................   0.44   0.38   0.52   0.52
                                                       Quarters ending 1999*
                                                    ---------------------------
(In thousands, except per share data)                3/31   6/30   9/30  12/31
                                                    ---------------------------
Interest income.................................... $6,632 $7,197 $7,046 $7,442
Interest expense...................................  1,344  1,336  1,467  1,710
Net interest income................................  5,288  5,861  5,579  5,732
Provision for loan losses..........................     63     62     62     63
Income before income taxes.........................  2,842  2,892  2,952  3,154
Net income.........................................  1,842  2,002  2,026  2,091
Basic earnings per share...........................   0.42   0.46   0.47   0.48
Diluted earnings per share.........................   0.40   0.44   0.45   0.46

*Reclassified for comparative purposes.

19. Condensed Financial Statements:

The condensed financial statements of the Corporation (parent company only). Includes condensed balance sheets as of December 31, 2000 and 1999 and condensed statements of income for each of the three years in the period ended December 31, 2000 are as follows:

Condensed Balance Sheets

(in thousands)                                                  2000     1999
                                                               ----------------
Assets:
 Cash........................................................  $ 1,044  $   701
 Investments in subsidiaries, at equity in net assets........   43,848   39,381
 Premises and equipment, net.................................    3,860    3,958
 Goodwill....................................................    2,970    3,294
 Other assets................................................      311       65
                                                               ----------------
 Total assets................................................  $52,033  $47,399
                                                               ----------------
Liabilities and shareholders' equity:
 Mortgages payable...........................................  $   601  $   638
 Other liabilities...........................................      462       42
                                                               ----------------
 Total liabilities...........................................    1,063      680
Common stock, par value $1, authorized 25,000,000 shares as
 of December 31, 2000 and 1999, respectively, issued
 5,203,719 shares and 5,179,608 shares as of December 31,
 2000 and 1999, respectively, and outstandng 4,272,046 shares and 4,323,250 shares as of December 31, 2000 and 1999,
 respectively................................................    5,204    5,180
Paid-in capital in excess of par value.......................    4,604    4,467
Unrealized investment depreciation, net of deferred income
 taxes.......................................................      (42)    (389)
Retained earnings............................................   50,488   45,149
Less common stock in treasury, at cost--931,673 shares and
 856,358 shares as of December 31, 2000 and 1999.............   (9,284)  (7,688)
                                                               ----------------
 Total shareholders' equity..................................   50,970   46,719
                                                               ----------------
 Total liabilities and shareholders' equity..................  $52,033  $47,399
                                                               ----------------

Condensed Statements of Income

(in thousands)                                             2000    1999   1998
                                                          ---------------------
Dividends from The Bryn Mawr Trust Company............... $9,646  $8,052 $4,012
Interest and other income................................    236     241    236
                                                          ---------------------
 Total operating income..................................  9,882   8,293  4,248
Expenses.................................................  1,008     730    677
                                                          ---------------------
Income before equity in undistributed income of
 subsidiaries............................................  8,874   7,563  3,571
Equity in undistributed (losses) income of subsidiaries..   (765)    294  3,136
                                                          ---------------------
Income before income taxes...............................  8,109   7,857  6,707
Federal income tax benefit...............................    152     104    150
                                                          ---------------------
Net income............................................... $8,261  $7,961 $6,857
                                                          ---------------------

Condensed Statements of Cash Flows

(in thousands)                                         2000     1999     1998
                                                      -------------------------
Operating activities:
 Net income.........................................  $ 8,261  $ 7,961  $ 6,857
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Equity in undistributed income (losses) of
  subsidiaries......................................      765     (294)  (3,134)
 Depreciation expense...............................       99       98       99
 Amortization of goodwill...........................      324      183      --
 Other..............................................      339      629       (3)
                                                      -------------------------
 Net cash provided by operating activities..........    9,788    8,577    3,819
Investing Activities:
 Cost of acquiring subsidiaries.....................       --   (2,195)      --
 Investment in Subsidiaries.........................   (4,885)  (1,041)    (440)
                                                      -------------------------
 Net cash used by investing activities..............   (4,885)  (3,236)    (440)
Financing activities:
 Dividends paid.....................................   (2,922)  (2,603)  (2,012)
 Repayment of mortgage debt.........................      (37)     (30)     (26)
 Repurchase of treasury stock.......................   (1,677)  (2,531)  (2,519)
 Proceeds from issuance of stock....................       76      303      432
                                                      -------------------------
 Net cash used by financing activities..............   (4,560)  (4,861)  (4,125)
                                                      -------------------------
Change in cash and cash
 equivalents........................................      343      480     (746)
Cash and cash equivalents at beginning of year......      701      221      967
                                                      -------------------------
Cash and cash equivalents at end of year............  $ 1,044  $   701  $   221
                                                      -------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 2000, the Bank's retained earnings amounted to $30,331,000. Therefore, as of December 31, 2000, dividends available for payment to the Corporation are limited to $30,331,000. Since the primary source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

20. Segment Information:

The Corporation's principal operating segments are structured around the financial services provided its customers. The banking segment gathers deposits and makes funds available for loans to its customers. The Banks Investment Management and Trust segment provides both corporate and individual investment management and trust products and services. The Bank's mortgage banking segment originates and sells residential mortgage loans to the secondary mortgage market.

Segment information for the years ended December 31, 2000, 1999, and 1998 is as follows:

                                        2000                                           1999*
                                    Mortgage   All                                  Mortgage    All
 (in thousands)     Banking  Trust  Banking   Other   Consolidated Banking  Trust   Banking    Other   Consolidated Banking
 Net interest
  income.........   $ 24,684 $   -- $   216  $    17    $ 24,917   $ 22,310 $   --  $   145   $     5    $ 22,460   $ 20,052
 Less loan loss
  provision......        250     --      --       --         250        250     --       --        --         250        150
 Net interest
  income after
  loan loss
  provision......     24,434     --     216       17      24,667     22,060     --      145         5      22,210     19,902
 Other income:
 Fees for
  investment
  management and
  trust services.         --  8,973      --       --       8,973
 Service charges
  on deposit
  accounts.......      1,144     --      --       --       1,144         --  9,784       --        --       9,784         --
 Other fees and
  service
  charges........        295     --     729       --       1,024      1,156     --       --        --       1,156      1,169
 Net gain on sale
  of loans.......          8     --   1,232       --       1,240        254     --      762        --       1,016        249
 Gain on sale of
  other real
  estate owned...         14     --      --       --          14         44     --      984        --       1,028         35
 Other operating
  income.........        925     --      --    4,789       5,714        908     --       --     4,568       5,476        487
 Total other
  income.........      2,386  8,973   1,961    4,789      18,109      2,407  9,784    1,746     4,568      18,505      2,164
 Other expenses:
 Salaries-
  regular........      7,826  3,175     538    2,320      13,859      7,251  2,852      469     1,874      12,446      6,489
 Salaries-other..        750    211      30       52       1,043      1,754    230       78       184       2,246      1,692
 Fringe benefits.        850    616      70      313       1,849      1,474    565       80       215       2,334      1,232
 Occupancy.......      3,401    472     142      502       4,517      3,090    476      149       456       4,171      2,785
 Other operating
  expenses.......      5,505    880     334    2,095       8,814      4,694    948      310     1,726       7,678      4,537
 Total other
  expenses.......     18,332  5,354   1,114    5,282      30,082     18,263  5,071    1,086     4,455      28,875     16,735
 Segment profit
  (loss).........      8,488  3,619   1,063     (476)     12,694      6,204  4,713      805       118      11,840      5,331
 Intersegment
  (revenues)
  expenses.......        176    181      --     (319)         --        176    181       --      (357)         --         38
 Segment profit
  (loss) after
  eliminations...   $  8,626 $3,800 $ 1,063  $  (795)   $ 12,694   $  6,380 $4,894  $   805   $  (239)   $ 11,840   $  5,369
  % of segment
  profit (loss)..        68%    30%      8%     (6)%        100%        54%     41%       7%      (2)%        100%        52%
 Total assets at
  December 31....   $392,028 $  457 $38,123  $13,817    $444,425   $398,546 $  413  $27,337   $10,524    $436,820   $369,556
 Capital
  expenditures...   $  2,108 $   47 $    16  $   359    $  2,530       $759 $   95  $    14   $   236    $  1,104   $  2,108
 Depreciation and
  amortization...   $  1,314 $  153 $    34  $   520    $  2,021       $693 $  162  $    29   $   435    $  1,319   $  1,146
                             1998*
                    --------------------------------------
                            Mortgage   All
 (in thousands)     Trust   Banking   Other   Consolidated
                    --------------------------------------
 Net interest
  income.........   $   --  $    51   $    3    $ 20,106
 Less loan loss
  provision......       --       --       --         150
                    --------------------------------------
 Net interest
  income after
  loan loss
  provision......       --       51        3      19,956
 Other income:
 Fees for
  investment
  management and
  trust services.
 Service charges
  on deposit
  accounts.......    9,272       --       --       9,272
 Other fees and
  service
  charges........       --       --       --       1,169
 Net gain on sale
  of loans.......       --      701       --         950
 Gain on sale of
  other real
  estate owned...       --    1,647       --       1,682
 Other operating
  income.........       --       --    1,079       1,566
                    --------------------------------------
 Total other
  income.........    9,272    2,348    1,079      14,863
 Other expenses:
 Salaries-
  regular........    2,863      417      520      10,289
 Salaries-other..      386      117      180       2,375
 Fringe benefits.      549       74       53       1,908
 Occupancy.......      422       62      188       3,457
 Other operating
  expenses.......      898      400      618       6,453
                    --------------------------------------
 Total other
  expenses.......    5,118    1,070    1,559      24,482
                    --------------------------------------
 Segment profit
  (loss).........    4,154    1,329     (477)     10,337
 Intersegment
  (revenues)
  expenses.......      181       --     (219)         --
                    --------------------------------------
 Segment profit
  (loss) after
  eliminations...   $4,335  $ 1,329   $ (696)   $ 10,337
                    --------------------------------------
  % of segment
  profit (loss)..       42%      13%     (7)%        100%
 Total assets at
  December 31....   $  455  $16,532   $5,297    $391,840
 Capital
  expenditures...   $  370  $    93   $   30    $  2,601
 Depreciation and
  amortization...   $  139  $    16   $  106    $  1,407

Bryn Mawr Bank Corporation, Tax Counsellors of Bryn Mawr, Inc., Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., CDC Capital Management, Inc., Joseph W. Roskos & Company and Bryn Mawr Finance, Inc. have all been aggregated in All Other.

*Reclassified for comparative purposes.

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 18, 2001

                                       48