Form 10-K, Exhibit 13
period 2001-12-31
BRYN MAWR BANK CORP
filed 2002-03-29
CIK 802681

Selected Financial Data

                           (in thousands, except for share and per share data)
For the years ended
December 31,                 2001        2000        1999       1998*       1997*
                          ----------------------------------------------------------
Interest income.........  $   30,311  $   31,985  $   28,317  $   26,082  $   24,960
Interest expense........       6,302       7,072       5,857       5,976       6,929
                          ----------------------------------------------------------
Net interest income.....      24,009      24,913      22,460      20,106      18,031
Loan loss provision.....       1,200         250         250         150         200
                          ----------------------------------------------------------
Net interest income
 after loan loss
 provision..............      22,809      24,663      22,210      19,956      17,831
Other income............      20,830      17,727      18,086      14,610      12,086
Other expenses..........      29,743      29,696      28,456      24,229      20,837
                          ----------------------------------------------------------
Income before income
 taxes..................      13,896      12,694      11,840      10,337       9,080
Applicable income
 taxes..................       4,770       4,433       3,879       3,480       2,950
                          ----------------------------------------------------------
Net income..............  $    9,126  $    8,261  $    7,961  $    6,857  $    6,130
                          ----------------------------------------------------------
Per share data:
 Earnings per common
  share:
  Basic.................  $     2.11  $     1.92  $     1.83  $     1.58  $     1.40
  Diluted...............  $     2.05  $     1.85  $     1.75  $     1.51  $     1.33
 Dividends declared.....  $     0.72  $     0.68  $     0.60  $    0.465  $     0.36
 Weighted-average shares
  outstanding...........   4,325,520   4,292,838   4,349,403   4,327,297   4,392,162
 Dilutive potential
  common shares.........     127,090     161,408     193,915     225,708     203,660
                          ----------------------------------------------------------
 Adjusted weighted-
  average shares........   4,452,610   4,454,246   4,543,318   4,553,005   4,595,822
                                              (in thousands)
At December 31,              2001        2000        1999        1998        1997
                          ----------------------------------------------------------
Total assets............  $  476,823  $  444,424  $  436,820  $  391,840  $  374,210
Earning assets..........     427,805     389,053     395,952     357,683     327,942
Deposits................     391,059     386,966     371,068     342,357     328,806
Shareholders' equity....      57,307      50,970      46,719      42,221      39,349
Ratio of equity to
 assets.................       12.02%      11.47%      10.70%      10.78%      10.52%
Loans serviced for
 others.................     442,373     325,040     306,147     290,675     255,571
For the years ended
December 31,                 2001        2000        1999        1998        1997
                          ----------------------------------------------------------
Selected financial
 ratios:
Net interest margin.....        5.85%       6.33%       6.12%       5.99%       5.59%
Net income to:
 Average total assets...        2.05%       1.94%       2.01%       1.91%       1.74%
 Average shareholders'
  equity................       16.95%      17.20%      17.97%      17.06%      16.45%
Average shareholders'
 equity to average total
 assets.................       12.09%      11.28%      11.10%      11.17%      10.60%
Dividends declared per
 share to net income per
 basic common share.....       34.12%      35.42%      32.79%      29.43%      25.71%

*Reclassified for comparative purposes.

Management's Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the "Corporation") for each of the three years in the period ended December 31, 2001, as well as the financial condition of the Corporation as of December 31, 2001 and 2000. The Bryn Mawr Trust Company (the "Bank"), Bryn Mawr Advisors, Inc.("BMA"), formerly Tax Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc. ("B M Brokerage"), Bryn Mawr Asset Management, Inc.("BMAM"), formerly CDC Capital Management, Inc. and Joseph W. Roskos & Co. ("JWR&Co") are wholly owned subsidiaries of the Corporation. Bryn Mawr Finance, Inc. ("B M Finance") is a wholly owned subsidiary of JWR&Co, Insurance Counsellors of Bryn Mawr, Inc. ("ICBM") is a wholly owned subsidiary of the Bank. This discussion should be read in conjunction with the Corporation's consolidated financial statements beginning on page 30.

Significant Items for 2001
--------------------------------------------------------------------------------

Frederick C. "Ted" Peters II Named President and CEO
In January 2001, the Corporation's and Bank's Boards of Directors named Ted Peters President and CEO of both companies, replacing former President and CEO Robert L. Stevens, who remains as Chairman of the Boards of both the Corporation and the Bank. During his first year as CEO Mr. Peters focused on continued earnings growth through the building of the Wealth Management segment of the Corporation's business line, as well as expense reduction. The Wealth Management segment of the Corporation includes the trust and investment management products and services that help our customers to protect and enhance their assets. During the fourth quarter of 2001, four new wealth consultants were added as a sales force, with a goal of growing the Wealth Management assets under management and the respective revenue stream. John Roman, has been named the head of the Wealth Management segment of the Bank. In an effort to reduce expenses, staffing levels of the Corporation's subsidiaries were reduced to 256 full-time-equivalent ("FTEs") staff as of December 31, 2001 compared to 269 FTEs as of December 31, 2000.

Dividend Increase

Based on a continued growth in record earnings, the Corporation increased its quarterly dividend payment for 2001 by 6%, from $0.17 per share in 2000 to $0.18 per share in 2001. The Corporation's dividend payout ratio was 34.12% of basic earnings per share for 2001, compared to 35.42% for 2000.

Continuation of the Stock Repurchase Program

In 1997, the Corporation established its first stock repurchase program and repurchased 164,800 shares of common stock at a cost of $3,830,000. The second stock repurchase program ran from March 2000, through October 2001, pursuant to which it purchased 214,755 shares at a cost of $5,319,000. In October 2001, management was authorized to repurchase up to an additional 5% of the outstanding shares as of October 2001, while not spending more than $7,500,000. This latest stock repurchase program is authorized to extend for a five-year period, with annual reviews by the Corporation's Board of Directors. The Corporation's stock repurchasing activity, from 1997 through December 31, 2001, resulted in the repurchase of a total of 413,850 shares of the Corporation's common stock, at a cost of $11,753,000 for an average purchase price of $28.40 per share. The use of the Corporation's capital to repurchase stock is a catalyst to increasing the Corporation's return on equity.

Strong Asset Quality

The Corporation consistently strives to enhance the quality of its loan portfolio. The loan portfolio continues to grow and the average loan size has increased substantially which necessitates the constant review of both the credit standards and the loan loss reserve. The state of the economy is taken into consideration in the evaluation of the adequacy of the loan loss reserve. During 2001 economic growth slowed considerably and resulted in a substantial decrease in the prime rate. Complicating the deterioration in the economy were the events of September 11, 2001. In addition to evaluating the credit quality of the loan portfolio, the deteriorating state of the economy at December 31, 2001 was considered in evaluating the adequacy of the loan loss reserve. Since 1997, nonperforming assets have decreased from $1,994,000 to $43,000 at year-end 2001. Other real estate owned ("OREO") balances amounting to $25,000 at year-end 1997 had been totally eliminated by year-end 1999 and there were no such balances at December 31, 2001. Nonperforming loans have decreased 95% over the prior five years to $43,000 at year-end 2001. Nonperforming loans as a percentage of total loans amounted to 1 basis point at December 31, 2001. Delinquencies, 30 days or more past due, amounted to 11 basis points of total outstanding loans at December 31, 2001. At December 31, 2000 nonperforming loans, as a percentage of total loans amounted to 2 basis points and delinquencies amounted to 20 basis points.

Results of Operations
--------------------------------------------------------------------------------

Overview

The Corporation reported a 10% increase in net income to $9,126,000 for the year ended December 31, 2001, the seventh consecutive year of record earnings for the Corporation. Net income for 2000 amounted to $8,261,000.

Basic earnings per share amounted to $2.11 in 2001, a 10% increase over $1.92 for 2000. Diluted earnings per share increased by 11% to $2.05 for 2001 from $1.85 for 2000. The dilutive potential common shares added to the weighted-average shares outstanding were 127,090 and 161,408 for 2001 and 2000, respectively.

These record earnings results for 2001 were due to a number of factors. As presented on Table 1, profits from the mortgage-banking segment grew by 254%. During 2001, the Bank's prime rate decreased 50% to 475 basis points. Interest rates on residential mortgage loans also recorded significant decreases, helping to produce a significant increase in the mortgage refinance activity in the mortgage-banking segment of the Corporation. Mortgage loan sales for 2001 were ahead of 2000 by 356% and responsible for a 188% increase in other income in the mortgage-banking segment. The decrease in the prime rate, referred to above, was primarily responsible for a 5% decrease in the banking segments net interest income. This decrease in net interest income is the primary reason for an 18% decrease in the banking segment's profit for 2001, compared to 2000. Fees from Wealth Management services decreased by $236,000 or 3% over similar revenues for 2000. A combination of a decline in the value of assets under management, thereby lowering trust fees, and the lack of growth in new trust business are the primary reasons for the decline in trust fees in 2001, compared to 2000. The sluggish new business growth was related to the timing of hiring the wealth sales consultants. This decline in fee income was primarily responsible for the 11% decline in Wealth Management segment profits in 2001 compared to 2000.

Return on average assets ("ROA") for the year was 2.05%, compared to 1.94% in 2000, while return on average equity ("ROE") for 2001 was 16.95% compared to 17.20% in 2000. The ROA is being enhanced by the additional income generated during 2001, while the ROE declines as the Corporation's equity grows.

Earnings Performance
--------------------------------------------------------------------------------

Lines of Business

The Corporation continues to have four significant business segments or lines from which it derives its earnings, one of which is the Banking line of business. Additional earnings streams are obtained from its Wealth Management line of business and its Mortgage Banking line of business--the origination, servicing and sale of mortgage loans to the secondary mortgage market. The fourth segment, included in "All Other" in the following segmentation analysis, derives net revenues from financial services and products, offered through the Corporations subsidiaries, as well as the Bank's subsidiary, ICBM and JWR&Co's subsidiary, B M Finance.

TABLE 1 - Lines of Business Segment Analysis

                                                   2001
                                ------------------------------------------
                                                 Mortgage  All
 (dollars in thousands)         Banking  Wealth  Banking  Other    Consolidated
                                ------------------------------------------
 Net interest income..........  $23,480  $   --   $  243  $  286     $24,009
 Less loan loss provision.....    1,200      --       --      --       1,200
                                ------------------------------------------
 Net interest income after
  loan loss provision.........   22,280      --      243     286      22,809
 Other income:
 Fees for investment
  management and trust
  services....................       --   8,737       --      --       8,737
 Service charges on deposit
  accounts....................    1,540      --       --      --       1,540
 Other fees and service
  charges.....................      294      --      424      --         718
 Net gain on sale of loans....        3      --    5,218      --       5,221
 Gain on sale of other real
  estate owned................       --      --       --      --          --
 Other operating income.......    1,547      11       --   3,476       5,034
                                ------------------------------------------
 Total other income...........    3,384   8,748    5,642   3,476      21,250
 Other expenses:
 Salaries--regular............    8,201   3,010      883   1,954      14,048
 Salaries--other..............    1,505     202      252      77       2,036
 Fringe benefits..............    1,853     585       66     315       2,819
 Occupancy....................    3,109     632      178     444       4,363
 Other operating expenses.....    4,061   1,088      746   1,002       6,897
                                ------------------------------------------
 Total other expenses.........   18,729   5,517    2,125   3,792      30,163
                                ------------------------------------------
 Segment profit/(loss)........  $ 6,935  $3,231   $3,760  $  (30)    $13,896
                                ------------------------------------------
 % of segment profit (loss)...       50%     23%      27%      0%        100%
                                                   2000
                                ------------------------------------------
                                                 Mortgage  All
 (dollars in thousands)         Banking  Wealth  Banking  Other    Consolidated
                                ------------------------------------------
 Net interest income..........  $24,684  $   --   $  216  $   17     $24,917
 Less loan loss provision.....      250      --       --      --         250
                                ------------------------------------------
 Net interest income after
  loan loss provision.........   24,434      --      216      17      24,667
 Other income:
 Fees for investment
  management and trust
  services....................       --   8,973       --      --       8,973
 Service charges on deposit
  accounts....................    1,144      --       --      --       1,144
 Other fees and service
  charges.....................      295      --      729      --       1,024
 Net gain on sale of loans....        8      --    1,232      --       1,240
 Gain on sale of other real
  estate owned................       14      --       --      --          14
 Other operating income.......      925      --       --   4,789       5,714
                                ------------------------------------------
 Total other income...........    2,386   8,973    1,961   4,789      18,109
 Other expenses:
 Salaries--regular............    7,826   3,175      538   2,320      13,859
 Salaries--other..............      750     211       30      52       1,043
 Fringe benefits..............      850     616       70     313       1,849
 Occupancy....................    3,401     472      142     502       4,517
 Other operating expenses.....    5,505     880      334   2,095       8,814
                                ------------------------------------------
 Total other expenses.........   18,332   5,354    1,114   5,282      30,082
                                ------------------------------------------
 Segment profit/(loss)........  $ 8,488  $3,619   $1,063  $ (476)    $12,694
                                ------------------------------------------
 % of segment profit (loss)...       67%     29%       8%     (4%)       100%

Bryn Mawr Bank Corporation, Bryn Mawr Advisors, Inc., Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., Bryn Mawr Asset Management, Inc. Bryn Mawr Finance, Inc. and Joseph W. Roskos & Co. have all been aggregated in All Other.

The table reflects operating profits or losses of each Corporate line of business before income taxes and excluding inter-company interest income and expense, related to inter-company borrowings.

The Banking segment's percentage of operating profits stood at 50% for 2001, compared to 67% for 2000. The Wealth Management segment's percentage of operating profit was 23%, down from 29% for 2000. The Mortgage Banking segment's share of operating profits increased from 8% in 2000 to 27% in 2001, while the "All Other" segment, including the Corporation and all non-banking subsidiaries, went from (4%) in 2000 to 0% in 2001.

Banking Line of Business

The Bank's average outstanding earning assets for 2001 of $400,650,000 increased 4% from $383,695,000 for 2000. Average outstanding loans grew by 6% in 2001. The largest dollar increase in average outstanding loans occurred in commercial and industrial loans, up $19,056,000 or 15% over 2000 average balances. Average residential mortgage loan balances grew by $16,466,000 or 59% in 2001, compared to similar average outstanding balances in 2000. Commercial mortgage loans increased by $2,887,000 or 5% from 2000 average balances and average construction loans increased by $2,234,000 or 15% from similar average balances for 2000. The average outstanding balances of the Bank's consumer loan portfolio decreased by $25,370,000 or 24% from 2000's average outstanding balances. As residential mortgage loan interest rates decreased in 2001, many fixed rate home equity borrowers, in the consumer loan portfolio, chose to refinance their existing loan balances into lower rate residential first mortgage loans. Lower demand for indirect automobile loans, due to increased competition from automobile manufacturers for new automobile loans, was also responsible for the decrease in average consumer loan balances in 2001. The average outstanding balances of federal funds sold increased by 22% in 2001 compared to 2000 levels. Average outstanding investments decreased by 14% for 2001 compared to 2000. The decrease in investments partially funded the growth in the loan portfolio.

Average outstanding total deposits increased 3% in 2001 compared to 2000. The largest dollar increase occurred in the Bank's higher cost certificates of deposit ("CDs") balances, up $7,262,000 or 10%. Average outstanding non-interest demand deposit balances increased by $6,662,000 or 7%, while average money market account balances increased by $389,000 or 1%. Average outstanding balances of NOW accounts decreased by $962,000 or 1%. Average outstanding savings deposits decreased 3% or $1,325,000. In order to meet loan funding and liquidity requirements, the Bank increased its reliance on short-term borrowings, increasing the combined average outstanding borrowings of short-term borrowings and federal funds purchased by $1,630,000 or 14%. The increases in the average balances of higher costing CDs and short-term borrowings were more than offset by lower rates on the remainder of the interest-bearing deposits, which is the primary reason for the cost of funds decreasing 30 basis points. However, decreases in the prime rate during 2001, partially offset by increases in earning assets, specifically in higher yielding loans, are primarily responsible for a decrease in the net interest margin to 5.85% in 2001 from 6.33% for 2000. An expanded discussion of net interest income follows under the section entitled "Net Interest Income".

Other income from the Banking segment increased by 42% in 2001 compared to 2000. Service charges on deposit accounts increased 35%, due primarily to both a decrease in the earnings credit applied to deposit accounts, thereby allowing the Bank to generate additional service charges, and an overall increase in the fee structure for service charges on checking accounts.

Total other expenses of the Banking line of business increased by 3% in 2001 compared to 2000 levels. This was due to an increase in regular salaries, fringe benefits and incentive salaries of 5%, 118%, and 101%, respectively. Offsetting these increases were decreases in occupancy, advertising and other current operating expenses. A planned effort to contain expenses and a recovery of costs associated with a prior problem loan are the main drivers of these decreases.

The decrease in net interest income, related to declining rates of interest during 2001, was the main cause of the operating profits of the Banking line of business to decreased 17% in 2001 compared to 2000.

Wealth Management Line of Business

The Wealth Management Division reported an 11% decrease in operating profit for 2001 compared to 2000 levels. A $236,000 or 3% decrease in total investment management and trust fee income was primarily responsible for this decline in profitability. An overall decline in asset values related to a decline in the values of the stock market was the primary cause for this decrease. The market value of assets managed decreased from $1,760,000,000 at December 31, 2000, to $1,707,000,000 as of December 31, 2001.

Other expenses of the Wealth Management line of business increased by $163,000 or 3% in 2001 over

2000 levels. The primary reason for this increase was a rebuilding of the Wealth Management staff, specifically the hiring cost for the wealth sales consultants and the wealth management head, as well as, the salary expense for the time they were employed in 2001.

Mortgage Banking Line of Business

The operating profit of the Bank's Mortgage Banking line of business increased 254% in 2001 compared to 2000. During 2001, mortgage interest rates declined making refinancing more attractive to borrowers. In 2001, the Mortgage Banking line of business had a 356% increase in the dollar volume of loans sold to the secondary mortgage market and a 13 basis point decrease in the yield on sales, compared to 2000 levels. The increase in the volume of loans sold is the main reason for the increase in the mortgage banking segment's profitability. Following is a table showing the volume of residential mortgage loans originated and sold to the secondary mortgage market, the total net gains realized, and the yield on these loan sales:

TABLE 2 - Summary of Loan Sale Activity

(dollars in thousands)                                          2001     2000
                                                              -----------------
Volume of loans sold......................................... $327,296  $71,737
Loan fees and net gains on sales.............................    5,218    1,232
Yield on sales...............................................     1.59%    1.72%

As of December 31, 2001, the Bank serviced $406,093,000 in residential mortgage loans for others, compared to $291,903,000 in loans serviced for others at year-end 2000.

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. The Corporation's expenses are primarily of an administrative nature. During 2000, the Corporation wrote-off $155,000 in goodwill due to changes in the management of BMAM. No such write-off was included in 2001.

Bryn Mawr Advisors, Inc. (Formerly Tax Counsellors of Bryn Mawr, Inc.)

In July 1997, the Corporation established a new wholly owned subsidiary, TCBM, in order to add professional tax planning to its array of financial products and services offered to its customers. TCBM employed CPAs and an attorney (the "Tax Professionals"), having significant tax planning, preparation and financial planning capabilities. During 2001, an arrangement was reached between Corporation management and the Tax Professionals terminating the Agreement. Pursuant to the arrangement, the net assets of TCBM,(all assets, excluding cash less all liabilities) as of December 31, 2000, were sold to the Tax Professionals in exchange for a note in favor of TCBM. The present face value of the note is $218,000 with a rate of 9% and a due date of September 1, 2004. Net income of $14,000 was earned from interest income on the outstanding balance of the note during 2001.

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a new wholly owned subsidiary, ICBM (a full-service insurance agency), to enable the Bank to offer insurance products and related services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. During 2001, ICBM entered into a marketing agreement with Powers, Craft, Parker & Beard, a full service insurance agency located in the Corporation's immediate market area ("PCP&B"). Under this agreement, commissions earned from business referrals from ICBM, to be underwritten and serviced by PCP&B are split 50% to ICBM and 50% to PCP&B (the "Marketing Agreement"). ICBM also markets employee benefits and life insurance products (the "Life Products"). PCP&B does not participate in commissions earned from the Life Products. During 2001, ICBM earned commissions from traditional business and the sale of Life Products resulting in a net profit of $23,000 compared to a loss of $65,000 reported for 2000 and a net profit of $65,000 in 1999.

Bryn Mawr Brokerage Company, Inc.

The Corporation established B M Brokerage in January 1999, in order to make brokerage services available to its client base through an affiliation with an independent broker-dealer. During 2001, B M Brokerage expanded its client base and produced a net profit of $15,000 compared to losses of $40,000 and $6,000 in 2000 and 1999, respectively.

Bryn Mawr Asset Management, Inc. (Formerly CDC Capital Management, Inc.)

On January 6, 1999, the Corporation acquired BMAM for $281,000 in Corporation stock. BMAM was acquired to enable the Corporation to enhance its array of financial services and products by offering investment advisory services to its clients. Goodwill of $177,000 was recorded on the corporation's books, to be amortized over a 10-year life. During 2000, there were changes in BMAM's management. Based on the foregoing events, in June 2000 the balance of the remaining goodwill of $155,000 was written-off of the Corporation's books. During 2001, a decision was made to discontinue the operation of BMAM and reallocate the remaining client accounts to other business lines of the Corporation. BMAM reported a net loss of $213,000 for 2001, compared to a net loss of $65,000 for 2000 and a $6,000 net profit in 1999.

Joseph W. Roskos & Co.

On April 1, 1999, the Corporation acquired JWR&Co, effective January 1, 1999, for $4,195,000, through a combination of Corporation stock and cash. Goodwill in the amount of $3,300,000 was recorded on the Corporation's books, to be amortized over a 20-year life. JWR&Co was acquired to expand the products and services being offered by the Corporation through its subsidiaries. JWR&Co provides family business office services to high-net-worth individuals, including accounting and tax preparation services, consulting and fiduciary support services. During 2001, JWR&Co reported a net profit of $292,000, compared to $295,000 in 2000 and $344,000 in 1999, before the amortization of $164,000 of goodwill in each period and inter-company interest expense, paid to its subsidiary, B M Finance.

Bryn Mawr Finance, Inc.

B M Finance was incorporated on December 20, 2001, as a wholly owned subsidiary of JWR&Co. Its primary purpose is to provide financing opportunities to the Corporation and its subsidiaries. Exclusive of inter-company interest income from JWR&Co and the Bank, B M Finance had a loss of $9,000.

Critical Accounting Policy

The Corporation's most critical accounting policy is the allowance for loan loss. The allowance for loan loss represents management's estimate on the losses that may occur. This is consistently monitored to determine its adequacy. Ongoing review of credit standards, the level of delinquencies on loan products and loan segments, and the current state of the economy are included in this review. Actual losses may differ from management's estimates. This is explained in more detail on page 19.

Net Interest Income

During 2001, the Bank's prime rate decreased by 475 basis points and this decrease was primarily responsible for a 5% or $1,674,000 decrease in interest income. A decline in interest rates paid on deposits during 2001 was primarily responsible for an 11% or $770,000 decrease in interest expense for the year ended December 31, 2001. This resulted in an overall decrease in net interest income of 4% or $904,000 over the year ended December 31, 2000. Average earning assets grew 4% in 2001, compared to 2000 levels. Higher yielding commercial loan balances grew by 15%. The average outstanding balances of federal funds sold increased by 22%, while average investments decreased by 14%. The yield on earning assets decreased by 70 basis points.

Total average deposits increased 3%. The largest increase occurred in the Bank's CDs, which increased 10%. Average outstanding non-interest bearing demand deposits were up by 7%, followed by average money market accounts, up by 1%. Average outstanding NOW and savings deposits decreased by 1% and 3%, respectively. In an effort to increase liquidity, average outstanding short-term borrowings grew by 14% over similar balances for 2000. While average higher costing short-term borrowings and CDs grew in 2001, the ability to lower overall interest rates paid for costing deposits and short-term borrowings was primarily responsible for a 30 basis point decrease in the average cost of funds for 2001, compared to 2000. The decrease in the yield on earning assets, partially offset by the decreased cost of funds was directly responsible for the Bank's net interest margin, defined as net interest income exclusive of loan fees as a percentage of average earning assets, decreasing from 6.33% for 2000 to 5.85% for 2001.

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $574,000, $625,000 and $465,000 in 2001, 2000 and 1999 respectively.
The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - Analyses of Interest Rates and Interest Differential

                                   2001                       2000                       1999
                         -----------------------------------------------------------------------------
                                            Average                    Average                    Average
                                   Interest  Rates            Interest  Rates            Interest  Rates
                         Average   Income/  Earned/ Average   Income/  Earned/ Average   Income/  Earned/
(dollars in thousands)   Balance   Expense   Paid   Balance   Expense   Paid   Balance   Expense   Paid
                         -----------------------------------------------------------------------------
Assets:
Cash and due from
 banks.................. $ 25,006  $    --       %  $ 22,345  $    --       %  $ 22,060  $    --       %
Interest-bearing
 deposits with other
 banks*.................      623       21    3.4      1,623       90    5.5      2,173      103    4.7
Federal funds sold*.....    7,521      321    4.3      6,174      373    6.0     12,272      609    5.0
Investment securities
 available for sale:
 Taxable*...............   23,331    1,302    5.6     26,482    1,558    5.9     30,440    1,698    5.6
 Tax-exempt*............    1,604       66    4.1      2,495      108    4.3      4,162      183    4.4
                         -----------------------------------------------------------------------------
 Total investment
  securities ...........   24,935    1,368    5.5     28,977    1,666    5.7     34,602    1,881    5.4
                         -----------------------------------------------------------------------------
Loans* .................  367,571   28,601    7.8    346,921   29,856    8.6    310,214   25,724    8.3
Less allowance for loan
 losses.................   (4,636)      --     --     (4,352)      --     --     (4,257)      --     --
                         -----------------------------------------------------------------------------
 Net loans..............  362,935   28,601    7.9    342,569   29,856    8.7    305,957   25,724    8.4
Other assets ...........   24,479       --     --     23,897       --     --     21,997       --     --
                         -----------------------------------------------------------------------------
 Total assets........... $445,499  $30,311     --   $425,585  $31,985     --   $399,061  $28,317     --
                         -----------------------------------------------------------------------------
Liabilities:
Demand deposits,
 noninterest-bearing.... $102,877  $    --       %  $ 96,215  $    --       %  $ 92,098  $    --       %
Savings deposits........  190,242    2,023    1.1    192,141    2,697    1.4    184,505    2,533    1.4
Time deposits ..........   78,081    3,768    4.8     70,819    3,596    5.1     65,000    3,008    4.6
Short term borrowings...   11,959      467    3.9     10,342      693    6.7      4,658      266    5.7
Federal funds
 purchased..............    1,296       44    3.4      1,283       86    6.7        954       50    5.2
Other liabilities ......    7,202       --     --      6,765       --     --      7,554       --     --
                         -----------------------------------------------------------------------------
 Total liabilities .....  391,657    6,302     --    377,565    7,072     --    354,769    5,857     --
Shareholders' equity ...   53,842       --     --     48,020       --     --     44,292       --     --
                         -----------------------------------------------------------------------------
 Total liabilities and
  shareholders' equity.. $445,499  $ 6,302     --   $425,585  $ 7,072     --   $399,061  $ 5,857     --
                         -----------------------------------------------------------------------------
 Total earning assets*
  ...................... $400,650       --     --   $383,695       --     --   $359,261       --     --
Interest income to
 earning assets.........       --       --    7.6%        --       --    8.3%        --       --    7.9%
Interest expense to
 earning assets.........       --       --    1.6         --       --    1.8         --       --    1.6
 Net yield on interest-
  earning assets........       --       --    6.0         --       --    6.5         --       --    6.3
Average effective rate
 paid on interest-
 bearing liabilities....       --       --    2.2         --       --    2.6         --       --    2.3
Average effective cost
 on total deposits and
 short term borrowings..       --       --    1.6         --       --    1.9         --       --    1.7
Net interest margin.....       --       --   5.85         --       --   6.33         --       --   6.12
Earning assets to
 interest-bearing
 liabilities............       --       --   1.42         --       --   1.40         --       --   1.41

-------
*Indicates earning assets.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included (decreases) increases in fees on loans of ($51,000) in 2001, $160,000 in 2000, and $52,000 in 1999.

TABLE 4 - Rate/Volume Analyses

 (in thousands)                                                                    2001 vs. 2000           2000 vs. 1999
                                                                               ----------------------------------------------
 Increase/(decrease)                                                           Volume   Rate     Total   Volume  Rate  Total
                                                                               ----------------------------------------------
 Interest income:
 Interest-bearing deposits with other banks................................... $  (43) $   (26)  $  (69) $  (29) $ 16  $  (13)
 Federal funds sold...........................................................     69     (121)     (52)   (343)  107    (236)
 Investment securities available for sale:
  Taxable.....................................................................   (179)     (77)    (256)   (228)   88    (140)
  Tax-exempt..................................................................    (37)      (5)     (42)    (71)   (4)    (75)
 Loans........................................................................  1,676   (2,931)* (1,255)  3,479   653*  4,132
                                                                               ----------------------------------------------
 Total interest income........................................................  1,486   (3,160)  (1,674)  2,808   860   3,668
                                                                               ----------------------------------------------
 Interest expense:
 Savings deposits.............................................................    (30)    (644)    (674)    164    --     164
 Time deposits................................................................    379     (207)     172     265   323     588
 Short term borrowings........................................................     96     (322)    (226)    373    54     427
 Fed funds purchased..........................................................      1      (43)     (42)     20    16      36
                                                                               ----------------------------------------------
 Total interest expense.......................................................    447   (1,217)    (770)    822   393   1,215
                                                                               ----------------------------------------------
 Interest differential........................................................ $1,039  $(1,943)  $ (904) $1,986  $467  $2,453
 --------------------------------------------------
                                                                               ----------------------------------------------

* Included in the loan rate variance was an increase (decrease) in interest income related to non-performing loans of $55,000 and $(25,000) in 2001 and 2000, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 5% decline in interest income for 2001 was primarily attributable to a 70 basis point decline in the average yield on earning assets, from 8.3% in 2000 to 7.6% for 2001. A 4% increase in average earning assets from $383,695,000 for 2000 to $400,650,000 for 2001 helped offset the decline in interest income due to decreases in interest rates. Primarily due to the decreases in the prime rate, interest income related to the rate variance decreased by $3,160,000. A $1,486,000 increase in interest income, attributable to volume growth, was the result of a 6% increase in average outstanding loans. The average yield on loans decreased 80 basis points from 8.6% in 2000 to 7.8% in 2001. The average yield on federal funds sold decreased 170 basis points to 4.3% for 2001, compared to 6.0% for 2000. The yield on the investment portfolio decreased by 20 basis points from 5.7% in 2000 to 5.5% in 2001.

As of December 31, 2001, outstanding loans balances increased 13% over December 31, 2000. The most significant loan growth occurred in permanent mortgage loans, including commercial mortgage loans, fixed rate home equity loans and residential mortgage loans, which increased by 33%. Commercial mortgage loans increased by 46%, while residential mortgage loan balances, spurred on by increases in refinancing of residential mortgage loans due to declining residential mortgage loan rates in 2001, increased by 71% and fixed rate home equity loans decreased by 10%, as homeowners took the opportunity to refinance these balances into lower costing residential first mortgages. Commercial and industrial loans grew by 14% and construction loan outstanding balances increased 92%. A 29% decrease in outstanding consumer loans is due primarily to continued run-off of indirect automobile loans, which was planned by the Bank, as well as the repayment by home equity loan borrowers, as they chose to refinance these balances into first mortgages. The yield on average earning assets decreased by 70 basis points from 8.3% in 2000 to 7.6% in 2001.

Average deposits increased $12,025,000 or 3% during 2001. Average outstanding CD balances increased by 10%. Average outstanding money market account balances grew by 1% and average non-interest-bearing demand deposits were up by 7%. Average outstanding NOW account and savings account balances decreased by 1% and 3%, respectively. Average outstanding short-term borrowings and federal funds purchased increased by 14%. The cost of funds for the Bank averaged 1.6% for 2001 compared to 1.9% for 2000, a 30 basis point decrease.

Loan Loss Provision

The Bank increased its annual loan loss provision from $250,000 for 2000 to $1,200,000 for 2001. During 2001 the Bank had write-offs totaling $1,169,000. The majority of this write-off was to one commercial borrower. A small recovery was received on the charged-off loan. In addition to replenishing the provision for the amount written-off, the provision was increased to allow for additional loan deterioration within the existing loan portfolio, associated with a decline in the economy and the growth in the loan portfolio. The allowance for loan losses was $4,928,000 and $4,320,000 as of December 31, 2001 and 2000,
respectively. Delinquencies, as a percentage of outstanding loans, amounted to 11 basis points and 20 basis points as of December 31, 2001 and 2000, respectively. Nonperforming loans amounted to $43,000 at December 31, 2001, a 47% decrease from $81,000 at December 31, 2000. There was no OREO recorded on the Bank's books at either year-end. The allowance for loan losses, as a percentage of outstanding loans, was 1.23% as of December 31, 2001, compared to 1.22% as of December 31, 2000. Bank management has determined that the 2001 loan loss provision was sufficient to maintain an adequate level of the allowance for loan losses during 2001.

A summary of the changes in the allowance for loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - Allowance for Loan Losses

                                                December 31,
                                     ----------------------------------------
 (dollars in thousands)               2001     2000     1999    1998    1997
                                     ----------------------------------------
 Allowance for loan losses:
 Balance, January 1................  $4,320   $4,400   $4,100  $4,074  $4,182
                                     ----------------------------------------
 Charge-offs:
 Commercial and industrial.........    (940)     (32)     (10)    (42)   (196)
 Real estate--construction.........      --       --       --      --      --
 Real estate--mortgage.............     (51)     (12)      22*    (22)     --
 Consumer..........................    (178)    (355)    (209)   (179)   (237)
                                     ----------------------------------------
 Total charge-offs.................  (1,169)    (399)    (197)   (243)   (433)
                                     ----------------------------------------
 Recoveries:
 Commercial and industrial.........      63        3       87     100     102
 Real estate--construction.........     476       --      116      --      --
 Real estate--mortgage.............      --       --       --      --      --
 Consumer..........................      38       66       44      19      23
                                     ----------------------------------------
 Total recoveries..................     577       69      247     119     125
                                     ----------------------------------------
 Net recoveries/ (charge-offs).....    (592)    (330)      50    (124)   (308)
 Provision for loan losses.........   1,200      250      250     150     200
                                     ----------------------------------------
 Balance, December 31..............  $4,928   $4,320   $4,400  $4,100  $4,074
                                     ----------------------------------------
 Net recoveries/(charge-offs) to
  average loans....................   (0.16)%  (0.10)%   0.02% (0.05)%  (0.12)%

* The negative charge-off of $22,000 in real estate--mortgage loans in 1999 reflects the adding back to the loan loss reserve of an amount previously charged off, in conjunction with the acquisition of other real estate owned.

TABLE 6 - Allocation of the Allowance for Loan Losses

The table below allocates the balance of the allowance for loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

                                                    December 31,
                          --------------------------------------------------------------------
                              2001          2000          1999          1998          1997
                          --------------------------------------------------------------------
                                   %             %             %             %             %
                                 Loans         Loans         Loans         Loans         Loans
                                  to            to            to            to            to
                                 Total         Total         Total         Total         Total
(dollars in thousands)           Loans         Loans         Loans         Loans         Loans
                          --------------------------------------------------------------------
Balance at end of period
 applicable to:
Commercial and
 industrial.............  $2,729  39.1% $1,193  41.5% $  151  39.7% $  427  31.8% $  316  28.1%
Real estate--
 construction...........     214   5.1       7   3.0      33   4.2      81   4.7   1,111   5.1
Real estate--mortgage...   1,019  45.0      56  38.3     228  35.4     161  39.3     184  38.2
Consumer................     316  10.8     248  17.2     279  20.7     301  24.2     465  28.6
Unallocated.............     650    --   2,816    --   3,709    --   3,130    --   1,998    --
                          --------------------------------------------------------------------
 Total..................  $4,928 100.0% $4,320 100.0% $4,400 100.0% $4,100 100.0% $4,074 100.0%
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

Refer to page 34 for further discussion of the Corporation's loan review process.

Other Income

The following table details other income for the years ended December 31, 2001 and 2000, and the percent change from year to year:

TABLE 7 - Other Income

(dollars in thousands)                                   2001    2000   % Change
                                                        --------------------
Fees for trust services................................ $ 8,737 $ 8,973     (3%)
Service charges on deposit accounts....................   1,540   1,144     35%
Other fees and service charges.........................     718   1,024    (30%)
Net gain on sale of loans..............................   5,221   1,240    321%
Gain on the sale of other real estate owned............      --      14   (100%)
Fees earned from family business office services.......   2,564   2,429      6%
Investment advisory and brokerage fees.................     296     957    (69%)
Tax consulting fees....................................      --     793   (100%)
Insurance commission income............................     252     191     32%
Other operating income.................................   1,502     962     56%
                                                        --------------------
 Total other income.................................... $20,830 $17,727     18%
                                                        --------------------

In addition to net interest income, the Bank's three operating segments, as well as BMA, ICBM, B M Brokerage, BMAM, JWR&Co, and BM Finance generate various streams of fee-based income, including investment management and trust income, service charges on deposit accounts, loan servicing income, consulting fees and gains/losses on loan sales.

As discussed in the "Lines of Business" section on pages 14-16, the increase in other income in 2001 from 2000 levels was primarily a result of an increase in revenues from gains on the sale of residential mortgage loans in the secondary market.

Fees for investment management and trust services declined $236,000 or 3% from year to year. Refer to the discussion under the heading "Wealth Management Line of Business" on page 15 of this report.

As discussed in the "Mortgage Banking Line of Business" section, the $3,981,000 or 321% increase in gains on the sale of residential mortgage loans was directly attributable to a $255,559,000 or 356% increase in the volume of residential mortgages sold, compared to 2000, partially offset by a 13 basis point decrease in the yield on the sale of residential mortgage loans to the secondary mortgage market.

Fees from the JWR&Co family office business amounted to $2,564,000 for 2001, a $135,000 or 6% increase from fees earned in 2000. This increase is directly attributable to increased client activity during 2001 compared to 2000.

Service charges on deposit accounts increased $396,000 or 35%, due primarily to a decrease in the earnings credit applied to offset charges to deposit accounts. This decrease allowed the Bank to increase its actual fees charged over 2000 levels. The Bank also revised its fee schedule for services in 2001, thereby increasing fee income.

Investment advisory and brokerage fees declined $661,000 or 69% from $957,000 for 2000 to $296,000 for 2001. The primary reason for this decline was the decision to discontinue the operations of BMAM during 2001.

Insurance commission income increased $61,000 or 32% from $191,000 for 2000 to $252,000 for 2001. During 2001, ICBM entered into the Marketing Agreement with PCP&B, thereby expanding their base of business. ICBM has also generated new client relationships in both the property and casualty line of business, as well as the life and employee benefits line of business.

Other operating income increased $540,000 or 56% in 2001 from 2000 levels, primarily due to sweep fees paid on the commercial and personal accounts, which grew by $380,000. This fee growth is directly attributable to the fees charged for the movement of bank's customers balances to off-balance sheet mutual funds. The funds being moved increased from $126,752,000 at December 31, 2000 to $168,337,000 at December 31, 2001.

Other fees and services decreased $306,000 or 30% from 2000 levels. As borrowers chose to refinance residential mortgage loans during 2001, unamortized mortgage servicing rights ("MSRs"), associated with the loans being paid off had to be fully amortized. The significant volume of refinancing activity referred to under the Mortgage Banking section was primarily responsible for a reduction in income of $581,000 in MSRs in 2001 compared to $45,000 in 2000. BMT Mortgage Company, a division of the Bank, refinanced a large portion of the loans paid off. Therefore, as the new residential mortgage loans were sold, the MSR balances were replaced.

Other Expenses

The following table details other expenses for the years ended December 31, 2001 and 2000, and the percent change from year to year:

TABLE 8 - Other Expenses

(dollars in thousands)                                  2001    2000    % Change
                                                       ---------------------
Salaries - regular.................................... $14,048 $13,859       1%
Salaries - other......................................   2,036   1,043      95%
Employee benefits.....................................   2,819   1,849      52%
Occupancy expense.....................................   2,111   2,100       1%
Furniture, fixtures and equipment.....................   1,964   2,140      (8%)
Advertising...........................................     959   1,235     (22%)
Professional fees.....................................     552   1,667     (67%)
Computer processing...................................     596     556       7%
Stationery and supplies...............................     360     391      (8%)
Insurance.............................................     163     526     (69%)
Goodwill..............................................     165     324     (49%)
Net cost of operation of other real estate owned......      --      (1)   (100%)
Other operating expenses..............................   3,970   4,007      (1%)
                                                       ---------------------
 Total other expenses................................. $29,743 $29,696       0%
                                                       ---------------------

Other expenses increased for the year ended December 31, 2001, by $47,000, practically even with 2000. Regular salaries, consisting of regular, part time and overtime salary expense, the largest component of other expenses, rose 1%. Increases in regular salary expenses for 2001 were partially offset by the elimination of regular salary expense associated with BMA, whose operations were discontinued at December 31, 2000. As of December 31, 2001, the Corporation's consolidated full-time equivalent staffing level was 256.0 compared to 269.0 as of December 31, 2000.

Other salaries increased $993,000 or 95% from 2000 to 2001. The increase in 2001 was directly related to incentive-based compensation, which is directly related to corporate profitability.

Employee benefit costs increased $970,000 or 52% in 2001 from 2000 levels. Of this increase, $770,000 relates to the Corporation's pension plan, which produced net income of $74,000 in 2001 compared to net income of $843,000 in 2000. As presented in Note 11 of this report "Pension and Postretirement Benefits", a number of factors are responsible for this decrease in net pension income. Interest costs, associated with the pension plan, increased by $156,000 for 2001, compared to 2000 and the amortization of the actuarial gain decreased by $559,000. These two items account for $715,000 of the $770,000 decrease in net pension income from 2000 to 2001. Pension assets are invested in a variety of investments including equity stocks, bonds and cash equivalents. Primarily due to the economic impact on the stock market during 2001, pension assets declined in value by $1,598,000. Partially offsetting this decrease was a 75 basis point increase in the expected return on plan assets, from 8.5% for 2000 to 9.25% for 2001. The expected rate of return is determined based on a number of factors, including the mix of investments held in the portfolio and recent historical rates earned on the respective investments. The cost of the Bank's medical insurance rose by $70,000.

Occupancy expense was practically level with similar expenses in 2000, growing by $11,000. Furniture, fixtures and equipment expenses decreased by $176,000 or 8% from 2000 to 2001. Limited capital expenditures are primarily responsible for this decrease.

Advertising decreased $276,000 or 22%, reflecting a reduction in the Corporation's advertising campaign in 2001, compared to 2000.

The cost of professional fees declined by $1,115,000 or 67%. The primary reasons for this decrease was a decline of $351,000 in the Bank's legal fees and a $422,000 decrease in professional fees associated with BMAM. The decrease in Bank legal fees was the result of a reduction of fees in 2001 compared to 2000 and a recovery in 2001 of $221,000 in legal fees related to a prior problem loan. The reduction in BMAM's professional fees was due to the termination of relationships with outside business solicitors during 2000.

Insurance expense decreased by $363,000 or 69%. Insurance expense is composed of the premiums paid to The Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, as well as the cost of the Corporation's business insurance coverage. FDIC insurance premiums decreased $5,000 or 7% from 2000 to 2001. The cost of the Bank's business insurance premiums decreased by $244,000 or 57% in 2001 compared to 2000 premium levels, due to lower premiums being negotiated for the 2001 insurance renewals.

During 2000, because of the changes in management, the remaining balance of goodwill related to the acquisition of BMAM was written-off of the Corporation's books. This is the reason for the $159,000 decrease in goodwill expense in 2001, compared to 2000. The remaining goodwill relates to the acquisition of JWR&Co, which has an amortization period of 20 years. Under Statement of Financial Accounting Standard No. 142--"Goodwill and Other Intangible Assets", unless impairment of goodwill is indicated, goodwill will no longer be written off. Therefore, in 2001 goodwill was being amortized on a straight-line method and in subsequent years, unless impairment of the goodwill is indicated, will no longer be written off.

Other operating expenses decreased $37,000 or 1% from 2000 to 2001. During 2001, the Bank reported a recovery of other expenses associated with a prior problem loan of $134,000. Exclusive of this recovery, other operating expenses increased by 2% in 2001, compared to 2000.

Income Taxes

Federal income taxes for 2001 were $4,770,000, compared to $4,325,000 for 2000. This represents an effective tax rate of 34.3% and 34.0% for 2001 and 2000, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. See Note 10 to the consolidated financial statements.

FINANCIAL CONDITION

Investment Securities

Management has elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $26,222,000 and $26,907,000 as of December 31, 2001 and 2000, respectively. The amortized cost of the portfolio as of December 31, 2001 was $25,807,000, resulting in net unrealized gains of $415,000. The amortized cost of the portfolio at December 31, 2000 was $26,971,000, resulting in net unrealized losses of $64,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December, 31, 2001, are as follows:

TABLE 9 - Investment Portfolio

                                             Maturing Maturing
                                               from     from
                                    Maturing   2002     2006   Maturing
                                     during  through  through   after
(dollars in thousands)                2002     2006     2011     2011    Total
                                    -------------------------------------------
Obligations of the U.S. Government
 and agencies:
Book value........................   $2,044  $20,833    $--     $   --  $22,877
Weighted average yield............     5.9%     5.3%     --         --     5.4%
State and political subdivisions:
Book value........................      958      450     --         --    1,408
Weighted average yield............     6.3%     6.5%     --         --     6.4%
Other investment securities:
Book value........................       --       --     87      1,850    1,937
Weighted average yield............       --       --     --       6.5%     6.2%
                                    -------------------------------------------
Total book value..................   $3,002  $21,283    $87     $1,850  $26,222
Weighted average yield............     6.0%     5.3%     --       6.5%     5.5%

In addition to $5,365,000 in maturities during 2001, $14,000,000 in investments were called and $588,000 of Federal Home Loan stock was redeemed as a result of the level of short term borrowings. During 2001, purchases of investment securities amounted to $18,793,000. Those transactions, and the $479,000 increase in unrealized gains on the investment portfolio were primarily responsible for the $685,000 or 3% decrease in the investment portfolio from December 31, 2000, to December 31, 2001. At December 31, 2001, approximately 86% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal lines of credit (the Bank's "CreditLine" product) are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:


TABLE 10 - Loan Portfolio

                                                    December 31
                                    --------------------------------------------
 (in thousands)                       2001     2000     1999     1998     1997
                                    --------------------------------------------
 Real estate loans:
 Permanent mortgage loans.........  $177,450 $135,777 $134,495 $110,535 $102,474
 Construction loans...............    20,416   10,642   14,398   13,204   13,647
 Commercial and industrial loans..   167,452  147,398  119,835   89,368   75,474
 Consumer loans...................    35,521   60,767   70,211   68,078   76,963
                                    --------------------------------------------
 Total............................  $400,849 $354,584 $338,939 $281,185 $268,558
                                    --------------------------------------------

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 2001, is shown below.

                                                      Maturing
                                                        from
                                             Maturing   2003   Maturing
                                              during  through   after
 (in thousands)                                2002     2006     2006    Total
                                             -----------------------------------
 Commercial, financial, and agricultural...  $ 88,971 $40,862  $37,619  $167,452
 Real estate--construction.................    11,534   8,882       --    20,416
 Real estate--other........................       610  15,178   52,118    67,906
                                             -----------------------------------
 Total.....................................  $101,115 $64,922  $98,737  $255,774
                                             -----------------------------------
 Interest sensitivity on the above loans:
 Loans with predetermined rates............  $  7,246 $41,747  $36,908  $ 85,901
 Loans with adjustable or floating rates...    93,869  23,175   52,829   169,873
                                             -----------------------------------
 Total.....................................  $101,115 $64,922  $89,737  $255,774
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
  Residential........... $ 62,038 $     --       -- $ 62,038 $       -- $        -- $       -- $       342
  Commercial............   67,867       39       --   67,906         --          --         --         373
  Home equity...........   47,414       87       15   47,516         15          --         15         304
                         -------------------------------------------------------------------------------------
 Total permanent
 mortgage loans.........  177,319      126       15  177,460         15          --         15       1,019
 Construction mortgage
 loans:
  Residential...........   13,675       --       --   13,675         --          --         --         143
  Commercial............    6,741       --       --    6,741         --          --         --          71
                         -------------------------------------------------------------------------------------
 Total construction
 mortgage loans.........   20,416       --       --   20,416         --          --         --         214
                         -------------------------------------------------------------------------------------
 Total real estate
 loans..................  197,735      126       15  197,876         15          --         15       1,233
 Commercial and
 industrial loans.......  167,452       --       --  167,452         --          --         --       2,729
                         -------------------------------------------------------------------------------------
 Total commercial and
 industrial loans.......  167,452        -       --  167,452         --          --         --       2,729
                         -------------------------------------------------------------------------------------
 Consumer loans:
  Direct................    6,398       13        8    6,419          8          --          8          57
  Indirect..............   24,508      244       17   24,769         17          --         17         220
  CreditLine............    4,329        1        3    4,333          3          --          3          39
                         -------------------------------------------------------------------------------------
 Total consumer loans...   35,235      258       28   35,521         28          --         28         316
 Unallocated reserve for
 loan loss..............       --       --       --       --         --          --         --         650
                         -------------------------------------------------------------------------------------
Total................... $400,422 $    384 $     43 $400,849 $       43 $        -- $       43 $     4,928
                         -------------------------------------------------------------------------------------

* Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $43,000 includes the $43,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent included in nonperforming loans.

The Bank's lending function is its principal income generating activity, and it is the Bank's policy to continue to serve the credit needs of its market area. Total loans at December 31, 2001 increased 13% to $400,849,000 from $355,006,000 as of December 31, 2000.

The largest growth in outstanding balances occurred in permanent mortgage loans, which consist of commercial and residential mortgages, as well as home equity loans. These balances increased by 31% or $41,683,000 during 2001, from $135,777,000 at December 31, 2000, to $177,460,000 at December 31, 2001. This
growth was due primarily to a $25,778,000 or 71% increase in residential mortgage loans and a $21,437,000 or 46% increase in outstanding commercial mortgage loans. Included in the $25,778,000 increase in residential mortgage loans was $22,058,000 in residential second mortgage loans and $4,103,000 in residential mortgage loans classified as available-for-sale from year-end 2000 to year-end 2001. The Bank began making residential second mortgage loans in 2001. Partially offsetting these increases were decreases in the balances of residential mortgage loans that were classified as held to maturity.

Commercial and industrial loan balances grew $20,054,000 or 14% from $147,398,000 at December 31,2000 to $167,452,000 at December 31, 2001.
Continued increased business development in the Bank's commercial lending market area is the primary reason for this strong growth.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank's market area, decreased $25,668,000 or 42%, from $61,189,000 at December 31, 2000, to $35,521,000 at December 31,
2001. A $20,772,000 or 46% decrease in outstanding indirect automobile paper, from $45,096,000 at December 31, 2000 to $24,324,000 at December 31, 2001, is
primarily responsible for this decrease. Competition from automobile manufacturers' credit facilities and lower costing financing from home equity loans continues to be a source of major competition for this product.

As of December 31, 2001, the construction loans portfolio increased by $9,774,000 or 92%, from $10,642,000 at December 31, 2000, to $20,416,000 at

December 31, 2001. As of December 31, 2001 and 2000, the construction lending portfolio had neither any nonperforming loans nor any loans delinquent 30 days or more.

Off-Balance Sheet Commitments

The Bank has financial instruments with off-balance sheet risk that are necessary to help our customers meet their financing needs. These instruments have elements of credit risk that exceed the amount recognized in the consolidated statements of financial condition. These financial instruments include commitments to extend credit, subject to certain terms and conditions, of $138,805,000 at December 31, 2001 and $126,522,000 at December 31, 2000.
Stand-by letters of credit were $9,637,000 and $10,699,000 as of December 31, 2001 and December 31, 2000, respectively. Please refer to note 14 for expanded discussion of off-balance sheet commitments.

Deposits

The Bank attracts deposits from within its market area by offering various deposit instruments, including savings accounts, NOW accounts, money market accounts, and certificates of deposit.

Total deposits increased 1% to $391,059,000 at December 31, 2001, from $386,966,000 at year-end 2000. Short-term borrowings increased by $20,000,000 from December 31, 2000 to December 31, 2001. The increase in short-term borrowings is a result of the increase in loan balances. A more meaningful measure of the change in deposits and short-term borrowings is average daily balances. As illustrated in Table 12, average daily deposit balances increased 3%. While average higher costing short-term borrowings and CDs grew in 2001, the ability to lower overall interest rates paid for interest-bearing deposits and short-term borrowings was primarily responsible for a 30 basis point decrease in the average cost of funds for 2001, compared to 2000. The average cost of funds for 2001 was 1.6% compared to 1.9% for 2000.


The following table presents the average balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

                                                                        Change
                                                   Change                2000
(dollars in thousands)          2001     2000   2001 vs. 2000   1999    vs. 1999
                              --------------------------------------------
Demand deposits,
 non-interest-bearing........ $102,877 $ 96,215      6.9%     $ 92,098    4.5%
                              --------------------------------------------
Market rate accounts.........   51,022   50,633      0.8        49,871    1.5
NOW accounts.................   99,196  100,158     (1.0)       93,769    6.8
Regular savings..............   40,024   41,350     (3.2)       40,865    1.2
                              --------------------------------------------
                               190,242  192,141     (1.0)      184,505    4.1
                              --------------------------------------------
Time deposits................   78,081   70,819     10.3        65,000    9.0
                              --------------------------------------------
Total........................ $371,200 $359,175      3.3%     $341,603    5.1%
                              --------------------------------------------

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 2001:

TABLE 13 - Maturity of Certificates of Deposit of $100,000 or Greater

(in thousands)
Three months or less................................................... $16,180
Three to six months....................................................   3,168
Six to twelve months...................................................   3,895
Greater than twelve months.............................................     122
                                                                        -------
Total.................................................................. $23,365
                                                                        -------

Capital Adequacy

At December 31, 2001, total shareholders' equity of the Corporation was $57,307,000, a $6,337,000 or 12% increase over $50,970,000 at December 31,
2000. Increasing the capital was the addition of earnings, less dividends for the year, as well as the increase in the market value of the investment securities year to year. As of December 31, 2001, shareholders' equity included unrealized gains on investment securities, net of deferred taxes, of $274,000 compared to unrealized losses on investment securities, net of taxes, of $42,000 at December 31, 2000. This change caused a $316,000 increase to shareholders' equity from December 31, 2000 to December 31, 2001.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines, risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank's risk-based capital ratios at December 31, 2001 and 2000 are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-based Capital Ratios

                                                      2001             2000
                                                         Minimum          Minimum
                                                 Actual  Required Actual  Required
                                                 -----------------------------
Tier I capital ratio............................ 10.34%    4.00%   9.77%    4.00%
Total capital ratio............................. 11.53     8.00   10.91     8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of "well-capitalized" to a low of "critically under-capitalized". As of December 31, 2001 and 2000, the Bank exceeded the levels required to meet the definition of a "well-capitalized" bank.

Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as "well-capitalized."

The Corporation's ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank's nonaccrual and past due loans as of December 31, 2001. It is the Bank's policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 2001.

Asset Quality

The Bank is committed to maintaining and developing quality assets. Loan growth is generated primarily within the Bank's market area, which includes Montgomery, Delaware, and Chester Counties. Loan and deposit growth is also generated in portions of Bucks and Philadelphia Counties. The development of quality loan growth is controlled through a uniform lending policy that defines the lending functions and goals, loan approval process, lending limits, and loan review.

Nonperforming loans were $43,000 at December 31, 2001, a 47% decrease from $81,000 at December 31, 2000. There were no OREO properties on the Bank's books as of December 31, 2001 or 2000.

Total nonperforming assets, which include nonaccruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 2001.

TABLE 15 - Nonperforming Assets

                                                            December 31,
                                                     --------------------------
(in thousands)                                       2001 2000 1999 1998  1997
                                                     --------------------------
Loans past due 90 days or more not on nonaccrual
 status:
 Real estate--mortgage.............................. $15  $18  $ 19 $ 84 $   72
 Consumer...........................................  28   63    53   56     27
Loans on which the accrual of interest has been
 discontinued:
 Commercial and industrial..........................  --   --    --   --    347
 Real estate--mortgage..............................  --   --   720  353    723
 Real estate--construction..........................  --   --    --   --     --
                                                     --------------------------
Total nonperforming loans...........................  43   81   792  493  1,169
Other real estate owned and in-substance foreclosed
 properties *.......................................  --   --    --  271     25
                                                     --------------------------
Total nonperforming assets.......................... $43  $81  $792 $764 $1,194
                                                     --------------------------

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $84,000 for the year ended December 31, 2001. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $24,000 in 2001.

*   Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the "Committee") that periodically reviews the status of all nonaccrual, impaired loans, and loans criticized by the Bank's regulators. An independent consultant is retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. The methodology used to arrive at an appropriate allowance for loan loss involves a high degree of management judgement. It is the goal of this loan loss reserve adequacy process to provide a loan loss reserve sufficient to address the Bank's risk of loan losses, in the existing loan portfolio, during various economic cycles. During the review of the loan loss reserve, the Committee considers allocations of the loan loss reserve to specific loans on a loan-by-loan basis. Also considered is an inherent loan loss in specific pools of similar loans, based on prior historical loss activity and the impact of the current economic environment. The sum of all analyzed loan components is compared to the loan loss reserve balance, and any adjustments deemed necessary to the loan loss reserve balance are made on a timely basis.

The Corporation is regulated and periodically inspected by The Federal Reserve Board. The Bank, a state member bank of the Federal Reserve System and the

Pennsylvania Department of Banking, is also regulated and periodically examined by both these entities. There are no recommendations by the regulators, which would have a material effect on the Corporation's asset quality, liquidity, capital resources, or results of operations.

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

As shown in the following table, the Bank is presently asset interest rate sensitive in the short-term, 30 days or less, category.

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 2001

                                                 Repricing Periods
                         -----------------------------------------------------------------------
                         0 to 30   31 to 90  91 to 180  181 to 365   Over    Non-Rate
(dollars in thousands)     Days      Days      Days        Days     1 Year   Sensitive   Total
                         -----------------------------------------------------------------------
Assets:
 Interest-bearing
  deposits with other
  banks................. $    516  $     --  $     --    $     --  $     --  $      --  $    516
 Federal funds sold.....       --        --        --          --        --         --        --
 Investment securities..       83     5,500     1,500       6,950    10,025      2,164    26,222
 Loans..................  141,862     9,946    15,745      42,098   191,416     (4,928)  396,139
 Cash and due from
  banks.................       --        --        --          --        --     28,157    28,157
 Other assets...........       --        --        --          --        --     25,789    25,789
                         -----------------------------------------------------------------------
  Total assets.......... $142,461  $ 15,446  $ 17,245    $ 49,048  $201,441  $  51,182  $476,823
                         -----------------------------------------------------------------------
Liabilities and
 shareholders' equity:
 Demand, noninterest-
  bearing............... $ 24,081  $     --  $     --    $     --  $     --  $  86,483  $110,564
 Savings deposits.......    6,828    13,657    20,485      40,971   122,911         --   204,852
 Time deposits..........   13,264    15,198    16,342      23,612     7,227         --    75,643
 Other liabilities......   20,000        --        --          --        --      8,457    28,457
 Shareholders' equity...       --        --        --          --        --     57,307    57,307
                         -----------------------------------------------------------------------
  Total liabilities and
   shareholders' equity. $ 64,173  $ 28,855  $ 36,827    $ 64,583  $130,138  $ 152,247  $476,823
                         -----------------------------------------------------------------------
Gap..................... $ 78,288  $(13,409) $(19,582)   $(15,535) $ 71,303  $(101,065) $     --
Cumulative gap.......... $ 78,288  $ 64,879  $ 45,297    $ 29,762  $101,065  $      --  $     --
Cumulative earning
 assets as a ratio of
 interest-bearing
 liabilities............      222%      170%      135%        115%      131%      100%        --

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, loan prepayments, and deposit withdrawals. As of year-end 2001, based on an analysis of the results from the simulation models, the Bank's interest rate risk was within the acceptable range as established by the Bank's Asset/Liability Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation's management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation's liquidity, capital resources, or results of operations in the future.

Liquidity

The Bank's liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans to the secondary market, and borrowing from the Federal Home Loan Bank of Pittsburgh (the "FHLB").

The Bank's liquid assets include cash and cash equivalents, as well as certain unpledged investment securities. Bank management has developed a liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Periodically, ALCO reviews the Bank's liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank's Board of Directors.

During 2001, cash provided by operations amounted to $5,709,000. This was a $3,417,000 decrease from $9,126,000 of net income. This decrease was due primarily to the net use of funds related to loan sale activity, which used $3,186,000 of net funding in 2001. Cash used for investing activities amounted to $38,648,000. Investment activity provided $1,160,000 in cash, as the balance in the investment portfolio decreased by 3% at December 31, 2001, compared to December 31, 2000. The net funding of loans and purchase of indirect automobile paper used $38,450,000 in funding. The cost of premises' improvements and the purchase of equipment used $1,562,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Bank's financing activities, which provided $20,239,000 in net cash, primarily the result of a $20,000,000 increase in short-term borrowings from the FHLB. The Corporation used $42,000 in repayment of its mortgage debt. The Corporation received $1,562,000 in proceeds from the issuance of common stock, related to stock option exercises and used $2,259,000 to repurchase common stock, pursuant to the Stock Repurchase Program, and $3,115,000 to pay the dividends in 2001. The Corporation's cash and cash equivalents decreased from December 31, 2000, to December 31, 2001, by $12,700,000, from $41,373,000 at December 31, 2000 to $28,673,000 at December 31, 2001.

2000 VS. 1999 RESULTS OF OPERATIONS

Net Income

Net income for the year ended December 31, 2000, was $8,261,000, a 4% increase over net income of $7,961,000 for the year ended December 31, 1999. There were a number of non-recurring items in both
1999 and 2000 results. Exclusive of these non-recurring items, in each year, net income grew by 10% in 2000 over 1999. Basic earnings per share rose from $1.83 in 1999 to $1.92 in 2000. Diluted earnings per share were $1.75 for 1999 compared to $1.85 in 2000. In 1999, the Corporation paid dividends of $0.60 per share. In 2000, the Corporation paid dividends of $0.68 per share.

Return on average assets was 1.99% for 1999 compared to 1.94% in 2000. Return on average equity was 17.97% in 1999 versus 17.20% in 2000.

Net Interest Income

Average earning assets grew 7%, primarily in higher yielding loans, which grew by 12%. The growth in higher yielding earning assets was primarily responsible for a $3,668,000 or a 13% rise in interest income.

Average outstanding deposits, short-term borrowing and federal funds purchased also increased by 7%, with non-interest bearing checking accounts growing by 4% and NOW accounts growing by 7%. Average short-term borrowings increased by 107%. The cost of funds for the Bank averaged 1.90% for 2000 compared to 1.70% for 1999, a 20 basis point increase.

Net interest income increased 11% and the net interest margin increased from 6.12% for 1999 to 6.33% for 2000.

Loan Loss Provision

The provision for loan losses amounted to $250,000 for both 2000 and 1999. The ratio of the allowance for loan losses to total outstanding loans was 1.22% and 1.30% at December 31, 2000 and 1999, respectively.

Other Income

Other income decreased $359,000 or 2% in 2000 from 1999 levels. This decrease in other income was primarily a result of a decrease in revenues from investment management and trust services. The movement of some client accounts, due to resignations in 1999, and an overall decline in asset values related to a decline in the values of the stock market were the primary causes for this decrease.

Other Expenses

Other expenses increased by $1,240,000 or 4% in 2000 over 1999. Regular salaries increased $1,413,000 or 11%, due primarily to merit increases and staffing additions. Salaries--other, primarily incentive based, decreased $1,183,000 or 53%. The decrease was primarily related to a decrease in the Corporation's overall incentive-based compensation, which decreased $1,109,000 from $1,609,000 at December 31, 1999 to $500,000 at December 31, 2000.

Employee benefit costs decreased by $485,000 or 21%. Of this decrease, $849,000 relates to the Corporation's pension plan, which produced a net income of $843,000 in 2000 compared to an expense of $6,000 in 1999. The two factors that contributed to the reduction in the cost of the pension plan were the growth in the value of the pension plan's assets and strong investment performance by the pension plan assets. Partially offsetting this income was an increase in the cost of the Bank's medical insurance, which rose by $173,000.

Occupancy expenses and furniture, fixtures and equipment expenses increased $172,000 or 9% in 2000, compared to 1999.

The cost of professional fees increased by $519,000 or 45%. The primary reason for this difference was an increase of $493,000 in legal fees. This was the result of the combined effect of a recovery in 1999 of $278,000 in legal fees related to a prior problem loan and an increase in legal fees in 2000 related to litigation and other legal matters. Stationery and supplies expense increased $54,000 or 15%, due primarily to additional costs in 2001 for the production of new product brochures and letterhead for the new subsidiaries.

Insurance, including the Corporation's business coverage premiums and FDIC deposit insurance premiums, increased by $153,000 or 41% in 2000 compared to 1999. FDIC insurance premiums increased $34,000 or 92%, primarily the result of increased deposits and an increase in the rates paid for FDIC insurance over prior year's rates. The Corporation's business insurance premiums accounted for the remainder of this increase in 2000 compared to 1999 premium levels.

During 2000, because of changes in management, the remaining balance of goodwill related to the acquisition of BMAM was written off the Corporation's books. This is the reason for the $141,000 increase in goodwill expense in 2000, compared to 1999.

Other operating expenses increased $423,000 or 12% from 1999 to 2000. The largest increase was in hiring fees paid for staffing additions, which increased $198,000 in 2000 compared to 1999.

Income Taxes

The Federal income tax provision for 2000 was $4,325,000, or a 34.0% effective rate, compared to $3,876,000, or a 32.8% effective rate, for 1999.

Consolidated Balance Sheets

                                                             (in thousands)
As of December 31                                             2001     2000*
                                                            ------------------
Assets
Cash and due from banks.................................... $ 28,157  $ 34,656
Interest-bearing deposits with other banks.................      516       322
Federal funds sold.........................................       --     6,395
Investment securities available for sale, at market value
 (amortized cost of $25,807 and $26,971 at December 31,
 2001 and 2000, respectively)..............................   26,222    26,907
Loans......................................................  400,849   354,584
 Less: Allowance for loan losses...........................   (4,928)   (4,320)
                                                            ------------------
  Net loans................................................  395,921   350,264
                                                            ------------------
Premises and equipment, net................................   12,478    12,394
Accrued interest receivable................................    2,222     2,980
Goodwill...................................................    2,805     2,970
Deferred federal income taxes..............................      514       772
Mortgage servicing rights..................................    2,206       373
Other assets...............................................    5,782     6,392
                                                            ------------------
  Total assets............................................. $476,823  $444,425
                                                            ------------------
Liabilities
Deposits:
 Demand, noninterest-bearing............................... $110,564  $115,630
 Savings...................................................  204,852   201,434
 Time......................................................   75,643    69,902
                                                            ------------------
  Total deposits...........................................  391,059   386,966
                                                            ------------------
Short term borrowings......................................   20,000        --
Other liabilities..........................................    8,457     6,489
                                                            ------------------
  Total liabilities........................................  419,516   393,455
                                                            ------------------
Commitments and contingencies (Note 14)

Shareholders' equity
Common stock, par value $1, authorized, 25,000,000 shares,
 issued 5,329,675 shares and 5,203,719 shares as of
 December 31, 2001 and 2000, respectively, and outstanding
 4,322,121 shares and 4,272,046 shares as of December 31,
 2001 and 2000, respectively...............................    5,330     5,204
Paid-in capital in excess of par value.....................    6,676     4,604
Accumulated other comprehensive income (loss) net of
 deferred income taxes.....................................      274       (42)
Retained earnings..........................................   56,499    50,488
                                                            ------------------
                                                              68,779    60,254
                                                            ------------------
Less: Common stock in treasury, at cost -- 1,007,554 and
 931,673 shares at December 31, 2001 and 2000,
 respectively..............................................  (11,472)   (9,284)
                                                            ------------------
  Total shareholders' equity...............................   57,307    50,970
                                                            ------------------
  Total liabilities and shareholders' equity............... $476,823  $444,425
                                                            ------------------

The accompanying notes are an integral part of the consolidated financial statements.
*Reclassified for comparative purposes.

Consolidated Statements Of Income

                            (in thousands, except for share and per share data)

For the years ended
December 31                      2001              2000              1999
                           -----------------------------------------------------
Net interest income:
Interest income:
 Interest and fees on
  loans..................  $          28,601 $          29,856 $          25,724
 Interest on federal
  funds sold.............                321               373               609
 Interest and dividends
  on investment
  securities:
 Taxable interest income.              1,211             1,512             1,702
 Tax-exempt interest
  income.................                 66               108               183
 Dividend income.........                112               136                99
                           -----------------------------------------------------
  Total interest income..             30,311            31,985            28,317
 Interest expense on
  deposits...............              5,791             6,300             5,542
 Interest expense on
  federal funds
  purchased..............                 44                86                50
 Interest expense on
  other borrowings.......                467               686               265
                           -----------------------------------------------------
  Total interest expense.              6,302             7,072             5,857
                           -----------------------------------------------------
Net interest income......             24,009            24,913            22,460
Loan loss provision......              1,200               250               250
                           -----------------------------------------------------
Net interest income after
 loan loss provision.....             22,809            24,663            22,210
                           -----------------------------------------------------
Other income:
 Fees for investment
  management and trust
  services...............              8,737             8,973             9,784
 Service charges on
  deposit accounts.......              1,540             1,144             1,156
 Other fees and service
  charges................                718             1,024             1,016
 Net gain on sale of
  loans..................              5,221             1,240             1,028
 Fees earned from family
  business office
  services...............              2,564             2,429             1,947
 Investment advisory and
  brokerage fees.........                296               957             1,218
 Tax consulting fees.....                 --               793               702
 Insurance commission
  income.................                252               191               326
 Other operating income..              1,502               976               909
                           -----------------------------------------------------
  Total other income.....             20,830            17,727            18,086
                           -----------------------------------------------------
Other expenses:
 Salaries--regular.......             14,048            13,859            12,446
 Salaries--other.........              2,036             1,043             2,226
 Employee benefits.......              2,819             1,849             2,334
 Occupancy expense.......              2,111             2,100             1,928
 Furniture, fixtures, and
  equipment..............              1,964             2,140             1,968
 Advertising.............                959             1,235             1,290
 Professional fees.......                552             1,667             1,148
 Computer processing.....                596               556               560
 Stationery and supplies.                360               391               408
 Insurance...............                163               526               373
 Goodwill amortization...                165               324               183
 Other operating
  expenses...............              3,970             4,006             3,592
                           -----------------------------------------------------
  Total other expenses...             29,743            29,696            28,456
                           -----------------------------------------------------
Income before income
 taxes...................             13,896            12,694            11,840
Applicable income taxes..              4,770             4,433             3,879
                           -----------------------------------------------------
Net income...............  $           9,126 $           8,261 $           7,961
                           -----------------------------------------------------
Earnings per common
 share...................  $            2.11 $            1.92 $            1.83
Diluted earnings per
 common share............  $            2.05 $            1.85 $            1.75
Weighted-average shares
 outstanding.............          4,325,520         4,292,838         4,349,403
Dilutive potential common
 shares..................            127,090           161,408           193,915
                           -----------------------------------------------------
Adjusted weighted-average
 shares..................          4,452,610         4,454,246         4,543,318

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements Of Cash Flows

For the years ended December 31                    2001       2000      1999
                                                 -----------------------------
Operating activities:
Net income.....................................  $   9,126  $  8,261  $  7,961
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Provision for loan losses.....................      1,200       250       250
 Provision for depreciation and amortization...      1,712     1,624     1,319
 Loans originated for resale...................   (333,289)  (80,621)  (75,502)
 Proceeds from sale of loans...................    330,103    72,978    74,505
 Net gain on sale of loans.....................     (5,221)   (1,241)   (1,028)
 Net gain on disposal of other real estate.....         --       (14)      (45)
 Provision for deferred income taxes...........        (92)     (490)     (197)
 Change in income taxes payable/refundable.....       (328)     (299)       --
 Change in accrued interest receivable.........        758      (569)     (342)
 Change in accrued interest payable............         78       (43)      179
 Other.........................................      1,240    (2,405)    1,057
                                                 -----------------------------
  Net cash provided (used) by operating
   activities..................................      5,287    (2,569)    8,157
                                                 -----------------------------
Investing activities:
Purchases of investment securities.............    (18,793)     (445)  (42,553)
Proceeds from maturities of investment
 securities....................................      5,365     3,509    57,180
Proceeds from sales of investment securities
 available for sale............................        588       252        --
Proceeds from calls of investment securities...     14,000        --     6,000
Proceeds from repayment of note payable........        204        --        --
Proceeds on disposition of other real estate
 owned.........................................         --        14        45
Captialization of costs of other real estate
 owned.........................................         --        --       (41)
Net loan (originations) repayments.............    (36,484)    7,621   (21,728)
Purchase of automobile retail installment
 contracts.....................................     (1,544)  (15,556)  (33,951)
Cost of acquiring new subsidiaries.............         --        --    (1,975)
Purchases of premises and equipment............     (1,562)   (2,004)   (1,104)
                                                 -----------------------------
  Net cash used in investing activities........    (38,226)   (6,609)  (38,127)
                                                 -----------------------------
Financing activities:
Change in demand and savings deposits..........     (1,648)   24,216    14,216
Change in time deposits........................      5,741    (8,318)   14,495
Dividends paid.................................     (3,115)   (2,922)   (2,603)
Repayment of mortgage debt.....................        (42)      (37)      (30)
Proceeds from issuance of common stock.........      1,562        76       303
Change in borrowed funds.......................     20,000   (10,000)   10,000
Purchase of treasury stock.....................     (2,259)   (1,677)   (2,530)
                                                 -----------------------------
  Net cash provided by financing activities....     20,239     1,338    33,851
                                                 -----------------------------
Change in cash and cash equivalents............    (12,700)   (7,840)    3,881
Cash and cash equivalents at beginning of year.     41,373    49,213    45,332
                                                 -----------------------------
Cash and cash equivalents at end of year.......  $  28,673  $ 41,373  $ 49,213
                                                 -----------------------------
Supplemental cash flow information:
 Cash paid during the year for:
  Income taxes.................................  $   4,200  $  5,790  $  2,300
  Interest.....................................      6,061     7,115     5,734
Non-cash investing activities:
 Common stock issued for business acquisition:
  Joseph W Roskos..............................         --        --  $  2,000
  CDC..........................................         --        --       281

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements Of Changes In Shareholders' Equity


                            (in thousands, except for shares of common stock)
For the years ended       Shares of                              Unrealized
December 31, 2001, 2000     Common    Common  Paid-in  Retained    Gains    Treasury
and 1999                 Stock issued Stock   Capital  Earnings   (Losses)   Stock
                         -----------------------------------------------------------
Balance, December 31,
 1998...................  5,067,078   $5,067  $2,478   $39,791      $100    $ (5,215)
Net income..............         --       --      --     7,961        --          --
Dividends declared,
 $0.60 per share........         --       --      --    (2,603)       --          --
Change in unrealized
 gains (losses), net of
 income taxes of
 ($252,000).............         --       --      --        --      (489)         --
Tax benefit from gains
 on stock option
 exercise...............         --       --     213        --        --          --
Purchase of treasury
 stock..................         --       --      --        --        --      (2,530)
Retirement of treasury
 stock..................    (11,059)     (11)   (241)       --        --          57
Common stock issued.....    123,589      124   2,017        --        --          --
                         -----------------------------------------------------------
Balance, December 31,
 1999...................  5,179,608    5,180   4,467    45,149      (389)     (7,688)
Net income..............         --       --      --     8,261        --          --
Dividends declared,
 $0.68 per share........         --       --      --    (2,922)       --          --
Change in unrealized
 gains (losses), net of
 income taxes of
 $179,000...............         --       --      --        --       347          --
Tax benefit from gains
 on stock option
 exercise...............         --       --     196        --        --          --
Purchase of treasury
 stock..................         --       --      --        --        --      (1,677)
Retirement of treasury
 stock..................    (21,083)     (21)   (415)       --        --          81
Common stock issued.....     45,194       45     356        --        --          --
                         -----------------------------------------------------------
Balance, December 31,
 2000...................  5,203,719    5,204   4,604    50,488       (42)     (9,284)
Net income..............         --       --      --     9,126        --          --
Dividends declared,
 $0.72 per share........         --       --      --    (3,115)       --          --
Change in unrealized
 gains (losses), net of
 income taxes of
 $163,000...............         --       --      --        --       316          --
Tax benefit from gains
 on stock option
 exercise...............         --       --     707        --        --          --
Purchase of treasury
 stock..................         --       --      --        --        --      (2,259)
Retirement of treasury
 stock..................     (3,609)      (4)    (67)       --        --          71
Common stock issued.....    129,565      130   1,432        --        --          --
                         -----------------------------------------------------------
Balance, December 31,
 2001...................  5,329,675   $5,330  $6,676   $56,499      $274    ($11,472)
                         -----------------------------------------------------------


Consolidated Statements Of Comprehensive Income

                                                           (in thousands)
For the years ended December 31,                         2001    2000    1999
                                                        ----------------------
Net income............................................. $9,126  $8,261  $7,961
Other comprehensive income:
 Unrealized holding gains (losses) arising during the
  period...............................................    479     526    (741)
 Deferred income tax benefit (expense) on unrealized
  holding gains (losses) arising during the period.....   (163)   (179)    252
                                                        ----------------------
Comprehensive net income............................... $9,442  $8,608  $7,472
                                                        ----------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
1. Basis of Presentation:

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the "Corporation"), The Bryn Mawr Trust Company (the "Bank"), Bryn Mawr Advisers Inc. ("BMA"), Insurance Counsellors of Bryn Mawr, Inc. ("ICBM"), Bryn Mawr Brokerage Company, Inc. ("B M Brokerage"), Bryn Mawr Asset Management, Inc, (formerly CDC Capital Management, Inc.) ("BMAM"), Joseph W. Roskos & Co. ("JWR&Co.")and Bryn Mawr Finance, Inc. ("BMF"). For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:

The accounting policies of the Corporation conform to GAAP and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $9,994,000 and $5,460,000 at December 31, 2001 and 2000, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation's total shareholders' equity on the balance sheet. As of December 31, 2001, shareholders' equity was increased by $274,000 due to unrealized gains (net of $141,000 in deferred income taxes) of $415,000 in the investment securities portfolio. As of December 31, 2000, shareholders' equity was decreased by $42,000 due to unrealized losses (net of $22,000 in deferred income tax benefits) of $64,000 in the investment securities portfolio.

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

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a non-performing and impaired loan. All of the Corporation's impaired loans, which amounted to $21,000 and $10,000 at December 31, 2001 and 2000, respectively, were put on a non-accrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a non-accrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, at the loan's market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 2001 and 2000, no impaired loans were measured using the present value of expected future cash flows or at the loan's market price. Impaired loans measured by the fair value of the loan's collateral amounted to $21,000 and $10,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by an allocation of the reserve for loan losses depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 2001 or 2000 were allocated from the existing reserve for loan losses. As of December 31, 2001 there was $21,000 of impaired loans for which there is no related allowance for loan losses. There was no related allowance for loan loss on impaired loans, which totaled $10,000 as of December 31, 2000. Average impaired loans during both 2001 and 2000 amounted to $499,000 and $337,000, respectively.

When a loan is classified as impaired, it is put on non-accrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 2001 or 2000. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal.

Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, $25,000 in loan balances were removed from impaired status and returned to accrual status during 2001 and $41,000 in loan balances considered impaired was removed from impaired status during 2000.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in non-performing loans, for practical consideration, are not put on a non-accrual status nor is the current accrued interest receivable reversed from income. Once deemed uncollectable, the outstanding loan and accumulated interest balances are charged off through the loan loss reserve, on a timely basis.

Loan loss provision:

The loan loss provision charged to operating expenses is based on those factors which, in management's judgement, deserve current recognition in estimating loan losses including the continuing evaluation of the loan portfolio and the Bank's past loan loss experience. The allowance for loan losses is an amount that management believes will be adequate to absorb losses inherent in existing loans.

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

Deferred loan fees:

The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are capitalized and amortized as yield adjustment over the life of the loan using the interest method.

Mortgage servicing rights

Mortgage servicing rights represent the value of the future potential income recognized for mortgage loans sold where servicing is retained. Mortgage servicing rights are capitalized at their allocated carrying value and amortized in proportion to, and over the period of, estimated future net servicing.

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

Income taxes:

The Corporation files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily pension and post retirement benefits, provision for loan loss and other reserves) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting, subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

Trust income:

The trust income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Goodwill:

The excess of cost over fair market value of net assets acquired through the purchase method of accounting (Goodwill) was being amortized on a straight-line basis over the period of the expected benefit, which ranges from 10 to 20 years. Under the provisions of Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), in years subsequent to 2001, goodwill will no longer be amortized but rather, will be periodically measured for impairment and if any expected benefit from an acquisition becomes impaired, the respective amount of impaired goodwill will be charged-off in the period of impairment.

Recently issued accounting standards:

In June 2001, Statement of Financial Accounting Standard No.141 "Business Combinations" ("SFAS No.141") was issued. SFAS No.141 supersedes Accounting Principals Board Opinion No. 16, "Business Combinations" and Financial Accounting Standard No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". SFAS No. 141 eliminates the pooling of interest method for accounting for a business combination. SFAS No. 141 requires that all business combinations be accounted for by a single method--the purchase method. SFAS No. 141 requires that intangible assets, arising from a business combination accounted for under the purchase method of accounting, be recognized as assets apart from goodwill if they meet one of two criteria. The criterion are (1) the contractual-legal criterion and (2) the separability criterion. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to business combinations accounted for using the purchase method, for which the date of acquisition is July 1, 2001, or later. SFAS No. 141 will not have a material impact on the financial condition or results of operations of the Corporation.

In June 2001, Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142") was issued. SFAS No. 142 supersedes Accounting Principals Board Opinion No. 17 "Intangible Assets". Under SFAS No. 142, goodwill and some intangible assets having indefinable useful lives will not be amortized, but rather will be tested annually for impairment. Intangible assets having finite lives will continue to be amortized over their useful lives. Goodwill will be tested for impairment at least annually. Should the annual testing indicate any impairment in goodwill, said impairment will be written-off against the earnings in the year in which the impairment was determined. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Management is presently assessing the impact of SFAS No. 142 on the financial condition and results of operations of the Corporation.

In June 2001, Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations" ("SFAS No. 143") was issued. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. SFAS No. 143 will not have a material impact on the financial condition or results of operations of the Corporation.

The Corporation recognizes the value of mortgage servicing rights, which approximates the future potential income on the mortgage loans sold where the servicing is retained. Management considers economic factors including prepayments, delinquencies, and default and loss assumptions in the valuation of mortgage servicing rights. The mortgage servicing rights are reviewed annually for impairment. Mortgage servicing rights are capitalized at their allocated carrying value and amortized in proportion to, and over the period of, estimated future net servicing.

In August 2001, Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") was issued. SFAS No. 144 supersedes Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 144 requires the recogition of impairment in the carrying value of a long-lived aset only if the carrying amount of the loan-lived asset in not recoverable from its undiscounted cash flows. An impairment loss related to long-lived assets will be measured as the difference between the carrying value and the fair value of the asset. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. While early application is encouraged, the provisions of SFAS No. 144 generally are to be applied prospectively. SFAS No. 144 will not have a material impact on the financial condition or results of operations of the Corporation.

3. Investment Securities:

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2001:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized  Market
(in thousands)                          Cost      Gains      Losses     Value
                                      ---------------------------------------
Obligations of the U.S. Government
 and agencies........................  $22,502     $375       $ --     $22,877
State & political subdivisions.......    1,386       22         --       1,408
Other securities.....................    1,919       18         --       1,937
                                      ---------------------------------------
Total................................  $25,807     $415       $ --     $26,222
                                      ---------------------------------------

As of December 31, 2000:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized  Market
(in thousands)                          Cost      Gains      Losses     Value
                                      ---------------------------------------
Obligations of the U.S. Government
 and agencies........................  $23,000     $ 2        $90      $22,912
State & political subdivisions.......    1,753       5          1        1,757
Other securities.....................    2,218      20         --        2,238
                                      ---------------------------------------
Total................................  $26,971     $27        $91      $26,907
                                      ---------------------------------------

At December 31, 2001, securities having a book value of $14,666,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    2001
                                                             -------------------
                                                                       Estimated
                                                             Amortized  Market
(in thousands)                                                 Cost      Value
                                                             -------------------
Due in one year or less.....................................  $ 3,030   $ 3,085
Due after one year through five years.......................   20,942    21,283
Due after five years through ten years......................       87        87
Due after ten years.........................................       --        --
Other securities............................................    1,748     1,767
                                                             -------------------
Total.......................................................  $25,807   $26,222
                                                             -------------------

There were no sales of debt securities during 2001, 2000 or 1999.


4. Loans:

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)                                                2001      2000
                                                            ------------------
Real estate loans:
 Permanent
 commercial mortgage loans................................. $ 67,906  $ 46,469
 second mortgage loans.....................................   22,058        --
 mortgage loans available for sale.........................   16,556    12,452
 mortgage loans............................................   71,206    77,192
 Construction loans........................................   20,493    10,717
Commercial and industrial loans............................  167,452   147,398
Loans to individuals for household, family, and other
 consumer expenditures.....................................   35,521    60,767
                                                            ------------------
 Subtotal..................................................  401,192   354,995
                                                            ------------------
Less: Allowance for loan losses............................   (4,928)   (4,320)
  Net deferred loan fees...................................     (343)     (411)
                                                            ------------------
 Loans, net................................................ $395,921  $350,264
                                                            ==================
Unadvanced loan funds...................................... $138,805  $126,522
Loans with predetermined rates.............................  197,558   189,810
Loans with adjustable or floating rates....................  203,291   165,196
                                                            ------------------
 Total..................................................... $400,849  $355,006
                                                            ------------------

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $43,000 and $81,000 at December 31, 2001 and 2000, respectively. Forgone interest on nonaccrual loans was $84,000, $29,000, and $121,000 in 2001, 2000, and 1999, respectively. There was one impaired loan at December 31, 2001 amounting to $21,000.

5. Allowance For Loan Losses:

The summary of the changes in the allowance for loan losses is as follows:

(in thousands)                                            2001    2000    1999
                                                         ----------------------
Balance, January 1...................................... $4,320  $4,400  $4,100
Charge-offs............................................. (1,169)   (399)   (197)
Recoveries..............................................    577      69     247
                                                         ----------------------
 Net recoveries / (charge-offs).........................   (592)   (330)     50
Loan loss provision.....................................  1,200     250     250
                                                         ----------------------
Balance, December 31.................................... $4,928  $4,320  $4,400
                                                         ----------------------

6. Premises and Equipment:

A summary of premises and equipment at December 31 is as follows:

(in thousands)                                                   2001    2000
                                                                ---------------
Land........................................................... $ 2,973 $ 2,973
Buildings......................................................  12,688  12,703
Furniture and equipment........................................  13,058  12,117
Leasehold improvements.........................................   1,027     529
                                                                ---------------
                                                                 29,746  28,322
Less accumulated depreciation..................................  17,268  15,928
                                                                ---------------
Total.......................................................... $12,478 $12,394
                                                                ---------------

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $1,478,000, $1,489,000 and $1,285,000, respectively. Future minimum rent commitments under various operating leases are as follows:

2002................................................................. $  675,000
2003................................................................. $  597,000
2004................................................................. $  587,000
2005................................................................. $  441,000
2006................................................................. $  306,000
Thereafter........................................................... $5,721,000

As of December 31, 2001, the Corporation has borrowings outstanding of $559,000. The borrowings are collateralized by a property with a book value of $1,589,000. The weighted average interest rate on the borrowings was 8.50% in 2001 and 2000, respectively.

7. Deposits:

Following is a summary of deposits as of December 31,

(in thousands)                                                  2001     2000
                                                              -----------------
Regular savings.............................................. $ 39,994 $ 40,171
NOW accounts.................................................  111,589  111,087
Market rate accounts.........................................   53,269   50,176
Time deposits (less than $100,000)...........................   52,278   49,790
Time deposits, $100,000 or more..............................   23,365   20,112
                                                              -----------------
Total interest-bearing deposits..............................  280,495  271,336
Non-interest-bearing deposits................................  110,564  115,630
                                                              -----------------
Total deposits............................................... $391,059 $386,966
                                                              -----------------

The aggregate amount of deposit overdrafts included as loans as of December 31, 2001 and 2000 were $1,104 and $3,369, respectively.

Maturity of certificates of deposit:

                                                                          Less
                                                               $100,000   than
                                                               or more  $100,000
                                                               ----------------
Maturing during:
2002.......................................................... $23,243  $45,203
2003..........................................................     122    5,745
2004..........................................................      --      851
2005..........................................................      --      287
2006 and thereafter...........................................      --      192
                                                               ----------------
Total......................................................... $23,365  $52,278
                                                               ----------------

8. Short Term Borrowings:

The Bank had outstanding short term borrowings from the Federal Home Loan Bank of Pittsburgh of $20,000,000 as of December 31, 2001 with an interest rate of 3.86%, that maturing in January, 2002. No such borrowings were outstanding as of December 31, 2000. The Bank subsequently borrowed $20,000,000 for a three month period, at a rate of 2.00%.

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

Mortgage servicing rights:

The fair value of the mortgage servicing rights approximates the carrying value in the balance sheet due to management's recording of the asset based on management's knowledge of activity in the secondary market.


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

Deposits:

The estimated fair values disclosed for noninterest-bearing demand deposits, NOW accounts, and Market Rate accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

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

The carrying amount and estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                               2001                 2000
                                        ----------------------------------------
                                        Carrying Estimated  Carrying  Estimated
(in thousands)                           Amount  Fair Value  Amount  Fair  Value
                                        ----------------------------------------
Financial assets:
 Cash and due from banks..............  $ 28,157 $   28,157 $ 34,656 $    34,656
 Interest-bearing deposits with other
  banks...............................       516        516      322         322
 Federal funds sold...................        --         --    6,395       6,395
 Investment securities................    26,222     26,222   26,907      26,907
 Mortgage servicing rights............     2,206      2,316      373         384
 Net loans............................   395,921    395,719  350,264     353,184
                                        ----------------------------------------
 Total financial assets...............  $453,022 $  452,930 $418,917 $   421,848
                                        ----------------------------------------
Financial liabilities:
 Deposits.............................  $391,059 $  391,543 $386,966 $   387,049
 Short term borrowings................    20,000     20,000       --          --
 Other liabilities....................       578        578      601         601
                                        ----------------------------------------
 Total financial liabilities..........  $411,637 $  412,121 $387,567 $   387,650
                                        ----------------------------------------
Off-balance sheet instruments.........  $148,442 $  148,442 $137,221 $   137,221
                                        ----------------------------------------

10. Applicable Federal Income Taxes:

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)                                                     2001   2000
                                                                  -------------
Deferred tax assets:
 Loan loss reserve............................................... $1,338  $ 892
 Pension and other postretirement benefits.......................    221     --
 Deferred compensation...........................................     --     22
 Other reserves..................................................    174    108
 Unrealized appreciation on investment securitiesssssssssssssss..     --     22
                                                                  -------------
                                                                   1,733  1,044
Deferred tax liabilities:
 Depreciation....................................................   (302)  (260)
 Pension and other postretirement benefits.......................     --    (12)
 Originated mortgage servicing rights............................   (772)    --
 Unrealized depreciation on investment securities................   (145)    --
                                                                  -------------
Total net deferred tax assets.................................... $  514  $ 772
                                                                  -------------

No valuation allowance was recorded as of December 31, 2001 and 2000.

The provisions for federal income taxes consist of the following:

(in thousands)                                            2001    2000    1999
                                                         ----------------------
Currently payable....................................... $4,862  $4,923  $4,076
Deferred................................................    (92)   (490)   (197)
                                                         ----------------------
 Total.................................................. $4,770  $4,433  $3,879
                                                         ----------------------

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(in thousands)                                           2001    2000    1999
                                                        ----------------------
Computed tax expense @ stated rate..................... $4,764  $4,316  $4,026
Benefit reductions in taxes resulting from tax-exempt
 income................................................    (78)   (121)   (164)
Goodwill...............................................     57     110      62
Other, net.............................................     27     128     (45)
                                                        ----------------------
Actual tax expense..................................... $4,770  $4,433  $3,879
                                                        ----------------------

11. Pension and Other Postretirement Benefits:

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees.

The following tables provide a reconcilation of the changes in the plans' benefits obligation and fair value of assets over the two-year period ending December 31, 2001, and a statement of funded status as of December 31 of both years:

                                                 Pension       Postretirement
                                                Benefits          Benefits
                                             ----------------  ----------------
                                              2001     2000     2001     2000
(Dollars in thousands)                       -------  -------  -------  -------
Reconciliation of Benefit Obligation and Plan Assets
----------------------------------------------------
Change in benefit obligation
 Benefit obligation at January 1............ $16,301  $15,592  $ 1,444  $ 1,132
 Service cost...............................     774      733       23        7
 Interest cost..............................   1,279    1,123      166      108
 Amendments                                       59       --        7       --
 Actuarial (gain) loss......................   1,813     (553)     921      320
 Benefits paid..............................    (565)    (594)    (196)    (123)
                                             ----------------------------------
 Benefit obligation at December 31.......... $19,661  $16,301  $ 2,365  $ 1,444
                                             ----------------------------------
Change in plan assets
---------------------
 Fair value of plan assets at January 1..... $21,566  $23,376  $    --  $    --
 Actual return on plan assets...............  (1,057)  (1,216)      --       --
 Employer contribution......................      24       --      190      123
 Plan participants' contribution............      --       --        6       --
 Benefits paid..............................    (565)    (594)    (196)    (123)
                                             ----------------------------------
 Fair value of plan assets at December 31... $19,968  $21,566  $    --  $    --
                                             ----------------------------------

Funded Status Reconciliation and Key Assumptions

                                                  Pension      Postretirement
                                                 Benefits         Benefits
                                               --------------  ----------------
                                               2001    2000     2001     2000
                                               -----  -------  -------  -------
Reconciliation of funded status
 Funded Status................................ $ 307  $ 5,266  $(2,365) $(1,444)
 Unrecognized net actuarial (gain) loss.......  (433)  (5,598)   1,346      533
 Unrecognized prior service cost..............   860      968       --       --
 Unrecognized transition obligation (asset)...    --       --      285      311
                                               --------------------------------
 Prepaid (accrued) benefit cost............... $ 734  $   636  $  (734) $  (600)
                                               --------------------------------

                                                    Pension  Postretirement
                                                   Benefits     Benefits
                                                   --------- ----------------
                                                   2001 2000  2001     2000
                                                   ---- ---- -------  -------
Amounts recognized in financial statements
 consists of:
 Prepaid benefit cost/(Accrued benefit liability). $359 $619 $  (734) $  (600)
 Intangible asset.................................  365   17      --       --
 Accumulated other comprehensive income...........   10   --      --       --
                                                   --------------------------
 Net amount recognized............................ $734 $636 $  (734) $  (600)
                                                   --------------------------

The Bank's Supplemental Employee Retirement Plan (the "SERP") was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP's accumulated benefit obligation was $1,434,774 as of December 31, 2001 and $1,028,667 as of December 31, 2000. There are no plan assets in the SERP due to the nature of the SERP.

The assumptions used in the measurement of the Corporation's benefit obligation are shown on the following table:

                                                   Pension    Postretirement
                                                  Benefits       Benefits
                                                  ----------------------------
                                                  2001  2000   2001     2000
                                                  ----  ----  -------  -------
Weighted-average assumptions as of end of year
 Discount rate................................... 7.25% 7.65%    7.25%    7.50%
 Expected return on plan assets.................. 9.25% 8.50%     N/A      N/A
 Rate of compensation increase................... 5.00% 5.00%     N/A      N/A

The assumed health care cost trend rate for 2001 and thereafter is 8%, decreasing by 0.5% per year to an ultimate rate of 5%.

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 2001, 2000 and 1999:

                                                                  Postretirement
                                          Pension Benefits           Benefits
                                       -----------------------------------------
                                        2001     2000     1999    2001 2000 1999
                                       -----------------------------------------
Service cost.........................  $   774  $   733  $   927  $ 23 $  7 $  7
Interest cost........................    1,279    1,123    1,078   166  107   83
Expected return on plan assets.......   (1,958)  (1,962)  (1,739)    0    0    0
Amortization of prior service cost...      167      158      158     0    0    0
Amortization of transition obligation
 (asset).............................        0        0        0    26   26   25
Amortization of net actuarial (gain)
 loss................................     (336)    (895)    (418)  109   36   25
                                       -----------------------------------------
Net periodic (benefit) cost..........  $   (74) $  (843) $     6  $324 $176 $140
                                       -----------------------------------------


                                                   1-Percentage   1-Percentage
D. Sensitivity Analysis, Postretirement Benefits  Point Increase Point Decrease
                                                  ------------------------
Effect on total of service and interest cost
 components......................................    $ 22,244      $ (16,966)
Effect on accumulated postretirement benefit
 obligation......................................     249,921       (211,974)

This represents a 1% change in the health care cost trend rate.

12. Stock Option Plan:

At December 31, 1988, the Corporation maintains a stock option and stock appreciation rights plan (the "Stock Option Plan"), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation's Stock Option Plan been determined based on the fair value at the grant date for awards in 2001, 2000 and 1999, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                            2001   2000   1999
                                                           --------------------
Net income--as reported................................... $9,126 $8,261 $7,961
Net income pro forma...................................... $8,986 $8,037 $7,636
Basic earnings per share--as reported..................... $ 2.11 $ 1.92 $ 1.83
Basic earnings per share--pro forma....................... $ 2.08 $ 1.87 $ 1.76

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 2000 and 2001: dividend yield of
2.68 percent, expected volatility of 18.4 percent, expected life of six years and risk-free interest rates of 7.1 6.5 and 5.0 percent, respectively.

The Plan had, prior to 1994, up to 216,000 authorized and unissued or Treasury shares of the Corporation's common stock reserved for issuance under the Plan. During 1994, the shareholders' approved an additional 217,720 shares for issuance under the Plan. The option to purchase shares of the Corporation's common stock was issued to key officers. During 1995, the shareholder's approved the issuance of 80,000 shares, 20,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price was set at the last sale price for the stock on the 3rd business day following the Corporation's Annual Meeting. Options totaling 76,000 shares of Corporation stock were issured under the outside directors' plan. During 1998 and 2001,the shareholders approved the issuance of up to 217,606 and 192,663 respective shares available for issuance to both employees and directors. The price will be determined by the Corporation's Compensation Committee of the Board of Directors at the time the option is granted.

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

                                                                        Weighted
                                      Shares   Available                Average
                                      Under       for      Price per    Exercise
                                      Option    Option       Share       Price
                                     -----------------------------------------
Balance at December 31, 1998........  406,080   146,726  $  4.50-$24.50  $12.06
  Options granted...................   73,400   (73,400) $        26.44  $26.44
  Options exercised.................  (40,200)       --  $  4.50-$26.44  $10.14
  Options cancelled.................  (10,000)   10,000  $ 24.50-$26.44      --
                                     -----------------------------------------
Balance at December 31, 1999........  429,280    83,326  $  4.50-$24.50  $14.08
  Options granted...................   83,300   (83,300) $ 21.00-$21.50  $21.05
  Options exercised.................  (38,000)       --  $  4.50-$16.91  $ 6.04
  Options cancelled.................   (2,100)    2,100  $ 21.00-$21.50      --
                                     -----------------------------------------
Balance at December 31, 2000........  472,480     2,126  $  4.50-$26.44  $16.22
  Options authorized................       --   192,663              --      --
  Options granted...................   77,800   (77,800)  $24.90-$30.30  $28.36
  Options exercised................. (123,880)       --  $  7.35-$26.44  $11.44
  Options cancelled.................  (12,250)   12,250  $24.90-$ 30.30  $29.86
                                     -----------------------------------------
Balance at December 31, 2001........  414,150   129,239              --  --

Information pertaining to options outstanding at December 31, 2001 is as follows:

                                                      Weighted
                                                       Average   Weighted             Weighted
                               Shares                 Remaining  Average              Average
Price range of shares under     Under    Price per   Contractual Exercise   Number    Exercise
option at December 31, 2001:   Option      Share        Life      Price   Exercisable  Price
                               -------------------------------------------------------------
                               100,200 $ 7.35-$ 7.94    2.33      $ 7.86    100,200    $ 7.86
                                30,400 $ 8.00-$12.50    2.95      $10.02     30,400    $10.02
                               155,000  16.91-$24.90    7.07      $22.45    115,000    $22.45
                               128,550 $26.44-$30.30    8.41      $27.42     63,000    $26.44
                               -------------------------------------------------------------
Balance at December 31, 2001.  414,150 $ 7.35-$30.30    6.04      $19.55         --        --

The weighted-average fair value of options granted during 1999, 2000 and 2001 were $6.39, $4.61 and $5.83, respectively.

The number of exercisable shares at December 31, 1999, 2000 and 2001 were 362,280, 389,180 and 348,600 respectively, with respective weighted average exercise prices of $12.15, $10.18 and $17.80.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.03 per share, $.05 per share and $.07 per share dilutive effect on earnings per share for the years ended December 31, 2001, 2000 and 1999, respectively.

13. Related Party Transactions:

In the ordinary course of business, the Bank has granted loans to principal officers, directors and their affiliates. Loan activity during 2001 and 2000 was as follows:

Following is a summary of these transactions:

(in thousands)                                                    2001    2000
                                                                 --------------
Balance, beginning of year...................................... $4,437  $3,937
Additions.......................................................    892     683
Amounts collected............................................... (1,189)   (183)
                                                                 --------------
Balance, end of year............................................ $4,140  $4,437
                                                                 --------------

Related party deposits amounted to $120,000 and $319,000 at December 31, 2001 and 2000, respectively.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2001 are $138,805,000. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation's obligation under standby letters of credit as of December 31, 2001 amounted to $9,637,000. There were no outstanding bankers acceptances as of December 31, 2001.

As of December 31, 2001, the Corporation had no loans sold with recourse outstanding.

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

16. Acqusitions:

Joseph W. Roskos & Co. was acquired as of January 1, 1999. The transaction was accomplished on April 1, 1999 under the purchase method of accounting. Goodwill arising from this transaction was recorded on the balance sheet and was being amortized on a straight line basis over a 20 year period. Beginning in 2002, under Statement of Financial Accounting Standard No. 142--Goodwill and Other Intangible Assets ("SFAS No 142"), all components of Goodwill will no longer be amortized, but rather tested annually for any potential impairment. As such, the goodwill for JWR & Co. will not be amortized but will be reviewed annually for any impairment.

                                                        Amount Paid
                                                   ---------------------
                                                                          Number
                                          Total                          of Shares
Name of Company   Method of   Date of    Purchase               Common   Issued or            Amortization Amortized
Acquired:         Accounting Acqusition   Price       Cash      Stock    Issuable   Goodwill     Period     in 2001
                  ------------------------------------------------------------------------------------------------------
Joseph W. Roskos
 & Co...........   Purchase   01/01/99  $4,195,000 $2,195,000 $2,000,000  74,697   $3,300,000   20 Years   $165,000


Joseph W. Roskos & Co. is a firm which offers family business office services, including accounting, consulting, tax services and fiduciary support to high-net-worth individuals and families. Due to a change in management and the effect of lowering revenues for Bryn Mawr Asset Management, Inc. (fromerly CDC Capital Management, Inc.), ("BMAM"), the Corporation wrote off the remaining balance of the related goodwill in 2000. During the fourth quarter of 2001, BMAM was moved to an inactive status.

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

As set forth in the following table, quantitative measures have been established to ensure captial adequacy ratios required of both the Corporation and Bank, specifically to define the minimum respective capital ratios as follows: total capital to total assets (the leverage ratio) of 4%; Tier I captial to risk weighted assets of 4% and Tier II capital to risk weighted assets of 8%. Both the Corporation's and the Bank's Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 2001 and 2000 that the Corporation and the Bank have met all captial adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, based on an insitiution's capital ratios. The categories range for a best of "well capitalized " to a worst of "critically under capitalized". To be considered "well capitalized", an institution must have a total (Tier II) captial ratio of 10% or better. Both the Corporation and the Bank have been classified as "well capitalized" for both periods ending December 31, 2001 and 2000.

The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are presented in the following table:

                                                                 Minimum
                                              Minimum Capital  to be Well
                                 Actual         Requirement    Capitalized
                                                                 Amount
                             --------------------------------
                              Amount   Ratio   Amount  Ratio
                             -----------------------------------------
December 31, 2001
Total (Tier II) Capital to
 Risk Weighted Assets:
 Consolidated...............  $59,164  14.03%             8.0%       N/A
 The Bank...................  47,969   11.53% $ 33,289    8.0%   $41,611
Tier I Captial to Risk
 Weighted Assets:
 Consolidated...............  54,228   12.86%             4.0%       N/A
 The Bank...................  43,033   10.34%   16,644    4.0%    21,974
Total Capital to Total
 Assets (Leverage Ratio):
 Consolidated...............  57,307   12.02%             4.0%       N/A
 The Bank...................  43,310    9.25%   18,728    4.0%    21,408

December 31, 2000
Total (Tier II) Capital to
 Risk Weighted Assets:
 Consolidated...............  $52,363  13.61%             8.0%       N/A
 The Bank...................  41,240   10.91% $ 30,231    8.0%   $37,789
Tier I Captial to Risk
 Weighted Assets:
 Consolidated...............  48,043   12.49%             4.0%       N/A
 The Bank...................  36,920    9.77%   15,116    4.0%    22,674
Total Capital to Total
 Assets (Leverage Ratio):
 Consolidated...............  50,970   11.47%             4.0%       N/A
 The Bank...................  36,879    8.56%   16,675    4.0%    20,844

18. Selected Quarterly Financial Data (unaudited):

                                                       Quarters ending 2001
                                                    ---------------------------
(In thousands, except per share data)                3/31   6/30   9/30  12/31
                                                    ---------------------------
Interest income.................................... $7,635 $7,649 $7,636 $7,391
Interest expense...................................  1,614  1,549  1,689  1,450
Net interest income................................  6,021  6,100  5,947  5,941
Provision for loan losses..........................    500    200    200    300
Income before income taxes.........................  3,238  3,383  3,746  3,529
Net income.........................................  2,188  2,159  2,470  2,309
Earnings per common share.......................... $ 0.51 $ 0.50 $ 0.57 $ 0.53
Diluted earnings per common share.................. $ 0.49 $ 0.48 $ 0.55 $ 0.52
                                                       Quarters ending 2000
                                                    ---------------------------
(In thousands, except per share data)                3/31   6/30   9/30  12/31
                                                    ---------------------------
Interest income.................................... $7,619 $7,897 $8,084 $8,385
Interest expense...................................  1,599  1,677  1,835  1,961
Net interest income................................  6,020  6,220  6,249  6,424
Provision for loan losses..........................     63     62     63     62
Income before income taxes.........................  2,945  2,851  3,445  3,453
Net income.........................................  1,960  1,707  2,303  2,291
Earnings per common share.......................... $ 0.45 $ 0.40 $ 0.54 $ 0.54
Diluted earnings per common share.................. $ 0.44 $ 0.38 $ 0.52 $ 0.52

19. Condensed Financial Statements:

The condensed financial statements of the Corporation (parent company only) as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, are as follows:

Condensed Balance Sheets

(in thousands)                                                  2001     2000
                                                               ----------------
Assets:
 Cash........................................................  $   234  $ 1,044
 Investments in subsidiaries, at equity in net assets........   50,601   43,848
 Premises and equipment, net.................................    3,762    3,860
 Goodwill....................................................    2,805    2,970
 Other assets................................................      760      311
                                                               ----------------
 Total assets................................................  $58,162  $52,033
                                                               ----------------
Liabilities and shareholders' equity:
 Mortgages payable...........................................   $  559  $   601
 Other liabilities...........................................      296      462
                                                               ----------------
 Total liabilities...........................................      855    1,063
Common stock, par value $1, authorized 25,000,000 shares as
 of December 31, 2001 and 2000, respectively, issued
 5,329,675 shares and 5,203,719 shares as of December 31,
 2001 and 2000, respectively and outstandng 4,322,121 shares and 4,272,046 shares as of December 31, 2001 and 2000,
 respectively. .                                                 5,330    5,204
Paid-in capital in excess of par value.......................    6,676    4,604
Unrealized investment appreciation (depreciation), net of
 deferred income taxes.......................................      274      (42)
Retained earnings............................................   56,499   50,488
Less common stock in treasury, at cost-- 1,007,554 shares and
 931,673 shares as of December 31, 2001 and 2000.............  (11,472)  (9,284)
                                                               ----------------
 Total shareholders' equity..................................   57,307   50,970
                                                               ----------------
 Total liabilities and shareholders' equity..................  $58,162  $52,033
                                                               ----------------

Condensed Statements of Income

(in thousands)                                             2001   2000    1999
                                                          ---------------------
Dividends from The Bryn Mawr Trust Company............... $3,116 $9,646  $8,052
Interest and other income................................    236    236     241
                                                          ------ ------  ------
Total operating income...................................  3,352  9,882   8,293
Expenses.................................................    707  1,008     730
                                                          ------ ------  ------
Income before equity in undistributed income of
 subsidiaries............................................  2,645  8,874   7,563
Equity in undistributed income of subsidiaries...........  6,377   (765)    294
                                                          ------ ------  ------
Income before income taxes...............................  9,022  8,109   7,857
Federal income tax benefit...............................    104    152     104
                                                          ------ ------  ------
Net income............................................... $9,126 $8,261  $7,961
                                                          ====== ======  ======

Condensed Statements of Cash Flows

(in thousands)                                           2001    2000    1999
                                                        ----------------------
Operating activities:
 Net income............................................ $9,126  $8,261  $7,961
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Equity in undistributed income (losses) of
  subsidiaries......................................... (6,377)    765    (294)
 Depreciation expense..................................     98      99      98
 Amortization of goodwill..............................    165     324     183
 Other.................................................    408     339     629
                                                        ------  ------  ------
 Net cash provided by operating activities.............  3,420   9,788   8,577
Investing Activities:
 Cost of acquiring subsidiaries........................    --      --   (2,195)
 Investment in Subsidiaries............................   (376) (4,885) (1,041)
                                                        ------  ------  ------
 Net cash provided by investing activities.............   (376) (4,885) (3,236)
Financing activities:
 Dividends paid........................................ (3,115) (2,922) (2,603)
 Repayment of mortgage debt............................    (42)    (37)    (30)
 Repurchase of treasury stock.......................... (2,259) (1,677) (2,531)
 Proceeds from issuance of stock.......................  1,562      76     303
                                                        ------  ------  ------
 Net cash used by financing activities................. (3,854) (4,560) (4,861)
                                                        ------  ------  ------
 Change in cash and cash equivalents...................   (810)    343     480
                                                        ------  ------  ------
 Cash and cash equivalents at beginning of year........  1,044     701     221
                                                        ------  ------  ------
 Cash and cash equivalents at end of year.............. $  234  $1,044  $  701
                                                        ======  ======  ======

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the "Banking Code") of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 2001, the Bank's retained earnings amounted to $36,446,000. Therefore, as of December 31, 2001, dividends available for payment to the Corporation are limited to $36,446,000. Since the primary source of dividend funding for the Corporation's dividend payments to its shareholders is the Bank's dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

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

Segment information for the years ended December 31, 2001, 2000, and 1999 is as follows:

                                      2001                                              2000
                  -------------------------------------------------- --------------------------------------------------
                                     Mortgage   All                                    Mortgage    All
(in thousands)     Banking   Wealth  Banking   Other    Consolidated Banking   Wealth  Banking    Other    Consolidated
Net interest
 income.........  $  23,749  $   --  $   243   $   17     $ 24,009   $ 24,684  $   --  $   216   $    17     $ 24,917
Less loan loss
 provision......      1,200      --       --       --        1,200        250      --       --        --          250
Net interest
 income after
 loan loss
 provision......     22,280      --      243      286       22,809     24,434      --      216        17       24,667
Other income:
 Fees for
  investment
  management and
  trust
  services......         --   8,737       --       --        8,737         --   8,973       --        --        8,973
 Service charges
  on deposit
  accounts......      1,540      --       --       --        1,540      1,144      --       --        --        1,144
 Other fees and
  service
  charges.......        294      --      424       --          718        295      --      729        --        1,024
 Net gain on
  sale of loans.          3      --    5,218       --        5,221          8      --    1,232        --        1,240
 Gain on sale of
  other real
  estate owned..         --      --       --       --           --         14      --       --        --           14
 Other operating
  income........      1,547      11       --    3,476        5,034        925      --       --     4,789        5,714
Total other
 income.........      3,384   8,748    5,642    3,476       21,250      2,386   8,973    1,961     4,789       18,109
Other expenses:
 Salaries-
 regular........      8,201   3,010      883    1,954       14,048      7,826   3,175      538     2,320       13,859
 Salaries-other.      1,505     202      252       77        2,036        750     211       30        52        1,043
 Fringe
 benefits.......      1,853     585       66      315        2,819        850     616       70       313        1,849
 Occupancy......      3,109     632      178      444        4,363      3,401     472      142       502        4,517
 Other operating
  expenses......      4,061   1,088      746    1,002        6,897      5,505     880      334     2,095        8,814
Total other
 expenses.......     18,729   5,517    2,125    3,792       30,163     18,332   5,354    1,114     5,282       30,082
Segment profit
 (loss).........      6,935   3,231    3,760      (30)      13,896      8,488   3,619    1,063      (476)      12,694
Intersegment
 (revenues)
 expenses.......        374     181       --     (555)          --        138     181       --      (319)          --
Segment profit
 after
 eliminations...   $  7,309  $3,412  $ 3,760   ($ 585)    $ 13,896   $  8,626  $3,800  $ 1,063   ($  795)    $ 12,694
% of segment
 profit (loss)..         53%     24%      27%      (4%)        100%        68%     30%       8%       (6%)        100%
Total assets at
 December 31....   $400,352  $1,267  $66,504   $8,704     $476,827   $392,028  $  457  $38,123   $13,817     $444,425
Capital
 expenditures...   $    569  $  991  $    26   $   48     $  1,634   $  2,108  $   47  $    16   $   359     $  2,530
Depreciation and
 amortization...   $  1,138  $  211  $    31   $  169     $  1,549   $  1,314  $  153  $    34   $   520     $  2,021
                                       1999
                  ---------------------------------------------------
                                       Mortgage    All
(in thousands)      Banking    Wealth  Banking    Other  Consolidated
Net interest
 income.........   $ 22,310$   --  $   145   $     5     $22,460
Less loan loss
 provision......        250    --       --        --         250
Net interest
 income after
 loan loss
 provision......     22,060    --      145         5      22,210
Other income:
 Fees for
  investment
  management and
  trust
  services......         -- 9,784       --        --       9,784
 Service charges
  on deposit
  accounts......      1,156    --       --        --       1,156
 Other fees and
  service
  charges.......        254    --      762        --       1,016
 Net gain on
  sale of loans.         44    --      984        --       1,028
 Gain on sale of
  other real
  estate owned..         45    --       --        --          45
 Other operating
  income........        908    --       --     4,568       5,476
Total other
 income.........      2,407 9,784    1,746     4,568      18,505
Other expenses:
 Salaries-
 regular........      7,251 2,852      469     1,874      12,446
 Salaries-other.      1,754   230       78       184       2,246
 Fringe
 benefits.......      1,474   565       80       215       2,334
 Occupancy......      3,090   476      149       456       4,171
 Other operating
  expenses......      4,694   948      310     1,726       7,678
Total other
 expenses.......     18,263 5,071    1,086     4,455      28,825
Segment profit
 (loss).........      6,204 4,713      805       118      11,840
Intersegment
 (revenues)
 expenses.......        176   181       --      (357)          0
Segment profit
 after
 eliminations...   $  6,380$4,894  $   805   ($  239)     11,840
% of segment
 profit (loss)..         54%    41%       7%       (2%)       100%
Total assets at
 December 31....   $398,546$  413  $27,337   $10,524     436,820
Capital
 expenditures...   $    759$   95  $    14   $   236       1,104
Depreciation and
 amortization...   $    693 $  162  $    29   $   435       1,319

Bryn Mawr Bank Corporation, Bryn Mawr Advisers, Inc., Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Brokerage Company, Inc., Bryn Mawr Asset Management, Inc. and Joseph W. Roskos & Co have all been aggregated in All Others.