Form 10-K, Exhibit 13
period 2002-12-31
BRYN MAWR BANK CORP
filed 2003-03-26
CIK 802681

BRYN MAWR BANK CORPORATION

ANNUAL REPORT 2002

FINANCIAL SECTION

TABLE OF CONTENTS

Selected Financial Data  14

Management’s Discussion and Analysis  15

Consolidated Balance Sheets  34

Consolidated Statements of Income  35

Consolidated Statements of Cash Flows  36

Consolidated Statements of Changes in Shareholders’ Equity  37

Consolidated Statements of Comprehensive Income  37

Notes to Consolidated Financial Statements  38

Report of Independent Accountants  52

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            13

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Selected Financial Data

	(in thousands, except for share and per share data)
For the years ended December 31,	2002	2001*	2000*	1999	1998*
Interest income	$29,412	$30,311	$31,985	$28,317	$26,082
Interest expense	4,484	6,302	7,072	5,857	5,976
Net interest income	24,928	24,009	24,913	22,460	20,106
Loan loss provision	1,000	1,200	250	250	150
Net interest income after loan loss provision	23,928	22,809	24,663	22,210	19,956
Other income	26,127	21,410	17,772	18,086	14,610
Other expenses	34,323	30,323	29,741	28,456	24,229
Income before income taxes	15,732	13,896	12,694	11,840	10,337
Applicable income taxes	5,525	4,770	4,433	3,879	3,480
Net income	$10,207	$9,126	$8,261	$7,961	$6,857
Per share data:
Earnings per common share:
Basic	$2.34	$2.11	$1.92	$1.83	$1.58
Diluted	$2.31	$2.05	$1.85	$1.75	$1.51
Dividends declared	$0.76	$0.72	$0.68	$0.60	$0.465
Weighted-average shares outstanding	4,353,195	4,325,520	4,292,838	4,349,403	4,327,297
Dilutive potential common shares	65,010	127,090	161,408	193,915	225,708
Adjusted weighted-average shares	4,418,205	4,452,610	4,454,246	4,543,318	4,553,005

	(In thousands)
At December 31,	2002	2001	2000	1999	1998
Total assets	$577,242	$476,823	$444,424	$436,820	$391,840
Earning assets	520,562	427,805	389,053	395,952	357,683
Deposits	483,620	391,059	386,966	371,068	342,357
Shareholders’ equity	62,607	57,307	50,970	46,719	42,221
Ratio of equity to assets	10.85%	12.02%	11.47%	10.70%	10.78%
Loans serviced for others	631,105	442,373	325,040	306,147	290,675

For the years ended December 31,	2002	2001	2000	1999	1998
Selected financial ratios:
Net interest margin	5.34%	5.85%	6.33%	6.12%	5.99%
Net income to:
Average total assets	2.01%	2.05%	1.94%	2.01%	1.91%
Average shareholders’ equity	17.26%	16.95%	17.20%	17.97%	17.06%
Average shareholders’ equity to average total assets	11.67%	12.09%	11.28%	11.10%	11.17%
Dividends declared per share to net income per basic common share	32.48%	34.12%	35.42%	32.79%	29.43%

*	Reclassified for comparative purposes.

14         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Management’s Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the “Corporation”) for each of the three years in the period ended December 31, 2002, as well as the financial condition of the Corporation as of December 31, 2002 and 2001. The Bryn Mawr Trust Company (the “Bank”), Bryn Mawr Brokerage Company, Inc. (“B M Brokerage”), and Joseph W. Roskos & Co. (“JWR & Co.”) are wholly-owned subsidiaries of the Corporation. Bryn Mawr Finance, Inc. (“B M Finance”) is a wholly owned subsidiary of JWR & Co., Insurance Counsellors of Bryn Mawr, Inc. (“ICBM”) and Bryn Mawr Settlement Services, Inc. (“BMSS”) are wholly owned subsidiaries of the Bank. This discussion should be read in conjunction with the Corporation’s consolidated financial statements beginning on page 34.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements contained in this report may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, impairment of goodwill, the effect of changes in accounting standards, and market and pricing trends loss. The words “expect,” “anticipate,” “intended,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitations:

•	the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, and the Corporation’s interest rate risk exposure and credit risk;
•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;
•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;
•	changes in accounting requirements or interpretations;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;
•	the effects of competition from other commercial banks, thrifts, mortgage companies, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s trade market area and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the Internet;
•	any extraordinary events (such as the September 11, 2001 events and the U.S. Government’s response to those events);
•	the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;
•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers needs;
•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;
•	the Corporation’s ability to originate and sell residential mortgage loans during a decreasing or low interest rate environment;
•	the failure of assumptions underlying the establishment of reserves for loan losses and estimates in the value of collateral, and various financial assets and liabilities and technological changes being more difficult or expensive than anticipated; and
•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward- looking statements included in this Report are based upon information presently available, and the Corporation assumes no obligation to update any forward-looking statement.

Critical Accounting Policies

The Corporation’s most critical accounting policy is the allowance for loan loss. The allowance for loan loss represents management’s estimate of the losses that may occur. The allowance is consistently monitored to determine its adequacy. Ongoing review of credit standards, the level of delinquencies on loan products and loan segments, and the current state of the economy are included in this review.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            15

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Actual losses may differ from management’s estimates. This is explained in more detail on page 23.

In December 2001, the Corporation adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In compliance with SFAS No. 142, the Corporation is no longer amortizing goodwill. Goodwill continues to be tested for impairment annually, using a valuation method requiring projected cash flows into future periods. Actual cash flows could differ from management’s estimates; thereby affecting the determined value of the goodwill. The valuation analysis of goodwill in December 2002 determined that impairment of goodwill in the amount of $400,000 existed. The impaired goodwill was written-down in the fourth quarter of 2002.

As a part of its Mortgage Banking segment’s loan servicing business, the Bank records the value of mortgage servicing rights (“MSRs”) as an asset at the time of the sale of loans on which servicing is retained by the Bank. MSRs are amortized over the anticipated life of the respective loans being serviced. In an effort to avoid any potential impairment of the MSRs, amortization is accelerated as the remaining lives of the respective loans shorten. When loans are paid off, any unamortized balances of the respective MSRs are written off against current Corporation net income. Periodically, an independent valuation of the MSR balances on the Bank’s books is made to determine if any impairment of the MSRs exists. Should any impairment of the MSRs exist, the balance of the MSRs would be written down by the amount of the impairment.

New Accounting Pronouncements

During 2002, the Financial Accounting Standards Board issued four accounting standards (the “Accounting Standards”). The Accounting Standards are discussed in detail in Note 2 – Summary of Significant Accounting Policies to the Consolidated Financial Statements, which are a part of this report.

SIGNIFICANT ITEMS FOR 2002

Dividend Increase

Based on a continued growth in record earnings, the Corporation increased its quarterly dividend payment for 2002 by 6%, from $0.18 per share in 2001 to $0.19 per share in 2002. The Corporation’s dividend payout ratio was 32.48% of basic earnings per share for 2002, compared to 34.12% for 2001.

Continuation of the Stock Repurchase Program

Corporation management continues to believe that the repurchase of Corporation’s stock is a beneficial use of Corporation capital. In October 2001, management was authorized to repurchase up to 5% of the outstanding shares as of October 2001, while not spending more than $7,500,000. Under that program, from November 2001 through September 2002, the Corporation successfully repurchased 216,826 shares of Corporation stock, at a cost of $7,248,000, for an average cost of $33.43 per share. In October 2002, Corporation management was authorized to purchase an additional 4% of the outstanding shares as of October 2002 or 175,000 shares. This latest stock repurchase program is authorized to extend for a five-year period, with annual reviews by the Corporation’s Board of Directors. The Corporation’s stock repurchasing activity, from 1997 through December 31, 2002, resulted in the repurchase of a total of 594,786 shares of the Corporation’s common stock, at a cost of $17,936,000 for an average purchase price of $30.16 per share. The use of the Corporation’s capital to repurchase stock is a catalyst to increasing the Corporation’s return on equity, as well as offsetting the dilutive effect on earnings per share of issuing stock options. While net income increased by 12% from 2001 to 2002, diluted earnings per share grew by 13%, primarily due to the repurchase of shares under these programs.

Strong Asset Quality

The Corporation consistently strives to enhance the quality of its loan portfolio. The loan portfolio continues to grow and the average loan size has increased substantially which necessitates the constant review of both the credit standards and the loan loss reserve. The state of the economy is also taken into consideration in the evaluation of the adequacy of the loan loss reserve. During 2002 economic growth slowed considerably and the threat of war may further dampen future economic growth. In addition to evaluating the credit quality of the loan portfolio, the state of the economy at December 31, 2002 was considered in evaluating the adequacy of the loan loss reserve. Since 1997, nonperforming assets have decreased from $1,169,000 to $45,000 at year-end 2002. Other real estate owned (“OREO”) balances amounting to $25,000 at year-end 1997 had been totally eliminated by year-end 1999 and there were no such balances at December 31, 2002. The Corporation measures various ratios in basis points. Each basis point represents 1/100 of 1% (the “Basis Points”). Nonperforming loans have decreased 96% over the prior five years to $45,000 at year-end 2002. Nonperforming loans as a percentage of total loans amounted to 1 basis point at December 31, 2002. Delinquencies, 30 days or more past due, amounted to 16 Basis Points of total outstanding loans at December 31, 2002. At December 31, 2001 nonperforming loans, as a percentage of total loans amounted to 1 Basis Point and delinquencies amounted to 11 Basis Points. While progress has been made in decreasing the levels of delinquent and non-performing assets, the current state of the economy, the threat of war and its potential effect on the economy, as well as additional loan deterioration inherent within the loan portfolio, associated with a decline in the economy, has prompted an increase in the loan loss reserve.

16         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Mortgage Banking Segment Generates Record Origination and Sales of Residential Mortgage Loans

The continuing low interest rate environment spurred refinancing activity in the residential Mortgage Banking segment. Residential mortgage loan sales in the secondary mortgage market grew by 70% from $327,296,000 in 2001 to $555,615,000 for 2002. This increase in loan sale activity accounted for an 85% increase in gains on related loan sales, from $5,218,000 for 2001 to $9,647,000 for 2002. This activity provides a revenue stream that is counter-cyclical to declines in net interest income caused by decreasing interest rates. Because of declining interest rates on an asset rate sensitive earning asset portfolio, as indicated in Table 4 – Rate/Volume Analyses on page 22 of this report, net interest income, related to interest rates, decreased by $2,316,000 from 2001 to 2002. However, continued growth in earning assets, primarily in the loan portfolio, was responsible for a $3,235,000 increase in net interest income, offsetting this decline and providing an overall increase in net interest income of $919,000 over 2001.

Historically, when interest rates begin to rise, the Corporation benefits from its asset interest rate sensitivity, increasing its net interest margins, while decreasing its revenues from the refinancing business activity. Should interest rates remain at the present lower levels, the possibility exists that the number of customers desiring to refinance residential mortgage loans could decrease. A potential decrease in residential mortgage loan refinances, prior to market interest rates moving upward, could have a detrimental impact on the Corporation’s net income, due to a potential decrease in revenues from this counter-cyclical activity, without a corresponding increase in the Corporation’s net interest income or net interest margin.

RESULTS OF OPERATIONS

Overview

The Corporation reported a 12% increase in net income to $10,207,000 for the year ended December 31, 2002, the eighth consecutive year of record earnings for the Corporation. Net income for 2001 amounted to $9,126,000.

Basic earnings per share amounted to $2.34 in 2002, an 11% increase over $2.11 for 2001. Diluted earnings per share increased by 13% to $2.31 for 2002 from $2.05 for 2001. The dilutive potential common shares added to the weighted-average shares outstanding were 65,010 and 127,090 for 2002 and 2001, respectively.

These record earnings results for 2002 were due to a number of factors. As presented on Table 1 – Line of Business Segment Analysis, profits from the Mortgage Banking segment grew by 72%. Interest rates continued to remain low during 2002, including residential mortgage interest rates. These low rates helped produce a significant increase in the mortgage refinancing activity in the Mortgage Banking segment of the Corporation. Mortgage loan sales for 2002 were ahead of 2001 by 70% and is primarily responsible for a 79% increase in other income in the mortgage-banking segment. Continued low interest rates, compared to 2001, and a 50 basis point decline in the prime rate in the fourth quarter of 2002 were primarily responsible for a 51 basis point decrease in the banking segments net interest margin. However, a 14% increase in average outstanding earning assets in 2002, compared to 2001, more than offset the decreased margin and increased the banking segment’s net interest income, year to year, by 5%. This increase in net interest income is the primary reason for a 3% increase in the banking segment’s segment profit for 2002, compared to 2001.

Despite a fee increase in the third quarter of 2002, fees from Wealth Management services decreased by $117,000 or 1% compared to similar revenues for 2001. An overall decline in the value of the stock market is primarily responsible for a decline in the value of assets under management, thereby lowering trust fees in 2002, compared to 2001. The year 2002 marked the first full year that the Wealth Management segment had the benefit of its wealth sales consultants. The results of their new business efforts and an increase in the fee schedules charged to clients in July 2002, were primarily responsible for increases in wealth management fees in each of the final two quarters of 2002, compared to similar quarters in 2001, increasing by $124,000 and $86,000, for the third and fourth quarters, respectively. The decline in market values in 2002, compared to 2001 was partially responsible for a 17% decline in Wealth Management segment profits in 2002 compared to 2001.

Return on average assets (“ROA”) for the year was 2.01%, compared to 2.05% in 2001, while return on average equity (“ROE”) for 2002 was 17.25% compared to 16.95% in 2001.

EARNINGS PERFORMANCE

Lines of Business

The Corporation continues to have four significant business segments or lines from which it derives its earnings, one of which is the Banking line of business. Additional earnings streams are obtained from its Wealth Management line of business and its Mortgage Banking line of business—the origination, servicing and sale of mortgage loans to the secondary mortgage market. The fourth segment, included in “All Other” in the following segmentation analysis, derives net revenues from financial services and products, offered through the Corporation’s subsidiaries, as well as the Bank’s subsidiaries, ICBM and BMSS and JWR & Co.’s subsidiary B M Finance.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            17

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Following is a segmentation analysis of the results of operations for those lines of business for 2002 and 2001:

TABLE 1 - Line of Business Segment Analysis

	2002
(dollars in thousands)	Banking	Wealth Management	Mortgage Banking	All Other*	Consolidated
Net interest income	$24,697	$—	$200	$31	$24,928
Less loan loss provision	1,000	—	—	—	1,000

Net interest income after loan loss provision	23,697	—	200	31	23,928
Other income:
Fees for investment management and trust services	—	8,620	—	—	8,620
Service charges on deposit accounts	1,822	—	—	—	1,822
Other fees and service charges	235	—	1,512	—	1,747
Net gain on sale of loans	6	—	9,647	—	9,653
Gain on sale of other real estate owned	—	—	—	—	—
Other operating income	1,374	3	—	3,391	4,768

Total other income	3,437	8,623	11,159	3,391	26,610
Other expenses:
Salaries—regular	7,822	3,464	1,088	1,775	14,149
Salaries—other	1,918	291	692	77	2,978
Fringe benefits	2,437	706	88	298	3,529
Occupancy	3,072	580	172	427	4,251
Other operating expenses	4,726	891	2,842	1,440	9,899

Total other expenses	19,975	5,932	4,882	4,017	34,806

Segment profit (loss)	$7,159	$2,691	$6,477	$(595)	$15,732

% of segment profit (loss)	46%	17%	41%	(4%)	100%

	2001
(dollars in thousands)	Banking	Wealth Management	Mortgage Banking**	All Other*	Consolidated**
Net interest income	$23,480	$—	$243	$286	$24,009
Loan loss provision	1,200	—	—	—	1,200

Net interest income after loan loss provision	22,280	—	243	286	22,809
Other income:
Fees for investment management and trust services	—	8,737	—	—	8,737
Service charges on deposit accounts	1,540	—	—	—	1,540
Other fees and service charges	294	—	1,004	—	1,298
Net gain on sale of loans	3	—	5,218	—	5,221
Gain on sale of other real estate owned	—	—	—	—	—
Other operating income	1,547	11	—	3,476	5,034

Total other income	3,384	8,748	6,222	3,476	21,830
Other expenses:
Salaries—regular	8,201	3,010	883	1,954	14,048
Salaries—other	1,505	202	252	77	2,036
Fringe benefits	1,853	585	66	315	2,819
Occupancy	3,109	632	178	444	4,363
Other operating expenses	4,061	1,088	1,326	1,002	7,477

Total other expenses	18,729	5,517	2,705	3,792	30,743

Segment profit (loss)	$6,935	$3,231	$3,760	$(30)	$13,896

% of segment profit (loss)	50%	23%	27%	0%	100%

*	Bryn Mawr Bank Corporation, Insurance Counsellors of Bryn Mawr, Inc. Bryn Mawr Brokerage Company, Inc., Bryn Mawr Finance, Inc., Bryn Mawr Settlement Services, Inc. and Joseph W. Roskos & Co. have all been aggregated in All Other.
**	Reclassified for comparative purposes.

The table reflects operating profits or losses of each corporate line of business before income taxes and excluding inter-company interest income and expense, related to inter-company borrowings.

The Banking segment’s percentage of operating profits stood at 46% for 2002, compared to 50% for 2001. The Wealth Management segment’s percentage of operating profit was 17%, down from 23% for 2001. The Mortgage Banking segment’s share of operating profits increased from 27% in 2001 to 41% in 2002, while the “All Other” segment, including the Corporation and all non-banking subsidiaries, went from 0% in 2001 to (4%) in 2002. The primary reason for this decrease in the “All Other” segment was a $73,000 loss for JWR & Co. for 2002, compared to a $293,000 profit for 2001 and the write-down of $400,000 in goodwill associated with JWR & Co.

Banking Line of Business

The Bank’s average outstanding earning assets for 2002 of $455,142,000 increased 14% from $400,650,000 for 2001. Average outstanding loans grew by 15% in 2002. The largest dollar increase in average outstanding loans occurred in commercial mortgage loans, up $44,258,000 or 79% over 2001 average balances. As a result of a review of the commercial loan portfolio, it was determined that approximately $18,000,000 in loans categorized as commercial loans were commercial mortgage loans. Therefore, $18,000,000 in loan balances was transferred from commercial loans to commercial mortgage loans at the beginning of 2002 (the “Transferred Loans”). Average residential mortgage loan balances grew by $24,834,000 or 56% in 2002, compared to similar average outstanding balances in 2001. Average construction loan balances increased $10,330,000 or 62% in 2002, compared to the same period in 2001. Reflecting the effect of the Transferred Loans referred to previously, the average commercial loan balances were reduced by $18,000,000 for 2002, compared to 2001. This reduction in average loan balances was responsible for average outstanding commercial loan balances decreasing $11,613,000 or 8% from 2001 average balances.

The average outstanding balances of the Bank’s consumer loan portfolio decreased by $13,221,000 or 13% from 2001’s average outstanding balances. As residential mortgage loan interest rates remained low in 2002, many fixed rate home equity borrowers, in the consumer loan portfolio, chose to refinance their existing loan balances into lower rate residential first mortgage loans. Lower demand for indirect automobile loans, due to increased competition from automobile manufacturers for new automobile loans, was also responsible for the decrease in average consumer loan balances in 2002. The average outstanding balances of federal funds sold decreased by 3% in 2002 compared to 2001 levels. Average outstanding investments decreased by 11% for 2002 compared to 2001. The decrease in average outstanding balances of both federal funds sold and investments partially funded the growth in the loan portfolio.

Average outstanding total deposits increased 13% in 2002 compared to 2001. The largest dollar increase occurred in the Bank’s NOW account average balances, up $18,668,000 or 19%. Average outstanding non-interest bearing demand deposit balances increased by $15,072,000 or 15%, while average money market account balances increased by $10,083,000 or 20%. Average outstanding savings deposits increased 7% or $2,732,000, while the average balances of certificates of deposit (“CD”s) grew by $1,251,000 or 2%. In

18         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

order to meet loan funding and liquidity requirements, the Bank increased its reliance on short-term borrowings, increasing the combined average outstanding borrowings of short-term borrowings and federal funds purchased by $7,019,000 or 53%. The increases in the average balances of lower costing Now account, non-interest bearing demand deposit accounts and money market accounts are the primary reasons for the cost of funds decreasing 60 Basis Points. However, decreases in the prime rate during 2002, partially offset by increases in earning assets, specifically in higher yielding loans, are primarily responsible for a decrease in the net interest margin to 5.34% in 2002 from 5.85% for 2001. An expanded discussion of net interest income follows under the section entitled “Net Interest Income”.

Other income from the Banking segment increased by 2% in 2002 compared to 2001. Service charges on deposit accounts increased 18% due primarily to both a decrease in the earnings credit applied to deposit accounts, resulting in additional service charge revenues for the Bank and an overall increase in the fee structure for service charges on checking accounts. Other operating income decreased by 11% in 2002. Included in 2001 was a non- recurring recovery of $345,000. Exclusive of this recovery in 2001, other operating income increased 14%.

Total other expenses of the Banking line of business increased by 7% in 2002 compared to 2001 levels. While regular salaries decreased by 5%, other salaries, primarily incentives based on profitability and fringe benefits increased by 27% and 32%, respectively. Partially offsetting these increases was a decrease in occupancy expense, while other current operating expenses increased by 16%. Included in other operating expense in 2002 was a $134,000 recovery of costs associated with a prior problem loan. Exclusive of these costs, other operating expense increased 7% year to year.

The 5% increase in net interest income during 2002 was the main cause of the operating profits of the Banking line of business increasing 3% in 2002 compared to 2001.

Wealth Management Line of Business

The Wealth Management Division reported a 17% decrease in operating profit for 2002 compared to 2001 levels. A combination of a $415,000 increase in total other expenses, due to increased salary and benefits expenses and a $117,000 or 1% decrease in total investment management and trust fee income was primarily responsible for this decline in profitability. An overall decline in asset values related to a decline in the value of the stock market was the primary cause for this decrease. The market value of assets managed decreased from $1,707,000,000 at December 31, 2001, to $1,551,000,000 as of December 31, 2002.

Other expenses of the Wealth Management line of business increased by $415,000 or 8% in 2002 over 2001 levels.

The primary reason for this increase was an increase in the Wealth Management staff, including a full year’s cost of the wealth sales consultants, hired in the fourth quarter of 2001. Regular salary expense increased $454,000 or 15%, while incentive based other salaries grew $89,000 or 44%. Related fringe benefit costs also rose, up $121,000 or 21% from 2001 levels. Partially offsetting these expense increases was a $52,000 or 8% decline in occupancy expenses and a $197,000 or 18% decline in other operating expenses. During 2001, hiring costs were incurred to hire the wealth sales consultants and the wealth management head. No such costs were incurred in 2002. Outside hiring costs decreased by $363,000 in 2002, compared to 2001 and is the primary reason for the decrease in other operating expenses year to year.

Mortgage Banking Line of Business

The operating profit of the Bank’s Mortgage Banking line of business increased 72% in 2002 compared to 2001. During 2002, mortgage interest rates continued to remain low, making refinancing more attractive to borrowers. In 2002, the Mortgage Banking line of business had a 70% increase in the dollar volume of loans sold to the secondary mortgage market and a 15 basis point increase in the yield on sales, compared to 2001 levels. The increase in the volume of loans sold is the main reason for the increase in the mortgage banking segment’s profitability.

Following is a table showing the volume of residential mortgage loans originated and sold to the secondary mortgage market, the total net gains realized, and the yield on these loan sales:

TABLE 2 - Summary of Residential Loan Sale Activity

(dollars in thousands)	2002	2001
Volume of loans sold	$555,615	$327,296
Loan fees and net gains on sales	9,647	5,218
Yield on sales	1.74%	1.59%

As of December 31, 2002, the Bank serviced $606,657,000 in residential mortgage loans for others, compared to $406,093,000 in loans serviced for others at year-end 2001.

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. The Corporation’s expenses are primarily of an administrative nature. Based on a December 2002 discounted cash flow analysis of the value of goodwill on the Corporation’s books, related to JWR & Co., it was determined that an impairment of goodwill, in the amount of $400,000 existed. Therefore, in the fourth quarter of 2002, the Corporation wrote-down its balance of goodwill by $400,000 to $2,405,000. The impairment was primarily due to a decline in revenues in 2002, compared to previous years. Corporation management is taking steps to enhance future revenue streams and reduce expenses in future periods, and has made a change in JWR & Co. management.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            19

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a new wholly owned subsidiary, ICBM (a full-service insurance agency), to enable the Bank to offer insurance products and related services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. During 2001, ICBM entered into a marketing agreement, to share commissions earned on referrals from ICBM (the “Marketing Agreement”) with a full service insurance agency located in the Corporation’s immediate market area (the “Agency”). During 2002, the Marketing Agreement was terminated by mutual consent with the Agency. Costs associated with the termination of the Marketing Agreement, as well as commissions shared under the Marketing Agreement, are the primary reasons for a loss of $51,000 in 2002, compared to a profit of $23,000 in 2001.

Bryn Mawr Settlement Services, Inc.

In January 2002, the Bank formed BMSS to be a limited partner in a limited liability partnership, established to provide title search and abstract services to Bank customers refinancing their residential mortgage loans. BMSS entered into an agreement with Commonwealth Land Transfer Company, whereby BMSS would receive 70% of the profits, after expenses, from the partnership (the “Partnership Agreement”). Due to the large volume of mortgage loan refinancing in 2002, as described in the Mortgage Banking segment, BMSS earned $192,000 in net income for 2002. There were no such earnings in 2001.

Bryn Mawr Brokerage Company, Inc.

The Corporation established B M Brokerage in January 1999, in order to make brokerage services available to its client base through a networking agreement with UVest Financial Services Inc. During 2002, B M Brokerage reported a net loss of $5,000 compared to a net profit of $15,000 in 2001. Beginning in January 2003, B M Brokerage was made an inactive subsidiary. In the future, brokerage services will be provided by the Bank.

Joseph W. Roskos & Co.

On April 1, 1999, the Corporation acquired JWR & Co., effective January 1, 1999, for $4,195,000, through a combination of Corporation stock and cash. Goodwill in the amount of $3,300,000 was recorded on the Corporation’s books, to be amortized over a 20-year life. JWR & Co. was acquired to expand the products and services being offered by the Corporation through its subsidiaries. JWR & Co. provides family business office services to high-net-worth individuals, including accounting and tax preparation services, consulting and fiduciary support services. During 2002, JWR & Co. reported a net loss of $73,000, compared to net profits of $292,000 in 2001 and $295,000 in 2000, before the inter-company interest expense, paid to its subsidiary, B M Finance. As previously mentioned, it was determined that an impairment in the amount of $400,000 existed. Therefore, in the fourth quarter of 2002, the Corporation wrote down its balance of goodwill by $400,000.

Bryn Mawr Finance, Inc.

B M Finance was incorporated on December 20, 2001, as a wholly owned subsidiary of JWR & Co Its primary purpose is to provide financing opportunities to the Corporation and its subsidiaries. Exclusive of inter-company interest income from JWR & Co. and the Bank, B M Finance had losses of $8,000 and $9,000 for 2002 and 2001, respectively.

Net Interest Income

During 2001, the Bank’s prime rate decreased by 475 Basis Points, to 4.75% and remained there during 2002, until the fourth quarter of 2002, when the prime rate decreased another 50 basis points. This decrease in the prime rate in 2002, compared to 2001, compressing the net interest margin, was partially offset by a 14% increase in average outstanding earning assets. The result was a 3% or $899,000 decrease in total interest income. A decline in interest rates paid on deposits during 2002, compared to 2001 deposit rates, and strong growth in the Bank’s low cost and non-interest bearing deposits was primarily responsible for a 29% or $1,818,000 decrease in interest expense for the year ended December 31, 2002. This resulted in an overall increase in net interest income of 4% or $919,000 over the year ended December 31, 2001. Average earning assets grew 14% in 2002, compared to 2001 levels. The average outstanding balances of federal funds sold decreased by 3% and average investments decreased by 11%. The yield on earning assets decreased by 110 Basis Points, from 7.6% for 2001 to 6.5% for 2002.

Total average deposits increased 13%. The largest increases occurred in the Bank’s lower costing or non-interest bearing deposits. Average NOW account balances increased by $18,668,000 or 19%, average non-interest-bearing demand deposits increased by $15,072,000 or 15% and average balances of money market accounts increased by $10,083,000 or 20%. Statement savings average balances grew by $2,732,000 or 7% and CD balances grew by $1,251,000 or 2%. In an effort to increase liquidity, average outstanding short-term borrowings grew by 53% over similar balances for 2001. A combination of the ability to lower overall interest rates paid for interest-bearing deposits and short-term borrowings and strong growth in the low and no cost deposit balances was primarily responsible for a 60 basis point decrease in the average cost of funds for 2002, compared to 2001. The decrease in the yield on earning assets, partially offset by the decreased cost of funds was directly responsible for the Bank’s net interest margin, defined as net interest income, exclusive of loan fees, as a percentage of average earning assets, decreasing from 5.85% for 2001 to 5.34% for 2002.

20         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $620,000, $574,000 and $625,000 in 2002, 2001 and 2000 respectively. The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

TABLE 3 - Analyses of Interest Rates and Interest Differential

	2002			2001			2000
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Cash and due from banks	$29,934	$—	—%	$25,006	$—	—%	$22,345	$—	—
Interest-bearing deposits with other banks*	3,651	54	1.5	623	21	3.4	1,623	90	5.5
Federal funds sold*	7,275	112	1.5	7,521	321	4.3	6,174	373	6.0
Investment securities available for sale:
Taxable*	21,373	1,038	4.9	23,331	1,302	5.6	26,482	1,558	5.9
Tax-exempt*	939	39	4.2	1,604	66	4.1	2,495	108	4.3

Total investment securities	22,312	1,077	4.8	24,935	1,368	5.5	28,977	1,666	5.7

Loans*	421,904	28,169	6.7	367,571	28,601	7.8	346,921	29,856	8.6
Less allowance for loan losses	(5,459)	—	—	(4,636)	—	—	(4,352)	—	—

Net loans	416,445	28,169	6.8	362,935	28,601	7.9	342,569	29,856	8.7
Other assets	27,365	—	—	24,479	—	—	23,897	—	—

Total assets	$506,982	$29,412	—	$445,499	$30,311	—	$425,585	$31,985	—

Liabilities:
Demand deposits, noninterest-bearing	$117,949	$—	—%	$102,877	$—	—%	$96,215	$—	—%
Savings deposits	221,725	1,556	0.7	190,242	2,023	1.1	192,141	2,697	1.4
Time deposits	79,332	2,509	3.2	78,081	3,768	4.8	70,819	3,596	5.1
Short term borrowings	18,609	386	2.1	11,959	467	3.9	10,342	693	6.7
Federal funds purchased	1,665	33	2.0	1,296	44	3.4	1,283	86	6.7
Other liabilities	8,551	—	—	7,202	—	—	6,765	—	—

Total liabilities	447,831	4,484	—	391,657	6,302	—	377,565	7,072	—
Shareholders’ equity	59,151	—	—	53,842	—	—	48,020	—	—

Total liabilities and shareholders’ equity	$506,982	$4,484	—	$445,499	$6,302	—	$425,585	$7,072	—

Total earning assets*	$455,142	—	—	$400,650	—	—	$383,695	—	—
Interest income to earning assets	—	—	6.5	—	—	7.6	—	—	8.3
Interest expense to earning assets	—	—	1.0	—	—	1.6	—	—	1.8
Net yield on interest-earning assets	—	—	5.5	—	—	6.0	—	—	6.5
Average effective rate paid on interest- bearing liabilities	—	—	1.4	—	—	2.2	—	—	2.6
Average effective cost on total deposits and short borrowings	—	—	1.0	—	—	1.6	—	—	1.9
Net interest margin	—	—	5.34	—	—	5.85	—	—	6.33
Earning assets to interest-bearing liabilities	—	—	1.42	—	—	1.42	—	—	1.40

*Indicates earning assets.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            21

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $46,000 in 2002, $(51,000) in 2001, and $160,000 in 2000.

TABLE 4 - Rate/Volume Analyses

(in thousands)	2002 vs. 2001			2001 vs. 2000
Increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Interest-bearing deposits with other banks. .	$51	$(18)	$33	$(43)	$(26)	$(69)
Federal funds sold	(10)	(199)	(209)	69	(121)	(52)
Investment securities available for sale:
Taxable	(106)	(158)	(264)	(179)	(77)	(256)
Tax-exempt	(29)	2	(27)	(37)	(5)	(42)
Loans	3,917	(4,349)*	(432)	1,676	(2,931)*	(1,255)

Total interest income	3,823	(4,722)	(899)	1,486	(3,160)	(1,674)

Interest expense:
Savings deposits	330	(797)	(467)	(30)	(644)	(674)
Time deposits	57	(1,316)	(1,259)	379	(207)	172
Short term borrowings	191	(272)	(81)	96	(322)	(226)
Fed funds purchased	10	(21)	(11)	2	(44)	(42)

Total interest expense	588	(2,406)	(1,818)	447	(1,217)	(770)

Interest differential	$3,235	$(2,316)	$919	$1,039	$(1,943)	$(904)

*	Included in the loan rate variance was a (decrease) increase in interest income related to non-performing loans of $(73,000) and $55,000 in 2002 and 2001, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 3% decline in interest income for 2002 was primarily attributable to a 110 basis point decline in the average yield on earning assets, from 7.6% in 2001 to 6.5% for 2002. A 14% increase in average earning assets from $400,650,000 for 2001 to $455,142,000 for 2002 helped offset the decline in interest income due to decreases in interest rates. Primarily due to the decreases in the prime rate, interest income related to the rate variance decreased by $4,723,000. A $3,824,000 increase in interest income, attributable to volume growth, was the result of a 15% increase in average outstanding loans. The average yield on loans decreased 110 basis points from 7.8% in 2001 to 6.7% in 2002. The average yield on federal funds sold decreased 280 Basis Points to 1.5% for 2002, compared to 4.3% for 2001. The yield on the investment portfolio decreased by 70 Basis Points from 5.5% in 2001 to 4.8% in 2002.

While increased average outstanding deposits, short-term-borrowing and federal funds purchased caused interest expense to increase by $588,000, the ability to lower rates paid on deposits caused a decrease in interest expense of $2,406,000. The net result was an increase in net interest income of $919,000.

As of December 31, 2002, outstanding loan balances increased 16% over December 31, 2001. The most significant loan growth occurred in commercial mortgage loans, which increased by $35,684,000 or 52%. This increase is inclusive of the $18,000,000 in Transferred Loans from commercial and industrial loans to commercial mortgage loans in January 2002. Second mortgage loan balances, originated as a part of the Mortgage Banking segment, increased by $13,767,000 or 62% and held-for-sale mortgage loans increased by $11,470,000 or 69%. Commercial and industrial loans, reflecting the Transferred Loans, thereby reducing commercial and industrial loan balances by $18,000,000, grew by $3,075,000 or 2%. Construction loans grew by $7,111,000 or 35%. A 31% decrease in outstanding consumer loans is due primarily to continued run-off of indirect automobile loans, which was planned by the Bank, as well as the repayment by home equity loan borrowers, as they chose to refinance these balances into first mortgages. The yield on average earning assets decreased by 110 Basis Points from 7.6% in 2001 to 6.5% in 2002.

Average deposits increased $47,806,000 or 13% during 2002. Average outstanding CD balances increased by 2%. Average outstanding NOW account balances grew 19%, average non-interest-bearing demand deposits were up by 15% and average outstanding money market account balances grew by 20%. Savings account average balances and CD average balances decreased by 7% and 2%, respectively. Average outstanding short-term borrowings and federal funds purchased increased by 53%. The cost of funds for the Bank averaged 1.0% for 2002 compared to 1.6% for 2001, a 60 basis point decrease.

22         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Loan Loss Provision

The Bank decreased its annual loan loss provision from $1,200,000 for 2001 to $1,000,000 for 2002. During 2001 the Bank had write-offs totaling $1,169,000. The majority of these write-offs were for one commercial borrower. A small recovery was subsequently received on the charged-off loan. In 2002, the provision was made to allow for additional loan deterioration inherent within the existing loan portfolio, associated with a decline in the economy, as well as the growth in the loan portfolio. The allowance for loan losses was $6,114,000 and $4,928,000 as of December 31, 2002 and 2001, respectively. Delinquencies, as a percentage of outstanding loans, amounted to 16 Basis Points and 11 Basis Points as of December 31, 2002 and 2001, respectively. Nonperforming loans amounted to $45,000 at December 31, 2002, practically even with $43,000 at December 31, 2001. There was no OREO recorded on the Bank’s books at either year-end. The allowance for loan losses, as a percentage of outstanding loans, was 1.31% as of December 31, 2002, compared to 1.23% as of December 31, 2001. Bank management has determined that the 2002 loan loss provision was sufficient to maintain an adequate level of the allowance for loan losses during 2002.

A summary of the changes in the allowance for loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

TABLE 5 - Allowance For Loan Losses

	December 31,
(dollars in thousands)	2002	2001	2000	1999	1998
Allowance for loan losses:
Balance, January 1	$4,928	$4,320	$4,400	$4,100	$4,074

Charge-offs:
Commercial and industrial .	—	(940)	(32)	(10)	(42)
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	(51)	(12)	22 *	(22)
Consumer	(68)	(178)	(355)	(209)	(179)

Total charge-offs	(68)	(1,169)	(399)	(197)	(243)

Recoveries:
Commercial and industrial	220	63	3	87	100
Real estate—construction	—	476	—	116	—
Real estate—mortgage	10	—	—	—	—
Consumer	24	38	66	44	19

Total recoveries	254	577	69	247	119

Net recoveries / (charge-offs)	186	(592)	(330)	50	(124)
Provision for loan losses	1,000	1,200	250	250	150

Balance, December 31	$6,114	$4,928	$4,320	$4,400	$4,100

Net recoveries / (charge-offs) to average loans	0.04%	(0.16%)	(0.10%)	0.02%	(0.05%)

*	The negative charge-off of $22,000 in real estate—mortgage loans in 1999 reflects the adding back to the loan loss reserve of an amount previously charged off, in conjunction with the acquisition of other real estate owned.

TABLE 6 - Allocation of Allowance for Loan Losses

The table below allocates the balance of the allowance for loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

	December 31,
	2002		2001		2000		1999		1998
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans

Balance at end of period applicable to:
Commercial and industrial	$2,940	36.4%	$2,729	39.1%	$1,193	41.5%	$151	39.7%	$427	31.8%
Real estate—construction	494	5.9	214	5.1	7	3.0	33	4.2	81	4.7
Real estate—mortgage	1,107	52.4	1,019	45.0	56	38.3	228	35.4	161	39.3
Consumer	907	5.3	316	10.8	248	17.2	279	20.7	301	24.2
Unallocated	666	—	650	—	2,816	—	3,709	—	3,130	—

Total	$6,114	100%	$4,928	100%	$4,320	100%	$4,400	100%	$4,100	100%

The loan loss reserve allocation reflects a reserve based on specific loan loss reserve allocations on loans reviewed individually as well as an average historical loan write-off percentage for loans in each specific loan category not individually reviewed and is also increased by an additional percentage to reflect current market conditions. Refer to page 38 for further discussion of the Corporation’s loan review process.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            23

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Other Income

The following table details other income for the years ended December 31, 2002 and 2001, and the percent change from year to year:

TABLE 7- Other Income

	2002	2001*	% Change
Fees for trust services	$8,620	$8,737	(1%)
Service charges on deposit accounts	1,822	1,540	18%
Other fees and service charges	1,747	1,298	35%
Net gain on sale of loans	9,653	5,221	85%
Fees earned from family business office services	2,229	2,564	(13%)
Investment advisory and brokerage fees	216	296	(27%)
Insurance commission income	275	252	9%
Other operating income	1,565	1,502	4%

Total other income	$26,127	$21,410	22%

*	Reclassified for comparative purposes.

In addition to net interest income, the Bank’s three operating segments, as well as ICBM, BMSS, B M Brokerage, and JWR & Co., generate various streams of fee-based income, including investment management and trust income, service charges on deposit accounts, loan servicing income, consulting fees and gains/losses on loan sales.

As discussed in the “Lines of Business” section on pages 17-19, the increase in other income in 2002 from 2001 levels was primarily a result of an increase in revenues from gains on the sale of residential mortgage loans in the secondary market.

Fees for investment management and trust services declined $117,000 or 1% from year to year. Refer to the discussion under the heading “Wealth Management Line of Business on page 19 of this report.

Service charges on deposit accounts increased $282,000 or 18%, due primarily to a decrease in the earnings credit applied to offset charges to deposit accounts. This decrease in the earnings credit allowed the Bank to increase its actual fees charged over 2001 levels. The Bank also revised its fee schedule for services in 2002, thereby increasing fee income.

Other fees and service charges increased $449,000 or 35%, from $1,298,000 for 2001 to $1,747,000 for 2002. The primary reason for this increase was associated with the increase in residential refinancing activity, discussed in the Mortgage Banking segment. Residential mortgage loans were sold by the Bank with servicing retained. This generates a monthly servicing fee. During 2002, a significant increase in the loans sold with servicing retained was the primary reason for this increase.

As discussed in the “Mortgage Banking Line of Business” section, the $4,429,000 or 85% increase in gains on the sale of residential mortgage loans was directly attributable to a $228,319,000 or 70% increase in the volume of residential mortgage loans sold, compared to 2001, as well as a 15 basis point increase in the yield on the sale of residential mortgage loans to the secondary mortgage market.

Fees from the JWR & Co. family office business amounted to $2,229,000 for 2002, a $338,000 or 13% decrease from fees earned in 2001. This decrease is directly attributable to declining profit margins on existing clients, as well as a decrease in estate fees earned in 2002, compared to 2001. Corporation management is taking steps to increase the profit margin and generate new business in future periods.

Investment advisory and brokerage fees declined $80,000 or 27% from $296,000 for 2001 to $216,000 for 2002. The primary reason for this decline was the decision to discontinue the operations of Bryn Mawr Asset Management, Inc. (“BMAM”) during 2001, causing an $82,000 decline in investment advisory fees in 2002 compared to 2001.

Insurance commission income increased $23,000 or 9% from $252,000 for 2001 to $275,000 for 2002. During 2002, ICBM paid the Agency, under the terms of the Marketing Agreement, $46,000 in commissions. Exclusive of this payment, insurance commission income grew by 27%.

Other operating income increased $63,000 or 4% in 2002 from 2001. Included in 2001 revenues was a non-recurring recovery of $345,000. Exclusive of this non-recurring recovery, other operating income increased by 35%, primarily due to sweep fees paid to the Bank with respect to commercial and personal account balances, which were transferred to off-balance sheet mutual funds.

Other Expenses

The following table details other expenses for the years ended December 31, 2002 and 2001, and the percent change from year to year:

TABLE 8 - Total Other Expenses

	2002	2001*	% Change
Salaries-regular	$14,149	$14,048	1%
Salaries-other	2,978	2,036	46%
Employee benefits	3,529	2,819	25%
Occupancy expense	1,942	2,111	(8%)
Furniture, fixtures, and equipment.	1,914	1,964	(3%)
Advertising	1,065	959	11%
Professional fees	1,028	552	86%
Computer processing	613	596	3%
Stationery and supplies	341	360	(5%)
Insurance	145	163	(11%)
Goodwill amortization	—	165	(100%)
Writedown of impaired goodwill	400	—	100%
Amortization of MSRs	1,617	580	179%
Other operating expenses	4,602	3,970	16%

Total other expenses	$34,323	$30,323	13%

*	Reclassified for comparative purposes.

24         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Other expenses increased for the year ended December 31, 2002, by $4,000,000 or 13%. Regular salaries, consisting of regular, part time and overtime salary expense, the largest component of other expenses, rose 1%. Increases in regular salary expenses for 2002 were partially offset by the elimination of regular salary expense associated with BMAM, whose operations were discontinued at December 31, 2001. As of December 31, 2002, the Corporation’s consolidated full-time equivalent staffing level was 264.0 compared to 256.0 as of December 31, 2001.

Other salaries increased $942,000 or 46% from 2001 to 2002. The increase in 2002 was directly related to incentive-based compensation, which is directly related to corporate profitability.

Employee benefit costs increased $710,000 or 25% in 2002 from 2001 levels. Of this increase, $623,000 relates to the Corporation’s pension plan and SERP, which combined, produced an expense of $549,000 in 2002 compared to net income of $74,000 in 2001. A combination of declining pension asset values and decreasing returns on the pension assets are primarily responsible for this increase in pension and SERP expenses. An economic environment at current levels in future periods, producing lower yields on the pension plan’s assets, could result in additional increases to the pension expense in future periods. As presented in Note 11 to the Consolidated Financial Statements, which are a part of this report, “Pension and Other Postretirement Benefits”, a number of factors are responsible for the change from net pension income for 2001 to pension expense for 2002. Interest costs, associated with the pension plan, increased by $76,000 for 2002, compared to 2001, and the amortization of the actuarial gain decreased by $348,000, while the expected return on plan assets decreased by $151,000. These three items account for $575,000 of the $623,0000 increase in pension expense from 2001 to 2002.

Occupancy expense decreased 8% or $169,000, from $2,111,000 for 2001 to $1,942,000 for 2002. Repairs and maintenance and insurance for the Bank decreased by $102,000 and $45,000, respectively, accounting for $147,000 of the $169,000 decrease. Furniture, fixtures and equipment expenses decreased by $50,000 or 3% from 2001 to 2002. Decreases in depreciation of furniture, fixtures and equipment and repair and maintenance costs are primarily responsible for this decrease.

Advertising expense increased $106,000 or 11%, reflecting increases in the Corporation’s advertising campaign in 2002, compared to 2001, specifically radio advertising.

Professional fees increased by $476,000 or 86%. The primary reason for this increase was an increase of $276,000 in Bank and Corporation legal fees, due to a non-recurring recovery of legal fees in 2001 of $221,000.

Insurance expense decreased by $18,000 or 11%. Insurance expense is composed of the premiums paid to the Federal Deposit Insurance Corporation (the “FDIC”) for deposit insurance, as well as the cost of the Corporation’s business insurance coverage. FDIC insurance premiums remained even with 2001 levels. The cost of the Bank’s business insurance remained almost level with 2001 expenses, due to a significant portion of the related premiums being negotiated for a 3 year term, of which 2002 was the second year.

Under Statement of Financial Accounting Standard No. 142—“Goodwill and Other Intangible Assets”, unless impairment of goodwill is indicated, goodwill will no longer be written off. Therefore, in 2002 goodwill was not amortized, compared to amortization of $165,000 in 2001, all related to JWR & Co The impairment test of the balance of goodwill related to the JWR & Co. acquisition resulted in an impairment of $400,000, taken in the fourth quarter of 2002.

The amortization of MSRs increased $1,037,000 or 179% from 2001 to 2002. This increase is associated with the increase in the residential refinancing activity discussed in the Mortgage Banking segment. As residential mortgage loans that were sold by the Bank with servicing retained are repaid, as a part of a refinancing, the balance of the respective MSRs on the Bank’s books must be fully amortized. During 2002, significant amortization of MSRs, related to the increased mortgage refinance activity, generated an expense of $1,617,000, compared to $580,000 in 2001.

Other operating expenses increased $632,000 or 16% from $3,970,000 in 2001 to $4,602,000 in 2002. During 2001, the Bank reported a recovery of other expenses associated with a prior problem loan of $134,000. Increased residential mortgage loan sale activity in 2002 also generated increased related expenses, such as appraisal fees, loan pair off fees, etc. Other operating expenses associated with the increased mortgage lending activity increased by $522,000. Exclusive of the non-recurring recovery in 2001 and the increased mortgage lending related expenses in 2002, other operating expenses decreased by $24,000 or 1% in 2002, compared to 2001.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            25

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Income Taxes

Federal income taxes for 2002 were $5,482,000, compared to $4,770,000 for 2001. This represents an effective tax rate of 34.8% and 34.3% for 2002 and 2001, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. Included in 2002 applicable income taxes was $43,000 in Pennsylvania State income taxes for BMSS. No such tax expense was incurred in 2001. See Note 10 to the Consolidated Financial Statements, which are part of this report.

FINANCIAL CONDITION

Investment Securities

Management has elected to classify 100% of the investment portfolio as available for sale. Therefore, the investment portfolio was carried at its estimated market value of $22,242,000 and $26,222,000 as of December 31, 2002 and 2001, respectively. The amortized cost of the portfolio as of December 31, 2002 was $21,894,000, resulting in net unrealized gains of $348,000. The amortized cost of the portfolio at December 31, 2001 was $25,807,000, resulting in net unrealized gains of $415,000.

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 2002, are as follows:

TABLE 9 - Investment Portfolio

(dollars in thousands)	Maturing during 2003	Maturing from 2003 through 2007	Maturing from 2007 through 2012	Maturing after 2012	Total
Obligations of the U.S. Government and agencies:
Book value	$1,016	$18,805	$—	$—	$19,821
Weighted average yield	5.1%	4.4%	—	—	4.5%
State and political subdivisions:
Book value	—	451	—	—	451
Weighted average yield	—	6.5%	—	—	6.5%
Other investment securities:
Book value	—	—	110	1,860	1,970
Weighted average yield	—	—	—	3.7%	3.5%

Total book value	$1,016	$19,256	$110	$1,860	$22,242
Weighted average yield	5.1%	4.5%	—	3.7%	4.8%

In addition to $3,004,000 in maturities during 2002, $15,000,000 in investments was called and $336,000 of Federal Home Loan stock was redeemed. During 2002, purchases of investment securities amounted to $14,431,000. Those transactions, and the $67,000 decrease in unrealized gains on the investment portfolio and $4,000 in net investment amortization during 2002 were primarily responsible for the $3,980,000 or 15% decrease in the investment portfolio from December 31, 2001, to December 31, 2002. At December 31, 2002, approximately 89% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal lines of credit loans (the Bank’s “CreditLine” product) are included in consumer loans.

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

TABLE 10 - Loan Portfolio

	December 31
(in thousands)	2002	2001	2000	1999	1998
Real estate loans:
Permanent mortgage loans	$244,638	$177,479	$135,777	$134,495	$110,535
Construction loans	27,514	20,416	10,642	14,398	13,204
Commercial and industrial loans	170,114	167,452	147,398	119,835	89,368
Consumer loans	24,537	35,521	61,189	70,211	68,078

Total	$466,803	$400,868	$355,006	$338,939	$281,185

The maturity distribution of the loan portfolio, excluding loans secured by one-family residential property and consumer loans, at December 31, 2002, is shown below.

(in thousands)	Maturing during 2003	Maturing from 2004 through 2007	Maturing after 2007	Total
Commercial, financial, and agricultural	$55,093	$39,184	$75,837	$170,114
Real estate—construction	8,324	19,190	—	27,514
Real estate—other	7,140	29,052	67,780	103,972

Total	$70,557	$87,426	$143,617	$301,600

Interest sensitivity on the above loans:
Loans with predetermined rates	$18,290	$36,845	$15,131	$70,266
Loans with adjustable or floating rates	163,454	64,688	3,192	231,334

Total	$181,744	$101,533	$18,323	$301,600

There are no scheduled prepayments on the loans included in the maturity distributions.

26         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

TABLE 11 - Loan Portfolio And Nonperforming Asset Analysis

	Loan Portfolio				Nonperforming Assets			Loan Loss Reserve
(in thousands)	Current	Past Due 30 to 89 Days	Past Due 90 Days or More	Total Loans	Non- performing Loans *	Other Real Estate Owned	Total Non- Performing Assets	Reserve for Loan Loss Allocation
Real estate loans:
Permanent mortgage loans:
Residential	$78,713	$409	$—	$79,122	$—	$—	$—	$377
Commercial	103,934	38	—	103,972	—	—	—	448
Home equity	61,426	99	19	61,544	19	—	19	282

Total permanent mortgage loans	244,073	546	19	244,638	19	—	19	1,107
Construction mortgage loans:
Residential	20,924	—	—	20,924	—	—	—	376
Commercial	6,590	—	—	6,590	—	—	—	118

Total construction mortgage loans	27,514	—	—	27,514	—	—	—	494

Total real estate loans	271,587	546	19	272,152	19	—	19	1,601
Commercial and industrial loans	170,080	34	—	170,114	—	—	—	2,940

Total commercial and industrial loans	170,080	34	—	170,114	—	—	—	2,940

Consumer loans:
Direct	6,004	15	14	6,033	14	—	14	223
Indirect	10,752	91	6	10,849	6	—	6	401
CreditLine	7,644	5	6	7,655	6	—	6	283

Total consumer loans	24,400	111	26	24,537	26	—	26	907
Unallocated reserve for loan loss	—	—	—	—	—	—	—	666

Total	$466,067	$691	$45	$466,803	$45	$—	$45	$6,114

*	Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $45,000 includes the $45,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent included in nonperforming loans.

The Bank’s lending function is its principal income generating activity, and it is the Bank’s policy to continue to serve the credit needs of its market area. Total loans at December 31, 2002 increased 16% to $466,803,000 from $400,849,000 as of December 31, 2001.

The largest growth in outstanding balances occurred in commercial mortgage loans, which added $18,000,000 because of the addition of the Transferred Loans from the commercial and industrial loan balances. These balances increased by 52% or $35,684,000 during 2002, from $68,194,000 at December 31, 2001, to $103,878,000 at December 31, 2002. Exclusive of the Transferred Loans, commercial mortgage loans grew by $17,684,000 or 26%.

Second mortgage loans, originated as a function of the Mortgage Banking segment, increased 62% or $13,767,000, from $22,058,000 at December 31, 2001 to $35,825,000 at year end 2002.

Held-for-sale residential mortgage loans increased by 69% or $11,470,000, from $16,556,000 at December 21, 2001 to $28,026,000 at year-end 2002. The increased residential loan sale activity is the primary reason for the increase in held-for-sale balances, awaiting funding from the respective investors at each respective year-end.

Mortgage loans, including fixed rate home equity loans increased by 8% or $5,863,000 from $70,937,000 at December 31, 2001 to $76,800,000 at year end 2001.

Commercial and industrial loan balances grew 2% or $3,075,000 from $167,452,000 at December 31, 2001 to $170,527,000 at December 31, 2002. This increase in loan volume includes the decrease in commercial and industrial loan balances because of the Transferred Loans of $18,000,000, transferred to the commercial mortgage loan category. Excluding the effect of the Transferred Loans, commercial and industrial loans grew by $21,075,000 or 13%. Continued increased business development in the Bank’s commercial lending market area is the primary reason for this growth.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank’s market area, decreased $10,970,000 or 31%, from $35,540,000 at December 31, 2001, to $24,570,000 at December 31, 2002. Competition from automobile manufacturers’ credit facilities and lower costing financing from home equity loans continues to be a source of major competition for this product.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            27

                                         ☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

As of December 31, 2002, the construction loan portfolio increased by $7,111,000 or 35%, from $20,493,000 at December 31, 2001, to $27,607,000 at December 31, 2002. As of December 31, 2002 and 2001, the construction lending portfolio had neither any nonperforming loans nor any loans delinquent 30 days or more.

Off-Balance Sheet Commitments

The Bank has financial instruments with off-balance sheet risk that are necessary to help our customers meet their financing needs. These instruments have elements of credit risk that exceed the amount recognized in the consolidated statements of financial condition. These financial instruments include commitments to extend credit, subject to certain terms and conditions, of $174,256,000 at December 31, 2002 and $138,805,000 at December 31, 2001. Standby letters of credit were $9,186,000 and $9,637,000 as of December 31, 2002 and December 31, 2001, respectively. Please refer to Note 14 for expanded discussion of off-balance sheet commitments.

Mortgage Servicing Rights

As a part of its sale of residential mortgage loans to the secondary market, for those loans sold with the loan servicing retained by the Bank, the Bank records MSRs as an asset. The MSRs are amortized over the expected lives of the respective mortgage loans. Due to the recent lower interest rate environment, the Corporation has significantly increased its residential mortgage origination and sale activity, thereby increasing the balances of MSRs being recorded on its books. As of December 31, 2002, MSRs recorded on the Corporation’s books amounted to $3,956,000, a 79% increase over $2,206,000 in MSRs as of December 31, 2001. MSRs are recorded on the Bank’s books at values determined by reviewing the current value of MSRs in the mortgage servicing market. The current value of new MSRs being recorded, as loans are sold with servicing retained, is reviewed periodically and any adjustment to the initial basis point values being recorded is done in a timely manner. The balance of residential mortgage loans serviced for others amounted to $606,657,000 and $406,093,000 as of December 31, 2002 and December 31, 2001, respectively. Periodically, the book value of the MSRs on the Bank’s books is tested for impairment. Should any impairment occur, the MSR balances are written down against the Bank’s current income.

In a lower residential mortgage loan interest rate environment, should mortgage loans that were sold by the Bank with the servicing retained be refinanced, the balance of the MSRs would be subject to accelerated amortization, thus reducing the Bank’s income. Should the Bank refinance the loans, the accelerated amortization of the MSRs may be offset by the recording of new MSRs, increasing the gain on the loans sold, thereby reducing or eliminating the negative effect of the accelerated amortization of the MSRs. Should the Bank not refinance or replace the loans being paid off, the Bank’s net income would be reduced to the extent of the aggregate accelerated amortization as the respective mortgage loans are paid off. Because of the Bank’s significantly increased volume of MSRs, the adverse effect of writing off the aggregate accelerated amortization of the MSRs against the Bank’s net income could be significant.

Deposits

The Bank attracts deposits from within its market area by offering various deposit instruments, including savings accounts, NOW accounts, money market accounts, and certificates of deposit.

Total deposits increased 24% to $483,620,000 at December 31, 2002, from $391,059,000 at year-end 2001. Short-term borrowings remained level at $20,000,000 at both December 31, 2001 and December 31, 2002. A more meaningful measure of the change in deposits and short-term borrowings is average daily balances. As illustrated in Table 12, average daily deposit balances increased 13%. A combination of strong growth in low costing and non-interest bearing demand deposits, combined with the ability to lower overall interest rates paid for interest-bearing deposits and short-term borrowings was primarily responsible for a 60 basis point decrease in the average cost of funds for 2002, compared to 2001. The average cost of funds for 2002 was 1.0% compared to 1.6% for 2001.

The following table presents the average daily balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

(dollars in thousands)	2002	2001	% Change 2002 vs. 2001	2000	% Change 2001 vs. 2000
Demand deposits, non-interest-bearing	$117,949	$102,877	14.7%	$96,215	6.9%

Market rate accounts	61,105	51,022	19.8%	50,633	0.8%
NOW accounts	117,864	99,196	18.8%	100,158	(1.0%)
Regular savings	42,756	40,024	6.8%	41,350	(3.2%)

	221,725	190,242	16.5%	192,141	(1.0%)

Time deposits	79,332	78,081	1.6%	70,819	10.3%

Total	$419,006	$371,200	12.9%	$359,175	3.3%

28         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 2002:

TABLE 13 - Maturity of Certificates of Deposits of $100,000 or Greater

(in thousands)
Three months or less	$6,525
Three to six months	—
Six to twelve months	1,804
Greater than twelve months	—

Total	$8,329

Capital Adequacy

At December 31, 2002, total shareholders’ equity of the Corporation was $62,607,000, a $5,300,000 or 9% increase over $57,307,000 at December 31, 2001. Increasing the capital was the addition of earnings, after the payment of the dividends for the year, increased capital from the exercise of stock options, less shares repurchased in the Corporation’s stock repurchase program and a decrease in the market value of the investment securities year to year. As of December 31, 2002, shareholders’ equity included accumulated other comprehensive income on investment securities and the supplemental pension, net of deferred taxes, of $41,000 compared to accumulated other comprehensive income on investment securities, net of deferred taxes, of $274,000 at December 31, 2001. This change caused a $233,000 decrease to shareholders’ equity from December 31, 2001 to December 31, 2002.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank’s risk-based capital ratios at December 31, 2002 and 2001 are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-Based Capital Ratios

	2002		2001
	Actual	Minimum Required	Actual	Minimum Required
Tier I capital ratio	9.65%	4.00%	10.34%	4.00%
Total capital ratio	10.85	8.00	11.53	8.00

A significant increase in the Bank’s total assets at December 31, 2002, compared to December 31, 2001, thereby increasing the denominator of both ratios presented at a faster rate than the numerator, net income, is primarily responsible for the decreases on both ratios in 2002, compared to 2001. The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of “well-capitalized” to a low of “critically under capitalized”. As of December 31, 2002 and 2001, the Bank exceeded the levels required to meet the definition of a “well-capitalized” bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as “well-capitalized.”

The Corporation’s ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank’s nonaccrual and past due loans as of December 31, 2002. It is the Bank’s policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6 – Allocation of Allowance for Loan Losses. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 2002.

Asset Quality

The Bank is committed to maintaining and developing quality assets. Loan growth is generated primarily within the Bank’s market area, which includes Montgomery, Delaware, and Chester Counties. Loan and deposit growth is also generated in portions of Bucks and Philadelphia Counties. The development of quality loan growth is controlled through a uniform lending policy that defines the lending functions and goals, loan approval process, lending limits, and loan review.

Nonperforming loans were $45,000 at December 31, 2002, a 5% increase from $43,000 at December 31, 2001. There were no OREO properties on the Bank’s books as of December 31, 2002 or 2001.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            29

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Total nonperforming assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 2002.

TABLE 15 - Nonperforming Assets

	December 31
(in thousands)	2002	2001	2000	1999	1998
Loans past due 90 days or more not on nonaccrual status:
Real estate—mortgage	$19	$15	$18	$19	$84
Consumer	26	28	63	53	56
Loans on which the accrual of interest has been discontinued:
Commercial and industrial	—	—	—	—	—
Real estate—mortgage	—	—	—	720	353
Real estate—construction	—	—	—	—	—

Total nonperforming loans	45	43	81	792	493
Other real estate owned and in-substance foreclosed properties *	—	—	—	—	271

Total nonperforming assets	$45	$43	$81	$792	$764

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status and any accrued interest income is reversed from current interest income. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $11,000 for the year ended December 31, 2002. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $7,000 in 2002.

* Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the “Committee”) that periodically reviews the status of all non-accrual, impaired loans, and loans criticized by the Bank’s regulators. An independent consultant is retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. The methodology used to arrive at an appropriate allowance for loan loss involves a high degree of management judgement. It is the goal of this loan loss reserve adequacy process to provide a loan loss reserve sufficient to address the Bank’s risk of loan losses, in the existing loan portfolio. During the review of the loan loss reserve, the Committee considers allocations of the loan loss reserve to specific loans on a loan-by-loan basis. Also considered is an inherent loan loss in specific pools of similar loans, based on prior historical loss activity and the impact of the current economic environment. The sum of all analyzed loan components is compared to the loan loss reserve balance, and any adjustments deemed necessary to the loan loss reserve balance are made on a timely basis.

The Corporation is regulated and periodically inspected by The Federal Reserve Board. The Bank, a state member bank of the Federal Reserve System and the Pennsylvania Department of Banking, is also regulated and periodically examined by both these entities. There are no recommendations by the regulators, which would have a material effect on the Corporation’s or Bank’s asset quality, liquidity, capital resources, or results of operations.

Asset and Liability Management

Through its Asset/Liability Committee (“ALCO”) and the application of Risk Management Policies and Procedures, the Bank seeks to minimize its exposure to interest rate risk as well as to maintain sufficient liquidity and capital compliance.

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

30         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

As shown in the following table, the Bank is presently asset interest rate sensitive in the short-term, 30 days or less category.

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 2002

	Repricing Periods
(dollars in thousands)	0 to 30 Days	31 to 90 Days	91 to 180 Days	181 to 365 Days	Over 1 Year	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with other banks	$25,517	$—	$—	$—	$—	$—	$25,517
Federal funds sold	6,000	—	—	—	—	—	6,000
Investment securities	30	3,061	5,591	8,121	5,066	373	22,242
Loans	234,773	32,993	27,259	16,429	155,349	(6,114)	460,689
Cash and due from banks	—	—	—	—	—	34,078	34,078
Other assets	—	—	—	—	—	20,772	20,772

Total assets	$266,320	$36,054	$32,850	$24,550	$160,415	$49,109	$569,298

Liabilities and shareholders’ equity:
Demand, noninterest-bearing	$32,162	$—	$—	$—	$—	$115,506	$147,668
Savings deposits	13,156	26,311	10,861	21,721	177,201	—	249,250
Time deposits	9,838	9,409	13,436	16,732	43,453	—	92,868
Other liabilities	500	—	—	20,000	—	9,656	30,156
Shareholders’ equity	—	—	—	—	—	49,356	49,356

Total liabilities and shareholders’ equity	$55,656	$35,720	$24,297	$58,453	$220,654	$174,518	$569,298

Gap	210,664	334	8,553	(33,903)	(60,239)	(125,409)	—
Cumulative gap	210,664	210,998	219,551	185,648	125,409	—	—
Cumulative earning assets as a ratio of interest bearing liabilities	479%	331%	290%	207%	132%	100%	—

The Corporation measures its interest rate risk as it effects its market value of portfolio equity using a discounted cash flow analysis to determine the net present value (“NPV”) of its net assets (assets minus liabilities). NPV is calculated based on the net present value of estimated cash flows utilizing various assumptions. The Corporation’s interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 100 and 200 basis point change in market interest rates. Based on this analysis at December 31, 2002, the Corporation would experience an 86 basis point decrease in its NPV as a percent of assets if interest rates decrease by 100 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment, decreases of 200 basis points have been omitted.

Changes in Market Interest Rates Basis Points	Market Value of Portfolio Equity
	$ Amount	$ Change	% Change	NPV Ratio (a)
+200	$56,169	$6,813	13.80%	10.06%
+100	53,015	3,659	7.41%	9.40%
0	49,356	—	—	8.66%
-100	44,847	(4,509)	(9.14%)	7.80%

(a)	Calculated as the estimated NPV divided by the present value of total assets.

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, loan prepayments, and deposit withdrawals. As of year-end 2002, based on an analysis of the results from the simulation models, the Bank’s interest rate risk was within the acceptable range as established by the Bank’s Asset/Liability Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation’s management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation’s liquidity, capital resources, or results of operations in the future. In future periods, should interest rates begin to rise, the Corporation would benefit from its asset interest rate sensitivity, increasing its net interest margins, while decreasing its revenues from the residential refinancing environment. Should interest rates remain at the present lower levels, the possibility exists that the number of customers desiring to refinance residential mortgage loans could decrease. A potential decrease in residential mortgage loan refinances, prior to market interest rates moving upward, could have a detrimental impact on the Corporation’s net income, due to a potential decrease in revenues from this counter-cyclical activity, without a corresponding increase in the Corporation’s net interest income or net interest margin.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            31

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Liquidity

The Bank’s liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans to the secondary market, and borrowing from the Federal Home Loan Bank of Pittsburgh (the “FHLB”).

The Bank’s liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Bank management has developed a liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Periodically, ALCO reviews the Bank’s liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank’s Board of Directors.

As presented in the Statement of Cash Flows on page 36 of this report, during 2002, cash used by operations amounted to $2,024,000. This was a $12,231,000 decrease from $10,207,000 of net income. This decrease was due primarily to the net use of funds related to loan sale activity, which used $6,181,000 of net funding in 2002. Cash used for investing activities amounted to $47,090,000. Investment activity provided $3,909,000 in cash, as the balance in the investment portfolio decreased by 15% at December 31, 2002, compared to December 31, 2001. The net funding of loans and purchase of indirect automobile paper used $49,934,000 in funding. The cost of premises’ improvements and the purchase of equipment used $1,111,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Bank’s financing activities, which provided $86,242,000 in net cash, primarily the result of a $92,560,000 increase in deposits. The Corporation used $46,000 in repayment of its mortgage debt. The Corporation received $3,228,000 in proceeds from the issuance of common stock, related to stock option exercises and used $6,183,000 to repurchase common stock, pursuant to the Stock Repurchase Program, and $3,317,000 to pay the dividends in 2002. The Corporation’s cash and cash equivalents increased from December 31, 2001, to December 31, 2002, by $37,128,000, from $28,673,000 at December 31, 2001 to $65,801,000 at December 31, 2002.

Developments for 2003

The Bank is in the process of establishing a new full service branch in Newtown Square, Delaware County, the seventh such full service facility in the Bank’s branch system. The anticipated opening of the branch is in late 2003.

The Corporation is presently considering the acquisition of an imaging document processing system. Corporation management has determined that the incremental cost of converting to an imaging system, compared to upgrading is present processing system, in addition to bringing state-of-the-art document processing to the Corporation, would enhance its productivity by creating more efficiencies in the use of its human resources. The projected cost of the imaging system is $809,000, to be depreciated over the useful life of the respective assets.

2001 VS. 2000 RESULTS OF OPERATIONS

Net Income

Net income for the year ended December 31, 2001, was $9,126,000, a 10% increase over net income of $8,261,000 for the year ended December 31, 2000. Basic earnings per share rose from $1.92 in 2000 to $2.11 in 2001. Diluted earnings per share were $1.85 for 2000 compared to $2.05 in 2001. In 2000, the Corporation paid dividends of $0.68 per share. In 2001, the Corporation paid dividends of $0.72 per share.

Return on average assets was 1.94% for 2000 compared to 2.05% in 2001. Return on average equity was 17.20% in 2000 versus 16.95% in 2001.

Net Interest Income

Average earning assets grew 4%, primarily in higher yielding loans, which grew by 6%. The growth in higher yielding earning assets was more than offset by a 475 basis point decline in the prime rate during 2001, which was primarily responsible for a $1,674,000 or 5% decrease in interest income.

Average outstanding deposits, short-term borrowing and federal funds purchased also increased by 3%, with non-interest bearing checking accounts growing by 7%, while other savings deposits decreased by 1%. Average outstanding CDs increased by 10% and average short- term borrowings increased by 14%. The cost of funds for the Bank averaged 1.60% for 2001 compared to 1.90% for 2000, a 30 basis point decrease.

Net interest income decreased 4% and the net interest margin decreased from 6.33% for 2000 to 5.85% for 2001.

Loan Loss Provision

The provision for loan losses amounted to $1,200,000 for 2001 compared to $250,000 in 2000. During 2001 the Bank had write-offs totaling $1,169,000. The majority of this write-off was to one commercial borrower. In order to maintain an adequate reserve after this significant charge off, the provision for loan loss was increased in 2001. The ratio of the allowance for loan losses to total outstanding loans was 1.23% and 1.22% at December 31, 2001 and 2000, respectively.

32         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Other Income

Other income increased $3,638,000 or 20% in 2001 from 2000 levels. This increase in other income was primarily a result of an increase in net gains on the sale of loans, up $3,981,000 or 321% from $1,240,000 at December 31, 2000, compared to $5,221,000 as of December 31, 2001. Due primarily to lower residential mortgage interest rates during 2001, compared to 2000, residential mortgage refinancing activity increased, thereby raising the gains on the loan sales. Lower interest rates also provided the opportunity to increase service charges on checking account fees, which grew by $396,000 or 35% from $1,144,000 to $1,540,000 at December 31, 2001.

Fees for investment management and trust services decreased by $236,000 or 3%, from $8,973,000 for 2000 to $8,737,000 for 2001. An overall decline in asset values related to a decline in the values of the stock market was the primary reason for this decrease. Other operating income increased by $526,000 or 54%, from $976,000 for 2000 to $1,502,000 for 2001. This increase is primarily due the non-recurring recovery of $345,000 in 2001, as well as an increase in sweep fees paid on commercial and personal accounts maintained in off-balance sheet mutual funds.

Other Expenses

Other expenses increased by $95,000 practically even with 2000. Regular salaries increased $189,000 or 1%, from $13,859,000 for 2000 to $14,048,000 for 2001, due primarily to staffing reductions accomplished during the last quarter of 2000. Salaries—other, primarily incentive based, increased $993,000 or 95%, from $1,043,000 for 2000 to $2,036,000 for 2001. The increase was directly related to incentive-based compensation, which is directly related to corporate profitability.

Employee benefit costs increased by $970,000 or 52% from $1,849,000 for 2000 to $2,819,000 for 2001. Of this increase, $770,000 relates to increases in the cost of the Corporation’s pension plan, due primarily to reductions in the value of plan assets, as well as the lower projected returns on plan assets. Occupancy expenses increased $11,000, while furniture, fixtures and equipment expenses decreased $176,000 in 2001, compared to 2000.

Advertising expenses decreased $276,000 or 22%, from $1,235,000 for 2000 to $959,000 for 2001, reflecting a reduction in the Corporation’s advertising campaign in 2001, compared to 2000.

The cost of professional fees decreased by $1,115,000 or 67%, from $1,667,000 for 2000 to $552,000 for 2001. The primary reason for this decrease was an decrease of $351,000 in legal fees and a $422,000 decrease in professional fees associated with BMAM, due to the termination of BMAM’s relationship with outside business solicitors during 2000.

Insurance, including the Corporation’s business coverage premiums and FDIC deposit insurance premiums, decreased by $363,000 or 69%, from $526,000 for 2000 to $163,000 for 2001. The Corporation’s business insurance premiums accounted for the decrease in 2001 compared to 2000 premium levels, due to lower premiums being negotiated for the 2001 insurance renewals.

During 2000, because of changes in management, the remaining balance of goodwill related to the acquisition of BMAM was written off the Corporation’s books. This is the reason for the $141,000 decrease in goodwill expense in 2001, compared to 2000.

Other operating expenses increased $582,000 or 2% from 2000 to 2001. During 2001, the Bank reported a recovery of other expenses associated with a prior problem loan of $134,000. Exclusive of this recovery, other operating expenses increased by 2% in 2001, compared to 2000.

Income Taxes

The Federal income tax provision for 2001 was $4,770,000, or a 34.3% effective rate, compared to $4,433,000, or a 34.0% effective rate, for 2000.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            33

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Consolidated Balance Sheets

	(In thousands)

As of December 31	2002	2001*
Assets
Cash and due from banks	$34,284	$28,157
Interest-bearing deposits with other banks	25,517	516
Federal funds sold	6,000	—
Investment securities available for sale, at market value (amortized cost of $21,894,000 and $25,807,000 at December 31, 2002 and 2001, respectively)	22,242	26,222
Portfolio loans	438,777	384,293
Loans held for sale, at fair market value	28,026	16,556
Less: Allowance for loan losses	(6,114)	(4,928)

Net loans	460,689	395,921

Premises and equipment, net	12,160	12,478
Accrued interest receivable	2,118	2,222
Goodwill	2,405	2,805
Deferred federal income taxes	863	514
Mortgage servicing rights	3,956	2,206
Other assets	7,008	5,782

Total assets	$577,242	$476,823

Liabilities
Deposits:
Demand, noninterest-bearing	$141,502	$110,564
Savings	246,249	204,852
Time	95,869	75,643

Total deposits	483,620	391,059

Short term borrowings	20,000	20,000
Other liabilities	11,015	8,457

Total liabilities	514,635	419,516

Commitments and contingencies (Note 14)

Shareholders’ equity
Common stock, par value $1, authorized, 25,000,000 shares, issued 5,541,108 shares and 5,329,675 shares as of December 31, 2002 and 2001, respectively, and outstanding 4,356,474 shares and 4,322,121 shares as of December 31, 2002 and 2001, respectively	5,541	5,330
Paid-in capital in excess of par value	11,243	6,676
Accumulated other comprehensive income, net of deferred income taxes	41	274
Retained earnings	63,389	56,499

	80,214	68,779

Less: Common stock in treasury, at cost — 1,184,634 and 1,007,554 shares at December 31, 2002 and 2001, respectively	(17,607)	(11,472)

Total shareholders’ equity	62,607	57,307

Total liabilities and shareholders’ equity	$577,242	$476,823

The accompanying notes are an integral part of the consolidated financial statements.

*Reclassified for comparative purposes.

34         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Consolidated Statements of Income

For the years ended December 31	2002	2001*	2000*
Net interest income:
Interest income:
Interest and fees on loans	$28,169	$28,601	$29,856
Interest on federal funds sold	112	321	373
Interest and dividends on investment securities:
Taxable interest income	1,027	1,211	1,512
Tax-exempt interest income	39	66	108
Dividend income	65	112	136

Total interest income	29,412	30,311	31,985
Interest expense on deposits	4,065	5,791	6,300
Interest expense on federal funds purchased	33	44	86
Interest expense on other borrowings	386	467	686

Total interest expense	4,484	6,302	7,072

Net interest income	24,928	24,009	24,913
Loan loss provision	1,000	1,200	250

Net interest income after loan loss provision	23,928	22,809	24,663

Other income:
Fees for investment management and trust services	8,620	8,737	8,973
Service charges on deposit accounts	1,822	1,540	1,144
Other fees and service charges	1,747	1,298	1,069
Net gain on sale of loans	9,653	5,221	1,240
Fees earned from family business office service	2,229	2,564	2,429
Investment advisory and brokerage fees	216	296	957
Tax consulting fees	—	—	793
Insurance commission income	275	252	191
Other operating income	1,565	1,502	976

Total other income	26,127	21,410	17,772

Other expenses:
Salaries-regular	14,149	14,048	13,859
Salaries-other	2,978	2,036	1,043
Employee benefits	3,529	2,819	1,849
Occupancy expense	1,942	2,111	2,100
Furniture, fixtures, and equipment	1,914	1,964	2,140
Advertising	1,065	959	1,235
Professional fees	1,028	552	1,667
Computer processing	613	596	556
Stationery and supplies	341	360	391
Insurance	145	163	526
Goodwill amortization	—	165	324
Writedown of impaired goodwill	400	—	—
Amortization of MSRs	1,617	580	45
Other operating expenses	4,602	3,970	4,006

Total other expenses	34,323	30,323	29,741

Income before income taxes	15,732	13,896	12,694
Applicable income taxes:
Federal	5,482	4,770	4,433
State	43	—	—

Net income	$10,207	$9,126	$8,261

Earnings per common share	$2.34	$2.11	$1.92
Diluted earnings per common share	$2.31	$2.05	$1.85
Dividends per share	$0.76	$0.72	$0.68
Weighted-average shares outstanding	4,353,195	4,325,520	4,292,838
Dilutive potential common shares	65,010	127,090	161,408

Adjusted weighted-average shares	4,418,205	4,452,610	4,454,246

The accompanying notes are an integral part of the consolidated financial statements.

*Reclassified for comparative purposes.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            35

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Consolidated Statements of Cash Flows

	(in thousands)
For the years ended December 31	2002	2001*	2000*
Operating activities:
Net income	$10,207	$9,126	$8,261
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,000	1,200	250
Provision for depreciation and amortization	1,865	1,712	1,624
Loans originated for resale	(566,757)	(333,289)	(80,621)
Proceeds from sale of loans	560,576	330,103	72,978
Net gain on sale of loans	(9,653)	(5,221)	(1,241)
Net gain on disposal of other real estate owned	—	—	(14)
Provision for deferred income taxes	(230)	(92)	(490)
Change in income taxes payable/refundable	2,629	(328)	(299)
Change in accrued interest receivable	104	758	(569)
Change in accrued interest payable	(541)	78	(43)
Change in mortgage servicing rights	(1,750)	(1,833)	(373)
Other	526	3,073	(2,032)

Net cash (used) provided by operating activities	(2,024)	5,287	(2,569)

Investing activities:
Purchases of investment securities	(14,431)	(18,793)	(445)
Proceeds from maturities of investment securities	3,004	5,365	3,509
Proceeds from sales of investment securities available for sale	336	588	252
Proceeds from calls of investment securities	15,000	14,000	—
Proceeds from repayment of note payable	46	204	—
Proceeds on disposition of other real estate owned	—	—	14
Net loan (originations) repayments	(49,723)	(36,484)	7,621
Purchase of automobile retail installment contracts	(211)	(1,544)	(15,556)
Purchases of premises and equipment	(1,111)	(1,562)	(2,004)

Net cash used in investing activities	(47,090)	(38,226)	(6,609)

Financing activities:
Change in demand and savings deposits	72,334	(1,648)	24,216
Change in time deposits	20,226	5,741	(8,318)
Dividends paid	(3,317)	(3,115)	(2,922)
Repayment of mortgage debt	(46)	(42)	(37)
Proceeds from issuance of common stock	3,228	1,562	76
Change in borrowed funds	—	20,000	(10,000)
Purchase of treasury stock	(6,183)	(2,259)	(1,677)

Net cash provided by financing activities	86,242	20,239	1,338

Change in cash and cash equivalents	37,128	(12,700)	(7,840)
Cash and cash equivalents at beginning of year	28,673	41,373	49,213

Cash and cash equivalents at end of year	$65,801	$28,673	$41,373

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$3,250	$4,200	$5,790
Interest	5,025	6,061	7,115

The accompanying notes are an integral part of the consolidated financial statements.

*Reclassified for comparative purposes.

36         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Consolidated Statements of Changes in Shareholders’ Equity

	(in thousands, except for shares of common stock)
For the years ended December 31, 2002, 2001 and 2000	Shares of Common Stock issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock
Balance, December 31, 1999	5,179,608	$5,180	$4,467	$45,149	$(389)	$(7,688)
Net income				8,261
Dividends declared, $0.68 per share				(2,922)
Accumulated other comprehensive income, net of income taxes of $179,000					347
Tax benefit from gains on stock option exercise			196
Purchase of treasury stock						(1,677)
Retirement of treasury stock	(21,083)	(21)	(415)			81
Common stock issued	45,194	45	356

Balance, December 31, 2000	5,203,719	$5,204	$4,604	$50,488	$(42)	$(9,284)
Net income				9,126
Dividends declared, $0.72 per share				(3,115)
Accumulated other comprehensive income, net of income taxes of $163,000					316
Tax benefit from gains on stock option exercise			707
Purchase of treasury stock						(2,259)
Retirement of treasury stock	(3,609)	(4)	(67)			71
Common stock issued	129,565	130	1,432

Balance, December 31, 2001	5,329,675	$5,330	$6,676	$56,499	$274	$(11,472)
Net income				10,207
Dividends declared, $0.76 per share				(3,317)
Accumulated other comprehensive income, net of income taxes of ($119,000)					(233)
Tax benefit from gains on stock option exercise			1,597
Purchase of treasury stock						(6,183)
Retirement of treasury stock	(2,456)	(2)	(45)			48
Common stock issued	213,889	213	3,015

Balance, December 31, 2002	5,541,108	$5,541	$11,243	$63,389	$41	$(17,607)

Consolidated Statement of Comprehensive Income

	(in thousands)
For the years ended December 31,	2002	2001	2000
Net income	$10,207	$9,126	$8,261
Other comprehensive income:
Unrealized holding gains (losses) arising during the period	(67)	479	526
Change in unfunded pension liability, net of tax	(185)	—	—
Deferred income tax benefit (expense) on unrealized holding gains (losses) arising during the period	19	(163)	(179)

Comprehensive net income	$9,974	$9,442	$8,608

The accompanying notes are an integral part of the consolidated financial statements.

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            37

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Notes to Consolidated Financial Statements

1. Basis of Presentation:

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the “Corporation”), The Bryn Mawr Trust Company (the “Bank”), Insurance Counsellors of Bryn Mawr, Inc. (“ICBM”), Bryn Mawr Settlement Services, Inc. (“BMSS”) Bryn Mawr Brokerage Company, Inc. (“B M Brokerage”), Joseph W. Roskos & Co. (“JWR & Co”) and Bryn Mawr Finance, Inc. (“BMF”). For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:

The accounting policies of the Corporation conform to Generally Accepted Accounting Principles (“GAAP”) and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $11,033,000 and $9,994,000 at December 31, 2002 and 2001, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation’s total shareholders’ equity on the balance sheet. As of December 31, 2002, shareholders’ equity was increased by $226,000 due to unrealized gains (net of $122,000 in deferred income taxes) of $348,000 in the investment securities portfolio. As of December 31, 2001, shareholders’ equity was increased by $274,000 due to unrealized gains (net of $141,000 in deferred income taxes) of $415,000 in the investment securities portfolio.

Loans:

Loans are generally reported at principal amount outstanding, net of unearned income. Loans held for sale or securitization are valued on an aggregate basis at the lower of carrying amount or fair value.

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

As a part of its internal loan review process, management, when considering making a loan an impaired loan, considers a number of factors, such as a borrower’s current financial strength, the value of related collateral and the ability to continue to meet the original contractual terms of a loan. Major risk classifications, used to aggregate loans include both credit risk or the risk of failure to repay a loan and concentration risk. A loan is not considered impaired if there is merely an insignificant delay or shortfall in the amounts of payments. An insignificant delay or shortfall is a temporary delay in the payment process of a loan. However, under these circumstances, the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of the delay.

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a non-performing and impaired loan. All of the Corporation’s impaired loans, which amounted to $209,000 and $21,000 at December 31, 2002 and 2001, respectively, were put on a non-accrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a non-accrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, at the loan’s market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 2002 and 2001, no impaired loans were measured using the present value

38         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

of expected future cash flows or at the loan’s market price. Impaired loans measured by the fair value of the loan’s collateral amounted to $209,000 and $21,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by an allocation of the reserve for loan losses depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 2002 or 2001 were allocated from the existing reserve for loan losses. As of December 31, 2002 there was $209,000 of impaired loans for which there is no related allowance for loan losses. There was no related allowance for loan loss on impaired loans, which totaled $21,000 as of December 31, 2001. Average impaired loans during both 2002 and 2001 amounted to $90,000 and $499,000, respectively.

When a loan is classified as impaired, it is put on non-accrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 2002 or 2001. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, no loan balances were removed from impaired status and returned to accrual status during 2002, compared to $25,000 in loan balances considered impaired being removed from impaired status during 2001.

Smaller balance, homogeneous loans, exclusively consumer loans, when included in non-performing loans, for practical consideration, are not put on a non-accrual status nor is the current accrued interest receivable reversed from income. Once deemed uncollectable, the outstanding loan is charged off through the loan loss reserve, on a timely basis.

Loan loss provision:

The loan loss provision charged to operating expenses is driven by a systematic formula and those factors which, in management’s judgement, deserve current recognition in estimating loan losses including the continuing evaluation of the loan portfolio and the Bank’s past loan loss experience. The allowance for loan losses is an amount that management believes will be adequate to absorb losses inherent in existing loans.

Other real estate owned:

Other real estate owned (“OREO”) consists of properties acquired by foreclosure. These assets are carried at the lower of cost or estimated fair value at the time the loan is foreclosed less estimated cost to sell. The amounts recoverable from OREO could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the control of the Bank. Costs to improve the property are capitalized, whereas costs of holding the property are charged to expense.

Deferred loan fees:

The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are capitalized and amortized as a yield adjustment over the life of the loan using the interest method.

Premises and equipment:

Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed on a straight-line basis over the estimated useful lives, as follows: premises—10 to 50 years, and equipment—3 to 20 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease.

Maintenance and repairs are charged to expense; major renewals and betterments are capitalized. Gains and losses on dispositions are reflected in current operations.

Accounting for Stock-Based Compensation:

The Corporation has elected to use the intrinsic value method of accounting for stock-based employee compensation. Following is a summary presentation for the previous 5-year period of net income and basic and diluted earnings per share, as reported, the stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income, if the fair value method of accounting for stock-based employee compensation had been applied to all awards and proforma net income and basic and diluted earnings per share, had the fair value method of accounting for stock-based employee compensation been applied to all awards.

	2002	2001	2000	1999	1998
Net income—as reported	$10,207	$9,126	$8,261	$7,961	$6,857
Stock-based compensation cost, net of related taxes	158	140	224	325	484

Net income—proforma	$10,049	$8,986	$8,037	$7,636	$6,373
Basic earnings per share—as reported	$2.34	$2.11	$1.92	$1.83	$1.58
Diluted earnings per share—as reported	$2.31	$2.05	$1.85	$1.75	$1.51
Basic earnings per share—proforma	$2.31	$2.08	$1.87	$1.76	$1.47
Diluted earnings per share—proforma	$2.27	$2.02	$1.80	$1.68	$1.40

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            39

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

Income taxes:

The Corporation files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily pension and post retirement benefits, provision for loan loss and other reserves) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting, subject to the deferred tax asset realization criteria required under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).

Trust income:

The trust income is recognized on the cash basis of accounting. Reporting such income on a cash basis does not materially affect net income.

Goodwill:

The excess of cost over fair market value of net assets acquired through the purchase method of accounting (Goodwill) was being amortized on a straight-line basis over the period of the expected benefit, which ranges from 10 to 20 years. Under the provisions of Statement of Financial Accounting standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), in years subsequent to 2001, goodwill will no longer be amortized but rather, will be periodically measured for impairment and if any expected benefit from an acquisition becomes impaired, the respective amount of impaired goodwill will be charged-off in the period of impairment.

Mortgage Servicing Rights:

Mortgage servicing rights (“MSRs”) are recorded when residential mortgage loan are sold with servicing retained by the Bank. MSRs are amortized over the anticipated life of the respective loans being serviced. In an effort to avoid any potential impairment of the MSRs, amortization is accelerated as the remaining lives of the respective loans shorten. When loans are paid off, any unamortized balances of the respective MSRs are written off against current Corporation net income. Periodically, an independent valuation of the MSR balances on the Bank’s books is made to determine if any impairment of the MSRs exists. Should any impairment of the MSRs exist, the balance of the MSRs would be written down by the amount of the impairment.

Recently issued accounting standards:

In April 2002, the Financial Accounting Standards Board (“the FASB”) issued Statement of Financial Accounting Standard No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax on the income statement. The provision of SFAS No. 145 related to SFAS No. 4 are applicable in fiscal years beginning after May 15, 2002 with early application encouraged. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002, with early application encouraged. SFAS No. 145 will not have a material impact on the financial condition or results of operations of the Corporation.

In June 2002, the FASB Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal related activities. Those costs include termination benefits provided to current employees that are involuntarily terminated, the cost to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3. “Liability Recognition for Certain Employee Termination Benefits and Other Cost to Exit an Activity (including Certain Cost Incurred in a Restructuring)” (“Issue 94-3”). Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 requires that a liability for the cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of SFAS No. 146 shall be effective for exit and disposal activities initiated after December 31, 2002. Early application is encouraged. SFAS No. 146 will not have a material impact on the financial condition or results of operations of the Corporation.

In October 2002, the FASB issued Statement of Financial Accounting Standard No. 147 “Acquisition of Certain Financial Institutions an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9” (“SFAS No. 147”). Except for transactions between two or more mutual enterprises, SFAS No.147 removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standard No. 72 and Statement of FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” and Statement of Financial Accounting Standards No. 142 (“Goodwill and Other Intangible Assets”). In addition, SFAS No. 147 amends Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment of Long-Lived Assets” to

40         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

include in its scope long-term customer-relationship intangible assets. The provisions for SFAS No. 147 shall be effective for transactions incurred on or after October 1, 2002. SFAS No. 147 will not have a material impact on the financial condition or results of operations of the Corporation.

In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123” (“SFAS No. 148”). SFAS No. 148 amends Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation”, to provide alternative methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The Corporation has elected to continue using the intrinsic value method of accounting for stock-based employee compensation, therefore the adoption of SFAS No. 148 will not have a material impact on the financial condition or results of operations of the Corporation.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of Statement of Financial Accounting Standard No. 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party.

Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company’s own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under Statement of Financial Accounting Standard No. 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance not price. The disclosure requirements of FIN 45 are effective for the Corporation as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee.

The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31,2002. The Corporation does not expect the requirements of FIN 45 to have a material impact on results of operations, or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Corporation does not expect the requirements of FIN 46 to have a material impact on results of operations, or financial position.

3. Investment Securities

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2002:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$19,499	$321	$—	$19,820
State & political subdivisions	440	12	—	452
Other securities	1,955	15	—	1,970

Total	$21,894	$348	$—	$22,242

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            41

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

As of December 31, 2001:
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$22,502	$375	$—	$22,877
State & political subdivisions	1,386	22	—	1,408
Other securities	1,919	18	—	1,937

Total	$25,807	$415	$—	$26,222

At December 31, 2002, securities having a book value of $13,000,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2002
(in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$1,000	$1,016
Due after one year through five years	18,939	19,256
Due after five years through ten years	110	110
Due after ten years	—	—
Other securities	1,845	1,860

Total	$21,894	$22,242

There were no sales of debt securities during 2001, 2000 or 1999.

4. Loans:

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)	2002	2001
Real estate loans:
Permanent
commercial mortgage loans	$103,878	$68,194
second mortgage loans	35,825	22,058
mortgage loans available for sale	28,026	16,556
mortgage loans	76,800	70,937
Construction loans	27,604	20,493
Commercial and industrial loans	170,527	167,452
Loans to individuals for household, family, and other consumer expenditures	24,537	35,521

Subtotal	467,197	401,211
Less: Allowance for loan losses	(6,113)	(4,928)
Net deferred loan fees	(394)	(343)

Loans, net	$460,690	$395,940

Unadvanced loan funds	$174,256	$138,805

Loans with predetermined rates	173,832	197,558
Loans with adjustable or floating rates	292,971	203,291

Total	$466,803	$400,849

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $45,000 and $43,000 at December 31, 2002 and 2001, respectively. Forgone interest on nonaccrual loans was $11,000, $84,000, and $29,000 in 2002, 2001, and 2000, respectively. There were four impaired loan at December 31, 2002, amounting to $209,000.

5. Allowance For Loan Losses:

The summary of the changes in the allowance for loan losses is as follows:

(in thousands)	2002	2001	2000
Balance, January 1	$4,928	$4,320	$4,400
Charge-offs	(68)	(1,169)	(399)
Recoveries	254	577	69

Net recoveries / (charge-offs)	186	(592)	(330)
Loan loss provision	1,000	1,200	250

Balance, December 31	$6,114	$4,928	$4,320

6. Premises And Equipment:

A summary of premises and equipment at December 31 is as follows:

(in thousands)	2002	2001
Land	$2,973	$2,973
Buildings	13,301	12,688
Furniture and equipment	13,627	13,058
Leasehold improvements	814	1,027

	30,715	29,746
Less accumulated depreciation	18,555	17,268

Total	$12,160	$12,478

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $1,432,000, $1,478,000 and $1,489,000, respectively. Future minimum rent commitments under various operating leases are as follows:

2003	$711,012
2004	$715,662
2005	$519,546
2006	$396,278
2007	$352,806
Thereafter	$7,882,310

As of December 31, 2002, the Corporation had borrowings outstanding of $513,256. The borrowings are collateralized by a property with a book value of $1,557,630. The weighted average interest rate on the borrowings was 8.50% in 2002 and 2001, respectively.

7. Deposits:

Following is a summary of deposits as of December 31,

(in thousands)	2002	2001
Regular Savings	$45,129	$39,994
NOW Accounts	130,481	111,589
Market rate accounts	73,639	53,269
Time deposits (less than $100,000)	84,540	52,278
Time deposits, $100,000 or more	8,329	23,365

Total interest-bearing deposits	342,118	280,495
Non-interest-bearing deposits	141,502	110,564

Total deposits	$483,620	$391,059

The aggregate amount of deposit overdrafts included as loans as of December 31, 2002 and 2001 were $5,311,000 and $1,104,000, respectively.

42         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

 ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Maturity of certificates of deposit:

(in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2003	$8,329	$41,194
2004	—	18,624
2005	—	23,550
2006	—	1,080
2007 and thereafter	—	92

Total	$8,329	$84,540

8. Short Term Borrowings:

The Bank had outstanding short term borrowings from the Federal Home Loan Bank of Pittsburgh of $20,000,000 as of December 31, 2002 with an interest rate of 1.94%, which was repaid in January 2003. The Bank had outstanding borrowings from the Federal Home Loan Bank of Pittsburgh of $20,000,000 as of December 31, 2001, with an interest rate of 3.86%.

9. Disclosure About Fair Value Of Financial Instruments:

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”), requires disclosure of the fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other market value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

Off-balance sheet instruments:

Estimated fair values of the Corporation’s off-balance sheet instruments (standby letters of credit and loan commitments) are based on fees and rates currently charged to enter into similar loan agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Since fees and rates charged for off-balance sheet items are at market levels when set, there is no material difference between the stated amount and estimated fair values of off-balance sheet instruments. The carrying amount and estimated

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            43

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

fair value of the Corporation’s financial instruments at December 31 are as follows:

	2002		2001
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks.	$34,284	$34,284	$28,157	$28,157
Interest-bearing deposits with other banks	25,517	25,517	516	516
Federal funds sold	6,000	6,000	—	—
Investment securities	22,242	22,242	26,222	26,222
Mortgage servicing rights	3,956	4,153	2,206	2,316
Net loans	460,688	462,046	395,921	395,719

Total financial assets	$552,687	$554,242	$453,022	$452,930

Financial liabilities:
Deposits	$483,620	$485,011	$391,059	$391,543
Short term borrowings	20,000	20,080	20,000	20,000
Other liabilities	1,445	1,445	578	578

Total financial liabilities	$505,065	$506,536	$411,637	$412,121

Off-balance sheet instruments	$183,442	$183,442	$148,442	$148,442

10. Applicable Federal Income Taxes:

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)	2002	2001
Deferred tax assets:
Loan loss reserve	$1,792	$1,338
Pension and other postretirement benefits	413	221
Other reserves	286	174

	2,491	1,733
Deferred tax liabilities:
Depreciation	(221)	(302)
Originated mortgage servicing rights	(1,385)	(772)
Unrealized depreciation on investment securities	(122)	(145)

Total net deferred tax assets	$763	$514

No valuation allowance was recorded as of December 31, 2002 and 2001.

The provisions for federal income taxes consist of the following:

(in thousands)	2002	2001	2000
Currently payable	$5,712	$4,862	$4,923
Deferred	(230)	(92)	(490)

Total	$5,482	$4,770	$4,433

Applicable federal income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(in thousands)	2002	2001	2000
Computed
Tax expense @ stated rate	$5,506	$4,764	$4,316
Benefit reductions in taxes resulting from tax-exempt income	(72)	(78)	(121)
Goodwill	140	57	110
Other, net	(92)	27	128

Actual tax expense	$5,482	$4,770	$4,433

11. Pension and Other Postretirement Benefits

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees.

The following tables provide a reconciliation of the changes in the plans’ benefits obligation and fair value of assets over the two-year period ending December 31, 2002, and a statement of funded status as of December 31 of both years:

	Pension Benefits		Postretirement Benefits
(Dollars in thousands)	2002	2001	2002	2001
Reconciliation of Benefit Obligation and Plan Assets
Change in benefit obligation
Benefit obligation at January 1	$19,661	$16,301	$2,365	$1,444
Service cost	808	774	27	23
Interest cost	1,355	1,279	171	166
Amendments	111	59	17	7
Actuarial (gain) loss	753	1,813	184	921
Benefits paid	(798)	(565)	(203)	(196)

Benefit obligation at December 31	$21,890	$19,661	$2,561	$2,365

Change in plan assets
Fair value of plan assets at January 1	$19,968	$21,566	$—	$—
Actual return on plan assets	(2,284)	(1,057)	—	—
Employer contribution	129	24	186	190
Plan participants’ contribution	520		17	6
Benefits paid	(799)	(565)	(203)	(196)

Fair value of plan assets at December 31	$17,534	$19,968	$—	$—

44         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Funded Status Reconciliation and Key Assumptions

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
Reconciliation of funded status
Funded Status	$(4,356)	$307	$(2,561)	$(2,365)
Unrecognized net actuarial (gain) loss	4,399	(433)	1,386	1,346
Unrecognized prior service cost	790	860	—	—
Unrecognized transition obligation (asset)	—	—	259	285

Prepaid accrued (benefit) cost	$833	$734	$(916)	$(734)

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
Amounts recognized in financial statements consists of:
Prepaid benefit cost/(Accrued benefit liability)	$197	$359	$(916)	$(734)
Intangible asset prior service cost	351	365	—	—
Accumulated other comprehensive income	285	10

Net amount recognized	$833	$734	$(916)	$(734)

The Bank’s Supplemental Employee Retirement Plan (the “SERP”) was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP’s accumulated benefit obligation was $1,766,514 as of December 31, 2002 and $1,381,770 as of December 31, 2001. There are no plan assets in the SERP due to the nature of the SERP. The Corporation’s plan for postretirement benefits other than pensions also has no plan assets.

The assumptions used in the measurement of the Corporation’s benefit obligation are shown on the following table:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Weighted-average assumptions as of end of year
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected return on plan assets	9.25%	9.25%	N/A	N/A
Rate of compensation increase	5.00%	5.00%	N/A	N/A

The assumed health care cost trend rate for 2002 is 8%, ultimately trending down to 6% over the next four years.

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 2002, 2001 and 2000:

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Service cost	$808	$774	$733	$28	$23	$7
Interest cost	1,355	1,279	1,123	171	166	107
Expected return on plan assets	(1,807)	(1,958)	(1,962)	—	—	—
Amortization of prior service cost	181	167	158	—	—	—
Amortization of transition obligation (asset)	—	—	—	26	26	26
Amortization of net actuarial (gain) loss	12	(336)	(895)	144	109	36

Net periodic (benefit) cost	$549	$(74)	$(843)	$369	$324	$176

D. Sensitivity Analysis, Postretirement Benefits

Health care cost trend rate if changed by 1%

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$25,586	$(14,706)
Effect on accumulated postretirement benefit obligation	268,005	222,597

12. Stock Option Plan:

At December 31, 1988, the Corporation maintains a stock option and stock appreciation rights plan (the “Stock Option Plan“), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation’s Stock Option Plan been determined based on the fair value at the grant date for awards in 2002, 2001 and 2000, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, “Accounting

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            45

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

for Stock Based Compensation”, the Corporation’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2002	2001	2000
Net income—as reported	$10,207	$9,126	$8,261
Net Income pro forma	$10,049	$8,986	$8,037
Basic earnings per share—as reported	$2.34	$2.11	$1.92
Basic earnings per share—proforma	$2.31	$2.08	$1.87

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000: dividend yield of 2.26 percent, expected volatility of 18.3 percent, expected life of six years and risk-free interest rates of 5.1, 5.0 and 6.5 percent, respectively.

The Plan had, prior to 1994, up to 216,000 authorized and unissued or Treasury shares of the Corporation’s common stock reserved for issuance under the Plan. During 1994, the shareholders’ approved an additional 217,720 shares for issuance under the Plan. The option to purchase shares of the Corporation’s common stock was issued to key officers. During 1995, the shareholder’s approved the issuance of 80,000 shares, 20,000 to be granted to outside directors, for 4 years after each Annual Meeting. The option price was set at the last sale price for the stock on the 3rd business day following the Corporation’s Annual Meeting. Options totaling 76,000 shares of Corporation stock were issued under the outside directors’ plan. During 1998 and 2001, the shareholders approved the issuance of up to 217,606 and 192,663 respective shares available for issuance to both employees and directors. The price will be determined by the Corporation’s Compensation Committee of the Board of Directors at the time the option is granted.

Options granted may either be “incentive stock options” within the meaning of the Internal Revenue Service code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation‘s common stock. The following is a summary of transactions under the Plan:

	Shares Under Option	Available for Option	Price per Share	Weighted Average Exercise Price
Balance at December 31, 1999	429,280	83,326	$4.50-$24.50	$14.08
Options granted	83,300	(83,300)	$21.00-$21.50	$21.05
Options exercised	(38,000)	—	$4.50-$16.91	$6.04
Options cancelled	(2,100)	2,100	$21.00-$21.50	—

Balance at December 31, 2000	472,480	2,126	$4.50-$26.44	$16.22
Options authorized	—	192,663	—	—
Options granted	77,800	(77,800)	$24.90-$30.30	$28.36
Options exercised	(123,880)	—	$7.35-$26.44	$11.44
Options cancelled	(12,250)	12,250	$24.90-$30.30	$29.86

Balance at December 31, 2001	414,150	129,239
Options granted	67,250	(67,250)	$32.50-$36.63	$35.52
Options exercised	(211,433)	—	$7.38-$26.44	$14.93
Options cancelled	(14,350)	14,350	$24.50-$30.30	$29.88

Balance at December 31, 2002	255,617	76,339

Information pertaining to options outstanding at December 31, 2002 is as follows:

Price range of shares under option at December 31, 2002:	Shares Under Option	Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	11,500	$8.00-$12.50	2.84	$10.78	11,500	$10.78
	81,100	$16.91-24.90	6.24	$22.15	81,100	$22.15
	99,767	$26.44-$30.30	7.76	$27.53	59,122	$27.05
	63,250	$32.50-$36.63	9.33	$35.45	—	—

Balance at December 31, 2002	255,617	$8.00-$36.63	7.44	$27.03	—	—

46            BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

The weighted-average fair value of options granted during 2002, 2001 and 2000 were $7.76, $5.83 and $4.61, respectively.

The number of exercisable shares at December 31, 2002, 2001 and 2000 were 151,722, 348,600 and 389,180, respectively, with respective weighted average exercise prices of $23.20, $17.80 and $10.18.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.03 per share, $.03 per share and $.05 per share dilutive effect on earnings per share for the years ended December 31, 2002, 2001 and 2000, respectively.

13. Related Party Transactions:

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2002 and 2001 was as follows:

Following is a summary of these transactions:

(in thousands)	2002	2001
Balance, beginning of year	$4,140	$4,437
Additions	1,320	892
Amounts collected	(434)	(1,189)

Balance, end of year	$5,026	$4,140

Related party deposits amounted to $1,124,000 and $1,120,000 at December 31, 2002 and 2001, respectively.

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

The Corporation’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2002 are $174,256,000. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2002 amounted to $9,186,000. There were no outstanding bankers acceptances as of December 31, 2002.

As of December 31, 2002, the Corporation had no loans sold with recourse outstanding.

The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors’ ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

15. Risks and Uncertainties:

The earnings of the Corporation depend on the earnings of the Bank. The Bank’s earnings are dependent upon both the level of net interest income and non-interest revenue streams, primarily fees for trust services, that are earned annually. Accordingly, the earnings of the Corporation are subject to risks and uncertainties surrounding both its exposure to changes in the interest rate environment and movements in financial markets.

Most of the Bank’s lending activity is with customers located in southeastern Pennsylvania. Lending is spread between commercial, consumer and real estate related loans, including construction lending. While these loan concentrations represent a potential concentration of

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            47

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

credit risk, the Bank’s credit loss experience compares favorably to the Bank’s peer group credit loss experience.

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

Significant estimates are made by management in determining the allowance for possible loan losses and the carrying value of other real estate owned. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions, the results of the internal loan review process, delinquency statistics, borrowers perceived financial and managerial strengths and the adequacy of supporting collateral, if collateral dependent, or the present value of future cash flows. Since the allowance for possible loan losses and the carrying value of other real estate owned are dependent, to a great extent, on general and other economic conditions beyond the Bank’s control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying value of other real estate owned could differ materially from currently reported values in the near term.

16. Goodwill:

Joseph W. Roskos & Co. was acquired as of January 1, 1999. The transaction was accomplished on April 1, 1999 under the purchase method of accounting. Goodwill arising from this transaction was recorded on the balance sheet and was being amortized on a straight line basis over a 20 year period. Beginning in 2002, under Statement of Financial Accounting Standard No. 142—Goodwill and Other Intangible Assets (“SFAS No 142”), all components of Goodwill are no longer to be amortized, but rather tested annually for any potential impairment. During the fourth quarter of 2002, the balance of goodwill was tested for impairment. Based on a discounted cash flow analysis, reflecting lower projected revenue streams for Joseph W. Roskos & Co. in future periods, it was determined that goodwill had impairment in the amount of $400,000. Therefore, the balance of goodwill was written down by $400,000 during the fourth quarter of 2002 to $2,405,000.

				Amount		Number of Shares Issued or Issuable
Name of Company Acquired:	Method of Accounting	Date of Acquisition	Total Purchase Price	Cash	Common Stock		Goodwill
Joseph W. Roskos & Co	Purchase	01/01/99	$4,195,000	$2,195,000	2,000,000	74,697	$3,300,000

Joseph W. Roskos & Co. is a firm which offers family business office services, including accounting, consulting, tax services and fiduciary support to high-net-worth individuals and families.

17. Minimum Regulatory Capital Requirements:

Both the Corporation and the Bank are subject to various regulatory capital requirements, administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if taken, could have a direct material effect on the Corporations and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank, specifically to define the minimum respective capital ratios as follows: total capital to total assets (the leverage ratio) of 4%; Tier I capital to risk weighted assets of 4% and Tier II capital to risk weighted assets of 8% Both the Corporation’s and the Bank's Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 2002 and 2001 that the Corporation and the Bank have met all capital adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, based on an institution’s capital ratios. The categories range for a best of “well capitalized” to a worst of “critically under capitalized”. To be considered “well capitalized”, an institution must have a total (Tier II) capital ratio of 10% or better. Both the Corporation and the Bank have been classified as “well capitalized” for both periods ending December 31, 2002 and 2001.

48            BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

The Corporation’s and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are presented in the following table:

			Minimum Capital		Minimum to be Well Capitalized Amount
	Actual		Requirement
	Amount	Ratio	Amount	Ratio
December 31, 2002
Total (Tier II) Capital to Risk Weighted Assets:
Consolidated	$66,283	12.86%		8.0%	N/A
The Bank	55,250	10.85%	$40,753	8.0%	$50,925
Tier I Capital to Risk Weighted Assets:
Consolidated	60,162	11.67%		4.0%	N/A
The Bank	49,129	9.64%	20,376	4.0%	30,555
Total Capital to Total Assets (Leverage Ratio):
Consolidated	62,607	10.85%		4.0%	N/A
The Bank	49,171	8.63%	22,778	4.0%	28,465

December 31, 2001
Total (Tier II) Capital to Risk Weighted Assets:
Consolidated	$59,164	14.03%		8.0%	N/A
The Bank	47,969	11.53%	$33,289	8.0%	$41,611
Tier I Capital to Risk Weighted Assets:
Consolidated	54,228	12.86%		4.0%	N/A
The Bank	43,033	10.34%	16,644	4.0%	21,974
Total Capital to Total Assets (Leverage Ratio):
Consolidated	57,307	12.02%		4.0%	N/A
The Bank	43,310	9.25%	18,728	4.0%	21,408

18. Selected Quarterly Financial Data (unaudited):

	Quarters ending 2002
(In thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$7,179	$7,247	$7,461	$7,525
Interest expense	1,154	1,013	1,089	1,228
Net interest income	6,025	6,234	6,372	6,297
Provision for loan losses	250	250	250	250
Income before income taxes	3,669	3,726	4,077	4,260
Net income	2,409	2,456	2,672	2,670
Earnings per common share	$0.56	$0.56	$0.61	$0.61
Diluted earnings per common share	$0.54	$0.55	$0.60	$0.60

	Quarters ending 2001
(In thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$7,635	$7,649	$7,636	$7,391
Interest expense	1,614	1,549	1,689	1,450
Net interest income	6,021	6,100	5,947	5,941
Provision for loan losses	500	200	200	300
Income before income taxes	3,238	3,383	3,746	3,529
Net income	2,188	2,159	2,470	2,309
Earnings per common share	$0.51	$0.50	$0.57	$0.53
Diluted earnings per common share	$0.49	$0.48	$0.55	$0.52

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002            49

☐■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■

19. Condensed Financial Statements:

The condensed financial statements of the Corporation (parent company only) as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, are as follows:

Condensed Balance Sheets

(in thousands)	2002	2001
Assets:
Cash	$3,006	$234
Investments in subsidiaries, at equity in net assets	54,132	50,601
Premises and equipment, net	3,663	3,762
Goodwill	2,405	2,805
Other assets	380	760

Total assets	$63,586	$58,162

Liabilities and shareholders’ equity:
Mortgages payable	$513	$559
Other liabilities	466	296

Total liabilities	979	855

Common stock, par value $1, authorized 25,000,000 shares as of December 31, 2002 and 2001, respectively, issued 5,541,108 shares and 5,329,675 shares as of December 31, 2002 and 2001, respectively and outstanding 4,356,474 shares and 4,322,121 shares as of December 31, 2002 and 2001, respectively	5,541	5,330
Paid-in capital in excess of par value	11,243	6,676
Unrealized investment appreciation (depreciation), net of deferred income taxes	41	274
Retained earnings	63,389	56,499
Less common stock in treasury, at cost—1,184,634 shares and 1,007,554 shares as of December 31, 2002 and 2001	(17,607)	(11,472)

Total shareholders’ equity	62,607	57,307

Total liabilities and shareholders’ equity	$63,586	$58,162

Condensed Statements of Income

(in thousands)	2002	2001	2000
Dividends from The Bryn Mawr Trust Company	$4,816	$3,116	$9,646
Interest and other income	236	236	236

Total operating income	5,052	3,352	9,882
Expenses	991	707	1,008

Income before equity in undistributed income of subsidiaries	4,061	2,645	8,874
Equity in undistributed income of subsidiaries	6,025	6,377	(765)

Income before income taxes	10,086	9,022	8,109
Federal income tax benefit	121	104	152

Net income	$10,207	$9,126	$8,261

Condensed Statements of Cash Flows

(in thousands)	2002	2001	2000
Operating activities:
Net income	$10,207	$9,126	$8,261
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income (losses) of subsidiaries	(6,025)	(6,377)	765
Depreciation expense	99	98	99
Amortization of goodwill	—	165	324
Writedown of impaired goodwill	400
Other	1,915	408	339

Net cash provided by operating activities	6,596	3,420	9,788
Investing Activities:
Investment in Subsidiaries	2,494	(376)	(4,885)

Net cash provided by investing activities	2,494	(376)	(4,885)
Financing activities:
Dividends paid	(3,317)	(3,115)	(2,922)
Repayment of mortgage debt	(46)	(42)	(37)
Repurchase of treasury stock	(6,183)	(2,259)	(1,677)
Proceeds from issuance of stock	3,228	1,562	76

Net cash used by financing activities	(6,318)	(3,854)	(4,560)

Change in cash and cash equivalents	2,772	(810)	343
Cash and cash equivalents at beginning of year	234	1,044	701

Cash and cash equivalents at end of year	$3,006	$234	$1,044

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the “Banking Code”) of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 2002, the Bank's retained earnings amounted to $49,356,000. Therefore, as of December 31, 2002, dividends available for payment to the Corporation are limited to $49,356,000. Since the primary source of dividend funding for the Corporation’s dividend payments to its shareholders is the Bank’s dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

50         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

20. Segment Information:

The Corporation’s principal operating segments are structured around the financial services provided its customers. The banking segment gathers deposits and makes funds available for loans to its customers. The Banks Wealth Management segment provides both corporate and individual investment management and trust products and services. The Bank’s mortgage banking segment originates and sells residential mortgage loans to the secondary mortgage market.

Segment information for the years ended December 31, 2002, 2001, and 2000 is as follows:

	2002					2001*					2000
(in thousands)	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated
Net interest income	$24,697	$—	$200	$31	$24,928	$23,480	$—	$243	$286	$24,009	$24,684	$—	$216	$17	$24,917
Less loan loss provision	1,000	—	—	—	1,000	1,200	—	—	—	1,200	250	—	—	—	250
Net interest income after loan loss provision	23,697	—	200	31	23,928	22,280	—	243	286	22,809	24,434	—	216	17	24,667
Other income:
Fees for investment management and trust services	—	8,620	—	—	8,620	—	8,737	—	—	8,737	—	8,973	—	—	8,973
Service charges on deposit accounts	1,822	—	—	—	1,822	1,540	—	—	—	1,540	1,144	—	—	—	1,144
Other fees and service charges	235	—	1,512	—	1,747	294	—	1,004	—	1,298	295	—	774	—	1,069
Net gain on sale of loans	6	—	9,647	—	9,653	3	—	5,218	—	5,221	8	—	1,232	—	1,240
Gain on sale of other real estate owned	—	—	—	—	—	—	—	—	—	—	14	—	—	—	14
Other operating income	1,374	3	—	3,391	4,768	1,547	11	—	3,476	5,034	925	—	—	4,789	5,714
Total other income	3,437	8,623	11,159	3,391	26,610	3,384	8,748	6,222	3,476	21,830	2,386	8,973	2,006	4,789	18,154
Other expenses:
Salaries-regular	7,822	3,464	1,088	1,775	14,149	8,201	3,010	883	1,954	14,048	7,826	3,175	538	2,320	13,859
Salaries-other	1,918	291	692	77	2,978	1,505	202	252	77	2,036	750	211	30	52	1,043
Fringe benefits	2,437	706	88	298	3,529	1,853	585	66	315	2,819	850	616	70	313	1,849
Occupancy	3,072	580	172	427	4,251	3,109	632	178	444	4,363	3,401	472	142	502	4,517
Other operating expenses	4,726	891	2,842	1,440	9,899	4,061	1,088	1,326	1,002	7,477	5,505	880	379	2,095	8,859
Total other expenses	19,975	5,932	4,882	4,017	34,806	18,729	5,517	2,705	3,792	30,743	18,332	5,354	1,159	5,282	30,127
Segment profit (loss)	7,159	2,691	6,477	(595)	15,732	6,935	3,231	3,760	(30)	13,896	8,488	3,619	1,063	(476)	12,694
Intersegment (revenues) expenses	(15)	181	—	(166)	—	374	181	—	(555)	—	138	181	—	(319)	—
Segment profit after eliminations	$7,144	$2,872	$6,477	$(761)	$15,732	$7,309	$3,412	$3,760	$(585)	$13,896	$8,626	$3,800	$1,063	$(795)	$12,694
% of segment profit (loss)	46%	18%	41%	(5%)	100%	53%	24%	27%	(4%)	100%	68%	30%	8%	(6%)	100%
Total assets at December 31	$481,866	$1,117	$86,288	$7,971	$577,242	$400,348	$1,267	$66,504	$8,704	$476,823	$392,028	$457	$38,123	$13,817	$444,425
Capital expenditures	$718	$58	$134	$71	$981	$569	$991	$26	$48	$1,634	$2,108	$47	$16	$359	$2,530
Depreciation and amortization	$1,046	$176	$31	$172	$1,425	$1,138	$211	$31	$169	$1,549	$1,314	$153	$34	$520	$2,021

Bryn Mawr Bank Corporation, Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Settlement Services, Inc., Bryn Mawr Brokerage Company Inc., Bryn Mawr Finance, Inc. and Joseph W. Roskos & Co have all been aggregated in All Others.

*—Reclassified for comparative purposes.

51         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

 ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐

Report of Independent Accountants

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and its subsidiaries (“Corporation”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the Consolidated Financial Statements the Corporation adopted the Statement of the Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002.

Philadelphia, Pennsylvania

January 16, 2003

52         BRYN MAWR BANK CORPORATION ANNUAL REPORT 2002

■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■☐