Form 10-K, Exhibit 13
period 2003-12-31
BRYN MAWR BANK CORP
filed 2004-03-15
CIK 802681

FINANCIAL SECTION

| | |
|---|---|
| 14 | Report of Independent Auditors |
| 15 | Selected Financial Data |
| 16 | Management's Discussion and Analysis |
| 38 | Consolidated Balance Sheets |
| 39 | Consolidated Statements of Income |
| 40 | Consolidated Statements of Cash Flows |
| 41 | Consolidated Statements of Changes in Shareholders' Equity |
| 41 | Consolidated Statement of Comprehensive Income |
| 42 | Notes to Consolidated Financial Statements |

BRYN MAWR BANK CORPORATION ANNUAL REPORT 2003 13

Report of Independent Auditors

To the Board of Directors and Shareholders of Bryn Mawr Bank Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and its subsidiaries (“Corporation”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the consolidated financial statements the Corporation adopted the Statement of the Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002.

Philadelphia, Pennsylvania

February 27, 2004

Selected Financial Data

	(in thousands, except for share and per share data)

For the years ended December 31,	2003	2002*	2001*	2000*	1999*
Interest income	$29,261	$29,412	$30,311	$31,985	$28,317
Interest expense	4,330	4,484	6,302	7,072	5,857

Net interest income	24,931	24,928	24,009	24,913	22,460
Loan loss provision	750	1,000	1,200	250	250

Net interest income after loan loss provision	24,181	23,928	22,809	24,663	22,210
Other income	26,577	23,899	18,846	15,322	16,296
Other expenses	33,437	31,642	28,199	27,854	27,140

Income before income taxes and discontinued operations	17,321	16,185	13,456	12,131	11,366
Applicable income taxes	6,049	5,543	4,524	4,137	3,620

Income from continuing operations	11,272	10,642	8,932	7,994	7,746
(Loss) income from discontinued operations	(1,916)	(435)	194	267	215

Net Income	$9,356	$10,207	$9,126	$8,261	$7,961

Per share data**:
Earnings per common share from continuing operations:
Basic	$1.30	$1.22	$1.03	$0.92	$0.89
Diluted	$1.28	$1.20	$1.00	$0.88	$0.85
Earnings per common share from discontinued operations:
Basic	$1.08	$1.17	$1.05	$0.96	$0.92
Diluted	$1.06	$1.15	$1.02	$0.93	$0.88
Dividends declared**	$0.40	$0.38	$0.36	$0.34	$0.30
Weighted-average shares outstanding	8,657,527	8,706,390	8,651,040	8,585,676	8,698,806
Dilutive potential common shares	158,543	130,020	254,180	322,816	387,830

Adjusted weighted-average shares	8,816,070	8,836,410	8,905,220	8,908,492	9,086,636

	(In thousands)

At December 31,	2003	2002*	2001*	2000*	1999*
Total assets	$604,848	$577,242	$476,823	$444,424	$436,820
Earning assets	543,985	520,562	427,805	389,053	395,952
Deposits	527,129	483,620	391,059	386,966	371,068
Shareholders’ equity	67,382	62,607	57,307	50,970	46,719
Ratio of equity to assets	11.14%	10.85%	12.02%	11.47%	10.70%
Loans serviced for others	797,326	631,105	442,373	325,040	306,147

For the years ended December 31,	2003	2002*	2001*	2000*	1999*
Selected financial ratios:
Net interest margin	4.70%	5.34%	5.85%	6.33%	6.12%
Net income to:
Average total assets	1.98%	2.01%	2.05%	1.94%	2.01%
Average shareholders’ equity	17.76%	17.26%	16.95%	17.20%	17.97%
Average shareholders’ equity to average total assets	11.13%	11.67%	12.09%	11.28%	11.10%
Dividends declared per share to net income per basic common share	37.01%	32.41%	34.13%	35.34%	32.78%

*	Reclassified for comparative purposes
**	Restated to reflect the effect of the 2-for-1 stock split effective October 1, 2003.

Management’s Discussion and Analysis

The following is a discussion of the consolidated results of operations of Bryn Mawr Bank Corporation and its subsidiaries (the “Corporation”) for each of the three years ended December 31, 2003, as well as the financial condition of the Corporation as of December 31, 2003 and 2002. The Bryn Mawr Trust Company (the “Bank”), and Joseph W. Roskos & Co. (“JWR & Co.”) are wholly-owned subsidiaries of the Corporation. Bryn Mawr Finance, Inc. (“BM Finance”) is a wholly owned subsidiary of JWR & Co., Insurance Counsellors of Bryn Mawr, Inc. (“ICBM”) and Bryn Mawr Settlement Services, Inc. (“BMSS”) are wholly owned subsidiaries of the Bank. This discussion should be read in conjunction with the Corporation’s consolidated financial statements beginning on page 38.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements contained in this Report may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, impairment of goodwill, the effect of changes in accounting standards, and market and pricing trends. The words “expect,” “anticipate,” “intended,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitations:

•	the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, and the Corporation’s interest rate risk exposure and credit risk;
•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;
•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•	changes in accounting requirements or interpretations;
•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;
•	the effects of competition from other commercial banks, thrifts, mortgage companies, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s trade market area and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the Internet;
•	any extraordinary events (such as the September 11, 2001 events and the U.S. Government’s response to those events);
•	the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;
•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers needs;
•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;
•	the Corporation’s ability to originate and sell residential mortgage loans;
•	the accuracy of assumptions underlying the establishment of reserves for loan losses and estimates in the value of collateral, and various financial assets and liabilities and technological changes being more difficult or expensive than anticipated; and
•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this Report are based upon information presently available, and the Corporation assumes no obligation to update any forward-looking statements.

Critical Accounting Policies

The Corporation’s most critical accounting policy is the allowance for loan loss. The allowance for loan loss represents management’s estimate of the loan losses that may occur. The allowance is continually monitored to determine its adequacy. Ongoing review of credit standards, the level of delinquencies on loan products and loan segments, and the current state of the economy are included in this review. Actual losses may differ from management’s estimates. This is explained in more detail on page 27.

In December 2001, the Corporation adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In compliance with SFAS No. 142, the Corporation ceased amortizing the goodwill related to JWR & Co. During 2003, Corporation management determined that JWR & Co. was not attaining its strategic goals and that it would be in the best interest of the Corporation to discontinue offering family office services through JWR & Co. Therefore, the Corporation sold substantially all of the assets of JWR & Co. to Private Family Office, Inc. (“PFO”), which is owned by the former president of JWR & Co. (the “Asset Sale”). The Asset Sale was accomplished on August 1, 2003, effective as of June 30, 2003. The Asset Sale resulted in the charge-off of the balance of goodwill on the books of the Corporation, amounting to $1,005,000. As of December 31, 2003, there is no goodwill on the books of the Corporation.

Since the assets being sold in the Asset Sale meet all the requirements of Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the long-lived assets of JWR & Co., as of December 31, 2002, have been classified as assets of discontinued operations available for sale in the balance sheet. As of December 31, 2003, there were no long-lived assets of JWR & Co. associated with the family office operation on the books of JWR & Co. Other revenue and expenses, the writedown of goodwill and other related disposal expenses have been classified as a (loss) income from discontinued operations, net of taxes in the respective statements of income, to reflect the accounting for discontinued operations under SFAS No. 144.

As a part of its Mortgage Banking segment’s loan servicing business, the Bank records the value of mortgage servicing rights (“MSRs”) as an asset when the mortgage loans are sold and the servicing is retained by the Bank. MSRs represent the right to receive cash flows from servicing mortgage loans. The servicing rights are capitalized based on the relative fair value of the servicing right and the mortgage loan on the date the mortgage loan is sold. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. MSRs are carried at the lower of cost or estimated fair value. The Corporation obtains an independent appraisal of the fair value of its MSRs quarterly, which approximates the fair value expected in a sale between a willing buyer and seller.

MSRs are assessed quarterly for impairment based on the estimated fair value of those rights. For purposes of performing the impairment valuation, the MSR portfolio is stratified on the basis of certain predominant risk characteristics, including loan type and note rate. To the extent that the carrying value of the servicing rights exceeds estimated fair value for any stratum, a valuation allowance is established, which may be adjusted in the future as the estimated fair value of the MSRs increase or decrease. This valuation allowance is recognized in the consolidated statements of operations during the period in which impairment occurs.

The following summarizes the Corporation’s activity related to MSRs for the years ended December 31, 2003 and 2002:

(In thousands)	2003	2002
Balance, January 1	$3,956	$2,206
Additions	3,249	3,368
Amortization	(2,814)	(1,618)
Impairment	—	—
Sales	—	—

Balance, December 31	$4,391	$3,956

Fair Value	6,828	4,269

The following summarizes the Corporation’s activity related to changes in the valuation allowance for impairment of MSRs for the years ended December 31, 2003 and 2002:

	2003	2002
Balance, January 1	$—	$—
Impairment	350	—
Recovery	(350)	—

Balance, December 31,	$—	$—

At December 31, 2003, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

2003
Fair value amount of MSRs	$6,828
Weighted average life (in years)	4.3
Prepayment speeds (constant Prepayment rate) (1):	17.40%
Impact on fair value:
10% adverse change	(454)
20% adverse change	(863)

Discount rate:	9.54%
Impact on fair value:
10% adverse change	(221)
20% adverse change	(430)

(1)	represents the weighted average prepayment rate for the life of the MSR asset.

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption. In realty, changes in one factor may result in changes in another, which could magnify or counteract the sensitivities.

New Accounting Pronouncements

During 2003, the Financial Accounting Standards Board issued four accounting standards (the “Accounting Standards”). The Accounting Standards are discussed in detail in Note 2 – Summary of Significant Accounting Policies to the Consolidated Financial Statements, which are a part of this Report.

SIGNIFICANT ITEMS FOR 2003

Sale of JWR & Co. Business and Assets

JWR & Co. was acquired as a wholly-owned subsidiary of the Corporation, effective January 1, 1999. The transaction generated $3,300,000 in goodwill being recorded on the books of the Corporation. The strategic goals of the transaction included the cross-selling of family office services to existing Corporation clients, as well as cross-selling traditional banking products and services to those non-Corporation clients of JWR & Co. The anticipated profitability from the cross-selling strategy did not materialize and, in 2003, Corporation management determined that it would be in the best interest of the Corporation to sell JWR & Co. The following is a summary statement of income, in thousands of dollars, presenting the operating results of the family office operations of JWR & Co. from its acquisition:

	1999	2000	2001	2002	2003**
Revenues	$1,947	$2,457	$2,572	$2,228	$773
Expenses*	1,426	1,903	2,130	2,339	1,239

Pre tax Income (loss)	521	554	442	(111)	(466)

*-	Expenses are net of interest expense caused by inter-company borrowings.
**-	Represents revenues and expenses from the family office operation through June 30, 2003.

Effective June 30, 2003, the Corporation sold substantially all of the assets of JWR & Co., consisting of client accounts receivable and advances, fixed assets and prepaid expenses to PFO. The Asset Sale price was $2,350,000. JWR & Co. received $400,000 in cash and three notes from PFO aggregating $1,950,000. The notes were for the accounts receivable, the fixed assets and prepaid expenses and for the goodwill, respectively. The note for the goodwill represented the value of the associated intangible assets of JWR & Co. The intangibles included the value of the client list, which was included in the Asset Sale. The note for the accounts receivable and client advances is scheduled to be paid down from the proceeds of collected accounts receivable, with a maximum term of 6 months. Subsequent to the maturity of this note, it was renewed for a three month period, having a remaining balance of $72,000. The note for the fixed assets and prepaid expenses is for a 5-year term. The goodwill note has a 15 year amortization with a balloon payment after 10 years. All three notes bear interest at a rate of 6%, with the interest rate on the goodwill note resetting after 7 years. There are no prepayment penalties on the notes. As of December 31, 2003, none of the notes were delinquent. PFO is renting certain fixed assets and office space from the Bank.

Mortgage Banking Segment Generates Record Origination and Sales of Residential Mortgage Loans in 2003

The continuing low interest rate environment spurred refinancing activity in the residential Mortgage Banking segment. Residential mortgage loan sales in the secondary mortgage market grew by 13% from $555,615,000 in 2002 to $628,052,000 for 2003. This increase in loan sale activity accounted for a 10% increase in gains on related loan sales, from $9,647,000 for 2002 to $10,637,000 for 2003. This activity provides a revenue stream that is counter-cyclical to declines in net interest income and net interest margin caused by decreasing interest rates.

As residential mortgage interest rates began to increase in the fourth quarter of 2003, the highly rate sensitive refinancing activity began to slow. The following chart presents a comparison, by quarter, of the volume of loan sales, in millions of dollars, related gains for 2003, in thousands of dollars, and the percentage of change, compared to 2002:

	1st Qtr			2nd Qtr			3rd Qtr			4th Qtr
	2003	2002		2003	2002		2003	2002		2003	2002
Loans Sold	181	96	89%	222	91	144%	172	137	26%	52	231	(77%)
Gains	3,399	1,480	130%	3,590	1,599	125%	2,710	2,325	17%	938	4,243	(78%)

The continued growth in residential mortgage loan sales, throughout 2002, produced a record year for the Bank for both the volumes of loans sold, as well as the respective gains on these sales. This growth continued through the first three quarters of 2003 and then, due primarily to an increase in mortgage interest rates in the fourth quarter of 2003, as well as a strategy of holding some shorter-term residential mortgage loans in the Bank’s portfolio, the fourth quarter of 2003 reported a decline in both the volume of loan sales and the respective gains. It is expected that this trend of a decline in the level of residential mortgage loan sales will continue into 2004. In an effort to mitigate the effect of this decline, management is considering a sale of a portion of its residential mortgage loan servicing portfolio in 2004, thereby potentially generating additional revenue through the gains from the sale of the servicing portfolio. In an effort to mitigate the additional risk on the balance sheet of loan originations through third party originators during 2003, a decision was made to discontinue origination through third party mortgage brokers.

Historically, when interest rates begin to rise, the Corporation benefits from its asset interest rate sensitivity, increasing its net interest margins, while decreasing its revenues from the residential refinancing business activity. However, a decrease in residential mortgage loan originations and refinances, prior to market interest rates moving upward, could have a detrimental impact on the Corporation’s net income, due to a potential decrease in revenues from this counter-cyclical activity, without a corresponding increase in the Corporation’s net interest income or net interest margin.

2-for-1 Stock Split

Effective October 1, 2003, the Corporation authorized a 2-for-1 stock split, potentially providing more liquidity for the trading of the Corporation’s shares. All share and per share amounts included in this Management’s Discussion and Analysis have been restated to reflect the effect of the 2-for-1 stock split.

Dividend Increase

Based on a continued growth in earnings from continuing operations, the Corporation increased its quarterly dividend payment for 2003 by 5%, from $0.38 per share in 2002 to $0.40 per share in 2003, adjusted to reflect the impact of the 2-for-1 stock split on October 1, 2003. The Corporation’s dividend payout ratio was 37.04% of basic earnings per share for 2003, compared to 34.48% for 2002. The increase in the payout ratio for 2003, over 2002, is due to the reduction in net income in 2003, caused by the losses from discontinued operations.

Shareholder Rights Plan

The Corporation adopted a Shareholder Rights Plan to enhance and protect the value of the shareholders’ investment in the Corporation and discourage unfair or financially inadequate takeover proposals and abusive takeover practices. The Plan provides for distribution of rights to purchase shares of the Corporation’s common stock. The rights would be distributed to shareholders as a dividend at a rate of one right for each share of common stock held by shareholders of record as of the close of business on December 8, 2003. The rights will be exercisable only if a person or group acquires beneficial ownership of twenty percent or more of the Corporation’s common stock.

Continuation of the Stock Repurchase Program

Corporation management continues to believe that the repurchase of the Corporation’s stock is a very beneficial use of Corporation capital. In October 2002, management was authorized to repurchase up to 4% of the outstanding shares or 348,094 shares, as of October 2002, effective January 2003, while not spending more than $7,500,000. Under that program, from January 2003 through December 2003, the Corporation repurchased 99,000 shares of Corporation stock, at a cost of $1,827,000, for an average cost of $18.45 per share. This latest stock repurchase program is authorized to extend for a five-year period, with annual reviews by the Corporation’s Board of Directors. The Corporation’s stock repurchasing activity, from 1997 through December 31, 2003, resulted in the repurchase of a total of 1,292,652 shares of the Corporation’s common stock, at a cost of $18,223,000 for an average purchase price of $14.10 per share. All share and per share data has been adjusted to reflect the 2-for-1 stock split on October 1, 2003. The use of the Corporation’s capital to repurchase stock increases the Corporation’s return on equity, as well as offsetting the dilutive effect on earnings per share of issuing stock options. While income from continuing operations increased by 6% from 2002 to 2003, diluted earnings per share grew by 7%, primarily due to the repurchase of shares under these programs. This reflects the effect of the 2-for-1 stock split, effective October 31, 2003.

Strong Asset Quality

The Corporation consistently strives to enhance the quality of its loan portfolio. The loan portfolio continues to grow and the average loan size has increased substantially which necessitates the constant review of both the credit standards and the loan loss reserve. In addition to evaluating the credit quality of the loan portfolio, the state of the economy at December 31, 2003 was considered in evaluating the adequacy of the loan loss reserve. Since 1997, nonperforming assets have decreased from $1,169,000 to $279,000 at year-end 2003. Other real estate owned (“OREO”) balances amounting to $25,000 at year-end 1997 had been totally eliminated by year-end 1999 and there were no such balances at December 31, 2003. Nonperforming loans have decreased 76% over the prior six years to $279,000 at year-end 2003. The Corporation measures various ratios in Basis Points. Each basis point represents 1/100 of 1% (the “Basis Points”). Nonperforming loans as a percentage of total loans amounted to 6 basis point at December 31, 2003. Delinquencies, 30 days or more past due, amounted to 27 Basis Points of total outstanding loans at December 31, 2003. At December 31, 2002 nonperforming loans, as a percentage of total loans amounted to 1 Basis Point and delinquencies amounted to 16 Basis Points.

DISCONTINUED OPERATIONS

As a result of Corporation management’s decision to accomplish the Asset Sale, the Corporation had long-lived assets meeting the criterion of SFAS No. 144 for being classified as available for sale on its balance sheet. Therefore, the revenues and expenses, the writedown of goodwill and other related disposal expenses have been classified as a (loss) income from discontinued operations, net of taxes in the respective statements of income. Following is a table outlining (1) the amounts of revenue, expenses and after-tax (losses) profits reported in the results from discontinued operations and (2) the non-recurring transactions’ impact, that are a result of the Asset Sale:

	(000) omitted For the twelve months ended
	2003	2002	2001
Revenues of JWR & Co.**	$773	$2,228	$2,564
Expenses of JWR & Co.**	1,091	2,207	1,959

Pre-tax (loss) income	(318)	21	605
Applicable income (tax) benefit	108	(7)	(246)

(Loss) Income	(210)	14	359
Non-recurring transactions Writedown of Goodwill	(1,005)	(400)	(165)
Accounts Receivable charge-off	(148)	—	—
Other	(245)	(74)	—
Income tax (expense) benefit	(308)*	25	—

Total of non-recurring transactions	(1,706)	(449)	165

(Loss) Income from discontinued operations	$(1,916)	$(435)	$194

*	Includes $444,000 of income tax expense on the sale of JWR & Co. assets.
**	Revenues and expenses of JWR & Co not specifically related to discontinued operations are excluded from respective categories in this chart.

Reflecting the results of the (loss) income from discontinued operations, the Corporation reported net income of $9,356,000 for the twelve months ended December 31, 2003, an $851,000 or 8% decrease from $10,207,000 reported for the same period in 2002 and an increase from the $9,126,000 reported in 2001. All share and per share data have been reclassified to reflect the effect of a 2-for-1 stock split, effective October 1, 2003. Earnings per common share on net income amounted to $1.08, an 8% decrease from $1.17 reported for 2002, which was a 3% increase from $1.05 reported in 2001. Diluted earnings per common share on net income decreased 8% to $1.06 for 2003 compared to $1.15 for 2002 which was a 13% increase from $1.02 reported in 2001.

The loss per common share from discontinued operations amounted to $.22 for year end 2003, compared to a loss of $.05 for the same period in 2002 and a gain of $.02 per share for 2001. The loss per common share assuming dilution amounted to $.22 for 2003, compared to a loss of $.05 in 2002 and a gain of $.02 per share for 2001.

SELECTION OF NEW AUDITORS

On December 19, 2003 the Corporation retained KPMG LLP (“KPMG”) as its new independent accountants to audit the financial statements for the fiscal year ended December 31, 2004. PricewaterhouseCoopers LLP (“PwC”) will continue to serve as the independent accountants for the fiscal year ended December 31, 2003. The decision to change independent accountants was made by the Audit Committee of the Board of Directors of the Corporation.

The reports of PwC on the financial statement for the past two years contains no adverse opinions or disclaimer of opinion and were not qualified or modified as to their uncertainty, audit scope or accounting principle.

During each of the fiscal years ended December 31, 2002 and 2003 and subsequent interim period ended February 27, 2004, there were no disagreements between the Corporation and PwC on any matter of disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of this disagreements in connection with its reports; and there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K occurring within the Corporation’s two most recent fiscal years and the subsequent interim period through February 27, 2004.

The Corporation has provided PwC and KPMG with a copy of the foregoing disclosures regarding the change of independent auditors pursuant to Item 304 of the SEC’s Regulation S-K giving them the opportunity to provide a statement for inclusion herein, if either of them disagrees with the accuracy or completeness of these disclosures. After their review, neither PwC nor KPMG expressed any disagreement with these disclosures.

RESULTS OF CONTINUING OPERATIONS

Overview

The Corporation reported a 6% increase in income from continuing operations to $11,272,000 from $10,642,000 for 2002.

Earnings per common share from continuing operations amounted to $1.30 in 2003, a 7% increase over $1.22 for 2002. Diluted earnings per common share from continuing operations increased by 7% to $1.28 for 2003 from $1.20 for 2002. The dilutive potential common shares added to the weighted-average shares outstanding were 158,543 and 130,020 for 2003 and 2002, respectively.

The earnings results for 2003 were due to a number of factors. As presented on Table 1 – Line of Business Segment Analysis, the banking segment, devoted to the traditional banking business of gathering deposits and making loans increased 17%, from 2002 to 2003. Continued low interest rates were primarily responsible for a 64 Basis Point decrease in the banking segments net interest margin. However, a 13% increase in average outstanding earning assets in 2003, compared to 2002, offset the decreased margin and is primarily responsible for the banking segment’s net interest income remaining level from year to year. Primarily due to continued strong asset quality, the loan loss provision was decreased by $250,000 to $750,000. Also contributing to the 17% increase in the banking segment’s profitability, was a $1,506,000 decrease in salaries–other, due to a decline in corporate-wide incentives tied to overall corporate profitability.

Interest rates continued to remain low during 2003, including residential mortgage interest rates. These low rates helped produce a significant increase in the mortgage refinancing activity in the Mortgage-Banking segment of the Corporation through the first three-quarters of 2003. As residential mortgage interest rates increased during the fourth quarter of 2003, as presented in the chart on page 19, the refinancing activity decreased from prior quarters. Total mortgage loan sales for 2003 were ahead of 2002 by 10% and is primarily responsible for a 15% increase in other income in the mortgage-banking segment. However, the increase in refinancing activity caused the acceleration of the amortization of MSR balances of the loans being paid off. This increase in MSR amortization is primarily responsible for the 53% increase in the Mortgage Banking segment’s expenses and the 14% decrease in profitability of the mortgage banking business from 2002.

A 10% increase in fees for investment management and trust services is due to both growth in the values of assets under management and a full year of a fee increase, instituted in the third quarter of 2002, combined with holding the wealth management expenses to 5% growth, are primarily responsible for a 21% increase in Wealth Management segment profits for 2003, compared to 2002.

Return on average assets (“ROA”) for the year was 1.98%, compared to 2.01% in 2002, while return on average equity (“ROE”) for 2003 was 17.76% compared to 17.26% in 2002.

EARNINGS PERFORMANCE

Lines of Business

The Corporation continues to have four significant business segments or lines from which it derives its earnings, one of which is the Banking line of business. Additional earnings streams are obtained from its Wealth Management line of business and its Mortgage Banking line of business—the origination, servicing and sale of mortgage loans to the secondary mortgage market. The fourth segment, included in “All Other” in the following segmentation analysis, derives net revenues from financial services and products, offered through the Corporation’s subsidiaries, as well as the Bank’s subsidiaries, ICBM and BMSS.

Following is a segmentation analysis of the results of operations for those lines of business for 2003 and 2002:

TABLE 1 - Line of Business Segment Analysis

	2003
(dollars in thousands)	Banking	Wealth Management	Mortgage Banking	All Other*	Consolidated
Net interest income	$24,707	$—	$160	$64	$24,931
Less loan loss provision	750	—	—	—	750

Net interest income after loan loss provision	23,957	—	160	64	24,181
Other income:
Fees for investment management and trust services	—	9,484	—	—	9,484
Service charges on deposit accounts	1,896	—	—	—	1,896
Other fees and service charges	199	—	2,221	—	2,420
Net gain on sale of loans	13	—	10,637	—	10,650
Other operating income	1,496	—	—	1,091	2,587

Total other income	3,604	9,484	12,858	1,091	27,037

Other expenses:
Salaries—regular	8,274	3,665	1,343	314	13,596
Salaries—other	479	113	833	13	1,438
Fringe benefits	3,267	839	195	52	4,353
Occupancy	2,994	617	258	216	4,085
Other operating expenses	4,182	1,002	4,836	405	10,425

Total other expenses	19,196	6,236	7,465	1,000	33,897

Segment profit (loss)	$8,365	$3,248	$5,553	$155	$17,321

% of segment profit (loss)	48%	19%	32%	1%	100%

			2002**
(dollars in thousands)	Banking	Wealth Management	Mortgage Banking	All Other*	Consolidated
Net interest income	$24,697	$—	$200	$31	$24,928
Loan loss provision	1,000	—	—	—	1,000

Net interest income after loan loss provision	23,697	—	200	31	23,928
Other income:
Fees for investment management and trust services	—	8,620	—	—	8,620
Service charges on deposit accounts	1,822	—	—	—	1,822
Other fees and service charges	235	—	1,512	—	1,747
Net gain on sale of loans	6	—	9,647	—	9,653
Other operating income	1,567	3	—	969	2,539

Total other income	3,630	8,623	11,159	969	24,381

Other expenses:
Salaries—regular	7,874	3,464	1,088	281	12,707
Salaries—other	1,985	291	692	10	2,978
Fringe benefits	2,451	706	88	50	3,295
Occupancy	3,086	580	172	316	4,154
Other operating expenses	4,778	891	2,842	479	8,990

Total other expenses	20,174	5,932	4,882	1,136	32,124

Segment profit (loss)	$7,153	$2,691	$6,477	$(136)	$16,185

% of segment profit (loss)	44%	17%	40%	(1%)	100%

*	Bryn Mawr Bank Corporation, Insurance Counsellors of Bryn Mawr, Inc.

Bryn Mawr Brokerage Company, Inc., Bryn Mawr Finance, Inc.,

Bryn Mawr Settlement Services, Inc. and Joseph W. Roskos & Co. have all been aggregated in All Other.

**	Reclassified for comparative purposes.

The table reflects operating profits or losses of each corporate line of business before income taxes and excluding inter-company interest income and expense, related to inter-company borrowings and excludes loss from discontinued operations.

The Banking segment’s percentage of operating profits stood at 48% for 2003, compared to 44% for 2002. The Wealth Management segment’s percentage of operating profit was 19%, up from 17% for 2002. The Mortgage Banking segment’s share of operating profits decreased from 40% in 2002 to 32% in 2003, while the “All Other” segment, including the Corporation and all non-banking subsidiaries, went from (1%) in 2002 to 1% in 2003.

Banking Line of Business

The Bank’s average outstanding earning assets for 2003 of $515,378,000 increased 13% from $455,142,000 for 2002. Average outstanding loans also grew by 13% in 2003. The largest dollar increase in average outstanding loans occurred in the consumer line of credit loans, up $32,952,000 or 85% over 2002 average balances. Average commercial loan balances grew by $28,018,000 or 21% in 2003, compared to similar average outstanding balances in 2002. Average commercial mortgage loan balances grew by $13,535,000 or 14%, compared to 2002 levels and, average construction loan balances increased $5,935,000 or 22% in 2003, compared to the same period in 2002.

Reflecting a reduction in the amount of residential mortgage loans available for sale, the average balance of residential mortgage loans decreased $6,721,000 or 10% from 2002 average balances. The average outstanding balances of the Bank’s consumer small business loan product increased by $1,825,000 or 17% from 2002’s average outstanding balances, while the average balance of the consumer loan portfolio decreased by $20,061,000 or 49%, reflecting the planned run-off of the Bank’s indirect automobile dealer paper portfolio, reflecting, lower demand for indirect automobile loans, due to increased competition from automobile manufacturers for new automobile loans, as well as a decline in fixed rate home equity loan balances, due primarily to these loans being paid off as a part of the residential mortgage loan refinancing activity in the Mortgage Banking segment.

The average outstanding balances of federal funds sold decreased by $3,363,000 or 46% in 2003 compared to 2002 levels. Average outstanding investments increased by $1,325,000 or 6% for 2003 compared to 2002.

Average outstanding total deposits increased $75,142,000 or 18% in 2003 compared to 2002. The largest dollar increase occurred in the Bank’s money market account average balances. The Bank adjusted its money market account interest rate structure, making the interest rates competitive with interest rates paid on off-balance sheet money market sweep accounts. This competitive rate structure offered by the Bank resulted in customers moving off-balance sheet sweep balances into the Bank’s money market accounts. This is the primary reason for a $24,747,000 or 40% increase in money market account balances, over 2002 average balances. Average outstanding non-interest bearing demand deposit balances increased by $15,557,000 or 12%, while average NOW account balances increased by $10,194,000 or 9%. Average outstanding savings deposits increased 16% or $6,980,000, while the average balances of certificates of deposit (“CD”s) grew by $17,664,000 or 22%. The strong growth in the Bank’s average deposit base in 2003 allowed the Bank to practically eliminate its reliance on short-term borrowings, decreasing the combined average outstanding borrowings from short-term borrowings and federal funds purchased by $19,778,000 or 98%. The increases in the average balances of lower costing money market accounts, NOW account and non-interest bearing demand deposit accounts are the primary reasons for the cost of funds decreasing 10 Basis Points. However, a continued low prime rate during 2003, partially offset by increases in earning assets, are primarily responsible for a decrease in the net interest margin to 4.70% in 2003 from 5.34% for 2002. An expanded discussion of net interest income follows under the section entitled “Net Interest Income”.

Total other income from the Banking segment decreased by 1% in 2003 compared to 2002. Service charges on deposit accounts increased 4% due primarily to an overall increase in the service charges related to the Bank’s “Honor Overdraft” product. Other fees and service charges decreased $36,000 or 15%. The largest decrease, $18,000, occurred in revenue earned by the Bank for the off-balance sheet sweep accounts maintained for Bank clients. As discussed previously, the Bank was able to sweep balances back on to the balance sheet, thereby improving the Bank’s liquidity position, partially offsetting the decrease in the net interest margin and enhancing net interest income. At the same time other operating income decreased by $71,000 or 5% in 2003 and fees paid for sweep transactions, decreased by $112,000. Fees for merchant credit card processing and visa debit cards decreased by $26,000, due primarily to the Bank’s decision to close its relationship with the largest merchant credit card customer. Partially offsetting these decreases was an increase of $59,000 in fees for brokerage services, a 31% increase over similar fees earned in 2002. This increase was directly related to growth in business of the brokerage division.

Total other expenses of the Banking line of business decreased by 5% in 2003 compared to 2002 levels. While regular salaries increased by 5%, other salaries, primarily incentives based on corporate-wide profitability decreased by 76%, compared to similar corporate-wide incentives incurred in 2002. Fringe benefits rose by 33%, primarily due to increased costs associated with the Corporations’ defined benefit pension plan. A combination of a decline in the value of pension assets under management and related yields on those assets was primarily responsible for the increase in fringe benefits from 2002 levels. Occupancy expenses decreased by 3%, due primarily to declines in depreciation expense. The new Newtown Square branch was not placed in service until January 2004 and, therefore, no costs associated with that branch were included in occupancy expense for 2003. Occupancy expense for 2004 will include a full year’s cost for this location. Other operating expenses decreased by 12% and advertising expenses decreased by 35%. Included in other operating expense in 2003 was a $250,000 elimination of a prior accrual for potential litigation that was deemed unnecessary as of December 31, 2003. Exclusive of these previously mentioned items, other operating expenses essentially remained unchanged from 2002.

As interest rates remain low, continuing to compress the Bank’s net interest margin, net interest income remains flat. The $1,212,000 or 17% increase in the Banking segment profits for 2003 was primarily due to a $1,506,000 reduction in salaries-other, reducing Corporate-wide incentives, a $250,000 reduction in the loan loss provision, attesting to continued strong asset quality, and a $250,000 decrease in other operating expenses, eliminating prior accrual for potential litigation, deemed unnecessary as of December 31, 2003. These increases in income were partially offset by a $400,000 increase in regular salary expense and an $816,000 increase in fringe benefit expense, reflecting the increased expenses of the Corporation’s defined benefit pension plan.

Wealth Management Line of Business

The Wealth Management business segment reported a 21% increase in operating profit for 2003 compared to 2002 levels. An $861,000 or 10% increase in fees for investment management and trust services is primarily responsible for this increase. Total other expenses increased by $304,000 or 5%. An overall increase in asset values was the primary cause for the increase in trust fees. The market value of assets managed increased by 13% from $1,551,000,000 at December 31, 2002, to $1,752,000,000 as of December 31, 2003.

Total other expenses of the Wealth Management line of business increased by $304,000 or 5% in 2003 over 2002 levels. The primary reason for this increase was an increase in the regular salary expense of $201,000 or 6%, while incentive based other salaries declined by $178,000 or 61%. This decline is primarily due to lower incentives paid to the division’s Wealth Consultants in 2003, compared to 2002. Related fringe benefit costs also rose, up $133,000 or 19% from 2002 levels. Increased pension expenses are primarily responsible for this increase. Occupancy expenses rose $37,000 or 6% and other operating expenses increased by $111,000 or 12%. The most significant increase was an allocation of $53,000 in insurance premiums for the division, not included in 2002 costs. The cost of computer processing grew by $39,000 and the cost of temporary help grew by $29,000.

Mortgage Banking Line of Business

The operating profit of the Bank’s Mortgage Banking line of business decreased 14% in 2003 compared to 2002 due to a significant decline in the volume of residential refinancing activity in the fourth quarter of 2003 compared to the fourth quarter of 2002, as well as an increase in the amortization of MSRs, due to the increased residential mortgage loan refinancing activity in 2003. The sale of residential mortgage loans increased by 13% and the respective gains grew by 10%. However, the cost of originating and servicing the growing portfolio of serviced loans also grew. Increased servicing staff, overtime and salary increases were primarily responsible for a 23% increase in regular salary expenses. Salaries-other increased 20% because of incentives, which are primarily tied to revenue production, while the cost of fringe benefits, primarily related to increased pension expenses, rose 122%. Occupancy costs grew by 50%, reflecting the additional cost of software, necessary to streamline the origination and servicing activity associated with an expanded servicing portfolio.

Other operating expenses increased $1,966,000 or 69% over 2002 expenses. The largest increase was in the amortization of MSRs, up by $1,197,000. During 2003, the significant number of mortgage loan refinancings caused the accelerated amortization of the respective MSR balances. Also included in other operating expenses were expenses associated with the increased loan origination and sale volumes. Expenses such as loan pair off fees, appraisal fees and extra help, directly related to the volume of loans being originated and sold, increased by $769,000. Exclusive of these two loan volume related expense categories, other operating expenses grew by 1%.

Following is a table showing the volume of residential mortgage loans originated and sold to the secondary mortgage market, the total net gains realized, and the yield on these loan sales:

TABLE 2: Summary of Residential Loan Sale Activity

(dollars in thousands)	2003	2002
Volume of loans sold	$628,052	$555,615
Loan fees and net gains on sales	10,637	9,647
Yield on sales	1.69%	1.74%

As of December 31, 2003, the Bank serviced $755,132,000 in residential mortgage loans for others, compared to $606,657,000 in loans serviced for others at year-end 2002.

Bryn Mawr Bank Corporation

The Corporation is a one-bank holding company, generating intercompany revenues from the rental of Corporation owned properties to the Bank. The Corporation’s expenses are primarily of an administrative nature.

Insurance Counsellors of Bryn Mawr, Inc.

In January 1998, the Bank established a wholly owned subsidiary, ICBM (a full-service insurance agency), to enable the Bank to offer insurance products and related services to its customer base. ICBM offers a full line of life, property and casualty and commercial lines to its customer base. ICBM reported losses in both 2003 and 2002. The loss for 2003 amounted to $28,000, compared to $51,000 in 2002. While insurance commissions grew by $46,000 or 12%, expenses grew by $10,000 or 2%. An additional staff member was added to the employee benefits unit, however, this was partially offset by a revenue sharing arrangement with another insurance agency that was terminated in 2002.

Bryn Mawr Settlement Services, Inc.

In January 2002, the Bank formed BMSS to be a limited partner in a limited partnership, established to provide title search and abstract services to Bank customers either refinancing their existing residential mortgage loans or obtaining new residential mortgage loans. BMSS entered into an agreement (the “Partnership Agreement”) with Commonwealth Land Transfer Company, whereby BMSS would receive 70% of the profits, after expenses, from the partnership. Due to the large volume of mortgage loan refinancing in 2003, as described in the Mortgage Banking segment, BMSS earned $258,000 in net income for 2003, a 34% increase over $192,000 reported for 2002. Should the volume of mortgage loan originations decline in 2004, compared to 2003, the related profitability of BMSS would be adversely affected.

Joseph W. Roskos & Co.

On April 1, 1999, the Corporation acquired JWR & Co., effective January 1, 1999, for $4,195,000, through a combination of Corporation stock and cash. Goodwill in the amount of $3,300,000 was recorded on the Corporation’s books, to be amortized over a 20-year life. JWR & Co. was acquired to expand the products and services being offered by the Corporation through its subsidiaries. By 2003, Corporation management determined that it would be in the best interest of the Corporation to sell this business line. Therefore, substantially all of the assets of JWR & Co. were sold and its revenues and expenses were included in income from discontinued operations.

Bryn Mawr Finance, Inc.

BM Finance was incorporated on December 20, 2001, as a wholly owned subsidiary of JWR & Co. Its primary purpose is to provide financing opportunities to the Corporation and its subsidiaries. Exclusive of inter-company interest income from JWR & Co. and the Bank, BM Finance had losses of $6,000 and $8,000 for 2003 and 2002, respectively. Since the Corporation has decided to exit the family office business line, BM Finance will become an inactive subsidiary in 2004.

Net Interest Income

During 2001, the Bank’s prime rate decreased by 475 Basis Points, to 4.75% and remained there during 2002, until the fourth quarter of 2002, when the prime rate decreased another 50 Basis Points and has remained at 4.25% through 2003. This continued low prime rate in 2003 and 2002, compared to 2001, compressed the Bank’s net interest margin. In 2003 the compressed net interest margin was partially offset by a 13% increase in average outstanding earning assets. Nonetheless, continued compression resulted in a decrease in total interest income of $151,000 or less than 1%. A decline in interest rates paid on deposits during 2003, compared to 2002 deposit rates, and strong growth in the Bank’s low cost and non-interest bearing deposits was primarily responsible for a $154,000 or 3% decrease in interest expense for the year ended December 31, 2003. This resulted in net interest income for 2003 being even with 2002 levels. Primarily the result of strong average deposit growth in 2003, average outstanding balances of federal funds sold increased by 46% and average investments increased by 16%. The yield on earning assets decreased by 80 Basis Points, from 6.5% for 2002 to 5.7% for 2003.

Total average deposits increased 18%. The largest increases occurred in the Bank’s lower costing or non-interest bearing deposits. The largest dollar increase occurred in the Bank’s money market account average balances, up $24,747,000 or 40%, due primarily to the movement of off-balance sheet sweep funds back into the Bank’s money market accounts. Average NOW account balances increased by $10,194,000 or 9% and average non-interest-bearing demand deposits increased by $15,557,000 or 12%. Statement savings average balances grew by $6,980,000 or 16% and CD balances grew by $17,664,000 or 22%. Due primarily to the increased liquidity provided by the growth in average deposits, compared to 2002, average outstanding short-term borrowings and federal funds purchased decreased by 98% over similar balances for 2002. A combination of the ability to lower overall interest rates paid for interest- bearing deposits and short-term borrowings and strong growth in the low and no cost deposit balances was primarily responsible for a 10 Basis Point decrease in the average cost of funds for 2003, compared to 2002. The decrease in the yield on earning assets, partially offset by the decreased cost of funds was directly responsible for the Bank’s net interest margin, defined as net interest income, inclusive of loan fees, as a percentage of average earning assets, decreasing from 5.34% for 2002 to 4.70% for 2003. Since the Corporation’s balance sheet is structured to be asset interest rate sensitive, increasing net interest income in a rising interest rate environment, should the prime rate remain at its current level, the current yields on earning assets and rates paid on deposits will remain unchanged throughout 2004. The resulting net interest margin may not vary significantly from their respective levels reported for 2003.

TABLE 3 - Analyses of Interest Rates and Interest Differential

The following table shows an analysis of the composition of net interest income for each of the last three years. Interest income on loans includes fees on loans of $677,000, $620,000 and $574,000 in 2003, 2002 and 2001 respectively. The average loan balances include nonaccrual loans. All average balances are calculated on a daily basis. Yields on investment securities are not calculated on a tax-equivalent basis.

	2003			2002**			2001
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Cash and due from banks	$33,005	$—	—%	$29,934	$—	—%	$25,006	$—	—%
Interest-bearing deposits with other banks*	3,737	37	1.0	3,651	54	1.5	623	21	3.4
Federal funds sold*	10,638	110	1.0	7,275	112	1.5	7,521	321	4.3
Investment securities available for sale:
Taxable*	21,087	743	3.5	21,373	1,024	4.8	23,331	1,302	5.6
Tax-exempt*	2,499	86	3.4	939	39	4.2	1,604	66	4.1

Total investment securities	23,586	829	3.5	22,312	1,063	4.8	24,935	1,368	5.5

Loans*	478,397	28,285	5.9	421,904	28,183	6.7	367,571	28,601	7.8
Less allowance for loan losses	(6,519)	—	—	(5,459)	—	—	(4,636)	—	—

Net loans	471,878	28,285	6.0	416,445	28,183	6.8	362,935	28,601	7.9
Other assets	27,557	—	—	27,365	—	—	24,479	—	—

Total assets	$570,401	$29,261	—	$506,982	$29,412	—	$445,499	$30,311	—

Liabilities:
Demand deposits, noninterest-bearing	$135,335	$—	—%	$117,949	$—	—%	$102,877	$—	—%
Savings deposits	263,646	1,658	0.6	221,725	1,556	0.7	190,242	2,023	1.1
Time deposits	96,996	2,664	2.7	79,332	2,509	3.2	78,081	3,768	4.8
Short term borrowings	438	7	1.6	18,609	386	2.1	11,959	467	3.9
Federal funds purchased	58	1	1.7	1,665	33	2.0	1,296	44	3.4
Other liabilities	10,454	—	—	8,551	—	—	7,202	—	—

Total liabilities	506,927	4,330	—	447,831	4,484	—	391,657	6,302	—
Shareholders’ equity	63,474	—	—	59,151	—	—	53,842	—	—

Total liabilities and shareholders’ equity	$570,401	$4,330	—	$506,982	$4,484	—	$445,499	$6,302	—

Total earning assets*	$516,358	—	—	$455,142	—	—	$400,650	—	—
Interest income to earning assets	—	—	5.7	—	—	6.5	—	—	7.6
Interest expense to earning assets	—	—	0.8	—	—	1.0	—	—	1.6
Net yield on interest-earning assets	—	—	4.9	—	—	5.5	—	—	6.0
Average effective rate paid on interest-bearing liabilities	—	—	1.2	—	—	1.4	—	—	2.2
Average effective cost on total deposits and short term borrowings	—	—	0.9	—	—	1.0	—	—	1.6
Net interest margin	—	—	4.70	—	—	5.34	—	—	5.85
Earning assets to interest-bearing liabilities	—	—	1.43	—	—	1.42	—	—	1.42

*	Indicates earning assets.
**	Reclassified for comparative purposes.

TABLE 4 - Rate/Volume Analyses

The following table shows the effect of changes in volumes and rates on interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between volume and rate. Interest income on loans included increases (decreases) in fees on loans of $57,000 in 2003, $46,000 in 2002, and $(51,000) in 2001.

(in thousands)	2003 vs. 2002				2002 vs. 2001
Increase/(decrease)	Volume	Rate		Total	Volume	Rate		Total
Interest Income:
Interest-bearing deposits with other banks	$1	$(18)		$(17)	$51	$(18)		$33
Federal funds sold	41	(43)		(2)	(10)	(199)		(209)
Investment securities available for sale:
Taxable	(13)	(268)		(281)	(106)	(158)		(264)
Tax-exempt	56	(9)		47	(29)	2		(27)
Loans	3,622	(3,520)	*	102	3,917	(4,349)	*	(432)

Total interest income	3,707	(3,858)		(151)	3,823	(4,722)		(899)

Interest expense:
Savings deposits	311	(209)		102	330	(797)		(467)
Time deposits	557	(402)		155	57	(1,316)		(1,259)
Short term borrowings	(305)	(74)		(379)	191	(272)		(81)
Fed funds purchased	(28)	(4)		(32)	10	(21)		(11)

Total interest expense	535	(689)		(154)	588	(2,406)		(1,818)

Interest differential	$3,172	$(3,169)		$3	$3,235	$(2,316)		$919

*	Included in the loan rate variance was a (decrease) increase in interest income related to non-performing loans of $(10,000) and $(73,000) in 2003 and 2002, respectively. The variances due to rate include the effect of nonaccrual loans because no interest is earned on such loans.

The 1% decline in interest income for 2003 was primarily attributable to an 80 Basis Point decline in the average yield on earning assets, from 6.5% in 2002 to 5.7% for 2003. A 13% increase in average earning assets from $455,142,000 for 2002 to $516,358,000 for 2003 helped offset the decline in interest income due to decreases in interest rates. Interest income related to the rate variance decreased by $3,857,000. A $3,706,000 increase in interest income, attributable to volume growth, was the result of a 13% increase in average outstanding earning assets, including a 13% increase in average outstanding loans. The average yield on loans decreased 80 Basis Points from 6.7% in 2002 to 5.9% in 2003. The average yield on federal funds sold decreased 50 Basis Points to 1.0% for 2003, compared to 1.5% for 2002. The yield on the investment portfolio decreased by 110 Basis Points from 4.6% in 2002 to 3.5% in 2003, as higher yielding maturing or called investments were replaced by investments at lower market interest rates.

While an increase in interest expense due to increased average deposits, offset by a reduction in interest on short-term borrowings and federal funds purchased, caused a net increase in interest expense of $536,000, the ability to lower rates paid on deposits caused a decrease in interest expense of $690,000. The net result was a decrease in interest expense of $154,000. Because of declining interest rates on an asset rate sensitive earning asset portfolio, as indicated in Table 4 –Rate/Volume Analyses on page 26 of this Report, net interest income, related to interest rates, decreased by $3,169,000 from 2002 to 2003. However, continued growth in earning assets, primarily in the loan portfolio, was responsible for a $3,172,000 increase in net interest income, offsetting this decline and keeping net interest income practically even with 2002, increasing by $3,000 over 2002.

As of December 31, 2003, outstanding loan balances increased 8% over December 31, 2002. During the fourth quarter of 2003, there was a significant decline in the level of mortgage loans being refinanced, compared to prior quarters. At the same time Corporation management decided to hold some of the shorter-term residential mortgage loans, primarily 7-year and 15-year maturity loans, in the Bank’s loan portfolio, to enhance current net interest income. Therefore, because of the decision to hold shorter-term residential mortgage loans in the Bank’s portfolio, compared to selling them in prior periods, the most significant loan growth occurred in residential mortgage loans, which increased by $37,848,000 or 49%. The decrease in refinancing activity in the fourth quarter of 2003 was primarily responsible for a $24,335,000 or 87% decease in mortgage loans available for sale, from year to year. Commercial mortgage loans grew by $16,310,000 or 16%, while construction loan outstanding balances increased by $8,754,000 or 32%.  Commercial and industrial loans grew by $7,683,000 or 5%. Second mortgage loan balances, originated as a part of the Mortgage Banking segment, decreased by $4,622,000 or 13%. A $5,957,000 or 24% decrease in outstanding consumer loans is due primarily to continued run-off of indirect automobile loans, which was planned by the Bank, as well as the repayment by fixed rate home equity loan borrowers, as they chose to refinance these balances into first mortgages. The yield on average earning assets decreased by 80 Basis Points from 6.5% in 2002 to 5.7% in 2003.

Average deposits increased $76,972,000 or 18% during 2003. Average outstanding CD balances increased by 22%. Average outstanding NOW account balances grew 9%, average non-interest-bearing demand deposits were up by 15% and average outstanding money market account balances, reflecting the Bank’s ability to bring off-balance sheet sweep funds back on to the balance sheet, grew by 41%. Savings account average balances increased by 16%. Average outstanding short-term borrowings and federal funds purchased decreased by 98%, reflecting the strong growth in average deposits from 2002 to 2003. The cost of funds for the Bank averaged .9% for 2003 compared to 1.0% for 2002, a 10 Basis Point decrease.

Loan Loss Provision

The Bank decreased its annual loan loss provision from $1,000,000 for 2002 to $750,000 for 2003. While nonperforming loans grew by $241,000 from year end 2002 to year end 2003, the continued strong quality of the loan portfolio is primarily responsible for the decreases in the provision in both 2002 and 2003, compared to 2001. The allowance for loan losses was $6,670,000 and $6,114,000 as of December 31, 2003 and 2002, respectively. Delinquencies, as a percentage of outstanding loans, amounted to 27 Basis Points and 16 Basis Points as of December 31, 2003 and 2002, respectively. Nonperforming loans amounted to $286,000 at December 31, 2003, compared to $45,000 at December 31, 2002. There was no OREO recorded on the Bank’s books at either year-end. The allowance for loan losses, as a percentage of outstanding loans, was 1.33% as of December 31, 2003, compared to 1.31% as of December 31, 2002. Bank management has determined that the 2003 loan loss provision was sufficient to maintain an adequate level of the allowance for loan losses during 2003.

TABLE 5 - Allowance for Loan Losses

A summary of the changes in the allowance for loan losses and a breakdown of loan loss experience by major loan category for each of the past five years follows:

	December 31,
(dollars in thousands)	2003	2002	2001	2000	1999
Allowance for loan losses:
Balance, January 1	$6,114	$4,928	$4,320	$4,400	$4,100

Charge-offs:
Commercial and industrial	(112)	—	(940)	(32)	(10)
Real estate—construction	—	—	—	—	—
Real estate—mortgage	(13)	—	(51)	(12)	22 *
Consumer	(102)	(68)	(178)	(355)	(209)

Total charge-offs	(227)	(68)	(1,169)	(399)	(197)

Recoveries:
Commercial and industrial		220	63	3	87
Real estate—construction	—	—	476	—	116
Real estate—mortgage	1	10	—	—	—
Consumer	32	24	38	66	44

Total recoveries	33	254	577	69	247

Net recoveries / (charge-offs)	(194)	186	(592)	(330)	50
Provision for loan losses	750	1,000	1,200	250	250

Balance, December 31	$6,670	$6,114	$4,928	$4,320	$4,400

Net recoveries / (charge-offs) to average loans	(0.05%)	0.04%	(0.16%)	(0.10%)	0.02%

*	The negative charge-off of $22,000 in real estate—mortgage loans in 1999 reflects the adding back to the loan loss reserve of an amount previously charged off, in conjunction with the acquisition of other real estate owned.

TABLE 6 - Allocation of Allowance for Loan Losses

The table below allocates the balance of the allowance for loan losses by loan category and the corresponding percentage of loans to total loans for each loan category for the last five years:

	December 31,
	2003		2002		2001		2000		1999
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$3,656	35.7%	$2,940	36.4%	$2,729	39.1%	$1,193	41.5%	$151	39.7%
Real estate—construction	558	7.2	494	5.9	214	5.1	7	3.0	33	4.2
Real estate—mortgage	1,089	53.4	1,107	52.4	1,019	45.0	56	38.3	228	35.4
Consumer	906	3.7	907	5.3	316	10.8	248	17.2	279	20.7
Unallocated	461	—	666	—	650	—	2,816	—	3,709	—

Total	$6,670	100%	$6,114	100%	$4,928	100%	$4,320	100%	$4,400	100%

The loan loss reserve allocation reflects a reserve based on specific loan loss reserve allocations on loans reviewed individually as well as an average historical loan write-off percentage for loans in each specific loan category not individually reviewed and is also adjusted by an additional percentage to reflect current market conditions.

Refer to page 42 for further discussion of the Corporation’s loan review process.

Other Income

The following table details other income for the years ended December 31, 2003 and 2002, and the percent change from year to year:

TABLE 7 - Other Income

	2003	2002*	% Change
Fees for trust services	$9,484	$8,620	10%
Service charges on deposit accounts	1,896	1,822	4%
Other fees and service charges	2,420	1,747	39%
Net gain on sale of loans	10,650	9,653	10%
Investment advisory and brokerage fees	248	216	15%
Insurance commission income	268	275	(3%)
Other operating income	1,611	1,566	3%

Total other income	$26,577	$23,899	11%

* Reclassified	for comparative purposes.

In addition to net interest income, the Bank’s three operating segments, as well as ICBM and BMSS generate various streams of fee-based income, including investment management and trust income, insurance commissions, service charges on deposit accounts, loan servicing income, consulting fees and gains/losses on loan sales.

Fees for investment management and trust services increased $864,000 or 10% from year to year. Refer to the discussion under the heading “Wealth Management Line of Business on page 23 of this Report.

Service charges on deposit accounts increased $74,000 or 4%. In 2002, the Bank instituted its “Honor Overdraft” product. This new product and an increase in the respective fees are the primary reasons for this increase in 2003, compared to 2002.

Other fees and service charges increased $673,000 or 39%, from $1,747,000 for 2002 to $2,420,000 for 2003. The primary reason for this increase was associated with the increase in residential refinancing activity, discussed in the Mortgage Banking segment. Residential mortgage loans were sold by the Bank with servicing retained. This generates a monthly servicing fee. During 2003, a significant increase in the loans sold with servicing retained was the primary reason for this increase.

As discussed in the “Mortgage Banking Line of Business” section, the $997,000 or 10% increase in gains on the sale of residential mortgage loans was directly attributable to a $72,437,000 or 13% increase in the volume of residential mortgage loans sold, compared to 2002, partially offset by a 5 Basis Point decrease in the yield on the sale of residential mortgage loans to the secondary mortgage market.

Other operating income increased $46,000 or 3% in 2003 from 2002. Included in other operating income are fees earned by BMSS, from its partnership with a title insurance company. These fees amounted to $454,000 for 2003, a $103,000 or 29% increase over $351,000 reported for 2002. The fees derived from BMSS from the increase in mortgage origination and sale activity are directly responsible for this increase. Brokerage fees also increased by $59,000, the result of increased brokerage business in 2003. The largest decline occurred in fees earned by the Bank for sweep transactions, down by $112,000. As previously discussed, the availability of off-balance sheet sweep balances as a source of liquidity for the Bank is primarily responsible for this decrease in sweep fees. The decrease in fees is more than made up by the increase in net interest income from this additional liquidity. Merchant credit card fees declined by $26,000. During 2003, the Bank made the decision to cease its relationship with its largest merchant credit card customer. These variances account for $24,000 of the $45,000 total variance.

Other Expenses

The following table details other expenses for the years ended December 31, 2003 and 2002, and the percent change from year to year:

TABLE 8 – Total Other Expenses

	2003	2002*	% Change
Salaries-regular	$13,596	$12,707	7%
Salaries-other	1,438	2,978	(52%)
Employee benefits	4,353	3,295	32%
Occupancy expense	1,961	1,942	1%
Furniture, fixtures, and equipment	1,806	1,819	(1%)
Advertising	674	1,065	(37%)
Professional fees	937	990	(5%)
Computer processing	607	595	2%
Stationery and supplies	316	309	2%
Insurance	82	133	(38%)
Amortization of MSRs	2,814	1,617	74%
Other operating expenses	4,853	4,192	16%

Total other expenses	$33,437	$31,642	6%

* Reclassified	for comparative purposes.

Total other expenses increased for the year ended December 31, 2003, by $1,795,000 or 6%. Regular salaries, consisting of regular, part time and overtime salary expense, the largest component of other expenses, rose 7%. This increase reflects normal salary increases, as well as staffing additions during 2003. As of December 31, 2003, the Corporation’s consolidated full-time equivalent staffing level was 247.5 compared to 243.0 as of December 31, 2002. This staffing level reflects the elimination 21.0 full-time equivalent staff associated with JWR & Co.

Other salaries decreased $1,540,000 or 52% from 2002 to 2003. The decrease in 2003 was directly related to the Corporation’s incentive-based compensation, which is directly related to corporate profitability.

Employee benefit costs increased $1,058,000 or 32% in 2003 from 2002 levels. Of this increase, $802,000 relates to the Corporation’s pension plan and SERP, which combined, produced an expense of $1,351,000 in 2003 compared to $549,000 in 2002. A combination of declining pension asset values and decreasing returns on the pension assets are primarily responsible for this increase in pension and SERP expenses. An economic environment at current levels in future periods, producing lower yields on the pension plan’s assets, could result in additional increases to the pension expense in future periods. As presented in Note 12 to the Consolidated Financial Statements, which are a part of this Report, “Pension and Other Postretirement Benefits”, a number of factors are responsible for the increase in pension expense for 2003. Interest costs, associated with the pension plan, increased by $100,000 for 2003, compared to 2002, and the amortization of the actuarial loss increased by $273,000, while the expected return on plan assets decreased by $314,000. These three items account for $687,000 of the $802,0000 increase in pension expense from 2002 to 2003.

Advertising expenses decreased by $391,000 or 37%. Insurance expense decreased by $51,000 or 38%. Insurance expense is composed of the premiums paid to the Federal Deposit Insurance Corporation (the “FDIC”) for deposit insurance, as well as the cost of the Corporation’s business insurance coverage. FDIC insurance premiums grew by $7,000 in 2003, compared to 2002. The cost of the Bank’s business insurance decreased $58,000 due to the negotiation of a three year premium renewal in 2001 and the continued usage of the Bank’s insurance subsidiary, thereby eliminating commission expenses associated with a non-owned insurance agency.

The amortization of MSRs increased $1,197,000 or 74% from 2002 to 2003. This increase is associated with the increase in the residential refinancing activity discussed in the Mortgage Banking segment. As residential mortgage loans that were sold by the Bank with servicing retained were repaid, as a part of a loan refinancing, the balance of the respective MSRs on the Bank’s books was fully amortized. During 2003, significant amortization of MSRs, related to the increased mortgage refinance activity, generated an expense of $2,814,000, compared to $1,617,000 in 2002.

Other operating expenses increased $661,000 or 16% from $4,192,000 in 2002 to $4,853,000 in 2003. Increased residential mortgage loan sale activity in 2003 also generated increased related expenses, such as appraisal fees and loan pair off fees. Other operating expenses associated with the increased mortgage lending activity increased by $769,000. Included in other operating expense in 2003 was a $250,000 elimination of a prior accrual for potential litigation that was deemed unnecessary as of December 31, 2003. Exclusive of the increased mortgage lending related expenses in 2003 and the elimination of the $250,000 accrual reversal, other operating expenses increased by $142,000 or 3% in 2003, compared to 2002.

Income Taxes

Federal income taxes for 2003 were $6,005,000, compared to $5,500,000 for 2002. This represents an effective tax rate of 34.8% and 34.1% for 2003 and 2002, respectively. Income taxes for financial reporting purposes differ from the amount computed by applying the statutory rate to income before taxes, due primarily to tax-exempt income from certain loans and investment securities. Included in 2003 and 2002 applicable income taxes was Pennsylvania State income taxes for BMSS of $44,000 and $43,000, respectively. See Note 10 to the Consolidated Financial Statements, which are part of this Report.

FINANCIAL CONDITION

Investment Securities

Management has elected to classify 100% of the investment portfolio as held for sale. Therefore, the investment portfolio was carried at its estimated market value of $31,397,000 and $22,242,000 as of December 31, 2003 and 2002, respectively. The amortized cost of the portfolio as of December 31, 2003 was $31,411,000, resulting in net unrealized losses of $14,000. The amortized cost of the portfolio at December 31, 2002 was $21,894,000, resulting in net unrealized gains of $348,000.

TABLE 9 - Investment Portfolio

The maturity distribution and weighted average yields on a fully tax-equivalent basis of investment securities at December 31, 2003, are as follows:

(dollars in thousands)	Maturing during 2004	Maturing from 2005 through 2008	Maturing from 2009 through 2013	Maturing after 2013	Total
Obligations of the U.S. Government and agencies:
Book value	—	$25,081	—	—	$25,081
Weighted average yield	—	3.3%	—	—	3.3%
State and political subdivisions:
Book value	—	—	4,082	1,077	5,159
Weighted average yield	—	—	3.2%	3.3%	3.2%
Other investment securities:
Book value	—	—	—	$1,171	1,171
Weighted average yield	—	—	—	—	—

Total book value	$0	$25,081	$4,082	$2,248	$31,411
Weighted average yield	—	3.3%	3.2%	1.5%	3.2%

In addition to $1,000,000 in maturities during 2003, $20,440,000 in investments was called and $1,039,000 of Federal Home Loan Bank of Pittsburgh (the “FHLB”) stock was redeemed. During 2003, purchases of investment securities amounted to $31,984,000. Those transactions were primarily responsible for the $9,155,000 or 41% increase in the investment portfolio from December 31, 2002, to December 31, 2003. At December 31, 2003, approximately 80% of the investment portfolio consisted of fixed rate U.S. Government and U.S. Government Agency securities. The Corporation does not own any derivative investments and does not plan to purchase any of those investments in the foreseeable future.

Loans

For financial reporting purposes, both fixed and floating rate home equity loans, collateralized by mortgages, are included in other permanent mortgage loans. Floating rate personal lines of credit loans are included in consumer loans.

TABLE 10 - Loan Portfolio

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

	December 31
(in thousands)	2003	2002*	2001	2000	1999
Real estate loans:
Permanent mortgage loans	$269,220	$244,638	$177,479	$135,777	$134,495
Construction loans	36,235	27,514	20,416	10,642	14,398
Commercial and industrial loans	178,381	170,286	167,452	147,398	119,835
Consumer loans	18,580	24,537	35,521	61,189	70,211

Total	$502,416	$466,975	$400,868	$355,006	$338,939

The maturity distribution of the loan portfolio, excluding loans secured by one to four family residential property and consumer loans, at December 31, 2003, is shown below.

*	Reclassified for comparative purposes

(in thousands)	Maturing during 2004	Maturing from 2005 through 2008	Maturing after 2008	Total
Commercial, financial, and agricultural	$137,184	$39,936	$1,261	$178,381
Real estate—construction	34,960	1,275	—	36,235
Real estate—other	18,278	95,845	5,688	119,811

Total	$190,422	$137,056	$6,949	$334,427

Interest sensitivity on the above loans:
Loans with predetermined rates	$35,133	$46,856	$2,356	$84,345
Loans with adjustable or floating rates	155,289	90,200	4,593	250,082

Total	$190,422	$137,056	$6,949	$334,427

There are no scheduled prepayments on the loans included in the maturity distributions.

TABLE 11 - Loan Portfolio And Nonperforming Asset Analysis

At December 31, 2003	Loan Portfolio				Nonperforming Assets			Loan Loss Reserve
(in thousands)	Current	Past Due 30 to 89 Days	Past Due 90 Days or More	Total Loans	Non- Performing Loans *	Other Real Estate Owned	Total Non- Performing Assets	Reserve for Loan Loss Allocation
Real estate loans:
Permanent mortgage loans:
Residential	$62,391	$809	$205	$63,405	$205	$—	$205	$254
Commercial	119,773	19	19	119,811	19	—	19	487
Home equity	85,841	148	15	86,004	15	—	15	348

Total permanent mortgage loans	268,005	976	239	269,220	239	—	239	1,089
Construction mortgage loans:
Residential	31,360	—	—	31,360	—	—	—	483
Commercial	4,875	—	—	4,875	—	—	—	75

Total construction mortgage loans	36,235	—	—	36,235	—	—	—	558

Total real estate loans	304,240	976	239	305,455	239	—	239	1,647
Commercial and industrial loans	178,358	15	8	178,381	8	—	8	3,656

Total commercial and industrial loans	178,358	15	8	178,381	8	—	8	3,656

Consumer loans:
Direct	3,498	49	—	3,547	—	—	—	171
Indirect	3,550	16	13	3,579	13	—	13	174
CreditLine	11,433	2	19	11,454	19	—	19	561

Total consumer loans	18,481	67	32	18,580	32	—	32	906
Unallocated reserve for loan loss	—	—	—	—	—	—	—	461

Total	$501,079	$1,058	$279	$502,416	$279	$—	$279	$6,670

*	Nonperforming loans are loans on which scheduled principal and/or interest is past due 90 days or more and loans less than 90 days past due which are deemed to be problem loans by management. Total nonperforming loans of $279,000 includes the $279,000 in loans past due 90 days or more, on which certain borrowers have paid interest regularly. There are no loans less than 90 days delinquent included in nonperforming loans.

The Bank’s lending function is its principal income generating activity, and it is the Bank’s policy to continue to serve the credit needs of its market area. Total loans at December 31, 2003 increased 8% to $502,416,000 from $466,975,000 as of December 31, 2002.

The largest growth in outstanding balances occurred in residential mortgage loans, which increased by $37,848,000 or 49%, from $76,829,000 at December 31, 2002 to $114,677,000 at December 31, 2003. In an effort to enhance current net interest income, the decision was made in the fourth quarter of 2003, to hold some shorter-term residential mortgage loans in the Bank’s loan portfolio. This is the primary reason for this increase in outstanding residential mortgage loans. As refinance activity decreased during the fourth quarter of 2003, the balance of the available for sale mortgage loans decreased, by $24,335,000 or 87%, from $28,026,000 at December 31, 2002 to $3,691,000 at year-end 2003.

Commercial mortgage loan balances increased by $16,310,000 or 16%, from $103,878,000 at December 31, 2002 to $120,188,000 as of December 31, 2003.

Second mortgage loans, originated as a function of the Mortgage Banking segment, decreased 13% or 4,624,000, from $35,825,000 at December 31, 2002 to $31,201,000 at year end 2003.

As of December 31, 2003, the construction loan portfolio increased by $8,754,000 or 32%, from $27,604,000 at December 31, 2002, to $36,358,000 at December 31, 2003. The construction lending function continues to maintain banking relationships with builders who are located within the Bank’s marketing area. As of December 31, 2003 and 2002, the construction lending portfolio had neither any nonperforming loans nor any loans delinquent 30 days or more.

Commercial and industrial loan balances grew $7,683,000 or 5% from $170,698,000 at December 31, 2002 to $178,381,000 at December 31, 2003. Continued increased business development in the Bank’s commercial lending market area is the primary reason for this growth.

Consumer loans, consisting of loans to individuals for household, automobile, family, and other consumer needs, as well as purchased indirect automobile paper from automobile dealers in the Bank’s market area, decreased $5,957,000 or 24%, from $24,537,000 at December 31, 2002, to $18,580,000 at December 31, 2003. Competition from automobile manufacturers’ credit facilities and lower costing financing from home equity loans continues to be a source of major competition for this product.

Mortgage Servicing Rights

As a part of its sale of residential mortgage loans to the secondary market, for those loans sold with the loan servicing retained by the Bank, the Bank records MSRs as an asset. During 2002 and again in 2003, the Corporation has significantly increased its residential mortgage origination and sale activity, thereby increasing the balances of MSRs being recorded on its books. As of December 31, 2003, MSRs recorded on the Corporation’s books amounted to $4,391,000, an 11% increase over $3,956,000 in MSRs as of December 31, 2002. MSRs are recorded on the Bank’s books at values determined by reviewing the current value of MSRs in the mortgage servicing market. The current value of new MSRs being recorded, as loans are sold with servicing retained, is reviewed periodically and any adjustment to the initial Basis Point values being recorded is done in a timely manner. The balance of residential mortgage loans serviced for others amounted to $755,132,000 and $606,657,000 as of December 31, 2003 and December 31, 2002, respectively. Quarterly, the book value of the MSRs is tested for impairment by an independent valuation firm. Should any impairment occur, the MSR balances are written down against the Bank’s current income.

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

Deposits

The Bank attracts deposits from within its market area by offering various deposit instruments, including savings accounts, NOW accounts, money market accounts, certificates of deposit and non-interest bearing demand deposit account.

Total deposits increased 10% to $532,842,000 at December 31, 2003, from $483,620,000 at year-end 2002. Due primarily to strong deposit growth in 2003, there were no short-term borrowings at December 31, 2003, compared to $20,000,000 at December 31, 2002. A more meaningful measure of the change in deposits and short-term borrowings is average daily balances. As illustrated in Table 12, average daily deposit balances increased 18%. A combination of strong growth in low costing and non-interest bearing demand deposits, combined with the ability to lower overall interest rates paid for interest-bearing deposits and short-term borrowings was primarily responsible for a 10 Basis Point decrease in the average cost of funds for 2003, compared to 2002. The average cost of funds for 2003 was .9% compared to 1.0% for 2002.

The following table presents the average daily balances of deposits and the percentage change for the years indicated:

TABLE 12 - Average Daily Balances of Deposits

(dollars in thousands)	2003	2002	% Change 2003 vs. 2002	2001	% Change 2002 vs. 2001
Demand deposits, non- interest-bearing	$135,335	$117,949	14.7%	$102,877	14.7%

Market rate accounts	85,984	61,105	40.7%	51,022	19.8%
NOW accounts	127,927	117,864	8.5%	99,196	18.8%
Regular savings	49,736	42,756	16.3%	40,024	6.8%

	263,647	221,725	18.9%	190,242	16.5%

Time deposits	96,996	79,332	22.3%	78,081	1.6%

Total	$495,978	$419,006	18.4%	$371,200	12.9%

The following table shows the maturity of certificates of deposit of $100,000 or greater as of December 31, 2003:

TABLE 13 -	Maturity of Certificates of Deposits of $100,000 or Greater

(in thousands)
Three months or less	$14,258
Three to six months	3,878
Six to twelve months	3,951
Greater than twelve months	10,067

Total	$32,154

Capital Adequacy

At December 31, 2003, total shareholders’ equity of the Corporation was $67,382,000, a $4,775,000 or 8% increase over $62,607,000 at December 31, 2002. Increasing the capital was the addition of earnings, after the payment of the dividends for the year, capital from the exercise of stock options, less shares repurchased in the Corporation’s stock repurchase program and the reduced market value of the investment securities year to year. As of December 31, 2003, shareholders’ equity included accumulated other comprehensive loss on investment securities and the supplemental pension, net of deferred taxes, of $126,000 compared to accumulated other comprehensive income on investment securities and the supplemental pension, net of deferred taxes, of $41,000 at December 31, 2002. This change caused a $167,000 decrease to shareholders’ equity from December 31, 2002 to December 31, 2003.

The Corporation and the Bank are required to meet certain regulatory capital adequacy guidelines. Under these guidelines risk-based capital ratios measure capital as a percentage of risk-adjusted assets. Risk-adjusted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on the associated risk.

The Bank’s risk-based capital ratios at December 31, 2003 and 2002 are listed below. These ratios are all in excess of the minimum required capital ratios, also listed below.

TABLE 14 - Risk-Based Capital Ratios

	2003		2002
	Actual	Minimum Required	Actual	Minimum Required
Tier I capital ratio	10.12%	4.00%	9.64%	4.00%

Total capital ratio	11.30	8.00	10.85	8.00

The FDIC has created a statutory framework for capital requirements that established five categories of capital strength, ranging from a high of “well-capitalized” to a low of “critically under capitalized”. As of December 31, 2003 and 2002, the Bank exceeded the levels required to meet the definition of a “well-capitalized” bank. Management anticipates that the Corporation and the Bank will continue to be in compliance with all capital requirements and continue to be classified as “well-capitalized.”

The Corporation’s ability to declare dividends in the future is dependent on future earnings.

Risk Elements

Risk elements, as defined by the Securities and Exchange Commission in its Industry Guide 3, are composed of four specific categories: (1) nonaccrual, past due, and restructured loans, (2) problem loans, loans not included in the first category, but where information known by Bank management indicates that the borrower may not be able to comply with present payment terms, (3) foreign loans outstanding, and (4) loan concentrations. Table 11 presents a summary, by loan type, of the Bank’s nonaccrual and past due loans as of December 31, 2003. It is the Bank’s policy to promptly place nonperforming loans on nonaccrual status. Bank management knows of no outstanding loans that presently would meet the criteria for inclusion in the problem loan category, as indicated under specific category (2) referred to above. The Bank has no foreign loans, and loan concentrations are presented in Table 6 – Allocation of Allowance for Loan Losses. Table 6 presents the percentage of outstanding loans, by loan type, compared to total loans outstanding as of December 31, 2003.

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

Nonperforming loans were $279,000 at December 31, 2003, a 520% increase from $45,000 at December 31, 2002. There were no OREO properties on the Bank’s books as of December 31, 2003 or 2002.

Total nonperforming assets, which include non-accruing and past due loans and other real estate owned, are presented in the table below for each of the five years in the period ended December 31, 2003.

TABLE 15 - Nonperforming Assets

	December 31
(in thousands)	2003	2002	2001	2000	1999
Loans past due 90 days or more not on nonaccrual status:
Real estate—mortgage	$15	$19	$15	$18	$19
Consumer	40	26	28	63	53
Loans on which the accrual of interest has been discontinued:
Commercial and industrial	—	—	—	—	—
Real estate—mortgage	205	—	—	—	720
Real estate—construction	19	—	—	—	—

Total nonperforming loans	279	45	43	81	792
Other real estate owned and in-substance foreclosed properties *	—	—	—	—	—

Total nonperforming assets	$279	$45	$43	$81	$792

All loans past due 90 days or more, except consumer loans and home equity mortgage loans, are placed on nonaccrual status and any accrued interest income is reversed from current interest income. Such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such loans. Interest foregone on nonaccrual status loans was $1,000 for the year ended December 31, 2003. Interest earned and included in interest income on these loans prior to their nonperforming status amounted to $13,000 in 2003.

* Refer to Note 2 to the consolidated financial statements.

The Bank maintains a Loan Review Committee (the “Committee”) that monthly reviews the status of all non-accrual, impaired loans, and loans criticized by the Bank’s regulators. An independent consultant is retained to review both the loan portfolio as well as the overall adequacy of the loan loss reserve. The methodology used to arrive at an appropriate allowance for loan loss involves a high degree of management judgement. It is the goal of this loan loss reserve adequacy process to provide a loan loss reserve sufficient to address the Bank’s risk of loan losses, in the existing loan portfolio, during various economic cycles. During the review of the loan loss reserve, the Committee considers allocations of the loan loss reserve to those specific loans renewed by the Committee, on a loan-by-loan basis. Also considered is an inherent loan loss in specific pools of similar loans, based on prior historical loss activity and the impact of the current economic environment. The sum of all analyzed loan components is compared to the loan loss reserve balance, and any adjustments deemed necessary to the loan loss reserve balance are made on a timely basis.

The Bank is a Pennsylvania banking institution subject to the jurisdiction of the Pennsylvania Department of Banking, and is a state member bank of the Federal Reserve System. The Bank is regulated and periodically examined by both those entities. There are no recommendations by the regulators, which would have a material effect on the Corporation’s or Bank’s asset quality, liquidity, capital resources, or results of operations.

Off-Balance Sheet Commitments and Contractual Cash Obligations

The Bank has financial instruments with off-balance sheet risk that are used to help our customers meet their financing needs. These instruments have elements of credit risk that exceed the amount recognized in the consolidated statements of financial condition. The commitments to extend credit as long as there is no violation of any condition established in the agreement total $222,389,000 at December 31, 2003 and $174,256,000 at December 31, 2002. Unfunded mortgage commitments totaled $13,134,000 at December 31, 2003 and $44,625,000 at December 31, 2002. Total commitments to extend credit were $213,207,000 at December 31, 2003 and $165,070,000 at December 31, 2002. The increase in commitments to extend credit is primarily concentrated in the commercial and personal lines of credit not secured by real estate. Standby letters of credit, which are conditional commitments issued by the Bank to a customer for a third party to support a private borrowing arrangement, were $9,182,000 and $9,186,000 as of December 31, 2003 and December 31, 2002, respectively. These Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Please refer to Note 15 for expanded discussion of off-balance sheet commitments.

The following chart presents the off-balance sheet commitments of the Corporation as of December 31, 2003, listed by dates of funding or payment:

(In thousands)	Total	Within 1 year	2 - 3 years	4 - 5 years	After 5 years
Unfunded loan commitments	$222,389	$222,389	$—	$—	$—
Standby letters of credit	9,182	9,182	—	—	—

Total	$231,571	$231,571	$—	$—	$—

While unfunded loan commitments and standby letters of credit could potentially be funded within a 1 year timeframe, funding of these unfunded amounts will not necessarily be required within the 1 year timeframe and funding requirements could be partially funded by repayments of existing loan balances.

The Corporation has entered into a number of contractual obligations to support the ongoing activities of the Corporation. The following chart presents the contractual cash obligations of the Corporation as of December 31, 2003, listed by dates of required payments:

(In thousands)	Total	Within 1 year	2 - 3 years	4 - 5 years	After 5 years
Deposits without a stated maturity(a)	$429,948	$429,948	$—	$—	$—
Consumer CD’s(b)	97,191	61,971	34,454	567	199
Operating leases	9,926	763	927	706	7,530
Purchase obligations	3,635	1,876	1,094	548	117
Non-discretionary pension contributions	129	129	—	—	—

Total	$540,829	$494,687	$36,475	$1,821	$7,846

(a)	Excludes interest
(b)	Includes interest

The Corporation’s operating lease obligations represent rental payments for facilities and data processing equipment. Purchase obligations represent obligations under agreements to purchase goods and services that are enforceable and legally binding on the Corporation. The purchase obligations are primarily related to contractual payments for the outsourcing of certain operational activities and informational technology. The amount of non-discretionary pension contributions for future periods cannot be readily determined. The non-discretionary pension contribution included in the chart represents the required payments to participants in the Corporation’s SERP.

Asset and Liability Management

Through its Asset/Liability Committee (“ALCO”) and the application of its risk management policies and procedures, the Bank seeks to minimize its exposure to interest rate risk as well as to maintain sufficient liquidity and capital compliance.

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

As shown in the following table, the Bank is presently asset interest rate sensitive in the short-term, 30 days or less category.

TABLE 16 - Interest Rate Sensitivity Analysis as of December 31, 2003

	Repricing Periods
(dollars in thousands)	0 to 30 Days	31 to 90 Days	91 to 180 Days	181 to 365 Days	Over 1 Year	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with other banks	$10,524	$—	$—	$—	$—	$—	$10,524
Federal funds sold	3,300	—	—	—	—	—	3,300
Investment securities	2,156	10,021	10,972	1,064	7,133	18	31,364
Loans	262,013	13,997	16,097	19,083	189,451	(6,670)	493,971
Cash and due from banks	—	—	—	—	—	32,470	32,470
Other assets	—	—	—	—	—	27,628	27,628

Total assets	$277,993	$24,018	$27,069	$20,147	$196,584	$53,446	$599,257

Liabilities and shareholders’ equity:
Demand, noninterest-bearing	$31,489	$—	$—	$—	$—	$118,793	$150,282
Savings deposits	15,466	30,933	12,963	25,926	200,080		285,368
Time deposits	13,524	15,510	13,101	19,835	35,222		97,192
Other liabilities	117	—	—		—	9,326	9,443
Shareholders’ equity	—	—	—	—	—	56,972	56,972

Total liabilities and shareholders’ equity	$60,596	$46,443	$26,064	$45,761	$235,302	$185,091	$599,257

Gap	217,397	(22,425)	1,005	(25,614)	(38,718)	(131,645)	—
Cumulative gap	217,397	194,972	195,977	170,363	131,645	—	—
Cumulative earning assets as a ratio of interest bearing liabilities	459%	282%	247%	195%	132%	100%	—

The Corporation measures its interest rate risk as it effects its market value of portfolio equity using a discounted cash flow analysis to determine the net present value (“NPV”) of its net assets (assets minus liabilities). NPV is calculated based on the net present value of estimated cash flows utilizing various assumptions. The Corporation’s interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 100 and 200 basis point change in market interest rates. Based on this analysis at December 31, 2003 the Corporation would experience an 75 basis point decrease in its NPV as a percent of assets if interest rates decrease by 100 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment, decreases of 200 basis points have been omitted.

Changes in Market Interest Rates Basis Points	Market Value of Portfolio Equity
	$ Amount	$ Change	% Change	NPV Ratio (a)
+200	$60,022	$3,118	5.48%	10.28%
+100	58,911	2,007	3.53%	9.96%
0	56,904	—	—	—
-100	53,099	(3,805)	(6.69%)	8.75%

(a)	Calculated as the estimated NPV divided by the present value of total assets.

The Bank uses income simulation models to measure its interest rate risk and to manage its interest rate sensitivity. The simulation models consider not only the impact of changes in interest rates on forecasted net interest income, but also such factors as yield curve relationships, loan prepayments, and deposit withdrawals. As of year-end 2003, based on an analysis of the results from the simulation models, the Bank’s interest rate risk was within the acceptable range as established by the Bank’s Asset/Liability Policies and Procedures.

While future interest rate movements and their effect on Bank revenue cannot be predicted, there are no trends, events, or uncertainties of which the Corporation’s management is currently aware that will have, or are reasonably likely to have, a material effect on the Corporation’s liquidity, capital resources, or results of operations in the future. In future periods, should interest rates begin to rise, the Corporation would benefit from its asset interest rate sensitivity, increasing its net interest margins, while decreasing its revenues obtained from residential refinancing. Should interest rates remain at the present lower levels, the possibility exists that the number of customers desiring to refinance residential mortgage loans could decrease. A potential decrease in residential mortgage loan refinances, prior to market interest rates moving upward, could have a detrimental impact on the Corporation’s net income, due to a potential decrease in revenues from this counter-cyclical activity, without a corresponding increase in the Corporation’s net interest income or net interest margin.

Liquidity

The Bank’s liquidity is maintained by managing its core deposits, purchasing federal funds, selling loans to the secondary market, and borrowing from the FHLB.

The Bank’s liquid assets include cash and cash equivalents as well as certain unpledged investment securities. Bank management has developed a liquidity measure, incorporating its ability to borrow from the FHLB to meet liquidity needs and goals. Monthly, ALCO reviews the Bank’s liquidity needs, incorporating the ability to borrow from the FHLB and reports these findings to the Risk Management Committee of the Bank’s Board of Directors.

As presented in the Statement of Cash Flows on page 40 of this Report, during 2003, cash provided by operations amounted to $35,983,000. This was a $24,711,000 increase from $11,272,000 of income from continuing operations. This increase was due primarily to a $35,025,000 net increase in proceeds from loan sales, which amounted to $638,703,000 net of loans originated for sale of $603,678,000. Gains on the sale of loans also provided $10,650,000 in positive cash flow from operations.

Cash used for investing activities amounted to $73,886,000. Investment activity used $9,505,000 in cash, as the balance in the investment portfolio increased by 41% at December 31, 2003, compared to December 31, 2002. The net funding of loans used $59,815,000 in funding. The cost of premises’ improvements and the purchase of equipment used $2,963,000 and the origination of the notes receivable from PFO, associated with the Asset Sale, used $1,603,000.

Offsetting the decrease in funds from investing activities was an increase in funds from the Bank’s financing activities, which provided $18,592,000 in net cash, primarily the result of a $43,519,000 increase in deposits. The Corporation used $513,000 in the final balloon repayment of its mortgage debt. The Corporation received $838,000 in proceeds from the issuance of common stock, related to stock option exercises and used $1,787,000 to repurchase common stock, pursuant to the Stock Repurchase Program, $3,465,000 to pay the dividends in 2003 and the repayment of $20,000,000 of borrowed funds. The Corporation’s cash and cash equivalents decreased from December 31, 2002, to December 31, 2003, by $19,506,000, from $65,801,000 at December 31, 2002 to $46,295,000 at December 31, 2003.

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Quantitative and Qualitative Disclosures About Market Risk are included in the Management Discussion and Analysis under the headings Off Balance Sheet Commitments and Contractual Cash Obligations, Asset and Liability Management, Interest Rate Sensitivity and Liquidity.

Developments for 2004

The Bank established a new full service branch in Newtown Square, Delaware County, Pennsylvania, the seventh such full service facility in the Bank’s branch system. The branch commenced operation in January 2004.

2002 VS. 2001 RESULTS OF OPERATIONS

Income from continuing operations

Income from continuing operations was $10,642,000 a 19% increase over $8,932,000 reported for 2001. Basic earnings per share were $1.22, an 18% increase over $1.03, reported for 2002. Diluted earnings per share were $1.20, a 20% increase over $1.00 reported for 2002.

Loss (income) from discontinued operations

The Corporation reported a loss from discontinued operations of $435,000 for 2002, compared to income of $194,000 in 2001. The primary reason for the loss in 2002 was the write-down of $400,000 in goodwill in 2002, related to JWR & Co. Both basic and diluted earnings per share from discontinued operations amounted to ($0.05) in 2002, compared to $0.02 in 2002.

Net Income

Net income for the year ended December 31, 2002, was $10,207,000, a 12% increase over net income of $9,126,000 for the year ended December 31, 2001. Basic earnings per share rose from $1.05 in 2001 to $1.17 in 2002. Diluted earnings per share were $1.02 for 2001 compared to $1.15 in 2002. In 2001, the Corporation paid dividends of $0.36 per share. In 2002, the Corporation paid dividends of $0.38 per share.

Return on average assets was 2.05% for 2001 compared to 2.01% in 2002. Return on average equity was 16.95% in 2001 versus 17.26% in 2002.

Net Interest Income

Average earning assets grew 14%, primarily in higher yielding average loans, which grew by 15%. The growth in higher yielding earning assets was more than offset by a 50 Basis Point decline in the prime rate during 2002, which was primarily responsible for an $899,000 or 3% decrease in interest income.

Average outstanding deposits, short-term borrowing and federal funds purchased also increased by 14%, with non-interest bearing checking accounts growing by 15%, while other savings deposits increased by 17%. Average outstanding CDs increased by 2% and average short-term borrowings increased by 53%. The cost of funds for the Bank averaged 1.0% for 2002 compared to 1.6% for 2001, a 60 Basis Point decrease.

Net interest income increased 4% and the net interest margin decreased from 6.33% for 2001 to 5.85% for 2002.

Loan Loss Provision

The provision for loan losses amounted to $1,000,000 for 2002 compared to $1,200,000 in 2001. The ratio of the allowance for loan losses to total outstanding loans was 1.31% and 1.23% at December 31, 2002 and 2001, respectively.

Other Income

Other income increased $5,053,000 or 27% in 2002 from 2001 levels. This increase in other income was primarily a result of an increase in net gains on the sale of loans, up $4,432,000 or 85% from $5,221,000 at December 31, 2001, compared to $9,653,000 as of December 31, 2002. Due primarily to continue lower residential mortgage interest rates during 2002, residential mortgage refinancing activity increased, thereby raising the gains on the loan sales. Increased loan sale activity in 2002 was primarily responsible for the $449,000 or 35% increase in other fees and service charges, as loan serving fees on an expanded servicing portfolio increased. Lower interest rates and the introduction of the “Honor Overdraft” product also provided the opportunity to increase service charges on checking account fees, which grew by $282,000 or 18% from $1,540,000 to $1,822,000 at December 31, 2002.

Fees for investment management and trust services decreased by $117,000 or 1%, from $8,737,000 for 2001 to $8,620,000 for 2002. An overall decline in asset values related to a decline in the values of the stock market was the primary reason for this decrease. Other operating income increased by $63,000 or 4%, from $1,502,000 for 2001 to $1,565,000 for 2002.

Other Expenses

Other expenses increased by $3,443,000 or 12%, from $28,199,000 for 2001 to $31,642,000 for 2002. Regular salaries increased $43,000 or less than 1%, from $12,664,000 for 2001 to $12,707,000 for 2002. Salaries-other, primarily incentive based, increased $942,000 or 46%, from $2,036,000 for 2001 to $2,978,000 for 2002. The increase was directly related to incentive-based compensation, which is directly related to corporate profitability.

Employee benefit costs increased by $703,000 or 27% from $2,592,000 for 2001 to $3,295,000 for 2002. Of this increase, $623,000 relates to increases in the cost of the Corporation’s pension plan, due primarily to reductions in the value of plan assets, as well as the lower projected returns on plan assets. Occupancy expenses decreased $169,000, while furniture, fixtures and equipment expenses decreased $60,000 in 2002, compared to 2001.

Advertising expenses increased $106,000 or 11%, from $959,000 for 2001 to $1,065,000 for 2002, reflecting increases in the Corporation’s advertising campaign in 2002, compared to 2001.

The cost of professional fees increased by $476,000 or 93%, from $514,000 for 2001 to $990,000 for 2002. The primary reason for this increase was an increase of $276,000 in legal fees in 2002, due to a non-recurring recovery of legal fees in 2001 of $221,000.

The amortization of MSRs increased $1,037,000 or 179% from 2001 to 2002. This increase is associated with the increase in the residential refinancing activity discussed in the Mortgage Banking segment.

Other operating expenses increased $385,000 or 10% from 2001 to 2002. During 2002, the Bank reported a recovery of other expenses associated with a prior problem loan of $134,000. Other operating expenses associated with the increased mortgage lending activity increased by $522,000. Exclusive of the recovery and the increased mortgage related expenses, other operating expenses decreased by $3,000 in 2002, compared to 2001.

Income Taxes

The Federal income tax provision for 2002 was $5,500,000, or a 34.1% effective rate, compared to $4,524,000, or a 33.6% effective rate, for 2001.

Consolidated Balance Sheets

	(In thousands)

As of December 31	2003	2002*
Assets
Cash and due from banks	$32,471	$34,284
Interest-bearing deposits with other banks	10,524	25,517
Federal funds sold	3,300	6,000
Investment securities available for sale, at market value (amortized cost of $31,411 and $21,894 at December 31, 2003 and 2002, respectively)	31,397	22,242
Portfolio loans	498,764	438,949
Loans held for sale, at fair market value	3,652	28,026
Less: Allowance for loan losses	(6,670)	(6,114)

Net loans	495,746	460,861

Premises and equipment, net	13,756	12,083
Accrued interest receivable	2,274	2,118
Deferred federal income taxes	—	863
Mortgage servicing rights	4,391	3,956
Other assets	10,989	5,652
Assets of discontinued operations	—	3,666

Total assets	$604,848	$577,242

Liabilities
Deposits:
Demand, noninterest-bearing	$144,579	$141,502
Savings	285,369	246,249
Time	97,191	95,869

Total deposits	527,139	483,620

Short term borrowings	—	20,000
Other liabilities	10,327	11,012
Liabilities of discontinued operations	—	3

Total liabilities	537,466	514,635

Commitments and contingencies (Note 15)

Shareholders’ equity **
Common stock, par value $1, authorized, 25,000,000 shares, issued 11,135,232 shares and 5,541,108 shares as of December 31, 2003 and 2002, respectively, and outstanding 8,670,974 shares and 4,356,474 shares as of December 31, 2003 and 2002, respectively	11,135	5,541
Paid-in capital in excess of par value	6,487	11,243
Accumulated other comprehensive (loss) income, net of deferred income taxes	(126)	41
Retained earnings	69,280	63,389

	86,776	80,214

Less: Common stock in treasury, at cost — 2,464,258 and 1,184,634 shares at December 31, 2003 and 2002, respectively	(19,394)	(17,607)

Total shareholders’ equity	67,382	62,607

Total liabilities and shareholders’ equity	$604,848	$577,242

The accompanying notes are an integral part of the consolidated financial statements.

*	Reclassified for comparative purposes.
**	Restated for 2 for 1 stock split effective October 01, 2003 for 2002 only.

Consolidated Statements of Income

For the years ended December 31	2003	2002*	2001*
Net interest income:
Interest income:
Interest and fees on loans	$28,285	$28,183	$28,601
Interest on federal funds sold	110	112	321
Interest and dividends on investment securities:
Taxable interest income	747	1,013	1,211
Tax-exempt interest income	86	39	66
Dividend income	33	65	112

Total interest income	29,261	29,412	30,311
Interest expense on deposits	4,322	4,065	5,791
Interest expense on federal funds purchased	1	33	44
Interest expense on other borrowings	7	386	467

Total interest expense	4,330	4,484	6,302

Net interest income	24,931	24,928	24,009
Loan loss provision	750	1,000	1,200

Net interest income after loan loss provision	24,181	23,928	22,809

Other income:
Fees for investment management and trust services	9,484	8,620	8,737
Service charges on deposit accounts	1,896	1,822	1,540
Other fees and service charges	2,420	1,747	1,298
Net gain on sale of loans	10,650	9,653	5,221
Investment advisory and brokerage fees	248	216	296
Insurance commission income	268	275	252
Other operating income	1,611	1,566	1,502

Total other income	26,577	23,899	18,846

Other expenses:
Salaries-regular	13,596	12,707	12,664
Salaries-other	1,438	2,978	2,036
Employee benefits	4,353	3,295	2,592
Occupancy expense	1,961	1,942	2,111
Furniture, fixtures, and equipment	1,806	1,819	1,879
Advertising	674	1,065	959
Professional fees	937	990	514
Computer processing	607	595	579
Stationery and supplies	316	309	328
Insurance	82	133	150
Amortization of MSRs	2,814	1,617	580
Other operating expenses	4,853	4,192	3,807

Total other expenses	33,437	31,642	28,199

Income before income taxes and discontinued operations	17,321	16,185	13,456
Applicable income taxes:
Federal	6,005	5,500	4,524
State	44	43	—

Income from continuing operations	$11,272	$10,642	$8,932

(Loss) income from discontinued operations, net of income taxes (benefit) of $200,000, ($18,000) and $246,000	$(1,916)	$(435)	$194

Net income	$9,356	$10,207	$9,126

Earnings per common share:**
Income from continuing operations	$1.30	$1.22	$1.03
(Loss) income from discontinued operations	$(0.22)	$(0.05)	$0.02

Total earnings per common share	$1.08	$1.17	$1.05

Diluted earnings per common share:**
Income from continuing operations	$1.28	$1.20	$1.00
(Loss) income from discontinued operations	$(0.22)	$(0.05)	$0.02

Total earnings per common share	$1.06	$1.15	$1.02

Dividends per share	$0.40	$0.38	$0.36
Weighted-average shares outstanding.**	8,657,527	8,706,390	8,651,040
Dilutive potential common shares.**	158,543	130,020	254,180

Adjusted weighted-average shares.**	8,816,070	8,836,410	8,905,220

The accompanying notes are an integral part of the consolidated financial statements.

*	Reclassified for comparative purposes.
**	Restated for 2 for 1 stock split effective October 01, 2003

Consolidated Statements of Cash Flows

	(in thousands)

For the years ended December 31	2003	2002*	2001*
Operating activities:
Income from continuing operations	$11,272	$10,642	$8,932
Adjustments to reconcile income from continuing operations net cash provided by operating activities:
Provision for loan losses	750	1,000	1,200
Provision for depreciation and amortization	1,290	1,477	1,712
Loans originated for resale	(603,678)	(566,757)	(333,289)
Proceeds from sale of loans	638,703	560,576	330,103
Net gain on sale of loans	(10,650)	(9,653)	(5,221)
Provision for deferred income taxes	811	(349)	(92)
Change in income taxes payable/refundable	(1,189)	2,629	(328)
Change in accrued interest receivable	(156)	104	758
Change in accrued interest payable	889	(378)	78
Change in mortgage servicing rights	(435)	(1,750)	(1,833)
Other	(1,624)	404	3,129

Net cash provided (used) by operating activities	35,983	(2,055)	5,149

Investing activities:
Purchases of investment securities	(31,984)	(14,431)	(18,793)
Proceeds from maturities of investment securities	1,000	3,004	5,365
Proceeds from sales of investment securities securities available for sale	1,039	336	588
Proceeds from calls of investment securities	20,440	15,000	14,000
Net (originations) repayments of notes receivable	(1,603)	—	204
Net loan (originations) repayments	(59,815)	(49,677)	(36,484)
Purchase of automobile retail installment contracts	—	(211)	(1,544)
Purchases of premises and equipment	(2,963)	(1,034)	(1,562)

Net cash used in investing activities	(73,886)	(47,013)	(38,226)

Financing activities:
Change in demand and savings deposits	42,197	72,334	(1,648)
Change in time deposits	1,322	20,226	5,741
Dividends paid	(3,465)	(3,317)	(3,115)
Repayment of mortgage debt	(513)	(46)	(42)
Proceeds from issuance of common stock	838	3,181	1,562
Change in borrowed funds	(20,000)	—	20,000
Purchase of treasury stock	(1,787)	(6,135)	(2,259)

Net cash provided by financing activities	18,592	86,243	20,239

Net cash (used) provided by continued operations	(19,311)	37,175	(12,838)

Net cash (used) provided by discontinued operations	(195)	(47)	138

Change in cash and cash equivalents	(19,506)	37,128	(12,700)
Cash and cash equivalents at beginning of year	65,801	28,673	41,373

Cash and cash equivalents at end of year	$46,295	$65,801	$28,673

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$6,595	$3,250	$4,200
Interest	3,454	5,025	6,061

The accompanying notes are an integral part of the consolidated financial statements.

*Reclassified for comparative purposes.

Consolidated Statements of Changes in Shareholders’ Equity

	(in thousands, except for shares of common stock)

For the years ended December 31, 2003, 2002 and 2001	Shares of Common Stock issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock
Balance, December 31, 2000	5,203,719	$5,204	$4,604	$50,488	$(42)	$(9,284)
Net income				9,126
Dividends declared, $0.72 per share				(3,115)
Accumulated other comprehensive income, net of income taxes of $163,000					316
Tax benefit from gains on stock option exercise			707
Purchase of treasury stock						(2,259)
Retirement of treasury stock	(3,609)	(4)	(67)			71
Common stock issued	129,565	130	1,432

Balance, December 31, 2001	5,329,675	$5,330	$6,676	$56,499	$274	$(11,472)
Net income				10,207
Dividends declared, $0.76 per share				(3,317)
Accumulated other comprehensive (loss) income, net of income taxes of ($119,000)					(233)
Tax benefit from gains on stock option exercise			1,597
Purchase of treasury stock						(6,183)
Retirement of treasury stock	(2,456)	(2)	(45)			48
Common stock issued	213,889	213	3,015

Balance, December 31, 2002	5,541,108	$5,541	$11,243	$63,389	$41	$(17,607)
Net income				9,356
Dividends declared, $0.40 per share				(3,465)
Accumulated other comprehensive (loss) income, net of income taxes of ($90,000)					(167)
2-for-1 stock split	5,563,816	5,564	(5,564)
Tax benefit from gains on stock option exercise			168
Purchase of treasury stock						(1,826)
Retirement of treasury stock	(2,005)	(2)	(37)			39
Common stock issued	32,313	32	677

Balance, December 31, 2003	11,135,232	$11,135	$6,487	$69,280	$(126)	$(19,394)

Consolidated Statement of Comprehensive Income

	(in thousands)

For the years ended December 31,	2003	2002	2001
Net income	$9,356	$10,207	$9,126
Other comprehensive income:
Unrealized holding (losses) gains arising during the period	(362)	(67)	479
Change in unfunded pension liability, net of tax	68	(185)
Deferred income tax benefit (expense) on unrealized holding gains (losses) arising during the period	127	19	(163)

Comprehensive net income	$9,189	$9,974	$9,442

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Basis of Presentation:

The consolidated financial statements include the accounts of Bryn Mawr Bank Corporation (the “Corporation”), The Bryn Mawr Trust Company (the “Bank”), Insurance Counsellors of Bryn Mawr, Inc. (“ICBM”), Bryn Mawr Settlement Services, Inc. (“BMSS”) Bryn Mawr Brokerage Company, Inc. (“B M Brokerage”), Joseph W. Roskos & Co. (“JWR & Co.”) and Bryn Mawr Finance, Inc. (“BMF”). For all years presented, all adjusting entries required for the fair presentation of the financial statements were made. All such adjustments were of a normal recurring nature. All significant intercompany transactions and accounts have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies:

The accounting policies of the Corporation conform to Generally Accepted Accounting Principles (“GAAP”) and to general practices of the banking industry. The significant accounting policies are as follows:

Cash and cash equivalents:

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances reserved to meet regulatory requirements of the Federal Reserve Board amounted to $9,134,000 and $11,033,000 at December 31, 2003 and 2002, respectively.

Investment securities:

Management categorized all of its investment securities as available for sale as part of its asset/liability management strategy since they may be sold in response to changes in interest rates, prepayments, and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred tax effect, being added to or deducted from the Corporation’s total shareholders’ equity on the balance sheet. As of December 31, 2003, shareholders’ equity was decreased by $9,000 due to unrealized losses (net of $5,000 in deferred income tax benefit) of $14,000 in the investment securities portfolio. As of December 31, 2002, shareholders’ equity was increased by $226,000 due to unrealized gains (net of $122,000 in deferred income taxes) of $348,000 in the investment securities portfolio.

Loans:

Loans are generally reported at principal amount outstanding, net of unearned income. Loans held for sale or securitization are valued on an aggregate basis at the lower of carrying amount or fair value.

Interest income on loans performing satisfactorily is recognized on the accrual method of accounting. Non- performing loans are loans on which scheduled principal and/or interest is past due 90 days or more or loans less than 90 days past due which are deemed to be problem loans by management. All non-performing loans, except consumer loans, are placed on non-accrual status, and any outstanding interest receivable at the time the loan is deemed non-performing is deducted from interest income. Consumer loan principal and interest balances deemed uncollectable are charged off on a timely basis against the loan loss reserve. The charge-off policy for all loans, including non-performing and impaired loans, considers such factors as the type and size of the loan, the quality of the collateral, and historical creditworthiness of the borrower.

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

When a borrower is deemed to be unable to meet the original terms of a loan, the loan is considered impaired. While all impaired loans are not necessarily considered non-performing loans, if a loan is delinquent for 90 days or more, it is considered both a non-performing and impaired loan. All of the Corporation’s impaired loans, which amounted to $371,000 and $209,000 at December 31, 2003 and 2002, respectively, were put on a non-accrual basis and any outstanding accrued interest receivable on such loans, at the time they were put on a non-accrual status, was reversed from income.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, at the loan’s market price or fair value of the collateral, if the loan is collateral dependent. As of December 31, 2003 and 2002, no impaired loans were measured using the present value of expected future cash flows or at the loan’s market price. Impaired loans measured by the fair value of the loan’s collateral amounted to $371,000 and $209,000, respectively.

If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by an allocation of the reserve for loan losses depending on the adequacy of the reserve for loan losses. All impairment reserves established in either 2003 or 2002 were allocated from the existing reserve for loan losses. As of December 31, 2003 there was $371,000 of impaired loans for which there is no related allowance for loan losses. There was no related allowance for loan loss on impaired loans, which totaled $209,000 as of December 31, 2002. Average impaired loans during both 2003 and 2002 amounted to $170,000 and $90,000, respectively.

When a loan is classified as impaired, it is put on non-accrual status and any income subsequently collected is credited to the outstanding principal balance. Therefore, no interest income was reported on outstanding loans while considered impaired in either 2003 or 2002. Loans may be removed from impaired status and returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower, with a minimum repayment of at least six months, in accordance with the contractual terms of interest and principal. Subsequent income recognition would be recorded under the existing terms of the loan. Based on the above criteria, $31,000 of loan balances were removed from impaired status and returned to accrual status during 2003 and no loan balances were removed from impaired status during 2002.

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

	2003	2002	2001	2000	1999
Net income—as reported	$9,356	$10,207	$9,126	$8,261	$7,961
Stock-based compensation cost, net of related taxes	79	158	140	224	325

Net income—proforma	$9,277	$10,049	$8,986	$8,037	$7,636
Basic earnings per share—as reported	$1.08	$1.17	$1.05	$0.96	$0.92
Diluted earnings per share—as reported	$1.06	$1.15	$1.02	$0.93	$0.88
Basic earnings per share—proforma	$1.07	$1.15	$1.04	$0.94	$0.88
Diluted earnings per share—proforma	$1.05	$1.14	$1.01	$0.90	$0.84

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

Goodwill:

The excess of cost over fair market value of net assets acquired through the purchase method of accounting (Goodwill) was being amortized on a straight-line basis over the period of the expected benefit, which ranges from 10 to 20 years. Under the provisions of Statement of Financial Accounting standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), in years subsequent to 2002, goodwill would no longer be amortized but rather, would be periodically measured for impairment and if any expected benefit from an acquisition becomes impaired, the respective amount of impaired goodwill would be charged-off in the period of impairment.

Mortgage Servicing Rights:

Mortgage servicing rights (“MSRs”) are recorded when residential mortgage loans are sold with servicing retained by the Bank. A quarterly independent valuation of MSRs is completed to determine; (1) the market value of the MSR portfolio at that quarter end and (2) the projected cash flows from the MSR portfolio for the subsequent quarter (the “ MSR Valuation”). The subsequent cash flow projections, which measures a number of factors, including the projected pre-payment speeds of the respective mortgage loans, is the basis for the amortization of the MSRs in the subsequent quarter. The amount of quarterly amortization is measured each quarter, from the results of the quarterly MSR Valuation and any changes to the amount of amortization are made on a quarterly basis. When loans are paid off, any unamortized balances of the respective MSRs are written off against current Bank net income. Should any impairment of the MSRs be determined by the quarterly MSR Valuation, the balance of the MSRs would be written down by the amount of the impairment.

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

In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends Statement of Financial Accounting Standard No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after September 30, 2003. The Corporation does not presently hold derivative instruments on its balance sheet and does not participate in hedging activities. Therefore, the adoption of SFAS No. 149 will not have a material impact on the financial condition or results of operations of the Corporation.

In May 2003, FASB issued Statement of Financial Accounting Standard No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The Corporation has no financial instruments, other than common stock outstanding and, therefore, the adoption of SFAS No. 150 will not have a material impact on the financial condition or results of operations of the Corporation.

In December 2003, FASB issued Statement of Financial Accounting Standard No. 132 (revised 2003) “Employers’ Disclosures about Pensions and Other Postretirement Benefits-an amendment of FASB Statements No. 87, 88 and 106” (“SFAS No. 132 (revised)”). The original SFAS No. 132 revised employers’ disclosures about pension plans and other postretirement benefit plans. SFAS No. 132 (revised) retains the disclosures required by the original SFAS No. 132. Additional disclosures have been added, including information describing the types of plan assets, investment strategy, measurement date, plan obligations, cash flows and components of net periodic benefit costs recognized during interim periods. SFAS No. 132 (revised) is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures are effective for interim periods beginning after December 15, 2003. Since there are no revisions to the requirements for calculating plan assets, liabilities or net periodic benefit costs, the adoption of SFAS No. 132 (revised) will not have a material impact on the financial condition or results of operations of the Corporation.

3. Investment Securities

The amortized cost and estimated market value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2003:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$25,081	$111	$(79)	$25,113
State & political subdivisions	5,177	25	(89)	5,113
Other securities	1,153	18	—	1,171

Total	$31,411	$154	$(168)	$31,397

As of December 31, 2002:
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$19,499	$321	$—	$19,820
State & political subdivisions	440	12	—	452
Other securities	1,955	15	—	1,970

Total	$21,894	$348	$—	$22,242

At December 31, 2003, securities having a book value of $13,020,000 were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2003
(in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less
Due after one year through five years	19,936	20,020
Due after five years through ten years	9,440	9,356
Due after ten years	—	—
Other securities	2,035	2,021

Total	$31,411	$31,397

There were no sales of debt securities during 2003, 2002 or 2001.

4. Loans:

Loans outstanding at December 31 are detailed by category as follows:

(in thousands)	2003	2002
Real estate loans:
Permanent commercial mortgage loans	$120,188	$103,878
second mortgage loans	31,203	35,825
mortgage loans available for sale	3,691	28,026
mortgage loans	114,677	76,829
Construction loans	36,358	27,604
Commercial and industrial loans	178,381	170,698
Loans to individuals for household, family, and other consumer expenditures	18,580	24,537

Subtotal	503,078	467,397
Less: Allowance for loan losses	(6,670)	(6,114)
Net deferred loan fees	(662)	(422)

Loans, net	$495,746	$460,861

Unadvanced loan funds	$222,389	$174,256

Loans with predetermined rates	131,829	174,426
Loans with adjustable or floating rates	371,249	292,971

Total	$503,078	$467,397

All loans past due 90 days or more, except consumer loans, are placed on nonaccrual status. Nonperforming loans amounted to $279,000 and $45,000 at December 31, 2003 and 2002, respectively. Forgone interest on nonaccrual loans was $1,000, $11,000, and $84,000 in 2003, 2002, and 2001, respectively. There were two impaired loans at December 31, 2003, amounting to $147,000.

5. Allowance For Loan Losses:

The summary of the changes in the allowance for loan losses is as follows:

(in thousands)	2003	2002	2001
Balance, January 1	$6,114	$4,928	$4,320
Charge-offs	(227)	(68)	(1,169)
Recoveries	33	254	577

Net recoveries / (charge-offs)	(194)	186	(592)
Loan loss provision	750	1,000	1,200

Balance, December 31	$6,670	$6,114	$4,928

6. Premises And Equipment:

A summary of premises and equipment at December 31 is as follows:

(in thousands)	2003	2002
Land	$2,973	$2,973
Buildings	14,877	13,301
Furniture and equipment	14,519	13,192
Leasehold improvements	818	814

	33,187	30,280
Less accumulated depreciation	19,431	18,197

Total	$13,756	$12,083

Depreciation expense for the years ended December 31, 2003, 2002 and 2001 amounted to $1,291,000, $1,368,000 and $1,424,000, respectively. Future minimum rent commitments under various operating leases are as follows:

2004	$763,111
2005	$526,046
2006	$401,279
2007	$353,306
2008	$352,806
Thereafter	$7,529,504

As of December 31, 2003, the Corporation had no borrowings outstanding.

7. Mortgage Servicing Rights:

The Bank records the value of mortgage servicing rights (“MSRs”) as an asset when the mortgage loans are sold and the servicing is retained by the Bank. MSRs represent the right to receive cash flows from servicing mortgage loans. The servicing rights are capitalized based on the relative fair value of the servicing right and the mortgage loan on the date the mortgage loan is sold. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. MSRs are carried at the lower of cost or estimated fair value. The Corporation obtains an independent appraisal of the fair value of its MSRs quarterly, which approximates the fair value expected in a sale between a willing buyer and seller.

MSRs are periodically assessed for impairment based on the estimated fair value of those rights. For purposes of performing the impairment valuation, the MSR portfolio is stratified on the basis of certain predominant risk characteristics, including loan type and note rate. To the extent that the carrying value of the servicing rights exceeds estimated fair value for any stratum, a valuation allowance is established, which may be adjusted in the future as the estimated fair value of the MSRs increase or decrease. This valuation allowance is recognized in the consolidated statements of operations during the period in which impairment occurs.

The following summaries the Corporation’s activity related to MSRs for the years ended December 31, 2003 and 2002

(in thousands)	2003	2002
Balance, January 1	$3,956	$2,206
Additions	3,249	3,368
Amortization	(2,814)	(1,618)
Impairment	—	—
Sales	—	—

Balance, December 31	$4,391	$3,956

Fair Value	6,828	4,269

The following summarizes the Corporation’s activity related to changes in the valuation allowance impairment of MSRs for the years ended December 31, 2003 and 2002:

	2003	2002
Balance, January 1	$—	$—
Impairment	350	—
Recovery	(350)	—

Balance, December 31	$—	$—

At December 31, 2003, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

2003
Fair value amount of MSRs	$6,828
Weighted average life (in years)	4.3
Prepayment speeds (constant Prepayment rate) (1):	17.40%
Impact on fair value:
10% adverse change	(454)
20% adverse change	(863)
Discount rate:	9.54%
Impact on fair value:
10% adverse change	(221)
20% adverse change	(430)

(1) represents the weighted average prepayment rate for the life of the MSR asset.

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumption generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption. In realty, changes in one factor may result in changes in another, which could magnify or counteract the sensitivities.

8. Deposits:

Following is a summary of deposits as of December 31,

(in thousands)	2003	2002
Regular Savings	$52,396	$45,129
NOW Accounts	134,995	130,481
Market rate accounts	97,978	73,639
Time deposits (less than $100,000)	65,037	84,540
Time deposits, $100,000 or more	32,154	8,329

Total interest-bearing deposits	382,560	342,118
Non-interest-bearing deposits	144,579	141,502

Total deposits	$527,139	$483,620

The aggregate amount of deposit overdrafts included as loans as of December 31, 2003 and 2002 were $518,000 and $5,311,000, respectively.

Maturity of certificates of deposit:

(in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2004	$22,087	$39,884
2005	9,767	22,963
2006	200	1,524
2007	100	467
2008 and thereafter	—	199

Total	$32,154	$65,037

9. Short Term Borrowings:

The Bank had no outstanding short term borrowings as of December 31, 2003. The Bank had outstanding short term borrowings from the Federal Home Loan Bank of Pittsburgh of $20,000,000 as of December 31, 2002 with an interest rate of 1.94%, which was repaid in January 2003.

10. Disclosure About Fair Value of Financial Instruments:

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

The carrying amount and estimated fair value of the Corporation’s financial instruments at December 31 are as follows:

	2003		2002
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$32,471	$32,471	$34,284	$34,284
Interest-bearing deposits with other banks	10,524	10,524	25,517	25,517
Federal funds sold	3,300	3,300	6,000	6,000
Investment securities	31,397	31,397	22,242	22,242
Mortgage servicing rights	4,391	6,828	3,956	4,153
Net loans	502,416	504,456	460,688	462,046

Total financial assets	$584,499	$588,976	$552,687	$554,242

Financial liabilities:
Deposits	$527,139	$527,835	$483,620	$485,011
Short term borrowings	—	—	20,000	20,080
Other liabilities	2,328	2,328	1,445	1,445

Total financial liabilities	$529,467	$530,163	$505,065	$506,536

Off-balance sheet instruments	$231,571	$231,571	$183,442	$183,442

11. Applicable Income Taxes:

The components of the net deferred tax asset (liabilities) as of December 31 are as follows:

(in thousands)	2003	2002
Deferred tax assets:
Loan loss reserve	$2,064	$1,792
Pension and other postretirement benefits	—	413
Other reserves	525	286
Unrealized depreciation on investment securities	68	—

Total deferred tax asset	2,657	2,491
Deferred tax liabilities:
Depreciation	(323)	(221)
Pension and other postretirement benefits	(849)	—
Originated mortgage servicing rights	(1,537)	(1,385)
Unrealized appreciation on investment securities	—	(122)

Total deferred tax liability	(2,709)	(1,728)

Total net deferred tax (liabilities) assets	$(52)	$763

No valuation allowance was recorded as of December 31, 2003 and 2002, since management believes that it is more likely than not that the net deferred tax assets will be realized.

The provision for income taxes consist of the following:

(in thousands)	2003	2002	2001
Currently payable	$5,245	$5,755	$4,862
Deferred	1,004	(230)	(92)

Total	$6,249	$5,525	$4,770

Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(in thousands)	2003	2002*	2001*
Computed
Tax expense @ statutory federal	$6,062	$5,665	$4,710
Tax-exempt income	(103)	(72)	(78)
Other, net	90	(50)	(108)

Tax expense from continuing operations	6,049	5,543	4,524
Tax expense (benefit) from discontinued operations	200	(18)	246

Total income tax expense	$6,249	$5,525	$4,770

*- Reclassified for comparative purposes.

12. Pension and Other Postretirement Benefits

The Corporation sponsors two pension plans and a postretirement benefit plan for certain of its employees.

The following tables provide a reconciliation of the changes in the plans’ benefits obligation and fair value of assets over the two-year period ending December 31, 2003, and a statement of funded status as of December 31 of both years:

	Pension Benefits		Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Reconciliation of Benefit Obligation and Plan Assets
Change in benefit obligation
Benefit obligation at January 1	$21,890	$19,661	$2,561	$2,365
Service cost	922	808	16	27
Interest cost	1,455	1,355	151	171
Amendments		111		17
Actuarial (gain) loss	1,780	753	(149)	184
Benefits paid	(898)	(798)	(204)	(203)

Benefit obligation at December 31	$25,149	$21,890	$2,375	$2,561

Change in plan assets
Fair value of plan assets at January 1	$17,534	$19,968	$—	$—
Actual return on plan assets	3,041	(2,284)	—	—
Employer contribution	2,938	129	183	186
Plan participants’ contribution		520	21	17
Benefits paid	(898)	(799)	(204)	(203)

Fair value of plan assets at December 31	$22,615	$17,534	$—	$—

Funded Status Reconciliation and Key Assumptions

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Reconciliation of funded status
Funded Status	$(2,533)	$(4,356)	$(2,374)	$(2,561)
Unrecognized net actuarial (gain) loss	4,345	4,399	1,128	1,386
Unrecognized prior service cost	609	790	—	—
Unrecognized transition obligation (asset)	—	—	233	259

Prepaid accrued (benefit) cost	$2,421	833	$(1,013)	$(916)

Amounts recognized in financial statements consists of:
Prepaid benefit cost/(Accrued benefit liability)	$1,992	$197	(1,013)	(916)
Intangible asset prior service cost	251	351	—	—
Accumulated other comprehensive income	178	285	—	—

Net amount recognized	$2,421	$833	(1,013)	(916)

The Bank’s Supplemental Employee Retirement Plan (the “SERP”) was the only pension plan with an accumulated benefit obligation in excess of plan assets. The SERP’s accumulated benefit obligation was $1,665,000 as of December 31, 2003 and $1,766,514 as of December 31, 2002. There are no plan assets in the SERP due to the nature of the SERP. The Corporation’s plan for postretirement benefits other than pensions also has no plan assets.

The assumptions used in the measurement of the Corporation’s benefit obligation are shown on the following table:

	2003	2002	2003	2002
Weighted-average assumptions as of end of year
Discount rate	6.25%	6.75%	6.25%	6.75%
Expected return on plan assets	8.75%	9.25%	N/A	N/A
Rate of compensation increase	5.00%	5.00%	4.00%	N/A

The assumptions for calculating the expected rate of return on plan assets are based on an estimated range of returns, utilizing the results of the 25th and 75 percentile, which are presented as a guideline within which the investment return assumption may be selected. The range was constructed using a number of actuarial assumptions to determine the range of investment results. From this calculation the 25th and 75th percentile returns were derived. Based on the asset allocation ranges set in the Corporation’s Pension Investment Policy, the 25th percentile returns are approximately 6.67% and the 75th percentile returns are 10.05%. The aritmatic average return is 9.01%. Based on this data, a rate of 8.75% was selected.

Assumed health care cost trend rates at end of year
Health care cost trend rate assumed for next year	7.50%	8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2008	2008

The following table provides the components of net periodic cost (income) for the plans for years ended December 31, 2003, 2002 and 2001:

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$923	$808	$774	$17	$28	$23
Interest cost	1,455	1,355	1,279	151	171	166
Expected return on plan assets	(1,493)	(1,807)	(1,958)	—	—	—
Amortization of prior service cost	181	181	167	—	—	—
Amortization of transition obligation (asset)	—	—	—	26	26	26
Amortization of net actuarial loss (gain)	285	12	(336)	107	144	109

Net periodic (benefit) cost	$1,351	$549	(74)	$301	$369	324

Plan Assets

	Pension Benefits
	Target Allocation Year ending Dec. 31, 2004	Percentage of plan assets at December 31,
Asset Category		2003	2002
Equity securities*	50% - 65%	60%	50%
Debt securities	30% - 45%	29%	40%
Real Estate	0%	0%	0%
Other	1% - 5%	11%	10%

Total		100%	100%

* Includes Bryn Mawr Bank Corporation common stock in the amounts of $643,566 (3%) and $489,0874 (3%) at December 31, 2003 and 2002, respectively.

There are no plan assets in the Corporation’s plan for postretirement benefits other than pensions.

The investment strategy of the Plan is to maintain the investment ranges listed above. The target ranges are to be periodically reviewed based on then prevailing market conditions. Any modification to the current investment strategy must be ratified by the Pension Committee of the Corporation’s board of directors. The plan will retain approximately 2.5% of Bryn Mawr Bank corporation common stock.

Measurement Date

The measurement date used to determine pension and other postretirement benefit measures for the pension plan and other postretirement benefits plan was December 31st for all respective years presented.

Expected contributions to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s defined benefit pension plan at December 31, 2003 no minimum funding requirement is anticipated for 2004. The expected contribution for the SERP is $129,000 for 2004.

Health care cost trend rate if changed by 1%

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$10,927	$(9,807)
Effect on accumulated postretirement benefit obligation	157,626	(141,898)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. In accordance with FASB Staff Position FAS 106-1, the Corporation has made a one time election to defer recognition of the effect of the law in the accounting for its Plan under FAS 106 and in providing disclosure related to the Plan until authoritative guidance on the accounting for the federal prescription drug subsidy is issued. Any measure of the Accumulated Postretirement Benefit Obligation or Net Periodic Postretirement Benefit Cost in this report do not reflect the effect of the Act on the Plan. Authoritative guidance is pending and, when issued, could require the company to change previously reported information.

13. Stock Option Plan:

At December 31, 1988, the Corporation established a stock option and stock appreciation rights plan (the “Stock Option Plan”), which is described below. The Corporation applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation for the Corporation’s Stock Option Plan been determined based on the fair value at the grant date for awards in 2003, 2002 and 2001, consistent with the optional provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”, the Corporation’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2003	2002	2001
Net income—as reported	$9,356	$10,207	$9,126
Net Income pro forma	$9,277	$10,049	$8,986
Basic earnings per share—as reported	$1.08	$1.17	$1.05
Basic earnings per share—proforma	$1.07	$1.16	$1.04

All option amounts have been restated to reflect the 2-for-one stock split, effective October 1, 2003.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001: dividend yield of 1.78 percent, expected volatility of 21 percent, expected life of six years and risk-free interest rates of 3.5, 5.1 and 5.0 percent, respectively.

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

Options granted may either be “incentive stock options” within the meaning of the Internal Revenue Service code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors; however, the option period will not commence earlier than one year or be longer than ten years from the date of the grant. The Plan provides that the option price at the date of grant will not be less than the fair market value of the Corporation’s common stock. The following is a summary of transactions under the Plan:

	Shares Under Option	Available for Option	Price per Share	Weighted Average Exercise Price
Balance at December 31, 2000	944,960	4,252	$2.25-$13.22	$8.11
Options authorized	—	385,326	—	—
Options granted	155,600	(155,600)	$12.45-$15.15	$14.18
Options exercised	(247,760)	—	$3.68-$13.22	$5.72
Options cancelled	(24,500)	24,500	$12.45-$15.15	$14.93

Balance at December 31, 2001	828,300	258,478
Options granted	134,500	(134,500)	$16.25-$18.32	$17.76
Options exercised	(422,866)	—	$3.69-$13.22	$7.47
Options cancelled	(28,700)	28,700	$12.25-$15.15	$14.94

Balance at December 31, 2002	511,234	152,678
Options granted	142,500	(142,500)	$17.85-$21.68	$18.02
Options exercised	(53,016)		$4.00-$18.32	$11.72
Options cancelled	(6,334)	6,334	$15.15-$18.32	$17.06

Balance at December 31, 2003	594,384	16,512	$4.00-$21.68	$14.66

Information pertaining to options outstanding at December 31, 2003 is as follows:

Price range of shares under option at December 31, 2003:	Shares Under Option	Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	20,000	$4.00-$6.75	1.93	$5.49	20,000	$5.49
	173,600	$8.45-$12.45	5.59	$11.41	159,600	$11.32
	140,118	$13.22-$15.15	6.41	$14.15	117,196	$13.96
	260,666	$16.25-$21.68	8.94	$17.81	39,555	$17.73

Balance at December 31, 2003	594,384	$4.00-$21.68	7.13	$14.66

The weighted-average fair value of options granted during 2003, 2002 and 2001 were $3.98, $3.88 and $2.92, respectively.

The number of exercisable shares at December 31, 2003, 2002 and 2001 were 336,351, 303,444 and 697,200, respectively, with respective weighted average exercise prices of $7.09, $5.80 and $4.45.

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the Plan. The options had a $.01 per share dilutive effect on earnings per share for the years ended December 31, 2003, 2002 and 2001, respectively.

14. Related Party Transactions:

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2003 and 2002 was as follows:

Following is a summary of these transactions:

(in thousands)	2002	2001
Balance, beginning of year	$5,026	$4,140
Additions	633	1,320
Amounts collected	(509)	(434)

Balance, end of year	$5,150	$5,026

Related party deposits amounted to $1,116,000 and $1,124,000 at December 31, 2003 and 2002, respectively.

15. Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk:

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2003 are $222,389,000. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2003 amounted to $9,182,000. There were no outstanding bankers acceptances as of December 31, 2003.

As of December 31, 2003, the Corporation had no loans sold with recourse outstanding.

The Corporation grants construction, commercial, residential mortgage, and consumer loans to customers primarily in Southeastern Pennsylvania. Although the Corporation has a diversified loan portfolio, its debtors’ ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

16. Risks and Uncertainties:

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

Most of the Bank’s lending activity is with customers located in southeastern Pennsylvania. Lending is spread between commercial, consumer and real estate related loans, including construction lending. While these loan concentrations represent a potential concentration of credit risk, the Bank’s credit loss experience compares favorably to the Bank’s peer group credit loss experience.

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

As a part of its mortgage loan servicing business, the Bank records the value of mortgage servicing rights (“MSRs”) as an asset at the time the respective residential mortgage loan is sold with the servicing retained by the Bank. Quarterly an independent firm is retained to (1) determine if any impairment in the MSR portfolio has occurred as of the current quarter end and (2) determine the amount of amortization of MSRs to be utilized in the upcoming quarter. Certain assumptions are made in determining the loan prepayment speeds for the respective residential mortgage loans that will determine the amount of amortization for the subsequent quarter. Should movements of related interest rates differ from those projected, the actual prepayment speeds and related amortization of MSRs could differ materially from those projected by the independent valuation.

17. Goodwill:

Joseph W. Roskos & Co. was acquired as of January 1, 1999. The transaction was accomplished on April 1, 1999 under the purchase method of accounting. Goodwill arising from this transaction was recorded on the balance sheet and was being amortized on a straight line basis over a 20 year period. Beginning in 2002, under Statement of Financial Accounting Standard No. 142—Goodwill and Other Intangible Assets (“SFAS No 142”), all components of Goodwill are no longer to be amortized, but rather tested annually for any potential impairment. During the fourth quarter of 2002, the balance of goodwill was tested for impairment. Based on a discounted cash flow analysis, reflecting lower projected revenue streams for Joseph W. Roskos & Co. in future periods, it was determined that goodwill had impairment in the amount of $400,000. Therefore, the balance of goodwill was written down by $400,000 during the fourth quarter of 2002 to $2,405,000. As of June 30, 2003, the business of Joseph W. Roskos & Co. and substantially all of its assets were sold and the balance of goodwill written off as a part of the sale transaction. As of December 31, 2003, there was no goodwill recorded on the books of the Corporation.

18. Minimum Regulatory Capital Requirements:

Both the Corporation and the Bank are subject to various regulatory capital requirements, administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if taken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank, specifically to define the minimum respective capital ratios as follows: total capital to total assets (the leverage ratio) of 4%; Tier I capital to risk weighted assets of 4% and Tier II capital to risk weighted assets of 8%. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 2003 and 2002 that the Corporation and the Bank have met all capital adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, based on an institution’s capital ratios. The categories range from a best of “well capitalized” to a worst of “critically under capitalized”. To be considered “well capitalized”, an institution must have a total (Tier II) capital ratio of 10% or better. Both the Corporation and the Bank have been classified as “well capitalized” for both periods ending December 31, 2003 and 2002.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the following table:

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Amount
	Amount	Ratio	Amount	Ratio
December 31, 2003
Total (Tier II) Capital to Risk Weighted Assets:
Consolidated	$74,186	13.01%		8.0%	N/A
The Bank	63,776	11.30%	$45,138	8.0%	$56,423
Tier I Capital to Risk Weighted Assets:
Consolidated	67,508	11.84%		4.0%	N/A
The Bank	57,098	10.12%	22,569	4.0%	33,854
Total Capital to Total Assets (Leverage Ratio):
Consolidated	67,382	11.14%		4.0%	N/A
The Bank	56,972	9.51%	23,954	4.0%	29,973

December 31, 2002
Total (Tier II) Capital to Risk Weighted Assets:
Consolidated	$66,283	12.86%		8.0%	N/A
The Bank	55,250	10.85%	$40,753	8.0%	$50,925
Tier I Capital to Risk Weighted Assets:
Consolidated	60,162	11.67%		4.0%	N/A
The Bank	49,129	9.64%	20,376	4.0%	30,555
Total Capital to Total Assets (Leverage Ratio):
Consolidated	62,607	10.85%		4.0%	N/A
The Bank	49,171	8.63%	22,778	4.0%	28,465

19. Selected Quarterly Financial Data (unaudited):

	Quarters ending 2003
(In thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$7,277	$7,264	$7,415	$7,305
Interest expense	1,096	1,099	1,066	1,069
Net interest income	6,181	6,165	6,349	6,236
Provision for loan losses	250	250	167	83
Income before income taxes and discontinued operations	4,414	4,191	4,427	4,288
Income from continuing operations	2,861	2,737	2,933	2,741
(Loss) income from discontinued operations	(192)	(1,928)	150	54

Net income	$2,669	$809	$3,083	$2,795

Earnings per common share:
Income from continuing operations	$0.33	$0.32	$0.34	$0.32
(Loss) income from discontinued operations	$(0.02)	$(0.22)	$0.02	$0.00

Total earnings per common share	$0.31	$0.09	$0.36	$0.32

Diluted earnings per common share:
Income from continuing operations	$0.32	$0.31	$0.33	$0.31
(Loss) income from discontinued operations	$(0.02)	$(0.22)	$0.02	$0.00

Total earnings per common share	$0.30	$0.09	$0.35	$0.31

	Quarters ending 2002
(In thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$7,179	$7,247	$7,461	$7,525
Interest expense	1,154	1,013	1,089	1,228
Net interest income	6,025	6,234	6,372	6,297
Provision for loan losses	250	250	250	250
Income before income taxes and discontinued operations	3,626	3,720	4,041	4,799
Income from continuing operations	2,380	2,452	2,649	3,161
(Loss) income from discontinued operations	29	4	23	(491)

Net income	$2,409	$2,456	$2,672	$2,670

Earnings per common share:
Income from continuing operations	$0.28	$0.28	$0.30	$0.36
(Loss) income from discontinued operations	$0.00	$0.00	$0.00	$(0.05)

Total earnings per common share	$0.28	$0.28	$0.30	$0.31

Diluted earnings per common share:
Income from continuing operations	$0.27	$0.28	$0.30	$0.36
(Loss) income from discontinued operations	$0.00	$0.00	$0.00	$(0.06)

Total earnings per common share	$0.27	$0.28	$0.30	$0.30

20. Condensed Financial Statements:

The condensed financial statements of the Corporation (parent company only) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, are as follows:

Condensed Balance Sheets

(in thousands)	2003	2002*
Assets:
Cash	$3,076	$3,006
Investments in subsidiaries, at equity in net assets	60,773	54,132
Premises and equipment, net	3,565	3,663
Assets from discontinued operations	—	2,405
Other assets	614	380

Total assets	$68,028	$63,586

Liabilities and shareholders’ equity:
Mortgages payable	—	$513
Other liabilities	646	466

Total liabilities	646	979

Common stock, par value $1, authorized 25,000,000 shares as of December 31, 2003 and 2002, respectively, issued 11,135,232 shares and 5,541,108 shares as of December 31, 2003 and 2002, respectively and outstanding 8,670,974 shares and 4,356,474 shares as of December 31, 2003 and 2002, respectively	11,135	5,541
Paid-in capital in excess of par value	6,487	11,243
Accumulated other comprehensive income, net of deferred income taxes	(126)	41
Retained earnings	69,280	63,389
Less common stock in treasury, at cost—2,464,258 shares and 1,184,634 shares as of December 31, 2003 and 2002	(19,394)	(17,607)

Total shareholders’ equity	67,382	62,607

Total liabilities and shareholders’ equity	$68,028	$63,586

*—Reclassified for comparative purposes.

Condensed Statements of Income

(in thousands)	2003	2002*	2001*
Dividends from The Bryn Mawr Trust Company	$3,465	$4,816	$3,116
Interest and other income	236	236	236

Total operating income	3,701	5,052	3,352
Expenses	459	591	542

Income before equity in undistributed income of subsidiaries	3,242	4,461	2,810
Equity in undistributed income of subsidiaries	7,954	6,060	6,018

Income before income taxes and discontinued operations	11,196	10,521	8,828
Federal income tax benefit	76	121	104

Income from continuing operations	11,272	10,642	$8,932
(Loss) income from discontinued operations	(1,916)	(435)	194

Net income	$9,356	$10,207	$9,126

*—Reclassified	for comparative purposes.

Condensed Statements of Cash Flows

(in thousands)	2003	2002	2001
Operating activities:
Income from continuing operations	$11,272	$10,641	$8,932
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income (losses) of subsidiaries	(7,954)	(6,060)	(6,018)
Depreciation expense	98	99	98
Other	(221)	1,916	408

Net cash provided by operating activities	3,195	6,596	3,420
Investing Activities:
Investment in Subsidiaries	1,313	2,494	(376)

Net cash provided by investing activities	1,313	2,494	(376)
Financing activities:
Dividends paid	(3,465)	(3,317)	(3,115)
Repayment of mortgage debt	(513)	(46)	(42)
Repurchase of treasury stock	(1,787)	(6,183)	(2,259)
Proceeds from issuance of stock	838	3,228	1,562

Net cash used by financing activities	(4,927)	(6,318)	(3,854)

Net cash (provided) used by continuing operations	(419)	2,772	(810)
Net cash provided by discontinued operations	489	0	0

Change in cash and cash equivalents	70	2,772	(810)
Cash and cash equivalents at beginning of year	3,006	234	1,044

Cash and cash equivalents at end of year	$3,076	$3,006	$234

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

As a bank and trust company subject to the Pennsylvania Banking Code (the “Banking Code”) of 1965 as amended, the Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholder, the Corporation. The Banking Code restricts the payment of dividends by the Bank to the amount of its retained earnings. As of December 31, 2003, the Bank’s retained earnings amounted to $50,509,000. Therefore, as of December 31, 2003, dividends available for payment to the Corporation are limited to $50,509,000. Since the primary source of dividend funding for the Corporation’s dividend payments to its shareholders is the Bank’s dividends, the Corporation is effectively limited as to the amount of dividends that it may pay to an amount equal to the limits placed on the Bank, as discussed above.

21. Segment Information:

The Corporation’s principal operating segments are structured around the financial services provided its customers. The Banking segment gathers deposits and makes funds available for loans to its customers. The Banks’ Wealth Management segment provides both corporate and individual investment management and trust products and services. The Bank’s Mortgage Banking segment originates and sells residential mortgage loans to the secondary mortgage market.

Segment information for the years ended December 31, 2003, 2002, and 2001, including income from continuing operations, is as follows:

	2003					2002*					2001*
(in thousands)	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated
Net interest income	$24,707	$—	$160	$64	$24,931	$24,697	$—	$200	$31	$24,928	$23,480	$—	$243	$286	$24,009
Less loan loss provision	750	—	—	—	750	1,000	—	—	—	1,000	1,200	—	—	—	1,200
Net interest income after loan loss provision	23,957	—	160	64	24,181	23,697	—	200	31	23,928	22,280	—	243	286	22,809
Other income:
Fees for investment management and trust services	—	9,484	—	—	9,484	—	8,620	—	—	8,620	—	8,737	—	—	8,737
Service charges on deposit accounts	1,896	—	—	—	1,896	1,822	—	—	—	1,822	1,540	—	—	—	1,540
Other fees and service charges	199	—	2,221	—	2,420	235	—	1,512	—	1,747	294	—	1,004	—	1,298
Net gain on sale of loans	13	—	10,637	—	10,650	6	—	9,647	—	9,653	3	—	5,218	—	5,221
Gain on sale of other real estate owned	—	—	—	—		—	—	—	—	—	—	—	—	—	—
Other operating income	1,496		—	1,091	2,587	1,567	3	—	969	2,539	1,547	11	—	805	2,363
Total other income	3,604	9,484	12,858	1,091	27,037	3,630	8,623	11,159	969	24,381	3,384	8,748	6,222	805	19,159
Other expenses:
Salaries-regular	8,274	3,665	1,343	314	13,596	7,874	3,464	1,088	281	12,707	8,201	3,010	883	570	12,664
Salaries-other	479	113	833	13	1,438	1,985	291	692	10	2,978	1,505	202	252	77	2,036
Fringe benefits	3,267	839	195	52	4,353	2,451	706	88	50	3,295	1,853	585	66	88	2,592
Occupancy	2,994	617	258	216	4,085	3,086	580	172	316	4,154	3,109	632	178	379	4,298
Other operating expenses	4,182	1,002	4,836	405	10,425	4,778	891	2,842	479	8,990	4,061	1,088	1,326	447	6,922
Total other expenses	19,196	6,236	7,465	1,000	33,897	20,174	5,932	4,882	1,136	32,124	18,729	5,517	2,705	1,561	28,512
Segment profit (loss)	8,365	3,248	5,553	155	17,321	7,153	2,691	6,477	(136)	16,185	6,935	3,231	3,760	(470)	13,456
Intersegment (revenues) expenses	111	181	—	(292)	—	(15)	181	—	(166)	—	374	181	—	(555)	—
Segment profit after eliminations	$8,476	$3,429	$5,553	$(137)	$17,321	$7,138	$2,872	$6,477	$(302)	$16,185	$7,309	$3,412	$3,760	$(1,025)	$13,456
% of segment profit (loss)	49%	20%	32%	(1%)	100%	44%	18%	40%	(2%)	100%	55%	25%	28%	(8%)	100%
Total assets at December 31	$528,654	$967	$69,636	$5,591	$604,848	$485,717	$1,117	$86,288	$4,305	$577,427	$404,401	$1,267	$66,504	$4,651	$476,823

Capital expenditures	$2,848	$22	$52	$3	$2,925	$770	$58	$134	$19	$981	$591	$991	$26	$26	$1,634
Depreciation and amortization	$971	$187	$73	$105	$1,336	$1,046	$176	$31	$108	$1,361	$1,197	$211	$31	$110	$1,549

Bryn Mawr Bank Corporation, Insurance Counsellors of Bryn Mawr, Inc., Bryn Mawr Settlement Services, Inc. and Bryn Mawr Finance Inc. have all been aggregated in All Others.

*- Reclassified for comparative purposes.