Form 10-K, Exhibit 13
period 2006-12-31
BRYN MAWR BANK CORP
filed 2007-03-15
CIK 802681

Exhibit 13

Commission File No. 0-15261

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

For the Year Ended December 31, 2006

BRYN MAWR BANK CORPORATION

Dear Fellow Shareholders

“During the past six years, we have made a lot of progress. We have built three new banking offices and increased our banking assets almost two-fold. Our growth rate, which was under 4% in the decade of the 90’s, is now in double digits. Our Wealth Management assets in the past few years have grown from $1.5 billion to over $2.5 billion.”

Ted Peters

Chairman and Chief Executive Officer

It’s always a pleasure to write to you, but especially so this year after our terrific performance in 2006. Our earnings were up 12% over 2005, despite spending hundreds of thousands of dollars later in the year on new initiatives designed to bolster our future profitability.

Our excellent key financial ratios, including our return-on-assets and return-on-equity figures, place us among the top performing banks in the nation.

Let’s start by re-capping our initiatives and accomplishments for this past year.

•

We started an equipment leasing company in September that is national in scope. Our initial results are exceeding projections and we hope to reach breakeven status by the third-quarter of this year. Jim Zelinskie, a seasoned leasing executive, heads this new company.

•

In October, we opened a Loan Production Office in West Chester, the county seat of one of the fastest growing counties in Pennsylvania. Staffing this office are Dave Glarner and Pete D’Angelo, two very experienced and well-known Chester County business lenders.

•

We completed the construction of our new Ardmore Office and opened for business there just after the first of this year. It is a stunning building and we are excited about our future in that community. The early results from this new branch are encouraging.

•

Our two other recently opened new branches—Newtown Square and Exton—are both exceeding their original deposit and loan projections. Both these offices fit into our strategy of building large, full-service offices in prime (although expensive!) locations.

• Net Interest Income shows a 6.4% increase in 2006. • Average loans increased 9.3% in 2006. • 2006 Wealth Management assets up 11.9%.

•

We hired Matt Waschull, a top executive at one of our larger competitors, to head up our Wealth Management Division. Matt is what I would call a “real pro” and I’m sure he will lead this successful division to even greater heights.

Now let’s talk about our new initiatives for 2007!

•

Our Wealth Management Division will be adding an “open-platform, separately-managed” account product. This will become our primary process for handling new investment management clients and those existing clients that we can appropriately migrate over to this product.

•	We are currently forming a Private Banking Group that will handle the deposit, lending, investment, and other financial needs of our most affluent clients.

•

During 2007, we will be building a large regional banking office in West Chester. This office will house a business lending unit and an investment management department, as well as a regular full-service retail banking office. This facility is scheduled to open early in 2008.

•

We are introducing a new product this year for our business clients called “EZ Banking.” EZ Banking will allow clients to process deposits right at their place of business and then transfer these deposits electronically to the Bank.

During the past six years, we have made a lot of progress. We have built three new banking offices and increased our banking assets almost two-fold. Our growth rate, which was under 4% in the decade of the 90’s, is now in double digits. Our Wealth Management assets in the past few years have grown from $1.5 billion to over $2.5 billion.

With all this good news, though, there are clear challenges to Bryn Mawr Trust and the entire banking industry. The flat yield curve and fierce competition for deposits have put intense pressure on our net interest margins, a prime component of our profitability. Greatly increased regulatory burdens, especially parts of the Sarbanes-Oxley legislation, are costing all financial institutions large sums of money to comply.

However, I can assure you that we will continue to work hard to earn your trust and support as shareholders, as well as to maintain our strong growth and profitability.

Sincerely,

Ted Peters

Chairman and Chief Executive officer

Consolidated Financial Highlights

$ in thousands, except per share data

	2006	2005	CHANGE
FOR THE YEAR
Net interest income	$33,299	$31,308	$1,991	6.4%
Net interest income after loan and lease loss provision	32,467	30,546	1,921	6.3
Non-interest income	18,361	18,305	56	0.3
Non-interest expenses	31,423	31,573	(150)	(0.5)
Income taxes	6,689	5,928	761	12.8
Net income	12,716	11,350	1,366	12.0
AT YEAR-END
Total assets	$826,660	$727,226	$99,434	13.7%
Portfolio loans and leases	681,291	595,165	86,126	14.5
Total deposits	714,489	636,260	78,229	12.3
Shareholders’ equity	82,383	77,513	4,870	6.3
Wealth assets under management and administration	2,514,824	2,247,630	267,194	11.9
PER COMMON SHARE
Basic earnings	$1.48	$1.33	$0.15	11.3%
Diluted earnings	1.46	1.31	0.15	11.5
Dividends declared	0.46	0.42	0.04	9.5
Book value	9.62	9.06	0.56	6.2
Closing price	23.64	21.66	1.98	9.1
SELECTED RATIOS
Return on average assets	1.72%	1.66%
Return on average shareholders’ equity	15.65	15.44
Tax equivalent net interest margin	4.90	5.05
Efficiency ratio	60.83	63.64

Our Vision

To be the pre-eminent community bank and wealth management organization in the Philadelphia area.

Total Assets	Portfolio Loans and Leases

$ in millions	$ in millions

Total Deposits	Net Income from Continuing Operations

$ in millions	$ in millions

Diluted Earnings Per Share from Continuing Operations	Assets Under Management and Administration

$ in billions

    Our Mission

•	To operate the Corporation and its subsidiaries in a sound and ethical manner.

•	To provide our shareholders with a return on their investment, superior to comparative bank stock indices.

•	To provide the highest quality products and the finest service to our clients.

•	To be an active and contributing member of the communities we serve.

•	To provide a working environment for our employees that is supportive, challenging, positive and fair.

Geoffrey L. Halberstadt, Senior Vice President and Risk

Management Officer and Robert J. Ricciardi, Executive

Vice President and Chief Credit Policy Officer

Our Value Proposition

•

At Bryn Mawr Trust we have only the highest quality banking and investment services. Our staff consists of well-trained professionals who understand that friendly and prompt service is of the utmost importance to our clients.

•	All clients have access to senior management, including the President.

•

Bryn Mawr Trust has been an independent local bank and trust company for over a century. We are truly community bankers, dedicated to making the Philadelphia area a better place for residents and businesses.

Alison E. Gers, Executive Vice President, Retail Banking, and J. Duncan Smith, Executive Vice President and Chief Financial Officer

    Our Core Strategies

•	Continue to expand the Bank’s footprint. Open a Chester County regional office to include Wealth and Commercial Lending staff.

•	Concentrate on our four competencies—Wealth, Business Banking, “High Touch” Retail Banking, and Mortgage Banking.

•	Increase loans and deposits 8 – 12% per year. Maximize net interest margin.

•	Obsession with client service. Constant emphasis and monitoring by all levels of management.

•	Build an aggressive sales culture. Expand and enhance the Share-the-Client program. Continue to develop incentive compensation programs that emphasize new business development.

•	Maintain a close control on expenses.

Commercial Banking’s Senior Vice President and Senior
Relationship Manager Martin J. Gallagher, Jr., Senior
Vice Presidents David W. Glarner and Peter J. D’Angelo,
and Joseph G. Keefer, Executive Vice President and
Chief Lending Officer

Year in Review

The year 2006 was notable for the establishment of initiatives designed for the betterment of the interests of shareholders, clients and the residents and businesses in the communities within our market area.

INITIATIVES UNDERTAKEN FOR THE BENEFIT OF CURRENT AND POTENTIAL SHAREHOLDERS

In April, the Corporation established quarterly earnings conference calls as an integral part of our quarterly earnings process. During these calls, management reviews the quarter’s financial results in detail, discusses strategic direction and provides participants the opportunity to ask questions and provide feedback. Chairman Ted Peters and CFO Duncan Smith regularly participate in these calls, which are broadcast live on our web site and archived there as well.

Throughout the year 2006, Bryn Mawr Bank Corporation was represented at several investors’ conferences. Ted Peters and Duncan Smith presented at the following: The Keefe, Bruyette & Woods 2006 Honor Roll and Seventh Annual Community Bank Conference; The RBC Capital Markets 2006 Financial institutions Conference; and The Ryan Beck & Co. Financial Investors Conference.

PROVIDING STATE-OF-THE-ART FACILITIES FOR CLIENTS

On May 1st, ground was broken for a new branch office at the corner of West Lancaster and Ardmore Avenues in Ardmore. Officiating at the ceremony were Ted Peters, Maryam W. Phillips, Lower Merion Township Commissioner, and Bryn Mawr Bank Corporation Board Member Wendell F. Holland. Representing the project’s architectural and construction firms were Lee A. Casaccio, CEO, Casaccio Architects and David E. Panichi, Chairman & CEO, TN Ward Company Builders.

BMT Leasing’s Vice President Paul G. Wesolowski, Senior Vice President J. Timothy Westburg, and President James A. Zelinskie, Jr.

On June 23rd, The Bryn Mawr Trust Company announced that it had entered into an agreement to lease a property at Turner Square, at the intersection of Paoli Pike and Turner Lane, West Chester, PA. This will be our third branch in Chester County and is a continuation of our growth strategy to establish a presence in newer markets with a high concentration of businesses. In addition to serving as a full-service retail banking branch, this facility will house our Chester County Loan Production Office and designated Wealth Management professionals.

In October, to help us establish an early foothold, we opened a Loan Production Office in West Chester. There, Senior Vice Presidents Peter J. D’Angelo and David W. Glarner, two very experienced and well-known Chester County business lenders, will spearhead Bryn Mawr Trust’s Business Banking initiative in Chester County.

The Ardmore Office opened in early January of 2007. The 3,000 square foot building reflects the stately appearance of the Corporation’s home office in Bryn Mawr. The architecture beautifully adds to and complements Ardmore’s streetscape. The building’s dedication ceremony was held on January 15th, the day before the office was open for business. It was dedicated to former Assistant Vice President of Member Banking and long-time Ardmore resident Harold J. Thompson. Mr. Thompson, who retired in

Wealth Management’s Senior Vice President Karen A. Fahrner and Executive Vice President Matthew G. Waschull

July after more than 41 years of service, is an influential figure on the Main Line, especially in the religious music communities. The dedication ceremony was presided over by Wendell F. Holland, Chairman of the Pennsylvania Public Utility Commission and Bryn Mawr Bank Corporation Board Member.

COMMUNITY DEVELOPMENT EFFORTS

In August, Bryn Mawr Trust provided the financing for a $775,000 note to The Montgomery County Redevelopment Authority: Ardmore Crossing Tax Increment Financing (TIF) District and Homebuyers’ Subsidy Program. The TIF project provides funding assistance to lower/moderate income homebuyers to help offset the cost of the acquisition of five condominium units in Ardmore Crossing. Bryn Mawr Trust is also providing the financing for these home purchase loans. Ardmore Crossing is an approximately 4.3 acre site that formerly housed the PECO Ardmore Service Building. The property was vacant for approximately six years and its industrial character had long been inconsistent and incompatible with the residential nature of the surrounding area.

Bryn Mawr Trust’s application to participate in the Commonwealth of Pennsylvania’s Educational Improvement Tax Credits Program was approved in August. As a result,

24 local schools received a total of $200,000 in grants from Bryn Mawr Trust for the purpose of supporting the scholarship programs set up by these educational organizations.

Bryn Mawr Trust is the presenting sponsor of an exciting event, First Friday, a Main Line ARTitude which takes place on the first Friday of each month, beginning with October 6, 2006. The purpose of this endeavor is to bring arts and cultural events to the communities of Ardmore, Haverford, and Bryn Mawr. There are art exhibitions at businesses and community organizations throughout these communities. Special menus are provided by participating restaurants. Two free trolleys provide transportation along a Lancaster Avenue loop.

NEW SUBSIDIARY FORMED

In September, Bryn Mawr Bank Corporation announced the formation of BMT Leasing, Inc., a wholly-owned subsidiary of the Bank engaging in small-ticket equipment leasing ($5,000 to $150,000) on a local, regional and national level. The principals of BMT Leasing—James A. Zelinskie, Jr., President; J. Timothy Westburg, Senior Vice President; and Paul Wesolowski, Controller—bring with them more than 50 years leasing experience serving clients and vendors on a national level.

WEALTH MANAGEMENT PROFESSIONALS CONTINUE TO GAIN PROMINENCE IN THE FINANCIAL INDUSTRY

Wealth Management’s Senior Vice President Karen A. Fahrner was honored at the 9th Annual Women of Distinction Banquet held in December, 2006. The event is held under the auspices of the Philadelphia Business Journal and the National Association of Women Business Owners in order to recognize 25 of the region’s most dynamic women, who are making headlines in their professional field and in the community.

During 2006, Bryn Mawr Trust wealth management professionals continued to be sought after for their opinions on current and future market conditions. They have been seen on CNBC, Bloomberg TV and CN8 Money Matters, heard on Bloomberg Radio and KYW Radio 1060 and quoted in Better Investing Magazine, Smart Money, and US News and World Report.

The Wealth Management Division has always felt that it is important to provide a forum for local professionals to broaden their awareness of issues that may directly or indirectly impact their practices. We believe that providing these opportunities add to their knowledge base while also providing continuing education credits. Seven of these sessions were held in 2006, including an all day seminar held in conjunction with The Brain Injury Association of Pennsylvania concerning Brain Injury Litigation and Estate Planning.

In early February of 2007, Bryn Mawr Trust welcomed the arrival of Matthew G. Waschull, CTFA, as Executive Vice President. He assumed overall leadership responsibility for the Wealth Management Division. He has over 23 years experience in the wealth management industry.

CORPORATE GOVERNANCE

Adherence to ever-increasing government regulations and requirements is extremely critical for all financial institutions. Lead Director of the Board, Francis J. Leto has been working closely with Chairman Ted Peters to keep the corporation up-to-date on various governance and compliance issues.

Board Member Francis J. Leto and Chairman & CEO Ted Peters

Corporate Information

CORPORATE HEADQUARTERS

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

610-525-1700

www.bmtc.com

DIRECTORS

Andrea F. Gilbert

President, Bryn Mawr Hospital

Wendell F. Holland

Chairman, Pennsylvania Public Utilities

Commission

Scott M. Jenkins

President, S.M. Jenkins & Co.

David E. Lees

Senior Partner, myCIO Wealth Partners, LLC

Francis J. Leto

Attorney-at-law, Brett Senior & Associates;

President, Brandywine Abstract Company, L.P.

Britton H. Murdoch

CEO, City Line Motors;

Managing Director, Strattech Partners

Frederick C. “Ted” Peters II

Chairman, President and Chief Executive Officer, Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.

President, Taylor Gifts, Inc.

Nancy J. Vickers

President, Bryn Mawr College

Thomas A. Williams

Retired

MARKET MAKERS

Boenning & Scattergood, Inc.

Citigroup Global Markets, Inc.

Ferris Baker Watts, Inc.

Janney Montgomery LLC

Keefe, Bruyette & Woods, Inc.

Knight Equity Markets, L.P.

Lehman Brothers, Inc.

Maxim Group LLC

McConnell Budd & Downes

Morgan Stanley & Co., Inc.

Ryan Beck & Co., Inc.

Sandler O’Neill & Partners

UBS Securities LLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

1601 Market Street

Philadelphia, Pennsylvania 19103

REGISTRAR & TRANSFER AGENT

Mellon Investor Services LLC

PO Box 3315

South Hackensack, New Jersey 07606

www.mellon-investor.com

PRINCIPAL SUBSIDIARY

The Bryn Mawr Trust Company

A Subsidiary of Bryn Mawr Bank Corporation

EXECUTIVE MANAGEMENT

Frederick C. “Ted” Peters II*

Chairman, President and Chief Executive Officer

Alison E. Gers

Executive Vice President, Retail Banking, Central Sales,

Marketing, Information Systems & Operations

Joseph G. Keefer

Executive Vice President and Chief Lending Officer

Robert J. Ricciardi*

Executive Vice President, Chief Credit Policy Officer and Corporate Secretary

J. Duncan Smith*

Executive Vice President and Chief Financial Officer

Matthew G. Waschull

Executive Vice President, Wealth Management

*	Also officer of the Corporation

BRANCH OFFICES

50 West Lancaster Avenue

Ardmore, Pennsylvania 19003

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

237 North Pottstown Pike

Exton, Pennsylvania 19341

18 West Eagle Road

Havertown, Pennsylvania 19083

3601 West Chester Pike

Newtown Square, Pennsylvania 19073

39 West Lancaster Avenue

Paoli, Pennsylvania 19301

330 East Lancaster Avenue

Wayne, Pennsylvania 19087

One Tower Bridge

West Conshohocken, Pennsylvania 19428

WEALTH MANAGEMENT DIVISION

10 South Bryn Mawr Avenue

Bryn Mawr, Pennsylvania 19010

LIMITED SERVICE OFFICES

Beaumont at Bryn Mawr Retirement Community

Bryn Mawr, Pennsylvania 19010

Bellingham Retirement Living

West Chester, Pennsylvania

Martins Run Life Care Community

Media, Pennsylvania

Rosemont Presbyterian Village

Rosemont, Pennsylvania

The Quadrangle

Haverford, Pennsylvania

Waverly Heights

Gladwyne, Pennsylvania

White Horse Village

Newtown Square, Pennsylvania 19073

OTHER SUBSIDIARIES AND FINANCIAL SERVICES

BMT Leasing, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Joseph G. Keefer, Chairman

James A. Zelinskie, Jr., President

BMT Mortgage Company

A Division of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania Myron H. Headen, President

BMT Mortgage Services, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Joseph G. Keefer, Chairman

Myron H. Headen, President

BMT Retirement Services

A Division of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Gilbert B. Mateer, President

BMT Settlement Services, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Joseph G. Keefer, Chairman

Myron H. Headen, President

Insurance Counsellors of Bryn Mawr, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Thomas F. Drennan, President

LEGAL COUNSEL

McElroy, Deutsch, Mulvaney & Carpenter, LLP

One Penn Center at Suburban Station

1617 John F. Kennedy Boulevard Suite 1500

Philadelphia, Pennsylvania 19103

BRYN MAWR BANK CORPORATION

ANNUAL REPORT 2006

SELECTED FINANCIAL DATA	1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	2
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	16
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
CONSOLIDATED BALANCE SHEETS	18
CONSOLIDATED STATEMENTS OF INCOME	19
CONSOLIDATED STATEMENTS OF CASH FLOWS	20
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY	21
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	22
PRICE RANGE OF SHARES	40
COMPARATIVE DATA PERFORMANCE	41

Selected Financial Data

For the years ended December 31,	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)
Interest income	$45,906	$37,908	$31,347	$29,228	$29,347
Interest expense	12,607	6,600	4,553	4,330	4,484

Net interest income	33,299	31,308	26,794	24,898	24,863
Provision for loan and lease losses	832	762	900	750	1,000

Net interest income after provision for loan and lease losses	32,467	30,546	25,894	24,148	23,863
Non-interest income	18,361	18,305	19,828	26,610	23,964
Non-interest expense	31,423	31,573	31,625	33,437	31,642

Income before income taxes and discontinued operations	19,405	17,278	14,097	17,321	16,185
Applicable income taxes	6,689	5,928	4,752	6,049	5,543

Income from continuing operations	12,716	11,350	9,345	11,272	10,642
Loss from discontinued operations	—	—	—	(1,916)	(435)

Net Income	$12,716	$11,350	$9,345	$9,356	$10,207

Per share data:
Earnings per common share from continuing operations:
Basic	$1.48	$1.33	$1.09	$1.30	$1.22
Diluted	$1.46	$1.31	$1.07	$1.29	$1.21
Earnings per common share:
Basic	$1.48	$1.33	$1.09	$1.08	$1.17
Diluted	$1.46	$1.31	$1.07	$1.07	$1.16
Dividends declared per share	$.46	$.42	$0.40	$0.40	$0.38

Weighted-average shares outstanding	8,578,050	8,563,027	8,610,171	8,657,527	8,706,390
Dilutive potential common shares	113,579	101,200	110,854	103,107	84,606

Weighted-average dilutive shares	8,691,629	8,664,227	8,721,025	8,760,634	8,790,996

Selected financial ratios:
Tax equivalent net interest margin	4.90%	5.05%	4.60%	4.85%	5.50%
Net income/average total assets (“ROA”)	1.72%	1.66%	1.45%	1.98%	2.01%
Net income/average shareholders’ equity (“ROE”)	15.65%	15.44%	13.67%	17.76%	17.26%
Average shareholders’ equity to average total assets	10.97%	10.76%	10.64%	11.13%	11.67%
Dividends declared per share to net income per basic common share	31.08%	31.58%	36.70%	37.04%	32.48%

At December 31,	2006	2005	2004	2003	2002
Total assets	$826,660	$727,226	$682,946	$604,848	$577,242
Earning assets	733,781	664,073	627,258	546,500	518,617
Portfolio loans and leases	681,291	595,165	555,889	498,726	438,949
Deposits	714,489	636,260	600,965	527,139	483,620
Shareholders’ equity	82,383	77,513	71,238	67,382	62,607
Ratio of equity to assets	9.97%	10.66%	10.43%	11.14%	10.85%
Loans serviced for others	$382,141	$417,649	$507,421	$797,326	$631,105
Wealth assets under management & administration	2,514,824	2,247,630	1,938,186	1,751,875	1,551,283
Book value per share	9.62	9.06	8.29	7.77	7.21
Allowance as a percentage of portfolio loans and leases	1.19%	1.24%	1.23%	1.34%	1.39%

Efficiency ratio*	60.83%	63.64%	67.83%	64.92%	64.80%

*	Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.

Note - Prior periods reclassified for comparative purposes.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements contained in this report and the documents incorporated by reference herein, may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, impairment of goodwill, the effect of changes in accounting standards, and market and pricing trends. The words “anticipate,” “believe”, “estimate”, “expect”, “intended,” “plan,” “may”, “seek” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statement due to a variety of factors, including without limitation:

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

BRIEF HISTORY OF THE CORPORATION

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. The Corporation and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from eight full-service branches and seven limited-hour retirement community offices throughout Montgomery, Delaware and Chester counties. The Corporation trades on the NASDAQ Global Market under the symbol BMTC.

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

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America applicable to the financial services industry (Generally Accepted Accounting Principles “GAAP”). All significant inter-company transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform the previous year’s financial statements to the current year’s presentation. In preparing the consolidated financial statements, Management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ from these estimates.

The allowance for loan and lease losses involves a higher degree of judgment and complexity than other significant accounting policies. The allowance for loan and lease losses is calculated with the objective of maintaining a reserve level believed by Management to be sufficient to absorb estimated probable credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, expected loan commitment usage, the amounts and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on consumer loans and residential mortgages and general amounts for historical loss experience. The process also considers economic conditions, international events, and inherent risks in the loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from Management estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods.

Other significant accounting policies are presented in Note 1 in the accompanying financial statements. The Corporation’s Summary of Significant Accounting Policies has not substantively changed any aspect of its overall approach in the application of the foregoing policies. There have been no material changes in assumptions or estimation techniques utilized as compared to prior periods.

EXECUTIVE OVERVIEW

2006 Compared to 2005

Bryn Mawr Bank Corporation reported net income for year ended December 31, 2006 of $12.716 million, an increase of 12.0% or $1.366 million, compared to $11.350 million in 2005. Diluted earnings per share for the year ended December 31, 2006, were $1.46, an increase of $0.15 or 11.5%, compared with $1.31 in 2005. Return on average equity (“ROE”) and return on average assets (“ROA”) for 2006 were 15.65% and 1.72%, respectively. ROE was 15.44% and ROA was 1.66% for 2005. Management is pleased with the strong results during the year, especially considering the difficult interest rate environment and the costs associated with starting a leasing company, opening a loan production office and the new Ardmore branch.

The major factor contributing to the increase in earnings for the full-year 2006 compared to the full-year 2005 was a $2.091 million or 6.6% increase in the Corporation’s tax equivalent net interest income to $33.655 million from

$31.564 million in 2005, principally loan volume driven, despite a decrease in the tax equivalent net interest margin of 15 basis points to 4.90% in 2006 from 5.05% in 2005. Also contributing to the increase in earnings was a nominal decrease in overall non-interest expense of $150 thousand as total non-interest expenses were $31.423 million. Additionally, fees for Wealth Management services increased 7.7% or $883 thousand to $12.422 million in 2006 versus $11.539 million in 2005, partially offsetting declines in residential mortgage-related revenues.

Asset quality remains strong with non-performing assets of $0.8 million at December 31, 2006, which represent 0.10% of total assets. While the allowance for loan and lease losses (“allowance”) increased to $8.122 million at December 31, 2006 from $7.402 million at December 31, 2005, the allowance as a percentage of portfolio loans decreased to 1.19% from 1.24% over the same time period. The decrease in the allowance as a percentage of portfolio loans is attributed to strong loan growth in the second and third quarters of 2006 and continued strength in asset quality. Net loan charge-offs were $112 thousand and $287 thousand for the years ended December 31, 2006 and 2005, respectively.

Portfolio loans increased $86.1 million or 14.5% to $681.3 million at December 31, 2006 from $595.2 million at December 31, 2005, reflecting a significant increase in commercial mortgage and construction loan closings in the second and third quarters of 2006. Also contributing to the growth was the formation of BMT Leasing Inc., a small ticket equipment leasing business and a wholly owned subsidiary of the Bank, which added $7.0 million in balances since its opening in September of 2006. Fourth quarter 2006 average loans increased $77.7 million or 13.1% over fourth quarter 2005 average loans. The Corporation recently opened a business loan production office in downtown West Chester, Pennsylvania to help further this growth.

Chester County continues to offer some of the most attractive expansion opportunities for our franchise, and establishing this presence in the heart of West Chester, the county seat of Chester County, is expected to help the Corporation capitalize on those opportunities. The Corporation recently hired two locally well known and highly experienced business lenders to head up the new loan production office in West Chester.

The Corporation’s interest bearing liabilities at December 31, 2006 include approximately $65 million in market rate wholesale certificates, which includes Pennsylvania Local Government Investment Trust (“PLGIT”) CD’s and short-term borrowings, compared with $5 million at December 31, 2005. Deposit balances at December 31, 2006 and 2005 reflect approximately $35 million and $25 million, respectively, in demand deposit balances that represent short term in-flows from customer year-end activity. Total deposits, including the short term in-flows were $714.5 million and $636.2 million at December 31, 2006 and 2005, respectively. This represents a year over year increase in total deposits of $78.2 million or 12.3%.

The Corporation adopted Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Plans” (“FAS 158”) on December 31, 2006. As a result of its adoption, the Corporation recorded additional pension liabilities of approximately $6.5 million, deferred taxes of approximately $2.3 and a reduction of accumulated other comprehensive income (shareholders’ equity) of approximately $4.2 million effective December 31, 2006.

The reduction in shareholders’ equity does not have an impact on regulatory capital, as Federal bank and thrift regulatory agencies announced an interim decision in December 2006 that FAS 158 will not affect banking organizations’ regulatory capital in 2006. The Federal bank and thrift regulatory agencies have not made any announcements as to the impact of FAS 158 on regulatory capital in 2007 and beyond.

During the last twelve months, the Corporation has seen a shift in the mix of its core deposits as some lower cost interest bearing checking, money market accounts and savings accounts moved into higher yielding certificates of deposit. This shift in the core deposit mix is a national trend as many financial institutions are having similar experiences. The utilization of market rate wholesale funding, the shift in deposit mix and the increase in interest rates resulted in overall funding costs rising faster than the yield on interest earning assets. The Corporation anticipates that funding for 2007 earning asset growth will be predominately wholesale funding as core deposit growth remains very difficult.

At December 31, 2006, the Corporation had over $248 million in unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh, together with unused capacity under federal funds lines at other financial institutions of $68 million.

Over the next year and in 2008, The Bryn Mawr Trust Company expects to continue with the expansion of its retail banking footprint with controlled de novo expansion in the suburban Philadelphia market. The Corporation’s new Ardmore branch was opened on January 16, 2007, with a dedication ceremony honoring a long-time employee. The planned full service West Chester branch is scheduled to open in first half of 2008.

In the first quarter of 2007 the Corporation sold the property that previously served as the Wynnewood branch location to an independent third party for $1.850 million. The book value of the property was $443 thousand.

2005 Compared to 2004

The Corporation had net income of $11.350 million for the year ended December 31, 2005, an increase of 21.5% or $2.005 million compared with $9.345 million in 2004. Diluted earnings per share for 2005 were $1.31, an increase of $0.24 or 22.4% compared with $1.07 in 2004. ROE and ROA for 2005 were 15.44% and 1.66%, respectively. ROE was 13.67% and ROA was 1.45% in 2004. Management attributes the success in 2005 to a focus on the Corporation’s core competencies which include Wealth, Business Banking, “High Touch” Retail Banking and Mortgage Banking, along with an obsession on client service, close control over expenses and the development of a more assertive sales culture.

The major factor contributing to the increase in earnings for 2005 compared to 2004 was a 45 basis point or 9.8% increase in the Corporation’s tax equivalent net interest margin to 5.05% from 4.60% as the Corporation’s asset sensitive loan portfolio benefited from a series of Federal Reserve interest rate increases. Tax equivalent net interest income for 2005 increased $4.620 million or 17.1%, to $31.564 million from $26.944 million in the same period last year. Additionally, fees for Wealth Management services increased 12.0% or $1.236 million to $11.539 million in 2005 versus $10.303 million in 2004, partially offsetting declines in residential mortgage-related revenues.

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

Total loans increased $33.3 million or 5.9% to $597.9 million from $564.6 million in 2005 and average loans for 2005 increased $43.6 million or 8.1% to $582.4 million compared to $538.8 million in 2004. The Corporation’s asset quality remains strong as non-performing loans as a percent of total loans was 0.07% at December 31, 2005.

Total deposits grew $35.3 million or 5.9% over the past 12 months to $636.3 million at December 31, 2005 from $601.0 million at December 31, 2004. Average deposits for 2005 increased $32.7 million or 5.8% to $596.4 million compared to $563.7 million in 2004 with over 85% of the deposit growth coming from higher rate certificates of deposit, reflecting the competitive nature of the deposit gathering business in the Corporation’s market area.

Reconcilement of Non-GAAP Information

See the table below for a reconcilement of GAAP net income, diluted earnings per share, non-interest income and non-interest expense to comparable data that excludes the MSRs sale. Management believes that the presentation provides useful supplemental information essential to the proper understanding of the operating results of the Corporation’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

	Net Income			Diluted Earnings Per Share
(dollars in thousands except per share data)	Year Ended December 31,
	2006	2005	2004	2006	2005	2004*
As reported	$12,716	$11,350	$9,345	$1.46	1.31	$1.07
After tax effect of MSR sale	—	—	(572)	—	—	(0.07)

Adjusted for sale	$12,716	$11,350	$8,773	$1.46	1.31	$1.01

	Non-Interest Income			Non-Interest Expense
	2006	2005	2004	2006	2005	2004
As reported	$18,361	$18,305	$19,828	31,423	$31,573	$31,625
MSR sale income	—	—	1,145	—	—	—
MSR sale expenses	—	—	—	—	—	266

Adjusted for sale	$18,361	$18,305	$18,683	31,423	$31,573	$31,359

*	Column does not foot due to rounding.

COMPONENTS OF NET INCOME

Net income is affected by five major elements: Net Interest Income, or the difference between interest income and loan fees earned on loans and investments and interest expense paid on deposits and borrowed funds; The Provision For Loan and Lease Losses, or the amount added to the allowance for loan and lease losses to provide reserves for estimated inherent losses on loans and leases; Non-Interest Income which is made up primarily of certain fees, wealth revenue, residential mortgage activities and gains and losses from the sale of securities; Non-Interest Expense, which consists primarily of salaries, employee benefits and other operating expenses; and Income Taxes. Each of these major elements will be reviewed in more detail in the following discussion.

NET INTEREST INCOME

Rate/Volume Analyses (Tax Equivalent Basis)

The rate volume analysis in the table below analyzes changes in tax equivalent net interest income for the year ended December 31, 2006 over December 31, 2005 and December 31, 2005 over December 31, 2004 by its rate and volume components. The change in interest income/expense due to both volume and rate has been allocated to changes in volume.

	Year Ended December 31,
	2006 Compared to 2005			2005 Compared to 2004
(dollars in thousands) Increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Interest-bearing deposits with other banks	$(57)	$11	$(46)	$(11)	$39	$28
Federal funds sold	(108)	44	(64)	(99)	118	19
Investment securities available for sale	391	434	825	117	18	135
Loans	3,415	3,968	7,383	2,738	3,747	6,485

Total interest income	3,641	4,457	8,098	2,745	3,922	6,667

Interest expense:
Savings, NOW and market rate accounts	(217)	1,323	1,106	(59)	804	745
Time & wholesale deposits	1,545	2,371	3,916	825	430	1,255
Borrowed Funds	594	391	985	29	18	47

Total interest expense	1,922	4,085	6,007	795	1,252	2,047

Interest differential	$1,719	$372	$2,091	$1,950	$2,670	$4,620

Analyses of Interest Rates and Interest Differential

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with tax-equivalent interest income and expense and key rates and yields:

	For the Year Ended December 31,
	2006			2005			2004
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$609	$30	4.93%	$2,398	$76	3.17%	$3,079	$48	1.56%
Federal funds sold	3,053	146	4.78%	6,281	210	3.34%	13,052	191	1.46%
Investment securities available for sale:
Taxable	41,489	1,790	4.31%	29,400	958	3.26%	25,799	820	3.18%
Tax –Exempt	4,993	237	4.75%	5,069	244	4.81%	5,071	247	4.87%

Total investment securities	46,482	2,027	4.36%	34,469	1,202	3.49%	30,870	1,067	3.46%
Loans(1)	636,286	44,059	6.92%	582,386	36,676	6.30%	538,775	30,191	5.60%

Total interest earning assets	686,430	46,262	6.74%	625,534	38,164	6.10%	585,776	31,497	5.38%
Cash and due from banks	25,358			29,918			32,774
Allowance for loan and lease losses	(7,828)			(7,283)			(6,957)
Other assets	36,737			34,760			31,201

Total assets	$740,697			$682,929			$642,794

Liabilities:
Savings, NOW and market rate accounts	$292,075	$3,850	1.32%	$317,205	$2,744	0.87%	$323,972	$1,999	0.62%
Time & wholesale deposits	183,744	7,715	4.20%	130,667	3,799	2.91%	102,369	2,544	2.49%

Total interest-bearing deposits	475,819	11,565	2.43%	447,872	6,543	1.46%	426,341	4,543	1.07%
Short term borrowings	19,442	1,042	5.36%	1,700	57	3.35%	850	10	1.18%

Total interest-bearing liabilities	495,261	12,607	2.55%	449,572	6,600	1.47%	427,191	4,553	1.07%
Demand deposits - non-interest-bearing	150,042			148,495			137,336
Other liabilities	14,136			11,370			9,900

Total non-interest-bearing liabilities	164,178			159,865			147,237

Total liabilities	659,439			609,437			574,427
Shareholder’s equity	81,258			73,492			68,367

Total liabilities and shareholders’ equity	$740,697			$682,929			$642,794

Net interest spread			4.19%			4.63%			4.31%
Effect of non-interest-bearing sources			0.71%			0.42%			0.29%

Net interest income/margin on earning assets		$33,655	4.90%		$31,564	5.05%		$26,944	4.60%

Tax equivalent adjustment		$356	0.05%		$256	0.04%		$150	0.03%

(1)	Non-accrual loans have been included in average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income

Net Interest Income 2006 Compared to 2005

Net interest income on a tax equivalent basis amounted to $33.655 million for the year ended December 31, 2006, an increase of $2.091 million or 6.6% from the $31.564 million of net interest income earned in the prior year. Virtually all of the increase in net interest income in 2006 was volume related, unlike the prior year when the major portion of the increase was attributable to interest rate changes. During 2005, short term interest rates increased frequently throughout the year. During 2006, short term interest rates increased early in the year but stabilized in June 2006. While the yield curve was generally positively sloped for most of 2005, it became relatively flat and even inverted during 2006. With the Corporation being asset sensitive, it benefited in the increasing interest rate environment in 2005. While the Corporation continued to benefit from rising short term interest rates early in 2006, this benefit was partially offset by the increasing cost of funding loan growth as the deposit market environment became increasingly challenging. To satisfy loan demand, the Corporation utilized more costly time and wholesale deposits together with outside borrowings to a greater extent than in previous years.

Average interest earning assets increased $60.9 million or 9.7% to $686.4 million during 2006 compared to $625.5 million during 2005. The largest portion of this increase in average interest earning assets was attributable to loan growth. Average loans increased by $53.9 million or 9.3% to $636.3 million during 2006 compared to $582.4 million during 2005. Average interest bearing liabilities increased by $45.7 million or 10.2% to $495.3 million during 2006 compared to $449.6 million during 2005. Time deposits, wholesale deposits and short term borrowings were the largest factors contributing to the increase in average interest bearing liabilities.

The net interest spread decreased by 44 basis points to 4.19% for the year ended December 31, 2006 from 4.63% in the earlier year. While the yield on interest earning assets increased 64 basis points to 6.74% for the year ended December 31, 2006, it was more than offset by the cost of interest bearing liabilities increasing 108 basis points from 1.47% during 2005 to 2.55% during 2006. The increase in the cost of interest bearing liabilities is attributable to increases in rate and additional volume.

The net interest margin on interest earning assets decreased by 15 basis points from 5.05% during 2005 to 4.90% during 2006. The net interest margin decline of 15 basis points was significantly less than the net interest spread decline of 44 basis points reflecting the positive effect that non-interest bearing sources had in supporting interest earning assets. The Corporation’s average interest earning assets exceeded the average interest bearing liabilities by $191.2 million in 2006 compared to $176.0 million in 2005. This effect on net interest margin was 71 basis points in 2006 compared to 42 basis points in 2005.

Net Interest Income 2005 Compared to 2004

Tax equivalent net interest income for the year ended December 31, 2005 of $31.564 million was $4.620 million or 17.1% higher than the tax equivalent net interest income for the same period in 2004 of $26.944 million. The rate/volume analyses above indicate that both increased loan volume and an increase in rates contributed to the increase in net interest income. Average earning assets increased $39.8 million or 6.8% in 2005 compared to the same period in 2004. Average total loans grew $43.6 million or 8.1% in 2005 compared to 2004.

The average earning asset yield during 2005 of 6.10% was 72 basis points higher than the 5.38% during the same period in 2004. The rate paid on average interest bearing liabilities of 1.47% in 2005 was 40 basis points higher than the 1.07% in 2004. Average non-interest-bearing demand deposits grew 8.1%, while savings decreased 2.1% and time deposits increased 27.6% in 2005 compared to 2004.

Net Interest Margin

The Corporation’s tax equivalent net interest margin decreased 54 basis points to 4.65% in the fourth quarter of 2006 from 5.19% in the same period last year. The tax equivalent net interest margin and related components for the past five linked quarters are shown in the table below.

The Corporation anticipates continued pressure on its tax equivalent net interest margin in the 2007 as primary funding for incremental loan and lease growth is expected to come from higher cost wholesale funding. The Corporation’s tax equivalent net interest margin was 4.90% in 2006 compared with 5.05% in 2005 and 4.60% in 2004. These results reflect the steady short-term rate increases throughout 2005 and early 2006 before stabilizing in June of 2006.

	Year	Earning Asset Yield	Interest Bearing Liability Cost	Net Interest Spread	Effect of Non-Interest Bearing Sources	Net Interest Margin
Net Interest Margin Last Five Quarters

4th Quarter	2006	6.85%	2.99%	3.86%	0.79%	4.65%
3rd Quarter	2006	6.82%	2.80%	4.02%	0.76%	4.78%
2nd Quarter	2006	6.72%	2.35%	4.37%	0.67%	5.04%
1st Quarter	2006	6.58%	1.92%	4.66%	0.56%	5.22%
4th Quarter	2005	6.41%	1.73%	4.68%	0.51%	5.19%

Net Interest Margin Last Three Years

	2006	6.74%	2.55%	4.19%	0.71%	4.90%
	2005	6.10%	1.47%	4.63%	0.42%	5.05%
	2004	5.38%	1.07%	4.31%	0.29%	4.60%

Interest Rate Sensitivity

The Corporation actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve sustainable growth in net interest income. Management’s Asset Liability Committee (“ALCO”), using policies and procedures approved by the Corporation’s Board of Directors, is responsible for managing the interest rate sensitivity position. The Corporation manages interest rate sensitivity by changing the mix, pricing and repricing characteristics of its assets and liabilities, through the management of its investment portfolio, its offering of loan and selected deposit terms and through borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”) and selective use of interest rate floors. The ALCO continues to evaluate various strategies including interest rate swaps and floors to mitigate the impact of future changes in interest rates on its net interest income.

The Corporation uses several tools to manage its interest rate risk including interest rate sensitivity analysis (aka “GAP Analysis”), market value of portfolio equity analysis, interest rate simulations under various rate scenarios and net interest margin reports. The results of these reports are compared to limits established by the Corporation’s ALCO Policies and appropriate adjustments are made if the results are outside of established limits.

The following table demonstrates the annualized result of an interest rate simulation and the estimated effect that a parallel interest rate shift in the yield curve and subjective adjustments in deposit pricing might have on the Corporation’s projected net interest income over the next 12 months.

This simulation assumes that there is no growth in the balance sheet over the next twelve months. The changes to net interest income shown below are in compliance with the Corporation’s policy guidelines. Actual results may differ significantly from the interest rate simulation due to numerous factors including assumptions, the competitive environment, market reactions and customer behavior.

Summary of Interest Rate Simulation

	December 31, 2006
(dollars in thousands)	Estimated Change In Net Interest Income Over Next 12 Months
Change in Interest Rates
+200 basis points	$1,226	3.41%
+100 basis points	$679	1.89%
-100 basis points	$(688)	(1.92%)
-200 basis points	$(1,292)	(3.60%)

The interest rate simulation above indicates that the Corporation’s balance sheet as of December 31, 2006 is asset sensitive, meaning that an increase in interest rates should increase net interest income and a decline in interest rates will cause a decline in net interest income over the next 12 months when compared to projected net income under a flat or stable rate scenario.

The Corporation’s sensitivity to changes in interest rates as measured by the Corporation’s interest rate simulation model decreased from last year (a 6.10% increase for +200 basis points and a 10.76% decrease for -200 basis points), as the Corporation through direction from its ALCO added fixed rate commercial loans, residential mortgages and mortgage-backed securities to the asset mix. Additionally, the Corporation purchased a $25 million notional, prime rate based, three-year interest rate floor in April 2006 for a total cost of $155 thousand to mitigate the impact on earnings of anticipated declining rates over the next three years. The net expense related to the interest rate floor was $29 thousand in 2006.

GAP Report

The following table presents the Corporation’s interest rate sensitivity position or GAP Analysis as of December 31, 2006:

(dollars in thousands)	0 to 90 Days	90 to 365 Days	1 - 5 Years	Over 5 Years	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with banks	$532	$—	$—	$—	$—	$532
Federal funds sold	—	—	—	—	—	—
Investment securities	8,085	8,063	24,462	7,622	—	48,232
Loans(1)	272,537	53,173	256,259	103,048	—	685,017
Allowance	(290)	(870)	(4,641)	(2,321)	—	(8,122)
Cash and due from banks	—	—	—	—	61,473	61,473
Other assets	—	—	136	329	39,063	39,528

Total assets	$280,864	$60,366	$276,216	$108,678	$100,536	$826,660

Liabilities and shareholders’ equity:
Demand, non-interest-bearing	$42,555	$24,630	$131,361	$—	$—	$198,546
Savings, NOW and market rate	48,932	41,428	157,818	47,343	—	295,521
Time deposits	88,642	103,727	7,923	154	—	200,446
Wholesale deposits	—	19,976	—	—	—	19,976
Borrowed funds	15,000	—	—	—	—	15,000
Other liabilities	—	—	—	—	14,788	14,788
Shareholders’ equity	2,942	8,827	47,076	23,538	—	82,383

Total liabilities and shareholders’ equity	$198,071	$198,588	$344,178	$71,035	$14,788	$826,660

Interest earning assets	$281,154	$61,236	$280,721	$110,670	$—	$733,781
Interest bearing liabilities	$152,574	$165,131	$165,741	$47,497	$—	$530,943

Difference between interest earning assets and interest bearing liabilities	$128,580	$(103,895)	$114,980	$63,173	$—	$202,838

Cumulative difference between interest earning assets and interest bearing liabilities	$128,580	$24,685	$139,665	$202,838	$—	$202,838

Cumulative earning assets as a % of cumulative interest bearing liabilities	184%	108%	129%	138%

(1)	Loans include portfolio loans and leases and loans held for sale.

The table above indicates that the Corporation is asset sensitive in the immediate to 90 day time frame and should experience an increase in net interest income in the near term if interest rates rise. The converse is also true.

Maturity of Certificates of Deposit of $100,000 or Greater at December 31, 2006

(dollars in thousands)
Three months or less	$66,478
Three to six months	32,479
Six to twelve months	19,513
Greater than twelve months	1,866

Total	$120,336

PROVISION FOR LOAN AND LEASE LOSSES

General Discussion of the Allowance for Loan and Lease Losses

The Corporation uses the allowance method of accounting for credit losses. The balance in the allowance for loan and lease losses (“allowance”) is determined based on Management’s review and evaluation of the loan and lease (“loans”) portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including Management’s assumptions as to future delinquencies, recoveries and losses.

Increases to the allowance are implemented through a corresponding provision (expense) in the Corporation’s statement of income. Loans and leases deemed uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

While Management considers the allowance to be adequate based on information currently available, future additions to the allowance may be necessary due to changes in economic conditions or Management’s assumptions as to future delinquencies, recoveries and losses and Management’s intent with regard to the disposition of loans. In addition, the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia, as an integral part of their examination process, periodically review the Corporation’s allowance.

The Corporation’s allowance is the accumulation of four components that are calculated based on various independent methodologies. All components of the allowance are estimations. Management discusses these estimates earlier in this document under the heading of “Critical Accounting Policies, Judgments and Estimates”. The four components are as follows:

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

•	Unallocated Component – This amount represents a reserve against all loans for factors not included in the components above.

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

Asset Quality and Analysis of Credit Risk

Asset quality remains strong at December 31, 2006 as non-performing loans as a percentage of total loans were 12 basis points. This compares with 7 basis points at December 31, 2005 and 24 basis points at December 31, 2004. The allowance for loan and lease losses as a percentage of total loans was 1.19% at December 31, 2006 compared with 1.24% at December 31, 2005 and 1.23% at December 31, 2004. The provision for loan and lease losses in 2006 was $832 thousand compared to $s762 thousand in 2005 and $900 thousand in 2004.

While the allowance increased to $8.122 million at December 31, 2006, an increase of 9.7% from $7.402 million at December 31, 2005, the allowance as a percentage of loans decreased to 1.19%. This decrease is the result of strong loan and lease growth in the second half of 2006. Management is comfortable with the percentage decrease based on the strong asset quality in the loan and lease portfolio.

Management expects to experience higher charge-offs in its newly formed leasing business than in its historical loan portfolio. In 2006 the Corporation’s net charge-offs/average loan rate was 0.02% with no lease charge-offs. It is anticipated that higher yields on the lease portfolio will more than offset the expected lease charge-offs of between 0.75% and 1.50% of average leases outstanding.

Non-Performing Assets and Related Ratios

	December 31,
(dollars in thousands)	2006	2005	2004	2003	2002
Non-accrual loans and leases	$704	$261	$1,353	$371	$209
Loans and leases 90 days or more past due	119	129	22	62	45

Total non-performing loans and leases	823	390	1,375	433	254
Other real estate owned (“OREO”)	—	25	357	—	—

Total non-performing assets	$823	$415	$1,732	$433	$254

Allowance for loan and lease losses to non-performing assets	986.9%	1,783.6%	399.9%	1,540.4%	2,407.1%
Allowance for loan and lease losses to non-performing loans	986.9%	1,897.9%	503.8%	1,540.4%	2,407.1%
Non-performing loans to total loans and leases	0.12%	0.07%	0.25%	0.09%	0.06%
Allowance for loan losses to total loans and leases	1.19%	1.24%	1.25%	1.34%	1.40%
Non-performing assets to total assets	0.10%	0.06%	0.25%	0.07%	0.04%
Net loan charge-offs/average loans and leases	.02%	.05%	.12%	.04%	(.04%)
Period end portfolio loans and leases	$681,291	$595,165	$555,889	$498,726	$438,949
Average loans and leases (average for year)	$636,286	$582,386	$538,775	$478,397	$421,904
Allowance for loan and lease losses	$8,122	$7,402	$6,927	$6,670	$6,114

Summary of Changes in the Allowance for Loan and Lease Losses

(dollars in thousands)	2006	2005	2004	2003	2002
Balance, January 1	$7,402	$6,927	$6,670	$6,114	$4,928

Charge-offs:
Consumer	(31)	(158)	(94)	(102)	(68)
Commercial and industrial	—	—	(167)	(112)	—
Real estate	(120)	(156)	(431)	(13)	—

Total charge-offs	(151)	(314)	(692)	(227)	(68)

Recoveries:
Consumer	34	11	47	32	24
Commercial and industrial	3	12	2	—	220
Real estate	2	4	—	1	10

Total Recoveries	39	27	49	33	254

Net (charge-offs) / recoveries	(112)	(287)	(643)	(194)	186
Provision for loan and lease losses	832	762	900	750	1,000

Balance, December 31	$8,122	$7,402	$6,927	$6,670	$6,114

Allocation of Allowance for Loan and Lease Losses

The following table sets forth an allocation of the allowance for loan and lease losses by category. The specific allocations in any particular category may be changed in the future to reflect then current conditions. Accordingly, Management considers the entire allowance to be available to absorb losses in any category.

	December 31,
	2006		2005		2004		2003		2002
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$2,161	25.7%	$2,191	28.5%	$3,575	33.1%	$3,656	35.7%	$2,940	36.4%
Real estate – construction	950	11.0	569	7.6	741	6.6	558	7.2	494	5.9
Real estate – mortgage	4,448	60.9	4,141	62.3	806	58.5	1,089	53.4	1,107	52.4
Consumer	77	1.4	143	1.6	1,174	1.8	906	3.7	907	5.3
Leases	140	1.0	—	—	—	—	—	—	—	—
Unallocated	346	—	358	—	631	—	461	—	666	—

Total	$8,122	100%	$7,402	100.0%	$6,927	100.0%	$6,670	100.0%	$6,114	100.0%

NON-INTEREST INCOME

2006 Compared to 2005

Non-interest income for the twelve months ended December 31, 2006, increased $56 thousand or 0.3% to $18.361 million when compared to the same period last year. Wealth Management services fee income increased $883 thousand or 7.7% to $12.422 million in 2006 from $11.539 million in 2005, while other non-interest income categories in the aggregate declined $827 thousand over the same time period, primarily due to lower residential mortgage related revenue.

2005 Compared to 2004

Non-interest income for 2005, excluding the $1.145 million gain on MSR sales in 2004, decreased $378 thousand or 2.0% to $18.305 million from $18.683 million in 2004. Non-interest income was negatively impacted by the slowdown in residential mortgage activity, as residential mortgage originations and sales declined 7.2% or $14.9 million and $24.7 million or 17.1%, respectively in 2005 compared to 2004. This decline in residential mortgage activity along with very competitive pricing resulted in a reduction in the gain on sale of loans of 44.5% or $1.298 million to $1.622 million in 2005 from $2.920 million in 2004. Non-interest income was also negatively impacted by a $234 thousand or 12.8% decrease in service charges on deposit accounts reflecting the impact of higher earnings credits on commercial checking accounts and the industry’s trend toward “free” checking.

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

NON-INTEREST EXPENSE

2006 Compared to 2005

Non-interest expense for the twelve months ended December 31, 2006, decreased $150 thousand to $31.423 million when compared to the same period last year, primarily due to reductions in incentive compensation, mortgage servicing right amortization and professional fees, partially offset by increased occupancy costs, employee benefit costs, leasing company startup costs and West Chester staffing additions.

2005 Compared to 2004

Non-interest expense for 2005, excluding $266 thousand of expenses related to the sale of the MSRs, increased $214 thousand or 0.7% to $31.573 million when compared to $31.359 million in 2004. The increase is a combination of many factors including increased medical benefit costs, staff merit raises, incentive compensation, and occupancy and furniture and fixture expenses related to the Exton, PA branch. Partially offsetting these increases were reduced levels of professional fees, lower amortization of mortgage servicing rights, and reduced residential mortgage staffing levels.

INCOME TAXES

Income taxes for the year ended December 31, 2006 were $6.689 million compared to $5.928 million in 2005 and $4.752 million in 2004. The increase in income tax expense is substantially related to the increase in pre-tax income. The effective tax rate was 34.5% in 2006, 34.3% in 2005 and 33.7% in 2004.

BALANCE SHEET ANALYSIS

Total assets increased $99.5 million or 13.7% from $727.2 million as of December 31, 2005 to $826.7 million as of December 31, 2006. Total portfolio loans and leases increased $86.1 million or 14.5% over the same time period from $595.2 million at December 31, 2005 to $681.3 million at December 31, 2006. Average assets increased $57.8 million or 8.5% to $740.7 million and average portfolio loans and leases increased $56.3 million or 9.8% to $631.9 million in 2006 compared to 2005. Portfolio loan and lease balances grew steadily during the year, as average quarterly loans and leases outstanding were $595.5 million, $617.6 million, $645.3 million and $669.0 million during the 1st, 2nd, 3rd and 4th quarters of 2006, respectively.

As a result of the increase in portfolio loans and leases, the funding needs for the Corporation increased substantially, resulting in less funds available to be sold and a decline in Federal Funds sold of $32.3 million. The increased funding needs were met with time deposits, wholesale deposits and borrowed funds.

Total deposits increased $78.2 million or 12.3% to $714.5 million at December 31, 2006, up from $636.3 million at December 31, 2005. A more accurate reflection of stable deposit balances is the fourth quarter average deposits of $649.8 million compared with the fourth quarter 2005 average deposits of $600.6 million, a growth of $49.2 million or 8.2%.

Average deposit trends during 2006 include a decrease in average savings, NOW and market rate accounts of $25.1 million or 8.6%, a large increase in average time deposits of $42.6 million or 32.6% and the use of wholesale deposits of $10.5 million, while the non-interest bearing demand balance increased slightly to $150.0 million from $148.5 million. The decrease in savings, NOW and market rate accounts experienced by the Corporation also reflects the competitive nature of the Philadelphia regional banking market place. The combination of rising interest rates, aggressive marketing by our competitors, a more educated consumer and the Corporations’ reluctance to compete on rate alone contributed to this decline. Additionally, the Corporation anticipates that growth of “core” deposits will be one of its most difficult challenges for the foreseeable future.

The Corporation continues its aggressive business development efforts by building banking relationships with privately held business owners, non-profits, quality residential builders, and owners of commercial real estate. These relationships focus on loan, deposit and wealth management products.

Borrowed funds increased $15 million from December 31, 2005 to December 31, 2006. Average borrowings in 2005 and 2004 did not average more than $2.0 million. The growth in loans and leases during 2006 is responsible for the average increase in borrowed funds of $17.7 million from $1.7 million in 2005 to $19.4 million in 2006.

The Corporation’s average loan to deposit ratio increased from 95.6% and 97.7% in 2004 and 2005, respectively, to 101.7% in 2006. The Corporation has significant capacity to borrow from the FHLB as discussed later in this document under the section titled “Liquidity”. The Corporation continues to evaluate other wholesale funding mechanisms.

The Corporation’s shareholder’s equity was negatively impacted by $4.2 million due to the adoption of FAS 158 in the fourth quarter of 2006. Refer to the Capital section of this document for additional information.

Investment Portfolio

A maturity breakout of the investment portfolio by investment type at December 31, 2006 is as follows:

(dollars in thousands)	Maturing During 2007	Maturing From 2008 Through 2011	Maturing From 2012 Through 2016	Maturing After 2016	Total
Obligations of the U.S. Government and agencies:
Book value	$6,469	$14,791	$9,509	$—	$30,769
Weighted average yield	3.64%	4.32%	5.82%	—	4.64%

State and political subdivisions:
Book value	$—	$1,995	$3,019	$—	$5,014
Weighted average yield	—	3.27%	3.14%	—	3.19%

Other investment securities:
Book value	$115	$600	$—	$—	$715
Weighted average yield	4.70%	4.55%	—	—	4.57%

Subtotal book value	$6,584	$17,386	$12,528	$—	$36,498

Weighted average yield	3.66%	4.21%	5.17%	—	4.44%

Mortgage backed securities
Book value	$—	$—	$—	$—	$11,734
Weighted average yield	—	—	—	—	5.33%

Total book value	$6,584	$17,386	$12,528	$—	$48,232

Weighted average yield	3.66%	4.21%	5.17%	—	4.66%

Loan Portfolio

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

	December 31,
(dollars in thousands)	2006	2005	2004	2003	2002
Consumer	$9,156	$9,437	$10,291	$18,580	$24,537
Commercial & Industrial	175,278	170,283	186,923	178,382	170,286
Commercial Mortgage	198,407	162,621	137,141	119,811	103,972
Construction	74,798	45,523	36,941	36,235	27,514
Residential Mortgage	103,572	99,602	75,081	59,714	51,096
Home Equity Lines & Loans	113,068	107,699	109,512	86,004	61,544
Leases	7,012	—	—	—	—

Total Portfolio Loans	681,291	595,165	555,889	498,726	438,949

Loans held for sale	3,726	2,765	8,708	3,690	28,026

	$685,017	$597,930	$564,597	$502,416	$466,975

Loan Portfolio Maturity and Interest Rate Sensitivity

The loan maturity distribution and interest rate sensitivity table below excludes loans secured by one to four family residential properties and consumer loans as of December 31, 2006:

(dollars in thousands)	Maturing During 2007	Maturing From 2008 Through 2011	Maturing After 2011	Total
Loan Portfolio Maturity:

Commercial and industrial	$71,025	$51,605	$24,540	$147,170
Real estate – construction	46,566	24,506	3,726	74,798
Real estate – other	1,389	19,315	174,110	194,814
Leases	18	6,994	—	7,012

Total	$118,998	$102,420	$202,376	$423,794

Interest sensitivity on the above loans:
Loans with predetermined rates	$23,493	$76,941	$72,769	$173,203
Loans with adjustable or floating rates	95,505	25,479	129,607	250,591

Total	$118,998	$102,420	$202,376	$423,794

DISCUSSION OF SEGMENTS

The Corporation has three principal segments (Residential Mortgage, Wealth Management, and Banking) as defined by SFAS No. 131 “Segment Reporting”. These segments are discussed below. The Detail segment information appears in Note 24 in the accompanying Consolidated Financial Statements.

Residential Mortgage Segment Activity

All activity is for the year unless noted otherwise:

(dollars in thousands)	2006	2005	2004
Residential loans held in portfolio*	$103,752	$99,602	$75,081
Mortgage originations	127,307	193,324	208,252
Mortgage loans sold:
Servicing retained	20,910	41,664	111,173
Servicing released	46,750	78,537	33,743

Total mortgage loans sold	$67,660	$120,201	$144,916

Percentage of mortgage loans sold:
Servicing retained %	30.9%	34.7%	76.7%
Servicing released %	69.1%	65.3%	23.3%
Loans serviced for others*	382,141	417,649	507,421
Mortgage servicing rights*	2,883	2,982	3,172
Gain on sale of loans	954	1,622	2,920
Loans servicing & late fees	1,126	1,303	1,632
Gain on sale of MSRs	—	—	1,145
Amortization of MSRs	348	606	839
Basis point gain on loans sold	141	135	201

*	Period end balance

The Corporation’s mortgage banking segment continued to shrink in 2006 as mortgage originations of $127.3 million in 2006 were $66.0 million lower than originations in 2005 and $80.9 million lower than originations in 2004. The decrease in mortgage originations was partially attributable to the substantial decline in loan refinancing activity which correlated with the nationwide end of the refinance boom and the increase in mortgage loan interest rates.

Management expects mortgage originations to continue to decline in 2007 when compared to 2006 due to uncertainty over the direction of real estate values and interest rates.

Loans serviced for others have decreased from $507.4 million in 2004 to $417.6 million in 2005, with a further reduction to $382.1 million in 2006. The decline in loans serviced for others is partially due to a 2005 decision by management to sell a higher percentage of loans with servicing released and to hold fixed rate mortgages in portfolio during 2006. The increase in sale of loans servicing released provided the Corporation the ability to price mortgages more competitively and increase the gain on sale of loans. Competitive pricing pressures during 2006 combined with a smaller gain on sale on loans sold servicing retained resulted in reduced gains on the sale of servicing retained loans. Overall, the gain on sale of loans sold resulted in a gain per loan sold of 141 basis points, 135 basis points, and 201 basis points in 2006, 2005 and 2004, respectively.

Wealth Segment Activity

The Wealth Management segment reported a 15.8% increase in pre-tax segment profit (“PTSP”) for 2006 compared to 2005. This performance is attributed to an increase in Wealth revenues of 7.6% from 2005, while expenses increased only 1.0% over the same time period. The growth in the Wealth Division’s PTSP in 2005 compared to 2004 was an increase of 34.3%. This increase is primarily due to a 12.0% increase in Wealth Management revenues related to estate fees and a fee increase in the second quarter of 2005.

The increase in Wealth Management revenues from 2005 to 2006 is primarily from the investment management, retirement services and estates administration components. Increased investment management fees are the result of conversion of custody accounts to investment management accounts.

Wealth Management assets under management and administration have grown to $2.515 billion as of December 31, 2006 from $2.248 billion at December 31, 2005 and $1.938 billion at December 31, 2004 or 11.9% and 29.8%, respectively. This growth is primarily a combination of business acquisitions by a significant client and an increase in the market value of existing accounts due to asset appreciation.

Banking Segment Activity

Banking segment data as presented in Note 23 of the Notes to Consolidated Financial Statements indicates a PTSP of $13.0 million in 2006, $11.4 million in 2005 and $7.9 million in 2004. See Components of Net Income earlier in this documentation for a discussion of the Banking segment.

CAPITAL

Consolidated shareholder’s equity of the Corporation was $82.4 million or 9.97% of total assets as of December 31, 2006 compared to $77.5 million or 10.66% of total assets as of December 31, 2005. The decline of 69 basis points is primarily the result of asset growth and the adoption of FAS 158 as discussed in Note 11 in the accompanying Consolidated Financial Statements. The Corporation’s and Bank’s regulatory capital ratios and the minimum capital requirements to be considered “Well Capitalized” by banking regulators are displayed in Note 20 in the accompanying Consolidated Financial Statements.

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

LIQUIDITY

The Corporation manages its liquidity position on a daily basis as part of the daily settlement function and monthly as part of the asset liability management process. The Corporation’s primary liquidity is maintained by managing its deposits along with the utilization of purchased federal funds, borrowings from the FHLB and utilization of other wholesale funding sources. Secondary sources of liquidity include the sale of securities and certain loans in the secondary market. Borrowing availability with the FHLB was approximately $248 million, excluding $15 million of advances outstanding, as of December 31, 2006. Overnight Fed Funds lines consist of lines from six banks totaling $68 million. Quarterly, ALCO reviews the Corporation’s liquidity needs and reports its findings to the Risk Management Committee of the Board of Directors.

OFF BALANCE SHEET RISK

The following chart presents the off-balance sheet commitments of the Bank as of December 31, 2006, listed by dates of funding or payment:

(dollars in thousands)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Unfunded loan commitments	$314,302	$187,298	$59,024	$43,404	$24,576
Standby letters of credit	11,693	8,350	3,343	—	—

Total	$325,995	$195,648	$62,367	$43,404	$24,576

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

Estimated fair values of the Corporation’s off-balance sheet instruments are based on fees and rates currently charged to enter into similar loan agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Collateral requirements for off-balance sheet items are generally based upon the same standards and policies as booked loans. Since fees and rates charged for off-balance sheet items are at market levels when set, there is no material difference between the stated amount and the estimated fair value of off-balance sheet instruments.

CONTRACTUAL CASH OBLIGATIONS OF THE CORPORATION AS OF DECEMBER 31, 2006

(dollars in thousands)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Deposits without a stated maturity	$494,067	$494,067	$—	$—	$—
Wholesale and retail certificates of deposit	220,422	212,346	7,406	517	153
Operating leases	24,476	885	1,864	1,840	19,887
Purchase obligations	3,276	1,803	1,005	468	—
Non-discretionary pension contributions	132	132	—	—	—

Total	$742,373	$709,233	$10,275	$2,825	$20,040

OTHER INFORMATION

Branch Office Expansion

During the first quarter of 2004 and the second quarter of 2005, the Corporation opened full service branch bank offices in Newtown Square and Exton, PA, respectively. At December 31, 2006, the Newtown Square and Exton branches had deposits of approximately $29.1 million and $14.3 million, respectively. During the third quarter of 2005, the Corporation entered into a ground lease for a location in Ardmore, PA, and began construction of a branch office to relocate the Wynnewood, PA office. The Ardmore Branch office opened January 16, 2007. The Corporation anticipates measured expansion of its branch footprint over the next few years including plans to enter the West Chester, PA market in 2008.

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

In February, 2006, Congress passed the Federal Deposit Insurance Reform Act of 2005 (FDIRA-2005”). This legislation will merge the Bank Insurance Fund and the Savings Association Insurance Fund into one fund, increase insurance coverage for retirement accounts to $250,000, adjust the maximum deposit insurance for inflation after March 31, 2010 and give the FDIC greater flexibility in setting insurance assessments. As part of the FDIRA-2005, the Corporation’s primary operating subsidiary, the Bank, has been granted a one-time credit of approximately $409 thousand for utilization against future FDIC insurance premiums. The FDIC announced that 2007 assessments will range from 5 to 7 basis points for well capitalized institutions with composite regulatory examination ratings of one or two. The Corporation anticipates that the $409 thousand credit will offset all of the 2007 premium assessment and a significant portion of the 2008 assessment.

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

Management’s Report on Internal Control over Financial Reporting

Corporation Management is responsible for both establishing and maintaining adequate internal controls over financial reporting. As of December 31, 2006, Management conducted an assessment of the effectiveness of the Corporation’s internal controls over financial reporting and concluded that such internal controls are effective and found no material weaknesses. The assessment was accomplished using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2006, the Corporation’s internal control over financial reporting is effective, based on the COSO criteria.

Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006 has been audited by KPMG LLP, (“KPMG”) the Corporation’s independent registered public accounting firm, having responsibility for auditing the Corporation’s financial statements. KPMG has expressed unqualified opinions on Management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006 and has issued an attestation report on the Corporation’s management assessment of the Corporation’s internal controls over financial reporting as of December 31, 2006.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the “Corporation”) as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income, for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

As discussed in note 1 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006, and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” in 2006.

Philadelphia, Pennsylvania

March 9, 2007

Consolidated Balance Sheets

	As of December 31,
	2006	2005
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$61,473	$33,896
Interest bearing deposits with banks	532	405
Federal funds sold	—	32,341

Total cash and cash equivalents	$62,005	$66,642
Investment securities available for sale, at fair market (amortized cost of $48,632 and $34,014 as of December 31, 2006 and 2005, respectively)	48,232	33,397
Loans held for sale	3,726	2,765
Portfolio loans and leases	681,291	595,165
Less: Allowance for loan and lease losses	(8,122)	(7,402)

Net portfolio loans and leases	673,169	587,763

Premises and equipment, net	16,571	14,622
Accrued interest receivable	4,232	3,265
Deferred income taxes	2,946	709
Mortgage servicing rights	2,883	2,982
Other assets	12,896	15,081

Total assets	$826,660	$727,226

Liabilities
Deposits:
Non-interest-bearing demand	$198,546	$168,042
Savings, NOW and market rate accounts	295,521	312,896
Time deposits	200,446	150,322
Wholesale deposits	19,976	5,000

Total deposits	714,489	636,260

Borrowed funds	15,000	—
Accrued interest payable	4,346	2,143
Other liabilities	10,442	11,310

Total liabilities	744,277	649,713

Shareholders’ equity
Common stock, par value $1; authorized 25,000,000 shares; issued 11,373,182 and 11,221,899 shares as of December 31, 2006 and 2005, respectively and outstanding of 8,562,209 and 8,556,255 shares as of December 31, 2006 and 2005, respectively	11,373	11,222
Paid-in capital in excess of par value	10,598	7,888
Accumulated other comprehensive loss, net of tax benefit	(4,450)	(643)
Retained earnings	92,106	82,930
Less: Common stock in treasury at cost – 2,810,973, and 2,665,644 shares as of December 31, 2006 and 2005, respectively	(27,244)	(23,884)

Total shareholders’ equity	82,383	77,513

Total liabilities and shareholders’ equity	$826,660	$727,226

Book value per share	$9.62	$9.06

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

	For the Years Ended December 31,
	2006	2005	2004
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans and leases	$43,775	$36,499	$30,123
Interest on federal funds sold	146	210	191
Interest on deposits with other banks	30	76	48
Interest on investment securities	1,955	1,123	985

Total interest income	45,906	37,908	31,347

Interest expense:
Interest expense on savings, NOW and market rate accounts	3,850	2,744	1,999
Interest expense on wholesale and time deposits	7,715	3,799	2,544
Interest expense on other borrowings	1,042	57	10

Total interest expense	12,607	6,600	4,553

Net interest income	33,299	31,308	26,794
Provision for loan and lease losses	832	762	900

Net interest income after provision for loan and lease losses	32,467	30,546	25,894

Non-interest income:
Fees for Wealth management services	12,422	11,539	10,303
Service charges on deposit accounts	1,540	1,593	1,827
Loan servicing and other fees	1,126	1,303	1,632
Net gain on sale of loans	954	1,622	2,920
Net gain on sale of mortgage servicing rights	—	—	1,145
Other operating income	2,319	2,248	2,001

Total non-interest income	18,361	18,305	19,828

Non-interest expenses:
Salaries and wages	15,754	15,862	15,013
Employee benefits	4,287	4,075	4,297
Occupancy and bank premises	2,534	2,272	2,161
Furniture, fixtures, and equipment	1,925	1,941	1,785
Advertising	898	960	879
Professional fees	1,016	1,292	1,808
Amortization of mortgage service rights	348	606	839
Other operating expense	4,661	4,565	4,843

Total non-interest expenses	31,423	31,573	31,625

Income before income taxes	19,405	17,278	14,097
Applicable income taxes	6,689	5,928	4,752

Net income	$12,716	$11,350	$9,345

Basic earnings per common share	$1.48	$1.33	$1.09
Diluted earnings per common share	$1.46	$1.31	$1.07
Dividends per share	$0.46	$0.42	$0.40

Weighted-average basic shares outstanding	8,578,050	8,563,027	8,610,171
Dilutive potential common shares	113,579	101,200	110,854

Weighted-average dilutive shares	8,691,629	8,664,227	8,721,025

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Operating activities:
Net Income	$12,716	$11,350	$9,345
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan and lease losses	832	762	900
Depreciation and amortization	1,455	1,516	1,375
Loans originated for resale	(68,209)	(137,485)	(144,916)
Proceeds from sale of loans	68,202	132,653	148,981
Net gain on sale of loans	(954)	(1,622)	(2,920)
Net gain on sale of mortgage servicing rights	—	—	(1,145)
Provision for deferred income taxes	(496)	(521)	38
Change in income taxes payable/receivable	1,228	(354)	(511)
Change in accrued interest receivable	(967)	(686)	(305)
Change in accrued interest payable	2,203	(735)	550
Change in mortgage servicing rights	99	190	1,219
Other, net.	(4,802)	4,431	(3,321)

Net cash provided by operating activities	11,307	9,499	(9,290)

Investing activities:
Purchases of investment securities	(28,229)	(9,004)	(17,568)
Proceeds from maturities of investment securities and mortgage-backed securities pay downs	7,181	3,500	—
Proceeds from sales of investment securities available for sale	—	1,586	204
Proceeds from calls of investment securities	5,940	4,000	13,147
Net repayments of notes receivable	954	387	435
Net loan originations	(87,192)	(27,553)	(63,258)
Sale of other real estate owned (“OREO “)	25	377	—
OREO Charge-off	—	(20)	—
Purchases of premises and equipment.	(3,303)	(1,859)	(1,716)

Net cash used by investing activities	(104,624)	(28,586)	(68,756)

Financing activities:
Change in demand, NOW, savings and market rate deposit accounts	13,130	(9,558)	60,547
Change in time deposits	50,124	39,852	13,279
Change in wholesale deposits	14,976	5,000	—
Change in borrowed funds	15,000	—	—
Dividends paid	(3,948)	(3,599)	(3,446)
Proceeds from exercise of stock options	2,511	643	500
Tax benefit from exercise of stock options	293	139	107
Purchase of treasury stock	(3,406)	(1,990)	(2,574)

Net cash provided by financing activities	88,680	30,487	68,413

Change in cash and cash equivalents	(4,637)	11,400	8,947
Cash and cash equivalents at beginning of year	66,642	55,242	46,295

Cash and cash equivalents at end of year	$62,005	$66,642	$55,242

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$7,289	$4,646	$5,476
Interest.	10,404	7,335	4,003

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

	For the Years Ended December 31, 2006, 2005 and 2004
	Shares of Common Stock Issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholder’s Equity
	(dollars in thousands)
Balance - December 31, 2003	11,135,232	$11,135	$6,487	$69,280	$(126)	$(19,394)	$67,382
Net income	—	—	—	9,345	—	—	9,345
Dividends declared - $0.40 per share	—	—	—	(3,446)	—	—	(3446)
Other comprehensive loss, net of tax benefit of $88	—	—	—	—	(162)	—	(162)
Tax benefit from gains on stock option exercise	—	—	107	—	—	—	107
Purchase of treasury stock	—	—	—	—	—	(2,574)	(2,574)
Retirement of treasury stock	(4,234)	(4)	(38)	—	—	31	(11)
Common stock issued	41,584	41	556	—	—	—	597

Balance - December 31, 2004	11,172,582	$11,172	$7,112	$75,179	$(288)	$(21,937)	$71,238
Net income	—	—	—	11,350	—	—	11,350
Dividends declared - $0.42 per share	—	—	—	(3,599)	—	—	(3,599)
Other comprehensive loss, net of tax benefit of $191	—	—	—	—	(355)	—	(355)
Tax benefit from gains on stock option exercise	—	—	139	—	—	—	139
Purchase of treasury stock	—	—	—	—	—	(1,990)	(1,990)
Retirement of treasury stock	(4,480)	(4)	(39)	—	—	43	—
Common stock issued	53,797	54	676	—	—	—	730

Balance - December 31, 2005	11,221,899	$11,222	$7,888	$82,930	$(643)	$(23,884)	$77,513
Cumulative effect adjustment of prior year misstatements	—	—	—	408	—	—	408
Net Income	—	—	—	12,716	—	—	12,716
Dividends declared - $0.46 per share	—	—	—	(3,948)		—	(3,948)
Other comprehensive income, net of tax expense of $227	—	—	—	—	421	—	421
Tax benefit from gains on stock option exercise	—	—	293	—	—	—	293
Purchase of treasury stock	—	—	—	—	—	(3,406)	(3,406)
Retirement of treasury stock	(4,671)	(5)	(41)	—	—	46	—
Common stock issued	155,954	156	2,458	—	—	—	2,614
Adjustment to initially apply FAS 158, net of tax benefit	—	—	—	—	(4,228)	—	(4,228)

Balance - December 31, 2006	11,373,182	$11,373	$10,598	$92,106	$(4,450)	$(27,244)	$82,383

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Net income	$12,716	$11,350	$9,345
Other comprehensive income:
Unrealized investment gains (losses), net of tax expense (benefit) of $76, ($141) and ($70), respectively	140	(263)	(129)
Change in unfunded pension liability, net of tax expense (benefit) of $151, ($50) and ($18), respectively	281	(92)	(33)

Comprehensive income	$13,137	$10,995	$9,183

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. The Corporation and its subsidiaries provide wealth management, community banking, residential mortgage lending, insurance and business banking services to its customers through eight full service branches and seven retirement community offices throughout Montgomery, Delaware and Chester counties. The Corporation trades on the NASDAQ Global Market (“NASD”) under the symbol BMTC.

The Corporation operates in a highly competitive market area that includes local, national and regional banks as competitors along with savings banks, credit unions, insurance companies, trust companies, registered investment advisors and mutual fund families. The Corporation and its subsidiaries are regulated by many regulatory agencies including the Securities and Exchange Commission (“SEC”), NASD, Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve and the Pennsylvania Department of Banking.

Basis of Presentation

The accounting policies of the Corporation conform with accounting principles generally accepted in the United States of America (“GAAP”) and predominate practice with the banking industry. Statements of the Financial Accounting Standards Board are noted in these statements by the abbreviation “FAS”.

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

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits with other banks with original maturities of three months or less. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $2.143 million and $1.175 million at December 31, 2006 and 2005, respectively.

Investment Securities

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Portfolio Loans and Leases

The Corporation grants construction, commercial, residential mortgage and consumer loans to customers primarily in Southeastern Pennsylvania and small ticket equipment leasing to customers nationwide. Although the Corporation has a diversified loan and lease (“loans”) portfolio, its debtors’ ability to honor their contracts is substantially dependent upon the real estate and general economic conditions of the region.

Loans that the Corporation has the intent and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding principal balance adjusted for charge-offs, the allowance for loan and lease losses and any deferred fees or costs on originated loans and leases. Interest income is accrued on the unpaid principal balance.

Loan and lease origination fees and loan and lease origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans and leases is generally discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans and leases are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected for loans that are placed on non-accrual status or charged-off is reversed against interest income. The interest received on these loans is applied to reduce the carrying value of the loan or, if principal is considered fully collectible, recognized as interest income until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) is established through a provision for loan and lease losses (“provision”) charged as an expense. Loans and leases (“loans”) are charged against the allowance when Management believes that the collectibility of principal is unlikely. The allowance is maintained at a level that Management believes is sufficient to absorb estimated probable credit losses.

Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires significant estimates by Management. Consideration is given to a variety of factors in establishing these estimates including specific terms and conditions of loans, underwriting standards, delinquency statistics, industry concentration, overall exposure to a single customer, adequacy of collateral, the dependence on collateral, and results of internal loan review, including borrowers perceived financial and management strengths, the amounts and timing of the present value of future cash flows, and access to additional funds. The evaluation process also considers the impact of competition, current and expected economic conditions, national and international events, the regulatory and legislative environment and inherent risks in the loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from Management estimates, an additional provision for loan losses may be required that might adversely affect the Corporation’s results of operations in future periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the Corporation to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

Impaired Loans

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

Other Real Estate Owned

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation and rent are recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the expected lease term or the estimated useful lives, whichever is shorter.

Pension and Postretirement Benefit Plans

The Corporation has two defined benefit pension plans and one postretirement benefit plan as discussed in Note 11 – Pension and Postretirement Benefit Plans. The Corporation follows the disclosure provisions of FAS No. 132R – “Employer’s Disclosure About Pensions and Other Postretirement Benefits” (“FAS 132R”). Net pension expense consists of service cost, interest cost, return on plan assets, amortization of prior service cost, amortization of transition obligations and amortization of net actuarial gains and losses. The Corporation accrues pension costs as incurred.

The Corporation adopted FAS No. 158 – “Employers’ Accounting for Defined Benefit Plans and Other Post Retirement Plans” (“FAS 158”) on December 31, 2006. As a result of this adoption, the Corporation recorded an additional pension liability resulting in a reduction of accumulated other comprehensive income in 2006.

Accounting for Stock-Based Compensation

The Corporation adopted FAS No. 123R – “Share Based Payments – Amendment of FASB No. 123 and APB No. 25” (“FAS 123R”) effective January 1, 2006. FAS 123R establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock based compensation cost is measured at the grant date, based on the fair value of the award and is recognized as an expense over the vesting period. The Corporation previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of FAS No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

Generally, the approach in FAS 123R to stock-based payment accounting is similar to FAS 123. However, FAS 123R requires all share-based payments, including grants of stock options, be recognized as compensation cost in the statement of income at their fair value. The fair value of stock option grants is determined using the Black-Scholes pricing model. The assumptions necessary for the calculation of the fair value are expected life of options, annual volatility of stock price, risk free interest rate and annual dividend yield. Pro forma disclosure for periods beginning after December 15, 2005 is not an alternative under FAS 123R.

The Corporation elected to adopt FAS 123R using the modified prospective application method in which compensation cost is recognized beginning with the effective date (a) based upon the requirements of FAS 123R for all share-based payments granted after the effective date, and (b) based on the requirements of FAS 123 for all awards granted prior to the effective date of FAS 123R that remain unvested on the effective date.

In June 2005, the Corporation accelerated the vesting of 83,916 out-of-the-money options, issued to employees, executive management and directors, which resulted in a proforma after-tax expense of $280 thousand included in the stock based compensation cost in the table below. The purpose of this transaction was to avoid the expense treatment of FAS 123R in 2006 and 2007.

Stock-based compensation expense for 2006 and proforma expense for 2005 and 2004 are shown in the table below:

	For the Years Ended December 31,
	2006			2005			2004
(dollars in thousands)	Using Previous Accounting	FAS 123R Effects	As Reported	As Reported	FAS 123 Effects	Proforma Accounting	As Reported	FAS 123 Effects	Proforma Accounting
Income before taxes	$19,464	$(59)	$19,405	$17,278	$(2,135)	$15,413	$14,097	$(144)	$13,953
Income taxes	(6,710)	21	(6,689)	(5,928)	747	5,181	(4,752)	50	(4,702)

Net income	12,754	(38)	12,716	11,350	(1,388)	9,962	9,345	(94)	9,251

Basic earnings per share	1.48	0.00	1.48	1.33	(.16)	1.17	1.09	(0.02)	1.07

Diluted earnings per share	1.47	(0.01)	1.46	1.31	(.16)	1.15	1.07	(0.01)	1.06

See Note 14, Earnings Per Share, and Note 13, Stock Option Plan, in these Consolidated Financial Statements for additional information regarding equity based compensation and earnings per share, respectively.

Earnings Per Common Share

The Corporation follows the provisions of FAS No. 128 – “Earnings Per Share” (“FAS 128”). Basic earnings per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during this period. Diluted earnings per common share takes into account the potential dilution that could occur if stock options were exercised and converted into common stock. Proceeds assumed to have been received on such exercise are assumed to be used to purchase shares of the Corporation’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting. The effects of stock options are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

With the exception of non-accrual loans and leases, the Corporation recognizes all sources of income on the accrual basis.

Mortgage Servicing

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

Statement of Cash Flows

The Corporation’s statement of cash flows details operating, investing and financing activities during the reported periods.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

FAS 155

In February 2006, the FASB issued FAS No. 155 – “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”). Among other things, this Statement permits fair value remeasurement for certain hybrid financial instruments and requires that entities evaluate whether beneficial interests contain embedded derivatives or are derivatives in their entirety.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Corporation did not early adopt FAS 155. The Corporation has not yet determined whether FAS 155 will have a material impact on its consolidated financial statements in the future.

FAS 156

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”). FAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. FAS 156 also requires fair value measurement of a servicing asset or liability upon initial recognition and permits different methods to subsequently measure each class of separately recognized servicing assets and servicing liabilities. This Statement additionally permits under certain circumstances a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under FAS 115.

This Statement becomes effective at the beginning of the first fiscal year that begins after September 15, 2006. The Corporation did not early adopt SFAS 156. The Corporation has determined that FAS 156 will not have a material impact on its consolidated financial statements upon adoption.

FIN 48

In June 2006, the FASB issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109.” FIN 48 provides guidance on financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Corporation is not required to adopt FIN 48 until fiscal year 2007. The Corporation does not expect that the adoption of FIN 48 will have a material impact on its financial condition or operations.

FAS 157

In September 2006, the FASB issued FAS No. 157 – “Fair Value Measurements” (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. The Statement applies only to fair-value measurements that are already required or permitted by other accounting standards.

FAS 157 is effective for fair-value measures already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Corporation did not early adopt FAS 157 and has not yet determined whether this Statement will have a material impact on its consolidated financial statements upon adoption.

FAS 158

FAS 158 requires employers to recognize on their balance sheets the funded status of pension and other postretirement benefit plans as of December 31, 2006. FAS 158 also requires fiscal-year-end measurements of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. The new measurement date requirement is effective for fiscal years ending after December 15, 2008. The Corporation adopted FAS 158 effective on December 31, 2006. As a result of the adoption, the Corporation recorded an additional pension liability resulting in the reduction of accumulated other comprehensive income as discussed in Note 11 – Pension and Post Retirement Benefit Plans.

FAS 159

In February 2007 the FASB issued FAS No. 159 – “The Fair Value Option for Financial Assets and Liabilities – Including an Amendment of FASB Statement No. 115” (“FAS 159”).

FAS 159 permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings without having to apply complex hedge accounting provisions.

FAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is available subject to certain conditions. The Corporation did not early adopt FAS 159, and has not yet determined whether this statement will have a material impact on its consolidated financial statements upon adoption.

SAB 108

In September, 2006, the SEC published Staff Accounting Bulletin No. 108 – Considering the Effects of Prior Year Misstatements When Qualifying Misstatements in Current Year Financial Statements” (“SAB 108”). The SEC staff suggests that registrants electing not to restate prior periods should reflect the effects of applying the guidance in this interpretation in the annual financial statements covering the first fiscal year ending after November 15, 2006. The Corporation adopted SAB 108 in the fourth quarter of 2006.

SAB 108 requires the quantification of misstatements using both the balance sheet and income statement approach, and to evaluate whether either approach results in quantifying an error that is material in light of relevant factors. The guidance in SAB 99 – “Materiality” is still used to evaluate the materiality of misstatements.

The Corporation determined that two prior misstatements were material under the guidance of SAB 108 and were recorded in the 2006 consolidated financial statements. The effect on beginning retained earnings (January 1, 2006) was as follows:

(in thousands)
Wealth Management fees	$532
Accrued expenses	(124)

$408

Additional explanations as follows:

Wealth Management Fees

Certain Wealth Management fees are charged monthly (or quarterly) based on the account’s ending market value at the last day of the previous billing period. These revenues are recorded in the month billed not the month earned. Accordingly, a cumulative error existed in our previously issued financial statements. The entry to record the related accrued revenue was $819 thousand (increase in Wealth fees receivable), an increase in retained earnings of $532 thousand and a deferred tax liability of $287 thousand. The impact of this accrual on 2006 Wealth Management fee revenue was an increase of $36 thousand.

Accrued Expenses

The Corporation has historically been on a “cash” basis for certain recurring monthly expenses such as telephone, electricity, water and other similar expenses. The entry to record the related accrual of expenses was $188 thousand (addition to accrued expenses), a decrease in retained earnings of $124 thousand and a deferred tax asset of $64 thousand. The impact of the accrual on 2006 other non-interest expenses was an increase of $16 thousand.

2. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2006

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of the U.S. Government and agencies	$30,999	$27	$(257)	$30,769
State & political subdivisions	5,189	—	(175)	5,014
Federal agency mortgage backed securities	11,729	36	(31)	11,734
Other securities	715	14	(14)	715

Total	$48,632	$77	$(477)	$48,232

As of December 31, 2005

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$26,440	$—	$(447)	$25,993
State & political subdivisions	5,185	—	(171)	5,014
Federal agency mortgage backed securities	2,035	—	(6)	2,029
Other securities	354	11	(4)	361

Total	$34,014	$11	$(628)	$33,397

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2006:

	Less than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of the U.S. Government and Agencies	$9,974	$(26)	$16,269	$(231)	$26,243	$(257)
State and political subdivisions	—	—	5,014	(175)	7,596	(175)
Federal agency mortgage backed securities	2,582	(18)	1,634	(13)	1,634	(31)
Other	343	(7)	243	(7)	586	(14)

Total temporarily impaired securities	$12,899	$(51)	$23,160	$(426)	$36,059	$(477)

The Corporation has concluded that the unrealized losses presented in the table above are temporary in nature as they are primarily related to market interest rates and are not related to the underlying credit quality of the issuers. None of the investments are believed to be other-than-temporarily impaired. The Corporation has the ability and intent to hold the securities until maturity to recover the entire value. At

December 31, 2006 securities having a book value of $15.9 million were pledged as collateral for public funds, trust deposits, and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2006
(dollars in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$6,500	$6,469
Due after one year through five years	17,029	16,786
Due after five years through ten years	12,659	12,528
Due after ten years	—	—
Other securities	715	715

Subtotal	36,903	36,498
Mortgage backed securities	11,729	11,734

Total	$48,632	$48,232

There were no sales of debt securities during 2006, 2005 or 2004.

3. LOANS AND LEASES

Loans and leases outstanding at December 31 are detailed by category as follows:

(dollars in thousands)	2006	2005
Loans held for sale	$3,726	$2,765

Real estate loans:
Commercial mortgage loans	198,407	162,621
Home equity lines and loans	113,068	107,699
Residential mortgage loans	103,572	99,602
Construction loans	74,798	45,523
Commercial and industrial loans	175,278	170,283
Consumer loans	9,156	9,437
Leases	7,012	—

Total portfolio loans and leases	681,291	595,165

Total loans and leases	$685,017	$597,930

Loans with predetermined rates	266,260	393,782
Loans with adjustable or floating rates	418,757	204,148

Total loans and leases	$685,017	$597,930

Net deferred loan origination costs and (fees) included in the above loan numbers	$146	$(594)

Non-accrual loans	$704	$261

Loans past due 90 days or more and still accruing	$119	$129

Information regarding impaired loans is as follows:

(dollars in thousands)	2006	2005	2004
Impaired loans at year end	$704	$261	$1,353

Average impaired loans for the year	$801	$825	$794

A summary of the changes in the allowance for impaired loans is as follows:

	2006	2005	2004
Balance, January 1	$66	$5	$1
Charge-offs	(120)	(156)	(598)
Recoveries	5	17	2
Provision	150	200	600

Balance, December 31	$101	$66	$5

Interest income that would have been recognized under original terms	$28	$54	$88

Interest income actually received	$13	$27	$21

Interest income recognized	$39	$22	$5

Interest income recognized using the cash basis method of income recognition	$39	$22	$5

4. ALLOWANCE FOR LOAN AND LEASE LOSSES

The summary of the changes in the allowance for loan and lease losses is as follows:

(dollars in thousands)	2006	2005	2004
Balance, January 1	$7,402	$6,927	$6,670
Charge-offs	(151)	(314)	(692)
Recoveries	39	27	49
Provision	832	762	900

Balance, December 31	$8,122	$7,402	$6,927

5. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

(dollars in thousands)	2006	2005
Land	$2,974	$2,974
Buildings	13,829	13,749
Furniture and equipment.	16,303	15,642
Leasehold improvements	3,726	4,211
Construction in progress	3,023	—
Less: accumulated depreciation	(23,284)	(21,954)

Total	$16,571	$14,622

Depreciation and amortization expense related to the assets detailed in above table for the years ended December 31, 2006, 2005 and 2004 amounted to $1.354 million, $1.398 million and $1.310 million, respectively.

Refer to Note 24 – Subsequent Event – with respect to the sale of the property that previously served as the Wynnewood branch location to an independent third party in February 2007.

Future minimum cash rent commitments under various operating leases as of December 31, 2006 are as follows:

(dollars in thousands)
2007	$891
2008	950
2009	884
2010	891
2011	891
Thereafter	$17,418

Rent expense for the years ended December 31, 2006, 2005 and 2004 amounted to $905 thousand, $769 thousand and $723 thousand, respectively.

6. MORTGAGE SERVICING

The following summarizes the Corporation’s activity related to MSRs for the years ended December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Balance, January 1	$2,982	$3,172
Additions	263	416
Amortization	(348)	(606)
Impairment	(14)	—

Balance, December 31	$2,883	$2,982

Fair Value	$4,289	$4,843

Loans serviced for others	$382,141	$417,649

The following summarizes the Corporation’s activity related to changes in the impairment valuation allowance of MSRs for the years ended December 31, 2006 and 2005:

	2006	2005
Balance, January 1	$—	$—
Impairment	(14)	42
Recovery	—	(42)

Balance, December 31	$(14)	$—

At December 31, 2006, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

Fair value amount of MSRs	$4,289
Weighted average life (in years)	6.6
Prepayment speeds (constant prepayment rate)*	11.6%
Impact on fair value:
10% adverse change	(180)
20% adverse change	(349)
Discount rate	11.0%
Impact on fair value:
10% adverse change	(118)
20% adverse change	(239)

*	Represents the weighted average prepayment rate for the life of the MSR asset.

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

7. DEPOSITS

Following is a summary of deposits as of December 31,

(dollars in thousands)	2006	2005
Savings	$40,441	$46,258
NOW accounts	143,742	154,319
Market rate accounts	111,338	112,319
Time deposits (less than $100,000)	80,110	67,541
Time deposits, $100,000 or more	120,336	82,781
Wholesale deposits	19,976	5,000

Total interest-bearing deposits	515,943	468,218
Non-interest-bearing deposits	198,546	168,042

Total deposits	$714,489	$636,260

The aggregate amount of deposit overdrafts included as loans as of December 31, 2006 and 2005 were $473 thousand and $1.870 million, respectively.

Maturity of time deposits as of December 31, 2006 were as follows:

(dollars in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2007	$118,470	$73,900
2008	1,521	4,556
2009	110	1,219
2010	235	237
2011	—	45
2012 and Thereafter	—	153

Total	$120,336	$80,110

8. BORROWED FUNDS

The year end borrowing of $15 million is a mid-term advance with an original maturity of six months. This advance is priced at one month LIBOR plus six basis points with the rate resetting monthly.

(dollars in thousands)	2006	2005	2004
Average balance during the year	$19,442	$1,700	$849
Year end balance	15,000	—	—
Highest month end balance	46,300	12,385	13,100
Weighted-average interest rate during the year	5.36%	3.35%	1.18%
Weighted-average interest rate at year end	5.41%	—	—

9. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 – “Disclosures about Fair Value of Financial Instruments” (“FAS 107”) requires disclosure of the fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other market value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment Securities

Estimated fair values for investment securities are based on quoted market price, where available.

Loans and Leases

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

Other Assets

The carrying amount of accrued interest receivable and other investments approximates fair value.

Deposits

The estimated fair values disclosed for noninterest-bearing demand deposits, NOW accounts, and Market Rate accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. FAS 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

Borrowed Funds

Due to the short term nature of the maturities the carrying amount of the borrowings approximates the fair value. There were $15 million in borrowed funds at December 31, 2006 and no borrowed funds as of December 31, 2005.

Other Liabilities

The carrying amounts of accrued interest payable, accrued taxes payable and other accrued payables approximates fair value.

Off-Balance Sheet Instruments

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

The carrying amount and estimated fair value of the Corporation’s financial instruments as of December 31 are as follows:

	2006		2005
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$61,473	$61,473	$33,896	$33,896
Interest-bearing deposits with other banks	532	532	405	405
Federal funds sold	—	—	32,341	32,341
Investment securities	48,232	48,232	33,397	33,397
Mortgage servicing rights	2,883	4,289	2,982	4,843
Loans held for sale	3,726	3,726	2,765	2,765
Other assets	8,635	8,635	4,859	4,859
Net loans	673,169	669,042	587,763	580,370

Total financial assets	$798,650	$795,929	$698,408	$692,876

Financial liabilities:
Deposits	$714,489	$713,616	$636,260	$635,443
Borrowed funds	15,000	15,000	—	—
Other liabilities	4,572	4,572	3,951	3,951

Total financial liabilities	$734,064	$733,188	$640,211	$639,394

Off-balance sheet instruments	$325,995	$325,995	$328,069	$328,069

10. THRIFT AND SAVINGS PLAN (“THRIFT PLAN”)

The Corporation has a qualified defined contribution plan for all eligible employees under which the Corporation contributes $1.00 for each $1.00 that an employee contributes up to a maximum of 3.00% of the employee’s base salary. The Corporation’s expenses for the Thrift Plan were $362 thousand, $339 thousand and $347 thousand in 2006, 2005 and 2004 respectively.

11. PENSION AND POSTRETIREMENT BENEFIT PLANS

The Corporation has two defined benefit pension plans, the qualified defined benefit plan (“QDBP”) which covers all employees over age 20 1/2 who meet certain service requirements and the non-qualified defined benefit pension plan (“SERP”) which is restricted to certain executive officers of the Corporation. The Corporation also has a postretirement benefit plan (“PRBP”) that covers certain retired employees and a group of current employees. The PRBP was closed to new participants in 1994.

The Corporation adopted FAS 158 on December 31, 2006. As a result of its adoption, the Corporation recorded additional pension liabilities of $6.5 million, deferred taxes of $2.3 million and a reduction of accumulated other comprehensive income (shareholder’s equity) of $4.2 million effective December 31, 2006.

This reduction in shareholder’s equity does not have an impact on regulatory capital, as Federal bank and thrift regulatory agencies announced an interim decision in December 2006 that FAS No. 158 will not affect a bank organization’s regulatory capital in 2006. See Note 20 – Regulatory Capital Requirements for more information.

The following table provides information with respect to these plans, including benefit obligations and funded status, net periodic pension costs, plan assets, cash flows, amortization information and other accounting items.

Actuarial Assumptions Used in the Tables Below:

	QDBP		SERP		PRBP
	2006	2005	2006	2005	2006	2005
Used to determine benefit obligations as of December 31
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Rate of increase for future compensation	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Used to determine periodic benefit cost for the years ended December 31:
Discount rate	5.75%	6.00%	5.75%	6.00%	5.75%	6.00%
Rate of increase for future compensation	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	8.50%	8.50%	N/A	N/A	N/A	N/A
Assumed health care cost trend rates as of December 31:
Cost trend rate assumed for next year	N/A	N/A	N/A	N/A	10.00%	11.00%
Rate to which the cost trend rate is assumed to decline	N/A	N/A	N/A	N/A	0.00%	0.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	N/A	N/A	2007	2006

Changes in Benefit Obligations and Plan Assets:

	QDBP		SERP		PRBP
(dollars in thousands)	2006	2005	2006	2005	2006	2005
Change in benefit obligation
Benefit obligation at January 1	$28,748	$26,348	$2,012	$2,058	$2,448	$3,152
Service cost	1,155	1,123	36	44	12	12
Interest cost	1,591	1,538	99	112	108	143
Amendments	—	—	—	—	—	(860)
Actuarial (gain) loss	(498)	642	(229)	(71)	(499)	218
Benefits paid	(1,005)	(903)	(130)	(131)	(188)	(217)

Benefit obligation at December 31	$29,991	$28,748	$1,788	$2,012	$1,881	$2,448

Change in plan assets
Fair value of plan assets at January 1	$26,726	$25,839	$—	$—	$—	$—
Actual return on plan assets	2,800	902	—	—	—
Employer contribution	2,100	939	130	131	188	217
Plan participants’ contribution	—	—	—	—	—	—
Benefits paid	(1,005)	(903)	(130)	(131)	(188)	(217)
Administrative expense	—	(50)	—	—	—	—

Fair value of plan assets at December 31	$30,621	$26,727	$—	$—	$—	$—

Funded status at year end (plan assets less benefit obligation)	$630	$(2,021)	$(1,788)	$(2,012)	$(1,881)	$(2,448)

Reconciliation of funded status:

A reconciliation of the funded status at the end of the measurement period to the net amounts recognized in the consolidated balance sheet as of December 31 as follows:

	QDBP		SERP		PRBP
(dollars in thousands)	2006	2005	2006	2005	2006	2005
Funded status at December 31	$630	$(2,021)	$(1,788)	$(2,012)	$(1,881)	$(2,448)
Unrecognized net actuarial (gain) loss	N/A	7,226	N/A	384	N/A	1,747
Unrecognized prior service cost	N/A	195	N/A	174	N/A	(742)
Unrecognized transition obligation (asset)	N/A	—	—	N/A	N/A	181

Net assets (liabilities) included in the consolidated balance sheet	$630	$5,400	$(1,788)	$(1,454)	$(1,881)	$(1,262)

Amounts included in the consolidated balance sheet as other assets (liabilities) & accumulated other comprehensive income including the following:
Prepaid benefit cost/(accrued liability)	$6,408	$5,400	$(1,744)	$(2,000)	$(1,197)	$(1,262)
Intangible asset	—	—	—	174	—	—
Accumulated other comprehensive income	(5,778)	—	(44)	372	(684)	—

Net amount recognized	$630	$5,400	$(1,788)	$(1,454)	$(1,881)	$(1,262)

The following tables provide the components of net periodic pension costs for the years ended December 31, 2006, 2005 and 2004:

QDBP Net Periodic Pension Cost
(dollars in thousands)	2006	2005	2004
Service cost	$1,155	$1,123	$1,083
Interest cost	1,591	1,538	1,455
Expected return on plan assets	(2,223)	(2,153)	(1,937)
Amortization of transition obligation (asset)	—	—	81
Amortization of prior service cost	81	81	—
Amortization of net actuarial (gain) loss	488	350	253

Net periodic pension cost	$1,092	$939	$935

SERP Net Periodic Pension Cost
(dollars in thousands)	2006	2005	2004
Service cost	$36	$44	$51
Interest cost	99	112	118
Expected return on plan assets	—	—	—
Amortization of transition obligation (asset)	—	—	49
Amortization of prior service cost	49	49	—
Amortization of net actuarial (gain) loss	—	23	32

Net periodic pension cost	$184	$228	$250

PRBP Net Periodic Pension Cost
(dollars in thousands)	2006	2005	2004
Service cost	$12	$12	$21
Interest cost	108	143	188
Expected return on plan assets	—	—	—
Amortization of transition obligation (asset)	26	25	26
Amortization of prior service cost	(137)	(137)	—
Amortization of net actuarial (gain) loss	126	203	185

Net periodic pension cost	$135	$246	$420

Adoption of FAS 158

The following tables reflect information relative to the adoption of FAS 158:

(dollars in thousands)	December 31, 2006 Prior to Adoption of FAS 158	FAS 158 Adoption Adjustment	December 31, 2006 Post Adoption of FAS 158
QDBP prepaid expense	$6,408	$(5,778)	$630
SERP liability	(1,744)	(44)	(1,788)
PRBP liability	(1,197)	(684)	(1,881)
Accumulated other comprehensive income (loss), net of taxes	(222)	(4,228)	(4,450)
Deferred taxes	(1,315)	2,277	962

Estimated amounts that will be amortized from accumulated other comprehensive income over the next fiscal year:

(dollars in thousands)	QDBP	SERP	PRBP
Expected 2007 amortization of transition obligation	$—	$—	$26
Expected 2007 amortization of prior service cost	81	48	(138)
Expected 2007 amortization of net loss	—	—	—

	Target Asset Allocation	Percentage of QDBP Plan Assets at December 31
		2006	2005
Plan Assets:
Asset Category
Equity Securities*	40% - 60%	67%	61%
Debt Securities	25% - 40%	29%	31%
Real Estate	5% - 15%	0%	0%
Other	5% - 15%	4%	8%

Total		100%	100%

*	Includes Bryn Mawr Bank Corporation common stock in the amount of $721,000 (2%) and $661,000 (2%) at December 31, 2006 and 2005, respectively.

The expected rate of return on plan assets in the QDBP was selected by Management after consultation with the Corporation’s actuary, and is based in part on long term historical rates of return and various actuarial assumptions. The discount rate was also selected by Management after consultation with the Corporation’s actuary, and is based in part upon the current yield of a basket of long term investment grade securities.

The investment strategy of the QDBP is to maintain the investment ranges listed above. The target ranges are to be periodically reviewed based on the prevailing market conditions. Any modification to the current investment strategy must be ratified by the Executive Committee of the Corporation’s Board of Directors. The QDBP will retain approximately 2.50% of Bryn Mawr Bank Corporation common stock.

Cash Flows

The following benefit payments, which reflect expected future services, are expected to be paid over the next ten years:

(dollars in thousands)	QDBP	SERP	PRBP
Fiscal year ending
2007	$1,241	$130	$235
2008	1,343	135	230
2009	1,438	135	224
2010	1,493	135	209
2011	1,523	134	200
2012-2016	$9,007	$751	$740

Other Pension and Post Retirement Benefit Information

In 2005 the Corporation capped the maximum payment under the post retirement benefit plan at 120% of the 2005 benefit. The current trend of 10% will achieve the cap in two years. Long term the impact of the cap will have an immaterial impact on the change in the trend.

Expected Contribution to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s QDBP at December 31, 2006 no minimum funding requirement is anticipated for 2007. The 2007 expected contribution for the SERP is $132 thousand.

12. APPLICABLE INCOME TAXES

The components of the net deferred tax asset (liabilities) as of December 31 are as follows:

(dollars in thousands)	2006	2005
Deferred tax assets:
Loan and lease loss reserve	$2,843	$2,591
Other reserves	379	293
Pension—SERP and PRBP	928	1,125
FAS 158 pension adjustments	2,277	—
Unrealized depreciation on investment securities	140	216

Total deferred tax assets	6,567	4,225

Deferred tax liabilities:
Depreciation	(146)	(268)
Other reserves	—	(314)
Cumulative effect of prior year misstatements (SAB 108)	(223)	—
Pension—QDBP	(2,243)	(1,890)
Originated mortgage servicing rights	(1,009)	(1,044)

Total deferred tax liability	(3,621)	(3,516)

Total net deferred tax assets	$2,946	$709

There was no valuation allowance as of December 31, 2006 and 2005 as management believes that it is more likely than not that the net deferred tax asset will be realized.

The provision for income taxes consists of the following:

(dollars in thousands)	2006	2005	2004
Currently payable	$7,185	$6,449	$4,714
Deferred	(496)	(521)	38

Total	$6,689	$5,928	$4,752

Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(dollars in thousands)	2006	2005	2004
Computed tax expense at statutory federal rate	$6,792	$6,047	$4,934
Tax-exempt income	(266)	(187)	(140)
Other, net	163	68	(42)

Total income tax expense	$6,689	$5,928	$4,752

13. STOCK OPTION PLAN:

The Corporation’s Stock Option Plan (the “SOP”) permits the issuance of options by the Board’s Compensation Committee to key employees and Directors to purchase shares of the Corporation’s common stock. The option price is set at the last sale price for the stock on the day preceding the date of the grant. Options may either be “incentive stock options” within the meaning of the Internal Revenue Service Code or non-qualified options. The stock options are exercisable over a period determined by the Compensation Committee; however, the option period will not be longer than ten years from the date of the grant. The Compensation Committee determines the vesting period for the options. Unless the Compensation Committee provides to the contrary, at the time the options are granted, options vest at the rate of 33-1/3% per year. Shares subject to the SOP are currently authorized but unissued shares or treasury shares.

(dollars in thousands)	Shares Under Option	Available for Option	Price Per Share	Weighted Average Exercise Price
Balance at January 1, 2004	594,384	16,512	$4.34 – $21.68	$14.69
Options authorized	—	431,143	—	—
Options granted	138,750	(138,750)	$20.47 – $22.68	20.51
Options exercised	(37,350)	—	$10.50 – $18.46	13.11
Options expired	(5,002)	5,002	$15.15 – $18.32	18.32
Options forfeited	(37,998)	37,998	$14.49 – $18.32	17.76

Balance at December 31, 2004	652,784	351,905	$ 4.34 – $22.68	$14.66
Options granted	342,175	(342,175)	$18.91 – $21.21	19.97
Options exercised	(49,317)	—	$12.25 – $18.91	13.09
Options expired	(3,334)	3,334	$15.15 – $18.32	17.50
Options forfeited	(8,000)	8,000	$15.15 – $20.47	19.02

Balance at December 31, 2005	934,308	21,064	$ 6.25 – $22.68	$17.44
Options granted	11,375	(11,375)	$21.74 – $23.67	22.89
Options exercised	(151,283)	—	$ 6.25 – $21.21	16.59
Options expired	(4,500)	4,500	$21.21 – $21.68	21.31
Options forfeited	—	—	—	—

Balance at December 31, 2006	789,900	14,189	$8.45 – $23.67	$17.66

Information pertaining to options outstanding at December 31, 2006 is as follows:

	Price Range of Shares Under Option at December 31, 2006
(dollars in thousands)	Shares Under Option	Price Per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	51,200	$8.45 – $10.75	2.7	$10.07	51,200	$10.07
	157,700	$12.25 – $15.15	3.1	13.31	157,700	13.31
	323,200	$16.25 – $18.91	7.2	18.34	323,200	18.34
	257,800	$19.11 – $23.67	8.4	20.98	246,425	20.89

Balance at December 31, 2006	789,900	$8.45 – $23.67	6.3	$17.66	778,525	$17.58

Shares exercisable and weighted average exercise price at December 31, 2006, 2005 and 2004:

	2006	2005	2004
Shares exercisable	778,525	900,974	412,479
Weighted average exercise price	$17.58	$17.42	$13.58

Expected dividend yield is determined based on the company’s annual dividend amount as a percentage of the average stock price at the time of the grant. Expected volatility of the Corporation’s stock is determined based on the historic volatility of the company’s stock price. The risk free interest rate is determined based on a yield curve of the U.S. Treasury rates ranging from one month to ten years and a period commensurate with the expected life of the option.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2006, 2005 and 2004 as follows:

	2006	2005	2004
Expected dividend yield	1.94% - 2.03%	2.07%	1.76%
Expected volatility of Corporations’ stock	23.56 - 24.61%	20.5%	21.1%
Risk-free interest rate	5.00%	4.50%	3.90%
Expected life in years	6.0 - 6.8	6	6
Weighted average fair value of options granted	$6.45	$4.41	$4.61

Stock appreciation rights may be granted in tandem with non-qualified stock options. No stock appreciation rights have been granted under the SOP.

The following table provides information about options outstanding for the twelve months ended December 31, 2006, 2005 and 2004:

	2006			2005			2004
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Options outstanding, beginning of period	934,308	$17.44	$3.74	652,784	$15.80	$3.31	594,384	$14.69	$2.99
Granted	11,375	22.89	6.44	342,175	19.97	4.41	138,750	20.51	4.61
Forfeited	—	—	—	(8,000)	19.77	4.42	(37,998)	17.76	3.76
Expired	(4,500)	21.31	4,84	(3,334)	17.50	3.66	(5,002)	18.32	3.72
Exercised	(151,283)	16.59	3.54	(49,317)	13.09	2.65	(37,350)	13.39	2.62

Options outstanding, end of period	789,900	$17.66	$3.81	934,308	$17.44	$3.73	652,784	$15.80	$3.31

The following table provides information about unvested options for the twelve months ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested options, beginning of period	33,334	$3.99	246,753	$4.29	257,701	$3.70
Granted	11,375	6.44	342,175	4.41	138,750	4.61
Vested	(33,334)	3.98	(550,594)	4.39	(110,701)	3.49
Forfeited	—	—	(5,000)	4.42	(38,997)	3.76

Unvested options, end of period	11,375	$6.44	33,334	$3.98	246,753	$4.29

Proceeds, related tax benefits realized from options exercised, and intrinsic value of options exercised were as follows:

(dollars in thousands)	2006	2005	2004
Proceeds from strike price of value of options exercised	$2,511	$643	$500
Related tax benefit recognized	293	139	107

Proceeds of options exercised	2,804	782	607

Intrinsic value of options exercised	$838	$397	$305

The following table provides information about options outstanding and exercisable options at December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options
Number	789,900	778,525	934,308	900,974	652,784	403,031
Weighted average exercise price	$17.66	$17.58	$17.44	$17.42	$15.80	$13.61
Aggregate intrinsic value	4,723,408	4,714,695	3,943,449	3,822,955	4,253,014	3,519,841
Weighted average contractual term	6.3	6.3	6.9	6.9	6.5	5.2

The unamortized stock based compensation expense at December 31, 2006 is $68,344 which will be recognized over the next 35 months.

14. EARNINGS PER SHARE

The calculation of basic earnings per share and diluted earnings per share is presented below. All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits. See Note 1 – Summary of Significant Accounting Policies: Earnings Per Common Share for a discussion on the calculation of earnings per share.

Earnings Per Share

	Year Ended December 31,
(dollars in thousands, except per share data)	2006	2005	2004
Numerator—Net income available to common shareholders	$12,716	$11,350	$9,345

Denominator for basic earnings per share – Weighted average shares outstanding	8,578,050	8,563,027	8,610,171
Effect of dilutive potential common shares	113,579	101,200	110,854

Denominator for diluted earnings per share – Adjusted weighted average shares outstanding	8,691,629	8,664,227	8,721,025

Basic earnings per share	$1.48	$1.33	$1.09
Diluted earnings per share	$1.46	$1.31	$1.07
Antidulitive shares excluded from computation of average dilutive earnings per share	2,722	161,300	3,250

15. OTHER OPERATING INCOME

Components of other operating income for the years ended December 31 include:

(dollars in thousands)	2006	2005	2004
Cash management	$542	$476	$518
Safe deposit	330	339	321
Insurance commissions	343	318	299
Rent	244	306	246
Title insurance	67	153	112
Miscellaneous	793	656	505

Other operating income	$2,319	$2,248	$2,001

16. OTHER OPERATING EXPENSE

Components of other operating expense for the years ended December 31 include:

(dollars in thousands)	2006	2005	2004
Computer processing	$450	$463	$531
Stationery & supplies	221	295	336
Other taxes (shares, sales & use)	463	622	466
Telephone	281	302	284
Loan processing and closing	435	489	799
Temporary help & recruiting	441	365	285
Travel and entertainment	355	317	348
Miscellaneous	2,015	1,712	1,794

Other operating expenses	$4,661	$4,565	$4,843

17. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2006 and 2005 was as follows:

Following is a summary of these transactions:

(dollars in thousands)	2006	2005
Balance, January 1	$19,070	$18,105
Additions	2,892	2,473
Amounts collected	(6,251)	(1,508)

Balance, December 31	$15,711	$19,070

Related party deposits amounted to $467 thousand and $3.230 million at December 31, 2006 and 2005, respectively.

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2006 were $314.3 million. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2006 amounted to $11.7 million. There were no outstanding bankers’ acceptances as of December 31, 2006.

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

As of December 31, 2006, the Corporation had no loans sold with recourse outstanding.

19. DIVIDEND RESTRICTIONS

The Bank is subject to the Pennsylvania Banking Code of 1965 (the “Code”), as amended, and is restricted in the amount of dividends that can be paid to its shareholder, the Corporation. The Code restricts the payment of dividends by the Bank to the amount of its retained earnings which was $73.3 million as of December 31, 2006. However, the amount of dividends paid by the Bank cannot reduce capital levels below levels that would cause the Bank to be less than adequately capitalized as detailed in Note 20 – Regulatory Capital Requirements.

20. REGULATORY CAPITAL REQUIREMENTS

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

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes, as of December 31, 2006 and 2005 that the Corporation and the Bank have met all capital adequacy requirements to which they are subject. Federal banking regulators have defined specific capital categories, and categories range from a best of “well capitalized “to a worst of “critically under capitalized”. Both the Corporation and the Bank are classified as “well capitalized” as of December 31, 2006 and 2005.

See Note 11 – Pension and Post Retirement Benefit Plans for certain information relating to a reduction in capital and related regulatory capital impact.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are presented in the following table:

	Actual		Minimum to be Adequately Capitalized		Minimum to be Well Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006

Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$95,090	12.46%	61,056	8.0%	76,320	10.0%
Bank	88,026	11.60%	60,703	8.0%	75,879	10.0%
Tier I Capital to Risk Weighted Assets:
Corporation	86,832	11.38%	30,528	4.0%	45,792	6.0%
Bank	79,898	10.53%	30,351	4.0%	45,527	6.0%
Tier I Capital to Quarterly Average Assets:
Corporation	86,832	11.04%	31,453	4.0%	39,317	5.0%
Bank	79,898	10.20%	31,344	4.0%	39,167	5.0%

December 31, 2005

Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$85,322	12.46%	54,766	8.0%	68,457	10.0%
Bank	78,048	11.47%	54,424	8.0%	68,030	10.0%
Tier I Capital to Risk Weighted Assets:
Corporation	77,915	11.38%	27,383	4.0%	41,074	6.0%
Bank	70,641	10.38%	27,212	4.0%	40,818	6.0%
Tier I Capital to Quarterly Average Assets:
Corporation	77,915	11.25%	27,692	4.0%	34,615	5.0%
Bank	70,641	10.26%	27,529	4.0%	34,412	5.0%

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters Ending 2006
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$10,345	$11,098	$12,017	$12,446
Interest expense	2,164	2,795	3,627	4,021
Net interest income	8,181	8,303	8,390	8,425
Provision for loan and lease losses	154	209	258	211
Income before income taxes	4,781	4,767	4,865	4,992

Net income.	$3,136	$3,137	$3,235	$3,208

Basic earnings per common share	$.37	$.37	$.38	$.37
Diluted earnings per common share	$.36	$.36	$.37	$.37

	Quarters Ending 2005
(dollars in thousands, except per share data)	03/31	6/30	9/30	12/31
Interest income	$8,663	$9,172	$9,835	$10,238
Interest expense	1,303	1,544	1,788	1,965
Net interest income	7,360	7,628	8,047	8,273
Provision for loan losses	187	193	209	173
Income before income taxes	4,211	4,305	4,375	4,387

Net income	$2,802	$2,788	$2,876	$2,884

Basic earnings per common share	$0.33	$0.33	$0.34	$0.34
Diluted earnings per common share	$0.32	$0.32	$0.33	0.33

22. CONDENSED FINANCIAL STATEMENTS

The condensed financial statements of the Corporation (parent company only) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31 are as follows:

Condensed Balance Sheets

(dollars in thousands)	2006	2005
Assets:
Cash	$3,416	$3,135
Investments in subsidiaries, at equity in net assets	75,470	71,095
Premises and equipment, net	3,270	3,368
Other assets	818	582

Total assets	$82,974	$78,180

Liabilities and shareholders’ equity:
Other liabilities	$592	$667

Total liabilities	592	667

Common stock, par value $1, authorized 25,000,000 shares as of December 31, 2006 and 2005, respectively, issued 11,373,182 shares and 11,221,899 shares as of December 31, 2006 and 2005, respectively and outstanding 8,562,209 shares and 8,556,255 shares as of December 31, 2006 and 2005, respectively	11,373	11,222
Paid-in capital in excess of par value	10,598	7,888
Accumulated other comprehensive income, net of deferred income taxes	(4,450)	(643)
Retained earnings	92,105	82,930
Less common stock in treasury, at cost—2,810,973 shares and 2,665,644 shares as of December 31, 2006 and 2005	(27,244)	(23,884)

Total shareholders’ equity	82,382	77,513

Total liabilities and shareholders’ equity	$82,974	$78,180

Condensed Statements of Income

(dollars in thousands)	2006	2005	2004
Dividends from The Bryn Mawr Trust Company	$3,948	$3,599	$3,446
Interest and other income	701	326	236

Total operating income	4,649	3,925	3,682
Expenses	527	503	472

Income before equity in undistributed income of subsidiaries	4,122	3,422	3,210
Equity in undistributed income of subsidiaries	8,653	7,868	6,055

Income before income taxes	12,775	11,290	9,265
Federal income tax (expense) benefit	(59)	60	80

Net income	$12,716	$11,350	$9,345

Condensed Statements of Cash Flows

(dollars in thousands)	2006	2005	2004
Operating activities:
Net Income	$12,716	$11,350	$9,345
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(8,653)	(7,868)	(6,055)
Depreciation and amortization	98	99	98
Other, net	(215)	590	(27)

Net cash provided by operating activities	3,946	4,171	3,361

Investing Activities:
Investment in Subsidiaries	885	2,597	162

Net cash provided by investing activities	885	2,597	162

Financing activities:
Dividends paid	(3,948)	(3,599)	(3,446)
Repurchase of treasury stock	(3,406)	(1,990)	(2,585)
Proceeds from exercise of stock options	2,804	782	606

Net cash used by financing activities	(4,550)	(4,807)	(5,425)

Change in cash and cash equivalents	281	1,961	(1,902)
Cash and cash equivalents at beginning of year	3,135	1,174	3,076

Cash and cash equivalents at end of year	$3,416	$3,135	$1,174

These statements should be read in conjunction with the Notes to the Consolidated Financial Statements.

23. SEGMENT INFORMATION

FAS No. 131 – “Segment Reporting” (“FAS 131”) identifies operating segments as components of an enterprise which are evaluated regularly by the Corporation’s Chief Executive Officer in deciding how to allocate resources and assess performance. The Corporation has applied the aggregation criterion set forth in FAS 131 to the results of its operations.

The Corporation’s Banking segment consists of commercial and retail banking. The Banking segment is evaluated as a single strategic unit which generates revenues from a variety of products and services. The Banking segment generates interest income from its lending (including leases) and investing activities and is dependent on the gathering of lower cost deposits from its branch network or borrowed funds from other sources for funding its loans, resulting in the generation of net interest income. The Banking segment also derives revenues from other sources including service charges on deposit accounts; cash sweep fees, overdraft fees and interchange revenue associated with its Visa Check Card offering.

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

The “All Other” segment includes activities and expenses that do not fit into the other three segments including general corporate activities such as shareholder relations costs, NASDAQ fees and the annual meeting of shareholders. This segment also includes revenues and expenses from the Corporation’s insurance agency activities and interest income from notes receivable.

The Banking, Wealth Management and Mortgage Banking segments consolidate and roll-up through the Bank.

Segment information for the years ended December 31, 2006, 2005, and 2004 is as follows:

	2006					2005					2004
(dollars in thousands)	Banking	Wealth Management	Mortgage Banking	All Other	Consolidated	Banking	Wealth Management	Mortgage Banking	All Other	Consolidated	Banking	Wealth Management	Mortgage Banking	All Other	Consolidated
Net interest income	$33,108	$—	$111	$80	$33,299	$31,123	$—	$92	$93	$31,308	$26,506	$—	$183	$105	$26,794
Less loan loss provision	832	—	—	—	832	762	—	—	—	762	900	—	—	—	900

Net interest income after loan loss provision	32,276	—	111	80	32,467	30,361	—	92	93	30,546	25,606	—	183	105	25,894

Other income:
Fees for investment management and trust services	—	12,422	—	—	12,422	—	11,539	—	—	11,539	—	10,303	—	—	10,303
Service charges on deposit accounts	1,540	—	—	—	1,540	1,593	—	—	—	1,593	1,827	—	—	—	1,827
Other fees and service charges	46	—	1,080	—	1,126	50	—	1,253	—	1,351	68	—	1,564	—	1,632
Net gain on sale of loans	—	—	954	—	954	—	—	1,622	—	1,622	34	—	2,886	—	2,920
Net gain on sale of mortgage servicing rights	—	—	—	—	—	—	—	—	—	—	—	—	1,145	—	1,145
Other operating income	1,880	—	208	231	2,319	1,625	3	340	280	2,248	1,524	—	218	259	2,001

Total other income	3,466	12,422	2,242	231	18,361	3,268	11,542	3,215	280	18,305	3,453	10,303	5,813	259	19,828

Other expenses:
Salaries-regular	9,647	3,782	598	167	14,194	9,006	3,620	624	195	13,445	8,726	3,736	904	200	13,566
Salaries-other	1,067	347	59	87	1,560	1,879	359	157	22	2,417	879	386	170	11	1,446
Fringe benefits	3,285	836	120	46	4,287	3,041	857	129	47	4,075	3,247	834	165	52	4,298
Occupancy	3,827	593	168	(130)	4,458	3,453	641	242	(123)	4,213	3,233	586	249	(122)	3,946
Other operating expenses	5,517	1,064	630	(287)	6,924	5,093	1,082	1,105	144	7,423	5,288	1,098	1,679	304	8,369

Total other expenses	23,343	6,622	1,575	(117)	31,423	22,472	6,559	2,257	285	31,573	21,373	6,640	3,167	445	31,625

Segment profit (loss)	12,399	5,800	778	428	19,405	11,157	4,983	1,050	88	17,278	7,686	3,663	2,829	(81)	14,097
Intersegment (revenues) expenses	606	181	10	(797)	—	201	181	—	(382)	—	166	181	—	(347)	—

Pre-tax segment profit after eliminations	$13,005	$5,981	$788	$(369)	$19,405	$11,358	$5,164	$1,050	$(294)	$17,278	$7,852	$3,844	$2,829	$(428)	$14,097

% of segment (loss) pre-tax profit (loss) after eliminations	67.0%	30.8%	4.1%	(1.9)%	100%	65.7%	29.9%	6.1%	(1.7)%	100.0%	55.7%	27.3%	20.1%	(3.1)%	100.0%

Other Segment Data

(dollars in thousands)	2006	2005	2004
Wealth Management Segment:
Wealth Assets Under Management and Administration	$2,514,824	$2,247,630	$1,938,186
Mortgage Banking Segment:
Mortgage Loans Serviced for Others	$382,141	$417,649	$507,421
Mortgage Servicing Rights	$2,883	$2,982	$3,172

Banking Segment: Substantially all of the assets of the Corporation and its’ subsidiaries are related to the Banking Segment and are reflected on the Consolidated Balance Sheet in these financial statements.

24. SUBSEQUENT EVENT – SALE OF WYNNEWOOD BRANCH

In January, 2007 the Corporation sold the property that previously served as the Wynnewood branch location to an independent third party for $1.850 million. The book value of the property was $443 thousand. All customer accounts and related activities were simultaneous transferred to the new Ardmore branch location which opened for business in January, 2007. The gain will be recognized in the first quarter of 2007.

PRICE RANGE OF SHARES

2006 HIGH - LOW QUOTATIONS	HIGH BID	LOW BID	DIVIDEND DECLARED
First quarter	$22.05	$20.75	$0.11
Second quarter	$25.26	$20.85	$0.11
Third quarter	$22.55	$21.60	$0.12
Fourth quarter	$24.37	$21.75	$0.12

2005 HIGH - LOW QUOTATIONS
First quarter	$22.86	$20.00	$0.10
Second quarter	$21.18	$17.98	$0.10
Third quarter	$22.06	$19.05	$0.11
Fourth quarter	$22.00	$20.75	$0.11

The approximate number of holders of record of common stock as of December 31, 2006 was 321.

The shares are traded on the NASDAQ Global Market System under the symbol BMTC.

The price information was obtained from NASDAQ, IDC.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES,

PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKET

Assumes $100 invested on January 1, 2001.

Assumes dividend reinvested through fiscal year ending December 29, 2006.