Form 10-K, Exhibit 13
period 2008-12-31
BRYN MAWR BANK CORP
filed 2009-03-16
CIK 802681

Exhibit 13.1

Commission File No. 0-15261

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

For the Year Ended December 31, 2008

BRYN MAWR BANK CORPORATION

Bryn Mawr Trust

Strong, Stable, Secure

BRYN MAWR BANK CORPORATION
2008 ANNUAL REPORT

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

Our Core Strategies

•	Concentrate on our four competencies — Wealth and Private Banking, Business Banking, “High Touch” Retail Banking, and Mortgage Banking.

•	Expand the Bank’s geographic footprint.

•	Increase loans and deposits 8-12% per year. Maximize our net interest margin.

•	Maintain our obsession with client service. Constant emphasis and monitoring by all levels of management.

•	Build an aggressive sales culture. Continue to develop incentive compensation programs that emphasize new business development and client retention.

•	Maintain a close control on expenses.

ANNUAL MEETING

The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at Saint Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, on Wednesday, April 22, 2009, at 9:00 a.m.

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

Pictured on our cover is our new West Chester Regional Banking Center.

2008 ANNUAL REPORT

Letter to Shareholders

DEAR FELLOW SHAREHOLDERS,

The financial crises of 2008 affected most every banking institution in the nation, including Bryn Mawr Trust. Fortunately, while our earnings were down from the previous year, we still made a respectable profit and continued to grow and position the Bank for the future.

Let me first touch on some of our accomplishments for the year.

•

In July we acquired Lau Associates LLC, a highly-sophisticated investment advisory firm and multi-family office in Wilmington, Delaware with over half a billion dollars of assets under management and supervision. Judy Lau, founder and CEO of Lau Associates, is a dynamic and skilled leader who has attracted wealthy families as clients from up and down the east coast.

•

We opened a large regional retail and business banking office in West Chester, PA. This facility will act as the focal point for our strategy of expanding into growing Chester County. This now gives us three branches in that County, including Paoli and Exton.

•	Our loan portfolio grew to almost $900 million, a 12% increase over 2007. We remain the premier business, private banking, and consumer lending financial institution in the Philadelphia area.

•	Regulatory capital levels at December 31, 2008 continue to exceed the regulatory minimum for “well capitalized” at both the Bank and Corporate level.

•

During the third quarter, we received a trust charter from the state of Delaware to open The Bryn Mawr Trust Company of Delaware. We have office space in Wilmington and have already begun to sign-up new clients attracted by that state’s special trust laws, sometimes know as the “Delaware Advantage”. Serving as Chairman and President of this important new initiative is Matt Waschull.

Now for the issues in 2008 that affected our financial performance.

•

Sharply falling interest rates resulted in a contraction of our net interest margin, as we were not able to drop deposit rates (due largely to somewhat irrational deposit pricing pressure from large, troubled banks such as Wachovia and Citibank) as quickly as loan rates fell.

•

During the fourth quarter we were required to book an approximate $640,000 impairment charge of our “mortgage servicing rights” portfolio. This non-cash expense was a result of the fast decline in residential mortgage rates. There is a good chance, however, that we may recoup some of this charge in future quarters.

•

The performance of our small-ticket equipment leasing company was disappointing, with charge-offs much higher than planned. With a nationwide market, the leasing company experienced the difficult economic conditions that, in many parts of the country, are much more severe than in the Philadelphia area. Changes in credit standards, types of equipment we will finance, and geography have been implemented and we look forward to much better performance in 2009.

•

The acute decline in the stock market seriously impacted the revenue in our Wealth Management business, where much of what we do is priced as a percentage of assets under management and supervision. We cut expenses in this area, but it was not enough to offset the concurrent loss of revenue.

2008 ANNUAL REPORT

I’d like to share with you our primary strategies for 2009.

•

We will work to improve our net interest income margin by holding the line on any decreases in loan pricing, while at the same time taking advantage of lower rates to improve our funding costs, both on deposits and on wholesale funding.

•	We will continue to emphasize strong credit quality. Except for our leasing portfolio, which only represents about 6% of total loans, our credit quality remains in very good shape.

•	During the latter part of 2008 we embarked on an overhead control program aimed at reducing headcount and any non-essential expenses. This program continues into 2009.

•

We see the turmoil in the financial marketplace as a great opportunity to attract new clients to the Bank. We have already seen success in this area as there has been a “flight to quality” away from the aforementioned troubled financial institutions.

•	And lastly, we will concentrate on our four main core competencies — business banking, wealth and private banking services, “high touch” retail banking, and mortgage banking.

The Directors, senior management, and I all appreciate your strong support over this past year. I can assure you that Bryn Mawr Trust is well-positioned for future growth and increased profitability. As always, should you have any comments or questions, please call me on my direct line at 610-581-4800 or at my e-mail address tpeters@bmtc.com.

Sincerely,

Ted Peters
Chairman and Chief Executive Officer

2008 ANNUAL REPORT

Financial Highlights

CONSOLIDATED FINANCIAL HIGHLIGHTS

dollars in thousands, except per share data

	2008	2007	CHANGE
FOR THE YEAR
Net interest income	$37,138	$34,242	$2,896	8.5%
Net interest income after loan and lease loss provision	31,542	33,351	(1,809)	-5.4%
Non-interest income	21,472	21,781	(309)	-1.4%
Non-interest expenses	38,676	34,959	3,717	10.6%
Income taxes	5,013	6,573	(1,560)	-23.7%
Net income	9,325	13,600	(4,275)	-31.4%
AT YEAR-END
Total assets	$1,151,346	$1,002,096	$149,250	14.9%
Total portfolio loans and leases	899,577	802,925	96,652	12.0%
Total deposits	869,490	849,528	19,962	2.3%
Shareholders’ equity	92,413	90,351	2,062	2.3%
Wealth assets under management, administration and supervision	2,146,399	2,277,091	(130,692)	-5.7%
PER COMMON SHARE
Basic earnings per common share	$1.09	$1.59	$(0.50)	-31.4%
Diluted earnings per common share	1.08	1.58	(0.50)	-31.6%
Dividends declared	0.54	0.50	0.04	8.0%
Book value	10.76	10.60	0.16	1.5%
Tangible book value	9.55	10.60	(1.05)	-9.9%
Closing price	20.10	22.93	(2.83)	-12.3%
SELECTED RATIOS
Return on average assets	0.89%	1.59%
Return on average shareholders’ equity	10.01%	15.87%
Tax equivalent net interest margin	3.84%	4.37%
Efficiency ratio	65.99%	62.40%

2008 ANNUAL REPORT

Year in Review

The entire team worked very hard and we accomplished a great deal in 2008. We got off to a great start and built momentum throughout the year. We are pleased to share with you some of our most significant accomplishments.

Left to right: Judith W. Lau, CFP®, President, Lau Associates LLC and Frederick C. “Ted” Peters II, Chairman, President and Chief Executive Officer, Bryn Mawr Bank Corporation

EXPANDING THE BRYN MAWR TRUST FOOTPRINT

We began the second half of 2008 on a very positive note announcing the acquisition of Lau Associates LLC, a Wilmington, Delaware based financial planning and investment advisory firm. Lau Associates LLC is a nationally recognized fee-only multi-family office that provides comprehensive, integrated, and highly personalized financial services to high net worth individuals and families. The firm was founded by Judy Lau in 1985 and under her leadership, the firm has enjoyed tremendous growth and is recognized as one of the top advisory firms in the country by such publications as Bloomberg Wealth Manager Magazine, Medical Economics and the Robb Report Worth Magazine. The acquisition was a significant step in our strategic plan to grow our wealth management services. In a very short period of time we have witnessed great synergy between Lau Associates and Bryn Mawr Trust.

This acquisition was also significant as it marked our first physical presence into the very attractive Delaware market.

Our second entry into the state of Delaware came on November 5th when we announced the opening of a new subsidiary, a limited purpose trust company, The Bryn Mawr Trust Company of Delaware. This new subsidiary will allow Bryn Mawr Trust to serve as a corporate fiduciary under Delaware statutes, which are widely recognized as being favorable with respect to the creation of tax-advantaged trust structures, LLCs and related wealth transfer vehicles for families and individuals throughout the United States. We now have the capability and competitive advantage of being able to serve as a corporate fiduciary under either Delaware or Pennsylvania statutes, which is an appealing alternative for trust and estate attorneys when planning for their clients. Matthew G. Waschull, CTFA, has been appointed as the Chairman and President of this new subsidiary.

The Bryn Mawr Trust Company of Delaware Team. Left to right: Danielle M. Kiss, CTFA, Assistant Vice President, Matthew G. Waschull, CTFA, Chairman and President and Tamika T. Edwards, Trust Officer

West Chester Regional Banking Center Management Team. Left to right: David W. Glarner, Senior Vice President, Commercial Lending; Peter J. D’Angelo, Senior Vice President, Commercial Lending; Trish Corby, Vice President, Retail Banking Manager and Anthony M. Jasienski, Vice President, Wealth Management

2008 ANNUAL REPORT

We ended the year completing construction on our new West Chester Regional Banking Center at 849 Paoli Pike, West Chester, PA 19380. The opening of this beautiful center gives us access to a large group of potential customers who are in our target demographic market. This conveniently located, state-of-the-art, facility is over 4,000 square feet and includes a multi-lane drive-up and 24 hour ATM banking. We can deliver a full array of personal, business and wealth management services to our clients at our new center. The center is staffed with a team of professionals who have worked in this market for many years. It is now more convenient than ever to serve the finan-cial needs of this market from a single location. We are very excited about our growth opportunities in this new market.

INVESTING IN PRODUCTS, SERVICES AND FACILITIES

Core deposit account growth was exceptional in terms of both the number of accounts and deposit balance increases. Core deposit accounts increased 7.3% and average balances increased 9.1%. A number of factors contributed to our success in growing core deposit accounts including; a well trained and motivated sales staff, focused sales management and tracking, well designed incentive programs and effective advertising and promotion. We also benefited from turmoil in the financial markets as many consumers were drawn to us because of our strong brand and reputation as a strong, stable and secure financial institution.

Commercial mortgages, commercial and industrial loans, residential mortgages and home equity loans were particularly strong in 2008. Total loans and leases increased by $97 million or 12.0% over 2007. Successful new business development efforts drove this growth which was primarily derived from existing customers, through strong cross selling and up-selling efforts, and prospects in our trade area.

In May, we introduced Small Business Benefits – The Best Small Business Package Anywhere — a package product designed to meet the deposit, cash management and basic borrowing needs of small businesses. The package included a number of free and/or discounted services with a premium rate on statement savings. In September, the package was enhanced when we began offering discounted payroll services through a nationally recognized payroll processor. Sales of this new product have been very strong and we expect to see continued growth during 2009.

Below, left to right: Stephen P. Novak, Senior Vice President, Retail Banking and Brian J. Maguire, Senior Vice President, Director of Marketing

Above, left to right: Joseph G. Keefer, Executive Vice President and Chief Lending Officer and Martin F. Gallagher, Jr., Senior Vice President/Senior Relationship Manager, Commercial Lending

2008 ANNUAL REPORT

Significant accomplishments

Left: Newly renovated Wayne branch located at 330 East Lancaster Ave., Wayne, Pennsylvania

In June, we completed major renovations to our Wayne Branch and marked the occasion with a ribbon cutting ceremony attended by community leaders, clients and customers. The redesign dramatically improved the appearance of this branch and allows us to serve our customers more efficiently and effectively. We invite you to visit the remodeled Wayne Branch to see for yourself just how great it looks. We think you’ll be very impressed with this renovation.

COMMUNITY GIVING, ACTIVITIES AND EVENTS

Recognizing the need to support the communities we serve, particularly in tough economic times, we continued our tradition of generously supporting a wide variety of charitable, educational, cultural and civic organizations. We are very pleased that we were able to support these worthwhile activities and organizations.

FDIC Insurance became a very important topic in the minds of many consumers as a result of the turmoil in the financial markets. Recognizing consumers’ interest in learning more about FDIC Insurance we held a seminar, open to the public, to explain FDIC Insurance coverage. Members of our Retail Banking Team were also available to discuss any questions or concerns privately with seminar attendees. Those who could not attend were encouraged to call or visit a branch to have their questions answered.

Identity theft is the fastest growing form of consumer fraud. We are committed to helping prevent customers and members of the community from becoming victims of identity theft. To help combat this growing problem we held a series of free “shred events”, open to the public, where personal or sensitive documents could be shred by a secure document destruction service. We received very positive feedback from this series of shred events.

Bryn Mawr Trust is committed to making a positive difference in the communities we serve.

Bryn Mawr Trust.

Strong. Stable. Secure.

Below. left to right: June M. Falcone, Senior Vice President, Information Technology and Operations and Maureen Callaghan, Vice President, Wayne Branch Manager

2008 ANNUAL REPORT

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

610-525-1700

www.bmtc.com

DIRECTORS

Thomas L. Bennett

Private Investor, Director and Trustee of the

Delaware Investments Family of Funds

Andrea F. Gilbert

President, Bryn Mawr Hospital

Wendell F. Holland

Partner, Saul Ewing LLP

Scott M. Jenkins

President, S.M. Jenkins & Co.

David E. Lees

Senior Partner, myCIO Wealth Partners, LLC

Francis J. Leto

Executive Vice President, Wealth Management

Britton H. Murdoch

CEO, City Line Motors;

Managing Director, Strattech Partners

Frederick C. “Ted” Peters II

Chairman, President and Chief Executive Officer,

Bryn Mawr Bank Corporation and

The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.

President, Taylor Gifts, Inc.

MARKET MAKERS

Boenning & Scattergood, Inc.

Citigroup Global Markets Holdings Inc.

Deutsche Bank Securities Inc.

FTN Equity Capital Markets Corp.

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

Lehman Brothers Inc.

Morgan Stanley & Co., Inc.

Ryan Beck & Co., Inc.

Sandler O’Neill & Partners, L.P.

Sterne, Agee & Leach, Inc.

UBS Securities LLC

For a complete list visit our website at

www.bmtc.com

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

KPMG LLP

1601 Market Street

Philadelphia, Pennsylvania 19103

LEGAL COUNSEL

McElroy, Deutsch, Mulvaney & Carpenter, LLP

One Penn Center at Suburban Station

1617 John F. Kennedy Boulevard

Suite 1500

Philadelphia, Pennsylvania 19103

Stradley Ronon Stevens & Young, LLP

2005 Market Street

Sutie 2600

Philadelphia, Pennsylvania 19103-7098

BRYN MAWR BANK CORPORATION

Frederick C. “Ted” Peters II

Chairman, President and Chief Executive Officer

Robert J. Ricciardi

Secretary

J. Duncan Smith, CPA

Treasurer and Assistant Secretary

Geoffrey L. Halberstadt

Vice President

PRINCIPAL SUBSIDIARY

The Bryn Mawr Trust Company

A Subsidiary of Bryn Mawr Bank Corporation

EXECUTIVE MANAGEMENT

Frederick C. “Ted” Peters II

Chairman, President and Chief Executive Officer

Alison E. Gers

Executive Vice President, Retail Banking,

Central Sales, Marketing, Information Systems

& Operations

Joseph G. Keefer

Executive Vice President and Chief Lending Officer

Francis J. Leto

Executive Vice President, Wealth Management

Robert J. Ricciardi

Executive Vice President, Chief Credit Policy

Officer and Corporate Secretary

J. Duncan Smith, CPA

Executive Vice President and Chief Financial Officer

Matthew G. Waschull, CTFA

Chairman and President, The Bryn Mawr

Trust Company of Delaware

BRANCH OFFICES

50 West Lancaster Avenue

Ardmore, Pennsylvania 19003

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

237 North Pottstown Pike

Exton, Pennsylvania 19341

18 West Eagle Road

Havertown, Pennsylvania 19083

3601 West Chester Pike

Newtown Square, Pennsylvania 19073

39 West Lancaster Avenue

Paoli, Pennsylvania 19301

330 East Lancaster Avenue

Wayne, Pennsylvania 19087

849 Paoli Pike

West Chester, Pennsylvania 19380

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

Bryn Mawr, Pennsylvania

Gilbert B. Mateer, President

BMT Settlement Services, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Joseph G. Keefer, Chairman

Myron H. Headen, President

The Bryn Mawr Trust Company of Delaware

A Subsidiary of Bryn Mawr Bank Corporation

Wilmington, Delaware

Matthew G. Waschull, CTFA, Chairman and President

Insurance Counsellors of Bryn Mawr, Inc.

A Subsidiary of The Bryn Mawr Trust Company

Bryn Mawr, Pennsylvania

Thomas F. Drennan, President

Lau Associates LLC

A Subsidiary of Bryn Mawr Bank Corporation

Wilmington, Delaware

Judith W. Lau, CFP®, President

REGISTRAR & TRANSFER AGENT

BNY Mellon Shareowner Services

PO Box 358015

Pittsburgh, Pennsylvania 15252-8015

www.bnymellon.com/shareowner/isd

Bryn Mawr Trust

Strong, Stable, Secure

BRYN MAWR BANK CORPORATION

2008 ANNUAL REPORT

SELECTED FINANCIAL DATA	1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	2
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	21
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
CONSOLIDATED BALANCE SHEETS	24
CONSOLIDATED STATEMENTS OF INCOME	25
CONSOLIDATED STATEMENTS OF CASH FLOWS	26
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY	27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	28
PRICE RANGE OF SHARES	50
COMPARATIVE DATA PERFORMANCE	51

BRYN MAWR BANK CORPORATION

801 LANCASTER AVENUE

BRYN MAWR, PENNSYLVANIA 19010

www.bmtc.com

Exhibit 13.1

Selected Financial Data

For the years ended December 31,	2008	2007	2006	2005	2004
	(dollars in thousands, except for per share data)
Interest income	$57,934	$54,218	$45,906	$37,908	$31,347
Interest expense	20,796	19,976	12,607	6,600	4,553

Net interest income	37,138	34,242	33,299	31,308	26,794
Provision for loan and lease losses	5,596	891	832	762	900

Net interest income after loan loss provision	31,542	33,351	32,467	30,546	25,894
Non-interest income	21,472	21,781	18,361	18,305	19,828
Non-interest expense	38,676	34,959	31,423	31,573	31,625

Income before income taxes	14,338	20,173	19,405	17,278	14,097
Applicable income taxes	5,013	6,573	6,689	5,928	4,752

Net Income	$9,325	$13,600	$12,716	$11,350	$9,345

Per share data:
Earnings per common share:
Basic	$1.09	$1.59	$1.48	$1.33	$1.09
Diluted	$1.08	$1.58	$1.46	$1.31	$1.07

Dividends declared	$0.54	$0.50	$0.46	$0.42	$0.40

Weighted-average shares outstanding	8,566,938	8,539,904	8,578,050	8,563,027	8,610,171
Dilutive potential common shares	34,233	93,638	113,579	101,200	110,854

Adjusted weighted-average shares	8,601,171	8,633,542	8,691,629	8,664,227	8,721,025

Selected financial ratios:
Tax equivalent net interest margin	3.84%	4.37%	4.90%	5.05%	4.60%
Net income/average total assets (“ROA”)	0.89%	1.59%	1.72%	1.66%	1.45%
Net income/average shareholders’ equity (“ROE”)	10.01%	15.87%	15.71%	15.50%	13.73%
Average shareholders’ equity to average total assets	8.91%	10.04%	10.93%	10.72%	10.59%
Dividends declared per share to net income per basic common share	49.5%	31.4%	31.1%	31.6%	36.7%

At December 31,	2008	2007	2006	2005	2004
Total assets	$1,151,346	$1,002,096	$826,817	$727,383	$683,103
Earning assets	1,061,139	874,661	733,781	664,073	627,258
Portfolio loans and leases	899,577	802,925	681,291	595,165	555,889
Deposits	869,490	849,528	714,489	636,260	600,965
Shareholders’ equity	92,413	90,351	82,092	77,222	70,947
Ratio of tangible common equity to assets	7.13%	9.02%	9.97%	10.66%	10.43%
Ratio of equity to assets	8.03%	9.02%	9.97%	10.66%	10.43%
Loans serviced for others	350,199	357,363	382,141	417,649	507,421
Assets under management, administration & supervision[1]	2,146,399	2,277,091	2,178,777	2,042,613	1,887,181
Book value per share	$10.76	$10.60	$9.59	$9.03	$8.25
Tangible book value per share	$9.55	$10.60	$9.59	$9.03	$8.25
Allowance as a percentage of portfolio loans and leases	1.15%	1.01%	1.19%	1.24%	1.23%
Efficiency ratio	66.0%	62.4%	60.8%	63.6%	67.8%

[1]	Excluded assets under management from an institutional client

Management’s Discussion and Analysis of Financial Condition and Results of Operations

BRIEF HISTORY OF THE CORPORATION

The Bryn Mawr Trust Company (the “Bank” or “BMTC”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation” or “BMBC”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. The Corporation and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from nine full-service branches and seven limited-hour retirement community offices throughout Montgomery, Delaware and Chester counties. The Corporation trades on the NASDAQ Global Market (“NASDAQ”) under the symbol BMTC.

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

OVERVIEW OF GENERAL ECONOMIC, REGULATORY AND GOVERNMENTAL ENVIRONMENT

The global and U.S. economies experienced reduced business activity as a result of the recessionary environment and disruptions in the financial system that occurred during 2008 and have continued into 2009. A partial summary of the events follows:

Dramatic declines in the housing market during the past year, as home prices fell and foreclosures and unemployment increased, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks.

The drop in real estate values negatively impacted residential real estate builder and developer businesses nationwide. As the U.S. economy entered a recession in 2008, financial institutions faced higher credit losses from distressed real estate values and borrower defaults which resulted in reduced capital levels. In addition, investment securities backed by residential and commercial real estate were reflecting substantial unrealized losses due to a lack of liquidity in the financial markets and anticipated credit losses. Some financial institutions were forced into liquidation or were merged with stronger institutions as losses increased and the amounts of available funding and capital levels lessened. As of December 31, 2008, the Bryn Mawr Bank Corporation (the “Corporation” and “BMBC”) and The Bryn Mawr Trust Company (“BMTC” and the “Bank”) are “well capitalized” by regulatory standards and is in a position to acquire new customers from weaker financial institutions.

In response to the financial crisis affecting the banking system and financial markets, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008. The EESA authorizes the U.S. Treasury the ability to provide funds to restore liquidity and stability to the U.S. financial system. Two of the specific programs, the Troubled Asset Relief Program (“TARP”) and the Temporary Liquidity Guarantee Program (“TLGP”) are described in further detail below.

On October 14, 2008, the U.S. Treasury announced the formation of the TARP program under which the Treasury purchases equity stakes in certain banks and thrifts. The Treasury’s initial effort was to make available $250 billion of capital to U.S. financial institutions in the form of preferred stock (from the $700 billion authorized by the EESA). In conjunction with the purchase of preferred stock, the Treasury receives warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions will be required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP program. The Corporation elected not to participate in the program due to its “well capitalized” regulatory capital position and the ever changing conditions of the TARP program.

The second program announced on October 14, 2008 was the systemic risk exception to the Federal Deposit Insurance Corporation (“FDIC”) Act, enabling the FDIC to temporarily provide a 100% guarantee of the senior unsecured debt of all FDIC-insured institutions and their holding companies, as well as deposits in noninterest-bearing transaction deposit accounts under the TLGP through December 31, 2009. Pursuant to this program, all insured depository institutions automatically participated in the TLGP for 30 days following the announcement of the program without charge and thereafter, unless the institution opted out, at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for noninterest-bearing transaction deposits.

The TLGP program initial guidelines have been subsequently altered by the FDIC to impose a fee structure based on a sliding scale dependent on debt maturity. Debt with a maturity of 180 days or less will have a fee of 50 basis points, while debt with a maturity of one year or longer will have a maximum fee of 100 basis points, both on an annualized basis. The TLGP program also now covers NOW accounts with interest rates of 0.5% or less and IOLTA accounts. BMTC chose to continue its participation in the TLGP and, thus, did not opt out.

On December 23, 2008, the Federal Home Loan Bank of Pittsburgh (“FHLB-P”) announced that it will voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. The FHLB-P expects that its ability to pay dividends and add to retained earnings will be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks will be reviewed on a quarterly basis, but no repurchase will take place in the first quarter of 2009, or in subsequent quarters until advised. As of December 31, 2008, the Corporation held $7.9 million of FHLB-P capital stock and is monitoring the situation closely as are other FHLB-P member banks. The FHLB-P is the primary source of liquidity for the Corporation, but it can also use other alternatives available to the Corporation that include the Federal Reserve and wholesale certificates of deposit.

Revenue in the Corporation’s core wealth management business decreased due to the downturn in the fair value of the financial markets as fees are based on assets under management. Overall, revenue for Wealth Management services in 2008 increased $340 thousand from December 31, 2007 due to the mid-year acquisition of Lau Associates, which is described in further detail later in the Annual Report. A prolonged downturn in the financial markets could further reduce wealth management revenue and might impair the fair value of the Corporation’s mid-year acquisition of Lau Associates, even though their revenue structure is not directly dependent on the fair value of wealth assets being serviced.

Other significant events during 2008 included, The Federal National Mortgage Association (“Fannie Mae”) and The Federal Home Loan Mortgage Corporation (“Freddie Mac”), two government-sponsored entities placed into conservatorship in September 2008 by the U.S. Government and The Federal Reserve lowering its federal funds target rate from 4.25% at the end of 2007 to a range of 0%-.25% at December 31, 2008.

Subsequent to year-end 2008, two additional financial and economic backstops have been introduced. The extension of the TARP program, TARP 2, was introduced by the Treasury to inject $100 billion of new capital into banks to modify mortgages for homeowners facing foreclosures. And secondly, the Stimulus Plan of 2009, which is a two-year effort to accelerate job creation and increase infrastructure spending.

It is not clear at this time what impact the EESA, the TARP program and the TLGP program, or other 2009 financial and economic initiatives will have on the financial markets. A continued and drawn-out economic recession could have an adverse effect on the Corporation’s revenues, capital, liquidity and profitability. However, the Corporation is confident that its disciplined strategies to maintain a strong financial position and build the brand name put it in a good position to weather the financial downturn and take advantage of opportunities as they arise.

On February 27, 2009 the FDIC adopted an interim rule imposing a 20 basis point emergency special assessment on the banking industry on June 30, 2009. The assessment is to be collected on September 30, 2009. The interim rule would also permit the FIDC to impose an emergency special assessment after June 30, 2009 of up to 10 basis points if necessary to maintain public confidence in federal deposit insurance. Comments on the interim rule on special assessments are due no later than 30 days after publication in the Federal Register. A special assessment of 20 basis points would amount to approximately $1.74 million based on December 31, 2008 deposits of approximately $869 million.

EXECUTIVE OVERVIEW

2008 Compared to 2007

In a year of unprecedented financial turbulence, Bryn Mawr Bank Corporation earned $9.3 million or $1.08 per diluted share and is in a position to acquire new customers from weaker financial institutions as 2009 unfolds. The Corporation elected not to participate in the United States Government’s TARP Program due to the Corporation’s regulatory capital status of “well capitalized” and the ever changing conditions of the TARP Program.

The Corporation’s 2008 diluted earnings per share decreased $0.50 per share or 31.6% compared to $1.58 per share in 2007, and net income for the year ended December 31, 2008 decreased 31.6% or $4.3 million, compared to $13.6 million last year. Return on average equity (ROE) and return on average assets (ROA) for the year ended December 31, 2008 were10.01% and 0.89%, respectively. ROE was 15.87% and ROA was 1.59% for the same period last year.

During 2008, the Corporation made progress on several of its growth initiatives including establishing a limited purpose trust company (“LPTC”) in the State of Delaware. The LPTC statutes in Delaware give the Corporation an advantage structuring directed trusts, while providing more favorable treatment to individuals and family trusts. On January 2, 2009, the Corporation opened its West Chester regional branch office which will bring our wealth management and banking services into another affluent market with good growth potential while further diversifying its asset base and client accounts.

On July 15, 2008, the Corporation acquired Lau Associates, a Wilmington, Delaware, based investment advisory and financial planning firm. Lau Associates is a nationally recognized, independent, family office that excels in intergenerational financial planning and taxes for high net worth individuals and families. The acquisition of Lau Associates in 2008 was immediately accretive to earnings, and should have a more significant impact in 2009 due to the inclusion of 12 months of results, along with anticipated business synergies.

The Corporation increased portfolio loans and leases in 2008 by 12.0% or $96.7 million compared with year-end 2007 balances by expanding banking relationships with local businesses, not-for-profit entities and high credit quality individuals. The increase in the Corporation’s tax equivalent net interest income of $2.8 million or 8.2% for the year ended December 31, 2008 compared to the same period last year was due to the increase in loan and lease volume, and the growth in the investment portfolio, which more than offset the decrease in asset yields and higher funding costs. The Corporation’s tax-equivalent net interest margin declined from 4.37% in 2007 to 3.84% in 2008.

The loan portfolio, excluding leases, grew 10.9% or $82.4 million to $840.3 million in 2008 compared with $757.8 million in 2007. This increase included home equity loans and lines, commercial and industrial loans and commercial mortgages. The lease portfolio grew 31.5% or $14.2 million to $59.3 in 2008 and now represents approximately 6.6% of total portfolio loans and leases. The lease portfolio, which is national in scope, did not perform well in 2008 as charge-offs were 6.24% of average leases. Management made underwriting adjustments at the end of 2007 and has continued to “tighten” these standards in 2008 and early 2009.

Credit quality on the overall loan and lease portfolio remains strong as total non-performing loans and leases represents 65 basis points or $5.8 million of portfolio loans and leases at December 31, 2008. This compares with 25 basis points or $2.0 million at December 31, 2007. The provision for loan and lease losses for the year ended December 31, 2008 and 2007 was $5.6 million and $891 thousand, respectively. At December 31, 2008, the allowance for loan and lease losses (“allowance”) of $10.3 million represents 1.15% of portfolio loans and leases compared with 1.01% at December 31, 2007. For additional information, see the section titled Asset Quality and Analysis of Credit Risk in this document.

Funding from wholesale sources, which includes wholesale deposits, subordinated debt and borrowings, at December 31, 2008 of approximately $290.7 million was $115.9 million higher than the $174.8 million at December 31, 2007. The incremental wholesale funding was primarily used to fund $96.7 million of growth in the loan and lease portfolio and $60.0 million of growth in the Corporation’s investment portfolio.

For the year ended December 31, 2008, non-interest income was $21.5 million, a decrease of $0.3 million or 1.4% from the $21.8 million in 2007. The primary factor for this decrease was the one-time gain on the sale of real estate of $1.3 million in the first quarter of 2007. Partially offsetting this decrease were the gain on sale of investments of $230 thousand, interest rate floor income of $268 thousand and increased wealth revenue which is attributed to the acquisition of Lau Associates. Wealth revenues not associated with Lau Associates decreased by $1.3 million or 9.7% in 2008 due to the decline in the value of the financial markets and the loss of a significant customer due to a business combination in the fourth quarter of 2007.

For the year ended December 31, 2008, non-interest expense was $38.7 million, an increase of $3.7 million or 10.6% over the $35.0 million in the same period last year. Personnel and related support costs associated with new business initiatives including the Lau Associates acquisition and the impairment of mortgage servicing rights were the largest contributors to this increase.

2007 Compared to 2006

The Corporation reported 2007 diluted earnings per share of $1.58, an increase of $0.12 per share or 8.2% compared to $1.46 per share in 2006. Net income for the year ended December 31, 2007 was $13.6 million, an increase of 7.0% or $884 thousand, compared to $12.7 million last year.

The primary factor contributing to the increase in earnings for 2007 was a $0.10 per share or $866 thousand after-tax gain on the sale of real estate.

Return on average equity (ROE) and return on average assets (ROA) for the year ended December 31, 2007 were 15.87% and 1.59%, respectively. ROE was 15.71% and ROA was 1.72% for the same period in 2006.

The Corporation invested in many new business initiatives in the latter part of 2006 continuing through 2007. These new initiatives contributed to the $3.5 million or 11.3% increase in non-interest expenses in 2007 compared to 2006.

The Corporation increased portfolio loans and leases in 2007 by 17.9% or $121.6 million compared with year-end 2006 balances. This growth in loan and lease volume was able to offset several prime rate decreases and higher funding costs, to increase the Corporation’s tax equivalent net interest income by $921 thousand or 2.7% for the year ended December 31, 2007 compared to the same period in 2006. The Corporation’s tax-equivalent net interest margin declined from 4.90% in 2006 to 4.37% in 2007.

Credit quality on the overall loan and lease portfolio was strong in 2007 as total non-performing loans and leases represented 25 basis points or $2.0 million of portfolio loans and leases at December 31, 2007 compared with 12 basis points or $823 thousand at December 31, 2006.

The provision for loan and lease losses for the year ended December 31, 2007 and 2006 were $891 thousand and $832 thousand, respectively. At December 31, 2007, the allowance for loan and lease losses (“allowance”) of $8.1 million represented 1.01% of portfolio loans and leases compared with 1.19% at December 31, 2006.

Funding from wholesale sources, which includes wholesale deposits and borrowings, at December 31, 2007 of approximately $174.8 million was $139.8 million higher than the $35.0 million at December 31, 2006. The increase in 2007 was primarily used to fund portfolio loan and lease growth of approximately $122.0 million. During 2007, deposits continued to shift from lower yielding savings and NOW accounts into higher yielding money market accounts, but at a much slower pace than the Corporation experienced in 2006.

Deposit balances at December 31, 2007 and 2006 reflect approximately $70.0 million and $35.0 million, respectively, in demand deposit balances that represented short term in-flows from customer year-end activity. These short term deposit in-flows pushed the Corporation’s total assets over the $1.0 billion level at December 31, 2007.

For the year ended December 31, 2007, non-interest income was $21.8 million, an increase of $3.4 million or 18.6% from the $18.4 million in 2006. The primary factors for this increase were the $1.3 million real estate gain on the sale of the Wynnewood property and Wealth Management revenue of $13.5 million which was $1.1 million or 8.7% higher than 2006.

Wealth Management revenues for the years ended December 31, 2007 and December 31, 2006 included $580 thousand and $403 thousand, respectively, of fees that would no longer be earned relating to one institutional client that was acquired by another financial institution in a business combination on November 16, 2007. Wealth assets under Management and Administration relating to this client were approximately $412.4 million at December 31, 2006 and zero at December 31, 2007.

For the year ended December 31, 2007, non-interest expense was $35.0 million, an increase of $3.6 million or 11.3% over the $31.4 million in the same period in 2006. Personnel and related support costs associated with the new business initiatives were the largest contributor to this increase in non-interest expenses.

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

Our management uses these non-GAAP measures in its analysis of the Corporation’s performance. These non-GAAP measures consist of adjusting net income, non-interest income, diluted earnings per share, ROE, and ROA determined in accordance with GAAP to exclude the effects of the real estate gain in the first quarter of 2007 (i.e. year to date) and the year to date period ended December 31, 2007.

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

(dollars in thousands	Year Ended December 31,
	Net Income			Diluted Earnings Per Share
except per share data)	2008	2007	2006	2008	2007	2006
As reported (GAAP)	$9,325	$13,600	$12,716	$1.08	$1.58	$1.46
After tax effect of gain on sale of real estate	—	(866)	—	—	(0.10)	—

Adjusted for sale	$9,325	$12,734	$12,716	$1.08	$1.48	$1.46

	Non-Interest Income
	2008	2007	2006
As reported (GAAP)	$21,472	$21,781	$18,361
Gain on sale of real estate	—	(1,333)	—

Adjusted for sale	$21,472	$20,448	$18,361

	ROE			ROA
	2008	2007	2006	2008	2007	2006
As reported (GAAP)	10.01%	15.87%	15.71%	0.89%	1.59%	1.72%
After tax effect of gain on sale of real estate	—	(1.01)	—	—	(0.10)	—

Adjusted for sale	10.01%	14.86%	15.71%	0.89%	1.49%	1.72%

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

NET INTEREST INCOME

Rate/Volume Analysis (Tax Equivalent Basis)

The rate volume analysis in the table below analyzes changes in tax equivalent net interest income for the years 2007 compared to 2006 and 2006 compared to 2005 by its rate and volume components. The change in interest income/expense due to both volume and rate has been allocated to changes in volume.

(dollars in thousands)	Year Ended December 31,
	2008 Compared to 2007			2007 Compared to 2006
increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Interest-bearing deposits with banks	$867	$(798)	$69	$44	$2	$46
Money market funds	162	(152)	10	—	1	1
Federal funds sold	106	(144)	(38)	21	7	28
Investment securities available for sale	2,522	(271)	2,251	(73)	294	221
Loans and leases	7,820	(6,463)	1,357	7,184	810	7,994

Total interest income	11,477	(7,828)	3,649	7,176	1,114	8,290

Interest expense:
Savings, NOW and market rate accounts	628	(1,044)	(416)	(155)	475	320
Wholesale deposits	2,210	(1,637)	573	4,531	(185)	4,346
Time deposits	355	(2,226)	(1,871)	569	956	1,525
Borrowed Funds	4,907	(2,373)	2,534	1,238	(60)	1,178

Total interest expense	8,100	(7,280)	820	6,183	1,186	7,369

Interest differential	$3,377	$(548)	$2,829	$993	$(72)	$921

Analysis of Interest Rates and Interest Differential

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with tax-equivalent interest income and expense and key rates and yields:

(dollars in thousands)	For the Year Ended December 31,
	2008			2007			2006
	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with banks	$18,678	$145	0.78%	$1,506	$76	5.05%	$609	$30	4.93%
Federal funds sold	5,616	136	2.42%	3,496	174	4.98%	3,053	146	4.78%
Money market funds	3,445	19	0.55%	182	9	4.95%	191	8	4.19%
Investment securities available for sale:
Taxable	86,940	4,127	4.75%	39,510	2,008	5.08%	41,298	1,782	4.31%
Tax – Exempt	7,538	364	4.83%	5,029	232	4.61%	4,993	237	4.75%

Total investment securities	94,478	4,491	4.75%	44,539	2,240	5.03%	46,291	2,019	4.36%
Loans and leases(1)	851,752	53,410	6.27%	740,694	52,053	7.03%	636,286	44,059	6.92%

Total interest earning assets	973,969	58,201	5.98%	790,418	54,552	6.90%	686,430	46,262	6.74%
Cash and due from banks	15,780			22,640			25,358
Allowance for loan and lease losses	(8,613)			(8,463)			(7,828)
Other assets	64,542			48,725			36,894

Total assets	$1,045,678			$853,320			$740,854

Liabilities:
Savings, NOW, and market rate accounts	$325,291	$3,753	1.15%	$280,371	$4,169	1.49%	$292,075	$3,850	1.32%
Wholesale deposits	133,882	5,498	4.11%	92,329	4,925	5.53%	10,473	579	5.53%
Time deposits	194,739	6,791	3.49%	187,044	8,662	4.63%	173,271	7,136	4.12%

Total interest-bearing deposits	653,912	16,042	2.45%	559,744	17,756	3.17%	475,819	11,565	2.43%
Subordinated debt	5,934	408	6.88%	—	—	—	—	—	—
Borrowings	130,490	4,346	3.33%	42,496	2,220	5.22%	19,442	1,042	5.36%

Total interest-bearing liabilities	790,336	20,796	2.63%	602,240	19,976	3.32%	495,261	12,607	2.55%
Non-interest-bearing deposits	143,924			148,773			150,042
Other liabilities	18,243			16,622			14,584

Total non-interest-bearing liabilities	162,167			165,395			164,626

Total liabilities	952,503			767,635			659,887
Shareholder’s equity	93,175			85,685			80,967

Total liabilities and shareholders’ equity	$1,045,678			$853,320			$740,854

Net interest spread			3.35%			3.58%			4.19%
Effect of non-interest-bearing sources			0.49%			0.79%			0.71%

Net interest income/margin on earning assets		$37,405	3.84%		$34,576	4.37%		$33,655	4.90%

Tax equivalent adjustment (tax rate 35%)		$267	0.03%		$334	0.04%		$356	0.05%

(1)

Non-accrual loans have been included in average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income. Average loans and leases include portfolio loans, leases and loans held for sale.

Net Interest Income and Net Interest Margin 2008 Compared to 2007

Net interest income on a tax equivalent basis for the year ended December 31, 2008 of $37.4 million was 8.1% higher than $34.6 million in 2007. This increase was substantially volume driven as average loan growth of $111.1 million or 15.0% and investment security growth of $50 million were able to offset several prime rate decreases and the impact of funding with higher cost wholesale funds, which includes wholesale deposits, subordinated debt and borrowings.

Average interest bearing liabilities increased by $188.1 million or 31.2% to $790.3 million during 2008 compared to $602.2 million during 2007. Wholesale deposits and borrowings were the primary factors contributing to the increase in average interest bearing liabilities. The change in average other deposit balances in 2008 was a nominal $1.6 million increase.

Despite the increase in tax equivalent net interest income due to increased loan, lease and investment balances, the tax equivalent net interest margin on interest earning assets decreased by 53 basis points from 4.37% during 2007 to 3.84% during 2008, due to lower rates on interest earning assets.

Net Interest Income and Net Interest Margin 2007 Compared to 2006

Net interest income on a tax equivalent basis for the year ended December 31, 2007 of $34.6 million was 2.7% higher than $33.7 million in 2006. This increase was substantially volume driven as average loan growth of $104.4 million or 16.4% was able to offset several prime rate decreases and the impact of funding with higher cost wholesale funds.

Average interest bearing liabilities increased by $107.0 million or 21.6% to $602.2 million during 2007 compared to $495.2 million during 2006. Wholesale deposits and borrowings were the primary factors contributing to the increase in average interest bearing liabilities. The change in average other deposit balances in 2007 was a nominal $1.3 million decrease.

Despite the increase in tax equivalent net interest income, the tax equivalent net interest margin on interest earning assets decreased by 53 basis points from 4.90% during 2006 to 4.37% during 2007.

Net Interest Margin Over Last Five Quarters

The Corporation’s tax equivalent net interest margin decreased 48 basis points to 3.63% in the fourth quarter of 2008 from 4.11% in the same period in 2007. The reduction in the earning asset yield was due to prime rate decreases and competitive pressure. In the fourth quarter of 2007, the prime rate was 7.25% compared with 3.25% in the fourth quarter of 2008.

The interest bearing liability cost decreased in the fourth quarter of 2008 to 2.42%, a decrease of 101 basis points from the fourth quarter of 2007. This reduction was slower than the earning asset yield drop, mainly due to competitive pressures and pricing by other institutions which kept deposit rates abnormally high.

The tax equivalent net interest margin and related components for the past five linked quarters are shown in the table below.

	Year	Earning Asset Yield	Interest Bearing Liability Cost	Net Interest Spread	Effect of Non-Interest Bearing Sources	Net Interest Margin
Net Interest Margin Last Five Quarters

4th Quarter	2008	5.63%	2.42%	3.21%	0.42%	3.63%
3rd Quarter	2008	5.94%	2.47%	3.47%	0.43%	3.90%
2nd Quarter	2008	6.05%	2.58%	3.47%	0.50%	3.97%
1st Quarter	2008	6.46%	3.14%	3.32%	0.65%	3.97%
4th Quarter	2007	6.77%	3.43%	3.34%	0.77%	4.11%

Net Interest Margin Last Three Years

	2008	5.98%	2.63%	3.35%	0.49%	3.84%
	2007	6.90%	3.32%	3.58%	0.79%	4.37%
	2006	6.74%	2.55%	4.19%	0.71%	4.90%

Interest Rate Sensitivity

The Corporation actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve sustainable growth in net interest income. Management’s Asset Liability Committee (“ALCO”), using policies and procedures approved by the Corporation’s Board of Directors, is responsible for managing the interest rate sensitivity position. The Corporation manages interest rate sensitivity by changing the mix, pricing and re-pricing characteristics of its assets and liabilities, through the management of its investment portfolio, its offering of loan and selected deposit terms and through wholesale funding. Wholesale funding consists of several sources including borrowings from the FHLB-P, Federal Reserve Bank of Philadelphia discount window, certificates of deposit from institutional brokers, Certificate of Deposit Account Registry Service (“CDARS”), Insured Network Deposit (“IND”) Program and Pennsylvania Local Government Investment Trust (“PLGIT”).

The Corporation uses several tools to manage its interest rate risk including interest rate sensitivity analysis (a/k/a “GAP Analysis”), market value of portfolio equity analysis, interest rate simulations under various rate scenarios and tax equivalent net interest margin reports. The results of these reports are compared to limits established by the Corporation’s ALCO Policies and appropriate adjustments are made if the results are outside of established limits.

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

Summary of Interest Rate Simulation

(dollars in thousands)	December 31, 2008
	Estimated Change In Net Interest Income Over Next 12 Months
Change in Interest Rates
+200 basis points		$1,126	2.75%
+100 basis points		$(316)	(.77)%
-100 basis points		$463	1.13%
-200 basis points*	$	N/A	N/A

*	Figures are N/A due to current rate environment

The interest rate simulation above indicates that the Corporation’s balance sheet as of December 31, 2008 is essentially interest rate neutral to slightly asset sensitive, meaning that an increase or decrease in interest rates will not have a significant impact on net interest income over the next 12 months. The interest rate simulation is an estimate based on assumptions, which are based in part on past behavior of customers, along with expectations of future behavior relative to interest rate changes. In today’s uncertain economic times, the reliability of the Corporation’s interest rate simulation model is more uncertain. Actual customer behavior may be significantly different than expected behavior, which could cause an unexpected outcome which might translate into lower net interest income. The Corporation’s current sensitivity to interest rate changes is essentially unchanged from December 31, 2007.

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

Non-maturity deposits, demand deposits in particular, are recognized by the regulatory agencies to have different sensitivities to interest rate environments. Consequently, it is an accepted practice to spread non-maturity deposits over defined time periods in order to capture that sensitivity. Commercial demand deposits are often in the form of compensating balances, and fluctuate inversely to the level of interest rates; the maturity of those deposits is reported as having a shorter life than typical retail demand deposits. Additionally, the regulatory capital agencies have inferred what the appropriate distribution limits are for non-maturity deposits. The Corporation has taken a more conservative approach than these limits would imply by reporting them as having a shorter maturity. The following table presents the Corporation’s GAP Analysis as of December 31, 2008:

(dollars in thousands)	0 to 90 Days	91 to 365 Days	1 - 5 Years	Over 5 Years	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with banks	$45,100	$—	$—	$—	$—	$45,100
Federal funds sold	—	—	—	—	—	—
Money market funds	5,109	—	—	—	—	5,109
Investment securities	15,969	29,140	46,884	16,336	—	108,329
Loans(1)	365,898	67,442	378,810	90,451	—	902,601
Allowance	—	—	—	—	(10,332)	(10,332)
Cash and due from banks	—	—	—	—	18,776	18,776
Other assets	—	—	247	559	80,597	81,763

Total assets	$432,076	$96,582	$425,941	$107,346	$89,401	$1,151,346

Liabilities and shareholders’ equity:
Demand, non-interest-bearing	$33,582	$22,242	$118,625	$—	$—	$174,449
Savings, NOW and market rate	86,118	48,814	178,989	48,817	—	362,738
Time deposits	64,901	136,341	5,157	92	—	211,542
Wholesale deposits	95,086	41,536	14,324	—	—	120,761
Borrowed funds	2,496	17,617	122,724	12,102	—	154,939
Subordinated debt	15,000	—	—	—	—	15,000
Other liabilities	—	—	—	—	19,504	19,504
Shareholders’ equity	3,300	9,901	52,808	26,404	—	92,413

Total liabilities and shareholders’ equity	$275,349	$276,451	$492,627	$87,415	$19,504	$1,151,346

Interest earning assets	$432,076	96,582	425,694	106,787	—	1,061,139
Interest bearing liabilities	$238,467	244,308	321,194	61,011	—	864,980

Difference between interest earning assets and interest bearing liabilities	$193,609	$(147,726)	$104,500	$45,776	$—	$196,159

Cumulative difference between interest earning assets and interest bearing liabilities	$193,609	$45,863	$150,383	$196,159	$—	$196,159

Cumulative earning assets as a % of cumulative interest bearing liabilities	181%	110%	119%	123%

(1)	Loans include portfolio loans and leases and loans held for sale.

The table above indicates that the Corporation is asset neutral to slightly asset sensitive in the immediate to 90 day time frame and should experience an increase in net interest income in the near term, if interest rates rise. Accordingly, if rates decline, net interest income will also decline.

Maturity of Certificates of Deposit of $100,000 or Greater at December 31, 2008

(dollars in thousands)	Non- Wholesale	Wholesale
Three months or less	$54,984	$60,133
Three to six months	26,069	16,891
Six to twelve months	34,343	—
Greater than twelve months	820	14,324

Total	$116,216	$91,348

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

•

Additional Factors Component – The loan and lease portfolios are broken down into multiple homogenous subclassifications upon which multiple factors (such as delinquency trends, economic conditions, loan terms, credit grade, state of origination, industry, other relevant information and regulatory environment) are evaluated resulting in an allowance amount for each of the subclassifications. The sum of these amounts equals the Additional Factors Component.

•	Unallocated Component – This amount represents a reserve against all loans for factors not included in the components above.

Asset Quality and Analysis of Credit Risk

Credit quality on the overall loan and lease portfolio remains strong as total non-performing loans and leases of $5.8 million represents 65 basis points of portfolio loans and leases at December 31, 2008. This compares with 25 basis points or $2.0 million at December 31, 2007 and 11 basis points or $823 thousand at December 31, 2006. The increase in the non-performing loans from $2.0 million to $5.8 million is primarily related to one collateralized residential multi-home construction project. The Corporation is taking appropriate steps to minimize exposure on this loan.

The provision for loan and lease losses for the years ended December 31, 2008, 2007 and 2006 was $5.6 million, $891 thousand and $832 thousand, respectively. At December 31, 2008, the allowance for loan and lease losses of $10.3 million represents 1.15% of portfolio loans and leases compared with 1.01% at December 31, 2007 and 1.19% at December 31, 2006. The increase in the allowance as a percentage of portfolio loans and leases from the end of 2007 to the end of 2008 reflects weakness in the leasing portfolio over the past four quarters, as this portfolio is national in scope. The balance of the Corporation’s loan portfolio is concentrated in the much better performing Montgomery, Chester and Delaware Counties of Pennsylvania.

The following list identifies certain key characteristics of the Corporation’s loan and lease portfolio:

•

Portfolio Loans – The Corporation’s $840.3 million loan portfolio is based in the Corporation’s traditional market areas of Chester, Delaware and Montgomery counties (Pennsylvania) and the greater Philadelphia area which have not experienced the hyper real estate price appreciation and subsequent decline that many areas around the country are experiencing. The Corporation has observed a slow-down in new construction in the local area and some home value reductions, but has not seen a substantial impact on the Corporation’s loan quality ratios relative to the loan portfolio.

•

Concentrations – The Corporation has a material portion of its loans (excluding leases) in real estate related loans. As of December 31, 2008, loans secured by real estate were $708.3 million or 84.3% of the total loan portfolio of $840 million, which includes $595.3 million of real estate loans. Loans secured by real estate include approximately $113.0 million of commercial and industrial loans.

A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in the Corporation’s primary trade area which includes portions of Delaware, Chester, Montgomery and Philadelphia counties in Pennsylvania. Management is aware of this concentration and mitigates this risk to the extent possible in many ways, including the underwriting and assessment of the borrower’s capacity to repay and equity in the underlying real estate collateral.

•

Construction – Residential site development construction loans were $43.7 million at December 31, 2008, a decline from the $46.5 million at December 31, 2007. The residential site development portfolio had a delinquency rate of 6.06% at December 31, 2008 primarily due to one large residential site developer. The Corporation has taken steps to minimize further risk on this loan.

Commercial construction projects were $8.3 million at December 31, 2008, a decline from the $11 million at December 31, 2007. The commercial construction portfolio has no delinquencies and most loans within this subcategory will convert to permanent mortgages in 2009.

Construction loans of individual houses were $6.5 million at December 31, 2008 and $10.5 million at December 31, 2007. This decrease is attributable to the completion of existing construction projects and a lower level of new projects by the Corporation’s construction clients.

•

Non Traditional Loan Products – The Corporation’s portfolio of loans and leases as reflected on the balance sheet includes $64.6 million of first lien mortgage positions on one to four family residential loans that are interest only loans. At December 31, 2008, the total first lien interest only residential loans of $64.6 million included $54.0 million of adjustable rate loans that convert to principal and interest payments between five and ten years after inception and $10.6 million of fixed rate loans that continue as interest only loans until reaching maturity. These fixed rate loans will remain as interest only loans until maturity. While these loans are considered “non-traditional loan products,” Management does not consider these loans as having a higher risk since the underwriting standard and loan to value ratios are comparable to the remainder of the loan portfolio.

•

Leasing – The Corporation’s $59.3 million leasing portfolio is national in scope and consists of over 4,200 equipment financing leases to customers in all 50 states with initial lease terms of 24 to 60 months and yields significantly higher than other loans in the Corporation’s portfolio. Approximately 71% of the Corporation’s leases are in 14 states with California being the largest at approximately 14%.

Leasing portfolio balances at the end of 2008 were up $14.2 million to $59.3 million from the $45.1 million in 2007. The rate of growth within the leasing portfolio has been intentionally slowed and tighter underwriting standards have been implemented over the past twelve months.

The Corporation has established an allocation of the overall reserve for leases as shown in the table on page [12] of $1.89 million which equates to 3.19% of lease balances. Net lease charge-offs in 2008 of $3.36 million (or 6.24% of average leases) reflect the maturation of the lease portfolio, the inherent riskier nature of the leasing business compared to the Corporation’s other portfolio loans, and the impact of a struggling national economy.

Non-Performing Assets and Related Ratios as of December 31

(dollars in thousands)	2008	2007	2006	2005	2004
Non-accrual loans and leases	$5,303	$747	$704	$261	$1,353
Loans and leases 90 days or more past due	504	1,263	119	129	22

Total non-performing loans and leases	5,807	2,010	823	390	1,375
Other real estate owned (“OREO”)	—	—	—	25	357

Total non-performing assets	$5,807	$2,010	$823	$415	$1,732

Allowance for loan and lease losses to non-performing assets	177.9%	404.1%	986.9%	1,783.6%	399.9%
Allowance for loan and lease losses to non-performing loans	177.9%	404.1%	986.9%	1,897.9%	503.8%
Non-performing loans to total loans and leases	0.65%	0.25%	0.12%	0.07%	0.25%
Allowance for loan losses to total loans and leases	1.15%	1.01%	1.19%	1.24%	1.25%
Non-performing assets to total assets	0.50%	0.20%	0.10%	0.06%	0.25%
Net loan and lease charge-offs/average loans and leases	0.40%	0.12%	0.02%	0.05%	0.12%
Net loan charge-offs/average loans	0.00%	0.05%	0.02%	0.05%	0.12%
Net lease charge-offs/average leases	6.24%	1.97%	0.00%	—	—
Period end portfolio loans and leases	$899,577	$802,925	$681,291	$595,165	$555,889
Average loans and leases (average for year)	$851,752	$740,694	$636,286	$582,386	$538,775
Allowance for loan and lease losses	$10,332	$8,124	$8,122	$7,402	$6,927

Summary of Changes in the Allowance for Loan and Lease Losses

(dollars in thousands)	2008	2007	2006	2005	2004
Balance, January 1	$8,124	$8,122	$7,402	$6,927	$6,670
Charge-offs:
Consumer	(72)	(396)	(31)	(158)	(94)
Commercial and industrial	(4)	(41)	—	—	(167)
Real estate	—	—	(120)	(156)	(431)
Leases	(3,540)	(599)	—	—	—

Total charge-offs	(3,616)	(1,036)	(151)	(314)	(692)
Recoveries:
Consumer	28	22	34	11	47
Commercial and industrial	—	46	3	12	2
Real estate	24	15	2	4	—
Leases	176	64	—	—	—

Total Recoveries	228	147	39	27	49

Net charge-offs	(3,388)	(889)	(112)	(287)	(643)
Provision for loan and lease losses	5,596	891	832	762	900

Balance, December 31	$10,332	$8,124	$8,122	$7,402	$6,927

Allocation of Allowance for Loan and Lease Losses

The following table sets forth an allocation of the allowance for loan and lease losses by category. The specific allocations in any particular category may be changed in the future to reflect then current conditions. Accordingly, Management considers the entire allowance to be available to absorb losses in any category.

	December 31,
	2008		2007		2006		2005		2004
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$3,093	26.3%	$2,636	26.4%	$2,161	25.7%	$2,191	28.5%	$3,575	33.1%
Real estate – construction	1,061	6.5	850	8.3	950	11.0	569	7.6	741	6.6
Real estate – mortgage	4,154	59.7	3,727	58.7	4,448	60.9	4,141	62.3	806	58.5
Consumer	70	0.9	62	1.0	77	1.4	143	1.6	1,174	1.8
Leases	1,894	6.6	789	5.6	140	1.0	—	—	—	—
Unallocated	60	—	60	—	346	—	358	—	631	—

Total	$10,332	100%	$8,124	100%	$8,122	100%	$7,402	100.0%	$6,927	100.0%

NON-INTEREST INCOME

2008 Compared to 2007

For the year ended December 31, 2008, non-interest income was $21.5 million, an increase of $1.1 million or 5.4% above the $21.8 million in 2007 (which includes a $1.3 million after tax gain on sale of real estate). The primary factors for this increase were a $268 thousand gain on the sale of an interest rate floor in January 2008 and Wealth Management revenue of $13.8 million which was $340 thousand or 2.5% higher than 2007. The increase in Wealth Management fee revenue is attributable to the Lau Associates acquisition, as organic fees for wealth management services were reduced due to the decline in financial market valuations and the loss of an institutional client in November 2007 due to a business consolidation which accounted for $580 thousand of revenue in 2007.

It should be noted that Lau Associates revenues are on a flat fee basis, not on a percentage of assets under management, as are much of traditional wealth revenues.

2007 Compared to 2006

For the year ended December 31, 2007, non-interest income was $21.8 million, an increase of $3.4 million or 18.6% from the $18.4 million in 2006. The primary factors for this increase were the $1.3 million real estate gain on the sale of the Wynnewood property and Wealth Management revenue of $13.5 million which was $1.1 million or 8.7% higher than 2006. The increase in Wealth Management fee revenue was partially due to market appreciation, increased brokerage fee revenue, a fall 2007 minimum fee increase and increased assets and related revenue from an institutional client. The balance of the increase in non-interest income was due primarily to income from bank owned life insurance (“BOLI”) acquired in May 2007, stronger mortgage loan sale revenue and a gain on the sale of other real estate owned.

Wealth Management revenues for the years ended December 31, 2007 and 2006 include $580 thousand and $403 thousand, respectively, of fees not earned in 2008 relating to one institutional client that was acquired by another financial institution in a business combination on November 16, 2007. Wealth assets under Management and Administration relating to this client were approximately $412.4 million at December 31, 2006 and zero at December 31, 2007.

NON-INTEREST EXPENSE

2008 Compared to 2007

For the year ended December 31, 2008, non-interest expense was $38.7 million, an increase of $3.7 million or 10.6% over the $35.0 million in the same period in 2007. Primary factors contributing to this increase include a $647 impairment of mortgage servicing assets from a year ago due to the rapid decline of long-term mortgage rates, FDIC insurance costs rising $391 thousand or 483% from 2007 and personnel and related support costs associated with the acquisition of Lau Associates, the opening of the Corporation’s West Chester regional banking center, and the opening of The Bryn Mawr Trust Company of Delaware. Non-interest expenses in 2008 included approximately $135 thousand of expenses related to potential acquisitions that did not materialize and $141 thousand of amortization of intangible assets related to the Lau Associates acquisition.

2007 Compared to 2006

For the year ended December 31, 2007, non-interest expense was $35.0 million, an increase of $3.5 million or 11.3% over the $31.4 million in the same period in 2006. Personnel and related support costs associated with the new business initiatives, advertising costs, and professional and consulting fees were the primary contributors to this increase in non-interest expenses. Non-interest expenses in 2007 included approximately $350 thousand in personnel, professional and other costs that are not ongoing commitments.

INCOME TAXES

Income taxes for the year ended December 31, 2008 were $5.0 million compared to $6.6 million in 2007 and $6.7 million in 2006. The effective tax rate was 34.96% in 2008, 32.58% in 2007 and 34.47% in 2006. The increase in the effective tax rate in 2008 was due to a decrease in tax free income related to the surrender of the BOLI insurance contract in 2008, state income taxes, and other smaller items.

Income taxes for the year ended December 31, 2007 were $6.6 million compared to $6.7 million in 2006 and $5.9 million in 2005. The effective tax rate was 32.6% in 2007, 34.5% in 2006 and 34.3% in 2005. The decrease in the effective tax rate in 2007 was due to an increase in tax-free income and other smaller items. The tax rates for 2006 and 2005 were relatively unchanged.

BALANCE SHEET ANALYSIS

Asset Changes

Total assets increased $149.3 million or 14.9% from $1.0 billion as of December 31, 2007 to $1.2 billion as of December 31, 2008. The growth in total portfolio loans and leases of $96.7 million to $899.6 million, and an increase of $60 million in investment securities are the major factors contributing to the increase. Partially offsetting the increase in portfolio loans and leases and investments is a decrease in cash and cash equivalents of $26.2 million from $95.2 million at December 31, 2007 to $69.0 million at December 31, 2008, primarily due to higher short-term cash inflows in the fourth quarter of 2007.

The Corporation’s investment portfolio increased to $108.3 million at December 31, 2008 from $48.3 million at December 31, 2007. The Asset and Liability Committee (“ALCO”) decided that increasing the investment portfolio to approximately 10% of total assets, and maintaining this level, will improve liquidity and provide the Corporation the opportunity to borrow additional funds through the Federal Home Loan Bank of Pittsburgh (“FHLB-P”), Federal Reserve or other repurchase agreements. On December 31, 2008, the value of the Corporation’s investment security portfolio was $108.3 million compared with its amortized cost of $107.3 million.

The Corporation increased portfolio loans and leases in 2008 by 12.0% or $96.7 million to $899.6 million at December 31, 2008. The increase in loan volume during 2008 was concentrated in home equity lines and loans of $31.3 million or 25.4%, commercial mortgages which increased $25.2 million or 11.2%, and commercial and industrial loans which increased $22.6 million or 10.6% as loan demand remained strong. Leases increased $14.2 million from $45.1 million at December 31, 2007 to $59.3 million at December 31, 2008. Management’s intent is to have the leasing portfolio in 2009 remain constant or trend slightly downward.

Demand for high-quality loans remained consistent throughout 2008 although we are beginning to see the effects of the weakening economy both in the quantity and quality of lending opportunities. Reductions in the construction loan portfolio over the past 12 months reflect the conversion of completed projects to permanent status and the intentional scale-back of new construction projects by our residential home building customers.

Additionally in 2008, premises and equipment assets increased approximately $4 million due to branch expansion and the opening of The Bryn Mawr Trust Company of Delaware. The $10 million increase in goodwill and intangible assets is due to the purchase of Lau Associates.

Investment Portfolio

A maturity breakout of the investment portfolio by investment type at December 31, 2008 is as follows:

(dollars in thousands)	Maturing During 2009	Maturing From 2010 Through 2013	Maturing From 2014 Through 2018	Maturing After 2018	Total
Obligations of the U.S. Government and agencies:
Book value	$—	$10,999	$—	$—	$10,999
Weighted average yield	—	3.05%	—	—	3.05%
State and political subdivisions:
Book value	$—	$3,275	$2,117	$1,679	$7,071
Weighted average yield	—	3.15%	3.48%	3.84%	3.41%
Corporate bonds:
Book value	$—	$7,633	$2,548	$—	$10,181
Weighted average yield	—	4.73%	5.38%	—	5.27%
Other investment securities:
Book value	$350	$600	$—	$—	$950
Weighted average yield	3.21%	4.54%	—	—	4.05%

Subtotal book value	$350	$22,507	$4,665	$1,679	$29,201
Weighted average yield	3.21%	3.67%	4.52%	3.84%	3.81%
Mortgage backed securities[1]
Book value	$—	$—	$6,667	$71,387	$78,054
Weighted average yield	—	—	5.25%	5.17%	5.17%

Total book value	$350	$22,507	$11,332	$73,066	$107,255

Weighted average yield	3.21%	3.67%	4.95%	5.14%	4.80%

[1]

Mortgage backed securities are included in the above table based on their contractual maturity. However, mortgage backed securities, by design, have scheduled monthly principle payments which may accelerate.

Loan Portfolio

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

	December 31,
(dollars in thousands)	2008	2007	2006	2005	2004
Consumer	$8,518	$7,990	$9,156	$9,437	$10,291
Commercial & Industrial	236,469	213,834	175,278	170,283	186,923
Commercial Mortgage	249,730	224,510	198,407	162,621	137,141
Construction	58,446	66,901	74,798	45,523	36,941
Residential Mortgage	132,536	121,313	103,572	99,602	75,081
Home Equity Lines & Loans	154,576	123,293	113,068	107,699	109,512
Leases	59,302	45,084	7,012	—	—

Total Portfolio Loans and Leases	899,577	802,925	681,291	595,165	555,889

Loans held for sale	3,024	5,125	3,726	2,765	8,708

	$902,601	$808,050	$685,017	$597,930	$564,597

Loan Portfolio Maturity and Interest Rate Sensitivity

The loan maturity distribution and interest rate sensitivity table below excludes loans secured by one to four family residential properties and consumer loans as of December 31, 2008:

(dollars in thousands)	Maturing During 2009	Maturing From 2010 Through 2013	Maturing After 2013	Total
Loan Portfolio Maturity:
Commercial and industrial	$108,479	$80,324	$47,666	$236,469
Construction	49,457	8,989	—	58,446
Commercial mortgage	1,707	61,082	186,941	249,730
Leases	1,755	57,521	26	59,302

Total	$161,398	$207,916	$234,633	$603,947

Interest sensitivity on the above loans:
Loans with predetermined rates	$20,696	$165,840	$72,669	$259,205
Loans with adjustable or floating rates	140,702	42,076	161,964	344,742

Total	$161,398	$207,916	$234,633	$603,947

Liability Changes

Total liabilities increased $147.2 million or 16.1% from $911.7 million as of December 31, 2007 to $1.06 billion as of December 31, 2008. Funding from wholesale sources at December 31, 2008 included approximately $120.8 million in wholesale certificates of deposit and $154.9 million in FHLB-P borrowings ($275.7 million in total). This compares with approximately $129.8 million and $45.0 million in wholesale certificates and FHLB-P borrowings, respectively, at December 31, 2007 ($174.8 million in total). The increase in total wholesale funding of $100.9 million in 2008 was primarily used to fund portfolio loan and lease growth and investment portfolio growth. Average other deposits (total deposits less wholesale certificates of deposit) for 2008 increased 6.1% or $37.8 million to $653.9 million compared with $616.1 million for 2007. See paragraph 3 of the Liquidity section for further details on the Corporation’s FHLB-P borrowing capacity and availability.

During 2008, the Corporation successfully attracted new core deposit balances in savings, NOW and market rate accounts. The balance as of December 31, 2008 was $332.6 million, an increase of 15.5% from December 31, 2007.

The Bank raised an aggregate of $15 million in subordinated debt in July and August 2008. The subordinated debt has a floating interest rate which resets quarterly at 90 day LIBOR plus 3.75%, which was 5.75% at December 31, 2008, has a maturity of 10 years and can be prepaid at the end of five years with no prepayment penalty. See Note 10 Subordinated Debt in the Notes to Consolidated Financial Statements for additional information.

Deposits

A breakdown of the deposits by major categories at December 31 for each of the last five years is as follows:

(dollars in thousands)	2008	2007	2006	2005	2004
Interest-bearing checking	$135,513	$137,486	$143,742	$154,319	$166,901
Money market	142,707	114,310	111,338	112,319	126,058
Savings	54,333	36,181	40,441	46,258	50,300
IND deposits	30,185	—	—	—	—
Wholesale deposits	120,761	129,820	19,976	5,000	—
Time deposits	211,542	203,462	200,446	150,322	110,470

Interest-bearing deposits	$695,041	$621,259	$515,943	$468,218	$453,729
Non-interest bearing deposits	174,449	228,269	198,546	168,042	147,236

Total deposits	$869,490	$849,528	$714,489	$636,260	$600,965

DISCUSSION OF SEGMENTS

The Corporation has three principal segments (Residential Mortgage, Wealth Management, and Banking) as defined by SFAS No. 131 “Segment Reporting”. These segments are discussed below. Detailed segment information appears in Note 26 in the accompanying Consolidated Financial Statements.

Residential Mortgage Segment Activity

All activity is for the year unless noted otherwise:

(dollars in thousands)	2008	2007	2006
Residential loans held in portfolio*	$132,536	$121,313	$103,75252
Mortgage originations	109,219	127,611	127,307
Mortgage loans sold:
Servicing retained	$43,575	$24,300	$20,910
Servicing released	34,259	64,466	46,750

Total mortgage loans sold	$77,834	$88,766	$67,660

Percentage of mortgage loans sold:
Servicing retained %	56.0%	27.4%	30.9%
Servicing released %	44.0%	72.6%	69.1%
Loans serviced for others*	$350,199	$357,363	$382,141
Mortgage servicing rights*	$2,205	$2,820	$2,883
Gain on sale of loans	$1,275	$1,250	$954
Loans servicing & late fees	$1,194	$1,115	$1,126
Amortization of MSRs	$367	$327	$348
Impairment of MSRs	$668	$21	$14
Basis point gain on loans sold	164	141	141

*	Period end balance

The Mortgage Banking segment had a pre-tax segment loss (“PTSL”) of $198 thousand in 2008 compared with a pre-tax segment profit (“PTSP”) of $555 thousand in 2007. This change is primarily due to the impairment of mortgage servicing rights which increased $647 thousand due to lower rates at the end of 2008.

Mortgage originations in 2008 of $109.2 million were down from a year ago and 2006. The value of mortgages sold (servicing retained and servicing released) in 2008 of $77.8 million was 12.3% lower than those sold in 2007. However, the gain on sale of loans in 2008 of $1.28 million was 2.0% higher than the gain on sale of loans in 2007 (as the gain per loan sold of 164 basis points was 23 basis points higher from 2007 and 2006). Management expects mortgage originations in 2009 to be higher than 2008 due to the reduction in interest rates at the end of 2008.

Loans serviced for others have declined respectively from $382.1 million to $357.4 million to $350.2 million at the end of 2006, 2007 and 2008.

Wealth Segment Activity

(in millions)	2008	2007	2006
Brokerage assets	$75.7	$85.3	$76.3
Assets under management – other institutions	—	—	412.4
Wealth assets under management, and supervision (Lau)	506.6	—	—
Wealth assets under management and administration (BMTC)	1,564.1	2,191.8	2,102.4

Total wealth assets under management, administration, brokerage and supervision	$2,146.4	$2,277.1	$2,591.1

The Wealth Management segment reported a 2008 PTSP of $5.5 million, an 18% or a $1.2 million decrease over 2007. The decrease in PTSP was primarily due to a $1.5 million or 22% increase in Wealth Management overall expense, partially offset by a $353 thousand or 2.6% increase in revenue. The increase in Wealth revenue is attributable to the Lau Associates acquisition, as organic fees for Wealth Management services were reduced due to the decline in financial market valuations and the loss of an institutional client in November 2007 due to a business consolidation.

Total wealth assets under management, administration and brokerage fell $130.7 million from 2007 levels, as the Lau Associates acquisition helped offset the organic wealth management decline. It is expected that the acquisition will help the Corporation grow wealth assets under management and supervision, grow non-interest income and expand our footprint in the State of Delaware.

The Wealth Management segment reported a 2007 PTSP of $6.7 million, an 11.4% or $683 thousand increase over 2006. The increase in PTSP was primarily due to a $1.1 million or 8.7% increase in Wealth Management revenue, partially offset by a $397 thousand or 6.0% increase in expenses, primarily personnel related. The increase in Wealth revenue is attributable to market appreciation, increased assets under management and revenue from an institutional client, increased brokerage revenue and a fall 2007 minimum fee increase.

Banking Segment Activity

Banking segment data as presented in Note 26 in the accompanying Notes to Consolidated Financial Statements indicates a PTSP of $9.9 million in 2008, $13.6 million in 2007, which includes a $1.33 million gain on real estate, and $13.0 million in 2006. See Components of Net Income earlier in this documentation for a discussion of the Banking Segment.

CAPITAL

Consolidated shareholder’s equity of the Corporation was $92.4 million or 8.03% of total assets as of December 31, 2008 compared to $90.4 million or 9.02% of total assets as of December 31, 2007. The decline of 99 basis points is primarily the result of asset growth.

The Bank raised an aggregate of $15 million in subordinated debt in July and August 2008 to support organic loan growth, and to offset the impact on regulatory capital from the Lau Associates acquisition.

The Corporation’s and Bank’s regulatory capital ratios and the minimum capital requirements to be considered “Well Capitalized” by banking regulators are displayed in Note 23 of the accompanying Notes to Consolidated Financial Statements.

As disclosed earlier in this document, the Corporation elected not to participate in the Federal government’s Troubled Asset Relief Program (“TARP”) for several reasons, the most significant being the strong capital position of the Corporation and the Bank, and the uncertainty surrounding the constantly changing conditions of the program. Both the Corporation and the Bank exceed the required capital levels to be considered “Well Capitalized” by their respective regulators at the end of each period presented.

Neither the Corporation nor the Bank are under any agreement with regulatory authorities, nor is Management aware of any current recommendations by the regulatory authorities which, if such recommendations were implemented, would have a material effect on liquidity, capital resources or operations of the Corporation.

During 2008 and 2007, the Corporation repurchased $361 thousand and $2.4 million in common stock representing 18,371 and 101,403 shares at an average cost of $19.68 and $23.85, respectively. However, the Corporation’s last direct stock market buy back was on May 23, 2008.

Under the terms of the Lau Associates acquisition, the Corporation has three additional earn-out payments due in the first quarter of each of 2010, 2011 and 2012 (which will each be recorded at the end of 2009, 2010, and 2011), with the maximum purchase price not exceeding $19 million ($10 million already paid). As a result of these expected future payments and expected asset growth, the

Corporation is presently evaluating several methods of raising capital to maintain its well capitalized levels without impeding earning asset growth. Possible methods might include a dividend reinvestment and stock repurchase plan, additional subordinated debt, and/or other possible transactions.

See Note 1-U in the Notes to Consolidated Financial Statements for additional information.

LIQUIDITY

The Corporation manages its liquidity position on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. The Corporation’s primary liquidity is maintained by managing its deposits along with the utilization of purchased federal funds, borrowings from the FHLB-P and utilization of other wholesale funding sources. Secondary sources of liquidity include the sale of investment securities and certain loans in the secondary market.

Other wholesale funding sources include certificates of deposit from brokers, generally available in blocks of $1.0 million or more, CDARS, PLGIT and the IND Program which grew $30 million in 2008.

Maximum borrowing capacity with the FHLB-P as of December 31, 2008 was approximately $345 million, with an unused borrowing availability of approximately $142 million. Availability at the Federal Reserve was $9 million and additionally, in the first quarter of 2009, the Bank pledged approximately $110 million of commercial and industrial loans to the Federal Reserve’s discount window program providing an additional approximate $80 million of borrowing capacity. Overnight Fed Funds lines consist of lines from 6 banks totaling $75 million. Quarterly, ALCO reviews the Corporation’s liquidity needs and reports its findings to the Risk Management Committee of the Board of Directors.

On December 31, 2008, the FHLB-P voluntarily suspended its dividend and capital stock repurchase program until further notice due to earnings and investment issues. The Bank has an $8 million investment in FHLB-P stock that currently does not earn a dividend and cannot be redeemed. The Bank earned $186 thousand on this stock in 2008, which was recorded in other income. Management is monitoring this situation closely. While this situation will not restrict the Corporation’s usage of the FHLB-P for borrowings, it will increase the cost. The Federal Reserve’s Discount Window is more attractive, but product availability at the Federal Reserve is less flexible.

The Corporation’s investment portfolio of $108.3 million at December 31, 2008 is approximately 9.4% of total assets. The Corporation’s policy is to keep the investment portfolio at approximately 10% of total assets. The investment portfolio provided the Corporation with the opportunity to utilize the securities to borrow additional funds through the FHLB-P, Federal Reserve or through other repurchase agreements.

The Corporation continually evaluates the capacity and the cost of continuing to fund earning asset growth with wholesale deposits. The Corporation believes that it has sufficient capacity to fund expected 2009 earning asset growth with wholesale sources, along with deposit growth from the newly opened West Chester regional branch and deposit inflows from troubled institutions.

The Corporation elected to participate (i.e. did not opt out of) the FDIC’s additional deposit insurance program originally covering balances up to $250 thousand and then providing additional coverage over $250 thousand. After final adjustments in January 2009, this program now covers the following: all non-interest bearing DDA accounts; NOW accounts paying less than 50 basis points; interest on lawyer trust accounts (“IOLTA”); and certain trust sweep accounts. The Corporation will pay additional FDIC insurance through December 31, 2009 when this program is scheduled to expire.

OFF BALANCE SHEET RISK

The following chart presents the off-balance sheet commitments of the Bank as of December 31, 2008, listed by dates of funding or payment:

(dollars in thousands)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Unfunded loan commitments	$298,152	$179,571	$47,374	$7,144	$64,063
Standby letters of credit	20,216	8,914	1,026	10,276	—

Total	$318,368	$188,485	$48,400	$17,420	$64,063

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

CONTRACTUAL CASH OBLIGATIONS OF THE CORPORATION AS OF DECEMBER 31, 2008

(dollars in thousands)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Deposits without a stated maturity	$537,187	$537,187	$—	$—	$—
Wholesale and retail certificates of deposit	332,303	312,729	19,207	275	92
Operating leases	21,834	1,334	2,523	2,132	15,845
Purchase obligations	5,913	1,856	2,839	1,218	—
Non-discretionary pension contributions	131	131	—	—	—

Total	$897,368	$853,237	$24,569	$3,625	$15,937

OTHER INFORMATION

New Offices

The Corporation successfully opened its West Chester regional banking center and The Bryn Mawr Trust Company of Delaware in 2008. The West Chester PA regional banking center is a conveniently located, state-of-the-art 4,000 foot facility with a multi-lane drive-up and twenty-four hour ATM banking. Also during the year, the Corporation completed a significant renovation of its Wayne, PA branch, making the branch much more visible and enhancing its ability to attract new business. The Bryn Mawr Trust Company of DE allows the Corporation to serve as a corporate fiduciary under DE statutes and provides a competitive advantage of being able to serve as a corporate fiduciary under either DE or PA statutes. This is very appealing to trust and estate attorneys. These openings expanded the Corporation’s footprint into two attractive geographic markets and further diversify our products and client base into the affluent markets in each target.

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

In February 2006, Congress passed the Federal Deposit Insurance Reform Act of 2005 (FDIRA-2005”). This legislation will: (i) merge the Bank Insurance Fund and the Savings Association Insurance Fund into one fund; (ii) increase insurance coverage for retirement accounts to $250,000; (iii) adjust the maximum deposit insurance for inflation after March 31, 2010; and (iv) give the FDIC greater flexibility in setting insurance assessments. As part of the FDIRA-2005, the Corporation’s primary operating subsidiary, the Bank, was granted a one-time credit of approximately $409 thousand for utilization against future FDIC insurance premiums.

The FDIC announced that 2008 assessments would range from 5 to 7 basis points for well capitalized institutions with composite regulatory examination ratings of one or two. This base assessment will increase again effective January 1, 2009 by 7 basis points. These increases bring the January 1, 2009 base assessment rate to between 12 and 16 basis points. The Corporation may be subject to additional adjustments of up to 8 basis points depending on its level of unsecured and secured borrowings effective April 1, 2009 based on final FDIC rules regarding ongoing assessment which were issued on February 27, 2009.

On February 27, 2009 the FDIC adopted an interim rule imposing a 20 basis point emergency special assessment on the banking industry on June 30, 2009. The assessment is to be collected on September 30, 2009. The interim rule would also permit the FIDC to impose an emergency special assessment after June 30, 2009 of up to 10 basis points if necessary to maintain public confidence in federal deposit insurance. Comments on the interim rule on special assessments are due no later than 30 days after publication in the Federal Register. A special assessment of 20 basis points would amount to approximately $1.74 million based on December 31, 2008 deposits of approximately $869 million.

In October 2008, the FDIC announced its TLGP pursuant to which the FDIC will guarantee the payment of certain newly-issued senior unsecured debt of insured depository institutions (“Debt Guarantee”) and funds held at FDIC-insured depository institutions in noninterest-bearing transaction accounts in excess of the current standard maximum deposit insurance amount of $250,000 (“Transaction Account Guarantee”). Both guarantees were provided to eligible institutions, including the Corporation, at no cost through December 5, 2008. Participation in the TLPG subsequent to December 5, 2008 is optional.

The Corporation has elected to participate in the TLPG subsequent to December 5, 2008. The Transaction Account Guarantee is effective for the Corporation through January 1, 2010. Under the Debt Guarantee, qualifying senior unsecured debt newly issued by the Corporation during the period from October 14, 2008 to June 30, 2009, inclusive, is covered by the FDIC guarantee. The maximum amount of debt that eligible institutions can issue under the guarantee is 125% of the par value of the entity’s qualifying senior unsecured debt, excluding debt to affiliates that was outstanding as of September 30, 2008, and scheduled to mature by June 30, 2009. The FDIC will provide guarantee coverage until the earlier of the eligible debt’s maturity or June 30, 2012.

The Corporation utilized $365 thousand of the one-time credit in 2007 and the remaining $44 thousand in the first quarter of 2008. FDIC expense incurred in 2008 was $472 thousand. The 2009 FDIC expense which will include the increase announced in 2008 and the impact of its TLGP is estimated to be $1.4 million, excluding any special assessments. The estimate of approximately $1.4 million of FDIC expense is based on Management’s preliminary analysis of the FDIC’s February 27, 2009 final rule regarding on-going assessments.

Participants in the Debt Guarantee Program will be assessed an annualized fee of 75 basis points for its participation, and an annualized fee of 10 basis points for its participation in the Transaction Account Guarantee. To the extent that these initial assessments are insufficient to cover the expense or losses arising under TLPG, the FDIC is required to impose an emergency special assessment on all FDIC-insured depository institutions as prescribed by the Federal Deposit Insurance Act.

Recent market conditions have made it difficult or uneconomical to access the capital markets. As a result, the United States Congress, the Treasury, and the FDIC have announced various programs designed to enhance market liquidity and bank capital.

In response to the financial crisis affecting the banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law and established the Troubled Assets Relief Program (“TARP”) administered by the U.S. Treasury Department. As part of TARP, the Treasury established the Capital Purchase Program (“CPP”) to provide up to $700 billion of funding to eligible financial institutions through the purchase of capital stock and other financial instruments for the purpose of stabilizing and providing liquidity to the U.S. financial markets. In connection with EESA, there have been numerous actions by the Federal Reserve Board, Congress, the Treasury, the FDIC, the SEC and others to further the economic and banking industry stabilization efforts under EESA. It remains unclear at this time what further legislative and regulatory measures will be implemented under EESA affecting the Corporation.

As a further response to the economic crisis, President Obama signed into law on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients until they have repaid the Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency.

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

“Net Interest Income”– Rate Volume Analysis of Interest Rates and Interest Differential, Net Interest Income and Net Interest Margin 2008 Compared to 2007, and – 2007 Compared to 2006, Net Interest Margin Over the Last Five Quarters, Interest Rate Sensitivity, Summary Interest Rate Simulation, and Gap Report; “Provision for Loan and Lease Losses” – General Discussion of Allowance for Loan and Lease Losses, Asset Quality and Analysis of Credit Risk, Non-Performing Assets and Related Ratios, Summary of

Changes in the Allowance of Loan and Lease Losses, Allocation of Allowance for Loan and Lease Losses; “Non-Interest Income; “Non-Interest Expense”; “Income Taxes”; “Balance Sheet Analysis”; “Discussion of Segments”; “Capital”; “Liquidity”; “Off Balance Sheet Risk”; “Contractual Cash Obligation of the Corporation as of December 31, 2008”; and “Other Information.”

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

Management’s Report on Internal Control over Financial Reporting

The Corporation’s Management is responsible for both establishing and maintaining adequate internal controls over financial reporting. As of December 31, 2008, Management conducted an assessment of the effectiveness of the Corporation’s internal controls over financial reporting and concluded that such internal controls are effective and found no material weaknesses. The assessment was accomplished using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2008, the Corporation’s internal control over financial reporting is effective, based on the COSO criteria.

Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008 has been audited by KPMG LLP, (“KPMG”) the Corporation’s independent registered public accounting firm having responsibility for auditing the Corporation’s financial statements. KPMG has expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

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

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Philadelphia, Pennsylvania
March 13, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited the internal control over financial reporting of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2008, and our report dated March 13, 2009 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania
March 13, 2009

Consolidated Balance Sheets

	As of December 31,
	2008	2007
	(dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$18,776	$76,965
Interest bearing deposits with banks	45,100	1,209
Federal funds sold	—	17,000
Money market funds	5,109	100

Cash and cash equivalents	68,985	95,274
Investment securities available for sale, at fair value (amortized cost of $107,255 and $48,136 as of December 31, 2008 and 2007, respectively)	108,329	48,302
Loans held for sale	3,024	5,125
Portfolio loans and leases	899,577	802,925
Less: Allowance for loan and lease losses	(10,332)	(8,124)

Net portfolio loans and leases	889,245	794,801

Premises and equipment, net	21,296	16,952
Accrued interest receivable	4,033	4,316
Deferred income taxes	5,478	2,891
Mortgage servicing rights	2,205	2,820
Bank owned life insurance (BOLI)	15,585	15,424
Goodwill	4,629	—
Intangible assets	5,729	—
Other investments	10,866	5,640
Other assets	11,942	10,551

Total assets	$1,151,346	$1,002,096

Liabilities
Deposits:
Non-interest-bearing demand	$174,449	$228,269
Savings, NOW and market rate accounts	362,738	287,977
Wholesale deposits	120,761	129,820
Time deposits	211,542	203,462

Total deposits	869,490	849,528

Borrowed funds	154,939	45,000
Subordinated debt	15,000	—
Accrued interest payable	4,369	6,294
Other liabilities	15,135	10,923

Total liabilities	1,058,933	911,745

Shareholders’ equity
Common stock, par value $1; authorized 100,000,000 shares; issued 11,513,782 and 11,434,332 shares as of December 31, 2008 and 2007, respectively, and outstanding of 8,592,259 and 8,526,084 shares as of December 31, 2008 and 2007, respectively	11,514	11,434
Paid-in capital in excess of par value	12,983	11,698
Accumulated other comprehensive loss, net of tax benefit	(7,995)	(4,304)
Retained earnings	105,845	101,146

	122,347	119,974
Less: Common stock in treasury at cost – 2,921,523 and 2,908,248 shares as of December 31, 2008 and 2007, respectively	(29,934)	(29,623)

Total shareholders’ equity	92,413	90,351

Total liabilities and shareholders’ equity	$1,151,346	$1,002,096

Book value per share	$10.76	$10.60

Tangible book value per share	$9.55	$10.60

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$47,487	$48,797	$43,683
Interest and fees on leases	5,764	2,988	92
Interest on cash and cash equivalents	300	250	176
Interest on investment securities	4,383	2,183	1,955

Total interest income	57,934	54,218	45,906

Interest expense:
Interest expense on savings, NOW and market rate deposits	3,753	4,169	3,850
Interest expense on time deposits	6,791	8,662	7,136
Interest expense on wholesale deposits	5,498	4,925	579
Interest expense on subordinated debt	408	—	—
Interest expense on other borrowings	4,346	2,220	1,042

Total interest expense	20,796	19,976	12,607

Net interest income	37,138	34,242	33,299
Provision for loan and lease losses	5,596	891	832

Net interest income after provision for loan and lease losses	31,542	33,351	32,467

Non-interest income:
Fees for Wealth management services	13,842	13,502	12,422
Service charges on deposit accounts	1,685	1,464	1,540
Loan servicing and other fees	1,194	1,115	1,126
Net gain on sale of loans	1,275	1,250	954
Net gain on sale of securities	230	—	—
Net gain on sale of real estate	—	1,333	—
BOLI income	261	424	—
Other operating income	2,985	2,693	2,319

Total non-interest income	21,472	21,781	18,361

Non-interest expenses:
Salaries and wages	18,989	17,116	15,754
Employee benefits	4,172	4,548	4,287
Occupancy and bank premises	3,165	2,862	2,534
Furniture, fixtures, and equipment	2,324	2,078	1,925
Advertising	1,115	1,026	898
Professional fees	1,550	1,585	1,016
FDIC insurance	472	81	78
Other operating expense	6,889	5,663	4,931

Total non-interest expenses	38,676	34,959	31,423

Income before income taxes	14,338	20,173	19,405
Income tax expense	5,013	6,573	6,689

Net income	$9,325	$13,600	$12,716

Basic earnings per common share	$1.09	$1.59	$1.48
Diluted earnings per common share	$1.08	$1.58	$1.46
Dividends per share	$0.54	$0.50	$0.46
Weighted-average basic shares outstanding	8,566,938	8,539,904	8,578,050
Dilutive potential common shares	34,233	93,638	113,579

Weighted-average dilutive shares	8,601,171	8,633,542	8,691,629

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Operating activities:
Net Income	$9,325	$13,600	$12,716
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	5,596	891	832
Provision for depreciation and amortization	1,920	1,596	1,455
Loans originated for resale	(74,458)	(90,164)	(68,209)
Proceeds from sale of loans	77,834	90,015	68,202
Net gain on sale of loans	(1,275)	(1,250)	(954)
Net gain on sale of real estate	—	(1,333)	—
Provision for deferred income taxes (benefit)	(600)	82	(496)
Change in income taxes payable/receivable	(906)	707	1,228
Change in accrued interest receivable	283	(84)	(967)
Change in accrued interest payable	(1,925)	1,948	2,203
Change in mortgage servicing rights	615	63	99
Change in intangible assets	141	—	—
Other, net	(3,832)	(3,213)	(2,180)

Net cash provided by operating activities	12,718	12,858	13,929

Investing activities:
Purchases of investment securities	(105,865)	(17,033)	(28,229)
Proceeds from maturities of investment securities and mortgage-backed securities pay downs	9,534	8,775	7,181
Proceeds from sales of investment securities available for sale	26,011	—	—
Proceeds from calls of investment securities	9,705	8,595	5,940
Proceeds from sale of real estate	—	1,850	—
Proceeds from sale of securities	1,350	—	—
Net increase in other investments	(5,226)	(1,424)	(2,622)
Net repayments on notes receivable	—	—	954
Net portfolio loan originations	(100,040)	(122,524)	(87,192)
Purchase of Bank Owned Life Insurance (“BOLI)	—	(15,000)	—
Purchase of premises and equipment	(5,930)	(2,388)	(3,303)
Sale of Other Real Estate Owned (“OREO”)	—	110	25
Purchase of Lau Associates	(9,875)	—	—

Net cash used by investing activities	(180,336)	(139,139)	(107,246)

Financing activities:
Change in demand, NOW, savings and market rate deposit accounts	20,941	22,179	13,130
Change in time deposits	8,080	3,016	50,124
Change in wholesale deposits	(9,059)	109,844	14,976
Dividends paid	(4,626)	(4,269)	(3,948)
Increase in borrowed funds greater than 90 days	124,939	45,000	15,000
Repayment of borrowed funds greater than 90 days	—	(15,000)	—
Purchase of treasury stock	(361)	(2,420)	(3,406)
Tax benefit from exercise of stock options	185	182	293
Proceeds from exercise of stock options	1,230	918	2,511

Net cash provided by financing activities	141,329	159,450	88,680

Change in cash and cash equivalents	(26,289)	33,269	(4,637)
Cash and cash equivalents at beginning of year	95,274	62,005	66,642

Cash and cash equivalents at end of year	$68,985	$95,274	$62,005

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$6,238	$6,192	$7,289
Interest	22,721	18,028	10,404
Supplemental cash flow information:
Change in other comprehensive income	$(5,678)	$223	$648
Change in deferred tax due to change in other comprehensive income	(1,987)	77	227

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

	For the Years Ended December 31, 2008, 2007 and 2006
	Shares of Common Stock Issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
	(dollars in thousands)
Balance - December 31, 2005	11,221,899	$11,222	$7,888	$82,639	$(643)	$(23,884)	$77,222
Cumulative effect adjustment to initially apply SAB 108	—	—	—	408	—	—	408
Net Income	—	—	—	12,716	—	—	12,716
Dividends declared - $0.46 per share	—	—	—	(3,948)		—	(3,948)
Other comprehensive income, net of tax expense of $227	—	—	—	—	421	—	421
Tax benefit stock option exercise	—	—	293	—	—	—	293
Purchase of treasury stock	—	—	—	—	—	(3,406)	(3,406)
Retirement of treasury stock	(4,671)	(5)	(41)	—	—	46	—
Common stock issued	155,954	156	2,458	—	—	—	2,614
Adjustment to initially apply FAS 158, net of tax benefit	—	—	—	—	(4,228)	—	(4,228)

Balance - December 31, 2006	11,373,182	$11,373	$10,598	$91,815	$(4,450)	$(27,244)	$82,092
Net Income	—	—	—	13,600	—	—	13,600
Dividends declared - $0.50 per share	—	—	—	(4,269)	—	—	(4,269)
Other comprehensive income, net of tax expense of $77	—	—	—	—	146	—	146
Tax benefit stock option exercise	—	—	182	—	—	—	182
Purchase of treasury stock	—	—	—	—	—	(2,420)	(2,420)
Retirement of treasury stock	(4,128)	(4)	(37)	—	—	41	—
Common stock issued	65,278	65	955	—	—	—	1,020

Balance - December 31, 2007	11,434,332	$11,434	$11,698	$101,146	$(4,304)	$(29,623)	$90,351
Net Income	—	—	—	9,325	—	—	9,325
Dividends declared - $0.54 per share	—	—	—	(4,626)	—	—	(4,626)
Other comprehensive income, net of tax benefit of ($1,987)	—	—	—	—	(3,691)	—	(3,691)
Tax benefit stock option exercise	—	—	185	—	—	—	185
Purchase of treasury stock	—	—	—	—	—	(361)	(361)
Retirement of treasury stock	(5,096)	(5)	(45)	—	—	50	—
Common stock issued	84,546	85	1,145	—	—	—	1,230

Balance - December 31, 2008	11,513,782	$11,514	$12,983	$105,845	$(7,995)	$(29,934)	$92,413

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Net income	$9,325	$13,600	$12,716
Other comprehensive income:
Unrealized investment gains, net of tax expense of $318, $198 and $76, respectively	589	370	140
Change in unfunded pension and post-retirement liability, net of tax expense (benefit) of $(2,305), ($121) and $151, respectively	(4,280)	(224)	281

Comprehensive income	$5,634	$13,746	$13,137

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Business

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. The Corporation and its subsidiaries provide wealth management, community banking, residential mortgage lending, insurance and business banking services to its customers through nine full service branches and seven retirement community offices throughout Montgomery, Delaware and Chester counties. In 2008, the Corporation opened the Bryn Mawr Trust Company of Delaware in Wilmington, Delaware, to further its long-term growth strategy, and diversify its asset base and client accounts. The Corporation trades on the NASDAQ Global Market (“NASDQ”) under the symbol BMTC.

The Corporation operates in a highly competitive market area that includes local, national and regional banks as competitors along with savings banks, credit unions, insurance companies, trust companies, registered investment advisors and mutual fund families. The Corporation and its subsidiaries are regulated by many regulatory agencies including the Securities and Exchange Commission (“SEC”), Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve and the Pennsylvania Department of Banking.

B. Basis of Presentation

The accounting policies of the Corporation conform with accounting principles generally accepted in the United States of America (“GAAP”) and predominant practice within the banking industry. Statements of the Financial Accounting Standards Board are noted in these statements by the abbreviation “FAS.”

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

Although our current estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2009, actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Amounts subject to significant estimates are items such as the allowance for loan and lease losses and lending related commitments, goodwill and intangible assets, pension and post-retirement obligations, the fair value of financial instruments and other-than-temporary impairments. Among other effects, such changes could result in future impairments of investment securities, goodwill and intangible assets and establishment of allowances for loan losses and lending related commitments as well as increased pension and post-retirement expense.

C. Cash and Cash Equivalents

Cash and cash equivalents include cash due from banks, interest-bearing deposits, federal funds sold and money market funds with other banks with original maturities of three months or less. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $1.9 million and $2.0 million at December 31, 2008 and December 31, 2007, respectively.

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

The accrual of interest on loans and leases is generally discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans and leases are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected for loans that are placed on non-accrual status or charged-off is reversed against interest income. All interest accrued, but not collected on leases that are placed on non-accrual status is not reversed against interest until the lease is charged-off at 120 days delinquent. The interest received on these non-accrual loans and leases is applied to reduce the carrying value of loans and leases or, if principal is considered fully collectible, recognized as interest income until qualifying for return to accrual status. Loans and leases are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

H. Other Investments

Other investments include Community Reinvestment Act (“CRA”) investment, and equity stocks without a determinable fair market value. The equity stocks include Federal Home Loan Bank of Pittsburgh (“FHLB-P”) and Federal Reserve Bank. These investments are carried at the lower of cost or market. For further information on the FHLB-P stock, see Footnote 9 – Borrowed Funds.

I. Impaired Loans and Leases

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

J. Other Real Estate Owned

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

K. Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation and rent are recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the expected lease term or the estimated useful lives, whichever is shorter.

L. Pension and Postretirement Benefit Plans

The Corporation has three defined benefit pension plans and one postretirement benefit plan as discussed in Note 14 – Pension and Postretirement Benefit Plans. Net pension expense consists of service cost, interest cost, return on plan assets, amortization of prior service cost, amortization of transition obligations and amortization of net actuarial gains and losses. The Corporation accrues pension costs as incurred.

The Corporation adopted FAS No. 158 – “Employers’ Accounting for Defined Benefit Plans and Other Post Retirement Plans” (“FAS 158”) on December 31, 2006. As a result of this adoption, the Corporation recorded an additional pension liability resulting in a reduction of accumulated other comprehensive income in 2006.

On February 12, 2008 the Corporation amended the Qualified Defined Pension Plan to cease further accruals of benefits effective March 31, 2008, and amended the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution effective April 1, 2008. Additionally, the Corporation created a new non-qualified defined benefit pension plan for certain officers of the Bank and to provide that each participant’s accrued benefit shall be reduced by the actuarially equivalent value of the immediately vested discretionary, non-matching employer contribution to the 401(K) Plan made on his or her behalf.

M. BOLI

The Corporation purchased $15.0 million of BOLI during the second quarter of 2007. On August 13, 2008 the Bank gave notice to its BOLI insurance carrier that it was surrendering its separate account BOLI contract. The Bank received $15.6 million in cash on February 9, 2009. As part of the surrender, the Corporation has represented to the insurance carrier that it will not enter into any other BOLI agreement or obtain life insurance on any of the employees covered by the BOLI policy for five years.

BOLI is recorded at its cash surrender value on the balance sheet. Income from BOLI is tax-exempt and included as a component of other non-interest income. In 2007, BOLI income was tax-exempt. However, as a result of the surrender of the BOLI contract in August 2008, the total income earned in 2007 and 2008 became taxable income. This resulted in a tax expense at a rate of 45% or $266 thousand in 2008.

N. Accounting for Stock-Based Compensation

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

Stock-based compensation expense for 2008, 2007 and 2006 are shown in the table below:

(dollars in thousands, except per share amounts)	For the Years Ended December 31,
	2008			2007			2006
	Without FAS 123R Effect	FAS 123R Effects	As Reported	Without FAS 123R Effect	FAS 123R Effects	As Reported	Without FAS 123R Effect	FAS 123R Effects	As Reported
Income before taxes	$14,615	$(277)	$14,338	$20,248	$(75)	$20,173	$19,464	$(59)	$19,405
Income taxes	(5,110)	97	(5,013)	(6,599)	26	(6,573)	(6,710)	21	(6,689)

Net income	$9,505	$(180)	$9,325	$13,649	$(49)	$13,600	$12,754	$(38)	$12,716

Basic earnings per share	$1.11	$(.02)	$1.09	$1.60	$(.01)	$1.59	$1.48	$.00	$1.48

Diluted earnings per share	$1.10	$(.02)	$1.08	$1.58	$.00	$1.58	$1.47	$(.01)	$1.46

See Note 16, Stock Option Plan, and Note 17, Earnings Per Share, in these Consolidated Financial Statements for additional information regarding equity based compensation and earnings per share, respectively.

O. Earnings Per Common Share

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

P. Income Taxes

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

Q. Revenue Recognition

With the exception of non-accrual loans and leases, the Corporation recognizes all sources of income on the accrual basis. Additional information relating to wealth management fee revenue recognition follows:

The Corporation earns wealth management fee revenue from a variety of sources including fees from trust administration and other related fiduciary services, custody, investment management and advisory services, employee benefit account and IRA administration, estate settlement, tax service fees, shareholder service fees and brokerage. These fees are based on asset values and fluctuate with the market. The revenues generated by Lau Associates are not tied to asset value but are based on a flat fee for services provided. The Corporation also earned fees in 2006 and 2007 for providing investment advisory services to the clients of another financial institution. Due to a business consolidation, the Corporation no longer provided these advisory services in 2008. For many of our revenue sources, amounts are not received in the same accounting period in which they are earned. However, each source of Wealth Management fees is recorded on the accrual method of accounting.

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

R. Mortgage Servicing

The Corporation performs various servicing functions on loans owned by others. A fee, usually based on a percentage of the outstanding principal balance of the loan, is received for these services. Gain on sale of loans is based on the specific identification method.

Mortgage servicing rights (MSRs) are recognized as separate assets when rights are retained through the sale of financial assets. Capitalized servicing rights are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

S. Statement of Cash Flows

The Corporation’s statement of cash flows details operating, investing and financing activities during the reported periods.

T. Interest Rate Floor

The Corporation accounts for derivatives under FASB Statement No. 133 “Accounting for Derivative Instruments on Hedging Activities”, as amended. The Corporation records interest rate floors, which are not used as hedging instruments, at fair value on the balance sheet as part of other assets. Changes in the fair value of the interest rate floor are recorded in current earnings as other operating income or other operating expense, depending on whether the net change in value for the applicable period was a gain or loss. The interest rate floor was closed out in January 2008.

U. Goodwill and Other Intangible Assets

The Corporation accounts for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” All goodwill and intangible assets as of December 31, 2008 are related to the acquisition of Lau Associates. The amount of goodwill initially recorded reflects the value assigned to the asset at the time of investment. Goodwill impairment tests are performed at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the acquisition or investment.

The Corporation’s impairment testing methodology is consistent with the methodology prescribed in SFAS No. 142. Other intangible assets include customer relationships, a non-compete agreement and a trade name. The customer relationships and non-compete agreement intangibles are amortized on the straight-line basis over the estimated useful life of the asset. The trade name intangible has an indefinite life and is evaluated for impairment in accordance with SFAS No. 142 as prescribed above.

V. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

W. New Accounting Pronouncements

Standards Adopted:

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

FAS 157 is effective for fair-value measures already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Corporation adopted FAS 157 effective January 1, 2008 and has determined that the adoption of this Statement did not have a material impact on the Corporation’s consolidated financial statements.

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

The Corporation adopted FAS 159 effective January 1, 2008, and has determined that the adoption of this Statement did not have a material impact on the Corporation’s consolidated financial statements.

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

Standards Not Yet Adopted:

FAS 160

In December 2007 the FASB issued FAS No. 160 – “Noncontrolling Interest in Consolidated Financial Statements – Including an Amendment of ARB No. 51” (“FAS 160”). FAS 160 improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.

FAS 160 is effective as of the beginning of an entity’s first fiscal year that begins on or after December 15, 2008. Early adoption is prohibited. The Corporation has not yet determined whether this statement will have a material impact on the Corporation’s consolidated financial statements upon adoption.

FAS 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 161 amends SFAS No. 133 and its related guidance by requiring expanded disclosures about derivative instruments and hedging activities. This statement will require us to provide additional disclosure about a) how and why we use derivative instruments; b) how we account for derivative instruments and related hedged items under SFAS No. 133 and its related interpretations; and c) how derivative instruments and related hedged items effect our financial condition, financial performance, and cash flows. SFAS No. 161 does not change the accounting for derivatives under SFAS No. 133.

SFAS No. 161 will be effective for the fiscal year and interim periods beginning January 1, 2009, with early adoption encouraged. The Corporation has not yet determined whether this statement will have a material impact on the Corporation’s consolidated financial statements upon adoption.

FAS No. 141 (revised)

In December 2007, FASB issued FAS No. 141 (revised 2007), “Business Combinations”. FAS No. 141 (revised) retains the fundamental requirement of FAS 141 that the acquisition method of accounting be used for all business combinations. However, FAS No. 141 (revised) does make significant changes to the accounting for a business combination achieved in stages, the treatment of contingent consideration, transaction and restructuring costs, and other aspects of business combination accounting. FAS No. 141 (revised) will be effective with the fiscal year that begins on January 1, 2009, and will change the Corporation’s accounting treatment for business combinations on a prospective basis.

X. Adjustment Related to Prior Financial Statements

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

2. ACQUISITION OF LAU ASSOCIATES

On July 15, 2008, the Corporation acquired JNJ Holdings LLC (“JNJ”), Lau Associates LLC (“Lau”) and Lau Professional Services LLC (together with JNJ and Lau, “Lau Associates”). The Corporation acquired all of the issued and outstanding limited liability company membership interests in JNJ, a holding company that wholly owned Lau Associates, a financial planning and investment advisory firm, and Lau Professional Services, a tax preparation firm. The results of operations for Lau Associates for the 5.5 month period from July 15, 2008 to December 31, 2008 are included in the consolidated financial statements. Lau Associates is included in the wealth segment of the Corporation since it has similar economic characteristics, products and services to those of the wealth segment of the Corporation.

Lau Associates is a nationally recognized, independent, family office serving high net worth individuals and families, with special expertise in planning intergenerational inherited wealth. The company had approximately $401 million of assets under management and another $105 million under supervision as of December 31, 2008.

The transaction was valued at $10.3 million for 100% of the Company. The valuation was based on 2007 pre-tax income of $891 thousand with a multiple of 11.5. The Corporation paid $3.7 million in cash which represented 32.5% of the earn-out valuation plus a one-time payment, to Marigot Daze (the Seller of JNJ) on July 15, 2008 to acquire the assets and control of the Company. A second estimated contingent earn-out payment for the additional purchase price was paid in cash to Marigot Daze on December 31, 2008 in the amount of $5.9 million based upon Lau Associates estimated 2008 pre-tax income with a multiple of 12. Based upon the final determination of 2008 actual pre-tax income, an additional payment of $195 thousand will be paid to Marigot Daze in the first quarter of 2009. The second earn out payment represented 32.5% of the earn out valuation.

The remaining value of Lau Associates (35%) is expected to be paid in subsequent contingent payments over a 3 year earn-out period that includes payments for each of the calendar years ending December 31, 2009, 2010 and 2011. These subsequent contingent earn-out payments will be made based upon the product of pre-tax income for such calendar years times the pre-defined compound annual growth rate multiple for each calendar year at the applicable percentage rate of 11.7% for each 2009, 2010 and 2011. The maximum purchase price will not exceed more than $19 million. Additional earn-out payments will increase goodwill. Additional direct costs associated with the acquisition (investment banking financial advisory fees, legal fees, accounting and auditing fees and professional advisory and consulting fees) amounted to $465 thousand and were capitalized.

The following table summarizes the fair value of assets acquired and liabilities assumed on the date of acquisition. This transaction was accounted for using the purchase method of accounting.

(dollars in thousands)	2008
Assets:
Cash	$151
Intangible assets	5,870
Premises and equipment	61
Accounts receivable	24
Other assets	23

Total assets	$6,129

Liabilities & Equity
Contingent payment liability	1,271
Deferred revenue	614
Deferred rent obligation	59
Other accrued liabilities	61

Total liabilities	$2,005

Equity	4,124

Total liabilities & equity	$6,129

The Corporation recorded a net contingent payment liability at acquisition after recording the purchase of the tangible assets, and the value of the intangible assets and liabilities and recording cash basis to accrual accounting adjustments. Part of the $5.9 million earn-out payment made on December 31, 2008 was applied to the contingent liability recorded at acquisition, thereby exhausting the balance. The difference was applied to goodwill. All future earn-out payments will be applied to goodwill.

The fair value measurement of assets was finalized at acquisition. The fair value of intangible assets and the related amortization schedule as of December 31, 2008 was as follows: The Corporation had no goodwill or intangible assets prior to the acquisition.

(dollars in thousands)	Beginning Balance 1/1/08	Additions Gross Fair Value	Accumulated Amortization	Ending Balance 12/31/09	Amortization Period
Goodwill	$—	$4,629	$—	$4,629	Indefinite
Customer relationships (list)	—	5,100	(117)	4,983	20 Years
Non compete agreement	—	530	(24)	506	10 Years
Brand (trade name)	—	240	—	240	Indefinite

Total	$––	$10,499	$(141)	$10,358

The Company expects amortization of intangible assets of $308 thousand annually for each of the five succeeding years from 2009 to 2013 as the intangible assets will be amortized on a straight-line basis.

The following table summarizes the unaudited proforma operating results of the Corporation had the acquisition of Lau Associates occurred on January 1, 2007:

Bryn Mawr Bank Corporation

Proforma Results of Operation

	For the Twelve Months Ending December 31
(dollars in thousands, except per share data)	2008	2007
Total interest income	$57,934	$54,218
Total interest expense	20,796	19,976
Provision for loan and lease losses	5,596	891
Total non-interest income	23,343	24,818
Total non-interest expense	40,040	37,191

Income before tax	14,845	20,978
Income tax	5,190	6,855

Net Income	$9,655	$14,123

Basic earnings per share	$1.13	$1.65
Diluted earnings per share	$1.12	$1.64

Proforma assumptions:

•	Taxes on Lau Associates related income were calculated using 35%.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2008

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of the U.S. Government and agencies	$10,999	$171	$—	$11,170
State & political subdivisions	7,071	43	(18)	7,096
Federal agency mortgage backed securities	78,054	1,647	(42)	79,659
Corporate bonds	10,181	—	(727)	9,454
Other securities	950	—	—	950

Total	$107,255	$1,861	$(787)	$108,329

As of December 31, 2007

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of the U.S. Government and agencies	$22,005	$137	$(11)	$22,131
State & political subdivisions	7,775	7	(90)	7,692
Federal agency mortgage backed securities	17,055	144	(25)	17,174
Other securities	1,301	9	(5)	1,305

Total	$48,136	$297	$(131)	$48,302

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2008:

	Less than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of the U.S. Government and agencies	$—	$—	$—	$—	$—	$—
State & political subdivisions	1,163	(18)	—	—	1,163	(18)
Federal agency mortgage backed securities	3,800	(42)	—	—	3,800	(42)
Corporate bonds	9,454	(727)	—	—	9,454	(727)

Total	$14,417	$(787)	$—	$—	$14,417	$(787)

The Corporation has concluded that the unrealized losses presented in the table above are temporary in nature as they are primarily related to market interest rates and are not related to the underlying credit quality of the issuers. None of the investments are believed to be other-than-temporarily impaired. The Corporation has the ability and intent to hold the securities until maturity to recover the entire value. At December 31, 2008 securities having an amortized cost of $67.5 million were pledged as collateral for public funds, trust deposits, the FRB discount window program, the FHLB-P borrowings and other purposes.

The amortized cost and estimated market value of investment securities at December 31, 2008 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2008
(dollars in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$350	$350
Due after one year through five years	22,507	22,262
Due after five years through ten years	5,163	4,895
Due after ten years	1,181	1,163
No stated maturity	—	—

Subtotal	29,201	28,670
Mortgage backed securities	78,054	79,659

Total	$107,255	$108,329

The sale of debt securities in 2008 totaled $26.0 million. There were no sales of debt securities in 2007 or 2006.

4. LOANS AND LEASES

Loans and leases outstanding at December 31 are detailed by category as follows:

(dollars in thousands)	2008	2007
Loans held for sale	$3,024	$5,125

Real estate loans:
Commercial mortgage loans	$249,730	224,510
Home equity lines and loans	154,576	123,293
Residential mortgage loans	132,536	121,313
Construction loans	58,446	66,901

Total real estate loans	595,288	536,017
Commercial and industrial loans	236,469	213,834
Consumer loans	8,518	7,990
Leases	59,302	45,084

Total portfolio loans and leases	899,577	802,925

Total loans and leases	$902,601	$808,050

Loans with predetermined rates	$351,925	$333,662
Loans with adjustable or floating rates	550,676	474,388

Total loans and leases	$902,601	$808,050

Net deferred loan origination costs and (fees) included in the above loan table	$343	$185

Non-accrual loans	$5,303	$747

Loans past due 90 days or more and still accruing	$504	$1,263

Leases outstanding at December 31 are detailed by components of the net investment as follows:

	December 31
(dollars in thousands)	2008	2007
Minimum lease payments receivable	$69,812	$54,712
Estimated residual value of equipment	—	—
Unearned lease income	(13,784)	(12,642)
Initial direct costs and deferred fees	3,274	3,014

Total	$59,302	$45,084

Information regarding impaired loans:

(dollars in thousands)	2008	2007	2006
Impaired loans at year end	$4,586	$574	$704

Average impaired loans for the year	$1,476	$504	$801

A summary of the changes in the allowance for impaired loans is as follows:

(dollars in thousands)	2008	2007	2006
Balance, January 1	$124	$101	$66
Charge-offs	—	(37)	(120)
Recoveries	—	60	5
Provision	—	—	150

Balance, December 31	$124	$124	$101

Interest income that would have been recognized under original terms	$141	$48	$28

Interest income actually received	$84	$23	$13

Interest income recognized	$42	$1	$39

Interest income recognized using the cash basis method of income recognition	$42	$1	$39

The allowance for impaired loans of $124 thousand is included in the Corporation’s allowance for loan and lease losses of $10.3 million.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

The summary of the changes in the allowance for loan and lease losses is as follows:

(dollars in thousands)	2008	2007	2006
Balance, January 1	$8,124	$8,122	$7,402
Charge-offs	(3,616)	(1,036)	(151)
Recoveries	228	147	39
Provision	5,596	891	832

Balance, December 31	$10,332	$8,124	$8,122

6. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

(dollars in thousands)	2008	2007
Land	$3,268	$2,879
Buildings	16,320	13,187
Furniture and equipment.	17,451	16,430
Leasehold improvements	7,205	6,738
Construction in progress	2,073	1,309
Less: accumulated depreciation	(25,021)	(23,591)

Total	$21,296	$16,952

Depreciation and amortization expense related to the assets detailed in the above table for the years ended December 31, 2008, 2007, and 2006 amounted to $1.7 million, $1.5 million, and $1.4 million, respectively.

Future minimum cash rent commitments under various operating leases as of December 31, 2008 are as follows:

(dollars in thousands)
2009	$1,334
2010	1,281
2011	1,241
2012	1,066
2013	1,066
2014 and thereafter	$15,845

Rent expense on leased premises and equipment for the years ended December 31, 2008, 2007 and 2006 amounted to $1.03 million, $963 thousand and $795 thousand, respectively.

7. MORTGAGE SERVICING

The following summarizes the Corporation’s activity related to MSRs for the years ended December 31:

(dollars in thousands)	2008	2007	2006
Balance, January 1	$2,820	$2,883	$2,982
Additions	420	285	249
Amortization	(367)	(313)	(334)
Impairment	(668)	(35)	(14)

Balance, December 31	$2,205	$2,820	$2,883

Fair Value	$2,210	$3,881	$4,289

Loans serviced for others	$350,199	$357,363	$382,141

The following summarizes the Corporation’s activity related to changes in the impairment valuation allowance of MSRs for the years ended December 31:

(dollars in thousands)	2008	2007	2006
Balance, January 1	$(35)	$(14)	$—
Impairment	(698)	(29)	(14)
Recovery	30	8	—

Balance, December 31	$(703)	$(35)	$(14)

At December 31, 2008, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

(dollars in thousands)
Fair value amount of MSRs	$2,210
Weighted average life (in years)	2.9
Prepayment speeds (constant prepayment rate)*	25.5%
Impact on fair value:
10% adverse change	$(164)
20% adverse change	$(312)
Discount rate	10.25%
Impact on fair value:
10% adverse change	$(55)
20% adverse change	$(106)

*	Represents the weighted average prepayment rate for the life of the MSR asset.

For the periods ended December 31, 2008, 2007 and 2006, the fair value of the mortgage servicing rights (“MSRs”) is $2.21 million, $3.88 million and $4.29 million, respectively. The fair value of the MSRs for these periods was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates. Mortgage loan prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principle and is based on historical experience. The discount rate is used to determine the present value of future net servicing income. Another key assumption in the model-is the required rate of return the market would expect for an asset with similar risk. Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change.

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

8. DEPOSITS

Following is a summary of deposits as of December 31,

(dollars in thousands)	2008	2007
Savings	$54,333	$36,181
NOW accounts	135,587	137,486
Market rate accounts	172,818	114,310
Time deposits (less than $100,000)	95,326	83,890
Time deposits, $100,000 or more	116,216	119,572
Wholesale deposits	120,761	129,820

Total interest-bearing deposits	695,041	621,259
Non-interest-bearing deposits	174,449	228,269

Total deposits	$869,490	$849,528

The aggregate amount of deposit overdrafts included as loans as of December 31, 2008 and 2007 were $357 thousand and $889 thousand, respectively.

Maturity of time deposits exceeding $100 thousand as of December 31, 2008 were as follows:

(dollars in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2009	$115,396	$90,896
2010	720	3,534
2011	—	629
2012	—	157
2013	100	18
2014 and thereafter	—	92

Total	$116,216	$95,326

Maturity of wholesale deposits as of December 31, 2008 was as follows:

(dollars in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2009	$77,024	$29,413
2010	8,623	—
2011	5,701	—
2012	—	—
2013 and thereafter	—	—

Total	$91,348	$29,413

9. BORROWED FUNDS

Borrowings at December 31, 2008 consisted of the following FHLB-P advances:

(dollars in thousands)

Borrowing	Interest Rate	Maturity	Term	Next Call Date	F/V
Amortizing:
$7,852	2.88%	4/11/2011	3 year		F
13,837	3.90	8/13/2012	4 year		F
8,599	3.15	3/12/2013	5 year		F
9,151	3.57	4/08/2015	7 year		F

$39,439

Non-amortizing:
$10,000	4.22	11/09/2009	2 year		F
10,000	3.55	10/04/2010	2 year		F
10,000	1.36	10/18/2010	3 year		V
10,000	4.30	11/09/2010	3 year		F
5,000	3.18	1/24/2011	2 yr. 11 mo.		F
10,000	3.22	2/28/2011	3 year		F
10,000	3.62	9/08/2011	3 year		F
10,500	3.21	3/05/2012	4 year		F
10,000	3.90	9/10/2012	4 year		F
10,000	2.32	3/18/2013	5 yr./2 yr.	3/18/2010	F
10,000	4.06	9/09/2013	5 year		F
10,000	2.58	8/20/2018	10 yr./6 mo.	2/18/2009	F

$115,500

$154,939

F = fixed rate and V = variable rate

The table below reflects the borrowing activity with the FHLB-P, overnight federal funds. The Federal Reserve discount window program has not been used in 2008, 2007 or 2006:

(dollars in thousands)	2008	2007	2006
Average balance during the year	$130,490	$42,496	$19,442
Year end balance	154,939	45,000	15,000
Highest month end balance	182,293	77,000	46,300
Weighted-average interest rate during the year	3.33%	5.22%	5.36%
Weighted-average interest rate at year end	3.34%	4.56%	5.41%

The Corporation had a maximum borrowing capacity (“MBC”) with the FHLB-P of approximately $345 million as of December 31, 2008 of which the unused capacity was $142.6 million at December 31, 2008. In addition there were

$75 million in overnight federal funds line and approximately $8 million of Federal Reserve Discount Window capacity. In connection with its FHLB-P borrowings, the Corporation is required to hold stock in the FHLB-P. This amount was $7.9 million at December 31, 2008, and $2.8 million at December 31, 2007 and is included in other assets in the accompanying Consolidated Balance Sheet. The carrying amount of the FHLB-P stock approximates its fair value. On December 23, 2008, the FHLB-P announced it will voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice.

10. SUBORDINATED DEBT

The Bank raised an aggregate of $15 million in subordinated debt in July and August 2008. This subordinated debt has a floating interest rate, which resets quarterly at 90 day LIBOR plus 3.75%, which was 5.75% at December 31, 2008, has a maturity of 10 years, and can be prepaid at the end of 5 years with no prepayment penalty. Subordinated debt qualifies as Tier II regulatory capital for the first five years from the date of issuance and thereafter is discounted as the subordinated debt approaches maturity, with one fifth of the original amount excluded from Tier II capital each year during the last five years before maturity. When the remaining maturity is less than one year, the subordinated debt is excluded from Tier II capital. Unamortized subordinated debt issuance costs were $335 thousand at December 31, 2008. These costs are amortized over the term of the debt, as an adjustment to the yield. Interest is payable quarterly and principal is due September 15, 2018.

11. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The carrying amount and estimated fair value of the Corporation’s financial instruments as of December 31 are as follows:

	2008		2007
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$18,776	$18,776	$76,965	$76,965
Interest-bearing deposits with other banks	45,100	45,100	1,209	1,209
Money market funds	5,109	5,109	100	100
Federal funds sold	—	—	17,000	17,000

Cash and cash equivalents	68,985	68,985	95,274	95,274
Investment securities	108,329	108,329	48,402	48,402
Mortgage servicing rights	2,205	2,210	2,820	3,881
Loans held for sale	3,024	3,094	5,125	5,114
Other assets	79,558	69,226	55,774	55,774
Net loans	889,245	919,560	794,801	795,855

Total financial assets	$1,151,346	$1,171,404	$1,002,096	$1,004,200

Financial liabilities:
Deposits	$869,490	$871,679	$849,528	$849,475
Borrowed funds	154,939	157,344	45,000	45,397
Subordinated debt	15,000	15,000	—	—
Other liabilities	19,504	19,504	17,217	17,217

Total financial liabilities	$1,058,933	$1,063,527	$911,745	$912,089

Off-balance sheet instruments	$318,368	$318,368	$322,968	$322,968

12. FAIR VALUE MEASUREMENT

The following disclosures are made in conjunction with the initial application of FAS No. 157 “Fair Value Measurements” (“FAS 157”), in 2008.

FAS 157 establishes a fair value hierarchy based on the nature of data inputs for fair value determinations, under which the Corporation is required to value each asset using assumptions that market participants would utilize to value that asset. When the Corporation uses its own assumptions it is required to disclose additional information about the assumptions used and the effect of the measurement on earnings or the net change in assets for the period.

The value of the Corporation’s available for sale investment securities, which generally includes state and municipal securities, U.S. government agencies and mortgage backed securities, are reported at fair value. These securities are valued by an independent third party. The third party’s evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities, additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

U.S. Government agencies are evaluated and priced using multi-dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other investments are evaluated using a broker-quote based application, including quotes from issuers.

The value of the investment portfolio is determined using three broad levels of inputs:

Level 1 – Quoted prices in active markets for identical securities;

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Instruments whose significant value drivers are unobservable.

These levels are not necessarily an indication of the risks or liquidity associated with these investments. The following table summarizes the assets at December 31, 2008 that are recognized on the Corporation’s balance sheet using fair value measurement determined based on the differing levels of input.

Fair Value of Assets Measured on a Recurring Basis:

(dollars in thousands)	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$68,985	$68,985	$—	$—
Investments:
Obligations of U.S. government & agencies	11,170	—	11,170	—
State & political subdivisions	7,096	—	7,096	—
Federal agency mortgage backed securities	79,659	—	79,659	—
Corporate bonds	9,454	—	9,454	—
Other securities	950	—	950	—

Total assets measured on a recurring basis at fair value	$177,314	$68,985	$108,329	$—

The fair value of mortgage servicing rights (“MSRs”) is measured on the Corporation’s balance sheet on a non-recurring basis. This fair value measurement on a non-recurring basis is determined using level 2 inputs. As of December 31, 2008, the MSR’s fair value was $2.2 million.

The provisions of FAS 157 related to disclosures surrounding non-financial assets and non-financial liabilities have not been applied because in February 2008, the FASB deferred the required implementation of these disclosures until 2009.

13. 401(K) PLAN

The Corporation has a qualified defined contribution plan for all eligible employees under which the Corporation contributes $1.00 for each $1.00 that an employee contributes up to a maximum of 3.0% of the employee’s base salary. The Corporation’s expenses for the 401(K) Plan were $457 thousand, $410 thousand and $362 thousand in 2008, 2007 and 2006, respectively.

Effective April 1, 2008 an amendment was made to the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution. The Corporation’s expense for the non-matching discretionary contribution was $438 thousand in 2008.

14. PENSION AND POSTRETIREMENT BENEFIT PLANS

The Corporation has three defined benefit pension plans, the qualified defined benefit plan (“QDBP”) which covers all employees over age 20 1/2 who meet certain service requirements and two non-qualified defined benefit pension plans (“SERP”) which are restricted to certain officers of the Corporation.

On February 12, 2008, the Corporation amended the QDBP to cease further accruals of benefits effective March 31, 2008, and amended the 401(K) Plan to provide non-matching employer contributions mentioned previously.

The existing SERP was restricted to certain officers of the Corporation and provided each participant the equivalent pension benefit on any compensation which exceeded the IRS limits and bonus deferrals made by eligible individuals.

Additionally, effective April 1, 2008, the Corporation added a new SERP which includes certain officers of the Corporation. This new SERP provides that each participant shall receive a pension benefit equal to what the QDBP would have provided at retirement, reduced by the actuarially equivalent value of the immediately vested discretionary, non-matching employer contribution to the 401(K) Plan made on his or her behalf and their respective frozen QDBP benefit.

The Corporation also has a postretirement benefit plan (“PRBP”) that covers certain retired employees and a group of current employees. The PRBP was closed to new participants in 1994. In 2007, the Corporation amended the PRBP to allow for settlement of obligations to certain current and retired employees. Certain retired participant obligations were settled in 2007 and current employee obligations were settled in 2008.

The Corporation adopted FAS 158 on December 31, 2006. As a result of its adoption, the Corporation recorded additional pension liabilities of $6.5 million; deferred taxes of $2.3 million and a reduction of accumulated other comprehensive income (shareholder’s equity) of $4.2 million at that date.

Federal Reserve Bank guidance states that the effects of the initial adoption and subsequent application of FAS 158 are excluded from regulatory capital calculations. See Note 23 – Regulatory Capital Requirements for more information.

The following table provides information with respect to our QDBP, SERP, and PRBP, including benefit obligations and funded status, net periodic pension costs, plan assets, cash flows, amortization information and other accounting items.

Actuarial Assumptions Used in the Tables Below:

	QDBP		SERP*		PRBP
	2008	2007	2008	2007	2008	2007
Used to determine benefit obligations as of December 31:
Discount rate	6.25%	6.00%	6.25%	6.00%	6.25%	6.00%
Rate of increase for future compensation	N/A	4.00%	3.50%	4.00%	N/A	4.00%
Used to determine periodic benefit cost for the years ended December 31:
Discount rate	6.25%	5.75%	6.25%	5.75%	6.25%	5.75%
Rate of increase for future compensation	0.00%	4.00%	3.50%	4.00%	N/A	4.00%
Expected long-term rate of return on plan assets	8.50%	8.50%	N/A	N/A	N/A	N/A
Assumed health care cost trend rates as of December 31:
Cost trend rate assumed for next year	N/A	N/A	N/A	N/A	N/A	9.00%
Rate to which the cost trend rate is assumed to decline	N/A	N/A	N/A	N/A	N/A	0.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	N/A	N/A	2008	2007

Changes in Benefit Obligations and Plan Assets:

(dollars in thousands)	QDBP		SERP		PRBP
	2008	2007	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation at January 1	$32,036	$29,991	$2,037	$1,788	$1,251	$1,881
Service cost	336	1,251	89	60	—	5
Interest cost	1,701	1,752	197	114	64	84
Amendments	(4,513)	—	1,530	—	—	(128)
Settlement	—	—	—	—	(258)	(235)
Actuarial (gain) loss	(6)	106	55	205	61	(176)
Benefits paid	(1,101)	(1,071)	(136)	(130)	(181)	(180)

Benefit obligation at December 31	$28,453	$32,029	$3,772	$2,037	$937	$1,251

Change in plan assets
Fair value of plan assets at January 1	$32,156	$30,621	$—	$—	$—	$—
Actual return (loss) on plan assets	(6,914)	1,606	—	—	—	—
Employer contribution	2,000	1,000	136	130	439	415
Plan participants’ contribution	—	—	—	—	—	—
Benefits paid	(1,101)	(1,071)	(136)	(130)	(181)	(180)
Settlement	—	—	—	—	(258)	(235)

Fair value of plan assets at December 31	$26,141	$32,156	$—	$—	$—	$—

Funded status at year end (plan assets less benefit obligation)	$(2,312)	$127	$(3,772)	$(2,037)	$(937)	$(1,251)

Amounts included in the consolidated balance sheet as other assets (liabilities) & accumulated other comprehensive income including the following:
Prepaid benefit cost/(accrued liability)	$8,693	$6,414	$(1,903)	$(1,622)	$(570)	$(914)
Accumulated other comprehensive income	(11,005)	(6,287)	(1,869)	(415)	(367)	(337)

Net amount recognized	$(2,312)	$127	$(3,772)	$(2,037)	$(937)	$(1,251)

*	Includes SERP I and SERP II which are combined for disclosure purposes.

The following tables provide the components of net periodic pension costs for the years ended December 31:

QDBP Net Periodic Pension Cost

(dollars in thousands)	2008	2007	2006
Service cost	$337	$1,251	$1,155
Interest cost	1,701	1,752	1,591
Expected return on plan assets	(2,586)	(2,547)	(2,223)
Amortization of prior service cost	16	81	81
Amortization of net actuarial (gain) loss	235	457	488
Curtailment	17	—	—

Net periodic pension cost	$(280)	$994	$1,092

SERP Net Periodic Pension Cost

(dollars in thousands)	2008	2007	2006
Service cost	$90	$60	$36
Interest cost	197	114	99
Amortization of prior service cost	131	44	49
Amortization of net actuarial (gain) loss	—	26	—

Net periodic pension cost	$418	$244	$184

PRBP Net Periodic Pension Cost

(dollars in thousands)	2008	2007	2006
Service cost	$—	$5	$12
Interest cost	64	84	108
Settlement	153	123	—
Amortization of transition obligation (asset)	26	26	26
Amortization of prior service cost	(202)	(202)	(137)
Amortization of net actuarial (gain) loss	55	89	126

Net periodic pension cost	$96	$125	$135

Adoption of FAS 158

The following reflects information relative to the adoption of FAS 158:

(dollars in thousands)	December 31, 2006 Prior to Adoption of FAS 158	FAS 158 Adoption Adjustment	December 31, 2006 After Adoption of FAS 158
QDBP prepaid expense	$6,408	$(5,778)	$630
SERP liability	(1,744)	(44)	(1,788)
PRBP liability	(1,197)	(684)	(1,881)
Accumulated other comprehensive income (loss), net of taxes	(222)	(4,228)	(4,450)
Deferred taxes	(1,315)	2,277	962

Estimated amounts that will be amortized from accumulated other comprehensive income over the next fiscal year:

(dollars in thousands)	QDBP	SERP	PRBP
Expected 2009 amortization of transition obligation	$—	$—	$26
Expected 2009 amortization of prior service cost (benefit)	$16	$131	$(202)
Expected 2009 amortization of net loss	$235	$—	$55

Plan Assets:

	Target Asset Allocation	Percentage of QDBP Plan Assets at December 31
		2008	2007
Asset Category
Equity securities*	50% - 65%	51%	65%
Debt securities	30% - 45%	36%	34%
Cash reserves**	1% - 5%	13%	1%

Total		100%	100%

*	Includes Bryn Mawr Bank Corporation common stock in the amount of $633,000 (2%) and $721,000 (2%) at December 31, 2008 and 2007, respectively.
**	Cash reserves are above the target asset allocation range due to the Corporation’s $2 million contribution to the plan on December 31, 2008.

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

The investment strategy of the QDBP is to maintain the investment ranges listed above. The target ranges are to be periodically reviewed based on the prevailing market conditions. Any modification to the current investment strategy must be ratified by the Executive Committee of the Corporation’s Board of Directors. The QDBP is allowed to retain approximately 2.50% of Bryn Mawr Bank Corporation common stock.

Cash Flows

The following benefit payments, which reflect expected future services, are expected to be paid over the next ten years:

(dollars in thousands)	QDBP	SERP	PRBP
Fiscal year ending
2009	$1,485	$133	$204
2010	1,571	132	202
2011	1,615	132	200
2012	1,640	132	198
2013	1,687	132	193
2014-2018	$9,762	$1,111	$945

Other Pension and Post Retirement Benefit Information

In 2005, the Corporation capped the maximum payment under the PRBP at 120% of the 2005 benefit. The cost is at the cap in 2008. The long term impact of the cap will be to make the cost trend rate assumed for 2008 immaterial.

Expected Contribution to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s QDBP at December 31, 2008 no minimum funding requirement is anticipated for 2009. The 2009 expected contribution for the SERPS is $136 thousand.

15. INCOME TAXES AND FIN 48

The components of the net deferred tax asset (liabilities) as of December 31 are as follows:

(dollars in thousands)	2008	2007
Deferred tax assets:
Loan and lease loss reserve	$3,616	$2,845
Other reserves	393	244
Defined benefit plans	5,500	3,351

Total deferred tax assets	9,509	6,440

Deferred tax liabilities:
Other reserves	113	(171)
QDBP	(3,043)	(2,245)
Originated mortgage servicing rights	(772)	(987)
Unrealized appreciation on investment securities	(329)	(146)

Total deferred tax liability	(4,031)	(3,549)

Total net deferred tax assets	$5,478	$2,891

There was no valuation allowance as of December 31, 2008, 2007 and 2006 as management believes it is more likely than not that the net deferred tax asset will be realized.

The provision for income taxes consists of the following:

(dollars in thousands)	2008	2007	2006
Currently payable	$4,413	$6,491	$7,185
Deferred	600	82	(496)

Total	$5,013	$6,573	$6,689

Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(dollars in thousands)	2008	Tax Rate %	2007	Tax Rate %	2006	Tax Rate %
Computed tax expense at statutory federal rate	$5,018	35.0	$7,060	35.0	$6,792	35.0
Tax-exempt income	(270)	(1.9)	(412)	(2.0)	(266)	(1.4)
Other, net	265	1.9	(75)	(0.4)	163	0.8

Total income tax expense	$5,013	35.0	$6,573	32.6	$6,689	34.4

The Corporation adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007. As required by FIN 48, which clarifies FAS 109, Accounting for Income Taxes,” the Corporation recognizes the financial statement benefit of a tax position only after determining that the Corporation would more likely than not sustain the position following an examination. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. At the adoption date, the Corporation applied these criteria to all tax positions for which the statute of limitations remained open. There were no adjustments to retained earnings for unrecognized tax benefits as a result of the implementation of FIN 48.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, and in multiple state jurisdictions. The Corporation is no longer subject to U.S. federal income tax examination by tax authorities for the years before 2005. The Corporation recently closed and settled with the Internal Revenue Service an examination of the 2005 tax year. Resolution of the examination did not have any material impact to the financial position of the Corporation

The Corporation’s policy is to record interest and penalties on uncertain tax positions as income tax expense.

No interest or penalties were accrued in 2008.

There were no FIN 48 liabilities accrued during 2007 or 2008.

16. STOCK OPTION PLAN:

The Corporation permits the issuance of stock options, dividend equivalents, performance awards, stock appreciation rights, restricted stock and/or restricted stock units to employees and directors of the Corporation under several plans. The terms and conditions of awards under the plans are determined by the Corporation’s Compensation Committee.

On April 25, 2007, the Shareholders approved the Corporation’s “2007 Long-Term Incentive Plan” (“LTIP”) under which a total of 428,996 shares of the Corporation’s common stock were made available for award grants under the LTIP. As of December 31, 2007, a total of 300,496 shares were available for grant. In 2008, a total of 130,514 grants were awarded as non-qualified stock options under the LTIP and will vest over a five year period from the date of grant. As of December 31, 2008, there are 14,189 shares available for grant under the prior plan. The total options available for grant under all plans are 180,671 shares. The exercise price for stock options issued under the LTIP is the closing price for the stock on the day preceding the date of the grant. The price for options issued under the prior plan is set at the last sale price for the stock on the day preceding the date of the grant. The Corporation’s practice is to issue option related shares from authorized but unissued shares or treasury.

Grant data is in the tables below.

	Shares Under Option	Available for Option	Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2005	934,308	21,064	$6.25 - $22.68	$17.44
Options granted	11,375	(11,375)	$21.74 - $23.67	22.89
Options exercised	(151,283)	—	$6.25 - $21.21	16.59
Options expired	(4,500)	4,500	$21.21 - $21.68	21.31
Options forfeited	—	—	—	—

Balance at December 31, 2006	789,900	14,189	$8.45 - $23.67	$17.66
Options granted	—	428,996
Options exercised	132,500	(132,500)	$22.00 - $23.77	22.05
Options expired	(61,150)	—	—	15.03
Options forfeited	(500)	500	—	—

Balance at December 31, 2007	860,750	311,185	$10.50 - $23.77	$18.52
Options authorized	—	—	—	—
Options granted	130,514	(130,514)	$24.27	24.27
Options exercised	79,450	—	$10.50 - $21.21	14.22
Options expired	(8,750)	—	$18.91 - $21.21	20.95
Options forfeited	(1,250)	—	$22.00 - $22.00	22.00

Balance at December 31, 2008	901,814	180,671	$10.50 - $24.27	$19.70

Information pertaining to options outstanding at December 31, 2008 is as follows:

Price Range of Shares Under Option at December 31, 2008
Shares Under Option	Price Per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
29,000	$10.50 - $10.75	1.7	$10.57	29,000	$10.57
89,800	$12.25 - $15.15	1.9	$13.62	89,800	$13.62
288,700	$16.25 - $18.91	5.2	$18.35	288,700	$18.35
494,314	$19.11 - $24.27	7.8	$22.19	257,142	$20.95

901,814	$10.50 - $24.27	6.2	$19.70	664,642	$18.43

Shares exercisable and weighted average exercise price at December 31:

	2008	2007	2006
Shares exercisable	664,642	721,166	778,525
Weighted average exercise price	$18.43	$17.83	$17.58

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued during:

	2008	2007	2006
Expected dividend yield	2.29%	2.36% - 2.02%	1.94% - 2.03%
Expected volatility of Corporations’ stock	21.9%	20.0 - 23.9%	23.6 - 24.6%
Risk-free interest rate	3.39%	4.4 - 5.0%	5.00%
Expected life in years	7.0	6.9 - 7.0	6.0 - 6.8
Weighted average fair value of options granted	$5.27	$4.90 - $6.82	$6.45

The expected dividend yield is based on the company’s annual dividend amount as a percentage of the average stock price at the time of the grant. Expected volatility of the Corporation’s stock is based on the historic volatility of the company’s stock price. The risk free interest rate is based on a yield curve of the U.S. Treasury rates ranging from one month to ten years and a period commensurate with the expected life of the option.

The following table provides information about options outstanding for the twelve months ended December 31:

	2008			2007			2006
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Options outstanding, beginning of period	860,750	$18.52	$4.04	789,900	$17.66	$3.81	934,308	$17.44	$3.74
Granted	130,514	24.27	5.27	132,500	22.05	4.96	11,375	22.89	6.44
Forfeited	(1,250)	22.00	4.90	(500)	22.00	4.90	—	—	—
Expired	(8,750)	20.95	4.77	—	—	—	(4,500)	21.31	4,84
Exercised	(79,450)	14.22	2.87	(61,150)	15.03	3.11	(151,283)	16.59	3.54

Options outstanding, end of period	901,814	$19.70	$4.31	860,750	$18.52	$4.04	789,900	$17.66	$3.81

The following table provides information about unvested options for the twelve months ended December 31:

	2008		2007		2006
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested options, beginning of period	139,584	$5.04	11,375	$6.44	33,334	$3.99
Granted	130,514	5.27	132,500	4.96	11,375	6.44
Vested	(31,676)	5.17	(3,791)	6.44	(33,334)	3.98
Forfeited	(1,250)	4.90	(500)	4.90	—	—

Unvested options, end of period	237,172	$5.15	139,584	$5.04	11,375	$6.44

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

(dollars in thousands)	2008	2007	2006
Proceeds from strike price of value of options exercised	$1,130	$918	$2,511
Related tax benefit recognized	185	182	293

Proceeds of options exercised	$1,315	$1,100	$2,804

Intrinsic value of options exercised	$529	$520	$838

The following table provides information about options outstanding and exercisable options at December 31:

	2008		2007		2006
	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options
Number	901,814	664,642	860,750	721,166	789,900	778,525
Weighted average exercise price	$19.70	$18.43	$18.52	$17.83	$17.66	$17.58
Aggregate intrinsic value	$1,449,701	$1,449,701	$3,981,430	$3,831,493	$4,723,408	$4,714,695
Weighted average contractual term	6.0	4.9	6.1	5.4	6.3	6.3

The unamortized stock based compensation expense at December 31, 2008 was $1.1 million which will be recognized over the next 52 months.

17. EARNINGS PER SHARE

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

Earnings Per Share

(dollars in thousands, except per share data)	Year Ended December 31,
	2008	2007	2006
Numerator - Net income available to common shareholders	$9,325	$13,600	$12,716

Denominator for basic earnings per share - Weighted average shares outstanding	8,566,938	8,539,904	8,578,050
Effect of dilutive potential common shares	34,233	93,638	113,579

Denominator for diluted earnings per share - Adjusted weighted average shares outstanding	8,601,171	8,633,542	8,691,629

Basic earnings per share	$1.09	$1.59	$1.48
Diluted earnings per share	$1.08	$1.58	$1.46
Antidulitive shares excluded from computation of average dilutive earnings per share	321,812	58,946	2,722

18. OTHER OPERATING INCOME

Components of other operating income for the years ended December 31 include:

(dollars in thousands)	2008	2007	2006
Cash management	$679	$689	$542
Other	648	612	591
Insurance commissions	365	337	343
Safe deposit rental income	318	328	330
Other investment income	476	271	180
Interest rate floor income	268	155	—
Rent	179	126	244
Gain on sale of OREO	—	110	22
Title insurance	52	65	67

Other operating income	$2,985	$2,693	$2,319

19. OTHER OPERATING EXPENSE

Components of other operating expense for the years ended December 31 include:

(dollars in thousands)	2008	2007	2006
Other	$1,906	$1,632	$1,314
Temporary help & recruiting	430	561	441
Loan processing and closing	568	510	435
Computer processing	525	504	450
Other taxes	587	500	463
Travel and entertainment	400	388	355
Postage	350	342	287
Director fees	333	339	307
Telephone	342	291	281
Stationary & supplies	272	248	221
Amortization of intangibles	141	—	—
Amortization of mortgage service rights	367	327	334
Impairment of mortgage servicing rights	668	21	14
Interest rate floor expense	—	—	29

Other operating expenses	$6,889	$5,663	$4,931

20. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2008 and 2007 was as follows:

Following is a summary of these transactions:

(dollars in thousands)	2008	2007
Balance, January 1	$11,754	$15,711
Additions	263	10
Amounts collected	(8,417)	(3,967)

Balance, December 31	$3,600	$11,754

Related party deposits amounted to $442 thousand and $632 thousand at December 31, 2008 and 2007, respectively.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2008 were $299.6 million. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2008 amounted to $18.8 million. There were no outstanding bankers’ acceptances as of December 31, 2008.

Concentrations of Credit Risk

The Corporation has a material portion of its loans in real estate related loans. A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in the Corporation’s primary trade area which includes portions of Delaware, Chester, Montgomery and Philadelphia counties in Southeastern Pennsylvania. Management is aware of this concentration and mitigates this risk to the extent possible in many ways, including the underwriting and assessment of borrower’s capacity to repay. See Note 4 – Loans and Leases for additional information.

At December 31, 2008, the total first lien interest only residential loans of $64.6 million included $54.0 million of adjustable rate loans that convert to principal and interest payments between five and ten years after inception and $10.6 million of fixed rate loans that continue as interest only loans until reaching maturity. At December 31, 2008, the balance sheet also included $978 thousand one to four family residential loans secured by junior lien positions that are interest only loans. These fixed rate loans will remain as interest only loans until maturity.

As of December 31, 2008, the Corporation had no loans sold with recourse outstanding.

22. DIVIDEND RESTRICTIONS

The Bank is subject to the Pennsylvania Banking Code of 1965 (the “Code”), as amended, and is restricted in the amount of dividends that can be paid to its shareholder, the Corporation. The Code restricts the payment of dividends by the Bank to the amount of its retained earnings which was $79.9 million as of December 31, 2008. However, the amount of dividends paid by the Bank cannot reduce capital levels below levels that would cause the Bank to be less than adequately capitalized as detailed in Note 23 – Regulatory Capital Requirements.

23. REGULATORY CAPITAL REQUIREMENTS

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

On February 10, 2009, a Capital Assistance Program was announced to ensure that banking institutions are capitalized with high-quality capital. The program was initiated on February 25, 2009 and evaluates the capital needs of major U.S. banking institutions in this challenging economic environment. The program will assess if an additional capital buffer is warranted, allow the institution to seek private sources of capital or turn to the government for a temporary source of capital, and is not expected to be a new capital standard or maintained on an ongoing basis.

Eligibility is dependent on the results of a government stress test, which will be mandatorily administered to banks with $100 billion plus in assets and if accepted, provides Tier 1 capital assistance. The application deadline for the program is May 25, 2009 and after receiving preliminary approval, six months will be provided to close the transaction during which time the company may seek to raise private capital. The capital will be senior to common stock, have an equal level of seniority to existing preferred shares and will be required to pay cumulative dividends to the government at a rate of 9% per annum compounded quarterly. The Corporation is currently evaluating the requirements of the program.

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. Management believes that as of December 31, 2008 and 2007, the Corporation and the Bank had met all capital adequacy requirements to which they were subject. Federal banking regulators have defined specific capital categories, and categories range from a best of “well capitalized “to a worst of “critically under capitalized.” Both the Corporation and the Bank were classified as “well capitalized” as of December 31, 2008 and 2007.

See Note 14 – Pension and Postretirement Benefit Plans for certain information relating to a reduction in capital and related regulatory capital impact.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are presented in the following table:

(dollars in thousands)	Actual		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio
December 31, 2008
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$115,367	11.29%	$102,171	10%
Bank	111,739	10.98%	101,742	10%
Tier I Capital to Risk Weighted Assets:
Corporation	90,035	8.81%	61,303	6%
Bank	86,407	8.49%	61,045	6%
Tier I Capital to Quarterly Average Assets:
Corporation	90,035	8.03%	56,086	5%
Bank	86,407	7.70%	56,116	5%

December 31, 2007
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$102,896	11.31%	$90,980	10%
Bank	97,142	10.72%	90,591	10%
Tier I Capital to Risk Weighted Assets:
Corporation	94,655	10.40%	54,588	6%
Bank	88,901	9.81%	54,354	6%
Tier I Capital to Quarterly Average Assets:
Corporation	94,665	10.42%	45,420	5%
Bank	88,901	9.83%	45,241	5%

24. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(dollars in thousands, except per share data)	Quarters Ending 2008
	3/31	6/30	9/30	12/31
Interest income	$14,062	$14,232	$14,802	$14,838
Interest expense	5,454	4,929	4,955	5,050
Subordinated debt	—	—	151	257
Net interest income	8,608	9,303	9,696	9,531
Provision for loan and lease losses	854	781	1,063	2,898
Income before income taxes	4,305	4,751	3,830	1,452

Net income.	$2,898	$3,165	$2,255	$1,007

Basic earnings per common share	$0.34	$0.37	$0.26	$0.12
Diluted earnings per common share	$0.34	$0.37	$0.26	$0.12
Dividend declared	$0.13	$0.13	$0.14	$0.14

(dollars in thousands, except per share data)	Quarters Ending 2007
	03/31	6/30	9/30	12/31
Interest income	$12,521	$13,250	$14,147	$14,300
Interest expense	4,145	4,736	5,448	5,647
Net interest income	8,376	8,514	8,699	8,653
Provision for loan losses	250	240	—	401
Income before income taxes	5,837	4,585	5,090	4,661

Net income	$3,976	$3,091	$3,455	$3,078

Basic earnings per common share	$0.46	$0.36	$0.41	$0.36
Diluted earnings per common share	$0.46	$0.36	$0.40	$0.36
Dividend declared	$0.12	$0.12	$0.13	$0.13

*	Net income for the quarter ended March 31, 2007 includes an $866 thousand after tax gain ($1.3 million pre-tax) relating to the sale of real estate that previously served as the Corporation’s Wynnewood branch location.

25. CONDENSED FINANCIAL STATEMENTS

The condensed financial statements of the Corporation (parent company only) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31 are as follows:

Condensed Balance Sheets

(dollars in thousands)	2008	2007
Assets:
Cash	$57	$2,331
Investments in subsidiaries, at equity in net assets	89,132	84,597
Premises and equipment, net	3,074	3,172
Other assets	1,111	894

Total assets	$93,374	$90,994

Liabilities and shareholders’ equity:
Accrued taxes payable	$37	$—
Other liabilities	924	643

Total liabilities	$961	$643

Common stock, par value $1, authorized 100,000,000 issued 11,513,782 shares and 11,434,332 shares as of December 31, 2008 and 2007, respectively and outstanding 8,592,259 shares and 8,526,084 shares as of December 31, 2008 and 2007, respectively	$11,514	$11,434
Paid-in capital in excess of par value	12,983	11,698
Accumulated other comprehensive income, net of deferred income taxes	(7,995)	(4,304)
Retained earnings	105,845	101,146
Less common stock in treasury, at cost—2,921,523 shares and 2,908,248 shares as of December 31, 2008 and 2007	(29,934)	(29,623)

Total shareholders’ equity	$92,413	$90,351

Total liabilities and shareholders’ equity	$93,374	$90,994

Condensed Statements of Income

(dollars in thousands)	2008	2007	2006
Dividends from The Bryn Mawr Trust Company	$4,625	$4,269	$3,948
Interest and other income	933	732	701

Total operating income	5,558	5,001	4,649
Expenses	831	682	527

Income before equity in undistributed income of subsidiaries	4,727	4,319	4,122
Equity in undistributed income of subsidiaries	4,632	9,298	8,653

Income before income taxes	9,359	13,617	12,775
Federal income tax (expense) benefit	(34)	(17)	(59)
State income tax	—	—	—

Net income	$9,325	$13,600	$12,716

Condensed Statements of Cash Flows

(dollars in thousands)	2008	2007	2006
Operating activities:
Net Income	$9,325	$13,600	$12,716
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	4,632	(9,298)	(8,653)
Depreciation and amortization	98	98	98
Other, net	(2,126)	83	(215)

Net cash provided by operating activities	11,929	4,483	3,946

Investing Activities:
Investment in Subsidiaries	(10,632)	21	885

Net cash provided by investing activities	(10,632)	21	885

Financing activities:
Dividends paid	(4,625)	(4,269)	(3,948)
Repurchase of treasury stock	(361)	(2,420)	(3,406)
Proceeds from exercise of stock options	1,415	1,100	2,804

Net cash used by financing activities	(3,571)	(5,589)	(4,550)

Change in cash and cash equivalents	(2,274)	(1,085)	281
Cash and cash equivalents at beginning of year	2,331	3,416	3,135

Cash and cash equivalents at end of year	$57	$2,331	$3,416

These statements should be read in conjunction with the Notes to the Consolidated Financial Statements.

26. SEGMENT INFORMATION

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

The Wealth Management segment has responsibility for a number of activities within the Corporation, including trust administration, other related fiduciary services, custody, investment management and advisory services, employee benefits and IRA administration, estate settlement, tax services and brokerage. Lau Associates is included in the Wealth Management Segment of the Corporation since it has similar economic characteristics, products and services to those of the wealth segment of the Corporation.

Wealth Management revenues include, for the years ended December 31, 2007 and 2006, $580 thousand and $403 thousand, respectively, of fees that will no longer be earned relating to one institutional client that was acquired by another financial institution in a business combination on November 16, 2007. Wealth assets under Management and Administration at December 31, 2007 relating to this client were zero and $296.2 million at December 31, 2006.

The Mortgage Banking segment includes the origination of residential mortgage loans and the sale and servicing of such loans to the secondary mortgage market. This segment also includes the Corporation’s title insurance and joint mortgage origination activity with a real estate brokerage organization.

The “All Other” segment includes activities and expenses that do not fit into the other three segments including general corporate activities such as shareholder relations costs, NASDAQ fees and the annual meeting of shareholders. This segment also includes revenues and expenses from the Corporation’s insurance agency activities and interest income from notes receivable which ceased in 2006.

The accounting policies of the Corporation are applied by segment in the following tables. The segments are presented on a pre-tax basis which is the way management evaluates business results.

The Banking, Wealth Management and Mortgage Banking segments consolidate and roll-up through the Bank.

Segment information for the years ended December 31:

	2008					2007					2006
(dollars in thousands)	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated
Net interest income	$37,069	$—	$57	$12	$37,138	$34,155	$—	$79	$8	$34,242	$33,108	$—	$111	$80	$33,299
Less loan loss provision	5,596	—	—	—	5,596	891	—	—	—	891	832	—	—	—	832

Net interest income after loan loss provision	31,473	—	57	12	31,542	33,264	—	79	8	33,351	32,376	—	111	80	32,467

Other income:
Fees for investment management and trust services	—	13,842	—	—	13,842	—	13,502	—	—	13,502	—	12,422	—	—	12,422
Service charges on deposit accounts	1,685	—	—	—	1,685	1,464	—	—	—	1,464	1,540	—	—	—	1,540
Other fees and service charges	259	—	935	—	1,194	137	—	978	—	1,115	46	—	1,080	—	1,126
Net gain on sale of loans	—	—	1,275	—	1,275	—	—	1,250	—	1,250	—	—	954	—	954
Net gain on sale of real estate	—	—	—	—	—	1,333	—	—	—	1,333	—	—	—	—	—
Other operating income	3,137	13	150	176	3,476	2,671	—	256	190	3,117	1,880	—	208	231	2,319

Total other income	5,081	13,855	2,360	176	21,472	5,605	13,502	2,484	190	21,781	3,466	12,422	2,242	231	18,361
Other expenses:
Salaries & wages	12,156	5,439	864	530	18,989	11,242	4,576	1,003	295	17,116	10,714	4,129	657	254	15,754
Fringe benefits	2,918	1,080	118	56	4,172	3,515	843	148	42	4,548	3,285	836	120	46	4,287
Occupancy & bank premises	4,791	625	251	(178)	5,489	4,380	551	173	(164)	4,940	3,827	593	168	(130)	4,458
Other operating expenses	7,595	1,417	1,422	(408)	10,026	6,749	1,049	724	(167)	8,355	5,517	1,064	630	(287)	6,924

Total other expenses	27,460	8,561	2,655	—	38,676	25,886	7,019	2,048	6	34,959	23,343	6,622	1,575	(117)	31,423

Segment profit (loss)	9,094	5,294	(238)	188	14,338	12,983	6,483	515	192	20,173	12,399	5,800	778	428	19,405
Intersegment (revenues) expenses	818	181	40	(1,039)	—	618	181	40	(839)	—	606	181	10	(797)	—

Pre-tax segment profit after eliminations	$9,912	$5,475	$(198)	$(851)	$14,338	$13,601	$6,664	$555	$(647)	$20,173	$13,005	$5,981	$788	$(369)	$19,405

% of segment (loss) pre-tax profit (loss) after eliminations	69.1%	38.2%	(1.4)%	(5.9)%	100%	67.4%	33.0%	2.8%	(3.2)%	100%	67.0%	30.8%	4.1%	(1.9)%	100%

Other Segment Data

(dollars in millions)	2008	2007	2006
Wealth Management Segment:
Brokerage assets(1)	$75.7	$85.3	$76.3
Assets Under Management – other financial institution	—	—	412.4
Assets Under Management and Administration – Wealth Division	1,564.1	2,191.8	2,102.4
Assets Under Management and Administration – Lau	506.6	—	—

Assets Under Management and Administration and Brokerage Assets	$2,146.4	$2,277.1	$2,591.1

(1)	Brokerage assets represent assets held at a registered broker dealer under a networking agreement.

Mortgage Banking Segment:
Mortgage Loans Serviced for Others	$350,199	$357,363	$382,141
Mortgage Servicing Rights	$2,205	$2,820	$2,883

Segment Assets: Substantially all of the assets of the Corporation and its’ subsidiaries are related to the Banking Segment and are reflected on the Consolidated Balance Sheet in these financial statements. Premises and equipment and other assets related to the Mortgage Banking and Wealth Management Segments are not meaningful and therefore are not presented. The Wealth Management Segment assets include, among other smaller amounts, the goodwill associated with Lau Associates of $4.6 million at December 31, 2008.

Price Range of Shares

BRYN MAWR BANK CORPORATION

(NASDAQ: BMTC)

	High Bid	Low Bid	Dividend Declared
2008 HIGH-LOW QUOTATIONS
First Quarter	$23.13	$18.75	$0.13
Second Quarter	22.26	17.00	0.13
Third Quarter	28.01	16.30	0.14
Fourth Quarter	24.48	15.08	0.14

2007 HIGH-LOW QUOTATIONS
First Quarter	$24.88	$22.75	$0.12
Second Quarter	25.21	22.00	0.12
Third Quarter	24.98	21.00	0.13
Fourth Quarter	23.23	20.50	0.13

The approximate number of registered holders of record of common stock as of December 31, 2008 was 293.

The shares are traded on the NASDAQ Global Market System under the symbol BMTC. The price information was obtained from NASDQ, IDC.