Form 10-K, Exhibit 13
period 2009-12-31
BRYN MAWR BANK CORP
filed 2010-03-15
CIK 802681

Exhibit 13.1

Commission File No. 0-15261

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

For the Year Ended December 31, 2009

BRYN MAWR BANK CORPORATION

BRYN MAWR

BANK CORPORATION

2009 ANNUAL REPORT

Strong. Stable. Secure.

Investing for Growth

A rich tradition of investing in our franchise and our future. Recent investments over the last five years have included: January 2004 — Opened the Newtown Square office. February 2005 — Formed mortgage joint venture with Keller Williams. March 2005 — Opened the Exton office. September 2006 — Established Bryn Mawr Leasing Company. January 2007 — Opened the Ardmore office. May 2007 — Formed the Private Banking Group. June 2008 — Major renovations of the Wayne office. July 2008 — Acquired Lau Associates LLC, Wilmington, DE. November 2008 — Established The Bryn Mawr Trust Company of Delaware in Wilmington, DE. January 2009 — Opened the West Chester Regional Banking Center. May 2009 — Established BMT Asset Management. November 2009 — Signed agreement to acquire First Keystone Financial. December 2009 — Major renovations of the Paoli office.

ANNUAL MEETING The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at Saint Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, on Wednesday, April 28, 2010, at 11:00 a.m.

STOCK LISTING Bryn Mawr Bank Corporation common stock is traded over-the-counter and is listed on the NASDAQ Global Market under the symbol BMTC.

FORM 10-K A copy of the Corporation’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available on our website www.bmtc.com or upon written request to the Corporate Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

EQUAL EMPLOYMENT OPPORTUNITY The Corporation continues its commitment to equal opportunity employment and does not discriminate against minorities or women with respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices of Affirmative Action.

This discussion contains forward-looking statements. Please see the section entitled “Special Cautionary Notice Regarding Forward Looking Statements” in the enclosed Annual Report to Shareholders, and the section entitled “Risk Factors” in the enclosed Form 10-K, for discussions of the risks, uncertainties and assumptions associated with these statements.

2009 Annual Report

Financial highlights

CONSOLIDATED FINANCIAL HIGHLIGHTS

dollars in thousands, except per share data

	2009	2008	CHANGE
FOR THE YEAR
Net interest income	$40,793	$37,138	$3,655	9.8%
Net interest income after loan and lease loss provision	33,909	31,542	2,367	7.5%
Non-interest income	28,470	21,472	6,998	32.6%
Non-interest expenses	46,542	38,676	7,866	20.3%
Income taxes	5,500	5,013	487	9.7%
Net income	10,337	9,325	1,012	10.9%
AT YEAR-END
Total assets	$1,238,821	$1,151,346	$87,475	7.6%
Total portfolio loans and leases	885,739	899,577	(13,838)	-1.5%
Total deposits	937,887	869,490	68,397	7.9%
Shareholders’ equity	103,936	92,413	11,523	12.5%
Tangible common equity	92,214	82,055	10,159	12.4%
Wealth assets under management, administration and supervision	2,871,143	2,146,399	724,744	33.8%
PER COMMON SHARE
Basic earnings per common share	$1.18	$1.09	$0.09	8.3%
Diluted earnings per common share	1.18	1.08	0.10	9.3%
Dividends declared	0.56	0.54	0.02	3.7%
Book value	11.72	10.76	0.96	8.9%
Tangible book value	10.40	9.55	0.85	8.9%
Closing price	15.09	20.10	(5.01)	-24.9%
SELECTED RATIOS
Return on average assets	0.88%	0.89%
Return on average shareholders’ equity	10.55%	10.01%
Tax equivalent net interest margin	3.70%	3.84%
Allowance for loan & lease losses as a % of loans & leases	1.18%	1.15%
Tangible common equity to tangible assets	7.51%	7.13%

Letter to shareholders

Dear Shareholders and Friends,

While almost all financial institutions had sharp declines in income and many registered losses, I’m pleased to report that Bryn Mawr Bank Corporation, and our chief subsidiary, The Bryn Mawr Trust Company, had an increase in earnings of 10.9% and remained one of the most profitable banks in the nation.

Let’s review some of the highlights of this past year.

•

The biggest news in 2009 was the signing of a definitive agreement to purchase First Keystone Financial, Inc. of Media, Pennsylvania. First Keystone has a long and rich history in Delaware County, and has deep relationships with its clients. With an expected closing by this July, Bryn Mawr Trust will now be the largest community bank in the western suburbs of Philadelphia, with 17 full-service branch locations and approximately $1.7 billion in banking assets.

•

Our Wealth Management Division saw its assets under management and supervision grow sharply from $1.9 billion, in March 2009, to just under $2.9 billion by year’s end. Lau Associates, the high-end financial planning and investment management firm in Wilmington, Delaware which we acquired in 2008, continued to play an important role in our wealth growth strategy.

2009 Annual Report

•

Our new Bryn Mawr Trust Company of Delaware gathered over $400 million of new wealth assets during the year. We are projecting sustained growth with this important initiative, which takes advantage of the special trust statutes available in only Delaware and few other states.

•

During the year, we started BMT Asset Management, which replaced our existing brokerage business. Professionals from UBS, Morgan Stanley, and other investment firms have been recruited, and we have attracted well over $100 million of new wealth assets to manage.

•

In January of 2009, we opened a large regional banking office in West Chester, staffed not only with an experienced team of retail bankers, but also with a business lending group and a wealth officer. With over $21 million of new deposits, we have far exceeded our original projections. When we conclude the merger with First Keystone Bank, we will have five offices in Chester County, still one of the fastest growing areas in Pennsylvania.

•

BMT Mortgage Company had a stellar year as low interest rates created an active re-financing market. Over $250 million of new mortgage loans were closed, most of which were sold to Fannie Mae while we retained the servicing of these loans. At the end of 2009, we were servicing over half a billion dollars of loans for Fannie Mae.

Despite this strong record of accomplishments in 2009, we have many challenges ahead of us. Although we expect business conditions to remain difficult, the Bank is prepared. Bryn Mawr Trust is well-capitalized, profitable, and uniquely well-positioned to serve our wealth and banking clients. We have clearly defined goals and strategies to grow the Bank and to remain highly profitable.

The Board of Directors, the management team, and I thank you for your support of the Bank this past year. In a difficult environment we have performed well. We are hopeful that through our continued growth in profitability, banking assets, and wealth assets that our stock price will show improvement in 2010.

As always, please feel free to call me with any questions or comments. My direct phone line is 610-581-4800. Thank you.

Best wishes,

Ted Peters

Chairman and Chief Executive Officer

Year in review

“The current economic turmoil has given us a wonderful opportunity to increase our market share and to geographically expand our franchise.” – TED PETERS

In 2009, the financial services industry was in crisis and faced many significant problems and challenges. It would have been hard for anyone to imagine that there would be opportunities for success amidst all of this turmoil. However, there were opportunities for success, and the Bryn Mawr Trust team was able to recognize and capitalize on many of them. As a result, while many other institutions struggled, we had a very successful year. We are pleased to share with you some of our most significant accomplishments.

Seizing Opportunities

The Wealth Management Division had a fantastic year, with assets growing 33.8% from year-end 2008. While the entire Division contributed to this outstanding performance, a big part of the success was the result of two new initiatives which generated significant growth. The BMT Asset Management unit was formed in the second quarter of 2009, by hiring well-known, experienced investment professionals who developed significant new investment relationships of approximately $100 million in a very short period of time. We made additions to this staff in the fourth quarter and we are very excited about their future growth potential. In its first full year of operation, The Bryn Mawr Trust Company of Delaware grew to more than $400 million in wealth assets. This subsidiary allows us to serve as a corporate fiduciary under Delaware statutes, a significant competitive advantage, and we expect it to be a meaningful contributor to our long-term growth.

Professionals in the Wealth Management Division have long been sought out for their advice, opinions and comments on a variety of wealth and financial management topics. That trend continued in 2009, and our professionals were interviewed extensively by the news media including: The Wall Street Journal, FOX Business News, CNBC, Bloomberg News, The Philadelphia Inquirer, The American Banker and the Philadelphia Business Journal.

Our strong brand enabled us to attract many new clients in 2009. To increase our brand awareness and promote our Wealth Management capabilities, we launched a mass media campaign using radio, print and outdoor advertising. We were very satisfied with our promotional efforts and intend to continue these strategies in 2010.

Above: Wealth Management Division, 10 S. Bryn Mawr Avenue, Bryn Mawr, PA; Opposite page (left to right): Francis J. Leto, Executive V.P., Wealth Management Division, Karin Kinney, Senior V.P., Philanthropic Services Group; Richard K. Cobb, Jr., Senior V.P., BMT Asset Management, Drew Camerota, Senior V.P., BMT Asset Management, Bill Thorkelson, Senior V.P., Investment Management, Charles F. Ward, Senior V.P., BMT Asset Management.

2009 Annual Report

Once again, Retail Banking had another strong year, growing our deposits by almost 8.0% over the prior year. The branch banking staff concentrated their selling efforts on generating small business accounts, cash management sales and deep consumer banking relationships. Consumer banking promotions required new checking accounts with direct deposit, online banking and eStatements in order to qualify for the promotional offers. Our solid reputation was a great benefit as many clients, concerned with the financial crisis, chose to develop a relationship with a “Strong, Stable and Secure” financial institution.

The new West Chester Regional Banking Center, which opened in January 2009, contributed to our strong deposit growth with over $21 million in deposits at year end. To strengthen our ties with the business community, we announced the formation of a Business Advisory Board for Chester County in June 2009. Advisory Board members will meet with senior managers from the Bank on emerging trends, issues and opportunities to enhance Bryn Mawr Trust’s well-established role as a leading business and community partner. The board is comprised of leaders from the area’s business and professional community, including; Anthony Giannascoli, Esq., Giannascoli & Associates, PC, Kevin Holleran, Esq., Gawthrop Greenwood, PC, Senya D. Isayeff, Alliance Environmental Systems, Inc., Valerie Jester, Brandywine Capital Associates, Inc., James MacFadden, Century 21 Alliance, Mary Ellen “Mell” Josephs, Executive Director, Student Services, Inc., West Chester University, Eugene Steger, Esq. and CPA, Steger Gowie & Company, Inc. and the Hon. Richard B. Yoder, Immediate Past Mayor of West Chester, Pennsylvania.

The BMT Mortgage Company was a very busy place to be in 2009 as sustained low interest rates created a very beneficial environment for refinancing activity. Revenues for this unit were more than four times 2008 revenues. The Consumer Lending department also saw solid growth, with home equity loans and lines, in our local market area, up more than 15.0% from the prior year.

While many banks stopped making loans, we continued to lend, helping businesses grow and expand. However, overall growth in commercial lending was relatively flat as a result of our desire to limit exposure to certain types of commercial loans. A significant challenge for our lenders was to protect the margin and preserve asset quality, and they did an outstanding job. Our business model, emphasizing risk management and a disciplined approach to growing the Corporation, has served us well, particularly in this difficult financial climate.

Community Giving, Activities and Events

As a Community Bank, we truly understand the need to be a part of and support the communities we serve. In good times and bad, we have a tradition of generously supporting a wide variety of charitable, educational, cultural and civic organizations. The entire team finds it very rewarding that we are able to support these worthwhile activities and organizations.

This page, left to right: Kristin M. Green, V.P., Retail Banking, Alison E. Gers, Executive V.P., Retail Banking, Operations, IT and Marketing, Stephen P. Novak, Senior V.P., Retail Banking; Robert J. Ricciardi, Executive V.P. and Chief Credit Policy Officer.

We were especially pleased this year to have been awarded the Regional Community Service Award by the Pennsylvania Association of Community Bankers (PACB). Each year the PACB recognizes community banks for outstanding community activities and support. Bryn Mawr Trust was recognized for establishing the Linda Kahley Ovarian Cancer Walk, to honor the memory of Linda Kahley, a thirty-seven year employee.

Bryn Mawr Trust is committed to making a positive difference in the communities we serve.

Recognizing an Outstanding Career

After nearly 39 years at Bryn Mawr Trust, our distinguished colleague Robert J. Ricciardi has announced his retirement. After his graduation from Villanova University in 1971, Bob started his career as a management trainee in the mortgage department. It didn’t take long for management to recognize Bob’s talent and potential as he was promoted to Loan Officer in December 1972. This was the first of many 1972. This was the first of many promotions for Bob, who is currently Executive Vice President, Chief Credit Policy Officer and Corporate Secretary.

Bob has managed many different functions during his career, including; commercial lending, real estate lending, community banking, human resources, facilities, risk management, the Bank’s title insurance subsidiary, Insurance Counsellors of Bryn Mawr, Inc. and corporate services.

Over the last several years, Bob has also had oversight over branch site acquisitions, construction of new branches and renovation projects for our existing branches and facilities. Bob will continue to provide expertise in this area as a consultant to the Bank.

2009 Annual Report

Despite a very heavy workload, Bob also found time to volunteer for many different organizations. He is currently a board member for East Whiteland Township Park and Recreation Board, and is a Trustee of the Hospice and Homecare Foundation, which is part of the Jefferson Home Care Network. He is also a former board member of the Main Line Chamber of Commerce.

When asked about accomplishments at Bryn Mawr Trust that he is most proud of Bob said, “There are many things I’m proud of, but I think the thing I’m most proud of is the number of talented people I’ve hired and worked with over the years who have made Bryn Mawr Trust the outstanding organization it is today”. Bob, we’re proud that you chose to spend your career with us! Bob’s future plans include spending more time with his wife Nancy, his children, five grandchildren, and golf at St. Davids Golf Club. Best wishes from all of us.

This page, left to right: Martin F. Gallagher, Jr., Senior V.P., Commercial Lending, Regina Kemery, Senior V.P., Consumer Lending, Joseph G. Keefer, Executive V.P. and Chief Lending Officer; Myron H. Headen, Senior V.P., BMT Mortgage Company, Thomas DiBiase, V.P., BMT Mortgage Company, Robert J. McLaughlin IV, Senior V.P., BMT Mortgage Company.

Investing in Facilities

In December, we completed major renovations to our Paoli Branch. The remodeling project significantly improved the appearance and functionality of the branch and makes it a much more inviting place to do business. We invite you to visit the branch located at 39 West Lancaster Avenue, Paoli, PA, and see for yourself just how great it looks.

Investing in our Future

In November 2009, we announced our agreement to acquire First Keystone Financial, Inc. and its main operating subsidiary First Keystone Bank. We are very excited that they have agreed to join Bryn Mawr Trust. First Keystone has a rich history of providing exceptional client service and we feel that our combined organization will have many opportunities to grow market share. The proposed merger is subject to regulatory approval and other conditions. For additional details please review the enclosed Annual Report to Shareholders.

Despite the unprecedented financial turmoil our team came together to uncover opportunities for us to succeed and grow. Management, staff, and the Board of Directors are very pleased with our 2009 accomplishments and thank you for your continued support.

Bryn Mawr Trust

Strong. Stable. Secure.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

801 Lancaster Avenue,

Bryn Mawr, PA 19010

610-525-1700 ¢

www.bmtc.com

DIRECTORS

Thomas L. Bennett,

Private Investor, Director and Trustee of the

Delaware Investments Family of Funds

Andrea F. Gilbert,

President, Bryn Mawr Hospital

Wendell F. Holland,

Partner, Saul Ewing LLP

Scott M. Jenkins,

President, S.M. Jenkins & Co.

David E. Lees,

Senior Partner, myCIO Wealth Partners, LLC

Francis J. Leto,

Executive Vice President, Wealth Management

Britton H. Murdoch,

CEO, City Line Motors;

Managing Director, Strattech Partners

Frederick C. “Ted” Peters II,

Chairman, President & Chief Executive Officer,

Bryn Mawr Bank Corporation and

The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.,

President, Taylor Gifts, Inc.

MARKET MAKERS

Boenning & Scattergood, Inc.

Citigroup Global Markets Holdings Inc.

Deutsche Bank Securities Inc.

FTN Equity Capital Markets Corp.

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

Morgan Stanley & Co., Inc.

Ryan Beck & Co., Inc.

Sandler O’Neill & Partners, L.P.

Sterne, Agee & Leach, Inc.

Stifel, Nicolaus & Co.

UBS Securities LLC

For a complete list visit our website at

www.bmtc.com

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

KPMG LLP,

1601 Market Street,

Philadelphia, PA 19103

LEGAL COUNSEL

McElroy, Deutsch, Mulvaney & Carpenter, LLP

One Penn Center at Suburban Station

1617 John F. Kennedy Boulevard,

Suite 1500,

Philadelphia, PA 19103

Stradley Ronon Stevens & Young, LLP

2005 Market Street,

Suite 2600,

Philadelphia, PA 19103-7098

BRYN MAWR BANK CORPORATION

Frederick C. “Ted” Peters II,

Chairman, President & Chief Executive Officer

Geoffrey L. Halberstadt,

Corporate Secretary (effective 3/31/10)

J. Duncan Smith, CPA,

Treasurer and Assistant Secretary

Francis J. Leto,

Vice President (effective 3/31/10)

PRINCIPAL SUBSIDIARY

The Bryn Mawr Trust Company

A Subsidiary of Bryn Mawr Bank Corporation

EXECUTIVE MANAGEMENT

Frederick C. “Ted” Peters II,

Chairman, President & Chief Executive Officer

Alison E. Gers,

Executive Vice President, Retail Banking,

Central Sales, Marketing, Information Systems

& Operations

Joseph G. Keefer,

Executive Vice President and Chief Lending Officer

Francis J. Leto,

Executive Vice President, Wealth Management

Robert J. Ricciardi,

Executive Vice President, Chief Credit Policy

Officer and Corporate Secretary

J. Duncan Smith, CPA,

Executive Vice President and Chief Financial Officer

Matthew G. Waschull, CTFA®, AEP®,

President and Treasurer, The Bryn Mawr

Trust Company of Delaware

BRANCH OFFICES

50 West Lancaster Avenue,

Ardmore, PA 19003

801 Lancaster Avenue,

Bryn Mawr, PA 19010

237 North Pottstown Pike,

Exton, PA 19341

18 West Eagle Road,

Havertown, PA 19083

3601 West Chester Pike,

Newtown Square, PA 19073

39 West Lancaster Avenue,

Paoli, PA 19301

330 East Lancaster Avenue,

Wayne, PA 19087

849 Paoli Pike,

West Chester, PA 19380

One Tower Bridge,

West Conshohocken, PA 19428

WEALTH MANAGEMENT DIVISION

10 South Bryn Mawr Avenue,

Bryn Mawr, PA 19010

LIFE CARE COMMUNITY OFFICES

Beaumont at Bryn Mawr Retirement Community,

Bryn Mawr, PA

Bellingham Retirement Living,

West Chester, PA

Martins Run Life Care Community,

Media, PA

Rosemont Presbyterian Village,

Rosemont, PA

The Quadrangle,

Haverford, PA

Waverly Heights,

Gladwyne, PA

White Horse Village,

Newtown Square, PA

OTHER SUBSIDIARIES AND FINANCIAL SERVICES

BMT Leasing, Inc.

A Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Joseph G. Keefer, Chairman;

James A. Zelinskie, Jr., President

BMT Mortgage Company

A Division of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Myron H. Headen, President

BMT Mortgage Services, Inc.

A Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Joseph G. Keefer, Chairman;

Myron H. Headen, President

BMT Settlement Services, Inc.

A Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Joseph G. Keefer, Chairman;

Myron H. Headen, President

The Bryn Mawr Trust Company of Delaware

A Subsidiary of Bryn Mawr Bank Corporation,

Wilmington, DE

Matthew G. Waschull, CTFA®, AEP®, President and Treasurer

Insurance Counsellors of Bryn Mawr, Inc.

A Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Thomas F. Drennan, President

Lau Associates LLC

A Subsidiary of Bryn Mawr Bank Corporation,

Wilmington, DE

Judith W. Lau, CFP®, President

REG ISTRAR & TRANSFER AGENT

BNY Mellon Shareowner Services

PO Box 358015,

Pittsburgh, PA 15252-8015

www.bnymellon.com/shareowner/isd

2009 Annual Report

SELECTED FINANCIAL DATA	1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	2
MANAGEMENT’S REPORT OF INTERNAL CONTROL OVER FINANCIAL REPORTING	23
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
CONSOLIDATED BALANCE SHEETS	26
CONSOLIDATED STATEMENTS OF INCOME	27
CONSOLIDATED STATEMENTS OF CASH FLOWS	28
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	30
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	31
PRICE RANGE OF SHARES	56
COMPARATIVE DATA PERFORMANCE	57

Exhibit 13.1

Selected Financial Data

For the years ended December 31,	2009	2008	2007	2006	2005
	(dollars in thousands, except for per share data)
Interest income	$56,892	$57,934	$54,218	$45,906	$37,908
Interest expense	16,099	20,796	19,976	12,607	6,600

Net interest income	40,793	37,138	34,242	33,299	31,308
Provision for loan and lease losses	6,884	5,596	891	832	762

Net interest income after loan loss provision	33,909	31,542	33,351	32,467	30,546
Non-interest income	28,470	21,472	21,781	18,361	18,305
Non-interest expense	46,542	38,676	34,959	31,423	31,573

Income before income taxes	15,837	14,338	20,173	19,405	17,278
Applicable income taxes	5,500	5,013	6,573	6,689	5,928

Net Income	$10,337	$9,325	$13,600	$12,716	$11,350

Per share data:
Earnings per common share:
Basic	$1.18	$1.09	$1.59	$1.48	$1.33
Diluted	$1.18	$1.08	$1.58	$1.46	$1.31

Dividends declared	$0.56	$0.54	$0.50	$0.46	$0.42

Weighted-average shares outstanding	8,732,004	8,566,938	8,539,904	8,578,050	8,563,027
Dilutive potential common shares	16,719	34,233	93,638	113,579	101,200

Adjusted weighted-average shares	8,748,723	8,601,171	8,633,542	8,691,629	8,664,227

Selected financial ratios:
Tax equivalent net interest margin	3.70%	3.84%	4.37%	4.90%	5.05%
Net income/average total assets (“ROA”)	0.88%	0.89%	1.59%	1.72%	1.66%
Net income/average shareholders’ equity (“ROE”)	10.55%	10.01%	15.87%	15.71%	15.50%
Tier 1 Capital to Risk Weighted Assets	9.41%	8.81%	10.40%	11.38%	11.38%
Total Regulatory Capital to Risk Weighted Assets	12.53%	11.29%	11.31%	12.46%	12.46%
Dividends declared per share to net income per basic common share	47.5%	49.5%	31.4%	31.1%	31.6%

At December 31,	2009	2008	2007	2006	2005
Total assets	$1,238,821	$1,151,346	$1,002,096	$826,817	$727,383
Earning assets	1,164,617	1,061,139	874,661	733,781	664,073
Portfolio loans and leases	885,739	899,577	802,925	681,291	595,165
Deposits	937,887	869,490	849,528	714,489	636,260
Shareholders’ equity	103,936	92,413	90,351	82,092	77,222
Ratio of tangible common equity to tangible assets	7.51%	7.13%	9.02%	9.97%	10.66%
Ratio of equity to assets	8.39%	8.03%	9.02%	9.97%	10.66%
Loans serviced for others	514,875	350,199	357,363	382,141	417,649
Assets under management, administration & supervision[1]	2,871,143	2,146,399	2,277,091	2,178,777	2,042,613
Book value per share	$11.72	$10.76	$10.60	$9.59	$9.03
Tangible book value per share	$10.40	$9.55	$10.60	$9.59	$9.03
Allowance as a percentage of portfolio loans and leases	1.18%	1.15%	1.01%	1.19%	1.24%
Non-performing loans and leases as a percentage of total loans and leases	0.78%	0.65%	0.25%	0.12%	0.07%

[1]	Excludes assets under management from an institutional client for 2007, 2006 and 2005.

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

FIRST KEYSTONE FINANCIAL, INC.

On November 3, 2009, the Corporation announced that it had entered into a definitive Agreement and Plan of Merger (the “Agreement”) to acquire First Keystone Financial, Inc. and its subsidiaries (collectively, “First Keystone” or “FKF”), a Pennsylvania chartered savings and loan holding company headquartered in Media, PA, in a stock and cash transaction. In accordance with the terms of the Agreement, the acquisition is to be effected pursuant to a merger of First Keystone Financial, Inc. with and into the Corporation, and a two-step merger of First Keystone Bank with and into the Bank (collectively, the “Transaction”). At December 31, 2009 First Keystone had total assets of approximately $500 million and operated eight full-service branches, primarily in Delaware County, PA.

The Agreement provides for a per share merger consideration in the form of cash and common stock of the Corporation. The per share merger consideration may be adjusted based on the level of First Keystone’s “Delinquencies” at the month-end preceding the closing date of the Transaction. “Delinquencies” are defined in the Agreement as all loans delinquent thirty days or more, non-accruing loans, other real estate owned, troubled debt restructurings and the aggregate amount of loans charged-off between October 31, 2008 and the month-end preceding the closing date in excess of $2.5 million. “Administrative Delinquencies” as defined in the Agreement are excluded from this definition. The per share merger consideration and adjustment levels are as follows:

FKF Delinquencies at Month-End Preceding Closing	Adjusted Amount of BMBC Stock to be Received for Each FKF Share	Adjusted Per Share Cash Consideration for Each FKF Share	Deal Value with BMTC Stock Valued at $16.00 per Share* (in millions)

Less than $10.5 million	0.6973	$2.06	$32.156

$10.5 – $12.5 million	0.6834	$2.02	$31.518

$12.5 – $14.5 million	0.6718	$1.98	$30.969

$14.5 – $16.5 million	0.6589	$1.95	$30.393

$16.5 million or more	0.6485	$1.92	$29.916

*	Calculated as the sum of (a) the product of the number of shares of First Keystone Financial, Inc. common stock outstanding, multiplied by the adjusted amount of BMBC stock to be received for such shares, multiplied by the per share market price of BMBC common stock, as listed on the NASDAQ Global Market, plus (b) the product of the number of shares of First Keystone Financial, Inc. common stock outstanding multiplied by the per share cash consideration. Numbers in this column are provided as an example of what the deal value would be assuming the market price of BMBC common stock is $16.00 per share, and the number of First Keystone Financial, Inc. shares outstanding does not change. As the price of BMBC common stock fluctuates, or the number of First Keystone Financial, Inc.’s shares outstanding changes, the deal value will also change.

The Agreement also provides that all options to purchase First Keystone stock which are outstanding and unexercised immediately prior to the closing (“Continuing Options”) under FKF’s Amended and Restated 1995 Stock Option Plan and Amended and Restated 1998 Stock Option Plan, in each case as amended, shall, subject to certain conditions and regulatory approvals, become fully vested, to the extent not already fully vested, and exercisable and be converted into fully vested and exercisable options to purchase shares of the Corporation’s stock. The number of shares of the Corporation’s stock to be subject to the Continuing Options will be equal to 0.8204 (“Option Exchange Ratio”) multiplied by the number of shares of First Keystone stock subject to the Continuing Options, subject to rounding. The exercise price per share of the Corporation’s stock under the Continuing Options will be equal to the exercise price per share of First Keystone stock under the Continuing Options divided by the Option Exchange Ratio, subject to rounding. In the event that the per share Merger Consideration is adjusted as described above, the option exchange ration will also reflect a corresponding adjustment.

The closing of the Transaction is subject to approval by the Pennsylvania Department of Banking, the Office of Thrift Supervision and the Federal Reserve. Regulatory applications have been filed with these agencies and are under review. On March 2, 2010, First Keystone held a shareholder meeting to approve the Transaction. There were 2,432,998 shares of First Keystone common stock eligible to be voted at the meeting and 1,984,657 shares represented in person or by proxy. The shareholders approved the Transaction with more than 81% of the issued and outstanding shares voting in favor.

The closing of the Transaction remains subject to certain conditions more fully described in the Agreement, including, without limitation, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of both parties, the absence of a material adverse effect, and obtaining material permits and authorizations for the lawful consummation of the Transaction. Upon completion of the Transaction, the Corporation and the Bank expect to be able to more efficiently leverage resources and deliver high quality products and services to the marketplace. Increasing the Corporation’s presence in Delaware and Chester Counties has been a strategic goal, and this Transaction is an important component of that strategic plan.

For further information with respect to the Agreement, please review the Proxy Statement / Prospectus which was filed with the SEC on January 25, 2010 in accordance with Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

RESULTS OF OPERATIONS

The following is Corporation’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements. The Corporation’s consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of similar performance in the future.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America applicable to the financial services industry (Generally Accepted Accounting Principles “GAAP”). All inter-company transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform the previous year’s financial statements to the current year’s presentation. In preparing the consolidated financial statements, Corporation is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ from these estimates.

The allowance for loan and lease losses involves a higher degree of judgment and complexity than other significant accounting policies. The allowance for loan and lease losses is calculated with the objective of maintaining a reserve level believed by the Corporation to be sufficient to absorb estimated probable credit losses. The Corporation’s determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, expected loan commitment usage, the amounts and timing of expected future cash flows on impaired loans and leases, value of collateral, estimated losses on consumer loans and residential mortgages and general amounts for historical loss experience. The process also considers economic conditions, international events, and inherent risks in the loan and lease portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from the Corporation’s estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods. See the section of this document titled Asset Quality and Analysis of Credit Risk for additional information.

Other significant accounting policies are presented in Note 1 in the accompanying financial statements. The Corporation’s Summary of Significant Accounting Policies has not substantively changed any aspect of its overall approach in the application of the foregoing policies.

OVERVIEW OF GENERAL ECONOMIC, REGULATORY AND GOVERNMENTAL ENVIRONMENT

During 2009, the global and U.S. economies experienced a dramatic swing, beginning the year in a recessionary environment which then began to stabilize in the latter part of 2009.

Dramatic declines in the housing market during the past year, as home prices fell and foreclosures and unemployment increased, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks.

The drop in real estate values negatively impacted residential real estate builder and development business nationwide. As the U.S. economy entered a recession in 2008 which carried over into 2009, financial institutions faced higher credit losses from distressed real estate values and borrower defaults which resulted in reduced capital levels. In addition, investment securities backed by residential and commercial real estate were reflecting substantial unrealized losses due to a lack of liquidity in the financial markets and anticipated credit losses. Some financial institutions were forced into liquidation or were merged with stronger institutions as losses increased and the amounts of available funding and capital levels lessened. As of December 31, 2009, the Bryn Mawr Bank Corporation (the “Corporation” and “BMBC”) and The Bryn Mawr Trust Company (“BMTC” and the “Bank”) are “well capitalized” by regulatory standards and are in a position to acquire new customers from weaker financial institutions.

In 2008 the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008. The EESA authorizes the U.S. Treasury the ability to provide funds to restore liquidity and stability to the U.S. financial system. Two of the specific programs, the Troubled Asset Relief Program (“TARP”) and the Temporary Liquidity Guarantee Program (“TLGP”) are described in further detail below from their onset with relevant updates.

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

As financial systems have stabilized, many larger financial institutions have begun to repay TARP funds early, as Federal Reserve stress tests performed on these institutions showed no additional need for capital. The Corporation elected not to participate in the program due to its “well capitalized” regulatory capital position and the ever changing conditions of the TARP program.

The systemic risk exception to the Federal Deposit Insurance Corporation (“FDIC”) Act, enables the FDIC to temporarily provide a 100% guarantee of the senior unsecured debt of all FDIC-insured institutions and their holding companies, as well as deposits in noninterest-bearing transaction deposit accounts under the TLGP through December 31, 2009. Pursuant to this program, all insured depository institutions automatically participated in the TLGP for 30 days following the announcement of the program without charge and thereafter, unless the institution opted out, at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for noninterest-bearing transaction deposits.

On August 26, 2009 the FDIC extended the TLGP until June 30, 2010. This program will continue to provide depositors with unlimited coverage for non-interest bearing transaction accounts at participating FDIC-insured institutions. The unlimited coverage applies to all personal and business checking deposit accounts that do not earn interest, including DDA accounts, low interest NOW accounts and IOLTA accounts. BMTC chose to continue its participation in the TLGP and, thus, did not opt out.

On May 22, 2009 the FDIC adopted a final rule imposing a five basis point emergency special assessment on each insured depository institution’s assets less Tier I capital as of June 30, 2009, payable September 30, 2009. The Corporation’s special assessment was $540 thousand.

On November 12, 2009 the FDIC announced it will require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The prepaid assessment for these periods was collected on December 30, 2009. The Corporation’s prepayment was $4.5 million.

The FDIC announced on October 3, 2008 that deposits held at FDIC-insured institutions are insured up to at least $250 thousand per depositor until December 31, 2009. On May 20, 2009 the FDIC announced an extension of this program until December 31, 2013.

The Federal Home Loan Bank of Pittsburgh (“FHLB-P”) has continued its voluntary suspension of dividend payments and the repurchase of excess capital stock originally announced on December 23, 2008. The FHLB-P expects that its ability to pay dividends and add to retained earnings will be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks will be reviewed on a quarterly basis, but no repurchase will take place until advised. As of December 31, 2009, the Corporation held $7.9 million of FHLB-P capital stock and is monitoring the situation closely as are other FHLB-P member banks. The FHLB-P is the primary source of liquidity for the Corporation, but it can also use other alternatives available to the Corporation that include the Federal Reserve and wholesale certificates of deposit.

Throughout 2009 the economy remained weak though improvements are occurring. A drawn-out economic recovery could have an adverse effect on the Corporation’s revenues, capital, liquidity and profitability. However, the Corporation is confident that its disciplined strategies to maintain a strong financial position and build the brand name put it in a good position to weather the financial downturn and take advantage of opportunities as they arise.

EXECUTIVE OVERVIEW

2009 Compared to 2008

The Corporation’s 2009 diluted earnings per share increased $0.10 per share to $1.18 per share or 9.3% compared to $1.08 per share in 2008, and net income for the year ended December 31, 2009 of $10.3 million increased 10.9% or $1.0 million, compared to $9.3 million last year. Return on average equity (ROE) and return on average assets (ROA) for the year ended December 31, 2009 were 10.22% and 0.87%, compared with ROE and ROA of 10.01% and 0.89%, respectively, in 2008.

During 2009, the Corporation made progress on several of its growth initiatives including the announcement on November 3, 2009 to acquire First Keystone Financial, Inc. as discussed earlier in this document.

Additionally, on January 2, 2009, the Corporation opened its West Chester Regional Banking Center which enabled the Corporation’s wealth management and banking services to be introduced into another affluent market with good growth potential while further diversifying its asset base and client accounts.

Rounding out 2009, the Corporation established BMT Asset Management, a department within the Wealth Management Division of the Bank, filed a Shelf Registration Statement on Form S-3 and established a Dividend Reinvestment and Stock Purchased Plan (“DRIP”).

BMT Asset Management was established through the hiring of experienced asset managers in the later part of June 2009 and has generated $86.6 million in assets under management at December 31, 2009.

The shelf registration was declared effective by the Securities and Exchange Commission (“SEC”) on June 17, 2009, and is intended to allow the Corporation to raise additional capital through offers and sales of registered securities consisting of common stock, warrants to purchase common stock, stock purchase contracts or units consisting of any combination of the foregoing securities.

On July 20, 2009 the Corporation filed a prospectus supplement with the SEC in order to take securities down from the Shelf Registration Statement in connection with the DRIP. The DRIP provides existing shareholders and new investors the opportunity to easily and conveniently increase their investment in the Corporation through reinvestment of dividends, new investments and requests for waivers.

The Corporation’s portfolio of loans and leases at December 31, 2009 of $885.7 million decreased 1.6% or $13.9 million from $899.6 million at December 31, 2008 balances.

The loan portfolio, excluding leases, declined marginally by 0.3% or $2.3 million to $838.0 million in 2009 compared with $840.3 million in 2008. The lease portfolio declined 19.5% or $11.6 million to $47.8 million from the December 31, 2008 balance of $59.4 million. The lease portfolio represents approximately 5.4% of total 2009 year-end portfolio loans and leases. The decline in the loan portfolio was concentrated in the construction and lease portfolios due to the Corporation’s decision to limit exposure to those sections of the portfolio.

Credit quality on the overall loan and lease portfolio remains stable as total non-performing loans and leases represents 78 basis points or $6.9 million of portfolio loans and leases at December 31, 2009. The Corporation believes the majority of these loans are adequately secured by collateral that can substantially liquidate the debt. This compares with 65 basis points or $5.8 million at December 31, 2008. The provision for loan and lease losses for the years ended December 31, 2009 and 2008 was $6.9 million and $5.6 million, respectively. At December 31, 2009, the allowance for loan and lease losses (“allowance”) of $10.4 million represented 1.18% of portfolio loans and leases compared with 1.15% at December 31, 2008. For additional information about asset quality and analysis of credit risk, see page 11 of this document.

Funding from wholesale sources, which includes wholesale deposits, subordinated debt and Federal Home Loan Bank of Pittsburg (“FHLB-P”) borrowings, at December 31, 2009 of approximately $255.6 million was $65.3 million lower than the $320.9 million at December 31, 2008. The increase in deposit activity during 2009 reduced the Corporation’s dependency on more expensive wholesale funding by approximately 8%.

The increase in the Corporation’s tax equivalent net interest income of $3.7 million or 9.8% for the year ended December 31, 2009 compared to the same period last year was due to an interest expense reduction of $5.4 million or 26.5%, growth in the investment portfolio and a higher than average interest rate on interest earning assets. The Corporation’s tax-equivalent net interest margin increased from 3.70% in 2008 to 3.84% in 2009.

For the year ended December 31, 2009, non-interest income was $28.5 million, a increase of $7.0 million or 32.6% from $21.5 million in 2008. The primary factors for this increase were the gains on the sale of residential mortgage loans, the gains on sale of investment securities and increased fees from the Wealth Management Division.

For the year ended December 31, 2009, non-interest expense was $46.5 million, an increase of $7.9 million or 20.3% over the $38.7 million in the same period last year. Personnel and related support costs associated with new business initiatives including commissions on mortgage originations, the opening of the West Chester Regional Banking Center, costs associated with the Transaction with First Keystone and the FDIC insurance increase along with the FDIC one-time special assessment were the largest contributors to this increase.

2008 Compared to 2007

For the twelve months ended December 31, 2008, the Corporation earned $9.3 million or $1.08 per diluted share. The Corporation’s 2008 diluted earnings per share decreased $0.50 per share or 31.6% compared to $1.58 per share in 2007, and net income for the year ended December 31, 2008 decreased 31.6% or $4.3 million, compared to $13.6 million in 2007. Return on average equity (ROE) and return on average assets (ROA) for the year ended December 31, 2008 were 10.01% and 0.89%, respectively. ROE was 15.87% and ROA was 1.59% for the same period last year.

The Corporation elected not to participate in the United States Government’s TARP Program due to the Corporation’s regulatory capital status of “well capitalized” and the ever changing conditions of the TARP Program.

During 2008, the Corporation established The Bryn Mawr Trust Company of Delaware, a limited purpose trust company (“LPTC”) in the State of Delaware. Additionally, on July 15, 2008, the Corporation acquired Lau Associates, a Wilmington, Delaware, based investment advisory and financial planning firm.

The Corporation increased portfolio loans and leases in 2008 by 12.0% or $96.7 million compared with year-end 2007 balances by expanding banking relationships with local businesses, not-for-profit entities and high credit quality individuals.

The loan portfolio, excluding leases, grew 10.9% or $82.4 million to $840.3 million in 2008 compared with $757.8 million in 2007. This increase included home equity loans and lines, commercial and industrial loans and commercial mortgages. The lease portfolio grew 31.5% or $14.2 million to $59.3 in 2008 and now represents approximately 6.6% of total portfolio loans and leases. The lease portfolio, which is national in scope, did not perform well in 2008 as charge-offs were 6.24% of average leases. The Corporation made underwriting adjustments at the end of 2007 and has continued to “tighten” these standards in 2008 and early 2009.

Total non-performing loans and leases represents 65 basis points or $5.8 million of portfolio loans and leases at December 31, 2008. This compares with 25 basis points or $2.0 million at December 31, 2007. The provision for loan and lease losses for the years ended December 31, 2008 and 2007 was $5.6 million and $891 thousand, respectively, which was primarily due to the increased level of charge-offs in the lease portfolio. At December 31, 2008, the allowance for loan and lease losses (“allowance”) of $10.3 million represents 1.15% of portfolio loans and leases compared with 1.01% at December 31, 2007.

Funding from wholesale sources, which includes wholesale deposits, subordinated debt and FHLB-P borrowings, at December 31, 2008 of approximately $290.7 million was $115.9 million higher than the $174.8 million at December 31, 2007. The incremental wholesale funding was primarily used to fund $96.7 million of growth in the loan and lease portfolio and $60.0 million of growth in the Corporation’s investment portfolio.

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

For the year ended December 31, 2008, non-interest income was $21.5 million, a decrease of $0.3 million or 1.4% from the $21.8 million in 2007. The primary factor for this decrease was a gain on the sale of real estate of $1.3 million in 2007. Partially offsetting this decrease were gains on sale of investments, interest rate floor income and increased Wealth Management Division revenue which is attributed to the acquisition of Lau Associates.

For the year ended December 31, 2008, non-interest expense was $38.7 million, an increase of $3.7 million or 10.6% over the $35.0 million in the same period last year. Personnel and related support costs associated with new business initiatives including the Lau Associates acquisition and the impairment of mortgage servicing rights were the largest contributors to this increase.

COMPONENTS OF NET INCOME

Net income is affected by five major elements: Net Interest Income, or the difference between interest income and loan fees earned on loans and investments and interest expense paid on deposits and borrowed funds; Provision For Loan and Lease Losses, or the amount added to the allowance for loan and lease losses to provide for estimated inherent losses on loans and leases; Non-Interest Income which is made up primarily of certain fees, wealth management revenue, residential mortgage activities and gains and losses from the sale of securities and other assets; Non-Interest Expense, which consists primarily of salaries, employee benefits and other operating expenses; and Income Taxes. Each of these major elements will be reviewed in more detail in the following discussion.

NET INTEREST INCOME

Rate/Volume Analyses (Tax Equivalent Basis)*

The rate volume analysis in the table below analyzes changes in tax equivalent net interest income for the years 2009 compared to 2008 and 2008 compared to 2007 by its rate and volume components. The change in interest income/expense due to both volume and rate has been allocated to changes in volume.

	Year Ended December 31,
(dollars in thousands)	2009 Compared to 2008			2008 Compared to 2007
increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Interest-bearing deposits with banks	$127	$(198)	$(71)	$867	$(798)	$69
Money market funds	(123)	(12)	(135)	162	(152)	10
Federal funds sold	193	(15)	178	106	(144)	(38)
Investment securities available for sale	2,531	(1,848)	683	2,522	(271)	2,251
Loans and leases	2,546	(4,121)	(1,575)	7,820	(6,463)	1,357

Total interest income	5,274	(6,194)	(920)	11,477	(7,828)	3,649

Interest expense:
Savings, NOW and market rate accounts	1,084	(1,632)	(548)	628	(1,044)	(416)
Other wholesale deposits	27	10	37	111	—	111
Wholesale time deposits	(2,076)	(1,338)	(3,414)	2,099	(1,637)	462
Time deposits	(162)	(1,985)	(2,147)	355	(2,226)	(1,871)
Borrowed Funds	1,221	154	1,375	4,907	(2,373)	2,534

Total interest expense	94	(4,791)	(4,697)	8,100	(7,280)	820

Interest differential	$5,180	$(1,403)	$3,777	$3,377	$(548)	$2,829

*	The tax rate used in the calculation of the tax equivalent income is 35%.

Analyses of Interest Rates and Interest Differential

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with tax-equivalent interest income and expense and key rates and yields:

	For the Year Ended December 31,
	2009			2008			2007
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with banks	$34,946	$74	0.21%	$18,678	$145	0.78%	$1,506	$76	5.05%
Federal funds sold	548	1	0.18%	5,616	136	2.42%	3,496	174	4.98%
Money market funds	38,662	197	0.51%	3,445	19	0.55%	182	9	4.95%
Investment securities:
Taxable	129,780	4,398	3.39%	86,940	4,127	4.75%	39,510	2,008	5.08%
Tax –Exempt	17,818	776	4.36%	7,538	364	4.83%	5,029	232	4.61%

Total investment securities (3)	147,598	5,174	3.51%	94,478	4,491	4.75%	44,539	2,240	5.03%
Loans and leases(1)(2)	892,518	51,835	5.81%	851,752	53,410	6.27%	740,694	52,053	7.03%

Total interest earning assets	1,114,272	57,281	5.14%	973,969	58,201	5.98%	790,418	54,552	6.90%
Cash and due from banks	11,249			15,780			22,640
Allowance for loan and lease losses	(10,421)			(8,613)			(8,463)
Other assets	65,395			64,542			48,725

Total assets	$1,180,495			$1,045,678			$853,320

Liabilities:
Savings, NOW, and market rate accounts	$408,523	3,094	0.76%	$325,291	$3,753	1.15%	$280,371	$4,169	1.49%
Other wholesale deposits	33,988	148	0.44%	10,088	111	1.10%	—	—	—
Wholesale time deposits	83,277	2,084	2.50%	123,794	5,498	4.11%	92,329	4,925	5.53%
Time deposits	190,071	4,644	2.44%	194,739	6,791	3.49%	187,044	8,662	4.63%

Total interest-bearing deposits	715,859	9,970	1.39%	653,912	16,042	2.45%	559,744	17,756	3.17%
Subordinated debt	20,260	1,108	5.47%	5,934	408	6.88%	—	—	—
Mortgage payable	1,450	82	5.66%	—	—	—	—	—	—
Borrowed funds	149,937	4,939	3.29%	130,490	4,346	3.33%	42,496	2,220	5.22%

Total interest-bearing liabilities	887,506	16,099	1.81%	790,336	20,796	2.63%	602,240	19,976	3.32%
Non-interest-bearing deposits	172,468			143,924			148,773
Other liabilities	22,502			18,243			16,622

Total non-interest-bearing liabilities	194,970			162,167			165,395

Total liabilities	1,082,476			952,503			767,635
Shareholder’s equity	98,019			93,175			85,685

Total liabilities and shareholders’ equity	$1,180,495			$1,045,678			$853,320

Net interest spread			3.33%			3.35%			3.58%
Effect of non-interest-bearing sources			0.37%			0.49%			0.79%

Net interest income/margin on earning assets		$41,182	3.70%		$37,405	3.84%		$34,576	4.37%

Tax equivalent adjustment (tax rate 35%)		$389	0.04%		$267	0.03%		$334	0.04%

(1)	Non-accrual loans have been included in average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income. Average loans and leases include portfolio loans, leases and loans held for sale.
(2)	Loans include portfolio loans and leases and loans held for sale.
(3)	Investment securities include trading and available for sale.

Net Interest Income and Net Interest Margin 2009 Compared to 2008

Net interest income on a tax equivalent basis for the year ended December 31, 2009 of $41.2 million was $3.8 million or 10.1% higher than $37.4 million in 2008. This increase was substantially due to the reduction in interest expense of $4.7 million or 22.6%. Interest earning assets increased $140.3 million or 14.4% from 2008. However, the yield on earning assets, which offset the reduction in interest expense, decreased from 5.98% to 5.14% or 84 basis points from the same period. This is the result to the yields on loans decreasing 46 basis points to 5.81% due to the current rate environment and competitive pricing pressures. The yield on investments decreased 124 basis points as more short term liquid investments were purchased.

Average interest bearing liabilities increased $97.2 million or 12.3% from $790.3 million in 2008 to $887.5 million in 2009. This increase is mainly due to the increase in core deposits as wholesale deposits that matured were not replaced. Additionally, the Corporation increased subordinated debt by $14.3 million. The rate on interest bearing liabilities declined 82 basis points from 2.63% to 1.81% primarily due to aggressive management of deposit pricing and the maturity of higher rate wholesale deposits. Despite the increase in the tax equivalent net interest income, the tax equivalent net interest margin on interest earning assets decreased 14 basis points to 3.70% from 3.84% during 2008.

Net Interest Income and Net Interest Margin 2008 Compared to 2007

Net interest income on a tax equivalent basis for the year ended December 31, 2008 of $37.4 million was 8.1% higher than $34.6 million in 2007. This increase was substantially rate driven. Average loan growth of $111.1 million or 15.0% and investment security growth of $50 million were able to offset rate decreases and the impact of funding with higher cost wholesale funds, which includes wholesale deposits, subordinated debt and borrowings.

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

Net Interest Margin Over Last Five Quarters

The Corporation’s tax equivalent net interest margin increased 22 basis points to 3.85% in the fourth quarter of 2009 from 3.63% in the same period in 2008. The reduction in the earning asset yield of 64 basis points was due to prime rate decreases, the current rate environment and competitive pricing pressure.

The interest bearing liability cost decreased in the fourth quarter of 2009 to 1.45%, a decrease of 97 basis points from the fourth quarter of 2008. This reduction was due primarily to aggressive management of deposit pricing and the maturity of higher rate wholesale deposits during 2009.

The tax equivalent net interest margin and related components for the past five linked quarters are shown in the table below.

	Year	Earning Asset Yield	Interest Bearing Liability Cost	Net Interest Spread	Effect of Non-Interest Bearing Sources	Net Interest Margin
Tax Equivalent Net Interest Margin Last Five Quarters

4th Quarter	2009	4.99%	1.45%	3.54%	0.31%	3.85%
3rd Quarter	2009	5.09%	1.73%	3.36%	0.36%	3.72%
2nd Quarter	2009	5.13%	1.94%	3.19%	0.40%	3.59%
1st Quarter	2009	5.37%	2.15%	3.22%	0.40%	3.62%
4th Quarter	2008	5.63%	2.42%	3.21%	0.42%	3.63%

	Year	Earning Asset Yield	Interest Bearing Liability Cost	Net Interest Spread	Effect of Non-Interest Bearing Sources	Net Interest Margin
Tax Equivalent Net Interest Margin Last Three Years

	2009	5.14%	1.81%	3.33%	0.37%	3.70%
	2008	5.98%	2.63%	3.35%	0.49%	3.84%
	2007	6.90%	3.32%	3.58%	0.79%	4.37%

Interest Rate Sensitivity

The Corporation actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve sustainable growth in net interest income. The Corporation’s Asset Liability Committee (“ALCO”), using policies and procedures approved by the Corporation’s Board of Directors, is responsible for managing the interest rate sensitivity position. The Corporation manages interest rate sensitivity by changing the mix, pricing and re-pricing characteristics of its assets and liabilities, through the management of its investment portfolio, its offering of loan and selected deposit terms and through wholesale funding. Wholesale funding consists of multiple sources including borrowings from the FHLB-P, Federal Reserve Bank of Philadelphia discount window, certificates of deposit from institutional brokers, Certificate of Deposit Account Registry Service (“CDARS”), Insured Network Deposit (“IND”) Program, Institutional Deposit Corporation (“IDC”) and Pennsylvania Local Government Investment Trust (“PLGIT”).

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

Summary of Interest Rate Simulation

	December 31, 2009
(dollars in thousands)	Estimated Change In Net Interest Income Over Next 12 Months
Change in Interest Rates
+300 basis points	$2,980	6.86%
+200 basis points	$1,725	3.97%
+100 basis points	$(632)	(1.45)%
-100 basis points	$(1,313)	(3.02)%

The interest rate simulation above indicates that the Corporation’s balance sheet as of December 31, 2009 is asset sensitive, meaning that a 100 basis point increase or decrease in interest rates will have a negative impact on net interest income over the next 12 months. Assets will not reprice as quickly as deposits since Bryn Mawr Trust’s prime rate is 74 basis points higher than the Wall Street Journal prime rate and there are interest rate floors on approximately all home equity lines of credit. The interest rate simulation is an estimate based on assumptions, which are based in part on past behavior of customers, along with expectations of future behavior relative to interest rate changes.

Actual results may differ from the interest rate simulation for many reasons including market reactions, competitor responses, regulatory actions and/or customer behavior, especially in these uncertain economic times, which could cause an unexpected outcome that may translate into lower net interest income.

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

Non-maturity deposits, demand deposits in particular, are recognized by the regulatory agencies to have different sensitivities to interest rate environments. Consequently, it is an accepted practice to spread non-maturity deposits over defined time periods in order to capture that sensitivity. Commercial demand deposits are often in the form of compensating balances, and fluctuate inversely to the level of interest rates; the maturity of those deposits is reported as having a shorter life than typical retail demand deposits. Additionally, the regulatory agencies have suggested distribution limits are for non-maturity deposits. However, the Corporation has taken a more conservative approach than these limits would imply by reporting them as having a shorter maturity. The following table presents the Corporation’s GAP Analysis as of December 31, 2009:

(dollars in thousands)	0 to 90 Days	91 to 365 Days	1 - 5 Years	Over 5 Years	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with banks	$58.5	$—	$—	$—	$—	$58.5
Money market funds	9.2	—	—	—	—	9.2
Investment securities	67.2	37.9	55.3	47.8	—	208.2
Loans and leases(1)	369.7	84.5	374.4	60.1	—	888.7
Allowance	—	—	—	—	(10.4)	(10.4)
Cash and due from banks	—	—	—	—	11.7	11.7
Other assets	—	—	0.6	0.1	72.2	72.9

Total assets	$504.6	$122.4	$430.3	$108.0	$73.5	$1,238.8

Liabilities and shareholders’ equity:
Demand, non-interest-bearing	$79.2	21.1	112.6	—	—	212.9
Savings, NOW and market rate	83.5	73.4	260.9	65.1	—	482.9
Time deposits	97.7	45.3	10.7	0.1	—	153.8
Other wholesale deposits	52.2	—	—	—	—	52.2
Wholesale time deposits	17.4	13.0	5.7	—	—	36.1
Borrowed funds	11.7	27.9	94.6	10.7	—	144.9
Subordinated debt	22.5	—	—	—	—	22.5
Mortgage payable	—	0.1	1.9	—	—	2.0
Other liabilities	—	—	—	—	27.6	27.6
Shareholders’ equity	3.7	11.1	59.4	29.7	—	103.9

Total liabilities and shareholders’ equity	$367.9	$191.9	$545.8	$105.5	$27.6	$1,238.8

Interest earning assets	504.6	122.4	429.7	107.9	—	1,164.6
Interest bearing liabilities	$285.0	159.7	373.8	75.9	—	894.4

Difference between interest earning assets and interest bearing liabilities	$219.6	$(37.3)	$55.9	$32.0	$—	$270.2

Cumulative difference between interest earning assets and interest bearing liabilities	$219.5	$182.2	$238.1	$270.2	$—	$270.2

Cumulative earning assets as a % of cumulative interest bearing liabilities	177%	141%	129%	130%

(1)	Loans include portfolio loans and leases and loans held for sale.

The table above indicates that the Corporation is asset sensitive in the immediate to 90 day time frame and should experience an increase in net interest income in the near term, if interest rates rise. Accordingly, if rates decline, net interest income should decline. Actual results may differ from expected results for many reasons including market reactions, competitor responses, customer behavior and/or regulatory actions.

Maturity of Certificates of Deposit of $100,000 or Greater at December 31, 2009

(dollars in thousands)	Non- Wholesale	Wholesale
Three months or less	$59,606	$3,583
Three to six months	5,141	—
Six to twelve months	11,909	5,489
Greater than twelve months	2,521	5,701

Total	$79,177	$14,733

PROVISION FOR LOAN AND LEASE LOSSES

General Discussion of the Allowance for Loan and Lease Losses

The Corporation uses the allowance method of accounting for credit losses. The balance in the allowance for loan and lease losses (“allowance”) is determined based on the Corporation’s review and evaluation of the loan and lease portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including the Corporation’s assumptions as to future delinquencies, recoveries and losses.

Increases to the allowance are implemented through a corresponding provision (expense) in the Corporation’s statement of income. Loans and leases deemed uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

While the Corporation considers the allowance to be adequate based on information currently available, future additions to the allowance may be necessary due to changes in economic conditions or the Corporation’s assumptions as to future delinquencies, recoveries and losses and the Corporation’s intent with regard to the disposition of loans. In addition, the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia, as an integral part of their examination process, periodically review the Corporation’s allowance.

The Corporation’s allowance is the accumulation of four components that are calculated based on various independent methodologies. All components of the allowance are estimations. The Corporation discusses these estimates earlier in this document under the heading of “Critical Accounting Policies, Judgments and Estimates”. The four components are as follows:

•

Specific Loan Evaluation Component – Includes the specific evaluation of larger classified loans. The Corporation evaluates larger, classified loans with greater scrutiny to calculate an appropriate allowance for the identified loan.

•	Historical Charge-Off Component – Applies a five year historical charge-off rate to pools of non-classified loans excluding leases.

•

Additional Factors Component – The loan and lease portfolios are broken down into multiple homogeneous sub classifications upon which multiple factors (such as delinquency trends, economic conditions, loan terms, credit grade, state of origination, industry, other relevant information and regulatory environment) are evaluated resulting in an allowance amount for each of the sub classifications. The sum of these amounts equals the Additional Factors Component. These additional factors are reviewed by the Corporation on a quarterly basis to reflect changes in each homogeneous sub-classification identified.

•

Unallocated Component – This amount represents a reserve against all loans for factors not included in the components above. The unallocated component of the Allowance is available for use against any portion of the loan and lease portfolio.

Given the difficult national economic conditions since 2008, it has been recommended by regulators in general that recent charge-off history be given more weight in the ALLL calculation. The Corporation is aware of these recommendations and believes its ALLL methodology adequately provides the appropriate weighting to current charge-off history in the aggregate, primarily through the specific loan and additional factor components of the allowance methodology. The Corporation will continue to evaluate this issue on a quarterly basis and will make appropriate adjustments to the historical charge-off methodology as needed.

Asset Quality and Analysis of Credit Risk

Credit quality on the overall loan and lease portfolio remains stable as total non-performing loans and leases of $6.9 million represented 78 basis points of portfolio loans and leases at December 31, 2009. This compares with 65 basis points or $5.8 million at December 31, 2008 and 25 basis points or $2.0 million at December 31, 2007. The increase in the non-performing loans and leases from $5.8 million to $6.9 million is primarily attributable to one specific commercial loan relationship which experienced financial difficulties. While the level of non-performing loans and leases has increased from December 31, 2008, the majority of these loans are adequately secured by collateral that can substantially liquidate the associated debt. As of December 31, 2009 the Corporation had OREO valued at $1.0 million which was written down and then carried at fair value less cost to sell.

A troubled debt restructure (“TDR”) occurs when a creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would otherwise not consider. As of December 31, 2009 the Corporation had $2.3 million of loans which it had classified as TDR’s and were included in total non-performing loans and leases and an additional $1.6 million of performing lease balances which were classified as TDR’s. The Corporation has procedures in place to determine if a loan or lease is a TDR and to report them in accordance with regulatory guidance, and reviews loans and leases subject to any concession on a monthly basis.

At December 31, 2009 the Corporation had $6.2 million of impaired loans which are included in total nonperforming loan and leases. Impaired loans are loans and leases in which it is probable that the Corporation will not be able to collect all scheduled principal and interest in accordance with the loan agreements.

The provision for loan and lease losses for the years ended December 31, 2009, 2008 and 2007 was $6.9 million, $5.6 million and $891 thousand, respectively. At December 31, 2009, the allowance for loan and lease losses of $10.4 million represented 1.18% of portfolio loans and leases compared with 1.15% at December 31, 2008 and 1.01% at December 31, 2007. The nominal increase in the allowance as a percentage of portfolio loans and leases from the end of 2008 to the end of 2009 reflects the commercial loan mentioned previously, and lower loan and lease balances.

The Corporation believes that while economic conditions indicate the country may be coming out of the recession, a return to full employment (defined as 6%) and improvements in the construction and commercial real estate markets may be several years away, which may have a negative effect on collateral value and the borrower’s ability to repay. The Greater Philadelphia area in which the Corporation operates (except for its national leasing business) has not seen the severe downturn that many of the other areas in the country have experienced, but this area has not been immune from these tough economic times.

Accordingly, the Corporation expects that this continued economic weakness may result in the Corporation’s provision for loan and lease losses and non-performing loans and leases to remain at current levels or higher for the foreseeable future, as loans and leases that have performed in prior years may succumb to this extended downturn and migrate to classified loans status and possibly to non-performing status. At the same time, loans and leases that are listed as non-performing are being actively managed, moved to OREO, restructured, charged-off, charged-down, brought current and/or paid off, reducing the aggregate dollar amount of non-performing loans and leases, possibly to be replaced by loans and leases that were previously performing.

The Corporation continues to be diligent in its credit underwriting process and very proactive with its loan review process (including the services of an independent outside loan review firm) which identifies developing credit issues. These proactive steps include the procurement of additional collateral (preferably outside the current loan structure) whenever possible and frequent contact with the borrower. We believe that timely identification of credit issues and appropriate actions early in the process serve to mitigate overall losses.

During the third quarter of 2009, the Corporation made refinements, along with changes to estimates of loss in certain asset classes. These changes in estimates and refinements resulted in a lower pre-tax provision for loan and lease losses in the third quarter of 2009 than would have resulted under the previous loss estimates of approximately $750 thousand which equates to $.06 per diluted share (after tax).

The list below identifies certain key characteristics of the Corporation’s loan and lease portfolio. See the loan portfolio table on page 18 for further detail.

•

Portfolio Loans and Leases – The Corporation’s $885.7 million loan portfolio is based in the Corporation’s traditional market areas of Chester, Delaware and Montgomery counties (Pennsylvania) and the greater Philadelphia area which have not experienced the real estate price appreciation and subsequent decline that many areas nationwide have experienced, this area is not immune from these tough economic times. The Corporation has observed a slow-down in new construction in the local area and some home value reductions, but this has not had a substantial impact on the Corporation’s loan quality ratios relative to the loan portfolio.

•

Concentrations – The Corporation has a material portion of its portfolio loans (excluding leases) in real estate related loans. As of December 31, 2009, loans secured by real estate were $729.9 million or 86.9% of the total loan portfolio of $838.0 million, which includes $592.0 million of real estate loans. The remainder of the loans were for non-real estate purposes.

A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in Pennsylvania. The Corporation is aware of this concentration and mitigates this risk to the extent possible in many ways, including the underwriting and assessment of the borrower’s capacity to repay, equity in the underlying real estate collateral and a review of a borrower’s global cash flows. The Corporation has recourse against a substantial majority of the loans in the portfolio.

•

Construction – Residential site development construction loans were $33.9 million at December 31, 2009, a decline from the $43.7 million at December 31, 2008. The residential site development portfolio had a delinquency rate of 1.67% at December 31, 2009. The delinquency rate decreased from 6.06% at December 31, 2008 due to one residential site development moving mostly into OREO.

Commercial construction projects were $1.7 million at December 31, 2009, a decline from the $8.3 million at December 31, 2008. The commercial construction portfolio has no delinquencies and most loans within this subcategory have converted to permanent mortgages in 2009.

Construction loans of individual houses were $2.8 million at December 31, 2009 and $6.5 million at December 31, 2008. This decrease is attributable to the completion of existing construction projects and the Corporation’s decision to limit exposure in this section of the portfolio prior to 2009 due to economic conditions. The total construction loan segment is 4.3% of the total loan and lease portfolio at December 31, 2009.

•

Residential Mortgages – Residential mortgage loans were $110.7 million at December 31, 2009, a decrease of $21.8 million from the $132.5 million at December 31, 2008. The residential mortgage portfolio had a delinquency rate of 3.11% at December 31, 2009 compared to 1.44% at December 31, 2008. Economic conditions and a continued high unemployment rate in the area have affected the portfolio. However, the Corporation is well protected with its collateral position on this portfolio with an average combined loan-to-value ratio of approximately 70%. The residential mortgage segment is 12.5% of the total loan and lease portfolio at December 31, 2009.

•

Commercial Mortgages – The performance in the $265.0 million commercial mortgage portfolio, representing 29.9% of the total loan and lease portfolio at December 31, 2009, remains excellent except for one commercial relationship which has substantial collateral and the Corporation expects full repayment. This segment of the total loan and lease portfolio grew 6.1% or $15.3 million from December 31, 2008. The delinquency rate in the portfolio is 0.56% and the growth over the past twelve months within this subsection of the loan portfolio was 6.0%. The Corporation’s borrowers in this portfolio have strong global cash flows which have remained stable in this tough economic environment. Commercial mortgages that are owner occupied represent 49.9% of the outstanding balance at December 31, 2009.

•

Commercial and Industrial – The performance in the $233.3 million commercial and industrial portfolio, representing 26.3% of the total loan and lease portfolio at December 31, 2009, remains stable with a delinquency rate of approximately 0.65%. This segment of the total loan and lease portfolio declined 1.3% or $3.2 million from December 31, 2008 and consists of loans to privately held institutions, family businesses, non-profit institutions and private banking relationships.

•

Home Equity Lines of Credit (“HELOC”) – The HELOC portfolio has increased $26.6 million or 19.3% from $137.8 million at December 31, 2008 to $164.4 million at December 31, 2009. The delinquency level in the portfolio remains stable at approximately 0.55%, compared to approximately 0.50% at December 31, 2008 and 79% of loans have a loan-to-value of 80% or below as of December 31, 2009. The HELOC segment is 18.6% of the total loan and lease portfolio at December 31, 2009.

•

Non-Traditional Loan Products – The Corporation’s portfolio of loans and leases as reflected on the balance sheet includes $49.5 million of first lien mortgage positions on one to four family residential loans that are interest only loans. At December 31, 2009, the total first lien interest only residential loans of $49.5 million included $43.6 million of adjustable rate loans that convert to principal and interest payments between five and ten years after inception and $5.9 million of fixed rate loans that continue as interest only loans until reaching maturity. While these loans are considered “non-traditional loan products,” the Corporation does not consider these loans as having a higher risk since the underwriting standard and loan to value ratios are comparable to the remainder of the loan portfolio. Non-traditional loan balances are included in the residential mortgage totals or included in the home equity lines and loans as of December 31, 2009.

•

Leasing – The Corporation’s $47.8 million leasing portfolio is national in scope and consists of over 4,150 equipment financing leases to customers with initial lease terms of 24 to 60 months and yields significantly higher than other loans in the Corporation’s portfolio. Approximately 53% of the Corporation’s leases are in 6 states with California being the largest at approximately 13%. Lease originations in California, Georgia, Florida and other states have been intentionally reduced due to continued deteriorating economic conditions nationally.

The lease portfolio balance at the end of 2009 was down $11.6 million to $47.8 million from the $59.3 million in 2008. At December 31, 2009 the lease portfolio was 5.4% of the total loan and lease portfolio compared to 6.6% at the end of 2008. The rate of growth within the leasing portfolio has been intentionally reduced and tighter underwriting standards have been implemented reducing lease delinquencies from 4.4% at December 31, 2008 to 3.5% at December 31, 2009. To mitigate further potential losses, the Corporation has reduced the number of broker relationships, curtailed lease originations in certain geographic regions, reduced the maximum dollar amount of each lease and made changes to equipment categories that qualify for new originations. These adjustments have improved overall lease portfolio performance as net charge-offs have declined each quarter since December 31, 2008. Net charge-offs have declined from $1.6 million in the fourth quarter of 2008 to $763 thousand in the fourth quarter of 2009. The Corporation believes that lease charge-offs should continue to improve in 2010.

Non-Performing Assets and Related Ratios as of December 31

(dollars in thousands)	2009	2008	2007	2006	2005
Non-accrual loans and leases	$6,246	$5,303	$747	$704	$261
Loans 90 days or more past due and still accruing	668	504	1,263	119	129

Total non-performing loans and leases	6,914	5,807	2,010	823	390
Other real estate owned (“OREO”)	1,025	—	—	—	25

Total non-performing assets	$7,939	$5,807	$2,010	$823	$415

Total TDR’s	$3,896	—	—	—	—
Less: TDR’s included in non-performing loans and leases above	2,274	—	—	—	—

TDR’s not included in non-performing loans and leases	$1,622	—	—	—	—

Total impaired loans (included in total non-performing loans and leases)	$6,246	4,586	574	704	261

Allowance for loan and lease losses to non-performing assets	131.3%	177.9%	404.1%	986.9%	1,783.6%
Allowance for loan and lease losses to non-performing loans and leases	150.8%	177.9%	404.1%	986.9%	1,897.9%
Non-performing loans and leases to total loans and leases	0.78%	0.65%	0.25%	0.12%	0.07%
Allowance for loan losses to total loans and leases	1.18%	1.15%	1.01%	1.19%	1.24%
Non-performing assets to total assets	0.64%	0.50%	0.20%	0.10%	0.06%
Net loan and lease charge-offs/average loans and leases	0.77%	0.40%	0.12%	0.02%	0.05%
Net loan charge-offs/average loans	0.29%	0.00%	0.05%	0.02%	0.05%
Net lease charge-offs/average leases	8.05%	6.24%	1.97%	0.00%	—
Period end portfolio loans and leases	$885,739	$899,577	$802,925	$681,291	$595,165
Average loans and leases (average for year)	$882,956	$851,752	$740,694	$636,286	$582,386
Allowance for loan and lease losses	$10,424	$10,332	$8,124	$8,122	$7,402

Summary of Changes in the Allowance for Loan and Lease Losses

(dollars in thousands)	2009	2008	2007	2006	2005
Balance, January 1	$10,332	$8,124	$8,122	$7,402	$6,927
Charge-offs:
Consumer	(45)	(72)	(396)	(31)	(158)
Commercial and industrial	(1,933)	(4)	(41)	—	—
Real estate	(53)	—	—	(120)	(156)
Construction	(382)
Leases	(4,957)	(3,540)	(599)	—	—

Total charge-offs	(7,370)	(3,616)	(1,036)	(151)	(314)
Recoveries:
Consumer	8	28	22	34	11
Commercial and industrial	—	—	46	3	12
Real estate	1	24	15	2	4
Leases	569	176	64	—	—

Total Recoveries	578	228	147	39	27

Net charge-offs	(6,792)	(3,388)	(889)	(112)	(287)
Provision for loan and lease losses	6,884	5,596	891	832	762

Balance, December 31	$10,424	$10,332	$8,124	$8,122	$7,402

Allocation of Allowance for Loan and Lease Losses

The following table sets forth an allocation of the allowance for loan and lease losses by category. The specific allocations in any particular category may be changed in the future to reflect then current conditions. Accordingly, the Corporation considers the entire allowance to be available to absorb losses in any category.

	December 31,
	2009		2008		2007		2006		2005
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$3,817	26.4%	$3,093	26.3%	$2,636	26.4%	$2,161	25.7%	$2,191	28.5%
Real estate – construction	652	4.3	1,061	6.5	850	8.3	950	11.0	569	7.6
Real estate – mortgage	3,944	62.6	4,154	59.7	3,727	58.7	4,448	60.9	4,141	62.3
Consumer	108	1.3	70	0.9	62	1.0	77	1.4	143	1.6
Leases	1,403	5.4	1,894	6.6	789	5.6	140	1.0	—	—
Unallocated	500	—	60	—	60	—	346	—	358	—

Total	$10,424	100%	$10,332	100%	$8,124	100%	$8,122	100%	$7,402	100.0%

NON-INTEREST INCOME

2009 Compared to 2008

For the year ended December 31, 2009, non-interest income was $28.5 million, an increase of $7.0 million or 32.6% above the $21.5 million in 2008. The primary factors for this increase were the gain on the sale of residential mortgage loans of $6.0 million, $4.7 million above the $1.3 million from the same period last year and a $1.9 million gain on the sale of investments, $1.7 million above the $230 thousand from the same period last year. Wealth Management Division revenues of $14.2 million as of December 31, 2009 were $336 thousand above December 31, 2008 results due primarily to a full year of revenue for Lau Associates, The Bryn Mawr Trust Company of Delaware and the success of the newly formed BMT Asset Management.

Non-interest income from residential mortgage operations related to the increase in residential mortgage loans being serviced, the gain on sale of residential mortgage loans due to increased origination activity, the investment trading account income, the gain on sale of investments, and service charges on deposit accounts, increased during the fourth quarter of 2009 compared to the fourth quarter of 2008

2008 Compared to 2007

For the year ended December 31, 2008, non-interest income was $21.5 million, an increase of $1.1 million or 5.4% above the $21.8 million in 2007. The primary factor for this decrease was a one-time gain on the sale of real estate of $1.3 million in 2007. Partially offsetting this decrease were the gain on sale of investments, interest rate floor income and increased wealth management revenue. Wealth Management Division revenues not associated with Lau Associates decreased by $1.3 million or 9.7% in 2008 due to the decline in the value of the financial markets and the loss of a significant customer resulting from a business combination in the fourth quarter of 2007.

NON-INTEREST EXPENSE

2009 Compared to 2008

For the year ended December 31, 2009, non-interest expense was $46.5 million, an increase of $7.9 million or 20.9% over the $38.7 million in the same period in 2008. Primary factors contributing to this increase include related support costs associated with residential mortgage originations, the opening of our West Chester Regional Banking Center on January 1, 2009 and FDIC insurance costs rising $762 thousand or 161.4% from $472 thousand a year ago, along with the one-time FDIC special assessment of $540 thousand. Professional fees increased $458 thousand or 29.5% from $1.6 million at December 31, 2008. Due diligence and merger related expense increased $460 thousand to $616 thousand from $156 thousand at December 31, 2008. Much of this increase is directly related to expenses associated with the Transaction with First Keystone.

Amortization of mortgage servicing rights increased to $216 thousand in the fourth quarter of 2009, a $135 thousand or 166.7% increase from $81 thousand in the fourth quarter of 2008. This is primarily due to higher rate mortgages refinancing during the continued low rate environment.

2008 Compared to 2007

For the year ended December 31, 2008, non-interest expense was $38.7 million, an increase of $3.7 million or 10.6% over $35.0 million in the same period in 2007. Primary factors contributing to this increase include a $647 thousand impairment of mortgage servicing assets from a year ago due to the rapid decline of long-term mortgage rates, FDIC insurance costs rising $391 thousand or 483% from 2007 and personnel and related support costs associated with the acquisition of Lau Associates, the opening of the Corporation’s West Chester regional banking center, and the opening of The Bryn Mawr Trust Company of Delaware. Non-interest expenses in 2008 included approximately $135 thousand of expenses related to potential acquisitions that did not materialize and $141 thousand of amortization of intangible assets related to the Lau Associates acquisition.

INCOME TAXES

Income taxes for the year ended December 31, 2009 were $5.5 million compared to $5.0 million in 2008 and $6.6 million in 2007. The effective tax rate was 34.7% in 2009, 35.0% in 2008 and 32.6% in 2007. The decrease in the effective tax rate in 2009 when compared to 2008 is due to an increase in the level of tax-free income from municipal investments.

Income taxes for the year ended December 31, 2008 were $5.0 million compared to $6.6 million in 2007. The effective tax rate was 35.0% in 2008 and 32.6% in 2007. The increase in the effective tax rate in 2008 over 2007 was due to a decrease in tax free income related to the surrender of the BOLI insurance contract in 2008, state income taxes, and other smaller items.

BALANCE SHEET ANALYSIS

Asset Changes

Total assets increased $87.5 million to $1.24 billion as of December 31, 2009. This increase is largely the result of deposit inflows during 2009. The increase in the investment portfolio is $99.9 million or 92.2%. The loan portfolio, excluding leases, declined marginally by 0.3% or $2.3 million to $838.0 million in 2009 compared with $840.3 million in 2008. Within the loan portfolio, construction loans decreased $20.0 million or 34.2%, leases declined $11.6 million or 19.5% and residential mortgages declined $21.9 million or 16.5%. Partially offsetting this decline, home equity lines and loans in our local market area increased $23.3 million or 15.5% and commercial mortgages increased $15.3 million or 6.1%. The lease portfolio declined 19.5% or $11.6 million to $47.8 million from the December 31, 2008 balance of $59.4 million. This represented approximately 5.4% of total portfolio loans and leases. The decline in the construction loan and lease balances was due to the Corporation’s decision to limit exposure to those sections of the portfolio.

The Corporation’s investment portfolio increased to $208.2 million at December 31, 2009 from $108.3 million at December 31, 2008. The Asset and Liability Committee (“ALCO”) decided that increasing the investment portfolio to a minimum of 10% of total assets, and maintaining this level, should improve liquidity and provide the Corporation the opportunity to borrow additional funds through the Federal Home Loan Bank of Pittsburgh (“FHLB-P”), Federal Reserve or other repurchase agreements. The Corporation’s investment portfolio had no OTTI charges in 2008 or 2009.

Demand for high-quality loans throughout 2009 and the weak economy has affected both the quantity and quality of lending opportunities. Reductions in the construction loan portfolio over the past 12 months reflect the conversion of completed projects to permanent status and the intentional scale-back of new construction projects by our residential home building customers.

Additionally in 2009, premises and equipment increased marginally by $142 thousand over 2008 due to the opening of The Bryn Mawr Trust Company of Delaware and the West Chester Regional Banking Center, which was offset by depreciation. Mortgage servicing rights increased $1.9 million from $2.2 million in 2008 to $4.1 million in 2009. This increase is due to the increased volume of mortgage loans sold servicing retained, which increased $223 million during 2009 and the partial recovery of the temporary impairment of mortgage servicing rights during 2009 as the value of the mortgage servicing rights increased. The $1.7 million increase in goodwill and intangible assets was due to earn-out payments in connection with the purchase of Lau Associates, partially offset by amortization of identifiable intangibles.

Investment Portfolio

A maturity breakout of the investment portfolio by investment type at December 31, 2009 is as follows:

(dollars in thousands)	Maturing During 2010	Maturing From 2011 Through 2014	Maturing From 2015 Through 2019	Maturing After 2019	Total
Obligations of the U.S. Government and agencies:
Book value	$—	34,826	48,139	2,497	85,462
Weighted average yield	$—	1.60%	2.64%	2.10%	2.20%
State and political subdivisions:
Book value	$1,553	6,748	8,128	8,430	24,859
Weighted average yield	2.38%	2.74%	3.95%	4.14%	3.59%
Other investment securities:
Book value	$250	$1,250	$—	$—	$1,500
Weighted average yield	4.25%	3.03%	—	—	3.23%

Subtotal book value	$1,803	$42,824	$56,267	$10,927	$111,821
Weighted average yield	2.64%	1.82%	2.83%	3.67%	2.53%
Mortgage backed securities1)
Book value	$—	$644	$9,518	$47,763	$57,925
Weighted average yield	—	4.16%	5.43%	5.44%	5.42%

Total book value	$1,803	$43,468	$65,785	$58,690	$169,746	2)

Weighted average yield	2.64%	1.86%	3.21%	5.11%	3.51%

1)

Mortgage backed securities are included in the above table based on their contractual maturity. However, mortgage backed securities, by design, have scheduled monthly principal payments which are not reflected in this table.

2)	Included in the investment portfolio, but not in the table above, are $36.9 million of bond mutual funds which do not have a final stated maturity nor a constant stated coupon rate.

Loan Portfolio

A breakdown of the loan portfolio by major categories at December 31 for each of the last five years is as follows:

	December 31,
(dollars in thousands)	2009	2008	2007	2006	2005
Consumer	$12,717	$8,518	$7,990	$9,156	$9,437
Commercial & Industrial	233,288	236,469	213,834	175,278	170,283
Commercial Mortgage	265,023	249,730	224,510	198,407	162,621
Construction	38,444	58,446	66,901	74,798	45,523
Residential Mortgage	110,653	132,536	121,313	103,572	99,602
Home Equity Lines & Loans	177,863	154,576	123,293	113,068	107,699
Leases	47,751	59,302	45,084	7,012	—

Total Portfolio Loans and Leases	885,739	899,577	802,925	681,291	595,165

Loans held for sale	3,007	3,024	5,125	3,726	2,765

	$888,746	$902,601	$808,050	$685,017	$597,930

Loan Portfolio Maturity and Interest Rate Sensitivity

The loan maturity distribution and interest rate sensitivity table below excludes loans secured by one to four family residential properties and consumer loans as of December 31, 2009:

(dollars in thousands)	Maturing During 2010	Maturing From 2011 Through 2014	Maturing After 2014	Total
Loan Portfolio Maturity:
Commercial and industrial	$98,718	$81,942	$52,628	$233,288
Construction	17,584	19,834	1,026	38,444
Commercial mortgage	2,882	90,089	172,052	265,023
Leases	3,332	44,389	30	47,751

Total	$122,516	$236,254	$225,736	$584,506

Interest sensitivity on the above loans:
Loans with predetermined rates	$19,941	$170,626	$74,025	$264,592
Loans with adjustable or floating rates	102,575	65,628	151,711	319,914

Total	$122,516	$236,524	$225,736	$584,506

Liability Changes

Total liabilities increased $76.0 million or 7.2% from $1.06 billion as of December 31, 2008 to $1.13 billion as of December 31, 2009. This increase was largely due to an inflow of deposits as customers wanted to affiliate with a strong, stable and secure community bank. Additionally, the FDIC unlimited guarantee as well as several promotions also helped to generate new deposit growth. Core deposits (total deposits less wholesale deposits) which include market rate, certificates of deposit and demand accounts increased $100.9 million, while wholesale deposits declined $32.5 million as maturing deposits were not replaced. Funding from wholesale sources at December 31, 2009 included approximately $88.3 million in wholesale deposits and $144.8 million in FHLB-P borrowings ($180.9 million in total). This compares with approximately $150.8 million and $154.9 million in wholesale deposits and FHLB-P borrowings, respectively, at December 31, 2008 ($275.7 million in total).

See paragraph 3 of the Liquidity section on page 19 for further details on the Corporation’s FHLB-P borrowing capacity and availability.

During 2009, the Corporation successfully attracted new core deposit balances in savings, NOW and market rate accounts. The balance as of December 31, 2009 was $483.0 million, an increase of 45.2% from December 31, 2008.

Deposits

A breakdown of the deposits by major categories at December 31, for each of the last five years is as follows:

(dollars in thousands)	2009	2008	2007	2006	2005
Interest-bearing checking	$151,432	$135,513	$137,486	$143,742	$154,319
Money market	229,836	142,707	114,310	111,338	112,319
Savings	101,719	54,333	36,181	40,441	46,258
Other wholesale deposits	52,174	30,185	—	—	—
Wholesale time deposits	36,118	120,761	129,820	19,976	5,000
Time deposits	153,705	211,542	203,462	200,446	150,322

Interest-bearing deposits	$724,984	$695,041	$621,259	$515,943	$468,218
Non-interest bearing deposits	212.903	174,449	228,269	198,546	168,042

Total deposits	$937,887	$869,490	$849,528	$714,489	$636,260

DISCUSSION OF SEGMENTS

The Corporation has three principal segments (Residential Mortgage, Wealth Management, and Banking) as defined by Codification 280 – Segment Reporting. These segments are discussed below. Detailed segment information appears in Note 28 in the accompanying Consolidated Financial Statements.

Residential Mortgage Segment Activity

All activity is for each of the last three years ending December 31:

(dollars in thousands)	2009	2008	2007
Residential loans held in portfolio*	$110,653	$132,536	$121,313
Mortgage originations	291,613	109,219	127,611
Mortgage loans sold:
Servicing retained	$266,759	$43,575	$24,300
Servicing released	6,222	34,259	64,466

Total mortgage loans sold	$272,981	$77,834	$88,766

Percentage of mortgage loans sold:
Servicing retained %	97.7%	56.0%	27.4%
Servicing released %	2.3%	44.0%	72.6%
Loans serviced for others*	$514,875	$350,199	$357,363
Mortgage servicing rights*	$4,059	$2,205	$2,820
Gain on sale of loans	$6,012	$1,275	$1,250
Loans servicing & late fees	$1,387	$1,194	$1,115
Amortization of MSRs	$853	$367	$327
(Recovery)/Impairment of MSRs	$(137)	$668	$21
Basis point gain on loans sold	220	164	141

*	Period end balance

The Mortgage Banking Segment had a very strong year with a pre-tax segment profit (“PTSP”) of $3.8 million in 2009 compared with a pre-tax segment loss (“PTSL”) of $198 thousand in 2008 due to the low interest rate environment in 2009 which allowed mortgage originations to rise 167% from 2008 levels.

Mortgage originations in 2009 of $291.6 million were up from a year ago and 2007. The value of mortgages sold (servicing retained and servicing released) in 2009 of $273.0 million was 250.7% higher than those sold in 2008. Due to the continued low interest rate environment in 2009, originations remained strong throughout the year with exceptional performance in the first and second quarters of 2009 resulting in a gain of $4.4 million on the sale of residential mortgage loans, 533% above the $695 thousand during the first six months of 2008.

Loans serviced for others were $357.4 million in 2007, $350.2 million in 2008 and $514.9 million in 2009.

Wealth Management Segment Activity

(in millions)	2008	2007	2006
Total wealth assets under management, administration, supervision and brokerage	$2,871.2	$2,146.4	$2,277.1

The Wealth Management Segment reported a 2009 PTSP of $3.9 million, a 29.0% or a $1.6 million decrease over 2008. The decrease in PTSP was primarily due to a $1.9 million or 2.3% increase in Wealth Management Segment overall expense, due to the formation of The Bryn Mawr Trust Company of Delaware and the startup of BMT Asset Management, partially offset by a $336 thousand or 2.4% increase in revenue. The increase in Wealth Management Segment revenue is attributable to the rebound in the financial markets during 2009, expanded wealth management services including the formation of BMT Asset Management and new relationships within our demographic region.

The Wealth Management Segment reported a 2008 PTSP of $5.5 million, an 18% or a $1.2 million decrease over 2007. The decrease in PTSP was primarily due to a $1.5 million or 22% increase in Wealth Management Segment overall expense, partially offset by a $353 thousand or 2.6% increase in revenue. The increase in Wealth Management Segment revenue was attributable to the Lau Associates acquisition, as organic fees for the Wealth Management Segment were reduced due to the decline in financial market valuations and the loss of an institutional client in November 2007 due to a business consolidation.

Banking Segment Activity

Banking segment data as presented in Note 28 in the accompanying Notes to Consolidated Financial Statements indicates a PTSP of $9.0 million in 2009, $9.9 million in 2008 and $13.8 million in 2007, which included a $1.3 million gain on real estate. See Components of Net Income earlier in this documentation for a discussion of the Banking Segment.

CAPITAL

Consolidated shareholder’s equity of the Corporation was $103.9 million or 8.4% of total assets as of December 31, 2009 compared to $92.4 million or 8.0% of total assets as of December 31, 2008.

The Corporation’s and Bank’s regulatory capital ratios and the minimum capital requirements to be considered “Well Capitalized” by banking regulators are displayed in Note 25 of the accompanying Notes to Consolidated Financial Statements.

As disclosed earlier in this document, the Corporation elected not to participate in the Federal government’s Troubled Asset Relief Program (“TARP”) for several reasons, the most significant being the strong capital position of the Corporation and the Bank. Both the Corporation and the Bank exceed the required capital levels to be considered “Well Capitalized” by their respective regulators at the end of each period presented.

The Corporation ended its common stock repurchase program in May 2008 as the financial crisis and economic downturn began.

To enhance the Tier II regulatory capital ratios of the Corporation and the Bank, the Bank raised $7.5 million in subordinated debt on April 20, 2009 which qualified as Tier II capital. This subordinated debt bears interest at a rate per annum equal to the ninety day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first five years of the term. Subordinated debt qualifies as Tier II regulatory capital for the first five years from the date of issuance and thereafter is discounted as the subordinated debt approaches maturity, with one fifth of the original amount excluded from Tier II capital each year during the last five years before maturity.

Also on April 20, 2009, in accordance with and reliance on the exemption provided by Section 4(2) of the Securities Act, the Corporation sold 150,061 shares of its common stock, par value $1.00 per share (“Shares”), in a private placement of securities to a purchaser which qualifies as an accredited investor under Rule 501(a) of Regulation D under the Securities Act. The purchase price per Share was equal to the average closing price of shares of the Corporation’s common stock on NASDAQ Global Markets for the thirty trading days ending on April 16, 2009, which equaled $16.66 per Share. The aggregate purchase price for the Shares sold was $2.5 million. The Corporation did not pay any underwriting discounts or commissions and did not pay any brokerage fees in connection with the sale of the Shares. The Shares sold constituted 1.7% of the outstanding shares of the Corporation’s common stock, as determined immediately after the closing of the sale. The Corporation intends to use the proceeds from the sale of the Shares to satisfy its working capital requirements and general corporate purposes, and for any other purpose deemed to be in the Corporation’s best interest.

Additionally, on June 17, 2009, the SEC declared effective a shelf registration statement on Form S-3/A (“Shelf Registration Statement”) filed by the Corporation on June 15, 2009. The Shelf Registration Statement is intended to allow the Corporation to raise additional capital through offers and sales of registered securities consisting of common stock, warrants to purchase common stock, stock purchase contracts or units consisting of any combination of the foregoing securities. Using the prospectus in the Shelf Registration Statement, together with applicable prospectus supplements, the Corporation may sell, from time to time, in one or more offerings, any amount of such securities in a dollar amount up to $90,000,000, in the aggregate. The Corporation also registered for resale in the Shelf Registration Statement the Shares issued in the private placement of securities discussed in the preceding paragraph.

On July 20, 2009 the corporation registered with the SEC the Bryn Mawr Bank Corporation Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”). The DRIP provides investors with a convenient and economical means of purchasing shares of the Corporation’s common stock by reinvesting the cash dividends paid on the common stock and by making additional optional cash purchases. As of December 31, 2009 the Corporation had 81,641 shares registered under the DRIP and received $1.3 million in additional cash purchases under the optional cash purchase and request for waiver program.

Under the terms of the Lau Associates acquisition, the Corporation has two remaining earn-out payments due in the first quarter of each of 2011 and 2012 (which will each be recorded at the end of 2010 and 2011), with the maximum purchase price not exceeding $19 million ($10.9 million has been accrued or paid through December 31, 2009). See Note 2 for information on the Corporation’s treatment of goodwill and other intangible assets related to this transaction.

See Note 1-V in the Notes to Consolidated Financial Statements for additional information.

LIQUIDITY

The Corporation has significant sources and availability of liquidity at December 31, 2009 as discussed in this section. The liquidity position is managed on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. The Corporation’s primary liquidity is maintained by managing its deposits along with the utilization of purchased federal funds, borrowings from the FHLB-P and utilization of other wholesale funding sources. Secondary sources of liquidity include the sale of investment securities and certain loans in the secondary market.

Other wholesale funding sources include certificates of deposit from brokers, generally available in blocks of $1.0 million or more, CDARS, PLGIT, IND and IDC Programs. Usage of these programs decreased by approximately $26 million in 2009.

Maximum borrowing capacity with the FHLB-P as of December 31, 2009 was approximately $448 million, with an unused borrowing availability of approximately $303 million, and availability at the Federal Reserve was approximately $55 million. Overnight Fed Funds lines consist of lines from 6 banks totaling $75 million. Quarterly, ALCO reviews the Corporation’s liquidity needs and reports its findings to the Risk Management Committee of the Board of Directors.

As of December 31, 2009 the Corporation held approximately $7.9 million of FHLB-P stock. As of December 31, 2008 the FHLB-P announced it had voluntarily suspended the payment of dividends and the repurchase of excess capital stock until further notice. The Corporation’s use of FHLB-P borrowings as a source of funds is effectively more expensive due to the suspension of FHLB-P dividends and the related capital stock redemption restrictions. It should be noted that the FHLB-P capital ratios remained above regulatory guidelines. The suspension of dividends and repurchase of excess capital stock will continue until further notice by the FHLB-P.

On July 6, 2009, the Corporation entered into an agreement with IDC to provide up to $10 million of money market deposits at an agreed upon rate currently at 1.00%. The Corporation had approximately $10 million in balances at December 31, 2009 under this program which are classified on the balance sheet as savings and NOW accounts. The Corporation can request an increase in the agreement amount as it deems necessary.

The Corporation’s investment portfolio of $208.2 million at December 31, 2009 was approximately 16.8% of total assets. Some of these investments were in short-term, high-quality, liquid investments to earn more than the 25 basis points currently earned on Fed Funds. The Corporation’s policy is to keep the investment portfolio at a minimum of 10% of total assets. The investment portfolio provides the Corporation with the opportunity to utilize the securities to borrow additional funds through the FHLB-P, Federal Reserve or through other repurchase agreements.

The Corporation continually evaluates the capacity and the cost of continuing to fund earning asset growth with wholesale deposits. The Corporation believes that it has sufficient capacity to fund expected 2010 earning asset growth with wholesale sources, along with deposit growth from the newly opened West Chester Regional Banking Center and deposit inflows from troubled institutions.

The Corporation elected to participate (i.e. did not opt out of) in the FDIC’s additional deposit insurance program originally covering balances up to $250 thousand and then providing additional coverage over $250 thousand. After final adjustments in January 2009, this program now covers the following: all non-interest bearing DDA accounts; NOW accounts paying less than 50 basis points; interest on lawyer trust accounts (“IOLTA”); and certain trust sweep accounts.

This program was scheduled to end on December 31, 2009, but on August 26, 2009 the FDIC extended the TLGP until June 30, 2010.

OFF BALANCE SHEET RISK

The following chart presents the off-balance sheet commitments of the Bank as of December 31, 2009, listed by dates of funding or payment:

(dollars in millions)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Unfunded loan commitments	$315.0	$190.4	$20.6	$8.7	$95.3
Standby letters of credit	18.4	6.7	11.6	0.1	—

Total	$333.4	$197.1	$32.2	$8.8	$95.3

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

CONTRACTUAL CASH OBLIGATIONS OF THE CORPORATION AS OF DECEMBER 31, 2009

(dollars in thousands)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Deposits without a stated maturity	$748,064	$748,064	$—	$—	$—
Wholesale and retail certificates of deposit	189,823	173,363	15,730	659	71
Operating leases	20,841	1,369	2,561	1,998	14,913
Purchase obligations	5,084	1,780	2,109	1,195	—
Non-discretionary pension contributions	1,938	137	273	314	1,214

Total	$965,750	$924,713	$20,673	$4,166	$16,198

OTHER INFORMATION

New Offices

The Corporation opened its West Chester Regional Banking Center in January 2009. The West Chester PA Regional Banking Center is a conveniently located, state-of-the-art 4,000 foot facility with a multi-lane drive-up and twenty-four hour ATM banking. Also during the year, the Corporation completed the modernization of its Wayne, PA branch and began a significant modernization of its Paoli, PA branch, making each branch more visible and enhancing its ability to attract new business.

Regulatory Matters and Pending Legislation

The Corporation is not aware of any other current specific recommendations by regulatory authorities or proposed legislation which, if implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, however the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, an impact on the Corporation’s results of operations.

The FDIC base assessment rate is between 12 and 16 basis points. The Corporation was not subject to additional adjustments of up to 8 basis points based on the level of unsecured and secured borrowings effective April 1, 2009.

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

“Net Interest Income” - Rate Volume Analysis of Interest Rates and Interest Differential, Net Interest Income and Net Interest Margin 2009 Compared to 2008, and - 2008 Compared to 2007, Net Interest Margin Over the Last Five Quarters, Interest Rate Sensitivity, Summary Interest Rate Simulation, and Gap Report; “Provision for Loan and Lease Losses” - General Discussion of Allowance for Loan and Lease Losses, Asset Quality and Analysis of Credit Risk, Non-Performing Assets and Related Ratios, Summary of Changes in the Allowance of Loan and Lease Losses, Allocation of Allowance for Loan and Lease Losses; “Non- Interest Income; “Non-Interest Expense”; “Income Taxes”;

“Balance Sheet Analysis”; “Discussion of Segments”; “Capital”; “Liquidity”; “Off Balance Sheet Risk”; “Contractual Cash Obligation of the Corporation as of December 31, 2008”; and “Other Information.”

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements contained in this Annual Report, including without limitation the Letter to Shareholders, Year in Review, and Management’s Discussion and Analysis of Financial Condition and Results of Operations (which we refer to in this section as “incorporated documents”), may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Bryn Mawr Bank Corporation (the “Corporation”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends loss. The words The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

•

the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, the real estate market, and the Corporation’s interest rate risk exposure and credit risk;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•

results of examinations by the Federal Reserve Board, including the possibility that the Federal Reserve Board may, among other things, require us to increase our allowance for loan losses or to write down assets;

•	changes in accounting requirements or interpretations;

•	changes in existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;

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

•	any extraordinary events (such as the September 11, 2001 events, the war on terrorism and the U.S. Government’s response to those events, including the war in Iraq);

•	the Corporation’s need for capital;

•

the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our investment products in a manner that meets customers’ needs;

•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the Corporation’s ability to originate, sell and service residential mortgage loans;

•

the accuracy of assumptions underlying the establishment of reserves for loan losses and estimates in the value of collateral, the market value of mortgage servicing rights and various financial assets and liabilities;

•	the Corporation’s ability to retain key members of the senior management team;

•	the ability of key third-party providers to perform their obligations to the Corporation and the Bank;

•	technological changes being more difficult or expensive than anticipated;

•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this Annual Report and incorporated documents are based upon the Corporation’s beliefs and assumptions as of the date of this Annual Report. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this Annual Report or incorporated documents might not occur and you should not put undue reliance on any forward-looking statements. Some of these and other factors are discussed in the section entitled “Risk Factors” in the accompanying Form 10-K.

Management’s Report on Internal Control Over Financial Reporting

The Corporation’s Management is responsible for both establishing and maintaining adequate internal controls over financial reporting. As of December 31, 2009, Management conducted an assessment of the effectiveness of the Corporation’s internal controls over financial reporting and concluded that such internal controls are effective and found no material weaknesses. The assessment was accomplished using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2009, the Corporation’s internal control over financial reporting is effective, based on the COSO criteria.

Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009 has been audited by KPMG LLP, (“KPMG”) the Corporation’s independent registered public accounting firm having responsibility for auditing the Corporation’s financial statements. KPMG has expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2010 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Philadelphia, Pennsylvania

March 15, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited Bryn Mawr Bank Corporation’s (the Corporation) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2009, and our report dated March 15, 2010 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania

March 15, 2010

Consolidated Balance Sheets

	As of December 31,
	2009	2008
	(dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$11,670	$18,776
Interest bearing deposits with banks	58,472	45,100
Money market funds	9,175	5,109

Cash and cash equivalents	79,317	68,985
Investment securities available for sale, at fair value (amortized cost of $206,689 and $107,255 as of December 31, 2009 and 2008, respectively)	208,224	108,329
Loans held for sale	3,007	3,024
Portfolio loans and leases	885,739	899,577
Less: Allowance for loan and lease losses	(10,424)	(10,332)

Net portfolio loans and leases	875,315	889,245

Premises and equipment, net	21,438	21,296
Accrued interest receivable	4,289	4,033
Deferred income taxes	4,991	5,478
Mortgage servicing rights	4,059	2,205
Bank owned life insurance (BOLI)	—	15,585
FHLB stock	7,916	7,916
Goodwill	6,301	4,629
Intangible assets	5,421	5,729
Other investments	3,140	2,950
Other assets	15,403	11,942

Total assets	$1,238,821	$1,151,346

Liabilities
Deposits:
Non-interest-bearing demand	$212,903	$174,449
Savings, NOW and market rate accounts	482,987	362,738
Other wholesale deposits	52,174	—
Wholesale time deposits	36,118	120,761
Time deposits	153,705	211,542

Total deposits	937,887	869,490

Borrowed funds	144,826	154,939
Mortgage payable	2,062	—
Subordinated debt	22,500	15,000
Accrued interest payable	1,987	4,369
Other liabilities	25,623	15,135

Total liabilities	1,134,885	1,058,933

Shareholders’ equity
Common stock, par value $1; authorized 100,000,000 shares; issued 11,786,084 and 11,513,782 shares as of December 31, 2009 and 2008, respectively, and outstanding of 8,866,420 and 8,592,259 shares as of December 31, 2009 and 2008, respectively	11,786	11,514
Paid-in capital in excess of par value	17,705	12,983
Accumulated other comprehensive loss, net of tax benefit	(6,913)	(7,995)
Retained earnings	111,290	105,845

	133,868	122,347
Less: Common stock in treasury at cost – 2,919,664 and 2,921,523 shares as of December 31, 2009 and 2008, respectively	(29,932)	(29,934)

Total shareholders’ equity	103,936	92,413

Total liabilities and shareholders’ equity	$1,238,821	$1,151,346

Book value per share	$11.72	$10.76

Tangible book value per share	$10.40	$9.55

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans and leases	$51,686	$53,251	$51,785
Interest on cash and cash equivalents	272	300	250
Interest on investment securities	4,934	4,383	2,183

Total interest income	56,892	57,934	54,218

Interest expense:
Interest expense on savings, NOW and market rate deposits	3,094	3,753	4,169
Interest expense on time deposits	4,644	6,791	8,662
Interest expense on wholesale time and other wholesale deposits	2,232	5,498	4,925
Interest expense on subordinated debt	1,108	408	—
Interest expense on other borrowings and mortgage payable	5,021	4,346	2,220

Total interest expense	16,099	20,796	19,976

Net interest income	40,793	37,138	34,242
Provision for loan and lease losses	6,884	5,596	891

Net interest income after provision for loan and lease losses	33,909	31,542	33,351

Non-interest income:
Fees for wealth management services	14,178	13,842	13,502
Service charges on deposit accounts	1,951	1,685	1,464
Loan servicing and other fees	1,387	1,194	1,115
Net gain on sale of loans	6,012	1,275	1,250
Net gain on sale of securities	1,923	230	—
Net gain on sale of real estate	—	—	1,333
BOLI income	—	261	424
Other operating income	3,019	2,985	2,693

Total non-interest income	28,470	21,472	21,781

Non-interest expenses:
Salaries and wages	22,275	18,989	17,116
Employee benefits	5,578	4,172	4,548
Occupancy and bank premises	3,637	3,165	2,862
Furniture, fixtures, and equipment	2,407	2,324	2,078
Advertising	1,084	1,115	1,026
Amortization of mortgage servicing rights	853	367	327
(Recovery)/Impairment of mortgage servicing rights	(137)	668	21
Professional fees	2,008	1,550	1,585
Intangible asset amortization	308	141	—
FDIC insurance	1,234	472	81
FDIC special assessment	540	—	—
Due diligence and merger related expenses	616	156	—
Other operating expense	6,139	5,557	5,315

Total non-interest expenses	46,542	38,676	34,959

Income before income taxes	15,837	14,338	20,173
Income tax expense	5,500	5,013	6,573

Net income	$10,337	$9,325	$13,600

Basic earnings per common share	$1.18	$1.09	$1.59
Diluted earnings per common share	$1.18	$1.08	$1.58
Dividends per share	$0.56	$0.54	$0.50
Weighted-average basic shares outstanding	8,732,004	8,566,938	8,539,904
Dilutive potential common shares	16,719	34,233	93,638

Weighted-average dilutive shares	8,748,723	8,601,171	8,633,542

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Operating activities:
Net Income	$10,337	$9,325	$13,600
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	6,884	5,596	891
Provision for depreciation and amortization	3,106	1,920	1,596
Loans originated for resale	(272,964)	(74,458)	(90,164)
Proceeds from sale of loans	278,993	77,834	90,015
Purchase of trading securities	(5,076)	—	—
Gain on trading securities	(255)	—	—
Proceeds from sale of trading securities	5,331	—	—
Net gain on sale of loans	(6,012)	(1,275)	(1,250)
Net gain on sale of real estate	—	—	(1,333)
Net gain on sale of investment securities	(1,923)	—	—
Provision for deferred income taxes (benefit)	(57)	(600)	82
Stock based compensation cost	386	277	75
Change in income taxes payable/receivable	892	(906)	707
Change in accrued interest receivable	(256)	283	(84)
Change in accrued interest payable	(2,382)	(1,925)	1,948
Change in mortgage servicing rights	(1,854)	615	63
Change in intangible assets	308	141	—
Other, net	637	(4,109)	(3,288)

Net cash provided by operating activities	16,095	12,718	12,858

Investing activities:
Purchases of investment securities	(203,016)	(105,865)	(17,033)
Proceeds from maturities of investment securities and mortgage-backed securities pay downs	31,152	10,884	8,775
Proceeds from sales of investment securities available for sale	62,905	26,011	—
Proceeds from calls of investment securities	18,390	9,705	8,595
Proceeds from sale of real estate	—	—	1,850
Proceeds from BOLI prepayment	15,585	—	—
Net change in other investments	(190)	(5,226)	(1,424)
Net portfolio loan and lease repayments (originations)	5,106	(100,040)	(122,524)
Purchase of BOLI	—	—	(15,000)
Purchase of premises and equipment	(2,090)	(5,930)	(2,388)
Net change in Other Real Estate Owned (“OREO”)	915	—	110
Purchase of Lau Associates	(1,672)	(9,875)	—

Net cash used by investing activities	(72,915)	(180,336)	(139,139)

Financing activities:
Change in demand, NOW, savings and market rate deposit accounts	158,703	20,941	22,179
Change in time deposits	(57,837)	8,080	3,016
Change in wholesale time and other wholesale deposits	(32,469)	(9,059)	109,844
Dividends paid	(4,892)	(4,626)	(4,269)
Increase in borrowed funds greater than 90 days	—	124,939	45,000
Repayment of borrowed funds greater than 90 days	(10,113)	—	(15,000)
Net change in subordinated debt	7,500	—	—
Mortgage payable	2,062	—	—
Purchase of treasury stock	(42)	(361)	(2,420)
Tax benefit from exercise of stock options	66	185	182
Proceeds from issuance of common stock	3,660	—	—
Proceeds from exercise of stock options	514	1,230	918

Net cash provided by financing activities	67,152	141,329	159,450

Change in cash and cash equivalents	10,332	(26,289)	33,269
Cash and cash equivalents at beginning of year	68,985	95,274	62,005

Cash and cash equivalents at end of year	$79,317	$68,985	$95,274

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$4,650	$6,238	$6,192
Interest	18,481	22,721	18,028
Supplemental cash flow information:
Unsettled AFS securities	$7,996	$—	$—
Change in other comprehensive income	1,664	$(5,678)	$223
Change in deferred tax due to change in other comprehensive income	582	(1,987)	77
Transfer of loans to other real estate	1,940	—	—

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

	For the Years Ended December 31, 2008, 2007 and 2006
	Shares of Common Stock Issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
	(dollars in thousands)
Balance - December 31, 2006	11,373,182	$11,373	$10,598	$91,815	$(4,450)	$(27,244)	$82,092
Net Income	—	—	—	13,600	—	—	13,600
Dividends declared - $0.50 per share	—	—	—	(4,269)	—	—	(4,269)
Other comprehensive income, net of tax expense of $77	—	—	—	—	146	—	146
Tax benefit stock option exercise	—	—	182	—	—	—	182
Purchase of treasury stock	—	—	—	—	—	(2,420)	(2,420)
Retirement of treasury stock	(4,128)	(4)	(37)	—	—	41	—
Common stock issued	65,278	65	955	—	—	—	1,020

Balance - December 31, 2007	11,434,332	$11,434	$11,698	$101,146	$(4,304)	$(29,623)	$90,351

Net Income	—	—	—	9,325	—	—	9,325
Dividends declared - $0.54 per share	—	—	—	(4,626)	—	—	(4,626)
Other comprehensive income, net of tax benefit of ($1,987)	—	—	—	—	(3,691)	—	(3,691)
Tax benefit stock option exercise	—	—	185	—	—	—	185
Purchase of treasury stock	—	—	—	—	—	(361)	(361)
Retirement of treasury stock	(5,096)	(5)	(45)	—	—	50	—
Common stock issued	84,546	85	1,145	—	—	—	1,230

Balance - December 31, 2008	11,513,782	$11,514	$12,983	$105,845	$(7,995)	$(29,934)	$92,413

Net Income	—	—	—	10,337	—	—	10,337
Dividends declared - $0.56 per share	—	—	—	(4,892)	—	—	(4,892)
Other comprehensive income, net of tax expense of $582	—	—	—	—	1,082	—	1,082
Stock based compensation	—	—	798	—	—	—	798
Tax benefit stock option exercise	—	—	66	—	—	—	66
Purchase of treasury stock	—	—	—	—	—	(42)	(42)
Retirement of treasury stock	(4,522)	(4)	(40)	—	—	44	—
Common stock issued	236,224	236	3,424	—	—	—	3,660
Stock option exercises	40,600	40	474	—	—	—	514

Balance - December 31, 2009	11,786,084	$11,786	$17,705	$111,290	$(6,913)	$(29,932)	$103,936

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Net income	$10,337	$9,325	$13,600
Other comprehensive income:
Unrealized investment gains, net of tax expense of $161, $318 and $198, respectively	300	589	370
Change in unfunded pension and post-retirement liability, net of tax expense (benefit) of $421, ($2,305) and $(121), respectively	782	(4,280)	(224)

Comprehensive income	$11,419	$5,634	$13,746

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

In preparing the Financial Statements, the Corporation is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Although our current estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2010, actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Amounts subject to significant estimates are items such as the allowance for loan and lease losses and lending related commitments, goodwill and intangible assets, pension and post-retirement obligations, the fair value of financial instruments and other-than-temporary impairments. Among other effects, such changes could result in future impairments of investment securities, goodwill and intangible assets and establishment of allowances for loan losses and lending related commitments as well as increased pension and post-retirement expense.

In June 2009, the FASB issued “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” which was incorporated in Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles.” This standard established the FASB Accounting Standards Codification as the single source of authoritative U.S. accounting and reporting standards, excluding the requirements and guidance issued by the SEC, which were unaffected by the Codification. ASC 105 did not change current GAAP, but it did change the manner in which accounting literature is organized and referenced. This standard was effective at the quarter ended September 30, 2009 and accounting literature references were updated in our financial statements accordingly starting in the 2009 third quarter. The adoption of this standard did not affect our financial statements.

C. Cash and Cash Equivalents

Cash and cash equivalents include cash due from banks, interest-bearing deposits, federal funds sold and money market funds with other banks with original maturities of three months or less. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $1.3 million and $1.9 million at December 31, 2009 and December 31, 2008, respectively.

D. Investment Securities – Available for Sale

Investment securities which are held for indefinite periods of time, which the Corporation intends to use as part of its asset/liability strategy, or which may be sold in response to changes in interest rates, changes in prepayment risk, increases in capital requirements, or other similar factors, are classified as available for sale and are carried at fair value. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders’ equity and excluded from determination of net income. Gains or losses on disposition are based on the net proceeds and cost of the securities sold, adjusted for amortization of premiums and accretion of discounts, using the specific identification method.

Prior to April 1, 2009, declines in the fair value of available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, the Corporation considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Beginning in April 1, 2009, the Corporation implemented ASC 370-10-65-1 “Recognition and Presentation of Other-Than-Temporary Impairments” that amended the accounting for recognizing other-than-temporary impairment for debt securities and expanded disclosure requirements for other-than-temporarily impaired debt and equity securities. Under the new guidance, companies are required to record other-than-temporary impairment charges, through earnings, if they have the intent to sell, or will more likely than not be required to sell, an impaired debt security before a recovery of its amortized cost basis. In addition, companies are required to record other-than-temporary impairment charges through earnings for the amount of credit losses, regardless of the intent or requirement to sell. Credit loss is measured as the difference between the present value of an impaired debt security’s cash flows and its amortized cost basis. Non-credit related write-downs to fair value must be recorded as decreases to accumulated other comprehensive income as long as the Corporation has no intent or it is more likely than not that the Corporation would not be required to sell an impaired security before a recovery of amortized cost basis. Since the Corporation did not have any other-than-temporary impairment for 2009, the adoption of this guidance had no impact.

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

G. Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) is established through a provision for loan and lease losses (“provision”) charged as an expense. Loans and leases are charged against the allowance when the Corporation believes that the principal is uncollectible. The allowance is maintained at a level that the Corporation believes is sufficient to absorb estimated probable credit losses.

The Corporation’s determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires significant estimates by the Corporation. Consideration is given to a variety of factors in establishing these estimates including specific terms and conditions of loans and leases, underwriting standards, delinquency statistics, industry concentration, overall exposure to a single customer, adequacy of collateral, the dependence on collateral, and results of internal loan review, including borrowers perceived financial and management strengths, the amounts and timing of the present value of future cash flows, and access to additional funds.

The evaluation process also considers the impact of competition, current and expected economic conditions, national and international events, the regulatory and legislative environment and inherent risks in the loan and lease portfolio.

All of these factors may be susceptible to significant change. To the extent actual outcomes differ from the Corporation estimates, an additional provision for loan and lease losses may be required that might adversely affect the Corporation’s results of operations in future periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the Corporation to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

H. Other Investments and FHLB-P Stock

Other investments include Community Reinvestment Act (“CRA”) investment, and equity stocks without a determinable fair market value. The equity stocks include the Federal Reserve Bank and Atlantic Central Bankers Bank. The Corporation is required to hold Federal Home Loan Bank of Pittsburgh (“FHLB-P”) stock as a condition of borrowing funds from the FHLB-P. As of December 31, 2009, the carrying value of our FHLB-P stock was $7.9 million. Ownership of FHLB-P stock is restricted and there is no market for these securities. In 2009, the FHLB-P reported significant losses due to numerous factors, including other-than-temporary impairment charges on its portfolio of private-label mortgage-backed securities. The FHLB-P announced a capital restoration plan in February of 2009 which restricts it from repurchasing or redeeming capital stock or paying dividends. If the FHLB-P’s financial condition declines further, other-than-temporary impairment charges related to our investment in FHLB stock could occur in future periods. For further information on the FHLB-P stock, see Note 10 – Borrowed Funds.

I. Impaired Loans and Leases

A loan or lease is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan and lease agreement. The Corporation’s assessment of impairment is applied to the factors considered in determining impairment. Factors include payment status, value of collateral and the probability of collecting scheduled principal and interest payments when due. Loans and leases that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Corporation determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

J. Troubled Debt Restructure (“TDR”)

A TDR is when a creditor, for economic or legal reason related to debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. A concession may include extending repayment terms, reducing the interest rate or forgiving principal and/or accrued interest. If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Corporation will make the disclosures related to TDR reporting. It should be noted that not all modifications are a concession, thus a TDR. If the modified terms are consistent with market conditions and represent terms the debtor could obtain from another creditor in the current market, the modification is not a TDR.

K. Other Real Estate Owned

Other real estate owned (“OREO”) consists of assets that the Corporation has acquired through foreclosure, by accepting a deed in lieu of foreclosure, or by taking possession of assets that were used as loan collateral. The Corporation reports OREO on the balance sheet within other assets, at the lower of cost or estimated fair value less cost to sell, adjusted periodically based on current appraisals. Costs relating to the development or improvement of assets are capitalized and costs related to holding the property are charged to expense.

L. Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation and rent are recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the expected lease term or the estimated useful lives, whichever is shorter.

M. Pension and Postretirement Benefit Plans

The Corporation has three defined benefit pension plans and one postretirement benefit plan and a 401(K) plan as discussed in Note 15 – 401(K) Plan and in Note 16 – Pension and Postretirement Benefit Plans. Net pension expense consists of service cost, interest cost, return on plan assets, amortization of prior service cost, amortization of transition obligations and amortization of net actuarial gains and losses. The Corporation accrues pension costs as incurred.

On February 12, 2008 the Corporation amended the Qualified Defined Pension Plan to cease further accruals of benefits effective March 31, 2008, and amended the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution effective April 1, 2008. Additionally, the Corporation created a non-qualified defined benefit pension plan for certain officers of the Bank and to provide that each participant’s accrued benefit shall be reduced by the actuarially equivalent value of the immediately vested discretionary, non-matching employer contribution to the 401(K) Plan made on his or her behalf.

N. BOLI

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

BOLI is recorded at its cash surrender value on the balance sheet. Income from BOLI is tax-exempt and included as a component of other non-interest income. In 2007, BOLI income was tax-exempt. However, as a result of the surrender of the BOLI contract in August 2008, the total income earned in 2007 and 2008 became taxable income. This resulted in additional tax expense of $266 thousand in 2008.

O. Accounting for Stock-Based Compensation

Stock based compensation cost is measured at the grant date, based on the fair value of the award and is recognized as an expense over the vesting period.

All share-based payments, including grants of stock options, are recognized as compensation cost in the statement of income at their fair value. The fair value of stock option grants is determined using the Black-Scholes pricing model. The assumptions necessary for the calculation of the fair value are expected life of options, annual volatility of stock price, risk free interest rate and annual dividend yield.

Stock-based compensation expense for 2009, 2008 and 2007 were $386 thousand, $277 thousand and $75 thousand, respectively.

P. Earnings Per Common Share

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

Q. Income Taxes

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

As required by ASC 740 “Accounting for Income Taxes,” the Corporation recognizes the financial statement benefit of a tax position only after determining that the Corporation would more likely than not sustain the position following an examination. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. The Corporation applied these criteria to tax positions for which the statute of limitations remained open. There were no adjustments to retained earnings for unrecognized tax benefits as a result of the implementation of ASC 740.

R. Revenue Recognition

With the exception of non-accrual loans and leases, the Corporation recognizes all sources of income on the accrual method. Additional information relating to wealth management fee revenue recognition follows:

The Corporation earns Wealth Management fee revenue from a variety of sources including fees from trust administration and other related fiduciary services, custody, investment management and advisory services, employee benefit account and IRA administration, estate settlement, tax service fees, shareholder service fees and brokerage. These fees are generally based on asset values and fluctuate with the market. Some of the revenues are not directly tied to asset value but are based on a flat fee for services provided. For many of our revenue sources, amounts are not received in the same accounting period in which they are earned. However, each source of Wealth Management fees is recorded on the accrual method of accounting.

The most significant portion of the Corporation’s Wealth Management fees is derived from trust administration and other related services, custody, investment management and advisory services, and employee benefit account and IRA administration. These fees are generally billed in arrears, based on the market value of assets at the end of the previous billing period. A smaller number of customers are billed in a similar manner, but on a quarterly or annual basis and some revenues are not based on market values.

The balance of the Corporation’s Wealth Management fees include estate settlement fees and tax service fees, which are recorded when the related service is performed and asset management and brokerage fees on non-depository investment products, which are received one month in arrears based on settled transactions but are accrued in the month when the settlement occurs.

Included in other assets on the statement of condition is a Wealth Management fee receivable that reflects the impact of fees earned but not yet collected. This receivable is reviewed quarterly for collectibility.

S. Mortgage Servicing

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

T. Statement of Cash Flows

The Corporation’s statement of cash flows details operating, investing and financing activities during the reported periods.

U. Interest Rate Floor

The Corporation accounts for derivatives under FASB guidance related to Accounting for Derivative Instruments on Hedging Activities, as amended. The Corporation records interest rate floors, which are not used as hedging instruments, at fair value on the balance sheet as part of other assets. Changes in the fair value of the interest rate floor are recorded in current earnings as other operating income or other operating expense, depending on whether the net change in value for the applicable period was a gain or loss. The interest rate floor was closed out in January 2008.

V. Goodwill and Intangible Assets

The Corporation accounts for goodwill and other intangible assets in accordance with ASC 350, “Intangibles – Goodwill and Other.” All goodwill and intangible assets as of December 31, 2009 other than MSR’s in Note 1-S above are related to the acquisition of Lau Associates which is a component of the Wealth Management Segment. The amount of goodwill initially recorded reflects the value assigned to the asset at the time of investment. Goodwill impairment tests are performed at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the acquisition or investment.

The Corporation’s impairment testing methodology is consistent with the methodology prescribed in ASC 350. Other intangible assets include customer relationships, a non-compete agreement and a trade name. The customer relationships and non-compete agreement intangibles are amortized on the straight-line basis over the estimated useful life of the asset. The trade name intangible has an indefinite life and is evaluated for impairment annually.

W. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

X. New Accounting Pronouncements

Standards Adopted:

FASB ASC 820 – Fair Value Measurement and Disclosures

The Corporation follows ASC 820, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are not Orderly.” This standard provides additional guidance for estimating fair value in accordance with the standard on Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 became effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The adoption of this Standard did not have a material effect on our financial condition or results of operations.

FASB ASC 825 – Financial Instruments

FASB issued ASC 825 related to the interim disclosure about fair value of financial instruments which amended the previous standard on disclosures about fair value of financial instruments to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. All publicly traded companies are required to include disclosures about the fair value of financial instruments whenever it issues summarized financial information for interim reporting periods. ASC 825 became effective for interim reporting periods ending after June 15, 2009. The Corporation adopted this standard as of June 30, 2009 and has made the required disclosures of fair value of financial instruments in Note 13 of this Annual Report.

FASB ASC 320 – Investments – Debt and Equity Securities

The Corporation adopted standards related to the recognition and presentation of other than temporary impairment as of June 30, 2009. Since the Corporation has not had any other-than-temporary impairment as of April 1, 2009, no cumulative-effect adjustments were required to be recorded at adoption.

FASB ASC 815 – Derivatives and Hedging

In March 2008, the FASB issued ASC 815, “Disclosures about Derivative Instruments and Hedging Activities” an amendment to previous guidance. ASC 815 amends the previous related guidance by requiring expanded disclosures about derivative instruments and hedging activities. This statement will require us to provide additional disclosure about a) how and why we use derivative instruments; b) how we account for derivative instruments and related hedged items under ASC 815 and its related interpretations; and c) how derivative instruments and related hedged items effect our financial condition, financial performance, and cash flows. This does not change the accounting for derivatives under previous guidance.

FASB ASC 815 was effective for the fiscal year and interim periods beginning January 1, 2009. The Corporation adopted this statement effective January 1, 2009. The Corporation has determined that the adoption of this standard did not have a material impact on the Corporation’s consolidated financial statements.

FASB ASC 805 – Business Combinations

In December 2007, FASB issued ASC 805, “Business Combinations.” This standard retains the previous FASB guidance that the acquisition method of accounting be used for all business combinations. However, ASC 805 does make significant changes to the accounting for a business combination achieved in stages, the treatment of contingent consideration, transaction and restructuring costs (which are recognized when incurred), and other aspects of business combination accounting. ASC 805 was effective January 1, 2009, and changes the Corporation’s accounting treatment for business combinations on a prospective basis.

FASB ASC-715 – Compensation, Retirement Benefits

FASB issued a Codification standard referencing an Employer’s Disclosures About Pension and Post Retirement Benefits, to provide guidance on an employer’s disclosure about the plan assets of a defined pension or post retirement plan. The Codification requires an entity to disclose more information on how investment allocation decisions are made, the major categories of plan assets including concentration risks and fair value measurements and the fair value techniques and inputs used to measure the plan. The Corporation has adopted the Codification effective December 31, 2009 and the Corporation made the required disclosure in this Annual Report.

FASB ASC 855 – Subsequent Events

The Corporation follows the ASC standards related to subsequent events. The ASC establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The statement sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosure that an entity should make about events or transactions that occurred after the balance sheet date. The standard is effective for fiscal years and interim periods ending after June 15, 2009, and is applied prospectively. The Corporation adopted this standard as of June 30, 2009 and adoption did not have an impact on the results of operations or financial position.

Standards Not Yet Adopted:

FASB ASC 860 – Transfers and Servicing

In June 2009, the FASB issued ASC 860 related to accounting for transfers of financial assets. The standard amends the derecognition guidance in previous regulatory guidance and eliminates the concept of a qualifying special-purpose entities (“QSPEs”). The standard is effective for fiscal years and interim periods beginning after November 15, 2009. Early adoption of the standard is prohibited. The Corporation will adopt the standard on January 1, 2010 and has not yet determined the effect of the adoption on its consolidated financial statements, if any.

FASB ASC 810 – Consolidation – Variable Interest Entities

In June 2009, the FASB issued ASC 810 related to amendments to FASB interpretation No. 46(R) which amends the consolidation guidance applicable to variable interest entities (“VIE”s). An entity would consolidate a VIE, as the primary beneficiary, when the entity has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE is required. ASC 810 amends interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a VIE. ASC 810 is effective for fiscal years and interim periods beginning after November 15, 2009. The Corporation will adopt the standard on January 1, 2010 and has not yet determined the effect of the adoption on its consolidated financial statements, if any.

2. GOODWILL & OTHER INTANGIBLE ASSETS

The Corporation’s goodwill and intangible assets related to the acquisition of Lau Associates LLC in July, 2008 for the years ending December 31, 2009 and 2008 is as follows:

(dollars in thousands)	Beginning Balance 1/1/09	Additions	Amortization	Ending Balance 12/31/09	Amortization Period
Goodwill	$4,629	$1,672	$—	$6,301	Indefinite
Customer relationships	4,983	—	(255)	4,728	20 Years
Non compete agreement	506	—	(53)	453	10 Years
Brand (trade name)	240	—	—	240	Indefinite

Total	$10,358	$1,672	$(308)	$11,722

(dollars in thousands)	Beginning Balance 1/1/08	Additions	Amortization	Ending Balance 12/31/08	Amortization Period
Goodwill	$—	$4,629	$—	$4,629	Indefinite
Customer relationships	—	5,100	(117)	4,983	20 Years
Non compete agreement	—	530	(24)	506	10 Years
Brand (trade name)	—	240	—	240	Indefinite

Total	$—	$10,499	$(141)	$10,358

Under the terms of the Lau Associates acquisition, the Corporation has two remaining contingent earn-out payments due in the first quarter of each of 2011 and 2012 (which would each be recorded at the end of 2010 and 2011), with the maximum purchase price not exceeding $19 million.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2009

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Obligations of the U.S. Government and agencies	$85,462	$75	$(476)	$85,061
State & political subdivisions	24,859	197	(32)	25,024
Federal agency mortgage backed securities	49,318	1,634	—	50,952
Government agency mortgage backed securities	8,607	121	(10)	8,718
Other debt securities	1,500	—	(1)	1,499

Total fixed income investments	$169,746	$2,027	$(519)	$171,254
Bond – mutual funds	36,943	140	(113)	36,970

Total	$206,689	$2,167	$(632)	$208,224

As of December 31, 2008

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Market Value
Obligations of the U.S. Government and agencies	$10,999	$171	$—	$11,170
State & political subdivisions	7,071	43	(18)	7,096
Federal agency mortgage backed securities	78,054	1,647	(42)	79,659
Corporate bonds	10,181	—	(727)	9,454
Other debt securities	950	—	—	950

Total	$107,255	$1,861	$(787)	$108,329

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2009:

	Less than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized Losses
Obligations of the U.S. Government and agencies	$43,166	$(476)	$—	$—	$43,166	$(476)
State & political subdivisions	8,631	(32)	—	—	8,631	(32)
Federal agency mortgage backed securities	—	—	—	—	—	—
Government agency mortgage backed securities	2,535	(10)	—	—	2,535	(10)
Other debt securities	399	(1)	—	—	399	(1)

Total fixed income investments	$54,731	$(519)	$—	$—	$54,731	$(519)
Bond – mutual funds	19,491	(113)	—	—	19,491	(113)

Total	$74,222	$(632)	$—	$—	$74,222	$(632)

The Corporation evaluates the debt securities in our investment portfolio, which include U.S. Government agencies, Government sponsored agencies, municipalities and other issuers, for other-than-temporary impairment and considers current economic conditions, the length of time and the extent to which the fair value has been less than cost, interest rates and the bond rating of each security. All of the debt securities in our investment portfolio are highly rated as investment grade and the Corporation believes that it will not incur any material losses with respect to such securities. The unrealized losses presented in the table above are temporary in nature as they are primarily related to market interest rates and are not related to the underlying credit quality of the issuers within our investment portfolio. None of the investments in the table above are believed to be other-than-temporarily impaired.

The Corporation does not intend to sell the other-than-temporarily impaired securities, and it is more likely than not it will not be required to sell such securities before recovery occurs.

At December 31, 2009 securities having an amortized cost of $75.2 million were specifically pledged as collateral for public funds, trust deposits, the FRB discount window program, FHLB-P borrowings and other purposes. The FHLB-P has a blanket lien on non-pledged, mortgage related loans and securities as part of the Bank’s borrowing agreement with FHLB-P.

The amortized cost and estimated market value of investment securities at December 31, 2009 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2009
(dollars in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$1,803	$1,807
Due after one year through five years	52,324	52,398
Due after five years through ten years	46,767	46,401
Due after ten years	10,927	10,978

Subtotal	111,821	111,584
Mortgage backed securities	57,925	59,670

Total	$169,746	$171,254

Included in the investment portfolio, but not in the table above, are $36.9 million of bond mutual funds which do not have a final stated maturity nor a constant stated coupon rate.

The sale of debt securities in 2009 totaled $61.0 million. The sale of debt securities in 2008 was $26.0 million, and there were no sales of debt securities in 2007.

4. LOANS AND LEASES

A. Loans and leases outstanding at December 31 are detailed by category as follows:

(dollars in thousands)	2009	2008
Loans held for sale	$3,007	$3,024

Real estate loans:
Commercial mortgage loans	$265,023	249,730
Home equity lines and loans	177,863	154,576
Residential mortgage loans	110,653	132,536
Construction loans	38,444	58,446

Total real estate loans	591,983	595,288
Commercial and industrial loans	233,288	236,469
Consumer loans	12,717	8,518
Leases	47,751	59,302

Total portfolio loans and leases	885,739	899,577

Total loans and leases	$888,746	$902,601

Loans with predetermined rates	$344,398	$351,925
Loans with adjustable or floating rates	544,348	550,676

Total loans and leases	$888,746	$902,601

Net deferred loan origination costs and (fees) included in the above loan table	$430	$343

B. Leases outstanding at December 31 are detailed by components of the net investment as follows:

	December 31
(dollars in thousands)	2009	2008
Minimum lease payments receivable	$54,556	$69,812
Unearned lease income	(9,014)	(13,784)
Initial direct costs and deferred fees	2,209	3,274

Total	$47,751	$59,302

C. Non Performing Loans and Leases:

Non-accrual loans and leases	$6,246	$5,303
Loans past due 90 days or more and still accruing	668	504

Total non-performing loans and leases	6,914	5,807
TDR’s not included in non-performing	1,622	—

Total non-performing loans and leases and TDR’s*	$8,536	$5,807

*	TDR’s included in this total for 2009 are $3.9 million of which $2.3 million are non-accruing and $1.6 million are performing.

D. Information regarding impaired loans and leases:

(dollars in thousands)	2009	2008	2007
Impaired loans and leases at year end	$6,246	$4,586	$574

Average impaired loans and leases	$4,221	$1,476	$504

All impaired loans and leases are included in the non-performing loans and leases in the table above.

A summary of the changes in the allowance for impaired loans and leases is as follows:

(dollars in thousands)	2009	2008	2007
Balance, January 1	$124	$124	$101
Charge-offs	(1,804)	—	(37)
Recoveries	—	—	60
Provision	2,490	—	—

Balance, December 31	$810	$124	$124

Interest income that would have been recognized under original terms	$322	$141	$48

Interest income actually received	$60	$84	$23

Interest income recognized	$41	$42	$1

Interest income recognized using the cash basis method of income recognition	$41	$42	$1

The allowance for impaired loans and leases of $810 thousand is included in the Corporation’s allowance for loan and lease losses of $10.4 million.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

The summary of the changes in the allowance for loan and lease losses is as follows:

(dollars in thousands)	2009	2008	2007
Balance, January 1	$10,332	$8,124	$8,122
Charge-offs	(7,370)	(3,616)	(1,036)
Recoveries	578	228	147
Provision	6,884	5,596	891

Balance, December 31	$10,424	$10,332	$8,124

During the third quarter of 2009, the Corporation made refinements, along with changes to estimates of loss in certain asset classes. These changes in estimates and refinements resulted in a lower pre-tax provision for loan and lease losses in the third quarter of 2009 than would have resulted under the previous loss estimates of approximately $750 thousand which equates to $.06 per diluted share (after tax).

6. OTHER REAL ESTATE OWNED

The summary of the change in other real estate owned (“OREO”) is as follows:

(dollars in thousands)	2009	2008
Balance January 1	$—	$—
Additions	1,940	—
Capitalized cost	147	—
Sales	(1,062)	—

Balance December 31	$1,025	$—

7. PREMISES AND EQUIPMENT

A. A summary of premises and equipment at December 31 is as follows:

(dollars in thousands)	2009	2008
Land	$3,268	$3,268
Buildings	17,350	16,320
Furniture and equipment.	18,122	17,451
Leasehold improvements	9,021	7,205
Construction in progress	617	2,073
Less: accumulated depreciation	(26,940)	(25,021)

Total	$21,438	$21,296

Depreciation and amortization expense related to the assets detailed in the above table for the years ended December 31, 2009, 2008, and 2007 amounted to $1.9 million, $1.7 million, and $1.5 million, respectively.

B. Future minimum cash rent commitments under various operating leases as of December 31, 2009 are as follows:

(dollars in thousands)
2010	$1,369
2011	1,325
2012	1,236
2013	1,066
2014	932
2015 and thereafter	$14,913

Rent expense on leased premises and equipment for the years ended December 31, 2009, 2008 and 2007 amounted to $1.32 million, $1.03 million and $963 thousand, respectively.

8. MORTGAGE SERVICING

A. The following summarizes the Corporation’s activity related to MSRs for the years ended December 31:

(dollars in thousands)	2009	2008	2007
Balance, January 1	$2,205	$2,820	$2,883
Additions	2,570	420	285
Amortization	(853)	(367)	(313)
Recovery (impairment)	137	(668)	(35)

Balance, December 31	$4,059	$2,205	$2,820

Fair Value	$4,807	$2,210	$3,881

Loans serviced for others	$514,875	$350,199	$357,363

B. The following summarizes the Corporation’s activity related to changes in the impairment valuation allowance of MSRs for the years ended December 31:

(dollars in thousands)	2009	2008	2007
Balance, January 1	$(703)	$(35)	$(14)
Impairment	(205)	(698)	(29)
Recovery	342	30	8

Balance, December 31	$(566)	$(703)	$(35)

C. Other MSR Information – At December 31, 2009, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

(dollars in thousands)
Fair value amount of MSRs	$4,807
Weighted average life (in years)	5.4
Prepayment speeds (constant prepayment rate)*	14.7%
Impact on fair value:
10% adverse change	$(703)
20% adverse change	$(917)
Discount rate	10.27%
Impact on fair value:
10% adverse change	$(174)
20% adverse change	$(335)

*	Represents the weighted average prepayment rate for the life of the MSR asset.

At December 31, 2009, 2008 and 2007, the fair value of the mortgage servicing rights (“MSRs”) is $4.8 million, $2.2 million and $3.9 million, respectively. The fair value of the MSRs for these dates was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates. Mortgage loan prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal and is based on historical experience. The discount rate is used to determine the present value of future net servicing income. Another key assumption in the model is the required rate of return the market would expect for an asset with similar risk. Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change.

These assumptions and sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which could magnify or counteract the sensitivities.

9. DEPOSITS

A. Following is a summary of deposits as of December 31,

(dollars in thousands)	2009	2008
Savings	$101,719	$54,333
NOW accounts*	151,432	135,587
Market rate accounts*	282,010	172,818
Time deposits (less than $100,000)	74,528	95,326
Time deposits, $100,000 or more	79,177	116,216
Wholesale deposits	36,118	120,761

Total interest-bearing deposits	724,984	695,041
Non-interest-bearing deposits	212,903	174,449

Total deposits	$937,887	$869,490

*	Includes other wholesale deposits.

The aggregate amount of deposit overdrafts included as loans as of December 31, 2009 and 2008 were $332 thousand and $357 thousand, respectively.

B. Maturity of time deposits as of December 31, 2009 were as follows:

(dollars in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2010	$76,656	$66,290
2011	2,287	6,591
2012	—	1,151
2013	100	101
2014	134	324
2015 and thereafter	—	71

Total	$79,177	74,528

C. Maturity of wholesale time deposits as of December 31, 2009 was as follows:

(dollars in thousands)	$100,000 or more	Less than $100,000
Maturing during:
2010	$9,047	$21,385
2011	5,686	—
2012	—	—
2013	—	—
2014 and thereafter	—	—

Total	$14,733	$21,385

10. BORROWED FUNDS

A. Borrowings at December 31, 2009 consisted of the following FHLB-P advances:

(dollars in thousands)

Borrowing	Interest Rate	Maturity	Term	Next Call Date	F/V
Amortizing:
$4,551	2.88%	4/11/2011	3 yrs	—	F
10,257	3.90%	8/13/2012	4 yrs	—	F
6,678	3.15%	3/12/2013	5 yrs	—	F
7,840	3.57%	4/08/2015	7 yrs	—	F

$29,326
Non-amortizing convertible selects:
$10,000	2.58%	8/20/2018	10 yrs/6 mos	2/18/2010	F
10,000	2.32%	3/18/2013	5 yrs/2 yrs	3/18/2010	F

$20,000

Non-amortizing bullets:
10,000	0.61%	10/18/2010	3 yrs	—	V
10,000	4.30%	11/09/2010	3 yrs	—	F
5,000	3.18%	1/24/2011	2 yrs/11 mos	—	F
10,000	3.22%	2/28/2011	3 yrs	—	F
10,000	3.62%	9/08/2011	3 yrs	—	F
10,500	3.21%	3/05/2012	4 yrs	—	F
10,000	3.90%	9/10/2012	4 yrs	—	F
10,000	4.06%	9/09/2013	5 yrs	—	F
10,000	3.55%	10/04/2010	2 yrs	—	F
2,500	1.17%	5/09/2011	18 mos	—	F
2,500	1.51%	11/09/2011	2 yrs	—	F
2,500	1.81%	5/09/2013	30 mos	—	F
2,500	2.10%	11/09/2012	3 yrs	—	F

$95,500

$144,826

F = fixed rate and V = variable rate

B. The table below reflects the borrowing activity with the FHLB-P and overnight federal funds. The Federal Reserve discount window program has not been used in these periods:

(dollars in thousands)	2009	2008	2007
Average balance during the year	$149,937	$130,490	$42,496
Year end balance	144,826	154,939	45,000
Highest month end balance	154,109	182,293	77,000
Weighted-average interest rate during the year	3.29%	3.33%	5.22%
Weighted-average interest rate at year end	3.11%	3.34%	4.56%

C. Other FHLB Information – The Corporation had a maximum borrowing capacity (“MBC”) with the FHLB-P of approximately $448 million as of December 31, 2009 of which the unused capacity was $303 million at December 31, 2009. In addition there were $75 million in overnight federal funds line and approximately $55 million of Federal Reserve Discount Window capacity. In connection with its FHLB-P borrowings, the Corporation is required to hold stock in the FHLB-P. This amount was $7.9 million at December 31, 2009, and $7.9 million at December 31, 2008. The carrying amount of the FHLB-P stock approximates its fair value. On December 23, 2008, the FHLB-P announced it will voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. There were no dividends paid in 2009.

11. SUBORDINATED DEBT

The Bank issued an aggregate of $15 million in subordinated debt in July and August 2008. This subordinated debt has a floating interest rate, which resets quarterly at 90 day LIBOR plus 3.75%, has a maturity of 10 years, and can be prepaid at the end of 5 years with no prepayment penalty. At December 31, 2009 the rate was 4.00% and will next reset on March 15, 2010. Interest is payable quarterly and principal is due September 15, 2018.

In April 2009, the Bank raised $7.5 million in subordinated debt. The subordinated debt bears an interest rate at a rate per annum equal to the 90 day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first 5 years of the term. At December 31, 2009 the rate was 6.00% and will next reset on March 15, 2010.

Subordinated debt qualifies as Tier II regulatory capital for the first five years from the date of issuance and thereafter is discounted as the subordinated debt approaches maturity, with one fifth of the original amount excluded from Tier II capital each year during the last five years before maturity. When the remaining maturity is less than one year, the subordinated debt is excluded from Tier II capital. Unamortized subordinated debt issuance costs were $320 thousand and $335 thousand at December 31, 2009 and 2008, respectively. These costs are amortized over the term of the debt, as an adjustment to the yield.

12. MORTGAGE PAYABLE

In April 2009, the Corporation entered into a $2.1 million commercial mortgage on 10 South Bryn Mawr Avenue, Bryn Mawr, PA, which serves as its Wealth Management Division offices. The twenty year commercial mortgage has a current rate of 5.50%, is a five year adjustable rate mortgage with a floor of 25 basis points from the initial rate of 5.50% and has a current balance of approximately $2.06 million.

13. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC 825, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other market value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Corporation.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment Securities

Estimated fair values for investment securities are valued by an independent third party based on market data utilizing pricing models that vary by asset and incorporate available trade, bid and other market information. See Note 3 for more information.

Loans and Leases

For variable rate loans that reprice frequently and which have no significant change in credit risk, estimated fair values are based on carrying values. Fair values of certain mortgage loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and is indicative of an entry price. The estimated fair value of nonperforming loans is based on discounted estimated cash flows as determined by the internal loan review of the Bank or the appraised market value of the underlying collateral, as determined by independent third party appraisers. This technique does not reflect an exit price as contemplated in Note 4.

MSRs

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

Deposits

The estimated fair values disclosed for noninterest-bearing demand deposits, savings, NOW accounts, and Market Rate accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on the certificate of deposit. FASB Codification 825 defines the fair value of demand deposits as the amount payable on demand as of the reporting date and prohibits adjusting estimated fair value from any value derived from retaining those deposits for an expected future period of time.

Borrowed Funds

The fair value of borrowed funds is established using a discounted cash flow calculation that applies interest rates currently being offered on mid-term and long term borrowings.

Subordinated Debt

The fair value of subordinated debt is established using a discounted cash flow calculation that applies interest rates currently being offered on comparable borrowings.

Mortgage Payable

The fair value of the mortgage payable is established using a discounted cash flow calculation that applies interest rates currently being offered on comparable borrowings.

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

The carrying amount and estimated fair value of the Corporation’s financial instruments as of December 31 are as follows:

	2009		2008
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$11,670	$11,670	$18,776	$18,776
Interest-bearing deposits with other banks	58,472	58,472	45,100	45,100
Money market funds	9,175	9,175	5,109	5,109

Cash and cash equivalents	79,317	79,317	68,985	68,985
Investment securities	208,224	208,224	108,329	108,329
Mortgage servicing rights	4,059	4,807	2,205	2,210
Loans held for sale	3,007	3,051	3,024	3,094
Other assets	15,345	15,345	30,484	30,484
Net loans and leases	875,315	888,242	889,245	909,228

Total financial assets	$1,185,267	$1,198,986	$1,102,272	$1,122,330

Financial liabilities:
Deposits	$937,887	$938,523	$869,490	$871,679
Borrowed funds	144,826	147,446	154,939	157,344
Subordinated debt	22,500	22,580	15,000	15,000
Mortgage payable	2,062	2,232	—	—
Other liabilities	27,610	27,610	19,504	19,504

Total financial liabilities	$1,134,885	$1,138,391	$1,058,933	$1,063,527

Off-balance sheet contract or notional amount	$348,900	$348,900	$318,368	$318,368

14. FAIR VALUE MEASUREMENT

FASB ASC 820, “Fair Value Measurement” establishes a fair value hierarchy based on the nature of data inputs for fair value determinations, under which the Corporation is required to value each asset using assumptions that market participants would utilize to value that asset. When the Corporation uses its own assumptions it is required to disclose additional information about the assumptions used and the effect of the measurement on earnings or the net change in assets for the period.

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

U.S. Government agencies are evaluated and priced using multi-dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other available for sale investments are evaluated using a broker-quote based application, including quotes from issuers.

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

These levels are not necessarily an indication of the risks or liquidity associated with these investments. The following table summarizes the assets at December 31, 2009 that are recognized on the Corporation’s balance sheet using fair value measurement determined based on the differing levels of input.

Fair Value of Assets Measured on a Recurring Basis for the year ended December 31, 2009:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	$85.1	$—	$85.1	$—
State & political subdivisions	25.0	—	25.0	—
Federal agency mortgage backed securities	50.9	—	50.9	—
Government agency mortgage backed securities	8.7	—	8.7	—
Bond – mutual funds	37.0	37.0	—	—
Other debt securities	1.5	—	1.5	—

Total assets measured on a recurring basis at fair value	$208.2	$37.0	$171.2	$—

Assets Measured at Fair Value on a Non-recurring Basis at December 31, 2009:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights (MSRs)	$4.1	$—	$4.1	$—
Impaired loans and leases	6.2	—	6.2	—
OREO and other repossessed property	1.0	—	1.0	—

Total assets measured at fair value on a non-recurring basis	$11.3	$—	$11.3	$—

Fair Value of Assets Measured on a Recurring Basis for the year ended December 31, 2008:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	11.2	—	11.2	—
State & political subdivisions	7.1	—	7.1	—
Federal agency mortgage backed securities	79.6	—	79.6	—
Corporate bonds	9.4	—	9.4	—
Other securities	1.0	—	1.0	—

Total assets measured on a recurring basis at fair value	$108.3	$—	$108.3	$—

Assets Measured at Fair Value on a Non-recurring Basis at December 31, 2008:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights (MSRs)	$2.2	$—	$2.2	$—
Impaired loans and leases	4.6	—	4.6	—

Total assets measured at fair value on a non-recurring basis	$6.8	$—	$6.8	$—

Other Real Estate Owned and Other Repossessed Property

Other real estate owned (“OREO”) consists of properties acquired as a result of deed in-lieu-of foreclosure and foreclosures. Properties or other assets are classified as OREO and are reported at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of assets are capitalized, and costs relating to holding the property are charged to expense. The Corporation had $1.0 million in OREO assets at December 31, 2009.

15. 401(K) PLAN

The Corporation has a qualified defined contribution plan for all eligible employees under which the Corporation contributes $1.00 for each $1.00 that an employee contributes up to a maximum of 3.0% of the employee’s base salary. The Corporation’s expenses for the 401(K) Plan were $503 thousand, $457 thousand and $410 thousand in 2009, 2008 and 2007, respectively.

Effective April 1, 2008 an amendment was made to the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution. The Corporation’s expense for the non-matching discretionary contribution was $589 thousand in 2009 and $438 thousand in 2008.

16. PENSION AND POSTRETIREMENT BENEFIT PLANS

A. General Overview – The Corporation has three defined benefit pension plans, the qualified defined benefit plan (“QDBP”) which covers all employees over age 20 1/2 who meet certain service requirements and two non-qualified defined benefit pension plans (“SERP”) which are restricted to certain officers of the Corporation.

On February 12, 2008, the Corporation amended the QDBP to cease further accruals of benefits effective March 31, 2008, and amended the 401(K) Plan to provide non-matching employer contributions mentioned previously.

The existing SERP was restricted and frozen to certain officers of the Corporation and provided each participant the equivalent pension benefit on any compensation which exceeded the IRS limits and bonus deferrals made by eligible individuals.

Additionally, effective April 1, 2008, the Corporation added a new SERP which includes certain officers of the Corporation. This new SERP provides that each participant shall receive a pension benefit equal to what the QDBP would have provided at retirement, reduced by the actuarially equivalent value of the immediately vested discretionary, non-matching employer contribution to the 401(K) Plan made on his or her behalf and their respective QDBP benefit.

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

B. Actuarial Assumptions:

	QDBP		SERP*		PRBP
	2009	2008	2009	2008	2009	2008
Used to determine benefit obligations for the year ended December 31:
Discount rate	5.80%	6.25%	5.80%	6.25%	5.80%	6.25%
Rate of increase for future compensation	N/A	N/A	3.50%	3.50%	N/A	N/A
Used to determine benefit cost for the year ended December 31:
Discount rate	5.80%	6.25%	5.80%	6.25%	5.80%	6.25%
Rate of increase for future compensation	0.00%	0.00%	3.50%	3.50%	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	8.50%	N/A	N/A	N/A	N/A

Cost trend rate assumed for next year	N/A	N/A	N/A	N/A	N/A	N/A
Rate to which the cost trend rate is assumed to decline	N/A	N/A	N/A	N/A	N/A	N/A
Year that the rate reaches the ultimate trend rate	N/A	N/A	N/A	N/A	2009	2008

C. Changes in Benefit Obligations and Plan Assets:

	QDBP		SERP*		PRBP
(dollars in thousands)	2009	2008	2009	2008	2009	2008
Change in benefit obligations
Benefit obligation at January 1	$28,453	$32,036	$3,772	$2,037	$937	$1,251
Service cost	—	336	194	89	—	—
Interest cost	1,738	1,701	215	197	59	64
Plan participants contribution	—	—	—	—	24	—
Amendments	—	(4,513)	—	1,530	—	—
Settlement	—	—	—	—	—	(258)
Actuarial (gain) loss	1,708	(6)	295	55	95	61
Benefits paid	(1,359)	(1,101)	(137)	(136)	(185)	(181)

Benefit obligation at December 31	$30,540	$28,453	$4,339	$3,772	$930	$937

Change in plan assets
Fair value of plan assets at January 1	$26,141	$32,156	$—	$—	$—	$—
Actual return (loss) on plan assets	3,963	(6,914)	—	—	—	—
Employer contribution	—	2,000	137	136	161	439
Plan participants’ contribution	—	—	—	—	24	—
Benefits paid	(1,359)	(1,101)	(137)	(136)	(185)	(181)
Settlement	—	—	—	—	—	(258)

Fair value of plan assets at December 31	$28,745	$26,141	$—	$—	$—	$—

Funded status at year end (plan assets less benefit obligations)	$(1,795)	$(2,312)	$(4,339)	$(3,772)	$(930)	$(937)

Amounts included in the consolidated balance sheet as other assets (liabilities) & accumulated other comprehensive income including the following:
Prepaid benefit cost/(accrued liability)	$7,915	$8,693	$(2,320)	$(1,903)	$(434)	$(570)
Accumulated other comprehensive loss/(income)	(9,710)	(11,005)	(2,019)	(1,869)	(496)	(367)

Net amount recognized	$(1,795)	$(2,312)	$(4,339)	$(3,772)	$(930)	$(937)

*	Includes SERP I and SERP II which are combined for disclosure purposes.

D. The following tables provide the components of net periodic pension costs for the years ended December 31:

QDBP Net Periodic Pension Cost

(dollars in thousands)	2009	2008	2007
Service cost	$—	$337	$1,251
Interest cost	1,738	1,701	1,752
Expected return on plan assets	(1,905)	(2,586)	(2,547)
Amortization of prior service cost	—	16	81
Amortization of net actuarial (gain) loss	945	235	457
Curtailment	—	17	—

Net periodic pension cost	$778	$(280)	$994

SERP Net Periodic Pension Cost

(dollars in thousands)	2009	2008	2007
Service cost	$194	$90	$60
Interest cost	215	197	114
Amortization of prior service cost	120	131	44
Amortization of net actuarial (gain) loss	26	—	26

Net periodic pension cost	$555	$418	$244

PRBP Net Periodic Pension Cost

(dollars in thousands)	2009	2008	2007
Service cost	$—	$—	$5
Interest cost	59	64	84
Settlement	N/A	153	123
Amortization of transition obligation (asset)	26	26	26
Amortization of prior service cost	(138)	(202)	(202)
Amortization of net actuarial (gain) loss	77	55	89

Net periodic pension cost	$24	$96	$125

E. Plan Assets:

	Target Asset Allocation	Percentage of QDBP Plan Assets at December 31
		2009	2008
Asset Category
Equity securities*	50% - 65%	60%	51%
Debt securities	30% - 45%	40%	36%
Cash reserves	1% - 5%	—	13%

Total		100%	100%

*	Includes Bryn Mawr Bank Corporation common stock in the amount of $475 thousand or 1.7% and $633 thousand or 2% at December 31, 2009 and 2008, respectively.

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

The investment strategy of the QDBP is to maintain the investment ranges listed above. The target ranges are to be periodically reviewed based on the prevailing market conditions. Any modification to the current investment strategy must be ratified by the Executive Committee of the Corporation’s Board of Directors. The QDBP is allowed to retain approximately 2.5% of Bryn Mawr Bank Corporation common stock.

The Corporation’s overall investment strategy is to achieve a mix of approximately 60% investments for long-term growth and 40% for production of current income. The target allocations for the plan are 60% equity securities comprised of a number of mutual funds managed with differing objections and styles. The plan also holds shares of the Corporation’s common stock. Fixed income obligations include corporate obligations, U.S. Treasury and Agency securities, along with fixed income mutual funds.

The following table summarizes the assets of the Pension Plan at December 31, 2009 determined by using three broad levels of inputs. See Note 14 for description of levels.

The fair value of the pension assets measured on a recurring basis as of December 31, 2009:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Obligations of U.S. Treasury	$1,099	$—	$1,099	$—
Obligations of U.S. Government and agencies	3,439	—	3,439	—
Corporate bonds	355	—	355	—
Common stocks	475	475	—	—
Equity – mutual funds	16,866	16,866	—	—
Bond – mutual funds	6,287	6,287	—	—
Money market – mutual funds	224	224	—	—

Total assets measured on a recurring basis at fair value	$28,745	$23,852	$4,893	$—

The fair value of the pension assets measured on a recurring basis as of December 31, 2008:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Obligations of U.S. Treasury	$1,142	$—	$1,142	$—
Obligations of U.S. Government and agencies	922	—	922	—
Corporate bonds	339	—	339	—
Common stocks	1,900	1,900	—	—
Equity – mutual funds	1,264	1,264	—	—
Common trust funds	17,059	—	17,059	—
Money market – mutual funds	3,515	3,515	—	—

Total assets measured on a recurring basis at fair value	$26,141	$6,679	$19,462	$—

F. Cash Flows

The following benefit payments, which reflect expected future services, are expected to be paid over the next ten years:

(dollars in thousands)	QDBP	SERP	PRBP
Fiscal year ending
2010	$1,549	$137	$152
2011	1,616	137	138
2012	1,653	136	125
2013	1,713	136	112
2014	1,812	177	101
2015-2019	$10,024	$1,241	$354

G. Other Pension and Post Retirement Benefit Information

In 2005, the Corporation capped the maximum payment under the PRBP at 120% of the 2005 benefit. The cost is at the cap in 2009. The long term impact of the cap will be to make the cost trend rate assumed for 2009 immaterial.

H. Expected Contribution to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s QDBP at December 31, 2009 no minimum funding requirement is anticipated for 2010. The 2010 expected contribution for the SERP is $137 thousand.

17. INCOME TAXES

A. The components of the net deferred tax asset (liabilities) as of December 31 are as follows:

(dollars in thousands)	2009	2008
Deferred tax assets:
Loan and lease loss reserve	$3,648	$3,616
Other reserves	711	393
Defined benefit plans	5,243	5,500

Total deferred tax assets	9,602	9,509

Deferred tax liabilities:
Other reserves	98	113
QDBP	(2,770)	(3,043)
Originated mortgage servicing rights	(1,421)	(772)
Unrealized appreciation on investment securities	(518)	(329)

Total deferred tax liability	(4,611)	(4,031)

Total net deferred tax assets	$4,991	$5,478

Not included in the table above are deferred tax assets related to state tax net operating losses related to our leasing subsidiary of approximately $160 thousand as of December 31, 2009, for which we have recorded a full valuation allowance. Other than this, there were no valuation allowances against our deferred tax assets as the Corporation believes that it is more likely than not that such assets will be realizable.

B. The provision for income taxes consists of the following:

(dollars in thousands)	2009	2008	2007
Currently payable	$5,443	$4,413	$6,491
Deferred	57	600	82

Total	$5,500	$5,013	$6,573

C. Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(dollars in thousands)	2009	Tax Rate	2008	Tax Rate	2007	Tax Rate
Computed tax expense at statutory federal rate	$5,543	35.0%	$5,018	35.0%	$7,060	35.0%
Tax-exempt income	(300)	(1.9)%	(270)	(1.9)%	(412)	(2.0)%
Other, net	257	1.6%	265	1.9%	(75)	(0.4)%

Total income tax expense	$5,500	34.7%	$5,013	35.0%	$6,573	32.6%

D. Other Income Tax Information

The Corporation adopted the provisions of ASC 740, Accounting for Uncertainty in Income Taxes” on January 1, 2007. As required by ASC 740, which clarifies previous FASB guidance, the Corporation recognizes the financial statement benefit of a tax position only after determining that the Corporation would more likely than not sustain the position following an examination. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. The Corporation applied these criteria to tax positions for which the statute of limitations remained open. There were no adjustments to retained earnings for unrecognized tax benefits as a result of the implementation of ASC 740.

There were no identified future tax liabilities accrued during 2009, 2008 or 2007.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, and in multiple state jurisdictions. The Corporation is no longer subject to U.S. federal income tax examination by tax authorities for the years before 2007. The Corporation recently closed and settled with the Internal Revenue Service an examination of the 2007 tax year. Resolution of the examination did not have any material impact to the financial position of the Corporation

The Corporation’s policy is to record interest and penalties on uncertain tax positions as income tax expense. No interest or penalties were accrued in 2009.

18. STOCK OPTION PLAN:

A. General Information

The Corporation permits the issuance of stock options, dividend equivalents, performance awards, stock appreciation rights, restricted stock and/or restricted stock units to employees and directors of the Corporation under several plans. The terms and conditions of awards under the plans are determined by the Corporation’s Compensation Committee.

On April 25, 2007, the Shareholders approved the Corporation’s “2007 Long-Term Incentive Plan” (“LTIP”) under which a total of 428,996 shares of the Corporation’s common stock were made available for award grants under the LTIP. As of December 31, 2007, a total of 300,496 shares were available for grant. In 2008, a total of 130,514 grants were awarded as non-qualified stock options under the LTIP and will vest over a five year period from the date of grant. In 2009 a total of 158,993 grants were awarded as nonqualified stock options under the LTIP and will vest over a 5 year period. Additionally, 10,189 grants were awarded from prior plans and will vest over a five year period from the date of grant. As of December 31, 2009, there are no shares available for grant under the prior plan. The total options available for grant remaining are 38,489 shares. The exercise price for stock options issued under the LTIP is the closing price for the stock on the day preceding the date of the grant. The price for options issued under the prior plan is set at the last sale price for the stock on the day preceding the date of the grant. The Corporation’s practice is to issue option related shares from authorized but unissued shares or treasury.

B. Grant data is in the tables below.

	Shares Under Option	Available for Option	Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2006	789,900	14,189	$8.45 – $23.67	$17.66
Options authorized	—	428,996
Options granted	132,500	(132,500)	$22.00 – $23.77	22.05
Options exercised	(61,150)	—	—	15.03
Options forfeited	(500)	500	—	—

Balance at December 31, 2007	860,750	311,185	$10.50 – $23.77	$18.52
Options authorized	—	—	—	—
Options granted	130,514	(130,514)	$24.27	24.27
Options exercised	(79,450)	—	$10.50 – $21.21	14.22
Options expired	(8,750)	8,750	$18.91 – $21.21	20.95
Options forfeited	(1,250)	1,250	$22.00 – $22.00	22.00

Balance at December 31, 2008	901,814	190,671	$10.50 - $24.27	$19.70
Options granted	169,182	(169,182)	$18.27	18.27
Options exercised	(40,600)	—	$10.50 - $17.35	12.68
Options expired	(17,000)	17,000	$17.85 - $22.00	19.45
Options forfeited	—	—	—	—

Balance at December 31, 2009	1,013,396	38,489	$10.50 - $24.27	$19.75

C. Information pertaining to options outstanding at December 31, 2009 is as follows:

Price Range of Shares Under Option at December 31, 2009
Shares Under Option	Price Per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
16,200	$10.50 – $10.75	0.4	$10.62	16,200	$10.62
64,000	$12.45 – $15.15	1.4	$13.72	64,000	$13.72
445,882	$16.25 – $18.91	6.3	$18.32	276,700	$18.35
487,314	$19.11 – $24.27	6.9	$22.16	306,420	$21.47

1,013,396	$10.50 – $24.27	6.1	$19.75	663,320	$19.15

D. Shares exercisable and weighted average exercise price at December 31:

	2009	2008	2007
Shares exercisable	663,320	664,642	721,166
Weighted average exercise price	$19.15	$18.43	$17.83

E. Fair Value of Options Granted

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued during:

	2009	2008	2007
Expected dividend yield	3.1%	2.3%	2.4% – 2.0%
Expected volatility of Corporations’ stock	29.4%	21.9%	20.0 – 23.9%
Risk-free interest rate	3.2%	3.4%	4.4 – 5.0%
Expected life in years	7.0	7.0	6.9 – 7.0
Weighted average fair value of options granted	$4.42	$5.27	$4.90 – $6.82

The expected dividend yield is based on the company’s annual dividend amount as a percentage of the average stock price at the time of the grant. Expected volatility of the Corporation’s stock is based on the historic volatility of the Corporation’s stock price. The risk free interest rate is based on a yield curve of the U.S. Treasury rates ranging from one month to ten years and a period commensurate with the expected life of the option.

F. Other Plan Information – The following table provides information about options outstanding for the twelve months ended December 31:

	2009			2008			2007
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Options outstanding, beginning of period	901,814	$19.70	$4.31	860,750	$18.52	$4.04	789,900	$17.66	$3.81
Granted	169,182	18.27	4.42	130,514	24.27	5.27	132,500	22.05	4.96
Forfeited	—	—	—	(1,250)	22.00	4.90	(500)	22.00	4.90
Expired	(17,000)	19.45	4.23	(8,750)	20.95	4.77	—	—	—
Exercised	(40,600)	12.68	2.45	(79,450)	14.22	2.87	(61,150)	15.03	3.11

Options outstanding, end of period	1,013,396	$19.75	$4.41	901,814	$19.70	$4.31	860,750	$18.52	$4.04

The following table provides information about unvested options for the twelve months ended December 31:

	2009		2008		2007
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested options, beginning of period	237,172	$5.15	139,584	$5.04	11,375	$6.44
Granted	169,182	4.42	130,514	5.27	132,500	4.96
Vested	(56,278)	5.22	(31,676)	5.17	(3,791)	6.44
Forfeited	—	—	(1,250)	4.90	(500)	4.90

Unvested options, end of period	350,076	$4.78	237,172	$5.15	139,584	$5.04

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

(dollars in thousands)	2009	2008	2007
Proceeds from strike price of value of options exercised	$514	$1,130	$918
Related tax benefit recognized	66	185	182

Proceeds of options exercised	$580	$1,315	$1,100

Intrinsic value of options exercised	$690	$529	$520

The following table provides information about options outstanding and exercisable options at December 31:

	2009		2008		2007
	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options
Number	1,013,396	663,320	901,814	664,642	860,750	721,166
Weighted average exercise price	$19.75	$19.15	$19.70	$18.43	$18.52	$17.83
Aggregate intrinsic value	$167,536	$167,536	$1,449,701	$1,449,701	$3,981,430	$3,831,493
Weighted average contractual term	6.1	4.6	6.0	4.9	6.1	5.4

The unamortized stock based compensation expense at December 31, 2009 was $1.4 million which will be recognized over the next 45 months.

19. EARNINGS PER SHARE

The calculation of basic earnings per share and diluted earnings per share is presented below:

(dollars in thousands, except per share data)	Year Ended December 31,
	2009	2008	2007
Numerator - Net income available to common shareholders	$10,337	$9,325	$13,600

Denominator for basic earnings per share - Weighted average shares outstanding	8,732,004	8,566,938	8,539,904
Effect of dilutive potential common shares	16,719	34,233	93,638

Denominator for diluted earnings per share - Adjusted weighted average shares outstanding	8,748,723	8,601,171	8,633,542

Basic earnings per share	$1.18	$1.09	$1.59
Diluted earnings per share	$1.18	$1.08	$1.58
Antidulitive shares excluded from computation of average dilutive earnings per share	806,396	321,812	58,946

All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits. See Note 1-P – Summary of Significant Accounting Policies: Earnings Per Common Share for a discussion on the calculation of earnings per share.

20. OTHER OPERATING INCOME

Components of other operating income for the years ended December 31 include:

(dollars in thousands)	2009	2008	2007
Cash management	$306	$679	$689
Other	708	308	337
Insurance commissions	394	365	337
Safe deposit rental income	334	318	328
Other investment income	67	476	271
Interest rate floor income	—	268	155
Rent	222	179	126
Gain on sale of OREO	6	—	110
Title insurance	355	52	65
Gain on trading investment	255	—	—
Commissions and fees	372	340	275

Other operating income	$3,019	$2,985	$2,693

21. OTHER OPERATING EXPENSE

Components of other operating expense for the years ended December 31 include:

(dollars in thousands)	2009	2008	2007
Other	$1,925	$1,750	$1,632
Temporary help & recruiting	377	430	561
Loan processing and closing	1,046	568	510
Computer processing	508	525	504
Other taxes	650	587	500
Travel and entertainment	323	400	388
Postage	351	350	342
Director fees	312	333	339
Telephone	371	342	291
Stationary & supplies	276	272	248

Other operating expense	$6,139	$5,557	$5,315

22. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2009 and 2008 was as follows:

Following is a summary of these transactions:

(dollars in thousands)	2009	2008
Balance, January 1	$3,600	$11,754
Additions	1,004	263
Amounts collected	(132)	(8,417)

Balance, December 31	$4,472	$3,600

Related party deposits amounted to $728 thousand and $442 thousand at December 31, 2009 and 2008, respectively.

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK CONTINGENCIES AND CONCENTRATION OF CREDIT RISK

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2009 were $334.0 million. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on a credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2009 amounted to $18.4 million. There were no outstanding bankers’ acceptances as of December 31, 2009.

Contingencies

The Corporation is periodically subject to various pending and threatened legal actions, which involve claims for monetary relief. Based upon information presently available to the Corporation, it is the Corporation’s opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Corporation’s results of operations.

Concentrations of Credit Risk

The Corporation has a material portion of its loans in real estate related loans. A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in the Corporation’s primary trade area which includes portions of Delaware, Chester, Montgomery and Philadelphia counties in Southeastern Pennsylvania. The Corporation is aware of this concentration and attempts to mitigate this risk to the extent possible in many ways, including the underwriting and assessment of borrower’s capacity to repay. See Note 4 – Loans and Leases for additional information.

At December 31, 2009, the total first lien interest only residential loans of $49.5 million included $43.6 million of adjustable rate loans that convert to principal and interest payments between five and ten years after inception and $5.9 million of fixed rate loans that continue as interest only loans until reaching maturity. At December 31, 2009, the balance sheet also included $528 thousand one to four family residential loans secured by junior lien positions that are interest only loans. These fixed rate loans will remain as interest only loans until maturity.

As of December 31, 2009, the Corporation had no loans sold with recourse outstanding.

24. DIVIDEND RESTRICTIONS

The Bank is subject to the Pennsylvania Banking Code of 1965 (the “Code”), as amended, and is restricted in the amount of dividends that can be paid to its shareholder, the Corporation. The Code restricts the payment of dividends by the Bank to the amount of its net income during the current calendar year and the retained net income of the prior two calendar years, unless the dividend has been approved by the Board of Governors of the Federal Reserve System. The total was $15.6 million as of December 31, 2009. However, the amount of dividends paid by the Bank cannot reduce capital levels below levels that would cause the Bank to be less than adequately capitalized as detailed in Note 25 – Regulatory Capital Requirements.

25. REGULATORY CAPITAL REQUIREMENTS

A. General Regulatory Capital Information

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

B. Private Transactions in Securities

In April 2009, the Bank raised $7.5 million in subordinated debt which qualified as Tier II capital. This subordinated debt bears interest at a rate per annum equal to the ninety day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first five years of the term.

In April 2009, in accordance with and reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Corporation also sold 150,061 shares of its common stock, par value $1.00 per share (“Shares”), in a private placement of securities to a purchaser which qualifies as an accredited investor under Rule 501(a) of Regulation D under the Securities Act. The purchase price per Share was equal to the average closing price of shares of the Corporation’s common stock on NASDAQ Global Markets for the thirty trading days ending on April 16, 2009, which equaled $16.66 per Share. The aggregate purchase price for the Shares sold was $2.5 million. The Corporation did not pay any underwriting discounts or commissions and did not pay any brokerage fees in connection with the sale of the Shares. The Shares sold constituted 1.7% of the outstanding shares of the Corporation’s common stock, as determined immediately after the closing of the sale.

C. S-3 Shelf Registration Statement and Dividend Reinvestment and Stock Purchase Plan

On June 17, 2009, the SEC declared effective a shelf registration statement on Form S-3/A (“Shelf Registration Statement”) filed by the Corporation on June 15, 2009. The Shelf Registration Statement is intended to allow the Corporation to raise additional capital through offers and sales of registered securities consisting of common stock, warrants to purchase common stock, stock purchase contracts or units consisting of any combination of the foregoing securities. Using the prospectus in the Shelf Registration Statement, together with applicable prospectus supplements, the Corporation may sell, from time to time, in one or more offerings, any amount of such securities in a dollar amount up to $90,000,000 in the aggregate. The Corporation also registered for resale in the Shelf Registration Statement the Shares issued in the private placement of securities discussed in the preceding paragraph.

On July 20, 2009, the Corporation filed with the Securities and Exchange Commission a prospectus supplement pursuant to Section 424(b)(2) of the Securities Act (“Prospectus Supplement”) in order to take securities down from the Shelf Registration Statement in connection with a newly established Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan may grant a request for waiver (“RFW”) above the Plan maximum investment of $120 thousand per account per year. A RFW is granted on a variety of factors, which may include: the Corporation’s current and projected capital needs, prevailing market prices of the Corporation’s common stock and general economic and market conditions. The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. As of December 31, 2009 the Corporation had 81,641 shares registered within the DRIP and raised $1.2 million in capital through the RFW.

D. Regulatory Capital Ratios

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and Bank. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. The Corporation believes that as of December 31, 2009 and 2008, the Corporation and the Bank had met all capital adequacy requirements to which they were subject. Federal banking regulators have defined specific capital categories, and categories range from a best of “well capitalized” to a worst of “critically under capitalized.” Both the Corporation and the Bank were classified as “well capitalized” as of December 31, 2009 and 2008.

See Note 16 – Pension and Postretirement Benefit Plans for certain information relating to the accumulated other comprehensive income that is a reduction to capital and related regulatory capital impact.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are presented in the following table:

	Actual		Minimum to be Well Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio
December 31, 2009
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$132,226	12.53%	$105,533	10%
Bank	128,185	12.20%	105,092	10%
Tier I Capital to Risk Weighted Assets:
Corporation	99,277	9.41%	63,320	6%
Bank	95,236	9.06%	63,055	6%
Tier I Capital to Quarterly Average Assets:
Corporation	99,277	8.35%	59,478	5%
Bank	95,236	8.03%	59,327	5%

December 31, 2008
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$115,367	11.29%	$102,171	10%
Bank	111,739	10.98%	101,742	10%
Tier I Capital to Risk Weighted Assets:
Corporation	90,035	8.81%	61,303	6%
Bank	86,407	8.49%	61,045	6%
Tier I Capital to Quarterly Average Assets:
Corporation	90,035	8.03%	56,086	5%
Bank	86,407	7.70%	56,116	5%

26. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters Ending 2009
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$14,293	$14,222	$14,186	$14,191
Interest expense	4,667	4,310	3,856	3,266
Net interest income	9,626	9,912	10,330	10,925
Provision for loan and lease losses	1,591	1,686	2,305	1,302
Income before income taxes	4,052	3,740	3,979	4,066
Tax expense	1,420	1,291	1,360	1,429

Net income.	$2,632	$2,449	$2,619	$2,637

Basic earnings per common share	$0.31	$0.28	$0.30	$0.30
Diluted earnings per common share	$0.31	$0.28	$0.30	$0.30
Dividend declared	$0.14	$0.14	$0.14	$0.14

	Quarters Ending 2008
(dollars in thousands, except per share data)	03/31	6/30	9/30	12/31
Interest income	$14,062	$14,232	$14,802	$14,838
Interest expense	5,454	4,929	5,106	5,307
Net interest income	8,608	9,303	9,696	9,531
Provision for loan losses	854	781	1,063	2,898
Income before income taxes	4,305	4,751	3,830	1,452
Tax expense	1,407	1,586	1,575	445

Net income	$2,898	$3,165	$2,255	$1,007

Basic earnings per common share	$0.34	$0.37	$0.26	$0.12
Diluted earnings per common share	$0.34	$0.37	$0.26	$0.12
Dividend declared	$0.13	$0.13	$0.14	$0.14

27. CONDENSED FINANCIAL STATEMENTS

The condensed balance sheet of the Corporation (parent company only) as of December 31, 2009 and 2008 is as follows:

A. Condensed Balance Sheets

(dollars in thousands)	2009	2008
Assets:
Cash	$3,676	$57
Investments in subsidiaries, at equity in net assets	100,103	89,132
Premises and equipment, net	2,975	3,074
Other assets	1,311	1,111

Total assets	$108,065	$93,374

Liabilities and shareholders’ equity:
Borrowings – mortgage payable	$2,062	$—
Accrued taxes payable	19	37
Other liabilities	2,048	924

Total liabilities	$4,129	$961

Common stock, par value $1, authorized 100,000,000 issued 11,786,084 shares and 11,513,782 shares as of December 31, 2009 and 2008, respectively and outstanding 8,866,420 shares and 8,592,259 shares as of December 31, 2009 and 2008, respectively	$11,786	$11,514
Paid-in capital in excess of par value	17,705	12,983
Accumulated other comprehensive income, net of deferred income taxes	(6,913)	(7,995)
Retained earnings	111,290	105,845
Less common stock in treasury, at cost—2,919,664 shares and 2,921,523 shares as of December 31, 2009 and 2008	(29,932)	(29,934)

Total shareholders’ equity	$103,936	$92,413

Total liabilities and shareholders’ equity	$108,065	$93,374

The condensed income statement of the Corporation (parent company only) as of December 31 is as follows:

B. Condensed Statements of Income

(dollars in thousands)	2009	2008	2007
Dividends from The Bryn Mawr Trust Company	$1,204	$4,625	$4,269
Interest and other income	1,012	933	732

Total operating income	2,216	5,558	5,001
Expenses	918	831	682

Income before equity in undistributed income of subsidiaries	1,298	4,727	4,319
Equity in undistributed income of subsidiaries	9,071	4,632	9,298

Income before income taxes	10,369	9,359	13,617
Federal income tax (expense) benefit	(32)	(34)	(17)
State income tax	—	—	—

Net income	$10,337	$9,325	$13,600

The condensed statement of cash flows (parent company only) as of December 31 is as follows:

C. Condensed Statements of Cash Flows

(dollars in thousands)	2009	2008	2007
Operating activities:
Net Income	$10,337	$9,325	$13,600
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(9,071)	4,632	(9,298)
Depreciation and amortization	98	98	98
Other, net	227	(2,126)	83

Net cash provided by operating activities	1,591	11,929	4,483

Investing Activities:
Investment in Subsidiaries	660	(10,632)	21

Net cash provided (used) by investing activities	660	(10,632)	21

Financing activities:
Dividends paid	(4,892)	(4,625)	(4,269)
Mortgage payable	2,062	—	—
Repurchase of treasury stock	(42)	(361)	(2,420)
Proceeds from issuance of common stock	3,660	—	—
Tax benefit on exercise of stock option	66	185	182
Proceeds from exercise of stock options	514	1,230	918

Net cash provided (used) by financing activities	1,368	(3,571)	(5,589)

Change in cash and cash equivalents	3,619	(2,274)	(1,085)
Cash and cash equivalents at beginning of year	57	2,331	3,416

Cash and cash equivalents at end of year	$3,676	$57	$2,331

These statements should be read in conjunction with the Notes to the Consolidated Financial Statements.

28. SEGMENT INFORMATION

FASB Codification 280 – “Segment Reporting” identifies operating segments as components of an enterprise which are evaluated regularly by the Corporation’s Chief Executive Officer, our Chief Operating Decision Maker, in deciding how to allocate resources and assess performance. The Corporation has applied the aggregation criterion set forth in this Codification to the results of its operations.

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

The Wealth Management segment has responsibility for a number of activities within the Corporation, including trust administration, other related fiduciary services, custody, investment management and advisory services, employee benefits and IRA administration, estate settlement, tax services and brokerage. Lau Associates is included in the Wealth Management Segment of the Corporation since it has similar economic characteristics, products and services to those of the Wealth Management Segment of the Corporation.

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

The accounting policies of the Corporation are applied by segment in the following tables. The segments are presented on a pre-tax basis which is the way the Corporation evaluates business results.

The Banking, Wealth Management and Mortgage Banking segments consolidate and roll-up through the Bank.

Segment information for the years ended December 31:

	2009					2008					2007
(dollars in thousands)	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consolidated
Net interest income	$40,834	$12	$28	$(81)	$40,793	$37,069	$—	$57	$12	$37,138	$34,155	$—	$79	$8	$34,242
Less loan loss provision	6,884	—	—	—	6,884	5,596	—	—	—	5,596	891	—	—	—	891

Net interest income after loan loss provision	33,950	12	28	(81)	33,909	31,473	—	57	12	31,542	33,264	—	79	8	33,351

Other income:
Fees for wealth management services	—	14,178	—	—	14,178	—	13,842	—	—	13,842	—	13,502	—	—	13,502
Service charges on deposit accounts	1,951	—	—	—	1,951	1,685	—	—	—	1,685	1,464	—	—	—	1,464
Loan servicing and other fees	217	—	1,170	—	1,387	259	—	935	—	1,194	137	—	978	—	1,115
Net gain on sale of loans	—	—	6,012	—	6,012	—	—	1,275	—	1,275	—	—	1,250	—	1,250
Net gain on sale of real estate	—	—	—	—	—	—	—	—	—	—	1,333	—	—	—	1,333
Other operating income	4,306	55	411	170	4,942	3,137	13	150	176	3,476	2,671	—	256	190	3,117

Total other income	6,474	14,233	7,593	170	28,470	5,081	13,855	2,360	176	21,472	5,605	13,502	2,484	190	21,781
Other expenses:
Salaries & wages	12,774	6,697	2,184	620	22,275	12,156	5,439	864	530	18,989	11,242	4,576	1,003	295	17,116
Employee benefits	4,113	1,454	85	(74)	5,578	2,918	1,080	118	56	4,172	3,515	843	148	42	4,548
Occupancy & equipment	5,200	848	197	(201)	6,044	4,791	625	251	(178)	5,489	4,380	551	173	(164)	4,940
Other operating expenses	10,179	1,547	1,435	(516)	12,645	7,595	1,417	1,422	(408)	10,026	6,749	1,049	724	(167)	8,355

Total other expenses	32,266	10,546	3,901	(171)	46,542	27,460	8,561	2,655	—	38,676	25,886	7,019	2,048	6	34,959

Segment profit (loss)	8,159	3,699	3,720	259	15,837	9,094	5,294	(238)	188	14,338	12,983	6,483	515	192	20,173
Intersegment (revenues) expenses*	885	187	40	(1,112)	—	818	181	40	(1,039)	—	618	181	40	(839)	—

Pre-tax segment profit after eliminations	$9,044	$3,886	$3,760	$(853)	$15,837	$9,912	$5,475	$(198)	$(851)	$14,338	$13,601	$6,664	$555	$(647)	$20,173

% of segment (loss) pre-tax profit (loss) after eliminations	57.1%	24.5%	23.7%	(5.3)%	100.0%	69.1%	38.2%	(1.4)%	(5.9)%	100%	67.4%	33.0%	2.8%	(3.2)%	100

Segment assets (in millions)	$1,216.9	$12.9	$4.8	$4.2	$1,238.8	$1,132.8	$11.5	$2.9	$4.1	$1,151.3	$993.7	$0.7	$3.6	$4.1	$1,002.1

*	Intersegment revenues consist of rental payments, insurance commissions and management fees.

Other Segment Data

	2009	2008	2007
Wealth Management Segment:
(dollars in millions)
Assets Under Management and Administration and Brokerage Assets	$2,871.2	$2,146.4	$2,277.1

Mortgage Banking Segment:
(dollars in thousands)
Mortgage Loans Serviced for Others	$514,875	$350,199	$357,363
Mortgage Servicing Rights	$4,059	$2,205	$2,820

29. SUBSEQUENT EVENTS

A. Amendment to the Corporation’s 2001 and 2004 Stock Option Plans

In January 2010, the Compensation Committee of the Corporation’s Board of Directors amended the 2001 and 2004 Corporation’s stock option plans. The period for exercising options in the event of death, disability or retirement was extended to five years from the date of such event.

B. FKF Vote

On March 2, 2010, First Keystone held a shareholder vote to approve the Transaction. There were 2,432,998 shares of First Keystone common stock eligible to be voted at the meeting and 1,984,657 shares represented in person or by proxy. The shareholders approved the Transaction with more than 81% of the issued and outstanding shares voting in favor.

Price Range of Shares

BRYN MAWR BANK CORPORATION

(NASDAQ: BMTC)

	2009			2008
	High-Low Quotations			High-Low Quotations
	High Bid	Low Bid	Dividend Declared	High Bid	Low Bid	Dividend Declared
Quarter

1st	$20.98	$12.50	$0.14	$23.13	$18.75	$0.13

2nd	$20.50	$15.52	$0.14	$22.26	$17.00	$0.13

3rd	$19.03	$16.00	$0.14	$28.01	$16.30	$0.14

4th	$18.24	$13.01	$0.14	$24.48	$15.08	$0.14

The approximate number of registered holders of record of common stock as of December 31, 2009 was 290.

The shares are traded on the NASDAQ Global Market System under the symbol BMTC. The price information was obtained from NASDQ, OMX.

Performance Graph

Comparison of Cumulative Total Return of One or More Companies, Peer Groups,

Industry Indexes and/or Broad Market

BRYN MAWR BANK CORPORATION 801 LANCASTER AVENUE BRYN MAWR, PENNSYLVANIA 19010

BRYN MAWR

BANK CORPORATION

801 LANCASTER AVENUE

BRYN MAWR, PA 19010

www.bmtc.com