Form 10-K, Exhibit 13
period 2010-12-31
BRYN MAWR BANK CORP
filed 2011-03-16
CIK 802681

Exhibit 13.1

Commission File No. 0-15261

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

For the Year Ended December 31, 2010

BRYN MAWR BANK CORPORATION

Bryn Mawr Bank Corporation

2010 ANNUAL REPORT

Strong. Stable. Secure.

Investing for growth

A rich tradition of investing in our franchise and in our future.

Recent investments over the last five years have included:

•	JANUARY 2007 — Opened the Ardmore office.

•	MAY 2007 — Formed the Private Banking Group.

•	JUNE 2008 — Major renovations of the Wayne office.

•	JULY 2008 — Acquired Lau Associates LLC, Wilmington, DE.

•	NOVEMBER 2008 — Established The Bryn Mawr Trust Company of Delaware in Wilmington, DE.

•	JANUARY 2009 — Opened the West Chester Regional Banking Center.

•	MAY 2009 — Established BMT Asset Management.

•	NOVEMBER 2009 — Signed agreement to acquire First Keystone Financial.

•	DECEMBER 2009 — Major renovations of the Paoli office.

•	JULY 2010 — Acquired First Keystone Financial, Inc.

•	DECEMBER 2010 — Lau Associates LLC and The Bryn Mawr Trust Company of Delaware move to Greenville, Delaware.

•	FEBRUARY 2011 — Signed agreement to acquire the Private Wealth Management Group from Hershey Trust Company with approximately $1.1 billion of assets under management.

ANNUAL MEETING — The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at Saint Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, on Wednesday, April 27, 2011, at 11:00 a.m.

STOCK LISTING — Bryn Mawr Bank Corporation common stock is listed on the NASDAQ Select Global Market under the symbol BMTC.

FORM 10-K — A copy of the Corporation’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available on our website www.bmtc.com or upon written request to the Corporate Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

EQUAL EMPLOYMENT OPPORTUNITY — The Corporation continues its commitment to equal opportunity employment and does not discriminate against minorities or women with respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices of Affirmative Action.

This discussion contains forward-looking statements. Please see the section entitled “Special Cautionary Notice Regarding Forward Looking Statements” in the enclosed Annual Report to Shareholders, and the section entitled “Risk Factors” in the enclosed Form 10-K, for discussions of the risks, uncertainties and assumptions associated with these statements.

2010 Annual Report

Consolidated financial highlights

The comparability of these Consolidated financial highlights are impacted by the July 1, 2010 merger of First Keystone Financial, Inc. into Bryn Mawr Bank Corporation.

	2010	2009	CHANGE
FOR THE YEAR
Net interest income	$52,150	$40,793	$11,357	27.8%
Net interest income after loan and lease loss provision	42,296	33,909	8,387	24.7%
Non-interest income	29,375	28,470	905	3.2%
Non-interest expenses	57,985	46,542	11,443	24.6%
Income taxes	4,512	5,500	(988)	-18.0%
Net income	9,174	10,337	(1,163)	-11.3%
Net income, exclusive of merger-related expenses	13,004	10,739	2,265	21.1%
(a non-GAAP measure)*
AT YEAR-END
Total assets	$1,731,768	$1,238,821	$492,947	39.8%
Total portfolio loans and leases	1,196,717	885,739	310,978	35.1%
Total deposits	1,341,432	937,887	403,545	43.0%
Shareholders’ equity	161,418	103,936	57,482	55.3%
Tangible common equity	136,695	92,214	44,480	48.2%
Wealth assets under management, administration	3,412,890	2,871,143	541,747	18.9%
and supervision
PER COMMON SHARE
Basic earnings per common share	$0.85	$1.18	$(0.33)	-28.0%
Diluted earnings per common share	0.85	1.18	(0.33)	-28.0%
Dividends declared	0.56	0.56	0.00	0.0%
Book value	13.24	11.72	1.52	13.0%
Tangible book value	11.21	10.40	0.81	7.8%
Closing price	17.45	15.09	2.36	15.6%
SELECTED RATIOS
Return on average assets	0.61%	0.88%
Return on average shareholders’ equity	6.76%	10.55%
Tax equivalent net interest margin	3.79%	3.70%
Tangible common equity	8.01%	7.51%

dollars in thousands, except per share data

*	Net income, exclusive of merger-related expenses, is calculated by adding back to reported net income, which is a GAAP measure, the tax-effected due diligence and merger-related expenses of $3.830 million (pre-tax of $5.714 million, effective tax rate of 33.0%) and $402 thousand (pre-tax of $616 thousand, effective tax rate of 33.7%), for the years ended December 31, 2010 and 2009, respectively. Our management uses these non-GAAP financial measures in their analysis of our performance and believes that they provide useful supplemental information that is essential to an investor’s understanding of Bryn Mawr Bank Corporation’s operating results. These non-GAAP financial measures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Letter to shareholders

Dear Fellow Shareholders,

Although the recession has continued to batter many banks around the nation, I’m pleased to report that the Bryn Mawr Bank Corporation and our main subsidiary, The Bryn Mawr Trust Company, had an outstanding year.

Credit for this performance goes to our hardworking and dedicated staff, an excellent management team, and an engaged and active Board of Directors.

Here are the highlights:

•

On July 1, we successfully completed the acquisition of First Keystone Bank. In doing so, we doubled the size of our branch system and geographical footprint, and increased our banking assets by $480 million.

•	Net income, exclusive of merger expenses, was $13 million, an increase of 21% over the prior year.*

•

Wealth assets under management and administration increased 19% during 2010 and finished the year at $3.4 billion. A strong contributor was our newly-formed BMT Asset Management group, which specializes in handling investment accounts from $500 thousand to $3 million.

•

We completed a “private placement” stock offering in May and raised over $24 million of new common equity to support current and future growth. Bryn Mawr Trust remains a “well-capitalized” bank per federal and state regulatory guidelines.

•

Our stock price increased from $15.09 on December 31, 2009 to $17.45 on December 31, 2010, an improvement of 15.6%. Including our dividends, the total return to our shareholders for the year was 19.4%.

•	Bryn Mawr Bank Corporation was ranked #56 in financial performance out of thousands of institutions on the US Banker’s “Annual List of Top Community Banks.”

Despite such a strong year, challenges still remain. Many of our clients, especially small businesses, continue to be affected by the weak economy and, especially, by high unemployment. While the recently enacted Dodd-Frank

Act for financial reform bill mainly affects the very large banks, it still includes time-consuming and burdensome requirements on institutions such as ours.

However, we believe that we are very well positioned for another excellent year of profitability and growth in 2011.

Should you have any questions, please do not hesitate to call me at my direct line, 610-581-4800.

Sincerely,

Ted Peters Chairman and Chief Executive Officer

*	See non-GAAP disclosure on page 1.

Year in review

In 2010, we announced our 3-5-3 strategic vision. Our goal is to have $3 billion in banking assets and $5 billion in wealth assets within 3 years. This year, we made significant strides in achieving that strategic vision.

INVESTING IN OUR FUTU RE

On July 1, 2010, we completed our acquisition of First Keystone Financial, Inc., and its main operating subsidiary, First Keystone Bank. With this acquisition, we added eight full-service branches to our network and $480 million in assets. Closing on the acquisition marked an important milestone for us. However, we still had a tremendous amount of work ahead of us converting all former First Keystone Bank client accounts to Bryn Mawr Trust’s computer systems. Our primary goal for conversion was to develop and implement a “client focused” plan that would effectively communicate any changes in products or services, anticipate customer questions, identify new opportunities for customers and guide them through the transition to Bryn Mawr Trust.

On August 25, 2010, we announced the successful conversion of all First Keystone Bank client accounts to Bryn Mawr Trust’s computer systems. Our conversion team did a wonderful job on this project, and we experienced relatively few issues or complaints. In fact, client and account retention has been very high, and we are excited about the growth opportunities for the combined organizations.

In September, following our successful conversion, we launched a major multimedia campaign to improve brand awareness, particularly in our newly-acquired markets. The campaign promoted our capabilities in wealth management, commercial banking, retail banking and mortgage banking, using radio, cable TV, newspapers, internet and outdoor advertising. We received a tremendous amount of positive feedback about the campaign and generated many new client relationships.

OUR CORE BUSINESSES

Once again, each of our four core businesses performed well in 2010. There was certainly the potential for getting distracted as we worked through the First Keystone acquisition. However, our team didn’t let that effort interfere with their primary goal of growing the Bank.

The Wealth Management Division acquired many new clients and made progress in growing some of our newer services, including philanthropic and escrow services. Our Wealth Management professionals are recognized financial management experts. Major news organizations sought their opinions and interviewed them on a variety of wealth and financial management topics. They have been seen on CNBC Closing Bell, CNBC Squawk on the Street, Fox Business News and Fox 29 News, and quoted in The Wall Street Journal, New York Times, Philadelphia Business Journal, Wilmington News Journal and The Philadelphia Inquirer, to name a few.

The Retail Banking staff personnel kept very busy growing new consumer and business account relationships. In addition to their normal sales and customer service activities, they were responsible for training the former First Keystone staff on our products, services, computer systems and procedures. As a result of their hard work, account retention and new client growth has been excellent. Our clients are receiving the excellent service they have come to expect!

5	2010 Annual Report

With a disciplined approach to loan underwriting and risk management, our Commercial Banking group was able to avoid the significant loan problems that many other banks have encountered over the last few years. Credit quality of our loan portfolio is good and, with the addition of several new experienced lenders to our staff, we are poised for growth in 2011.

Many consumers were motivated to refinance residential mortgages due to the continued low rate environment in 2010. The BMT Mortgage Company closed over $239 million in new mortgages.

BUILDING STRONGER COMMUNITIES

Bryn Mawr Trust has always had a strong commitment to supporting the communities we serve. As we grow larger, we feel it is even more important to maintain close ties with residents, business leaders and community leaders. In 2009, we began to formalize our commitment by establishing a Chester County Advisory Board. In 2010, we expanded the program by establishing a Delaware County Advisory Board, a Wealth Management Advisory Board and The Bryn Mawr Trust Company of Delaware Advisory Board. Advisory Board members meet with Bryn Mawr Trust’s senior managers on emerging trends, issues, and opportunities to enhance our well-established role as a business and community partner. We are fortunate to have assembled a prestigious group of leaders to serve on our Advisory Boards. The members of our Advisory Boards are:

CHESTER COUNTY ADVISORY BOARD

Anthony Giannascoli, Attorney at Law, Giannascoli & Associates, P.C.

Kevin Holleran, Attorney at Law, Gawthrop Greenwood, P.C.

Senya D. Isayeff, Alliance Environmental Systems, Inc.

Valerie Jester, Brandywine Capital Associates, Inc.

James MacFadden,Century 21 Alliance

Mary Ellen “Mell” Josephs, Executive Director, Student Services, Inc., West Chester University

Eugene Steger, Attorney at Law, and CPA, Steger Gowie & Company, Inc.

Hon. Richard B. Yoder, Former Mayor of West Chester, Pennsylvania

DELAWARE COUNTY ADVISORY BOARD

Donald S. Guthrie, Attorney at Law and former Chairman of First Keystone Bank

Bruce Hendrixson, Owner, Garnet Ford

Donald G. Hosier, Jr., Executive, Montgomery Insurance Services, Inc.

Edmund Jones, Attorney at Law

Bruce E. Miller, President, Open MRI Centers

William J. O’Donnell, Executive, Wawa, Inc.

Lawrence G. Strohm, Jr., Attorney at Law

Thomas Broadt, Attorney at Law

Margaret Kuo, Restaurateur

Photos, left to right: J. Duncan Smith, Executive Vice President and Chief Financial Officer; Marie D. Connolly, Senior Vice President, Comptrollers; Mame O. Skelly, Senior Vice President, Comptrollers; Geoffrey L. Halberstadt, Executive Vice President, Chief Credit Policy Officer and Corporate Secretary. Stephen P. Novak, Senior Vice President, Retail Banking; Robin G. Otto, Group Vice President, Retail Banking; Sigal Silverman, Group Vice President, Retail Banking; Amy K. Groff, Vice President, Retail Banking. Joseph G. Keefer, Executive Vice President and Chief Lending Officer; Britton H. Murdoch, Lead Board Director; Martin F. Gallagher, Jr., Senior Vice President, Commercial Banking Division Head.

WEALTH MANAGEMENT ADVISORY BOARD

Brett Senior, Senior Partner of Brett Senior & Associates, P.C. Denean Williams, Managing Director of Cameron Capital Management LLC

Joseph Sidelarz, Senior Associate at Raffaele & Puppio, LLP

Virginia Sikes, Partner at Montgomery, McCracken, Walker & Rhodes, LLP

Joseph Lundy, Founding Partner of Lundy & Flynn, LLP

THE BRYN MAWR TRUST COMPANY OF DELAWARE ADVISORY BOARD

F. Peter Conaty, Jr., Attorney at Law, Richard, Layton & Finger, P.A.

Frances Gauthier, Attorney at Law, Stradley Ronan Stevens & Young, LLP

Michael M. Gordon, Attorney at Law, Gordon, Fournaris & Mammarella, P.A.

Harold W. T. Purnell, II, Attorney at Law, Archer & Greiner, P.C.

James W. Whalen, Jr., CEBS, Belfint, Lyons & Shuman, P.A.

In 2010, we continued our tradition of contributing generously to a wide variety of charitable, educational, cultural and civic organizations. In addition to our continued financial support, many members of our staff donate their personal time to many different community organizations.

RECOGNITION AND AWARDS

It’s always nice to receive recognition for a special achievement or a job well done. Thanks to our dedicated team members, Bryn Mawr Trust was honored on several different occasions this year.

In May 2010, we were notified that we had been ranked 56th in the US Banker’s annual ranking of the top community banks in the United States. The rankings are based on the financial institution’s performance as compiled by SNL Financial LC.

On August 2, 2010, in recognition of our 25th anniversary of being listed on the NASDAQ exchange, we were invited to ring the closing bell at the market. When first listed on NASDAQ, our market capitalization was $64.3 million and it has grown to over $240 million during the first quarter of 2011.

Ringing the closing bell on August 2, 2010. Photo ©NASDAQ OMX Group.

7	2010 Annual Report

In December 2010, we received the Community Service Award from The Pennsylvania Association of Community Bankers for our support of The Radnor High School Scholarship Fund. In addition to our financial support, many of our staff members volunteer their time to work on various fundraising activities for this and other organizations.

We are honored to have received this award and recognition.

INVESTING IN OUR FRANCHISE

In December 2010, two of our subsidiaries, The Bryn Mawr Trust Company of Delaware and Lau Associates LLC, moved to a beautiful new location at 20 Montchanin Road, Greenville, Delaware 19807. This new location is ideally situated to serve our growing client base in the state of Delaware.

We are also in the process of making major renovations at our Havertown branch located at 18 West Eagle Road, Havertown, Pennsylvania 19083. We expect to have renovations completed in the first quarter of 2011.

Photos, left to right: Elizabeth Roberts, Esq., Senior Vice President, Chief Fiduciary Officer and Director of Trust; Gilbert B. Mateer, Senior Vice President, Retirement Services; Anrita McGinn, Group Vice President, Custody Services; F. Peter Brodie, Senior Vice President, Chief Investment Officer; Francis J. Leto, Executive Vice President, Wealth Management Division; Ellen T. Jordan, Senior Vice President, Wealth Management Division; Richard K. Cobb, Jr., Senior Vice President, BMT Asset Management; Mary T. Martin, Senior Vice President and Tax Manager. June M. Falcone, Senior Vice President, Operations; Kevin L. O’Connor, Chief Technology Officer, Information Services; Alison E. Gers, Executive Vice President, Retail Banking, Operations, IT and Marketing.

FUTURE OPPORTUNITIES

We will continue to seek out new and profitable opportunities for growth in the future. Because we are a Strong, Stable, Secure organization, we expect to have the financial strength to take advantage of new opportunities. We will carefully evaluate new opportunities as we have in the past, using a thoughtful, disciplined approach focused on risk management. We are very excited by opportunities for growth.

Management, staff and the Board of Directors are pleased with our 2010 accomplishments and thank you for your continued support.

Bryn Mawr Trust

Strong. Stable. Secure.

“This year was filled with more exciting opportunities and challenges than any other year in recent memory. It was a pleasure to see how our team took advantage of the opportunities and responded to the challenges.” — TED PETERS

Corporate information

CORPORATE H EADQUARTERS

801 Lancaster Ave., Bryn Mawr, PA 19010 • 610-525-1700  • www.bmtc.com

DIRECTORS

Thomas L. Bennett,

Private Investor, Director and Trustee of the Delaware Investments Family of Funds

Andrea F. Gilbert,

President, Bryn Mawr Hospital

Donald S. Guthrie,

Attorney at Law

Wendell F. Holland,

Partner, Saul Ewing LLP

Scott M. Jenkins,

President, S. M. Jenkins & Co.

David E. Lees,

Senior Partner, myCIO Wealth Partners, LLC

Francis J. Leto,

Executive Vice President, Wealth Management

Britton H. Murdoch,

CEO, City Line Motors;

Managing Director, Strattech Partners

Frederick C. “Ted” Peters II,

Chairman, President & Chief Executive Officer,

Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company

B. Loyall Taylor, Jr.,

President, Taylor Gifts, Inc.

MARKET MAKERS

Boenning & Scattergood, Inc.

Credit Suisse Securities USA

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

Morgan Stanley & Co., Inc.

Ryan Beck & Co., Inc.

Sandler O’Neill & Partners, LP

Sterne, Agee & Leach, Inc.

Stifel, Nicolaus & Co.

UBS Securities LLC

For a complete list, visit our website at www.bmtc.com

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

Frederick C. “Ted” Peters II,

Chairman, President & Chief Executive Officer

Alison E. Gers,

Executive Vice President, Retail Banking,

Central Sales, Marketing,

Information Systems & Operations

Geoffrey L. Halberstadt,

Executive Vice President, Chief Credit Policy Officer and Corporate Secretary

Joseph G. Keefer,

Executive Vice President and Chief Lending Officer

Francis J. Leto,

Executive Vice President, Wealth Management

J. Duncan Smith, CPA,

Executive Vice President and Chief Financial Officer

WEALTH MANAGEMENT DIVI SION

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

BMT Leasing, Inc.

Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA

James A. Zelinskie, Jr., President

BMT Mortgage Company

A Division of The Bryn Mawr Trust Company,

Bryn Mawr, PA

Myron H. Headen, President

BMT Mortgage Services, Inc.

Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA Myron H. Headen, President

BMT Settlement Services, Inc.

Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr, PA Myron H. Headen, President

The Bryn Mawr Trust Company of Delaware

A Subsidiary of Bryn Mawr Bank Corporation,

Greenville, DE Karen A. Fahrner, Esq., President

Insurance Counsellors of Bryn Mawr, Inc.

A Subsidiary of The Bryn Mawr Trust Company,

Bryn Mawr,PA

Thomas F. Drennan, President

Lau Associates LLC

A Subsidiary of Bryn Mawr Bank Corporation,

Greenville, DE Judith W. Lau, CFP®, President

REGISTRAR & TRANSFER AGENT

BNY Mellon Shareowner Services

PO Box 358015, Pittsburgh, PA 15252-8015 www.bnymellon.com/shareowner/isd

INVESTOR RELATIONS

Aaron F. Strenkoski,

Vice President

Exhibit 13.1

Selected Financial Data(1)

For the years ended December 31,	2010	2009	2008	2007	2006
	(dollars in thousands, except for per share data)
Interest income	$64,796	$56,892	$57,934	$54,218	$45,906
Interest expense	12,646	16,099	20,796	19,976	12,607

Net interest income	52,150	40,793	37,138	34,242	33,299
Provision for loan and lease losses	9,854	6,884	5,596	891	832

Net interest income after provision for loan and lease losses	42,296	33,909	31,542	33,351	32,467
Non-interest income	29,375	28,470	21,472	21,781	18,361
Non-interest expense	57,985	46,542	38,676	34,959	31,423

Income before income taxes	13,686	15,837	14,338	20,173	19,405
Income taxes	4,512	5,500	5,013	6,573	6,689

Net Income	$9,174	$10,337	$9,325	$13,600	$12,716

Per share data:
Earnings per common share:
Basic	$0.85	$1.18	$1.09	$1.59	$1.48
Diluted	$0.85	$1.18	$1.08	$1.58	$1.46
Dividends declared	$0.56	$0.56	$0.54	$0.50	$0.46
Weighted-average shares outstanding	10,765,657	8,732,004	8,566,938	8,539,904	8,578,050
Dilutive potential common shares	12,312	16,719	34,233	93,638	113,579

Adjusted weighted-average shares	10,777,969	8,748,723	8,601,171	8,633,542	8,691,629
Selected financial ratios:
Tax equivalent net interest margin	3.79%	3.70%	3.84%	4.37%	4.90%
Net income/average total assets (“ROA”)	0.61%	0.88%	0.89%	1.59%	1.72%
Net income/average shareholders’ equity (“ROE”)	6.76%	10.55%	10.01%	15.87%	15.71%
Dividends declared per share to net income per basic common share	65.9%	47.5%	49.5%	31.4%	31.1%
Average equity/average total assets	9.02%	8.34%	8.89%	10.02%	10.95%
Non-interest expense / net-interest income and non-interest income	71.1%	67.2%	66.0%	62.4%	60.8%
Non-interest income / net-interest income and non-interest income	36.0%	41.1%	36.6%	38.9%	35.5%

At or for the year ended December 31,	2010	2009	2008	2007	2006
Total assets	$1,731,768	$1,238,821	$1,151,346	$1,002,096	$826,817
Earning assets	1,597,130	1,164,617	1,061,139	874,661	733,781
Portfolio loans and leases	1,196,717	885,739	899,577	802,925	681,291
Deposits	1,341,432	937,887	869,490	849,528	714,489
Shareholders’ equity	161,418	103,936	92,413	90,351	82,092
Wealth assets under management, administration & supervision(2)	3,412,890	2,871,143	2,146,399	2,277,091	2,178,777
Ratio of tangible common equity to tangible assets	8.01%	7.51%	7.13%	9.02%	9.97%
Tier 1 Capital to Risk Weighted Assets	11.30%	9.41%	8.81%	10.40%	11.38%
Total Regulatory Capital to Risk Weighted Assets	13.71%	12.53%	11.29%	11.31%	12.46%
Loans serviced for others	605,485	514,875	350,199	357,363	382,141
Book value per share	$13.24	$11.72	$10.76	$10.60	$9.59
Tangible book value per share	$11.21	$10.40	$9.55	$10.60	$9.59
Allowance as a percentage of portfolio loans and leases	0.86%	1.18%	1.15%	1.01%	1.19%
Allowance as a percentage of originated portfolio loans and leases(3)	1.08%	1.18%	1.15%	1.01%	1.19%
Non-performing loans and leases as a percentage of loans and leases	0.79%	0.78%	0.65%	0.25%	0.12%

(1)	The comparability of the Selected Financial Data is impacted by the July 1, 2010 merger of First Keystone Financial, Inc. into Bryn Mawr Bank Corporation.
(2)	Excludes assets under management from an institutional client for 2007, and 2006.
(3)	A non-GAAP measure that excludes loans and leases acquired in the Merger as detailed on page 23 of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

BRIEF HISTORY OF THE CORPORATION

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. The Corporation and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from 17 full-service branches and seven limited-hour, retirement community offices throughout Montgomery, Delaware and Chester counties of Pennsylvania. The common stock of the Corporation trades on the NASDAQ Stock Market (“NASDAQ”) under the symbol BMTC.

The goal of the Corporation is to become the preeminent community bank and wealth management organization in the Philadelphia area.

The Corporation operates in a highly competitive market area that includes local, national and regional banks as competitors along with savings banks, credit unions, insurance companies, trust companies, registered investment advisors and mutual fund families. The Corporation and its subsidiaries are regulated by many agencies including the Securities and Exchange Commission (“SEC”), NASDAQ, Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve and the Pennsylvania Department of Banking.

FIRST KEYSTONE FINANCIAL, INC.

On July 1, 2010, the merger of First Keystone Financial, Inc. (“FKF”) with and into the Corporation (the “Merger”), and the two step merger of FKF’s wholly-owned subsidiary, First Keystone Bank (“FKB”) with and into the Bank, were completed. In accordance with the terms of the Agreement and Plan of Merger, dated November 3, 2009, by and between the Corporation and FKF (the “Merger Agreement”), shareholders of FKF received 0.6973 shares of the Corporation’s common stock plus $2.06 per share cash consideration for each share of FKF common stock they owned as of the effective date of the Merger. The 85% stock and 15% cash transaction is valued at $31.3 million, based on FKF’s June 30, 2010 closing share price of $13.35 as listed on NASDAQ.

The aggregate consideration paid to FKF shareholders consisted of approximately 1.6 million shares of the Corporation’s common stock, valued at approximately $26.4 million, and approximately $4.8 million in cash. FKF employee stock options, valued at approximately $102 thousand, which were fully vested and converted to options to purchase the Corporation’s common stock upon the closing of the Merger, were also included in the total consideration paid.

The acquisition of FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania. The geographic locations of the acquired branches were such that it was not necessary to close any of the former FKF branches. By expanding into these new areas within Delaware County, Pennsylvania, the Corporation will be able to extend its successful sales culture as well as offer its reputable wealth management products and other value-added services to a wider segment of the region’s population.

RESULTS OF OPERATIONS

The following is Management’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements. The Corporation’s consolidated financial condition and results of operations are comprised primarily of the Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of similar performance in the future. For more information on the factors that could affect performance, see “Special Cautionary Notice Regarding Forward Looking Statements” on page 24 of this Annual Report.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America applicable to the financial services industry (“GAAP”). All inter-company transactions are eliminated in consolidation and certain reclassifications are made when necessary in order to conform the previous years’ financial statements to the current year’s presentation. In preparing the consolidated financial statements, Management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ from these estimates.

The allowance for loan and lease losses (the “Allowance”) involves a higher degree of judgment and complexity than other significant accounting policies. The allowance for loan and lease losses is calculated with the objective of maintaining a reserve level believed by the Corporation to be sufficient to absorb estimated probable credit losses. The Corporation’s determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, expected loan commitment usage, the amounts and timing of expected future cash flows on impaired loans and leases, value of collateral, estimated losses on consumer loans and residential mortgages and general amounts for historical loss experience. The process also considers economic conditions and inherent risks in the loan and lease portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from the Corporation’s estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods. See the section of this document titled Asset Quality and Analysis of Credit Risk for additional information.

Other significant accounting policies are presented in Note 1 in the accompanying financial statements. The Corporation’s Summary of Significant Accounting Policies has not substantively changed any aspect of its overall approach in the application of the foregoing policies.

OVERVIEW OF GENERAL ECONOMIC, REGULATORY AND GOVERNMENTAL ENVIRONMENT

During 2010, the global and U.S. economies began to stabilize from the severe recessionary environment of 2008 and 2009. According to the National Bureau of Economic Research, a private, non-profit research group, the recession began in December 2007 and ended in June 2009. The decline in the housing market during the past year began to slow and the unemployment rate retreated from a high of 10% during the first part of 2010.

The drop in real estate values negatively impacted residential home builder and development business nationwide. In addition, investment securities backed by residential and commercial real estate reflected substantial unrealized losses due to a lack of liquidity in the financial markets and anticipated credit losses. Some financial institutions were forced into liquidation or were merged with stronger institutions as losses increased and the amounts of available funding and capital levels decreased. As of December 31, 2010, the Corporation and the Bank are “well capitalized” by regulatory standards and are in a position to acquire new customers from weaker financial institutions.

As the economic recovery was not as robust as the Federal Reserve anticipated, a second round of quantitative easing, known as “QE2,” was announced in November 2010. To further stimulate the economy, the Federal Reserve announced it would purchase $600 billion of Treasury securities by the end of the second quarter of 2011. There has been much debate as to whether QE2 was needed, the inflationary impact it may ultimately have and whether the program should be stopped early.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), a sweeping overhaul to financial regulation within the U.S. was signed into law. The main goals of the Dodd-Frank Act were to promote financial stability within the U.S. by improving accountability and transparency in the financial system, to end the “too big to fail” theory pertaining to financial institutions, to protect consumers from abusive financial service practices and to protect American taxpayers by ending bailouts of institutions. Implementation of the various provisions of the Dodd-Frank Act represents a significant change in the U.S. financial regulatory environment and will impact the entire financial services industry, including the Corporation.

In November 2010, the Federal Deposit Insurance Corporation, (“FDIC”) approved Section 343 of the Dodd-Frank Act providing temporary unlimited coverage for non-interest-bearing transaction accounts. This coverage became effective December 31, 2010 and will end on December 31, 2012. Excluded from this coverage are negotiable orders of withdrawal (“NOW”) accounts and interest on lawyer trust accounts (“IOLTA”).

In addition, on November 9, 2010, the FDIC approved proposed rules related to the calculation of the deposit insurance assessment. The proposal would shift the basis for the assessment away from an institution’s total domestic deposits, to its average total assets less tangible equity. The FDIC is also proposing that the new assessment method be implemented, effective April 1, 2011. This shift in assessment basis would benefit community banks by placing more of the burden on the large, multi-national banks, which, until now, were only assessed on their domestic deposit base.

The Federal Home Loan Bank of Pittsburgh (“FHLB”) has continued its voluntary suspension of dividend payments and the repurchase of excess capital stock originally announced on December 23, 2008. The FHLB expects that its ability to pay dividends and add to retained earnings will be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks will be reviewed on a quarterly basis, and only limited repurchases have taken place during the current fiscal year. As of December 31, 2010, the Corporation held $14.2 million of FHLB capital stock. The FHLB is the primary source of liquidity for the Corporation, but alternatives are also available, including the Federal Reserve and wholesale certificates of deposit.

Since the financial crisis began in late 2008, there has been much debate on the future of two government sponsored enterprises: Fannie Mae and Freddie Mac. For decades, borrowers, lenders and investors benefited from the liquid markets these institutions helped establish. However, financial decisions were based on the faulty assumptions that housing prices could only rise. As credit and home demand catapulted to unseen levels, various financial instruments were created to shift risk away from the originators and mortgages became a tool for speculation. As the housing market collapsed, Fannie Mae and Freddie Mac did not have enough capital to support their investments and absorb losses. In September 2008, these two institutions were placed into conservatorship where they remain today. In February 2011, a report was issued by the Department of the Treasury and the U.S. Department of Housing entitled “Reforming America’s Housing Finance Market – A Report to Congress.” Though the report does not focus on one solution for Fannie Mae and Freddie Mac, it is clear that both organizations going forward will reduce their footprint in the housing market. It is unclear as of this writing how this will affect the Corporation, going forward.

Throughout 2010 the economy remained weak, but stabilized and there is reserved optimism for 2011. A continued anemic economic recovery could have an adverse effect on the Corporation’s revenues, capital, liquidity and profitability. However, the Corporation is confident that its disciplined strategies to maintain a strong financial position and build the brand name should put it in a good position to weather the financial downturn and take advantage of opportunities as they arise.

EXECUTIVE OVERVIEW

2010 Compared to 2009

As a result of the acquisition by merger of FKF on July 1, 2010, the primary cause of the changes in both the Corporation’s balance sheet and results of operations for the twelve months ended December 31, 2010, as compared to the same period in 2009 can be attributed to the Merger.

The Corporation reported net income of $9.2 million or $0.85 diluted earnings per share for the twelve months ended December 31, 2010, as compared to $10.3 million, or $1.18 diluted earnings per share, for the same period in 2009. Return on average equity (“ROE”) and return on average assets (“ROA”) for the twelve months ended December 31, 2010, were 6.76% and 0.61%, respectively, as compared to 10.55% and 0.88%, respectively, for the same period in 2009. Net income, ROE and ROA for the twelve months ended December 31, 2010, as compared to the same period in 2009, were reduced, primarily by the due diligence and merger-related expenses of $5.7 million associated with the Merger and $3.0 million increase in the provision for loan and lease losses (the “Provision”) for the twelve months ended December 31, 2010, as compared to the same period in 2009. ROE was also affected by the registered direct stock offering, completed in May 2010, which increased capital by $24.6 million.

The $11.6 million, or 28.1% increase in the Corporation’s tax-equivalent net interest income for the twelve months ended December 31, 2010, as compared to the same period in 2009, was attributed to a $3.5 million, or 21.4%, decrease in interest expense for the twelve months ended December 31, 2010, as compared to the same period in 2009. This decrease was primarily the result of a 71 basis point decrease in the rate paid on deposits between the periods. The decrease was partially offset by a 44 basis point decline in interest-earning asset yield for the twelve months ended December 31, 2010, as compared to the same period in 2009. The Corporation’s tax-equivalent net interest margin increased from 3.70% for the twelve months ended December 31, 2009 to 3.79% for the same period in 2010.

Asset quality remained stable as of December 31, 2010. The allowance for loan and lease losses of $10.3 million was 0.86% of portfolio loans and leases, as of December 31, 2010, as compared to $10.3 million, or 1.18%, of portfolio loans and leases, at December 31, 2009. The calculation of the Allowance, as a percentage of loans and leases in 2010, includes the acquired FKF loan portfolio which, in accordance with GAAP, was recorded at its fair value without its previously recorded Allowance.

Total portfolio loans and leases of $1.20 billion at December 31, 2010 increased $311.0 million, or 35.1%, as compared to $885.7 million at December 31, 2009. The growth was primarily attributable to the Merger and new business development efforts. Partially offsetting this increase was a decrease in the Bank’s lease portfolio of $12.3 million from $47.7 million as of December 31, 2009 to $35.4 million as of December 31, 2010, as repayments and charge-offs exceeded new production.

The Corporation’s investment portfolio at December 31, 2010 had a fair market value of $317.1 million, as compared to $208.2 million at December 31, 2009. This increase of $108.8 million, or 52.3%, was primarily the result of the Merger and the purchase of short-term securities, to utilize excess cash balances.

Deposits of $1.34 billion at December 31, 2010, increased $403.5 million, or 43.0%, from $937.9 million at December 31, 2009. This growth was largely due to the deposits acquired in the Merger, in addition to continued

strong branch activity, and the increase in balances of new accounts opened in previous quarters.

For the twelve months ended December 31, 2010, the Provision increased to $9.9 million, an increase of $3.0 million, or 43.1%, from the $6.9 million for the same period in 2009. This increase is related to $7.7 million in write-downs during the twelve months ended December 31, 2010, of two commercial loan relationships to their expected net realizable values based on updated analyses of the collateral supporting the loans and certain new valuation information. Partially offsetting this increase was a $2.7 million decrease in net charge-offs in the lease portfolio, for the twelve months ended December 31, 2010, as compared to the same period in 2009.

Non-interest income for the twelve months ended December 31, 2010 was $29.4 million, an increase of $905 thousand, or 3.2%, as compared to the same period in 2009. Contributing to the increase in non-interest income for the twelve months ended December 31, 2010, as compared to the same period in 2009, was a $239 thousand, or 17.2%, increase in loan servicing and late fees and a $356 thousand, or 18.2%, increase in service charges on deposits. These increases were largely attributable to the addition of the FKF branches during the third quarter of 2010. In addition to the effects of the Merger, fees for Wealth Management services increased $1.3 million, or 9.3%, from $14.2 million for the twelve months ended December 31, 2009 to $15.5 million, for the same period in 2010. Partially offsetting the increases in Wealth Management fees and other fee income was a $1.3 million decline in the gain on sale of mortgage loans for the twelve months ended December 31, 2010, as compared to the same period in 2009.

Non-interest expense for the twelve months ended December 31, 2010, was $58.0 million, an increase of $11.4 million, or 24.6%, as compared to the same period in 2009, partially due to the $5.7 million due diligence and merger-related expenses, as well as increased staffing and processing costs related to the addition of FKF’s eight full-service branch locations.

2009 Compared to 2008

The Corporation reported net income of $10.3 million or $1.18 diluted earnings per share for the twelve months ended December 31, 2009, as compared to $9.3 million, or $1.08 diluted earnings per share, for the same period in 2008. ROE and ROA for the twelve months ended December 31, 2009, were 10.22% and 0.87%, respectively, as compared to 10.01% and 0.89%, respectively, for the same period in 2008.

The Corporation’s portfolio of loans and leases as of December 31, 2009 of $885.7 million decreased $13.9 million, or 1.6%, from $899.6 million as of December 31, 2008. This decrease was primarily due to the $11.6 million, or 19.5% decline in the Bank’s lease portfolio to $47.8 million as of December 31, 2009, from the December 31, 2008 balance of $59.4 million. The decline in the loan portfolio, which related primarily to its construction segment, as well as the decline in the leasing portfolio, resulted from Management’s decision to limit exposure to these sections of the portfolio.

As of December 31, 2009 credit quality on the overall loan and lease portfolio remained stable as total non-performing loans and leases totaled $6.9 million or 0.78% of portfolio loans and leases as compared to non-performing loans and leases of $5.8 million, or 0.65% of portfolio loans and leases as of December 31, 2008.

The Provision for the years ended December 31, 2009 and 2008 was $6.9 million and $5.6 million, respectively. At December 31, 2009, the Allowance of $10.4 million represented 1.18% of portfolio loans and leases, as compared $10.3 million as of December 31, 2008, which was 1.15% of portfolio loans and leases, at December 31, 2008.

The increase in the Corporation’s tax-equivalent net interest income of $3.7 million, or 9.8%, for the year ended December 31, 2009, as compared to the same period in 2008 was attributed to a $4.7 million, or 22.6% decrease in interest expense for the twelve months ended December 31, 2009, as compared to the same period in 2008, primarily resulting from a 106 basis point decrease in the rate paid on deposits. The Corporation’s tax-equivalent net interest margin decreased from 3.84% for the twelve months ended December 31, 2008 to 3.70% for the same period in 2009.

For the twelve months ended December 31, 2009, non-interest income was $28.5 million, an increase of $7.0 million or 32.6% from $21.5 million for the same period in 2008. Contributing to this improvement was a $4.7 million increase in gain on sale of residential mortgage loans and a $1.9 million increase in gain on sale of available for sale and trading investment securities, for the twelve months ended December 31, 2009, as compared to the same period in 2008.

For the twelve months ended December 31, 2009, non-interest expense was $46.5 million, an increase of $7.9 million or 20.3% over the $38.7 million for the same period in 2008. Contributing to this increase was a $4.7 million increase in salary and benefits expense, which included commissions on mortgage originations associated with new business initiatives. In addition, FDIC insurance for the twelve months ended December 31, 2009 increased $1.3 million, to $1.8 million, which included a one-time special assessment of $540 thousand, as compared to the same period in 2008.

COMPONENTS OF NET INCOME

Net income is affected by five major elements: Net Interest Income, or the difference between interest income and loan fees earned on loans and investments and interest expense paid on deposits and borrowed funds; Provision For Loan and Lease Losses, or the amount added to the allowance for loan and lease losses to provide for estimated inherent losses on loans and leases; Non-Interest Income which is made up primarily of certain fees, wealth management revenue, residential mortgage activities and gains and losses from the sale of loans, securities and other assets; Non-Interest Expense, which consists primarily of salaries, employee benefits and other operating expenses; and Income Taxes. Each of these major elements will be reviewed in more detail in the following discussion.

NET INTEREST INCOME

Rate/Volume Analyses (Tax-equivalent Basis)(1)

The rate volume analysis in the table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the years 2010 as compared 2009 and 2009 as compared to 2008, allocated by rate and volume. The change in interest income / expense due to both volume and rate has been allocated to changes in volume.

	Year Ended December 31,
(dollars in thousands)	2010 Compared to 2009			2009 Compared to 2008
increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Interest-bearing deposits with banks	$82	$22	$104	$127	$(198)	$(71)
Money market funds	(195)	(1)	(196)	(123)	(12)	(135)
Federal funds sold	(1)	—	(1)	193	(15)	178
Investment securities	4,479	(4,004)	475	2,531	(1,848)	683
Loans and leases	8,676	(932)	7,744	2,546	(4,121)	(1,575)

Total interest income	13,041	(4,915)	8,126	5,274	(6,194)	(920)

Interest expense:
Savings, NOW and market rate accounts	1,413	(1,550)	(137)	1,084	(1,632)	(548)
Other wholesale deposits	128	25	153	27	10	37
Wholesale time deposits	(1,125)	(308)	(1,433)	(2,076)	(1,338)	(3,414)
Time deposits	288	(2,740)	(2,452)	(162)	(1,985)	(2,147)
Borrowed funds	1,534	(1,118)	416	1,221	154	1,375

Total interest expense	2,238	(5,691)	(3,453)	94	(4,791)	(4,697)

Interest differential	$10,803	$776	$11,579	$5,180	$(1,403)	$3,777

(1)	The tax rate used in the calculation of the tax-equivalent income is 35%.

Analysis of Interest Rates and Interest Differential

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with tax-equivalent interest income and expense and key rates and yields:

	For the Year Ended December 31,
	2010			2009			2008
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with banks	$73,046	$178	0.24%	$34,946	$74	0.21%	$18,678	$145	0.78%
Federal funds sold	—	—	—	548	1	0.18%	5,616	136	2.42%
Money market funds	475	1	0.21%	38,662	197	0.51%	3,445	19	0.55%
Investment securities:
Taxable	249,714	4,555	1.82%	129,780	4,398	3.39%	86,940	4,127	4.75%
Tax - Exempt	27,173	1,094	4.03%	17,818	776	4.36%	7,538	364	4.83%

Total investment securities (3)	276,887	5,649	2.04%	147,598	5,174	3.51%	94,478	4,491	4.75%
Loans and leases(1)(2)	1,041,109	59,579	5.72%	892,518	51,835	5.81%	851,752	53,410	6.27%

Total interest-earning assets	1,391,517	65,407	4.70%	1,114,272	57,281	5.14%	973,969	58,201	5.98%
Cash and due from banks	11,750			11,249			15,780
Allowance for loan and lease losses	(10,248)			(10,421)			(8,613
Other assets	100,351			65,395			64,542

Total assets	$1,493,370			$1,180,495			$1,045,678

Liabilities:
Savings, NOW, and market rate accounts	$594,756	2,957	0.50%	$408,523	$3,094	0.76%	$325,291	$3,753	1.15%
Other wholesale deposits	62,875	301	0.48%	33,988	148	0.44%	10,088	111	1.10%
Wholesale time deposits	38,379	651	1.70%	83,277	2,084	2.50%	123,794	5,498	4.11%
Time deposits	201,947	2,192	1.09%	190,071	4,644	2.44%	194,739	6,791	3.49%

Total interest-bearing deposits	897,957	6,101	0.68%	715,859	9,970	1.39%	653,912	16,042	2.45%
Subordinated debentures	22,500	1,129	5.02%	20,260	1,108	5.47%	5,934	408	6.88%
Junior subordinated debentures	6,076	494	8.13%	—	—	—	—	—	—
Short-term borrowings	5,838	16	0.28%	159	1	0.61%	—	—	—
FHLB advances and other borrowings	177,882	4,906	2.76%	151,228	5,020	3.32%	130,490	4,346	3.33%

Total interest-bearing liabilities	1,110,253	12,646	1.14%	887,506	16,099	1.81%	790,336	20,796	2.63%
Non-interest-bearing deposits	222,715			172,468			143,924
Other liabilities	24,601			22,502			18,243

Total non-interest-bearing liabilities	247,316			194,970			162,167

Total liabilities	1,357,569			1,082,476			952,503
Shareholders’ equity	135,801			98,019			93,175

Total liabilities and shareholders’ equity	$1,493,370			$1,180,495			$1,045,678

Net interest spread			3.56%			3.33%			3.35%
Effect of non-interest-bearing sources			0.23%			0.37%			0.49%

Net interest income/margin on earning assets		$52,761	3.79%		$41,182	3.70%		$37,405	3.84%

Tax-equivalent adjustment (tax rate 35%)		$611	0.04%		$389	0.04%		$267	0.03%

(1)	Non-accrual loans have been included in average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income.
(2)	Includes portfolio loans and leases and loans held for sale.
(3)	Investment securities include trading and available for sale.

Net Interest Income and Net Interest Margin 2010 Compared to 2009

The tax-equivalent net interest margin increased 9 basis points to 3.79% for the twelve months ended December 31, 2010, as compared to 3.70%, for the same period in 2009.

The tax-equivalent net interest income for the twelve months ended December 31, 2010, of $52.8 million, was $11.6 million, or 28.1%, higher than the tax-equivalent net interest income of $41.2 million for the same period in 2009. This increase was primarily driven by the effects of larger asset and liability balances resulting from the Merger as well as a 71 basis point decrease in weighted average rate paid on deposits from 1.39% for the twelve months ended December 31, 2009 to 0.68% for the same period in 2010.

The tax-equivalent net interest income increased as a result of the $148.6 million, or 16.6%, increase in average loans and leases for the twelve month period ended December 31, 2010, as compared to the same period in 2009, primarily due to loans acquired in the Merger as well as new business development initiatives. The yield on loans declined 9 basis points to 5.72% from 5.81% for the twelve months ended December 31, 2010, as compared to the same period in 2009. In addition, the average balance of investment securities grew by $129.3 million, or 87.6%, to $276.9 for the twelve months ended December 31, 2010 from the same period in 2009, primarily due to investments acquired in the Merger, and, to a lesser extent, the investment of cash resulting from strong deposit inflows as well as cash acquired in the Merger. The tax-equivalent yield on investment securities for the twelve months ended December 31, 2010 decreased 147 basis points to 2.04% from 3.51% for the same period in 2009, as more short-term liquid investments were purchased, replacing the higher-yielding investments that were called and the continued decline in interest rates.

Average interest-bearing liabilities increased $222.7 million, or 25.1%, to $1.1 billion during the twelve months ended December 31, 2010, as compared to $887.5 million for the same period in 2009. The rate paid on interest-bearing liabilities dropped 67 basis points to 1.14%, for the twelve months ended December 31, 2010 from 1.81%, for the same period in 2009. This was primarily due to the maturing of higher-rate wholesale deposits, the increase in lower-costing money market and savings account balances and reduced deposit rates.

Net Interest Income and Net Interest Margin 2009 Compared to 2008

Net interest income on a tax-equivalent basis for the year ended December 31, 2009 of $41.2 million was $3.8 million or 10.1% higher than the $37.4 million recorded for the twelve months ended December 31, 2008. This increase was primarily due to the $4.7 million, or 22.6% reduction in interest expense for the twelve months ended December 31, 2009, as compared to the same period in 2008. The average balance of interest-earning assets, for the twelve months ended December 31, 2009, increased $140.3 million, or 14.4%, to $1.11 billion, from $974.0 million for the same period in 2008. However, the tax-equivalent yield on interest-earning assets decreased by 84 basis points from 5.98% for the twelve months ended December 31, 2008 to 5.14% for the same period in 2009. This was the result of decreases in the tax-equivalent yields on investment securities and loans and leases of 124 basis points and 46 basis points, respectively, for the twelve months ended December 31, 2009, as compared to the same period in 2008. The yields on loans decreased largely due to the current rate environment and competitive pricing pressures, while the yield on investments decreased as more short-term liquid investments were purchased.

Average interest-bearing liabilities increased $97.2 million, or 12.3%, from $790.3 million for the twelve months ended December 31, 2008 to $887.5 million for the same period in 2009. This increase was mainly due to the increase in core deposits, as wholesale deposits that matured were not replaced. Additionally, the Corporation increased subordinated debt by $14.3 million during the twelve months ended December 31, 2009. The tax-equivalent rate on interest-bearing liabilities declined 82 basis points from 2.63% for the twelve months ended December 31, 2008 to 1.81% for the same period in 2009, primarily due to aggressive management of deposit pricing and the maturities of higher-rate wholesale deposits during 2009. Despite the increase in tax-equivalent net interest income, tax-equivalent net interest margin on interest-earning assets decreased 14 basis points to 3.70% for the twelve months ended December 31, 2009, from 3.84% for the same period in 2008.

Net Interest Margin

The interest-bearing liability cost decreased 41 basis points to 1.04% for the three months ended December 31, 2010, from 1.45% for the same period in 2009. This reduction was due primarily to aggressive management of deposit pricing and the maturity of higher-rate wholesale deposits during the fourth quarter of 2010. At the same time, the yield on interest-earning assets for the three months ended December 31, 2010 declined 43 basis points to 4.56% from 4.99% for the same period in 2009.

The interest-bearing liability cost for the twelve months ended December 31, 2010 decreased 67 basis points, to 1.14%, from 1.81% for the same period in 2009. This reduction was due primarily to the aggressive management of deposit pricing and the maturity of higher-rate wholesale deposits during 2010.

The tax-equivalent net interest margin and related components, for the past five quarters and the past three years are shown in the table below:

	Year	Earning Asset Yield	Interest- Bearing Liability Cost	Net Interest Spread	Effect of Non-Interest Bearing Sources	Net Interest Margin
Tax-equivalent Net Interest Margin Last Five Quarters
4th Quarter	2010	4.56%	1.04%	3.52%	0.21%	3.73%
3rdQuarter	2010	4.57%	1.09%	3.48%	0.18%	3.66%
2nd Quarter	2010	4.74%	1.22%	3.52%	0.32%	3.84%
1st Quarter	2010	5.06%	1.28%	3.78%	0.28%	4.06%
4th Quarter	2009	4.99%	1.45%	3.54%	0.31%	3.85%
Tax-equivalent Net Interest Margin Last Three Years
	2010	4.70%	1.14%	3.56%	0.23%	3.79%
	2009	5.14%	1.81%	3.33%	0.37%	3.70%
	2008	5.98%	2.63%	3.35%	0.49%	3.84%

Interest Rate Sensitivity

The Corporation actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve sustainable growth in net interest income. The Corporation’s Asset Liability Committee (“ALCO”), using policies and procedures approved by the Corporation’s Board of Directors, is responsible for the management of the Corporation’s interest rate sensitivity position. The Corporation manages interest rate sensitivity by changing the mix, pricing and re-pricing characteristics of its assets and liabilities, through the management of its investment portfolio, its offerings of loan and selected deposit terms and through wholesale funding. Wholesale funding consists of multiple sources including borrowings from the FHLB, the Federal Reserve Bank of Philadelphia’s discount window, certificates of deposit from institutional brokers, Certificate of Deposit Account Registry Service (“CDARS”), Insured Network Deposit (“IND”) Program, Institutional Deposit Corporation (“IDC”) and Pennsylvania Local Government Investment Trust (“PLGIT”).

The Corporation uses several tools to manage its interest rate risk including interest rate sensitivity analysis, or Gap Analysis, market value of portfolio equity analysis, interest rate simulations under various rate scenarios and tax-equivalent net interest margin reports. The results of these reports are compared to limits established by the Corporation’s ALCO policies and appropriate adjustments are made if the results are outside the established limits.

The following table demonstrates the annualized result of an interest rate simulation and the estimated effect that a parallel interest rate shift, or “shock”, in the yield curve and subjective adjustments in deposit pricing, might have on the Corporation’s projected net interest income over the next 12 months.

This simulation assumes that there is no growth in interest-earning assets or interest-bearing liabilities over the next twelve months. The changes to net interest income shown below are in compliance with the Corporation’s policy guidelines.

Summary of Interest Rate Simulation

	December 31, 2010
(dollars in thousands)	Estimated Change In Net Interest Income Over Next 12 Months
Change in Interest Rates
+300 basis points	$1,326	2.09%
+200 basis points	$936	1.47%
+100 basis points	$66	0.10%
-100 basis points	$(1,952)	(3.08)%

The interest rate simulation above demonstrates that the Corporation’s balance sheet as of December 31, 2010 is asset sensitive, indicating that an increase in interest rates will have a positive impact on net interest income over the next 12 months while a decrease in interest rates will negatively impact net interest income. In the above simulation, net interest income will increase if rates increase 100-, 200- or 300 basis points. However, the 100-basis point increase scenario indicates a minimal increase in net interest income over the next twelve months as the Corporation has interest rate floors on many of its portfolio loans. In addition, the Corporation’s internal prime loan rate is set, as of December 31, 2010, at 3.99%, or 74 basis points above the Wall Street Journal Prime Rate of 3.25%. The 100 basis point decrease scenario shows a $1.95 million, or (3.08)%, decrease in net interest income over the next twelve months as many of the Corporation’s liabilities bear rates of interest below 1.00% and therefore would not be able to sustain the entire decrease. The four scenarios are directionally consistent with the December 31, 2009 simulation (with the exception of the 100 basis point increase), but reflect a lower interest income increase and percentage change in net interest income due to the current rate environment.

The interest rate simulation is an estimate based on assumptions, which are based on past behavior of customers, along with expectations of future behavior relative to interest rate changes. In today’s uncertain economic environment and the current extended period of very low interest rates, the reliability of the Corporation’s interest rate simulation model is more uncertain than in other periods. Actual customer behavior may be significantly different than expected behavior, which could cause an unexpected outcome and may result in lower net interest income.

Gap Report

The interest sensitivity, or Gap report, identifies interest rate risk by showing repricing gaps in the Corporation’s balance sheet. All assets and liabilities are reflected based on behavioral sensitivity, which is usually the earliest of either: repricing, maturity, contractual amortization, prepayments or likely call dates. Non-maturity deposits, such as NOW, savings and money market accounts are spread over various time periods based on the expected sensitivity of these rates considering liquidity and the investment preferences of the bank. Non-rate-sensitive assets and liabilities are spread over time periods to reflect the Corporation’s view of the maturity of these funds.

Non-maturity deposits (demand deposits in particular), are recognized by the Bank’s regulatory agencies to have different sensitivities to interest rate environments. Consequently, it is an accepted practice to spread non-maturity deposits over defined time periods in order to capture that sensitivity. Commercial demand deposits are often in the form of compensating balances, and fluctuate inversely to the level of interest rates; the maturity of these deposits is reported as having a shorter life than typical retail demand deposits. Additionally, the Bank’s regulatory agencies have suggested distribution limits for non-maturity deposits. However, the Corporation has taken a more conservative approach than these limits would suggest by forecasting these deposit types with a shorter maturity. The following table presents the Corporation’s GAP Analysis as of December 31, 2010:

(dollars in millions)	0 to 90 Days	91 to 365 Days	1 - 5 Years	Over 5 Years	Non-Rate Sensitive	Total
Assets:
Interest-bearing deposits with banks	$78.4	$—	$—	$—	$—	$78.4
Money market funds	0.1	—	—	—	—	0.1
Investment securities	86.4	97.7	108.8	24.1	—	317.0
Loans and leases(1)	428.8	157.4	510.1	105.3	—	1,201.6
Allowance	—	—	—	—	(10.3)	(10.3)
Cash and due from banks	—	—	—	—	11.0	11.0
Other assets	—	—	—	—	134.0	134.0

Total assets	$593.7	$255.1	$618.9	$129.4	$134.7	$1,731.8

Liabilities and shareholders’ equity:
Demand, non-interest-bearing	$54.4	$36.0	$192.0	$—	$—	$282.4
Savings, NOW and market rate	121.0	105.2	375.2	94.7	—	696.1
Time deposits	66.6	123.2	55.8	0.1	—	245.7
Other wholesale deposits	80.1	—	—	—	—	80.1
Wholesale time deposits	30.9	6.3	—	—	—	37.2
Short-term borrowings	10.1	—	—	—	—	10.1
Other borrowings	39.3	26.0	73.8	21.0	—	160.1
Subordinated debentures	22.5	—	—	—	—	22.5
Junior Subordinated debentures	—	—	—	12.0	—	12.0
Other liabilities	—	—	—	—	24.2	24.2
Shareholders’ equity	5.8	17.3	92.2	46.1	—	161.4

Total liabilities and shareholders’ equity	$430.7	$314.0	$789.0	$173.9	$24.2	$1,731.8

Interest-earning assets	$593.7	$255.1	$618.9	$129.4	$—	$1,597.1
Interest-bearing liabilities	370.5	260.7	504.8	127.8	—	1,263.8

Difference between interest-earning assets and interest-bearing liabilities	$223.2	$(5.6)	$114.1	$1.6	$—	$333.3

Cumulative difference between interest earning assets and interest-bearing liabilities	$223.2	$217.6	$331.7	$333.3	$—	$333.3

Cumulative earning assets as a % of cumulative interest bearing liabilities	160%	134%	129%	126%

(1)	Loans include portfolio loans and leases and loans held for sale.

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

The following table summarizes the maturities of certificates of deposit of $100,000 or greater at December 31, 2010:

(dollars in thousands)	Non- Wholesale	Wholesale
Three months or less	$38,602	$30,422
Three to six months	9,536	647
Six to twelve months	35,463	5,484
Greater than twelve months	17,658	—

Total	$101,259	$36,553

Fair Value Adjustments Impacting the Statement of Income

The following table details the actual effect for the six months ended December 31, 2010, and the projected effect for each of the five years ending December 31, 2015, and thereafter, of the accretable and amortizable fair value adjustments attributable to the Merger, on net interest income and pretax income. The projected accretion and amortization is subject to change in future periods related to, among other things, changes in the Corporation’s estimates of loan cash flows, investment sales and calls, deposit maturities, loan prepayments, and prepayments of FHLB advances and junior subordinated debentures.

	Income Statement Effect	Accretable /Amortizable Balance July 1, 2010	For the Six Months Ended Dec 31, 2010	For the Twelve Months Ending					Thereafter
				Dec 31, 2011	Dec 31, 2012	Dec 31, 2013	Dec 31, 2014	Dec 31, 2015
Interest income/expense:
Loans	Income	$5,998	$657	$1,148	$995	$795	$627	$530	$1,246
Investment securities	Expense	(1,499)	(554)	(630)	(315)	––	––	––	––
Deposits	Income	1,688	564	545	333	224	22	––	––
FHLB advances	Income	3,088	1,450	552	442	142	125	125	252
Jr. subordinated debentures	Income	452	78	57	57	57	57	57	89

Net interest income			2,195	1,672	1,512	1,218	831	712	1,587
Non-interest income/expense:
Core deposit intangible	Expense	2,127	176	323	287	255	226	201	659
Premises and equipment	Expense	2,084	46	93	93	93	93	93	1,567
Other liabilities	Income	(116)	––	(38)	(38)	(39)	––	––	––

Net non-interest expense			222	378	3429	309	319	294	2,226
Change in pretax income			$1,973	$1,294	$1,170	$909	$512	$418	(639)

PROVISION FOR LOAN AND LEASE LOSSES

Loans acquired in the Merger

In accordance with GAAP, the loans acquired from FKF were recorded at their fair value with no carryover of the previously associated allowance for loan loss. As a result, loans acquired from FKF are not factored into the calculation of the allowance unless or until their credit quality declines below the level present at acquisition.

In connection with the Merger, certain loans were acquired which exhibited deteriorated credit quality since origination and for which the Bank does not expect to collect all contractual payments. Accounting for these purchased credit-impaired loans is done in accordance with ASC 310-30 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”. The loans were recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

Management evaluates purchased credit-impaired loans individually for further impairment. The balance of the Bank’s loan and lease portfolio is evaluated on either an individual basis or on a collective basis for impairment. Refer to Notes 5-G and 5-H in the Notes to Consolidated Financial Statements for a more information regarding the Bank’s impaired loans and leases.

General Discussion of the Allowance for Loan and Lease Losses

The Corporation uses the allowance method of accounting for credit losses. The balance of the allowance for loan and lease losses is determined based on the Corporation’s review and evaluation of the loan and lease portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including the Corporation’s assumptions as to future delinquencies, recoveries and losses.

Increases to the allowance are implemented through a corresponding provision (expense) in the Corporation’s statement of income. Loans and leases deemed uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

While the Corporation considers the allowance to be adequate, based on information currently available, future additions to the allowance may be necessary due to changes in economic conditions or the Corporation’s assumptions as to future delinquencies, recoveries and losses and the Corporation’s intent with regard to the disposition of loans. In addition, the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia, as an integral part of their examination process, periodically review the Corporation’s allowance.

The Corporation’s allowance is the accumulation of four components that are calculated based on various independent methodologies. All components of the allowance are based on Management’s estimates. These estimates are summarized earlier in this document under the heading “Critical Accounting Policies, Judgments and Estimates”.

The four components of the Allowance are as follows:

•	Specific Loan Evaluation Component – Includes the specific evaluation of larger classified loans

•	Historical Charge-Off Component – Applies a rolling, three-year historical charge-off rate to pools of non-classified loans

•

Additional Factors Component – The loan and lease portfolios are broken down into multiple homogenous sub classifications, upon which multiple factors (such as delinquency trends, economic conditions, loan terms, credit grade, state of origination, industry, other relevant information and regulatory environment) are evaluated, resulting in an allowance amount for each of the sub classifications. The sum of these amounts comprises the Additional Factors Component.

•	Unallocated Component – This amount represents a reserve against all loans for factors not included in the components mentioned above.

As part of the process of allocating the allowance to the different segments of the loan and lease portfolio, Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by both in-house staff as well as external loan reviewers. The result of these reviews is reflected in the risk grade assigned to each loan. These internally assigned grades are as follows:

•	Pass – Loans considered to be satisfactory with no indications of deterioration.

•

Special mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard – Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Consumer credit exposure, which includes residential mortgages, home equity lines and loans, leases and consumer loans, are assigned a credit risk profile based on payment activity.

Refer to Note 5-G in the Notes to Consolidated Financial Statements for details regarding credit quality indicators associated with the bank’s loan and lease portfolio.

Portfolio Segmentation – The Corporation’s loan and lease portfolio is divided into specific segments of loans and leases having similar characteristics. These segments are as follows:

•	Commercial mortgage

•	Home equity lines and loans

•	Residential mortgage

•	Construction

•	Commercial and industrial

•	Consumer

•	Leases

Refer to Note 5 in the Notes to Consolidated Financial Statements for the details of the Bank’s loan and lease portfolio, broken down by portfolio segment.

Impairment Measurement – In accordance with guidance provided by ASC 310-10, “Accounting by Creditors for Impairment of a Loan”, Management employs one of three methods to determine and measure impairment:

•	the Present Value of Future Cash Flow Method;

•	the Fair Value of Collateral Method;

•	the Observable Market Price of a Loan Method.

To perform an impairment analysis, the Corporation reviews a loan’s internally assigned grade, its outstanding balance, guarantors, collateral, strategy, and a current report of the action being implemented.

Based on the nature of the specific loans, one of the impairment methods is chosen for the respective loan and any impairment is determined, based on criteria established in ASC 310-10.

Troubled Debt Restructurings (“TDR”s) - The Corporation follows guidance provided by ASC 310-40, “Troubled Debt Restructurings by Creditors.” A restructuring of a debt constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider in the normal course of business. A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest. If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Corporation will make the necessary disclosures related to the TDR. In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty. This type of modification is not considered to be a TDR. Once a loan or lease has been modified and is considered a TDR, it is reported as an impaired loan or lease. If the loan or lease deemed a TDR has performed for at least six months at the level prescribed by the modification, it is not considered to be non-performing; however, it will generally continue to be reported as impaired. Loans and leases that have performed for at least six months are reported as TDRs in compliance with modified terms.

Refer to Notes 5-C and 5-H in the Notes to Consolidated Financial Statements for more information regarding the Bank’s TDRs.

Charge-off Policy - The Bank’s charge-off policy is that, on a periodic basis, not less often than quarterly, delinquent and non-performing loans that exceed the following limits are considered for charge-off:

•	Open-ended consumer loans exceeding 180 days past due.

•	Closed-ended consumer loans exceeding 120 days past due.

•	All commercial/business purpose loans exceeding 180 days past due.

•	All leases exceeding 120 days past due.

Any other loan or lease, for which Management has reason to believe collectibility is unlikely, and for which sufficient collateral does not exist, is also charged off.

Refer to Notes 5-G in the Notes to Consolidated Financial Statements for more information regarding the Bank’s charge-offs

Asset Quality and Analysis of Credit Risk

As of December 31, 2010, credit quality on the overall loan and lease portfolio remains stable as total non-performing loans and leases of $9.5 million represents 79 basis points of portfolio loans and leases, as compared to 78 basis points or $6.9 million at December 31, 2009. The increase in the non-performing loans and leases from $6.9 million as of December 31, 2009 to $9.8 million as of December 31, 2010 is related to a $2.0 million increase in non-performing residential mortgage loans, a $469 thousand increase in non-performing commercial and industrial loans, a $362 thousand increase in non-performing home equity loans and lines, and a $452 thousand increase in non-performing commercial mortgage loans. These increases were partially offset by a $393 thousand decrease in non-performing construction loans. As of December 31, 2010, these changes include $2.5 million of loans acquired in the Merger.

The provision for loan and lease losses for the twelve month periods ended December 31, 2010, 2009 and 2008 was $9.9 million, $6.9 million and $5.6 million, respectively. As of December 31, 2010, the allowance for loan and lease losses of $10.3 million represents 0.86% of portfolio loans and leases, as compared to the allowance, as of December 31, 2009, of $10.4 million, which represented 1.18% of portfolio loans and leases as of that date. The decrease in the allowance as a percentage of portfolio loans and leases from December 31, 2009 to December 31, 2010 reflects the effect of the acquisition of $274.5 million of loans from FKF, which, in accordance with GAAP, were recorded at their fair values with no carryover of their associated allowance. No additional provision was recorded related to the acquired loans.

As of December 31, 2010, the Corporation had OREO valued at $2.5 million, as compared to $1.0 million as of December 31, 2009. Included in the balance as of December 31, 2010, were four properties, totaling $1.3 million that resulted from the foreclosure of loans acquired in the Merger. All properties are recorded at their fair value less cost to sell.

As of December 31, 2010, the Corporation had $6.6 million of TDR’s, of which $4.7 million are in compliance with the modified terms, and hence, excluded from non-performing loans and leases. As of December 31, 2009, the Corporation had $3.9 million of TDR’s, of which $1.9 million were in compliance with the modified terms, and as such, were excluded from non-performing loans and leases.

As of December 31, 2010, the Corporation had $13.4 million of impaired loans and leases which includes $6.6 million of TDRs. Impaired loans and leases are those for which it is probable that the Corporation will not be able to collect all scheduled principal and interest in accordance with the original terms of the loans and leases. Impaired loans and leases as of December 31, 2009 totaled $6.2 million. Refer to Notes 5-H in the Notes to Consolidated Financial Statements for more information regarding the Bank’s impaired loans and leases.

The Corporation continues to be diligent in its credit underwriting process and very proactive with its loan review process, including the services of an independent outside loan review firm, which helps identify developing credit issues. These proactive steps include the procurement of additional collateral (preferably outside the current loan structure) whenever possible and frequent contact with the borrower. Management believes that timely identification of credit issues and appropriate actions early in the process serve to mitigate overall losses.

The list below identifies certain key characteristics of the Corporation’s loan and lease portfolio. Refer to the loan and lease portfolio tables in Note 5 in the Notes to Consolidated Financial Statements for further details.

•

Portfolio Loans and Leases – The Corporation’s $1.2 billion loan portfolio is predominantly based in the Corporation’s traditional market areas of Chester, Delaware and Montgomery counties of Pennsylvania and in the greater Philadelphia area which have not experienced the real estate price appreciation and subsequent decline that many other areas of the country have experienced. However, this area is not immune from these tough economic times. The Corporation has observed a slow-down in new construction in the local area and some home value reductions, but this has not had a significant impact on the Corporation’s loan quality ratios relative to the loan portfolio.

•

Concentrations – The Corporation has a significant portion of its portfolio loans (excluding leases) in real estate-related loans. As of December 31, 2010, loans secured by real estate were $909.9 million or 75.7% of the total loan portfolio of $1.20 billion.

A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is within Pennsylvania. Management is aware of this concentration and mitigates this risk to the extent possible in many ways, including the underwriting and assessment of the borrower’s capacity to repay, equity in the underlying real estate collateral and a review of a borrower’s global cash flows. The Corporation has recourse against a substantial majority of the loans in the portfolio.

•

Construction – The construction portfolio of $45.4 million accounts for 3.8% of the total loan and lease portfolio at December 31, 2010, an increase of $7.0 million from $38.4 million as of December 31, 2009.

The Bank’s construction portfolio, which consists of residential site development loans, commercial construction loans and loans for construction of individual homes, had a delinquency rate, as of December 31, 2010, of 4.25%, as compared to a delinquency rate of 8.28% as of December 31, 2009.

•

Residential Mortgages – Residential mortgage loans were $262.0 million as of December 31, 2010, an increase of $151.3 million from the $110.7 million at December 31, 2009. This increase is largely attributable to the loans acquired in the Merger and the Corporation’s decision to retain in its portfolio, rather than sell to Fannie Mae, a larger portion of the residential mortgages originated during the twelve months ended December 31, 2010, than were sold during the same period in 2009. The residential mortgage portfolio had a delinquency rate of 1.50% as of December 31, 2010 as compared to 2.59% as of December 31, 2009. The Corporation believes it is well protected with its collateral position on this portfolio. The residential mortgage segment accounts for 21.9% of the total loan and lease portfolio as of December 31, 2010.

•

Commercial Mortgages – The performance in the $385.6 million commercial mortgage portfolio, representing 32.2% of the total loan and lease portfolio, as of December 31, 2010, is stable. This segment of the Bank’s loan and lease portfolio grew $120.6 million, or 45.5%, from December 31, 2009. This increase is largely attributable to the loans acquired in the Merger, as well as organic growth. The delinquency rate in the portfolio as of December 31, 2010 was 0.58% as compared to 0.60% as of December 31, 2009. The borrowers comprising this segment of the portfolio generally have strong, global cash flows which have remained stable in this tough economic environment.

•

Commercial and Industrial – The performance in the $239.3 million commercial and industrial portfolio, representing 20.0% of the total loan and lease portfolio at December 31, 2010, remains stable with a delinquency rate of approximately 1.20%. This segment of the total loan and lease portfolio increased 2.6% or $6.1 million from December 31, 2009, largely due to loans acquired in the Merger, and consists of loans to privately held institutions, family businesses, non-profit institutions and private banking relationships. While certain of these loans are collateralized by real estate, others are collateralized by non-real estate business assets, including accounts receivable and inventory.

•

Home Equity Loans and Lines of Credit – The Home equity loans and lines of credit portfolio has increased $38.8 million or 21.8% from $178.1 million at December 31, 2009 to $216.9 million at December 31, 2010, largely due to the loans acquired in the Merger. The delinquency level in the portfolio is 1.35% at December 31, 2010, as compared to 0.96% as of December 31, 2009. The segment represents 18.1% of the total loan and lease portfolio as of December 31, 2010.

•

Consumer loans – The Corporation’s portfolio of consumer loans was $12.2 million as of December 31, 2010, a slight decrease of $277 thousand from the $12.5 million at December 31, 2009. The consumer portfolio had a delinquency rate of 0.47% as of December 31, 2010 as compared to 0.63% as of December 31, 2009.

•

Leasing – As of December 31, 2010, the Corporation’s $35.4 million national leasing portfolio consists of over 3,550 equipment financing leases to customers with initial lease terms of 24 to 60 months and yields significantly higher than other loans in the Corporation’s portfolio. Approximately 56% of the Corporation’s leases are in 7 states, with California accounting for the largest percentage of approximately 13%.

The lease portfolio balance as of December 31, 2010 was down $12.4 million, to $35.4 million from $47.8 million as of December 31, 2009. As of December 31, 2010, the lease portfolio made up 3.0% of the total loan and lease portfolio as compared to 5.4% as of December 31, 2009. The rate of growth within the leasing portfolio has been intentionally reduced and tighter underwriting standards have been implemented over the past 24 months which has helped reduce lease delinquencies from 3.4% at December 31, 2009 to 2.0% at December 31, 2010. During 2008 and 2009, in order to mitigate further potential losses, the Corporation reduced the number of broker relationships, curtailed lease originations in certain geographic regions, reduced the maximum dollar amount of each lease and made changes to equipment categories that qualify for new originations. These adjustments improved overall lease portfolio performance as net charge-offs declined each quarter since December 31, 2009. Net charge-offs were $763 thousand in the fourth quarter of 2009 as compared to $199 thousand in the fourth quarter of 2010.

Non-Performing Assets, TDRs and Related Ratios As of or For the Twelve Months Ended December 31,

(dollars in thousands)	2010	2009	2008	2007	2006
Non-accrual loans and leases	$9,497	$6,246	$5,303	$747	$704
Loans 90 days or more past due and still accruing	10	668	504	1,263	119

Total non-performing loans and leases	9,507	6,914	5,807	2,010	823
Other real estate owned (“OREO”)	2,527	1,025	—	—	—

Total non-performing assets	$12,034	$7,939	$5,807	$2,010	$823

Troubled debt restructurings (“TDR”s) included in non-performing assets	$1,879	2,274	—	—	—
TDRs in compliance with modified terms	4,693	1,622	—	—	—

Total TDRs	$6,572	3,896	—	—	—

Allowance for loan and lease losses to non-performing loans and leases	108.1%	150.8%	177.9%	404.1%	986.9%
Non-performing loans and leases to total loans and leases	0.79%	0.78%	0.65%	0.25%	0.12%
Allowance for loan losses to total portfolio loans and leases	0.86%	1.18%	1.15%	1.01%	1.19%
Allowance for loan losses to total originated portfolio loans and leases(1)	1.08%	1.18%	1.15%	1.01%	1.19%
Non-performing assets to total assets	0.69%	0.64%	0.50%	0.20%	0.10%
Net loan and lease charge-offs/average loans and leases	0.96%	0.77%	0.40%	0.12%	0.02%
Net loan charge-offs/average loans	0.83%	0.29%	0.00%	0.05%	0.02%
Net lease charge-offs/average leases	4.24%	8.05%	6.24%	1.97%	0.00%
Period end portfolio loans and leases	$1,196,717	$885,739	$899,577	$802,925	$681,291
Average portfolio loans and leases	$1,037,158	$882,956	$851,752	$740,694	$636,286
Allowance for loan and lease losses	$10,275	$10,424	$10,332	$8,124	$8,122

(1)	A non-GAAP measure that excludes loans and leases acquired in the Merger as detailed on page 23 of Management’s Discussion and Analysis of Financial Condition and Results of Operations under “Non-GAAP Financial Measure Reconciliation.”

Summary of Changes in the Allowance for Loan and Lease Losses

(dollars in thousands)	2010	2009	2008	2007	2006
Balance, January 1	$10,424	$10,332	$8,124	$8,122	$7,402
Charge-offs:
Consumer	(456)	(45)	(72)	(396)	(31)
Commercial and industrial	(7,019)	(1,933)	(4)	(41)	—
Real estate	(689)	(53)	—	—	(120)
Construction	(135)	(382)
Leases	(2,395)	(4,957)	(3,540)	(599)	—

Total charge-offs	(10,694)	(7,370)	(3,616)	(1,036)	(151)
Recoveries:
Consumer	2	8	28	22	34
Commercial and industrial	—	—	—	46	3
Real estate	15	1	24	15	2
Leases	674	569	176	64	—

Total Recoveries	691	578	228	147	39

Net charge-offs	(10,003)	(6,792)	(3,388)	(889)	(112)
Provision for loan and lease losses	9,854	6,884	5,596	891	832

Balance, December 31	$10,275	$10,424	$10,332	$8,124	$8,122

Allocation of Allowance for Loan and Lease Losses

The following table sets forth an allocation of the allowance for loan and lease losses by category. The specific allocations in any particular category may be changed in the future to reflect then current conditions. Accordingly, the Corporation considers the entire allowance to be available to absorb losses in any category.

	December 31,
	2010		2009		2008		2007		2006
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$3,565	20.0%	$3,801	26.3%	$3,093	26.3%	$2,636	26.4%	$2,161	25.7%
Real estate – construction	633	3.8	652	4.4	1,061	6.5	850	8.3	950	11.0
Real estate – mortgage	4,940	72.2	3,952	62.5	4,154	59.7	3,727	58.7	4,448	60.9
Consumer	115	1.0	125	1.4	70	0.9	62	1.0	77	1.4
Leases	766	3.0	1,403	5.4	1,894	6.6	789	5.6	140	1.0
Unallocated	256	—	491	—	60	—	60	—	346	—

Total	$10,275	100%	$10,424	100%	$10,332	100%	$8,124	100%	$8,122	100%

NON-INTEREST INCOME

2010 Compared to 2009

For the twelve months ended December 31, 2010, non-interest income was $29.4 million, an increase of $905 thousand or 3.2% from the $28.5 million for the same period in 2009. The primary factors for this increase were the fees for wealth management services of $15.5 million, an increase of $1.3 million, or 9.3% as compared to $14.2 million for the same period in 2009. Gain on the sale of investment securities available for sale of $2.5 million, for the twelve months ended December 31, 2010, an increase of $549 thousand, or 29.6% above the $1.9 million from the same period in 2009 and $2.3 million of service charges on deposits, a $356 thousand, or 18.3% increase from the $2.0 million for the same period in 2009, also contributed to the increase. Partially offsetting these increases was a decrease in the gain on the sale of residential mortgage loans for the twelve months ended December 31, 2010 of $1.3 million, to $4.7 million, as compared to $6.0 million for the same period in 2009.

The increase in Wealth Management fees is directly related to the $541 million increase in wealth assets under management, administration and supervision during 2010 to $3.4 billion, as of December 31, 2010, from $2.9 billion as of December 31, 2009. This increase is due largely to the success of new initiatives within the division and asset appreciation resulting from improvements in the financial markets

The increase in the gain on sale of investments is the result of the Management’s decision to adjust the investment portfolio mix, while the increase in service charges on deposit accounts is largely due to the addition of the eight full-service branches acquired in the Merger, along with other increased deposit activity. The decrease in the gain on sale of residential mortgage loans for the twelve months ended December 31, 2010, as compared to the same period in 2009 was due to decreased origination activity in 2010 as compared to 2009 related to the rate environment, as well as Management’s decision to retain, in its portfolio, a larger portion of the residential mortgage loans originated during the twelve months ended December 31, 2010, rather than sell them to Fannie Mae, as compared to the same period in 2009. The value of mortgages originated for resale (servicing retained and servicing released) in 2010 of $157.6 million was 42.3% lower than the $273.0 million originated for resale in 2009.

2009 Compared to 2008

For the twelve months ended December 31, 2009, non-interest income was $28.5 million, an increase of $7.0 million, or 32.6%, as compared to the $21.5 million for the same period in 2008. The primary factors for this increase were the gain on the sale of residential mortgage loans of $6.0 million for the twelve months ended December 31, 2009, an increase of $4.7 million as compared the $1.3 million recorded for the same period in 2008, along with and a $1.9 million gain on the sale of investments for the twelve months ended December 31, 2009, an increase of $1.7 million from the $230 thousand recorded for the same period in 2008. Fees for Wealth Management services of $14.2 million for the twelve months ended December 31, 2009, were $336 thousand, or 2.4% above the $13.8 million recorded for the same period in 2008, due primarily to a full year of revenue for Lau Associates and The Bryn Mawr Trust Company of Delaware along with the success of the newly established BMT Asset Management.

NON-INTEREST EXPENSE

2010 Compared to 2009

Non-interest expense for the twelve months ended December 31, 2010, was $58.0 million, an increase of $11.4 million, or 24.6%, as compared to the same period in 2009, partially due to the $5.7 million due diligence and merger-related expenses. Merger-related expenses consisted primarily of investment banking, legal, employee severance, systems conversion cost and vendor termination fees. In addition, salaries and wages for the twelve months ended December 31, 2010 increased $2.6 million, or 11.5%, as compared to the same period in 2009 due to the addition of FKF’s eight full-service branch locations. Increases in the other expense categories are a direct result of the Merger. These include FDIC expense, occupancy, furniture, fixture and equipment and other operating expenses. FDIC expense increased $317 thousand or, 25.6%, to $1.6 million for the twelve months ended December 31, 2010, as compared to $1.2 million for the same period in 2009. Occupancy expense increased $620 thousand, or 17.0%, to $4.3 million for the twelve months ended December 31, 2010, as compared to $3.6 million for the same period in 2009. Furniture, fixture and equipment expenses increased $371 thousand, or 15.4%, to $2.8 million for the twelve months ended December 31, 2010, as compared to $2.4 million for the same period in 2009. Other operating expenses, which also increased as a result of increased processing cost due to the Merger, are detailed in Note 21 in the Notes to Consolidated Financial Statements.

2009 Compared to 2008

For the twelve months ended December 31, 2009, non-interest expense was $46.5 million, an increase of $7.9 million or 20.9% as compared to $38.7 million for the same period in 2008. Primary factors contributing to this increase include related support costs associated with residential mortgage originations, the opening of our West Chester Regional Banking Center on January 1, 2009 and FDIC insurance costs rising $1.3 million, or 275.8% for the twelve months ended December 31, 2009 from $472 thousand for the same period in 2008. The FDIC insurance cost includes a one-time special assessment of $540 thousand. Professional fees increased $458 thousand, or 29.5%, to $2.0 million for the twelve months ended December 31, 2009, as compared to $1.6 million, for the same period in 2008. Due diligence and merger related expenses for the twelve months ended December 31, 2009 increased $460 thousand to $616 thousand from $156 for the same period in 2008. Much of this increase is directly related to expenses associated with the Merger.

Amortization of mortgage servicing rights for the twelve months ended December 31, 2009 increased by $486 thousand, or 132.4%, to $853 thousand, from the $367 thousand recorded for the same period in 2008. This increase was directly related to the increased refinancing activity that occurred in 2009 as a result of the low interest rate environment.

INCOME TAXES

Income taxes for the twelve months ended December 31, 2010 were $4.5 million as compared to $5.5 million and $5.0 million for the same periods in 2009 and 2008, respectively. The effective tax rate for the twelve month periods ended December 31, 2010, 2009 and 2008 was 33.0%, 34.7% and 35.0%, respectively. The decrease in the effective tax rate for the twelve months ended December 31, 2010, as compared to the rate for the same period in 2009, was due to an increase in the level of tax-free income from municipal investment securities, bank owned life insurance, and the utilization of a capital loss carry-forward and other items. The decrease in the effective tax rate for the twelve months ended December 31, 2009, as compared to the rate for the same period in 2008, was due to an increase in the level of tax-free income from municipal investment securities.

BALANCE SHEET ANALYSIS

Asset Changes

Total assets, as of December 31, 2010, increased $492.9 million to $1.7 billion from $1.2 billion as of December 31, 2009. This increase is largely the result of the Merger.

Investment Portfolio - The investment securities portfolio, as of December 31, 2010, increased $108.8 million or 52.3% to $317.1 million from $208.2 million as of December 31, 2009. In addition to the effect of the Merger, continued deposit inflows during 2010 resulted in the purchase of additional short term investment securities. The investment securities portfolio as of December 31, 2010 was 18.3% of total assets, which provides the Corporation with liquidity and the opportunity to borrow additional funds, if needed, from the FHLB.

The following table details the maturity and weighted average coupon rate of the investment portfolio(2):

(dollars in thousands)	Maturing During 2011	Maturing From 2012 Through 2015	Maturing From 2016 Through 2020	Maturing After 2021	Total
Obligations of the U.S. Government and agencies:
Book value	$2,019	$85,030	$64,277	$9,986	$161,312
Weighted average coupon	2.10%	1.75%	3.19%	4.76%	2.51%
State and political subdivisions:
Book value	$3,854	$10,571	$11,478	$6,110	$32,013
Weighted average coupon	2.08%	2.87%	4.65%	4.09%	3.65%
Corporate bonds:
Book value	$—	$7,498	$3,305	$—	$10,803
Weighted average coupon	0.00%	4.19%	4.60%	0.00%	4.31%
Other investment securities:
Book value	$350	$1,400	$—	$—	$1,750
Weighted average coupon	4.75%	1.78%	0.00%	0.00%	2.37%

Subtotal book value	$6,223	$104,499	$79,060	$16,096	$205,878
Weighted average coupon	2.24%	2.04%	3.46%	4.51%	2.78%
Mortgage backed securities(1)
Book value	$943	$4,608	$21,457	$47,967	$74,975
Weighted average coupon	4.50	4.15%	4.58%	3.86%	4.09%

Total book value	$7,166	$109,107	$100,517	$64,063	$280,853

Weighted average coupon	2.54%	2.13%	3.70%	4.02%	3.13%

(1)

Mortgage backed securities are included in the above table based on their contractual maturity. However, mortgage backed securities, by design, have scheduled monthly principal payments which are not reflected in this table.

(2)

Excluded from the above table is the Corporation’s $34.5 million book value investment in bond mutual funds, which have no stated maturity or constant stated coupon rate, as well as the Corporation’s $243 thousand investment in an equity security.

Portfolio Loans and Leases - The loan and lease portfolio, as of December 31, 2010, increased $311.0 million or 35.1% to $1.196 billion from $885.7 million as of December 31, 2009, largely as a result of the Merger and new business development initiatives. The loan and lease portfolio, excluding leases, increased $323.3 million or 38.6% to $1.16 billion as of December 31, 2010, as compared to $839.0 million as of December 31, 2009. Within the loan portfolio, as of December 31, 2010, as compared to December 31, 2009, commercial and industrial loans increased $6.0 million, or 2.6%, commercial mortgages increased $120.6 million, or 45.5%, residential mortgages increased $151.3 million, or 136.8%, and home equity loans and leases increased $39.0 million or 21.9%. Partially offsetting these increases, the lease portfolio declined $12.4 million or 25.9% during 2010. As of December 31, 2010, the lease portfolio was 3.0% of total loans and leases, as compared to 5.4% as of December 31, 2009. Higher credit standards and other underwriting changes contributed to a reduction in new lease volume, resulting in lower net lease balances as of December 31, 2010, as compared to December 31, 2009.

A breakdown of the loan portfolio by major categories as of December 31, for each of the last five years is as follows:

	December 31,
(dollars in thousands)	2010	2009	2008	2007	2006
Commercial mortgage	$385,615	$265,023	$249,730	$224,510	$198,407
Home equity lines & loans	216,853	178,103	154,576	123,293	113,068
Residential mortgage	261,983	110,653	132,536	121,313	103,572
Construction	45,403	38,444	58,446	66,901	74,798
Commercial & industrial	239,266	233,288	236,469	213,834	175,278
Consumer	12,200	12,477	8,518	7,990	9,156
Leases	35,397	47,751	59,302	45,084	7,012

Total portfolio loans and leases	1,196,717	885,739	899,577	802,925	681,291

Loans held for sale	4,838	3,007	3,024	5,125	3,726

	$1,201,555	$888,746	$902,601	$808,050	$685,017

The following table summarizes the loan maturity distribution and interest rate sensitivity as of December 31, 2010. Excluded from the table are residential mortgage, home equity lines and loans and consumer loans:

(dollars in thousands)	Maturing During 2011	Maturing From 2012 Through 2015	Maturing After 2015	Total
Loan Portfolio Maturity:
Commercial and industrial	$99,843	$87,309	$52,114	$239,266
Construction	32,341	13,062	—	45,403
Commercial mortgage	8,065	149,452	228,098	385,615
Leases	2,982	32,391	24	35,397

Total	$143,231	$282,214	$280,236	$705,681

Interest sensitivity on the above loans:
Loans with predetermined rates	$18,046	$215,388	$78,736	$312,170
Loans with adjustable or floating rates	125,185	66,826	201,500	393,511

Total	$143,231	$282,214	$280,236	$705,681

Additionally, increases as of December 31, 2010, as compared to December 31, 2009, in premises and equipment of $7.7 million, or 36.0%, in bank owned life insurance of $19.0 million, or 100%, in FHLB stock of $6.3 million, or 79.7%, and in deferred income taxes of $9.6 million, or 191.5%, are primarily a result of the Merger.

The increase in goodwill and other intangible assets of $13.0 million or 109.2% to $24.7 million as of December 31, 2010, as compared to December 31, 2009, is largely the result of the Merger along with the earn-out payment in connection with the purchase of Lau Associates, partially offset by the amortization of certain identifiable intangibles. See Note 3 in the Notes to Consolidated Financial Statements, for additional details.

Mortgage servicing rights increased $876 thousand, or 27.5%, to $4.9 million as of December 31, 2010, from $4.1 million as of December 31, 2009. This increase is primarily the result of MSRs acquired in the Merger, additional volume in loans sold with servicing retained, as well as the partial recovery of temporary impairment of MSRs during the twelve months ended December 31, 2010.

Liability Changes

Total liabilities as of December 31, 2010 increased $435.5 million, or 38.4%, to $1.570 billion, from $1.134 billion as of December 31, 2009. The increase was primarily due to the Merger, but also contributing to this increase was an inflow of deposits from existing customers.

Deposits - Total deposits increased $403.5 million or 43.0% to $1.34 billion as of December 31, 2010 from $937.9 million as of December 31, 2009. Core deposits (total deposits less wholesale deposits), which include market rate certificates of deposits and demand accounts, increased $374.5 million, while wholesale deposits increased $29.0 million, as of December 31, 2010, as compared to December 31, 2009.

A breakdown of the deposits by major categories at December 31, for each of the last five years is as follows:

(dollars in thousands)	2010	2009	2008	2007	2006
Interest-bearing checking	$234,107	$151,432	$135,513	$137,486	$143,742
Money market	327,824	229,836	142,707	114,310	111,338
Savings	134,163	101,719	54,333	36,181	40,441
Other wholesale deposits	80,112	52,174	30,185	—	—
Wholesale time deposits	37,201	36,118	120,761	129,820	19,976
Time deposits	245,669	153,705	211,542	203,462	200,446

Interest-bearing deposits	$1,059,076	$724,984	$695,041	$621,259	$515,943
Non-interest-bearing deposits	282,356	212,903	174,449	228,269	198,546

Total deposits	$1,341,432	$937,887	$869,490	$849,528	$714,489

Borrowings - Short-term and other borrowings, which include repurchase agreements, FHLB advances and a commercial mortgage loan, increased to $170.2 million as of December 31, 2010, a $23.3 million increase, as compared to December 31, 2009. This increase is primarily due to the $105.7 million of FHLB advances acquired in the Merger, substantially offset by repayment of maturing advances. During 2010, as FHLB advances matured, they were not replaced. The growth in deposits combined with the sluggish loan demand did not necessitate any additional advances. See the Liquidity Section of Management’s Discussion and Analysis on page 22 for further details on the Corporation’s FHLB available borrowing capacity.

Debentures - As of December 31, 2010 the Corporation had $12.0 million of junior subordinated debentures and $22.5 million of subordinated debentures, as compared to $22.5 million of subordinated debentures as of December 31, 2009. The addition of the $12.0 million of junior subordinated debentures was the result of the Merger. Refer to Note 12 in the Notes to Consolidated Financial Statements for further information.

DISCUSSION OF SEGMENTS

The Corporation has three principal segments (Residential Mortgage, Wealth Management, and Banking) as defined by FASB ASC 280 – “Segment Reporting”. These segments are discussed below. Detailed segment information appears in Note 28 in the accompanying Consolidated Financial Statements.

Residential Mortgage Segment Activity

All activity is for each of the last three years ending December 31:

(dollars in thousands)	2010	2009	2008
Residential loans held in portfolio(1)	$261,983	$110,653	$132,536
Mortgage originations	221,904	291,613	109,219
Mortgage loans sold:
Servicing retained	$148,418	$266,759	$43,575
Servicing released	8,028	6,222	34,259

Total mortgage loans sold	$156,446	$272,981	$77,834

Percentage of mortgage loans sold:
Servicing retained %	94.9%	97.7%	56.0%
Servicing released %	5.1%	2.3%	44.0%
Loans serviced for others(1)	$605,485	$514,875	$350,199
Mortgage servicing rights(1)	$4,925	$4,059	$2,205
Gain on sale of loans	$4,718	$6,012	$1,275
Loans servicing & late fees	$1,626	$1,387	$1,194
Amortization of MSRs	$923	$853	$367
Impairment/(Recovery) of MSRs	$30	$(137)	$668
Basis point gain on loans sold	302	220	164

(1)	Period end balance

The Mortgage Banking Segment’s pre-tax segment profit (“PTSP”) of $2.8 million in for the twelve months ended December 31, 2010 decreased by $1.0 million from the PTSP of $3.8 million for the same period in 2009 due primarily to a $1.3 million decrease in gain on sale of residential mortgage loans, partially offset by a $492 thousand decrease in salaries and wages expense for the twelve months ended December 31, 2010, as compared to the same period in 2009. The decline in gain on sale of residential mortgages was directly related to a 42.3% reduction in the volume of residential mortgage loans originated for resale during the twelve months ended December 31, 2010, as the refinancing activity subsided from the high levels seen in 2009. However, the gain in terms of basis points increased for the twelve months ended December 31, 2010, as compared to the same period in each of the prior two years. This was largely due to the higher rates paid by Fannie Mae, which were driven by market conditions.

The Mortgage Banking Segment had a very strong year in 2009 with a PTSP of $3.8 million, as compared to a pre-tax segment loss (“PTSL”) of $198 thousand for the same period in 2008. This increase was due primarily to a $4.7 million increase in gain on sale of residential mortgage loans during the twelve months ended December 31, 2009, as compared to the same period in 2008. The low interest rate environment during 2009 caused mortgage originations to rise 167% for the twelve months ended December 31, 2009, as compared to the same period in 2008.

Mortgage originations for the twelve months ended December 31, 2010 were $221.9 million, a decrease of $52.2 million from the $291.6 million originated during the same period in 2009 and an increase of $130.2 million from the $109.2 million originated during the twelve months ended December 31, 2008. The value of mortgages originated for resale (servicing retained and servicing released) in 2010 of $157.6 million was 42.3% lower than the $273.0 million originated for resale in 2009 and $83.1 million higher than the $74.5 million originated for resale in 2008. These totals are reflective of the changing interest rate environment which made refinancing of mortgage loans more attractive during 2009 and 2010, as compared to 2008. In addition, tax incentives related to first-time homebuyers accounted for additional increases in originations. Furthermore, the Corporation’s decision to retain in its portfolio a larger portion of the residential mortgages originated during the twelve months ended December 31, 2010 than it did in 2009, as opposed to selling them to Fannie Mae, contributed to the decrease in gain on sale of mortgages for the twelve months ended December 31, 2010, as compared to the same period in 2009.

Wealth Management Segment Activity

The Wealth Management Segment reported a 2010 PTSP of $4.5 million, a $655 thousand or 16.9% million increase over 2009. The increase in PTSP was primarily due to a $1.3 million or 9.3% increase in fees for Wealth Management services. The increase in Wealth Management segment revenue for 2010 as compared to 2009 was due largely to the success of new initiatives within the division and asset appreciation resulting from improvements in the financial markets.

The Wealth Management segment reported a 2009 PTSP of $3.9 million, a 29.0% or a $1.6 million decrease as compared to 2008. The decrease in PTSP was primarily due to a $2.0 million or 23.2% increase in Wealth Management Segment overall expense, due to the formation of The Bryn Mawr Trust Company of Delaware and the establishment of BMT Asset Management, partially offset by a $336 thousand or 2.4% increase in revenue.

Wealth Management assets under management, administration, supervision and brokerage were as follows:

	As of December 31,
(in millions)	2010	2009	200
Total wealth assets under management, administration, supervision and brokerage	$3,412.9	$2,871.2	$2,146.4

Banking Segment Activity

Banking segment data as presented in Note 28 in the accompanying Notes to Consolidated Financial Statements indicates a PTSP of $7.8 million in 2010, $9.0 million in 2009 and $9.9 million in 2008. See Components of Net Income earlier in this documentation for a discussion of the Banking Segment.

CAPITAL

Consolidated shareholder’s equity of the Corporation was $161.4 million, or 9.3% of total assets, as of December 31, 2010, as compared to $103.9 million, or 8.4% of total assets, as of December 31, 2009.

In June 2009, the Corporation filed a shelf registration statement (the “Shelf Registration Statement”) which allows the Corporation to raise additional capital through offers and sales of registered securities consisting of common stock, warrants to purchase common stock, stock purchase contracts or units consisting of any combination of the foregoing securities. Using the prospectus in the Shelf Registration Statement, together with applicable prospectus supplements, the Corporation may sell, from time to time, in one or more offerings, any amount of such securities in a dollar amount up to $90,000,000, in the aggregate.

On May 18, 2010, through a registered direct stock offering of securities registered in the Shelf Registration Statement, the Corporation issued 1,548,167 common shares, at a price of $17.00 per share, raising $24.7 million after deducting placement agent’s fees and other offering expenses.

In addition, in connection with the Merger, the Corporation issued 1,630,053 common shares, valued at $26.5 million, to former shareholders of FKF. These shares were registered on an S-4 registration statement filed by the Corporation in January 2010.

On July 20, 2009, the Corporation filed with the Securities and Exchange Commission a prospectus supplement in order to register 850,000 common shares of its stock under the Shelf Registration Statement in connection with a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows for the grant of a request for waiver (“RFW”) above the Plan maximum investment of $120 thousand per account per year. An RFW is granted based on a variety of factors, including the Corporation’s current and projected capital needs, prevailing market prices of the Corporation’s common stock and general economic and market conditions.

The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. For the twelve months ended December 31, 2010 and 2009, the Corporation issued 119,175 and 81,641 shares, respectively, and raised $2.0 million and $1.2 million, respectively, through the Plan.

In connection with the Merger with FKF, the Corporation acquired FKF Capital Trust I (the “Trust”), a trust formed under Delaware law that became an unconsolidated subsidiary of the Corporation. The Corporation owns all the common shares of the Trust, which totals $928 thousand, as of December 31, 2010 and is recorded in other investments in the Corporation’s Consolidated Balance Sheet. On August 21, 1997, the Trust issued $16.2 million of preferred securities (the “Preferred Securities”) at an interest rate of 9.7%, with a scheduled maturity of August 15, 2027. Simultaneously, the proceeds from the issue, along with $502 thousand cash were invested in junior subordinated debentures (the “Debentures”) that have been assumed by the Corporation. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Corporation. On November 15, 2001 and June 25, 2008, FKF purchased $3.5 million and $1.5 million, respectively, of the Preferred Securities. The net carrying value of the Debentures of $12.0 million contributes to both the Tier I and Tier II capital of the Corporation.

Also affecting regulatory capital ratios is the $9.7 million increase in goodwill recorded in connection with the Merger. In addition, under the terms of the Lau Associates acquisition, the Corporation has one remaining earn-out payment, which increases goodwill, due in the first quarter of 2012 (which will be recorded at the end of 2011), with the maximum purchase price not exceeding $19 million. As of December 31, 2010, $13.2 million has been accrued or paid for the Lau acquisition. Goodwill is excluded from capital in the calculation of the regulatory capital ratios. See Notes 1-U and Note 3 in the Notes to Consolidated Financial Statements for information on the Corporation’s treatment of goodwill and other intangible assets related to this transaction.

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

LIQUIDITY

The Corporation has significant sources and availability of liquidity at December 31, 2010 as discussed in this section. The liquidity position is managed on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. The Corporation’s primary liquidity is maintained by managing its deposits along with the utilization of purchased federal funds, borrowings from the FHLB and utilization of other wholesale funding sources. Secondary sources of liquidity include the sale of investment securities and certain loans in the secondary market.

Other wholesale funding sources include certificates of deposit from brokers, including CDARS, PLGIT, IND and IDC, generally available in blocks of $1.0 million or more. Funds obtained through these programs increased by approximately $37.6 million during 2010.

Maximum borrowing capacity with the FHLB as of December 31, 2010 was approximately $611.3 million, with an unused borrowing availability of approximately $444.8 million, and availability at the Federal Reserve was approximately $55.0 million. Overnight Fed Funds lines consist of lines from 6 banks totaling $75.0 million. Quarterly, ALCO reviews the Corporation’s liquidity needs and reports its findings to the Risk Management Committee of the Board of Directors.

As of December 31, 2010 the Corporation held approximately $14.2 million of FHLB stock. On December 23, 2008, the FHLB announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. There were no dividends paid on FHLB stock in 2010 or 2009, no repurchases of capital stock during the twelve months ended December 31, 2009 and only limited repurchases of capital stock during the same period in 2010. The Corporation’s use of FHLB borrowings as a source of funds is effectively more expensive due to the suspension of FHLB dividends and the related capital stock redemption restrictions. It should be noted that the FHLB capital ratios remained above regulatory guidelines. The suspension of dividends and repurchase of excess capital stock will continue until further notice by the FHLB.

On July 6, 2009, the Corporation entered into an agreement with IDC to provide up to $10 million of money market deposits at an agreed upon rate currently at 1.00%. The agreement with IDC was amended at the end of 2010, reducing the amount to $5 million. The Corporation had approximately $5.1 million in balances at December 31, 2010 under this program which are classified on the balance sheet as other wholesale deposits. The Corporation can request an increase in the agreement amount as it deems necessary.

The Corporation’s investment portfolio of $317.1 million at December 31, 2010 was approximately 18.3% of total assets. Some of these investments were in short-term, high-quality, liquid investments to earn more than the 25 basis points currently earned on Fed Funds. The Corporation’s policy is to keep the investment portfolio at a minimum of 10% of total assets. The investment portfolio provides the Corporation with the opportunity to utilize the securities to borrow additional funds through the FHLB, Federal Reserve or through other repurchase agreements.

The Corporation continually evaluates the capacity and the cost of continuing to fund earning asset growth with wholesale deposits. The Corporation believes that it has sufficient capacity to fund expected 2011 earning asset growth with wholesale sources, along with deposit growth from its expanded branch system.

In November 2010, the Federal Deposit Insurance Corporation, (“FDIC”) approved Section 343 of the Dodd-Frank Act providing temporary unlimited coverage for non-interest-bearing transaction accounts. This coverage became effective December 31, 2010 and will end on December 31, 2012. Excluded from this coverage are negotiable orders of withdrawal (“NOW”) accounts and interest on lawyer trust accounts (“IOLTA”).

OFF BALANCE SHEET RISK

The following chart presents the off-balance sheet commitments of the Bank as of December 31, 2010, listed by dates of funding or payment:

(dollars in millions)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Unfunded loan commitments	$358.7	$243.6	$20.6	$15.3	$79.2
Standby letters of credit	27.2	13.0	14.0	0.2	—

Total	$385.9	$256.6	$34.6	$15.5	$79.2

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

CONTRACTUAL CASH OBLIGATIONS OF THE CORPORATION AS OF DECEMBER 31, 2010

(dollars in millions)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Deposits without a stated maturity	$1,058.5	$1,058.5	$—	$—	$—
Wholesale and retail certificates of deposit	282.9	226.7	43.1	13.0	0.1
Subordinated debentures	22.5	—	—	—	22.5
Jr. subordinated debentures	12.0	—	—	—	12.0
Short-term borrowings	10.1	10.1	—	—	—
Other borrowings	160.1	63.7	70.6	2.3	23.5
Operating leases	26.5	1.8	3.6	3.1	18.0
Purchase obligations	6.1	2.0	1.9	1.5	0.7
Non-discretionary pension contributions	2.0	0.1	0.3	0.3	1.3

Total	$1,580.7	$1,362.9	$119.5	$20.2	$78.1

NON-GAAP FINANCIAL MEASURE RECONCILIATION

The Corporation believes the presentation of this non-GAAP financial measure provides useful supplemental information that is essential to an investor’s proper understanding of the financial condition of the Corporation. Management uses this non-GAAP financial measure in the analysis of the Corporation’s performance. This non-GAAP disclosure should not be viewed as a substitute for the financial measure determined in accordance with GAAP, nor is it necessarily comparable to a non-GAAP performance measure that may be presented by other companies. The reconciliation of the GAAP to non-GAAP measure is included in the table below:

	As of December 31, 2010
	GAAP Measure		Non-GAAP Measure
(dollars in thousands)	Total Portfolio Loans and Leases	Less: Loans Acquired in Merger	Total Originated Loans
Commercial mortgage	$385,615	$(70,993)	$314,622
Home equity lines & loans	216,853	(44,791)	172,062
Residential mortgage	261,983	(111,632)	150,351
Construction	45,403	(8,155)	37,248
Commercial & industrial	239,266	(8,108)	231,158
Consumer	12,200	(1,154)	11,046
Leases	35,397	—	35,397

Total	$1,196,717	$(244,833)	$951,884

Allowance for loan and lease losses	$10,275	$—	$10,275

Allowance as a percentage of loans and leases	0.86%	0.00%	1.08%

OTHER INFORMATION

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

On November 9, 2010, the FDIC approved proposed rules related to the calculation of the deposit insurance assessment. The proposal would shift the basis for the assessment away from an institution’s total domestic deposits, to its average total assets less average tangible equity. The FDIC is also proposing that the new assessment method be implemented, effective April 1, 2011. This shift in assessment basis would benefit community banks by placing more of the burden on the large, multi-national banks, which, until now, were only assessed on their domestic deposit base.

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

“Net Interest Income” - Rate/Volume Analyses (Tax-equivalent Basis), Analysis of Interest Rates and Interest Differential, Net Interest Income and Net Interest Margin 2010 Compared to 2009, and - 2009 Compared to 2008, Net Interest Margin, Interest Rate Sensitivity, Summary of Interest Rate Simulation, Gap Report and Fair Value Adjustments Impacting the Statement of Income; “Provision for Loan and Lease Losses” - General Discussion of Allowance for Loan and Lease Losses, Portfolio Segmentation, Impairment Measurement, Troubled Debt Restructurings, Charge-Off Policy, Asset Quality and Analysis of Credit Risk, Non-Performing Assets, TDRs and Related Ratios, Summary of Changes in the Allowance of Loan and Lease Losses, Allocation of Allowance for Loan and Lease Losses; “Non- Interest Income”; “Non-Interest Expense”; “Income Taxes”; “Balance Sheet Analysis”; “Discussion of Segments”; “Capital”; “Liquidity”; “Off Balance Sheet Risk”; “Contractual Cash Obligation of the Corporation as of December 31, 2010”; and “Other Information.”

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

Management’s Report on Internal Control Over Financial Reporting

The Corporation’s Management is responsible for establishing and maintaining adequate internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; provide a reasonable assurance that receipts and expenditures of the Corporation are only being made in accordance with authorizations of Management and directors of the Corporation; and provide a reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by Management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are noted.

Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2010, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, Management concludes that, as of December 31, 2010, its system of internal control over financial reporting was effective.

The effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2010 has been audited by KPMG LLP, (“KPMG”) the Corporation’s independent registered public accounting firm responsible for auditing the Corporation’s financial statements. KPMG has issued an attestation report on the Corporation’s internal control over financial reporting as of December 31, 2010, which appears herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bryn Mawr Bank Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2011 expressed an unqualified opinion on the effectiveness of Bryn Mawr Bank Corporation’s internal control over financial reporting.

Philadelphia, Pennsylvania
March 16, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited Bryn Mawr Bank Corporation’s (the Corporation) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2010, and our report dated March 16, 2011 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania
March 16, 2011

Consolidated Balance Sheets

	As of December 31,
	2010	2009
	(dollars in thousands)
Assets
Cash and due from banks	$10,961	$11,670
Interest bearing deposits with banks	78,410	58,472
Money market funds	113	9,175

Cash and cash equivalents	89,484	79,317
Investment securities available for sale, at fair value (amortized cost of $315,587 and $206,689 as of December 31, 2010 and December 31, 2009 respectively)	317,052	208,224
Loans held for sale	4,838	3,007
Portfolio loans and leases	1,196,717	885,739
Less: Allowance for loan and lease losses	(10,275)	(10,424)

Net portfolio loans and leases	1,186,442	875,315
Premises and equipment, net	29,158	21,438
Accrued interest receivable	6,470	4,289
Deferred income taxes	14,551	4,991
Mortgage servicing rights	4,925	4,059
Bank owned life insurance	18,972	—
FHLB stock	14,227	7,916
Goodwill	17,659	6,301
Core deposit intangible	1,951	—
Other intangible assets	5,113	5,421
Other investments	5,156	3,140
Other assets .	15,770	15,403

Total assets	$1,731,768	$1,238,821

Liabilities
Deposits:
Non-interest-bearing demand	$282,356	$212,903
Savings, NOW and market rate accounts	696,094	482,987
Other wholesale deposits	80,112	52,174
Wholesale time deposits	37,201	36,118
Time deposits	245,669	153,705

Total deposits	1,341,432	937,887

Short-term borrowings	10,051	—
FHLB advances and other borrowings	160,144	146,888
Subordinated debentures	22,500	22,500
Junior subordinated debentures	12,029	—
Accrued interest payable	3,293	1,987
Other liabilities	20,901	25,623

Total liabilities	1,570,350	1,134,885

Shareholders’ equity
Common stock, par value $1; authorized 100,000,000 shares; issued 15,109,718 and 11,786,084 shares as of December 31, 2010 and December 31, 2009, respectively, and outstanding of 12,195,240 and 8,866,420 as of December 31, 2010 and December 31, 2009, respectively	15,110	11,786
Paid-in capital in excess of par value	68,398	17,705
Accumulated other comprehensive loss, net of tax benefit	(6,757)	(6,913)
Retained earnings	114,548	111,290

	191,299	133,868
Less: Common stock in treasury at cost - 2,914,478 and 2,919,664 shares as of December 31, 2010 and December 31, 2009, respectively	(29,881)	(29,932)

Total shareholders’ equity	161,418	103,936

Total liabilities and shareholders’ equity	$1,731,768	$1,238,821

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans and leases	$59,324	$51,686	$53,251
Interest on cash and cash equivalents	179	272	300
Interest on investment securities:
Taxable	3,552	4,007	4,129
Non-taxable	749	593	254
Dividends	992	334	—

Total interest income	64,796	56,892	57,934

Interest expense on:
Savings, NOW and market rate accounts	2,957	3,094	3,753
Time deposits	2,192	4,644	6,791
Wholesale deposits	952	2,232	5,498
Short-term borrowings	16	1	78
FHLB advances and other borrowings	4,907	5,020	4,268
Subordinated debentures	1,129	1,108	408
Junior subordinated debentures	493	—	—

Total interest expense	12,646	16,099	20,796

Net interest income	52,150	40,793	37,138
Provision for loan and lease losses	9,854	6,884	5,596

Net interest income after provision for loan and lease losses	42,296	33,909	31,542
Non-interest income
Fees for wealth management services	15,499	14,178	13,842
Service charges on deposits	2,307	1,951	1,685
Loan servicing and other fees	1,626	1,387	1,194
Net gain on sale of residential mortgage loans	4,718	6,012	1,275
Net gain on sale of available for sale securities	2,472	1,923	230
Net gain on sale of trading securities	—	255	—
Net loss on sale of other real estate owned (“OREO”)	(114)	—	—
BOLI income	266	—	261
Other operating income	2,601	2,764	2,985

Total non-interest income	29,375	28,470	21,472
Non-interest expenses:
Salaries and wages	24,829	22,275	18,989
Employee benefits	5,984	5,578	4,172
Occupancy and bank premises	4,257	3,637	3,165
Furniture, fixtures, and equipment	2,778	2,407	2,324
Advertising	1,142	1,084	1,115
Amortization of mortgage servicing rights	923	853	367
Net impairment (recovery) of mortgage servicing rights	30	(137)	668
Amortization of core deposit intangible asset	176	—	—
Amortization of other intangible assets	308	308	141
FDIC insurance	1,551	1,234	472
FDIC special assessment	—	540	—
OREO expense	116	—	—
Impairment of OREO	381	—	—
Due diligence and merger-related expenses	5,714	616	156
Professional fees	2,140	2,008	1,550
Other operating expenses	7,656	6,139	5,557

Total non-interest expenses	57,985	46,542	38,676
Income before income taxes	13,686	15,837	14,338
Income tax expense	4,512	5,500	5,013

Net income	$9,174	$10,337	$9,325

Basic earnings per common share	$0.85	$1.18	$1.09
Diluted earnings per common share	$0.85	$1.18	$1.08
Dividends declared per share	$0.56	$0.56	$0.54
Weighted-average basic shares outstanding	10,765,657	8,732,004	8,566,938
Dilutive potential shares	12,312	16,719	34,233

Adjusted weighted-average diluted shares	10,777,969	8,748,723	8,601,171

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands)
Operating activities:
Net Income	$9,174	$10,337	$9,325
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	9,854	6,884	5,596
Provision for depreciation and amortization	3,877	3,106	1,920
Loans originated for resale	(157,607)	(272,964)	(74,458)
Proceeds from loans sold	159,784	276,423	77,414
Purchase of trading securities	—	(5,076)	—
Proceeds from sale of trading securities	—	5,331	—
Gain on trading securities	—	(255)	—
Net gain on sale of available for sale securities	(2,472)	(1,923)	—
Net gain on sale of residential mortgages	(4,718)	(6,012)	(1,275)
Provision for deferred income taxes (benefit)	395	(57)	(600)
Stock based compensation cost	539	386	277
Change in income taxes payable/receivable	687	892	(906)
Change in accrued interest receivable	(445)	(256)	283
Change in accrued interest payable	(544)	(2,382)	(1,925)
Amortization and net impairment of mortgage servicing rights	953	716	1,035
Net accretion of fair value adjustments	(2,149)	—	—
Amortization of core deposit intangible	176	—	—
Amortization of other intangible assets	308	308	141
Impairment of other real estate owned (“OREO”)	381	—	—
Loss (gain) on sale of OREO	114	(6)	—
Net change in cash surrender value of bank owned life insurance (“BOLI”)	(266)	—	—
Other, net	3,776	637	(4,109)

Net cash provided by operating activities	21,817	16,089	12,718

Investing activities:
Purchases of investment securities	(335,992)	(203,016)	(105,865)
Proceeds from maturity of investment securities and mortgage-backed securities paydowns	18,836	31,152	10,884
Proceeds from sale of investment securities available for sale	88,017	62,905	26,011
Proceeds from calls of investment securities	212,600	18,390	9,705
Net change in other investments	71	(190)	(5,226)
Proceeds from BOLI repayment	—	15,585	—
Net portfolio loan and lease (originations) repayments	(49,585)	5,106	(100,040)
Purchases of premises and equipment	(2,084)	(2,090)	(5,930)
Acquisition of First Keystone Financial, Inc., net of cash acquired	46,240	—	—
Acquisition of Lau Associates, net of cash acquired	(1,477)	(1,672)	(9,875)
Increase in OREO	(44)	(147)	—
Proceeds from sale of OREO	1,371	1,068	—

Net cash used by investing activities	(22,047)	(72,909)	(180,336)

Financing activities:
Change in demand, NOW, savings and market rate deposit accounts	95,617	158,703	20,941
Change in time deposits	(41,297)	(57,837)	8,080
Change in wholesale time and other wholesale deposits	29,021	(32,469)	(9,059)
Decrease in short-term borrowings	(3,036)	—	—
Dividends paid	(5,916)	(4,892)	(4,626)
Increase in FHLB advances and other borrowings	—	2,062	124,939
Repayment of FHLB advances and other borrowings	(91,028)	(10,113)	—
Increase in subordinated debt	—	7,500	—
Purchase of treasury stock	—	(42)	(361)
Tax benefit from exercise of stock options	60	66	185
Proceeds from issuance of common stock	26,688	3,660	100
Proceeds from exercise of stock options	288	514	1,130

Net cash provided by financing activities	10,397	67,152	141,329

Change in cash and cash equivalents	10,167	10,332	(26,289)
Cash and cash equivalents at beginning of year	79,317	68,985	95,274

Cash and cash equivalents at end of year	$89,484	$79,317	$68,985

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands)
Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$3,627	$4,650	$6,238
Interest	11,340	18,481	22,721
Supplemental cash flow information:
Available for sale securities purchased, not settled	$—	$7,996	$—
Change in other comprehensive income	240	1,664	(5,678)
Change in deferred tax due to change in comprehensive income	84	582	(1,987)
Transfer of loans to other real estate owned	3,124	1,940	—
Acquisition of noncash assets and liabilities:
Assets acquired	438,989	—	10,609
Liabilities assumed	458,736	—	734

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

	For the Years Ended December 31, 2010, 2009 and 2008
	Shares of Common Stock Issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
	(dollars in thousands, except share information)
Balance December 31, 2007	11,434,332	$11,434	$11,698	$101,146	$(4,304)	$(29,623)	$90,351
Net income	—	—	—	9,325	—	—	9,325
Dividends declared, $0.54 per share	—	—	—	(4,626)	—	—	(4,626)
Other comprehensive loss, net of tax benefit of $1,987	—	—	—	—	(3,691)	—	(3,691)
Tax benefit from gains on stock option exercise	—	—	185	—	—	—	185
Purchase of treasury stock	—	—	—	—	—	(361)	(361)
Retirement of treasury stock	(5,096)	(5)	(45)	—	—	50	—
Common stock issued:
Exercise of stock options	84,546	85	1,145	—	—	—	1,230

Balance December 31, 2008	11,513,782	$11,514	$12,983	$105,845	$(7,995)	$(29,934)	$92,413
Net income	—	—	—	10,337	—	—	10,337
Dividends declared, $0.56 per share	—	—	—	(4,892)	—	—	(4,892)
Other comprehensive income, net of tax expense of $582	—	—	—	—	1,082	—	1,082
Stock based compensation	—	—	798	—	—	—	798
Tax benefit from gains on stock option exercise	—	—	66	—	—	—	66
Purchase of treasury stock	—	—	—	—	—	(42)	(42)
Retirement of treasury stock	(4,522)	(4)	(40)	—	—	44	—
Common stock issued:
Dividend Reinvestment and Stock Purchase Plan	81,641	82	1,106	—	—	—	1,188
Directors’ retainer	4,522	4	83	—	—	—	87
Exercise of stock options	40,600	40	474	—	—	—	514
Private placement	150,061	150	2,235	—	—	—	2,385

Balance December 31, 2009	11,786,084	$11,786	$17,705	$111,290	$(6,913)	$(29,932)	$103,936
Net income	—	—	—	9,174	—	—	9,174
Dividends declared, $0.56 per share	—	—	—	(5,916)	—	—	(5,916)
Other comprehensive income, net of tax expense of $84	—	—	—	—	156	—	156
Stock based compensation	—	—	539	—	—	—	539
Tax benefit from gains on stock option exercise	—	—	60	—	—	—	60
Retirement of treasury stock	(5,186)	(5)	(46)	—	—	51	—
Common stock issued:
Dividend Reinvestment and Stock Purchase Plan	119,175	119	1,918	—	—	—	2,037
Directors’ retainer	5,186	6	92	—	—	—	98
Exercise of stock options.	26,239	26	262	—	—	—	288
Acquisition of First Keystone Financial, Inc.	1,630,053	1,630	24,846	—	—	—	26,476
Registered direct common stock offering	1,548,167	1,548	23,022	—	—	—	24,570

Balance December 31, 2010	15,109,718	$15,110	$68,398	$114,548	$(6,757)	$(29,881)	$161,418

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
	2010	2009	2008
	(dollars in thousands)
Net income	$9,174	$10,337	$9,325
Other comprehensive (loss) income:
Unrealized investment (losses) gains, net of tax (benefit) expense of $(25), $161 and $318, respectively	(46)	300	589
Change in unfunded pension liability, net of tax expense (benefit) of $109, $421 and $(2,305), respectively	202	782	(4,280)

Comprehensive income	$9,330	$11,419	$5,634

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Business

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, PA, a western suburb of Philadelphia, PA. The Corporation and its subsidiaries provide wealth management, community banking, residential mortgage lending, insurance and business banking services to its customers through 17 full service branches and seven retirement community offices throughout Montgomery, Delaware and Chester counties. In 2008, the Corporation opened the Bryn Mawr Trust Company of Delaware in Wilmington, Delaware, to further its long-term growth strategy, and diversify its asset base and client accounts. The common stock of the Corporation trades on the NASDAQ Stock Market (“NASDAQ”) under the symbol BMTC.

On July 1, 2010, the merger of First Keystone Financial, Inc. (“FKF”) with and into the Corporation (the “Merger”), and the two step merger of FKF’s wholly-owned subsidiary, First Keystone Bank (“FKB”) with and into the Bank, were completed. The acquisition of FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania.

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

B. Basis of Presentation

The accounting policies of the Corporation conform to accounting principles generally accepted in the United States of America (“GAAP”) and predominant practice within the banking industry.

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

Although our current estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2011, actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Amounts subject to significant estimates are items such as the allowance for loan and lease losses and lending related commitments, goodwill and intangible assets, pension and post-retirement obligations, the fair value of financial instruments and other-than-temporary impairments. Among other effects, such changes could result in future impairments of investment securities, goodwill and intangible assets and establishment of allowances for loan losses and lending related commitments as well as increased pension and post-retirement expense.

C. Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest –bearing deposits, federal funds sold and money market funds with other banks with original maturities of three months or less. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $4.6 million and $1.3 million at December 31, 2010 and December 31, 2009, respectively.

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

Beginning in April 1, 2009, the Corporation implemented ASC 370-10-65-1 “Recognition and Presentation of Other-Than-Temporary Impairments” that amended the accounting for recognizing other-than-temporary impairment for debt securities and expanded disclosure requirements for other-than-temporarily impaired debt and equity securities. Under the new guidance, companies are required to record other-than-temporary impairment charges, through earnings, if they have the intent to sell, or will more likely than not be required to sell, an impaired debt security before a recovery of its amortized cost basis. In addition, companies are required to record other-than-temporary impairment charges through earnings for the amount of credit losses, regardless of the intent or requirement to sell. Credit loss is measured as the difference between the present value of an impaired debt security’s cash flows and its amortized cost basis. Non-credit related write-downs to fair value must be recorded as decreases to accumulated other comprehensive income as long as the Corporation has no intent or it is more likely than not that the Corporation would not be required to sell an impaired security before a recovery of amortized cost basis. Since the Corporation did not have any other-than-temporary impairment for 2010 or 2009, the adoption of this guidance had no impact.

E. Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized temporary losses, if any, are recognized through a valuation allowance by charges to income.

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

Loans and leases that the Corporation has the intention and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding principal balance adjusted for charge-offs, the allowance for loan and lease losses and any deferred fees or costs on originated loans and leases. Interest income is accrued on the unpaid principal balance.

Loan and lease origination fees and loan and lease origination costs are deferred and recognized as an adjustment of the related yield using the interest method.

The accrual of interest on loans and leases is generally discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans and leases are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected for loans that are placed on non-accrual status or charged-off is reversed against interest income. All interest accrued, but not collected on leases that are placed on non-accrual status is not reversed against interest until the lease is charged-off at 120 days delinquent. The interest received on these non-accrual loans and leases is applied to reduce the carrying value of loans and leases. Loans and leases are returned to accrual status when all the principal and interest amounts contractually due are brought current, remain current for at least six months and future payments are reasonably assured.

In connection with the Merger, the Corporation acquired $274.5 million of loans from FKF. Loans acquired in the Merger were recorded at their fair value. The difference between the recorded fair value and the principal value is accreted to interest income over the contractual lives of the loans in accordance with ASC 310-20 (formerly SFAS 91). Certain acquired loans which were deemed to be credit impaired at acquisition are accounted for in accordance with ASC 310-30, as discussed below, in subsection I of this footnote.

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

The Corporation’s determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires significant estimates by the Corporation. Consideration is given to a variety of factors in establishing these estimates including specific terms and conditions of loans and leases, underwriting standards, delinquency statistics, historical charge-off history by portfolio segment, industry concentration, overall exposure to a single customer, adequacy of collateral, the dependence on collateral, and results of internal loan review, including a borrower’s perceived financial and management strengths, the amounts and timing of the present value of future cash flows, and access to additional funds.

As part of the process of allocating the allowance to the different segments of the loan and lease portfolio,

Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by both in-house staff as well as external loan reviewers. The result of these reviews is reflected in the risk grade assigned to each loan. In addition, the remaining segments of the loan and lease portfolio, which include residential mortgage, home equity lines and loans, consumer loans, and leases, are allocated portions of the allowance based on their performance status.

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

H. Other Investments and Federal Home Loan Bank Stock

Other investments include Community Reinvestment Act (“CRA”) investment, and equity stocks without a readily determinable fair market value. The Bank’s investments in equity stocks include those issued by the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Federal Reserve Bank and Atlantic Central Bankers Bank. The Bank is required to hold FHLB stock as a condition of its borrowing funds from the FHLB. As of December 31, 2010, the carrying value of the Bank’s FHLB stock was $14.2 million. Ownership of FHLB stock is restricted and there is no market for these securities. In 2008, the FHLB reported significant losses due to numerous factors, including other-than-temporary impairment charges on its portfolio of private-label mortgage-backed securities. The FHLB announced a capital restoration plan in February of 2009 which restricts it from repurchasing or redeeming capital stock or paying dividends. Further deterioration in the financial condition of the FHLB may result in an other-than-temporary impairment charge related to the Bank’s investment in FHLB stock. For further information on the FHLB stock, see Note 10 – Short-Term and Other Borrowings.

I. Impaired Loans and Leases

A loan or lease is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan and lease agreement. When assessing impairment, Management considers various factors. Factors include payment status, value of collateral and the probability of collecting scheduled principal and interest payments when due. Loans and leases that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Corporation determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

In connection with the Merger, certain loans were acquired which exhibited deteriorated credit quality since origination and for which the Bank does not expect to collect all contractual payments. Accounting for these purchased credit-impaired loans is done in accordance with ASC 310-30. The loans were recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

J. Troubled Debt Restructurings (“TDR”s)

A TDR occurs when a creditor, for economic or legal reasons related to a borrower’s financial difficulties, modifies the original terms of the loan or lease or grants a concession to the borrower that it would not otherwise have granted. A concession may include an extension of repayment terms, a reduction of interest rate or the forgiveness of principal and/or accrued interest. If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Corporation will make the necessary disclosures related to the TDR. In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty. This type of modification is not considered to be a TDR.

K. Other Real Estate Owned (“OREO”)

OREO consists of assets that the Corporation has acquired through foreclosure, by accepting a deed in lieu of foreclosure, or by taking possession of assets that were used as loan collateral. The Corporation reports OREO on the balance sheet within other assets, at the lower of cost or estimated fair value less cost to sell, adjusted periodically based on current appraisals. Costs relating to the development or improvement of assets, as well as the costs required to obtain legal title to the property are capitalized, while costs related to holding the property are charged to expense as incurred.

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

On February 12, 2008, the Corporation amended the Qualified Defined Pension Plan to cease further accruals of benefits effective March 31, 2008, and amended the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution effective April 1, 2008. Additionally, the Corporation created a non-qualified defined benefit pension plan for certain officers of the Bank and to provide that each participant’s accrued benefit shall be reduced by the actuarially equivalent value of the immediately vested discretionary, non-matching employer contribution to the 401(K) Plan made on his or her behalf.

N. Bank Owned Life Insurance (“BOLI”)

In connection with the Merger, the Bank acquired $18.7 million of BOLI.

BOLI is recorded at its cash surrender value on the balance sheet. Income from BOLI is tax-exempt and included as a component of other non-interest income.

O. Accounting for Stock-Based Compensation

Stock-based compensation cost is measured at the grant date, based on the fair value of the award and is recognized as an expense over the vesting period.

All share-based payments, including grants of stock options, restricted stock awards and performance-based stock awards, are recognized as compensation expense in the statement of income at their fair value. The fair value of stock option grants is determined using the Black-Scholes pricing model which considers the expected life of the options, the volatility of stock price, risk-free interest rate and annual dividend yield. The fair value of the restricted stock awards is based on their market value on the grant date, while the fair value of the performance-based stock awards is based on their grant-date market value in addition to the likelihood of attaining certain pre-determined performance goals utilizing the Monte Carlo Simulation model.

Stock-based compensation expense for 2010, 2009 and 2008 were $539 thousand, $386 thousand and $277 thousand, respectively.

P. Earnings Per Common Share

Basic earnings per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per common share takes into account the potential dilution that could occur if stock options were exercised and converted into common shares. Proceeds assumed to have been received on such exercise are assumed to be used to purchase shares of the Corporation’s common stock at the average market price during the period, as required by the treasury stock method of accounting. The effects of stock options are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits.

Q. Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

Mortgage servicing rights (“MSR”s) are recognized as separate assets when rights are retained through the sale of financial assets. Capitalized servicing rights are amortized into non-interest expense in proportion to, and over the period of, the estimated future net servicing life of the underlying financial assets.

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

U. Goodwill and Intangible Assets

The Corporation accounts for goodwill and other intangible assets in accordance with ASC 350, “Intangibles – Goodwill and Other.” The goodwill and intangible assets as of December 31, 2010 other than MSR’s in Note 1-S above are related to the acquisition of Lau Associates, which is a component of the Wealth Management Segment and FKF, a component of the Banking Segment. The amount of goodwill initially recorded reflects the value assigned to the asset at the time of investment. Goodwill impairment tests are performed at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the acquisition or investment.

The Corporation’s impairment testing methodology is consistent with the methodology prescribed in ASC 350. Other intangible assets include the core deposit intangible, which was acquired in the Merger, customer relationships, a non-competition agreement and a trade name. The core deposit intangible is amortized over a ten year period utilizing a declining balance method. The customer relationships and non-competition agreement intangibles are amortized on the straight-line basis over the estimated useful lives of the assets. The trade name intangible has an indefinite life and is evaluated for impairment annually.

V. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

W. New Accounting Pronouncements

Standards Adopted:

FASB ASC 860 – Transfers and Servicing

In June 2009, the FASB issued ASC 860 related to accounting for transfers of financial assets. The standard amends the derecognition guidance in previous regulatory guidance and eliminates the concept of a qualifying special-purpose entities (“QSPEs”). The standard is effective for fiscal years and interim periods beginning after November 15, 2009. Early adoption of the standard is prohibited. The Corporation adopted the standard on January 1, 2010 and the adoption of this statement did not have an impact on the Corporation’s financial statements.

FASB ASC 810 – Consolidation – Variable Interest Entities

In June 2009, the FASB issued ASC 810 related to amendments to FASB interpretation No. 46(R) (“ASC 810”) which amends the consolidation guidance applicable to variable interest entities (“VIE”s). An entity would consolidate a VIE, as the primary beneficiary, when the entity has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Ongoing reassessment of whether an enterprise is the primary beneficiary of a VIE is required. ASC 810 amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a VIE. ASC 810 is effective for fiscal years and interim periods beginning after November 15, 2009. The Corporation adopted the standard on January 1, 2010 and the adoption of this statement did not have an impact on the Corporation’s financial statements.

FASB ASC 820 – Fair Value Measurements and Disclosures

Accounting Standards Update No. 2010-6 “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”) was issued in January 2010 to update ASC 820 “Fair Value measurements and Disclosures”. ASU 2010-06 requires new disclosures (1) for significant transfers in and out of Level 1 and Level 2 including a description of the reason for the transfers and (2) in the reconciliation of Level 3 presenting sales, issuances and settlements gross rather than one net number. ASU 2010-06 also requires clarification of existing disclosures requiring (1) measurement disclosures for each “class” of assets and liabilities (a class being a subset of assets and liabilities within one line item in the statement of financial position) using judgment in determining the appropriate classes and (2) disclosures about inputs and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and Level 3. The new disclosures and clarifications of existing disclosures were effective for interim and reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity Level 3 which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Corporation made these required disclosures in this Annual Report filed on Form 10-K.

FASB ASU Update 2010-18 – Loan Modification

Accounting Standards Update No. 2010-18 “Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset, a consensus of the FASB Emerging Issues Task Force (Issue No. 09-1)” amends FASB ASC Subtopic 310-30, Receivables – Loans and Debt Securities acquired with Deteriorated Credit Quality, so that modifications of loans that are accounted for within a pool under that Subtopic do not result in the removal of the loans from the pool even if the modifications of the loans would otherwise be considering a troubled debt restructuring. A one-time election to terminate accounting for loans in a pool, which may be made on a pool-by-pool basis, is provided upon adoption of the new guidance. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments are effective prospectively for modifications of loans accounted for within pools under subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early adoption is permitted. This ASU has no effect on the Corporation’s balance sheet or results of operations as the Corporation does not account for any of its loans on a pool basis.

FASB ASU Update 2010-20 – Credit Quality Disclosure

Accounting Standards Update No. 2010-20 “Disclosures about Credit Quality of Financial Receivables and the Allowance for Credit Losses” (“ASU 2010-20”) was issued July 2010. The ASU requires disclosure related to period-end information (i.e. credit quality information and the ending financing receivable balance segregated by impairment method) in all interim and annual reporting periods ending on or after December 15, 2010. Disclosures of activity that occur during a reporting period are required in interim or annual periods beginning on or after December 15, 2010. The Corporation adopted ASU 2010-20 and has provided disclosures required by ASU 2010-20 in this Annual Report filed on Form 10-K.

2. BUSINESS COMBINATIONS

On July 1, 2010, the Merger with FKF, and the two step merger of FKF’s wholly-owned subsidiary, FKB with and into the Bank, were completed. In accordance with the terms of the Agreement and Plan of Merger, dated November 3, 2009, by and between the Corporation and FKF (the “Merger Agreement”), shareholders of FKF received 0.6973 shares of the Corporation’s common stock plus $2.06 per share cash consideration for each share of FKF common stock they owned as of the effective date of the Merger. The 85% stock and 15% cash transaction was valued at $31.3 million, based on FKF’s June 30, 2010, closing share price of $13.35 as listed on NASDAQ. The aggregate consideration paid to FKF shareholders consisted of approximately 1.6 million shares of the Corporation’s common stock, valued at approximately $26.4 million, and approximately $4.8 million in cash. FKF employee stock options, valued at approximately $102 thousand, which were fully vested and converted to options to purchase the Corporation’s common stock upon the closing of the Merger, were also included in the total consideration paid. The results of the combined entity’s operations are included in the

Corporation’s Consolidated Statements of Income for the period beginning July 1, 2010, the date of the acquisition.

The acquisition of FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania. The geographic locations of the acquired branches were such that it was not necessary to close any of the former FKF branches. By expanding into these new areas within Delaware County, the Corporation will be able to extend its successful sales culture as well as offer its reputable wealth management products and other value-added services to a wider segment of the region’s population. In addition, a large majority of the FKF employees were retained, which will allow the Corporation to maintain the valuable customer relationships that FKF was able to build over the past century.

The acquisition of FKF was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill in the amount of approximately $9.7 million, which will not be amortizable and is not deductible for tax purposes. The Corporation allocated the total balance of goodwill recorded in connection with the Merger to its Banking segment. The Corporation also recorded $2.1 million in core deposit intangibles which will be amortized over ten years using a declining balance method.

The fair values listed below are preliminary estimates and are subject to adjustment, however, while they are not expected to be materially different than those shown. Adjustments to the estimates may be made during the twelve months following the date of the Merger.

In connection with the Merger, the consideration paid, and the fair value of identifiable assets acquired and liabilities assumed as of the date of acquisition are summarized in the following table:

(dollars in thousands)
Consideration paid:
Common shares issued (1,630,053 shares)	$26,391
Cash paid to FKF shareholders	4,819
Fair value of FKF employee stock options	102

Value of consideration	31,312
Assets acquired:
Cash and due from banks	51,059
Investment securities	100,888
Loans	274,533
Premises and equipment	7,856
Deferred federal income taxes	9,408
Bank owned life insurance	18,711
Federal Home Loan Bank (“FHLB”) stock	7,060
Core deposit intangible	2,127
Other assets	8,613

Total assets	480,255
Liabilities assumed:
Deposits	320,768
FHLB advances	105,734
Junior subordinated debentures	12,103
Repurchase agreements	13,087
Other liabilities	6,992

Total liabilities	458,684
Net assets acquired	21,571

Goodwill resulting from acquisition of FKF	$9,741

The following table details the changes in fair value of the net assets acquired and liabilities assumed from the amounts originally reported in the Form 10-Q for the period ending September 30, 2010:

Goodwill resulting from acquisition of FKF reported on Form 10-Q for the quarter ended September 30, 2010	$10,370
Effect of adjustments to:
Portfolio loans	250
Deferred tax asset	(311)
Other assets	(568)

Adjusted goodwill resulting from acquisition of FKF as of December 31, 2010	$9,741

In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates. The most significant category of assets for which this procedure was used was that of acquired loans. The excess of expected cash flows above the fair value of the majority of loans will be accreted to interest income over the remaining lives of the loans in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 310-20 (formerly SFAS 91).

Certain loans, for which specific credit-related deterioration, since origination, was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield. The Corporation uses the cash basis method of interest income recognition for these impaired loans. The following table details the loans that are accounted for in accordance with FASB ASC 310-30 (formerly SOP 03-3) as of July 1, 2010:

Contractually required principal and interest at acquisition	$41,170
Contractual cash flows not expected to be collected (nonaccretable difference)	14,856

Expected cash flows at acquisition	26,314
Interest component of expected cash flows (accretable discount)	7,024

Fair value of acquired loans accounted for under FASB ASC 310-30	$19,290

In accordance with accounting principles generally accepted in the United States (“GAAP”), there was no carryover of the allowance for loan losses that had been previously recorded by FKF.

In connection with the Merger, the Corporation acquired an investment portfolio with a fair value of $100.9 million. The fair value of the investment portfolio was determined by taking into account market prices obtained from independent valuation sources.

In connection with the acquisition of FKF, the Corporation recorded a deferred income tax asset of $9.4 million related to FKF’s net operating loss carry-forward, as well as other tax attributes of the acquired company, along with the effects of fair value adjustments resulting from applying the acquisition method of accounting.

The fair value of savings and transaction deposit accounts acquired from FKF was assumed to approximate their carrying value as these accounts have no stated maturity and are payable on demand. Certificates of deposit accounts were valued by comparing the contractual cost of the portfolio to an identical portfolio bearing current market rates. The portfolio was segregated into pools based on remaining maturity. For each pool, the projected cash flows from maturing certificates were then calculated based on contractual rates and prevailing market rates. The valuation adjustment for each pool is equal to the present value of the difference of these two cash flows, discounted at the assumed market rate for a certificate with a corresponding maturity. This valuation adjustment will be accreted to reduce interest expense over the remaining maturities of the respective pools.

Due to the overnight nature of the repurchase agreements acquired from FKF, their carrying value was used to approximate their fair value as of the acquisition date, and hence, no adjustment to fair value was recorded.

The fair value of the FHLB advances took into account the prepayment penalties that would have been assessed as of July 1, 2010, by the FHLB for their redemption. This fair value adjustment to the face value of the borrowings will be accreted to reduce interest expense over the remaining lives of the respective borrowings.

The fair value of the junior subordinated debentures was determined taking into account the price to call the instruments. The premium to call the debentures decreases annually until August 2017, at which time they may be called at par. The fair value adjustment will be accreted to reduce interest expense over the periods ending in August 2017.

The following table presents unaudited pro forma information as if the acquisition of FKF had occurred on both January 1, 2010 and January 1, 2009. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of core deposit and other intangibles and related income tax effects.

The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition of FKF occurred at the beginning of 2010 or 2009.

	Pro forma Twelve Months Ended December 31,
(dollars in thousands)	2010	2009
Net interest income	$58,568	$55,735
Allowance for loan loss	(11,754)	(9,884)
Non-interest income	28,202	30,302
Non-interest expense	66,054	65,642

Net income	$8,962	$10,511

In July 2008, the Corporation acquired JNJ Holdings LLC, Lau Associates LLC and Lau Professional Services (collectively, “Lau”). The transaction was valued at $10.3 million. Under the terms of the purchase agreement, the Corporation makes annual earn-out payments based on the performance of the acquired entities. As of December 31, 2010, payments and accruals related to the purchase, totaling $13.2 million have been recorded. There remains one final earn-out payment, due in the first quarter of 2012, based on the 2011 performance. The final payment will not exceed $5.8 million, in accordance with the purchase agreement with Lau, and will be accrued in 2011.

3. GOODWILL & OTHER INTANGIBLE ASSETS

The Corporation’s goodwill and intangible assets related to the acquisitions of Lau in July, 2008 and FKF in July, 2010, for the years ending December 31, 2010 and 2009, are as follows:

(dollars in thousands)	Beginning Balance 1/1/10	Additions	Amortization	Ending Balance 12/31/10	Amortization Period
Goodwill – Lau	$6,301	$1,617	$—	$7,918	Indefinite
Goodwill – FKF	—	9,741	—	9,741	Indefinite
Core deposit intangible	—	2,127	(176)	1,951	10 Years
Customer relationships	4,728	—	(255)	4,473	20 Years
Non compete agreement	453	—	(53)	400	10 Years
Brand (trade name)	240	—	—	240	Indefinite

Total	$11,722	$13,485	$(484)	$24,723

(dollars in thousands)	Beginning Balance 1/1/09	Additions	Amortization	Ending Balance 12/31/09	Amortization Period
Goodwill – Lau	$4,629	$1,672	$—	$6,301	Indefinite
Customer relationships	4,983	—	(255)	4,728	20 Years
Non compete agreement	506	—	(53)	453	10 Years
Brand (trade name)	240	—	—	240	Indefinite

Total	$10,358	$1,672	$(308)	$11,722

Under the terms of the Lau Associates acquisition, the Corporation has one remaining contingent earn-out payment due in the first quarter of 2012 (which would be recorded at the end of 2011), with the maximum remaining earn-out payment, which will be based on 2011 performance, not to exceed $5.8 million, in accordance with the purchase agreement with Lau.

4. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2010

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
U.S. treasury obligations	$5,011	$134	$—	$5,145
Obligations of the U.S. Government and agencies	156,301	704	(367)	156,638
State & political subdivisions	28,273	252	(95)	28,430
State & political subdivisions - taxable	3,740	106	(4)	3,842
Federal agency mortgage backed securities	48,542	798	(139)	49,201
Government agency mortgage backed securities	24,365	68	(107)	24,326
Collateralized mortgage obligations	2,068	30	—	2,098
Corporate bonds	10,803	—	(159)	10,644
Other debt securities	1,750	—	—	1,750

Total fixed income investments	280,853	2,092	(871)	282,074
Bond – mutual funds	34,491	241	(10)	34,722
Equity securities	243	13	—	256

Total non-maturity investments	34,734	254	(10)	34,978

Total	$315,587	$2,346	$(881)	$317,052

As of December 31, 2009

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Obligations of the U.S. Government and agencies	$85,462	$75	$(476)	$85,061
State & political subdivisions	24,859	197	(32)	25,024
Federal agency mortgage backed securities	49,318	1,634	—	50,952
Government agency mortgage backed securities	8,607	121	(10)	8,718
Other debt securities	1,500	—	(1)	1,499

Total fixed income investments	169,746	2,027	(519)	171,254
Bond – mutual funds	36,943	140	(113)	36,970

Total	$206,689	$2,167	$(632)	$208,224

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2010:

	Less than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized Losses
Obligations of the U.S. Government and agencies	$46,027	$(367)	$—	$—	$46,027	$(367)
State & political subdivisions	10,158	(99)	—	—	10,158	(99)
Federal agency mortgage backed securities	11,469	(139)	—	—	11,469	(139)
Government agency mortgage backed securities	21,296	(107)	—	—	21,296	(107)
Corporate bonds	10,645	(159)	—	—	10,645	(159)

Total fixed income investments	99,595	(871)	—	—	99,595	(871)
Bond – mutual funds	603	(10)	—	—	603	(10)

Total	$100,198	$(881)	$—	$—	$100,198	$(881)

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2009:

(dollars in thousands)	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized Losses
Obligations of the U.S. Government and agencies	$43,166	$(476)	$—	$—	$43,166	$(476)
State & political subdivisions	8,631	(32)	—	—	8,631	(32)
Government agency mortgage backed securities	2,535	(10)	—	—	2,535	(10)
Other debt securities	399	(1)	—	—	399	(1)

Total fixed income investments	54,731	(519)	—	—	54,731	(519)
Bond – mutual funds	19,491	(113)	—	—	19,491	(113)

Total	$74,222	$(632)	$—	$—	$74,222	$(632)

Management evaluates the Corporation’s investment securities that are in an unrealized loss position in order to determine if the decline in market value is other than temporary. The investment portfolio includes debt securities issued by U.S. government agencies, U.S. government-sponsored agencies, state and local municipalities and other issuers. All investment securities in the Corporation’s investment portfolio are highly rated as investment grade. Factors considered in the evaluation include the current economic climate, the length of time and the extent to which the fair value has been below cost, interest rates and the bond rating of each security. The unrealized losses presented in the tables above are temporary in nature and are primarily related to market interest rates rather than the underlying credit quality of the issuers. None of the investments in the tables above is believed to be other-than-temporarily impaired. Management believes that it is more likely than not that it will be able to hold the securities until recovery of their amortized cost bases.

At December 31, 2010, securities having fair value of $125.0 million were specifically pledged as collateral for public funds, trust deposits, the FRB discount window program, FHLB borrowings and other purposes. The FHLB has a blanket lien on non-pledged, mortgage-related loans and securities as part of the Bank’s borrowing agreement with the FHLB.

The amortized cost and estimated fair value of investment and mortgage-related securities as of December 31, 2010 and 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2010
(dollars in thousands)	Amortized Cost	Estimated Market Value
Investment securities(1):
Due in one year or less	$6,223	$6,231
Due after one year through five years	104,499	104,803
Due after five years through ten years	79,060	79,288
Due after ten years	16,096	16,127

Subtotal	205,878	206,449
Mortgage-related securities	74,975	75,625

Total	$280,853	$282,074

(1)

Included in the investment portfolio, but not in the table above, are $34.5 million of bond mutual funds which have no stated maturity or constant stated coupon rate, as well as the Corporation’s $243 thousand investment in an equity security.

	December 31, 2009
(dollars in thousands)	Amortized Cost	Estimated Market Value
Investment securities(1):
Due in one year or less	$1,803	$1,807
Due after one year through five years	52,324	52,398
Due after five years through ten years	46,767	46,401
Due after ten years	10,927	10,978

Subtotal	111,821	111,584
Mortgage-related securities	57,925	59,670

Total	$169,746	$171,254

(1)	Included in the investment portfolio, but not in the table above, are $36.9 million of bond mutual funds which have no stated maturity or constant stated coupon rate.

Proceeds from the sale of available for sale investment securities totaled $88.0 million, $62.9 million and $26.0 million for the twelve months ended December 31, 2010, 2009 and 2008, respectively.

5. LOANS AND LEASES

A. Loans and leases outstanding are detailed by category as follows:

	December 31,
(dollars in thousands)	2010	2009
Loans held for sale	$4,838	$3,007

Real estate loans:
Commercial mortgage	$385,615	$265,023
Home equity lines and loans	216,853	178,103
Residential mortgage	261,983	110,653
Construction	45,403	38,444

Total real estate loans	909,854	592,223
Commercial and industrial	239,266	233,288
Consumer	12,200	12,477
Leases	35,397	47,751

Total portfolio loans and leases	1,196,717	885,739

Total loans and leases	$1,201,555	$888,746

Loans with predetermined rates	$544,784	$344,398
Loans with adjustable or floating rates	656,771	544,348

Total loans and leases	$1,201,555	$888,746

Net deferred loan origination costs included in the above loan table	$378	$430

B. Leases outstanding at December 31 are detailed by components of the net investment as follows:

	December 31,
(dollars in thousands)	2010	2009
Minimum lease payments receivable	$39,711	$54,556
Unearned lease income	(5,808)	(9,014)
Initial direct costs and deferred fees	1,494	2,209

Total	$35,397	$47,751

C. Troubled Debt Restructurings (“TDR”s):

	December 31,
(dollars in thousands)	2010	2009
TDRs included in nonperforming loans and leases	$1,879	$2,274
TDRs in compliance with modified terms	4,693	1,622

Total TDRs	$6,572	$3,896

D. Non-Performing Loans and Leases(1)

	December 31,
(dollars in thousands)	2010	2009
Non-accrual loans and leases:
Commercial mortgage	$1,911	$1,459
Home equity lines and loans	987	—
Residential mortgage	4,411	2,452
Construction	202	595
Commercial and industrial	1,692	1,204
Consumer	15	—
Leases	279	536

Total	$9,497	$6,246

Loans and leases 90 days or more past due and still accruing:
Home equity lines and loans	$—	625
Commercial and industrial	—	19
Consumer	10	24

Total	10	668

Total non-performing loans and leases	$9,507	$6,914

(1)

Purchased credit-impaired loans, which have been recorded at their fair values at the Merger date and which are performing are excluded from this table. Also excluded from this table are the $1.1 million of purchased credit-impaired loans described in note 5E, below.

E. Purchased Credit-Impaired Loans

The outstanding principal balance and related carrying amount of credit-impaired loans, for which the Bank applies ASC 310-30 to account for the interest earned, as of the dates indicated, is as follows:

	December 31,
(dollars in thousands)	2010	2009
Outstanding principal balance	$27,489	$—
Carrying amount(1)	17,837	—

The following table presents changes in the accretable discount on purchased credit-impaired loans, for which the Bank applies ASC 310-30, for the twelve months ended December 31, 2010:

(dollars in thousands)	Accretable Discount
Balance, December 31, 2009	$—
Recorded at acquisition	7,024
Accretion	(554)
Reversals (sales and foreclosures)	(137)

Balance, December 31, 2010	$6,333

(1)

Includes $1.1 million of purchased credit-impaired loans for which the Bank could not estimate the timing or amount of expected cashflows to be collected at the Merger date, and for which no accretable yield is recognized. Additionally, this includes $785 thousand of purchased credit-impaired loans that subsequently became non-performing, which are disclosed in note 5D, above, and which also have no accretable yield.

F. Age Analysis of Past Due Loans and Leases

The following tables present an aging of the Corporation’s loan and lease portfolio as of December 31, 2010 and 2009:

(dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Over 89 Days Past Due	Total Past Due	Current	Total Loans and Leases	Over 89 Days and Accruing	Delinquency %(1)
As of December 31, 2010
Commercial mortgage	$377	$—	$1,854	$2,231	$383,384	$385,615	$—	0.58%
Home equity lines and loans	958	981	988	2,927	213,926	216,853	—	1.35%
Residential mortgage	958	1,089	1,885	3,932	258,051	261,983	—	1.50%
Construction	1,730	201	—	1,931	43,472	45,403	—	4.25%
Commercial and industrial	1,467	68	1,344	2,879	236,387	239,266	—	1.20%
Consumer	21	3	23	47	12,153	12,200	10	0.47%
Leases	244	257	203	704	34,693	35,397	—	1.99%

	$5,755	$2,599	$6,297	$14,651	$1,182,066	$1,196,717	$10	1.23%

(1)	Delinquency % equals [“Total past due” plus “Over 89 and accruing”] /[Total loans and leases]

(dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Over 89 Days Past Due	Total Past Due	Current	Total Loans and Leases	Over 89 Days and Accruing	Delinquency %(1)
As of December 31, 2009
Commercial mortgage	$142	$—	$1,458	$1,600	$263,423	$265,023	$—	0.60%
Home equity lines and loans	485	13	590	1,088	177,015	178,103	625	0.96%
Residential mortgage	1,285	14	1,565	2,864	107,789	110,653	—	2.59%
Construction	2,077	513	594	3,184	35,260	38,444	—	8.28%
Commercial and industrial	980	—	4,508	5,488	227,800	233,288	19	2.36%
Consumer	—	29	25	54	12,423	12,477	24	0.63%
Leases	609	476	535	1,620	46,131	47,751	—	3.39%

	$5,578	$1,045	$9,275	$15,898	$869,841	$885,739	$668	1.87%

(1)	Delinquency % equals [“Total past due” plus “Over 89 and accruing”] /[Total loans and leases]

G. Allowance for Loan and Lease Losses (the “Allowance”)

The following table details the roll-forward of the Bank’s allowance for loan and lease losses for the twelve month periods ended December 31, 2010, 2009, 2008:

	For the Twelve Months Ended December 31,
	2010	2009	2008
Balance, beginning of period	$10,424	$10,332	$8,124
Charge-offs	(10,694)	(7,370)	(3,616)
Recoveries	691	578	228
Provision for loan and lease losses	9,854	6,884	5,596

Balance, end of period	$10,275	$10,424	$10,332

The following table details the allocation of the allowance for loan and lease losses by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2010 and 2009:

(dollars in thousands)	Commercial Mortgage	Home Equity Lines and Loans	Residential Mortgage	Construction	Commercial and Industrial	Consumer	Leases	Unallocated	Total
As of December 31, 2010
Allowance on loans and leases:
Individually evaluated for impairment	$152	$390	$56	$160	$83	$—	$—	$—	$841
Collectively evaluated for impairment	2,382	1,173	787	473	3,482	115	766	256	9,434
Purchased credit- impaired(1)	—	—	—	—	—	—	—	—	—

Total	$2,534	$1,563	$843	$633	$3,565	$115	$766	$256	$10,275

As of December 31, 2009
Allowance on loans and leases:
Individually evaluated for impairment	$36	$41	$—	$218	$1,002	$—	$—	$—	$1,297
Collectively evaluated for impairment	1,991	1,187	697	434	2,799	125	1,403	491	9,127

Total	$2,027	$1,228	$697	$652	$3,801	$125	$1,403	$491	$10,424

(1)	Purchased credit-impaired loans are evaluated for impairment on an individual basis.

The following table details the carrying value for loans and leases by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2010 and 2009:

(dollars in thousands)	Commercial Mortgage	Home Equity Lines and Loans	Residential Mortgage	Construction	Commercial and Industrial	Consumer	Leases	Total
As of December 31, 2010
Balance of loans and leases:
Individually evaluated for impairment	$2,615	$749	$2,480	$1,875	$896	$—	$—	$8,615
Collectively evaluated for impairment	371,692	215,991	259,165	38,179	237,643	12,198	35,397	1,170,265
Purchased credit-impaired(1)	11,308	113	338	5,349	727	2	—	17,837

Total	$385,615	$216,853	$261,983	$45,403	$239,266	$12,200	$35,397	$1,196,717

As of December 31, 2009
Balance of loans and leases:
Individually evaluated for impairment	$3,759	$492	$—	$2,677	$8,114	$—	$—	$15,042
Collectively evaluated for impairment	261,264	177,371	110,653	35,767	225,174	12,717	47,751	870,697

Total	$265,023	$177,863	$110,653	$38,444	$233,288	$12,717	$47,751	$885,739

(1)	Purchased credit-impaired loans are evaluated for impairment on an individual basis.

As part of the process of allocating the allowance to the different segments of the loan and lease portfolio, Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by both in-house staff as well as external loan reviewers. The result of these reviews is reflected in the risk grade assigned to each loan. These internally assigned grades are as follows:

•	Pass - Loans considered to be satisfactory with no indications of deterioration.

•

Special mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard - Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

In addition, the remaining segments of the loan and lease portfolio, which include residential mortgage, home equity lines and loans, consumer, and leases, are allocated portions of the allowance based on their performance status.

The following tables detail the carrying value of loans and leases by portfolio segment based on the credit quality indicators used to allocate the allowance for loan and lease losses as of December 31, 2010 and 2009:

	Credit Risk Profile by Internally Assigned Grade
(dollars in thousands)	Commercial Mortgage		Construction		Commercial and Industrial		Total
	2010	2009	2010	2009	2010	2009	2010	2009
As of December 31,
Pass	$373,098	$257,455	$36,230	$35,774	$232,717	$223,395	$642,045	$516,624
Special Mention	9,141	3,811	6,486	2,077	4,969	2,427	20,596	8,315
Substandard	1,680	3,757	2,687	593	735	6,258	5,102	10,608
Doubtful(1)	1,696	—	—	—	845	1,208	2,541	1,208

Total	$385,615	$265,023	$45,403	$38,444	$239,266	$233,288	$670,284	$536,755

	Credit Risk Profile Based on Payment Activity
(dollars in thousands)	Residential Mortgage		Home Equity Lines and Loans		Consumer		Leases		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
As of December 31,
Performing	$257,572	$108,201	$215,866	$177,238	$12,175	$12,693	$35,118	$47,215	$520,731	$345,347
Non-performing	4,411	2,452	987	625	25	24	279	536	5,702	3,637

Total	$261,983	$110,653	$216,853	$177,863	$12,200	$12,717	$35,397	$47,751	$526,433	$348,984

(1)	As of December 31, 2010, these loans reflect loan balances which have been reduced by partial charge-offs, and are carried at their net realizable value.

H. Impaired Loans

The following tables detail the recorded investment and principal balance of impaired loans by portfolio segment, their related allowance for loan and lease losses and interest income recognized for the twelve months ended December 31, 2010 and 2009:

(dollars in thousands)	Recorded Investment(2)	Principal Balance	Related Allowance	Average Principal Balance	Interest Income recognized	Cash-Basis Interest Income Recognized
As of or for the twelve months ended December 31, 2010
Impaired loans with related allowance:
Commercial mortgage	$1,696	$2,285	$110	$2,287	$116	$—
Home equity lines and loans	749	1,099	390	1,078	22	—
Residential mortgage	2,480	2,480	56	2,480	—	—
Commercial and industrial	1,514	4,294	123	4,318	83	—

Total	6,439	10,158	679	10,163	221	—
Impaired loans without related allowance(1)(3):						—
Commercial mortgage	158	158	—	160	1	—
Home equity lines and loans	273	279	—	280	8	—
Residential mortgage	4,841	5,170	—	5,109	194	—
Commercial and industrial	323	500	—	501	11	—
Consumer loans	25	26	—	26	1	—

Total	5,620	6,133	—	6,076	215	—

Grand total	$12,059	$16,291	$679	$16,239	$436	$—

(1)	The table above does not include the recorded investment of $1.3 million of impaired leases without a related allowance for loan and lease losses.
(2)	Recorded investment equals principal balance less partial charge-offs and interest payments on non-performing loans that have been applied to principal.
(3)	The table above excludes purchased credit-impaired loans discussed in Note 5E, above.

(dollars in thousands)	Recorded Investment(2)	Principal Balance	Related Allowance	Average Principal Balance	Interest income recognized	Cash-Basis Interest Income Recognized
As of or for the twelve months ended December 31, 2009
Impaired loans with related allowance:
Commercial mortgage	$1,459	$1,459	$19	$1,460	$49	$—
Construction	595	595	58	595	24	—
Commercial and industrial	1,204	2,804	240	2,462	131	—

Total	3,258	4,858	317	4,517	204	—
Impaired loans without related allowance(1):						—
Residential mortgage	2,452	2,618	—	2,602	49	—

						—
Grand total	$5,710	$7,476	$317	$7,119	$253	$—

(1)	The table above does not include the recorded investment of $536 thousand of impaired leases without a related allowance for loan and lease losses.
(2)	Recorded investment equals principal balance less partial charge-offs and interest payments on non-performing loans that have been applied to principal

6. OTHER REAL ESTATE OWNED

Other real estate owned (“OREO”) consists of properties acquired as a result of deed in-lieu-of foreclosure and foreclosures. Properties or other assets are classified as OREO and are reported at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of assets are capitalized, and costs relating to holding the property are charged to expense. The Corporation had $2.5 million in OREO assets at December 31, 2010.

The summary of the change in other real estate owned, which is included as a component of other assets on the Corporation’s Consolidated Balance Sheets, is as follows:

	December 31,
(dollars in thousands)	2010	2009
Balance January 1	$1,025	$—
Additions	3,124	1,940
Capitalized cost	244	147
Impairment of OREO	(381)	—
Sales	(1,485)	(1,062)

Balance December 31	$2,527	$1,025

7. PREMISES AND EQUIPMENT

A. A summary of premises and equipment is as follows:

	December 31,
(dollars in thousands)	2010	2009
Land	$5,369	$3,268
Buildings	21,478	17,350
Furniture and equipment.	20,001	18,122
Leasehold improvements	10,883	9,021
Construction in progress	531	617
Less: accumulated depreciation	(29,104)	(26,940)

Total	$29,158	$21,438

Depreciation and amortization expense related to the assets detailed in the above table for the years ended December 31, 2010, 2009, and 2008 amounted to $2.3 million, $1.9 million, and $1.7 million, respectively.

B. Future minimum cash rent commitments under various operating leases as of December 31, 2010 are as follows:

(dollars in thousands)
2011	$1,779
2012	1,900
2013	1,677
2014	1,555
2015	1,550
2016 and thereafter	18,045

Rent expense on leased premises and equipment for the years ended December 31, 2010, 2009 and 2008 amounted to $1.6 million, $1.3 million, and $1.0 million, respectively.

8. MORTGAGE SERVICING RIGHTS (“MSR”S)

A. The following summarizes the Corporation’s activity related to MSRs for the years ended December 31:

(dollars in thousands)	2010	2009	2008
Balance, January 1	$4,059	$2,205	$2,820
Additions	1,819	2,570	420
Amortization	(923)	(853)	(367)
Recovery (impairment)	(30)	137	(668)

Balance, December 31	$4,925	$4,059	$2,205

Fair value	$5,815	$4,807	$2,210

Loans serviced for others	$605,485	$514,875	$350,199

B. The following summarizes the Corporation’s activity related to changes in the impairment valuation allowance of MSRs for the years ended December 31:

(dollars in thousands)	2010	2009	2008
Balance, January 1	$(566)	$(703)	$(35)
Impairment	(390)	(205)	(698)
Recovery	360	342	30

Balance, December 31	$(596)	$(566)	$(703)

C. Other MSR Information – At December 31, 2010, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

(dollars in thousands)
Fair value amount of MSRs	$5,815
Weighted average life (in years)	5.6
Prepayment speeds (constant prepayment rate)(1)	13.0%
Impact on fair value:
10% adverse change	$(265)
20% adverse change	$(510)
Discount rate	10.26%
Impact on fair value:
10% adverse change	$(210)
20% adverse change	$(406)

(1)	Represents the weighted average prepayment rate for the life of the MSR asset.

At December 31, 2010, 2009 and 2008, the fair value of the mortgage MSRs is $5.8 million, $4.8 million, and $2.2 million, respectively. The fair value of the MSRs for these dates was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates. Mortgage loan prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal and is based on historical experience. The discount rate is used to determine the present value of future net servicing income. Another key assumption in the model is the required rate of return the market would expect for an asset with similar risk. Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change.

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

9. DEPOSITS

A. The following table details the components of deposits:

	As of December 31,
(dollars in thousands)	2010	2009
Savings	$134,163	$101,719
NOW accounts(1)	234,107	151,432
Market rate accounts(1)	407,936	282,010
Time deposits, less than $100	144,410	74,528
Time deposits, $100 or more	101,259	79,177
Wholesale time deposits	37,201	36,118

Total interest-bearing deposits	1,059,076	724,984
Non-interest-bearing deposits	282,356	212,903

Total deposits	$1,341,432	$937,887

(1)	Includes other wholesale deposits.

The aggregate amount of deposit overdrafts included as loans as of December 31, 2010 and 2009 were $740 thousand and $332 thousand, respectively.

B. The following tables detail the maturities of time deposits:

	As of December 31, 2010
(dollars in thousands)	$100 or more	Less than $100
Maturing during:
2011	$83,601	$105,863
2012	10,794	23,251
2013	2,499	6,562
2014	2,606	5,538
2015	1,759	3,141
2016 and thereafter	—	55

Total	$101,259	$144,410

C. The following tables detail the maturities of wholesale time deposits:

As of December 31, 2010
(dollars in thousands)	$100 or more	Less than $100
Maturing during:
2011	$36,553	$648
2012	—	—
2013	—	—
2014	—	—
2015	—	—
2016 and thereafter	—	—

Total	$36,553	$648

10. SHORT-TERM AND OTHER BORROWINGS

A. Short-term borrowings – As of December 31, 2010 and 2009, the Corporation had $10.1 million and $0 of short-term (original maturity of one year or less) borrowings, respectively, which consisted solely of funds obtained from overnight repurchase agreements with commercial customers.

A summary of short-term borrowings is as follows:

(dollars in thousands)	2010	2009
FRB discount window borrowings	$—	$—
Repurchase agreements	10,051	—

Total short-term borrowings	$10,051	—

The following table sets forth information concerning short-term borrowings:

(dollars in thousands)	2010	2009
Balance at year-end	$10,051	$—
Maximum amount outstanding at any month-end	12,127	—
Average balance outstanding during the year	5,839	159
Weighted-average interest rate:
As of year-end	0.25%	N/A
Paid during the year	0.28%	0.61%

Average balances outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

B. FHLB Advances and Other Borrowings:

As of December 31, 2010 and 2009, the Corporation had $160.1 million and $146.9 million, respectively, of other borrowings, consisting mainly of advances from FHLB as well as a commercial mortgage on its Wealth Management Division’s offices located in Bryn Mawr, PA.

The following table presents the remaining periods until maturity of the FHLB advances and other borrowings:

	As of December 31,
(dollars in thousands)	2010	2009
Within one year	$63,680	$40,523
Over one year through five years	72,980	94,120
Over five years through ten years	22,345	10,998
Over ten years	1,139	1,247

Total	$160,144	$146,888

The following table presents rate and maturity information on FHLB advances and other borrowings:

	Maturity Range(1)		Weighted Average Rate	Stated Interest Rate		Balance at December 31,
Description	From	To		From	To	2010	2009
Fixed amortizing	04/11/11	12/29/15	3.54%	2.88%	3.90%	$19,028	$29,326
Adjustable amortizing (commercial mortgage)	01/29/29	01/29/29	5.50%	5.50%	5.50%	2,000	2,062
Bullet maturity	01/24/11	09/09/13	3.31%	1.19%	4.12%	65,500	95,500
Convertible-fixed	01/10/11	08/20/18	1.49%	1.16%	2.62%	73,616	20,000

Total						$160,144	$146,888

(1)	Maturity range refers to December 31, 2010 balances.

Included in the table above as of December 31, 2010 and 2009 are $73.6 million and $20.0 million, respectively, of FHLB advances whereby the FHLB has the option, at predetermined times, to convert the fixed interest rate to an adjustable interest rate indexed to the London Interbank Offered Rate (“LIBOR”). The Corporation has the option to prepay these advances, without penalty, if the FHLB elects to convert the interest rate to an adjustable rate. As of December 31, 2010, substantially all the FHLB advances with this convertible feature are subject to conversion in fiscal 2011. These advances are included in the periods in which they mature, rather than the period in which they are subject to conversion.

C. Other FHLB Information – The Corporation had a maximum borrowing capacity (“MBC”) with the FHLB of approximately $611.3 million as of December 31, 2010 of which the unused capacity was $444.8 million at December 31, 2010. In addition there were $75 million in overnight federal funds line and $55 million of Federal Reserve Discount Window capacity. In connection with its FHLB borrowings, the Corporation is required to hold the capital stock of the FHLB. The amount of capital stock held was $14.2 million at December 31, 2010, and $7.9 million at December 31, 2009. The carrying amount of the FHLB stock approximates its redemption value. On December 23, 2008, the FHLB announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. There were no dividends paid on FHLB stock in 2010 or 2009, no repurchases of capital stock during the twelve months ended December 31, 2009 and only limited repurchases of capital stock during the same period in 2010.

The level of required investment in FHLB stock is based on the balance of outstanding loans the Corporation has from the FHLB. Although FHLB stock is a financial instrument that represents an equity interest in the FHLB, it does not have a readily determinable fair value. FHLB stock is generally viewed as a long-term investment. Accordingly, when evaluating FHLB stock for impairment, its value should be determined based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Corporation regularly reviews financial statements filed by the FHLB. The most recent financial information available as of March 2, 2011 indicates improvement in the FHLB’s net income as well as its capital ratios. In addition, credit-related other-than-temporary impairments have declined considerably for the year ended December 31, 2010, as compared to the same period in 2009. Management believes that these indicators, as well as the fact that the FHLB has recently resumed redemption of its capital stock, support the Corporation’s assessment that its investment in FHLB capital stock is not other-than-temporarily impaired.

11. SUBORDINATED DEBENTURES

The Bank issued an aggregate of $15 million in subordinated debentures in July and August 2008. This subordinated debenture has a floating interest rate, which resets quarterly at 90 day LIBOR plus 3.75%, has a maturity of 10 years, and can be prepaid at the end of 5 years with no prepayment penalty. At December 31, 2010, the rate was 4.05% and will next reset on March 15, 2011. Interest is payable quarterly and principal is due September 15, 2018.

In April 2009, the Bank raised an additional $7.5 million in subordinated debentures. These subordinated debentures bear an interest rate at a rate per annum equal to the 90 day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first 5 years of the term. At December 31, 2010, the rate was 6.05% and will next reset on March 15, 2011.

Subordinated debentures qualify as Tier II regulatory capital for the first five years from the date of issuance and thereafter are discounted as the subordinated debentures approach maturity, with one fifth of the original amount excluded from Tier II capital each year during the last five years before maturity. When the remaining maturity is less than one year, the subordinated debentures are excluded from Tier II capital. Unamortized subordinated debenture issuance costs were $296 thousand and $320 thousand at December 31, 2010 and 2009, respectively. These costs are amortized over the term of the debt, as an adjustment to the yield.

12. JUNIOR SUBORDINATED DEBENTURES

In connection with the acquisition of FKF, the Corporation acquired FKF Capital Trust I (the “Trust”), a trust formed under Delaware law that became an unconsolidated subsidiary of the Corporation. The Corporation owns all the common shares of the Trust, which totals $928 thousand, as of December 31, 2010 and is recorded in other investments in the Corporation’s Consolidated Balance Sheet. On August 21, 1997, the Trust issued $16.2 million of preferred securities (the “Preferred Securities”) at an interest rate of 9.7%, with a scheduled maturity of August 15, 2027. Simultaneously, the proceeds from the issue, along with $502 thousand of cash were invested in junior subordinated debentures (the “Debentures”) that have been assumed by the Corporation. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Corporation. On November 15, 2001 and June 25, 2008, FKF purchased $3.5 million and $1.5 million, respectively, of the Preferred Securities.

The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable semiannually in arrears. The Corporation has the option, subject to required regulatory approval, if any, to prepay the securities. The Corporation has, under the terms of the Debentures and the related Indenture as well as the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust’s obligations under the Debentures.

The premium to call the Preferred Securities decreases each August 15th until August 15, 2017, at which time they are callable at their face value.

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

Investment Securities Available for Sale

Estimated fair values for investment securities are generally valued by an independent third party based on market data utilizing pricing models that vary by asset and incorporate available trade, bid and other market information. See Note 4 for more information.

Loans Held for Sale

The fair value of loans held for sale is based on pricing obtained from secondary markets.

Net Portfolio Loans and Leases

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

Mortgage Servicing Rights

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

Short-term borrowings

The carrying amount of short-term borrowings, which include overnight repurchase agreements approximate their fair value.

FHLB Advances and Other Borrowings

The fair value of FHLB advances and other borrowings, which includes a $2.0 million commercial mortgage loan, is established using a discounted cash flow calculation that applies interest rates currently being offered on mid-term and long term borrowings.

Subordinated Debentures

The fair value of subordinated debentures is established using a discounted cash flow calculation that applies interest rates currently being offered on comparable borrowings.

Junior Subordinated Debentures

The carrying amounts reported in the balance sheet for junior subordinated debentures approximate their fair values, and are based in part on the call price of the instruments.

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

The carrying amount and estimated fair value of the Corporation’s financial instruments are as follows:

	As of December 31,
	2010		2009
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$89,484	$89,484	$79,317	$79,317
Investment securities AFS	317,052	317,052	208,224	208,224
Loans held for sale	4,838	4,874	3,007	3,051
Net portfolio loans and leases	1,186,442	1,204,056	875,315	888,242
Mortgage servicing rights	4,925	5,815	4,059	4,807
Other assets	25,853	25,853	15,345	15,345

Total financial assets	$1,628,594	$1,647,134	$1,185,267	$1,198,986

Financial liabilities:
Deposits	$1,341,432	$1,342,294	$937,887	$938,523
Repurchase agreements	10,051	10,051	—	—
FHLB advances	158,144	161,483	144,826	147,446
Mortgage payable	2,000	2,210	2,062	2,232
Subordinated debentures	22,500	22,732	22,500	22,580
Jr. subordinated debentures	12,029	12,029	—	—
Other liabilities	24,174	24,174	27,610	27,610

Total financial liabilities	$1,570,330	$1,574,973	$1,134,885	$1,138,391

Off-balance sheet contract or notional amount	$383,123	$383,123	$348,900	$348,900

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

The value of the Corporation’s available for sale investment securities, which generally include state and municipal securities, U.S. government agencies and mortgage backed securities, are reported at fair value. These securities are valued by an independent third party. The third party’s evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities, additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

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

Level 1 – Quoted prices in active markets for identical securities.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Instruments whose significant value drivers are unobservable.

These levels are not necessarily an indication of the risks or liquidity associated with these investments. The following tables summarize the assets at December 31, 2010 and 2009 that are recognized on the Corporation’s balance sheet using fair value measurement determined based on the differing levels of input.

Fair value of assets measured on a recurring basis for the year ended December 31, 2010:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	$5.1	$5.1	$—	$—
U.S. Treasury obligations	156.6	—	156.6	—
State & political subdivisions	32.3	—	32.3	—
Federal agency mortgage backed securities	49.2	—	49.2	—
Government agency mortgage backed securities	24.3	—	24.3	—
Collateralized mortgage obligations	2.1	—	2.1	—
Corporate bonds	10.6	—	10.6	—
Other equity investments	0.3	0.3	—	—
Bond – mutual funds	34.7	34.7	—	—
Other debt securities	1.8	—	1.8	—

Total assets measured on a recurring basis at fair value	$317.0	$40.1	$276.9	$—

Fair value of assets measured on a non-recurring basis at December 31, 2010:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights	$0.7	$—	$0.7	$—
Impaired loans and leases	2.5	—	2.5	—
OREO and other repossessed property	2.5	—	2.5	—

Total assets measured at fair value on a non-recurring basis	$5.7	$—	$5.7	$—

Fair value of assets measured on a recurring basis for the year ended December 31, 2009:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	$85.1	$—	$85.1	$—
State & political subdivisions	25.0	—	25.0	—
Federal agency mortgage backed securities	50.9	—	50.9	—
Government agency mortgage backed securities	8.7	—	8.7	—
Bond – mutual funds	37.0	37.0	—	—
Other debt securities	1.5	—	1.5	—

Total assets measured on a recurring basis at fair value	$208.2	$37.0	$171.2	$—

Fair value of assets measured on a non-recurring basis at December 31, 2009:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights	$0.7	$—	$0.7	$—
Impaired loans and leases	6.2	—	6.2	—
OREO and other repossessed property	1.0	—	1.0	—

Total assets measured at fair value on a non-recurring basis	$7.9	$—	$7.9	$—

As of December 31, 2010 and 2009, the Corporation did not have any assets whose fair value was determined using level 3 inputs. Hence, no rollforward of the level 3 assets is presented here. In addition, no transfer of assets between levels has occurred during the twelve months ended December 31, 2010 or 2009.

15. 401(K) PLAN

The Corporation has a qualified defined contribution plan for all eligible employees under which the Corporation contributes $1.00 for each $1.00 that an employee contributes up to a maximum of 3.0% of the employee’s base salary. The Corporation’s expenses for the 401(K) Plan were $570 thousand, $503 thousand and $457 thousand in 2010, 2009 and 2008, respectively.

Effective April 1, 2008, an amendment was made to the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution. The Corporation’s expense for the non-matching discretionary contribution was $769 thousand, $589 thousand and $438 thousand, for the twelve month periods ending December 31, 2010, 2009 and 2008, respectively.

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

The original SERP was restricted and frozen to certain officers of the Corporation and provided each participant the equivalent pension benefit on any compensation which exceeded the IRS limits and bonus deferrals made by eligible individuals.

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

B. Actuarial Assumptions:

	QDBP		SERP(1)		PRBP
	2010	2009	2010	2009	2010	2009
Used to determine benefit obligations for the year ended December 31:
Discount rate	5.30%	5.80%	5.30%	5.80%	5.30%	5.80%
Rate of increase for future compensation	N/A	N/A	3.50%	3.50%	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50%	N/A	N/A	N/A	N/A

C. Changes in Benefit Obligations and Plan Assets:

	QDBP		SERP(1)		PRBP
(dollars in thousands)	2010	2009	2010	2009	2010	2009
Change in benefit obligations
Benefit obligation at January 1	$30,540	$28,453	$4,339	$3,772	$930	$937
Service cost	—	—	185	194	—	—
Interest cost	1,722	1,738	224	215	58	59
Plan participants contribution	—	—	—	—	13	24
Actuarial (gain) loss	1,852	1,708	(278)	295	164	95
Benefits paid	(1,540)	(1,359)	(144)	(137)	(167)	(185)

Benefit obligation at December 31	$32,574	$30,540	$4,326	$4,339	$998	$930

Change in plan assets
Fair value of plan assets at January 1	$28,745	$26,141	$—	$—	$—	$—
Actual return (loss) on plan assets	3,190	3,963	—	—	—	—
Employer contribution	—	—	144	137	154	161
Plan participants’ contribution	—	—	—	—	13	24
Benefits paid	(1,540)	(1,359)	(144)	(137)	(167)	(185)

Fair value of plan assets at December 31	$30,395	$28,745	$—	$—	$—	$—

Funded status at year end (plan assets less benefit obligations)	$(2,179)	$(1,795)	$(4,326)	$(4,339)	$(998)	$(930)

Amounts included in the consolidated balance sheet as other assets (liabilities) & accumulated other comprehensive income including the following:
Prepaid benefit cost/(accrued liability)	$7,524	$7,915	$(2,698)	$(2,320)	$(312)	$(434)
Accumulated other comprehensive loss/(income)	(9,703)	(9,710)	(1,628)	(2,019)	(686)	(496)

Net amount recognized	$(2,179)	$(1,795)	$(4,326)	$(4,339)	$(998)	$(930)

(1)	Includes SERP I and SERP II which are combined for disclosure purposes.

D. The following tables provide the components of net periodic pension costs for the years ended December 31:

QDBP Net Periodic Pension Cost

(dollars in thousands)	2010	2009	2008
Service cost	$—	$—	$337
Interest cost	1,722	1,738	1,701
Expected return on plan assets	(2,099)	(1,905)	(2,586)
Amortization of prior service cost	—	—	16
Amortization of net actuarial (gain) loss	768	945	235
Curtailment	—	—	17

Net periodic pension cost	$391	$778	$(280)

SERP Net Periodic Pension Cost

(dollars in thousands)	2010	2009	2008
Service cost	$185	$194	$90
Interest cost	224	215	197
Amortization of prior service cost	87	120	131
Amortization of net actuarial (gain) loss	26	26	—

Net periodic pension cost	$522	$555	$418

PRBP Net Periodic Pension Cost

(dollars in thousands)	2010	2009	2008
Service cost	$—	$—	$—
Interest cost	58	59	64
Settlement	—	—	153
Amortization of transition obligation (asset)	26	26	26
Amortization of prior service cost	(138)	(138)	(202)
Amortization of net actuarial (gain) loss	86	77	55

Net periodic pension cost	$32	$24	$96

E. Plan Assets:

	Asset Allocation Range	Percentage of QDBP Plan Assets at December 31
		2010	2009
Asset Category
Equity securities(1)	50% - 65%	63%	60%
Debt securities	30% - 45%	37%	40%
Cash reserves	1% - 5%	—	—

Total		100%	100%

(1)	Includes Bryn Mawr Bank Corporation common stock in the amount of $550 thousand or 1.8% and $475 thousand or 1.7% at December 31, 2010 and 2009, respectively.

The expected rate of return on plan assets in the QDBP was selected by the Corporation after consultation with its actuary, and is based in part on long term historical rates of return and various actuarial assumptions. The discount rate was also selected by the Corporation after consultation with its actuary, and is based in part upon the current yield of a portfolio of long term investment grade securities.

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

The Corporation’s overall investment strategy is to achieve a mix of approximately 60% investments for long-term growth and 40% for production of current income. The target allocations for the plan are 60% equity securities comprised of a number of mutual funds managed with differing objectives and styles. The plan also holds shares of the Corporation’s common stock. Fixed income obligations include corporate obligations, U.S. Treasury and Agency securities, along with fixed income mutual funds.

The following table summarizes the assets of the Pension Plan at December 31, 2010 determined by using three broad levels of inputs. See Note 14 for description of levels.

The fair value of the pension assets measured on a recurring basis as of December 31, 2010:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash	$11	$11	$—	$—
Obligations of U.S. Treasury	530	—	530	—
Obligations of U.S. Government and agencies	1,743	—	1,743	—
Corporate bonds	352	—	352	—
Common stocks	550	550	—	—
Equity – mutual funds	19,103	19,103	—	—
Bond – mutual funds	7,919	7,919	—	—
Money market – mutual funds	187	187	—	—

Total assets measured on a recurring basis at fair value	$30,395	$27,770	$2,625	$—

The fair value of the pension assets measured on a recurring basis as of December 31, 2009:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Obligations of U.S. Treasury	$1,099	$—	$1,099	$—
Obligations of U.S. Government and agencies	3,439	—	3,439	—
Corporate bonds	355	—	355	—
Common stocks	475	475	—	—
Equity – mutual funds	16,866	16,866	—	—
Bond – mutual funds	6,287	6,287	—	—
Money market – mutual funds	224	224	—	—

Total assets measured on a recurring basis at fair value	$28,745	$23,852	$4,893	$—

F. Cash Flows

The following benefit payments, which reflect expected future services, are expected to be paid over the next ten years:

(dollars in thousands)	QDBP	SERP	PRBP
Fiscal year ending
2011	$1,587	$146	$154
2012	1,621	146	142
2013	1,685	145	130
2014	1,785	148	118
2015	1,960	195	107
2016-2020	$10,166	$961	$381

G. Other Pension and Post Retirement Benefit Information

In 2005, the Corporation capped the maximum payment under the PRBP at 120% of the 2005 benefit. The cost is at the cap in 2010. The long term impact of the cap will be to make the cost trend rate assumed for 2010 immaterial.

H. Expected Contribution to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s QDBP at December 31, 2010, no minimum funding requirement is anticipated for 2011. The 2011 expected contribution for the SERP is $146 thousand.

17. INCOME TAXES

A. The components of the net deferred tax asset (liabilities) as of December 31 are as follows:

(dollars in thousands)	2010	2009
Deferred tax assets:
Loan and lease loss reserve	$5,194	$3,648
Other reserves	2,467	711
Net operating loss carry-forward	2,707	—
Alternative minimum tax credits	568	—
Amortizing fair value adjustments, Merger	3,539	—
Defined benefit plans	5,259	5,243

Total deferred tax assets	19,734	9,602

Deferred tax liabilities:
Other reserves	(258)	98
QDBP	(2,634)	(2,770)
Originated MSRs	(1,724)	(1,421)
Unrealized appreciation on investment securities	(567)	(518)

Total deferred tax liability	(5,183)	(4,611)

Total net deferred tax assets	$14,551	$4,991

Not included in the table above are deferred tax assets related to state tax net operating losses related to our leasing subsidiary of approximately $175 thousand as of December 31, 2010, for which we have recorded a full valuation allowance. Also, as of December 31, 2010, the Corporation has a $432 thousand capital loss carry-forward, for which it has recorded a 100% valuation allowance, due to the Corporation’s limited access to instruments that would produce an offsetting capital gain.

B. The provision for income taxes consists of the following:

(dollars in thousands)	2010	2009	2008
Currently payable	$4,055	$5,443	$4,413
Deferred	457	57	600

Total	$4,512	$5,500	$5,013

C. Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(dollars in thousands)	2010	Tax Rate	2009	Tax Rate	2008	Tax Rate
Computed tax expense at statutory federal rate	$4,790	35.0%	$5,543	35.0%	$5,018	35.0%
Tax-exempt income	(444)	(3.2)	(300)	(1.9)%	(270)	(1.9)%
Other, net	166	1.2	257	1.6%	265	1.9%

Total income tax expense	$4,512	33.0%	$5,500	34.7%	$5,013	35.0%

D. Other Income Tax Information

In accordance with the provisions of ASC 740, “Accounting for Uncertainty in Income Taxes”, the Corporation recognizes the financial statement benefit of a tax position only after determining that the Corporation would more likely than not sustain the position following an examination. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. The Corporation applied these criteria to tax positions for which the statute of limitations remained open.

There were no reserves for uncertain tax positions recorded during the twelve months ended December 31, 2010, 2009 or 2008.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, and in multiple state jurisdictions. The Corporation is no longer subject to U.S. federal income tax examination by tax authorities for the years before 2008.

The Corporation’s policy is to record interest and penalties on uncertain tax positions as income tax expense. No interest or penalties were accrued in 2010.

As of December 31, 2010, the Corporation has net operating loss carry-forwards for federal income tax purposes of $ 7.7 million which are available to offset future federal taxable income through 2030. In addition, the Corporation has alternative minimum tax credits of $568 thousand, which are available to reduce future federal regular income taxes over an indefinite period.

18. STOCK - BASED COMPENSATION

A. General Information

The Corporation permits the issuance of stock options, dividend equivalents, performance awards, stock appreciation rights, restricted stock and/or restricted stock units to employees and directors of the Corporation under several plans. The terms and conditions of awards under the plans are determined by the Corporation’s Compensation Committee.

Prior to April 25, 2007, all shares authorized for grant as stock-based compensation were limited to grants of stock options. On April 25, 2007, the Shareholders approved the Corporation’s “2007 Long-Term Incentive Plan” (the “2007 LTIP”) under which a total of 428,996 shares of the Corporation’s common stock were made available for award grants. On April 28, 2010, the Shareholders approved the Corporation’s “2010 Long Term Incentive Plan” (“2010 LTIP”) under which a total of 445,002 shares of the Corporation’s common stock were made available for award grants.

The equity awards granted under the 2007 and 2010 LTIPs were authorized to be in the form of, among others, options to purchase the Corporation’s common stock, restricted stock awards (“RSA”s) and performance stock awards (“PSA”s).

The fair value of the RSAs is based on the closing price on the day preceding the date of the grant.

The PSAs vest based on the Corporation’s total shareholder return relative to the performance of the community bank index for the respective period. The amount of PSAs earned will not exceed 100% of the PSAs awarded. The fair value of the PSAs is calculated using the Monte Carlo Simulation method.

In connection with the Merger, 21,133 fully vested options which had been granted to former FKF employees were assumed by the Corporation.

The following table summarizes the remaining shares authorized to be granted for options, RSAs and PSAs:

	Shares Authorized for:
	Options Only	Options, RSAs or PSAs
Balance, December 31, 2007	10,189	300,996
Options granted – five year vesting	—	(130,514)
Options forfeited	—	10,000

Balance, December 31, 2008	10,189	180,482
Options granted – five year vesting	(10,189)	(158,993)
Options forfeited	—	17,500

Balance, December 31, 2009	—	38,989
Shares authorized – 2010 LTIP	—	445,002
Options authorized – FKF Merger	21,133	—
Options granted – fully vested	(21,133)	—
RSAs granted – four year cliff-vesting	—	(11,920)
PSAs granted – three year cliff-vesting	—	(60,767)
PSAs forfeited	—	500
Unexercised options expired	—	14,080

Balance, December 31, 2010	—	425,884

B. Fair Value of Options Granted

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued during:

	2010	2009	2008
Expected dividend yield	3.24%	3.1%	2.3%
Expected volatility of Corporation’s stock	45.7%	29.4%	21.9%
Risk-free interest rate	1.5%	3.2%	3.4%
Expected life in years	6.0	7.0	7.0
Weighted average fair value of options granted	$5.42	$4.42	$5.27

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

C. Other Stock Option Information – The following table provides information about options outstanding:

	For the Twelve Months Ended December 31,
	2010			2009			2008
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Options outstanding, beginning of period	1,012,896	$19.75	$4.41	901,814	$19.70	$4.31	860,750	$18.52	$4.04
Granted	21,133	13.35	5.42	169,182	18.27	4.42	130,514	24.27	5.27
Forfeited	(14,080)	21.53	4.87	—	—	—	(1,250)	22.00	4.90
Expired	—	—	—	(17,500)	19.50	4.25	(8,750)	20.95	4.77
Exercised	(26,239)	10.97	3.14	(40,600)	12.68	2.45	(79,450)	14.22	2.87

Options outstanding, end of period	993,710	$19.82	$4.45	1,012,896	$19.75	$4.41	901,814	$19.70	$4.31

The following table provides information related to options as of December 31, 2010:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Remaining Contractual Life	Number Exercisable At 12/31/10	Remaining Contractual Life	Weighted Average Exercise Price
$10.36 - $10.75	6,150	7.89 yrs	6,150	7.89 yrs	$10.36
$12.25 - $15.15	62,000	0.23 yrs	62,000	0.23 yrs	$13.67
$16.25 - $18.91	443,152	5.05 yrs	312,886	3.67 yrs	$18.34
$19.11 - $24.27	482,408	5.45 yrs	363,100	5.04 yrs	$21.69

	993,710	4.98 yrs	744,136	4.08 yrs	$19.52

The following table provides information about unvested options:

	For the Twelve Months Ended December 31,
	2010		2009		2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested options, beginning of period	350,076	$4.78	237,172	$5.15	139,584	$5.04
Granted	21,133	5.42	169,182	4.42	130,514	5.27
Vested	(107,405)	4.96	(56,278)	5.22	(31,676)	5.17
Forfeited	(14,230)	4.87	—	—	(1,250)	4.90

Unvested options, end of period	249,574	$4.76	350,076	$4.78	237,172	$5.15

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

	For the Twelve Months Ended December 31,
(dollars in thousands)	2010	2009	2008
Proceeds from strike price of value of options exercised	$288	$514	$1,130
Related tax benefit recognized	60	66	185

Proceeds of options exercised	$348	$580	$1,315
Intrinsic value of options exercised	$460	$690	$529

The following table provides information about options outstanding and exercisable options:

	As of December 31,
	2010		2009		2008
	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options
Number	993,710	744,136	1,013,396	663,320	901,814	664,642
Weighted average exercise price	$19.82	$19.52	$19.75	$19.15	$19.70	$18.43
Aggregate intrinsic value	$260,320	$260,320	$167,536	$167,536	$1,449,701	$1,449,701
Weighted average contractual term	5.0	4.0	6.1	4.6	6.0	4.9

The unamortized stock based compensation expense at December 31, 2010 was $1.4 million which will be recognized over the next 42 months.

D. Restricted Stock Awards and Performance Stock Awards

The Corporation has granted restricted stock awards and Performance Stock Awards under the 2007 LTIP and 2010 LTIP Plans.

The compensation expense for the RSAs is measured based on the market price of the stock on the day prior to the grant date and is recognized on a straight line basis over the vesting period, accelerated for retirement eligibility. Stock restrictions are subject to alternate vesting for death and disability and retirement.

During 2010, the Corporation recognized $25 thousand of expense related to the Corporation’s RSAs. As of December 31, 2010, there was $175 thousand of unrecognized compensation cost related to RSAs. This cost will be recognized over a weighted average period of 3.5 years.

The following table details the RSAs for the twelve month periods ended December 31, 2010, 2009 and 2008:

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance	—	—	—	—	—	—
Granted	11,920	$16.78	—	—	—	—
Vested	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Ending balance	11,920	$16.78	—	—	—	—

The compensation expense for PSAs is measured based on the grant date fair value as calculated using the Monte Carlo Simulation. The Simulation used various assumptions that include expected volatility of 54.78%, a risk free rate of return of 0.742% and a correlation co-efficient of 0.5602%

The Corporation recognized $87 thousand of expense related to the PSAs in 2010. As of December 31, 2010 there was $499 thousand of unrecognized compensation cost related to PSAs. This cost will be recognized over a weighted average period of 2.6 years.

The following table details the PSAs for the twelve month periods ending December 31, 2010, 2009 and 2008:

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance	—	—	—	—	—	—
Granted	60,767	$9.64	—	—	—	—
Vested	—		—	—	—	—
Forfeited	(500)	$9.64	—	—	—	—

Ending balance	60,267	$9.64	—	—	—	—

19. EARNINGS PER SHARE

The calculation of basic earnings per share and diluted earnings per share is presented below:

(dollars in thousands, except per share data)	Year Ended December 31,
	2010	2009	2008
Numerator – Net income available to common shareholders	$9,174	$10,337	$9,325

Denominator for basic earnings per share – Weighted average shares outstanding	10,765,657	8,732,004	8,566,938
Effect of dilutive potential common shares	12,312	16,719	34,233

Denominator for diluted earnings per share – Adjusted weighted average shares outstanding	10,777,969	8,748,723	8,601,171

Basic earnings per share	$0.85	$1.18	$1.09
Diluted earnings per share	$0.85	$1.18	$1.08
Antidulitive shares excluded from computation of average dilutive earnings per share	941,079	806,396	321,812

All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits. See Note 1-P – Summary of Significant Accounting Policies: Earnings Per Common Share for a discussion on the calculation of earnings per share.

20. OTHER OPERATING INCOME

Components of other operating income for the indicated years ended December 31 include:

(dollars in thousands)	2010	2009	2008
Cash management	$77	$306	$679
Other	841	714	308
Insurance commissions	386	394	365
Safe deposit rental income	365	334	318
Other investment income	162	67	476
Interest rate floor income	—	—	268
Rent	167	222	179
Title insurance	207	355	52
Commissions and fees	396	372	340

Other operating income	$2,601	$2,764	$2,985

21. OTHER OPERATING EXPENSE

Components of other operating expense for the indicated years ended December 31 include:

(dollars in thousands)	2010	2009	2008
Other	$2,533	$1,925	$1,750
Temporary help & recruiting	570	377	430
Loan processing and closing	1,029	1,046	568
Computer processing	974	508	525
Other taxes	698	650	587
Travel and entertainment	371	323	400
Postage	370	351	350
Director fees	322	312	333
Telephone	455	371	342
Stationary & supplies	334	276	272

Other operating expense	$7,656	$6,139	$5,557

22. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2010 and 2009 was as follows:

Following is a summary of these transactions:

(dollars in thousands)	2010	2009
Balance, January 1	$4,472	$3,600
Additions	2,232	1,004
Amounts collected	(587)	(132)

Balance, December 31	$6,117	$4,472

Related party deposits amounted to $917 thousand and $728 thousand at December 31, 2010 and 2009, respectively.

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONTINGENCIES AND CONCENTRATION OF CREDIT RISK

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

Commitments to extend credit, which include unused lines of credit and unfunded commitments to originate loans, are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2010 were $358.7 million. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on a credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2010 amounted to $27.2 million. There were no outstanding bankers’ acceptances as of December 31, 2010.

Contingencies

Legal Matters

In the ordinary course of business, the Corporation is subject to litigation, claims, and assessments that involve claims for monetary relief. Some of these are covered by insurance. Based upon information presently available to the Corporation and its counsel, it is the Corporation’s opinion that any legal and financial responsibility arising from such claims will not have a material, adverse effect on its results of operations, financial condition or capital.

Indemnifications

In general, the Corporation does not sell loans with recourse, except to the extent that it arises from standard loan-sale contract provisions. These provisions cover violations of representations and warranties and, under certain circumstances, first payment default by borrowers. These indemnifications may include the repurchase of loans by the Corporation, and are considered customary provisions in the secondary market for conforming mortgage loan sales. For the twelve months ended December 31, 2010, 2009 and 2008, the Corporation recorded an immaterial amount of loan repurchases resulting from these provisions.

Concentrations of Credit Risk

The Corporation has a material portion of its loans in real estate related loans. A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in the Corporation’s primary trade area which includes portions of Delaware, Chester, Montgomery and Philadelphia counties in Southeastern Pennsylvania. The Corporation is aware of this concentration and attempts to mitigate this risk to the extent possible in many ways, including the underwriting and assessment of borrower’s capacity to repay. See Note 5 – Loans and Leases for additional information.

At December 31, 2010, the total first lien interest only residential loans of $42.7 million included $37.1 million of adjustable rate loans that convert to principal and interest payments between five and ten years after inception and $5.7 million of fixed rate loans that continue as interest only loans until reaching maturity. At December 31, 2010, the balance sheet also included $327 thousand one to four family residential loans secured by junior lien positions that are interest only loans. These fixed rate loans will remain as interest only loans until maturity.

As of December 31, 2010, the Corporation had no loans sold with recourse outstanding.

24. DIVIDEND RESTRICTIONS

The Bank is subject to the Pennsylvania Banking Code of 1965 (the “Code”), as amended, and is restricted in the amount of dividends that can be paid to its shareholder, the Corporation. The Code restricts the payment of dividends by the Bank to the amount of its net income during the current calendar year and the retained net income of the prior two calendar years, unless the dividend has been approved by the Board of Governors of the Federal Reserve System. The total was $10.4 million as of December 31, 2010. However, the amount of dividends paid by the Bank cannot reduce capital levels below levels that would cause the Bank to be less than adequately capitalized as detailed in Note 25 – Regulatory Capital Requirements.

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

B. S-3 Shelf Registration Statement and Offerings Thereunder

In June 2009, the Corporation filed a shelf registration statement (the “Shelf Registration Statement”) which allows the Corporation to raise additional capital through offers and sales of registered securities consisting of common stock, warrants to purchase common stock, stock purchase contracts or units consisting of any combination of the foregoing securities. Using the prospectus in the Shelf Registration Statement, together with applicable prospectus supplements, the Corporation may sell, from time to time, in one or more offerings, any amount of such securities in a dollar amount up to $90,000,000, in the aggregate.

On May 18, 2010, through a registered direct stock offering under the Shelf Registration Statement, the Corporation issued 1,548,167 common shares, at a price of $17.00 per share, raising $24.6 million after deducting placement agent’s fees and other offering expenses of $1.7 million.

On July 20, 2009, the Corporation filed with the Securities and Exchange Commission a prospectus supplement in order to register 850,000 common shares of its stock under the Shelf Registration Statement in connection with a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows for the grant of a request for waiver (“RFW”) above the Plan maximum investment of $120 thousand per account per year. An RFW is granted based on a variety of factors, including the Corporation’s current and projected capital needs, prevailing market prices of the Corporation’s common stock and general economic and market conditions.

The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. For the twelve months ended December 31, 2010 and 2009, the Corporation issued 119,175 and 81,641 shares, respectively, and raised $2.0 million and $1.2 million, respectively, through the Plan.

C. Private Transactions in Securities

In April 2009, the Bank raised $7.5 million in subordinated debt which qualified as Tier II capital. This subordinated debt bears interest at a rate per annum equal to the ninety day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first five years of the term.

In April 2009, in accordance with and reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Corporation also sold 150,061 shares of its common stock, par value $1.00 per share (“Shares”), in a private placement of securities to a purchaser which qualifies as an accredited investor under Rule 501(a) of Regulation D under the Securities Act. The purchase price per Share was equal to the average closing price of shares of the Corporation’s common stock on NASDAQ for the thirty trading days ending on April 16, 2009, which equaled $16.66 per Share. The aggregate purchase price for the Shares sold was $2.5 million. The Corporation did not pay any underwriting discounts or commissions and did not pay any brokerage fees in connection with the sale of the Shares. The Shares sold constituted, at the time, 1.7% of the outstanding shares of the Corporation’s common stock, as determined immediately after the closing of the sale.

D. Shares Issued in Merger

In connection with the Merger, the Corporation issued 1,630,053 common shares, valued at $26.5 million, to former shareholders of FKF. These shares were registered on an S-4 registration statement filed by the Corporation in January 2010.

E. Regulatory Capital Ratios

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and the Bank. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. The Corporation believes that as of December 31, 2010 and 2009, the Corporation and the Bank had met all capital adequacy requirements to which they were subject. Federal banking regulators have defined specific capital categories, and categories range from a best of “well capitalized” to a worst of “critically under capitalized.” Both the Corporation and the Bank were classified as “well capitalized” as of December 31, 2010 and 2009.

See Note 16 – Pension and Postretirement Benefit Plans for certain information relating to the accumulated other comprehensive income that is a reduction to capital and related regulatory capital impact.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 are presented in the following table:

	Actual		Minimum to be Well Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio
December 31, 2010
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$186,657	13.71%	$136,142	10%
Bank	182,587	13.47%	135,556	10%
Tier I Capital to Risk Weighted Assets:
Corporation	153,806	11.30%	81,685	6%
Bank	149,742	11.05%	81,334	6%
Tier I Capital to Quarterly Average Assets:
Corporation	153,806	8.85%	86,926	5%
Bank	149,742	8.62%	86,828	5%
December 31, 2009
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$132,226	12.53%	$105,533	10%
Bank	128,185	12.20%	105,092	10%
Tier I Capital to Risk Weighted Assets:
Corporation	99,277	9.41%	63,320	6%
Bank	95,236	9.06%	63,055	6%
Tier I Capital to Quarterly Average Assets:
Corporation	99,277	8.35%	59,478	5%
Bank	95,236	8.03%	59,327	5%

26. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters Ending 2010
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$13,894	$13,824	$18,473	$18,605
Interest expense	2,777	2,773	3,691	3,405

Net interest income	$11,117	$11,051	$14,782	$15,200
Provision for loan and lease losses	3,113	994	4,236	1,511
Income before income taxes	3,410	3,844	(1,766)	8,198
Tax expense	1,187	1,438	(746)	2,633

Net income.	$2,223	$2,406	$(1,020)	$5,565

Basic earnings per common share	$0.25	$0.25	$(0.08)	$0.46
Diluted earnings per common share	$0.25	$0.25	$(0.08)	$0.46
Dividend declared	$0.14	$0.14	$0.14	$0.14

	Quarters Ending 2009
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$14,293	$14,222	$14,186	$14,191
Interest expense	4,667	4,310	3,856	3,266

Net interest income	9,626	9,912	10,330	10,925
Provision for loan and lease losses	1,591	1,686	2,305	1,302
Income before income taxes	4,052	3,740	3,979	4,066
Tax expense	1,420	1,291	1,360	1,429

Net income.	$2,632	$2,449	$2,619	$2,637

Basic earnings per common share	$0.31	$0.28	$0.30	$0.30
Diluted earnings per common share	$0.31	$0.28	$0.30	$0.30
Dividend declared	$0.14	$0.14	$0.14	$0.14

Net interest income, for the three month periods ended September 30, and December 31, 2010 increased significantly as compared to the three month periods ended March 31, and June 30, 2010, largely due to the increase in average interest-earning assets that resulted from the Merger. The increases in provision for loan and lease losses for the quarters ended March 31, and September 30, 2010, as compared to the other two quarters of 2010 were related to charge-offs of $3.2 million in each of the two quarters ended March 31, and September 30, 2010, involving two commercial loan relationships. Net income for the three months ended September 30, 2010, as compared to each of the two prior three month periods, decreased sharply as the result of the $3.9 million increase and $3.7 million increase in merger-related expenses, as compared to the three month periods ended March 31, 2010 and June 30, 2010, respectively. Net income for the three months ended December 31, 2010 increased significantly from the prior three month period as a result of the $3.9 million decrease in merger-related expenses and the $2.7 million decrease in provision.

27. CONDENSED FINANCIAL STATEMENTS

The condensed balance sheet of the Corporation (parent company only) as of December 31, 2010 and 2009 is as follows:

A. Condensed Balance Sheets

(dollars in thousands)	2010	2009
Assets:
Cash	$4,208	$3,676
Investment securities	256	—
Investments in subsidiaries, at equity in net assets	169,296	100,103
Premises and equipment, net	2,877	2,975
Goodwill	457	—
Other assets	1,910	1,311

Total assets	$179,004	$108,065

Liabilities and shareholders’ equity:
Borrowings – mortgage payable	$2,001	$2,062
Jr. subordinated debentures	13,268	—
Accrued taxes payable	41	19
Other liabilities	2,276	2,048

Total liabilities	$17,586	$4,129

Common stock, par value $1, authorized 100,000,000 shares issued 15,109,718 shares and 11,786,084 shares as of December 31, 2010 and 2009, respectively and outstanding 12,195,240 shares and 8,866,420 shares as of December 31, 2010 and 2009, respectively	$15,110	$11,786
Paid-in capital in excess of par value	68,398	17,705
Accumulated other comprehensive income, net of deferred income taxes	(6,757)	(6,913)
Retained earnings	114,548	111,290
Less common stock in treasury, at cost - 2,914,478 shares and 2,919,664 shares as of December 31, 2010 and 2009	(29,881)	(29,932)

Total shareholders’ equity	$161,418	$103,936

Total liabilities and shareholders’ equity	$179,004	$108,065

The condensed income statement of the Corporation (parent company only) as of December 31 is as follows:

B. Condensed Statements of Income

(dollars in thousands)	2010	2009	2008
Dividends from The Bryn Mawr Trust Company	$4,900	$1,204	$11,368
Interest and other income	1,569	1,012	933

Total operating income	6,469	2,216	12,301
Expenses	1,711	918	831

Income before equity in undistributed income of subsidiaries	4,758	1,298	11,470
Equity in undistributed income of subsidiaries	4,368	9,071	(2,111)

Income before income taxes	9,126	10,369	9,359
Income tax (benefit) expense	(48)	32	34

Net income	$9,174	$10,337	$9,325

The condensed statement of cash flows (parent company only) as of December 31 is as follows:

C. Condensed Statements of Cash Flows

(dollars in thousands)	2010	2009	2008
Operating activities:
Net Income	$9,174	$10,337	$9,325
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(4,368)	(9,071)	2,111
Depreciation and amortization	102	98	98
Net gain on sale of available for sale securities	(50)	—	—
Net accretion of fair value adjustments	(78)	—	—
Other, net	570	227	395

Net cash provided by operating activities	5,350	1,591	11,929

Investing Activities:
Proceeds from sale of available for sale securities	450	—	—
Acquisition of FKF, net of cash acquired	(4,565)	—	—
Investment in subsidiaries	(21,761)	660	(10,632)

Net cash (used) provided by investing activities	(25,876)	660	(10,632)

Financing activities:
Dividends paid	(5,916)	(4,892)	(4,625)
Mortgage payable	(62)	2,062	—
Repurchase of treasury stock	—	(42)	(361)
Proceeds from issuance of common stock	26,688	3,660	100
Tax benefit on exercise of stock option	60	66	185
Proceeds from exercise of stock options	288	514	1,130

Net cash provided (used) by financing activities	21,058	1,368	(3,571)

Change in cash and cash equivalents	532	3,619	(2,274)
Cash and cash equivalents at beginning of year	3,676	57	2,331

Cash and cash equivalents at end of year	$4,208	$3,676	$57

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

The Wealth Management segment has responsibility for a number of activities within the Corporation, including trust administration, other related fiduciary services, custody, investment management and advisory services, employee benefits and IRA administration, estate settlement, tax services and brokerage. Bryn Mawr Trust of Delaware and Lau Associates are included in the Wealth Management Segment of the Corporation since it has similar economic characteristics, products and services to those of the Wealth Management Segment of the Corporation.

The Mortgage Banking segment includes the origination of residential mortgage loans and the sale and servicing of such loans to the secondary mortgage market. This segment also includes the Corporation’s title insurance and joint mortgage origination activity with a real estate brokerage organization.

The “All Other” segment includes activities and expenses that do not fit into the other three segments including general corporate activities such as shareholder relations costs, NASDAQ fees and the annual meeting of shareholders. This segment also includes revenues and expenses from the Corporation’s insurance agency activities.

The accounting policies of the Corporation are applied by segment in the following tables. The segments are presented on a pre-tax basis which is the way the Corporation evaluates business results.

The Banking, Wealth Management and Mortgage Banking segments consolidate and roll-up through the Bank.

Segment information for the years ended December 31:

	2010					2009					2008
(dollars in thousands)	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consoli- dated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consoli- dated	Banking	Wealth Manage- ment	Mortgage Banking	All Other	Consoli- dated
Net interest income (expense)	$52,742	$9	$—	$(601)	$52,150	$40,834	$12	$28	$(81)	$40,793	$37,069	$—	$57	$12	$37,138
Less loan loss provision	9,854	—	—	—	9,854	6,884	—	—	—	6,884	5,596	—	—	—	5,596

Net interest income (expense) after loan loss provision	42,888	9	—	(601)	42,296	33,950	12	28	(81)	33,909	31,473	—	57	12	31,542

Other income:
Fees for wealth management services	—	15,498	—	1	15,499	—	14,178	—	—	14,178	—	13,842	—	—	13,842
Service charges on deposit accounts	2,307	—	—	—	2,307	1,951	—	—	—	1,951	1,685	—	—	—	1,685
Loan servicing and other fees	190	—	1,436	—	1,626	217	—	1,170	—	1,387	259	—	935	—	1,194
Net gain on sale of loans	—	—	4,718	—	4,718	—	—	6,012	—	6,012	—	—	1,275	—	1,275
Net loss on sale of real estate	(114)	—	—	—	(114)	—	—	—	—	—	—	—	—	—	—
Other operating income	4,761	(25)	237	366	5,339	4,306	55	411	170	4,942	3,137	13	150	176	3,476

Total other income	7,144	15,473	6,391	367	29,375	6,474	14,233	7,593	170	28,470	5,081	13,855	2,360	176	21,472
Other expenses:
Salaries & wages	15,341	7,025	1,693	770	24,829	12,774	6,697	2,184	620	22,275	12,156	5,439	864	530	18,989
Employee benefits	4,413	1,560	103	(92)	5,984	4,113	1,454	85	(74)	5,578	2,918	1,080	118	56	4,172
Occupancy & equipment	6,287	752	177	(181)	7,035	5,200	848	197	(201)	6,044	4,791	625	251	(178)	5,489
Due diligence and merger-related expenses	5,714	—	—	—	5,714	616	—	—	—	616	156	—	—	—	156
Other operating expenses	11,890	1,700	1,642	(809)	14,423	9,563	1,547	1,435	(516)	12,029	7,439	1,417	1,422	(408)	8,870

Total other expenses	43,645	11,037	3,615	(312)	57,985	32,266	10,546	3,901	(171)	46,542	27,460	8,561	2,655	—	38,676

Segment profit (loss)	6,387	4,445	2,776	78	13,686	8,159	3,699	3,720	259	15,837	9,094	5,294	(238)	188	14,338
Intersegment (revenues) expenses(1)	1,357	96	40	(1,493)	—	885	187	40	(1,112)	—	818	181	40	(1,039)	—

Pre-tax segment profit after eliminations	$7,744	$4,541	$2,816	$(1,415)	$13,686	$9,044	$3,886	$3,760	$(853)	$15,837	$9,912	$5,475	$(198)	$(851)	$14,338

% of segment (loss) pre-tax profit (loss) after eliminations	56.6%	33.2%	20.5%	(10.3)%	100%	57.1%	24.5%	23.7%	(5.3)%	100.0%	69.1%	38.2%	(1.4)%	(5.9)%	100%

Segment assets (in millions)	$1,704.7	$14.9	$6.6	$5.6	$1,731.8	$1,216.9	$12.9	$4.8	$4.2	$1,238.8	$1,132.8	$11.5	$2.9	$4.1	$1,151.3

(1)	Intersegment revenues consist of rental payments, insurance commissions and management fees.

Other Segment Data

	As of December 31,
	2010	2009	2008
Wealth Management Segment:
(dollars in millions)
Assets under management, administration, supervision and brokerage	$3,412.9	$2,871.2	$2,146.4

	As of December 31,
	2010	2009	2008
Mortgage Banking Segment:
(dollars in thousands)
Mortgage Loans Serviced for Others	$605,485	$514,875	$350,199
Mortgage Servicing Rights	4,925	4,059	2,205

29. SUBSEQUENT EVENTS

On February 18, 2011, the Corporation entered into a definitive stock purchase agreement (the “Agreement”) with Hershey Trust Company (“HTC”) pursuant to which the Corporation will acquire the private wealth management business of HTC (the “PWMG Business”) for a total purchase price of $18.25 million, of which $8.15 million is to be paid at closing in cash, $6.5 million is to be issued at closing in unregistered shares of the Corporation’s common stock, and the final $3.6 million is to be placed in escrow and paid in cash installments on the 6-, 12- and 18-month anniversaries of the date of signing, subject to certain post-closing contingencies relating to the assets under management of the PWMG Business.

Pursuant to the Agreement, substantially all of the assets used to conduct the PWMG Business will be assigned by HTC to a newly formed Bank and Trust Company (the “Acquired Company”) that will be a wholly-owned subsidiary of an affiliate of HTC prior to the closing of the transaction. All issued and outstanding shares of common stock of the Acquired Company will, upon closing, be acquired by the Corporation, and immediately after closing, the Acquired Company will be merged with and into the Bank.

The acquisition is expected to close in the second quarter of 2011, subject to certain conditions and regulatory approvals.

Price Range of Shares

BRYN MAWR BANK CORPORATION

(NASDAQ: BMTC)

	2010			2009
	High-Low Quotations			High-Low Quotations
	High Bid	Low Bid	Dividend Declared	High Bid	Low Bid	Dividend Declared
Quarter
1st	$18.94	$14.00	$0.14	$20.98	$12.50	$0.14
2nd	$19.74	$15.00	$0.14	$20.50	$15.52	$0.14
3rd	$18.64	$16.00	$0.14	$19.03	$16.00	$0.14
4th	$17.80	$15.13	$0.15	$18.24	$13.01	$0.14

The approximate number of holders of record of common stock as of December 31, 2010 was 623.

The shares are traded on the NASDAQ Stock Market under the symbol BMTC. The price information was obtained from NASDAQ.

Performance Graph

Comparison of Cumulative Total Return of One or More Companies, Peer Groups,

Industry Indexes and/or Broad Market

Bryn Mawr Bank Corporation

Source : SNL Financial LC, Charlottesville, VA

© 2011

www.snl.com