Form 10-K, Exhibit 13
period 2011-12-31
BRYN MAWR BANK CORP
filed 2012-03-15
CIK 802681

Exhibit 13.1

Investing for growth

Recent investments over the last several years have included:

•	FEBRUARY 2012—Signed agreement to acquire Davidson Trust Company.

•	JUNE 2011—Renovated the Havertown office.

•	MAY 2011—Acquired the Private Wealth Management Group from Hershey Trust Company.

•	DECEMBER 2010—Lau Associates LLC and The Bryn Mawr Trust Company of Delaware move to Greenville, DE.

•	JULY 2010—Acquired First Keystone Financial, Inc.

•	DECEMBER 2009—Renovated the Paoli office.

•	MAY 2009—Established BMT Asset Management.

•	JANUARY 2009—Opened the West Chester Regional Banking Center.

•	NOVEMBER 2008—Established The Bryn Mawr Trust Company of Delaware in Wilmington, DE.

•	JULY 2008—Acquired Lau Associates LLC, Wilmington, DE.

•	JUNE 2008—Renovated the Wayne office.

ANNUAL MEETING The Annual Meeting of Shareholders of Bryn Mawr Bank Corporation will be held at Saint Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, on Wednesday, May 2, 2012, at 11:00 a.m.

STOCK LISTING Bryn Mawr Bank Corporation common stock is listed on the NASDAQ Global Select Market under the symbol BMTC.

FORM 10_K A copy of the Corporation’s Form 10-K, including financial statement schedules as filed with the Securities and Exchange Commission, is available on our website, www.bmtc.com, or upon written request to the Corporate Secretary, Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010.

EQUAL EMPLOYMENT OPPORTUNITY The Corporation continues its commitment to equal opportunity employment and does not discriminate with respect to recruitment, hiring, training, or promotion. It is the policy of the Corporation to comply voluntarily with the practices of Affirmative Action.

This discussion contains forward-looking statements. Please see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the enclosed Annual Report to Shareholders, and the section entitled “Risk Factors” in the enclosed Form 10-K for discussions of the risks, uncertainties and assumptions associated with these statements.

Pictured on front cover and above: Wealth Management Hershey Division office located at One West Chocolate Avenue, Hershey, PA 17033.

2011 ANNUAL REPORT

Consolidated financial highlights

CONSOLIDATED FINANCIAL HIGHLIGHTS

dollars in thousands, except per share data

	2011	2010	CHANGE
FOR THE YEAR
Net interest income	$62,778	$52,150	$10,628	20.4%
Net interest income after loan and lease loss provision	56,690	42,296	14,394	34.0%
Non-interest income	34,150	29,375	4,775	16.3%
Non-interest expenses	61,526	57,985	3,541	6.1%
Income taxes	9,601	4,512	5,089	112.8%
Net income	19,713	9,174	10,539	114.9%

AT YEAR—END
Total assets	$1,774,907	$1,731,768	$43,139	2.5%
Total portfolio loans and leases	1,295,392	1,196,717	98,675	8.2%
Total deposits	1,382,369	1,341,432	40,937	3.1%
Shareholders’ equity	185,913	161,418	24,495	15.2%
Tangible common equity	143,210	136,695	6,515	4.8%
Wealth assets under management, administration, supervision and brokerage	4,831,631	3,412,890	1,418,741	41.6%

PER COMMON SHARE
Basic earnings per common share	$1.55	$0.85	$0.70	82.4%
Diluted earnings per common share	1.54	0.85	0.69	81.2%
Dividends declared	0.60	0.56	0.04	7.1%
Book value	14.09	13.24	0.85	6.4%
Closing price at year-end	19.49	17.45	2.04	11.7%

SELECTED RATIOS
Return on average assets	1.14%	0.61%
Return on average shareholders’ equity	11.08%	6.76%
Tax equivalent net interest margin	3.96%	3.79%
Tangible common equity to tangible assets	8.27%	8.01%

1

Momentum

“Bryn Mawr Bank Corporation Opens 2011 With A Strong First Quarter.”

— HEADLINE: FIRST QUARTER EARNINGS PRESS RELEASE ISSUED APRIL 28, 2011

2 2011 ANNUAL REPORT

Letter to shareholders

Dear Fellow Shareholders,

I am pleased to report that the Bryn Mawr Bank Corporation and our principal subsidiary, The Bryn Mawr Trust Company, had yet another excellent year and achieved record earnings in 2011.

Our total return to shareholders this past year, including dividends, was 15.1%, which followed the previous year’s total return of 19.4%. We are proud that our shareholders have benefited from the Bank’s strong results.

Here are some of the highlights:

•

On May 27, 2011, we completed the acquisition of the Private Wealth Management Group of the Hershey Trust Company. This acquisition added $1.1 billion in wealth assets and over twenty top professionals to our existing Wealth Management Group.

•

In February 2012, we signed a definitive agreement to acquire Davidson Trust Company, which is located in Devon, Pennsylvania. Davidson is a nationally-known and respected trust and investment firm which will add approximately $1 billion of wealth assets to our growing Wealth Group. We hope to close this transaction during the second quarter of 2012.

•

Lau Associates, our family office subsidiary in Delaware, continued to grow its client base, revenue, and profitability. Headed by its founder, Judy Lau, the company is generally regarded as a premier financial planning, asset management, and intergenerational wealth transfer strategy firm for highly-affluent families on the East Coast.

•

As noted, we had record earnings of $19.7 million or $1.54 per diluted share. Our Board of Directors has shown their confidence in the future of the organization by increasing our quarterly dividend to 16 cents, an increase of 6.7%.

•

Despite the weak economy, our loan growth in 2011 was 8.2%, one of the larger increases of banks in our market. Our loan quality remains excellent with non-performing loans and leases being only 1.11% of the total portfolio.

•

Our Wealth Group saw its assets under management, administration, supervision and brokerage grow to over $4.8 billion during the past year. This increase of 41% was due not only to the Hershey acquisition, but was also the result of robust internal growth. We remain one of the nation’s preeminent wealth services providers.

Although we were pleased with this past year, our focus is now on 2012 and beyond. Clearly, the economy is still recovering from the recession, and we expect unemployment to remain high and general growth in both our regional market and nationally to remain sluggish. Adding to this is an extremely low interest rate environment that squeezes the net interest margins of banks everywhere.

However, we believe that our focus on relationship-oriented banking and high-quality client service will continue to differentiate us from our competition. I can assure you that the Board of Directors and management are dedicated to enhancing shareholder value.

On a personal note, I’d like to mention that after 25 years of dedicated service, Ben Taylor will be retiring from the Boards of the Corporation and the Bank at this year’s Annual Meeting. He has always been an active and engaged director, chairing numerous Board committees during his tenure. We will miss Ben’s wise observations, as well as his quick wit. Bryn Mawr Trust is a much better bank for having had Ben as part of it for so long.

Should you have any questions or comments, please call me on my direct line 610-581-4800. Thank you for your support.

Sincerely,

Ted Peters

Chairman and Chief Executive Officer

3

“Bryn Mawr Bank Corporation Reports Strong

Second Quarter Earnings With Wealth Management Services

Revenue Up 30.2% From Same Period Last Year.”

— HEADLINE: SECOND QUARTER EARNINGS PRESS RELEASE ISSUED JULY 28, 2011

4	2011 ANNUAL REPORT

Andrew G. Keefer, Senior Vice President, Investment Management; Lisa L. Piergallini, Senior Vice President, Senior Trust Officer.

Year in review

Positive momentum began in the first quarter of 2011 with excellent earnings. The strong performance continued and the Corporation ended the year with record-setting annual earnings! A total team effort, with all areas of the Corporation contributing, allowed us to achieve these results.

INVESTING IN OUR FUTURE—TWO ACQUISITIONS

On February 21, 2011, we announced that we had entered into a definitive agreement to acquire the Private Wealth Management Group (“PWMG”) of the Hershey Trust Company. On May 27, 2011, the transaction was completed and we added approximately $1.1 billion in wealth assets under management. This was a very smooth transaction and client retention has been excellent. These clients can now take advantage of the expanded products and services we offer. This acquisition brought us into a new and important market in Central Pennsylvania and we are very optimistic about growth opportunities.

We announced an agreement to acquire Davidson Trust Company, located in Devon, PA, on February 3, 2012. This acquisition, subject to regulatory approval, is expected to close in the second quarter of 2012, and we anticipate it will add approximately $1 billion in wealth assets under management.

OUR CORE BUSINESSES

Our lending group did a terrific job growing the loan portfolio during a very difficult time. Total portfolio loans and leases increased 8.2% during 2011. Growth was primarily in the commercial and residential mortgage categories, as well as the commercial and industrial categories. Some of our recently-hired commercial lenders had a particularly good year bringing new business clients and loans to the Bank. We have maintained a disciplined approach to loan underwriting and risk management.

The Wealth Management Division also had a very busy year, particularly as a result of the acquisition of PWMG. However, they did not allow acquisition activities to get in the way of generating new clients. Strategic new business development initiatives within the Division proved successful in generating large numbers of new client relationships. We have also been actively promoting our wealth management capabilities in a variety of media, including print, radio, outdoor, email and through a series of breakfast seminars. Our Wealth Management professionals are well known for their financial management expertise and they continue to be sought out by major news media for their expert opinions on a variety of financial topics. They have been seen on CNBC’s Closing Bell, Fox Business Network’s Countdown to Closing Bell, NBC 10 News, Bloomberg TV, and have been quoted in The Wall Street Journal, The New York Times,

5

This page, clockwise from top left: Brian J. Maguire, Senior Vice President, Marketing; June M. Falcone, Senior Vice President, Operations; Stephen P. Novak, Senior Vice President, Retail Banking; Alison E. Gers, Executive Vice President, Retail Banking, Operations, IT and Marketing. Britton H. Murdoch, Lead Board Director; Geoffrey L. Halberstadt, Executive Vice President, Chief Credit Policy Officer and Corporate Secretary. Joseph G. Keefer, Executive Vice President and Chief Lending Officer; George M. Teplica, Senior Vice President, Director of Commercial Banking; James J. Egan, Senior Vice President, Director of Real Estate Finance. Page 7, from left: J. Duncan Smith, Executive Vice President and Chief Financial Officer, Marie D. Connolly, Senior Vice President, Comptrollers; Mame O. Skelly, Senior Vice President, Comptrollers; David M. Takats, Senior Vice President, Comptrollers. Gina V. Thompson, Fiduciary Specialist; Eric D. Thorne, Senior Vice President, Investment Advisor; Francis J . Leto, Executive Vice President, General Counsel, Wealth Management Division; Ellen T. Jordan, Senior Vice President, Financial Planner; Daniel F. Williams, Vice President, Fiduciary Services; Samuel O. McFall, Investment Officer, Investment Analyst.

Strength

Financial Advisor Magazine, Philadelphia Business Journal and Central Penn Business Journal, to name only a few.

The Retail Banking team was very successful growing client relationships, predominately in the new markets we entered as a result of the July 2010 acquisition of First Keystone Bank (“FKB”). We have been very pleased with the retention rates of the former FKB clients. Our staff has done a wonderful job welcoming these clients to the Bryn Mawr Trust family. In all markets, our team maintains a very active year-round schedule of activities to generate new client relationships. Their efforts have been fruitful, as evidenced by our greatly increased number of accounts and household relationships.

INVESTOR NEWS

Two additional investment analysts initiated coverage on Bryn Mawr Bank Corporation in 2011. Sandler O’Neil & Partners and Sterne Agee have joined Boenning & Scattergood, Guggenheim Partners, Keefe, Bruyette & Woods and Stifel Nicolaus to provide coverage on the Corporation.

In June 2011, we were notified that we had been ranked 115th, out of thousands of banks, in The U.S. Banker’s annual ranking of the top community banks in the United States. The rankings are based on the financial institutions’ performance as compiled by SNL Financial LC.

BauerFinancial, an independent rating agency, awarded us their top 5-Star rating for financial strength, as of September 30, 2011. The 5-Star rating is only awarded to banks with superior performance.

On December 31, 2011, The Wall Street Journal reported that a team of

6	2011 ANNUAL REPORT

“Bryn Mawr Bank Corporation Reports Strong Third Quarter With Net Income Of $5.0 Million And Year To Date Net Income

Of $14.5 Million.”

— HEADLINE: THIRD QUARTER EARNINGS PRESS RELEASE ISSUED OCTOBER 27, 2011

banking analysts at Keefe, Bruyette & Woods had recommended Bryn Mawr Bank Corporation as one of three highly-profitable bank stocks to buy in 2012.

On January 30, 2012, we announced a 6.7% increase in our quarterly dividend from the previous quarter. This marked the 76th consecutive quarterly dividend for our shareholders.

COMMUNITY GIVING, ACTIVITIES AND EVENTS

As a community bank, we are committed to supporting the communities we serve. In 2011, we continued our tradition of generously supporting a wide variety of charitable, educational, cultural, and civic organizations.

Through our participation in the Commonwealth of Pennsylvania’s Educational Improvement Tax Credit Program, which includes schools and educational improvement organizations, many worthwhile organizations received grants from Bryn Mawr Trust to support their scholarship programs.

The Pennsylvania Association of Community Bankers honored us this year by awarding us their Regional Community Service Award. We were honored to be recognized for our support of the Linda Kahley Ovarian Cancer Walk, which aids in the battle against ovarian cancer.

We are focused on helping to prevent clients and members of the community from becoming victims of identity theft. To help combat this very serious and growing problem, we held a series of free “shred events” that were open to the public, where personal or sensitive documents could be shredded by a secure document destruction service. We received very positive feedback from this series of events and intend to continue them in 2012.

Bryn Mawr Trust is committed to making a positive difference in the communities we serve.

INVESTING IN OUR FRANCHISE

June marked the completion of major renovations at our Havertown branch with a ribbon cutting ceremony and a customer reception. The renovations were a dramatic improvement to the facility, and we have had many compliments from both clients and team members. The branch is located at 18 West Eagle Road, Havertown, Pennsylvania 19083. We invite you to visit the branch and say hello to the team.

FUTURE OPPORTUNITIES

We will continue to seek out new and profitable opportunities for growth in the future. New opportunities will be carefully evaluated, just as we have in the past, using a thoughtful, disciplined approach focused on risk management and profitability. Bryn Mawr Trust is fundamentally sound and has the flexibility and agility to respond to the opportunities afforded by our earnings, a strong capital base, stable asset quality, and available liquidity.

While management and the Board of Directors are pleased with our 2011 results, we won’t be content with past accomplishments, and have set our goals for 2012 even higher.

Bryn Mawr Trust

STRONG | STABLE | SECURE

7

Corporate Information

CORPORATE HEADQUARTERS

801 Lancaster Ave., Bryn Mawr, PA 19010 • 610-525-1700 • www.bmtc.com

DIRECTORS

Andrea F. Gilbert, President, Bryn Mawr Hospital

Donald S. Guthrie, Attorney at Law

Wendell F. Holland, Partner, Saul Ewing LLP

Scott M. Jenkins, President, S. M. Jenkins & Co.

Jerry L. Johnson, Principal Partner, Heffler, Radetich & Saitta, LLP

David E. Lees, Senior Partner, myCIO Wealth Partners, LLC

Francis J. Leto, Executive Vice President, General Counsel, Wealth Management Division

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

Frederick C. “Ted” Peters II, Chairman, President &

Chief Executive Officer

Geoffrey L. Halberstadt, Corporate Secretary

J. Duncan Smith, CPA, Treasurer and Assistant Secretary

Francis J. Leto, Vice President, General Counsel

PRINCIPAL SUBSIDIARY

The Bryn Mawr Trust Company

Subsidiary of Bryn Mawr Bank Corporation

EXECUTIVE MANAGEMENT

Frederick C. “Ted” Peters II, Chairman, President & Chief Executive Officer

Alison E. Gers, Executive Vice President, Retail Banking, Central Sales, Marketing, Information Systems & Operations

Geoffrey L. Halberstadt, Executive Vice President, Chief Risk Officer and Corporate Secretary

Joseph G. Keefer, Executive Vice President and Chief Lending Officer

Francis J. Leto, Executive Vice President, General Counsel, Wealth Management Division

J. Duncan Smith, CPA, Executive Vice President and Chief Financial Officer

WEALTH MANAGEMENT DIVISION

10 South Bryn Mawr Avenue, Bryn Mawr, PA 19010

One West Chocolate Avenue, Hershey, PA 17033

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

Subsidiary of The Bryn Mawr Trust Company, Bryn Mawr, PA

Thomas F. Drennan, President

Lau Associates LLC

Subsidiary of Bryn Mawr Bank Corporation, Greenville, DE Judith W. Lau, CFP®, President

REGISTRAR & TRANSFER AGENT

Computershare

PO Box 358015, Pittsburgh, PA 15252-8015 www.bnymellon.com/shareowner/equityaccess

INVESTOR RELATIONS

Aaron F. Strenkoski, Vice President

610-581-4822

8	2011 ANNUAL REPORT

"Bryn Mawr Bank Corporation Reports Record Annual Earnings, Increases Wealth Management Assets By 41.5%, Raises Dividend."

— HEADLINE: FOURTH QUARTER EARNINGS PRESS RELEASE ISSUED JANUARY 30, 2012

Record Results

ONE CHOCOLATE
Bryn Mawr Trust
Wealth Management
Hershey Division

Selected Financial Data1

For the years ended December 31,	2011	2010	2009	2008	2007
	(dollars in thousands, except for per share data)
Interest income	$74,439	$64,796	$56,892	$57,934	$54,218
Interest expense	11,661	12,646	16,099	20,796	19,976

Net interest income	62,778	52,150	40,793	37,138	34,242
Provision for loan and lease losses	6,088	9,854	6,884	5,596	891

Net interest income after provision for loan and lease losses	56,690	42,296	33,909	31,542	33,351
Non interest income	34,150	29,375	28,470	21,472	21,781
Non-interest expense	61,526	57,985	46,542	38,676	34,959

Income before income taxes	29,314	13,686	15,837	14,338	20,173
Income taxes	9,601	4,512	5,500	5,013	6,573

Net Income	$19,713	$9,174	$10,337	$9,325	$13,600

Per share data:
Earnings per common share:
Basic	$1.55	$0.85	$1.18	$1.09	$1.59
Diluted :	$1.54	$0.85	$1.18	$1.08	$1.58

Dividends declared	$0.60	$0.56	$0.56	$0.54	$0.50
Weighted-average shares outstanding	12,746,346	10,765,657	8,732,004	8,566,938	8,539,904
Dilutive potential common shares	82,313	12,312	16,719	34,233	93,638

Adjusted weighted-average shares	12,828,659	10,777,969	8,748,723	8,601,171	8,633,542

Selected financial ratios:
Tax equivalent net interest margin	3.96%	3.79%	3.70%	3.84%	4.37%
Net income/average total assets(“ROA”)	1.14%	0.61%	0.88%	0.89%	1.59%
Net income/average shareholders’ equity (“ROE”)	11.08%	6.76%	10.55%	10.01%	15.87%
Dividends declared per share to net income per basic common share	38.7%	65.9%	47.5%	49.5%	31.4%
Average equity/averege total assets	10.27%	9.02%	8.34%	8.89%	10.02%
Non-interest expense / net-interest income and non-interest income	63.5%	71.1%	67.2%	66.0%	62.4%
Non-interest income / net-interest income and non-interest income	35.2%	36.0%	41.1%	36.6%	38.9%

At or for the year ended December 31,	2011	2010	2009	2008	2007
Total assets	$1,774,907	$1,731,768	$1,238,821	$1,151,346	$1,002,096
Earning assets	1,626,666	1,597,130	1,164,617	1,061,139	874,661
Portfolio loans and leases	1,295,392	1,196,717	885,739	899,577	802,925
Deposits	1,382,369	1,341,432	937,887	869,490	849,528
Shareholders’ equity	185,913	161,418	103,936	92,413	90,351
Wealth assets under management, administration, supervision and brokerage[2]	4,831,631	3,412,890	2,871,143	2,146,399	2,277,091
Ratio of tangible common equity to tangible assets	8.27%	8.01%	7.51%	7.13%	9.02%
Tier 1 Capital to Risk Weighted Assets	11.26%	11.30%	9.41%	8.81%	10.40%
Total Regulatory Capital to Risk Weighted Assets	13.83%	13.71%	12.53%	11.29%	11.31%
Loans serviced for others	574,422	605,485	514,875	350,199	357,363

Book value per share	$14.09	$13.24	$11.72	$10.76	$10.60
Tangible book value per share	$10.82	$11.21	$10.40	$9.55	$10.60
Allowance as a percentage of portfolio loans and leases	0.98%	0.86%	1.18%	1.15%	1.01%
Non-performing loans and leases as a percentage of loans and leases	1.11%	0.79%	0.78%	0.65%	0.25%

[1]	The comparability of the Selected Financial Data is impacted by the July 1, 2010 merger of First Keystone Financial, Inc. into Bryn Mawr Bank Corporation.
[2]	Excludes assets under management from an institutional client for 2007.

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

THE PRIVATE WEALTH MANAGEMENT GROUP OF THE HERSHEY TRUST COMPANY

On May 27, 2011, the acquisition of the Private Wealth Management Group (“PWMG”) of the Hershey Trust Company (“HTC”) by the Corporation (the “PWMG Acquisition” or the “Acquisition of PWMG”) was completed. The Acquisition of PWMG initially increased the Corporation’s Wealth Management Division assets under management by $1.1 billion.

FIRST KEYSTONE FINANCIAL, INC.

On July 1, 2010, the merger of First Keystone Financial, Inc. (“FKF”) with and into the Corporation (the “Merger with FKF” or the “FKF Merger”), and the two step merger of FKF’s wholly-owned subsidiary, First Keystone Bank (“FKB”) with and into the Bank, were completed.

The Merger with FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania. The geographic locations of the acquired branches were such that it was not necessary to close any of the former FKF branches. By expanding into these new areas within Delaware County, Pennsylvania, the Corporation will be able to extend its successful sales culture as well as offer its reputable wealth management products and other value-added services to a wider segment of the region’s population.

RESULTS OF OPERATIONS

The following is Management’s discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements. The Corporation’s consolidated financial condition and results of operations are comprised primarily of the Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of, similar performance in the future. For more information on the factors that could affect performance, see “Special Cautionary Notice Regarding Forward Looking Statements” on page 24 of this Annual Report.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The accounting and reporting policies of the Corporation and its subsidiaries conform to U.S. generally accepted accounting principles (“GAAP”). All inter-company transactions are eliminated in consolidation and certain reclassifications are made when necessary in order to conform the previous years’ financial statements to the current year’s presentation. In preparing the consolidated financial statements, Management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ from these estimates.

The allowance for loan and lease losses (the “Allowance”) involves a higher degree of judgment and complexity than other significant accounting policies. The allowance for loan and lease losses is calculated with the objective of maintaining a reserve level believed by the Corporation to be sufficient to absorb estimated probable credit losses. The Corporation’s determination of the adequacy of the allowance is based on periodic evaluations of the loan and lease portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, expected loan commitment usage, the amounts and timing of expected future cash flows on impaired loans and leases, value of collateral, estimated losses on consumer loans and residential mortgages and general amounts for historical loss experience. The process also considers economic conditions and inherent risks in the loan and lease portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from the Corporation’s estimates, additional provision for loan and lease losses (the “Provision”) may be required that would adversely impact earnings in future periods. See the section of this document titled Asset Quality and Analysis of Credit Risk for additional information.

Other significant accounting policies are presented in Note 1 in the accompanying financial statements. The Corporation’s Summary of Significant Accounting Policies has not substantively changed any aspect of its overall approach in the application of the foregoing policies.

OVERVIEW OF GENERAL ECONOMIC, REGULATORY AND GOVERNMENTAL ENVIRONMENT

Throughout 2011 the economy remained anemic but stabilized, and there is continued optimism for recovery in 2012. Unemployment remained elevated throughout the year, however many corporations became more efficient and corporate earnings increased. The unemployment rate finished 2011 at 8.7%, down from 9.6% at the end of 2010, but many Americans believe our elected government officials can do more.

One of the top stories throughout 2011 was the continued distrust each political party had for each other, with the central story being the near shutdown of the U.S. government. As both political parties rushed to put their best foot forward, the U.S. hit its debt ceiling on May 16, 2011. The debt ceiling, a cap set by Congress on the amount of debt the federal government can legally accumulate, was not resolved until July 31, 2011. However, the lack of a true long-term plan and reduced spending by the U.S. government triggered the most volatile week in financial markets around the world since 2008. On August 5, 2011, Standard & Poor’s downgraded the credit rating of the U.S. government for the first time in the country’s history. Interestingly, although stock markets experienced a dramatic downswing, the yield on U.S. Treasury bonds actually fell because investors became more worried about the debt crisis in Europe and fled to the safety and liquidity of U.S. Treasuries.

The Euro zone Debt Crisis, beginning in early 2010, became relevant as government debt levels within the European region reached extremely high levels leaving many questioning whether some nations would be able to refinance their existing debt. Concerns intensified within the U.S. as many large financial institutions had significant exposure to the European region and the fear of another financial crisis, like the one that occurred in 2008, was once again revived. As of this writing, with the establishment of the European Financial Stability Facility (EFSF), the second bailout package for Greece and further financial capitalization efforts by European leaders, the area remains somewhat stable, but continues to dominate the financial news.

One theme that continued from 2010 into 2011 and could still remain an issue going forward is the drop in real estate values negatively impacting residential home builders and development business nationwide. The U.S. Government did step in and revise the Home Affordable Refinance Program (“HARP”) which was originally created in 2009. The enhancements to the program were focused on helping enable homeowners who were not eligible to refinance, do so under HARP. The degree to which the program was effective is debatable. As refinancings increased, investors in mortgage-backed securities saw increases in prepayment speeds, which negatively impacted their bonds’ profitability and left them searching for other sources to replace the lost income. A low interest rate environment is a doubled-edged sword; a period of low interest rates allows consumers and businesses to refinance homes and other projects, thus freeing up cash and stimulating spending, yet financial institutions and other investors see their profitability decrease.

With 2012 being an election year, it will be difficult for the U.S. to gain much traction on many initiatives as each political party wants to ensure their best chance for election in November. As both parties struggle to agree on some of the most important issues facing all Americans, 2012 is not expected to be a year of dramatic change.

As of December 31, 2011, the Corporation and the Bank are “well capitalized” by regulatory standards and are in a position to acquire new customers from weaker financial institutions. A continued anemic economic recovery could have an adverse effect on the Corporation’s revenues, capital, liquidity and profitability. However, the Corporation is confident that its disciplined strategies to maintain a strong financial position and build the brand name should put it in a good position to weather the current financial climate and take advantage of opportunities as they arise.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) was signed into law on July 21, 2010. The federal statute promotes the financial stability of the U.S. with various measures, such as improving accountability and transparency in the financial system, ending “too big to fail,” and protecting consumers from abusive financial service practices. Included in the final regulations are the Volcker Rule, an amendment that prohibits depository banks from proprietary trading in excess of 3% of their Tier 1 capital in private equity and hedge funds, and the Durbin Amendment, an amendment that gives the Federal Reserve the ability to regulate the interchange fees charged on debit cards, requiring that fees be reasonable as compared to the actual cost.

The Act also created the new Bureau of Consumer Financial Protection within the Federal Reserve Board as a new supervisor for certain financial firms and as a rule maker and enforcer against unfair, deceptive, abusive, other otherwise prohibited practices relating to most consumer financial products or services. The Act amends the Fair Credit Reporting Act to require the provision of credit scores to consumers in connection with denials or less favorable offers of credit and provides for improved financial disclosures, including mortgage disclosures under the Truth in Lending Act and the Real Estate Settlement Procedures Act. Also required within the Act are consumer financial laws and regulations that prevent mortgage-related abuses and ensure responsible, affordable mortgage credit.

This sweeping overhaul of the U.S. financial regulatory system has been a work in progress since it was signed into law, with the Durbin Amendment effective October 1, 2011 and the Volcker Rule still under review as of February 2012.

EXECUTIVE OVERVIEW

2011 Compared to 2010

In general, the differences in the results of operations for the twelve months ended December 31, 2011, as compared to the same period in 2010, are significantly impacted by the July 1, 2010 Merger with FKF and the May 27, 2011 Acquisition of PWMG. The Corporation reported net income of $19.7 million or $1.54 diluted earnings per share for the twelve months ended December 31, 2011, as compared to $9.2 million, or $0.85 diluted earnings per share, for the same period in 2010. Return on average equity (“ROE”) and return on average assets (“ROA”) for the twelve months ended December 31, 2011, were 11.08% and 1.14%, respectively, as compared to 6.76% and 0.61%, respectively, for the same period in 2010. The increase in net income and, in turn, ROE and ROA for the twelve months ended December 31, 2011, as compared to the same period in 2010, was primarily related to a $10.6 million increase in net interest income, a $4.8 million increase in non-interest income and a $3.8 million decrease in allowance for loan and lease losses. These improvements were partially offset by a $3.5 million increase in non-interest expense and a $5.1 million increase in income tax expense for the twelve months ended December 31, 2011, as compared to the same period in 2010

The $10.4 million, or 19.6% increase in the Corporation’s tax-equivalent net interest income for the twelve months ended December 31, 2011, as compared to the same period in 2010, was largely attributed to a $9.6 million, or 14.9%, increase in interest income for the twelve months ended December 31, 2011, as compared to the same period in 2010 which was primarily the result of a $209.0 million increase in average portfolio loans between the periods. The Corporation’s tax-equivalent net interest margin increased to 3.96% for the twelve months ended December 31, 2011 from 3.79% for the same period in 2010.

Asset quality remained relatively stable as of December 31, 2011. The allowance for loan and lease losses of $12.8 million was 0.98% of portfolio loans and leases, as of December 31, 2011, as compared to $10.3 million, or 0.86% of portfolio loans and leases, at December 31, 2010.

For the twelve months ended December 31, 2011, the provision for loan and lease losses of $6.1 million was a decrease of $3.8 million, or 38.2%, from the $9.9 million for the same period in 2010. This decrease resulted from the $6.4 million, or 63.9%, decline in net loan charge-offs for the twelve months ended December 31, 2011, as compared to the same period in 2010. The decrease in net loan charge-offs was primarily related to the $6.7 million decrease in net charge-offs of commercial and industrial loans between the periods. Increases in non-performing loans, primarily related to two residential construction loan relationships which became non-performing during 2011, required additional Provision, partially offsetting the charge-off declines.

Total portfolio loans and leases of $1.30 billion at December 31, 2011 increased $98.7 million, or 8.2%, as compared to $1.20 billion at December 31, 2010. The loan growth was concentrated in the residential mortgage, commercial mortgage, and commercial and industrial loan segments of the portfolio.

The Corporation’s investment portfolio at December 31, 2011 had a fair market value of $272.3 million, as compared to $317.1 million at December 31, 2010, primarily related to maturities and calls during 2011. The cash inflows that resulted from this planned decrease were utilized for loan originations and repayments of maturing FHLB advances.

Deposits of $1.38 billion, as of December 31, 2011, increased $40.9 million from December 31, 2010. The 3.1% increase was the result of a $65.9 million increase in money market accounts and a $44.1 million increase in non-interest-bearing accounts, partially offset by planned decreases of $28.6 million in wholesale deposits and $36.3 million in time deposits between the respective dates.

Non-interest income for the twelve months ended December 31, 2011 was $34.2 million, an increase of $4.8 million, or 16.3%, as compared to the same period in 2010. Largely contributing to the increase in non-interest income for the twelve months ended December 31, 2011, as compared to the same period in 2010, was a $6.2 million, or 39.8%, increase in fees for Wealth Management services. This increase was primarily attributable to the May 27, 2011 Acquisition of PWMG, which initially added $1.1 billion to the Corporation’s assets under management, administration, supervision and brokerage. Partially offsetting the increase in Wealth Management fees was a $2.2 million decrease in the gain on sale of residential mortgage loans for the twelve months ended December 31, 2011, as compared to the same period in 2010. During 2011, the Corporation experienced a decline in the volume of residential mortgage loan originations, as the refinancing boom of 2010 dropped off and did not continue into 2011. In addition, the Corporation elected to retain a larger portion of the originated residential loans in its portfolio.

Non-interest expense for the twelve months ended December 31, 2011, was $61.5 million, an increase of $3.5 million, or 6.1%, as compared to the same period in 2010. Contributing to this increase were a $4.2 million increase in salaries and benefits expenses, a $1.7 million increase in occupancy-related expenses, a $756 thousand increase in impairment of mortgage servicing rights, a $1.6 million increase in other operating expenses and a $1.0 million increase in intangible asset amortization. These increases were substantially offset by a $5.2 million decrease in due diligence and merger-related expenses.

2010 Compared to 2009

The primary cause of the changes in results of operations for the twelve months ended December 31, 2010, as compared to the same period in 2009 was the July 1, 2010 Merger with FKF.

The Corporation reported net income of $9.2 million or $0.85 diluted earnings per share for the twelve months ended December 31, 2010, as compared to $10.3 million, or $1.18 diluted earnings per share, for the same period in 2009. ROE and ROA for the twelve months ended December 31, 2010, were 6.76% and 0.61%, respectively, as compared to 10.55% and 0.88%, respectively, for the same period in 2009. Net income, ROE and ROA for the twelve months ended December 31, 2010, as compared to the same period in 2009, were reduced, primarily by the due diligence and merger-related expenses of $5.7 million and a $3.0 million increase in the Provision for the twelve months ended December 31, 2010, as compared to the same period in 2009. ROE was also affected by the registered direct stock offering, completed in May, 2010, which increased capital by $24.6 million.

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

Asset quality remained stable as of December 31, 2010. The allowance for loan and lease losses of $10.3 million was 0.86% of portfolio loans and leases, as of December 31, 2010, as compared to $10.4 million, or 1.18% of portfolio loans and leases, at December 31, 2009. The calculation of the Allowance, as a percentage of loans and leases in 2010, includes the acquired FKF loan portfolio which, in accordance with GAAP, was recorded at its fair value without its previously recorded Allowance.

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

Total portfolio loans and leases of $1.20 billion at December 31, 2010 increased $311.0 million, or 35.1%, as compared to $885.7 million at December 31, 2009. The growth was primarily attributable to the FKF Merger and new business development efforts. Partially offsetting this increase was a decrease in the Bank’s lease portfolio of $12.3 million from $47.7 million as of December 31, 2009 to $35.4 million as of December 31, 2010, as repayments and charge-offs exceeded new production.

The Corporation’s investment portfolio at December 31, 2010 had a fair market value of $317.1 million, as compared to $208.2 million at December 31, 2009. This increase of $108.8 million, or 52.3%, was primarily the result of the FKF Merger and the purchase of short-term securities, to utilize excess cash balances.

Deposits of $1.34 billion at December 31, 2010, increased $403.5 million, or 43.0%, from $937.9 million at December 31, 2009. This growth was largely due to the deposits acquired in the FKF Merger, in addition to continued strong branch activity, and the increase in balances of new accounts opened in previous quarters.

Non-interest income for the twelve months ended December 31, 2010 was $29.4 million, an increase of $905 thousand, or 3.2%, as compared to the same period in 2009. Contributing to the increase in non-interest income for the twelve months ended December 31, 2010, as compared to the same period in 2009, was a $239 thousand, or 17.2%, increase in loan servicing and late fees and a $356 thousand, or 18.2%, increase in service charges on deposits. These increases were largely attributable to the addition of the FKF branches during the third quarter of 2010. In addition to the effects of the FKF Merger, fees for Wealth Management services increased $1.3 million, or 9.3%, to $15.5 million for the twelve months ended December 31, 2010, from $14.2 million for the same period in 2009. Partially offsetting the increases in Wealth Management fees and other fee income was a $1.3 million decline in the gain on sale of mortgage loans for the twelve months ended December 31, 2010, as compared to the same period in 2009.

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

NET INTEREST INCOME

Rate/Volume Analyses (Tax-equivalent Basis)*

The rate volume analysis in the table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the years 2011 as compared to 2010 and 2010 as compared to 2009, allocated by rate and volume. The change in interest income / expense due to both volume and rate has been allocated to changes in volume.

	Year Ended December 31,
(dollars in thousands)	2011 Compared to 2010			2010 Compared to 2009
increase/(decrease)	Volume	Rate	Total	Volume	Rate	Total

Interest Income:
Interest-bearing deposits with banks	$(52)	$(11)	$(63)	$82	$22	$104
Money market funds	(1)	—	(1)	(195)	(1)	(196)
Federal funds sold	—	—	—	(1)	—	(1)
Investment securities	(336)	(207)	(543)	4,479	(4,004)	475
Loans and leases	10,244	(269)	9,975	8,676	(932)	7,744

Total interest income	9,855	(487)	9,368	13,041	(4,915)	8,126

Interest expense:
Savings, NOW and market rate accounts	321	(320)	1	1,413	(1,550)	(137)
Wholesale non-maturity deposits	4	(81)	(77)	128	25	153
Wholesale time deposits	(134)	(196)	(330)	(1,125)	(308)	(1,433)
Time deposits	195	(102)	93	288	(2,740)	(2,452)
Borrowed funds	(672)	—	(672)	1,534	(1,118)	416

Total interest expense	(286)	(699)	(985)	2,238	(5,691)	(3,453)

Interest differential	$10,141	$212	$10,353	$10,803	$776	$11,579

*	The tax rate used in the calculation of the tax-equivalent income is 35%

Analysis of Interest Rates and Interest Differential

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with tax-equivalent interest income and expense and key rates and yields:

	For the Year Ended December 31,
	2011			2010			2009
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with banks	$52,238	$115	0.22%	$73,046	$178	0.24%	$34,946	$74	0.21%
Federal funds sold	—	—	—	—	—	—	548	1	0.18%
Money market funds	152	—	0.05%	475	1	0.21%	38,662	197	0.51%
Investment securities:
Taxable	280,343	4,787	1.71%	249,714	4,555	1.82%	129,780	4,398	3.39%
Tax –Exempt	10,239	319	3.12%	27,173	1,094	4.03%	17,818	776	4.36%

Total investment securities (3)	290,582	5,106	1.76%	276,887	5,649	2.04%	147,598	5,174	3.51%
Loans and leases(1)(2)	1,250,071	69,554	5.56%	1,041,109	59,579	5.72%	892,518	51,835	5.81%

Total interest-earning assets	1,593,043	74,775	4.69%	1,391,517	65,407	4.70%	1,114,272	57,281	5.14%
Cash and due from banks	12,065			11,750			11,249
Allowance for loan and lease losses	(11,397)			(10,248)			(10,421)
Other assets	139,411			100,351			65,395

Total assets	$1,733,122			$1,493,370			$1,180,495

Liabilities:
Savings, NOW, and market rate accounts	$722,850	2,958	0.41%	$594,756	2,957	0.50%	$408,523	$3,094	0.76%
Wholesale non-maturity deposits	67,793	224	0.33%	62,875	301	0.48%	33,988	148	0.44%
Wholesale time deposits	30,429	321	1.05%	38,379	651	1.70%	83,277	2,084	2.50%
Time deposits	232,084	2,285	0.98%	201,947	2,192	1.09%	190,071	4,644	2.44%

Total interest-bearing deposits	1,053,156	5,788	0.55%	897,957	6,101	0.68%	715,859	9,970	1.39%
Subordinated debentures	22,500	1,123	4.99%	22,500	1,129	5.02%	20,260	1,108	5.47%
Junior subordinated debentures	11,580	1,049	9.06%	6,076	494	8.13%	—	—	—
Short-term borrowings	11,380	24	0.21%	5,838	16	0.28%	159	1	0.61%
FHLB advances and other borrowings	145,421	3,677	2.53%	177,882	4,906	2.76%	151,228	5,020	3.32%

Total interest-bearing liabilities	1,244,037	11,661	0.94%	1,110,253	12,646	1.14%	887,506	16,099	1.81%
Non-interest-bearing deposits	287,553			222,715			172,468
Other liabilities	23,573			24,601			22,502

Total non-interest-bearing liabilities	311,126			247,316			194,970

Total liabilities	1,555,163			1,357,569			1,082,476
Shareholders’ equity	177,959			135,801			98,019

Total liabilities and shareholders’ equity	$1,733,122			$1,493,370			$1,180,495

Net interest spread			3.75%			3.56%			3.33%
Effect of non-interest-bearing sources			0.21%			0.23%			0.37%

Net interest income/margin on earning assets		$63,114	3.96%		$52,761	3.79%		$41,182	3.70%

Tax-equivalent adjustment (tax rate 35%)		$336	0.02%		$611	0.04%		$389	0.04%

(1)	Non-accrual loans have been included in average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income.
(2)	Includes portfolio loans and leases and loans held for sale.
(3)	Investment securities include trading and available for sale.

Tax-Equivalent Net Interest Income and Margin 2011 Compared to 2010

The tax-equivalent net interest margin increased 17 basis points to 3.96% for the twelve months ended December 31, 2011, as compared to 3.79%, for the same period in 2010.

Tax-equivalent net interest income for the twelve months ended December 31, 2011, of $63.1 million, was $10.4 million, or 19.6%, higher than the tax-equivalent net interest income of $52.8 million for the same period in 2010. This increase was primarily the result of the $201.5 million increase in average interest-earning assets for the twelve months ended December 31, 2011, as compared to the same period in 2010. The increase in average interest-earning assets was not only related to the assets acquired in the July 1, 2010 Merger with FKF, which were present for all of 2011, as opposed to only six months during 2010; it was also the result of the organic loan growth of $98.7 million which occurred during the twelve months ended December 31, 2011.

Partially offsetting the increase in interest-earning assets was the $133.8 million increase in average interest-bearing liabilities for the twelve months ended December 31, 2011, as compared to the same period in 2010. This increase was largely related to the deposits and other borrowings assumed in the FKF Merger. During the twelve months ended December 31, 2011, the balance of interest-bearing liabilities declined $24.7 million, as FHLB advances and other borrowings decreased by $12.3 million and the Corporation elected to prepay its $12.0 million of 9.7% junior subordinated debentures, which had been acquired in the Merger with FKF. The tax-equivalent average rate paid on interest-bearing liabilities for the twelve months ended December 31, 2011 was 0.94%, a decrease of 20 basis points from 1.14% for the same period in 2010. Largely contributing to this decrease was the 13 basis point decline in tax-equivalent rates paid on interest-bearing deposits, as lower-rate money market deposits and non-interest-bearing deposits replaced the scheduled run-off of higher-rate time and wholesale deposits.

Tax-Equivalent Net Interest Income and Margin 2010 Compared to 2009

The tax-equivalent net interest margin increased 9 basis points to 3.79% for the twelve months ended December 31, 2010, as compared to 3.70%, for the same period in 2009.

The tax-equivalent net interest income for the twelve months ended December 31, 2010, of $52.8 million, was $11.6 million, or 28.1%, higher than the tax-equivalent net interest income of $41.2 million for the same period in 2009. This increase was primarily driven by the effects of larger asset and liability balances resulting from the Merger with FKF as well as a 71 basis point decrease in weighted average rate paid on deposits from 1.39% for the twelve months ended December 31, 2009 to 0.68% for the same period in 2010.

The tax-equivalent net interest income increased as a result of the $148.6 million, or 16.6%, increase in average loans and leases for the twelve month period ended December 31, 2010, as compared to the same period in 2009, primarily due to loans acquired in the FKF Merger as well as new business development initiatives. The yield on loans declined 9 basis points to 5.72% from 5.81% for the twelve months ended December 31, 2010, as compared to the same period in 2009. In addition, the average balance of investment securities grew by $129.3 million, or 87.6%, to $276.9 for the twelve months ended December 31, 2010 from the same period in 2009, primarily due to investments acquired in the FKF Merger, and, to a lesser extent, the investment of cash resulting from strong deposit inflows as well as cash acquired in the merger. The tax-equivalent yield on investment securities for the twelve months ended December 31, 2010 decreased 147 basis points to 2.04% from 3.51% for the same period in 2009, as more short-term liquid investments were purchased, replacing the higher-yielding investments that were called and the continued decline in interest rates.

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

Tax-Equivalent Net Interest Margin – Quarterly and Annual Comparison

The tax-equivalent net interest margin and related components, for the past five quarters and the past three years are shown in the table below:

	Year	Earning Asset Yield	Interest- Bearing Liability Cost	Net Interest Spread	Effect of Non- Interest- Bearing Sources	Net Interest Margin
Tax-equivalent Net Interest Margin Last Five Quarters

4th Quarter	2011	4.59%	0.88%	3.71%	0.20%	3.91%
3rd Quarter	2011	4.65%	0.96%	3.69%	0.21%	3.90%
2nd Quarter	2011	4.78%	0.98%	3.80%	0.21%	4.01%
1st Quarter	2011	4.76%	0.93%	3.83%	0.20%	4.03%
4th Quarter	2010	4.56%	1.04%	3.52%	0.21%	3.73%
Tax-equivalent Net Interest Margin Last Three Years
	2011	4.69%	0.94%	3.75%	0.21%	3.96%
	2010	4.70%	1.14%	3.56%	0.23%	3.79%
	2009	5.14%	1.81%	3.33%	0.37%	3.70%

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

Summary of Interest Rate Simulation

	$000,000	$000,000
	December 31, 2011
(dollars in thousands)	Estimated Change In Net Interest Income Over Next 12 Months
Change in Interest Rates
+300 basis points	$5,855	8.76%
+200 basis points	$4,167	6.23%
+100 basis points	$1,622	2.43%
-100 basis points	$(1,278)	(1.91)%

The interest rate simulation above demonstrates that the Corporation’s balance sheet as of December 31, 2011 is asset sensitive, indicating that an increase in interest rates will have a positive impact on net interest income over the next 12 months while a decrease in interest rates will negatively impact net interest income. In the above simulation, net interest income will increase if rates increase 100, 200 or 300 basis points. Because the Corporation’s internal prime loan rate is set, as of December 31, 2011, at 3.99%, or 74 basis points above the Wall Street Journal Prime Rate of 3.25%, a 100 basis point increase in interest rates would have a less significant effect than it would had the Corporation not set this prime rate limit. The 100 basis point decrease scenario shows a $1.28 million, or 1.91%, decrease in net interest income over the next twelve months as many of the Corporation’s liabilities bear rates of interest below 1.00% and therefore would not be able to sustain the entire decrease. The four scenarios are directionally consistent with the December 31, 2010 simulation, but reflect a higher interest income increase and percentage change in net interest income due to the current rate environment.

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

Gap Report

The interest sensitivity, or Gap report, identifies interest rate risk by showing repricing gaps in the Corporation’s balance sheet. All assets and liabilities are reflected based on behavioral sensitivity, which is usually the earliest of either: repricing, maturity, contractual amortization, prepayments or likely call dates. Non-maturity deposits, such as NOW, savings and money market accounts are spread over various time periods based on the expected sensitivity of these rates considering liquidity and the investment preferences of the Corporation. Non-rate-sensitive assets and liabilities are spread over time periods to reflect the Corporation’s view of the maturity of these funds.

Non-maturity deposits (demand deposits in particular), are recognized by the Bank’s regulatory agencies to have different sensitivities to interest rate environments. Consequently, it is an accepted practice to spread non-maturity deposits over defined time periods in order to capture that sensitivity. Commercial demand deposits are often in the form of compensating balances, and fluctuate inversely to the level of interest rates; the maturity of these deposits is reported as having a shorter life than typical retail demand deposits. Additionally, the Bank’s regulatory agencies have suggested distribution limits for non-maturity deposits. However, the Corporation has taken a more conservative approach than these limits would suggest by forecasting these deposit types with a shorter maturity. The following table presents the Corporation’s Gap Analysis as of December 31, 2011:

(dollars in millions)	0 to 90 Days	91 to 365 Days	1 - 5 Years	Over 5 Years	Non- Rate Sensitive	Total
Assets:
Interest-bearing deposits with banks	$57.3	$—	$—	$—	$—	$57.3
Money market funds	0.1	—	—	—	—	0.1
Investment securities	65.4	83.6	102.5	20.8	—	272.3
Loans and leases(1)	475.4	181.0	518.5	122.1	—	1,297.0
Allowance	—	—	—	—	(12.8)	(12.8)
Cash and due from banks	—	—	—	—	11.8	11.8
Other assets	—	—	—	—	149.2	149.2

Total assets	$598.2	$264.6	$621.0	$142.9	$148.2	$1,774.9

Liabilities and shareholders’ equity:
Demand, non-interest-bearing	$62.8	$41.6	$222.0	$—	$—	$326.4
Savings, NOW and market rate	135.1	118.8	410.4	93.6	—	757.9
Time deposits	48.9	106.1	54.3	—	—	209.3
Wholesale non-maturity deposits	65.2	—	—	—	—	65.2
Wholesale time deposits	17.4	0.8	5.4	—	—	23.6
Short-term borrowings	12.9	—	—	—	—	12.9
Other borrowings	25.3	24.5	77.0	21.0	—	147.8
Subordinated debentures	22.5	—	—	—	—	22.5
Other liabilities	—	—	—	—	23.4	23.4
Shareholders’ equity	6.6	19.9	106.3	53.1	—	185.9

Total liabilities andshareholders’ equity	$396.7	$311.7	$875.4	$167.7	$23.4	$1,774.9

Interest-earning assets	$598.2	$264.6	$621.0	$142.9	$—	$1,626.7
Interest-bearing liabilities	314.4	250.2	547.1	114.6	—	1,226.3

Difference between interest-earning assets and interest-bearing liabilities	$283.8	$14.4	$73.9	$28.3	$—	$400.4

Cumulative difference between interest earning assets and interest-bearing liabilities	$283.8	$298.2	$372.1	$400.4	$—	$400.4

Cumulative earning assets as a % of cumulative interest bearing liabilities	190%	153%	133%	133%

(1)	Loans include portfolio loans and leases and loans held for sale.

The table above indicates that the Corporation is asset sensitive and should experience an increase in net interest income in the near term, if interest rates rise. Accordingly, if rates decline, net interest income should decline. Actual results may differ from expected results for many reasons including market reactions, competitor responses, customer behavior and/or regulatory actions.

The following table summarizes the maturities of certificates of deposit of $100,000 or greater at December 31, 2011:

	$000,000	$000,000
(dollars in thousands)	Non- Wholesale	Wholesale
Three months or less	$26,690	$16,956
Three to six months	20,332	346
Six to twelve months	21,310	238
Greater than twelve months	15,660	5,383

Total	$83,992	$22,923

Fair Value Adjustments Impacting the Statement of Income

The following table details the actual effect for the twelve month periods ended December 31, 2011 and 2010, and the projected effect for each of the five years ending December 31, 2016, and thereafter, of the accretable and amortizable fair value adjustments attributable to the FKF Merger, on net interest income, net non-interest income and pretax income. The projected accretion and amortization is subject to change in future periods related to, among other things, changes in the Corporation’s estimates of loan cash flows, investment sales and calls, deposit maturities, loan prepayments, and prepayments of FHLB advances.

	Income Statement Effect	For the Twelve Months Ended		For the Twelve Months Ending
		Dec 31, 2010	Dec 31, 2011	Dec 31, 2012	Dec 31, 2013	Dec 31, 2014	Dec 31, 2015	Dec 31, 2016	Thereafter
Interest income/expense:
Loans	Income	$657	$1,548	$1,419	$1,197	$1,067	$1,007	$906	$2,243
Investment securities	Expense	(554)	(570)	(630)	(315)	—	—	—	—
Deposits	Income	564	545	333	224	22	—	—	—
FHLB advances	Income	1,450	552	442	142	125	125	121	130
Jr. subordinated debentures	Income	78	55	—	—	—	—	—	—

Net interest income		2,195	2,130	1,564	1,248	1,214	1,132	1,027	2,373
Non-interest income/expense:
Premises and equipment	Expense	46	93	93	93	93	93	93	1,474
Other liabilities	Income	—	—	(76)	(39)	—	—	—	—

Net non-interest expense		46	93	17	54	93	93	93	1,474
Pretax income effect		$2,149	$2,037	$1,547	$1,194	$1,121	$1,039	$934	$899

PROVISION FOR LOAN AND LEASE LOSSES

Loans acquired in the FKF Merger

In accordance with GAAP, the loans acquired from FKF were recorded at their fair value with no carryover of the previously associated allowance for loan loss.

In connection with the FKF Merger, certain loans were acquired which exhibited deteriorated credit quality since origination and for which the Bank does not expect to collect all contractual payments. Accounting for these purchased credit-impaired loans is done in accordance with ASC 310-30 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”. The loans were recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

Management evaluates purchased credit-impaired loans individually for further impairment. The balance of the Bank’s loan and lease portfolio is evaluated on either an individual basis or on a collective basis for impairment. Refer to Notes 5-F and 5-H in the Notes to Consolidated Financial Statements for a more information regarding the Bank’s impaired loans and leases.

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

The Corporation’s Allowance is the combination of four components that are calculated based on various independent methodologies. All components of the Allowance are based on Management’s estimates. These estimates are summarized earlier in this document under the heading “Critical Accounting Policies, Judgments and Estimates.”

The four components of the Allowance are as follows:

•	Specific Loan Evaluation Component – Includes the specific evaluation of larger classified loans

•	Historical Charge-Off Component – Applies a rolling, twelve quarter, historical charge-off rate to pools of non-classified loans

•

Additional Qualitative Factors Component – The loan and lease portfolios are broken down into multiple homogenous sub classifications, upon which multiple factors (such as delinquency trends, economic conditions, loan terms, credit grade, state of origination, industry, regulatory environment and other relevant information) are evaluated, resulting in an Allowance amount for each of the sub classifications. The sum of these amounts comprises the Additional Qualitative Factors Component.

•	Unallocated Component – This amount represents a reserve against all loans for factors not included in the components mentioned above.

As part of the process of allocating the Allowance to the different segments of the loan and lease portfolio, Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by both in-house employees as well as an external loan review service. The results of these reviews are reflected in the risk grade assigned to each loan. These internally assigned grades are as follows:

•	Pass – Loans considered to be satisfactory with no indications of deterioration.

•

Special mention—Loans classified as special mention have a potential weakness that deserves Management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loan balances classified as doubtful have been reduced by partial charge-offs and are carried at their net realizable values.

Consumer credit exposure, which includes residential mortgages, home equity lines and loans, leases and consumer loans, are assigned a credit risk profile based on payment activity (that is, their delinquency status).

Refer to Note 5-F in the Notes to Consolidated Financial Statements for details regarding credit quality indicators associated with the Bank’s loan and lease portfolio.

Portfolio Segmentation—The Corporation’s loan and lease portfolio is divided into specific segments of loans and leases having similar characteristics. These segments are as follows:

•	Commercial mortgage

•	Home equity lines and loans

•	Residential mortgage

•	Construction

•	Commercial and industrial

•	Consumer

•	Leases

Refer to Note 5 in the Notes to Consolidated Financial Statements for the details of the Corporation’s loan and lease portfolio, broken down by portfolio segment.

Impairment Measurement—In accordance with guidance provided by ASC 310-10, “Accounting by Creditors for Impairment of a Loan”, Management employs one of three methods to determine and measure impairment:

•	the Present Value of Future Cash Flow Method;

•	the Fair Value of Collateral Method;

•	the Observable Market Price of a Loan Method.

The majority of loans and leases are evaluated for impairment on a collective basis. However, loans and leases for which there is an indication that all contractual payments may not be collectible are evaluated for impairment on an individual basis. Loans that are evaluated on an individual basis include non-performing loans, TDRs and purchased credit-impaired loans.

Non-performing loans, for which the Corporation is unable to predict future cash flows, are evaluated for impairment based on the fair value of their underlying collateral. Performing loans are evaluated based on the present value of their estimated future cash flows.

Troubled Debt Restructurings (“TDRs”)—The Corporation follows guidance provided by ASC 310-40, “Troubled Debt Restructurings by Creditors.” A restructuring of a debt constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider in the normal course of business. A concession may include an extension of repayment terms which would not normally be granted, a reduction of interest rate or the forgiveness of principal and/or accrued interest. If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Corporation will make the necessary disclosures related to the TDR. In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty. This type of modification is not considered to be a TDR. Once a loan or lease has been modified and is considered a TDR, it is reported as an impaired loan or lease. If the loan or lease deemed a TDR has performed for at least six months at the level prescribed by the modification, it is not considered to be non-performing; however, it will generally continue to be reported as impaired. Loans and leases that have performed for at least six months are reported as TDRs in compliance with modified terms.

Refer to Notes 5-G in the Notes to Consolidated Financial Statements for more information regarding the Corporation’s TDRs.

Charge-off Policy—The Corporation’s charge-off policy is that, on a periodic basis, not less often than quarterly, delinquent and non-performing loans that exceed the following limits are considered for charge-off:

•	Open-ended consumer loans exceeding 180 days past due.

•	Closed-ended consumer loans exceeding 120 days past due.

•	All commercial/business purpose loans exceeding 180 days past due.

•	All leases exceeding 120 days past due.

Any other loan or lease, for which the Corporation has reason to believe collectibility is unlikely, and for which sufficient collateral does not exist, is also charged off.

Refer to Notes 5-F in the Notes to Consolidated Financial Statements for more information regarding the Corporation’s charge-offs.

Asset Quality and Analysis of Credit Risk

As of December 31, 2011, total non-performing loans and leases of $14.3 million represent 1.11% of portfolio loans and leases, as compared to 0.79%, or $9.5 million, at December 31, 2010. The $4.8 million increase in non-performing loans and leases is primarily related to two residential construction loan relationships that became non-performing during 2011, one of which is a $3.2 million participation loan, whose terms were modified during the fourth quarter of 2011 and is classified as a TDR. In addition, increases of $1.7 million and $613 thousand in non-performing home equity loans and lines and commercial and industrial loans, respectively, were partially offset by an $868 thousand decrease in non-performing commercial mortgage loans. Included in non-performing loans and leases, as of December 31, 2011, were $1.5 million of loans acquired in the FKF Merger which are non-performing.

The Provision for the twelve month periods ended December 31, 2011, 2010 and 2009 was $6.1 million, $9.9 million and $6.9 million, respectively. As of December 31, 2011, the Allowance of $12.8 million represents 0.98% of portfolio loans and leases, as compared to the Allowance, as of December 31, 2009, of $10.3 million, which represented 0.86% of portfolio loans and leases as of that date. The increase in the Allowance, as a percentage of portfolio loans and leases, from December 31, 2010 to December 31, 2011, is reflective of the growth of the Corporation’s loan portfolio, the increase in nonperforming loans and leases, as well as Management’s analysis of qualitative factors affecting the loan portfolio.

As of December 31, 2011, the Corporation had other real estate owned (“OREO”) valued at $549 thousand, as compared to $2.5 million as of December 31, 2010. Included in the balance as of December 31, 2011, was one property valued at $184 thousand that resulted from the foreclosure of a loan acquired in the FKF Merger. All properties are recorded at their fair value less costs to sell.

As of December 31, 2011, the Corporation had $11.5 million of TDR’s, of which $7.2 million are in compliance with the modified terms, and hence, excluded from non-performing loans and leases. As of December 31, 2010, the Corporation had $6.6 million of TDRs, of which $4.7 million were in compliance with the modified terms. Largely contributing to the increase in TDRs was the addition of a $3.2 million residential construction loan participation that had been classified as non-performing since June 30, 2011, and which was modified during the fourth quarter of 2011.

Impaired loans and leases are those for which it is probable that the Corporation will not be able to collect all scheduled principal and interest payments in accordance with the original terms of the loans and leases. Included in impaired loans and leases are non-performing loans and leases and TDRs. Purchased credit-impaired loans are not included in impaired loan and lease totals. As of December 31, 2011, the Corporation had $20.0 million of impaired loans and leases, as compared to impaired loans and leases of $13.4 million as of December 31, 2010. Refer to Notes 5-H in the Notes to Consolidated Financial Statements for more information regarding the Corporation’s impaired loans and leases.

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

•	Portfolio Loans and Leases—The Corporation’s $1.3 billion loan and lease portfolio is predominantly based in the Corporation’s traditional market areas of Chester, Delaware and Montgomery counties of Pennsylvania and in the greater Philadelphia area, none of which has experienced the real estate price appreciation and subsequent decline that many other areas of the country have experienced. However, this area is not immune from these tough economic times. The Corporation has observed a slow-down in new construction in the local area and some home value reductions, but this has not had a significant impact on the Corporation’s credit quality relative to the loan portfolio.

•

Concentrations—The Corporation has a significant portion of its portfolio loans (excluding leases) in real estate-related loans. As of December 31, 2011, loans secured by real estate were $986.4 million or 76.1% of the total loan portfolio of $1.30 billion.

A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is within Pennsylvania. The Corporation is aware of this concentration and mitigates this risk to the extent possible in many ways, including the underwriting and assessment of the borrower’s capacity to repay, equity in the underlying real estate collateral and a review of a borrower’s global cash flows. The Corporation has recourse against a substantial portion of the loans in the real estate portfolio.

•

Construction—The construction portfolio of $52.8 million accounts for 4.1% of the total loan and lease portfolio at December 31, 2011, an increase of $7.4 million from $45.4 million as of December 31, 2010.

The Corporation’s construction portfolio, which consists of residential site development loans, commercial construction loans and loans for construction of individual homes, had a delinquency rate, as of December 31, 2011, of 9.18%, as compared to a delinquency rate of 4.25% as of December 31, 2010. The increase was largely related to two residential construction loan relationships that became non-performing during 2011. One of the two relationships was a $3.2 million loan participation which was also classified as a TDR during the fourth quarter of 2011.

•

Residential Mortgages—Residential mortgage loans were $306.5 million as of December 31, 2011, an increase of $44.5 million from the $262.0 million at December 31, 2010. This increase is primarily attributable to the Corporation’s decision to retain in its portfolio, rather than sell to Fannie Mae, a larger portion of the residential mortgages originated during the twelve months ended December 31, 2011, than were retained during the same period in 2010. The residential mortgage portfolio had a delinquency rate of 1.38% as of December 31, 2011 as compared to 1.50% as of December 31, 2010. The Corporation believes it is well protected with its collateral position on this portfolio. The residential mortgage segment accounts for 23.7% of the total loan and lease portfolio as of December 31, 2011.

•

Commercial Mortgages—The performance in the $419.1 million commercial mortgage portfolio, representing 32.4% of the total loan and lease portfolio as of December 31, 2011 is stable. This segment of the Corporation’s loan and lease portfolio grew $33.5 million, or 8.7%, from December 31, 2010. The delinquency rate in the portfolio as of December 31, 2011 was 0.40% as compared to 0.58% as of December 31, 2010. The borrowers comprising this segment of the portfolio generally have strong, global cash flows which have remained stable in this tough economic environment. The Corporation continues to be able to attract quality borrowers in the commercial real estate space as other banks retreat due to credit issues.

•

Commercial and Industrial—The performance in the $267.2 million commercial and industrial portfolio, representing 20.6% of the total loan and lease portfolio at December 31, 2011, remains relatively stable with a delinquency rate of approximately 1.45%. This segment of the total loan and lease portfolio increased $27.9 million, or 11.7%, from December 31, 2010, and consists of loans to privately held institutions, family businesses, non-profit institutions and private banking relationships. While certain of these loans are collateralized by real estate, others are collateralized by non-real estate business assets, including accounts receivable and inventory.

•

Home Equity Loans and Lines of Credit—The home equity loans and lines of credit portfolio has decreased $8.9 million or 4.1% from $216.9 million at December 31, 2010 to $207.9 million at December 31, 2011, as borrowers are taking advantage of low interest rates to refinance variable-rate products into fixed rate mortgage loans. The delinquency level in the portfolio is 1.33% at December 31, 2011, as compared to 1.35% as of December 31, 2010. The segment represents 16.1% of the total loan and lease portfolio as of December 31, 2011, and is primarily originated through the Corporation’s branch network.

•

Consumer loans—The Corporation’s portfolio of consumer loans was $11.4 million as of December 31, 2011, a slight decrease of $771 thousand from the $12.2 million at December 31, 2010. The consumer portfolio had a delinquency rate of 0.32% as of December 31, 2011 as compared to 0.47% as of December 31, 2010.

•

Leasing—The lease portfolio balance as of December 31, 2011 of $30.4 million, declined $5.0 million from $35.4 million as of December 31, 2010, as repayments outpaced new originations. As of December 31, 2011, the lease portfolio made up 2.3% of the total loan and lease portfolio as compared to 3.0% as of December 31, 2010.

The rate of growth within the leasing portfolio has been intentionally reduced by strengthening underwriting standards several years ago. These enhancements have continued to help reduce lease delinquencies from 2.0% at December 31, 2010 to 1.2% at December 31, 2011. In addition, these adjustments improved overall lease portfolio performance as net charge-offs declined each quarter since December 31, 2009. Net lease charge-offs were $487 thousand for the twelve months ended December 31, 2011, as compared to $1.7 million for the same period in 2010.

Non-Performing Assets, TDRs and Related Ratios As of or For the Twelve Months Ended December 31,

	000,0000	000,0000	000,0000	000,0000	000,0000
(dollars in thousands)	2011	2010	2009	2008	2007
Non-accrual loans and leases	$14,315	$9,497	$6,246	$5,303	$747
Loans 90 days or more past due and still accruing	—	10	668	504	1,263

Total non-performing loans and leases	14,315	9,507	6,914	5,807	2,010
Other real estate owned	549	2,527	1,025	—	—

Total non-performing assets	$14,864	$12,034	$7,939	$5,807	$2,010

Troubled debt restructurings included in non-performing assets	$4,300	1,879	2,274	—	—
TDRs in compliance with modified terms	7,166	4,693	1,622	—	—

Total TDRs	$11,466	6,572	3,896	—	—

Allowance for loan and lease losses to non-performing loans and leases	89.1%	108.1%	150.8%	177.9%	404.1%
Non-performing loans and leases to total loans and leases	1.11%	0.79%	0.78%	0.65%	0.25%
Allowance for loan losses to total portfolio loans and leases	0.98%	0.86%	1.18%	1.15%	1.01%
Non-performing assets to total assets	0.84%	0.69%	0.64%	0.50%	0.20%
Net loan and lease charge-offs/average loans and leases	0.29%	0.96%	0.77%	0.40%	0.12%
Net loan charge-offs/average loans	0.26%	0.83%	0.29%	0.00%	0.05%
Net lease charge-offs/average leases	1.49%	4.24%	8.05%	6.24%	1.97%
Period end portfolio loans and leases	$1,295,392	$1,196,717	$885,739	$899,577	$802,925
Average portfolio loans and leases	$1,250,071	$1,037,158	$882,956	$851,752	$740,694
Allowance for loan and lease losses	$12,753	$10,275	$10,424	$10,332	$8,124

Summary of Changes in the Allowance for Loan and Lease Losses

(dollars in thousands)	2011	2010	2009	2008	2007
Balance, January 1	$10,275	$10,424	$10,332	$8,124	$8,122
Charge-offs:
Consumer	(92)	(456)	(45)	(72)	(396)
Commercial and industrial	(633)	(7,019)	(1,933)	(4)	(41)
Real estate	(1,732)	(689)	(53)	—	—
Construction	(1,174)	(135)	(382)	—	—
Leases	(1,017)	(2,395)	(4,957)	(3,540)	(599)

Total charge-offs	(4,648)	(10,694)	(7,370)	(3,616)	(1,036)
Recoveries:
Consumer	11	2	8	28	22
Commercial and industrial	307	—	—	—	46
Real estate	190	15	1	24	15
Leases	530	674	569	176	64

Total Recoveries	1,038	691	578	228	147

Net charge-offs	(3,610)	(10,003)	(6,792)	(3,388)	(889)
Provision for loan and lease losses	6,088	9,854	6,884	5,596	891

Balance, December 31	$12,753	$10,275	$10,424	$10,332	$8,124

Allocation of Allowance for Loan and Lease Losses

The following table sets forth an allocation of the allowance for loan and lease losses by portfolio segment. The specific allocations in any particular portfolio segment may be changed in the future to reflect then-current conditions. Accordingly, the Corporation considers the entire allowance to be available to absorb losses in any portfolio segment.

	December 31,
	2011		2010		2009		2008		2007
(dollars in thousands)		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans		% Loans to Total Loans
Balance at end of period applicable to:
Commercial and industrial	$3,816	29.9%	$3,565	20.0%	$3,801	26.3%	$3,093	26.3%	$2,636	26.4%
Real estate – construction	1,384	10.9	633	3.8	652	4.4	1,061	6.5	850	8.3
Real estate – mortgage	6,464	50.7	4,940	72.2	3,952	62.5	4,154	59.7	3,727	58.7
Consumer	119	0.9	115	1.0	125	1.4	70	0.9	62	1.0
Leases	532	4.2	766	3.0	1,403	5.4	1,894	6.6	789	5.6
Unallocated	438	3.4	256	—	491	—	60	—	60	—

Total	$12,753	100.0%	$10,275	100.0%	$10,424	100.0%	$10,332	100.0%	$8,124	100.0%

——————————————

NON-INTEREST INCOME

2011 Compared to 2010

For the twelve months ended December 31, 2011, non-interest income was $34.2 million, an increase of $4.8 million, or 16.3% from the $29.4 million for the same period in 2010. The primary contributor to this increase was the $6.2 million, or 39.8%, increase in fees for wealth management services from $15.5 million for the twelve months ended December 31, 2010, to $21.7 million for the same period in 2011. Partially offsetting the increase in wealth management fees were decreases of $2.2 million and $689 thousand in the gain on sale of residential mortgage loans and the gain on sale of available for sale securities, respectively, between the two periods.

The increase in wealth management fees is directly related to the May 27, 2011 Acquisition of PWMG, which initially increased the Corporation’s wealth assets under management, administration, supervision and brokerage by $1.1 billion. Wealth assets under management, administration, supervision and brokerage increased $1.4 billion from $3.4 billion as of December 31, 2010 to $4.8 billion as of December 31, 2011.

The decrease in the gain on sale of residential mortgage loans was related to the volume of loan sales. The Corporation experienced a significant decrease in demand for residential mortgage loans following the refinancing boom that occurred in the second half of 2010. For the twelve months ended December 31, 2011, the Corporation sold $81.5 million of residential mortgage loans, as compared to $156.4 million for the same period in 2010.

The decrease in the gain on sale of available for sale investments is related to the types of investments sold. Available for sale investments sold during the twelve months ended December 31, 2010 consisted largely of municipal obligations which yielded larger gains than the mortgage-backed securities and bond mutual funds sold during 2011.

2010 Compared to 2009

For the twelve months ended December 31, 2010, non-interest income was $29.4 million, an increase of $905 thousand or 3.2% from the $28.5 million for the same period in 2009. The primary factors for this increase were the fees for wealth management services of $15.5 million, an increase of $1.3 million, or 9.3% as compared to $14.2 million for the same period in 2009. Gain on the sale of available for sale investment securities of $2.5 million for the twelve months ended December 31, 2010, was an increase of $549 thousand, or 29.6% from the $1.9 million for the same period in 2009. In addition, the $2.3 million of service charges on deposits for the twelve months ended December 31, 2010, which was a $356 thousand, or 18.3%, increase from the $2.0 million for the same period in 2009, also contributed to the increase. Partially offsetting these increases was a decrease in the gain on the sale of residential mortgage loans for the twelve months ended December 31, 2010 of $1.3 million, to $4.7 million, as compared to $6.0 million for the same period in 2009.

The increase in Wealth Management fees is directly related to the $541 million increase in wealth assets under management, administration, supervision and brokerage during 2010 to $3.4 billion, as of December 31, 2010, from $2.9 billion as of December 31, 2009. This increase was due largely to the success of new initiatives within the division and asset appreciation resulting from improvements in the financial markets.

The increase in the gain on sale of investments is the result of the Management’s decision to adjust the investment portfolio mix, while the increase in service charges on deposit accounts is largely due to the addition of the eight full-service branches acquired in the FKF Merger, along with other increased deposit activity. The decrease in the gain on sale of residential mortgage loans for the twelve months ended December 31, 2010, as compared to the same period in 2009 was due to decreased origination activity in 2010 as compared to 2009 related to the rate environment, as well as Management’s decision to retain, in its portfolio, a larger portion of the residential mortgage loans originated during the twelve months ended December 31, 2010, rather than sell them to Fannie Mae, as compared to the same period in 2009. The value of mortgages originated for resale (servicing retained and servicing released) in 2010 of $157.6 million was 42.3% lower than the $273.0 million originated for resale in 2009.

NON-INTEREST EXPENSE

2011 Compared to 2010

Non-interest expense for the twelve months ended December 31, 2011 was $61.5 million, an increase of $3.5 million, or 6.1%, as compared to the same period in 2010. The increase was comprised of increases of $4.2 million and $1.7 million in salaries and employee benefits and occupancy-related expenses, respectively, which were related to the staffing increase and office space additions that resulted from both the FKF Merger and the PWMG Acquisition. In addition, the increase of $1.0 million in intangible asset amortization was directly related to the intangibles acquired from PWMG and FKF. The $1.6 million increase in other operating expense for the twelve months ended December 31, 2011, as compared to the same period in 2010 was related to the expanded branch network resulting from the FKF Merger and the PWMG Acquisition. Refer to in Note 21 in the Notes to Consolidated Financial Statements for further details regarding other operating expenses. These increases were substantially offset by the $5.2 million decrease in due diligence and merger-related expenses between the two periods.

2010 Compared to 2009

Non-interest expense for the twelve months ended December 31, 2010, was $58.0 million, an increase of $11.4 million, or 24.6%, as compared to the same period in 2009, partially due to the $5.7 million due diligence and merger-related expenses. Merger-related expenses consisted primarily of investment banking, legal, employee severance, systems conversion cost and vendor termination fees. In addition, salaries and wages for the twelve months ended December 31, 2010 increased $2.6 million, or 11.5%, as compared to the same period in 2009 due to the addition of FKF’s eight full-service branch locations. Increases in the other expense categories are a direct result of the FKF Merger. These include FDIC expense, occupancy, furniture, fixture and equipment and other operating expenses. FDIC expense increased $317 thousand or, 25.6%, to $1.6 million for the twelve months ended December 31, 2010, as compared to $1.2 million for the same period in 2009. Occupancy expense increased $620 thousand, or 17.0%, to $4.3 million for the twelve months ended December 31, 2010, as compared to $3.6 million for the same period in 2009. Furniture, fixture and equipment expenses increased $371 thousand, or 15.4%, to $2.8 million for the twelve months ended December 31, 2010, as compared to $2.4 million for the same period in

2009. Other operating expenses, which also increased as a result of increased processing costs due to the FKF Merger, are detailed in Note 21 in the Notes to Consolidated Financial Statements.

Secondary Market Sold-Loan Repurchase Demands

In the course of originating residential mortgage loans and selling those loans in the secondary market, the Corporation makes various representations and warranties to the purchasers of the mortgage loans. Each residential mortgage loan originated by the Corporation is evaluated by an automated underwriting application, which verifies the underwriting criteria and certifies the loan’s eligibility for sale to the secondary market. Any exceptions discovered during this process are remedied prior to sale. These representations and warranties also apply to underwriting the real estate appraisal opinion of value for the collateral securing these loans. Under the representations and warranties, failure by the Corporation to comply with the underwriting and appraisal standards could result in the Corporation’s being required to repurchase the mortgage loan or to reimburse the investor for losses incurred (make whole requests) if such failure cannot be cured by the Corporation within the specified period following discovery. For the twelve months ended December 31, 2011, the Corporation received a very limited number of investor repurchase demands and recorded a contingent liability, charged to other non-interest expense, related to those demands. During the twelve months ended December 31, 2010 and 2009, no repurchase demands were received.

INCOME TAXES

Income taxes for the twelve months ended December 31, 2011 were $9.6 million as compared to $4.5 million and $5.5 million for the same periods in 2010 and 2009, respectively. The effective tax rate for the twelve month periods ended December 31, 2011, 2010 and 2009 was 32.8%, 33.0% and 34.7%, respectively. The decrease in the effective tax rate for the twelve months ended December 31, 2011, as compared to the rate for the same period in 2010, was due to an increase in the level of tax-free income from bank owned life insurance, and a change in estimate of the deductibility of due diligence and merger-related expenses. The decrease in the effective tax rate for the twelve months ended December 31, 2010, as compared to the rate for the same period in 2009, was due to an increase in the level of tax-free income from municipal investment securities as well as an increase in tax-free income from bank owned life insurance and the utilization of a capital loss carry-forward.

BALANCE SHEET ANALYSIS

Asset Changes

Total assets as of December 31, 2011 increased slightly to $1.77 billion from $1.73 billion as of December 31, 2010. The increase was largely attributable to the $98.7 million increase in portfolio loans and leases and the $18.0 million increase in goodwill and intangibles between the two dates. Partially offsetting these increases were the $44.7 million and $20.3 million decreases in available for sale investment securities and cash and cash equivalents, respectively, between the two dates, as cash reserves along with runoff from the investment portfolio were utilized in loan originations and the repayment of maturing FHLB advances.

Investment Portfolio—The available for sale investment securities portfolio as of December 31, 2011 decreased $44.7 million or 14.1% to $272.3 million from $317.1 million as of December 31, 2010. This decrease in the portfolio was concentrated in the obligations of the U.S. government and agencies, which decreased by $52.1 million, obligations of state and political subdivisions, which decreased $23.9 million, and bond mutual funds, which decreased $22.8 million from December 31, 2010.

The following table details the maturity and weighted average yield (3) of the investment portfolio (2):

(dollars in thousands)	Maturing During 2012	Maturing From 2013 Through 2016	Maturing From 2017 Through 2021	Maturing After 2021	Total
Obligations of the U.S. Government and agencies:
Book value	$—	$32,967	$45,448	$25,837	$104,252
Weighted average yield		1.14%	1.30%	2.51%	1.55%
State and political subdivisions[3]:
Book value	$—	$5,052	$2,762	$396	$8,210
Weighted average yield		1.41%	2.33%	3.20%	1.80%
Corporate bonds:
Book value	$—	$12,616	$—	$—	$12,616
Weighted average yield		2.27%			2.27%

Investment certificates of deposit:
Book value	$—	$2,411	$—	$—	$2,411
Weighted average yield		1.39%			1.39%

Other investment securities:
Book value	$900	$1,000	$—	$—	$1,900
Weighted average yield	2.35%	1.27%			1.78%

Subtotal book value	$900	$54,046	$48,210	$26,233	$129,389

Weighted average yield	2.35%	1.44%	1.36%	2.52%	1.64%

Mortgage-related securities(1)
Book value	$—	$3,216	$61,007	$63,908	$128,131
Weighted average yield		3.25%	2.33%	1.92%	2.15%

Total book value	$900	$57,262	$109,217	$90,141	$257,520

Weighted average yield	2.36%	1.54%	1.90%	2.09%	1.89%
(1)

Mortgage-related securities are included in the above table based on their contractual maturity. However, mortgage-related securities, by design, have scheduled monthly principal payments which are not reflected in this table.

(2)	Excluded from the above table is the Corporation’s $12.1 million investment in bond mutual funds, which have no stated maturity or constant stated yield.

(3)	Weighted average yields on tax-exempt obligations have not been computed on a tax-equivalent basis.

Portfolio Loans and Leases—The loan and lease portfolio, as of December 31, 2011 increased $98.7 million, or 8.2%, to $1.295 billion from $1.196 billion as of December 31, 2010. The increase was comprised of increases of $33.5 million, or 8.7%, in commercial mortgages, $44.5 million, or 17.0%, in residential mortgages, $27.9 million, or 11.7%, in commercial and industrial loans, and $7.4 million, or 16.4%, in construction loans, partially offset by decreases of $8.9 million, or 4.1%, in home equity loans and lines of credit and $5.0 million, or 14.1%, in leases. As of December 31, 2011, the lease portfolio was 2.3% of total loans and leases, as compared to 3.0% as of December 31, 2010. Within the leasing portfolio, by continuing to adhere to the higher credit standards and other underwriting changes instituted in 2008, the outstanding balance of leases declined, with repayments continuing to outpace originations.

The table below details the loan portfolio as of the dates indicated:

	December 31,
(dollars in thousands)	2011	2010	2009	2008	2007
Commercial mortgage	$419,130	$385,615	$265,023	$249,730	$224,510
Home equity lines & loans	207,917	216,853	177,863	154,576	123,293
Residential mortgage	306,478	261,983	110,653	132,536	121,313
Construction	52,844	45,403	38,444	58,446	66,901
Commercial & industrial	267,204	239,266	233,288	236,469	213,834
Consumer	11,429	12,200	12,717	8,518	7,990
Leases	30,390	35,397	47,751	59,302	45,084

Total portfolio loans and leases	1,295,392	1,196,717	885,739	899,577	802,925

Loans held for sale	1,588	4,838	3,007	3,024	5,125

	$1,296,980	$1,201,555	$888,746	$902,601	$808,050

19

The following table summarizes the loan maturity distribution and interest rate sensitivity as of December 31, 2011. Excluded from the table are residential mortgage, home equity lines and loans and consumer loans:

(dollars in thousands)	Maturing During 2012	Maturing From 2013 Through 2016	Maturing After 2016	Total
Loan portfolio maturity:

Commercial and industrial	$112,774	$110,287	$44,143	$267,204
Construction	34,892	17,557	395	52,844
Commercial mortgage	12,492	187,551	219,087	419,130
Leases	3,464	26,891	35	30,390

Total	$163,622	$342,286	$263,660	$769,568

Interest sensitivity on the above loans:
Loans with predetermined rates	$24,697	$244,400	$74,822	$343,919
Loans with adjustable or floating rates	138,925	97,886	188,838	425,649

Total	$163,622	$342,286	$263,660	$769,568

Goodwill and Other Intangible Assets—Increases as of December 31, 2011, as compared to December 31, 2010, in goodwill of $7.0 million, or 39.8%, and other intangible assets of $11.0 million, or $155.0% were related to the May 27, 2011 Acquisition of PWMG, and to a lesser extent, the final $1.9 million earn-out payment to Lau Associates, acquired in 2008. See Note 3 in the Notes to Consolidated Financial Statements for additional details.

FHLB Stock—The Corporation’s investment in stock issued by the FHLB decreased by $2.6 million, from December 31, 2010 to December 31, 2011, as the FHLB resumed the redemption of excess stock from its member banks.

Mortgage Servicing Rights (“MSRs”)—MSRs decreased $884 thousand to $4.0 million as of December 31, 2011, from $4.9 million as of December 31, 2010. This decrease was the result of amortization of MSRs of $749 thousand and the impairment of MSRs of $786 thousand, partially offset by $651 thousand of new MSRs recorded during the twelve months ended December 31, 2011.

The following table details activity related to mortgage servicing rights for the periods indicated:

	Twelve Months Ended December 31,
(dollars in thousands)	2011	2010	2009
Mortgage originations	$168,681	$221,904	$291,613
Mortgage loans sold:
Servicing retained	$75,232	$148,418	$266,759
Servicing released	6,230	8,028	6,222

Total mortgage loans sold	$81,462	$156,446	$272,981

Percentage of mortgage loans sold:
Servicing retained %	92.4%	94.9%	97.7%
Servicing released %	7.6%	5.1%	2.3%
Loans serviced for others*	$572,422	$605,485	$514,875
Mortgage servicing rights*	$4,041	$4,925	$4,059
Gain on sale of loans	$2,517	$4,718	$6,012
Loans servicing & late fees	$1,824	$1,626	$1,387
Amortization of MSRs	$749	$923	$853
Impairment/(recovery) of MSRs	$786	$30	$(137)
Gain on sale of loans as % of principal	3.08%	3.02%	2.20%

*	Period end balance

Liability Changes

Total liabilities as of December 31, 2011 increased $18.6 million, to $1.59 billion, from $1.57 billion as of December 31, 2010. The increase was primarily due to increases in deposits, partially offset by decreases in FHLB advances and junior subordinated debentures between the respective dates.

Deposits—Total deposits increased $40.9 million or 3.1% to $1.38 billion as of December 31, 2011 from $1.34 billion as of December 31, 2010. The planned reduction in higher-yielding time deposits during the twelve months ended December 31, 2011 was the result of the Corporation’s strategic pricing of these products, as maturing funds were reinvested in lower-yielding money market accounts.

A breakdown of the deposits by major categories at December 31, for each of the last five years is as follows:

(dollars in thousands)	2011	2010	2009	2008	2007
Interest-bearing checking	$233,562	$234,107	$151,432	$135,513	$137,486
Money market	393,729	327,824	229,836	142,707	114,310
Savings	130,613	134,163	101,719	54,333	36,181
Wholesale–non -maturity	65,173	80,112	52,174	30,185	—
Wholesale–time deposits	23,550	37,201	36,118	120,761	129,820
Time deposits	209,333	245,669	153,705	211,542	203,462

Interest-bearing deposits	$1,055,960	$1,059,076	$724,984	$695,041	$621,259
Non-interest-bearing deposits	326,409	282,356	212,903	174,449	228,269

Total deposits	$1,382,369	$1,341,432	$937,887	$869,490	$849,528

Borrowings—Short-term borrowings as of December 31, 2011, which include repurchase agreements and overnight federal funds, increased $2.8 million, or 28.0%, from December 31, 2010. FHLB advances and other borrowings, which include a commercial mortgage loan and a five-year adjustable rate term loan, as of December 31, 2011, decreased $12.3 million, or 7.7%, from December 31, 2010. During 2011, as FHLB advances matured, not all were replaced. Funds generated from investment maturities along with the Corporation’s cash reserves at the FHLB were utilized for loan origination, alleviating the need to increase borrowings from the FHLB. See the Liquidity Section of Management’s Discussion and Analysis on page 22 for further details on the Corporation’s FHLB available borrowing capacity.

Debentures—As of December 31, 2011, the Corporation had $22.5 million of subordinated debentures and no junior subordinated debentures, as compared to $22.5 million of subordinated debentures and $12.0 million of junior subordinated debentures as of December 31, 2010. On December 19, 2011, the Corporation elected to prepay, at a premium rate of 102.91%, its junior subordinated debentures that had been acquired in the FKF Merger. Funding for the prepayment was obtained through an adjustable-rate term loan indexed to LIBOR mentioned above, under Borrowings. Refer to Note 12 in the Notes to Consolidated Financial Statements for further information.

DISCUSSION OF SEGMENTS

The Corporation has two operating segments: Wealth Management and Banking. These segments are discussed below. Detailed segment information appears in Note 28 in the Notes to Consolidated Financial Statements.

Wealth Management Segment Activity

The Wealth Management Segment reported a pre-tax segment profit (“PTSP”) for the twelve months ended December 31, 2011 of $7.6 million, a $3.0 million, or 66.5%, increase from the same period in 2010. The increase in PTSP was primarily due to a $6.2 million, or 39.8%, increase in fees for Wealth Management services. The increase in

Wealth Management segment revenue for the twelve months ended December 31, 2011 as compared to the same period in 2010 was due, in large part, to the May 27, 2011 Acquisition of PWMG, which initially increased Wealth Management assets under management, administration, supervision and brokerage by $1.1 billion.

The Wealth Management Segment reported a 2010 PTSP of $4.5 million, a $655 thousand, or 16.9%, increase from the same period in 2009. The increase in PTSP was primarily due to a $1.3 million or 9.3% increase in fees for Wealth Management services between the respective periods. The increase in Wealth Management segment revenue for 2010 as compared to 2009 was due largely to the success of new initiatives within the division and asset appreciation resulting from improvements in the financial markets.

The following table shows the Corporation’s Wealth Management assets under management, administration, supervision and brokerage as of the dates indicated:

	As of December 31,
(in millions)	2011	2010	2009
Total wealth assets under management, administration, supervision and brokerage	$4,831.6	$3,412.9	$2,871.2

Banking Segment Activity

Banking segment data as presented in Note 28 in the accompanying Notes to Consolidated Financial Statements indicates a PTSP of $21.8 million in 2011, $9.1 million in 2010 and $12.0 million in 2009. See “Components of Net Income” on page 6 of this document for a discussion of the Banking Segment.

CAPITAL AND REGULATORY CAPITAL RATIOS

Consolidated shareholders’ equity of the Corporation was $185.9 million, or 10.5% of total assets, as of December 31, 2011, as compared to $161.4 million, or 9.3% of total assets, as of December 31, 2010.

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

On May 27, 2011, in connection with the Acquisition of PWMG, which is discussed in Note 2 in the Notes to Consolidated Financial Statements, the Corporation issued

322,101 unregistered shares of common stock, valued at $6.7 million. On September 30, 2011, the Corporation filed with the SEC a registration statement on Form S-3 (File No. 333-177109) to register for resale the 322,101 shares issued as part of the purchase price. The registration became effective November 18, 2011.

In connection with the FKF Merger, the Corporation issued 1,630,053 common shares, valued at $26.5 million, to former shareholders of FKF. These shares were registered on an S-4 registration statement filed by the Corporation in January 2010.

On May 18, 2010, through a registered direct stock offering using securities registered on the Shelf Registration Statement, the Corporation issued 1,548,167 common shares, at a price of $17.00 per share, raising $24.7 million after deducting placement agent’s fees and other offering expenses.

On July 20, 2009, the Corporation filed with the Securities and Exchange Commission a prospectus supplement in order to register 850,000 common shares of its stock, on the Shelf Registration Statement in connection with the Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows for the grant of a request for waiver (“RFW”) above the Plan maximum investment of $120 thousand per account per year. An RFW is granted based on a variety of factors, including the Corporation’s current and projected capital needs, prevailing market prices of the Corporation’s common stock and general economic and market conditions.

The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. For the twelve months ended December 31, 2011 and 2010, the Corporation issued 448,377 and 119,175 shares, respectively, and raised $8.3 million and $2.0 million, respectively, through the Plan.

Accumulated other comprehensive loss, as of December 31, 2011 was $11.4 million, an increase of $4.6 million from December 31, 2010. The primary cause of this increase was related to the $5.4 million tax-effected increase in retirement plan obligations during the twelve months ended December 31, 2011. In connection with the annual actuarial review of the Corporation’s qualified defined benefit pension plan (the “Pension Plan”), which was frozen in 2008, the Corporation recorded a $7.2 million increase in its pension obligation. This actuarial loss was related to a decrease in the discount rate used to value the Pension Plan obligation, along with lower-than-expected performance of the Pension Plan’s investments for the twelve months ended December 31, 2011. Partially offsetting this increase in other comprehensive loss, was the increase of $807 thousand tax-

effected unrealized gain on available for sale investment securities during 2011.

In connection with the July 1, 2010 Merger with FKF, the Corporation acquired $12.0 million of junior subordinated debentures (the “Debentures”) which, while recorded as a liability on the Corporation’s balance sheet, were included as both Tier 1 and Tier 2 capital in the calculation of regulatory capital ratios. On December 19, 2011, the Corporation elected to prepay, in full, the Debentures at the scheduled premium rate of 102.91%, thus reducing its Tier 1 and Tier 2 capital balances.

Also affecting regulatory capital ratios is the $19.5 million increase, as of December 31, 2011 as compared to December 31, 2010, in goodwill and other intangible assets recorded in connection with the Acquisition of PWMG, the final earn-out payment to Lau Associates, and the adjustment to goodwill related to the FKF Merger. These items are excluded from capital in the calculation of the regulatory capital ratios. Refer to Note 1-U, Note 2 and Note 3 in the Notes to Consolidated Financial Statements for further information regarding goodwill and other intangible assets related to these transactions.

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

LIQUIDITY

The Corporation has significant sources and availability of liquidity at December 31, 2011 as discussed in this section. The liquidity position is managed on a daily basis as part of the daily settlement function and on a monthly basis as part of the asset liability management process. The Corporation’s primary liquidity is maintained by managing its deposits along with the utilization of purchased federal funds, borrowings from the FHLB and utilization of other wholesale funding sources. Secondary sources of liquidity include the sale of investment securities and certain loans in the secondary market.

Other wholesale funding sources include certificates of deposit from brokers, including CDARS, PLGIT, IND and IDC, generally available in blocks of $1.0 million or more. Funds obtained through these programs totaled $23.6 million as of December 31, 2011.

As of December 31, 2011, the maximum borrowing capacity with the FHLB was $657.7 million, with an unused borrowing availability of $514.7 million. Borrowing availability at the Federal Reserve was $67.5 million, and overnight Fed Funds lines, consisting of lines from six banks, totaled $64.0 million. On a quarterly basis, the Corporation’s Asset Liability Committee reviews the Corporation’s liquidity needs and reports its findings to the Risk Management Committee of the Board of Directors.

As of December 31, 2011 the Corporation held approximately $11.6 million of FHLB stock. On December 23, 2008, the FHLB announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. While there were no dividends paid on FHLB stock in 2011, 2010 or 2009, the FHLB resumed repurchases of stock with repurchases during the twelve months ended December 31, 2011 and 2010 of $2.6 million and $749 thousand, respectively. On February 22, 2012, the FHLB announces a quarterly dividend payment of 0.10%, annualized.

On July 6, 2009, the Corporation entered into an agreement with IDC to provide up to $10 million of money market deposits at an agreed upon rate currently at 0.55%. The agreement with IDC was amended at the end of 2010, reducing the amount to $5 million, plus interest. The Corporation had approximately $5.1 million in balances as of December 31, 2011 under this program. The Corporation can request an increase in the agreement amount as it deems necessary.

The Corporation’s investment portfolio of $272.3 million as of December 31, 2011 was approximately 15.3% of total assets. Some of these investments were in short-term, high-quality, liquid investments to earn more than the 25 basis points currently earned on Fed Funds. The Corporation’s policy is to keep the investment portfolio at a minimum of 10% of total assets. The investment portfolio provides the Corporation with the opportunity to utilize the securities to borrow additional funds through the FHLB, Federal Reserve or through other repurchase agreements.

The Corporation continually evaluates the capacity and the cost of continuing to fund earning asset growth with wholesale deposits. The Corporation believes that it has sufficient capacity to fund expected 2012 earning asset growth with wholesale sources, along with deposit growth from its expanded branch system.

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

The following chart presents the off-balance sheet commitments of the Corporation as of December 31, 2011, listed by dates of funding or payment:

(dollars in millions)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Unfunded loan commitments	$353.0	$211.4	$38.4	$19.1	$84.1
Standby letters of credit	20.5	19.3	1.2	—	—

Total	$373.5	$230.7	$39.6	$19.1	$84.1

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

CONTRACTUAL CASH OBLIGATIONS OF THE CORPORATION AS OF DECEMBER 31, 2011

(dollars in millions)	Total	Within 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Deposits without a stated maturity	$1,149.4	$1,149.4	$—	$—	$—
Wholesale and retail certificates of deposit	232.9	173.4	50.2	9.3	—
Subordinated debentures	22.5	—	—	—	22.5
Short-term borrowings	12.9	12.9	—	—	—
Other borrowings	147.8	39.3	59.8	25.4	23.3
Operating leases	35.0	2.2	3.9	3.5	25.4
Purchase obligations	11.2	2.8	4.8	2.5	1.1
Non-discretionary pension contributions	0.3	0.3	—	—	—

Total	$1,612.0	$1,380.3	$118.7	$40.7	$72.3

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

“Net Interest Income”—Analysis of Interest Rates and Interest Differential, Tax-Equivalent Net Interest Income and Margin 2011 Compared to 2010, and -2010 Compared to 2009, Tax-Equivalent Net Interest Margin – Quarterly and Annual Comparison, Interest Rate Sensitivity, Summary of

Interest Rate Simulation, and Gap Report; “Provision for Loan and Lease Losses” – Loans Acquired in the FKF Merger, General Discussion of Allowance for Loan and Lease Losses, Asset Quality and Analysis of Credit Risk, Non-Performing Assets, TDRs and Related Ratios, Summary of Changes in the Allowance of Loan and Lease Losses, Allocation of Allowance for Loan and Lease Losses; “Non- Interest Income; “Non-Interest Expense”; “Income Taxes”; “Balance Sheet Analysis”; “Discussion of Segments”; “Capital and Regulatory Capital Ratios”; “Liquidity”; “Off Balance Sheet Risk”; “Contractual Cash Obligation of the Corporation as of December 31, 2010”; and “Other Information.”

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

Management’s Report on Internal Control Over Financial Reporting

The Corporation is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this Annual Report. The consolidated financial statements and notes included in this Annual Report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on Management’s best estimates and judgments.

The Corporation’s Management is responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; provide a reasonable assurance that receipts and expenditures of the Corporation are only being made in accordance with authorizations of Management and directors of the Corporation; and provide a reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by Management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are noted.

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

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2011, in relation to the criteria for effective control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management concludes that, as of December 31, 2011, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework.”

The effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011 has been audited by KPMG LLP, (“KPMG”) the Corporation’s independent registered public accounting firm having responsibility for auditing the Corporation’s financial statements. KPMG has expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited the accompanying consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the “Corporation”) as of December 31, 2011 and 2010, and the related consolidated statements of income, cash flows, changes in shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bryn Mawr Bank Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2012 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Philadelphia, Pennsylvania

March 15, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bryn Mawr Bank Corporation:

We have audited Bryn Mawr Bank Corporation’s (the “Corporation”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Bryn Mawr Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Bryn Mawr Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in cash flows, changes in shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2011, and our report dated March 15, 2012 expressed an unqualified opinion on those consolidated financial statements.

Philadelphia, Pennsylvania

March 15, 2012

Consolidated Balance Sheets

	December 31,
	2011	2010
	(dollars in thousands)
Assets
Cash and due from banks	$11,771	$10,961
Interest bearing deposits with banks	57,369	78,523

Cash and cash equivalents	69,140	89,484
Investment securities available for sale, at fair value (amortized cost of $269,611 and $315,587 as of December 31, 2011 and December 31, 2010 respectively)	272,317	317,052
Loans held for sale	1,588	4,838
Portfolio loans and leases	1,295,392	1,196,717
Less: Allowance for loan and lease losses	(12,753)	(10,275)

Net portfolio loans and leases	1,282,639	1,186,442
Premises and equipment, net	29,328	29,158
Accrued interest receivable	6,061	6,470
Deferred income taxes	13,662	14,551
Mortgage servicing rights	4,041	4,925
Bank owned life insurance	19,434	18,972
FHLB stock	11,588	14,227
Goodwill	24,689	17,659
Intangible assets	18,014	7,064
Other investments	5,612	5,156
Other assets	16,794	15,770

Total assets	$1,774,907	$1,731,768

Liabilities
Deposits:
Non-interest-bearing	$326,409	$282,356
Interest-bearing	1,055,960	1,059,076

Total deposits	1,382,369	1,341,432

Short-term borrowings	12,863	10,051
FHLB advances and other borrowings	147,795	160,144
Subordinated debentures	22,500	22,500
Junior subordinated debentures	—	12,029
Accrued interest payable	1,592	3,293
Other liabilities	21,875	20,901

Total liabilities	1,588,994	1,570,350

Shareholders’ equity
Common stock, par value $1; authorized 100,000,000 shares; issued 16,103,981 and 15,109,718 shares as of December 31, 2011 and December 31, 2010, respectively, and outstanding of 13,194,439 and 12,195,240 as of December 31, 2011 and December 31, 2010, respectively	16,104	15,110
Paid-in capital in excess of par value	84,425	68,398
Less: Common stock in treasury at cost—2,909,542 and 2,914,478 shares as of December 31, 2011 and December 31, 2010	(29,833)	(29,881)
Accumulated other comprehensive loss, net of tax benefit	(11,365)	(6,757)
Retained earnings	126,582	114,548

Total shareholders’ equity	185,913	161,418

Total liabilities and shareholders' equity	$1,774,907	$1,731,768

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands, except share and per share data)
Interest income:
Interest and fees on loans and leases	$69,321	$59,324	$51,686
Interest on cash and cash equivalents	115	179	272
Interest on investment securities:
Taxable	4,365	3,552	4,007
Non-taxable	226	749	593
Dividends	412	992	334

Total interest income	74,439	64,796	56,892

Interest expense on:
Deposits	5,787	6,101	9,970
Short-term borrowings	25	16	1
FHLB advances and other borrowings	3,676	4,907	5,020
Subordinated debentures	1,123	1,129	1,108
Junior subordinated debentures	1,050	493	—

Total interest expense	11,661	12,646	16,099

Net interest income	62,778	52,150	40,793
Provision for loan and lease losses	6,088	9,854	6,884

Net interest income after provision for loan and lease losses	56,690	42,296	33,909

Non-interest income:
Fees for wealth management services	21,669	15,499	14,178
Service charges on deposits	2,495	2,307	1,951
Loan servicing and other fees	1,824	1,626	1,387
Net gain on sale of residential mortgage loans	2,517	4,718	6,012
Net gain on sale of available for sale securities	1,783	2,472	1,923
Net gain on sale of trading securities	—	—	255
Net (loss) gain on sale of other real estate owned (“OREO”)	(97)	(114)	6
BOLI income	462	266	—
Other operating income	3,497	2,601	2,758

Total non-interest income	34,150	29,375	28,470

Non-interest expenses:
Salaries and wages	28,084	24,829	22,275
Employee benefits	6,889	5,984	5,578
Occupancy and bank premises	5,176	4,257	3,637
Furniture, fixtures, and equipment	3,509	2,778	2,407
Advertising	1,166	1,142	1,084
Amortization of mortgage servicing rights	749	923	853
Net impairment (recovery) of mortgage servicing rights	786	30	(137)
Amortization of intangible assets	1,490	484	308
FDIC insurance	1,186	1,551	1,234
FDIC special assessment	—	—	540
Impairment of OREO	251	381	—
Due diligence and merger-related expenses	537	5,714	616
Professional fees	2,311	2,140	2,008
Other operating expenses	9,392	7,772	6,139

Total non-interest expenses	61,526	57,985	46,542
Income before income taxes	29,314	13,686	15,837
Income tax expense	9,601	4,512	5,500

Net income	$19,713	$9,174	$10,337

Basic earnings per common share	$1.55	$0.85	$1.18
Diluted earnings per common share	$1.54	$0.85	$1.18
Dividends declared per share	$0.60	$0.56	$0.56

Weighted-average basic shares outstanding	12,746,346	10,765,657	8,732,004
Dilutive potential shares	82,313	12,312	16,719

Adjusted weighted-average diluted shares	12,828,659	10,777,969	8,748,723

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

(dollars in thousands)	Year Ended December 31,
	2011	2010	2009
Operating activities:
Net Income	$19,713	$9,174	$10,337
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	6,088	9,854	6,884
Provision for depreciation and amortization	5,688	3,877	3,106
Net gain on sale of available for sale securities	(1,783)	(2,472)	(1,923)
Gain on trading securities	—	—	(255)
Net gain on sale of residential mortgages	(2,517)	(4,718)	(6,012)
Stock based compensation cost	876	539	386
Amortization and net impairment of mortgage servicing rights	1,535	953	716
Net accretion of fair value adjustments	(2,037)	(2,149)	—
Amortization of intangible assets	1,490	484	308
Impairment of other real estate owned (“OREO”)	251	381	—
Loss (gain) on sale of OREO	97	114	(6)
Net increase in cash surrender value of bank owned life insurance (“BOLI”)	(462)	(266)	—
Other, net	3,473	3,776	(840)
Loans originated for resale	(78,212)	(157,607)	(272,964)
Proceeds from loans sold	83,328	159,784	276,423
Purchase of trading securities	—	—	(5,076)
Proceeds from sale of trading securities	—	—	5,331
Contribution to pension	(10,000)	—	—
Provision for deferred income taxes (benefit)	3,370	395	(57)
Change in income taxes payable/receivable	(3,270)	687	892
Change in accrued interest receivable	409	(445)	(256)
Change in accrued interest payable	(1,701)	(544)	(2,382)

Net cash provided by operating activities	26,336	21,817	14,612

Investing activities:
Purchases of investment securities	(216,857)	(335,992)	(203,016)
Proceeds from maturity of investment securities and paydowns of mortgage-related securities	36,532	18,836	31,152
Proceeds from sale of investment securities available for sale	89,661	88,017	62,905
Proceeds from calls of investment securities	137,410	212,600	18,390
Net change in other investments	(562)	71	(190)
Proceeds from BOLI repayment	—	—	15,585
Net portfolio loan and lease (originations) repayments	(101,900)	(49,585)	5,106
Purchases of premises and equipment	(2,612)	(2,084)	(2,090)
Acquisition of First Keystone Financial, Inc., net of cash acquired	—	46,240	—
Acquisition of Lau Associates, net of cash acquired	(1,617)	(1,477)	(195)
Acquisition of PWMG, net of cash acquired	(11,750)
Increase in OREO	—	(44)	(147)
Proceeds from sale of OREO	2,793	1,371	1,068

Net cash used by investing activities	(68,902)	(22,047)	(71,432)

Financing activities:
Change in deposits	41,482	83,341	68,397
Change in short-term borrowings	2,812	(3,036)	—
Dividends paid	(7,679)	(5,916)	(4,892)
Change in FHLB advances and other borrowings	(11,797)	(91,028)	(10,113)
Increase in subordinated debentures	—	—	7,500
Decrease in junior subordinated debentures	(12,028)	—	—
Purchase of treasury stock	—	—	(42)
Tax benefit from exercise of stock options	141	60	66
Proceeds from issuance of common stock	8,325	26,688	3,660
Proceeds from exercise of stock options	966	288	514

Net cash provided by financing activities	22,222	10,397	67,152

Change in cash and cash equivalents	(20,344)	10,167	10,332
Cash and cash equivalents at beginning of year	89,484	79,317	68,985

Cash and cash equivalents at end of year	$69,140	$89,484	$79,317

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$9,213	$3,627	$4,650
Interest	13,362	11,340	18,481

Supplemental cash flow information:
Available for sale securities purchased, not settled	$—	$—	$7,996
Change in other comprehensive income	(7,090)	240	1,664
Change in deferred tax due to change in comprehensive income	2,482	84	582
Transfer of loans to other real estate owned	1,163	3,124	1,940
Acquisition of noncash assets and liabilities:
Assets acquired	20,339	438,989	—
Liabilities assumed	—	458,736	—

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

(dollars in thousands, except share information)

	For the Years Ended December 31, 2011, 2010 and 2009
	Shares of Common Stock Issued	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders’ Equity
Balance December 31, 2008	11,513,782	$11,514	$12,983	$105,845	$(7,995)	$(29,934)	$92,413
Net income	—	—	—	10,337	—	—	10,337
Dividends declared, $0.56 per share	—	—	—	(4,892)	—	—	(4,892)
Other comprehensive income, net of tax expense of $582	—	—	—	—	1,082	—	1,082
Stock based compensation	—	—	798	—	—	—	798
Tax benefit from gains on stock option exercise	—	—	66	—	—	—	66
Purchase of treasury stock	—	—	—	—	—	(42)	(42)
Retirement of treasury stock	(4,522)	(4)	(40)	—	—	44	—
Common stock issued:
Dividend Reinvestment and Stock Purchase Plan	81,641	82	1,106	—	—	—	1,188
Share-based awards and options exercises	45,122	44	557	—	—	—	601
Private placement	150,061	150	2,235	—	—	—	2,385

Balance December 31, 2009	11,786,084	$11,786	$17,705	$111,290	$(6,913)	$(29,932)	$103,936

Net income	—	—	—	9,174	—	—	9,174
Dividends declared, $0.56 per share	—	—	—	(5,916)	—	—	(5,916)
Other comprehensive income, net of tax expense of $84	—	—	—	—	156	—	156
Stock based compensation	—	—	539	—	—	—	539
Tax benefit from gains on stock option exercise	—	—	60	—	—	—	60
Retirement of treasury stock	(5,186)	(5)	(46)	—	—	51	—
Common stock issued:
Dividend Reinvestment and Stock Purchase Plan	119,175	119	1,918	—	—	—	2,037
Share-based awards and options exercises	31,425	32	354	—	—	—	386
Acquisitions	1,630,053	1,630	24,846	—	—	—	26,476
Registered direct common stock offering	1,548,167	1,548	23,022	—	—	—	24,570

Balance December 31, 2010	15,109,718	$15,110	$68,398	$114,548	$(6,757)	$(29,881)	$161,418

Net income	—	—	—	19,713	—	—	19,713
Dividends declared, $0.60 per share	—	—	—	(7,679)	—	—	(7,679)
Other comprehensive loss, net of tax benefit of $2,482	—	—	—	—	(4,608)	—	(4,608)
Stock based compensation	—	—	876	—	—	—	876
Tax benefit from gains on stock option exercise	—	—	141	—	—	—	141
Retirement of treasury stock	(4,936)	(5)	(43)	—	—	48	—
Common stock issued:
Dividend Reinvestment and Stock Purchase Plan	448,377	448	7,877	—	—	—	8,325
Share-based awards and options exercises	228,893	229	837	—	—	—	1,066
Acquisitions	321,929	322	6,339	—	—	—	6,661

Balance December 31, 2011	16,103,981	$16,104	$84,425	$126,582	$(11,365)	$(29,833)	$185,913

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(dollars in thousands)	2011	2010	2009
Net income	$19,713	$9,174	$10,337
Other comprehensive income (loss):
Net unrealized gains arising during the period, net of tax expense of $1,058, $840 and $834, respectively	1,966	1,561	1,550
Less: reclassification adjustment for net gains on sales realized in net income, net of tax expense of $624, 865 and 673, respectively	(1,159)	(1,607)	(1,250)

Unrealized investment gains (losses), net of tax expense (benefit) of $434, $(25) and $161, respectively	807	(46)	300
Change in unfunded pension liability, net of tax (benefit) expense of $(2,916), $109 and $421, respectively	(5,415)	202	782

Total comprehensive income	$15,105	$9,330	$11,419

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Business

The Bryn Mawr Trust Company (the “Bank”) received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, Bryn Mawr Bank Corporation (the “Corporation”) was formed and on January 2, 1987, the Bank became a wholly-owned subsidiary of the Corporation. The Bank and Corporation are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. The Corporation and its subsidiaries provide wealth management, community banking, residential mortgage lending, insurance and business banking services to its customers through 17 full service branches and seven retirement community offices throughout Montgomery, Delaware and Chester counties. In 2008, the Corporation opened the Bryn Mawr Trust Company of Delaware in Greenville, Delaware, to further its long-term growth strategy, and diversify its asset base and client accounts. The common stock of the Corporation trades on the NASDAQ Stock Market (“NASDAQ”) under the symbol BMTC.

On May 27, 2011, the acquisition of the Private Wealth Management Group (“PWMG”) of the Hershey Trust Company (“HTC”) by the Corporation (the “PWMG Acquisition” or the “Acquisition of PWMG”) was completed. The Acquisition of PWMG initially increased the Corporation’s Wealth Management Division assets under management by $1.1 billion. In addition, the acquisition enabled the Wealth Management Division to extend into central Pennsylvania by continuing to operate the former PWMG offices located in Hershey, Pennsylvania.

On July 1, 2010, the merger of First Keystone Financial, Inc. (“FKF”) with and into the Corporation (the “Merger with FKF” or the “FKF Merger”), and the two step merger of FKF’s wholly-owned subsidiary, First Keystone Bank (“FKB”) with and into the Bank, were completed. The acquisition of FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania.

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

B. Basis of Presentation

The accounting policies of the Corporation conform to U.S. generally accepted accounting principles (“GAAP”) and predominant practices within the banking industry.

The Consolidated Financial Statements include the accounts of the Corporation and its wholly owned subsidiaries. The Corporation’s consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations. All material inter-company transactions and balances have been eliminated.

In preparing the Financial Statements, the Corporation is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Although our current estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2012, actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Amounts subject to significant estimates are items such as the allowance for loan and lease losses and lending related commitments, goodwill and intangible assets, pension and post-retirement obligations, the fair value of financial instruments and other-than-temporary impairments. Among other effects, such changes could result in future impairments of investment securities, goodwill and intangible assets and establishment of allowances for loan losses and lending related commitments as well as increased pension and post-retirement expense.

C. Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest –bearing deposits, federal funds sold and money market funds with other banks with original maturities of three months or less. Cash balances required to meet regulatory reserve requirements of the Federal Reserve Board amounted to $5.2 million and $4.6 million at December 31, 2011 and December 31, 2010, respectively.

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

Beginning in April 1, 2009, the Corporation implemented ASC 370-10-65-1 “Recognition and Presentation of Other-Than-Temporary Impairments” that amended the accounting for recognizing other-than-temporary impairment for debt securities and expanded disclosure requirements for other-than-temporarily impaired debt and equity securities. Under the new guidance, companies are required to record other-than-temporary impairment charges through earnings if they have the intent to sell, or will more likely than not be required to sell, an impaired debt security before a recovery of its amortized cost basis. In addition, companies are required to record other-than-temporary impairment charges through earnings for the amount of credit losses, regardless of the intent or requirement to sell. Credit loss is measured as the difference between the present value of an impaired debt security’s cash flows and its amortized cost basis. Non-credit-related write-downs to fair value must be recorded as decreases to accumulated other comprehensive income as long as the Corporation has no intent or it is more likely than not that the Corporation would not be required to sell an impaired security before a recovery of amortized cost basis. Since the Corporation did not have any other-than-temporary impairment for 2011 or 2010, the adoption of this guidance has had no impact.

E. Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized temporary losses, if any, are recognized through a valuation allowance by charges to income.

F. Portfolio Loans and Leases

The Corporation grants construction, commercial, residential mortgage and consumer loans to customers primarily in southeastern Pennsylvania and small-ticket equipment leasing to customers nationwide. Although the Corporation has a diversified loan and lease portfolio, its debtors’ ability to honor their contracts is substantially dependent upon the real estate and general economic conditions of the region.

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

The accrual of interest on loans and leases is generally discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans and leases are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected for loans that are placed on non-accrual status or charged-off, is reversed against interest income. All interest accrued, but not collected on leases that are placed on non-accrual status is not reversed against interest until the lease is charged-off at 120 days delinquent. The interest received on these non-accrual loans and leases is applied to reduce the carrying value of loans and leases. Loans and leases are returned to accrual status when all the principal and interest amounts contractually due are brought current, remain current for at least six months and future payments are reasonably assured.

In connection with the FKF Merger, the Corporation acquired $274.5 million of loans from FKF. Loans acquired in the merger were recorded at their fair value. The difference between the recorded fair value and the principal value is accreted to interest income over the contractual lives of the loans in accordance with ASC 310-20 (formerly SFAS 91). Certain acquired loans which were deemed to be credit impaired at acquisition are accounted for in accordance with ASC 310-30, as discussed below, in subsection I of this footnote.

G. Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“Allowance”) is established through a provision for loan and lease losses (“Provision”) charged as an expense. Loans and leases are charged against the allowance when the Corporation believes that the principal is uncollectible. The allowance is maintained at a level that the Corporation believes is sufficient to absorb estimated potential credit losses.

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

As part of the process of allocating the allowance to the different segments of the loan and lease portfolio, the Corporation considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews of the individual loans are performed by both in-house staff as well as external third-party loan review specialists. The result of these reviews is reflected in the risk grade assigned to each loan. In addition, the remaining segments of the loan and lease portfolio, which include residential mortgage, home equity lines and loans, consumer loans, and leases, are allocated portions of the allowance based on their performance status.

The evaluation process also considers the impact of competition, current and expected economic conditions, national and international events, the regulatory and legislative environment and inherent risks in the loan and lease portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from the Corporation’s estimates, an additional provision for loan and lease losses may be required that might adversely affect the Corporation’s results of operations in future periods. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the allowance. Such agencies may require the Corporation to record additions to the allowance based on their judgment of information available to them at the time of their examination.

H. Other Investments and Federal Home Loan Bank Stock

Other investments include Community Reinvestment Act (“CRA”) investments, and equity stocks without a readily determinable fair market value. The Corporation’s investments in equity stocks include those issued by the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Federal Reserve Bank and Atlantic Central Bankers Bank. The Corporation is required to hold FHLB stock as a condition of its borrowing funds from the FHLB. As of December 31, 2011, the carrying value of the Corporation’s FHLB stock was $11.6 million. Ownership of FHLB stock is restricted and there is no market for these securities. In 2008, the FHLB reported significant losses due to numerous factors, including other-than-temporary impairment charges on its portfolio of private-label mortgage-backed securities. The FHLB announced a capital restoration plan in February of 2009 which restricted it from repurchasing or redeeming capital stock or paying dividends. In 2010, the FHLB resumed redemption and repurchase of its stock, repurchasing $749 thousand and $2.6 million from the Corporation in the twelve months ended December 31, 2010 and 2011, respectively. On February 22, 2012, the FHLB announced a quarterly dividend of 0.10% annualized. For further information on the FHLB stock, see Note 10 – “Short-Term and Other Borrowings”.

I. Impaired Loans and Leases

A loan or lease is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the contractually scheduled payments of principal or interest. When assessing impairment, the Corporation considers various factors, which include payment status, realizable value of collateral and the probability of collecting scheduled principal and interest payments when due. Loans and leases that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Corporation determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured by either the present value of expected future cash flows discounted at the loan’s contractual effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

In connection with the FKF Merger, certain loans were acquired which exhibited deteriorated credit quality since origination and for which the Bank does not expect to collect all contractual payments. Accounting for these purchased credit-impaired loans is done in accordance with ASC 310-30. The loans were recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

J. Troubled Debt Restructurings (“TDR”s)

A TDR occurs when a creditor, for economic or legal reasons related to a borrower’s financial difficulties, modifies the original terms of the loan or lease or grants a concession to the borrower that it would not otherwise have granted. A concession may include an extension of repayment terms, a reduction in the interest rate or the forgiveness of principal and/or accrued interest. If the debtor is experiencing financial difficulty and the creditor has granted a concession, the Corporation will make the necessary disclosures related to the TDR. In certain cases, a modification may be made in an effort to retain a customer who is not experiencing financial difficulty. This type of modification is not considered to be a TDR.

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

L. Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation and predetermined rent are recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the expected lease term or the estimated useful lives, whichever is shorter.

M. Pension and Postretirement Benefit Plans

The Corporation has three defined benefit pension plans, one postretirement benefit plan and a 401(K) plan as discussed in Note 15 – “401(K) Plan and in Note 16 – Pension and Postretirement Benefit Plans”. Net pension expense consists of service cost, interest cost, return on plan assets, amortization of prior service cost, amortization of transition obligations and amortization of net actuarial gains and losses. The Corporation accrues pension costs as incurred.

N. Bank Owned Life Insurance (“BOLI”)

In connection with the FKF Merger, the Corporation acquired $18.7 million of BOLI.

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

Stock-based compensation expense for 2011, 2010 and 2009 were $876 thousand, $539 thousand and $386 thousand, respectively.

P. Earnings Per Common Share

Basic earnings per common share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per common share takes into account the potential dilution that could occur if stock options were exercised and converted into common shares and restricted stock awards were vested. Proceeds assumed to have been received on options exercises are assumed to be used to purchase shares of the Corporation’s common stock at the average market price during the period, as required by the treasury stock method of accounting. The effects of stock options are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits.

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

The Corporation recognizes the financial statement benefit of a tax position only after determining that the Corporation would more-likely-than-not sustain the position following an examination. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. The Corporation applied these criteria to tax positions for which the statute of limitations remained open.

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

The balance of the Corporation’s Wealth Management fees includes estate settlement fees and tax service fees, which are recorded when the related service is performed and asset management and brokerage fees on non-depository investment products, which are received one month in arrears, based on settled transactions. but are accrued in the month the settlement occurs.

Included in other assets on the balance sheet is a receivable for Wealth Management fees that have been earned but not yet collected. This receivable is reviewed quarterly for collectability.

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

U. Goodwill and Intangible Assets

The Corporation accounts for goodwill and other intangible assets in accordance with ASC 350, “Intangibles – Goodwill and Other.” The goodwill and intangible assets as of December 31, 2011, other than MSR’s in Note 1-S above, are related to the acquisitions of Lau Associates and PWMG, which are components of the Wealth Management Segment and FKF, a component of the Banking Segment. The amount of goodwill initially recorded reflects the value assigned to the assets at the time of investment. Goodwill impairment tests are performed at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the acquisition or investment.

The Corporation’s impairment testing methodology is consistent with the methodology prescribed in ASC 350. Other intangible assets include the core deposit intangible, which was acquired in the FKF Merger, customer relationships and non-competition agreements acquired in connection with the PWMG Acquisition and the Lau Associates acquisition and a trade name acquired in the Lau Associates acquisition. The core deposit intangible is amortized over a ten year period utilizing a declining balance method. The customer relationships and non-competition agreement intangibles are amortized over the estimated useful lives of the assets which range from 10 to 20 years. The trade name intangible has an indefinite life and is evaluated for impairment annually.

V. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

W. Recent Accounting Pronouncements

FASB ASC 820

Accounting Standards Update No. 2010-6 “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”) was issued in January 2010 to update ASC 820 “Fair Value measurements and Disclosures”. ASU 2010-06 requires new disclosures (1) for significant transfers in and out of Level 1 and Level 2 including a description of the reason for the transfers and (2) in the reconciliation of Level 3 presenting sales, issuances and settlements gross rather than one net number. ASU 2010-06 also requires clarification of existing disclosures requiring (1) measurement disclosures for each “class” of assets and liabilities (a class being a subset of assets and liabilities within one line item in the statement of financial position) using judgment in determining the appropriate classes and (2) disclosures about inputs and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and Level 3. The new disclosures and clarifications of existing disclosures were effective for interim and reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity Level 3 which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Corporation made the required disclosures in this Annual Report filed on Form 10-K.

FASB ASU No. 2010-20

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

FASB ASU No. 2011-02

Accounting Standards Update No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring” was issued in April 2011. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and are applied retrospectively to the beginning of the annual period of adoption. The Corporation has adopted the methodologies prescribed by this ASU.

FASB ASU No. 2011-03

On April 29, 2011, the FASB issued ASU No. 2011-03, “Reconsideration of Effective Control for Repurchase Agreements (Topic 860)”, which removes the collateral maintenance provision that is currently required when determining whether a transfer of a financial instrument is accounted for as a sale or a secured borrowing. The Corporation will adopt ASU No. 2011-03 in its consolidated financial statements in the first quarter of 2012. The Corporation is currently evaluating the impact of this standard on its financial condition, results of operations, and disclosures.

FASB ASU No. 2011-04

On May 12, 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (Topic 820)”, which is a joint effort between the FASB and IASB to converge fair value measurement and disclosure guidance. The ASU permits measuring financial assets and liabilities on a net credit risk basis, if certain criteria are met. The ASU also increases disclosure surrounding company-determined market price (Level 3) financial instruments and also requires the fair value hierarchy disclosure of financial assets and liabilities that are not recognized at fair value in the statement of financial position, but are included in disclosures at fair value. The Corporation will adopt ASU No. 2011-04 in its consolidated financial statements in the first quarter of 2012. The Corporation is currently evaluating the impact of this standard on its financial condition, results of operations, and disclosures.

FASB ASU No. 2011-05

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220)”, which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The Corporation has adopted ASU No. 2011-05 in its consolidated financial statements.

FASB ASU No. 2011-08

On September 15, 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other– Testing Goodwill for Impairment. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The provisions of ASU 2011-08 will be effective for years beginning after December 15, 2011 for both public and nonpublic entities, although earlier adoption is allowed. The Corporation does not expect that adoption of this standard will have a significant impact on the Company’s consolidated financial statements.

2. BUSINESS COMBINATIONS

Private Wealth Management Group of the Hershey Trust Company

On May 27, 2011, the Acquisition of PWMG by the Corporation was completed. The consideration paid by the Corporation was $18.4 million, of which $8.1 million cash and 322,101 unregistered shares of the BMBC common stock, valued at $6.7 million, were paid at closing, and $3.6 million cash was placed in escrow to be paid in three equal installments on the 6-, 12- and 18-month anniversaries of February 17, 2011, the date preceding the date of the definitive stock purchase agreement, subject to certain post-closing contingencies relating to the assets under management. The first two payments of $1.2 million each were issued on August 31, 2011 and March 2, 2012.

The Acquisition of PWMG initially increased the Corporation’s Wealth Management Division assets under management by $1.1 billion.

The acquisition was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill in the amount of $5.7 million, which will not be amortizable for book purposes, however will be deductible for tax purposes. The Corporation allocated the total balance of goodwill to its Wealth Management segment. The Corporation also recorded an $8.6 million intangible asset for customer relationships, which will be amortized over a 15 year period using an accelerated method and a $3.8 million intangible asset for restrictive covenant agreements, which will be amortized over a five-and-a-half year period using a straight-line method.

The fair values of the intangible assets listed below are estimates and are subject to adjustment; however, while they are not expected to be materially different than those shown. Any adjustments to the estimates will be reflected, retroactively, as of the date of the acquisition.

In connection with the Acquisition of PWMG, the consideration paid and the fair value of identifiable assets acquired and liabilities assumed as of the date of the acquisition are summarized in the following table:

(dollars in thousands)
Consideration paid:
Common shares issued (322,101 shares)	$6,661
Cash paid	9,350
Cash held in escrow as of December 31, 2011	2,400

Value of consideration	18,411
Assets acquired:
Intangible asset—customer relationships	8,610
Intangible asset—non-compete agreements	3,830
Premises and equipment	250

Total assets	12,690
Liabilities assumed:	—
Net assets acquired	12,690

Goodwill resulting from the Acquisition of PWMG	$5,721

First Keystone Financial, Inc.

On July 1, 2010, the Merger with FKF, and the two step merger of FKF’s wholly-owned subsidiary, FKB with and into the Bank, were completed. In accordance with the terms of the Agreement and Plan of Merger, dated November 3, 2009, by and between the Corporation and FKF, shareholders of FKF received 0.6973 shares of the Corporation’s common stock plus $2.06 per share cash consideration for each share of FKF common stock they owned as of the effective date of the merger. The 85% stock and 15% cash transaction was valued at $31.3 million, based on FKF’s June 30, 2010, closing share price of $13.35 as listed on the NASDAQ stock market. The aggregate consideration paid to FKF shareholders consisted of approximately 1.6 million shares of the Corporation’s common stock, valued at approximately $26.4 million, and approximately $4.8 million in cash. FKF employee stock options, valued at approximately $102 thousand, which were fully vested and converted to options to purchase the Corporation’s common stock upon the closing of the merger, were also included in the total consideration paid. The results of the combined entity’s operations are included in the Corporation’s Consolidated Statements of Income for the period beginning July 1, 2010, the date of the merger.

The Merger with FKF, a federally chartered thrift institution with assets of approximately $480 million, enabled the Corporation to increase its regional footprint with the addition of eight full service branch locations, primarily in Delaware County, Pennsylvania. The geographic locations of the acquired branches were such that it was not necessary to close any of the former FKF branches. By expanding into these new areas within Delaware County, the Corporation will be able to extend its successful sales culture as well as offer its reputable wealth management products and other value-added services to a wider segment of the region’s population. In addition, a large majority of the FKF employees were retained, which will allow the Corporation to maintain the valuable customer relationships that FKF was able to build over the past century.

The FKF Merger was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill in the amount of $9.1 million, which will not be amortizable for book purposes and is not deductible for tax purposes. The Corporation allocated the total balance of goodwill recorded in connection with the merger to its Banking segment. The Corporation also recorded $2.1 million in core deposit intangibles which will be amortized over ten years using a declining balance method.

In connection with the FKF Merger, the consideration paid, and the fair value of identifiable assets acquired and liabilities assumed as of the date of acquisition are summarized in the following table:

(dollars in thousands)
Consideration paid:
Common shares issued (1,630,053 shares)	$26,391
Cash paid to FKF shareholders	4,819
Fair value of FKF employee stock options	102

Value of consideration	31,312
Assets acquired:
Cash and due from banks	51,059
Investment securities	100,888
Loans	274,533
Premises and equipment	7,856
Deferred federal income taxes	9,408
Bank owned life insurance	18,711
Federal Home Loan Bank (“FHLB”) stock	7,060
Core deposit intangible	2,127
Other assets	8,613

Total assets	480,255
Liabilities assumed:
Deposits	320,768
FHLB advances	105,734
Junior subordinated debentures	12,103
Repurchase agreements	13,087
Other liabilities	6,992

Total liabilities	458,684
Net assets acquired	21,571

Goodwill resulting from Merger with FKF	$9,741

The following table details the effect on goodwill of the changes in estimates of the fair values of the assets acquired and liabilities assumed from the amounts originally reported on the Form 10-K for the year ended December 31, 2010:

$00000
Goodwill resulting from the Merger with FKF reported on Form 10-K for the year ended December 31, 2010	$9,741
Effect of adjustments to:
Deferred tax asset	(110)
Other assets	(509)

Adjusted goodwill resulting from the Merger with FKF as of December 31, 2011	$9,122

As of December 31, 2011, the Corporation finalized its fair value estimates related to the merger.

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

Contractually required principal and interest at acquisition	$41,170
Contractual cash flows not expected to be collected	14,856

Expected cash flows at acquisition	26,314
Interest component of expected cash flows (accretable discount)	7,024

Fair value of acquired loans accounted for under FASB ASC 310-30	$19,290

In accordance with GAAP, there was no carryover of the allowance for loan losses that had been previously recorded by FKF.

In connection with the FKF Merger, the Corporation acquired an investment portfolio with a fair value of $100.9 million. The fair value of the investment portfolio was determined by taking into account market prices obtained from independent valuation sources.

In connection with the FKF Merger, the Corporation recorded a deferred income tax asset of $9.5 million related to FKF’s net operating loss carry-forward, as well as other tax attributes of the acquired company, along with the effects of fair value adjustments resulting from applying the acquisition method of accounting.

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

The following table presents unaudited pro forma information as if the Merger with FKF had occurred on both January 1, 2010 and January 1, 2009. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of core deposit and other intangibles and related income tax effects.

The pro forma information does not necessarily reflect the results of operations that would have occurred had the Merger with FKF occurred at the beginning of 2010 or 2009.

	Pro forma Twelve Months Ended December 31,
(dollars in thousands)	2010	2009
Net interest income	$58,568	$55,735
Allowance for loan loss	(11,754)	(9,884)
Non-interest income	28,202	30,302
Non-interest expense	66,054	65,642

Net income	$8,962	$10,511

3. GOODWILL & OTHER INTANGIBLE ASSETS

The Corporation’s goodwill and intangible assets related to the acquisitions of Lau in July, 2008, FKF in July, 2010 and PWMG in May, 2011, for the years ending December 31, 2011 and 2010 are as follows:

(dollars in thousands)	Beginning Balance 1/1/11	Additions/ Adjustments	Amortization	Ending Balance 12/31/11	Amortization Period
Goodwill—Lau	$7,918	$1,928	$—	$9,846	Indefinite
Goodwill—FKF	9,741	(619)	—	9,122	Indefinite
Goodwill—PWMG	—	5,721	—	5,721	Indefinite

Total	$17,659	$7,030	$—	$24,689
Core deposit intangible	1,951	—	(323)	1,628	10 Years
Customer relationships	4,473	8,610	(707)	12,376	20 Years
Non compete agreement	400	3,830	(460)	3,770	10 Years
Brand (trade name)	240	—	—	240	Indefinite

Total	$7,064	$12,440	$(1,490)	$18,014

Grand Total	$24,723	$19,470	$(1,490)	$42,703

(dollars in thousands)	Beginning Balance 1/1/10	Additions/ Adjustments	Amortization	Ending Balance 12/31/10	Amortization Period
Goodwill—Lau	$6,301	$1,617	$—	$7,918	Indefinite
Goodwill – FKF	—	9,741	—	9,741	Indefinite

Total	$6,301	$11,358	$—	$17,659
Core deposit intangible	—	2,127	(176)	1,951	10 Years
Customer relationships	4,728	—	(255)	4,473	20 Years
Non compete agreement	453	—	(53)	400	10 Years
Brand (trade name)	240	—	—	240	Indefinite

Total	$5,421	$2,127	$(484)	$7,064

Grand Total	$11,722	$13,485	$(484)	$24,723

Under the terms of the Lau Associates acquisition, the Corporation recorded the final earn-out payment of $1.9 million, which will be payable during the first quarter of 2012.

4. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments, all of which were classified as available for sale, are as follows:

As of December 31, 2011

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Obligations of the U.S. government and agencies	$104,252	$397	$(79)	$104,570
Obligations of state and political subdivisions	8,210	158	(2)	8,366
Mortgage-backed securities	95,713	2,160	(39)	97,834
Collateralized mortgage obligations	32,418	251	(46)	32,623
Corporate bonds	12,616	194	(92)	12,718
Investment certificates of deposit	2,411	10	(1)	2,420
Other debt securities	1,900	—	(18)	1,882

Total fixed income investments	$257,520	$3,170	$(277)	$260,413

Bond—mutual funds	12,091	9	(196)	11,904

Total non-maturity investments	$12,091	$9	$(196)	$11,904

Total	$269,611	$3,179	$(473)	$272,317

As of December 31, 2010

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
U.S. treasury obligations	$5,011	$134	$—	$5,145
Obligations of the U.S. Government and agencies	156,301	704	(367)	156,638
Obligations of state and political subdivisions	32,013	358	(99)	32,272
Mortgage-backed securities	72,907	866	(246)	73,527
Collateralized mortgage obligations	2,068	30	—	2,098
Corporate bonds	10,803	—	(159)	10,644
Other debt securities	1,750	—	—	1,750

Total fixed income investments	$280,853	$2,092	$(871)	$282,074

Bond—mutual funds	$34,491	$241	$(10)	$34,722
Equity securities	243	13	—	256

Total non-maturity investments	$34,734	$254	$(10)	$34,978

Total	$315,587	$2,346	$(881)	$317,052

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2011:

(dollars in thousands)	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrea- lized (Losses)	Fair Value	Unrea- lized (Losses)	Fair Value	Unrea- lized Losses
Obligations of the U.S. government and agencies	$23,457	$(79)	$—	$—	$23,457	$(79)
Obligations of state and political subdivisions	620	(2)	—	—	620	(2)
Mortgage-backed securities	7,696	(22)	4,886	(17)	12,582	(39)
Collateralized mortgage obligations	7,440	(46)	—	—	7,440	(46)
Corporate bonds	2,912	(92)	—	—	2,912	(92)
Investment certificates of deposit	442	(1)	—	—	442	(1)
Other debt securities	982	(18)	—	—	982	(18)

Total fixed income investments	$43,549	$(260)	$4,886	$(17)	$48,435	$(277)
Bond—mutual funds	$11,260	$(196)	$—	$—	$11,260	$(196)

Total	$54,809	$(456)	$4,886	$(17)	$59,695	$(473)

The following table shows the amount of securities that were in an unrealized loss position at December 31, 2010:

(dollars in thousands)	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrea- lized (Losses)	Fair Value	Unrea- lized (Losses)	Fair Value	Unrea- lized Losses
Obligations of the U.S. Government and agencies	$46,027	$(367)	$—	$—	$46,027	$(367)
Obligations of state and political subdivisions	10,158	(99)	—	—	10,158	(99)
Mortgage-backed securities	32,765	(246)	—	—	32,765	(246)
Corporate bonds	10,645	(159)	—	—	10,645	(159)

Total fixed income investments	$99,595	$(871)	$—	$—	$99,595	$(871)
Bond—mutual funds	$603	$(10)	$—	$—	$603	$(10)

Total	$100,198	$(881)	$—	$—	$100,198	$(881)

Management evaluates the Corporation’s investment securities that are in an unrealized loss position in order to determine if the decline in market value is other than temporary. The investment portfolio includes debt securities issued by U.S. government agencies, U.S. government-sponsored agencies, state and local municipalities and other issuers. All fixed income investment securities in the Corporation’s investment portfolio are rated as investment-grade or higher. Factors considered in the evaluation include the current economic climate, the length of time and the extent to which the fair value has been below cost, interest rates and the bond rating of each security. The unrealized losses presented in the tables above are temporary in nature and are primarily related to market interest rates rather than the underlying credit quality of the issuers. Management does not believe that these unrealized losses are other-than-temporary. The Corporation does not have the intent to sell these securities prior to their maturity or the recovery of their cost bases and believes that it is more likely than not, that it will not have to sell these securities prior to their maturity or the recovery of their cost bases.

At December 31, 2011, securities having fair value of $135.3 million were specifically pledged as collateral for public funds, trust deposits, the FRB discount window program, FHLB borrowings and other purposes. The FHLB has a blanket lien on non-pledged, mortgage-related loans and securities as part of the Corporation’s borrowing agreement with the FHLB.

The amortized cost and estimated fair value of investment and mortgage-related securities as of December 31, 2011 and 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2011
(dollars in thousands)	Amortized Cost	Estimated Market Value
Investment securities*:
Due in one year or less	$900	$900
Due after one year through five years	54,046	54,349
Due after five years through ten years	48,210	48,354
Due after ten years	26,233	26,353

Subtotal	129,389	129,956
Mortgage-related securities	$128,131	$130,457

Total	$257,520	$260,413

*	Included in the investment portfolio, but not in the table above, are $11.9 million of bond mutual funds which have no stated maturity or constant stated coupon rate.

	December 31, 2010
(dollars in thousands)	Amortized Cost	Estimated Market Value
Investment securities*:
Due in one year or less	$6,223	$6,231
Due after one year through five years	104,499	104,803
Due after five years through ten years	79,060	79,288
Due after ten years	16,096	16,127

Subtotal	205,878	206,449
Mortgage-related securities	$74,975	$75,625

Total	$280,853	$282,074

*	Included in the investment portfolio, but not in the table above, are $34.5 million of bond mutual funds which have no stated maturity or constant stated coupon rate, as well as the Corporation’s $243 thousand investment in an equity security

Proceeds from the sale of available for sale investment securities totaled $89.7 million, $88.0 million and $62.9 million for the twelve months ended December 31, 2011, 2010 and 2009, respectively. Gain on sale of available for sale investment securities for the twelve months ended December 31, 2011, 2010 and 2009 totaled $1.8 million, $2.5 million and $1.9 million, respectively.

43

5. LOANS AND LEASES

A. Loans and leases outstanding are detailed by portfolio segment as follows:

	December 31,
(dollars in thousands)	2011	2010
Loans held for sale	$1,588	$4,838

Real estate loans:
Commercial mortgage	$419,130	385,615
Home equity lines and loans	207,917	216,853
Residential mortgage	306,478	261,983
Construction	52,844	45,403

Total real estate loans	986,369	909,854
Commercial and industrial	267,204	239,266
Consumer	11,429	12,200
Leases	30,390	35,397

Total portfolio loans and leases	1,295,392	1,196,717

Total loans and leases	$1,296,980	$1,201,555

Loans with predetermined rates	$608,490	$544,784
Loans with adjustable or floating rates	688,490	656,771

Total loans and leases	$1,296,980	$1,201,555

Net deferred loan origination costs included in the above loan table	$563	$378

B. Leases outstanding at December 31 are detailed by components of the net investment as follows:

	December 31,
(dollars in thousands)	2011	2010
Minimum lease payments receivable	$34,143	$39,711
Unearned lease income	(5,080)	(5,808)
Initial direct costs and deferred fees	1,327	1,494

Total	$30,390	$35,397

C. Non-Performing Loans and Leases*

	December 31,
(dollars in thousands)	2011	2010
Non-accrual loans and leases:
Commercial mortgage	$1,043	$1,911
Home equity lines and loans	2,678	987
Residential mortgage	3,228	4,411
Construction	4,901	202
Commercial and industrial	2,305	1,692
Consumer	5	15
Leases	155	279

Total	14,315	9,497

Loans and leases 90 days or more past due and still accruing:
Home equity lines and loans	—	—
Commercial and industrial	—	—
Consumer	—	10

Total	—	10

Total non-performing loans and leases	$14,315	$9,507

*	Purchased credit-impaired loans, which have been recorded at their fair values at the FKF Merger date and which are performing as expected are excluded from this table with the exception of $1.5 million and $785 thousand as of

December 31, 2011 and 2010, respectively, of purchased credit-impaired loans which became non-performing subsequent to the merger.

D. Purchased Credit-Impaired Loans

The outstanding principal balance and related carrying amount of credit-impaired loans, for which the Corporation applies ASC 310-30 to account for the interest earned, as of the dates indicated, is as follows:

	December 31,
(dollars in thousands)	2011	2010
Outstanding principal balance	$22,749	$27,489
Carrying amount(1)	13,993	17,837

(1)

Includes $678 thousand and $1.1 million of purchased credit-impaired loans as of December 31, 2011 and 2010, respectively, for which the Corporation could not estimate the timing or amount of expected cash flows to be collected at the FKF Merger date, and for which no accretable yield is recognized. Additionally, the table above includes $1.5 million and $785 thousand as of December 31, 2011 and 2010, respectively, of purchased credit-impaired loans that subsequently became non-performing, which are disclosed in Note 5C, above, and which also have no accretable yield.

The following table presents changes in the accretable discount on purchased credit-impaired loans, for which the Corporation applies ASC 310-30, for the twelve months ended December 31, 2011:

(dollars in thousands)	Accretable Discount
Balance, December 31, 2010	$6,333
Accretion	(1,299)
Reclassification from nonaccretable difference	3,944
Net additions/subtractions due to loan term modifications	868
Disposals	(309)

Balance, December 31, 2011	$9,537

E. Age Analysis of Past Due Loans and Leases

The following tables present an aging of the Corporation’s loan and lease portfolio as of December 31, 2011 and 2010:

(dollars in thousands)		60 – 89
	30 –59 Days Past Due	Days Past Due	Over 89 Days Past Due	Total Past Due	Current	Total Loans and Leases	Over 89 Days and Accruing	Delinquency %*
As of December 31, 2011
Commercial mortgage	$193	$171	$1,311	$1,675	$417,455	$419,130	$—	0.40%
Home equity lines and loans	330	199	2,235	2,764	205,153	207,917	—	1.33%
Residential mortgage	1,455	907	1,856	4,218	302,260	306,478	—	1.38%
Construction	—	—	4,853	4,853	47,991	52,844	—	9.18%
Commercial and industrial	279	1,513	2,089	3,881	263,323	267,204	—	1.45%
Consumer	33	—	4	37	11,392	11,429	—	0.32%
Leases	156	75	145	376	30,014	30,390	—	1.24%

	$2,446	$2,865	$12,493	$17,804	$1,277,588	$1,295,392	$—	1.37%

*	Delinquency equals [“Total past due” plus “Over 89 and accruing”] /[Total loans and leases]

(dollars in thousands)	30 –59 Days Past Due	60 – 89 Days Past Due	Over 89 Days Past Due	Total Past Due	Current	Total Loans and Leases	Over 89 Days and Accruing	Delinquency %*

As of December 31, 2010
Commercial mortgage	$377	$—	$1,854	$2,231	$383,384	$385,615	$—	0.58%
Home equity lines and loans	958	981	988	2,927	213,926	216,853	—	1.35%
Residential mortgage	958	1,089	1,885	3,932	258,051	261,983	—	1.50%
Construction	1,730	201	—	1,931	43,472	45,403	—	4.25%
Commercial and industrial	1,467	68	1,344	2,879	236,387	239,266	—	1.20%
Consumer	21	3	23	47	12,153	12,200	10	0.47%
Leases	244	257	203	704	34,693	35,397	—	1.99%

	$5,755	$2,599	$6,297	$14,651	$1,182,066	$1,196,717	$10	1.23%

*	Delinquency equals [“Total past due” plus “Over 89 and accruing”] /[Total loans and leases]

F. Allowance for Loan and Lease Losses (the “Allowance”)

The following table details the roll-forward of the Corporation’s allowance for loan and lease losses for the twelve month periods ended December 31, 2011, 2010, 2009:

(dollars in thousands)	For the Twelve Months Ended December 31,
	2011	2010	2009
Balance, beginning of period	$10,275	$10,424	$10,332
Charge-offs	(4,648)	(10,694)	(7,370)
Recoveries	1,038	691	578
Provision for loan and lease losses	6,088	9,854	6,884

Balance, end of period	$12,753	$10,275	$10,424

The following table details the roll-forward of the Corporation’s allowance for loan and lease losses, by portfolio segment, for the twelve months ended December 31, 2011:

(dollars in thousands)	Commercial Mortgage	Home Equity Lines and Loans	Residential Mortgage	Construction	Commercial and Industrial	Consumer	Leases	Unallocated	Total
Balance, December 31, 2010	$2,534	$1,563	$843	$633	$3,565	$115	$766	$256	$10,275
Charge-offs	(827)	(514)	(391)	(1,174)	(633)	(92)	(1,017)	—	(4,648)
Recoveries	—	190	—	—	307	11	530	—	1,038
Provision for loan and lease losses	1,458	468	1,140	1,925	577	85	253	182	6,088

Balance, December 31, 2011	$3,165	$1,707	$1,592	$1,384	$3,816	$119	$532	$438	$12,753

The following table details the allocation of the allowance for loan and lease losses by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2011 and 2010:

(dollars in thousands)	Commercial Mortgage	Home Equity Lines and Loans	Residential Mortgage	Construction	Commercial and Industrial	Consumer	Leases	Unallocated	Total

As of December 31, 2011
Allowance on loans and leases:
Individually evaluated for impairment	$—	$75	$358	$640	$248	$—	$—	$—	$1,321
Collectively evaluated for impairment	3,153	1,632	1,234	741	3,568	119	532	438	11,417
Purchased credit-impaired*	12	—	—	3	—	—	—	—	15

Total	$3,165	$1,707	$1,592	$1,384	$3,816	$119	$532	$438	$12,753

As of December 31, 2010									—
Allowance on loans and leases:
Individually evaluated for impairment	$152	$390	$56	$160	$83	$—	$—	$—	$841
Collectively evaluated for impairment	2,382	1,173	787	473	3,482	115	766	256	9,434
Purchased credit-impaired*	—	—	—	—	—	—	—	—	—

Total	$2,534	$1,563	$843	$633	$3,565	$115	$766	$256	$10,275

The following table details the carrying value for loans and leases by portfolio segment based on the methodology used to evaluate the loans and leases for impairment as of December 31, 2011 and 2010:

(dollars in thousands)	Commercial Mortgage	Home Equity Lines and Loans	Residential Mortgage	Construction	Commercial and Industrial	Consumer	Leases	Total

As of December 31, 2011
Balance of loans and leases:
Individually evaluated for impairment	$—	$2,714	$8,146	$6,062	$2,393	$5	$—	$19,320
Collectively evaluated for impairment	407,095	205,172	298,018	45,696	264,286	11,424	30,390	1,262,081
Purchased credit-impaired*	12,035	31	314	1,086	525	—	—	13,991

Total	$419,130	$207,917	$306,478	$52,844	$267,204	$11,429	$30,390	$1,295,392

As of December 31, 2010
Balance of loans and leases:
Individually evaluated for impairment	$2,615	$749	$2,480	$1,875	$896	$—	$—	$8,615
Collectively evaluated for impairment	371,692	215,991	259,165	38,179	237,643	12,198	35,397	1,170,265
Purchased credit-impaired*	11,308	113	338	5,349	727	2	—	17,837

Total	$385,615	$216,853	$261,983	$45,403	$239,266	$12,200	$35,397	$1,196,717

*	Purchased credit-impaired loans are evaluated for impairment on an individual basis

As part of the process of allocating the allowance to the different segments of the loan and lease portfolio, Management considers certain credit quality indicators. For the commercial mortgage, construction and commercial and industrial loan segments, periodic reviews, at least quarterly, of the individual loans are performed by both in-house staff as well as external loan reviewers. The result of these reviews is reflected in the risk grade assigned to each loan. These internally assigned grades are as follows:

•	Pass – Loans considered to be satisfactory with no indications of deterioration.

•

Special mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

In addition, the remaining segments of the loan and lease portfolio, which include residential mortgage, home equity lines and loans, consumer, and leases, are allocated portions of the allowance based on their performance status.

The following tables detail the carrying value of loans and leases by portfolio segment based on the credit quality indicators used to allocate the allowance for loan and lease losses as of December 31, 2011 and 2010:

Credit Risk Profile by Internally Assigned Grade

(dollars in thousands)	Commercial Mortgage		Construction		Commercial and Industrial		Total
As of December 31,	2011	2010	2011	2010	2011	2010	2011	2010
Pass	$414,250	$373,098	$38,367	$36,230	$260,050	$232,717	$712,667	$642,045
Special Mention	1,932	9,141	3,704	6,486	1,459	4,969	7,095	20,596
Substandard	2,948	1,680	10,521	2,687	5,523	735	18,992	5,102
Doubtful[1]	—	1,696	252	—	172	845	424	2,541

Total	$419,130	$385,615	$52,844	$45,403	$267,204	$239,266	$739,178	$670,284

[1]	Loans balances classified as “Doubtful” have been reduced by partial charge-offs, and are carried at their net realizable value.

Credit Risk Profile Based on Payment Activity

(dollars in thousands)	Residential Mortgage		Home Equity Lines and Loans		Consumer		Leases		Total
As of December 31,	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Performing	$303,250	$257,572	$205,239	$215,866	$11,424	$12,175	$30,235	$35,118	$550,148	$520,731
Non-performing	3,228	4,411	2,678	987	5	25	155	279	6,066	5,702

Total	$306,478	$261,983	$207,917	$216,853	$11,429	$12,200	$30,390	$35,397	$556,214	$526,433

G. Troubled Debt Restructurings (“TDRs”):

The restructuring of a loan is considered a “troubled debt restructuring” if both of the following conditions are met: (i) the borrower is experiencing financial difficulties, and (ii) the creditor has granted a concession. The most common concessions granted include one or more modifications to the terms of the debt, such as (a) a reduction in the interest rate for the remaining life of the debt, (b) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk, (c) a temporary period of interest-only payments, (d) a reduction in the contractual payment amount for either a short period or remaining term of the loan, or (e) for leases, a reduced lease payment. A less common concession granted is the forgiveness of a portion of the principal.

The determination of whether a borrower is experiencing financial difficulties takes into account not only the current financial condition of the borrower, but also the potential financial condition of the borrower, were a concession not granted. Similarly, the determination of whether a concession has been granted is very subjective in nature. For example, simply extending the term of a loan at its original interest rate or even at a higher interest rate could be interpreted as a concession unless the borrower could readily obtain similar credit terms from a different lender.

The Corporation has adopted the provisions of Accounting Standards Update (“ASU”) No. 2011-02, “Receivables (Topic 310)—A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” As such, the Corporation reassessed all loan and lease modifications occurring since January 1, 2011 for identification as troubled debt restructurings. The reassessment of all loan and lease modifications since January 1, 2011 did not uncover any previously undisclosed TDRs.

The following table presents the balance of TDRs as of the indicated dates:

(dollars in thousands)	December 31, 2011	December 31, 2010
TDRs included in nonperforming loans and leases	$4,300	$1,879
TDRs in compliance with modified terms	7,166	4,693

Total TDRs	$11,466	$6,572

The following table presents information regarding loan and lease modifications categorized as Troubled Debt Restructurings for the twelve months ended December 31, 2011:

(dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Residential	2	$674	$674
Commercial and industrial	3	478	478
Construction	2	4,430	4,430
Leases	11	157	157

Total	18	$5,739	$5,739

The following table presents information regarding the types of loan and lease modifications made for the twelve months ended December 31, 2011:

	Number of Contracts
	Interest Rate Change	Loan Term Extension	Interest Rate Change and Term Extension	Interest Rate Change with Interest-Only Period	Contractual Payment Reduction (Leases only)
Residential	—	—	1	1
Commercial and industrial	—	—	2	1	—
Construction	—	2	—	—	—
Leases	—	—	—	—	11

Total	—	2	3	2	11

During the twelve months ended December 31, 2011, there were no defaults of loans or leases that had been previously modified to Troubled Debt Restructurings.

H. Impaired Loans

The following tables detail the recorded investment and principal balance of impaired loans by portfolio segment, their related allowance for loan and lease losses and interest income recognized for the twelve months ended December 31, 2011 and 2010 (purchased credit-impaired loans are not included in the tables):

(dollars in thousands) As of or for the twelve months ended December 31, 2011	Recorded Investment**	Principal Balance	Related Allowance	Average Principal Balance	Interest income recognized	Cash-Basis Interest Income Recognized
Impaired loans with related allowance:
Home equity lines and loans	$448	$456	$75	$456	$1	$—
Residential mortgage	2,654	2,682	358	2,696	130	—
Construction	4,853	6,054	640	6,478	73	—
Commercial and industrial	1,568	2,160	248	2,199	32	—

Total	9,523	11,352	1,321	11,829	236	—

Impaired loans* without related allowance:						—
Home equity lines and loans	2,266	2,310	—	2,316	46	—
Residential mortgage	5,492	5,863	—	5,865	191	—
Construction	1,209	1,213	—	1,326	56	—
Commercial and industrial	825	855	—	1,031	20	—
Consumer loans	5	5	—	6	1	—

Total	9,797	10,246	—	10,544	314	—

Grand total	$19,320	$21,598	$1,321	$22,373	$550	$—

*	The table above does not include the recorded investment of $680 thousand of impaired leases without a related allowance for loan and lease losses.
**	Recorded investment equals principal balance less partial charge-offs and interest payments on non-performing loans that have been applied to principal.

(dollars in thousands) As of or for the twelve months ended December 31, 2010	Recorded Investment**	Principal Balance	Related Allowance	Average Principal Balance	Interest income recognized	Cash-Basis Interest Income Recognized
Impaired loans with related allowance:
Commercial mortgage	$1,696	$2,285	$110	$2,287	$116	$—
Home equity lines and loans	749	1,099	390	1,078	22	—
Residential mortgage	2,480	2,480	56	2,480	—	—
Commercial and industrial	1,514	4,294	123	4,318	83	—

Total	6,439	10,158	679	10,163	221	—

Impaired loans* without related allowance:						—
Commercial mortgage	158	158	—	160	1	—
Home equity lines and loans	273	279	—	280	8	—
Residential mortgage	4,841	5,170	—	5,109	194	—
Commercial and industrial	323	500	—	501	11	—
Consumer loans	25	26	—	26	1	—

Total	5,620	6,133	—	6,076	215	—

Grand total	$12,059	$16,291	$679	$16,239	$436	$—

*	The table above does not include the recorded investment of $1.3 million of impaired leases without a related allowance for loan and lease losses.
**	Recorded investment equals principal balance less partial charge-offs and interest payments on non-performing loans that have been applied to principal.

6. OTHER REAL ESTATE OWNED

Other real estate owned (“OREO”) consists of properties acquired as a result of deed in-lieu-of foreclosure and foreclosures. Properties or other assets are classified as OREO and are reported at the lower of carrying value or fair value, less estimated costs to sell. Costs relating to the development or improvement of assets are capitalized, and costs relating to holding the property are charged to expense. The Corporation had $549 thousand in OREO assets at December 31, 2011.

The summary of the change in other real estate owned, which is included as a component of other assets on the Corporation’s Consolidated Balance Sheets, is as follows:

	December 31,
(dollars in thousands)	2011	2010
Balance January 1	$2,527	$1,025
Additions	1,163	3,124
Capitalized cost	—	244
Impairment of OREO	(251)	(381)
Sales	(2,890)	(1,485)

Balance December 31	$549	$2,527

7. PREMISES AND EQUIPMENT

A. A summary of premises and equipment is as follows:

	December 31,
(dollars in thousands)	2011	2010
Land	$5,369	$5,369
Buildings	22,973	21,478
Furniture and equipment	21,129	20,001
Leasehold improvements	11,575	10,883
Construction in progress	25	531
Less: accumulated depreciation	(31,743)	(29,104)

Total	$29,328	$29,158

Depreciation and amortization expense related to the assets detailed in the above table for the years ended December 31, 2011, 2010, and 2009 amounted to $2.8 million, $2.3 million, and $1.9 million, respectively.

B. Future minimum cash rent commitments under various operating leases as of December 31, 2011 are as follows:

(dollars in thousands)
2012	$2,161
2013	2,042
2014	1,814
2015	1,818
2016	1,723
2017 and thereafter	25,421

Rent expense on leased premises and equipment for the years ended December 31, 2011, 2010 and 2009 amounted to $2.2 million, $1.6 million, and $1.3 million, respectively.

8. MORTGAGE SERVICING RIGHTS (“MSR”s)

A. The following summarizes the Corporation’s activity related to MSRs for the years ended December 31:

(dollars in thousands)	2011	2010	2009
Balance, January 1	$4,925	$4,059	$2,205
Additions	651	1,819	2,570
Amortization	(749)	(923)	(853)
(Impairment) recovery	(786)	(30)	137

Balance, December 31	$4,041	$4,925	$4,059

Fair value	$4,041	$5,815	$4,807

Loans serviced for others	$574,422	$605,485	$514,875

50

B. The following summarizes the Corporation’s activity related to changes in the impairment valuation allowance of MSRs for the years ended December 31:

(dollars in thousands)	2011	2010	2009
Balance, January 1	$(596)	$(566)	$(703)
Impairment	(800)	(390)	(205)
Recovery	14	360	342

Balance, December 31	$(1,382)	$(596)	$(566)

C. Other MSR Information – At December 31, 2011, key economic assumptions and the sensitivity of the current fair value of MSRs to immediate 10 and 20 percent adverse changes in those assumptions are as follows:

(dollars in thousands)
Fair value amount of MSRs	$4,041
Weighted average life (in years)	4.0
Prepayment speeds (constant prepayment rate)*	18.8%
Impact on fair value:
10% adverse change	$(242)
20% adverse change	$(461)
Discount rate	10.25%
Impact on fair value:
10% adverse change	$(118)
20% adverse change	$(228)

*	Represents the weighted average prepayment rate for the life of the MSR asset.

At December 31, 2011, 2010 and 2009, the fair value of the mortgage MSRs is $4.0 million, $5.8 million, and $4.8 million, respectively. The fair value of the MSRs for these dates was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates. Mortgage loan prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal and is based on historical experience. The discount rate is used to determine the present value of future net servicing income. Another key assumption in the model is the required rate of return the market would expect for an asset with similar risk. Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change.

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

9. DEPOSITS

A. The following table details the components of deposits:

	As of December 31,
(dollars in thousands)	2011	2010
Savings	$130,613	$134,163
NOW accounts*	233,562	234,107
Market rate accounts*	458,902	407,936
Time deposits, less than $100	125,341	144,410
Time deposits, $100 or more	83,992	101,259
Wholesale time deposits	23,550	37,201

Total interest-bearing deposits	1,055,960	1,059,076
Non-interest-bearing deposits	326,409	282,356

Total deposits	$1,382,369	$1,341,432

*	Includes other wholesale deposits.

The aggregate amount of deposit overdrafts included as loans as of December 31, 2011 and 2010 were $505 thousand and $740 thousand, respectively.

B. The following tables detail the maturities of time deposits:

	As of December 31, 2011
(dollars in thousands)	$100 or more	Less than $100
Maturing during:
2012	$68,332	$86,479
2013	9,999	26,907
2014	2,545	5,752
2015	1,403	3,296
2016	1,713	2,894
2017 and thereafter	—	13

Total	$83,992	$125,341

C. The following tables detail the maturities of wholesale time deposits:

	As of December 31, 2011
(dollars in thousands)	$100 or more	Less than $100
Maturing during:
2012	$17,540	$627
2013	—	—
2014	5,383	—
2015	—	—
2016	—	—
2017 and thereafter	—	—

Total	$22,923	$627

51

10. SHORT-TERM AND OTHER BORROWINGS

A. Short-term borrowings – As of December 31, 2011 and 2010, the Corporation had $12.9 million and $10.1 million of short-term (original maturity of one year or less) borrowings, respectively, which consisted solely of funds obtained from overnight repurchase agreements with commercial customers.

A summary of short-term borrowings is as follows:

(dollars in thousands)	2011	2010
Overnight fed funds	$—	$—
Repurchase agreements	12,863	10,051

Total short-term borrowings	$12,863	10,051

The following table sets forth information concerning short-term borrowings:

(dollars in thousands)	2011	2010
Balance at year-end	$12,863	$10,051
Maximum amount outstanding at any month-end	23,326	12,127
Average balance outstanding during the year	11,380	5,839
Weighted-average interest rate:
As of year-end	0.15%	0.25%
Paid during the year	0.21%	0.28%

Average balances outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

B. FHLB Advances and Other Borrowings:

As of December 31, 2011 and 2010, the Corporation had $147.8 million and $160.1 million, respectively, of other borrowings, consisting mainly of advances from FHLB as well as a $1.9 million commercial mortgage on its Wealth Management Division’s offices located in Bryn Mawr, PA and an $11.8 million term loan originated to fund the extinguishment of the Corporation’s Junior Subordinated Debentures detailed in Note 12, below. Both of the aforementioned loans are from correspondent banks.

The following table presents the remaining periods until maturity of the FHLB advances and other borrowings:

	As of December 31,
(dollars in thousands)	2011	2010
Within one year	$39,276	$63,680
Over one year through five years	85,238	72,980
Over five years through ten years	22,253	22,345
Over ten years	1,028	1,139

Total	$147,795	$160,144

The following table presents rate and maturity information on FHLB advances and other borrowings:

	Maturity Range*		Weighted Average Rate	Interest Rate		Balance at December 31,
Description	From	To		From	To	2011	2010
Fixed amortizing	08/03/12	12/29/15	3.59%	3.19%	3.95%	$10,535	$19,028
Adjustable amortizing**	12/31/16	01/29/29	3.25%	2.88%	5.50%	13,692	2,000
Bullet maturity	03/05/12	05/19/16	2.64%	1.19%	4.12%	75,500	65,500
Convertible-fixed	12/11/12	08/20/18	2.01%	1.24%	2.62%	48,068	73,616

Total						$147,795	$160,144

*	Maturity range refers to December 31, 2011 balances
**	Loans from correspondent banks other than FHLB

Included in the table above as of December 31, 2011 and 2010 are $48.1 million and $73.6 million, respectively, of FHLB advances whereby the FHLB has the option, at predetermined times, to convert the fixed interest rate to an adjustable interest rate indexed to the London Interbank Offered Rate (“LIBOR”). The Corporation has the option to prepay these advances, without penalty, if the FHLB elects to convert the interest rate to an adjustable rate. As of December 31, 2011, substantially all the FHLB advances with this convertible feature are subject to conversion in fiscal 2012. These advances are included in the periods in which they mature, rather than the period in which they are subject to conversion.

C. Other FHLB Information – The Corporation had a maximum borrowing capacity (“MBC”) with the FHLB of approximately $657.7 million as of December 31, 2011 of which the unused capacity was $514.7 million at December 31, 2011. In addition there were $64.0 million in overnight federal funds line and $67.5 million of Federal Reserve Discount Window capacity. In connection with its FHLB borrowings, the Corporation is required to hold the capital stock of the FHLB. The amount of capital stock held was $11.6 million at December 31, 2011, and $14.2 million at December 31, 2010. The carrying amount of the FHLB stock approximates its redemption value. On December 23, 2008, the FHLB announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. There were no dividends paid on FHLB stock in 2011 or 2010, however, capital stock redemptions resumed in 2010. Capital stock repurchases during the twelve months ended December 31, 2011 and December 31, 2010 totaled $2.6 million and $749 thousand, respectively.

52

The level of required investment in FHLB stock is based on the balance of outstanding loans the Corporation has from the FHLB. Although FHLB stock is a financial instrument that represents an equity interest in the FHLB, it does not have a readily determinable fair value. FHLB stock is generally viewed as a long-term investment. Accordingly, when evaluating FHLB stock for impairment, its value should be determined based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Corporation regularly reviews financial statements filed by the FHLB. The most recent financial information available as of February 22, 2012 indicates an increase in the FHLB’s net income as well as its capital ratios. In addition, credit-related other-than-temporary impairments have declined for the year ended December 31, 2011, as compared to the same period in 2010. Management believes that these indicators, as well as the fact that the FHLB has resumed redemption of its capital stock and has declared a dividend payable in 2012, support the Corporation’s assessment that its investment in FHLB capital stock is not other-than-temporarily impaired.

11. SUBORDINATED DEBENTURES

The Corporation issued an aggregate of $15 million in subordinated debentures in July and August 2008. This subordinated debenture has a floating interest rate, which resets quarterly at 90 day LIBOR plus 3.75%, has a maturity of 10 years, and can be prepaid at the end of 5 years with no prepayment penalty. At December 31, 2011, the rate was 4.30% and will next reset on March 15, 2012. Interest is payable quarterly and principal is due September 15, 2018.

In April 2009, the Corporation raised an additional $7.5 million in subordinated debentures. These subordinated debentures bear an interest rate at a rate per annum equal to the 90 day LIBOR rate plus 5.75% and is adjusted quarterly. Interest is payable quarterly and principal is due on June 15, 2019. The rate of interest is capped at 10.0% per annum during the first 5 years of the term. At December 31, 2011, rate was 6.30% and will next reset on March 15, 2012.

Subordinated debentures qualify as Tier II regulatory capital for the first five years from the date of issuance and thereafter are discounted as the subordinated debentures approach maturity, with one fifth of the original amount excluded from Tier II capital each year during the last five years before maturity. When the remaining maturity is less than one year, the subordinated debentures are excluded from Tier II capital. Unamortized subordinated debenture issuance costs were $258 thousand and $296 thousand at December 31, 2011 and 2010, respectively. These costs are amortized over the term of the debt, as an adjustment to the yield.

12. JUNIOR SUBORDINATED DEBENTURES

In connection with the FKF Merger, the Corporation acquired FKF Capital Trust I (the “Trust”), a trust formed under Delaware law that became an unconsolidated subsidiary of the Corporation. On August 21, 1997, the Trust had issued $16.2 million of preferred securities (the “Preferred Securities”) at an interest rate of 9.7%, with a scheduled maturity of August 15, 2027. Simultaneously, the proceeds from the issue, along with $502 thousand of cash were invested in junior subordinated debentures (the “Debentures”) that were assumed by the Corporation. On November 15, 2001 and June 25, 2008, FKF purchased $3.5 million and $1.5 million, respectively, of the Preferred Securities.

On December 19, 2011, the Corporation elected to prepay, in full, the Debentures. Simultaneously, the Trust called the Preferred Securities. Funding for the prepayment was obtained through an adjustable-rate term loan indexed to LIBOR.

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

Investment Securities Available for Sale

Estimated fair values for investment securities are generally valued by an independent third party based on market data utilizing pricing models that vary by asset and incorporate available trade, bid and other market information. Management reviews, annually, the process utilized by its independent third-party valuation experts. On a quarterly basis, Management tests the validity of the prices provided by the third party by selecting a representative sample of the portfolio and obtaining actual trade results, or if actual trade results are not available, competitive broker pricing. See Note 4 of the Notes to Consolidated Financial Statements for more information.

Loans Held for Sale

The fair value of loans held for sale is based on pricing obtained from secondary markets.

53

Net Portfolio Loans and Leases

For variable rate loans that reprice frequently and which have no significant change in credit risk, estimated fair values are based on carrying values. Fair values of certain mortgage loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and is indicative of an entry price. The estimated fair value of nonperforming loans is based on discounted estimated cash flows as determined by the internal loan review of the Bank or the appraised market value of the underlying collateral, as determined by independent third party appraisers. This technique does not reflect an exit price as contemplated in Note 4 of the Notes to Consolidated Financial Statements.

Mortgage Servicing Rights

The fair value of the MSRs for these periods was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates.

Other Assets

The carrying amount of accrued interest receivable, income taxes receivable and other investments approximates fair value.

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

FHLB Advances and Other Borrowings

The fair value of FHLB advances and other borrowings, which include a $1.9 million commercial mortgage loan and an $11.8 million term loan, is established using a discounted cash flow calculation that applies interest rates currently being offered on mid-term and long term borrowings.

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

Other Liabilities

The carrying amounts of accrued interest payable and other accrued payables approximate fair value.

Off-Balance Sheet Instruments

Estimated fair values of the Corporation’s commitments to extend credit, standby letters of credit and financial guarantees are not included in the table below as their carrying values generally approximate their fair values. These instruments generate fees that approximate those currently charged to originate similar commitments.

The carrying amount and estimated fair value of the Corporation’s financial instruments are as follows:

	As of December 31,
	2011		2010
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	69,140	69,140	89,484	89,484
Investment securities AFS	272,317	272,317	317,052	317,052
Loans held for sale	1,588	1,667	4,838	4,874
Net portfolio loans and leases	1,282,639	1,311,058	1,186,442	1,204,056
Mortgage servicing rights	4,041	4,041	4,925	5,815
Other assets	23,261	23,261	25,853	25,853

Total financial assets	$1,652,986	$1,681,485	$1,628,594	$1,647,134

Financial liabilities:
Deposits	$1,382,369	$1,382,865	$1,341,432	$1,342,294
Short-term borrowings	12,863	12,863	10,051	10,051
FHLB advances and other borrowings	147,795	151,767	160,144	163,693
Subordinated debentures	22,500	21,511	22,500	22,732
Jr. subordinated debentures	—	—	12,029	12,029
Other liabilities	23,467	23,467	24,174	24,174

Total financial liabilities	$1,588,994	$1,592,473	$1,570,330	$1,574,973

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

The value of the Corporation’s available for sale investment securities, which include obligations of the U.S. government and its agencies, mortgage-backed securities issued by U.S. government- and U.S. government sponsored agencies, obligations of state and political subdivisions, corporate bonds, other debt securities, as well as bond mutual funds are determined by an independent third party. The Corporation performs tests to assess the validity of these third-party values. The third party’s evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their pricing models apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities, additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

U.S. Government agencies are evaluated and priced using multi-dimensional relational models and option adjusted spreads. State and municipal securities are evaluated on a series of matrices including reported trades and material event notices. Mortgage-backed securities are evaluated using matrix correlation to treasury or floating index benchmarks, prepayment speeds, monthly payment information and other benchmarks. Other available-for-sale investments are evaluated using a broker-quote based application, including quotes from issuers.

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

These levels are not necessarily an indication of the risks or liquidity associated with these investments. The following tables summarize the assets at December 31, 2011 and 2010 that are recognized on the Corporation’s balance sheet using fair value measurement determined based on the differing levels of input.

Fair value of assets measured on a recurring basis for the year ended December 31, 2011:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	$104.6	$—	$104.6	$—
Obligations of state & political subdivisions	8.4	—	8.4	—
Mortgage-backed securities	97.8	—	97.8	—
Collateralized mortgage obligations	32.6	—	32.6	—
Corporate bonds	12.7	—	12.7	—
Bond – mutual funds	11.9	11.9	—	—
Investment certificate of deposit	2.4	—	2.4	—
Other debt securities	1.9	—	1.9	—

Total assets measured on a recurring basis at fair value	$272.3	$11.9	$260.4	$—

Fair value of assets measured on a non-recurring basis at December 31, 2011:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights	$4.0	$—	$4.0	$—
Impaired loans and leases	18.7	—	18.7	—
OREO and other repossessed property	0.5	—	0.5	—

Total assets measured at fair value on a non-recurring basis	$23.2	$—	$23.2	$—

Fair value of assets measured on a recurring basis for the year ended December 31, 2010:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Investments:
Obligations of U.S. government & agencies	$156.6	$—	$156.6	$—
U.S. Treasury obligations	5.1	5.1	—	—
State & political subdivisions	32.3	—	32.3	—
Mortgage backed securities	73.5	—	73.5	—
Collateralized mortgage obligations	2.1	—	2.1	—
Corporate bonds	10.6	—	10.6	—
Other equity investments	0.3	0.3	—	—
Bond – mutual funds	34.7	34.7	—	—
Other debt securities	1.8	—	1.8	—

Total assets measured on a recurring basis at fair value	$317.0	$40.1	$276.9	$—

Fair value of assets measured on a non-recurring basis at December 31, 2010:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Mortgage servicing rights	$0.7	$—	$0.7	$—
Impaired loans and leases	12.7	—	12.7	—
OREO and other repossessed property	2.5	—	2.5	—

Total assets measured at fair value on a non-recurring basis	$15.9	$—	$15.9	$—

As of December 31, 2011 and 2010, the Corporation did not have any assets whose fair value was determined using level 3 inputs; hence, no roll-forward of the level 3 assets is presented here. In addition, no transfer of assets between levels has occurred during the twelve months ended December 31, 2011 or 2010.

15. 401(K) PLAN

The Corporation has a qualified defined contribution plan for all eligible employees under which the Corporation contributes $1.00 for each $1.00 that an employee contributes up to a maximum of 3.0% of the employee’s base salary. The Corporation’s expenses for the 401(K) Plan were $618 thousand, $570 thousand and $503 thousand in 2011, 2010 and 2009, respectively.

Effective April 1, 2008, an amendment was made to the 401(K) Plan to provide for a new class of immediately vested discretionary, non-matching employer contribution. The Corporation’s expense for the non-matching discretionary contribution was $652 thousand, $769 thousand and $589 thousand, for the twelve month periods ending December 31, 2011, 2010 and 2009, respectively.

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

B. Actuarial Assumptions used to determine benefit obligations for the years ended December 31:

	QDBP		SERP*		PRBP
	2011	2010	2011	2010	2011	2010
Discount rate	4.20%	5.30%	4.20%	5.30%	4.20%	5.30%
Rate of increase for future compensation	N/A	N/A	3.50%	3.50%	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50%	N/A	N/A	N/A	N/A

C. Changes in Benefit Obligations and Plan Assets:

	QDBP		SERP*		PRBP
(dollars in thousands)	2011	2010	2011	2010	2011	2010
Change in benefit obligations
Benefit obligation at January 1	$32,574	$30,540	$4,326	$4,339	$998	$930
Service cost	—	—	230	185	—	—
Interest cost	1,708	1,722	248	224	48	58
Plan participants contribution	—	—	—	—	21	13
Actuarial (gain) loss	5,458	1,852	1,204	(278)	9	164
Benefits paid	(1,684)	(1,540)	(146)	(144)	(163)	(167)

Benefit obligation at December 31	$38,056	$32,574	$5,862	$4,326	$913	$998

Change in plan assets
Fair value of plan assets at January 1	$30,395	$28,745	$—	$—	$—	$—
Actual return (loss) on plan assets	(416)	3,190	—	—	—	—
Employer contribution	10,000	—	146	144	142	154
Plan participants’ contribution	—	—	—	—	21	13
Benefits paid	(1,684)	(1,540)	(146)	(144)	(163)	(167)

Fair value of plan assets at December 31	$38,295	$30,395	$—	$—	$—	$—

Funded status at year end (plan assets less benefit obligations)	$239	$(2,179)	$(5,862)	$(4,326)	$(913)	$(998)

Amounts included in the consolidated balance sheet as other assets (liabilities) and accumulated other comprehensive income including the following:
Prepaid benefit cost/(accrued liability)	$17,131	$7,524	$(3,162)	$(2,698)	$(265)	$(312)
Net actuarial loss	(16,892)	(9,703)	(1,763)	(608)	(622)	(689)
Prior service cost	—	—	(937)	(1,020)	—	55
Unrecognized net initial obligation	—	—	—	—	(26)	(52)

Net amount recognized	$239	$(2,179)	$(5,862)	$(4,326)	$(913)	$(998)

*	Includes SERP I and SERP II which are combined for disclosure purposes.

D. The following tables provide the components of net periodic pension costs for the years ended December 31:

QDBP Net Periodic Pension Cost

(dollars in thousands)	2011	2010	2009
Service cost	$—	$—	$—
Interest cost	1,708	1,722	1,738
Expected return on plan assets	(2,214)	(2,099)	(1,905)
Amortization of prior service cost	—	—	—
Amortization of net actuarial loss	899	768	945
Curtailment	—	—	—

Net periodic pension cost	$393	$391	$778

SERP Net Periodic Pension Cost

(dollars in thousands)	2011	2010	2009
Service cost	$230	$185	$194
Interest cost	248	224	215
Amortization of prior service cost	82	87	120
Amortization of net actuarial loss	49	26	26

Net periodic pension cost	$609	$522	$555

PRBP Net Periodic Pension Cost

(dollars in thousands)	2011	2010	2009
Service cost	$—	$—	$—
Interest cost	48	58	59
Settlement	—	—	—
Amortization of transition obligation	26	26	26
Amortization of prior service cost	(55)	(138)	(138)
Amortization of net actuarial loss	77	86	77

Net periodic pension cost	$96	$32	$24

E. Plan Assets:

	Asset Allocation Range	Percentage of QDBP Plan Assets at December 31
		2011	2010
Asset Category
Equity securities*	50% —65%	45%	63%
Debt securities	30% —45%	29%	37%
Cash reserves**	1% —5%	26%	—

Total		100%	100%

*	Includes Bryn Mawr Bank Corporation common stock in the amount of $614 thousand or 1.6% and $550 thousand or 1.8% at December 31, 2011 and 2010, respectively.
**	Cash reserves and other categories are out of policy range due to a $10 million cash contribution made at the end of 2011 that had not been fully invested as of December 31, 2011

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

The following table summarizes the assets of the Pension Plan at December 31, 2011 determined by using three broad levels of inputs. See Note 14 for description of levels.

The fair value of the pension assets measured on a recurring basis as of December 31, 2011:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$10,047	$10,047	$—	$—
Obligations of U.S. Treasury	517	—	517	—
Obligations of U.S. Government and agencies	722	—	722	—
Common stocks	614	614	—	—
Equity – mutual funds	16,653	16,653	—	—
Bond – mutual funds	9,742	9,742	—	—

Total assets measured on a recurring basis at fair value	$38,295	$37,056	$1,239	$—

The fair value of the pension assets measured on a recurring basis as of December 31, 2010:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash	$11	$11	$—	$—
Obligations of U.S. Treasury	530	—	530	—
Obligations of U.S. Government and agencies	1,743	—	1,743	—
Corporate bonds	352	—	352	—
Common stocks	550	550	—	—
Equity – mutual funds	19,103	19,103	—	—
Bond – mutual funds	7,919	7,919	—	—
Money market – mutual funds	187	187	—	—

Total assets measured on a recurring basis at fair value	$30,395	$27,770	$2,625	$—

F. Cash Flows

The following benefit payments, which reflect expected future services, are expected to be paid over the next ten years:

(dollars in thousands)	QDBP	SERP	PRBP
Fiscal year ending
2012	$1,752	$146	$141
2013	1,813	146	128
2014	1,820	150	116
2015	1,947	214	105
2016	1,970	216	94
2017-2021	$10,280	$1,055	$326

G. Other Pension and Post Retirement Benefit Information

In 2005, the Corporation placed a cap on the future annual benefit payable through the PRBP. This cap is equal to 120% of the 2005 annual benefit.

H. Expected Contribution to be Paid in the Next Fiscal Year

Based on the status of the Corporation’s QDBP at December 31, 2011, no minimum funding requirement is anticipated for 2012. The 2012 expected contribution for the SERP is $146 thousand.

17. INCOME TAXES

A. Components of Net Deferred Tax Asset:

	December 31,
(dollars in thousands)	2011	2010
Deferred tax assets:
Loan and lease loss reserve	$5,817	$5,194
Other reserves	977	2,467
Net operating loss carry-forward	2,568	2,707
Alternative minimum tax credits	568	568
Amortizing fair value adjustments, FKF Merger	3,848	3,539
Defined benefit plans	8,284	5,259

Total deferred tax asset	22,062	19,734

Deferred tax liabilities:
Other reserves	(26)	(258)
QDBP	(5,996)	(2,634)
Originated MSRs	(1,414)	(1,724)
Unrealized appreciation on investment securities	(964)	(567)

Total deferred tax liability	(8,400)	(5,183)

Total net deferred tax asset	$13,662	$14,551

Not included in the table above are deferred tax assets related to state tax net operating losses related to our leasing subsidiary of approximately $175 thousand as of December 31, 2011, for which we have recorded a full valuation allowance. Also, as of December 31, 2011, the Corporation has a $530 thousand capital loss carry-forward, for which it has recorded a 100% valuation allowance, due to the Corporation’s limited access to instruments that would produce an offsetting capital gain.

B. The provision for income taxes consists of the following:

(dollars in thousands)	2011	2010	2009
Currently payable	$6,231	$4,790	$5,443
Deferred	3,370	(278)	57

Total	$9,601	$4,512	$5,500

C. Applicable income taxes differed from the amount derived by applying the statutory federal tax rate to income as follows:

(dollars in thousands)	2011	Tax Rate	2010	Tax Rate	2009	Tax Rate
Computed tax expense at statutory federal rate	$10,260	35.0%	$4,790	35.0%	$5,543	35.0%
Tax-exempt income	(395)	(0.8)%	(444)	(3.2)%	(300)	(1.9)%

Other, net	(264)	(1.4)%	166	1.2%	257	1.6%

Total income tax expense	$9,601	32.8%	$4,512	33.0%	$5,500	34.7%

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

There were no reserves for uncertain tax positions recorded during the twelve months ended December 31, 2011, 2010 or 2009

The Corporation is subject to income taxes in the U.S. federal jurisdiction, and in multiple state jurisdictions. The Corporation is no longer subject to U.S. federal income tax examination by tax authorities for the years before 2008.

The Corporation’s policy is to record interest and penalties on uncertain tax positions as income tax expense. No interest or penalties were accrued in 2011.

As of December 31, 2011, the Corporation has net operating loss carry-forwards for federal income tax purposes of $7.3 million which are available to offset future federal taxable income through 2030. In addition, the Corporation has alternative minimum tax credits of $568 thousand, which are available to reduce future federal regular income taxes over an indefinite period.

As a result of the July 1, 2010 Merger with FKF, the Corporation succeeded to certain tax bad debt reserves that existed at FKF as of June 30, 2010. As of December 31, 2011, the Corporation had unrecognized deferred income taxes of $2.5 million with respect to these reserves. These reserves could be recognized as taxable income and create a current and/or deferred tax liability at the income tax rates then in effect if one of the following conditions occurs: (1) the Corporation’s retained earnings represented by this reserve are used for distributions, in liquidation, or for any other purpose other than to absorb losses from bad debts; (2) the Corporation fails to qualify as a bank, as provided by the Internal Revenue Code; or (3) there is a change in federal tax law.

18. STOCK –BASED COMPENSATION

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

In connection with the Merger, 21,133 fully vested options which had been granted to former FKF employees were assumed by the Corporation.

The following table summarizes the remaining shares authorized to be granted for options, RSAs and PSAs:

	Shares Authorized for:
	Options Only	Options, RSAs or PSAs
Balance, December 31, 2008	10,189	180,482
Options granted – five year vesting	(10,189)	(158,993)
Options forfeited	—	17,500

Balance, December 31, 2009	—	38,989
Shares authorized – 2010 LTIP	—	445,002
Options authorized – FKF Merger	21,133	—
Options granted – fully vested	(21,133)	—
RSAs granted – four year cliff-vesting	—	(11,920)
PSAs granted – three year cliff-vesting	—	(60,767)
PSAs forfeited	—	500
Unexercised options expired	—	14,080
Balance, December 31, 2010	—	425,884
RSAs granted – four year cliff-vesting	—	(60,238)
PSAs granted – four year cliff-vesting	—	(17,085)
PSAs granted – three year cliff-vesting	—	(9,000)
Unexercised options expired	—	19,330
Unexercised options cancelled	—	19,464

Balance, December 31, 2011	—	378,355

B. Fair Value of Options Granted

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued during:

	2011	2010	2009
Expected dividend yield	—	3.24%	3.1%
Expected volatility of Corporation’s stock	—	45.7%	29.4%
Risk-free interest rate	—	1.5%	3.2%
Expected life in years	—	6.0	7.0
Weighted average fair value of options granted	—	$5.42	$4.42

The expected dividend yield is based on the company’s annual dividend amount as a percentage of the average stock price at the time of the grant. Expected life is equal to the mid-point of the average time to vest and the contractual term. Expected volatility of the Corporation’s stock is based on the historic volatility of the Corporation’s stock price. The risk-free interest rate is based on the zero-coupon U.S. Treasury interest rate ranging from one month to ten years and a period commensurate with the expected life of the option.

C. Other Stock Option Information – The following table provides information about options outstanding:

	For the Twelve Months Ended December 31,
	2011			2010			2009
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Options outstanding, beginning of period	993,710	$19.82	$4.44	1,012,896	$19.75	$4.41	901,814	$19.70	$4.31
Granted	—	—	—	21,133	$13.35	$5.42	169,182	$18.27	$4.42
Forfeited	(16,320)	$20.94	$4.79	(14,080)	$21.53	$4.87	—	—	—
Expired	(32,330)	$21.87	$5.04	—	—	—	(17,500)	$19.50	$4.25
Exercised	(68,590)	$14.08	$2.79	(26,239)	$10.97	$3.14	(40,600)	$12.68	$2.45

Options outstanding, end of period	876,470	$20.17	$4.49	993,710	$19.82	$4.45	1,012,896	$19.75	$4.41

The following table provides information related to options as of December 31, 2011:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Remaining Contractual Life	Number Exercisable At 12/31/10	Remaining Contractual Life	Weighted Average Exercise Price
$10.36 - $10.75	5,330	6.89 yrs	5,330	6.89 yrs	$10.36
$15.16 - $17.00	26,000	0.29 yrs	26,000	0.29 yrs	$16.25
$17.01 - $18.91	398,982	4.22 yrs	307,223	3.30 yrs	$18.50
$18.92 - $20.00	7,219	1.75 yrs	7,219	1.75 yrs	$19.47
$20.01 - $21.00	85,000	2.31 yrs	85,000	2.31 yrs	$20.47
$21.01 - $22.00	229,925	4.60 yrs	208,375	4.51 yrs	$21.55
$22.01 - $24.27	124,014	6.17 yrs	78,808	6.07 yrs	$24.11

	876,470	4.29 yrs	717,955	3.74 yrs	$20.10

The following table provides information about unvested options:

	For the Twelve Months Ended December 31,
	2011		2010		2009
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested options, beginning of period	249,574	$4.76	350,076	$4.78	237,172	$5.15
Granted	—	—	21,133	$5.42	169,182	$4.42
Vested	(74,739)	$4.82	(107,405)	$4.96	(56,278)	$5.22
Forfeited	(16,320)	$4.79	(14,230)	$4.87	—	—

Unvested options, end of period	158,515	$4.73	249,574	$4.76	350,076	$4.78

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

	For the Twelve Months Ended December 31,
(dollars in thousands)	2011	2010	2009
Proceeds from strike price of value of options exercised	$966	$288	$514
Related tax benefit recognized	141	60	66

Proceeds of options exercised	$1,107	$348	$580

Intrinsic value of options exercised	$444	$460	$690

The following table provides information about options outstanding and exercisable options:

	As of December 31,
	2011		2010		2009
	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options	Options Outstanding	Exercisable Options
Number	876,470	717,955	993,710	744,136	1,013,396	663,320
Weighted average exercise price	$20.17	$20.10	$19.82	$19.52	$19.75	$19.15
Aggregate intrinsic value	$549,495	$437,549	$260,320	$260,320	$167,536	$167,536
Weighted average contractual term	4.3 yrs	3.7 yrs	5.0 yrs	4.0 yrs	6.1 yrs	4.6 yrs

The unamortized stock based compensation expense on stock options at December 31, 2011 was $467 thousand which will be recognized over the next 25 months.

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

During 2011, the Corporation recognized $131 thousand of expense related to the Corporation’s RSAs. As of December 31, 2011, there was $526 thousand of unrecognized compensation cost related to RSAs. This cost will be recognized over a weighted average period of 3.3 years.

The following table details the RSAs for the twelve month periods ended December 31, 2011, 2010 and 2009:

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010		Twelve Months Ended December 31,2009
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance	11,920	$16.78	—	—	—	—
Granted	26,085	$18.50	11,920	$16.78
Vested	(2,980)	$16.78	—	—	—	—
Forfeited	—	—	—	—	—	—

Ending balance	35,025	$18.06	11,920	$16.78	—	—

The compensation expense for PSAs is measured based on the grant date fair value as calculated using the Monte Carlo Simulation. The Simulation used various assumptions that include expected volatility of 52.42%, a risk free rate of return of 0.32% and a correlation co-efficient of 0.6531%

The Corporation recognized $382 thousand of expense related to the PSAs in 2011. As of December 31, 2011 there was $689 thousand of unrecognized compensation cost related to PSAs. This cost will be recognized over a weighted average period of 2.2 years.

The following table details the PSAs for the twelve month periods ending December 31, 2011, 2010 and 2009:

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010		Twelve Months Ended December 31,2009
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance	60,267	$9.64	—	—	—	—
Granted	60,238	$10.07	60,767	$9.64	—	—
Vested	—		—		—	—
Forfeited	(3,144)	$9.64	(500)	$9.64	—	—

Ending balance	117,361	$9.86	60,267	$9.64	—	—

19. Earnings Per Share

The calculation of basic earnings per share and diluted earnings per share is presented below:

(dollars in thousands, except per share data)	Year Ended December 31,
	2011	2010	2009
Numerator—Net income available to common shareholders	$19,713	$9,174	$10,337

Denominator for basic earnings per share – Weighted average shares outstanding	12,746,346	10,765,657	8,732,004
Effect of dilutive potential common shares	82,313	12,312	16,719

Denominator for diluted earnings per share – Adjusted weighted average shares outstanding	12,828,659	10,777,969	8,748,723

Basic earnings per share	$1.55	$0.85	$1.18
Diluted earnings per share	$1.54	$0.85	$1.18
Antidulitive shares excluded from computation of average dilutive earnings per share	941,005	941,079	806,396

All weighted average shares, actual shares and per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits. See Note 1-P – “Summary of Significant Accounting Policies: Earnings Per Common Share” for a discussion on the calculation of earnings per share.

20. OTHER OPERATING INCOME

Components of other operating income for the indicated years ended December 31 include:

(dollars in thousands)	2011	2010	2009
Merchant interchange fees	$559	$360	$248
Commissions and fees	468	396	372
Safe deposit box rentals	407	365	334
Insurance commissions	403	386	394
Other investment income	244	195	133
Title insurance income	119	207	355
Rent income	116	167	222
Miscellaneous other income	1,181	525	700

Other operating income	$3,497	$2,601	$2,758

21. OTHER OPERATING EXPENSE

Components of other operating expense for the indicated years ended December 31 include:

(dollars in thousands)	2011	2010	2009
Information technology	$1,518	$1,376	$846
Loan processing	1,114	1,040	1,049
Other taxes	973	728	650
Temporary help and recruiting	712	570	379
Telephone	514	455	371
Travel and entertainment	507	410	360
Stationary and supplies	496	400	323
Postage	415	370	351
Director fees	359	331	311
Portfolio maintenance	313	242	200
Dues and subscriptions	287	244	218
Contributions	279	259	252
Insurance	277	253	248
Miscellaneous other expense	1,628	1,094	581

Other operating expense	$9,392	$7,772	$6,139

22. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank granted loans to principal officers, directors and their affiliates. Loan activity during 2011 and 2010 was as follows:

Following is a summary of these transactions:

(dollars in thousands)	2011	2010
Balance, January 1	$6,117	$4,472
Additions	—	2,232
Amounts collected	(113)	(587)

Balance, December 31	$6,004	$6,117

Related party deposits amounted to $961 thousand and $917 thousand at December 31, 2011 and 2010, respectively.

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

Commitments to extend credit, which include unused lines of credit and unfunded commitments to originate loans, are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments are expected to expire without being drawn upon, and the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit at December 31, 2011 were $353.0 million. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on a credit evaluation of the counterparty. Collateral varies but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to a customer for a third party. Such standby letters of credits are issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is similar to that involved in extending loan facilities to customers. The collateral varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, and residential real estate for those commitments for which collateral is deemed necessary. The Corporation’s obligation under standby letters of credit as of December 31, 2011 amounted to $20.5 million. There were no outstanding bankers’ acceptances as of December 31, 2011.

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

Indemnifications

In general, the Corporation does not sell loans with recourse, except to the extent that it arises from standard loan-sale contract provisions. These provisions cover violations of representations and warranties and, under certain circumstances, first payment default by borrowers. These indemnifications may include the repurchase of loans by the Corporation, and are considered customary provisions in the secondary market for conforming mortgage loan sales. For the twelve months ended December 31, 2011, 2010 and 2009, the Corporation recorded an immaterial amount of loan repurchases resulting from these provisions.

Concentrations of Credit Risk

The Corporation has a material portion of its loans in real estate related loans. A predominant percentage of the Corporation’s real estate exposure, both commercial and residential, is in the Corporation’s primary trade area which includes portions of Delaware, Chester, Montgomery and Philadelphia counties in Southeastern Pennsylvania. The Corporation is aware of this concentration and attempts to mitigate this risk to the extent possible in many ways, including the underwriting and assessment of borrower’s capacity to repay. See Note 5 – “Loans and Leases” for additional information.

As of December 31, 2011, the Corporation had no loans sold with recourse outstanding.

24. DIVIDEND RESTRICTIONS

The Bank is subject to the Pennsylvania Banking Code of 1965 (the “Code”), as amended, and is restricted in the amount of dividends that can be paid to its sole shareholder, the Corporation. The Code restricts the payment of dividends by the Bank to the amount of its net income during the current calendar year and the retained net income of the prior two calendar years, unless the dividend has been approved by the Board of Governors of the Federal Reserve System. The total retained net income for the years ended December 31, 2010 and 2011 was $14.8 million. Accordingly, the dividend payable by the Bank to the Corporation is limited to $14.8 million plus net income earned in 2012. However, the amount of dividends paid by the Bank may not reduce capital levels below levels that would cause the Bank to be considered less than adequately capitalized as detailed in Note 25 – “Regulatory Capital Requirements”.

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

In addition to the shares issued through the Plan above, on May 18, 2010, through a registered direct stock offering, the Corporation issued 1,548,167 common shares, at a price of $17.00 per share, raising $24.6 million after deducting placement agent’s fees and other offering expenses of $1.7 million.

On July 20, 2009, the Corporation filed with the Securities and Exchange Commission a prospectus supplement in order to register 850,000 common shares of its stock, under the Shelf Registration Statement in connection with a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows for the grant of a request for waiver (“RFW”) above the Plan maximum investment of $120 thousand per account per year. An RFW is granted based on a variety of factors, including the Corporation’s current and projected capital needs, prevailing market prices of the Corporation’s common stock and general economic and market conditions.

The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. For the twelve months ended December 31, 2011 and 2010, the Corporation issued 448,377 and 119,175 shares, respectively, and raised $8.3 million and $2.0 million, respectively, through the Plan.

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

D. Shares Issued in Mergers and Acquisitions

In connection with the Acquisition of PWMG, the Corporation issued 322,101 common shares, valued at $6.7 million, to former shareholders of PWMG. These shares were registered on an S-3 registration statement filed by the Corporation in September 2011.

In connection with the Merger with FKF, the Corporation issued 1,630,053 common shares, valued at $26.5 million, to former shareholders of FKF. These shares were registered on an S-4 registration statement filed by the Corporation in January 2010.

E. Regulatory Capital Ratios

As set forth in the following table, quantitative measures have been established to ensure capital adequacy ratios required of both the Corporation and the Bank. Both the Corporation’s and the Bank’s Tier II capital ratios are calculated by adding back a portion of the loan loss reserve to the Tier I capital. The Corporation believes that as of December 31, 2011 and 2010, the Corporation and the Bank had met all capital adequacy requirements to which they were subject. Federal banking regulators have defined specific capital categories, and categories range from a best of “well capitalized” to a worst of “critically under capitalized.” Both the Corporation and the Bank were classified as “well capitalized” as of December 31, 2011 and 2010.

See Note 16 – “Pension and Postretirement Benefit Plans” for certain information relating to accumulated other comprehensive income.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2011 and 2010 are presented in the following table:

	Actual		Minimum to be Well Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio
December 31, 2011
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$189,447	13.83%	$136,948	10%
Bank	196,090	14.37%	136,481	10%
Tier I Capital to Risk Weighted Assets:
Corporation	154,171	11.26%	82,169	6%
Bank	160,814	11.78%	81,899	6%
Tier I Capital to Quarterly Average Assets:
Corporation	154,171	8.97%	85,955	5%
Bank	160,814	9.37%	85,854	5%

December 31, 2010
Total (Tier II) Capital to Risk Weighted Assets:
Corporation	$186,657	13.71%	$136,142	10%
Bank	182,587	13.47%	135,556	10%
Tier I Capital to Risk Weighted Assets:
Corporation	153,806	11.30%	81,685	6%
Bank	149,742	11.05%	81,334	6%
Tier I Capital to Quarterly Average Assets:
Corporation	153,806	8.85%	86,926	5%
Bank	149,742	8.62%	86,828	5%

26.SELECTED QUARTERLY FINANCIAL DATA1 (UNAUDITED)

	Quarters Ended 2011
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$18,226	$18,851	$18,672	$18,690
Interest expense	2,819	3,052	3,018	2,772

Net interest income	15,407	15,799	15,654	15,918
Provision for loan and lease losses	1,285	1,919	1,828	1,056
Other income	7,210	8,165	9,276	9,499
Other expense	14,197	14,869	15,985	16,475

Income before income taxes	7,135	7,176	7,117	7,886
Tax expense	2,419	2,371	2,095	2,716

Net income.	$4,716	$4,805	$5,022	$5,170

Basic earnings per common share	$0.38	$0.38	$0.39	$0.40
Diluted earnings per common share	$0.38	$0.38	$0.39	$0.40
Dividend declared	$0.15	$0.15	$0.15	$0.15

	Quarters Ended 2010
(dollars in thousands, except per share data)	3/31	6/30	9/30	12/31
Interest income	$13,894	$13,824	$18,473	$18,605
Interest expense	2,777	2,773	3,691	3,405

Net interest income	11,117	$11,051	$14,782	$15,200
Provision for loan and lease losses	3,113	994	4,236	1,511
Other income	7,159	5,890	7,053	9,273
Other expense	11,753	12,103	19,372	14,764

Income (loss) before income taxes	3,410	3,844	(1,766)	8,198
Tax expense (benefit)	1,187	1,438	(746)	2,633

Net income (loss)	$2,223	$2,406	$(1,020)	$5,565

Basic earnings per common share	$0.25	$0.25	$(0.08)	$0.46
Diluted earnings per common share	$0.25	$0.25	$(0.08)	$0.46
Dividend declared	$0.14	$0.14	$0.14	$0.14

[1]	Earnings per share is computed independently for each period shown. As a result, the sum of the quarters may not equal the total earnings per share for the year.

27. PARENT COMPANY-ONLY FINANCIAL STATEMENTS

The condensed financial statements of the Corporation (parent company only) are presented below. These statements should be read in conjunction with the Notes to the Consolidated Financial Statements.

A. Condensed Balance Sheets

(dollars in thousands)	2011	2010
Assets:
Cash	$4,402	$4,208
Investment securities	—	256
Investments in subsidiaries, at equity in net assets	192,954	169,296
Premises and equipment, net	2,779	2,877
Goodwill	245	457
Other assets	2,084	1,910

Total assets	$202,464	$179,004

Liabilities and shareholders’ equity:
Borrowings	$13,691	$2,001
Jr. subordinated debentures	—	12,029
Accrued interest payable	—	1,239
Accrued taxes payable	—	41
Other liabilities	2,860	2,276

Total liabilities	$16,551	$17,586

Common stock, par value $1, authorized 100,000,000 shares issued 16,103,981 shares and 15,109,718 shares as of December 31, 2011 and 2010, respectively, and outstanding 13,194,439 shares and 12,195,240 shares as of December 31, 2011 and 2010, respectively	$16,104	$15,110
Paid-in capital in excess of par value	84,425	68,398
Less common stock in treasury, at cost—2,909,542 shares and 2,914,478 shares as of December 31, 2011 and 2010, respectively	(29,833)	(29,881)
Accumulated other comprehensive loss, net of deferred income taxes benefit	(11,365)	(6,757)
Retained earnings	126,582	114,548

Total shareholders’ equity	$185,913	$161,418

Total liabilities and shareholders’ equity	$202,464	$179,004

B. Condensed Statements of Income

	Twelve Months Ended December 31,
(dollars in thousands)	2011	2010	2009
Dividends from subsidiaries	$9,650	$4,900	$1,204
Interest and other income	2,644	1,569	1,012

Total operating income	12,294	6,469	2,216
Expenses	2,636	1,711	918

Income before equity in undistributed income of subsidiaries	9,658	4,758	1,298
Equity in undistributed income of subsidiaries	10,058	4,368	9,071

Income before income taxes	19,716	9,126	10,369
Income tax expense (benefit)	3	(48)	32

Net income	$19,713	$9,174	$10,337

C. Condensed Statements of Cash Flows

	Twelve Months Ended December 31,
(dollars in thousands)	2011	2010	2009
Operating activities:
Net Income	$19,713	$9,174	$10,337
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(10,058)	(4,368)	(9,071)
Depreciation and amortization	105	102	98
Net gain on sale of available for sale securities	(38)	(50)	—
Stock-based compensation cost	876	539	386
Net accretion of fair value adjustments	(55)	(78)	—
Other, net	110	31	(159)

Net cash provided by operating activities	10,653	5,350	1,591

Investing Activities:
Proceeds from sale of available for sale securities	282	450	—
Acquisitions, net of cash acquired	(13,367)	(4,565)	—
Sale of subsidiary	18,411	—	—
Investment in subsidiaries	(17,200)	(21,761)	660

Net cash used by investing activities	(11,874)	(25,876)	660

Financing activities:
Dividends paid	(7,679)	(5,916)	(4,892)
Change in other borrowings	11,690	(62)	2,062
Decrease in junior subordinated debt	(12,028)	—	—
Repurchase of treasury stock	—	—	(42)
Proceeds from issuance of common stock	8,325	26,688	3,660
Tax benefit on exercise of stock option	141	60	66
Proceeds from exercise of stock options	966	288	514

Net cash provided by financing activities	1,415	21,058	1,368

Change in cash and cash equivalents	194	532	3,619
Cash and cash equivalents at beginning of year	4,208	3,676	57

Cash and cash equivalents at end of year	$4,402	$4,208	$3,676

28. SEGMENT INFORMATION

FASB Codification 280 – “Segment Reporting” identifies operating segments as components of an enterprise which are evaluated regularly by the Corporation’s Chief Operating Decision Maker, our Chief Executive Officer, in deciding how to allocate resources and assess performance. The Corporation has applied the aggregation criterion set forth in this codification to the results of its operations.

The Corporation’s Banking segment consists of commercial and retail banking. The Banking segment is evaluated as a single strategic unit which generates revenues from a variety of products and services. The Banking segment generates interest income from its lending (including leases) and investing activities and is dependent on the gathering of lower cost deposits from its branch network or borrowed funds from other sources for funding its loans, resulting in the generation of net interest income. The Banking segment also derives revenues from other sources including gains on the sale in available for sale investment securities, gains on the sale of residential mortgage loans, service charges on deposit accounts, cash sweep fees, overdraft fees, BOLI income and interchange revenue associated with its Visa Check Card offering.

The Wealth Management segment has responsibility for a number of activities within the Corporation, including trust administration, other related fiduciary services, custody, investment management and advisory services, employee benefits and IRA administration, estate settlement, tax services and brokerage. Bryn Mawr Trust of Delaware and Lau Associates are included in the Wealth Management Segment of the Corporation since they have similar economic characteristics, products and services to those of the Wealth Management division of the Corporation.

The accounting policies of the Corporation are applied by segment in the following tables. The segments are presented on a pre-tax basis which is the way the Corporation evaluates business results.

The following table details the Corporation’s segments.

Segment information for the years ended or as of December 31:

	2011			2010			2009
(dollars in thousands)	Banking	Wealth Management	Consolidated	Banking	Wealth Management	Consolidated	Banking	Wealth Management	Consolidated
Net interest income	$62,771	$7	$62,778	$52,141	$9	$52,150	$40,781	$12	$40,793
Less: loan loss provision	6,088	—	6,088	9,854	—	9,854	6,884	—	6,884

Net interest income after loan loss provision	56,683	7	56,690	42,287	9	42,296	33,897	12	33,909

Other income:
Fees for wealth management services	—	21,669	21,669	—	15,499	15,499	—	14,178	14,178
Service charges on deposit accounts	2,495	—	2,495	2,307	—	2,307	1,951	—	1,951
Loan servicing and other fees	1,824	—	1,824	1,626	—	1,626	1,387	—	1,387
Net gain on sale of loans	2,517	—	2,517	4,718	—	4,718	6,012	—	6,012
Net gain on sale of available for sale securities	1,783	—	1,783	2,472	—	2,472	1,923	—	1,923
Net gain on sale of trading securities	—	—	—	—	—	—	255	—	255
Net gain (loss) on sale of other real estate owned	(97)	—	(97)	(114)	—	(114)	6	—	6
BOLI income	462	—	462	266	—	266	—	—	—
Other operating income	3,481	16	3,497	2,636	(25)	2,601	2,703	55	2,758

Total other income	12,465	21,685	34,150	13,901	15,474	29,375	14,237	14,233	28,470

Other expenses:
Salaries & wages	20,016	8,068	28,084	17,804	7,025	24,829	15,578	6,697	22,275
Employee benefits	4,837	2,052	6,889	4,424	1,560	5,984	4,124	1,454	5,578
Occupancy & equipment	7,658	1,027	8,685	6,283	752	7,035	5,196	848	6,044
Amortization of intangible assets	324	1,166	1,490	176	308	484	—	308	308
Professional fees	2,156	155	2,311	1,975	165	2,140	1,791	217	2,008
Other operating expenses	12,064	2,003	14,067	16,286	1,227	17,513	9,307	1,022	10,329

Total other expenses	47,055	14,471	61,526	46,948	11,037	57,985	35,996	10,546	46,542

Segment profit	22,093	7,221	29,314	9,241	4,445	13,686	12,138	3,699	15,837
Intersegment (revenues) expenses*	(337)	337	—	(96)	96	—	(187)	187	—

Pre-tax segment profit after eliminations	$21,756	$7,558	$29,314	$9,145	$4,541	$13,686	$11,951	$3,886	$15,837

% of segment pre-tax profit after eliminations	74.2%	25.8%	100%	66.8%	33.2%	100%	75.5%	24.5%	100.0%

Segment assets (dollars in millions)	$1,740.4	$34.5	$1,774.9	$1,716.9	$14.9	$1,731.8	$1,225.9	$12.9	$1,238.8

Assets under management, administration, supervision and brokerage (dollars in millions)		$4,831.6			$3,412.9			$2,871.2

*	Intersegment revenues consist of rental payments, insurance commissions and management fees.

29. SUBSEQUENT EVENTS

On February 3, 2012, the Corporation entered into a definitive stock purchase agreement (the “Agreement”) to acquire Davidson Trust Company (“DTC”) from Boston Private Financial Holdings, Inc. and members of DTC’s management group for a total purchase price of up to $10.5 million, of which $7.35 million is to be paid at closing in cash and up to $3.15 million is to be paid in cash installments on the 6-, 12- and 18-month anniversaries of the date of closing, subject to certain post-closing contingencies relating to DTC’s assets under management.

The acquisition of DTC is expected to close in the second quarter of 2012, subject to certain conditions and regulatory approvals.

For more information related to the Agreement, refer to the Corporation’s filing with the SEC on Form 8-K, dated February 7, 2012.

PRICE RANGE OF SHARES

	2011			2010
	High-Low Quotations			High-Low Quotations
Quarter	High Bid	Low Bid	Dividend Declared	High Bid	Low Bid	Dividend Declared
1st	$21.45	$16.85	$0.15	$18.94	$14.00	$0.14
2nd	$21.24	$19.11	$0.15	$19.74	$15.00	$0.14
3rd	$21.06	$16.02	$0.15	$18.64	$16.00	$0.14
4th	$19.76	$15.19	$0.15	$17.80	$15.13	$0.14

The approximate number of holders of record of common stock as of December 31, 2011 was 584.

The shares are traded on the NASDAQ Global Market System under the symbol BMTC. The price information was obtained from NASDQ, IDC.

Bryn Mawr Bank Corporation

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Bryn Mawr Bank Corporation	100.00	99.09	89.25	69.20	82.70	95.28
NASDAQ Market Index	100.00	110.66	66.42	96.54	114.06	113.16
SNL Bank and Thrift	100.00	76.26	43.85	43.27	48.30	37.56
SNL Mid-Atlantic Bank	100.00	75.62	41.66	43.85	51.16	38.43

Source : SNL Financial LC, Charlottesville, VA

© 2012

www.snl.com